As filed with the Securities and Exchange Commission on October 8, 2024
Registration No. 333-276525

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REVELYST, INC.
(Exact name of registrant as specified in its charter)

3949	Delaware	88-3763984
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
P.O. Box 1411
Providence, RI 02901
(763) 433-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jung Choi
General Counsel
Revelyst, Inc.
P.O. Box 1411
Providence, RI 02901
(763) 433-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Ehrich Co-General Counsel and Corporate Secretary Jung Choi Co-General Counsel and Corporate Secretary Vista Outdoor Inc. 1 Vista Way Anoka, MN 55303 (763) 433-1000	Craig F. Arcella Aaron M. Gruber Bethany A. Pfalzgraf Cravath, Swaine & Moore LLP 375 Ninth Avenue New York, NY 10001 (212) 474-1000	David Kolacek Nigel Wellings Alexandra Wilde David Stringer Clifford Chance Prague LLP Jungmannova Plaza Jungmannova 745/24 110 00 Prague 1 Czech Republic +420222555222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Revelyst, Inc. is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-276525), filed initially with the U.S. Securities and Exchange Commission (“SEC”) on January 16, 2024 and originally declared effective by the SEC on March 22, 2024, to include (a) information relating to the transactions contemplated by that certain (i) Agreement and Plan of Merger, dated as of October 4, 2024, by and among Vista Outdoor Inc., Revelyst, Inc. Cabin Ridge Inc. and Olibre LLC, (ii) that certain Amended and Restated Separation Agreement, dated as of October 4, 2024, by and between Vista Outdoor and Revelyst and (iii) that certain Amendment No. 6 to Agreement and Plan of Merger, dated as of October 4, 2024, by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s, (b) the audited historical combined financial statements of the Revelyst Business as of and for the fiscal year ended March 31, 2024 and the unaudited historical condensed combined financial statements of the Revelyst Business as of and for the fiscal period ended June 30, 2024, (c) the audited historical financial statements of Revelyst, Inc. as of and for the fiscal year ended March 31, 2024 and the unaudited historical condensed financial statements of Revelyst, Inc. as of and for the fiscal period ended June 30, 2024, (d) the audited historical financial statements of Vista Outdoor Inc. as of and for the fiscal year ended March 31, 2024 and the unaudited historical condensed financial statements of Vista Outdoor Inc. as of and for the fiscal period ended June 30, 2024 and (e) certain other related updates.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 8, 2024

PROSPECTUS FOR UP TO 59,059,950 SHARES OF COMMON STOCK OF REVELYST, INC.
MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT
Dear Vista Outdoor Stockholders:
On October 15, 2023, Vista Outdoor Inc. (“Vista Outdoor”) entered into an Agreement and Plan of Merger (as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024, September 12, 2024 and October 4, 2024 and as may be further amended from time to time, the “Merger Agreement”) with Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“Merger Sub Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Merger Sub Parent (“Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (“CSG”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement and the related transaction documents, the “Transaction”).
Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst simultaneously with the signing of the Merger Agreement (and amended and restated on October 4, 2024 as described below), Vista Outdoor will effect a separation pursuant to which, among other things, the businesses and operations of the Revelyst Outdoor Performance, Revelyst Adventure Sports and the Revelyst Precision Sports Technology reportable segments of Vista Outdoor (formerly comprising the Outdoor Products reportable segment of Vista Outdoor) (the “Revelyst Business”) will be separated from the other businesses and operations of Vista Outdoor (the “Sporting Products Business”) and transferred to Revelyst. Prior to the consummation of the Merger, (i) pursuant to a Subscription Agreement to be entered into between Merger Sub Parent and Vista Outdoor, Merger Sub Parent will contribute $2,225,000,000 (the “Base Purchase Price”), subject to purchase price adjustments for cash and net working capital, to Vista Outdoor in exchange for shares of common stock, par value $0.01 per share, of Vista Outdoor (the “Vista Outdoor Common Stock”) and (ii) immediately thereafter, Vista Outdoor will contribute the Base Purchase Price, subject to purchase price adjustments for cash, net working capital, debt, transaction expenses and taxes (the “Contribution Amount”) to Revelyst. The Contribution Amount will be increased if necessary to ensure that, immediately following such contribution and the deposit by Revelyst of the cash portion of the Merger Consideration (as defined below) with the exchange agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000. Following the completion of the foregoing, Merger Sub will merge with and into Vista Outdoor, with Vista Outdoor surviving the Merger and becoming a wholly owned subsidiary of Merger Sub Parent.
On the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the board of directors of Vista Outdoor (the “Vista Outdoor Board”), at the effective time of the Merger (the “Effective Time”), each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares (as defined in the Merger Agreement)) will be converted into the right to receive (a) one fully paid and non-assessable share of common stock, par value $0.01 per share, of Revelyst (“Revelyst Common Stock”) and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock (the “Merger Consideration”).
Following the closing of the Transaction, Vista Outdoor, holding only the Sporting Products Business, will be a wholly owned subsidiary of CSG. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction (as described below), Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company.
It is expected that there will be approximately [          ] shares of Revelyst Common Stock outstanding immediately after the consummation of the Transaction (based on approximately [          ] shares of Vista Outdoor Common Stock outstanding as of [          ], 2024). The actual number of shares of Revelyst Common Stock will depend on the total number of shares of Vista Outdoor Common Stock outstanding immediately prior to the Effective Time. Revelyst intends to file an application to list the Revelyst Common Stock on the New York Stock Exchange under the ticker symbol “GEAR”.
On October 4, 2024, Vista Outdoor entered into an Agreement and Plan of Merger (the “Revelyst Merger Agreement”) with Revelyst, Cabin Ridge Inc. (“SVP Merger Sub”) and Olibre LLC (“SVP Parent”), pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, following the consummation of the Merger and subject to the receipt of regulatory approvals and other customary closing conditions, SVP Merger Sub will be merged with and into Revelyst (holding only the Revelyst Business), with Revelyst surviving the merger as a wholly owned subsidiary of SVP Parent (the “Revelyst Merger” and, together with the other transactions contemplated by the Revelyst Merger Agreement and the related transaction documents, in each case as amended from time to time, the “Revelyst Transaction”). On the terms and subject to the conditions set forth in the Revelyst Merger Agreement, which has been approved by Vista Outdoor as the sole stockholder of Revelyst, at the effective time of the Revelyst Merger (the “Revelyst Merger Effective Time”), each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (including shares of Revelyst Common Stock received by Vista Outdoor stockholders as part of the Merger Consideration) (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive an amount in cash equal to the merger consideration calculated in accordance with the Revelyst Merger Agreement. At the time the Vista Outdoor stockholders grant their proxies or vote at the Special Meeting with respect to the Merger Proposal, they will not know the actual value of the consideration they will receive in connection with the Revelyst Merger. Management of Vista Outdoor estimates as of the date of this proxy statement/prospectus that, if the closing of the Revelyst Merger were to occur on December 31, 2024, the per share consideration payable to holders of Revelyst Common Stock in accordance with the Revelyst Merger Agreement would be approximately $19.25.
On October 4, 2024, in connection with the entry into the Revelyst Merger Agreement, Vista Outdoor and Revelyst amended and restated the Separation Agreement in its entirety to, among other things, reflect certain modifications negotiated among CSG and the parties to the Revelyst Merger Agreement.
The Vista Outdoor Board approved the Revelyst Merger Agreement after careful consideration and deliberation and determined that the Revelyst Merger Agreement is advisable and fair to and in the best interests of Vista Outdoor and the stockholders of Vista Outdoor. On October 4, 2024, following the execution and delivery of the Revelyst Merger Agreement, Vista Outdoor, in its capacity as sole stockholder of Revelyst, approved and adopted the Revelyst Merger Agreement at a meeting held for the purpose of obtaining such approval and adoption, in accordance with the DGCL and Revelyst’s organizational documents. No further action by any stockholder of Vista Outdoor or Revelyst is required under applicable law or the Revelyst Merger Agreement in connection with the Revelyst Merger Agreement or the consummation of the Revelyst Transaction. As a result, Vista Outdoor is not soliciting your vote for the approval and adoption of the Revelyst Merger Agreement and will not call a meeting of Vista Outdoor stockholders or, after the consummation of the Transaction, Revelyst stockholders for purposes of voting on the approval and adoption of the Revelyst Merger Agreement. However, Vista Outdoor stockholders are being asked to vote on the adoption of the Merger Agreement, and if the proposal to adopt the Merger Agreement is not approved by Vista Outdoor stockholders, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.
The accompanying proxy statement/prospectus constitutes a prospectus of Revelyst for the Revelyst Common Stock to be issued to Vista Outdoor stockholders in the Transaction as part of the Merger Consideration, as well as a proxy statement in connection with the special meeting (the “Special Meeting”) at which Vista Outdoor stockholders will be asked to consider and vote on the following matters:
•a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus (the “Merger Proposal”);
•a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger (the “Advisory Compensation Proposal”); and
•a proposal to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of Vista Outdoor Common Stock represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).
After careful consideration and deliberation, the Vista Outdoor Board approved the Merger Agreement and Vista Outdoor’s execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby.
The Vista Outdoor Board accordingly recommends that the Vista Outdoor stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. Vista Outdoor encourages you to read the accompanying proxy statement/prospectus and the annexes attached thereto, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 54 of the accompanying proxy statement/prospectus.

On behalf of the Vista Outdoor Board, thank you for your consideration and continued support.

Sincerely,

Eric Nyman
Co-Chief Executive Officer

Jason R. Vanderbrink
Co-Chief Executive Officer

Michael Callahan
Chair
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of the accompanying proxy statement/prospectus is [          ], 2024, and it is being mailed to Vista Outdoor stockholders on or about [          ], 2024.

NOTICE OF SPECIAL MEETING OF VISTA OUTDOOR STOCKHOLDERS
To Be Held on [          ], 2024
Dear Vista Outdoor Stockholders:
We are pleased to convene a special meeting of stockholders (the “Special Meeting”) of Vista Outdoor Inc. (“Vista Outdoor”), which will be held on [          ], 2024 at 9:00 a.m., Central Time (CT), to consider and vote on the following matters:
•A proposal to adopt the Agreement and Plan of Merger, dated as of October 15, 2023 (as amended and as may be further amended from time to time, the “Merger Agreement”), among Vista Outdoor, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“Merger Sub Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Merger Sub Parent (“Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (“CSG”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement and the related transaction documents, the “Transaction”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus (the “Merger Proposal”);
•A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger (the “Advisory Compensation Proposal”); and
•A proposal to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of common stock, par value $0.01 per share, of Vista Outdoor (“Vista Outdoor Common Stock”) represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Advisory Compensation Proposal, the “Proposals”).
No business will be voted on at the Special Meeting except such items as are listed as voting items in the agenda above. Please refer to the accompanying proxy statement/prospectus for further information with respect to the items to be voted on at the Special Meeting.
Access:
The Special Meeting will not be held in person. In order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location at no cost, the Special Meeting will be held virtually on the Internet via a live audio webcast only. Stockholders who wish to attend the virtual Special Meeting on [          ], 2024 may access the meeting via the following link:
www.virtualshareholdermeeting.com/VSTO2024SM
Stockholders accessing the link will then be prompted to enter the 16-digit control number included in their proxy card, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”). Once admitted to the Special Meeting, stockholders will be able to vote their shares electronically and submit any questions during the meeting.
Record Date:
October 18, 2024 is the record date for the Special Meeting.

Voting by Proxy:
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the virtual Special Meeting, we encourage you to read the accompanying proxy statement/prospectus and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Questions and Answers about the Special Meeting and Voting” beginning on page 19 of the accompanying proxy statement/prospectus or your enclosed proxy card or voting instruction card. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the accompanying proxy statement/prospectus.
After careful consideration and deliberation, the board of directors of Vista Outdoor (the “Vista Outdoor Board”) approved the Merger Agreement and Vista Outdoor’s execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby. The Vista Outdoor Board accordingly recommends that the Vista Outdoor stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For more information regarding the recommendations of the Vista Outdoor Board, see “The Transactions—Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transactions” beginning on page 131 of the accompanying proxy statement/prospectus.
Vista Outdoor encourages you to read the accompanying proxy statement/prospectus and the annexes attached thereto, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 54 of the accompanying proxy statement/prospectus. If you have any questions concerning the Proposals, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Vista Outdoor Common Stock, please contact Vista Outdoor’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
+1 (877) 750-9499 (toll free)
+1 (212) 750-5833
(banks and brokers)

By Order and on behalf of the Vista Outdoor Board,

Jeffrey Ehrich
Co-General Counsel & Corporate Secretary
Vista Outdoor Inc.

Jung Choi
Co-General Counsel & Corporate Secretary
Vista Outdoor Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Vista Outdoor is subject to the information and reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and, in accordance with the Exchange Act, Vista Outdoor files periodic reports (including annual, quarterly and current reports that may contain audited financial statements), proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”).
Copies of Vista Outdoor’s filings with the SEC are available to investors without charge by request made to Vista Outdoor in writing or by telephone with the following contact information:
Investor Relations
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Phone: (612) 704-0147
E-mail: investor.relations@vistaoutdoor.com
TO RECEIVE TIMELY DELIVERY OF THESE MATERIALS, YOU MUST MAKE YOUR REQUESTS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING.
You may also obtain printer-friendly versions of Vista Outdoor’s SEC reports at www.vistaoutdoor.com. However, Vista Outdoor is not incorporating the information on Vista Outdoor’s website into this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part. Vista Outdoor’s filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov.
Revelyst is subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, Revelyst files periodic reports (including annual, quarterly and current reports that may contain audited financial statements), proxy statements and other information with the SEC. The registration statement of which this proxy statement/prospectus forms a part, including its exhibits, and the periodic reports, proxy statements and other information that Revelyst files electronically with the SEC are available for inspection and copying at the SEC’s website at www.sec.gov. You may also obtain printer-friendly versions of Revelyst’s SEC reports at Revelyst’s website, www.revelyst.com. However, Revelyst is not incorporating the information on Revelyst’s website into this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part.
If you have any questions about the Transaction or the Revelyst Transaction, please contact Vista Outdoor’s Investor Relations Department by written request to investor.relations@vistaoutdoor.com or by contacting the Investor Relations Department at:
Investor Relations
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Phone: (612) 704-0147
NONE OF VISTA OUTDOOR, REVELYST, CSG OR STRATEGIC VALUE PARTNERS (“SVP”) HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE TRANSACTION OR THE REVELYST TRANSACTION OR ABOUT VISTA OUTDOOR, REVELYST, CSG OR SVP THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR THE DOCUMENTS THAT VISTA OUTDOOR OR REVELYST PUBLICLY FILES WITH THE SEC. THEREFORE, NONE OF VISTA OUTDOOR, REVELYST, CSG OR SVP TAKES RESPONSIBILITY FOR, NOR CAN THEY PROVIDE ASSURANCES AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.
IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY
i

STATEMENT/PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU. IF YOU ARE IN A JURISDICTION WHERE SOLICITATIONS OF A PROXY ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE SOLICITATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.
THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. ANY STATEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS IS NOT NECESSARILY COMPLETE AND, IN EACH INSTANCE, REFERENCE IS MADE TO THE COPY OF THE APPLICABLE CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS FORMS A PART.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-276525) filed by Revelyst with the SEC to register under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the issuance of shares of Revelyst Common Stock to Vista Outdoor stockholders pursuant to the Merger Agreement. It constitutes:
•a proxy statement under Section 14(a) of the Exchange Act, and a notice of meeting and action to be provided to the Vista Outdoor stockholders in connection with the Special Meeting at which Vista Outdoor stockholders will consider and vote on each of the Proposals to give effect to the Transaction; and
•a prospectus of Revelyst under the Securities Act to be provided to the Vista Outdoor stockholders with respect to the shares of Revelyst Common Stock to be issued to Vista Outdoor stockholders in the Transaction as part of the Merger Consideration.
Pursuant to the instructions to Form S-4, the document which forms a part of this registration statement is also deemed filed pursuant to Vista Outdoor’s obligations under Regulation 14A in connection with the special meeting of Vista Outdoor stockholders to approve the Merger. Vista Outdoor has supplied all information contained in this proxy statement/prospectus relating to Vista Outdoor and Revelyst. CSG has supplied all information contained in this proxy statement/prospectus relating to CSG. Vista Outdoor and CSG have both contributed information relating to the Transaction. SVP has supplied all information contained in this proxy statement/prospectus relating to SVP. Vista Outdoor and SVP have both contributed information relating to the Revelyst Transaction.
As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or its exhibits. For further information pertaining to Revelyst and the shares of Revelyst Common Stock to be issued in connection with the Transaction, reference is made to that registration statement and its exhibits. Each statement contained in this proxy statement/prospectus is qualified in its entirety by reference to the underlying documents. You are encouraged to read the entire registration statement. You may obtain copies of the registration statement, including documents incorporated by reference into the registration statement (and any amendments to those documents), by following the instructions set forth in the section entitled “Where You Can Find Additional Information” beginning on page i.
Unless otherwise indicated or the context otherwise requires, any reference in this proxy statement/prospectus to:
•“Adjournment Proposal” means a proposal to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of Vista Outdoor Common Stock represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal;
•“Advisory Compensation Proposal” means a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger;
•“Ancillary Agreements” means any instruments, assignments, documents and agreements executed by Vista Outdoor and Revelyst (or the members of the Sporting Products Group and the Revelyst Group, as applicable) in connection with the implementation of the transactions contemplated by the Separation Agreement, excluding the Merger Agreement;
•“Appraisal Shares” means shares of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time and held by any person who is entitled to demand appraisal rights under Section 262 of the DGCL and has properly exercised and perfected their demand for appraisal of such shares of Vista Outdoor Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the

Effective Time, has neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL;
•“Base Purchase Price” means $2,225,000,000;
•“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America;
•“Closing” means the closing of the Merger;
•“Closing Date” means the date on which the Closing actually occurs;
•“Contribution” means the contribution by Vista Outdoor of the Contribution Amount to Revelyst, in exchange for Revelyst’s issuance of shares of Revelyst Common Stock to Vista Outdoor;
•“Contribution Amount” means the Base Purchase Price, subject to purchase price adjustments for cash, net working capital, debt, transaction expenses and taxes;
•“Contribution Amount Increase” means an increase to the Contribution Amount by an amount necessary to ensure that, immediately following such contribution and the deposit by Revelyst of the cash portion of the Merger Consideration with the Exchange Agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000;
•“CSG” means CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic;
•“Delaware Court of Chancery” means the Court of Chancery of the State of Delaware;
•“DGCL” means the Delaware General Corporation Law;
•“EBITDA” means earnings before interest, taxes, depreciation and amortization;
•“Effective Time” means the time the Merger becomes effective;
•“Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of October 15, 2023, by and between Vista Outdoor and Revelyst, as may be amended from time to time, a copy of which is attached as Annex C to this proxy statement/prospectus;
•“End Date” means December 11, 2024;
•“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
•“Fifth Merger Agreement Amendment” means that certain Amendment No. 5 to Agreement and Plan of Merger, dated September 12, 2024, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG;
•“First Merger Agreement Amendment” means that certain Amendment No. 1 to Agreement and Plan of Merger, dated May 27, 2024, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG;
•“Fourth Merger Agreement Amendment” means that certain Amendment No. 4 to Agreement and Plan of Merger, dated July 21, 2024, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG;
•“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•“Internal Transactions” means the series of internal transactions which Vista Outdoor and certain of Vista Outdoor’s subsidiaries will engage in pursuant to the terms of the Separation Agreement to separate the Revelyst Business from the Sporting Products Business;

•“Merger” means the merger of Merger Sub with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent;
•“Merger Agreement” means the Original Merger Agreement, as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment, the Fourth Merger Agreement Amendment, the Fifth Merger Agreement Amendment and the Sixth Merger Agreement Amendment and as may be further amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus;
•“Merger Consideration” means (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock;
•“Merger Proposal” means a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;
•“Merger Sub” means CSG Elevate III Inc., a Delaware corporation and a wholly owned subsidiary of Merger Sub Parent;
•“Merger Sub Parent” means CSG Elevate II Inc., a Delaware corporation and a wholly owned subsidiary of CSG;
•“NYSE” means the New York Stock Exchange;
•“Original Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 15, 2023, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and, solely for the purposes of specific provisions therein, CSG;
•“Original Separation Agreement” means that certain Separation Agreement, dated as of October 15, 2023, by and between Vista Outdoor and Revelyst, as in effect prior to its amendment and restatement on October 4, 2024;
•“Original Transactions” means the transactions contemplated by the Original Merger Agreement, the Original Separation Agreement and the other Transaction Documents contemplated by the Original Merger Agreement;
•“Outdoor Products” means Revelyst, Inc., a Delaware corporation, and is used interchangeably with “Revelyst”;
•“Outdoor Products Business” means the businesses and operations of the Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology reportable segments of Vista Outdoor (formerly comprising the Outdoor Products reportable segment of Vista Outdoor) and is used interchangeably with “Revelyst Business”;
•“Outdoor Products segment” means the Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology reportable segments (formerly comprising the Outdoor Products reportable segment) of Vista Outdoor;
•“Proposals” means the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal;
•“Record Date” means the close of business on October 18, 2024;
•“Revelyst” means, as the context may require, (i) Revelyst, Inc., a Delaware corporation, or (ii) the Revelyst Business;
•“Revelyst audited combined financial statements” means the Revelyst Business’s audited historical combined financial statements, which are included elsewhere in this proxy statement/prospectus;
v

•“Revelyst Base Purchase Price” means $1,125,000,000;
•“Revelyst Board” means the board of directors of Revelyst;
•“Revelyst Business” means the businesses and operations of the Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology reportable segments of Vista Outdoor (formerly comprising the Outdoor Products reportable segment of Vista Outdoor) and is used interchangeably with “Outdoor Products Business”;
•“Revelyst Bylaws” means the Amended and Restated Bylaws of Revelyst, a form which is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part;
•“Revelyst Charter” means the Amended and Restated Certificate of Incorporation of Revelyst, a form which is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part;
•“Revelyst combined financial statements” means, collectively the Revelyst audited combined financial statements and the Revelyst unaudited condensed combined financial statements;
•“Revelyst Common Stock” means the common stock, par value $0.01 per share, of Revelyst;
•“Revelyst Conversion Ratio” means a fraction, the numerator of which is the Vista Outdoor Pre-Closing Stock Price, and the denominator of which is the Revelyst Post-Closing Stock Price;
•“Revelyst Employee” means (a) under the Transaction Documents, any employee of the Revelyst Group as of immediately prior to the Effective Time (including any employee transferred to the Revelyst Group as of immediately prior to the Effective Time) and (b) under the Revelyst Transaction Documents, (i) prior to the Effective Time, each employee of Vista Outdoor and its subsidiaries whose work time is dedicated to the operation of the Revelyst Business and (ii) following the Effective Time, each employee of the Revelyst Group;
•“Revelyst financial statements” means, collectively, (a) the Revelyst combined financial statements, (b) Revelyst, Inc.’s audited historical financial statements, which are included elsewhere in this proxy statement/prospectus and (c) Revelyst, Inc.’s unaudited historical condensed financial statements, which are included elsewhere in this proxy statement/prospectus;
•“Revelyst Group” means (a) Revelyst, (b) each person that will be a subsidiary of Revelyst following the Internal Transactions and immediately prior to the Effective Time and (c) each person that becomes a subsidiary of Revelyst after the Closing;
•“Revelyst Merger” means the merger of SVP Merger Sub with and into Revelyst with Revelyst surviving the merger as a wholly owned subsidiary of SVP Parent;
•“Revelyst Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 4, 2024, among Vista Outdoor, Revelyst, SVP Merger Sub and SVP Parent, as may be amended from time to time, a copy of which is attached as Annex F to this proxy statement/prospectus;
•“Revelyst Merger Closing” means the closing of the Revelyst Merger;
•“Revelyst Merger Closing Date” means the date on which the Revelyst Merger Closing actually occurs;
•“Revelyst Merger Effective Time” means the time the Revelyst Merger becomes effective;
•“Revelyst Merger End Date” means February 4, 2025, subject to an automatic extension of such date to March 4, 2025 if all the conditions to the Revelyst Merger Closing have been satisfied or waived on February 4, 2025 other than those conditions (a) that by their nature are to be satisfied at the Revelyst Merger Closing and (b) pertaining to receipt of regulatory approvals, provided that the condition in (a) would have been satisfied on February 4, 2025 if the Revelyst Merger Closing occurred on such date;

•“Revelyst Post-Closing Stock Price” means the opening price per share of Revelyst Common Stock, trading on the NYSE on the Closing Date (or, if the Closing Date is not a trading day on the NYSE, on the first trading day following the Closing Date);
•“Revelyst Transaction” means the transactions contemplated by the Revelyst Merger Agreement and the other Revelyst Transaction Documents, including the Internal Transactions;
•“Revelyst Transaction Documents” means the Revelyst Merger Agreement, the SVP Equity Financing Commitment, the SVP Limited Guarantee and any other agreements entered into between the parties to the Revelyst Merger Agreement in connection with the Revelyst Transaction;
•“Revelyst unaudited condensed combined financial statements” means the Revelyst Business’s unaudited historical condensed combined financial statements, which are included elsewhere in this proxy statement/prospectus;
•“SEC” means the U.S. Securities and Exchange Commission;
•“Second Merger Agreement Amendment” means that certain Amendment No. 2 to Agreement and Plan of Merger, dated June 23, 2024, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG;
•“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
•“Separation” means (a) the separation of the Revelyst Business from the Sporting Products Business pursuant to the Internal Transactions and the other separation-related actions to be taken pursuant to the Separation Agreement and (b) the Contribution;
•“Separation Agreement” means that certain Amended and Restated Separation Agreement, dated as of October 4, 2024, by and between Vista Outdoor and Revelyst, as may be amended from time to time, a copy of which is attached as Annex B to this proxy statement/prospectus;
•“Sixth Merger Agreement Amendment” means that certain Amendment No. 6 to Agreement and Plan of Merger, dated October 4, 2024, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG;
•“Special Meeting” means the special meeting at which Vista Outdoor stockholders will be asked to consider and vote on the Proposals;
•“Sporting Products Business” means the businesses and operations of Vista Outdoor prior to the Effective Time, other than the Revelyst Business;
•“Sporting Products Group” means Vista Outdoor and each of its subsidiaries, but excluding any member of the Revelyst Group;
•“Sporting Products segment” means The Kinetic Group segment (previously named the Sporting Products segment) of Vista Outdoor;
•“Subscription Agreement” means the subscription agreement to be entered into on the Closing Date between Merger Sub Parent and Vista Outdoor, pursuant to which Merger Sub Parent will subscribe for shares of Vista Outdoor Common Stock upon the terms and subject to the conditions thereof, a copy of which is attached as Annex E to this proxy statement/prospectus;
•“Subscription Amount” means the Base Purchase Price, subject to purchase price adjustments for cash and net working capital;
•“Surviving Corporation” means Vista Outdoor, as the surviving corporation in the Merger;
•“SVP” means Strategic Value Partners, LLC;

•“SVP Equity Financing Commitment” means the equity commitment letter, dated the date of the Revelyst Merger Agreement, delivered by SVP Parent to Revelyst;
•“SVP Limited Guarantee” means the limited guarantee by certain affiliates of SVP Parent, dated the date of the Revelyst Merger Agreement, in favor of Revelyst, guaranteeing certain of SVP Parent’s and SVP Merger Sub’s obligations under the Revelyst Merger Agreement;
•“SVP Merger Sub” means Cabin Ridge Inc.;
•“SVP Parent” means Olibre LLC;
•“Third Merger Agreement Amendment” means that certain Amendment No. 3 to Agreement and Plan of Merger, dated July 7, 2024, among Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG;
•“Transaction” means the transactions contemplated by the Merger Agreement and the other Transaction Documents, including the Separation, the Subscription and the Merger;
•“Transactions” means, collectively, the Transaction and the Revelyst Transaction;
•“Transaction Documents” means the Merger Agreement, the Subscription Agreement, the Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement and the other ancillary agreements described in the Merger Agreement;
•“Transition Services Agreement” means the transition services agreement to be entered into on the Closing Date between Vista Outdoor and Revelyst, the form of which is attached as Annex D to this proxy statement/prospectus;
•“Vista Outdoor” means Vista Outdoor Inc., a Delaware corporation;
•“Vista Outdoor Board” or “Board” means the board of directors of Vista Outdoor;
•“Vista Outdoor Bylaws” means the Amended and Restated Bylaws of Vista Outdoor;
•“Vista Outdoor Charter” means the Amended and Restated Charter of Vista Outdoor;
•“Vista Outdoor Common Stock” means the common stock, par value $0.01 per share, of Vista Outdoor; and
•“Vista Outdoor Pre-Closing Stock Price” means the closing price per share of Vista Outdoor Common Stock trading during the last full trading session immediately before the Closing Date.

TRADEMARKS AND SERVICE MARKS
Each of Vista Outdoor, Revelyst, CSG and SVP owns or has rights to various trademarks, logos, service marks and trade names that each uses in connection with the operation of its business. Each of Vista Outdoor, Revelyst, CSG and SVP also owns or has the rights to copyrights that protect the content of their respective products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this proxy statement/prospectus are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this proxy statement/prospectus.

Page
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	1
QUESTIONS AND ANSWERS ABOUT THE REVELYST TRANSACTION	12
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING	19
SUMMARY	26
SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA REVELYST FINANCIAL STATEMENTS	51
HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION	53
RISK FACTORS	54
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	83
INFORMATION ABOUT THE VISTA OUTDOOR SPECIAL MEETING	86
THE TRANSACTIONS	91
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	237
DESCRIPTION OF DEBT FINANCING	244
MERGER AGREEMENT	246
SEPARATION AGREEMENT	273
REVELYST MERGER AGREEMENT	281
ADDITIONAL TRANSACTION AGREEMENTS	302
INFORMATION ABOUT VISTA OUTDOOR	304
INFORMATION ABOUT THE REVELYST BUSINESS	305
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REVELYST	321
UNAUDITED PRO FORMA REVELYST FINANCIAL STATEMENTS	340
REVELYST MANAGEMENT	349
REVELYST EXECUTIVE COMPENSATION	358
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF VISTA OUTDOOR	395
DESCRIPTION OF REVELYST CAPITAL STOCK	397
COMPARISON OF THE RIGHTS OF VISTA OUTDOOR STOCKHOLDERS AND REVELYST STOCKHOLDERS	402
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	411
HOUSEHOLDING OF PROXY MATERIALS	412
LEGAL MATTERS	413
EXPERTS	413
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	414
VISTA OUTDOOR STOCKHOLDER PROPOSALS	415
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A-1     Agreement and Plan of Merger, dated as of October 15, 2023, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s
A-1-1
Annex A-2 Amendment No. 1 to Agreement and Plan of Merger, dated May 27, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s	A-2-1
Annex A-3 Amendment No. 2 to Agreement and Plan of Merger, dated June 23, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s	A-3-1
x

Annex A-4 Amendment No. 3 to Agreement and Plan of Merger, dated July 7, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s	A-4-1
Annex A-5 Amendment No. 4 to Agreement and Plan of Merger, dated July 21, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s	A-5-1
Annex A-6 Amendment No. 5 to Agreement and Plan of Merger, dated September 12, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s	A-6-1
Annex A-7 Amendment No. 6 to Agreement and Plan of Merger, dated October 4, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s	A-7-1
Annex B Amended and Restated Separation Agreement, dated as of October 4, 2024, by and between Vista Outdoor Inc. and Revelyst, Inc.	B-1
Annex C Employee Matters Agreement, dated as of October 15, 2023, by and between Vista Outdoor Inc. and Revelyst, Inc.	C-1
Annex D Form of Transition Services Agreement, to be entered into by and between Vista Outdoor Inc. and Revelyst, Inc.	D-1
Annex E Form of Subscription Agreement, to be entered into by and between Vista Outdoor Inc. and CSG Elevate II Inc.	E-1
Annex F Agreement and Plan of Merger, dated as of October 4, 2024, among Vista Outdoor Inc., Revelyst, Inc., Cabin Ridge Inc. and Olibre LLC	F-1
Annex G Opinion of Morgan Stanley & Co. LLC dated October 15, 2023	G-1
Annex H Opinion of Moelis & Company LLC dated October 15, 2023	H-1
Annex I Opinion of Morgan Stanley & Co. LLC dated July 7, 2024	I-1
Annex J Opinion of Moelis & Company LLC dated July 7, 2024	J-1
Annex K Opinion of Morgan Stanley & Co. LLC dated October 4, 2024	K-1
Annex L Opinion of Moelis & Company LLC dated October 4, 2024	L-1
Annex M Vista Outdoor’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024	M-1
Annex N Vista Outdoor’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024	N-1
Annex O Vista Outdoor’s Current Report on Form 8-K, filed on August 9, 2024	O-1
Annex P Vista Outdoor’s Current Report on Form 8-K, filed on August 23, 2024	P-1
Annex Q Vista Outdoor’s Current Report on Form 8-K, filed on September 11, 2024	Q-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
The following are some of the questions that you may have regarding the Transaction and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Transactions” beginning on page 91, “Merger Agreement” beginning on page 246 and “Separation Agreement” beginning on page 273. These questions and answers, as well as the section entitled “Summary” beginning on page 26, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. You are urged to read this proxy statement/prospectus in its entirety. Additional important information is also contained in the annexes to this proxy statement/prospectus. You should pay special attention to the section entitled “Risk Factors” beginning on page 54 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83.
Q:Why am I receiving these materials?
A:You are receiving these materials because you are a stockholder of record or beneficial owner of Vista Outdoor Common Stock as of the Record Date for the Special Meeting. Vista Outdoor and CSG have agreed that pursuant to the transactions set forth in the Merger Agreement and the Separation Agreement, Vista Outdoor will sell its Sporting Products Business to CSG and in exchange therefor existing Vista Outdoor stockholders will receive the Merger Consideration for each share of Vista Outdoor Common Stock. Copies of the Merger Agreement and the Separation Agreement are attached as Annexes A and B, respectively, to this proxy statement/prospectus. This proxy statement/prospectus is:
•a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting and action to be provided to the Vista Outdoor stockholders in connection with the Special Meeting at which Vista Outdoor stockholders will consider and vote on each of the Proposals to give effect to the Transaction; and
•a prospectus of Revelyst under the Securities Act, to be provided to the Vista Outdoor stockholders with respect to the shares of Revelyst Common Stock to be issued to Vista Outdoor stockholders in the Transaction as part of the Merger Consideration.
This proxy statement/prospectus contains important information about the Transaction. You should read it carefully and in its entirety.
Q:What is the Transaction described in this proxy statement/prospectus?
A:On October 15, 2023, Vista Outdoor entered into the Original Merger Agreement with Revelyst, Merger Sub Parent, Merger Sub and, solely for the purposes of specific provisions therein, CSG, which was subsequently amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024, September 12, 2024 and October 4, 2024. Simultaneously with the signing of the Original Merger Agreement, Vista Outdoor and Revelyst entered into the Original Separation Agreement, which was subsequently amended and restated on October 4, 2024. Pursuant to the Merger Agreement and the Separation Agreement, the following transactions will be consummated, in each case on the terms and subject to the conditions set forth therein:
•Internal Transactions.  Vista Outdoor and certain of Vista Outdoor’s subsidiaries will engage in a series of internal transactions to separate the Revelyst Business from the Sporting Products Business. See “The Transactions—Structure of the Transaction—Internal Transactions” and “Separation Agreement—Transfer of Assets and Assumption of Liabilities” beginning on pages 93 and 273, respectively.
•Subscription.  Immediately following the completion of the Internal Transactions, Merger Sub Parent will contribute the Subscription Amount to Vista Outdoor in exchange for shares of Vista Outdoor Common Stock (the “Subscription”). See “The Transactions—Structure of the Transaction—Subscription” beginning on page 93.
•Contribution.  Immediately following the Subscription, Vista Outdoor will contribute the Contribution Amount to Revelyst, and, in exchange, Revelyst will issue shares of Revelyst Common Stock to Vista Outdoor. The Contribution Amount will be increased if necessary to ensure that, immediately following such contribution and the deposit by Revelyst of the cash portion of the Merger Consideration with the Exchange Agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000, provided that, if the Contribution Amount is increased in connection with the foregoing, Revelyst will pay to Vista Outdoor an amount equal to such increase on the earlier of (a) the consummation of the Revelyst Merger and (b) the date that is three months after the Closing. See “The Transactions—Structure of the Transaction—Contribution” beginning on page 93.
•Merger.  Immediately following the Contribution, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent. At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive the Merger Consideration. See “The Transactions—Structure of the Transaction—Merger” and “Merger Agreement—The Merger” beginning on pages 93 and 247, respectively.
Following the closing of the Transaction, Vista Outdoor, holding only the Sporting Products Business, will be a wholly owned subsidiary of CSG. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction, Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company.
It is expected that there will be approximately [          ] shares of Revelyst Common Stock outstanding immediately after the consummation of the Transaction (based on approximately [          ] shares of Vista Outdoor Common Stock outstanding as of [          ], 2024). The actual number of shares of Revelyst Common Stock will depend on the total number of shares of Vista Outdoor Common Stock outstanding immediately prior to the Effective Time. Revelyst intends to file an application to list the Revelyst Common Stock on the NYSE under the ticker symbol “GEAR”.
Following the closing of the Transaction and subject to the receipt of regulatory and other customary closing conditions, the Revelyst Transaction will be consummated. For a description of the Revelyst Transaction, including information regarding the consideration Revelyst stockholders (including Vista Outdoor stockholders that receive shares of Revelyst Common Stock as part of the Merger Consideration) will receive if the Revelyst Transaction is consummated, see “Questions and Answers About the Revelyst Transaction—What is the Revelyst Transaction described in this proxy statement/prospectus?” and “Questions and Answers About the Revelyst Transaction—What consideration will Vista Outdoor stockholders receive if the Revelyst Transaction is completed?” beginning on pages 12 and 13, respectively.
Q:What is happening to the previously announced plan to separate Vista Outdoor’s Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products segment (the “Spin-Off”)?
A:The Vista Outdoor Board has determined that it is in the best interests of Vista Outdoor stockholders to consummate the Transaction and the Revelyst Transaction in lieu of the Spin-Off. For more information about the Vista Outdoor Board’s decision to pursue the Transaction and the Revelyst Transaction in lieu of the Spin-Off, see the section entitled “The Transactions—Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transactions” beginning on page 131.
Q:Will the Internal Transactions, the Subscription, the Contribution and the Merger occur on the same day?
A:Yes. The Internal Transactions, the Subscription, the Contribution and the Merger are expected to occur on the same day, with each step taking place immediately following the completion of the prior step.

Q:What is the rationale for the Transaction structure?
A:The structure of the Transaction is expected to result in corporate level tax of less than $50 million versus approximately $380 million for a divestiture of the assets of the Sporting Products Business and allows for the tax-efficient return of cash to Vista Outdoor stockholders. For information about the material U.S. federal income tax consequences resulting from the Transaction, see “Material U.S. Federal Income Tax Consequences” beginning on page 237.
Q:Is the closing of the Transaction subject to any conditions?
A:Yes. The respective obligations of each party to effect the Merger, and the respective obligations of Vista Outdoor and Merger Sub Parent to effect the Subscription, are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Merger Agreement, including, among other things: (i) the approval of the Vista Outdoor stockholders; (ii) any waiting period (or any extension thereof) applicable to the Transaction under the HSR Act having been terminated or having expired, approval from the Committee on Foreign Investment in the United States (“CFIUS”) having been received and approval under the United Kingdom National Security and Investment Act 2021 having been received; (iii) the absence of legal restraints prohibiting the Transaction; (iv) the completion of certain actions required to be taken pursuant to the Separation Agreement prior to consummation of the Merger; (v) the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any stop order; (vi) the shares of Revelyst Common Stock to be distributed in connection with the Merger having been approved for quotation on the New York Stock Exchange, subject to official notice of issuance, and (vii) other customary conditions specified in the Merger Agreement. See “Merger Agreement—Conditions Precedent” beginning on page 268.
Each party to the Merger Agreement may, to the extent permitted by law, waive any condition that is a condition to the obligations of such party to effect the Merger and/or to effect the Subscription. Conditions that are required by law (such as (i) the approval of the Vista Outdoor stockholders, (ii) any waiting period (or any extension thereof) applicable to the Transaction under the HSR Act having been terminated or having expired, approval from CFIUS having been received and approval under the United Kingdom National Security and Investment Act 2021 having been received, (iii) the absence of legal restraints prohibiting the Transaction and (iv) the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any stop order) may not be waived. If the applicable party or parties were to waive a closing condition that may be waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst. See “Risk Factors—Risks Related to the Transaction—The consummation of the Transaction is subject to a number of conditions, many of which are largely outside of the control of the parties to the Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Transaction may not be completed. If any closing conditions are waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst” beginning on page 54.
Q:How will the Transaction be financed?
A:CSG’s obligation to pay the Subscription Amount is supported by $1.11 billion of fully committed debt financing, with the remaining amount to be funded by CSG. See “Description of Debt Financing” beginning on page 244.
Q:What consideration will Vista Outdoor stockholders receive if the Transaction is completed?
A:At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash (the “Cash Consideration”), in each case, per share of Vista Outdoor Common Stock.

At the time of the Closing, after giving effect to the contribution from Vista Outdoor and following the payment of taxes, transaction costs and other customary closing related payments, Revelyst expects to have cash and cash equivalents of approximately $125 million.
Q:What are the reasons for the changes in the consideration to be received by Vista Outdoor stockholders under the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment, the Fourth Merger Agreement Amendment, the Fifth Merger Agreement Amendment and the Sixth Merger Agreement Amendment?
A: First Merger Agreement Amendment. In light of the excess cash generated by Vista Outdoor in fourth quarter fiscal year 2024, Vista Outdoor determined that it would return approximately $130 million of excess cash to its stockholders as a part of the Cash Consideration. Additionally, CSG agreed to increase the Base Purchase Price from $1,910,000,000 to $1,960,000,000, with such increase to be passed along to Vista Outdoor stockholders as a part of the Cash Consideration.
Second Merger Agreement Amendment. Vista Outdoor determined that it would return an additional approximately $77 million of excess cash to its stockholders as a part of the Cash Consideration. Additionally, CSG agreed to increase the Base Purchase Price from $1,960,000,000 to $2,000,000,000, with such increase to be passed along to Vista Outdoor stockholders as a part of the Cash Consideration.
Third Merger Agreement Amendment. Vista Outdoor determined that it would return an additional approximately $75 million of excess cash to its stockholders as a part of the Cash Consideration. Additionally, CSG agreed to increase the Base Purchase Price from $2,000,000,000 to $2,100,000,000, with such increase to be passed along to Vista Outdoor stockholders as a part of the Cash Consideration.
Fourth Merger Agreement Amendment: Vista Outdoor determined that it would return an additional approximately $125 million of cash to its stockholders as a part of the Cash Consideration. Additionally, CSG agreed to increase the Base Purchase Price from $2,100,000,000 to $2,150,000,000, with such increase to be passed along to Vista Outdoor stockholders as a part of the Cash Consideration.
Fifth Merger Agreement Amendment: Vista Outdoor determined that it would return an additional approximately $85 million of cash to its stockholders as a part of the Cash Consideration. Additionally, Merger Sub Parent and Vista Outdoor agreed that the $150,000,000 (the “Revelyst Purchased Shares Purchase Price”) paid by Merger Sub Parent for a number of shares of Revelyst Common Stock equal to 7.5% of the fully diluted outstanding shares of Revelyst Common Stock as of the Closing (after giving effect to the Contribution including, for the avoidance of doubt, the shares of Revelyst Common Stock to be transferred by Vista Outdoor to Merger Sub Parent) (the “Revelyst Purchased Shares”) would also be passed along to Vista Outdoor stockholders as a part of the Cash Consideration.
Sixth Merger Agreement Amendment: Vista Outdoor entered into the Sixth Merger Agreement Amendment in connection with the execution of the Revelyst Merger Agreement. For information about the reasons for the changes to the Base Purchase Price and the Cash Consideration pursuant to the Sixth Merger Agreement Amendment, see “Transactions—Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transactions” and “Transactions—Background of the Transactions” beginning on pages 131 and 95, respectively.
Q:How will Vista Outdoor stockholders receive the Merger Consideration to which they are entitled?
A:Vista Outdoor and Revelyst will appoint Computershare Trust Company, N.A. (or one of its affiliates), or another bank or trust company reasonably approved by Merger Sub Parent, to act as agent for the distribution of the Merger Consideration (the “Exchange Agent”).
As promptly as practicable after the Effective Time, Vista Outdoor will cause the Exchange Agent to mail to each holder of record of shares of Vista Outdoor Common Stock a letter of transmittal, inclusive of an exchange website URL and exchange website login credentials with respect to exchanging shares of Vista Outdoor Common Stock for the Merger Consideration. It is up to the stockholders to determine if they would like to exchange their Vista Outdoor Common Stock by using either (1) the hardcopy letter of transmittal that was mailed to them by returning it, along with the applicable W-8/W-9 form where applicable or (2) logging into the exchange website to complete their exchange. Please note, in the instance where stockholders hold physical stock certificate(s), stockholders must surrender their physical stock certificate(s) either when presenting their letter of transmittal by mail or in the case of the exchange website, stockholders must surrender their physical stock certificate(s) before their exchange has been processed. It is recommended that stockholders return their physical stock certificate(s) by trackable mail, return receipt requested, using the Exchange Agent’s street address on the letter of transmittal and reflected on the exchange website.
Upon, in the case of shares of Vista Outdoor Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or, in the case of shares of Vista Outdoor Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal or using the exchange website, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Vista Outdoor Common Stock will be entitled to receive in exchange the Merger Consideration and any dividends or other distributions declared or made with respect to any shares of Revelyst Common Stock with a record date after the Effective Time. If you hold non-certificated book-entry shares of Vista Outdoor Common Stock through the Depository Trust Company (“DTC”), you will not be required to deliver a stock certificate or letter of transmittal, and you will instead receive your cash payment after the Exchange Agent receives the documents requested in the applicable instruction from DTC.
The Exchange Agent may charge holders an administrative fee for processing payment with respect to the Certificate (as defined in the section entitled “Merger Agreement—Exchange Matters” beginning on page 250) represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account.
With respect to registered stockholders, if you hold your shares of Vista Outdoor Common Stock outside of DTC, upon exchange of your shares of Vista Outdoor Common Stock, a check will be issued for your cash entitlement and your new shares of Revelyst Common Stock will be issued electronically, in book-entry form. A corporate actions advice will be mailed to you reflecting your new shares.
See “Merger Agreement—Exchange Matters” beginning on page 250 for a more detailed description of the procedures that will apply to the distribution of the Merger Consideration.
Q:What happens if a Vista Outdoor stockholder’s stock certificate gets lost, stolen or is otherwise destroyed?
A:With respect to any holder of any Certificate that cannot be located due to the theft, loss or destruction of such Certificate, upon the Exchange Agent’s receipt from such stockholder of (a) an affidavit of such theft, loss or destruction, (b) an open penalty surety bond in form and substance satisfactory to the Exchange Agent and (c) payment of all applicable fees, the Exchange Agent will make payment of the Merger Consideration and will issue the new shares of Revelyst Common Stock to the former stockholder as though the Certificate had been surrendered. The Exchange Agent may charge holders an administrative fee for processing payment with respect to the Certificate represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account.
Q:How will the rights of Vista Outdoor stockholders change after the Transaction?
A:Following the closing of the Transaction, Vista Outdoor will be a wholly owned subsidiary of CSG holding only the Sporting Products Business, and Vista Outdoor Common Stock will no longer be traded on the NYSE. Former Vista Outdoor stockholders will hold shares of Revelyst Common Stock and no longer have any ownership interest in Vista Outdoor. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction (as described below), Revelyst will be an independent, publicly traded company holding only the Revelyst Business. Revelyst intends to file an application to list the Revelyst Common Stock on the NYSE under the ticker symbol “GEAR”. See “Comparison of the Rights of Vista Outdoor Stockholders and

Revelyst Stockholders” and “The Transactions—The Transaction—Delisting and Deregistration of Vista Outdoor Common Stock” beginning on pages 402 and 231, respectively.
For more information relating to the rights of Revelyst stockholders (including Vista Outdoor stockholders that receive shares of Revelyst Common Stock as part of the Merger Consideration) following the consummation of the Transaction, see “Questions and Answers About the Revelyst Transaction—How will the rights of Vista Outdoor stockholders change after the Revelyst Transaction?” beginning on page 5.
Q:What will be the relationship among Vista Outdoor, CSG and Revelyst after the closing of the Transaction?
A:Following the closing of the Transaction, Vista Outdoor will be a wholly owned subsidiary of CSG holding only the Sporting Products Business. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction (as described below), Revelyst will be an independent, publicly traded company holding only the Revelyst Business.
In connection with the Transaction, Vista Outdoor and Revelyst have entered into and will enter into several other agreements to provide for the allocation of assets and liabilities between Vista Outdoor and Revelyst and to govern the relationship between Vista Outdoor and Revelyst following the Closing, including with respect to employee matters and transition services. For a more complete discussion of the agreements related to the Transaction, see “Merger Agreement,” “Separation Agreement” and “Additional Transaction Agreements” beginning on pages 246, 273 and 302, respectively.
Q:What are the material U.S. federal income tax consequences to Vista Outdoor stockholders from the Transaction?
A:The receipt of Revelyst Common Stock and cash in respect of Vista Outdoor Common Stock pursuant to the Transaction will be a taxable transaction for U.S. federal income tax purposes for Vista Outdoor stockholders. Therefore, generally, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237) will recognize capital gain or loss equal to the difference between (i) such U.S. Holder’s adjusted tax basis in its Vista Outdoor Common Stock and (ii) the fair market value of the Revelyst Common Stock and cash received in exchange for Vista Outdoor Common Stock pursuant to the Transaction. A U.S. Holder’s adjusted tax basis in its Vista Outdoor Common Stock will generally equal such U.S. Holder’s purchase price for such Vista Outdoor Common Stock.
Except in certain circumstances, a Non-U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237) will not be subject to U.S. federal income or withholding tax on the exchange of Vista Outdoor Common Stock for Revelyst Common Stock and cash in the Transaction.
The tax consequences to Vista Outdoor stockholders of the Transaction may depend on a holder’s particular circumstances. Vista Outdoor stockholders should read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237 for a more detailed description of the U.S. federal income tax consequences of the Transaction and should consult their own tax advisors for a full understanding of the tax consequences to them of the Transaction.
Q:What will happen to outstanding Vista Outdoor equity awards held by Revelyst Employees in connection with the Transaction?
A:Outstanding Vista Outdoor equity awards held by any Revelyst Employee or any non-employee director of Vista Outdoor as of immediately prior to the Effective Time who, immediately following the Effective Time, becomes a non-employee director of Revelyst (each, a “Continuing Non-Employee Director”) will be treated as follows as of immediately prior to the Effective Time:
Restricted Stock Unit Awards. Each Vista Outdoor restricted stock unit award (each, a “Vista Outdoor RSU”) held as of immediately prior to the Effective Time by any Revelyst Employee or any Continuing Non-Employee Director will be converted immediately prior to the Effective Time into a Revelyst restricted stock unit award

(each, a “Substitute Revelyst RSU Award”) based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor RSU Award to which it relates, and the vesting of the award will be based on continued service with Revelyst.
Performance-Based Restricted Stock Unit Awards. Each Vista Outdoor performance-based restricted stock unit award (each, a “Vista Outdoor PSU Award”) held as of immediately prior to the Effective Time by any Revelyst Employee, other than each Specified Vista Outdoor PSU Award (as defined below), will be converted immediately prior to the Effective Time into a Substitute Revelyst RSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio, with performance conditions deemed achieved as of the Closing Date, as applicable, at (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and special retention Vista Outdoor PSU Awards granted in fiscal year 2023 to certain executive officers of Vista Outdoor in recognition of the extraordinary level of work required by each of them to accomplish the separation of Revelyst from Vista Outdoor (the “Special Retention PSUs”) and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards. After the Closing, each such Substitute Revelyst RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor PSU Award to which it relates, except as provided above, and the vesting of the award will be based on continued service with Revelyst.
Each Vista Outdoor performance-based restricted stock unit award set forth on a schedule (each, a “Specified Vista Outdoor PSU Award”) held as of immediately prior to the Effective Time by any Revelyst Employee will be converted immediately prior to the Effective Time into a Revelyst performance-based restricted stock unit award (each, a “Substitute Revelyst PSU Award”) based on the target number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst PSU Award will be subject to substantially the same terms and conditions, including performance conditions and vesting schedule, as the Specified Vista Outdoor PSU Award to which it relates.
Stock Option Awards. Each Vista Outdoor stock option award (each, a “Vista Outdoor Option”) held as of immediately prior to the Effective Time, whether vested or unvested, by any Revelyst Employee will be converted immediately prior to the Effective Time into a Revelyst stock option award (each, a “Substitute Revelyst Option Award”) based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio and with an exercise price that preserves the fair value of the award following the Transaction. After the Closing, each such Substitute Revelyst Option Award will be subject to substantially the same terms and conditions as the original Vista Outdoor Option to which it relates, and the vesting of the award will be based on continued service with Revelyst.
Deferred Stock Unit Awards. Each Vista Outdoor deferred stock unit award (each, a “Vista Outdoor DSU Award”) held by a Continuing Non-Employee Director as of immediately prior to the Effective Time will be converted immediately prior to the Effective Time into a Revelyst deferred stock unit award (each, a “Substitute Revelyst DSU Award”) based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst DSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor award to which it relates, and the vesting of the award will be based on continued service with Revelyst.
For more information about what will happen to Revelyst equity awards in connection with the Revelyst Transaction, see “Questions and Answers About the Revelyst Transaction—What will happen to outstanding Revelyst equity awards held by Revelyst Employees in connection with the Revelyst Transaction?” beginning on page 15.
See “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248 for a more detailed description of the treatment of Vista Outdoor equity awards in the Transaction.

Q:What will happen to outstanding Vista Outdoor equity awards held by Sporting Products Employees in connection with the Transaction?
A:Outstanding Vista Outdoor equity awards held by any employee of Vista Outdoor who is not a Revelyst Employee as of immediately prior to the Effective Time (including any employee transferred to Vista Outdoor as of immediately prior to the Effective Time) (each, a “Sporting Products Employee”) (including, solely for this purpose, each former employee of Vista Outdoor prior to the Closing) or any non-employee director of Vista Outdoor as of immediately prior to the Effective Time who is not a Continuing Non- Employee Director (each, a “Non-Continuing Non-Employee Director”) will be treated as follows as of the Effective Time:
Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor RSU Award (other than a Vista Outdoor Rollover RSU (as defined below)) held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price. At the Effective Time, Vista Outdoor Rollover RSUs held by Sporting Products Employees will be canceled and converted into restricted cash awards at the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor Rollover RSUs, including vesting terms. For these purposes, “Vista Outdoor Rollover RSU” means a Vista Outdoor RSU that is designated to be converted into restricted cash awards to the extent necessary to avoid adverse tax consequences to applicable Sporting Products Employees and Vista Outdoor under Sections 280G and 4999 of the Code.
Performance-Based Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor PSU Award held by a Sporting Products Employee will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price, with performance criteria, as applicable, deemed achieved as follows: (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and Special Retention PSUs and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards.
Stock Option Awards. At the Effective Time, each Vista Outdoor Option held by a Sporting Products Employee, whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Vista Outdoor Pre-Closing Stock Price and the exercise price per share of the Vista Outdoor Option.
Deferred Stock Unit Awards. At the Effective Time, each Vista Outdoor DSU Award held by a Non-Continuing Non-Employee Director, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Vista Outdoor Pre-Closing Stock Price.
See “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248 for a more detailed description of the treatment of Vista Outdoor equity awards in the Transaction.
Q:What will happen to the Vista Outdoor Employee Stock Purchase Plan?
A:Beginning on the date of the Merger Agreement, no Offering Period (as defined in the Vista Outdoor Employee Stock Purchase Plan (the “Vista Outdoor ESPP”)) under the Vista Outdoor ESPP will commence, no new participants may join the Vista Outdoor ESPP during the then existing Offering Period (such period, the “Existing Offering Period”) and no participant may increase the amount of his or her payroll deductions with respect to the Existing Offering Period. If the Effective Time occurs prior to the end of the Existing Offering Period, all participant contributions under the Vista Outdoor ESPP will be used to purchase shares of Vista Outdoor Common Stock two Business Days prior to the Effective Time in accordance with the terms of the Vista Outdoor ESPP as if it was the last day of the Existing Offering Period.
The Vista Outdoor ESPP will terminate in its entirety on the Closing Date and no further rights will be granted or exercised under the Vista Outdoor ESPP thereafter.

See “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248 for a more detailed description of the treatment of the Vista Outdoor ESPP in the Transaction.
Q:Do any of Vista Outdoor’s directors or executive officers have any interests in the Transaction that are different from, or in addition to, my interests as a Vista Outdoor stockholder?
A:In considering the Proposals to be voted on at the Special Meeting, you should be aware that Vista Outdoor’s directors and executive officers have financial interests in the Transaction that may be different from, or in addition to, your interests as a Vista Outdoor stockholder. The members of the Vista Outdoor Board were aware of and considered these interests in reaching the determination to approve the Merger Proposal and to recommend that Vista Outdoor stockholders approve the Merger Proposal. These interests include:
•the treatment of Vista Outdoor’s equity awards provided for under the Merger Agreement and the Employee Matters Agreement (as described in “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248);
•severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual employment agreements or Vista Outdoor’s benefit plans;
•the potential to receive an annual bonus for the post-Closing portion of the fiscal year in which the Closing occurs at the greater of threshold or actual performance levels;
•the potential to receive cash-based retention awards under a program established for the benefit of certain Sporting Products Employees;
•the potential to receive cash-based transaction incentive awards; and
•continued indemnification and insurance coverage under the Merger Agreement, Vista Outdoor’s organizational documents and any indemnification agreements Vista Outdoor has entered into with its directors and executive officers.
These interests are described in more detail, and certain of them are quantified, in the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221.
Q:Does Vista Outdoor have to pay anything to CSG if the Merger Agreement is terminated?
A:Vista Outdoor is required to pay a termination fee of $47.75 million to CSG if the Merger Agreement is terminated under certain circumstances. For a discussion of the circumstances under which the termination fee is payable by Vista Outdoor, see “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 270.
Q:Does CSG have to pay anything to Vista Outdoor if the Merger Agreement is terminated?
A:CSG is required to pay a termination fee of $114.6 million to Vista Outdoor if the Merger Agreement is terminated under certain circumstances. For a discussion of the circumstances under which the termination fee is payable by CSG, see “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 270.
Q:Are there risks associated with the Transaction?
A:Yes. Vista Outdoor and Revelyst may not realize the expected benefits of the Transaction because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 54 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83.

Q:Can Vista Outdoor stockholders demand appraisal of their shares in connection with the Transaction?
A:Subject to the Closing, Vista Outdoor stockholders who do not vote in favor of the approval of the Merger Proposal and who otherwise comply with the procedures and satisfy the conditions set forth in Section 262 of the DGCL (“Section 262”) are entitled to appraisal rights under Section 262. For more information regarding appraisal rights, see the section entitled “The Transactions—The Transaction—Appraisal Rights” beginning on page 231. Failure to strictly comply with Section 262 may result in your waiver of, or inability to, exercise appraisal rights.
Q:When will the Transaction be completed?
A:The Transaction is currently expected to close in calendar year 2024, subject to approval by Vista Outdoor stockholders, receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions set forth in the Merger Agreement. See “Merger Agreement—Conditions Precedent” beginning on page 268.
Q:What happens if the Transaction is not completed?
A:If the Merger Proposal is not approved by Vista Outdoor stockholders or any of the other conditions to the Transaction are not satisfied or waived for any reason, the Transaction will not occur and Vista Outdoor stockholders will continue to hold shares of Vista Outdoor Common Stock. Vista Outdoor will remain an independent public company, Vista Outdoor Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Vista Outdoor will continue to file periodic reports with the SEC. Under certain circumstances, Vista Outdoor may be required to pay a termination fee to CSG, or CSG may be required to pay a termination fee to Vista Outdoor. See “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 270.
In addition, if the Merger Proposal is not approved by Vista Outdoor stockholders or any of the other conditions to the Transaction are not satisfied or waived for any reason, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.
Q:Who will serve on the Revelyst Board following the closing of the Transaction?
A:At the Closing, the Revelyst Board is expected to consist of eight members: Michael Callahan, Gerard Gibbons, Bruce Grooms, Gary L. McArthur, Eric Nyman, Michael D. Robinson, Robert M. Tarola and Lynn Utter. For more information regarding Revelyst’s directors and management, see “Revelyst Management” beginning on page 349.
See also “Questions and Answers About the Revelyst Transaction—Who will serve on the Revelyst Board following the closing of the Revelyst Transaction?” beginning on page 18.
Q:Who will manage Revelyst following the closing of the Transaction?
A:Revelyst is expected to be led by Eric Nyman, as Revelyst’s Chief Executive Officer. Andrew J. Keegan is expected to serve as Revelyst’s Chief Financial Officer, Jung Choi is expected to serve as Revelyst’s General Counsel and Corporate Secretary and Joyce Butler is expected to serve as Revelyst’s Chief Human Resources Officer. For more information regarding Revelyst’s directors and management, see “Revelyst Management” beginning on page 349.
Q:Does Revelyst intend to pay cash dividends?
A:Revelyst intends to retain future earnings for use in the operation of its business and to fund future growth, including through acquisitions. Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future. See “Historical Market Price and Dividend Information—Revelyst Dividend Policy” beginning on page 53.

Q:Will Revelyst incur any debt prior to or at the time of the Transaction?
A:No, Revelyst does not expect to incur any debt prior to or at the time of the Transaction.

QUESTIONS AND ANSWERS ABOUT THE REVELYST TRANSACTION
The following are some of the questions that you may have regarding the Revelyst Transaction and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The Transactions” beginning on page 91 and “Revelyst Merger Agreement” beginning on page 281. These questions and answers, as well as the section entitled “Summary” beginning on page 26, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. You are urged to read this proxy statement/prospectus in its entirety. Additional important information is also contained in the annexes to this proxy statement/prospectus. You should pay special attention to the section entitled “Risk Factors” beginning on page 54 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83.
Q:What is the Revelyst Transaction described in this proxy statement/prospectus?
A:On October 4, 2024, Vista Outdoor entered into the Revelyst Merger Agreement with Revelyst, SVP Merger Sub and SVP Parent, pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, following the consummation of the Merger and subject to the receipt of regulatory approvals and other customary closing conditions, SVP Merger Sub will be merged with and into Revelyst (holding only the Revelyst Business), with Revelyst surviving the merger as a wholly owned subsidiary of SVP Parent. At the Revelyst Merger Effective Time, each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (including shares of Revelyst Common Stock received by Vista Outdoor stockholders as part of the Merger Consideration) (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive an amount equal to the Revelyst Merger Consideration.
See “—What consideration will Vista Outdoor stockholders receive if the Revelyst Transaction is completed?” beginning on page 13 for a discussion of the Revelyst Merger Consideration.
Q: Will Vista Outdoor stockholders be asked to consider and vote on the Revelyst Merger Agreement?
A.No separate approval of the Revelyst Merger Agreement by Vista Outdoor stockholders is required and Vista Outdoor stockholders are not being asked to vote upon the Revelyst Merger Agreement.
However, Vista Outdoor stockholders are being asked to vote on the adoption of the Merger Agreement, and if the proposal to adopt the Merger Agreement is not approved by Vista Outdoor stockholders, the Revelyst Merger cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Merger.
Q:Is the closing of the Revelyst Transaction subject to any conditions?
A:Yes. The respective obligations of each party to effect the Revelyst Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Revelyst Merger Agreement, including, among other things: (i) the approval of Vista Outdoor in its capacity as sole stockholder of Revelyst; (ii) termination or expiry of any waiting period (or any extension thereof) applicable to the Revelyst Transaction under the HSR Act and approval under the Austrian Cartel Act 2005, the German Act Against Restraints on Competition 2023 and the United Kingdom National Security and Investment Act 2021; (iii) the absence of legal restraints prohibiting the Revelyst Transaction; (iv) consummation of the Merger in accordance with the Merger Agreement, the purchase price adjustment in connection with the Merger having become final and binding and the related purchase price adjustment payments, if any, having been paid; (v) the completion of the Reorganization (as defined in the Revelyst Merger Agreement); and (vi) other customary conditions specified in the Revelyst Merger Agreement. See “Revelyst Merger Agreement—Conditions Precedent” beginning on page 297.
Each party to the Revelyst Merger Agreement may, to the extent permitted by law, waive any condition that is a condition to the obligations of such party to effect the Revelyst Merger. Conditions that are required by law

(such as (i) the approval of Vista Outdoor in its capacity as the sole stockholder of Revelyst, (ii) any waiting period (or any extension thereof) applicable to the Transaction under the HSR Act having been terminated or having expired, approval under the United Kingdom National Security and Investment Act 2021 and approval under the Austrian Cartel Act 2005, the German Act Against Restraints on Competition 2023 and the United Kingdom National Security and Investment Act 2021 and (iii) the absence of legal restraints prohibiting the Revelyst Transaction) may not be waived. If the applicable party or parties were to waive a closing condition that may be waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst. See “Risk Factors—Risks Related to the Revelyst Transaction—The consummation of the Revelyst Transaction is subject to a number of conditions, many of which are largely outside of the control of the parties to the Revelyst Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Revelyst Merger Agreement may be terminated and the Revelyst Transaction may not be completed. If any closing conditions are waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst and its stockholders” beginning on page 57.
Q:How will the Revelyst Transaction be financed?
A:SVP Parent’s obligation to pay the Revelyst Merger Consideration is being funded through $1.152 billion of fully committed equity financing arranged by SVP Parent. In connection with the Revelyst Merger Agreement, SVP Parent has received a fully executed equity commitment letter, dated as of October 4, 2024, from certain affiliates of SVP Parent to fund the payment of the Revelyst Merger Consideration. See “Revelyst Merger Agreement—Financing” beginning on page 294.
Q:What consideration will Vista Outdoor stockholders receive if the Revelyst Transaction is completed?
A:At the Revelyst Merger Effective Time, each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (including shares of Revelyst Common Stock received by Vista Outdoor stockholders as part of the Merger Consideration), other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent, will be converted into the right to receive an amount in cash equal to the Revelyst Merger Consideration (as defined below), in each case, per share of Revelyst Common Stock.
“Revelyst Merger Consideration” means an amount equal to (a) the sum of (x) the Revelyst Purchase Price (as defined below) and (y) the sum of the exercise prices of all Revelyst Options other than out-of-the-money Revelyst Options divided by (b) the sum of (x) the number of shares of Revelyst Common Stock issued and outstanding as of immediately prior to the Revelyst Merger Effective Time (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent as of such time) and (y) the number of shares of Revelyst Common Stock underlying each Revelyst equity award entitled to receive the Revelyst Merger Consideration at the Revelyst Merger Effective Time pursuant to the Revelyst Merger Agreement outstanding as of immediately prior to the Revelyst Merger Effective Time.
“Revelyst Purchase Price” means (a) $1,125,000,000 plus (b) the Revelyst Cash Adjustment Amount (as defined below).
“Revelyst Cash Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Revelyst Closing Cash (as defined in “Revelyst Merger Agreement—Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration” beginning on page 282) minus (ii) Revelyst Closing Debt (as defined in “Revelyst Merger Agreement—Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration” beginning on page 282) minus (iii) $25,000,000 minus (iv) the proceeds received by Revelyst or any of its subsidiaries from the sale, transfer, assignment, disposition or license (other than licensing in the ordinary course of business for which Revelyst or any of its subsidiaries receives revenue) of any asset (other than inventory in the ordinary course of business) from the date of the Revelyst Merger Agreement through the Revelyst Merger Closing Date (but excluding, for the avoidance of doubt, any proceeds received in connection with the Merger Agreement).
At the time the Vista Outdoor stockholders grant their proxies or vote at the Special Meeting with respect to the Merger Proposal, they will not know the actual value of the consideration they will receive in connection with the Revelyst Merger. Management of Vista Outdoor estimates as of the date of this proxy statement/prospectus that, if the Revelyst Merger Closing Date were to occur on December 31, 2024, the per share consideration payable to holders of Revelyst Common Stock in accordance with the Revelyst Merger Agreement would be approximately $19.25.
Q:How will Revelyst stockholders receive the Revelyst Merger Consideration to which they are entitled?
A:SVP Parent will appoint Computershare Trust Company, N.A. (or one of its affiliates), or another bank or trust company reasonably approved by Revelyst, to act as agent for the distribution of the Revelyst Merger Consideration (the “Revelyst Merger Exchange Agent”).
As promptly as practicable after the Revelyst Merger Effective Time, SVP Parent will cause the Revelyst Merger Exchange Agent to mail to each holder of record of shares of Revelyst Common Stock a letter of transmittal, inclusive of an exchange website URL and exchange website login credentials with respect to exchanging shares of Revelyst Common Stock for the Revelyst Merger Consideration. It is up to the stockholders to determine if they would like to exchange their Revelyst Common Stock by using either (1) the hardcopy letter of transmittal that was mailed to them by returning it, along with the applicable W-8/W-9 form where applicable or (2) logging into the exchange website to complete their exchange. Please note, in the instance where stockholders hold physical stock certificate(s), stockholders must surrender their physical stock certificate(s) either when presenting their letter of transmittal by mail or in the case of the exchange website, stockholders must surrender their physical stock certificate(s) before their exchange has been processed. It is recommended that stockholders return their physical stock certificate(s) by trackable mail, return receipt requested, using the Revelyst Merger Exchange Agent’s street address on the letter of transmittal and reflected on the exchange website.
Upon, in the case of shares of Revelyst Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Revelyst Merger Exchange Agent, or, in the case of shares of Revelyst Common Stock held in book-entry form, the receipt of an “agent’s message” by the Revelyst Merger Exchange Agent, in each case together with the letter of transmittal or using the exchange website, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Revelyst Merger Exchange Agent, the holder of such shares of Revelyst Common Stock will be entitled to receive in exchange the Revelyst Merger Consideration. If you hold non-certificated book-entry shares of Revelyst Common Stock through DTC, you will not be required to deliver a stock certificate or letter of transmittal, and you will instead receive your cash payment after the Revelyst Merger Exchange Agent receives the documents requested in the applicable instruction from DTC.
The Revelyst Merger Exchange Agent may charge holders an administrative fee for processing payment with respect to the Certificate (as defined in the section entitled “Revelyst Merger Agreement—Exchange Matters” beginning on page 284) represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account.
With respect to registered stockholders, if you hold your shares of Revelyst Common Stock outside of DTC, upon exchange of your shares of Revelyst Common Stock, a check will be issued for your cash entitlement.
See “Revelyst Merger Agreement—Exchange Matters” beginning on page 284 for a more detailed description of the procedures that will apply to the distribution of the Merger Consideration.
Q:What happens if a Revelyst stockholder’s stock certificate gets lost, stolen or is otherwise destroyed?
A:With respect to any holder of any Certificate (as defined in the section entitled “Revelyst Merger Agreement—Exchange Matters” beginning on page 284) that cannot be located due to the theft, loss or destruction of such Certificate, upon the Revelyst Merger Exchange Agent’s receipt from such stockholder of (a) an affidavit of such theft, loss or destruction, (b) an open penalty surety bond in form and substance satisfactory to the Revelyst Merger Exchange Agent and (c) payment of all applicable fees, the Revelyst Merger Exchange Agent will make payment of the Revelyst Merger Consideration to the former stockholder as though the Certificate had been surrendered. The Revelyst Merger Exchange Agent may charge holders an administrative fee for processing p ayment with respect to the Certificate represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account.
Q:How will the rights of Revelyst stockholders change after the Revelyst Transaction?
A:Following the closing of the Revelyst Transaction, former Revelyst stockholders will no longer have any ownership interest in Revelyst. Revelyst will be a wholly owned subsidiary of SVP Parent, and Revelyst Common Stock will no longer be traded on the NYSE. See “The Transactions—The Revelyst Transaction—Delisting and Deregistration of Revelyst Common Stock” beginning on page 236.
Q:What are the material U.S. federal income tax consequences to Revelyst stockholders from the Revelyst Transaction?
A:The receipt of cash in respect of Revelyst Common Stock pursuant to the Revelyst Transaction will be a taxable transaction for U.S. federal income tax purposes for Revelyst stockholders. Therefore, except as otherwise described in the following paragraph, generally, a U.S. Holder of Revelyst Common Stock will recognize capital gain or loss equal to the difference between (i) such U.S. Holder’s adjusted tax basis in its Revelyst Common Stock and (ii) the cash received in exchange for Revelyst Common Stock pursuant to the Revelyst Transaction. The initial tax basis of a U.S. Holder in the Revelyst Common Stock it receives in the Merger will equal the fair market value of such Revelyst Common Stock on the Closing Date.
Revelyst intends to treat the receipt of cash attributable to the Revelyst Cash Adjustment Amount as additional consideration received in exchange for Revelyst Common Stock, in which case the consequences will be the same as in the immediately preceding paragraph. However, the matter is not entirely free from doubt and the receipt of such cash may instead be treated as a distribution by Revelyst to Revelyst Stockholders in respect of their ownership of Revelyst Common Stock, in which case such cash would be treated as a dividend to the extent of Revelyst’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
If the Revelyst Cash Adjustment Amount is treated as additional consideration received in exchange for Revelyst Common Stock, a Non-U.S. Holder of Revelyst Common Stock will generally not be subject to U.S. federal income or withholding tax on the exchange of Revelyst Common Stock for cash in the Revelyst Merger. To the extent the receipt of cash attributable to the Revelyst Cash Adjustment Amount is treated as a dividend for U.S. federal income tax purposes, a Non-U.S. Holder of Revelyst Common Stock may be subject to U.S. federal income or withholding tax at a 30% rate, subject to reduction or elimination pursuant to an applicable treaty or other exception, on the receipt of cash attributable to the Revelyst Cash Adjustment Amount.
The tax consequences to Revelyst stockholders (including Vista Outdoor stockholders who receive shares of Revelyst Common Stock as part of the Merger Consideration) of the Revelyst Transaction may depend on a holder’s particular circumstances. Vista Outdoor stockholders should read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237 for a more detailed description of the U.S. federal income tax consequences of the Revelyst Transaction and should consult their own tax advisors for a full understanding of the tax consequences to them.
Q:What will happen to outstanding Revelyst equity awards held by Revelyst employees in connection with the Revelyst Transaction?
A:Restricted Stock Unit Awards. At the Revelyst Merger Effective Time, each Substitute Revelyst RSU that is not a Revelyst Rollover RSU (as defined below) and each other restricted stock unit in respect of shares of Revelyst Common Stock (collectively with each Substitute Revelyst RSU, a “Revelyst RSU”) will vest and be canceled in exchange for a lump-sum cash payment equal to the product of the number of shares of Revelyst Common Stock underlying such Revelyst RSU immediately prior to the Revelyst Merger Effective Time and the Revelyst Merger Consideration. At the Revelyst Merger Effective Time, Revelyst Rollover RSUs will vest and be canceled and converted into restricted cash awards representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Revelyst Common Stock underlying such Revelyst RSU as of immediately prior to the Revelyst Merger Effective Time and (ii) the Revelyst Merger Consideration, with the same terms and conditions as the corresponding Revelyst RSU including vesting. For these purposes, “Revelyst Rollover RSU” means a Revelyst RSU that is designated to be converted into a restricted cash award to the extent necessary to avoid adverse tax consequences to applicable Revelyst Employees and Revelyst under Sections 280G and 4999 of the Code.
Performance-Based Restricted Stock Unit Awards. At the Revelyst Merger Effective Time, each Substitute Revelyst PSU Award and each other performance-based restricted stock unit in respect of shares of Revelyst Common Stock (collectively with each Substitute Revelyst PSU Award, a “Revelyst PSU”) will vest and be canceled in exchange for a lump-sum cash payment equal to the product of the number of shares of Revelyst Common Stock underlying such Revelyst PSU immediately prior to the Revelyst Merger Effective Time and the Revelyst Merger Consideration, with performance conditions deemed achieved as of the Revelyst Merger Effective Time at 100% of target performance. Notwithstanding the foregoing, each Revelyst PSU set forth on a schedule (each, a “Specified Revelyst PSU Award”) held as of immediately prior to the Revelyst Merger Effective Time by any Revelyst Employee will be canceled and converted into a time- and performance-based restricted cash award representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Revelyst Common Stock underlying such Specified Revelyst PSU Award as of immediately prior to the Revelyst Merger Effective Time and (ii) the Revelyst Merger Consideration, with the same terms and conditions as the corresponding Revelyst PSU including vesting (including time- and performance-based vesting conditions).
Stock Option Awards. At the Revelyst Merger Effective Time, each Substitute Revelyst Option and each other option with respect to shares of Revelyst Common Stock (collectively with each Substitute Revelyst Option, a “Revelyst Option”), whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Revelyst Merger Consideration and the exercise price per share of the Revelyst Option.
Deferred Stock Unit Awards. At the Revelyst Merger Effective Time, each Substitute Revelyst DSU Award and each other deferred stock unit in respect of shares of Revelyst Common Stock (collectively with each Substitute Revelyst DSU, a “Revelyst DSU”), whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Revelyst Merger Consideration.
See “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283 for a more detailed description of the treatment of Revelyst equity awards in the Revelyst Transaction.
Q: What will happen to the Revelyst Employee Stock Purchase Plan?
A: Beginning on the date of the Revelyst Merger Agreement, until the earlier of the Revelyst Merger Closing Date and the termination of the Revelyst Merger Agreement, no Offering Period (as defined in the Revelyst Employee Stock Purchase Plan (the “Revelyst ESPP”)) under the Revelyst ESPP will commence. The Revelyst ESPP will terminate in its entirety on the Revelyst Merger Closing Date and no further rights will be granted or exercised under the Revelyst ESPP thereafter.
See “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283 for a more detailed description of the treatment of the Revelyst ESPP in the Revelyst Transaction.
Q:Do any of Vista Outdoor’s directors or executive officers have any interests in the Revelyst Transaction that are different from, or in addition to, my interests as a Vista Outdoor stockholder?
A:In considering the Proposals to be voted on at the Special Meeting, you should be aware that Vista Outdoor’s directors and executive officers have financial interests in the Revelyst Transaction that may be different from, or in addition to, your interests as a Vista Outdoor stockholder. The members of the Vista Outdoor Board were aware of and considered these interests in reaching the determination to approve the Merger Proposal and to recommend that Vista Outdoor stockholders approve the Merger Proposal. These interests include:
•the treatment of Revelyst’s equity awards provided for under the Revelyst Merger Agreement (as described in “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283);
•severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual employment agreements or Revelyst’s benefit plans;
•the potential to receive an annual bonus for the post-closing portion of the fiscal year in which the Revelyst Merger Closing occurs at the greater of threshold or actual performance levels;
•the potential to receive cash-based retention awards under a program established for the benefit of certain Revelyst Employees;
•the potential to receive cash-based transaction incentive awards; and
•continued indemnification and insurance coverage under the Revelyst Merger Agreement, Vista Outdoor’s organizational documents and any indemnification agreements Vista Outdoor has entered into with its directors and executive officers.
These interests are described in more detail, and certain of them are quantified, in the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221.
Q:Does Vista Outdoor have to pay anything to SVP Parent if the Revelyst Merger Agreement is terminated?
A:Vista Outdoor is required to pay a termination fee of $28,125,000 to SVP Parent if the Revelyst Merger Agreement is terminated under certain circumstances. For a discussion of the circumstances under which the termination fee is payable by Vista Outdoor, see “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300.
Q:Does SVP Parent have to pay anything to Vista Outdoor if the Revelyst Merger Agreement is terminated?
A:SVP Parent is required to pay a termination fee of $71,110,000 to Vista Outdoor if the Revelyst Merger Agreement is terminated under certain circumstances. For a discussion of the circumstances under which the termination fee is payable by SVP Parent, see “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300.
Q:Are there risks associated with the Revelyst Transaction?
A:Yes. Vista Outdoor stockholders may not realize the expected benefits of the Revelyst Transaction because of the risks and uncertainties discussed in the section entitled “Risk Factors—Risks Related to the Revelyst Transaction” beginning on page 57 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83.
Q:Can Vista Outdoor stockholders demand appraisal of their shares in connection with the Revelyst Transaction?
A:No. Revelyst stockholders (including Vista Outdoor stockholders who will receive shares of Revelyst Common Stock as part of the Merger Consideration) will not be entitled to dissenters’ rights, appraisal rights or similar rights in connection with the Revelyst Transaction. Vista Outdoor stockholders will not be entitled to dissenters’ rights, appraisal rights or similar rights solely in connection with the Revelyst Transaction, but will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Transaction. Vista Outdoor stockholders who properly exercise appraisal rights in connection with the Transaction will be entitled to have the fair value of their shares of Vista Outdoor Common Stock as of the effectiveness of the Merger determined by the Delaware Court of Chancery.
Q:When will the Revelyst Transaction be completed?
A:The Revelyst Transaction is currently expected to close by January 2025, subject to the consummation of the Merger, receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions set forth in the Revelyst Merger Agreement. See “Merger Agreement—Conditions Precedent” beginning on page 297.
Q:What happens if the Revelyst Transaction is not completed?
A:If the Merger is consummated but any of the other conditions to the Revelyst Merger are not satisfied or waived for any reason, the Revelyst Merger will not occur and Revelyst stockholders (including Vista Outdoor stockholders who receive shares of Revelyst Common Stock as part of the Merger Consideration) will continue to hold their shares of Revelyst Common Stock. Revelyst will remain an independent public company, Revelyst Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Revelyst will continue to file periodic reports with the SEC. Under certain circumstances, Vista Outdoor may be required to pay a termination fee to SVP Parent, or SVP Parent may be required to pay a termination fee to Revelyst. See “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300.
Q:Who will serve on the Revelyst Board following the closing of the Revelyst Transaction?
A:At the Revelyst Merger Closing, the directors of SVP Merger Sub immediately prior to the Revelyst Merger Effective Time will become the directors of Revelyst.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND VOTING
The following questions and answers are intended to address questions that you, as a stockholder of Vista Outdoor, may have regarding the Special Meeting with respect to the Transaction. These questions and answers highlight only some of the information contained in this proxy statement/prospectus. Vista Outdoor urges you to read carefully the entire proxy statement/prospectus and the annexes hereto in addition to these questions and answers. See the section entitled “Where You Can Find Additional Information” beginning on page i of this proxy statement/prospectus.
Q:What is this proxy statement/prospectus and why am I receiving it?
A:This proxy statement/prospectus is part of a solicitation of proxies by the Vista Outdoor Board for the Special Meeting and is being provided to Vista Outdoor stockholders and beneficial owners of Vista Outdoor Common Stock on or about [          ], 2024. This proxy statement/prospectus provides Vista Outdoor stockholders with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast, at the Special Meeting.
You are receiving these materials because you are a stockholder of record or beneficial owner of Vista Outdoor Common Stock as of the Record Date for the Special Meeting. This proxy statement/prospectus serves as the proxy statement through which the Vista Outdoor Board will solicit proxies to obtain the necessary stockholder approval with respect to each of the Proposals in connection with the Transaction. Vista Outdoor is holding the Special Meeting to obtain such approval. This proxy statement/prospectus contains important information about the Transaction and the Special Meeting, and you should read it carefully and in its entirety.
Q:What proposals will be considered at the Special Meeting?
A:The Special Meeting is being held for Vista Outdoor stockholders to vote on the approval of the following matters relating to the Transaction:
•A proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;
•A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger; and
•A proposal to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of Vista Outdoor Common Stock represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.
On October 4, 2024, following the execution and delivery of the Revelyst Merger Agreement, Vista Outdoor, in its capacity as sole stockholder of Revelyst, approved and adopted the Revelyst Merger Agreement at a meeting held for the purpose of obtaining such approval and adoption, in accordance with the DGCL and Revelyst’s organizational documents. No further action by any stockholder of Vista Outdoor or Revelyst is required under applicable law or the Revelyst Merger Agreement in connection with the Revelyst Merger Agreement or the consummation of the Revelyst Transaction. As a result, Vista Outdoor is not soliciting your vote for the approval and adoption of the Revelyst Merger Agreement and will not call a meeting of Vista Outdoor stockholders or, after the consummation of the Transaction, Revelyst stockholders for purposes of voting on the approval and adoption of the Revelyst Merger Agreement. However, Vista Outdoor stockholders are being asked to vote on the adoption of the Merger Agreement, and if the proposal to adopt the Merger Agreement is not approved by Vista Outdoor stockholders, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.

Q:How does the Vista Outdoor Board recommend that I vote?
A:The Vista Outdoor Board recommends that the Vista Outdoor stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Q:Who is entitled to vote at the Special Meeting?
A:All Vista Outdoor stockholders of record as of the Record Date are entitled to vote at the Special Meeting.
Q:What is the quorum requirement for the Special Meeting?
A:To conduct business at the Special Meeting, a quorum must be present. A quorum will be present if the holders of a majority of the outstanding shares of Vista Outdoor Common Stock entitled to vote as of the Record Date are present or represented by proxy at the Special Meeting. Abstentions are counted for purposes of establishing a quorum. On the Record Date, there were [          ] shares of Vista Outdoor Common Stock outstanding and entitled to vote. This does not include [          ] shares of Vista Outdoor Common Stock that were held in Vista Outdoor’s treasury and cannot be voted. Each share of Vista Outdoor Common Stock is entitled to one vote. There was no class of voting securities of Vista Outdoor outstanding on the Record Date other than the Vista Outdoor Common Stock.
Q:When and where will the Special Meeting be held?
A:The Special Meeting will be held virtually on [          ], 2024 at 9:00 a.m. Central Time (CT).
Q:How can I attend the Special Meeting and vote my shares of Vista Outdoor Common Stock online at the Special Meeting?
A:Vista Outdoor stockholders of record as of the Record Date can attend the virtual Special Meeting by accessing the meeting center at www.virtualshareholdermeeting.com/VSTO2024SM and entering the 16-digit control number on their proxy card. Instructions on how to connect to the Special Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
Beneficial Vista Outdoor stockholders as of the Record Date (i.e., Vista Outdoor stockholders who hold shares in “street name” through an intermediary, such as a bank or broker), who wish to attend the Special Meeting may attend using the 16-digit control number found on the notice and instructions received from their bank, broker or other financial intermediary.
Once admitted to the Special Meeting, you will be able to vote your shares electronically and submit any questions during the meeting.
Even if you plan to attend the Special Meeting online, Vista Outdoor recommends that you also submit your proxy or voting instructions as described below in “—How can I vote my shares of Vista Outdoor Common Stock without attending the virtual Special Meeting?” beginning on page 20 in advance of the Special Meeting so that your vote will be counted if you later decide not to attend the Special Meeting.
Q:How can I vote my shares of Vista Outdoor Common Stock without attending the virtual Special Meeting?
A:If you hold your shares of Vista Outdoor Common Stock directly, you may vote by granting a proxy by one of the following methods:
On the Internet – You may vote online at www.proxyvote.com by following the instructions provided in your proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card by mail. Internet voting will be available until 11:59 PM Eastern Time (ET) on [          ], 2024.

By Telephone – You may vote by telephone by dialing 1-800-690-6903. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card by mail. Telephone voting will be available until 11:59 PM Eastern Time (ET) on [          ], 2024.
By Mail – You may vote by signing and dating each proxy card that you receive and returning it in the prepaid envelope by [          ], 2024. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the Vista Outdoor Common Stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the Vista Outdoor Common Stock is held in joint ownership, one owner may sign on behalf of all owners.
If you are the beneficial owner of shares of Vista Outdoor Common Stock held in “street name”, you may instruct your bank, broker or other financial intermediary to vote your shares of Vista Outdoor Common Stock by following the instructions provided by your bank, broker or other financial intermediary. Most intermediaries offer voting by mail, by telephone and on the Internet.
Q:May I change or revoke my vote?
A:Yes. You may change or revoke your vote at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may change your vote by:
•Voting over the Internet or by telephone at any time prior to 11:59 PM Eastern Time (ET) on [          ], 2024;
•Signing and delivering to Vista Outdoor’s Corporate Secretary a written request to revoke your proxy vote prior to the Special Meeting that bears a date later than the date of the proxy you want to revoke and is received by Vista Outdoor’s Corporate Secretary prior to the Special Meeting;
•Signing and mailing a new, properly completed proxy card with a later date than your original proxy card prior to the Special Meeting; or
•Attending the virtual Special Meeting and voting your shares online at the Special Meeting. Your attendance at the virtual Special Meeting will not automatically revoke your proxy unless you properly vote your shares online at the Special Meeting.
If you are the beneficial owner of shares of Vista Outdoor Common Stock held in “street name”, you must instruct the bank, broker or other financial intermediary that holds your shares of Vista Outdoor Common Stock of record of your desire to change or revoke your voting instructions.
Q:How are shares of Vista Outdoor Common Stock voted?
A:Your shares of Vista Outdoor Common Stock will be voted as you instruct, assuming that you have properly voted over the Internet or by telephone or that your properly signed proxy card or voting instruction card is received in time to be voted at the Special Meeting.
If you are a Vista Outdoor stockholder of record and you properly submit your proxy with no voting instructions, your shares of Vista Outdoor Common Stock will be voted in accordance with the Vista Outdoor Board’s recommendation on each of the Proposals. See “—How does the Vista Outdoor Board recommend that I vote?” beginning on page 20 for more information.
If you are the beneficial owner of shares of Vista Outdoor Common Stock held in “street name” and you have not provided voting instructions to the bank, broker or other financial intermediary who holds your shares of Vista Outdoor Common Stock, such intermediary will not have discretionary authority to vote your shares of Vista Outdoor Common Stock in any of the Proposals. See “—What is a broker non-vote?” beginning on page 22 for more information.

Q:What vote is required to approve the Proposals?
A:Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock entitled to vote thereon. If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Merger Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Merger Proposal, as applicable, this will have the same effect as a vote “AGAINST” the Merger Proposal.
Approval of the Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Advisory Compensation Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Advisory Compensation Proposal, as applicable, this will have no effect on the outcome of the Advisory Compensation Proposal. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Vista Outdoor Board or Vista Outdoor. Accordingly, because Vista Outdoor is contractually obligated to pay the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Transaction, if the Merger Proposal is approved by the Vista Outdoor stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Adjournment Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Adjournment Proposal, as applicable, this will have no effect on the outcome of the Adjournment Proposal.
Q:What happens if I abstain from voting?
A:If you submit a proxy and explicitly abstain from voting on any Proposal, the shares of Vista Outdoor Common Stock represented by the proxy will be considered present at the Special Meeting for the purpose of determining a quorum.
See “—What vote is required to approve the Proposals?” beginning on page 22 for information on the effect of an abstention on each Proposal.
Q:What is a broker non-vote?
A:A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposal(s) and does not have discretionary authority to vote in the absence of instructions. Brokers have discretionary authority to vote on matters that are deemed “routine.” Brokers do not have discretionary authority to vote on matters that are deemed “non-routine.” Each of the Proposals is a non-routine matter. As a result, if you do not provide voting instructions, your shares of Vista Outdoor Common Stock will not be voted on any Proposal. Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Special Meeting. Broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal, but they will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. See “—What vote is required to approve the Proposals?” beginning on page 22 for more information.
Q:Who will tabulate and certify the votes at the Special Meeting?
A:Broadridge Financial Solutions will tabulate the votes cast prior to the Special Meeting. The Carideo Group, Inc., a corporate inspector of elections services firm, will validate the votes cast at the Special Meeting and provide a final certification once all votes, both proxy ballots submitted prior to the Special Meeting and votes cast in person at the Special Meeting, have been tabulated.

Q:Are holders of shares of Vista Outdoor Common Stock entitled to appraisal rights?
A:Subject to the Closing, Vista Outdoor stockholders who do not vote in favor of the approval of the Merger Proposal and who otherwise comply with the procedures and satisfy the conditions set forth in Section 262 of the DGCL are entitled to appraisal rights thereunder. For more information regarding appraisal rights, see the section entitled “The Transactions—The Transaction—Appraisal Rights” beginning on page 231. Failure to strictly comply with Section 262 may result in your waiver of, or inability to exercise, appraisal rights.
Q:What does it mean if I receive more than one proxy card or voting instruction card?
A:It means your shares of Vista Outdoor Common Stock are registered differently or are held in more than one account. To ensure that all of your shares of Vista Outdoor Common Stock are voted, please vote once for each proxy card or voting instruction card you receive.
Q:Where can I find the voting results of the Special Meeting?
A:Vista Outdoor will announce preliminary voting results during the Special Meeting and publish final results in a Current Report on Form 8-K following the Special Meeting.
Q:How will proxies be solicited and what is the cost?
A:Proxies are being solicited primarily by Internet and mail, but proxies may also be solicited personally, by telephone, facsimile and similar means. Vista Outdoor has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of $50,000, plus certain fees and expenses, for these services. Vista Outdoor’s directors, officers and other employees may help with the solicitation without additional compensation. Vista Outdoor will reimburse brokers, banks and other custodians and nominees for their reasonable expenses in forwarding proxy solicitation materials to the owners of the shares of Vista Outdoor Common Stock they hold. Vista Outdoor will pay all other expenses of preparing, printing, and mailing or distributing the proxy solicitation materials.
Q:What other business may be brought before the Special Meeting?
A:The Vista Outdoor Board does not intend to present any other matters for a vote at the Special Meeting. In accordance with the Vista Outdoor Bylaws, the only business that may be conducted at a special meeting of Vista Outdoor stockholders is such business as shall have been brought before the meeting (i) pursuant to Vista Outdoor’s notice of meeting delivered in accordance with the Vista Outdoor Bylaws or (ii) by or at the direction of the Vista Outdoor Board.
Q:How are proxy materials delivered to Vista Outdoor stockholders who share the same household?
A:The rules of the SEC allow Vista Outdoor to deliver a single copy of an annual report or proxy statement, as applicable, to any household at which two or more Vista Outdoor stockholders reside. Vista Outdoor believes this rule, referred to as “householding”, benefits everyone. It eliminates duplicate mailings that Vista Outdoor stockholders living at the same address receive, and it reduces Vista Outdoor’s printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements. If your household would like to receive duplicate rather than single mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.
Each Vista Outdoor stockholder will continue to receive a separate proxy card. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials. If you would like to receive another copy of the proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.
Vista Outdoor will also undertake to deliver promptly, upon written or oral request, a separate copy to a Vista Outdoor stockholder at a shared address to which a single copy of the proxy materials was delivered.
You may make a written or oral request by sending a notification to Vista Outdoor’s Corporate Secretary, providing your name, your shared address, and the address to which Vista Outdoor should direct the additional copy of the proxy materials to: Corporate Secretary, Vista Outdoor Inc., 1 Vista Way, Anoka, MN 55303.
Q:How many shares of Vista Outdoor Common Stock will Vista Outdoor’s directors and officers be entitled to vote at the Special Meeting? Do you expect them to vote in favor of the Proposals?
A:As of the close of business on [          ], 2024, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus, approximately [          ]% of the outstanding shares of Vista Outdoor Common Stock were held by Vista Outdoor directors and executive officers and their affiliates. Vista Outdoor expects that Vista Outdoor’s directors and executive officers will vote their shares in favor of each of the Proposals, although none of them has entered into any agreements obligating him or her to do so.
Q:What will happen if the Proposals are not approved?
A:If the Merger Proposal is not approved, Vista Outdoor will not be able to consummate the Transaction. In addition, if the Merger Proposal is not approved, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal and is not a condition to consummation of the Transaction. Such vote is advisory only, meaning that it will not be binding on the Vista Outdoor Board or Vista Outdoor. Accordingly, because Vista Outdoor is contractually obligated to pay the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Transaction, if the Merger Proposal is approved by the Vista Outdoor stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal and is not a condition to consummation of the Transaction.
Q:What happens if I transfer my shares of Vista Outdoor Common Stock before the Special Meeting?
A:The Record Date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Vista Outdoor Common Stock after the Record Date, you will retain your right to attend and vote at the Special Meeting. You will, however, have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Vista Outdoor Common Stock through the Effective Time of the Merger.
Q:What do I need to do now?
A:Carefully read and consider the information contained in this proxy statement/prospectus (including the annexes) and vote your shares of Vista Outdoor Common Stock either by telephone, the Internet or the use of a proxy card, as described in these questions and answers and this proxy statement/prospectus.

Q:Who can help answer my questions?
A:If you have questions about the Transaction, the Revelyst Transaction or the Proposals to be voted on at the Special Meeting, need assistance in completing your proxy card or if you desire additional copies of the document or additional proxy cards, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
+1 (877) 750-9499 (toll free)
+1 (212) 750-5833 (banks and brokers)
Q:Where can I find more information about Vista Outdoor and Revelyst?
A:You can find more information about Vista Outdoor and Revelyst from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page i.

SUMMARY
This summary, together with the sections titled “Questions and Answers About the Transaction”, “Questions and Answers about the Revelyst Transaction” and “Questions and Answers About the Special Meeting and Voting” beginning on pages 1, 12 and 19, respectively, provide a summary of the material terms of the Transaction and the Revelyst Transaction. These sections highlight selected information contained in this proxy statement/prospectus and may not include all the information that is important to you. You should read this entire proxy statement/prospectus carefully, including the annexes, as well as those additional documents referenced herein. See also “Where You Can Find Additional Information” beginning on page i.
The Companies (see “Information about Vista Outdoor” and “Information about the Revelyst Business” beginning on pages 304 and 305, respectively).
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Vista Outdoor is a leading global designer, manufacturer and marketer of outdoor recreation and shooting sports products. Vista Outdoor is headquartered in Anoka, Minnesota and has manufacturing and distribution facilities in the United States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. Vista Outdoor has a robust global distribution network serving customers in over 100 countries. Vista Outdoor was incorporated in Delaware on April 24, 2014.
Vista Outdoor operates through four reportable segments: The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology. The Kinetic Group segment consists of Vista Outdoor’s ammunition brands. The Revelyst Outdoor Performance segment consists of Vista Outdoor’s fishing, lifestyle and technical apparel, outdoor accessories, outdoor cooking and performance gear brands. The Revelyst Adventure Sports segment consists of Vista Outdoor’s protective gear & apparel, footwear, hydration and e-mobility brands. The Revelyst Precision Sports Technology segment consists of Vista Outdoor’s golf technology brands.
Revelyst, Inc.
c/o Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Revelyst was incorporated in Delaware on August 16, 2022 and is currently a wholly owned subsidiary of Vista Outdoor. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction, Revelyst will be an independent, publicly traded company holding the Revelyst Business, and Vista Outdoor will no longer have any ownership interest in Revelyst. Revelyst intends to file an application to list the Revelyst Common Stock on the New York Stock Exchange under the ticker symbol “GEAR”. Following the closing of the Revelyst Transaction, Revelyst will be a wholly owned subsidiary of SVP Parent. Revelyst will be headquartered in Providence, Rhode Island.
CSG Elevate II Inc.
c/o CZECHOSLOVAK GROUP a.s.
Pernerova 691/42, CZ-186 00
Prague 8, Czech Republic
Merger Sub Parent was incorporated in Delaware on September 26, 2023, solely for the purpose of carrying out the Transaction. Merger Sub Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transaction. Merger Sub Parent is a wholly owned subsidiary of CSG.
CSG Elevate III Inc.
c/o CZECHOSLOVAK GROUP a.s.
Pernerova 691/42, CZ-186 00
Prague 8, Czech Republic
Merger Sub was incorporated in Delaware on September 26, 2023, solely for the purpose of carrying out the Transaction. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transaction. Merger Sub is a wholly owned subsidiary of Merger Sub Parent.
CZECHOSLOVAK GROUP a.s.
Pernerova 691/42, CZ-186 00
Prague 8, Czech Republic
CSG is an international industrial technology holding company building on the tradition of the Czech and Slovak industry, owned by Michal Strnad. CSG supports the development of Czech and Slovak companies engaged in defense and civil industrial production and trade, and it invests in and develops its member companies based in the Czech Republic, Slovakia, India, Italy, Serbia, Spain, the UK and the United States. More than 10,000 people are employed by CSG companies and affiliates. In 2022, the holding company’s consolidated revenues reached 25 billion CZK.
CSG operates across five strategic business segments covering aerospace, ammunition, defense, mobility and business projects. CSG’s products can be found on all continents thanks to the holding company’s strong pro-export orientation, and the number of its customers continues to grow. The predecessor to CSG, Excalibur Army spol. s r.o., was established in 1995.
The Transaction (see “The Transactions” beginning on page 91).
On October 15, 2023, Vista Outdoor entered into the Merger Agreement with Revelyst, Merger Sub Parent, Merger Sub and, solely for the purposes of specific provisions therein, CSG, pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent. Pursuant to the Separation Agreement entered into between Vista Outdoor and Revelyst simultaneously with the signing of the Merger Agreement, Vista Outdoor will effect a separation pursuant to which, among other things, the Revelyst Business will be separated from the Sporting Products Business and transferred to Revelyst. Prior to the consummation of the Merger, (i) pursuant to the Subscription Agreement, Merger Sub Parent will contribute the Subscription Amount to Vista Outdoor in exchange for shares of Vista Outdoor Common Stock and (ii) immediately thereafter, Vista Outdoor will contribute the Contribution Amount to Revelyst. The Contribution Amount will be increased if necessary to ensure that, immediately following such contribution and the deposit by Revelyst of the cash portion of the Merger Consideration (as defined below) with the exchange agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000, provided that, if the Contribution Amount is increased in connection with the foregoing, Revelyst will pay to Vista Outdoor an amount equal to such increase on the earlier of (a) the consummation of the Revelyst Merger and (b) the date that is three months after the Closing. Following the completion of the foregoing, Merger Sub will merge with and into Vista Outdoor, with Vista Outdoor surviving the Merger and becoming a wholly owned subsidiary of Merger Sub Parent.
On May 27, 2024, the Parties entered into the First Merger Agreement Amendment. The First Merger Agreement Amendment:
•increased (i) the Base Purchase Price from $1,910,000,000 to $1,960,000,000 and (ii) the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and

•provided that certain Vista Outdoor RSUs held by Sporting Products Employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and Vista Outdoor under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
On June 23, 2024, the Parties entered into the Second Merger Agreement Amendment. The Second Merger Agreement Amendment increased (i) the Base Purchase Price from $1,960,000,000 to $2,000,000,000 and (ii) the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
On July 7, 2024, the Parties entered into the Third Merger Agreement Amendment. The Third Merger Agreement Amendment increased (i) the Base Purchase Price from $2,000,000,000 to $2,100,000,000 and (ii) the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.
On July 21, 2024, the Parties entered into the Fourth Merger Agreement Amendment. The Fourth Merger Agreement Amendment increased (i) the Base Purchase Price from $2,100,000,000 to $2,150,000,000 and (ii) the Cash Consideration from $21.00 to $24.00 in cash per share of Vista Outdoor Common Stock.
On September 12, 2024, the Parties entered into the Fifth Merger Agreement Amendment. The Fifth Merger Agreement Amendment:
•provided for Revelyst to issue Vista Outdoor additional shares of Revelyst Common Stock in an amount equal to the Revelyst Purchased Shares prior to the sale of such shares from Vista Outdoor to Merger Sub Parent;
•provided that immediately prior to Closing, Merger Sub Parent would purchase from Vista Outdoor the Revelyst Purchased Shares for the Revelyst Purchased Shares Purchase Price (the “Revelyst Investment”);
•provided that following payment of the Revelyst Purchased Shares Purchase Price, Vista Outdoor would contribute such amount to Revelyst to be paid to Vista Outdoor stockholders as part of the Cash Consideration; and
•increased the Cash Consideration from $24.00 to $28.00 in cash per share of Vista Outdoor Common Stock.
On October 4, 2024, the Parties entered into the Sixth Merger Agreement Amendment. The Sixth Merger Agreement Amendment:
•increased the Base Purchase Price from $2,150,000,000 to $2,225,000,000;
•changed the Cash Consideration from $28.00 to $25.75 in cash per share of Vista Outdoor Common Stock;
•extended the End Date to December 11, 2024; and
•eliminated the Revelyst Investment.
On the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the Vista Outdoor Board, at the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock.
Following the closing of the Transaction, Vista Outdoor, holding only the Sporting Products Business, will be a wholly owned subsidiary of CSG. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction, Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company. See “—The Revelyst Transaction—Overview” beginning on page 43.

In connection with the Transaction, Vista Outdoor and Revelyst have entered into and will enter into several other agreements to provide for the allocation of assets and liabilities between Vista Outdoor and Revelyst and to govern the relationship between Vista Outdoor and Revelyst following the Closing, including with respect to employee matters and transition services. For a more complete discussion of the agreements related to the Transaction, see “Merger Agreement,” “Separation Agreement” and “Additional Transaction Agreements” beginning on pages 246, 273 and 302, respectively.
Conditions to the Transaction (see “Merger Agreement—Conditions Precedent” beginning on page 268).
The respective obligations of each party to effect the Merger, and the respective obligations of Vista Outdoor and Merger Sub Parent to effect the Subscription, are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing Date of the following conditions:
•receipt of an affirmative vote for the adoption of the Merger Agreement from the holders of a majority of the outstanding shares of Vista Outdoor Common Stock represented and entitled to vote thereon at the meeting of the Vista Outdoor stockholders held for the purpose of obtaining such approval, or any postponement, adjournment or recess thereof (the “Vista Outdoor Stockholder Approval”);
•termination or expiry of any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act, receipt of CFIUS approval and approval under the United Kingdom National Security and Investment Act 2021;
•the absence of any law or judgment, order, injunction, ruling, writ, decree or other directive issued, promulgated or entered into by or with any governmental authority including any court of competent jurisdiction (each, a “Restraint”) that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transaction;
•completion of certain pre-Closing steps relating to the Separation in accordance with the Separation Agreement;
•the registration statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any stop order; and
•the shares of Revelyst Common Stock to be distributed in connection with the Merger being approved for quotation on the NYSE, subject to official notice of issuance.
In addition, (a) the respective obligations of Vista Outdoor, Revelyst, Merger Sub Parent and Merger Sub to effect the Merger, and the respective obligations of Vista Outdoor and Merger Sub Parent to effect the Subscription, are subject to the accuracy of certain representations and warranties made by the other parties in the Merger Agreement and the compliance by such other parties with their respective covenants in the Merger Agreement, in each case, subject to the materiality standards set forth in the Merger Agreement, and (b) the obligations of Merger Sub Parent and Merger Sub to effect the Merger, and the obligation of Merger Sub Parent to effect the Subscription, are further subject to the absence of a Vista Outdoor Material Adverse Effect (as defined in “Merger Agreement—Representations and Warranties” beginning on page 252).
For a more complete discussion of the conditions to the Transaction, see “Merger Agreement—Conditions Precedent” beginning on page 268.
Treatment of Outstanding Vista Outdoor Equity Awards (see “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248).
Outstanding Vista Outdoor equity awards held by any Revelyst Employee or any Continuing Non-Employee Director will be treated as follows as of immediately prior to the Effective Time:
•Restricted Stock Unit Awards. Each Vista Outdoor RSU Award held as of immediately prior to the Effective Time by any Revelyst Employee or any Continuing Non-Employee Director will be converted immediately prior to the Effective Time into a Substitute Revelyst RSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor RSU Award to which it relates, and the vesting of the award will be based on continued service with Revelyst.
•Performance-Based Restricted Stock Unit Awards. Each Vista Outdoor PSU Award held as of immediately prior to the Effective Time by any Revelyst Employee, other than each Specified Vista Outdoor PSU Award, will be converted immediately prior to the Effective Time into a Substitute Revelyst RSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio, with performance conditions deemed achieved as of the Closing Date, as applicable, at (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and Special Retention PSUs and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards. After the Closing, each such Substitute Revelyst RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor PSU Award to which it relates, except as provided above, and the vesting of the award will be based on continued service with Revelyst.
Each Specified Vista Outdoor PSU Award held as of immediately prior to the Effective Time by any Revelyst Employee will be converted immediately prior to the Effective Time into a Substitute Revelyst PSU Award based on the target number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst PSU Award will be subject to substantially the same terms and conditions, including performance conditions and vesting schedule, as the Specified Vista Outdoor PSU Award to which it relates.
•Stock Option Awards. Each Vista Outdoor Option held as of immediately prior to the Effective Time, whether vested or unvested, by any Revelyst Employee will be converted immediately prior to the Effective Time into a Substitute Revelyst Option Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio and with an exercise price that preserves the fair value of the award following the Transaction. After the Closing, each such Substitute Revelyst Option Award will be subject to substantially the same terms and conditions as the original Vista Outdoor Option to which it relates, and the vesting of the award will be based on continued service with Revelyst.
•Deferred Stock Unit Awards. Each Vista Outdoor DSU Award held by a Continuing Non-Employee Director as of immediately prior to the Effective Time will be converted immediately prior to the Effective Time into a Substitute Revelyst DSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst DSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor award to which it relates, and the vesting of the award will be based on continued service with Revelyst.
Outstanding Vista Outdoor equity awards held by any Sporting Products Employee (including, solely for this purpose, each former employee of Vista Outdoor prior to the Closing) or any Non-Continuing Non-Employee Director will be treated as follows as of the Effective Time:
•Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor RSU Award (other than a Vista Outdoor Rollover RSU) held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price. At the Effective Time, each Vista Outdoor Rollover RSU will be canceled and converted into a restricted cash award equal to the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor RSU, including vesting terms.
•Performance-Based Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor PSU Award held by a Sporting Products Employee will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price, with performance criteria, as applicable, deemed achieved as follows: (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and Special Retention PSUs and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards.

•Stock Option Awards. At the Effective Time, each Vista Outdoor Option held by a Sporting Products Employee, whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Vista Outdoor Pre-Closing Stock Price and the exercise price per share of the Vista Outdoor Option.
•Deferred Stock Unit Awards. At the Effective Time, each Vista Outdoor DSU Award held by a Non-Continuing Non-Employee Director, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Vista Outdoor Pre-Closing Stock Price.
For a more complete discussion of the treatment of Vista Outdoor equity awards, see “Merger Agreement— Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248.
Treatment of Vista Outdoor ESPP (see “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248).
•Beginning on the date of the Merger Agreement, no Offering Period under the Vista Outdoor ESPP will commence, no new participants may join the Vista Outdoor ESPP during the Existing Offering Period and no participant may increase the amount of his or her payroll deductions with respect to the Existing Offering Period. If the Effective Time occurs prior to the end of the Existing Offering Period, all participant contributions under the Vista Outdoor ESPP will be used to purchase shares of Vista Outdoor Common Stock two Business Days prior to the Effective Time in accordance with the terms of the Vista Outdoor ESPP as if it was the last day of the Existing Offering Period.
•The Vista Outdoor ESPP will terminate in its entirety on the Closing Date and no further rights will be granted or exercised under the Vista Outdoor ESPP thereafter.
For a more complete discussion of the treatment of the Vista Outdoor ESPP, see “Merger Agreement— Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248.
Voting by Vista Outdoor Directors and Executive Officers (see “Information About the Vista Outdoor Special Meeting” beginning on page 86).
As of the close of business on [          ], 2024, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus, approximately [          ] shares of Vista Outdoor Common Stock, representing approximately [          ]% of the outstanding shares of Vista Outdoor Common Stock, were held by Vista Outdoor directors and executive officers and their affiliates. Vista Outdoor expects that Vista Outdoor’s directors and executive officers will vote their shares in favor of each of the Proposals, although none of them has entered into any agreements obligating him or her to do so.
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock entitled to vote thereon. Approval of the Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). For a more complete discussion of the vote required to approve each of the Proposals, see “Questions and Answers About the Special Meeting—What vote is required to approve the Proposals?” beginning on page 22.
Vista Outdoor’s Financial Advisors—Morgan Stanley & Co. LLC (see “The Transactions—Morgan Stanley & Co. LLC” beginning on page 142)
Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by Vista Outdoor to act as its financial advisor in connection with the Transactions.
On October 15, 2023, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated October 15, 2023, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion dated October 15, 2023, the Consideration (as defined in Morgan Stanley’s written opinion dated October 15, 2023) to be received by Vista Outdoor pursuant to the Original Merger Agreement and the Original Separation Agreement was fair from a financial point of view to Vista Outdoor. The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated October 15, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex G to this proxy statement/prospectus and is incorporated herein by reference. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion set forth in the section entitled “The Transactions—Morgan Stanley & Co. LLC—October 2023 Opinion of Morgan Stanley & Co. LLC” beginning on page 142 carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Vista Outdoor Board, in its capacity as such, and addressed only the fairness from a financial point of view of the Consideration (as defined in Morgan Stanley’s written opinion dated October 15, 2023) to be received by Vista Outdoor pursuant to the Original Merger Agreement and the Original Separation Agreement as of the date of the opinion and did not address any other aspects or implications of the Transaction. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how Vista Outdoor stockholders should vote at the Special Meeting. For more information, see the section entitled “The Transactions—Morgan Stanley & Co. LLC—October 2023 Opinion of Morgan Stanley & Co. LLC” beginning on page 142.
On June 9, 2024, Morgan Stanley presented, solely for informational purposes, its financial analyses regarding the consideration proposed to be received by holders of Vista Outdoor Common Stock pursuant to the MNC Third Indication. Morgan Stanley did not opine on the fairness, from a financial point of view, of the consideration to be received by holders of Vista Outdoor Common Stock pursuant to the MNC Third Indication. Morgan Stanley’s analyses and its presentation to the Vista Outdoor Board was one of many factors taken into consideration by the Vista Outdoor Board in deciding to reject the MNC Third Indication. The Vista Outdoor Board was informed by Morgan Stanley that it should not definitively rely upon or use its analyses to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. Morgan Stanley’s analyses were not intended to, and do not constitute an opinion or recommendation as to how the Vista Outdoor stockholders should vote at the Special Meeting. For more information, see the section entitled “The Transactions—Morgan Stanley & Co. LLC—Summary of Financial Analyses in Connection with the MNC Third Indication” beginning on page 149.
On July 7, 2024, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated July 7, 2024, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the consideration that would be received by the holders of shares of Vista Outdoor Common Stock pursuant to the MNC Fourth Indication was inadequate from a financial point of view to the holders of shares of Vista Outdoor Common Stock. The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated July 7, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion set forth in the section entitled “The Transactions—Morgan Stanley & Co. LLC—Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154 carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Vista Outdoor Board, in its capacity as such, and addressed only the adequacy, from a financial point of view, as of the date of the opinion, of the consideration that would be received by the holders of Vista Outdoor Common Stock pursuant to the MNC Fourth Indication and did not address any other term or aspect of the MNC Fourth Indication or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the MNC Fourth Indication or entered into or amended in connection therewith. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how Vista Outdoor stockholders should vote at the Special Meeting. For more information, see the section entitled “The Transactions—Morgan Stanley & Co. LLC—Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154 .

On October 4, 2024, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated October 4, 2024, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Aggregate Base Purchase Price (as defined in Morgan Stanley’s written opinion dated October 4, 2024) was, in the aggregate, fair from a financial point of view to the Covered Holders (as defined in Morgan Stanley’s written opinion dated October 4, 2024). The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated October 4, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex K to this proxy statement/prospectus and is incorporated herein by reference. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion set forth in the section entitled “The Transactions—Morgan Stanley & Co. LLC—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161 carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Vista Outdoor Board, in its capacity as such, and addressed only the fairness to the Covered Holders (as defined in Morgan Stanley’s written opinion dated October 4, 2024) from a financial point of view of the Aggregate Base Purchase Price (as defined in Morgan Stanley’s written opinion dated October 4, 2024) pursuant to the Transaction Agreements (as defined in Morgan Stanley’s written opinion dated October 4, 2024) as of the date of the opinion and did not address any other aspects or implications of the Transactions. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how Vista Outdoor stockholders should vote at the Special Meeting. For more information, see the section entitled “The Transactions—Morgan Stanley & Co. LLC—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161.
Vista Outdoor’s Financial Advisors—Moelis & Company LLC (see “The Transactions—Moelis & Company LLC” beginning on page 174)
In connection with the Transaction, the independent members of the Vista Outdoor Board, excluding former director Mark Gottfredson (the “Vista Outdoor Independent Directors”) (see “The Transactions—Background of the Transactions” beginning on page 95 for a discussion of Mr. Gottfredson’s recusal), and the Vista Outdoor Board received an oral opinion on October 15, 2023, which was subsequently confirmed by delivery of a written opinion dated the same date, from the financial advisor to the Vista Outdoor Independent Directors, Moelis & Company LLC (“Moelis”), as of the date of such opinion, as to the fairness, from a financial point of view, to Vista Outdoor of the Base Purchase Price (which, as of October 15, 2023, was $1.91 billion) set forth in the Original Merger Agreement. The full text of Moelis’ written opinion dated October 15, 2023, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) as well as for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluations of the Transaction. Moelis’ opinion was limited solely to the fairness, from a financial point of view, of the Base Purchase Price set forth in the Original Merger Agreement and did not address Vista Outdoor’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. For more information, see the section entitled “The Transactions—Moelis & Company LLC—October 2023 Opinion of Moelis & Company LLC” beginning on page 174.
In connection with their evaluation of the MNC Third Indication, the Vista Outdoor Board received a presentation from Moelis containing a financial analysis relating to the MNC Third Indication. The financial analysis did not constitute an opinion, nor did it accompany an opinion, regarding the fairness, adequacy or any other aspect of the MNC Third Indication. Moelis’ financial analysis was provided for the use and benefit of the Vista Outdoor Board (solely in its capacity as such) in its evaluation of the MNC Third Indication. Moelis’ financial analysis did not address Vista Outdoor’s underlying business decision to enter into the Merger Agreement (which, as of that time, was the Original Merger Agreement, as amended by the First Merger Agreement Amendment), effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor, including acceptance or pursuit of the MNC Third Indication. Moelis’ financial analysis did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. For more information, see the section entitled “The Transactions—Moelis & Company LLC—Summary of Moelis’ Financial Analyses in Connection with the MNC Third Indication” beginning on page 182.
In connection with their evaluation of the MNC Fourth Indication, the Vista Outdoor Independent Directors and the Vista Outdoor Board received an oral opinion on July 7, 2024, which was subsequently confirmed by delivery of a written opinion dated the same date, from the financial advisor to the Vista Outdoor Independent Directors, Moelis, as of the date of such opinion, as to the adequacy of the MNC Fourth Indication as compared to the Transaction Amount (as defined in the section entitled “The Transactions—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189), from a financial point of view, to holders of Vista Outdoor Common Stock. The full text of Moelis’ written opinion dated July 7, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) as well as for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluation of the MNC Fourth Indication. Moelis’ opinion was limited solely to the adequacy, from a financial point of view, of the MNC Fourth Indication as compared to the Transaction Amount and did not address Vista Outdoor’s underlying business decision to enter into the Merger Agreement (which, as of that time, was the Original Merger Agreement, as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment), effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. For more information, see the section entitled “The Transactions—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189.
In connection with the Transactions, the Vista Outdoor Independent Directors and the Vista Outdoor Board received an oral opinion on October 4, 2024, which was subsequently confirmed by delivery of a written opinion dated the same date, from the financial advisor to the Vista Outdoor Independent Directors, Moelis, as of the date of such opinion, as to the fairness, from a financial point of view, to the Covered Holders (as defined in Moelis’ written opinion dated October 4, 2024) of Vista Outdoor Common Stock of the Base Purchase Price set forth in the Merger Agreement, together with the Revelyst Base Purchase Price set forth in the Revelyst Merger Agreement, in the aggregate. The full text of Moelis’ written opinion dated October 4, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex L to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) and for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluations of the Base Purchase Price and the Revelyst Base Purchase Price, in the aggregate. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Base Purchase Price and the Revelyst Base Purchase Price, in the aggregate, and does not address Vista Outdoor’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. For more information, see the section entitled “The Transactions—Moelis & Company LLC—October 2024 Opinion of Moelis & Company LLC” beginning on page 199.
Board of Directors and Executive Officers of Revelyst Following the Transaction (see “Revelyst Management” beginning on page 349).
At the Closing, the Revelyst Board is expected to consist of eight members: Michael Callahan, Gerard Gibbons, Bruce Grooms, Gary L. McArthur, Eric Nyman, Michael D. Robinson, Robert M. Tarola and Lynn Utter. Following the Closing, Revelyst is expected to be led by Eric Nyman, as Revelyst’s Chief Executive Officer. Andrew J. Keegan is expected to serve as Revelyst’s Chief Financial Officer, Jung Choi is expected to serve as Revelyst’s General Counsel and Corporate Secretary and Joyce Butler is expected to serve as Revelyst’s Chief Human

Resources Officer. For more information regarding Revelyst’s directors and management, see “Revelyst Management” beginning on page 349.
See “—The Revelyst Transaction—Board of Directors and Officers of Revelyst Following the Revelyst Transaction” beginning on page 45.
Interests of Vista Outdoor Directors and Executive Officers in the Transactions (see “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221).
Vista Outdoor’s directors and executive officers have financial interests in the Transaction and the Revelyst Transaction that may be different from, or in addition to, your interests as a Vista Outdoor stockholder. The members of the Vista Outdoor Board were aware of and considered these interests in reaching the determination to approve the execution, delivery and performance by Vista Outdoor of the Merger Agreement and the Revelyst Merger Agreement and to recommend that Vista Outdoor stockholders approve the Merger Proposal. These interests include:
•the treatment of Vista Outdoor’s and Revelyst’s equity awards provided for under the Merger Agreement, the Employee Matters Agreement and the Revelyst Merger Agreement (as described in “Merger Agreement— Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” and “Revelyst Merger Agreement— Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on pages 248 and 283, respectively);
•severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual employment agreements or Vista Outdoor’s or Revelyst’s benefit plans;
•the potential to receive an annual bonus for the post-closing portion of the fiscal year in which the Closing or the Revelyst Merger Closing, as applicable, occurs at the greater of threshold or actual performance levels;
•the potential to receive cash-based retention awards under a program established for the benefit of certain employees;
•the potential to receive cash-based transaction incentive awards; and
•continued indemnification and insurance coverage under the Merger Agreement, the Revelyst Merger Agreement, Vista Outdoor’s organizational documents and any indemnification agreements Vista Outdoor has entered into with its directors and executive officers.
These interests are described in more detail, and certain of them are quantified, in the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221.
Risk Factors (see “Risk Factors” beginning on page 54).
The following list of risk factors is not exhaustive. You should carefully read the information in the section entitled “Risk Factors” beginning on page 54 for a more thorough description of these and other risks.
Risks Related to the Transaction
•The consummation of the Transaction is subject to a number of conditions, many of which are largely outside of the control of the parties to the Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Transaction may not be completed. If any closing conditions are waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst.
•Failure to complete the Transaction could adversely affect Vista Outdoor’s stock price and business, results of operations or financial condition.

•While the Transaction is pending, Vista Outdoor is subject to business uncertainties and certain contractual restrictions that could adversely affect Vista Outdoor’s business, results of operations or financial condition.
•The termination fees in the Merger Agreement and the Revelyst Merger Agreement and restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Vista Outdoor or its businesses.
•Litigation against Vista Outdoor, CSG or the members of their respective boards could prevent or delay the completion of the Transaction or result in the payment of damages following completion of the Transaction.
•If the Transaction is not consummated by the applicable deadline, either Vista Outdoor or Merger Sub Parent may terminate the Merger Agreement, subject to certain exceptions.
•Vista Outdoor’s directors and executive officers have interests in the Transaction that may be different from your interests as a stockholder of Vista Outdoor.
Risks Related to the Revelyst Transaction
•The consummation of the Revelyst Transaction is subject to a number of conditions, many of which are largely outside of the control of the parties to the Revelyst Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Revelyst Merger Agreement may be terminated and the Revelyst Transaction may not be completed. If any closing conditions are waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst and its stockholders.
•Revelyst stockholders cannot be sure of the value of the Revelyst Merger Consideration they will receive at the effective time of the Revelyst Merger.
•Failure to complete the Revelyst Transaction could adversely affect Revelyst’s stock price and business, results of operations or financial condition.
•While the Revelyst Transaction is pending, Revelyst is subject to business uncertainties and certain contractual restrictions that could adversely affect Revelyst’s business, results of operations or financial condition.
•Litigation against parties to the Revelyst Transaction, or the members of their respective boards, could prevent or delay the completion of the Revelyst Transaction.
•If the Revelyst Transaction is not consummated by the applicable deadline, either Revelyst or SVP Parent may terminate the Revelyst Merger Agreement, subject to certain exceptions.
•If the Merger Agreement is validly terminated, either Revelyst or SVP Parent may terminate the Revelyst Merger Agreement.
•If the Transaction is consummated but the Revelyst Transaction is not consummated, Revelyst will be an independent, publicly traded company.
•Vista Outdoor’s directors and executive officers have interests in the Revelyst Transaction that may be different from your interests as a stockholder of Vista Outdoor.
Risks Related to the Revelyst Business
•Revelyst may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and Revelyst may experience increased costs after the Closing.
•Revelyst has no operating history as an independent, publicly traded company, and Revelyst’s historical and pro forma financial data is not necessarily representative of the results Revelyst would have achieved if

Revelyst had been an independent, publicly traded company and may not be a reliable indicator of Revelyst’s future results.
•The transfer to Revelyst by Vista Outdoor of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, Revelyst may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase Revelyst’s expenses or otherwise harm Revelyst’s business and financial performance.
•Potential indemnification obligations of Revelyst in connection with the Transaction could adversely affect Revelyst’s business, results of operations or financial condition.
•Revelyst may not be able to successfully implement the acquisition component of Revelyst’s strategic leverage strategy, particularly if Revelyst is unable to raise the capital necessary to finance acquisitions.
•General economic conditions may adversely affect Revelyst’s business, results of operations and financial condition, including by creating the potential for future impairments of goodwill and other intangible and long-lived assets.
•Significant supplier capacity constraints, supplier production disruptions, supplier quality issues or price increases could increase Revelyst’s operating costs and adversely impact the competitive positions of Revelyst’s products.
•Shortages of, and price increases for, labor, components, parts and other supplies, as well as commodities used in the manufacturing and distribution of Revelyst’s products, may delay or reduce Revelyst’s sales and increase Revelyst’s costs, thereby harming Revelyst’s results of operations.
•Revelyst’s business could be adversely impacted by inflation and high interest rates.
•Seasonality and weather conditions may cause Revelyst’s results of operations to vary from quarter to quarter.
•Climate change may adversely impact Revelyst’s business.
•Revelyst’s revenues and results of operations may fluctuate unexpectedly from quarter-to-quarter, which may cause Revelyst’s stock price to decline.
•Goodwill and intangible assets represent a significant portion of Revelyst’s total assets, and any impairment of these assets could negatively impact Revelyst’s results of operations and parent company equity.
•Revelyst’s results of operations could be materially harmed if Revelyst is unable to accurately forecast demand for its products.
•A disruption or a significant increase in the cost of Revelyst’s primary delivery and shipping services for Revelyst’s products and component parts or a significant disruption at shipping ports could have a negative impact on Revelyst’s business.
•Revelyst faces risks relating to Revelyst’s international business operations that could adversely affect Revelyst’s business, financial condition or results of operations.
•Some of Revelyst’s products contain licensed, third-party technology that provides important product functionality and features. The loss of or inability to obtain and maintain any such licenses could have a material adverse effect on Revelyst’s business.
•Failure to attract and retain key personnel could have an adverse effect on Revelyst’s results of operations.
•Catastrophic events may disrupt Revelyst’s business.

•Revelyst’s sales are highly dependent on purchases by several large customers, and Revelyst may be adversely affected by the loss of, or any significant decline in sales to, one or more of these customers.
•Insolvency, credit problems or other financial difficulties that could confront Revelyst’s retailers or distributors could expose Revelyst to financial risk.
•Competition in Revelyst’s industry may hinder Revelyst’s ability to execute Revelyst’s business strategy, maintain profitability or maintain relationships with existing customers.
•Revelyst’s success depends upon its ability to introduce new compelling products into the marketplace and respond to customer preferences.
•An inability to expand Revelyst’s e-commerce business could reduce its future growth.
•Revelyst’s business is highly dependent upon its brand recognition and reputation, and the failure to maintain or enhance its brand recognition or reputation would likely have an adverse effect on Revelyst’s business.
•Use of social media to disseminate negative commentary and boycotts may adversely impact Revelyst’s business.
•Revelyst manufactures, sources and sells products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.
•Revelyst may incur substantial litigation costs to protect its intellectual property, and if Revelyst is unable to protect its intellectual property, Revelyst may lose its competitive advantage. Revelyst may be subject to intellectual property infringement claims, which could cause Revelyst to incur litigation costs and divert management attention from Revelyst’s business.
•Revelyst is subject to extensive regulation that imposes significant compliance costs on Revelyst and that could result in fines, penalties, business disruptions or other costs and liabilities.
•Increased focus and expectations on climate change and other Environmental, Social and Governance (“ESG”) matters may impose additional costs on Revelyst or could have a material adverse effect on Revelyst’s business, financial condition and results of operations and damage Revelyst’s reputation.
•Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as export controls and trade sanctions, could result in fines or criminal penalties.
•If Revelyst’s efforts to protect the security of personal information about Revelyst’s customers and consumers are unsuccessful and unauthorized access to that personal information is obtained, or Revelyst experiences a significant disruption in Revelyst’s computer systems or a cybersecurity breach, such as the ransomware attack experienced by Fox Racing in April 2021 prior to being acquired by Revelyst, Revelyst could experience an adverse effect on its operations, Revelyst could be subject to costly government enforcement action and private litigation and Revelyst’s reputation could suffer.
•Failure to comply with data privacy and security laws and regulations could adversely affect Revelyst’s operating results and business.
•Changes in U.S. and global trade policies, including new and potential tariffs on goods Revelyst imports or on products Revelyst exports to other countries, could increase Revelyst’s cost of goods or limit Revelyst’s access to export markets.
•Revelyst’s results of operations could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities.
•Fluctuations in foreign currency exchange rates may adversely affect Revelyst’s financial results.

•Revelyst may need to raise capital to fund Revelyst’s ongoing working capital, capital expenditures and other financing requirements, and Revelyst cannot be sure that financing will be available on attractive terms or at all.
•If Revelyst’s estimates or judgments relating to its critical accounting policies prove to be incorrect or change significantly, Revelyst’s results of operations could be harmed.
Risks Relating to Revelyst Common Stock
•No market for Revelyst Common Stock currently exists, and an active trading market may not develop or be sustained after the Transaction. Following the Transaction, Revelyst’s stock price may fluctuate significantly.
•Substantial sales of Revelyst Common Stock may occur following the Closing, which could cause Revelyst’s stock price to decline.
•If the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of Revelyst Common Stock appreciates.
•If the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, provisions of the Revelyst Charter, the Revelyst Bylaws and Delaware law may prevent or delay an acquisition of Revelyst, which could decrease the trading price of Revelyst Common Stock.
•The Revelyst Charter will designate the Delaware Court of Chancery as the exclusive forum for certain types of actions and proceedings that may be initiated by Revelyst stockholders, and the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act, which could limit Revelyst stockholders’ ability to choose the judicial forum for disputes with Revelyst or Revelyst’s directors, officers or employees.
•Your percentage of ownership in Revelyst may be diluted in the future.
Regulatory Approvals (see “The Transactions—The Transaction—Regulatory Approvals Related to the Transaction” beginning on page 230).
U.S. Antitrust
Under the HSR Act and related rules, the Transaction may not be completed until notifications have been given and information furnished to the U.S. Federal Trade Commission and to the Antitrust Division of the Department of Justice, and all statutory waiting period requirements have expired. Each of Vista Outdoor and CSG filed its Notification and Report form with respect to the Transaction on November 9, 2023. On December 11, 2023, the waiting period under the HSR Act expired.
United Kingdom FDI
Under the United Kingdom National Security and Investment Act 2021, transactions involving entities that carry on specified activities that fall within certain mandatory sectors in the United Kingdom must be notified and approved by the UK Investment Security Unit (“ISU”) before closing. On November 10, 2023, CSG submitted a notification to the ISU under the United Kingdom National Security and Investment Act 2021 to obtain clearance. On November 20, 2023, the ISU accepted the notification, beginning the period of initial investigation. The ISU has 30 working days following such acceptance to approve the Transaction or call-in the Transaction for further investigation. On January 5, 2024, the ISU approved the Transaction.

CFIUS
Vista Outdoor and CSG filed a joint voluntary notice with CFIUS with respect to the Transaction, which was accepted on December 28, 2023. CFIUS completed its review and investigation of the Transaction on June 25, 2024. Based upon its review and investigation, CFIUS has determined that there are no unresolved national security concerns with respect to the Transaction.
For a more complete discussion of the regulatory approvals required in connection with the Transaction, see “The Transactions—The Transaction—Regulatory Approvals Related to the Transaction” beginning on page 230.
Termination (see “Merger Agreement—Termination, Amendment, Extension and Waiver” beginning on page 269).
The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:
•By mutual written consent of Vista Outdoor and Merger Sub Parent.
•By either Vista Outdoor or Merger Sub Parent:
◦if the Closing has not occurred on or before the End Date (provided that this termination right will not be available to a party if the failure of the Closing to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Vista Outdoor, Revelyst, and in the case of Merger Sub Parent, CSG or Merger Sub));
◦if the Vista Outdoor Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the meeting of the Vista Outdoor stockholders held for the purpose of obtaining such approval; or
◦if any final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Transaction (provided that the party seeking to exercise this termination right (and such party’s affiliates) must have performed in all material respects its obligations under the Merger Agreement with respect to regulatory filings and required efforts to prevent the entry of and to remove such Restraint).
•By Vista Outdoor:
◦if CSG, Merger Sub Parent or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document such that the Closing conditions in the Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Merger Sub Parent has received written notice of Vista Outdoor’s intention to terminate pursuant to this termination right, provided that Vista Outdoor shall not have the right to terminate the Merger Agreement pursuant to the foregoing if Vista Outdoor or Revelyst is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any conditions to obligations of Merger Sub Parent and Merger Sub to effect the Transaction set forth in the Merger Agreement; or
◦in order to enter into a Vista Outdoor Acquisition Agreement (as defined in “Merger Agreement—Vista Outdoor Board Recommendation; Superior Proposals; Vista Outdoor Adverse Recommendation Change; Matching Right” beginning on page 260) (provided that, prior to or concurrently with (and as a condition to) such termination, Vista Outdoor must pay or cause to be paid the termination fee specified in the Merger Agreement to the extent due and payable under the Merger Agreement (as described in the section entitled “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 270)).

•By Merger Sub Parent:
◦if Vista Outdoor or Revelyst breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document such that the Closing conditions in the Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Vista Outdoor has received written notice of Merger Sub Parent’s intention to terminate pursuant to this termination right, provided that Merger Sub Parent shall not have the right to terminate the Merger Agreement pursuant to the foregoing if CSG, Merger Sub Parent or Merger Sub is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any conditions to obligations of Vista Outdoor or Revelyst to effect the Transaction set forth in the Merger Agreement; or
◦if the Vista Outdoor Board or any committee thereof makes a Vista Outdoor Adverse Recommendation Change (as defined in “Merger Agreement—Vista Outdoor Board Recommendation; Superior Proposals; Vista Outdoor Adverse Recommendation Change; Matching Right” beginning on page 260).
For a more complete discussion of the termination rights under the Merger Agreement, see “Merger Agreement—Termination, Amendment, Extension and Waiver” beginning on page 269.
Termination Fees (see “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 269).
Under the Merger Agreement, Merger Sub Parent is required to pay to Vista Outdoor a termination fee of $114,600,000 if either Merger Sub Parent or Vista Outdoor terminates the Merger Agreement because:
•the Closing did not take place before the End Date; or
•a final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Transaction; and
in each case, at the time of such termination, all the conditions to the Closing (other than conditions that are solely conditions to the obligations of Vista Outdoor and Revelyst to effect the Merger and the obligation of Vista Outdoor to effect the Subscription) have been satisfied or waived (other than those conditions (i) pertaining to receipt of governmental approvals, (ii) pertaining to the absence of Restraints (to the extent such Restraints arise under the HSR Act, any other antitrust, competition or pre-merger notification or trade regulation or foreign direct investment laws (other than Section 721 of Title VII of the Defense Production Act of 1950 (the “DPA”)) or order of any jurisdiction (collectively, “Review Laws”), or the DPA), (iii) that require certain pre-Closing steps relating to the Separation to have been completed (provided such condition would have been reasonably capable of being satisfied on the date the Merger Agreement is terminated if the Closing occurred on such date) or (iv) that by their nature are to be satisfied at the Closing (provided that such conditions would have been satisfied on the date the Merger Agreement is terminated if the Closing occurred on such date)).
Under the Merger Agreement, Vista Outdoor is required to pay Merger Sub Parent a termination fee of $47,750,000 in the event that:
•Merger Sub Parent terminates the Merger Agreement due to a Vista Outdoor Adverse Recommendation Change having been made;
•Vista Outdoor terminates the Merger Agreement in order to enter into a Vista Outdoor Acquisition Agreement in respect of a Vista Outdoor Superior Proposal (as defined in “Merger Agreement—Covenants of Vista Outdoor Regarding Non-Solicitation” beginning on page 258) or

•(a) either Vista Outdoor or Merger Sub Parent terminates the Merger Agreement due to (i) the Effective Time not occurring by the End Date (but only if the Vista Outdoor stockholders’ meeting for the purpose of obtaining the Vista Outdoor Stockholder Approval has not been held by the End Date) or (ii) the Vista Outdoor Stockholder Approval not being obtained due to the failure to obtain the required vote at the meeting of the Vista Outdoor stockholders held for the purpose of obtaining such approval and (b) a Vista Outdoor Acquisition Proposal (as defined in “Merger Agreement—Covenants of Vista Outdoor Regarding Non-Solicitation” beginning on page 258) is publicly made or otherwise becomes publicly known (in each case after the date of the Merger Agreement but prior to its termination) and within 12 months of such termination Vista Outdoor either (i) enters into a definitive agreement with respect to a Vista Outdoor Acquisition Proposal and such proposal is subsequently consummated or (ii) consummates a Vista Outdoor Acquisition Proposal (provided that, for the purposes of the foregoing, references to “15%” in the definition of Vista Outdoor Acquisition Proposal are deemed to be references to “50%”).
For a more complete discussion of the termination fees payable under the Merger Agreement, see “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 270.
Comparison of Stockholders’ Rights (see “Comparison of the Rights of Vista Outdoor Stockholders and Revelyst Stockholders” beginning on page 402).
Upon the closing of the Transaction, Vista Outdoor stockholders receiving the Merger Consideration will become stockholders of Revelyst and their rights will continue to be governed by Delaware law, including the DGCL, and will be governed by the governing corporate documents of Revelyst in effect at the Effective Time. Vista Outdoor stockholders will have different rights once they become Revelyst stockholders due to differences between the certificates of incorporation and bylaws of Vista Outdoor and Revelyst. These differences are described in detail under “Comparison of the Rights of Vista Outdoor Stockholders and Revelyst Stockholders” beginning on page 402.
U.S. Federal Income Tax Consequences (see “Material U.S. Federal Income Tax Consequences” beginning on page 237).
The receipt of Revelyst Common Stock and cash in respect of Vista Outdoor Common Stock pursuant to the Transaction will be a taxable transaction for U.S. federal income tax purposes for Vista Outdoor stockholders. Therefore, generally, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237) will recognize capital gain or loss equal to the difference between (i) such U.S. Holder’s adjusted tax basis in its Vista Outdoor Common Stock and (ii) the fair market value of the Revelyst Common Stock and cash received in exchange for Vista Outdoor Common Stock pursuant to the Transaction. A U.S. Holder’s adjusted tax basis in its Vista Outdoor Common Stock will generally equal such U.S. Holder’s purchase price for such Vista Outdoor Common Stock.
Except in certain circumstances, a Non-U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237) will not be subject to U.S. federal income or withholding tax on the exchange of Vista Outdoor Common Stock for Revelyst Common Stock and cash in the Transaction.
The tax consequences to Vista Outdoor stockholders of the Transaction may depend on a holder’s particular circumstances. Vista Outdoor stockholders should read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237 for a more detailed description of the U.S. federal income tax consequences of the Transaction and should consult their own tax advisors for a full understanding of the tax consequences to them of the Transaction.
Appraisal Rights (see “The Transactions—The Transaction—Appraisal Rights” beginning on page 231).
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Vista Outdoor Common Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Vista Outdoor Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Vista Outdoor Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement/prospectus serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Vista Outdoor Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Vista Outdoor Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Vista Outdoor Common Stock who, in each case, (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger Proposal or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Vista Outdoor and to be set forth on the Chancery List (as defined in the section entitled “The Transactions—The Transaction—Appraisal Rights” beginning on page 231), will be entitled to receive the fair value of his, her or its shares of Vista Outdoor Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement/prospectus. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, see “The Transactions—The Transaction—Appraisal Rights” beginning on page 231.
The Revelyst Transaction
Overview (see “The Transactions” beginning on page 91)
On October 4, 2024, Vista Outdoor entered into the Revelyst Merger Agreement with Revelyst, SVP Merger Sub and SVP Parent, pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, following the consummation of the Merger and subject to the receipt of regulatory approvals and other customary closing conditions, SVP Merger Sub will be merged with and into Revelyst (holding only the Revelyst Business), with Revelyst surviving the merger as a wholly owned subsidiary of SVP Parent. At the Revelyst Merger Effective Time, each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (including shares of Revelyst Common Stock received by Vista Outdoor stockholders as part of the Merger Consideration) (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive an amount in cash equal to the Revelyst Merger Consideration. For a description of the Revelyst Merger Consideration, see “The Transactions—Revelyst Merger Consideration” beginning on page 94.

The Vista Outdoor Board approved the Revelyst Merger Agreement after careful consideration and deliberation and determined that the Revelyst Merger Agreement is advisable and fair to and in the best interests of Vista Outdoor and the stockholders of Vista Outdoor. On October 4, 2024, following the execution and delivery of the Revelyst Merger Agreement, Vista Outdoor, in its capacity as sole stockholder of Revelyst, approved and adopted the Revelyst Merger Agreement at a meeting held for the purpose of obtaining such approval and adoption, in accordance with the DGCL and Revelyst’s organizational documents. No further action by any stockholder of Vista Outdoor or Revelyst is required under applicable law or the Revelyst Merger Agreement in connection with the Revelyst Merger Agreement or the consummation of the Revelyst Transaction. As a result, Vista Outdoor is not soliciting your vote for the approval and adoption of the Revelyst Merger Agreement and will not call a meeting of Vista Outdoor stockholders or, after the consummation of the Transaction, Revelyst stockholders for purposes of voting on the approval and adoption of the Revelyst Merger Agreement. However, Vista Outdoor stockholders are being asked to vote on the adoption of the Merger Agreement, and if the proposal to adopt the Merger Agreement is not approved by Vista Outdoor stockholders, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.
Parties
Vista Outdoor Inc.
See “—The Companies” beginning on page 26.
Revelyst, Inc.
See “—The Companies” beginning on page 26.
Strategic Value Partners

Strategic Value Partners, LLC
100 West Putnam Avenue
Greenwich, CT 06830
Telephone: (203) 618-3500
SVP is a global alternative investment firm that focuses on special situations, private equity, opportunistic credit and financing opportunities. The firm uses a combination of sourcing, financial and operational expertise to unlock value in its portfolio companies. Today SVP has approximately $19 billion in assets under management and has over 200 employees across its main offices in Greenwich (CT) and London.
Olibre LLC

c/o Strategic Value Partners
100 West Putnam Avenue
Greenwich, CT 06830
Telephone: (203) 618-3500
SVP Parent was formed as a Delaware limited liability company on September 20, 2024, solely for the purpose of carrying out the Revelyst Transaction. SVP Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Revelyst Transaction. SVP Parent is an indirect wholly owned subsidiary of funds owned by affiliates of SVP. Upon the consummation of the Revelyst Transaction, Revelyst will be a wholly-owned subsidiary of SVP Parent.
Cabin Ridge Inc.
c/o Cabin Ridge Inc.
100 West Putnam Avenue
Greenwich, CT 06830
Telephone: (203) 618-3500

SVP Merger Sub was formed as a Delaware limited liability company on July 5, 2024 and converted to a Delaware corporation on September 30, 2024, solely for the purpose of this transaction. SVP Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Revelyst Transaction. SVP Merger Sub is a wholly owned subsidiary of SVP Parent. Upon the consummation of the Revelyst Transaction, SVP Merger Sub will merge with and into Revelyst, and SVP Merger Sub will cease to exist.
Board of Directors and Officers of Revelyst Following the Revelyst Transaction
At the Revelyst Merger Closing, the directors and officers of SVP Merger Sub immediately prior to the Revelyst Merger Effective Time will become the directors and officers of Revelyst.
Regulatory Approvals
U.S. Antitrust
Under the HSR Act and related rules, the Revelyst Transaction may not be completed until notifications have been given and information furnished to the U.S. Federal Trade Commission and to the Antitrust Division of the Department of Justice, and all statutory waiting period requirements have expired. Each of Vista Outdoor and SVP Parent will file its Notification and Report form with respect to the Revelyst Transaction no later than twenty (20) business days after the date of signing of the Revelyst Transaction.
United Kingdom FDI
Under the United Kingdom National Security and Investment Act 2021, transactions involving entities that carry on specified activities that fall within certain mandatory sectors in the United Kingdom must be notified and approved by the UK Investment Security Unit (“ISU”) before closing. SVP Parent will submit a notification to the ISU under the United Kingdom National Security and Investment Act 2021 to obtain clearance no later than twenty (20) business days after the date of signing of the Revelyst Transaction. The ISU has 30 working days following the acceptance of the notification to approve the Revelyst Transaction or call-in the Revelyst Transaction for further investigation.
Austrian Cartel Act 2005 (Kartellgesetz)
Under the Austrian Cartel Act 2005 and related rules, the Revelyst Transaction may not be completed until it has been approved by the Austrian Federal Competition Authority. The Austrian Federal Competition Authority has four (4) calendar weeks following notification to approve, or open an extended investigation into, the Revelyst Transaction.
German Competition Act (Gesetz gegen Wettbewerbsbeschränkungen) (“GWB”)
Under the GWB and related rules, the Revelyst Transaction may not be completed until it has been approved by the Bundeskartellamt. The Bundeskartellamt has one (1) month following notification to approve, or open an extended investigation into, the Revelyst Transaction.
Conditions to the Revelyst Transaction (see “Revelyst Merger Agreement—Conditions Precedent” beginning on page 297)
The respective obligations of each party to effect the Revelyst Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Revelyst Merger Closing Date of the following conditions:
•approval of the Revelyst Merger Agreement by the sole stockholder of Revelyst at the Revelyst stockholder meeting convened and held in accordance with the Revelyst Merger Agreement (the “Revelyst Stockholder Approval”);

•termination or expiry of any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act and approval under the Austrian Cartel Act 2005, the German Act Against Restraints on Competition 2023 and the United Kingdom National Security and Investment Act 2021;
•the absence of any Restraint that is still in effect and prohibits, enjoins or makes illegal the consummation of the Revelyst Transaction; and
•consummation of the Merger in accordance with the Merger Agreement and the Closing Statement (as defined in the Separation Agreement) having become final and binding and the Closing Adjustment Amount (as defined in the Separation Agreement) having been paid in accordance with the Separation Agreement.
In addition, (a) the respective obligations of Vista Outdoor, Revelyst, SVP Parent and SVP Merger Sub to effect the Revelyst Merger are subject to the accuracy of certain representations and warranties made by the other parties in the Revelyst Merger Agreement and the compliance by such other parties with their respective covenants in the Revelyst Merger Agreement, in each case, subject to the materiality standards set forth in the Revelyst Merger Agreement, and (b) the obligations of SVP Parent and SVP Merger Sub to effect the Revelyst Merger are further subject to the absence of a Revelyst Material Adverse Effect (as defined in “Revelyst Merger Agreement—Representations and Warranties” beginning on page 285).
For a more complete discussion of the conditions to the Revelyst Transaction, see “Revelyst Merger Agreement—Conditions Precedent” beginning on page 297.
Treatment of Outstanding Revelyst Equity Awards (see “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283)
Outstanding Revelyst equity awards will be treated as follows as of the Revelyst Effective Time:
•Restricted Stock Unit Awards. At the Revelyst Merger Effective Time, each Revelyst RSU will vest and be canceled in exchange for a lump-sum cash payment equal to the product of the number of shares of Revelyst Common Stock underlying such Revelyst RSU immediately prior to the Revelyst Merger Effective Time and the Revelyst Merger Consideration. At the Revelyst Merger Effective Time, Revelyst Rollover RSUs will vest and be canceled and converted into restricted cash awards representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Revelyst Common Stock underlying such Revelyst RSU as of immediately prior to the Revelyst Merger Effective Time and (ii) the Revelyst Merger Consideration, with the same terms and conditions as the corresponding Revelyst RSU including vesting.
•Performance-Based Restricted Stock Unit Awards. At the Revelyst Merger Effective Time, each Revelyst PSU will vest and be canceled in exchange for a lump-sum cash payment equal to the product of the number of shares of Revelyst Common Stock underlying such Revelyst PSU immediately prior to the Revelyst Merger Effective Time and the Revelyst Merger Consideration, with performance conditions deemed achieved as of the Revelyst Merger Effective Time at 100% of target performance. Notwithstanding the foregoing, each Specified Revelyst PSU Award held as of immediately prior to the Revelyst Merger Effective Time by any Revelyst Employee will be canceled and converted into a time- and performance-based restricted cash award representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Revelyst Common Stock underlying such Specified Revelyst PSU Award as of immediately prior to the Revelyst Merger Effective Time and (ii) the Revelyst Merger Consideration, with the same terms and conditions as the corresponding Revelyst PSU including vesting (including time- and performance-based vesting conditions).
•Stock Option Awards. At the Revelyst Merger Effective Time, each Revelyst Option, whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Revelyst Merger Consideration and the exercise price per share of the Revelyst Option.

•Deferred Stock Unit Awards. At the Revelyst Merger Effective Time, each Revelyst DSU, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Revelyst Merger Consideration.
For a more complete discussion of the treatment of Revelyst equity awards, see “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283.
Treatment of Revelyst ESPP (see “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283)
•Beginning on the date of the Revelyst Merger Agreement, no Offering Period under the Revelyst ESPP will commence.
•The Revelyst ESPP will terminate in its entirety on the Revelyst Closing Date and no further rights will be granted or exercised under the Revelyst ESPP thereafter.
For a more complete discussion of the treatment of the Revelyst ESPP, see “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283.
Termination (see “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver” beginning on page 298)
The Revelyst Merger Agreement may be terminated at any time prior to the Revelyst Merger Effective Time in the following ways:
•By mutual written consent of Vista Outdoor and SVP Parent.
•By either Vista Outdoor or SVP Parent:
◦if the Closing has not occurred on or before the Revelyst Merger End Date (provided that this termination right will not be available to a party if the failure of the Revelyst Merger Closing to occur on or before the Revelyst Merger End Date is primarily due to the breach by such party of any Revelyst Transaction Document (including, in the case of Revelyst, Vista Outdoor, and in the case of SVP Parent, SVP Merger Sub));
◦if any final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Revelyst Transaction (provided that the party seeking to exercise this termination right (and such party’s affiliates) must have performed in all material respects its obligations under the Revelyst Merger Agreement with respect to regulatory filings and required efforts to prevent the entry of and to remove such Restraint); or
◦if the Merger Agreement has been validly terminated.
•By Revelyst:
◦if SVP Parent or SVP Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Revelyst Transaction Document such that the Revelyst Merger Closing conditions in the Revelyst Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Revelyst Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the Revelyst Merger End Date or, if reasonably capable of being cured, has not been cured within 30 days after SVP Parent has received written notice of Revelyst’s intention to terminate pursuant to this termination right, provided that Revelyst shall not have the right to terminate the Revelyst Merger Agreement pursuant to the foregoing if Vista Outdoor or Revelyst is then in breach of any representation, warranty or covenant set forth in any Revelyst Transaction Document and such breach would give rise to the failure of any conditions to obligations of SVP Parent and SVP Merger Sub to effect the Revelyst Transaction set forth in the Revelyst Merger Agreement; or
◦If (A) all of the Revelyst Merger Closing conditions (other than conditions that are solely conditions to the obligations of Revelyst to effect the Revelyst Merger) have been satisfied or waived (other than (i) the condition that the Reorganization (as defined in the Revelyst Merger Agreement) be completed; provided that such condition is reasonably capable of being satisfied immediately prior to the Revelyst Merger Closing and (ii) those conditions that by their nature are to be satisfied at the Revelyst Merger Closing; provided that such conditions are reasonably capable of being satisfied at the Revelyst Merger Closing), (B) Revelyst has irrevocably confirmed by written notice to SVP Parent that (1) all of the conditions that are solely conditions of Revelyst to effect the Revelyst Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the Revelyst Merger Closing) or that it would be willing to waive any such unsatisfied conditions if the Revelyst Merger Closing were to occur and (2) it is ready, willing, and able to consummate the Revelyst Merger Closing and (C) SVP Parent fails to consummate the Revelyst Merger Closing on or prior to the date that is the earlier of (x) three Business Days following the date the Revelyst Merger Closing should have occurred pursuant to the Revelyst Merger Agreement and (y) the Revelyst Merger End Date.
•By SVP Parent:
◦if Vista Outdoor or Revelyst breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Revelyst Transaction Document such that the Revelyst Merger Closing conditions in the Revelyst Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Revelyst Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the Revelyst Merger End Date or, if reasonably capable of being cured, has not been cured within 30 days after Revelyst has received written notice of SVP Parent’s intention to terminate pursuant to this termination right, provided that SVP Parent shall not have the right to terminate the Revelyst Merger Agreement pursuant to the foregoing if SVP Parent or SVP Merger Sub is then in breach of any representation, warranty or covenant set forth in any Revelyst Transaction Document and such breach would give rise to the failure of any conditions to obligations of Revelyst to effect the Revelyst Transaction set forth in the Revelyst Merger Agreement; or
◦prior to obtaining the Revelyst Stockholder Approval, if the Revelyst Stockholder Approval has not been obtained within twenty-four hours following the execution and delivery of the Revelyst Merger Agreement.
For a more complete discussion of the termination rights under the Revelyst Merger Agreement, see “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver” beginning on page 298.
Termination Fees (see “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300)
Under the Revelyst Merger Agreement, SVP Parent is required to pay to Revelyst a termination fee of $71,110,000 if:
• either SVP Parent or Revelyst terminates the Revelyst Merger Agreement because:
◦the Revelyst Merger Closing did not take place before the Revelyst Merger End Date; or
◦a final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Revelyst Transaction; and

in each case, at the time of such termination, all the conditions to the Revelyst Merger Closing (other than conditions that are solely conditions to the obligations of Revelyst to effect the Revelyst Merger) have been satisfied or waived (other than those conditions (i) pertaining to receipt of governmental approvals, (ii) pertaining to the absence of Restraints (to the extent such Restraints arise under the HSR Act or any other antitrust, competition or pre-merger notification or trade regulation or foreign direct investment laws or order of any jurisdiction (collectively, “Revelyst Merger Review Laws”)), (iii) that by their nature are to be satisfied at the Revelyst Merger Closing (provided that such conditions would have been satisfied on the date the Revelyst Merger Agreement is terminated, if the Revelyst Merger Closing occurred on such date)); or
• (A) Revelyst validly terminates the Revelyst Merger Agreement due to SVP Parent’s or SVP Merger Sub’s breach of the Revelyst Merger Agreement or SVP Parent’s failure to consummate the Revelyst Merger Closing or (B) SVP Parent terminates the Revelyst Merger Agreement in accordance with the terms of the Revelyst Merger Agreement for failure to consummate the Revelyst Merger on or before the Revelyst Merger End Date, if at such time Revelyst could have validly terminated the Revelyst Merger Agreement due to SVP Parent’s or SVP Merger Sub’s breach of the Revelyst Merger Agreement or SVP Parent’s failure to consummate the Revelyst Merger Closing.
Under the Revelyst Merger Agreement, Vista Outdoor is required to pay (or cause Revelyst to pay) SVP Parent a termination fee of $28,125,000 in the event that:
•the Merger Agreement is terminated;
•the Revelyst Merger Agreement is terminated (x) by SVP Parent for failure of Revelyst to obtain the Revelyst Stockholder Approval within 24 hours of the execution and delivery of the Revelyst Merger Agreement or (y) by SVP Parent or Revelyst for failure to consummate the Revelyst Merger on or before the Revelyst Merger End Date or due to the termination of the Merger Agreement (unless, in the case of termination pursuant to this clause (y), if at such time Revelyst could have validly terminated the Revelyst Merger Agreement due to SVP Parent’s or SVP Merger Sub’s breach of the Revelyst Merger Agreement or SVP Parent’s failure to consummate the Revelyst Merger Closing); and
•Vista Outdoor is, either concurrently with the termination of the Merger Agreement or at any time thereafter, required to pay to CSG the Vista Outdoor Termination Fee pursuant to the terms of the Merger Agreement.
For a more complete discussion of the termination fees payable under the Merger Agreement, see “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300.
U.S. Federal Income Tax Consequences
The receipt of cash in respect of Revelyst Common Stock pursuant to the Revelyst Transaction will be a taxable transaction for U.S. federal income tax purposes for Revelyst stockholders. Therefore, except as otherwise described in the following paragraph, generally, a U.S. Holder of Revelyst Common Stock will recognize capital gain or loss equal to the difference between (i) such U.S. Holder’s adjusted tax basis in its Revelyst Common Stock and (ii) the cash received in exchange for Revelyst Common Stock pursuant to the Revelyst Transaction. The initial tax basis of a U.S. Holder in the Revelyst Common Stock it receives in the Merger will equal the fair market value of such Revelyst Common Stock on the Closing Date.
Revelyst intends to treat the receipt of cash attributable to the Revelyst Cash Adjustment Amount as additional consideration received in exchange for Revelyst Common Stock, in which case the consequences will be the same as in the immediately preceding paragraph. However, the matter is not entirely free from doubt and the receipt of such cash may instead be treated as a distribution by Revelyst to Revelyst Stockholders in respect of their ownership of Revelyst Common Stock, in which case such cash would be treated as a dividend to the extent of Revelyst’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

If the Revelyst Cash Adjustment Amount is treated as additional consideration received in exchange for Revelyst Common Stock, a Non-U.S. Holder of Revelyst Common Stock will generally not be subject to U.S. federal income or withholding tax on the exchange of Revelyst Common Stock for cash in the Revelyst Merger. To the extent the receipt of cash attributable to the Revelyst Cash Adjustment Amount is treated as a dividend for U.S. federal income tax purposes, a Non-U.S. Holder of Revelyst Common Stock may be subject to U.S. federal income or withholding tax at a 30% rate, subject to reduction or elimination pursuant to an applicable treaty or other exception, on the receipt of cash attributable to the Revelyst Cash Adjustment Amount.
The tax consequences to Revelyst stockholders (including Vista Outdoor stockholders who receive shares of Revelyst Common Stock as part of the Merger Consideration) of the Revelyst Transaction may depend on a holder’s particular circumstances. Vista Outdoor stockholders should read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237 for a more detailed description of the U.S. federal income tax consequences of the Revelyst Transaction and should consult their own tax advisors for a full understanding of the tax consequences to them.
Appraisal Rights
Revelyst stockholders (including Vista Outdoor stockholders who will receive shares of Revelyst Common Stock as part of the Merger Consideration) will not be entitled to dissenters’ rights, appraisal rights or similar rights in connection with the Revelyst Transaction. Vista Outdoor stockholders will not be entitled to dissenters’ rights, appraisal rights or similar rights solely in connection with the Revelyst Transaction, but will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Transaction. Vista Outdoor stockholders who properly exercise appraisal rights in connection with the Transaction will be entitled to have the fair value of their shares of Vista Outdoor Common Stock as of the effectiveness of the Merger determined by the Delaware Court of Chancery.
For more information about the Revelyst Transaction, see “The Transactions” and “Revelyst Merger Agreement” beginning on pages 91 and 281, respectively.

SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA REVELYST FINANCIAL STATEMENTS
The following tables set forth summary Revelyst financial data as of June 30, 2024, March 31, 2024 and March 31, 2023 and for the three months ended June 30, 2024 and June 25, 2023 and the years ended March 31, 2024, March 31, 2023 and March 31, 2022 that have been derived from the Revelyst combined financial statements and the unaudited pro forma Revelyst financial statements, which are included elsewhere in this proxy statement/prospectus. For each of the periods presented, Revelyst was a wholly owned subsidiary of Vista Outdoor. The Revelyst summary historical financial data does not necessarily reflect what Revelyst’s results of operations and financial position would have been if Revelyst had operated as an independent, publicly traded company during the periods presented. In addition, the Revelyst summary historical combined financial data does not reflect changes that Revelyst expects to experience in the future as a result of its separation from Vista Outdoor, including changes in the financing, operations, cost structure and personnel needs of Revelyst’s business. Further, the unaudited pro forma Revelyst financial statements includes allocations of certain Vista Outdoor corporate expenses. Revelyst believes the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that Revelyst would have incurred if Revelyst had operated as an independent, publicly traded company or of the costs expected to be incurred in the future. Accordingly, the historical results should not be relied upon as an indicator of Revelyst’s future performance.
The unaudited pro forma Revelyst income statement data has been prepared to give effect to the Pro Forma Transactions (as defined in the section entitled “Unaudited Pro Forma Revelyst Financial Statements” beginning on page 340) as if the Pro Forma Transactions had occurred or became effective as of April 1, 2023, the beginning of Revelyst’s most recently completed fiscal year. The unaudited pro forma Revelyst balance sheet data has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred as of June 30, 2024, Revelyst’s latest balance sheet date. The unaudited pro forma Revelyst financial data does not purport to represent what Revelyst’s financial position and results of operations would have been had the Closing occurred on the dates indicated and is not necessarily indicative of Revelyst’s future financial position and future results of operations. In addition, the summary unaudited pro forma Revelyst financial data is provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions Revelyst believes are reasonable; however, such adjustments are subject to change.
The Revelyst summary historical and pro forma financial data presented below should be read in conjunction with the Revelyst combined financial statements and the accompanying notes thereto, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Revelyst” beginning on page 321 and the section entitled “Unaudited Pro Forma Revelyst Financial Statement” beginning on page 340.

	Three months ended			Years ended March 31,
	Pro Forma	Historical		Pro Forma	Historical
(Amounts in thousands)	June 30, 2024	June 30, 2024	June 25, 2023	2024	2024	2023	2022
Results of Operations:
Sales, net (a)	$273,744	$274,220	$321,443	$1,293,436	$1,308,859	$1,339,378	$1,322,497
Cost of sales	192,354	192,830	226,717	920,214	935,637	962,587	925,041
Gross profit	81,390	81,390	94,726	373,222	373,222	376,791	397,456

Operating expenses:
Research and development	10,523	10,523	10,364	42,067	42,067	36,652	21,304
Selling, general, and administrative	91,277	91,277	89,659	375,612	375,212	333,923	273,731
Gain on divestiture	(19,659)	(19,659)	—	—	—	—	—
Impairment of goodwill and intangibles	—	—	—	218,812	218,812	374,355	—
Operating income (loss)	(751)	(751)	(5,297)	(263,269)	(262,869)	(368,139)	102,421
Other income (expense)	(77)	(77)	(541)	(1,988)	(1,988)	2,124	—
Interest income (expense)	14	14	42	117	117	173	1
Income (loss) before income taxes	(814)	(814)	(5,796)	(265,140)	(264,740)	(365,842)	102,422
Income tax (provision) benefit	(472)	(472)	438	22,458	22,458	29,181	(24,045)
Net income (loss)	$(1,286)	$(1,286)	$(5,358)	$(242,682)	$(242,282)	$(336,661)	$78,377

Sales by Segment:
Precision Sports Technology	$56,973	$56,973	$65,832	$235,854	$235,854	$235,825	$186,065
Adventure Sports	127,278	127,278	144,399	607,711	607,711	625,567	556,745
Outdoor Performance	89,493	89,969	111,212	449,871	465,294	477,986	579,687

Cash Flow Data:
Cash provided by (used for) operating activities		$26,846	$63,067		$179,200	$63,810	$(30,925)
Cash provided by (used for) investing activities		32,905	(3,325)		(30,363)	(774,418)	(558,535)
Cash (used for) provided by financing activities		(52,690)	(45,307)		(141,733)	719,190	595,045
Capital expenditures		(232)	(3,445)		(14,019)	(12,872)	(13,099)
__________________
(a)Historical amounts include related party sales of $476 and $4,845 for the three months ended June 30, 2024 and June 25, 2023, respectively, and $15,423, $17,502 and $15,767 for the fiscal years ended March 31, 2024, 2023 and 20221, respectively.

	As of
	Pro Forma	Historical
	June 30, 2024	June 30, 2024	March 31, 2024	March 31, 2023
Balance Sheet Data:
Cash and cash equivalents	$129,738	$29,738	$22,946	$15,541
Net current assets	640,822	540,614	557,427	663,621
Net property, plant, and equipment	49,241	49,241	61,493	71,344
Total assets	1,626,843	1,526,513	1,574,863	1,950,526

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION
Vista Outdoor Common Stock is listed on the NYSE under the symbol “VSTO.” On October 13, 2023, the last trading day before the announcement of the signing of the Merger Agreement, the closing price of Vista Outdoor Common Stock was $32.80 per share. On [          ], 2024, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus, the closing price of Vista Outdoor Common Stock was $[          ] per share. For information on the current price per share of Vista Outdoor Common Stock, you are urged to consult publicly available sources.
Market price data for Revelyst Common Stock is not available because Revelyst is currently a wholly owned subsidiary of Vista Outdoor and shares of Revelyst Common Stock do not trade separately from shares of Vista Outdoor Common Stock.
Vista Outdoor Dividend Policy
Vista Outdoor has historically not paid any dividends on shares of Vista Outdoor Common Stock. The Vista Outdoor Board will make all decisions regarding the payment of future dividends, and such decisions will depend on many factors, including Vista Outdoor’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the Vista Outdoor Board. The terms of the Merger Agreement generally restrict Vista Outdoor’s ability to declare and pay dividends to Vista Outdoor stockholders during the interim period commencing from the date of the Merger Agreement until the Closing. Vista Outdoor cannot assure you that it will pay a dividend in the future or continue to pay any dividend if it does commence paying dividends.
Revelyst Dividend Policy
Revelyst intends to retain future earnings for use in the operation of its business and to fund future growth, including through acquisitions. Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future. The Revelyst Board will make all decisions regarding the payment of future dividends, and such decisions will depend on many factors, including Revelyst’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the Revelyst Board. Revelyst cannot assure you that it will pay a dividend in the future or continue to pay any dividend if it does commence paying dividends. See also “Risk Factors— Risks Relating to Revelyst Common Stock— Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of Revelyst Common Stock appreciates” beginning on page 80.

RISK FACTORS
The following sets forth material risks related to the Transaction, the Revelyst Transaction, the Revelyst Business and the Revelyst Common Stock. You should also carefully consider the information contained in this proxy statement/prospectus and the annexes hereto, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83 and the risks of the Vista Outdoor business discussed in Part I, Item 1A—Risk Factors in Vista Outdoor’s Annual Report on Form 10-K for the year ended March 31, 2024, and in Part II, Item 1A—Risk Factors in Vista Outdoor’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, attached as Annex M and Annex N, respectively, to this proxy statement/prospectus. The risks described below are not the only risks that these businesses face or that Revelyst will face after the consummation of the Transaction. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect Revelyst’s business, financial condition and results of operations or the price of the Revelyst Common Stock in the future. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Transaction
The consummation of the Transaction is subject to a number of conditions, many of which are largely outside of the control of the parties to the Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Transaction may not be completed. If any closing conditions are waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst.
The respective obligations of each party to effect the Merger, and the respective obligations of Vista Outdoor and Merger Sub Parent to effect the Subscription, are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Merger Agreement, including, among other things: (i) the approval of the Vista Outdoor stockholders; (ii) any waiting period (or any extension thereof) applicable to the Transaction under the HSR Act having been terminated or having expired, CFIUS approval having been received and approval under the United Kingdom National Security and Investment Act 2021 having been received; (iii) the absence of legal restraints prohibiting the Transaction; (iv) the completion of certain actions required to be taken pursuant to the Separation Agreement prior to consummation of the Merger; (v) the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any stop order; (vi) the shares of Revelyst Common Stock to be distributed in connection with the Transaction having been approved for quotation on the NYSE, subject to official notice of issuance; and (vii) other customary conditions specified in the Merger Agreement. The failure to satisfy any or all of the required conditions could delay the completion of the Transaction by a significant period of time or prevent it from occurring. Any delay in completing the Transaction could cause the parties to the Merger Agreement to not realize some or all of the benefits that are expected to be achieved if the Transaction is successfully completed within the expected timeframe. There can be no assurance that the conditions to closing of the Transaction will be satisfied or waived or that the Transaction will be completed within the expected timeframe or at all.
Each party to the Merger Agreement may, to the extent permitted by law, waive any condition that is a condition to the obligations of such party to effect the Merger and/or to effect the Subscription. Conditions that are required by law (such as (i) the approval of the Vista Outdoor stockholders, (ii) any waiting period (or any extension thereof) applicable to the Transaction under the HSR Act having been terminated or having expired, approval from CFIUS having been received and approval under the United Kingdom National Security and Investment Act 2021 having been received, (iii) the absence of legal restraints prohibiting the Transaction and (iv) the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any stop order) may not be waived. If the applicable party or parties were to waive a closing condition that may be waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst. For example, (a) if the parties were to waive the condition requiring the completion of certain actions required to be taken pursuant to the Separation Agreement prior to consummation of the Merger, the Revelyst Business and the Sporting Products Business may not be properly separated following the Closing, resulting in legal, administrative and operational challenges and costs; or (b) if the parties were to waive the condition requiring the shares of Revelyst Common Stock to be distributed in connection with the Merger having been approved for quotation on the New York Stock Exchange, subject to official notice of issuance, the shares of Revelyst Common Stock issued to Vista Outdoor stockholders at the Closing would not be listed on a stock exchange until the New York Stock Exchange has approved the listing application, and the ability of Vista Outdoor stockholders to trade such shares would be adversely affected.
Failure to complete the Transaction could adversely affect Vista Outdoor’s stock price and business, results of operations or financial condition.
There can be no assurance that the conditions to the closing of the Transaction will be satisfied or waived or that the Transaction will be completed. If the Transaction is not completed within the expected timeframe or at all, Vista Outdoor’s ongoing business could be adversely affected and Vista Outdoor will be subject to a variety of risks and possible consequences associated with the failure to complete the Transaction, including the following: (i) Vista Outdoor will incur certain transaction costs, including legal, accounting, financial advisor, filing, printing and mailing fees, regardless of whether the Transaction closes; (ii) under the Merger Agreement, Vista Outdoor is subject to certain restrictions on the conduct of its business during the pendency of the Transaction, which may adversely affect Vista Outdoor’s ability to execute certain of its business strategies; (iii) Vista Outdoor may lose key employees during the period in which Vista Outdoor and CSG are pursuing the Transaction, which may adversely affect Vista Outdoor in the future if Vista Outdoor is not able to hire and retain qualified personnel to replace departing employees; (iv) the Transaction, whether or not it closes, will divert the attention of certain members of Vista Outdoor management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Vista Outdoor and (v) that another transaction acceptable to Vista Outdoor may not be offered and Vista Outdoor’s business, prospects or results of operation may be adversely impacted as a result. If the Transaction is not completed, these risks could materially affect Vista Outdoor’s business, results of operations or financial condition and stock price, including to the extent that the current market price of the Vista Outdoor Common Stock is positively affected by a market assumption that the Transaction will be completed.
While the Transaction is pending, Vista Outdoor is subject to business uncertainties and certain contractual restrictions that could adversely affect Vista Outdoor’s business, results of operations or financial condition.
In connection with the Transaction, some of Vista Outdoor’s customers, vendors, consumers or other third parties may react unfavorably, including by delaying or deferring decisions concerning their business relationships or transactions with Vista Outdoor, which could adversely affect Vista Outdoor’s revenues, earnings, cash flows and expenses, regardless of whether the Transaction is completed. In addition, due to certain restrictions in the Merger Agreement on the conduct of Vista Outdoor’s business prior to the closing of the Transaction, Vista Outdoor may be unable to (without CSG’s prior written consent, unless another exception under the Merger Agreement applies), during the pendency of the Transaction, pursue certain strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. This may cause Vista Outdoor to forgo certain opportunities it might otherwise pursue. In addition, the pendency of the Transaction may make it more difficult for Vista Outdoor to effectively retain and incentivize key personnel and may cause distractions from Vista Outdoor’s strategy and day-to-day operations for its current employees and management.
The termination fees in the Merger Agreement and the Revelyst Merger Agreement and restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Vista Outdoor or its businesses.
The Merger Agreement prohibits Vista Outdoor from soliciting, initiating or knowingly assisting, facilitating or encouraging any competing acquisition proposals, subject to certain limited exceptions. The Merger Agreement also contains certain termination rights, including, but not limited to, the right of Vista Outdoor to terminate the Merger Agreement to accept a Vista Outdoor Superior Proposal, subject to and in accordance with the terms and conditions of the Merger Agreement, and provides that if the Merger Agreement is terminated under certain circumstances, including by Vista Outdoor to enter into a Vista Outdoor Acquisition Agreement in respect of a Vista Outdoor Superior Proposal, Vista Outdoor will be required to pay CSG a termination fee of $47,750,000 in immediately available funds. The Revelyst Merger Agreement provides that if the Revelyst Merger Agreement is terminated in certain circumstances where the Merger Agreement is also terminated and Vista Outdoor is required to pay CSG a termination fee, Vista Outdoor will be required to pay SVP Parent a termination fee of $28,125,000 in immediately available funds. The termination fees under the Merger Agreement and the Revelyst Merger Agreement and non-solicitation restrictions under the Merger Agreement could discourage other companies from trying to acquire Vista Outdoor or its businesses even though those other companies might be willing to offer greater value to Vista Outdoor stockholders than is offered in the Transactions.
Litigation against Vista Outdoor, CSG or the members of their respective boards could prevent or delay the completion of the Transaction or result in the payment of damages following completion of the Transaction.
It is a condition to the Transaction that no court of competent jurisdiction or other governmental authority shall have issued a judgment, order, injunction, ruling, writ, decree or other directive or enacted a law that is in effect that prohibits, enjoins or makes illegal the consummation of the Transaction. It is possible that lawsuits may be filed by Vista Outdoor stockholders challenging the Transaction. The outcome of any such lawsuits cannot be assured, including the amount of fees and costs associated with defending these claims, the amount of any potential damages payable by Revelyst following completion of the Transaction or any other liabilities that may be incurred in connection therewith. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Transaction on the agreed-upon terms, such an injunction may delay the consummation of the Transaction in the expected timeframe or may prevent the Transaction from being consummated at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert Vista Outdoor management’s attention and resources from the closing of the Transaction and ongoing business activities, which could adversely affect Vista Outdoor’s operations.
If the Transaction is not consummated by the applicable deadline, either Vista Outdoor or Merger Sub Parent may terminate the Merger Agreement, subject to certain exceptions.
Either Vista Outdoor or Merger Sub Parent may terminate the Merger Agreement if the Transaction has not been consummated by the End Date. However, this termination right will not be available to Vista Outdoor or Merger Sub Parent (as applicable) if the failure to consummate the Transaction on or prior to such date is primarily due to the breach by such party, or such party’s affiliates who are party to the Merger Agreement, of any Transaction Document. In the event the Merger Agreement is terminated by either party due to the failure of the Transaction to close by the End Date or for any other reason provided under the Merger Agreement, Vista Outdoor will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities and ongoing business activities without realizing the anticipated benefits of the Transaction. The Transaction may fail to be consummated by the End Date due to the failure to satisfy any closing conditions, including the condition requiring the registration statement of which this proxy statement/prospectus forms a part having become effective under the Securities Act and not being the subject of any stop order, and any such failure could result in the termination of both the Merger Agreement and the Revelyst Merger Agreement.
Vista Outdoor’s directors and executive officers have interests in the Transaction that may be different from your interests as a stockholder of Vista Outdoor.
In considering the recommendation of the Vista Outdoor Board to approve the Merger, Vista Outdoor stockholders should be aware that directors and executive officers of Vista Outdoor have certain interests in the Transaction that may be different from or in addition to the interests of Vista Outdoor stockholders generally. These interests include the treatment of Vista Outdoor’s equity awards provided for under the Merger Agreement and the Employee Matters Agreement (as described in “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248), severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual employment agreements or Vista Outdoor’s benefit plans, the potential to receive an annual bonus for the post-closing portion of the fiscal year in which the Closing occurs at the greater of threshold or actual performance levels, the potential to receive cash-based retention awards under a program established for the benefit of certain employees and the potential to receive cash-based transaction incentive awards and continued indemnification and insurance coverage under the Merger Agreement, Vista Outdoor’s organizational documents and any indemnification agreements Vista Outdoor has entered into with its directors and executive officers. See the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221 for a more detailed description of these int erests. The Vista Outdoor Board was aware of these interests and considered them, among other things, in evaluating the Transaction and in recommending that the Vista Outdoor stockholders approve the Merger Proposal.
Risks Related to the Revelyst Transaction
The consummation of the Revelyst Transaction is subject to a number of conditions, many of which are largely outside of the control of the parties to the Revelyst Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Revelyst Merger Agreement may be terminated and the Revelyst Transaction may not be completed. If any closing conditions are waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst and its stockholders.
The respective obligations of each party to effect the Revelyst Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Revelyst Merger Agreement, including, among other things: (i) the approval of Vista Outdoor in its capacity as the sole stockholder of Revelyst; (ii) termination or expiry of any waiting period (and any extension thereof) applicable to the Revelyst Transaction under the HSR Act and approval under the Austrian Cartel Act 2005, the German Act Against Restraints on Competition 2023 and the United Kingdom National Security and Investment Act 2021; (iii) the absence of legal restraints prohibiting the Revelyst Transaction; (iv) consummation of the Merger in accordance with the Merger Agreement, the purchase price adjustment in connection with the Merger having become final and binding and the related purchase price adjustments, if any, having been paid; (v) the completion of the Reorganization; and (vi) other customary conditions specified in the Revelyst Merger Agreement. The failure to satisfy any or all of the required conditions could delay the completion of the Revelyst Transaction by a significant period of time or prevent it from occurring. Any delay in completing the Revelyst Transaction could cause the parties to the Revelyst Merger Agreement to not realize some or all of the benefits that are expected to be achieved if the Revelyst Transaction is successfully completed within the expected timeframe. There can be no assurance that the conditions to closing of the Revelyst Transaction will be satisfied or waived or that the Revelyst Transaction will be completed within the expected timeframe or at all.
Each party to the Revelyst Merger Agreement may, to the extent permitted by law, waive any condition that is a condition to the obligations of such party to effect the Revelyst Merger. Conditions that are required by law (such as (i) the approval of Vista Outdoor in its capacity as the sole stockholder of Revelyst, (ii) any waiting period (or any extension thereof) applicable to the Transaction under the HSR Act having been terminated or having expired and approval under the Austrian Cartel Act 2005, the German Act Against Restraints on Competition 2023 and the United Kingdom National Security and Investment Act 2021 and (iii) the absence of legal restraints prohibiting the Revelyst Transaction) may not be waived. If the applicable party or parties were to waive a closing condition that may be waived, such waiver could have an adverse effect on Vista Outdoor stockholders and/or Revelyst.
Revelyst stockholders cannot be sure of the value of the Revelyst Merger Consideration they will receive at the effective time of the Revelyst Merger.
At the Revelyst Merger Effective Time, each issued and outstanding share of Revelyst Common Stock (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive the Revelyst Merger Consideration, which is an amount equal to (a) the sum of (x) $1,125,000,000, (y) the Revelyst Cash Adjustment Amount and (z) the sum of the exercise prices of all Revelyst Options other than out-of-the-money Revelyst Options divided by (b) the sum of (x) the number of shares of Revelyst Common Stock issued and outstanding as of immediately prior to the Revelyst Merger Effective Time (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent as of such time) and (y) the number of shares of Revelyst Common Stock underlying each Revelyst equity award entitled to receive the Revelyst Merger Consideration at the Revelyst Merger Effective Time pursuant to the Revelyst Merger Agreement outstanding as of immediately prior to the Revelyst Merger Effective Time.
Management of Vista Outdoor estimates as of the date of this proxy statement/prospectus that, if the Revelyst Merger Closing Date were to occur on December 31, 2024, the per share Revelyst Merger Consideration payable to holders of Revelyst Common Stock in accordance with the Revelyst Merger Agreement would be approximately $19.25. Management of Vista Outdoor currently expects the Revelyst Merger Closing Date to occur by January

2025. However, the respective obligations of each party to effect the Revelyst Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Revelyst Merger Closing Date of certain conditions specified in the Revelyst Merger Agreement, including the consummation of the Merger, receipt of necessary regulatory approvals and other closing conditions set forth in the Revelyst Merger Agreement, and management of Vista Outdoor cannot know the actual date when the Revelyst Merger Closing Date will occur. See “Revelyst Merger Agreement—Conditions Precedent” beginning on page 297. In addition, the Revelyst Merger Consideration cannot be determined until the consummation of the Revelyst Merger as it is subject to change based on (i) the Revelyst Cash Adjustment Amount, which provides for certain closing adjustments to the Revelyst Purchase Price, which adjustments relate to certain cash, debt, tax and other items (including unpaid transaction expenses) of Revelyst as of the Revelyst Closing as described in the section entitled “Revelyst Merger Agreement—Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration” beginning on page 282 and (ii) the number of shares of Revelyst Common Stock issued and outstanding and the number of shares of Revelyst Common Stock underlying Revelyst equity awards entitled to receive the Revelyst Merger Consideration at the Revelyst Merger Effective Time outstanding, in each case, as of immediately prior to the Revelyst Merger Effective Time. Vista Outdoor management’s current estimate of the Revelyst Merger Consideration may be higher or lower than the actual Revelyst Merger Consideration due to the actual cash flows of Vista Outdoor prior to the closing of the Merger and of Revelyst prior to the Revelyst Merger Closing, actual costs, including transaction costs, incurred by Vista Outdoor prior to the closing of the Merger and by Revelyst prior to the Revelyst Merger Closing, the actual number of shares of Revelyst Common Stock and Revelyst equity awards outstanding, in each case as of as immediately prior to the Revelyst Merger Effective Time, or other factors. Revelyst’s transaction costs include, among other things, costs and expenses associated with obtaining regulatory approvals or waivers and third-party consents, the preparation of this proxy statement/prospectus and legal fees and expenses associated with the Merger or the Revelyst Merger. In addition, the precise number of shares of Revelyst Common Stock issued and outstanding and Revelyst equity awards outstanding, in each case as of immediately prior to the Revelyst Merger Effective Time, will not be known until immediately prior to the Revelyst Merger Effective Time. Therefore, until the Revelyst Merger Closing Date, Vista Outdoor stockholders will not know the precise amount of the Revelyst Merger Consideration they will be entitled to receive upon the consummation of the Revelyst Merger and the actual amount of the Revelyst Merger Consideration payable to holders of Revelyst Common Stock may be higher or lower than Vista Outdoor management estimates of such amount on the date of proxy statement/prospectus.
For additional information on how the Revelyst Merger Consideration will be determined, see the section entitled “Revelyst Merger Agreement—Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration” beginning on page 282.
Failure to complete the Revelyst Transaction could adversely affect Revelyst’s stock price and business, results of operations or financial condition.
There can be no assurance that the conditions to the closing of the Revelyst Transaction will be satisfied or waived or that the Revelyst Transaction will be completed. If the Revelyst Transaction is not completed within the expected timeframe or at all, Revelyst’s ongoing business could be adversely affected and Revelyst will be subject to a variety of risks and possible consequences associated with the failure to complete the Revelyst Transaction, including the following: (i) Revelyst will incur certain transaction costs, including legal, accounting, financial advisor, filing, printing and mailing fees, regardless of whether the Revelyst Transaction closes; (ii) under the Revelyst Merger Agreement, Revelyst is subject to certain restrictions on the conduct of its business during the pendency of the Revelyst Transaction, which may adversely affect Revelyst’s ability to execute certain of its business strategies; (iii) Revelyst may lose key employees during the period in which Revelyst and SVP Parent are pursuing the Revelyst Transaction, which may adversely affect Revelyst in the future if Revelyst is not able to hire and retain qualified personnel to replace departing employees; (iv) the Revelyst Transaction, whether or not it closes, will divert the attention of certain members of Revelyst management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Revelyst and (v) that another transaction acceptable to Revelyst may not be offered and Revelyst’s business, prospects or results of operation may be adversely impacted as a result. If the Revelyst Transaction is not completed, these risks could materially affect Revelyst’s business, results of operations or financial condition and stock price, including to the extent that the then-current market price of the Revelyst Common Stock is positively affected by a market assumption that the Revelyst Transaction will be completed.
While the Revelyst Transaction is pending, Revelyst is subject to business uncertainties and certain contractual restrictions that could adversely affect Revelyst’s business, results of operations or financial condition.
In connection with the Revelyst Transaction, some of Revelyst’s customers, vendors, consumers or other third parties may react unfavorably, including by delaying or deferring decisions concerning their business relationships or transactions with Revelyst, which could adversely affect Revelyst’s revenues, earnings, cash flows and expenses, regardless of whether the Revelyst Transaction is completed. In addition, due to certain restrictions in the Revelyst Merger Agreement on the conduct of Revelyst’s business prior to the closing of the Revelyst Transaction, Revelyst may be unable to (without SVP’s prior written consent, unless another exception under the Revelyst Merger Agreement applies), during the pendency of the Revelyst Transaction, pursue certain strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. This may cause Revelyst to forgo certain opportunities it might otherwise pursue. In addition, the pendency of the Revelyst Transaction may make it more difficult for Revelyst to effectively retain and incentivize key personnel and may cause distractions from Revelyst’s strategy and day-to-day operations for its current employees and management.
Litigation against parties to the Revelyst Transaction, or the members of their respective boards, could prevent or delay the completion of the Revelyst Transaction.
It is a condition to the Revelyst Transaction that no court of competent jurisdiction or other governmental authority shall have issued a judgment, order, injunction, ruling, writ, decree or other directive or enacted a law that is in effect that prohibits, enjoins or makes illegal the consummation of the Revelyst Transaction. It is possible that lawsuits may be filed challenging the Revelyst Transaction. The outcome of any such lawsuits cannot be assured, including the amount of fees and costs associated with defending these claims or any other liabilities that may be incurred in connection therewith. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Revelyst Transaction on the agreed-upon terms, such an injunction may delay the consummation of the Revelyst Transaction in the expected timeframe or may prevent the Revelyst Transaction from being consummated at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert Revelyst management’s attention and resources from the closing of the Revelyst Transaction and ongoing business activities, which could adversely affect Revelyst’s operations.
If the Revelyst Transaction is not consummated by the applicable deadline, either Revelyst or SVP Parent may terminate the Revelyst Merger Agreement, subject to certain exceptions.
Either Revelyst or SVP Parent may terminate the Revelyst Merger Agreement if the Revelyst Transaction has not been consummated by the Revelyst Merger End Date. However, this termination right will not be available to Revelyst or SVP Parent (as applicable) if the failure to consummate the Revelyst Transaction on or prior to such date is primarily due to the breach by such party, or such party’s affiliates who are party to the Revelyst Merger Agreement, of any Revelyst Transaction Document. In the event the Revelyst Merger Agreement is terminated by either party due to the failure of the Revelyst Transaction to close by the Revelyst Merger End Date or for any other reason provided under the Revelyst Merger Agreement, Revelyst will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities and ongoing business activities without realizing the anticipated benefits of the Revelyst Transaction. If the Merger Proposal is not approved by Vista Outdoor stockholders or any of the other conditions to the Transaction are not satisfied or waived for any reason, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.

If the Merger Agreement is validly terminated, either Revelyst or SVP Parent may terminate the Revelyst Merger Agreement.
Either Revelyst or SVP Parent may terminate the Revelyst Merger Agreement if the Merger Agreement has been validly terminated (due to the failure of the Transaction to close by the End Date or for any other reason provided under the Merger Agreement). In the event the Revelyst Merger Agreement is terminated by either party, Revelyst will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities and ongoing business activities without realizing the anticipated benefits of the Revelyst Transaction.
If the Transaction is consummated but the Revelyst Transaction is not consummated, Revelyst will be an independent, publicly traded company.
Following the closing of the Transaction and prior to the closing of the Revelyst Transaction, Revelyst will be an independent, publicly traded company holding the Revelyst Business. Revelyst intends to file an application to list the Revelyst Common Stock on the New York Stock Exchange under the ticker symbol “GEAR”. Following the closing of the Revelyst Transaction, Revelyst will be a wholly owned subsidiary of SVP Parent. However, if the Transaction is consummated but the Revelyst Transaction is not consummated, Revelyst will continue to be an independent, publicly traded company and will be subject to a variety of risks related to being an independent, publicly traded company.
Vista Outdoor’s directors and executive officers have interests in the Revelyst Transaction that may be different from your interests as a stockholder of Vista Outdoor.
Vista Outdoor stockholders should be aware that directors and executive officers of Vista Outdoor have certain interests in the Revelyst Transaction that may be different from or in addition to the interests of Vista Outdoor stockholders generally. These interests include the treatment of Revelyst’s equity awards provided for under the Revelyst Merger Agreement (as described in “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283), severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual employment agreements or Revelyst’s benefit plans, the potential to receive an annual bonus for the post-closing portion of the fiscal year in which the Revelyst Merger Closing occurs at the greater of threshold or actual performance levels, the potential to receive cash-based retention awards under a program established for the benefit of certain employees and the potential to receive cash-based transaction incentive awards and continued indemnification and insurance coverage under the Revelyst Merger Agreement, Vista Outdoor’s organizational documents and any indemnification agreements Vista Outdoor has entered into with its directors and executive officers. See the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221 for a more detailed description of these interests.
Risks Related to the Revelyst Business
Revelyst may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and Revelyst may experience increased costs after the Closing.
Revelyst has historically operated as part of Vista Outdoor’s corporate organization, and Vista Outdoor has provided Revelyst with various corporate and operational functions. Following the Closing, Vista Outdoor will have no obligation to provide Revelyst with assistance other than the transition services described under the section entitled “Additional Transaction Agreements—Transition Services Agreement” beginning on page 302. These services do not include every service that Revelyst has received from Vista Outdoor in the past, and Vista Outdoor is only obligated to provide these services for limited periods following the Closing. Revelyst will rely on Vista Outdoor to satisfy its performance and payment obligations under the Transition Services Agreement and other agreements related to the Transaction, and if Vista Outdoor does not satisfy such obligations, Revelyst could incur operational difficulties or losses that could materially adversely affect Revelyst’s business, financial condition and results of operations.

Accordingly, following the Closing, Revelyst will need to provide internally or obtain from unaffiliated third parties the services Revelyst currently receives from Vista Outdoor. These services include sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions, the effective and appropriate performance of which is critical to Revelyst’s operations. Revelyst may be unable to replace these services in a timely manner or on terms and conditions as favorable as those Revelyst receives from Vista Outdoor. Because Revelyst’s business has historically operated as part of the larger Vista Outdoor organization, Revelyst may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs. If Revelyst fails to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, Revelyst’s business, financial condition and results of operations could be materially adversely affected.
In addition, following the Closing, pursuant to the Transition Services Agreement that Revelyst will enter into with Vista Outdoor, Revelyst will provide to Vista Outdoor, on a transitional basis, certain services or functions transferred to Revelyst in connection with the Transaction that the Revelyst Business and the Sporting Products Business have historically shared. See the section entitled “Additional Transaction Agreements—Transition Services Agreement” beginning on page 302. Performing Revelyst’s obligations under the Transition Services Agreement may require significant time and resources, and may divert management’s attention from the operation of the Revelyst Business.
Revelyst has no operating history as an independent, publicly traded company, and Revelyst’s historical and pro forma financial data is not necessarily representative of the results Revelyst would have achieved if Revelyst had been an independent, publicly traded company and may not be a reliable indicator of Revelyst’s future results.
Revelyst derived its historical and pro forma financial data included in this proxy statement/prospectus from Vista Outdoor’s consolidated financial statements, and this data does not necessarily reflect the results of operations and financial position Revelyst would have achieved as an independent, publicly traded company during the periods presented, or those that Revelyst will achieve in the future. This is primarily because of the following factors:
•Revelyst’s working capital requirements and capital for general corporate purposes, including capital expenditures and acquisitions, have been historically satisfied through Vista Outdoor’s corporate-wide cash management practices. Following the Closing, Revelyst’s results of operations may be more volatile, and Revelyst may need to obtain additional financing from banks or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be available or may be more costly.
•Revelyst has historically operated as part of Vista Outdoor’s broader corporate organization, and Vista Outdoor or one of its affiliates has performed various corporate and operational functions for Revelyst, such as sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal, communications, investor relations and other general, administrative and operational functions. Revelyst’s historical financial data reflects allocations of corporate expenses from Vista Outdoor for these and similar functions. These allocations may not reflect the costs Revelyst will incur for similar services in the future as an independent, publicly traded company.
•Revelyst will enter into transactions with Vista Outdoor that do not exist prior to the Closing, such as Vista Outdoor’s and Revelyst’s provision of transition services to each other (which are described in more detail under the section entitled “Additional Transaction Agreements—Transition Services Agreement” beginning on page 302), which will cause Revelyst to incur new costs for the transition services provided by Vista Outdoor to Revelyst and for the transition services provided by Revelyst to Vista Outdoor.
•Revelyst’s historical financial data does not reflect changes that Revelyst expects to experience in the future as a result of its separation from Vista Outdoor. As part of Vista Outdoor, Revelyst enjoyed certain benefits from Vista Outdoor’s operating diversity, size, purchasing power, credit rating, borrowing leverage and available capital for investments, and Revelyst will lose these benefits after the Closing. As an independent entity, Revelyst may be unable to purchase goods, services and technologies, such as insurance and health care benefits, or access capital markets, on terms as favorable to Revelyst as those Revelyst obtained as part of Vista Outdoor prior to the Closing.
•Following the Closing, the cost of capital for Revelyst’s business may be higher than Vista Outdoor’s cost of capital prior to the Closing.
•As an independent public company, Revelyst will separately become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 and will be required to prepare its standalone financial statements according to the rules and regulations established by the SEC. These reporting and other obligations will place significant demands on its management and on administrative and operational resources. Moreover, to comply with these requirements, Revelyst will need to migrate its systems, including information technology systems, to new Revelyst systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. Revelyst expects to incur additional annual expenses related to these requirements, and those expenses may be significant. If Revelyst is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, Revelyst’s ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
Other significant changes may occur in Revelyst’s cost structure, management, financing and business operations as a result of operating as an independent, publicly traded company. As such, Revelyst’s historical financial data may not be indicative of its future performance as an independent, publicly traded company. For additional information about Revelyst’s past financial performance and the basis of presentation of its financial statements, see the sections entitled “Summary Historical and Unaudited Pro Forma Revelyst Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Revelyst” and “Unaudited Pro Forma Revelyst Financial Statements” beginning on pages 51, 321 and 340, respectively, and the Revelyst combined financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.
The transfer to Revelyst by Vista Outdoor of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, Revelyst may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase Revelyst’s expenses or otherwise harm Revelyst’s business and financial performance.
The Separation Agreement provides that certain contracts, permits and other assets and rights are to be transferred from Vista Outdoor or its subsidiaries to Revelyst or Revelyst’s subsidiaries in connection with the Separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, Revelyst and Vista Outdoor are joint beneficiaries of contracts or permits, and Revelyst and Vista Outdoor may need the consents of third parties in order to split, separate, replace, novate or replicate the existing contracts or permits or the relevant portions of the existing contracts or permits. While Revelyst anticipates dividing, partially assigning, modifying or replicating such contracts or permits where necessary or entering into new contracts or obtaining new permits, Revelyst may not be successful in doing so in certain instances.
Some third parties may seek to use consent requirements or other rights to terminate contracts or obtain more favorable contractual terms from Revelyst, which could, for example, take the form of price increases, require Revelyst to expend additional resources in order to obtain the services or assets previously provided under the contract or require Revelyst to make arrangements with new third parties or obtain letters of credit or other forms of credit support. If Revelyst does not obtain required consents or approvals, Revelyst may be unable to obtain the benefits of the contracts, permits and other assets and rights that are intended to be allocated to Revelyst as part of Revelyst’s separation from Vista Outdoor, and Revelyst may be required to seek alternative arrangements to obtain services and assets which may be more costly and of lower quality. The termination, modification, replacement or replication of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could materially adversely affect Revelyst’s business, financial condition and results of operations.

Potential indemnification obligations of Revelyst in connection with the Transaction could adversely affect Revelyst’s business, results of operations or financial condition.
Pursuant to the Separation Agreement, Revelyst is required to indemnify Vista Outdoor and the other members of the Sporting Products Group for substantially all income tax liabilities of Vista Outdoor and such other Group members for tax periods ending on or prior to the Closing Date, as well as any taxes that are attributable to the consummation of the Transaction (in each case reduced by any insurance proceeds or other third-party proceeds received by the indemnified party). If the Internal Revenue Service (the “IRS”) or other taxing authority asserts any such taxes that exceed expected amounts, and Revelyst is required to indemnify Vista Outdoor for such taxes, Revelyst may be subject to substantial liabilities, which could adversely affect Revelyst’s business, results of operations or financial condition. See “Separation Agreement—Taxes” beginning on page 277.
Revelyst may not be able to successfully implement the acquisition component of Revelyst’s strategic leverage strategy, particularly if Revelyst is unable to raise the capital necessary to finance acquisitions.
Revelyst’s business strategy includes strategic leverage through targeted acquisitions and Revelyst regularly evaluates possible acquisition candidates. Revelyst may fail to identify attractive acquisition candidates, be unable to raise sufficient capital to compete for acquisition targets or be unable to reach acceptable terms for proposed acquisitions. If Revelyst is unable to complete acquisitions in the future, its ability to grow its business at the rate anticipated by Revelyst will be impaired. Revelyst may also incur costs pursuing acquisitions that do not close, which could significantly impact its financial condition or results of operations.
Historically, an important source of funds for Revelyst’s acquisitions has been cash generated by the Sporting Products segment of Vista Outdoor. Following the Closing, Revelyst’s ability to fund acquisitions will depend on Revelyst’s ongoing ability to independently generate cash from operations and obtain additional capital on acceptable terms. Revelyst’s ability to generate sufficient positive cash flows from operations to support Revelyst’s desired acquisition growth strategy is subject to many risks and uncertainties, including future economic trends and conditions, demand for Revelyst’s products and other risks and uncertainties related to Revelyst’s business. Moreover, potential acquisitions may require Revelyst to issue additional shares of common stock or obtain new debt financing in order to supplement cash available from Revelyst’s operations. Adequate financing may not be available on terms acceptable to Revelyst or at all. In addition, equity financing could result in dilution to existing stockholders, and debt financing could include terms that restrict Revelyst’s ability to operate its business or pursue other opportunities and could subject Revelyst to meaningful debt service obligations.
Additionally, Revelyst’s success depends in part on Revelyst’s ability to successfully integrate the business and operations of companies that it acquires. Revelyst cannot assure you that the expected benefits of any future acquisitions or other transactions will be realized. After any acquisition, unforeseen issues and/or costs could arise that adversely affect Revelyst’s anticipated returns or that are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual results of operations may vary significantly from initial estimates due to a variety of factors, including general economic conditions affecting the market for Revelyst’s products. Revelyst may also engage in other strategic business transactions, that, likewise, could result in unanticipated costs and difficulties, may not achieve intended results and may require significant time and attention from management.
Risks may also include potential delays in adopting Revelyst’s financial and managerial controls and reporting systems and procedures, greater than anticipated costs and expenses related to the integration of the acquired business with Revelyst’s business, potential unknown liabilities associated with the acquired company, employee retention, challenges inherent in effectively managing an increased number of employees in diverse locations and the challenge of creating uniform standards, controls, procedures, policies and information systems. These and other risks relating to Revelyst’s acquisitions could have an adverse effect on Revelyst’s business, financial condition or results of operations.

General economic conditions may adversely affect Revelyst’s business, results of operations and financial condition, including by creating the potential for future impairments of goodwill and other intangible and long-lived assets.
Revelyst’s revenues are affected by general economic conditions and consumer confidence worldwide, but especially in the U.S. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for Revelyst’s products. Macroeconomic developments such as the global or regional effects of the war in Ukraine, the Israel-Gaza conflict, high rates of inflation and related economic curtailment initiatives, a pandemic, epidemic or infectious disease outbreak, evolving trade policies between the U.S. and international trade partners or the occurrence of similar events in other countries that lead to uncertainty or instability in economic, political or market conditions could adversely affect Revelyst’s business, operating results, financial condition and outlook. Moreover, Revelyst’s businesses are cyclical in nature, and their success is impacted by general economic conditions and specific economic conditions affecting the regions and markets Revelyst serves, the overall level of consumer confidence in the economy and discretionary income levels. Any substantial deterioration in general economic conditions that diminishes consumer confidence or discretionary income could reduce Revelyst’s sales and adversely affect Revelyst’s financial results. For example, during fiscal year 2024, Revelyst’s business has been significantly adversely affected by the high interest rates and pressures posed by inflation, which created an increasingly challenging economic environment for consumers and affected consumer confidence and purchasing patterns.
Furthermore, declining economic conditions create the potential for future impairments of identifiable goodwill and other intangible and long-lived assets that may negatively impact Revelyst’s financial condition or results of operations, such as the impairment charges that Revelyst recorded in fiscal years 2024 and 2023 to its goodwill and indefinite-lived intangible assets. The impact of weak consumer credit markets, corporate restructurings, high retail inventory, layoffs, high unemployment rates, declines in the value of investments and residential real estate, higher fuel prices and increases in federal and state taxation can also negatively affect Revelyst’s results of operations.
In recent periods, sluggish economies and consumer uncertainty regarding future economic prospects in Revelyst’s key markets have had an adverse effect on the financial health of certain of Revelyst’s customers, which may in turn have a material adverse effect on Revelyst’s results of operations and financial condition. Revelyst extends credit to its customers for periods of varying duration based on an assessment of the customer’s financial condition, generally without requiring collateral, which increases Revelyst’s exposure to the risk of uncollectible receivables. In addition, Revelyst faces increased risk of order reduction or cancellation when dealing with financially ailing customers or customers struggling with economic uncertainty. For example, Revelyst’s risk of uncollectible receivables and order cancellations has been elevated due to retail store closures that occurred during the height of the global COVID-19 pandemic (which adversely affected many of Revelyst’s customers), credit tightening and inflation and may be further elevated in the event of bank failures affecting Revelyst’s customers. Revelyst may reduce its level of business with customers and distributors experiencing financial difficulties and may not be able to replace that business with other customers, which could have a material adverse effect on Revelyst’s financial condition, results of operations or cash flows. In times of uncertain economic conditions there is also increased risk that inventories may not be liquidated in an efficient manner and may result in Revelyst having excess levels of inventory.
Significant supplier capacity constraints, supplier production disruptions, supplier quality issues or price increases could increase Revelyst’s operating costs and adversely impact the competitive positions of Revelyst’s products.
Revelyst relies on third-party suppliers to produce a significant majority of the products Revelyst sells. Revelyst’s reliance on third-party suppliers for various product components and finished goods exposes Revelyst to volatility in the availability, quality and price of these product components and finished goods. A disruption in deliveries from Revelyst’s third-party suppliers, including as a result of natural disasters, public health crises or other significant catastrophic events such as a pandemic, epidemic or infectious disease outbreak, capacity constraints, production disruptions, price increases or decreased availability of raw materials or commodities could have an adverse effect on Revelyst’s ability to meet its commitments to customers or increase its operating costs.

Revelyst’s inability to obtain sufficient quantities of components, parts, raw materials or other supplies from independent sources necessary for the production of Revelyst’s products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact Revelyst’s results of operations. Many of the components, parts, raw materials and other supplies used in the production of Revelyst’s products are available only from a limited number of suppliers. Revelyst does not have long-term supply contracts with all of Revelyst’s suppliers. As a result, Revelyst could be subject to increased costs, supply interruptions and difficulties in obtaining materials. Revelyst’s suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products that Revelyst uses in Revelyst’s products. The time lost in seeking and acquiring new sources could have an adverse effect on Revelyst’s business, financial condition or results of operations.
In addition, Revelyst’s supply contracts are generally not exclusive. As a result, supplies Revelyst may need may be allocated to other customers, such as where necessary to fulfill priority orders to the government or during times of elevated demand. Additionally, Revelyst’s suppliers may provide similar supplies and materials to Revelyst’s competitors, some of whom could potentially purchase these supplies and materials in significantly greater volume than Revelyst does. Revelyst’s competitors could enter into restrictive or exclusive arrangements with these suppliers that could impair or eliminate Revelyst’s access to necessary supplies and materials.
Quality issues experienced by third-party suppliers could also adversely affect the quality and effectiveness of Revelyst’s products and result in liability and reputational harm.
Shortages of, and price increases for, labor, components, parts and other supplies, as well as commodities used in the manufacturing and distribution of Revelyst’s products, may delay or reduce Revelyst’s sales and increase Revelyst’s costs, thereby harming Revelyst’s results of operations.
Revelyst manufactures a portion of its products at plants that it operates. Shortages of, or cost increases for, labor or other inputs to the manufacturing and distribution process could delay or reduce Revelyst’s sales or gross margins and thereby have an adverse effect on Revelyst’s financial condition and results of operations.
Although Revelyst manufactures many of the components for Revelyst’s products, Revelyst purchases from third parties certain important components, finished goods and raw materials. The costs of these components, finished goods and raw materials are affected by increases in input costs and are, therefore, subject to price volatility caused by weather, market conditions, overall inflationary pressures and other factors that are not predictable or within Revelyst’s control, including natural disasters and public health crises or other significant catastrophic events, such as a pandemic, epidemic or infectious disease outbreak.
Higher prices for electricity, natural gas, microchips, metals, transportation and fuel also increase Revelyst’s production and shipping costs. A significant shortage, increased prices or interruptions in the availability of these commodities and components would increase the costs of producing and delivering products to Revelyst’s customers and would be likely to negatively affect Revelyst’s earnings. Commodity costs have varied significantly during recent fiscal years and remain a volatile element of Revelyst’s costs.
Revelyst’s business could be adversely impacted by inflation and high interest rates.
General inflation in the U.S., Europe and other geographies has risen to levels not experienced in recent decades, which could have negative impacts on Revelyst’s business by increasing Revelyst’s operating costs and borrowing costs, as well as decreasing the disposable income available for consumers to purchase Revelyst’s products. In addition, recent interest rate increases aimed at curbing inflation could have a dampening effect on overall economic activity and could make it difficult for Revelyst to obtain financing at attractive rates, which could impair Revelyst’s ability to raise sufficient capital to execute its business plans, including its growth strategy and future acquisitions. As a result, Revelyst’s financial condition, results of operations and cash flows could be adversely affected.
Seasonality and weather conditions may cause Revelyst’s results of operations to vary from quarter to quarter.
Because many of the products Revelyst sells are used for seasonal outdoor activities, Revelyst’s results of operations may be significantly impacted by unseasonable weather conditions. For example, Revelyst’s winter sport accessories sales are dependent on cold winter weather and snowfall and can be negatively impacted by unseasonably warm or dry weather. Conversely, sales of Revelyst’s spring and summer products, such as golf accessories, can be adversely impacted by unseasonably cold or wet weather. In addition, sales of Revelyst’s hunting accessories are highest during the fall hunting season and winter holidays. Accordingly, Revelyst’s sales results and financial condition will typically suffer when weather patterns or seasonal spending patterns do not conform to seasonal norms.
The seasonality of Revelyst’s sales may change in the future. Seasonal variations in Revelyst’s results of operations may reduce Revelyst’s cash on hand, increase its inventory levels and extend its accounts receivable collection periods. This in turn may cause Revelyst to increase its debt levels and interest expense to fund its working capital requirements.
Climate change may adversely impact Revelyst’s business.
There is increasing concern that a gradual increase in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Physical risks presented by climate change, including increased frequency, intensity and duration of extreme weather conditions, could, among other things, disrupt the operation of Revelyst’s supply chain or increase its product costs. Changes in weather patterns could also impact the types and amounts of Revelyst’s products that consumers purchase by adversely affecting the open spaces where consumers recreate or shortening or changing the seasons in which consumers participate in their chosen outdoor activity. Additionally, efforts to transition to a lower carbon economy could also disrupt Revelyst’s business, such as by increasing Revelyst’s product costs or increasing the costs of travel, which could affect consumer spending on outdoor recreation. As a result, the effects of climate change could have short- and long-term adverse impacts on Revelyst’s business and results of operations.
Revelyst’s revenues and results of operations may fluctuate unexpectedly from quarter-to-quarter, which may cause Revelyst’s stock price to decline.
Revelyst’s revenues and results of operations have fluctuated significantly in the past and may fluctuate significantly in the future due to various factors, including, but not limited to:
•market acceptance of Revelyst’s products and services;
•general economic conditions, including inflation and/or recession;
•the timing of large domestic and international orders;
•cancellation of existing orders;
•the outcome of litigation;
•adverse publicity surrounding Revelyst’s products, the safety of Revelyst’s products or the use of Revelyst’s products;
•changes in Revelyst’s sales mix;
•new product introduction costs;
•high levels of retailer and distributor inventory;
•complexity in Revelyst’s integrated supply chain;
•increased raw material and/or other commodity expenses;
•changes in amount and/or timing of Revelyst’s operating expenses;
•natural disasters and public health crises or other significant catastrophic events, such as a pandemic, epidemic or infectious disease outbreak, in markets in which Revelyst and Revelyst’s customers, suppliers and manufacturers operate;

•changes in laws and regulations that may affect the marketability of Revelyst’s products;
•the domestic political environment;
•uncertainties related to changes in macroeconomic and/or global conditions, including as a result of the war in Ukraine, the imposition of sanctions on Russia and the Israel-Gaza conflict;
•risks relating to foreign trade;
•tariffs;
•import and export controls; and
•fluctuations in currency exchange rates (particularly the Euro, the British pound, the Chinese renminbi (yuan) and the Canadian dollar).
As a result of these and other factors, Revelyst believes that period-to-period comparisons of Revelyst’s results of operations may not be meaningful in the short term, and Revelyst’s performance in a particular period may not be indicative of Revelyst’s performance in any future period.
Goodwill and intangible assets represent a significant portion of Revelyst’s total assets, and any impairment of these assets could negatively impact Revelyst’s results of operations and parent company equity.
Revelyst’s goodwill and identifiable intangible assets consist of goodwill from acquisitions, trademarks and trade names, patented technology, customer relationships and other intangible assets. Accounting rules require the evaluation of Revelyst’s goodwill and indefinite-lived intangible assets for impairment at least annually or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. Such indicators include a sustained decline in Revelyst’s stock price or market capitalization, adverse changes in economic or market conditions or prospects and changes in Revelyst’s operations.
An asset is considered to be impaired when its carrying value exceeds its fair value. If, due to declining market conditions or other factors, a significant amount of Revelyst’s goodwill or other identifiable intangible assets were deemed to be impaired, Revelyst’s business, financial condition and results of operations could be negatively affected. For example, Revelyst has recorded impairment charges to goodwill and identifiable indefinite-lived intangible assets during fiscal years 2024 and 2023. In addition, Vista Outdoor has recorded impairment charges to the goodwill and identifiable indefinite-lived intangible assets of its Outdoor Products segment in recent years prior to fiscal year 2023.
Revelyst’s results of operations could be materially harmed if Revelyst is unable to accurately forecast demand for its products.
Revelyst often schedules internal production, places orders and, at times, pre-pays for products, components and materials with third-party suppliers before receiving firm orders from Revelyst’s customers. In addition, orders from customers are generally subject to cancellation at any time before acceptance. If Revelyst fails to accurately forecast customer demand or if orders are cancelled before delivery, Revelyst may experience excess inventory levels or a shortage of products to deliver to Revelyst’s customers. Factors that could affect Revelyst’s ability to accurately forecast demand for Revelyst’s products include:
•an increase or decrease in consumer demand for Revelyst’s products or for the products of Revelyst’s competitors;
•Revelyst’s failure to accurately forecast customer acceptance of new products;
•new product introductions by competitors;
•changes in Revelyst’s relationships with customers;

•changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers, including as a result of natural disasters and public health crises or other significant catastrophic events, such as a pandemic, epidemic or infectious disease outbreak;
•changes in laws and regulations governing the activities for which Revelyst sells products, such as hunting and shooting sports;
•weak economic conditions or consumer confidence or inflation, which could reduce demand for discretionary items such as Revelyst’s products; and
•the domestic political environment.
Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory on less favorable terms, including discounted prices or payment terms, which could have an adverse effect on Revelyst’s business, financial condition or results of operations. If Revelyst underestimates demand for Revelyst’s products, Revelyst’s manufacturing facilities or third-party suppliers may not be able to create products to meet customer demand, and this could result in delays in the shipment of products and lost revenues, as well as damage to Revelyst’s reputation and customer relationships. Revelyst may not be able to manage inventory levels successfully to meet future order and reorder requirements.
A disruption or a significant increase in the cost of Revelyst’s primary delivery and shipping services for Revelyst’s products and component parts or a significant disruption at shipping ports could have a negative impact on Revelyst’s business.
Revelyst uses various carriers, including Federal Express (“FedEx”), for ground shipments of products to Revelyst’s U.S. customers. Revelyst uses air carriers and ocean shipping services for most of Revelyst’s international shipments of products. Furthermore, many of Revelyst’s finished goods and many of the components Revelyst uses to manufacture its products are shipped to Revelyst via air carrier and shipping services. If there is any continued or additional significant interruption in service by such providers or at airports or shipping ports in the future, Revelyst may be unable to engage alternative suppliers or to receive or ship goods through alternate sites in order to deliver Revelyst’s products or receive finished goods or components in a timely and cost-efficient manner. As a result, Revelyst could experience manufacturing delays, increased manufacturing and shipping costs and lost sales as a result of missed delivery deadlines and product demand cycles. Any significant interruption in FedEx services, other ground carriers, air carrier services, ship services or at airports or shipping ports could have a negative impact on Revelyst’s business. Furthermore, if the cost of delivery or shipping services increases significantly and the additional costs cannot be covered by product pricing, Revelyst’s operating results could be materially adversely affected.
Revelyst faces risks relating to Revelyst’s international business operations that could adversely affect Revelyst’s business, financial condition or results of operations.
Revelyst’s ability to maintain the current level of operations in Revelyst’s existing international markets and to capitalize on growth in existing and new international markets is subject to risks associated with Revelyst doing business internationally, including:
•issues related to managing international operations;
•potentially adverse tax developments;
•lack of sufficient protection for intellectual property in some countries;
•fluctuations in currency exchange rates (particularly the Euro, the British pound, the Chinese renminbi (yuan) and the Canadian dollar);
•tariffs;

•import and export controls;
•social, political and economic instability in the countries in which Revelyst operates;
•changes in economic conditions;
•inflation and/or recession;
•uncertainties related to changes in macroeconomic and/or global conditions, including as a result of the war in Ukraine, the imposition of sanctions on Russia and the Israel-Gaza conflict;
•the occurrence of natural disasters, public health crises or other significant catastrophic events, such as a pandemic, epidemic or infectious disease outbreak, in countries in which Revelyst operates;
•local laws and regulations, including those governing labor, product safety and environmental protection;
•changes to international treaties and regulations; and
•limitations on Revelyst’s ability to efficiently repatriate cash from its foreign operations.
Any one or more of these risks could adversely affect Revelyst’s business, financial condition or results of operations.
Some of Revelyst’s products contain licensed, third-party technology that provides important product functionality and features. The loss of or inability to obtain and maintain any such licenses could have a material adverse effect on Revelyst’s business.
Some of Revelyst’s products contain technology licensed from third parties that provides important product functionality and features. Revelyst cannot assure you that Revelyst will have continued access to this technology. For example, if the licensing company ceases to exist, either as a result of bankruptcy, dissolution or purchase by a competitor, Revelyst may lose access to important third-party technology and may not be able to obtain replacement technology on favorable terms or at all. In addition, legal actions, such as intellectual property actions, brought against the licensing company could impact Revelyst’s future access to the technology. Any of these actions could negatively affect Revelyst’s technology licenses, thereby reducing the functionality and features of Revelyst’s products, and adversely affect Revelyst’s business, financial condition or results of operations.
Failure to attract and retain key personnel could have an adverse effect on Revelyst’s results of operations.
Revelyst’s future success will depend in part on the continued service of key personnel and Revelyst’s ability to attract, retain and develop key managers, designers, sales and information technology professionals and others. Competition for experienced executives and skilled employees in some areas is high, and Revelyst may experience difficulty in recruiting and retaining employees, particularly given the Transaction. Any inability to attract qualified new employees or retain existing employees may have a material adverse effect on Revelyst’s financial condition, results of operations or cash flows.
Catastrophic events may disrupt Revelyst’s business.
A disruption or failure of Revelyst’s systems or operations in the event of a major earthquake, weather event, public health crisis (such as a pandemic), cyber-attack, terrorist attack or other catastrophic event could cause delays in completing sales, providing services or performing other mission-critical functions. A catastrophic event that results in the destruction or disruption of any of Revelyst’s critical businesses or information technology systems could harm Revelyst’s ability to conduct normal business operations and Revelyst’s results of operations.
In addition, damage or disruption to Revelyst’s manufacturing and distribution capabilities or those of Revelyst’s suppliers because of a major earthquake, weather event, public health crisis, cyber-attack, terrorist attack or other catastrophic event could impair Revelyst’s ability or Revelyst’s suppliers’ ability to manufacture or sell Revelyst’s products. If Revelyst does not take steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, such events could have a material adverse effect on Revelyst’s business, financial condition or results of operations, as well as require additional resources to restore Revelyst’s supply chain.
Revelyst’s sales are highly dependent on purchases by several large customers, and Revelyst may be adversely affected by the loss of, or any significant decline in sales to, one or more of these customers.
The U.S. retail and distribution industries serving the outdoor recreation market have become relatively concentrated. Sales to Revelyst’s top ten customers accounted for approximately 23%, 23% and 33% of Revelyst’s combined net sales in fiscal years 2024, 2023 and 2022, respectively.
No customer contributed more than 10% of sales during fiscal years 2024 or 2023. Walmart contributed 10% in fiscal year 2022. Further consolidation in the U.S. retail industry could increase the concentration of Revelyst’s retail store customer base in the future.
Although Revelyst has long-established relationships with many of Revelyst’s customers, as is typical in the markets in which it competes, Revelyst generally does not have long-term sales agreements with its customers. As such, Revelyst is dependent on individual purchase orders. As a result, prior to acceptance, these customers are able to cancel their orders, change purchase quantities from forecast volumes, delay purchases, change other terms of Revelyst’s business relationship or cease to purchase Revelyst’s products entirely. Revelyst’s customers’ purchasing activity may also be impacted by general economic conditions as well as natural disasters and public health crises or other significant catastrophic events, such as a pandemic, epidemic or infectious disease outbreak.
The loss of any one or more of Revelyst’s large customers, significant or numerous cancellations, reductions, delays in purchases or payments or changes in business practices by Revelyst’s large customers could have an adverse effect on Revelyst’s business, financial condition or results of operations, including but not limited to reductions in sales volumes and profits, inability to collect receivables and increases in inventory levels.
Insolvency, credit problems or other financial difficulties that could confront Revelyst’s retailers or distributors could expose Revelyst to financial risk.
Revelyst sells to the large majority of retail customers on open account terms and does not require collateral or a security interest in the inventory that it sells to such customers. Consequently, Revelyst’s accounts receivable from its retail customers are unsecured. Revelyst also relies on third-party distributors to distribute Revelyst’s products to Revelyst’s retail and direct-to-consumer customers. Insolvency, credit problems or other financial difficulties confronting Revelyst’s retailers or distributors could expose Revelyst to financial risk. These events could expose Revelyst to risks if Revelyst’s distributors are unable to distribute Revelyst’s products to Revelyst’s customers and/or if Revelyst’s retail customers are unable to pay for the products that they purchase from Revelyst in a timely matter or at all. Financial difficulties of Revelyst’s retailers could also cause them to reduce their sales staff, use of attractive displays, or number or size of stores or the amount of floor space dedicated to Revelyst’s products. Any reduction in sales by, or loss of, Revelyst’s current retailers or customer demand, or credit risks associated with Revelyst’s retailers or distributors, could harm Revelyst’s business, results of operations and financial condition.
Competition in Revelyst’s industry may hinder Revelyst’s ability to execute Revelyst’s business strategy, maintain profitability or maintain relationships with existing customers.
Revelyst operates in a highly competitive industry and competes against other manufacturers that have well-established brand names and strong market positions. Given the diversity of Revelyst’s product portfolio, Revelyst has various significant competitors in each of Revelyst’s markets, including: Alpine Stars, Bontrager, Canyon, Schwinn, Shimano, Shoei, Smith, Specialized, Contigo, Hydro Flask, Osprey, Nalgene and Yeti in its Adventure Sports segment; Garmin, Nikon, SkyTrak, Topgolf Callaway and Trackman in its Precision Sports Technology segment; and Huk, Orvis, Patagonia, Caldwell, Covert Optics, Nikon, Leupold, Rhino, Vortex, Wheeler, Coleman, Traeger, Weber, Kuiu, First Lite, Mystery Ranch and Sitka in its Outdoor Performance segment.
Competition in the markets in which Revelyst operates is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features and warranties, as well as sales and marketing programs. Competition could result in price reductions, reduced profits, extensions of credit or losses or loss of market share, any of which could have a material adverse effect on Revelyst’s business, financial condition or results of operations. Certain of Revelyst’s competitors may be more diversified than Revelyst or may have financial and marketing resources that are substantially greater than those of Revelyst, which may allow them to invest more heavily in intellectual property, product development and advertising. Since many of Revelyst’s competitors also source their products from third parties, Revelyst’s ability to obtain a cost advantage through sourcing is limited.
Certain of Revelyst’s competitors may be willing to reduce prices and accept lower profit margins or extend more credit to compete with Revelyst. Further, retailers often demand that suppliers reduce their prices on mature products, which could lead to lower margins.
Revelyst’s products typically face more competition internationally where foreign competitors manufacture and market products in their respective countries, which allows those competitors to sell products at lower prices, which could adversely affect Revelyst’s competitiveness.
In addition, Revelyst’s products compete with many other outdoor products for the discretionary spending of consumers. Failure to effectively compete with these competitors or alternative products could have a material adverse effect on Revelyst’s performance.
Revelyst’s success depends upon its ability to introduce new compelling products into the marketplace and respond to customer preferences.
Revelyst’s efforts to introduce new products into the marketplace may not be successful, and any new products that Revelyst introduces may not result in customer or market acceptance. Revelyst both develops and sources new products and components that it believes will match customer preferences. The development of new products is a lengthy and costly process and may not result in the development of a successful product. In addition, the sourcing of Revelyst’s products and components is dependent, in part, on Revelyst’s relationships with its third-party suppliers, some of whom are also its competitors. If Revelyst is unable to maintain these relationships, Revelyst may not be able to continue to source products at competitive prices that both meet its standards and appeal to Revelyst’s customers. Failure to develop or source and introduce new products that consumers want to buy could decrease Revelyst’s sales, operating margins and market share and could adversely affect its business, financial condition or results of operations.
Even if Revelyst is able to develop or source new products, Revelyst’s efforts to introduce new products may be costly and ineffective. When introducing a new product, Revelyst incurs expenses and expends resources to market, promote and sell the new product. New products that Revelyst introduces into the marketplace may be unsuccessful or may be less successful than Revelyst’s expectations for a variety of reasons, including failure to predict market demand, delays in introduction, unfavorable cost comparisons with alternative products and unfavorable performance. Significant expenses related to new products that prove to be unsuccessful for any reason will adversely affect Revelyst’s results of operations. In addition, inflation and rising product costs may affect Revelyst’s ability to provide products in a cost-effective manner and hinder Revelyst from attracting new customers.
An inability to expand Revelyst’s e-commerce business could reduce its future growth.
Consumers are increasingly shopping online via e-commerce retailers, and Revelyst faces intense pressure to make its products readily and conveniently available via e-commerce services. Revelyst’s success in participating in e-commerce depends on Revelyst’s ability to effectively use its marketing resources to communicate with existing and potential customers. To increase its e-commerce sales, Revelyst may need to dedicate more resources to promotional activity, which could impact Revelyst’s gross margin and increase its marketing expenses. Revelyst continues to enhance its direct-to-consumer e-commerce platforms, but relies to an extent on third-party e-commerce websites to sell Revelyst’s products, which could lead to Revelyst’s e-commerce customers having some control over the pricing of Revelyst’s products. This in turn could harm Revelyst’s relationships with its brick and mortar customers as they may perceive themselves to be at a disadvantage based on the e-commerce pricing of Revelyst’s products. Revelyst may not be able to successfully expand Revelyst’s e-commerce business and respond to shifting consumer traffic patterns and direct-to-consumer buying trends.
In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of federal, state and international laws, including those relating to online privacy; credit card fraud, telecommunication failures, electronic break-ins and similar disruptions; and disruptions of Internet service. Revelyst’s inability to adequately respond to these risks and uncertainties or to successfully maintain and expand Revelyst’s direct-to-consumer business may have an adverse impact on Revelyst’s operating results.
Revelyst plans to continue to expand its brand recognition and product loyalty through social media and Revelyst’s websites. These efforts are intended to yield greater traffic to Revelyst’s websites and increase Revelyst’s direct-to-consumer revenue. By doing so, Revelyst will become, to an extent, a competitor to Revelyst’s customers, reducing their revenue in the process. This could lead to adverse relationships with Revelyst’s online and brick and mortar retail customers, which could have an adverse impact on Revelyst’s operating results.
Revelyst’s business is highly dependent upon its brand recognition and reputation, and the failure to maintain or enhance its brand recognition or reputation would likely have an adverse effect on Revelyst’s business.
Revelyst’s brand recognition and reputation are critical aspects of Revelyst’s business. Revelyst believes that maintaining and enhancing Revelyst’s brands as well as Revelyst’s reputation are critical to retaining existing customers and attracting new customers. Revelyst also believes that the importance of its brand recognition and reputation will continue to increase as competition in the markets in which Revelyst competes continues to develop.
Revelyst’s future growth and profitability will depend in large part upon the effectiveness and efficiency of its advertising, promotion, public relations and marketing programs. These brand promotion activities may not yield increased revenue and the effectiveness of these activities will depend on a number of factors, including Revelyst’s ability to:
•determine the appropriate creative message, media mix and markets for advertising, marketing and promotional initiatives and expenditures;
•identify the most effective and efficient level of spending in each market, medium and specific media vehicle; and
•effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable customer acquisition costs.
Revelyst may implement new marketing and advertising strategies with significantly higher costs than Revelyst’s current channels, which could adversely affect Revelyst’s results of operations. Implementing new marketing and advertising strategies could also increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. Revelyst also may incur marketing and advertising expenses significantly in advance of the time Revelyst anticipates recognizing revenue associated with such expenses, and Revelyst’s marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if Revelyst’s marketing and advertising expenses result in increased revenue, the increase in revenue might not offset Revelyst’s related marketing and advertising expenditures. If Revelyst is unable to maintain its marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more cost-effective channels, Revelyst’s marketing and advertising expenses could increase substantially, Revelyst’s customer base could be adversely affected and Revelyst’s business, financial condition or results of operations could be adversely impacted.
Competitors have imitated and attempted to imitate, and will likely continue to imitate or attempt to imitate, Revelyst’s products and technology, particularly in countries overseas where counterfeiting is more prevalent. If Revelyst is unable to protect or preserve Revelyst’s brand image and proprietary rights, Revelyst’s business may be harmed. As Revelyst increases sales overseas, Revelyst may experience increased counterfeiting of its products.
In addition, certain of Revelyst’s products and brands benefit from endorsements and support from particular outdoor enthusiasts, athletes or other celebrities, and those products and brands may become personally associated with those individuals. As a result, Revelyst’s brands or sales of the endorsed products could be materially and adversely affected if any of those individuals’ images, reputations or popularity were to be negatively impacted.

Use of social media to disseminate negative commentary and boycotts may adversely impact Revelyst’s business.
There has been a substantial increase in the use of social media platforms, including blogs, social media websites and other forms of Internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. Negative commentary regarding Revelyst or Revelyst’s brands may be posted on social media platforms at any time and may have an adverse impact on Revelyst’s reputation, business or relationships with third parties, including suppliers, customers, investors and lenders. Consumers value readily available information and often act on such information without further investigation and without regard to its accuracy or context. The harm may be immediate without affording Revelyst an opportunity for redress or correction.
Social media platforms also provide users with access to such a broad audience that collective action, such as boycotts, can be more easily organized. Such actions could have an adverse effect on Revelyst’s business, financial condition, results of operations and/or cash flows.
Revelyst manufactures, sources and sells products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.
Some of Revelyst’s products are used in applications and situations that involve risk of personal injury and death. Revelyst’s products expose Revelyst to potential product liability, warranty liability and personal injury claims and litigation relating to the use or misuse of Revelyst’s products, including allegations of defects in manufacturing, defects in design, deceptive advertising, a failure to warn of dangers inherent in the product or activities associated with the product, negligence and strict liability. If successful, such claims could have a material adverse effect on Revelyst’s business.
Defects in Revelyst’s products could reduce demand for Revelyst’s products and result in a decrease in sales and market acceptance and damage to Revelyst’s reputation.
Complex components and assemblies used in Revelyst’s products may contain undetected defects that are subsequently discovered at any point in the life of the product. In addition, Revelyst obtains many of Revelyst’s products and component parts from third-party suppliers and may not be able to detect defects in such products or component parts until after they are sold. Defects in Revelyst’s products may result in a loss of sales, recall expenses, delay in market acceptance, damage to Revelyst’s reputation and increased warranty costs, which could have a material adverse effect on Revelyst’s business, financial condition or results of operations.
Although Revelyst maintains product liability insurance in amounts that Revelyst believes are reasonable, Revelyst may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of Revelyst’s insurance coverage. In addition, Revelyst’s reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about Revelyst’s products.
Revelyst may incur substantial litigation costs to protect its intellectual property, and if Revelyst is unable to protect its intellectual property, Revelyst may lose its competitive advantage. Revelyst may be subject to intellectual property infringement claims, which could cause Revelyst to incur litigation costs and divert management attention from Revelyst’s business.
Revelyst’s future success depends in part upon its ability to protect its intellectual property. Revelyst’s protective measures, including patents, trademarks, copyrights, trade secret protection and internet identity registrations, may prove inadequate to protect its proprietary rights and market advantage. The right to stop others from misusing Revelyst’s trademarks and service marks in commerce depends, to some extent, on Revelyst’s ability to show evidence of enforcement of Revelyst’s rights against such misuse in commerce. Revelyst’s failure to stop the misuse by others of Revelyst’s trademarks and service marks may lead to Revelyst’s loss of trademark and service mark rights, brand loyalty and notoriety among Revelyst’s customers and prospective customers. The scope of any patent to which Revelyst has or may obtain rights may not prevent others from developing and selling competing products. In addition, Revelyst’s patents may be held invalid upon challenge, or others may claim rights in, or ownership of, Revelyst’s patents. Moreover, Revelyst may become subject to litigation with parties that claim, among other matters, that Revelyst infringed their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on Revelyst’s business and financial position.
Also, any intellectual property infringement claims against Revelyst, with or without merit, could be costly and time-consuming to defend and divert Revelyst management’s attention from Revelyst’s business. If Revelyst’s products were found to infringe a third party’s proprietary rights, Revelyst could be forced to enter into costly royalty or licensing agreements in order to be able to continue to sell Revelyst’s products or discontinue use of the protected technology. Such royalty and licensing agreements may not be available on terms acceptable to Revelyst or at all. Rights holders may demand payment for past infringements or force Revelyst to accept costly license terms or discontinue use of protected technology or works of authorship.
Revelyst may become involved in litigation regarding patents and other intellectual property rights. Other companies, including Revelyst’s competitors, may develop intellectual property that is similar or superior to Revelyst’s intellectual property, may duplicate Revelyst’s intellectual property or design around Revelyst’s patents or may have or obtain patents or other proprietary rights that would prevent, limit or interfere with Revelyst’s ability to make, use or sell its products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which Revelyst sells products or from which competing products may be sold.
Unauthorized parties may attempt to copy or otherwise use aspects of Revelyst’s intellectual property and products that Revelyst regards as proprietary. Revelyst’s means of protecting its proprietary rights in the U.S. or abroad may prove to be inadequate, and competitors may be able to develop similar intellectual property independently. If Revelyst’s intellectual property protection is insufficient to protect its intellectual property rights, Revelyst could face increased competition in the markets for its products.
Should any of Revelyst’s competitors file patent applications or obtain patents that claim inventions also claimed by Revelyst, Revelyst may choose to participate in an interference proceeding to determine the right to a patent for these inventions because Revelyst’s business could be harmed if Revelyst fails to enforce and protect Revelyst’s intellectual property rights. Even if the outcome is favorable, an interference proceeding could result in substantial costs to Revelyst and disrupt Revelyst’s business.
In the future, Revelyst also may need to file lawsuits to enforce Revelyst’s intellectual property rights, to protect Revelyst’s trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on Revelyst’s business, financial condition or results of operations.
Revelyst is subject to extensive regulation that imposes significant compliance costs on Revelyst and that could result in fines, penalties, business disruptions or other costs and liabilities.
Like other global manufacturers and distributors of consumer products, Revelyst is required to comply with a wide variety of federal, state, local and international laws, rules and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace safety, the environment, the import and export of products and tax. See the section entitled “Information about the Revelyst Business—Regulatory Matters” beginning on page 317 for a description of the various laws and regulations to which Revelyst’s business is subject. Revelyst’s failure to comply with applicable federal, state, local and international laws, rules and regulations may result in Revelyst being subject to claims, lawsuits, fines, business disruptions and adverse publicity that could have a material adverse effect on Revelyst’s business, results of operations or financial condition. These laws, rules and regulations currently impose significant compliance requirements on Revelyst’s business, and more restrictive laws, rules and regulations may be adopted in the future.
Increased focus and expectations on climate change and other Environmental, Social and Governance (“ESG”) matters may impose additional costs on Revelyst or could have a material adverse effect on Revelyst’s business, financial condition and results of operations and damage Revelyst’s reputation.
Increased focus and expectations on ESG are emerging trends with governmental and non-governmental organizations, stockholders, retail customers, end consumers, communities and other stakeholders. These trends have led to, among other things, increased public and private social accountability reporting requirements relating to labor practices, climate change, human trafficking, diversity and inclusion, employee well-being and other ESG matters and greater demands on Revelyst’s packaging and products. The increased focus on ESG matters may also lead to increased regulation and customer, stockholder and consumer demands that may hinder access to or increase the cost of capital as investors reallocate capital or decide not to commit capital as a result of their assessment of companies’ ESG practices or reporting, or could require Revelyst to incur additional costs or make changes to Revelyst’s operations to comply with new regulations or address these demands. Revelyst expects that these trends will continue. If Revelyst is unable to adequately respond to, or Revelyst is not perceived as adequately responding to, existing or new requirements or demands, customers and consumers may choose to purchase products from another company or a competitor. Increased requirements and costs to comply with these requirements, such as climate change regulations and international accords, may also cause disruptions in or higher costs associated with manufacturing or distributing Revelyst’s products. ESG matters are currently reported in line with a variety of different reporting frameworks and by a number of sustainability ratings agencies, and these frameworks and ratings providers may not be the same as those evaluated by Revelyst’s stakeholders, may emphasize different aspects of ESG practices and performance or may not accurately reflect Revelyst’s ESG performance in certain respects. Any real or perceived failure to achieve Revelyst’s ESG goals or a perception of Revelyst’s failure to act responsibly or to effectively respond to new, or changes in, legal or regulatory requirements relating to ESG matters could adversely affect Revelyst’s business, financial condition, results of operations and reputation.
Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as export controls and trade sanctions, could result in fines or criminal penalties.
The international nature of Revelyst’s business exposes Revelyst to trade controls and other restrictions imposed by the U.S. and other governments. The U.S. Departments of Justice, Commerce and Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of the U.S. Foreign Corrupt Practices Act (the “FCPA”), export controls, economic sanctions, anti-boycott provisions and other federal statutes and regulations and, increasingly, similar or more restrictive foreign laws, rules and regulations, which may also apply to Revelyst. In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and Revelyst expects the relevant agencies to continue to increase their enforcement efforts.
In foreign countries in which Revelyst has operations, a risk exists that Revelyst’s associates, contractors or agents could, in contravention of Revelyst’s policies, engage in business practices prohibited by U.S. laws and regulations applicable to Revelyst, such as the FCPA, or the laws and regulations of other countries, such as the UK Bribery Act. Prior to the Closing, Revelyst will adopt a corporate policy that will prohibit such business practices. Nevertheless, Revelyst remains subject to the risk that one or more of Revelyst’s associates, contractors or agents, including those based in or from countries where practices that violate such U.S. laws and regulations or the laws and regulations of other countries may be customary, will engage in business practices that are prohibited by Revelyst’s policies, circumvent Revelyst’s compliance programs and, by doing so, violate such laws and regulations. Any such violations, even if prohibited by Revelyst’s internal policies, could adversely affect Revelyst’s business or financial performance and Revelyst’s reputation.
By virtue of these laws and regulations, Revelyst may be obliged to limit its business activities, incur costs for compliance programs or be subject to enforcement actions or penalties for noncompliance. A violation of these laws, sanctions or regulations could result in restrictions on Revelyst’s exports, civil and criminal fines or penalties and could adversely impact Revelyst’s business, financial condition or results of operations.
If Revelyst’s efforts to protect the security of personal information about Revelyst’s customers and consumers are unsuccessful and unauthorized access to that personal information is obtained, or Revelyst experiences a significant disruption in Revelyst’s computer systems or a cybersecurity breach, such as the ransomware attack experienced by Fox Racing in April 2021 prior to being acquired by Revelyst, Revelyst could experience an adverse effect on its operations, Revelyst could be subject to costly government enforcement action and private litigation and Revelyst’s reputation could suffer.
Revelyst’s operations, especially its retail operations, involve the storage and transmission of its customers’ and consumers’ proprietary information, such as credit card and bank account numbers, and security breaches could expose Revelyst to a risk of loss of this information, government enforcement action and litigation and possible liability. Revelyst’s payment services may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards, debit cards or bank account information, identity theft or merchant fraud.
If Revelyst’s security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and as a result, someone obtains unauthorized access to Revelyst’s customers’ and consumers’ data, Revelyst’s reputation may be damaged, Revelyst’s business may suffer, and Revelyst could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, Revelyst may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of Revelyst’s security occurs, the public perception of the effectiveness of Revelyst’s security measures could be harmed and Revelyst could lose customers and consumers, which could adversely affect Revelyst’s business. Prior to being acquired by Revelyst, Fox Racing experienced a ransomware attack in April 2021. The attack impacted Fox Racing’s backup systems, and Fox Racing incurred significant expense to restore access to its systems. Following the attack, Fox Racing notified the eleven individuals (located in the United Kingdom, Spain and Canada) who were affected along with regulators in the applicable jurisdictions. Although Fox Racing has taken steps to enhance its security systems in response to this incident, Revelyst cannot assure you that such steps will be sufficient to prevent similar attacks in the future.
Revelyst also relies extensively on Revelyst’s computer systems to manage Revelyst’s ordering, pricing, inventory replenishment and other processes. Revelyst’s systems could be subject to damage or interruption from various sources, including power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and Revelyst’s disaster recovery planning cannot account for all eventualities. If Revelyst’s systems are damaged, fail to function properly or otherwise become unavailable, Revelyst may incur substantial costs to repair or replace them, and Revelyst may experience loss of critical data and interruptions or delays in Revelyst’s ability to perform critical functions, which could adversely affect Revelyst’s business, financial condition or results of operations.
Failure to comply with data privacy and security laws and regulations could adversely affect Revelyst’s operating results and business.
A growing number of federal, state and international data privacy and security laws and regulations have been enacted that govern the collection, use, disclosure, transfer, storage, disposal and protection of sensitive personal information, such as social security numbers, financial information and other personal information. For example, several U.S. territories and all 50 states now have data breach laws that require timely notification to individual victims, and at times regulators, if a company has experienced the unauthorized access or acquisition of sensitive personal data. Other state laws include the California Consumer Privacy Act (the “CCPA”), which gives California residents certain privacy rights in the collection and disclosure of their personal information and requires businesses to make certain disclosures and take certain other acts in furtherance of those rights. Additionally, the California Privacy Rights Act (the “CPRA”), which became effective January 1, 2023, revised and significantly expanded the scope of the CCPA. The CPRA created a new California data protection agency authorized to implement and enforce the CCPA and the CPRA, which could result in increased enforcement. Other states have considered and/or enacted similar privacy laws. For example, Virginia’s privacy laws went into effect on January 1, 2023, Colorado’s and Connecticut’s privacy laws went into effect on July 1, 2023, and Utah’s privacy law went into effect December 31, 2023. Revelyst will continue to monitor and assess the impact of these state laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class action litigation and carry significant potential liability for Revelyst’s business.
Outside of the U.S., data protection laws, including the E.U. General Data Protection Regulation (the “GDPR”), which also forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (SI 2019/419) (the “UK GDPR”), also apply to some of Revelyst’s operations. Legal requirements in many countries relating to the collection, storage, processing and transfer of personal data continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and possible substantial fines for any violations. Other governmental authorities around the world are considering and, in some cases, have enacted, similar privacy and data security laws. Failure to comply with federal, state and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and adverse publicity and could negatively affect Revelyst’s operating results and business.
In addition to the risk that Revelyst fails to comply with one or more of these laws and regulations, Revelyst is likely to incur substantial costs monitoring and implementing compliance with the array of privacy and security legal regimes to which Revelyst is subject. Moreover, many of the laws and regulations in this area are relatively new and their interpretations are uncertain and subject to change. Combined with the frequency with which new privacy and security laws are introduced globally, this means that Revelyst may be required to make changes to Revelyst’s operations or practices in an effort to comply with them. Such changes may increase Revelyst’s costs and reduce Revelyst’s revenue. Revelyst may also face inconsistent legal requirements across the various jurisdictions in which Revelyst operates, further raising both costs of compliance and the likelihood that Revelyst will fail to satisfy all of Revelyst’s legal requirements.
Changes in U.S. and global trade policies, including new and potential tariffs on goods Revelyst imports or on products Revelyst exports to other countries, could increase Revelyst’s cost of goods or limit Revelyst’s access to export markets.
In recent years, protectionist trade policies have been increasing around the world, including in the U.S. It is unclear what additional tariffs, duties, border taxes or other similar assessments on imports might be implemented in the future and what effects these changes may have on retail markets or Revelyst’s operating performance. Additional protectionist trade legislation in either the U.S. or foreign countries, including changes in the current tariff structures, export or import compliance laws or other trade policies, could reduce Revelyst’s ability to sell Revelyst’s products in foreign markets, the ability of foreign customers to purchase Revelyst’s products and Revelyst’s ability to import components, parts and products from foreign suppliers. In particular, increases in tariffs on goods imported into the U.S. could increase the cost to Revelyst of such merchandise (whether imported directly or indirectly) and cause increases in the prices at which Revelyst sells such merchandise to its customers, which could materially adversely affect the financial performance of Revelyst’s business.
The global economy has been negatively impacted by the war in Ukraine. Furthermore, governments in the U.S., the United Kingdom and the European Union have imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. Although Revelyst has no operations in Russia or Ukraine, Revelyst may experience shortages in materials and increased costs for transportation, energy and raw materials due in part to the negative impact of the war in Ukraine on the global economy. Further escalation of geopolitical tensions related to war, including increased trade barriers or restrictions on global trade, could result in, among other things, cyberattacks, supply disruptions, lower consumer demand and changes to foreign exchange rates and financial markets, any of which may adversely affect Revelyst’s business and supply chain. In addition, the effects of the ongoing conflict could heighten many of the other risks to Revelyst’s business described in this proxy statement/prospectus.
Revelyst’s results of operations could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities.
Revelyst’s business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the allowance of deduction of certain expenses, thereby affecting Revelyst’s income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in Revelyst’s income tax expense.
In particular, Revelyst is affected by the impact of changes to tax laws or related authoritative interpretations. A change in authoritative interpretation to the U.S. tax code, related tax accounting guidance and regulatory guidance as well as state tax implications or other legislation changes may cause variability in Revelyst’s future tax rate.

Fluctuations in foreign currency exchange rates may adversely affect Revelyst’s financial results.
Revelyst’s sales to foreign customers were $335,540, $391,486 and $329,791 (in each case, in thousands) in fiscal years 2024, 2023, and 2022, respectively. During fiscal year 2024, approximately 14% of these sales were in Revelyst Outdoor Performance, 71% were in Revelyst Adventure Sports and 15% were in Revelyst Precision Sports and Technology. Sales to no individual country outside the U.S. accounted for more than 5% of Revelyst’s sales in fiscal years 2024, 2023, and 2022. During the fiscal year ended March 31, 2024, approximately 25.6% of Revelyst’s revenue was generated from sales outside the United States. Revenues from foreign operations (and the related expense) are often transacted in foreign currencies or valued based on a currency other than U.S. dollars. For the purposes of financial reporting, this revenue is translated into U.S. dollars. Resulting gains and losses from foreign currency fluctuations are therefore included in the Revelyst combined financial statements. As a result, when the U.S. dollar strengthens against certain foreign currencies, including the Euro, the British pound sterling, the Canadian dollar and other major currencies, Revelyst’s reportable revenue in U.S. dollars generated from sales made in foreign currencies may decrease substantially. As a result, Revelyst is exposed to foreign currency exchange rate fluctuations, which could have an adverse effect on Revelyst’s financial condition, results of operations and cash flows.
Revelyst may need to raise capital to fund Revelyst’s ongoing working capital, capital expenditures and other financing requirements, and Revelyst cannot be sure that financing will be available on attractive terms or at all.
In addition to raising capital to finance the acquisition component of Revelyst’s growth strategy, Revelyst will need to fund its ongoing working capital, capital expenditures and other financing requirements through cash flows from operations and new sources of financing. Revelyst’s ability to obtain future financing will depend on, among other things, Revelyst’s financial condition and results of operations as well as on the condition of the capital markets or other credit markets at the time Revelyst seeks financing. Increased volatility and disruptions in the financial markets, including as a result of natural disasters and public health crises or other significant catastrophic events, such as a pandemic, epidemic or infectious disease outbreak, or geopolitical events, such as the war in Ukraine and the Israel-Gaza conflict, could make it more difficult and more expensive for Revelyst to obtain financing. Revelyst cannot assure you that it will have access to the capital markets or other credit markets on terms Revelyst finds acceptable or at all.
If Revelyst’s estimates or judgments relating to its critical accounting policies prove to be incorrect or change significantly, Revelyst’s results of operations could be harmed.
Preparing Revelyst’s financial statements in conformity with GAAP requires Revelyst management to make estimates and assumptions that affect the amounts reported in the Revelyst combined financial statements and accompanying notes. Revelyst bases its estimates on historical experience and on various other assumptions that Revelyst believes to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of sales and expenses that are not readily apparent from other sources. Revelyst’s results of operations may be harmed if Revelyst’s assumptions change or if actual circumstances differ from those in Revelyst’s assumptions, which could cause Revelyst’s results of operations to fall below the expectations of securities analysts and investors and could result in a decline in Revelyst’s stock price.
Risks Relating to Revelyst Common Stock
No market for Revelyst Common Stock currently exists, and an active trading market may not develop or be sustained after the Transaction. Following the Transaction, Revelyst’s stock price may fluctuate significantly.
There is currently no public market for Revelyst Common Stock. Revelyst intends to apply to list Revelyst Common Stock on the NYSE. Following the Closing, an active trading market for Revelyst Common Stock may not develop or may not be sustained in the future. The lack of an active market may make it more difficult for Revelyst stockholders to sell their shares of Revelyst Common Stock and could lead to Revelyst’s stock price being depressed or volatile.

Revelyst cannot predict the prices at which Revelyst Common Stock may trade after the Closing. The market price of Revelyst Common Stock may fluctuate widely, depending on many factors, some of which may be beyond Revelyst’s control, including:
•actual or anticipated fluctuations in Revelyst’s business, financial condition and results of operations due to factors related to Revelyst’s business;
•actual or anticipated risks to the closing of the Revelyst Transaction;
•the loss of business from one or more significant customers;
•competition in the outdoor recreation industry and Revelyst’s ability to compete successfully;
•success or failure of Revelyst’s business strategies;
•Revelyst’s ability to retain and recruit qualified personnel;
•Revelyst’s quarterly or annual earnings, or those of other companies in Revelyst’s industry;
•Revelyst’s level of indebtedness, Revelyst’s ability to make payments on or service Revelyst’s indebtedness and Revelyst’s ability to obtain financing as needed;
•announcements by Revelyst or its competitors of significant acquisitions or dispositions;
•changes in accounting standards, policies, guidance, interpretations or principles;
•the failure of securities analysts to cover Revelyst Common Stock after the Closing;
•changes in earnings estimates by securities analysts or Revelyst’s ability to meet those estimates;
•the operating and stock price performance of other comparable companies;
•investor perception of Revelyst and the outdoor recreation industry;
•overall market fluctuations and geopolitical conditions;
•results from any material litigation or government investigation;
•changes in laws and regulations (including tax laws and regulations) affecting Revelyst’s business; and
•general economic conditions, credit and capital market conditions and other external factors.
Furthermore, Revelyst’s business profile and market capitalization may not fit the investment objectives of former Vista Outdoor stockholders and, as a result, these former Vista Outdoor stockholders may sell their shares of Revelyst Common Stock after the Closing. See “—Substantial sales of Revelyst Common Stock may occur following the Closing, which could cause Revelyst’s stock price to decline” beginning on page 79. Low trading volume for Revelyst Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on Revelyst’s stock price volatility.
Substantial sales of Revelyst Common Stock may occur following the Closing, which could cause Revelyst’s stock price to decline.
Vista Outdoor stockholders receiving shares of Revelyst Common Stock in the Merger are generally free to sell those shares immediately in the public market. It is possible that some Vista Outdoor stockholders, including some of Vista Outdoor’s larger stockholders, will sell their shares of Revelyst Common Stock received in the Merger, particularly if, for reasons such as Revelyst’s business profile or the pending Revelyst Transaction, Revelyst does not fit their investment objectives, or, in the case of index funds, if Revelyst is not a participant in the index in which they are investing. The sales of significant amounts of Revelyst Common Stock or the perception in the market that this will occur may decrease the market price of Revelyst Common Stock.

If the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of Revelyst Common Stock appreciates.
If the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future. Revelyst intends to retain future earnings for use in the operation of its business and to fund future growth, including through acquisitions. Following the Closing, the timing, declaration, amount and payment of future dividends, if any, to stockholders will fall within the discretion of the Revelyst Board. The Revelyst Board’s decisions regarding the payment of future dividends, if any, will depend on many factors, including Revelyst’s financial condition, earnings, capital requirements of Revelyst’s operating subsidiaries, covenants associated with any then-existing indebtedness, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the Revelyst Board. As a result, if the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, capital appreciation, if any, of Revelyst Common Stock, will be your sole source of potential gain for the foreseeable future.
If the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, provisions of the Revelyst Charter, the Revelyst Bylaws and Delaware law may prevent or delay an acquisition of Revelyst, which could decrease the trading price of Revelyst Common Stock.
If the Revelyst Transaction is not consummated and Revelyst remains an independent, publicly traded company, several provisions of the Revelyst Charter, the Revelyst Bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that Revelyst stockholders may consider favorable. These include provisions that:
•until the fourth annual meeting of Revelyst stockholders following the Closing Date, classify Revelyst’s directors into three classes with staggered terms;
•allow the Revelyst Board to authorize for issuance, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Revelyst Board and, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that the Revelyst Board does not approve;
•prohibit Revelyst stockholders from taking action by written consent and require that stockholder action must take place at a duly called annual or special meeting of Revelyst stockholders;
•establish how stockholders may present proposals or nominate directors for election at meetings of Revelyst stockholders;
•grant exclusive privilege (subject to certain limited exceptions) to Revelyst’s directors, and not Revelyst stockholders, to fill vacancies on the Revelyst Board;
•provide that only the Revelyst Board, the Chair of the Revelyst Board, Revelyst’s Chief Executive Officer or, in the absence of Revelyst’s Chief Executive Officer, Revelyst’s President are entitled to call a special meeting of Revelyst stockholders; and
•limit Revelyst’s ability to enter into business combination transactions with certain stockholders.
These and other provisions of the Revelyst Charter, the Revelyst Bylaws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of Revelyst, including unsolicited takeover attempts, even though the transaction may offer Revelyst stockholders the opportunity to sell their shares of Revelyst Common Stock at a price above the prevailing market price. For more information, see the section entitled “Description of Revelyst Capital Stock—Certain Provisions of Delaware Law, Revelyst’s Amended and Restated Certificate of Incorporation and Revelyst’s Amended and Restated Bylaws” beginning on page 398.

The Revelyst Charter will designate the Delaware Court of Chancery as the exclusive forum for certain types of actions and proceedings that may be initiated by Revelyst stockholders, and the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act, which could limit Revelyst stockholders’ ability to choose the judicial forum for disputes with Revelyst or Revelyst’s directors, officers or employees.
The Revelyst Charter will provide that, unless Revelyst consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on Revelyst’s behalf (other than actions arising under the Securities Act or the Exchange Act), (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Revelyst’s directors, officers or other employees to Revelyst or Revelyst stockholders, (iii) any action asserting a claim against Revelyst arising pursuant to any provision of the DGCL, the Revelyst Charter or the Revelyst Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case except for any claim where the Delaware Court of Chancery does not have jurisdiction over indispensable parties named as defendants, any claim that is subject to the exclusive jurisdiction of another court or forum and any claim for which the Delaware Court of Chancery does not have subject matter jurisdiction.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Revelyst Charter will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and therefore the Revelyst Charter will further provide that the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of Revelyst’s capital stock shall be deemed to have notice of and consented to these provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Revelyst or Revelyst’s directors, officers or other employees, which may discourage lawsuits against Revelyst and Revelyst’s directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. For example, in December 2018, the Delaware Court of Chancery determined that a provision stating that federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. Although this decision was reversed by the Delaware Supreme Court in March 2020, courts in other states may still find these provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provisions in the Revelyst Charter to be inapplicable or unenforceable in an action, Revelyst may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect Revelyst’s results of operations.
Your percentage of ownership in Revelyst may be diluted in the future.
Your percentage of ownership in Revelyst may be diluted in the future because of the settlement or exercise of equity awards that Revelyst expects to grant to its directors, officers and other employees. Prior to the Closing, Revelyst expects to approve an equity incentive plan that will provide for the grant of equity awards to Revelyst’s directors, officers and other employees, including equity grants that are expected to be made upon Closing. For more information, see the section entitled “Revelyst Executive Compensation—Anticipated Compensation Programs” beginning on page 383. In addition, Revelyst may issue equity as all or part of the consideration paid for acquisitions and strategic investments that Revelyst may make in the future or as necessary to finance Revelyst’s ongoing operations.
In addition, the Revelyst Charter will authorize Revelyst to issue, without the approval of Revelyst stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Revelyst Common Stock with respect to dividends and distributions, as the Revelyst Board may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Revelyst Common Stock. For example, Revelyst could grant the holders of preferred stock the right to elect some number of the members of the Revelyst Board in all events or upon the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that Revelyst could assign to holders of preferred stock could affect the residual value of the Revelyst Common Stock. For more information, see the section entitled “Description of Revelyst Capital Stock” beginning on page 397.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and other materials that Vista Outdoor or Revelyst has filed or will file with the SEC contain or incorporate by reference statements which are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide Vista Outdoor’s or Revelyst’s, as applicable, current expectations or forecasts of future events. Forward-looking statements can be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are based on the applicable company’s management’s current expectations and assumptions regarding the applicable company’s business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. Neither Vista Outdoor nor Revelyst undertakes to update any forward-looking statement, whether as a result of new information, future events or otherwise, except in the normal course of the public disclosure obligations and practices of Vista Outdoor or Revelyst, as applicable. Vista Outdoor and Revelyst caution you not to place undue reliance on any forward-looking statements. Numerous risks, uncertainties and other factors could cause actual results to differ materially from expectations described in such forward-looking statements, including the following:
•failure to receive, on a timely basis or otherwise, the required approval of the Transaction by the Vista Outdoor stockholders;
•the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals);
•the possibility that competing offers or acquisition proposals may be made to Vista Outdoor as alternatives to the Transaction;
•the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Vista Outdoor to pay a termination fee;
•the effect of the announcement or pendency of the Transaction on Vista Outdoor’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally;
•risks related to the Transaction diverting management’s attention from Vista Outdoor’s ongoing business operations;
•the risk that the Transaction may not achieve some or all of any anticipated benefits with respect to either of Vista Outdoor’s business segments and that Transaction may not be completed in accordance with Vista Outdoor’s expected plans or anticipated timelines, or at all;
•Revelyst’s ability to make the changes necessary to operate as an independent, publicly traded company;
•the failure of Vista Outdoor, following the Closing, to satisfy its performance and payment obligations under the Transition Services Agreement and other agreements related to the Transaction;
•Revelyst’s ability to successfully implement its growth strategy, including its ability to raise capital necessary to finance acquisitions, realize expected benefits from acquisitions and integrate acquired businesses;
•impacts from the COVID-19 pandemic on Vista Outdoor’s or Revelyst’s operations, the operations of their respective customers and suppliers and general economic conditions;
•supplier capacity constraints, production or shipping disruptions or quality or price issues affecting Vista Outdoor’s or Revelyst’s operating costs;

•the supply, availability and costs of raw materials and components;
•increases in commodity, energy and production costs;
•seasonality and weather conditions;
•Vista Outdoor’s or Revelyst’s ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses;
•the impacts of climate change on Vista Outdoor’s or Revelyst’s supply chain, product costs and consumer behavior;
•impairment of Vista Outdoor’s or Revelyst’s goodwill and intangible assets;
•reductions in or unexpected changes in or Vista Outdoor’s or Revelyst’s inability to accurately forecast demand for their respective products;
•disruption in the service or significant increase in the cost of Vista Outdoor’s or Revelyst’s primary delivery and shipping services for their respective products and components or a significant disruption at shipping ports;
•risks associated with diversification into new international and commercial markets, including regulatory compliance;
•Vista Outdoor’s or Revelyst’s ability to take advantage of growth opportunities in international and commercial markets;
•Vista Outdoor’s or Revelyst’s ability to obtain and maintain licenses to third-party technology;
•Vista Outdoor’s or Revelyst’s ability to attract and retain key personnel;
•disruptions caused by catastrophic events;
•risks associated with Vista Outdoor’s or Revelyst’s sales to significant retailers and distributors, including unexpected cancellations, delays and other changes to purchase orders; insolvency or credit problems;
•Vista Outdoor’s or Revelyst’s competitive environment;
•risks associated with retailer or distributor insolvency, credit problems or other financial difficulties;
•Vista Outdoor’s or Revelyst’s ability to adapt their respective products to changes in technology, the marketplace and customer preferences, including Vista Outdoor’s or Revelyst’s ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail;
•Vista Outdoor’s or Revelyst’s ability to expand its e-commerce business;
•Vista Outdoor’s or Revelyst’s ability to maintain and enhance brand recognition and reputation;
•others’ use of social media to disseminate negative commentary about Vista Outdoor or Revelyst or their respective products, and boycotts;
•the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation;
•Vista Outdoor’s or Revelyst’s ability to comply with extensive federal, state and international laws, rules and regulations;
•the additional costs and risks associated with increased focus and expectations on ESG matters;

•changes in laws, rules and regulations relating to Vista Outdoor’s or Revelyst’s business;
•risks associated with cybersecurity and other industrial and physical security threats;
•failure to comply with data privacy and security laws and regulations;
•interest rate risk;
•changes in the current tariff structures;
•changes in tax rules or pronouncements;
•capital market volatility and the availability of financing;
•foreign currency exchange rates and fluctuations in those rates (particularly the Euro, the British pound, the Chinese renminbi (yuan) and the Canadian dollar);
•general economic and business conditions in the United States and markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the Israel-Gaza conflict, a pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment and other economic conditions affecting demand for Vista Outdoor’s or Revelyst’s products and the financial health of their respective customers; and
•the other risks and uncertainties detailed in the section entitled “Risk Factors” beginning on page 54.
Vista Outdoor and Revelyst cannot assure you that the Transaction and the Revelyst Transaction will in fact be consummated in the manner described in this proxy statement/prospectus or at all. The above list of factors is not exhaustive. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussion under the section entitled “Risk Factors” beginning on page 54. Any forward-looking statements made by Vista Outdoor or Revelyst, as applicable, in this proxy statement/prospectus speak only as of the date on which they are made.

INFORMATION ABOUT THE VISTA OUTDOOR SPECIAL MEETING
Time, Date and Purpose of the Special Meeting
This proxy statement/prospectus is being provided as part of a solicitation of proxies by the Vista Outdoor Board for use at the Special Meeting, which will be held virtually on [          ], 2024, at 9:00 a.m. Central Time (CT).
The Special Meeting will not be held in person. In order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location at no cost, the Special Meeting will be held virtually on the Internet via a live audio webcast only.
The Special Meeting is being held for Vista Outdoor stockholders to vote on the approval of the following matters relating to the Transaction:
•A proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;
•A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger; and
•A proposal to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of Vista Outdoor Common Stock represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.
A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Consummation of the Transaction is conditioned on, among other matters, the approval by Vista Outdoor stockholders of the Merger Proposal in accordance with applicable law, but is not conditioned on Vista Outdoor stockholder approval of the Advisory Compensation Proposal or the Adjournment Proposal.
No business will be voted on at the Special Meeting except such items as are listed as voting items in the agenda above.
Record Date; Stockholders Entitled to Vote
Vista Outdoor has set the close of business on [          ], 2024, as the Record Date for the Special Meeting. All Vista Outdoor stockholders of record as of the Record Date are entitled to vote at the Special Meeting.
Recommendations of the Vista Outdoor Board
After careful consideration and deliberation, the Vista Outdoor Board approved the Merger Agreement and Vista Outdoor’s execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby. The Vista Outdoor Board accordingly recommends that the Vista Outdoor stockholders vote “FOR” each of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.
For more information regarding the recommendations of the Vista Outdoor Board, see “The Transactions—Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transactions” beginning on page 131.

Required Vote
Approval of the Merger Proposal
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock entitled to vote thereon. If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Merger Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Merger Proposal, as applicable, this will have the same effect as a vote “AGAINST” the Merger Proposal.
Approval of the Advisory Compensation Proposal
Approval of the Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Advisory Compensation Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Advisory Compensation Proposal, as applicable, this will have no effect on the outcome of the Advisory Compensation Proposal.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Vista Outdoor Board or Vista Outdoor. Accordingly, because Vista Outdoor is contractually obligated to pay the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger, if the Merger Approval is approved by the Vista Outdoor stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.
Approval of the Adjournment Proposal
Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Adjournment Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Adjournment Proposal, as applicable, this will have no effect on the outcome of the Adjournment Proposal.
Quorum and Abstentions
To conduct business at the Special Meeting, a quorum must be present. A quorum will be present if the holders of a majority of the outstanding shares of Vista Outdoor Common Stock entitled to vote as of the Record Date are present or represented by proxy at the Special Meeting. Abstentions are counted for purposes of establishing a quorum. On the Record Date, there were [          ] shares of Vista Outdoor Common Stock outstanding and entitled to vote. This does not include [          ] shares of Vista Outdoor Common Stock that were held in Vista Outdoor’s treasury and cannot be voted. Each share of Vista Outdoor Common Stock is entitled to one vote. There was no class of voting securities of Vista Outdoor outstanding on the Record Date other than the Vista Outdoor Common Stock.
If you submit a proxy and explicitly abstain from voting on any Proposal, the shares of Vista Outdoor Common Stock represented by the proxy will be considered present at the Special Meeting for the purpose of determining a quorum. See “—Required Vote” beginning on page 87 for information on the effect of an abstention on each Proposal.
Attending the Special Meeting
Vista Outdoor stockholders of record as of the Record Date can attend the virtual Special Meeting by accessing the meeting center at www.virtualshareholdermeeting.com/VSTO2024SM and entering the 16-digit control number on their proxy card. Instructions on how to connect to the Special Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

Beneficial Vista Outdoor stockholders as of the Record Date (i.e., Vista Outdoor stockholders who hold shares in “street name” through an intermediary, such as a bank or broker) who wish to attend the Special Meeting may attend using the 16-digit control number found on the notice and instructions received from their bank, broker or other financial intermediary.
Once admitted to the Special Meeting, Vista Outdoor stockholders will be able to vote their shares electronically and submit any questions during the meeting.
Even if you plan to attend the Special Meeting online, Vista Outdoor recommends that you also submit your proxy or voting instructions as described below in “—Voting of Proxies” beginning on page 88 in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting.
Voting of Proxies
If you hold your shares of Vista Outdoor Common Stock directly, you may vote by granting a proxy by one of the following methods:
On the Internet – You may vote online at www.proxyvote.com by following the instructions provided in your proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card by mail. Internet voting will be available until 11:59 PM Eastern Time (ET) on [          ], 2024.
By Telephone – You may vote by telephone by dialing 1-800-690-6903. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card by mail. Telephone voting will be available until 11:59 PM Eastern Time (ET) on [          ], 2024.
By Mail – You may vote by signing and dating each proxy card that you receive and returning it in the prepaid envelope by [          ], 2024. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the Vista Outdoor Common Stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the Vista Outdoor Common Stock is held in joint ownership, one owner may sign on behalf of all owners.
If you are the beneficial owner of shares of Vista Outdoor Common Stock held in street name, you may instruct your bank, broker or other financial intermediary to vote your shares of Vista Outdoor Common Stock by following the instructions provided by your bank, broker or other financial intermediary. Most intermediaries offer voting by mail, by telephone and on the Internet.
How Proxies Are Counted
Your shares of Vista Outdoor Common Stock will be voted as you instruct, assuming that you have properly voted over the Internet or by telephone or that your properly signed proxy card or voting instruction card is received in time to be voted at the Special Meeting.
If you are a Vista Outdoor stockholder of record and you properly submit your proxy with no voting instructions, your shares of Vista Outdoor Common Stock will be voted in accordance with the Vista Outdoor Board’s recommendation on each of the Proposals. See “—Recommendations of the Vista Outdoor Board” beginning on page 86 for more information.
If you are the beneficial owner of shares of Vista Outdoor Common Stock held in street name and you have not provided voting instructions to the bank, broker or other financial intermediary who holds your shares of Vista Outdoor Common Stock, such intermediary will not have discretionary authority to vote your shares of Vista Outdoor Common Stock in any of the Proposals. Brokers have discretionary authority to vote on matters that are deemed “routine.” Brokers do not have discretionary authority to vote on matters that are deemed “non-routine.” Each of the Proposals is a non-routine matter. As a result, if you do not provide voting instructions, your shares of Vista Outdoor Common Stock will not be voted on any Proposal. Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Special Meeting. Broker non-votes will have the same effect as a vote

“AGAINST” the Merger Proposal, but they will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
You may change or revoke your vote at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may change your vote by:
•Voting over the Internet or by telephone at any time prior to 11:59 PM Eastern Time (ET) on [          ], 2024;
•Signing and delivering to Vista Outdoor’s Corporate Secretary a written request to revoke your proxy vote prior to the Special Meeting, that bears a date later than the date of the proxy you want to revoke and is received by Vista Outdoor’s Corporate Secretary prior to the Special Meeting;
•Signing and mailing a new, properly completed proxy card with a later date than your original proxy card prior to the Special Meeting; or
•Attending the virtual Special Meeting and voting your shares online at the Special Meeting. Your attendance at the virtual Special Meeting will not automatically revoke your proxy unless you properly vote your shares online at the Special Meeting.
If you are the beneficial owner of shares of Vista Outdoor Common Stock held in street name, you must instruct the bank, broker or other financial intermediary that holds your shares of Vista Outdoor Common Stock of record of your desire to change or revoke your voting instructions.
Tabulation and Certification of Votes
Broadridge Financial Solutions will tabulate the votes cast prior to the Special Meeting. The Carideo Group, Inc., a corporate inspector of elections services firm, will validate the votes cast at the Special Meeting and provide a final certification once all votes, both proxy ballots submitted prior to the Special Meeting and votes cast at the Special Meeting, have been tabulated.
Adjournments, Recesses and Postponements
Although it is not currently expected, Vista Outdoor may adjourn, recess or postpone the Special Meeting (i) after consultation with Merger Sub Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of Vista Outdoor Common Stock represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.
Solicitation of Proxies
Proxies are being solicited primarily by Internet and mail, but proxies may also be solicited personally, by telephone, facsimile and similar means. Vista Outdoor has retained Innisfree M&A Incorporated to assist in its solicitation of proxies. Vista Outdoor’s directors, officers and other employees may help with the solicitation without additional compensation. Vista Outdoor will reimburse brokers, banks and other custodians and nominees for their reasonable expenses in forwarding proxy solicitation materials to the owners of the shares of Vista Outdoor Common Stock they hold. Vista Outdoor will pay all other expenses of preparing, printing, and mailing or distributing the proxy solicitation materials.

Assistance
If you have questions about the Transaction or the Proposals to be voted on at the Special Meeting, need assistance in completing your proxy card or if you desire additional copies of the document or additional proxy cards, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
+1 (877) 750-9499 (toll free)
+1 (212) 750-5833 (banks and brokers)

THE TRANSACTIONS
Overview
On October 15, 2023, Vista Outdoor entered into an Agreement and Plan of Merger (as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024, September 12, 2024 and October 4, 2024 and as may be further amended from time to time, the “Merger Agreement”) with Revelyst, Merger Sub Parent, Merger Sub and, solely for the purposes of specific provisions therein, CSG, pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst simultaneously with the signing of the Merger Agreement (as amended and restated on October 4, 2024 as described below), Vista Outdoor will effect a separation pursuant to which, among other things, the Revelyst Business will be separated from the Sporting Products Business and transferred to Revelyst. Prior to the consummation of the Merger, (i) pursuant to the Subscription Agreement, Merger Sub Parent will contribute the Subscription Amount to Vista Outdoor in exchange for shares of Vista Outdoor Common Stock and (ii) immediately thereafter, Vista Outdoor will contribute the Contribution Amount to Revelyst. The Contribution Amount will be increased if necessary to ensure that, immediately following such contribution and the deposit by Revelyst of the cash portion of the Merger Consideration (as defined below) with the exchange agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000, provided that, if the Contribution Amount is increased in connection with the foregoing, Revelyst will pay to Vista Outdoor an amount equal to such increase on the earlier of (a) the consummation of the Revelyst Merger and (b) the date that is three months after the Closing. Following the completion of the foregoing, Merger Sub will merge with and into Vista Outdoor, with Vista Outdoor surviving the Merger and becoming a wholly owned subsidiary of Merger Sub Parent.
On May 27, 2024, the Parties entered into the First Merger Agreement Amendment. The First Merger Agreement Amendment:
•increased (i) the Base Purchase Price from $1,910,000,000 to $1,960,000,000 and (ii) the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
•provided that certain Vista Outdoor RSUs held by Sporting Products Employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and Vista Outdoor under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
On June 23, 2024, the Parties entered into the Second Merger Agreement Amendment. The Second Merger Agreement Amendment increased (i) the Base Purchase Price from $1,960,000,000 to $2,000,000,000 and (ii) the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
On July 7, 2024, the Parties entered into the Third Merger Agreement Amendment. The Third Merger Agreement Amendment increased (i) the Base Purchase Price from $2,000,000,000 to $2,100,000,000 and (ii) the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.
On July 21, 2024, the Parties entered into the Fourth Merger Agreement Amendment. The Fourth Merger Agreement Amendment increased (i) the Base Purchase Price from $2,100,000,000 to $2,150,000,000 and (ii) the Cash Consideration from $21.00 to $24.00 in cash per share of Vista Outdoor Common Stock.
On September 12, 2024, the Parties entered into the Fifth Merger Agreement Amendment. The Fifth Merger Agreement Amendment:
•provided for Revelyst to issue Vista Outdoor additional shares of Revelyst Common Stock in an amount equal to the Revelyst Purchased Shares prior to the sale of such shares from Vista Outdoor to Merger Sub Parent;

•provided that immediately prior to Closing, Merger Sub Parent would purchase from Vista Outdoor the Revelyst Purchased Shares for the Revelyst Purchased Shares Purchase Price (the “Revelyst Investment”);
•provided that following payment of the Revelyst Purchased Shares Purchase Price, Vista Outdoor would contribute such amount to Revelyst to be paid to Vista Outdoor stockholders as part of the Cash Consideration; and
•increased the Cash Consideration from $24.00 to $28.00 in cash per share of Vista Outdoor Common Stock.
On October 4, 2024, the Parties entered into the Sixth Merger Agreement Amendment. The Sixth Merger Agreement Amendment:
•increased the Base Purchase Price from $2,150,000,000 to $2,225,000,000;
•changed the Cash Consideration from $28.00 to $25.75 in cash per share of Vista Outdoor Common Stock;
•extended the End Date to December 11, 2024; and
•eliminated the Revelyst Investment.
On the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the Vista Outdoor Board, at the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock.
Following the closing of the Transaction, Vista Outdoor, holding only the Sporting Products Business, will be a wholly owned subsidiary of CSG. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction, Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company.
In connection with the Transaction, Vista Outdoor and Revelyst have entered into and will enter into several other agreements to provide for the allocation of assets and liabilities between Vista Outdoor and Revelyst and to govern the relationship between Vista Outdoor and Revelyst following the Closing, including with respect to employee matters and transition services. For a more complete discussion of the agreements related to the Transaction, see “Merger Agreement,” “Separation Agreement” and “Additional Transaction Agreements” beginning on pages 246, 273 and 302, respectively.
On October 4, 2024, Vista Outdoor entered into the Revelyst Merger Agreement with Revelyst, SVP Merger Sub and SVP Parent, pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, following the consummation of the Merger and subject to the receipt of regulatory approvals and other customary closing conditions, SVP Merger Sub will be merged with and into Revelyst (holding only the Revelyst Business), with Revelyst surviving the merger as a wholly owned subsidiary of SVP Parent. At the Revelyst Merger Effective Time, each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (including shares of Revelyst Common Stock received by Vista Outdoor stockholders as part of the Merger Consideration) (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive an amount equal to the Revelyst Merger Consideration. For a description of the Revelyst Merger Consideration, see “—Revelyst Merger Consideration” beginning on page 94.
On October 4, 2024, in connection with the entry into the Revelyst Merger Agreement, Vista Outdoor and Revelyst amended and restated the Original Separation Agreement in its entirety to, among other things, reflect certain modifications negotiated among CSG and the parties to the Revelyst Merger Agreement.
The Vista Outdoor Board approved the Revelyst Merger Agreement after careful consideration and deliberation and determined that the Revelyst Merger Agreement is advisable and fair to and in the best interests of Vista

Outdoor and the stockholders of Vista Outdoor.On October 4, 2024, following the execution and delivery of the Revelyst Merger Agreement, Vista Outdoor, in its capacity as sole stockholder of Revelyst, approved and adopted the Revelyst Merger Agreement at a meeting held for the purpose of obtaining such approval and adoption, in accordance with the DGCL and Revelyst’s organizational documents. No further action by any stockholder of Vista Outdoor or Revelyst is required under applicable law or the Revelyst Merger Agreement in connection with the Revelyst Merger Agreement or the consummation of the Revelyst Transaction. As a result, Vista Outdoor is not soliciting your vote for the approval and adoption of the Revelyst Merger Agreement and will not call a meeting of Vista Outdoor stockholders or, after the consummation of the Transaction, Revelyst stockholders for purposes of voting on the approval and adoption of the Revelyst Merger Agreement. However, Vista Outdoor stockholders are being asked to vote on the adoption of the Merger Agreement, and if the proposal to adopt the Merger Agreement is not approved by Vista Outdoor stockholders, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.
Structure of the Transaction
Internal Transactions
Pursuant to the terms of the Separation Agreement, Vista Outdoor and certain of Vista Outdoor’s subsidiaries will engage in a series of internal transactions to separate the Revelyst Business from the Sporting Products Business. Following the completion of the Internal Transactions and other separation-related actions to be taken pursuant to the Separation Agreement and Employee Matters Agreement, the assets and liabilities of the Revelyst Business will be held by Revelyst and its subsidiaries. For more detail, see “Separation Agreement—Transfer of Assets and Assumption of Liabilities” beginning on pages 273.
Subscription
Immediately following the completion of the Internal Transactions, on the Closing Date but prior to the Effective Time, and pursuant to the terms of the Subscription Agreement, Merger Sub Parent will contribute the Subscription Amount to Vista Outdoor in exchange for 1,000 shares of Vista Outdoor Common Stock (the “Subscription Shares”) (which Subscription Shares will subsequently be canceled pursuant to the Merger, as outlined below).
Contribution
Immediately following the Subscription, pursuant to terms of the Separation Agreement, Vista Outdoor will contribute to Revelyst the Contribution Amount, in exchange for which Revelyst will issue shares of Revelyst Common Stock to Vista Outdoor. The Contribution Amount will be increased if necessary to ensure that, immediately following such contribution and the deposit by Revelyst of the cash portion of the Merger Consideration (as defined below) with the Exchange Agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000, provided that, if the Contribution Amount is increased in connection with the foregoing, Revelyst will pay to Vista Outdoor an amount equal to such increase on the earlier of (a) the consummation of the Revelyst Merger and (b) the date that is three months after the Closing.
Merger
Immediately following the Contribution, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving as a wholly owned subsidiary of Merger Sub Parent and, at the Effective Time:
•each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, any of its subsidiaries or by Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock;

•each share of Vista Outdoor Common Stock that is owned by Vista Outdoor, any of its subsidiaries or Merger Sub Parent immediately prior to the Effective Time will be canceled for no consideration (including the Subscription Shares issued to Merger Sub Parent); and
•each Appraisal Share will be canceled, and each holder of Appraisal Shares will be entitled only to those rights provided under Section 262 of the DGCL in respect of those Appraisal Shares.
Following the closing of the Transaction, Vista Outdoor, holding only the Sporting Products Business, will be a wholly owned subsidiary of CSG. Following the closing of the Transaction and prior to the closing of the Revelyst Transaction, Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company.
For further detail see “Merger Agreement—The Merger” beginning on page 247.
Merger Consideration
At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock.
If the Merger is completed, Vista Outdoor stockholders who do not vote in favor of the Merger Proposal, who continuously hold their shares of Vista Outdoor Common Stock through the Effective Time and who properly demand appraisal of their shares of Vista Outdoor Common Stock in compliance with the requirements of Section 262 will be entitled to exercise appraisal rights in connection with the Merger under Section 262. For additional information about appraisal rights, see “—The Transaction—Appraisal Rights” beginning on page 231.
Trading Markets
Vista Outdoor Common Stock
Shares of Vista Outdoor Common Stock are listed on the NYSE under the ticker symbol “VSTO”. Upon the closing of the Transaction, CSG intends to delist the Vista Outdoor Common Stock from the NYSE.
Revelyst Common Stock
There currently is no trading market for shares of Revelyst Common Stock. Revelyst intends to file an application to list the Revelyst Common Stock on the NYSE under the ticker symbol “GEAR”.
Structure of the Revelyst Transaction
At the Revelyst Merger Effective Time, by virtue of the Revelyst Merger, the following will occur:
•each share of common stock of SVP Merger Sub issued and outstanding immediately prior to the Revelyst Merger Effective Time will be converted into one fully paid and non-assessable share of common stock of the Revelyst Merger Surviving Corporation;
•each share of Revelyst Common Stock that is owned by Revelyst, any of its subsidiaries or SVP Parent (in each case, if any) immediately prior to the Revelyst Merger Effective Time will be canceled for no consideration; and
•each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (other than any shares to be canceled in accordance with the immediately preceding bullet) will be converted into the right to receive an amount in cash equal to the Revelyst Merger Consideration.
Revelyst Merger Consideration
At the Revelyst Merger Effective Time, each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (including shares of Revelyst Common Stock received by

Vista Outdoor stockholders as part of the Merger Consideration) (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive an amount in cash equal to the Revelyst Merger Consideration (as defined below), in each case, per share of Revelyst Common Stock.
“Revelyst Merger Consideration” means an amount equal to (a) the sum of (x) the Revelyst Purchase Price (as defined below) and (y) the sum of the exercise prices of all Revelyst Options other than out-of-the-money Revelyst Options divided by (b) the sum of (x) the number of shares of Revelyst Common Stock issued and outstanding as of immediately prior to the Revelyst Merger Effective Time (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent as of such time) and (y) the number of shares of Revelyst Common Stock underlying each Revelyst equity award entitled to receive the Revelyst Merger Consideration at the Revelyst Merger Effective Time pursuant to the Revelyst Merger Agreement outstanding as of immediately prior to the Revelyst Merger Effective Time (the sum of (x) and (y), the “Revelyst Fully Diluted Share Count”).
“Revelyst Purchase Price” means (a) $1,125,000,000 plus (b) the Revelyst Cash Adjustment Amount (as defined below).
“Revelyst Cash Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Revelyst Closing Cash (as defined in “Revelyst Merger Agreement—Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration” beginning on page 282) minus (ii) Revelyst Closing Debt (as defined in “Revelyst Merger Agreement—Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration” beginning on page 282) minus (iii) $25,000,000 minus (iv) the proceeds received by Revelyst or any of its subsidiaries from the sale, transfer, assignment, disposition or license (other than licensing in the ordinary course of business for which Revelyst or any of its subsidiaries receives revenue) of any asset (other than inventory in the ordinary course of business) from the date of the Revelyst Merger Agreement through the Revelyst Merger Closing Date (but excluding, for the avoidance of doubt, any proceeds received in connection with the Merger Agreement).
At the time the Vista Outdoor stockholders grant their proxies or vote at the Special Meeting with respect to the Merger Proposal, they will not know the actual value of the consideration they will receive in connection with the Revelyst Merger. Management of Vista Outdoor estimates as of the date of this proxy statement/prospectus that, if the Revelyst Merger Closing Date were to occur on December 31, 2024, the per share consideration payable to holders of Revelyst Common Stock in accordance with the Revelyst Merger Agreement would be approximately $19.25.
Management’s estimate of the Revelyst Merger Consideration is based on the following assumptions: (i) the Closing occurs on November 31, 2024, (ii) the Revelyst Closing occurs on December 31, 2024, (iii) Revelyst has $125 million of cash and cash equivalents, bank deposits and marketable securities immediately following the Closing, (iv) the Cash Adjustment Amount is $39 million and (v) the Revelyst Fully Diluted Share Count is 60.4 million. If the Cash Adjustment Amount were to increase by 25%, the Revelyst Merger Consideration would be approximately $19.40. If the Cash Adjustment Amount were to decrease by 25%, the Revelyst Merger Consideration would be approximately $19.10.
Background of the Transactions
The Vista Outdoor Board and management team regularly review the performance, operations and financial condition of Vista Outdoor and its businesses in light of industry developments and Vista Outdoor’s strategic goals and plans. These reviews have included consideration, from time to time, of potential strategic opportunities available to Vista Outdoor to enhance stockholder value, and have involved discussions as to whether Vista Outdoor should continue to execute on its strategy as a standalone company, pursue acquisitions or pursue a sale or other disposition of its businesses or assets. In considering these various strategic opportunities from time to time, the Vista Outdoor Board and management team have assessed what would offer the best avenue to enhance stockholder value along with the potential associated benefits and risks.
At a meeting of the Vista Outdoor Board on November 2, 2021, members of the Vista Outdoor management team delivered a presentation in relation to potential strategic alternatives available to Vista Outdoor at that time to enhance stockholder value, including the separation of Vista Outdoor’s Outdoor Products and Sporting Products segments into two independent, publicly-traded companies via a spin-off of the Outdoor Products segment or a potential sale of the Sporting Products Business.
Also on November 2, 2021, Vista Outdoor engaged Morgan Stanley as its financial advisor in connection with the Spin-Off and the terms of such engagement were subsequently expanded to include advising Vista Outdoor in relation to a potential sale of the Sporting Products Business.
Over the period from November 2, 2021, to May 5, 2022, the Vista Outdoor management team progressed various workstreams in connection with, and provided regular updates to the Vista Outdoor Board with respect to, the Spin-Off.
On February 4, 2022, Vista Outdoor and Morgan Stanley expanded the terms of Morgan Stanley’s engagement as a financial advisor to Vista Outdoor to include advising Vista Outdoor in relation to strategic alternatives to the Spin-Off, including a potential sale of the Sporting Products Business.
On May 5, 2022, Vista Outdoor announced that the Vista Outdoor Board approved preparations for the Spin-Off.
On June 27, 2022, Vista Outdoor authorized Morgan Stanley to reach out to potential acquirors of the Sporting Products Business and on June 29, 2022, pursuant to such authorization, representatives of Morgan Stanley commenced a targeted outreach to 14 potential acquirors of the Sporting Products Business, comprising five strategic acquirors and nine financial acquirors (the “2022 Outreach”).
In late July, 2022, Mr. Mark Gottfredson, one of Vista Outdoor’s directors, communicated to other members of the Vista Outdoor Board that he intended to make a proposal to acquire the Sporting Products Business.
On August 11, 2022, Mr. Gottfredson and representatives of Mr. Gottfredson’s legal counsel, Vista Outdoor and Cravath, Swaine & Moore LLP, Vista Outdoor’s legal counsel (“Cravath”), conducted an introductory call during which Mr. Gottfredson reiterated his intention to make a proposal to acquire the Sporting Products Business.
On September 2, 2022, and on September 13, 2022, meetings of the Vista Outdoor Board were held to discuss the Spin-Off and Mr. Gottfredson’s potential indication of interest. Beginning with the meeting on September 2, 2022, Mr. Gottfredson recused himself from all meetings of the Vista Outdoor Board (and committees thereof) with respect to any potential sale of Vista Outdoor, the Sporting Products Business or the Outdoor Products Business, did not attend any such meetings and was not provided with any of the materials provided to other members of the Vista Outdoor Board relating to such potential sale transactions, in each case until after the signing of the Transaction except as expressly described in this Background.
On September 7, 2022, Mr. Christopher Metz, then the Chief Executive Officer of Vista Outdoor, held a conversation with a representative of Party A, who indicated that Party A was interested in pursuing a potential acquisition of the Sporting Products Business.
On September 14, 2022, MNC Capital Partners, L.P. (“MNC”), an entity affiliated with Mr. Gottfredson, submitted a proposal to acquire the Sporting Products Business, in partnership with a number of other private investors, for a purchase price of $1.2 billion payable at closing, subject to customary purchase price adjustments (the “MNC September 14 Proposal”).
On September 16, 2022, representatives of Morgan Stanley held a phone conversation with representatives of Party A. Party A advised Morgan Stanley that it would be submitting a proposal to acquire the Sporting Products Business.
On September 22, 2022, the Vista Outdoor Independent Directors engaged Moelis as their financial advisor in connection with certain strategic and financial alternatives for Vista Outdoor, including the Spin-Off, the terms which were subsequently amended on August 9, 2023, to include advising Vista Outdoor in relation to a potential sale of the Sporting Products Business.

On September 23, 2022, Party A submitted a proposal (the “Party A September 23 Proposal”) to representatives of Morgan Stanley which (i) provided for the acquisition of the Sporting Products Business by Party A or its affiliated funds or co-investors at an enterprise value of between $1.5 and $2 billion and (ii) indicated that Party A was open to discussing the possibility of acquiring a minority interest in the Sporting Products Business in the Spin-Off (pursuant to a tender offer or other transaction pursuant to which Party A would provide liquidity to Vista Outdoor stockholders who did not wish to hold an interest in the separated Sporting Products Business). Party A included with the Party A September 23 Proposal a “highly confident” letter with respect to equity and/or debt funding for the proposed acquisition.
On September 26, 2022, a meeting of the Vista Outdoor Board was held at which representatives of Morgan Stanley and Cravath were present. Among other matters, representatives of Morgan Stanley reviewed with the Vista Outdoor Board the MNC September 14 Proposal and the Party A September 23 Proposal. After discussion, the Vista Outdoor Board determined that the consideration offered by each of the MNC September 14 Proposal and Party A September 23 Proposal required further improvement and that Vista Outdoor should continue to progress its preparations for the Spin-Off in parallel with further discussions with MNC, Party A and other potential acquirors.
On September 27, 2022, representatives of Morgan Stanley held a call with a representative of Party A to discuss the Party A September 23 Proposal and relay preliminary feedback from the Vista Outdoor Board, including that Party A would need to materially increase its valuation of the Sporting Products business. The representatives also discussed the potential execution of a non-disclosure agreement and the provision of diligence materials that Party A might need to improve its valuation.
On September 28, 2022, representatives of Morgan Stanley held a conversation with MNC’s financial advisor to relay preliminary feedback from the Vista Outdoor Board on the MNC September 14 Proposal, including that MNC would need to materially increase its valuation of the Sporting Products Business.
On September 29, 2022, representatives of Morgan Stanley sent to Party A a draft form of non-disclosure agreement between Vista Outdoor and Party A (the “Party A NDA”), revised drafts of which were exchanged and discussed among representatives of Morgan Stanley, Party A and Cravath between September 29, 2022 and October 1, 2022. On October 1, 2022, Vista Outdoor and Party A entered into the Party A NDA. The Party A NDA contained a standstill provision which included a restriction on Party A requesting that Vista Outdoor waive the standstill provision. The Party A NDA provided that such standstill provision would automatically cease to apply upon Vista Outdoor entering into a binding written agreement that, if consummated, would result in one or more third parties acquiring all or substantially all of the outstanding voting securities of Vista Outdoor.
On October 10, 2022, representatives of MNC’s financial advisor submitted a revised proposal on behalf of MNC to Morgan Stanley. The revised proposal provided for the acquisition of the Sporting Products Business by MNC, in partnership with other private investors, for a purchase price of $1.3 billion payable at closing, subject to customary purchase price adjustments, and up to an additional $300 million payable over a four-year period post-closing pursuant to an EBITDA-based earn-out (the “MNC October 10 Proposal”).
On October 20, 2022, members of the Vista Outdoor management team held an in-person meeting with representatives of Party A at Vista Outdoor’s facility in Anoka, Minnesota, and provided the Party A team with a tour of that facility.
On October 31, 2022, Party A submitted to Morgan Stanley a revised proposal to acquire the Sporting Products Business. The revised proposal included a proposed purchase price of $1 billion payable at closing, subject to customary purchase price adjustments, and up to an additional $584 million payable over a five-year period post-closing pursuant to an EBIT-based earn-out (the “Party A October 31 Proposal”). Later that day, representatives of Morgan Stanley and Party A held a call to discuss the Party A October 31 Proposal and the changes to the proposed purchase price as compared with the Party A September 23 Proposal.
On November 1, 2022, a meeting of the Vista Outdoor Board was held with representatives of Cravath, Morgan Stanley, Moelis and Gibson Dunn & Crutcher LLP, legal counsel to the Vista Outdoor Independent Directors (“Gibson Dunn”), also in attendance. At the meeting representatives of each of Morgan Stanley and Moelis discussed with the Vista Outdoor Board, among other matters, the Spin-Off, the MNC October 10 Proposal and the

Party A October 31 Proposal. After asking questions to Morgan Stanley and Moelis, the Vista Outdoor Board determined that the consideration offered by each of the MNC October 10 Proposal and the Party A October 31 Proposal was insufficient and that Vista Outdoor should continue to progress its preparations for the Spin-Off.
On November 1, 2022, following the meeting of the Vista Outdoor Board, representatives of Morgan Stanley indicated to representatives of MNC that the consideration offered in the MNC October 10 Proposal was insufficient and that Vista Outdoor would not be moving forward with their proposal.
Also on November 1, 2022, following the meeting of the Vista Outdoor Board, representatives of Morgan Stanley indicated to representatives of Party A that the consideration offered by the Party A October 31 Proposal was insufficient and that Vista Outdoor would not be moving forward with their proposal. Following such indication, Party A did not submit any further proposals regarding a potential acquisition of the Sporting Products Business.
On November 2, 2022, Outdoor Products confidentially submitted a draft registration statement (“DRS”) on Form 10 to the SEC in connection with the Spin-Off. Over the period of November 28, 2022 to August 21, 2023, the SEC sent various comment letters to Outdoor Products with respect to the DRS on Form 10 and Outdoor Products confidentially responded to those comment letters and submitted various amendments to the DRS on Form 10 addressing the comments received.
On November 3, 2022, representatives of Morgan Stanley sent to MNC’s financial advisor a draft form of non-disclosure agreement between Vista Outdoor and MNC (the “MNC NDA”).
On December 2, 2022, representatives of Vista Outdoor, Morgan Stanley, Cravath, MNC and MNC’s financial advisor held a call to discuss the potential acquisition of the Sporting Products Business by MNC.
On December 19, 2022, Outdoor Products amended its confidential filing of its registration statement on Form 10 in response to an SEC comment letter.
On January 11, 2023, representatives of MNC’s financial advisor delivered a revised proposal on behalf of MNC to Morgan Stanley. The revised proposal provided for the acquisition of the Sporting Products Business by MNC, in partnership with other private investors, for a purchase price of $1.6 billion payable at closing, subject to customary purchase price adjustments, and payments of 50% of incremental EBITDA over $300 million over the four years following closing of the proposed acquisition pursuant to an EBITDA-based earn-out (the “MNC January 11 Proposal”).
On January 18, 2023, Mr. Michael Callahan, the Chairman of the Vista Outdoor Board, and Mr. Christopher Metz, then the Chief Executive Officer of Vista Outdoor, met with Mr. Gottfredson to provide feedback on the MNC January 11 Proposal, indicating that the Vista Outdoor Board wanted, among other items, a higher purchase price and earlier earn-out payments. On January 20, 2023, representatives of Morgan Stanley held a call with MNC’s financial advisor to reiterate that feedback.
On a call on January 23, 2023, representatives of MNC’s financial advisor conveyed to representatives of Morgan Stanley a verbal revised proposal on behalf of MNC. The revised proposal provided for the acquisition of the Sporting Products Business by MNC, in partnership with other private investors, for a purchase price of $1.6 billion payable at closing, subject to customary purchase price adjustments, and up to an additional $400 million payable over the four years following closing of the proposed acquisition pursuant to an EBITDA-based earn-out (the “MNC January 23 Verbal Proposal”).
On January 25, 2023, Mr. Gottfredson and Mr. Gary McArthur, then a Vista Outdoor Independent Director, discussed the MNC January 23 Verbal Proposal, including the potential structure and timing of the potential transaction and a request from Mr. Gottfredson to make a short presentation regarding the potential transaction at a meeting of the Vista Outdoor Board on January 31, 2023.
On January 31, 2023, a meeting of the Vista Outdoor Board was held with representatives of Cravath and Morgan Stanley also in attendance, at which Mr. Gottfredson delivered a presentation regarding the potential transaction contemplated by the MNC January 23 Verbal Proposal. Following his presentation, Mr. Gottfredson left the meeting, and the remaining directors of the Vista Outdoor Board and its advisors discussed the potential transaction and expressed support for Vista Outdoor to consider pursuing a potential sale of the Sporting Products Business as a potential alternative to the Spin-Off.
On February 1, 2023, for reasons unrelated to the potential sale of the Sporting Products Business or the Spin-Off, Mr. Metz resigned as Chief Executive Officer of Vista Outdoor, Mr. McArthur was appointed as the interim Chief Executive Officer of Vista Outdoor and the Vista Outdoor Board determined to begin the CEO search for the Outdoor Products Business.
On February 2, 2023, Vista Outdoor announced expectations for the Spin-Off to be completed in calendar year 2023.
On February 3, 2023, representatives of Cravath and MNC’s legal counsel held a call to discuss Vista Outdoor’s proposed structure for a potential acquisition of the Sporting Products Business. Representatives of Cravath explained that a divestiture of the assets of the Sporting Products Business would result in corporate level tax of approximately $380 million due to the low tax basis in such assets and discussed a potential alternative structure in which (1) the Outdoor Products Business would be separated from Vista Outdoor, resulting in corporate level tax of approximately $50 million and (2) Vista Outdoor would merge with an entity controlled by the acquiror (with Vista Outdoor surviving the merger) with Vista Outdoor stockholders receiving shares of Outdoor Products Common Stock (the “Proposed Transaction Structure”).
On February 6, 2023, representatives of Morgan Stanley held a call with MNC’s financial advisor to discuss the Proposed Transaction Structure.
On February 7, 2023, representatives of Morgan Stanley held calls with MNC’s financial advisor and conveyed Vista Outdoor’s view that MNC should sign a non-disclosure agreement to receive diligence material, improve the terms of its proposal and accept the Proposed Transaction Structure.
On February 8, 2023, Mr. McArthur advised Mr. Gottfredson that the Vista Outdoor Board would only approve a transaction with MNC if the terms of its proposal were more attractive than alternative transactions, including the Spin-Off. During that conversation, Mr. McArthur and Mr. Gottfredson also discussed the process for due diligence and the timing for a potential transaction in the event an agreement could be reached on transaction terms.
On February 15, 2023, MNC submitted a revised proposal for the acquisition of the Sporting Products Business. The revised proposal included a purchase price of $1.6 billion payable at closing, subject to customary purchase price adjustments, and up to an additional $400 million payable over a four-year period post-closing pursuant to an EBITDA-based earn-out, with two alternative constructs for the calculation of annual earn-out payments for Vista Outdoor to choose between (the “MNC February 15 Proposal”).
On February 16, 2023, Mr. McArthur contacted Mr. Gottfredson to discuss the Proposed Transaction Structure and asked that MNC consider further improving its proposal.
On March 1, 2023, Mr. McArthur had another conversation with Mr. Gottfredson during which Mr. McArthur requested that MNC further improve its proposal. Mr. Gottfredson responded by outlining the previous proposals made by MNC and requesting a counteroffer from Vista Outdoor before engaging further.
On March 3, 2023, a meeting of the Vista Outdoor Board was held. At that meeting, Mr. McArthur provided the Vista Outdoor Board with an update on discussions with MNC with respect to a potential acquisition of the Sporting Products Business. To aid the Vista Outdoor Board in its evaluation of the MNC February 15 Proposal, the Vista Outdoor Board authorized Mr. McArthur to instruct Morgan Stanley and Moelis to prepare preliminary financial analyses for the Sporting Products Business and to use the Sporting Products Business’s long-range plan in such analyses.
On March 6, 2023, a meeting of the Vista Outdoor Board was held with representatives of Cravath, Morgan Stanley and Moelis also in attendance. At the meeting, representatives of Morgan Stanley and Moelis separately presented preliminary financial analyses of the Sporting Products Business and evaluations of the MNC February 15 Proposal. Following that presentation, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties, including with respect to a potential sale of the Sporting Products Business, and other legal matters. At the conclusion of the meeting, the Vista Outdoor Board authorized management to (i) respond to MNC with an invitation to engage in financial due diligence to potentially improve its proposal and (ii) instruct Morgan Stanley to prepare a list of alternative potential acquirors of the Sporting Products Business for potential outreach.
On March 7, 2023, Mr. McArthur contacted Mr. Gottfredson and communicated that the Vista Outdoor Board was unlikely to approve a transaction with MNC on the terms of the MNC February 15 Proposal. Mr. McArthur also suggested that MNC sign a non-disclosure agreement and engage in due diligence in order to further improve its proposal. Mr. Gottfredson advised Mr. McArthur that MNC was not willing to pursue non-public due diligence until an agreement was reached on price. Mr. Gottfredson also requested to make a short presentation to the Vista Outdoor Board at a board meeting on April 4, 2023.
Also on March 7, 2023, Party C submitted to Morgan Stanley a proposal to acquire a 40% interest in the Outdoor Products Business pursuant to a carve-out transaction (with Vista Outdoor to retain the remaining 60% interest), which proposal attributed an enterprise value to the Outdoor Products Business of $1.0 billion (based on an EBITDA multiple of 10x and assuming standalone EBITDA of $100 million) and which proposal was contingent upon Party C’s nominee being installed on or before closing of that transaction as the CEO of Outdoor Products (“Party C March 7 Proposal”).
On March 9, 2023, following discussions with Mr. McArthur and Mr. Callahan, representatives of Morgan Stanley held a call with representatives of Party C and indicated that the consideration offered by the Party C March 7 Proposal was insufficient and that Vista Outdoor would not be moving forward with that proposal. Following such proposal, Party C did not submit any further proposals to Vista Outdoor.
On March 12, 2023, Mr. Callahan contacted Mr. Gottfredson and advised him that he and Mr. McArthur would be available for discussions concerning a potential sale of the Sporting Products Business, that Mr. Gottfredson could contact either of them with any questions, and that Mr. Gottfredson should continue to keep them both updated with respect to MNC’s proposal.
On March 29, 2023, representatives of Cravath and MNC’s legal counsel held a call to discuss the proposed execution of a non-disclosure agreement by MNC and representatives of MNC’s legal counsel reiterated that MNC was not willing to enter into a non-disclosure agreement or pursue non-public due diligence until an agreement was reached on price.
On April 4, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley also in attendance. At the meeting, representatives of Morgan Stanley provided the Vista Outdoor Board with a summary of the 2022 Outreach and a list of additional potential acquirors that might be contacted. Mr. Gottfredson then joined the meeting to deliver, as a representative of MNC, a short presentation on the potential acquisition of the Sporting Products Business by MNC and then left the meeting. Following further discussion, the Vista Outdoor Board authorized Morgan Stanley to conduct a second outreach to potential acquirors of the Sporting Products Business. On April 5, 2023, pursuant to the authorization granted by the Vista Outdoor Board on April 4, 2023, Morgan Stanley began a second outreach to potential acquirors of the Sporting Products Business (the “2023 Outreach”), contacting 26 potential acquirors, comprising 14 strategic acquirors and 12 financial acquirors (including the original 14 potential acquirors contacted in the 2022 Outreach as well as MNC and Colt CZ Group SE (“Colt CZ”)).
On April 11, 2023, Mr. Jason Vanderbrink, CEO of the Sporting Products Business, called a representative of Party D to inquire as to whether Party D would be interested in exploring a potential transaction to acquire the Sporting Products Business. The representative indicated that Party D was interested and Mr. Vanderbrink and the representative agreed to pursue further discussions.
On April 28, 2023, representatives of Morgan Stanley held a conversation with representatives of Party D to discuss Party D’s potential interest in acquiring the Sporting Products Business. However, following that conversation Party D did not submit any proposal regarding a potential acquisition of the Sporting Products Business.
On May 2, 2023, a meeting of the Vista Outdoor Board was held. During that meeting, representatives of Morgan Stanley provided the Vista Outdoor Board with an update on the 2023 Outreach. The Vista Outdoor Board discussed next steps with respect to the transaction process and authorized representatives of Vista Outdoor to communicate to MNC Vista Outdoor’s desire for MNC to engage in financial due diligence on the Sporting Products Business to improve the terms of its proposal. During the meeting, the Vista Outdoor management team and representatives of Cravath and Morgan Stanley provided an update to the Vista Outdoor Board regarding the progress of the registration statement on Form 10 filed in connection with the Spin-Off, the market for the Spin-Off and the anticipated value offered by the Spin-Off versus the sale of the Sporting Products segment (together, the “Spin-Off Process”) and the proposed execution timeline with a targeted completion date of late October to early November 2023.
Later on May 2, 2023, Mr. McArthur met with Mr. Gottfredson and relayed the Vista Outdoor Board’s view that the MNC February 15 Proposal undervalued the Sporting Products Business and that MNC should sign a non-disclosure agreement and begin due diligence with a view to MNC improving the economics of its proposal, which view was reiterated by representatives of Morgan Stanley to representatives of MNC’s financial advisor on a subsequent call on May 10, 2023.
On May 3, 2023, Vista Outdoor announced that the establishment of the Outdoor Products senior leadership team, a more stable macro-economic environment and improved Outdoor Products financial performance were key to completing the Spin-Off and confirmed that Vista Outdoor remained on track to complete the Spin-Off in calendar year 2023.
On May 10, 2023, Morgan Stanley received a letter from Colt CZ expressing interest in pursuing a transaction for the Sporting Products Business and noting Colt CZ’s willingness to consider two alternative transaction structures: first, an all-stock merger of Colt CZ with the Sporting Products Business following completion of the Spin-Off and second, an all-cash acquisition of the Sporting Products Business in partnership with an unspecified external partner.
On May 18, 2023, Mr. McArthur, Mr. Callahan and Mr. Vanderbrink discussed with representatives of Colt CZ a potential transaction involving Colt CZ and the Sporting Products Business and requested that Colt CZ provide an updated offer letter to Vista Outdoor setting out further details with respect to Colt CZ’s proposal so that Colt CZ’s proposal could be presented to the Vista Outdoor Board for consideration.
On May 25, 2023, Mr. McArthur, Mr. Callahan and Mr. Vanderbrink met with representatives of Colt CZ and discussed the potential sale of the Sporting Products Business to Colt CZ as well as a potential all-stock merger of Colt CZ and the Sporting Products Business that would result in Vista Outdoor stockholders owning a majority of shares in the combined company, which would be listed on a major U.S. exchange.
On May 31, 2023, Morgan Stanley received a further letter from representatives of Colt CZ, dated May 30, 2023, expressing Colt CZ’s continued interest in pursuing an all-stock merger with the Sporting Products Business, pursuant to which Vista Outdoor stockholders would own approximately 52% of the combined company which would be domiciled in the United States and have its primary listing on a major U.S. exchange (the “Colt CZ May 30 Proposal”).
On June 8, 2023, a meeting of the Vista Outdoor Board was held with representatives of Cravath and Morgan Stanley also in attendance. During that meeting, representatives of Morgan Stanley provided the Vista Outdoor Board with a preliminary analysis of the MNC February 15 Proposal and the Colt CZ May 30 Proposal, each as compared with the Spin-Off. The Vista Outdoor Board then discussed both proposals and authorized management to (i) engage in further discussions with MNC and to encourage MNC to sign the MNC NDA so it could receive access to non-public due diligence information and submit a revised proposal on the basis of such information and (ii) communicate to Colt CZ that the Colt CZ May 30 Proposal was not an attractive option to Vista Outdoor and instead focus Colt CZ on pursuing an acquisition of the Sporting Products Business for cash.

On June 9, 2023, Mr. McArthur and Mr. Callahan held a discussion with Mr. Gottfredson and relayed Vista Outdoor’s expectation that MNC would need to sign the MNC NDA so it could receive access to non-public due diligence information and submit a revised proposal on the basis of such information.
On June 16, 2023, Mr. Gottfredson sent an email to Mr. McArthur and Mr. Callahan stating that MNC was ready to start negotiating the MNC NDA.
On June 19, 2023, representatives of Cravath recirculated to MNC’s legal counsel a draft of the MNC NDA that had been previously shared with MNC by Morgan Stanley on November 3, 2022. Between June 19 and June 26, 2023, representatives of Cravath and MNC’s legal counsel negotiated and exchanged revised drafts of the MNC NDA and on June 26, 2023, MNC and Vista Outdoor entered into the MNC NDA. The MNC NDA contained a standstill provision which included a restriction on MNC requesting that Vista Outdoor waive the standstill provision. The MNC NDA provided that such standstill provision would automatically cease to apply upon Vista Outdoor entering into a binding written agreement that, if consummated, would result in one or more third parties acquiring the Sporting Products Business or a majority of the outstanding voting securities of Vista Outdoor.
On June 21, 2023, Mr. McArthur and a representative of MNC met in person and had a conversation regarding the status of MNC’s discussions with potential co-investors. The following day, Mr. McArthur and the representative of MNC held a call to discuss the scheduling of a management presentation for MNC in July.
On June 28, 2023, representatives of Cravath and MNC’s legal counsel held a call to discuss the Proposed Transaction Structure, logistics for due diligence and other preliminary matters.
On June 29, 2023, representatives of Morgan Stanley granted representatives of MNC access to a virtual data room established by Vista Outdoor with respect to the Sporting Products Business.
On June 30, 2023, Mr. Vanderbrink held a call with representatives of Colt CZ and indicated Vista Outdoor was not interested in pursuing the all-stock merger outlined in the Colt CZ May 30 Proposal and that a potential transaction in which Colt CZ acquired the Sporting Products Business for cash would be more attractive to Vista Outdoor.
Also on June 30, 2023, representatives of CSG contacted representatives of Morgan Stanley requesting a meeting with representatives of Vista Outdoor to discuss a potential transaction involving CSG and Vista Outdoor. Representatives of Morgan Stanley subsequently arranged for representatives of CSG to meet with representatives of Vista Outdoor at its offices in Boerne, Texas on August 8, 2023.
On July 6, 2023, representatives of Vista Outdoor, Cravath, Morgan Stanley and MNC’s legal counsel participated in a due diligence call.
On July 11, 2023, Mr. McArthur and a representative of MNC held a conversation regarding various workstreams in connection with the potential transaction, including the status of the due diligence process and outstanding diligence items, the status of drafts of a merger agreement and separation agreement for the potential transaction, the scheduling of a management presentation and the timeline for receipt of committed financing.
On July 20, 2023, a representative of Colt CZ called Mr. Vanderbrink and indicated that Colt CZ was working on an offer for the Sporting Products Business consisting entirely of cash consideration.
Also on July 20, 2023, the Vista Outdoor Board appointed Eric Nyman to serve as Chief Executive Officer of the Outdoor Products segment, effective as of August 21, 2023.
From July 22 to July 25, 2023, Mr. McArthur and Mr. Callahan held various calls with a representative of MNC to discuss the status of MNC’s proposal and its progress with respect to the engagement of external advisors.
Also on July 25, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Cravath and Gibson Dunn also in attendance. Morgan Stanley provided the Vista Outdoor Board with a general update on Morgan Stanley’s outreach efforts to potential acquirors to date as well as the status of the discussions with MNC and Colt CZ regarding a potential acquisition of the Sporting Products Business. During the meeting, the

Vista Outdoor management team and representatives of Cravath and Morgan Stanley provided the Vista Outdoor Board an update regarding the status of the Spin-Off Process.
On August 1, 2023, representatives of MNC attended an in-person management presentation at Vista Outdoor’s facility in Anoka, Minnesota, with representatives of Morgan Stanley and various of MNC’s external advisors and potential co-investors attending in person or virtually. The parties discussed the expected timeline for completion of the due diligence process, delivery of drafts of a merger agreement and separation agreement for the potential transaction and receipt of committed financing.
On August 2, 2023, Mr. Vanderbrink called the CEO & Chairman of Colt CZ and stressed the need for Colt CZ to submit a revised proposal as soon as possible. The CEO & Chairman indicated to Mr. Vanderbrink that Colt CZ expected to be in a position to make an all-cash offer to acquire the Sporting Products Business the following week.
Also on August 2, 2023, MNC submitted a further revised proposal to Vista Outdoor in the form of a letter of intent which, as compared with the MNC February 15 Proposal, (i) increased the proposed upfront consideration by $50 million from $1.6 billion to $1.65 billion, (ii) decreased the maximum amount payable pursuant to the four-year earn-out from $400 million to $350 million, (iii) included exclusivity provisions in favor of MNC pursuant to which Vista Outdoor would be restricted from negotiating with other parties in connection with a sale of the Sporting Products Business until Friday, October 6, 2023, and (iv) provided that Vista Outdoor would reimburse MNC for 50% of MNC’s due diligence and legal expenses incurred through October 5, 2023, up to a cap of $2 million, in the event that MNC proceeded in good faith to complete due diligence and negotiate transaction documents but Vista Outdoor nevertheless determined on or before such date to proceed with the Spin-Off (the “MNC LOI”).
On August 4, 2023, representatives of Vista Outdoor, Cravath, Morgan Stanley, MNC and various of MNC’s external advisors and potential co-investors held a call to discuss the request for exclusivity and expense reimbursement set forth in the MNC LOI and an additional request from MNC for reimbursement of expenses in the event of a sale of the Sporting Products Business to a third party.
Also on August 4, 2023, the CEO & Chairman of Colt CZ called Mr. Vanderbrink to discuss the potential transaction with Colt CZ. Mr. Vanderbrink reiterated the need for any revised proposal to be delivered as soon as possible and the CEO & Chairman of Colt CZ indicated that Colt CZ would deliver a revised proposal over the coming weekend.
On August 5, 2023, representatives of Cravath sent a representative of MNC a revised draft of the MNC LOI which removed the proposed exclusivity provision and incorporated changes with respect to expense reimbursement, including adding a requirement that MNC deliver proposed definitive transaction agreements and related ancillary documents on or before October 5, 2023, in order to be entitled to expense reimbursement, and further providing that, while MNC would be entitled to reimbursement of 100% of its transaction expenses in the event of the sale of the Sporting Products Business to a third party, it would only be entitled to reimbursement of 50% of its transaction expenses in the event that Vista Outdoor elected to proceed with the Spin-Off (as opposed to a sale of the Sporting Products Business), in each case subject to an aggregate cap of $2 million.
Also on August 5, 2023, Morgan Stanley received a further letter from Colt CZ noting that Colt CZ was working to deliver a simplified all-cash transaction structure with respect to its proposed acquisition of the Sporting Products Business.
On August 6, 2023, Mr. Vanderbrink called the CEO & Chairman of Colt CZ and expressed the need for Colt CZ to update its letter of August 5, 2023 to include a specific purchase price and submit that revised letter as soon as possible.
On August 7, 2023, representatives of MNC’s legal counsel sent a revised draft of the MNC LOI to Cravath which included further amendments to the expense reimbursement provision, including an increase to the aggregate reimbursement cap from $2 million to $3 million in the case of the sale of the Sporting Products Business to a third party and provisions providing for exclusivity arrangements until October 6, 2023.

Also on August 7, 2023, each of the Nominating and Governance Committee and the Audit Committee of the Vista Outdoor Board approved the expense reimbursement arrangements under the MNC LOI, subject to the removal of any exclusivity provisions from the MNC LOI. The Nominating and Governance Committee and the Audit Committee of the Vista Outdoor Board considered that, among other things, (i) there was a risk that MNC would not continue to pursue the potential acquisition of the Sporting Products Business unless expense reimbursement arrangements were agreed and (ii) MNC’s continued participation in the sale process would assist in maintaining competitive tension among potential acquirors. No other potential acquirors requested expense reimbursement during the sale process.
On August 8, 2023, representatives of Cravath sent MNC’s legal counsel a revised draft of the MNC LOI which included, among other changes, deletion of the proposed exclusivity arrangements. Later that day, representatives of MNC’s legal counsel sent Cravath a further revised draft of the MNC LOI accepting the deletion of the proposed exclusivity arrangements.
Also on August 8, 2023, Mr. McArthur and Mr. Vanderbrink held calls with the CEO & Chairman of Colt CZ reiterating the need for Colt CZ to submit a revised offer specifying a valuation for the Sporting Products Business. During the calls, the CEO & Chairman of Colt CZ indicated that Colt CZ was valuing the Sporting Products Business in the range of $1.6 billion to $1.8 billion. Mr. McArthur advised that Vista Outdoor would likely move forward with negotiations if Colt CZ were to submit a proposal at the higher end of that valuation range and invited Colt CZ to contact Morgan Stanley to request further information Colt CZ might need in order to do so.
Later that day, at Vista Outdoor’s offices in Boerne, Texas, Mr. McArthur, Mr. Vanderbrink and Mr. Allan Kerfeld, CFO of the Sporting Products Business, met in person with Mr. Petr Formánek, a member of the Board of Directors and M&A Director at CSG, and Mr. Michal Strnad, the Chairman of the Board of Directors of CSG and the ultimate owner of CSG. Mr. Formánek and Mr. Strnad stated that they would work with Morgan Stanley on next steps, and, if CSG wished to proceed with exploring a potential acquisition of the Sporting Products Business, they would request a management presentation session and site visits to Vista Outdoor’s facilities. Mr. Vanderbrink asked the representatives of CSG to submit CSG’s proposal in writing to representatives of Morgan Stanley.
Also on August 8, 2023, representatives of Cravath and MNC’s legal counsel held a call to discuss the tax implications of the Proposed Transaction Structure.
On August 9, 2023, MNC and Vista Outdoor entered into the MNC LOI, the only binding provision of which was the provision relating to expense reimbursement.
Later that day, representatives of Cravath sent an initial draft merger agreement and separation agreement to MNC’s legal counsel. The initial draft merger agreement included, among other things, a “hell or high water” efforts standard with respect to the acquiror’s obligation to secure regulatory approvals, a reverse termination fee of 10% of the enterprise value attributed to the Sporting Products Business payable by MNC in the case of termination of the merger agreement for an uncured material breach of the merger agreement by MNC or a financing failure, and a termination fee of 2% of the enterprise value attributed to the Sporting Products Business payable by Vista Outdoor in the case of termination of the merger agreement for an adverse recommendation change by the Vista Outdoor Board, for Vista Outdoor to enter into a definitive agreement for a superior proposal or in the case of Vista Outdoor consummating a competing proposal (which became publicly known following signing but prior to termination of the merger agreement) within 12 months of the merger agreement being terminated due to either (1) the failure to obtain the requisite approval of Vista Outdoor stockholders or (2) the failure for the closing to occur by the agreed end date (but, in the case of (2), only if the meeting of Vista Outdoor stockholders to approve the transaction had not been held before the agreed end date).
Also on August 9, 2023, representatives of Colt CZ submitted to Morgan Stanley a revised proposal to acquire the Sporting Products Business attributing an enterprise value range to the Sporting Products Business of $1.6 billion to $1.8 billion. Later that day, representatives of Morgan Stanley sent a draft non-disclosure agreement between Vista Outdoor and Colt CZ (the “Colt CZ NDA”) to the CEO & Chairman of Colt CZ and representatives of Colt CZ’s financial advisor. The terms of the Colt CZ NDA were negotiated between August 11, 2023 and August 13, 2023, and on August 13, 2023, Vista Outdoor and Colt CZ entered into the Colt CZ NDA. The Colt CZ

NDA contained a standstill provision which included a restriction on Colt CZ requesting that Vista Outdoor waive the standstill provision. The Colt CZ NDA provided that such standstill provision would automatically cease to apply upon Vista Outdoor entering into a binding written agreement that, if consummated, would result in one or more third parties acquiring the Sporting Products Business or a majority of the outstanding voting securities of Vista Outdoor.
Also on August 9, 2023, representatives of Moelis and Gibson Dunn attended a meeting with representatives of MNC to discuss the same presentation provided to the Vista Outdoor Board by Mr. Gottfredson on April 4, 2023.
On August 10, 2023, Outdoor Products amended its confidential filing of its registration statement on Form 10 in response to an SEC comment letter.
Also on August 10, 2023, Mr. Formánek of CSG sent an expression of interest to Mr. Callahan outlining CSG’s proposal to acquire the Sporting Products Business for a purchase price of $1,839,937,500 payable at closing, subject to customary purchase price adjustments (the “CSG August 10 Proposal”).
Also on August 10, 2023, representatives of Morgan Stanley sent an email to Mr. Formánek acknowledging receipt of the CSG August 10 Proposal and providing a draft non-disclosure agreement between Vista Outdoor and CSG for review (the “CSG NDA”). The terms of the CSG NDA were negotiated between August 10, 2023 and August 15, 2023, and on August 15, 2023, Vista Outdoor and CSG entered into the CSG NDA. The CSG NDA contained a standstill provision which included a restriction on CSG requesting that Vista Outdoor waive the standstill provision. The CSG NDA provided that such standstill provision would automatically cease to apply upon Vista Outdoor entering into a binding written agreement that, if consummated, would result in one or more third parties acquiring all or substantially all of the outstanding voting securities of Vista Outdoor.
On August 14, 2023, representatives of Vista Outdoor, Morgan Stanley, Colt CZ and its financial advisor attended an in-person dinner ahead of a management presentation scheduled for the following day. Colt CZ informed representatives of Vista Outdoor that Colt CZ was proposing to partner with another strategic investor with respect to its proposal.
On August 15, 2023, Cravath sent a draft clean team agreement to CSG, as contemplated under the terms of the CSG NDA, to permit certain competitively sensitive confidential information to be exchanged between certain representatives and advisors of CSG and Vista Outdoor in connection with the due diligence process (the “CSG CTA”).
Also on August 15, 2023, representatives of Colt CZ attended an in-person management presentation at Vista Outdoor’s facility in Anoka, Minnesota, with representatives of Morgan Stanley and Colt CZ’s financial advisor also attending in person and virtually. The parties discussed the expected timeline for completion of the due diligence process, delivery of drafts of a merger agreement and separation agreement for the potential transaction and receipt of committed financing.
On August 16, 17, and 21, 2023, diligence calls were held between representatives of Vista Outdoor and its external advisors and representatives of MNC and its external advisors.
On August 18, 2023, representatives of Cravath and Morgan Stanley held calls with (i) representatives of MNC and Colt CZ’s respective legal counsel to discuss the transaction and next steps and (ii) representatives of MNC’s accounting and tax advisor to discuss diligence matters.
On August 21, 2023, Mr. Formánek of CSG emailed representatives of Morgan Stanley to request a call with Vista Outdoor and its advisors to discuss immediate next steps, including access to the virtual data room and to confirm a date for a proposed site visit to Vista Outdoor’s facility in Anoka.
On August 23 and August 24, 2023, diligence calls and other calls to discuss the potential transaction were held between representatives of Vista Outdoor, Morgan Stanley, Cravath and CSG and MNC’s respective external advisors.

On August 24, 2023, representatives of Colt CZ submitted to Morgan Stanley a revised proposal to acquire the Sporting Products Business which requested exclusivity and proposed a purchase price of $1.6 billion payable at closing, subject to customary purchase price adjustments, and up to an additional $250 million payable over a three-year period post-closing subject to the satisfaction of certain unlevered free cash flow targets, with the potential for further aggregate payments of up to $150 million by way of Outdoor Products receiving 25% of any unlevered free cash flow generated in excess of those targets (the “Colt CZ August 24 Proposal”).
Also on August 24, 2023, representatives of CSG, J.P. Morgan SE, financial advisor to CSG (“JPM”), Morgan Stanley and Vista Outdoor attended an in-person dinner ahead of the management presentation scheduled for the following day.
On August 25, 2023, representatives of CSG attended an in-person management presentation and site visit at Vista Outdoor’s facility in Anoka, Minnesota, with additional representatives of CSG and JPM, and representatives of Morgan Stanley, attending the management presentation in person and virtually. The parties discussed the expected timeline for completion of the due diligence process, delivery of drafts of a merger agreement and separation agreement for the potential transaction and receipt of committed financing.
On August 27, 2023 and August 28, 2023, representatives of Vista Outdoor had various calls with representatives of Colt CZ to discuss the Colt CZ August 24 Proposal. During those calls, representatives of Vista Outdoor indicated that Vista Outdoor was not willing to agree to exclusivity arrangements at that point in time and encouraged Colt CZ to improve the terms of its proposal.
On August 28, 2023, following the negotiation of the terms of the CSG CTA between August 15, 2023 and August 28, 2023, CSG and Vista Outdoor entered into the CSG CTA.
Later that day, representatives of Morgan Stanley granted representatives of CSG access to the virtual data room and representatives of CSG attended a site visit to Vista Outdoor’s facility in Lonoke, Arkansas.
Also on August 28, 2023, representatives of Vista Outdoor, Morgan Stanley and Cravath and representatives of various external advisors to MNC held a diligence call.
On August 29, 2023, representatives of CSG attended a site visit to Vista Outdoor’s facility in Lewiston, Idaho. Representatives of MNC and various of its external advisors and potential co-investors attended a site visit to Vista Outdoor’s facility in Lonoke, Arkansas.
Later that day, representatives of Vista Outdoor, MNC and various of its external advisors and potential co-investors attended a dinner in Dallas, Texas, at which dinner MNC advised that it had instructed its due diligence providers to finalize their diligence reports by September 8, 2023, so that MNC’s financing arrangements could be settled by September 20, 2023, and that MNC’s legal counsel would soon provide Cravath with mark-ups of the draft merger agreement and separation agreement.
Also on August 29, 2023, representatives of Vista Outdoor and Colt CZ held a call to discuss the Colt CZ August 24 Proposal.
On August 30, 2023, representatives of Colt CZ submitted to Morgan Stanley a revised proposal to acquire the Sporting Products Business for a purchase price of $1.6 billion payable at closing, subject to customary purchase price adjustments, and up to an additional $400 million payable over a three-year period post-closing pursuant to an earn-out based on the unlevered free cash flow generated by the Sporting Products Business.
Also on August 30, 2023, representatives of CSG and MNC attended site visits to Vista Outdoor’s facilities in Sweet Home, Oregon and Lewiston, Idaho, respectively.
Later that day, MNC’s legal counsel sent Cravath revised drafts of the merger agreement and separation agreement.
On August 31, 2023, representatives of Vista Outdoor held a call during which representatives of Colt CZ queried whether the current Sporting Products management team would be willing to continue to work for the

Sporting Products Business following closing of a potential transaction with Colt CZ, to which the Vista Outdoor representatives responded that discussions regarding management would not be held then but rather would be held at the appropriate time and that Vista Outdoor would ultimately do whatever was in the best interests of its stockholders.
From August 31, 2023 to September 7, 2023, representatives of Cravath and Colt CZ’s legal counsel exchanged drafts of, and had various calls to discuss, an amendment to the Colt CZ NDA related to the standstill restrictions ceasing to have effect when Vista Outdoor declared a distribution record date for the Spin-Off or a similar transaction if Colt CZ submitted a qualifying proposal to acquire the Sporting Products Business by September 29, 2023. On September 7, 2023, Vista Outdoor and Colt CZ entered into the amendment.
On September 1, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor management team and representatives of Cravath and Morgan Stanley provided the Vista Outdoor Board an update regarding the status of the Spin-Off Process, and the Vista Outdoor Board approved the public filing of the registration statement on Form 10 in relation to the Spin-Off. At the meeting, the Vista Outdoor Board also received an update from members of the Vista Outdoor management team and Morgan Stanley on the proposals received to date from potential acquirors of the Sporting Products Business as well as the general status of the potential sale process.
On September 5, 2023, Outdoor Products made its first public filing of its registration statement on Form 10 in connection with the Spin-Off, which was subsequently amended on September 29, 2023, in response to an SEC comment letter.
From September 5, 2023 through October 15, 2023, representatives of Vista Outdoor and Morgan Stanley held various calls with representatives of MNC, CSG, Colt CZ and their external advisors to discuss diligence matters and the transaction agreements.
On September 6, 2023, representatives of Morgan Stanley distributed process letters to representatives of each of MNC, Colt CZ and CSG, inviting them to submit a final proposal for the acquisition of the Sporting Products Business, including markups of the transaction documents in a form that they would be willing to execute, an indication of the best and final financial terms which they were willing to enter into the transaction documents, executed commitment letters for any necessary financing and confirmation that due diligence had been satisfactorily completed by no later than 12:00 p.m. ET on September 29, 2023 (such letters, the “Process Letters”). The Process Letters also required each of MNC, Colt CZ and CSG to submit initial markups of the transaction documents by no later than 12:00 p.m. ET on September 22, 2023.
On September 7, 2023, representatives of Cravath sent a draft clean team agreement to Colt CZ’s legal counsel (the “Colt CZ CTA”) and on September 8, 2023, Vista Outdoor and Colt CZ entered into the Colt CZ CTA and representatives of Morgan Stanley granted representatives of Colt CZ access to the virtual data room.
On September 9, 2023, representatives of Cravath sent revised drafts of the merger agreement and separation agreement to MNC’s legal counsel, as well as initial drafts of the merger agreement and separation agreement to Colt CZ’s and CSG’s respective legal counsel. The initial draft merger agreement and separation agreement provided to Colt CZ and CSG were substantially the same as the revised drafts provided to MNC, with various adjustments including to reflect Colt CZ and CSG’s status as strategic acquirors and foreign persons and the fact that CSG’s proposed acquisition of the Sporting Products Business did not include an earn-out component. All of these draft agreements provided for a “hell or high water” standard in connection with the efforts required by the acquiror with respect to securing regulatory approvals for the transaction. In the case of MNC, a reverse termination fee of 7.5% was payable in the case of an uncured material breach of the Merger Agreement by MNC or a financing failure. In the case of each of Colt CZ and CSG, a reverse termination fee of 10% was payable in the case of termination of the Merger Agreement due to a failure to receive required regulatory approvals. In the case of each of MNC, Colt CZ and CSG a termination fee of 2.5% was payable by Vista Outdoor in the same circumstances set forth in the initial draft merger agreement provided to MNC on August 9, 2023.

Also on September 9, 2023, representatives of Cravath sent each of MNC’s, Colt CZ’s and CSG’s respective legal counsel initial drafts of the employee matters agreement, the transition services agreement and other ancillary agreements.
On September 16, 2023, representatives of MNC’s legal counsel sent to Cravath a revised draft of the merger agreement which included, among other matters: (i) extensive revisions to the representations and warranties, (ii) various amendments to the draft earn-out arrangements that increased the uncertainty of the full amount of the earn-out being paid to Outdoor Products, (iii) rejecting the “hell or high water” standard with respect to regulatory efforts and replacing that standard with a reasonable best efforts standard and (iv) a termination fee of 4% payable by Vista Outdoor and a reverse termination fee payable by MNC of 6%, in the same general circumstances provided for in the September 9, 2023 draft of the merger agreement but removing the trigger for payment of the reverse termination fee for termination due to an uncured material breach by MNC.
On September 18, 2023, representatives of Cravath sent each of MNC’s, Colt CZ’s and CSG’s respective legal counsel initial drafts of the schedules to the merger agreement, separation agreement and employee matters agreement.
On September 19, 2023, Mr. Vanderbrink held a call with a representative of MNC to discuss the status of MNC’s due diligence investigations. The representative informed Mr. Vanderbrink that MNC had a credit committee meeting scheduled for the following morning to discuss process and timing for the final approvals required in connection with MNC’s financing arrangements.
Also on September 19, 2023, Mr. Vanderbrink held a call with Mr. Strnad of CSG to discuss the status of CSG’s due diligence investigations and the need for CSG to provide additional information to representatives of Cravath to progress regulatory analysis. Mr. Strnad noted CSG’s desire to move quickly and asked if there was anything that could be done to increase the competitiveness of CSG’s proposal, to which Mr. Vanderbrink responded that CSG should put its best foot forward in its submission of initial mark-ups of transaction documents on September 22, 2023, and in its final proposal on September 29, 2023.
On September 20, 2023, Mr. Callahan and a representative of MNC held a call during which the representative of MNC requested a call between representatives of Vista Outdoor and Investor 1, a potential co-investor in MNC, to discuss potential alternatives with regard to financing that might be included in MNC’s final proposal. Mr. Callahan indicated that he would follow up with the Vista Outdoor management team and get back to MNC on the logistics for the call.
On September 22, 2023, each of MNC’s, Colt CZ’s and CSG’s respective legal counsel submitted revised drafts of the transaction documents that had been provided to them to date, as contemplated by the Process Letters (with MNC not submitting a revised draft of the merger agreement, noting it had provided an earlier revised draft on September 16, 2023, as summarized above).
The markups provided by Colt CZ on September 22 included, among other matters (i) a revision of the draft earn-out arrangements from an EBITDA-based earn-out to one based on unlevered free cash flow, and various other amendments to the draft earn-out arrangements that increased the uncertainty of the full amount of the earn-out being paid to Outdoor Products, (ii) rejecting the “hell or high water” standard with respect to regulatory efforts, expressly providing that Colt CZ would not be required to agree to any divestitures or operational restrictions required to secure the requisite regulatory approvals and proposing a termination date of 12 months following signing, (iii) a termination fee payable by Vista Outdoor of 2.5% and a reverse termination fee payable by Colt CZ of 2.5% in the same general circumstances provided for in the September 9, 2023 draft of the merger agreement and (iv) indicating Colt CZ’s preference for a “locked box” transaction structure (as opposed to purchase price adjustments at closing).
The markups provided by CSG on September 22 included, among other matters: (i) accepting the “hell or high water” standard with respect to regulatory efforts, (ii) material amendments to the definition of “Company Material Adverse Effect” including that a Company Material Adverse Effect would be deemed to have occurred upon the occurrence of an event that resulted in a 10% reduction in the yearly aggregate sales of the Sporting Products

Business and (iii) a termination fee payable by Vista Outdoor of 2.5% and a reverse termination fee payable by CSG of 2.5% in the same general circumstances provided for in the September 9, 2023 draft of the merger agreement.
On September 23, 2023, representatives of Vista Outdoor held a call with representatives of Investor 1 to discuss difficulties that MNC and its co-investors were encountering in relation to their debt financing arrangements and whether Vista Outdoor would be open to seller financing for a three-year term with the backing of Investor 1. The representatives of Vista Outdoor expressed openness to exploring all options but noted that the valuation of the Sporting Products Business represented by MNC’s latest proposal required further improvement.
On September 26, 2023, representatives of Cravath held calls with each of MNC, Colt CZ and CSG’s respective legal counsel to deliver feedback, on behalf of Vista Outdoor, on the revised drafts of the transaction documents submitted by each of them on September 22, 2023, ahead of the deadline for the submission of their final proposals on September 29, 2023.
On September 29, 2023, each of MNC, Colt CZ and CSG submitted revised proposals and revised drafts of the transaction documents, as contemplated by the Process Letters.
MNC’s revised proposal contemplated Investor 1 joining as an investor in MNC and included a purchase price of $1.2 billion payable at closing, subject to customary purchase price adjustments, a $500 million unsecured seller note and an EBITDA-based earn-out of up to $300 million payable over a four-year period post-closing, together with a requirement for a minimum cash amount of $25 million to be retained in the Sporting Products Business at closing.
Colt CZ’s revised proposal included a purchase price of $1.6 billion payable at closing, indicating a preference for a “locked box” transaction structure (as opposed to purchase price adjustments at closing), and an unlevered free cash flow based earn-out of up to $400 million payable over a three-year period post-closing.
CSG’s revised proposal reaffirmed its purchase price of $1,839,937,500 payable at closing, subject to customary purchase price adjustments.
The revised drafts of the transaction documents delivered by MNC on September 29, 2023, as compared with the draft transaction documents delivered by MNC on September 22, 2023: (i) retained many of MNC’s prior amendments to the earn-out that increased the uncertainty of the full amount of the earn-out being paid to Outdoor Products, (ii) continued to reject the “hell or high water” standard with respect to regulatory efforts but included a covenant to agree to divestitures of assets of Vista Outdoor and its subsidiaries (but not to divestitures of any assets of MNC or its affiliates) required to secure regulatory approvals, (iii) proposed a termination date of five months following signing and (iv) proposed a termination fee of 2.5% payable by Vista Outdoor (previously 4%) and a reverse termination fee payable by MNC of 6%, each payable in the same circumstances set forth in MNC’s September 16, 2023 draft of the merger agreement. Additionally, MNC did not deliver any debt commitment letters with respect to the debt financing for its proposed acquisition, as required by the Process Letter, and instead delivered a “highly confident” letter with respect to that financing.
Colt CZ’s revised drafts of the transaction documents delivered on September 29, 2023, as compared with the draft transaction documents delivered by Colt CZ on September 22, 2023, continued to (i) revise the draft earn-out arrangements from an EBITDA-based earn-out to one based on unlevered free cash flow and retained many of Colt CZ’s prior amendments to the earn-out which increased the uncertainty of the full amount of the earn-out being paid to Outdoor Products, (ii) reject the “hell or high water” standard with respect to regulatory efforts, replacing that standard with a reasonableness-based standard and proposing a termination date of 12 months following signing, and (iii) propose a termination fee payable by Vista Outdoor of 2.5% and a reverse termination fee payable by Colt CZ of 2.5%, each payable in the same circumstances set forth in Colt CZ’s September 22, 2023 draft of the merger agreement. The debt commitment letters delivered with Colt CZ’s final proposal on September 29, 2023, also included conditions to the availability of the financing that were, in Vista Outdoor’s view, not customary for U.S. acquisition financing commitments.
CSG’s revised drafts of the transaction documents delivered on September 29, 2023, as compared with the draft transaction documents delivered by CSG on September 22, 2023: (i) continued to accept the “hell or high water”

standard with respect to regulatory efforts and proposed a termination date of six months post-signing, (ii) continued to include material amendments to the definition of “Company Material Adverse Effect” but increased the “deemed” Company Material Adverse Effect threshold from a 10% reduction in the yearly aggregate sales of the Sporting Products Business to a 25% reduction and (iii) continued to propose a termination fee payable by Vista Outdoor of 2.5% and a reverse termination fee payable by CSG of 2.5%, each payable in the same circumstances set forth in CSG’s September 22, 2023 draft of the merger agreement.
On October 1, 2023, representatives of Morgan Stanley held separate calls with the financial advisors to each of MNC, Colt CZ and CSG to deliver feedback on the final proposals received on September 29, 2023, including encouraging each potential acquiror to increase their valuation of the Sporting Products Business.
With respect to MNC, representatives of Morgan Stanley conveyed that: (i) it was the only potential acquiror not to deliver debt commitment letters with respect to its debt financing arrangements and that these needed to be delivered expeditiously, (ii) it was the only potential acquiror whose proposal involved seller financing, which was a disadvantage compared to other proposals received, and (iii) its proposal included a number of purchase price deductions not included by other potential acquirors, including a $25 million minimum cash requirement, and that these were being viewed by Vista Outdoor as a direct reduction to the value of its offer.
With respect to Colt CZ, representatives of Morgan Stanley conveyed that: (i) the unlevered free cash flow concept on which its earn-out was based, as well as various other aspects of its earn-out, introduced significant uncertainty with respect to the value represented by its proposal, and should be reconsidered, (ii) Colt CZ should consider accepting the “hell or high water” standard with respect to regulatory efforts, as well as a longer outside date and higher reverse termination fee, (iii) a “locked box” transaction structure was not acceptable to Vista Outdoor and was not being proposed by any other potential acquirors and (iv) the conditionality of its debt financing commitments needed to be addressed so as to reflect only customary conditions for U.S. acquisition financing commitments.
With respect to CSG, representatives of Morgan Stanley conveyed that it should accept a longer outside date and higher reverse termination fee and remove the provision deeming a Company Material Adverse Effect to have occurred upon a 25% reduction in the yearly aggregate sales of the Sporting Products Business.
On October 2, 2023, representatives of Morgan Stanley held a follow-up call with JPM, CSG’s financial advisor, during which representatives of JPM relayed on behalf of CSG that, among other things, CSG was willing to revise the merger agreement to (i) accept a reverse termination fee of 6% without requiring a termination fee of equivalent quantum from Vista Outdoor, (ii) extend the end date from six months to 15 months following signing and (iii) remove the provision deeming a 25% reduction in the yearly aggregate sales of the Sporting Products Business to be a Company Material Adverse Effect. On the same day, CSG also delivered to Morgan Stanley copies of the commitment letters executed by JPM and Commerzbank relating to its debt financing arrangements.
Also on October 2, 2023, representatives of Colt CZ’s financial advisor contacted representatives of Morgan Stanley to note that Colt CZ (i) was willing to make certain revisions to its earn-out construct in favor of Vista Outdoor, (ii) would be willing to increase the reverse termination fee payable by Colt CZ from 2.5% to 4.0% and accept the “hell or high water” regulatory efforts standard, provided that Vista Outdoor agreed to (A) an extension to the closing date if required in connection with replacement equity financing and (B) enhanced obligations to assist Colt CZ in seeking replacement equity financing and (iii) continued to require a “locked box” transaction structure.
On October 3, 2023, representatives of MNC’s financial advisor submitted a revised proposal on behalf of MNC, which (i) increased the upfront consideration payable by MNC at closing from $1.2 billion to $1.35 billion, (ii) reduced the amount payable pursuant to the seller note from $500 million to $300 million, (iii) increased the cap on the aggregate earn-out payments from $300 million to $350 million, (iv) removed MNC’s previous requirement for a minimum cash amount of $25 million to be retained in the Sporting Products Business at closing and (v) continued to contemplate Investor 1 as an investor in MNC (the “MNC October 3 Proposal”). Later that day, MNC provided an updated “highly confident” letter in connection with its debt financing arrangements, reflecting the changes described above.

Also on October 3, 2023, Mr. Callahan, Mr. Vanderbrink and Mr. McArthur had various calls with representatives of each of MNC, Colt CZ and CSG to discuss, and encourage each of them to improve the terms of, their most recent proposals.
Later that day, representatives of Morgan Stanley had a call with representatives of Colt CZ who conveyed that, among other matters, Colt CZ was willing to withdraw its previous requirement for a “locked box” transaction structure.
Also on October 3, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and other legal matters, including a summary of contractual terms proposed by each of MNC, Colt CZ and CSG in their revised drafts of the transaction documents, and representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board the financial terms proposed by each of MNC, Colt CZ and CSG. The Vista Outdoor Board considered and discussed the proposals received from MNC, Colt CZ and CSG to date including, among other matters, the uncertainties associated with payments under the earn-outs contemplated by MNC’s and Colt CZ’s proposals, the reverse termination fees proposed by each potential acquiror and the fact that CSG was the only potential acquiror to have delivered a proposal with customary, committed debt financing. At the meeting, the Vista Outdoor Board (i) approved the Sporting Products Base Case Projections (as defined in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213) for use by Morgan Stanley and Moelis in connection with their respective financial analyses and (ii) authorized management and Vista Outdoor’s advisors to prioritize further negotiations with CSG and to inform CSG that Vista Outdoor would like to move forward with CSG with the intent to promptly finalize negotiations and execute definitive transaction documents.
On October 4, 2023, following discussions with representatives of Morgan Stanley, including Morgan Stanley relaying feedback on purchase price, CSG conveyed to Morgan Stanley that it would increase its proposed purchase price for the Sporting Products Business from $1,839,937,500 to $1.9 billion, with the entire purchase price payable at closing, subject to customary purchase price adjustments.
On October 5 and October 6, 2023, representatives of Cravath and Clifford Chance LLP, CSG’s legal counsel (“Clifford Chance”), exchanged revised drafts of the transaction documents and comments on CSG’s proposed debt and equity commitment letters.
Also on October 6, 2023, representatives of Cravath sent Colt CZ’s legal counsel schedules to the transaction documents that had not been previously provided to Colt CZ.
Later that day, representatives of MNC’s financial advisor and Investor 1 spoke with representatives of Morgan Stanley in connection with the MNC October 3 Proposal and the Morgan Stanley representatives reiterated the feedback previously provided to MNC on October 1, 2023.
From October 7 through October 12, 2023, representatives of Clifford Chance and Cravath sent revised drafts of, and had various calls to discuss, the transaction documents.
On October 8, 2023, representatives of each of Investor 1 and Colt CZ contacted representatives of Vista Outdoor requesting calls with Mr. Callahan to discuss their respective proposals, and with representatives of Colt CZ indicating that Colt CZ wanted to discuss potential improvements to its most recent proposal.
Also on October 8, 2023, a representative of Investor 1 called Mr. Callahan and indicated that Investor 1 and MNC would be submitting a revised proposal.
Also on October 9, 2023, the CEO & Chairman of Colt CZ sent to Vista Outdoor a revised proposal on behalf of Colt CZ, which proposal included a purchase price of $1.7 billion payable at closing, subject to customary purchase price adjustments, and an unlevered free cash flow based earn-out of up to $400 million payable over a three-year period post-closing (the “Colt CZ October 9 Proposal”).

Later that day, representatives of Investor 1 emailed representatives of Vista Outdoor outlining proposed changes to the MNC October 3 Proposal, including increasing the upfront consideration payable to Vista Outdoor at closing from $1.35 billion to $1.55 billion, subject to customary purchase price adjustments, and decreasing the proposed principal amount of the seller note from $300 million to $150 million.
On October 10, 2023, representatives of MNC’s financial advisor submitted to Morgan Stanley a revised proposal on behalf of Investor 1 and MNC, which (i) proposed a purchase price of $1.8 billion payable at closing, subject to customary purchase price adjustments, (ii) removed the seller note and earn-out contemplated by the MNC October 3 Proposal and (iii) provided that Investor 1 was committed to support the full debt and equity amounts, with such amounts to be reduced by debt commitment letters to be delivered by debt financing sources and equity commitment letters to be delivered by MNC and other co‑investors at a later date (the “Investor 1/MNC October 10 Proposal”).
Later that day, representatives of Investor 1 spoke with representatives of Morgan Stanley to discuss the Investor 1/MNC October 10 Proposal. The Morgan Stanley representatives noted that any revisions to such proposal would need to be received by no later than the following day.
Also on October 10, 2023, representatives of Colt CZ’s financial advisor contacted Morgan Stanley to (i) inform them that Colt CZ proposed to increase the equity commitment provided by its majority shareholder from $550 million to $650 million and (ii) provide a draft side letter pursuant to which Colt CZ proposed to address some of the conditionality in its debt financing commitments.
Later that day, representatives of Morgan Stanley spoke with representatives of Colt CZ’s financial advisor and asked whether the Colt CZ October 9 Proposal represented Colt CZ’s best and final offer, or if there was the possibility of improvement of such offer.
On October 11, 2023, representatives of Colt CZ’s financial advisor contacted Morgan Stanley to inform them that the Colt CZ October 9 Proposal did represent Colt CZ’s best and final offer, and that Colt CZ did not have the ability to further improve such offer.
Also on October 11, 2023, representatives of Investor 1 spoke with Mr. Callahan to discuss the Investor 1/MNC October 10 Proposal and Mr. Callahan indicated that Investor 1/MNC should increase its proposed purchase price. The Investor 1 representative raised a number of potential changes to the Investor 1/MNC October 10 Proposal, including a seller note, which Mr. Callahan advised would not be preferred, but that Vista Outdoor would consider other options presented by Investor 1 and MNC.
Later that day, representatives of Investor 1 emailed a revised proposal to representatives of Vista Outdoor, which proposal included a purchase price of $1.8 billion payable at closing, subject to purchase price adjustments less favorable to Vista Outdoor than the purchase price adjustments proposed by Vista Outdoor, and potential additional payments of up to $100 million post-closing based on a concept under which Outdoor Products would share in free cash flow generated by the Sporting Products Business and available for distribution after debt-service (the “Investor 1/MNC October 11 Proposal”). Representatives of Morgan Stanley, Vista Outdoor and Investor 1 had various calls to discuss the Investor 1/MNC October 11 Proposal and potential improvements that could be made to it.
Also on October 11, 2023, Mr. McArthur held calls with representatives of CSG to discuss outstanding issues with respect to the draft transaction documents and encouraging CSG to increase its proposed purchase price.
Later that day, representatives of CSG communicated to representatives of Vista Outdoor that CSG was willing to increase its purchase price from $1.9 billion to $1.91 billion, all payable at closing, subject to customary purchase price adjustments.
Also on October 11, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn in attendance. At the meeting, the Vista Outdoor Board was provided with an update as to the various proposals received to date. The Vista Outdoor Board considered and discussed the proposals received from MNC, Colt CZ and CSG to date including, among other matters, the increases those potential acquirors had made to their proposed purchase prices, the uncertainties associated with payments under the earn-outs contemplated by MNC and Colt CZ’s proposals, as well as the regulatory efforts standards and reverse termination fees proposed by each of MNC, Colt CZ and CSG. Representatives of Morgan Stanley and Moelis separately provided the Vista Outdoor Board with preliminary financial analyses for the Sporting Products Business based on the Sporting Products Base Case Projections, and representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the contractual terms proposed in the draft transaction documents with CSG. At the conclusion of the meeting, the Vista Outdoor Board expressed its intent to continue prioritizing work towards finalizing the terms of a transaction with CSG.
On October 12, 2023, various calls were held between representatives of Vista Outdoor, Morgan Stanley, Investor 1 and MNC’s financial advisor in connection with the Investor 1/MNC October 11 Proposal and representatives of Morgan Stanley relayed that Investor 1/MNC should increase its proposed purchase price. Following those discussions, representatives of Investor 1 indicated that the Investor 1/MNC October 11 Proposal was withdrawn.
Also on October 12, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board was provided with an update as to the various proposals received to date, including the withdrawal of the Investor 1/MNC October 11 Proposal. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the contractual terms of the draft transaction documents with CSG. Following that update, the Vista Outdoor Board requested a short recess so that representatives of Vista Outdoor could contact representatives of Investor 1 to determine if it was willing to resubmit the withdrawn proposal or make a revised proposal. During that recess, Investor 1 and MNC submitted a revised proposal on less favorable terms than the Investor 1/MNC October 11 Proposal, which included two options: (i) $1.4 billion upfront consideration and a $400 million seller note or (ii) $1.6 billion upfront consideration and a $200 million earn-out. The Vista Outdoor Board then reviewed and discussed the various proposals received to date. Following that discussion, the directors decided to move forward with consideration of the transaction documents with CSG and the Transaction. Representatives of Morgan Stanley then reviewed their financial analysis and rendered an oral opinion that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as would be set forth in Morgan Stanley’s written opinion, the Base Purchase Price in cash, subject to adjustment as set forth in the merger agreement and separation agreement with CSG, to be received by Vista Outdoor, was fair from a financial point of view to Vista Outdoor. Representatives of Moelis then reviewed Moelis’ financial analysis and rendered an oral opinion, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations as would be set forth in Moelis’ written opinion, the Base Purchase Price set forth in the merger agreement with CSG was fair, from a financial point of view, to Vista Outdoor. The Vista Outdoor Board then voted to approve the transaction documents with CSG and the Transaction and to recommend that Vista Outdoor stockholders vote in favor of the Merger Proposal at the Special Meeting.
Following the conclusion of the Vista Outdoor Board meeting representatives of Cravath circulated proposed execution versions of the transaction documents.
From October 13 to October 15, 2023, representatives of Vista Outdoor, CSG, Clifford Chance, JPM and Cravath held calls to discuss changes to CSG’s financing arrangements, including an increase in Mr. Strnad’s equity commitment. CSG provided to Morgan Stanley, via its financial advisor JPM, information from CSG to support Mr. Strnad’s ability to fund the $400 million equity commitment and representatives of Cravath and Clifford Chance exchanged various revised drafts of the equity and debt commitment letters relating to CSG’s financing to reflect the agreed changes to the commitments described above.
On October 15, 2023, a meeting of the Vista Outdoor Board was held to consider the Transaction again in light of the changes to CSG’s financing arrangements. Representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn were also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and other legal matters, including the updates that had been made to the transaction documents to reflect the agreed changes to CSG’s financing commitments. Representatives of Morgan Stanley then reviewed their financial analysis and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 15, 2023, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Base Purchase Price (which as of October 15, 2023 was $1.91 billion) in cash, subject to adjustment as set forth in the merger agreement and separation agreement with CSG, to be received by Vista Outdoor, was fair from a financial point of view to Vista Outdoor. Representatives of Moelis then reviewed Moelis’ financial analysis and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 15, 2023, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Moelis’ written opinion, the Base Purchase Price (which as of October 15, 2023 was $1.91 billion) set forth in the merger agreement with CSG was fair, from a financial point of view, to Vista Outdoor. For a detailed discussion of Morgan Stanley’s and Moelis’ opinions see the sections entitled “—Morgan Stanley & Co. LLC—October 2023 Opinion of Morgan Stanley & Co. LLC” and “—Moelis & Company LLC—October 2023 Opinion of Moelis & Company LLC” beginning on pages 142 and 174. The Vista Outdoor Board then voted to approve the transaction documents with CSG and the Transaction and to recommend that Vista Outdoor stockholders vote in favor of the Merger Proposal at the EGM. For a discussion of the Vista Outdoor Board’s reasons for the Transaction, including the reasons to pursue the Transaction rather than other strategic alternatives, including the Spin-Off, see the section entitled “—Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transactions” beginning on page 131.
Following the conclusion of the Vista Outdoor Board meeting, the merger agreement, separation agreement and employee matters agreement were executed and delivered by the parties thereto.
On the morning of October 16, 2023, before the opening of trading on NYSE, Vista Outdoor and CSG each issued a press release announcing the entry into the transaction documents. Vista Outdoor then held an investor conference call at 9:00 a.m. ET that morning to discuss the Transaction.
On October 18, 2023, Mr. Callahan held calls with Mr. Gottfredson and representatives of Investor 1. During those calls, each of Mr. Gottfredson and representatives of Investor 1 indicated they were no longer pursuing an acquisition of the Sporting Products Business and that the investor group had disbanded. Mr. Gottfredson also indicated to Mr. Callahan that in light of these developments he intended to return as a full participating member of the Vista Outdoor Board. Mr. Gottfredson subsequently attended all meetings of the Vista Outdoor Board described below in this Background.
On October 19, 2023, representatives of Vista Outdoor received a letter from MNC which detailed transaction expenses incurred by or on behalf of MNC in excess of $3 million and requested that Vista Outdoor reimburse MNC for those transaction expenses subject to the aggregate reimbursement cap of $3 million under the MNC LOI.
On November 16, 2023, the Nominating and Governance Committee of the Vista Outdoor Board (excluding Mr. Gottfredson) approved the expense reimbursement requested by MNC and those funds were transmitted to MNC later that day.
On November 22, 2023, Colt CZ delivered a letter to the Vista Outdoor Board outlining a proposal pursuant to which Colt CZ and Vista Outdoor would be combined in a transaction that Colt CZ stated would attribute a value of $30 to each share of Vista Outdoor Common Stock (the “Colt CZ November 22 Proposal”). Later that day, Vista Outdoor issued a press release noting that the Colt CZ November 22 Proposal had been received, but that the Vista Outdoor Board had not made any determination with respect to the Colt CZ November 22 Proposal within the framework contemplated by the merger agreement with CSG, had not changed its recommendation in support of the acquisition of its Sporting Products Business by CSG and would carefully review the Colt CZ November 22 Proposal in accordance with its fiduciary duties and its obligations under the merger agreement with CSG, in consultation with its financial and legal advisors.
On November 27, 2023, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and other legal matters and representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board the financial terms set out in the

Colt CZ November 22 Proposal. The Vista Outdoor Board then considered and discussed the Colt CZ November 22 Proposal.
On November 29, 2023, a further meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board further considered and discussed the Colt CZ November 22 Proposal and, based on such consideration and discussions, the Vista Outdoor Board determined that the Colt CZ November 22 Proposal would not be more favorable to Vista Outdoor stockholders from a financial point of view than the Transaction, did not provide a basis for further engagement with Colt CZ and should therefore be rejected. Later that evening, Vista Outdoor issued a letter to Colt CZ notifying Colt CZ of that rejection and a press release setting forth the text of that letter.
On the evening of January 11, 2024, Mr. Gottfredson informed Mr. Callahan that a former employee of Vista Outdoor (“Former Employee A”) had contacted Mr. Gottfredson in December 2023 to request a meeting with him. On January 12, 2024, Mr. Gottfredson provided a representative of Gibson Dunn with the following further information:
During the second week of December 2023, Mr. Gottfredson met with Former Employee A. At such meeting, Former Employee A informed Mr. Gottfredson that Former Employee A had some ideas regarding a potential transaction involving Vista Outdoor. Following that meeting, Former Employee A contacted Mr. Gottfredson again and asked if Mr. Gottfredson would meet with two parties potentially interested in participating in a potential transaction involving Vista Outdoor (such parties, “Party F” and “Party G”). On December 22, 2023 and December 26, 2023, Mr. Gottfredson held videoconferences with representatives of Party F and Party G, respectively. Mr. Gottfredson informed Party F and Party G that Vista Outdoor is subject to restrictions under the Merger Agreement and referred the representatives of Party F and Party G to the publicly filed Merger Agreement. On or about January 5, 2024, representatives of Party F and Party G contacted Mr. Gottfredson to arrange meetings among representatives of Party F, Party G and Investor 1. On January 6, 2024, Mr. Gottfredson informed a representative of Investor 1 of Party F’s and Party G’s interest in meeting with Investor 1. On January 8, 2024, a representative of Investor 1 asked Mr. Gottfredson to provide him with the contact information for Party F and Party G, which Mr. Gottfredson subsequently provided on January 9, 2024. On January 10, 2024, a representative of Investor 1 advised Mr. Gottfredson that Investor 1 had communicated with one of Party F or Party G.
Mr. Gottfredson did not disclose to the representative of Gibson Dunn the identity of Party F or Party G. The representative of Gibson Dunn informed Mr. Gottfredson that he would relay the foregoing to members of the Vista Outdoor Board and representatives of Cravath, which the representative of Gibson Dunn subsequently did on January 12, 2024.
On January 13, 2024, Mr. Gottfredson notified Mr. Callahan of his intent to resign from the Vista Outdoor Board. On January 15, 2024, Mr. Gottfredson delivered a written letter of resignation to the Co-General Counsels and Corporate Secretaries of Vista Outdoor effective January 15, 2024.
On February 19, 2024, MNC delivered a letter to the Vista Outdoor Board (the “MNC February 19 Letter”) pursuant to which MNC expressed interest in acquiring Vista Outdoor in an all-cash transaction for $35.00 per share of Vista Outdoor Common Stock (the “MNC February 19 Indication”).
On February 20, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their obligations under the transaction documents with CSG and other legal matters. The Vista Outdoor Board then considered and discussed the MNC February 19 Indication.
On February 26, 2024, Mr. Callahan emailed a representative of MNC noting that the Vista Outdoor Board was reviewing the MNC February 19 Indication consistent with its fiduciary duties, in consultation with its legal and financial advisors, and would revert to MNC promptly once that review was complete.
On February 28, 2024, a representative of MNC’s financial advisor delivered a further letter (the “MNC February 28 Letter”) to the Vista Outdoor Board reiterating the MNC February 19 Indication and requesting that

Vista Outdoor’s advisors contact MNC’s financial advisor by the end of the following day to discuss next steps (the MNC February 28 Letter together with the MNC February 19 Indication, the “MNC Indication”).
On February 29, 2024, a meeting of the Vista Outdoor Board was held with representatives of Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their obligations under the transaction documents with CSG and other legal matters. The Vista Outdoor Board then determined to send a response to the MNC February 28 Letter stating that the Vista Outdoor Board continued its review of the MNC Indication.
Later that day, Mr. Callahan emailed a representative of MNC’s financial advisor noting that the Vista Outdoor Board was actively reviewing the MNC Indication, including in consultation with its legal and financial advisors, was very focused on its fiduciary duties, was carefully reviewing the proposal in compliance with such duties and expected to be in a position to respond to the MNC Indication the following week.
On March 1, 2024, MNC issued a press release containing the MNC February 19 Letter and MNC February 28 Letter and Mr. Callahan’s emails in response to those letters.
Later that day, Vista Outdoor issued a press release noting that the MNC Indication had been received, but that the Vista Outdoor Board had not made any determination with respect to the MNC Indication within the framework contemplated by the merger agreement with CSG, had not changed its recommendation in support of the acquisition of its Sporting Products Business by CSG and was carefully reviewing the MNC Indication in accordance with its fiduciary duties and its obligations under the merger agreement with CSG, in consultation with its financial and legal advisors.
On March 2, 2024, a further meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board the financial terms set out in the MNC Indication and representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions during such reviews and then further considered and discussed the MNC Indication. Following such consideration and discussions, the Vista Outdoor Board determined that the MNC Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than the Transaction, was not reasonably capable of being completed and did not provide a basis for further engagement with MNC and should therefore be rejected.
On the morning of March 4, 2024, before the opening of trading on NYSE, Vista Outdoor issued a letter to MNC notifying MNC of the rejection of the MNC Indication and a press release setting forth the text of that letter.
On March 25, 2024, MNC delivered a letter to the Vista Outdoor Board pursuant to which MNC expressed interest in acquiring Vista Outdoor in an all-cash transaction for $37.50 per share of Vista Outdoor Common Stock (the “MNC Revised Indication”).
Later that day, Vista Outdoor issued a press release noting that the MNC Revised Indication had been received, but that the Vista Outdoor Board had not made any determination with respect to the MNC Revised Indication within the framework contemplated by the merger agreement with CSG, had not changed its recommendation in support of the acquisition of its Sporting Products Business by CSG and was carefully reviewing the MNC Revised Indication in accordance with its fiduciary duties and its obligations under the merger agreement with CSG, in consultation with its financial and legal advisors.
On the morning of March 26, 2024, Mr. Callahan emailed a representative of MNC noting that the Vista Outdoor Board was reviewing the MNC Revised Indication consistent with its fiduciary duties, in consultation with its legal and financial advisors, and would revert to MNC promptly once that review was complete.
On March 29, 2024, a representative of MNC’s financial advisor delivered a further letter to the Vista Outdoor Board reiterating the MNC Revised Indication and requesting that Vista Outdoor engage with MNC in connection with the MNC Revised Indication.

Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board the financial terms set out in the MNC Revised Indication and representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions during such reviews and then further considered and discussed the MNC Revised Indication. Additionally, the Vista Outdoor Board discussed the fact that MNC had indicated in its letter dated March 29, 2024 that it would not disclose the identities of its proposed debt financing sources unless Vista Outdoor and MNC entered into a new non-disclosure agreement. The Vista Outdoor Board then determined that Vista Outdoor’s advisors should contact MNC’s advisors to indicate that Vista Outdoor was prepared to enter into a non-disclosure agreement with MNC, on mutually agreeable terms, solely in order to clarify the terms and conditions of the MNC Revised Indication with respect to its financing arrangements.
On March 30, 2024, representatives of Cravath contacted MNC’s legal counsel to indicate that Vista Outdoor was prepared to enter into a non-disclosure agreement with MNC, on mutually agreeable terms, solely in order to clarify the terms and conditions of the MNC Revised Indication with respect to its financing arrangements.
On March 31, 2024, MNC’s legal counsel sent to representatives of Cravath a draft non-disclosure agreement between Vista Outdoor and MNC (the “Second MNC NDA”), revised drafts of which were exchanged and discussed between Cravath and legal counsel for MNC and certain of its financing sources between March 31, 2024 and April 5, 2024.
On April 5, 2024, Vista Outdoor and MNC entered into the Second MNC NDA.
Later that day, representatives of Cravath, Morgan Stanley and legal counsel and financial advisors for MNC and certain of its financing sources held a call to clarify the terms and conditions of the proposed financing for the MNC Revised Indication, and, following that call, representatives of MNC’s financial advisors sent to representatives of Morgan Stanley and Cravath materials discussed on that call.
On April 7, 2024, representatives of MNC’s financial advisors sent to Vista Outdoor a letter reiterating certain information relating to the proposed financing for the MNC Revised Indication.
On April 8, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley, Moelis and Cravath reviewed with the members of the Vista Outdoor Board the information relating to the proposed financing for the MNC Revised Indication that had been provided by MNC to date. The Vista Outdoor Board asked questions during such reviews and further considered and discussed the MNC Revised Indication. The Vista Outdoor Board then determined that Vista Outdoor’s advisors should contact MNC’s advisors solely in order to further clarify the terms and conditions of the proposed financing for the MNC Revised Indication, including requesting evidence of committed financing.
Later that day, representatives of Cravath contacted legal counsel for MNC and certain of its financing sources requesting evidence of committed financing.
On April 12, 2024, representatives of Cravath, Morgan Stanley and legal counsel and financial advisors for MNC and certain of its financing sources held a call to further clarify the terms and conditions of the proposed financing for the MNC Revised Indication, and, following that call, representatives of MNC’s financial advisors sent to representatives of Morgan Stanley and Cravath materials discussed on that call.
Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting representatives of Morgan Stanley, Moelis and Cravath reviewed with the members of the Vista Outdoor Board the information relating to the proposed financing for the MNC Revised Indication that had been provided by MNC to date and representatives of Cravath reviewed with the members of the Vista Outdoor Board the framework under the merger agreement with CSG for the Vista Outdoor Board’s review of alternative proposals. The Vista Outdoor Board asked questions during such reviews and further considered and discussed the MNC Revised Indication. The Vista Outdoor Board then determined that (i) the MNC

Revised Indication would reasonably be expected to lead to a Company Superior Proposal (as defined in the merger agreement with CSG) and (ii) the failure to engage in discussions and negotiations with MNC with respect to the MNC Revised Indication would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (the “April 12 Determination”). The Vista Outdoor Board then resolved to authorize Vista Outdoor management to (i) engage in discussions and negotiations with MNC with respect to the MNC Revised Indication and (ii) provide to MNC certain non-public information, pursuant to the MNC NDA, to enable MNC to improve the terms of the MNC Revised Indication.
On April 13, 2024, Mr. Ehrich held a call with a representative of CSG to discuss the Transaction and the MNC Revised Indication. During that call, Mr. Ehrich inquired as to whether CSG would be making an offer to change the terms of the Transaction in response to the MNC Revised Indication. The CSG representative informed Mr. Ehrich that CSG did not currently intend to offer to change the terms of the Transaction in response to the MNC Revised Indication and noted that CSG could ultimately utilize the Matching Rights Procedure set forth in the merger agreement with CSG.
On April 15, 2024, representatives of Cravath, on behalf of Vista Outdoor, delivered a letter to MNC from the Vista Outdoor Board informing MNC of the April 12 Determination and noting that, while the Vista Outdoor Board did not consider the MNC Revised Indication to constitute a Company Superior Proposal, the Vista Outdoor Board had determined the MNC Revised Indication met the standard under the merger agreement with CSG permitting engagement with MNC, and had accordingly authorized management to provide MNC with non-public information so MNC could complete its bring-down and confirmatory diligence and, more importantly, increase its offer price and provide fully committed financing documentation. The letter noted the Vista Outdoor Board’s view that the MNC Revised Indication continued to undervalue the Revelyst business and the Vista Outdoor Board’s expectation that providing MNC with diligence access would enable MNC to deliver an improved economic proposal.
Between April 17 and May 27, 2024, Vista Outdoor (including the Kinetic Group and Revelyst and their respective management teams) provided MNC and its financing sources and their respective advisors with access to non-public information of Vista Outdoor, responded to various diligence requests and held various diligence and other calls in connection therewith.
On April 21, 2024, a meeting of the Vista Outdoor Board was held. At the meeting the Vista Outdoor Board authorized the adjournment of the Special Meeting that had been scheduled to be held on May 16, 2024 to June 14, 2024.
On April 22, 2024, Vista Outdoor issued a press release confirming that it was engaging in discussions with MNC and had advised MNC to increase its offer price and noting that, in light of those ongoing discussions, Vista Outdoor would be adjourning the Special Meeting originally scheduled for May 16, 2023 to June 14, 2024.
On April 24, 2024, Mr. Vanderbrink and Mr. Nyman held a call with Mr. Gottfredson during which they relayed Vista Outdoor’s expectation that MNC would deliver an improved economic proposal after review of the non-public information provided to MNC. During that call, Mr. Gottfredson noted that MNC would continue to pursue an acquisition of Vista Outdoor and was not interested in pursuing an acquisition of the Sporting Products Business alone.
On May 14, 2024, Vista Outdoor authorized representatives of Morgan Stanley to contact the financial advisors for MNC to request that MNC deliver, before close of business on Friday, May 17, 2024, an improved economic proposal, together with the details of MNC’s financing for such proposal.
On May 15, 2024, representatives of Morgan Stanley held a call with the financial advisors of MNC and certain of its financing sources and requested that MNC deliver an improved economic proposal by close of business on Friday, May 17, together with the details of MNC’s financing for such proposal.
On May 16, 2024, the Special Meeting was called to order and adjourned to June 14, 2024.
Also on May 16, 2024, representatives of a party (“Party H”) contacted representatives of Vista Outdoor and indicated that Party H was interested in the Sporting Products Business. Representatives of Party H then spoke with representatives of Morgan Stanley and indicated that Party H was interested in pursuing a potential acquisition of the Sporting Products Business. The representatives of Morgan Stanley advised Party H that Vista Outdoor and its representatives are subject to non-solicitation restrictions under the merger agreement with CSG, which Party H acknowledged. As of the date of this proxy statement/prospectus, Vista Outdoor has not received any proposal, offer or further inquiry from Party H with respect to a potential transaction involving Vista Outdoor or the Sporting Products Business.
On May 17, 2024, representatives of MNC delivered a letter to the Vista Outdoor Board reiterating MNC’s continued strong interest in pursuing a transaction to acquire Vista Outdoor, requesting further diligence information and noting that MNC saw a path that would enable it to deliver an improved economic proposal and was working to show a meaningful increase on price.
On May 19, 2024, Morgan Stanley, at the direction of Vista Outdoor, had a call with the financial advisors for CSG to discuss the Transaction, the MNC Revised Indication and the further letter delivered by MNC on May 17, 2024 and to inquire as to whether CSG would be making an offer to improve the terms of the Transaction.
On May 21, 2024, Mr. Vanderbrink and Mr. Nyman held calls with representatives of CSG to discuss CSG potentially making an offer to improve the terms of the Transaction.
Also on May 21, 2024, MNC’s legal counsel delivered to Cravath a revised draft of the merger agreement with respect to the MNC Revised Indication that had previously been provided to Cravath on March 25, 2024.
On May 22, 2024, Mr. Vanderbrink held a call with a representative of CSG to further discuss CSG potentially making an offer to improve the terms of the Transaction.
On May 23, 2024, CSG’s financial advisor, on behalf of CSG, delivered a letter addressed to Mr. Callahan, noting that CSG had determined to increase its purchase price for the Sporting Products Business by $50,000,000.
Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Morgan Stanley and Moelis reviewed with the members of the Vista Outdoor Board CSG’s proposed increase to its purchase price for the Sporting Products Business and the financial terms set out in the MNC Revised Indication. The Vista Outdoor Board asked questions and then further considered and discussed CSG’s proposed increase to its purchase price for the Sporting Products Business and the MNC Revised Indication, noting that MNC had not delivered an improved economic proposal. The Vista Outdoor Board also discussed delivering to its stockholders (i) the $50,000,000 increase in the purchase price together with (ii) a portion of the excess cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes as well as changes to the treatment of certain Vista Outdoor RSUs held by Vista Outdoor employees to the extent necessary to avoid certain adverse tax consequences to such employees and Vista Outdoor (the “Merger Agreement Amendments”). Following such discussion, the members of the Vista Outdoor Board expressed support for the Merger Agreement Amendments. Representatives of Cravath also reviewed with members of the Vista Outdoor Board upcoming milestones relating to the Transaction and certain process matters in connection therewith.
Later that evening, representatives of Cravath sent draft documentation effecting the Merger Agreement Amendments to Clifford Chance, revised drafts of which were exchanged between Cravath and Clifford Chance on May 26, 2024.
On May 27, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board considered and discussed the Merger Agreement Amendments and the MNC Revised Indication, noting that MNC had still not delivered an improved economic proposal. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions and further considered and discussed the Merger Agreement Amendments. Following such discussion, the Vista Outdoor Board adopted resolutions approving the documentation effecting the Merger Agreement Amendments. The Vista Outdoor Board asked questions and further considered and discussed the MNC Revised Indication. Following discussion, the Vista Outdoor Board determined that the MNC Revised Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected.
Later that evening, the documentation effecting the Merger Agreement Amendments was executed and delivered by the parties thereto.
On the morning of May 28, 2024, before the opening of trading on NYSE, Vista Outdoor issued (i) a press release and Current Report on Form 8-K announcing the Merger Agreement Amendments and (ii) a letter to MNC notifying MNC of the rejection of the MNC Revised Indication and a press release setting forth the text of that letter.
On June 3, 2024, a representative of Investor 1 delivered a letter to Mr. Callahan expressing Investor 1’s interest in pursuing a transaction to acquire the Sporting Products Business in an all-cash transaction for $1.91 billion, on a cash-free debt-free basis (the “Investor 1 First Indication”).
On June 5, 2024, a representative of Investor 1 contacted Mr. Callahan to convey that Investor 1 proposed to reimburse Vista Outdoor for (i) half of the $47,750,000 termination fee that would be payable by Vista Outdoor to CSG in the event that the Vista Outdoor Board determined to terminate the merger agreement with CSG and enter into a transaction with Investor 1 and (ii) $750,000, representing Investor 1’s 25% share of the expense reimbursement amount paid to MNC on November 16, 2023, resulting in the Investor 1 First Indication having an effective proposed purchase price of $1,886,875,000.
On June 6, 2024, MNC delivered a letter to the Vista Outdoor Board pursuant to which MNC expressed interest in acquiring Vista Outdoor in an all-cash transaction for $39.50 per share of Vista Outdoor Common Stock (the “MNC Third Indication”) together with draft documentation with respect to debt financing commitments. That same morning, MNC issued a press release with respect to the MNC Third Indication.
Later that morning, Mr. Vanderbrink and a representative of CSG had a call to discuss the Investor 1 First Indication and the MNC Third Indication. The representative of CSG informed Mr. Vanderbrink that CSG did not intend to make an offer to change the terms of the Transaction at the current time based on CSG’s belief that the Transaction is superior from a financial point of view to both the Investor 1 First Indication and the MNC Third Indication.
On June 6, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board reviewed the Investor 1 First Indication and the MNC Third Indication. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions and further considered and discussed the Investor 1 First Indication. Following discussion, the Vista Outdoor Board determined that the Investor 1 First Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected.
On June 7, 2024, Vista Outdoor delivered a letter to Investor 1 notifying Investor 1 of the rejection of the Investor 1 First Indication.
Later that day, a representative of Investor 1 delivered a further letter to Mr. Callahan expressing Investor 1’s interest in pursuing a transaction to acquire the Sporting Products Business in an all-cash transaction for $2,008,500,000, on a cash-free debt-free basis (the “Investor 1 Second Indication”). The $47,750,000 termination fee payable to CSG in the event that Vista Outdoor determined to terminate the merger agreement with CSG and enter into a transaction with Investor 1 would be payable by Vista Outdoor, resulting in the Investor 1 Second Indication having an effective proposed purchase price of $1,960,750,000.
Later that day, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board reviewed the Investor 1 Second Indication and the MNC Third Indication. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the framework under the merger agreement with CSG for the Vista

Outdoor Board’s review of alternative proposals. The Vista Outdoor Board asked questions and further considered and discussed the Investor 1 Second Indication. Following such discussion, the Vista Outdoor Board determined that (i) the Investor 1 Second Indication would reasonably be expected to lead to a Company Superior Proposal (as defined in the merger agreement with CSG) and (ii) the failure to engage in discussions and negotiations with Investor 1 with respect to the Investor 1 Second Indication would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (the “June 7 Determination”). The Vista Outdoor Board then resolved to authorize Vista Outdoor management to, subject to entry into a non-disclosure agreement with Investor 1 in accordance with the terms of the merger agreement with CSG, (i) engage in discussions and negotiations with Investor 1 with respect to the Investor 1 Second Indication and (ii) provide to Investor 1 certain non-public information requested by Investor 1.
Later that evening, Mr. Vanderbrink called a representative of Investor 1 to notify them of the June 7 Determination. Following that call, Mr. Vanderbrink sent Investor 1 a letter stating the June 7 Determination and a draft non-disclosure agreement between Vista Outdoor and Investor 1 (the “Investor 1 NDA”). On June 8, 2024, representatives of Investor 1 and Cravath negotiated the terms of the Investor 1 NDA and Vista Outdoor and Investor 1 entered into the Investor 1 NDA later that day.
On June 8, 2024, representatives of Morgan Stanley and representatives of JPM had a call to discuss the Investor 1 Second Indication and the MNC Third Indication. On June 8 and June 9, 2024, Mr. Vanderbrink and representatives of CSG had calls to discuss the Investor 1 Second Indication and the MNC Third Indication. The representatives of CSG informed Mr. Vanderbrink that CSG did not intend to make an offer to change the terms of the Transaction at the current time.
On June 9, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Morgan Stanley and Moelis presented, solely for information purposes, their financial analyses of the MNC Third Indication and representatives of Cravath reviewed with the members of the Vista Outdoor Board the details of the proposed financing for the MNC Third Indication that had been provided by MNC to date. Representatives of Cravath also reviewed with the members of the Vista Outdoor Board their fiduciary duties and the framework under the merger agreement with CSG for the Vista Outdoor Board’s review of alternative proposals. The Vista Outdoor Board asked questions and then further considered and discussed the MNC Third Indication. Following discussion, the Vista Outdoor Board determined that the MNC Third Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected. Also at the meeting, the Vista Outdoor Board discussed whether to authorize the adjournment of the Special Meeting scheduled for June 14, 2024 to enable Vista Outdoor to engage with Investor 1 and communicate with its stockholders prior to the Special Meeting. Following the discussion, the Vista Outdoor Board authorized the adjournment of the Special Meeting to July 2, 2024.
Later that day, at the request of representatives of Investor 1, Mr. Vanderbrink attended an in-person dinner with representatives of Investor 1 ahead of a diligence meeting scheduled for the following day.
On the morning of June 10, 2024, before the opening of trading on NYSE, Vista Outdoor issued (i) a letter to MNC notifying MNC of the rejection of the MNC Third Indication and a press release setting forth the text of that letter and (ii) a press release confirming that it was engaging in discussions with Investor 1 and would be adjourning the Special Meeting originally scheduled for June 14, 2024 to July 2, 2024 to enable Vista Outdoor to engage with Investor 1 and communicate with its stockholders prior to the Special Meeting.
Later that day, representatives of Morgan Stanley granted representatives of Investor 1 access to a virtual data room established by Vista Outdoor with respect to the Sporting Products Business.
On June 10, 2024, various calls and meetings were held between representatives of Vista Outdoor and its external advisors and representatives of Investor 1 and its external advisors.
On the evening of June 10, 2024, representatives of MNC’s legal counsel delivered a letter to the Vista Outdoor Board notifying it of certain contractual agreements between Investor 1 and MNC that purportedly restricted Investor 1’s ability to submit an offer for the Sporting Products Business. From June 10, 2024 to June 13, 2024,

representatives of Vista Outdoor and its external advisors, and representatives of Investor 1 and its external advisors, held various calls to discuss the allegations made by MNC and related matters.
On June 11, 2024, representatives of MNC’s legal counsel delivered to representatives of Cravath a copy of a letter from MNC’s legal counsel to Investor 1 detailing MNC’s allegations with respect to the contractual agreements between Investor 1 and MNC, which letter was shared with Vista Outdoor.
On June 13, 2024, representatives of MNC’s legal counsel delivered a letter to representatives of Cravath requesting that Vista Outdoor confirm it would terminate its engagement with Investor 1 in furtherance of any potential transaction.
On June 14, 2024, representatives of Investor 1 informed representatives of Vista Outdoor that the Investor 1 Second Indication was withdrawn.
On June 16, 2024, MNC delivered a letter to the Vista Outdoor Board (the “MNC June 16 Letter”) reiterating MNC’s continued interest in pursuing the MNC Third Indication, which had been rejected by the Vista Outdoor Board on June 10, 2024.
On June 18, 2024, Mr. Gottfredson called Mr. Callahan and informed him that MNC was working to put together committed financing in connection with another potential indication of interest.
On June 20 and June 21, 2024, Mr. Ehrich, Mr. Vanderbrink, representatives of Morgan Stanley, representatives of CSG and representatives of JPM held various calls to discuss the Transaction and the upcoming stockholder meeting on July 2, 2024. During such discussion, a representative of CSG indicated that CSG would be willing to consider increasing the purchase price for the Sporting Products Business by $40,000,000.
On June 21, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the members of the Vista Outdoor Board discussed CSG’s proposed increase to its purchase price for the Sporting Products Business. The Vista Outdoor Board also discussed delivering to its stockholders (i) the $40,000,000 increase in the purchase price together with (ii) a portion of the excess cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction.
The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes (the “Second Merger Agreement Amendment”). Following such discussion, the members of the Vista Outdoor Board expressed support for the Second Merger Agreement Amendment. The Vista Outdoor Board also discussed the MNC June 16 Letter. The Vista Outdoor Board agreed that, since the MNC June 16 Letter just reiterated the MNC Third Indication (which had been rejected by the Vista Outdoor Board on June 10, 2024), no further action with respect to the MNC June 16 Letter was required. Representatives of Cravath also reviewed with members of the Vista Outdoor Board upcoming milestones relating to the Transaction and certain process matters in connection therewith.
Later that day, representatives of Cravath sent draft documentation effecting the Second Merger Agreement Amendment to Clifford Chance, revised drafts of which were exchanged between Cravath and Clifford Chance on June 22, 2024.
On June 22, 2024, a representative of Investor 1 called Mr. Callahan and informed him that Investor 1 was considering submitting a revised indication of interest.
On June 23, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board considered and discussed the Second Merger Agreement Amendment.
Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties. The Vista Outdoor Board asked questions and further considered and discussed the Second Merger Agreement Amendment. Following such discussion, the Vista Outdoor Board adopted resolutions approving the documentation effecting the Second Merger Agreement Amendment.

Later that day, the documentation effecting the Second Merger Agreement Amendment was executed and delivered by the parties thereto.
On the morning of June 24, 2024, before the opening of trading on NYSE, Vista Outdoor issued a press release and Current Report on Form 8-K announcing the Second Merger Agreement Amendment.
On the morning of June 26, 2024, MNC delivered a letter to the Vista Outdoor Board pursuant to which MNC expressed what it described as its final effort to acquire Vista Outdoor in an all-cash transaction for $42.00 per share of Vista Outdoor Common Stock (the “MNC Fourth Indication”). That same morning, MNC issued a press release describing the MNC Fourth Indication.
On June 26, 2024, a meeting of the Vista Outdoor Board was held. At the meeting, the Vista Outdoor Board authorized the adjournment of the Special Meeting that had been scheduled to be held on July 2, 2024 to July 23, 2024 to enable Vista Outdoor to engage with stockholders prior to the vote in light of recent developments.
Also on June 26, 2024, a representative of Investor 1 called Mr. Callahan and informed him that Investor 1 was not involved in the MNC Fourth Indication and was monitoring the developments with respect to Vista Outdoor and the Transaction.
Also on June 26, 2024, representatives of Cravath contacted representatives of MNC to request certain information in connection with MNC’s proposed debt and equity financing and transaction documentation required in order for the Vista Outdoor Board to assess the MNC Fourth Indication, solely in order to clarify the terms and conditions of the MNC Fourth Indication.
On June 27, 2024, the Vista Outdoor Board issued a letter to MNC and a press release requesting that MNC provide certain information in connection with MNC’s proposed debt and equity financing and transaction documentation required in order for the Vista Outdoor Board to assess the MNC Fourth Indication, solely in order to clarify the terms and conditions of the MNC Fourth Indication, by no later than 9:00 a.m. ET on July 1, 2024.
On July 1, 2024, MNC’s legal counsel delivered to Cravath a revised draft of the merger agreement and certain information relating to the proposed debt and equity financing, each with respect to the MNC Fourth Indication. The information provided by MNC reflected a different financing structure than MNC had identified in connection with the MNC Fourth Indication on June 26, 2024.
Later that morning, a representative of Investor 1 called Mr. Callahan and reiterated that Investor 1 was not involved in the MNC Fourth Indication and was continuing to monitor the developments with respect to Vista Outdoor and the Transaction.
Also on July 1, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board considered and discussed the materials that MNC had provided in response to Vista Outdoor’s request that MNC provide (i) the identity of each of the sources of the proposed debt and equity financing for the MNC Fourth Indication, (ii) copies of the commitment letters with respect to the proposed debt and equity financing for such indication (together with all exhibits thereto and any related documents) and (iii) a copy of the merger agreement MNC proposed to execute in connection with such indication.
From July 1 to July 7, 2024, Mr. Ehrich, Mr. Vanderbrink, representatives of Morgan Stanley, representatives of CSG and representatives of JPM held various calls to discuss the MNC Fourth Indication and whether CSG would be increasing the purchase price for the Sporting Products Business in response to the MNC Fourth Indication.
On July 2, 2024, a meeting of the Vista Outdoor Board was held. At the meeting, the Vista Outdoor Board discussed that CSG was considering increasing the purchase price for the Sporting Products Business in response to the MNC Fourth Indication. The Vista Outdoor Board also considered and discussed the MNC Fourth Indication.
On July 5, 2024, MNC delivered a letter to the Vista Outdoor Board reiterating MNC’s desire to engage with Vista Outdoor on the MNC Fourth Indication and stating that the MNC Fourth Indication was MNC’s final effort to acquire Vista Outdoor and that MNC could not see any possible basis or reason to further raise the price set forth in the MNC Fourth Indication.
On July 7, 2024, a representative of CSG informed representatives of Vista Outdoor that CSG had determined to increase its the purchase price for the Sporting Products Business by $100,000,000.
Also on July 7, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. Members of the Vista Outdoor Board discussed CSG’s proposed increase to its purchase price for the Sporting Products Business. The Vista Outdoor Board also discussed delivering to its stockholders (i) the $100,000,000 increase in the purchase price together with (ii) a portion of the excess cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction by increasing the cash consideration in the Transaction to $21.00 per share of Vista Outdoor Common Stock. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes (the “Third Merger Agreement Amendment”). The Vista Outdoor Board also discussed the MNC Fourth Indication. Representatives of Morgan Stanley reviewed their financial analysis of the MNC Fourth Indication and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as would be set forth in Morgan Stanley’s written opinion, the consideration to be received by Vista Outdoor Stockholders pursuant to the MNC Fourth Indication was inadequate from a financial point of view to such holders. Representatives of Moelis then reviewed Moelis’ financial analysis and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations as would be set forth in Moelis’ written opinion, the MNC Fourth Indication Amount (as defined in the section entitled “—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189 of this proxy statement/prospectus) was inadequate from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount (as defined in the section entitled “—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189 of this proxy statement/prospectus). For a detailed discussion of Morgan Stanley’s and Moelis’ opinions see the sections entitled “—Morgan Stanley & Co. LLC—Inadequacy Opinion of Morgan Stanley & Co. LLC” and “—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on pages 154 and 189 of this proxy statement/prospectus. The Vista Outdoor Board asked questions and then further considered and discussed the Third Merger Agreement Amendment and the MNC Fourth Indication. Following discussion, the Vista Outdoor Board (i) adopted resolutions approving the documentation effecting the Third Merger Agreement Amendment and (ii) determined that the MNC Fourth Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected.
On the morning of July 8, 2024, before the opening of trading on NYSE, Vista Outdoor issued (i) a Current Report on Form 8-K announcing the Third Merger Agreement Amendment, (ii) a letter to MNC notifying MNC of the rejection of the MNC Fourth Indication and (iii) a press release announcing the Third Merger Agreement Amendment and the Vista Outdoor Board’s determination to reject the MNC Fourth Indication and setting forth the text of the letter to MNC.
From July 10 to July 19, 2024, representatives of Vista Outdoor, representatives of CSG, representatives of Morgan Stanley and representatives of JPM held various calls to discuss the Transaction and the upcoming Special Meeting.
On July 11, 2024, a representative of Investor 1 called Mr. Callahan and informed him that Investor 1 was continuing to monitor the developments with respect to Vista Outdoor and the Transaction. As of the date of this proxy statement/prospectus, no revised indication of interest from Investor 1 has been received.

On July 15, 2024, MNC delivered a letter to the Vista Outdoor Board alleging, among other things, a failure by Vista Outdoor to disclose certain information and reiterating MNC’s desire to engage with Vista Outdoor on the MNC Fourth Indication.
Also on July 15, 2024, MNC issued a press release stating that MNC has absolutely no intention of increasing its $42 per share offer and disclosing portions of the letter MNC delivered to the Vista Outdoor Board on the same day.
On July 17, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board discussed the Transaction and the upcoming Special Meeting. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and other legal matters. The Vista Outdoor Board asked questions and further discussed the Transaction and the upcoming Special Meeting.
On July 20, 2024, a representative of CSG informed representatives of Vista Outdoor that CSG had determined to increase its purchase price for the Sporting Products Business by $50,000,000.
On July 21, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties.
Members of the Vista Outdoor Board discussed CSG’s proposed increase to its purchase price for the Sporting Products Business. The Vista Outdoor Board discussed delivering to its stockholders (i) the $50,000,000 increase in the purchase price together with (ii) a portion of the cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction by increasing the cash consideration in the Transaction to $24.00 per share of Vista Outdoor Common Stock. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes (the “Fourth Merger Agreement Amendment”). The Vista Outdoor Board asked questions and further considered and discussed the Fourth Merger Agreement Amendment, the Transaction and the upcoming Special Meeting. Following such discussion, the Vista Outdoor Board adopted resolutions approving the documentation effecting the Fourth Merger Agreement Amendment and authorized the adjournment of the Special Meeting scheduled to be held on July 23, 2024 to July 30, 2024 to enable Vista Outdoor to engage with stockholders prior to the vote in light of recent developments.
On the morning of July 22, 2024, before the opening of trading on NYSE, Vista Outdoor (i) filed a Current Report on Form 8-K announcing the Fourth Merger Agreement Amendment and (ii) issued a press release announcing the Fourth Merger Agreement Amendment and the adjournment of the Special Meeting from July 23, 2024 to July 30, 2024.
Between July 24 and July 30, 2024, representatives of Vista Outdoor, Morgan Stanley and Cravath held various meetings to discuss Vista Outdoor potentially reviewing strategic alternatives, including exploring alternatives for the Outdoor Products Business.
On July 26, 2024, a representative of MNC delivered a letter to Vista Outdoor reaffirming MNC’s revised indication of interest pursuant to which MNC expressed its interest in acquiring Vista Outdoor in an all-cash transaction for $42.00 per share of Vista Outdoor common stock (the “MNC Fifth Indication”) and noting, among other things, that if there was a reason or basis to increase its offer price MNC would do so. The MNC Fifth Indication contemplated, consistent with the prior MNC indications, that MNC would sell the Outdoor Products Business to SVP immediately following the closing of MNC’s acquisition of Vista Outdoor.
Also on July 26, 2024, representatives of MNC’s legal counsel delivered a letter to representatives of Cravath requesting that Vista Outdoor confirm it would terminate its engagement with Investor 1 in furtherance of any potential transaction.
Between July 24 and September 12, 2024, representatives of CSG and Vista Outdoor held discussions, including a management presentation on July 27, 2024, regarding the Outdoor Products Business and potential strategic transactions, including with respect to a potential minority equity investment in Outdoor Products and interest in specific segments of the Outdoor Products Business.
On July 29, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board discussed Vista Outdoor potentially reviewing strategic alternatives, including exploring alternatives for the Outdoor Products Business. Also at the meeting, following discussion regarding MNC’s statement that it would be willing to increase its offer price if there was a reason or basis to do so, the Vista Outdoor Board determined that (i) the MNC Fifth Indication would reasonably be expected to lead to a Company Superior Proposal (as defined in the merger agreement with CSG) and (ii) the failure to engage in discussions and negotiations with MNC with respect to the MNC Fifth Indication would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. The Vista Outdoor Board then discussed whether to authorize the adjournment of the Special Meeting scheduled for July 30, 2024 to enable Vista Outdoor to review strategic alternatives, including exploration of alternatives for Outdoor Products Business (including with CSG) and engagement with MNC with respect to the MNC Fifth Indication.
Following discussion, the Vista Outdoor Board authorized the adjournment of the Special Meeting to September 13, 2024. On the morning of July 30, 2024, before the opening of trading on NYSE, Vista Outdoor issued a press release announcing the adjournment of the Special Meeting from July 30, 2024 to September 13, 2024 and the strategic alternatives review, including exploration of alternatives for the Outdoor Products Business (including with CSG) and engagement with MNC.
On July 30, 2024, Mr. Vanderbrink contacted Mr. Gottfredson to notify Mr. Gottfredson that, while the Vista Outdoor Board did not consider the MNC Fifth Indication to constitute a Company Superior Proposal, the Vista Outdoor Board had determined the MNC Fifth Indication met the standard under the merger agreement with CSG permitting engagement with MNC, and had accordingly authorized management to engage with MNC in connection with the MNC Fifth Indication.
Between August 5, 2024 and September 17, 2024, representatives of Vista Outdoor and its advisors provided additional diligence materials to MNC, its proposed debt and equity financing sources and their respective representatives and advisors. Vista Outdoor held diligence calls with MNC, its proposed debt and equity financing sources and their respective representatives and advisors on August 8, August 9, August 14, August 15, August 20, August 26, August 29, September 5, September 9 and September 13, 2024. Between September 2022 and September 2024, Vista Outdoor provided MNC, its proposed debt and equity financing sources and their respective representatives and advisors access to approximately 5,800 documents, answered over 1,300 data requests and held more than 50 diligence meetings.
From late July to early September 2024, Morgan Stanley conducted a broad outreach to, and received unsolicited inbounds from, both financial sponsors and strategic parties that might be interested in an investment in or acquisition of the Outdoor Products Business (the “Outdoor Products Process”). Vista Outdoor negotiated and executed non-disclosure agreements with ten parties and, following execution of non-disclosure agreements (none of which contained standstill restrictions), granted such parties access to a virtual data room with information regarding the Outdoor Products Business. Representatives of Vista Outdoor held management presentations with six parties, including CSG, to discuss the Outdoor Products Business and potential strategic transactions, including with respect to a potential minority equity investment in Outdoor Products and interest in specific segments of the Outdoor Products Business.
During the same period, Vista Outdoor had preliminary discussions with two parties with respect to a minority equity investment in Outdoor Products and received one highly preliminary indication of interest for a minority equity investment in Outdoor Products on terms less favorable than the CSG Outdoor Products Investment (as defined below).
On August 7, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board discussed the MNC Fifth Indication. Representatives of Morgan Stanley and representatives of Cravath noted that they were in the process of scheduling diligence calls with and responding to diligence requests from MNC and organizing reverse due diligence calls with MNC and its advisors with respect to the proposed debt and equity financing arrangements for the MNC Fifth Indication. Representatives of Morgan Stanley also provided the Vista Outdoor Board with an update on the status of the strategic alternatives review announced by Vista Outdoor on July 30, 2024, including the Outdoor Products Process.
Representatives of Vista Outdoor and its advisors held reverse diligence calls with MNC, its proposed debt and equity financing sources and their respective representatives and advisors in connection with MNC’s proposed debt and equity financing arrangements for the MNC Fifth Indication on August 14, August 20, August 29 and September 5, 2024.
On August 13, 2024, Mr. Callahan held a call with Mr. Gottfredson to discuss the MNC Fifth Indication. During that call, Mr. Gottfredson indicated that he was working with the proposed debt and equity financing sources for the MNC Fifth Indication to provide financing commitment documents. Mr. Gottfredson also indicated that MNC was prepared to make an improved offer.
On August 14, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Morgan Stanley provided an update on the strategic alternatives review announced by Vista Outdoor on July 30, 2024, including the Outdoor Products Process.
On August 15, August 23 and August 30, 2024, Mr. Callahan and Mr. Gibbons held calls with Mr. Gottfredson to discuss the MNC Fifth Indication. During those calls, Mr. Callahan, Mr. Gibbons and Mr. Gottfredson discussed the status of MNC’s due diligence as well as the proposed debt and equity financing arrangements for the MNC Fifth Indication. Mr. Callahan also noted to Mr. Gottfredson that Vista Outdoor was expecting to receive an improved offer from MNC.
Between August 22 and September 16, 2024, representatives of Cravath and legal counsel for MNC and its debt and equity financing sources exchanged drafts of various transaction documents for the transactions contemplated by the MNC Fifth Indication, including a draft merger agreement, draft equity and debt commitment letters, draft limited guarantees and a draft letter of credit.
Throughout late August and early September 2024, representatives of Vista Outdoor, CSG and their respective advisors held various calls to discuss a potential minority equity investment in Outdoor Products by CSG. Between September 9, 2024 and September 12, 2024, Cravath and Clifford Chance exchanged drafts of documentation with respect to a potential minority equity investment in Outdoor Products by CSG.
On September 5, 2024, Mr. Callahan and Mr. McArthur held a call with Mr. Gottfredson during which Mr. Gottfredson noted that MNC planned to submit an improved offer by September 6, 2024.
On September 6, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board discussed the ongoing review of strategic alternatives, including engagement with MNC with respect to the MNC Fifth Indication and the Outdoor Products Process (including discussions with CSG) and related matters.
Late in the evening on September 6, 2024, MNC delivered a letter to the Vista Outdoor Board containing a proposal stated to expire on Monday, September 9, 2024 pursuant to which MNC proposed to acquire Vista Outdoor for $43.00 per share in cash (the “MNC September 6 Proposal”).
On September 7, 2024, Mr. Callahan and Mr. Gibbons held a call with Mr. Gottfredson. Mr. Callahan expressed disappointment to Mr. Gottfredson regarding the MNC September 6 Proposal, particularly the expiration of the MNC September 6 Proposal on September 9, 2024 and the fact that the MNC September 6 Proposal represented a decrease in enterprise value relative to the MNC Fifth Indication when considering Vista Outdoor’s cash generated and lower net debt.

Later on September 7, 2024, Mr. Jeffrey Gates called Mr. Nyman to inform Mr. Nyman that Gates Capital Management planned to participate as an equity financing source in the transaction contemplated by the MNC September 6 Proposal.
On September 9, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board discussed the MNC September 6 Proposal and whether to authorize the adjournment of the Special Meeting scheduled for September 13, 2024 in light of Vista Outdoor’s ongoing review of strategic alternatives, including engagement with MNC with respect to the MNC September 6 Proposal and the Outdoor Products Process (including discussions with CSG) and related matters. Following the discussion, the Vista Outdoor Board authorized the adjournment of the Special Meeting to September 27, 2024.
On the morning of September 10, 2024, before the opening of trading on NYSE, Vista Outdoor issued a press release announcing the adjournment of the meeting from September 13, 2024 to September 27, 2024.
Later on September 10, 2024, Mr. Callahan and Mr. Gibbons held a call with Mr. Gottfredson and a representative of SVP, during which call Mr. Callahan indicated that Vista Outdoor would continue to engage with MNC and its proposed debt and equity financing sources.
On September 11, 2024, CSG and Vista Outdoor reached an agreement in principle with respect to a minority investment by CSG in Outdoor Products, pursuant to which Merger Sub Parent would purchase 7.5% of the fully diluted outstanding shares of Outdoor Products Common Stock as of the Closing for an aggregate purchase price of $150,000,000 (such purchase, the “CSG Outdoor Products Investment”).
On September 12, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board considered and discussed the MNC September 6 Proposal. The Vista Outdoor Board also considered and discussed the CSG Outdoor Products Investment. The Vista Outdoor Board discussed delivering to Vista Outdoor’s stockholders (i) the $150,000,000 purchase price under the CSG Outdoor Products Investment with (ii) a portion of the cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction by increasing the cash consideration in the Transaction to $28.00 per share of Vista Outdoor Common Stock. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes (the “Fifth Merger Agreement Amendment”). Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions and further considered and discussed the Fifth Merger Agreement Amendment. Following such discussion, the Vista Outdoor Board adopted resolutions approving the documentation effecting the Fifth Merger Agreement Amendment. In addition, the Vista Outdoor Board directed management, Morgan Stanley and Cravath to continue to engage with MNC with respect to MNC September 6 Proposal to see if MNC could deliver a superior value for Vista Outdoor’s stockholders.
On the morning of September 13, 2024, before the opening of trading on NYSE, Vista Outdoor issued a Current Report on Form 8-K and press release announcing the Fifth Merger Agreement Amendment.
On September 13, 2024, Mr. Callahan and Mr. Gibbons held a call with Mr. Gottfredson and a representative of SVP, during which call Mr. Callahan requested that MNC deliver its best and final offer by 9:00 am Eastern Time on September 17, 2024.
On September 15, 2024, representatives of SVP reached out to representatives of Vista Outdoor and CSG to discuss a potential transaction involving SVP, Vista Outdoor and CSG pursuant to which SVP would acquire the Outdoor Products Business. SVP made a proposal to Vista Outdoor and CSG pursuant to which SVP would acquire the Outdoor Products Business for an imputed value of $1.06 billion (the “SVP September 15 Proposal”).
On September 16, 2024, Mr. Nyman and a representative of CSG held a call with a representative of SVP and conveyed that, while Vista Outdoor and CSG were still reviewing the SVP September 15 Proposal, the $1.06 billion imputed valuation ascribed to the Outdoor Products Business in such proposal was lower than SVP’s proposed equity commitment in the MNC September 6 Proposal. Mr. Nyman and the representative of CSG then asked SVP to revert to Vista Outdoor and CSG with an improved offer by no later than the morning of September 17, 2024.
On September 17, 2024, SVP provided a revised proposal to Vista Outdoor and CSG pursuant to which SVP would acquire the Outdoor Products Business for $1.10 billion (the “SVP September 17 Proposal”).
Later on September 17, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board reviewed the MNC September 6 Proposal and the SVP September 17 Proposal. At the meeting, representatives of Morgan Stanley and Moelis presented, solely for information purposes, their financial analyses of the MNC September 6 Proposal. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. The Vista Outdoor Board asked questions and further considered and discussed the MNC September 6 Proposal. Following discussion, the Vista Outdoor Board determined that the MNC September 6 Proposal would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected. The Vista Outdoor Board also further considered and discussed the SVP September 17 Proposal and determined to further engage with SVP with respect to the potential acquisition of the Outdoor Products Business by SVP. The Vista Outdoor Board also reaffirmed its recommendation that Vista Outdoor stockholders adopt the merger agreement with CSG.
On the morning of September 18, 2024, before the opening of trading on NYSE, Vista Outdoor issued a press release announcing the Vista Outdoor Board’s determination to reject the MNC September 6 Proposal and reaffirming the Vista Outdoor Board’s recommendation that Vista Outdoor stockholders adopt the merger agreement with CSG.
On September 18, 2024, a representative of SVP contacted a representative of Cravath to clarify that SVP was only interested in purchasing the Outdoor Products Business as part of a revised transaction with CSG in which all of Vista Outdoor would be sold and that SVP would not have any interest in purchasing the Outdoor Products Business after the closing of the Transaction with CSG.
On September 19, 2024, SVP provided Vista Outdoor and CSG with further details regarding the SVP September 17 Proposal including, among other things, that it required the Separation Agreement to be amended to provide that certain liabilities be retained by Vista Outdoor rather than Revelyst.
Between September 19 and October 1, 2024, representatives of CSG, Vista Outdoor, SVP and their respective advisors held various calls to discuss the SVP September 17 Proposal, including the proposed allocation of liabilities to be transferred to, assumed by or retained by Vista Outdoor and Revelyst, the treatment of the CSG Outdoor Products Investment in the Revelyst Transaction, the timing for the finalization of the purchase price adjustments in connection with the closing of the Transaction and whether Revelyst would be required to have a minimum amount of cash and cash equivalents (such amount, the “Revelyst Minimum Cash Amount”) immediately following the Transaction. On a number of these calls, representatives of Vista Outdoor conveyed to representatives of SVP and CSG that the aggregate purchase price for the Transaction and SVP’s proposed acquisition of the Outdoor Products Business would need to be increased relative to the value reflected in the SVP September 17 Proposal and the existing merger agreement with CSG (if the CSG Outdoor Products Investment were eliminated).
On September 20, 2024, MNC issued a press release announcing that it was not withdrawing, and did not intend to reduce, the MNC September 6 Proposal and that MNC had been advised by SVP that SVP had approached Vista Outdoor and CSG regarding a transaction.
Between September 21 and October 1, 2024, representatives of Cravath and legal counsel for SVP and CSG exchanged drafts of various transaction documents in connection with the SVP September 17 Proposal, including a merger agreement, an equity commitment letter and a limited guarantee for the acquisition of Revelyst and an amended and restated separation agreement.
On September 20, 22, 27 and 28, 2024, meetings of the Vista Outdoor Board were held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn in attendance. At the meetings, the Vista Outdoor Board received updates from Vista Outdoor management and advisors on the status of negotiations among Vista Outdoor, CSG and SVP with respect to the SVP September 17 Proposal, asked various questions of Vista Outdoor management and advisors and discussed the terms of the SVP September 17 Proposal.
On September 23, 2024, Mr. Gottfredson contacted Mr. Callahan and noted that MNC remained interested in acquiring Vista Outdoor if SVP, CSG and Vista Outdoor were unable to reach an agreement with respect to a transaction and if SVP participated in the MNC consortium.
On September 29, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn in attendance. At the meeting, the Vista Outdoor Board received updates from Vista Outdoor management and advisors on the status of negotiations between CSG, Vista Outdoor and SVP with respect to the SVP September 17 Proposal. The Vista Outdoor Board asked various questions of Vista Outdoor management and advisors and further discussed the terms of the SVP September 17 Proposal. Also at the meeting, the Vista Outdoor Board approved the Updated Sporting Products Base Case Projections (as well as the other Updated Sporting Products Projections) (each as defined in the section entitled “—Certain Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218) for use by Morgan Stanley and Moelis in connection with their respective financial analyses. The Updated Sporting Products Projections consisted of unaudited internal financial projections for the Sporting Products Business (i) for fiscal years 2025 through 2027, which had been previously approved by the Vista Outdoor Board on March 5, 2024, and (ii) for fiscal years 2028 and 2029, based on an extrapolation of those projections for fiscal years 2025 through 2027.
On October 1, 2024, SVP and CSG provided a proposal to Vista Outdoor pursuant to which (i) SVP would acquire the Outdoor Products Business based on an enterprise value of $1.125 billion, to be financed by fully committed equity financing, (ii) the CSG Outdoor Products Investment would be eliminated and (iii) CSG would increase the Base Purchase Price for the Transaction by $75,000,000 to $2.225 billion (such proposal, the “SVP-CSG October 1 Proposal”).
Between October 1 and October 4, 2024, representatives of CSG, Vista Outdoor, SVP and their respective advisors held various calls to discuss the SVP-CSG October 1 Proposal. The parties finalized the proposed allocation of liabilities to be transferred to, assumed by or retained by Vista Outdoor and Revelyst, agreed to shorten the timing for the finalization of the purchase price adjustments in connection with the closing of the Transaction and agreed that the Revelyst Minimum Cash Amount would be $60 million. Also between October 1 and October 4, 2024, representatives of Cravath and legal counsel for SVP and CSG exchanged drafts of various transaction documents in connection therewith, including the merger agreement, the equity commitment letter and the limited guarantee for the acquisition of Revelyst, the amended and restated separation agreement and an amendment to the merger agreement with CSG.
On October 1 and October 2, 2024, meetings of the Vista Outdoor Board were held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn in attendance. At the meetings, the Vista Outdoor Board discussed the SVP-CSG October 1 Proposal and received updates from Vista Outdoor management on the status of negotiations among Vista Outdoor, CSG and SVP with respect to the SVP-CSG October 1 Proposal, asked various questions of Vista Outdoor management and advisors and discussed the terms of the SVP-CSG October 1 Proposal.
On October 4, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties. The Vista Outdoor Board then received an update from Vista Outdoor management regarding conversations with, and feedback received from, Vista Outdoor stockholders and Vista Outdoor’s proxy solicitor, as a result of which Vista Outdoor management provided its view that the Transaction was not likely to be approved by Vista Outdoor stockholders without entry into the Sixth Merger Agreement Amendment (as defined below), the Amended and Restated Separation Agreement and the transaction documents for the Revelyst Transaction. The Vista Outdoor Board then asked various questions of management and advisors and discussion ensued. Following such discussion, the Vista Outdoor Board directed each of Morgan Stanley and Moelis to assume for the purposes of their financial analyses that consummation of the Transaction had effectively become contingent upon entry into Sixth Merger Agreement Amendment (as defined below), the Amended and Restated Separation Agreement and the transaction documents for the Revelyst Transaction, given that it was the view of Vista Outdoor management (based on conversations with, and feedback received from, Vista Outdoor stockholders and Vista Outdoor’s proxy solicitor) that the Transaction would not likely be approved by Vista Outdoor stockholders unless such documents were entered into.
Representatives of Morgan Stanley and Moelis then reviewed with the Vista Outdoor Board their respective financial analysis. Following such review, representatives of Cravath then reviewed with the Vista Outdoor Board the proposed contractual terms of the Amended and Restated Separation Agreement, the transaction documents for the Revelyst Transaction and an amendment to the merger agreement with CSG to (i) eliminate the CSG Outdoor Products Investment, (ii) change the cash consideration payable per share in the Transaction from $28.00 to $25.75 (due to the elimination of the CSG Outdoor Products Investment and the Revelyst Minimum Cash Amount of $60 million), (iii) increase the Base Purchase Price payable by CSG by $75,000,000 to $2.225 billion and (iv) extend the End Date under the merger agreement with CSG from October 15, 2024 to December 11, 2024 (such amendment, the “Sixth Merger Agreement Amendment”). The Vista Outdoor Board then asked various questions of Vista Outdoor management and advisors and reviewed and discussed the terms of the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the transaction documents for the Revelyst Transaction.
At the Vista Outdoor Board’s request, representatives of Morgan Stanley then rendered an oral opinion that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as would be set forth in Morgan Stanley’s written opinion, the Aggregate Base Purchase Price (as defined in Morgan Stanley’s written opinion) was, in the aggregate, fair from a financial point of view to the Covered Holders (as defined in Morgan Stanley’s written opinion). At the Vista Outdoor Board’s request, representatives of Moelis then rendered an oral opinion, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations as would be set forth in Moelis’ written opinion, the Base Purchase Price set forth in the merger agreement with CSG, together with the Revelyst Base Purchase Price (as defined in Moelis’ written opinion) set forth in the Revelyst Merger Agreement, were, in the aggregate, fair from a financial point of view to Covered Holders (as defined in Moelis’ written opinion) of Vista Outdoor Common Stock. The Vista Outdoor Board then asked various questions of management and advisors and discussion ensued. The Vista Outdoor Board then voted unanimously to (i) approve the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the transaction documents for the Revelyst Transaction and (ii) authorize and direct Vista Outdoor in its capacity as the sole stockholder of Revelyst to approve and adopt the Revelyst Merger Agreement.
Following the conclusion of the Vista Outdoor Board meeting, the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the transaction documents for the Revelyst Transaction were subsequently executed and delivered by the parties thereto.
Later that evening, Vista Outdoor issued a press release announcing the entry into the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the Revelyst Merger Agreement and Revelyst issued a press release announcing entry into the Revelyst Merger Agreement.
Also later that evening, a meeting of Vista Outdoor in its capacity as the sole stockholder of Revelyst was held at which Vista Outdoor, in such capacity, voted in favor of a proposal to approve and adopt the Revelyst Merger Agreement.
On the morning of October 7, 2024, Vista Outdoor issued a Current Report on Form 8-K announcing entry into the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the transaction documents for the Revelyst Transaction.
Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transactions
On October 15, 2023, the Vista Outdoor Board voted to approve the original transaction documents with CSG and the Original Transaction and to recommend that Vista Outdoor stockholders vote in favor of the Merger Proposal at the EGM.

As described above in the section entitled “—Background of the Transactions” beginning on page 95, in evaluating the Original Transaction, the Vista Outdoor Board held a number of meetings, consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that the Original Transaction provides for a purchase price for the Sporting Products Business of $1.91 billion, all payable at closing, which represents approximately 5x enterprise value to the Sporting Products Business’s fiscal year 2024 (“FY2024E”) EBITDA;
•the Vista Outdoor Board’s process for soliciting offers from third parties for the Sporting Products Business, which included providing such parties with an opportunity to conduct due diligence and meet with members of the Vista Outdoor management team, as described above in the section entitled “—Background of the Transactions” beginning on page 95;
•the fact that the Vista Outdoor Board, beginning in 2021, engaged in an extensive review of strategic alternatives, including the Spin-Off, and ultimately determined that the Original Transaction was the best path (including as compared to the Spin-Off) to maximize value for Vista Outdoor stockholders, including due to the expected payment of approximately $750 million of cash consideration ($12.90 per share of Vista Outdoor Common Stock) in the Original Transaction, which would lock in certainty of value for Vista Outdoor stockholders in the near term, and the ability to capitalize Revelyst’s balance sheet with proceeds from the Original Transaction to accelerate its capital allocation strategy and the growth of the value of the Revelyst business;
•the Vista Outdoor Board’s belief that, based on discussions with CSG and other potential counterparties, the Base Purchase Price under the Original Merger Agreement represented CSG’s best and final offer and the highest proposed purchase price that CSG or other potential counterparties would be willing to pay, and that any request for a higher purchase price or solicitation of additional bids from other third parties would have created meaningful risk that CSG might determine not to enter into the Original Merger Agreement and to terminate negotiations, in which event Vista Outdoor would lose the opportunity to obtain the value of the Merger Consideration under the Original Merger Agreement;
•the Vista Outdoor Board’s understanding of Vista Outdoor’s businesses, operations, financial condition, earnings, strategy and prospects (including the risks involved in achieving such prospects), as well as its businesses’ historical and projected financial performance and the risks, uncertainties and challenges facing its businesses and the industries in which they compete;
•the Vista Outdoor Board’s assessment of the anticipated benefits and related stockholder value resulting from the separation of the Outdoor Products Business into an independent public company in connection with the Original Transaction, including that this is expected to (i) enable an enhanced strategic focus with resources to support the Outdoor Products Business’ specific operational needs and growth drivers, (ii) facilitate establishing tailored capital allocation philosophies that are better suited to support the Outdoor Products Business’ distinctive business model and long-term goals, (iii) enhance the Outdoor Products Business’ ability to attract and retain top talent that is ideally suited to execute its strategic and operational objectives, (iv) offer a differentiated and compelling investment opportunity based on the Outdoor Products Business’ particular business model and (v) further cement the Outdoor Products Business’ reputation as the acquirer of choice through continued M&A in the outdoor recreation products marketplace;
•the oral opinion of Morgan Stanley rendered on October 15, 2023, to the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated October 15, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Base Purchase Price in cash, subject to adjustment as set forth in the

Original Merger Agreement and the Original Separation Agreement, to be received by Vista Outdoor, was fair from a financial point of view to Vista Outdoor, as more fully described in the section entitled “—Morgan Stanley & Co. LLC—October 2023 Opinion of Morgan Stanley & Co. LLC” beginning on page 142;
•the oral opinion of Moelis rendered on October 15, 2023, to the Vista Outdoor Independent Directors and the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated October 15, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and other limitations set forth in Moelis’ written opinion, the Base Purchase Price set forth in the Original Merger Agreement was fair, from a financial point of view, to Vista Outdoor, as more fully described in the section entitled “—Moelis & Company LLC—October 2023 Opinion of Moelis & Company LLC” beginning on page 174;
•the fact that the structure of the Original Transaction has corporate level tax of approximately $50 million versus approximately $380 million for a divestiture of the assets of the Sporting Products Business and allows for the tax-efficient return of cash to Vista Outdoor stockholders. For information about the material U.S. federal income tax consequences resulting from the Original Transaction, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237;
•the likelihood that the Original Transaction would be consummated based on, among other things, (i) the level of CSG’s, Merger Sub Parent’s and Merger Sub’s commitments to satisfy the conditions to closing, including the commitment to eliminate each and every impediment to obtaining all necessary or advisable governmental approvals, as more fully described in the section entitled “Merger Agreement— Regulatory Filings; Required Efforts” beginning on page 261, (ii) that Merger Sub Parent’s and Merger Sub’s respective obligations to consummate the Original Transaction are not subject to any condition or contingency with respect to receipt of the Financing and (iii) that Vista Outdoor is entitled to specific performance of CSG’s, Merger Sub Parent’s and Merger Sub’s obligations under the Original Merger Agreement, as more fully described in the section entitled “Merger Agreement—Equitable Relief” beginning on page 271;
•other terms and conditions of the Original Merger Agreement and the other Transaction Documents contemplated by the Original Merger Agreement, including the covenants applicable to each party to those documents; the conditions to consummation of the Merger; the right of the Vista Outdoor Board, under specified circumstances, to engage in discussions regarding alternative transactions and to change its recommendation to Vista Outdoor stockholders with respect to the proposal to adopt the Original Merger Agreement; the circumstances under which the Original Merger Agreement can be terminated; the size of the termination fees associated with a termination and the circumstances in which such fees would be payable; the guaranty provided by CSG under the Original Merger Agreement of the representations, warranties, covenants, agreements and other obligations of Parent and Merger Sub Parent under the Original Merger Agreement and Subscription Agreement, and the agreed allocation of assets and liabilities of the Sporting Products Business and Outdoor Products Business pursuant to the Original Separation Agreement;
•the fact that the terms of the Original Merger Agreement and the other Transaction Documents contemplated by the Original Merger Agreement were the result of extensive arms’-length negotiations; and
•CSG’s business reputation, experience and capabilities.
In reaching the determination described above, the Vista Outdoor Board also considered a variety of countervailing factors, including the following:
•the risk that a different strategic alternative potentially could be more beneficial to Vista Outdoor stockholders than the Original Transaction;

•the possibility that the public announcement or pendency of the Original Transaction could have an adverse effect on Vista Outdoor, including on its ability to maintain relationships with its customers and suppliers, its ability to attract and retain key management and personnel or its operating results and businesses generally, as well as other risks and costs to Vista Outdoor during the potentially significant time period for the pendency of the Original Transaction, including the potential effect of the diversion of management and employee attention from Vista Outdoor’s businesses;
•that the Outdoor Products Business may not achieve all the anticipated benefits of the Original Transaction for a variety of reasons, including, among others, because there may be dis-synergy costs related to the Separation contemplated under the Original Separation Agreement, and because, following the consummation of the Original Transaction, the Outdoor Products Business may be more susceptible to certain economic and market fluctuations and other adverse events than if it were still a part of Vista Outdoor because it will be less diversified than Vista Outdoor prior to the consummation of the Original Transaction;
•the uncertainties regarding the trading price of Outdoor Products Common Stock following the consummation of the Original Transaction, including the risk of volatility in the price of Outdoor Products Common Stock following consummation of the Original Transaction due to sales by stockholders whose investment objectives may not be consistent with holding Outdoor Products Common Stock, and the fact that it may take time for Outdoor Products to attract its optimal stockholder base;
•the challenges and difficulties, foreseen and unforeseen, inherent in fully and successfully separating the operations of the Sporting Products Business and Outdoor Products Business and the costs that will be incurred in connection with the Separation contemplated under the Original Separation Agreement and Outdoor Products becoming a standalone public company, which may include costs to separate shared systems, accounting, tax, legal and other professional services costs and recruiting and relocation costs associated with hiring directors and management who are new to Outdoor Products;
•the loss of scale and cash flow from the Sporting Products Business and increased costs that Outdoor Products may incur following consummation of the Original Transaction, noting that, as part of Vista Outdoor, the Outdoor Products Business benefits from Vista Outdoor’s operating diversity, scale, purchasing power, credit rating, borrowing leverage and available capital for investments;
•the potential impact of the restrictions under the Original Merger Agreement on Vista Outdoor’s ability to take certain actions during the pendency of the Original Transaction, as more fully described in the section entitled “Merger Agreement—Covenants Relating to Conduct of Business by Vista Outdoor Prior to Consummation of the Merger” beginning on page 254;
•that while the Original Transaction is structured in a tax-efficient manner relative to a divestiture of the assets of the Sporting Products Business, the Original Transaction still has tax leakage that would not be present in the Spin-Off;
•the restrictions on Vista Outdoor’s ability to solicit alternative transactions during the pendency of the Original Transaction and the fact that certain provisions of the Original Merger Agreement may dissuade third parties from seeking to acquire Vista Outdoor or its businesses or otherwise increase the cost of any such potential acquisition, including the provisions providing that Vista Outdoor will be required to pay Merger Sub Parent a termination fee of $47,750,000 if the Original Merger Agreement is terminated under certain circumstances, in each case as more fully described in the sections entitled “Merger Agreement—Covenants of Vista Outdoor Regarding Non-Solicitation”, “Merger Agreement—Vista Outdoor Board Recommendation; Superior Proposals; Vista Outdoor Adverse Recommendation Change; Matching Right” and “Merger Agreement—Termination Fees” beginning on pages 258, 260 and 270 respectively;
•the possibility that the Original Transaction may not be completed in a timely manner or at all and the potential related adverse consequences to Vista Outdoor, including that there can be no assurance that all conditions to the parties’ obligations to consummate the Original Transaction, including the receipt of regulatory approvals from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “—The Transaction—Regulatory Approvals Related to the Transaction” beginning on page 230, will be satisfied or validly waived within the timeframes contemplated by the Original Merger Agreement, and, as a result, the Original Transaction may not be consummated and substantial costs could be incurred as a result;
•the risk of litigation brought by Vista Outdoor stockholders in respect of the Original Transaction; and
•the risk that Vista Outdoor may be unable to obtain the requisite affirmative vote of Vista Outdoor stockholders to approve the proposal to adopt the Original Merger Agreement.
On May 27, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the First Merger Agreement Amendment and determined that the Original Merger Agreement and the Original Transaction, in each case as amended by the First Merger Agreement Amendment, are advisable and fair to and in the best interests of, Vista Outdoor and the stockholders of Vista Outdoor.
In evaluating the First Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that the First Merger Agreement Amendment increases the purchase price for the Sporting Products Business to $1,960,000,000, all payable at Closing, which represents approximately 5x enterprise value to the Sporting Products Business’s FY2024E EBITDA;
•that, by converting certain Vista Outdoor RSUs into restricted cash awards as set forth in the First Merger Agreement Amendment, Vista Outdoor and the holders of such Vista Outdoor RSUs address certain adverse tax consequences under Section 280G and 4999 of the Internal Revenue Code; and
•that distributing excess cash as part of the cash consideration payable to Vista Outdoor stockholders in the Original Transaction (as amended by the First Merger Agreement Amendment) will result in more favorable tax treatment for stockholders than if Revelyst distributes such excess cash as a special dividend following the Closing.
On June 23, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the Second Merger Agreement Amendment and determined that the Original Merger Agreement and the Original Transaction, in each case as amended by the First Merger Agreement Amendment and the Second Merger Agreement Amendment, are advisable and fair to and in the best interests of Vista Outdoor and the stockholders of Vista Outdoor.
In evaluating the Second Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that the Second Merger Agreement Amendment increases the purchase price for the Sporting Products Business to $2,000,000,000, all payable at Closing, which represents approximately 5x enterprise value to the Sporting Products Business’s FY2024E EBITDA; and
•that distributing excess cash as part of the cash consideration payable to Vista Outdoor stockholders in the Original Transaction (as amended by the First Merger Agreement Amendment and the Second Merger Agreement Amendment) will result in more favorable tax treatment for stockholders than if Revelyst distributes such excess cash as a special dividend following the Closing.

On July 7, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the Third Merger Agreement Amendment and determined that the Original Merger Agreement and the Original Transaction, in each case as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment, are advisable and fair to and in the best interests of Vista Outdoor and the stockholders of Vista Outdoor.
In evaluating the Third Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that the Third Merger Agreement Amendment increases the purchase price for the Sporting Products Business to $2,100,000,000, all payable at Closing, which represents approximately 5x enterprise value to the Sporting Products Business’s FY2024E EBITDA;
•that distributing excess cash as part of the cash consideration payable to Vista Outdoor stockholders in the Original Transaction (as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment) will result in more favorable tax treatment for stockholders than if Revelyst distributes such excess cash as a special dividend following the Closing;
•the oral opinion of Morgan Stanley rendered on July 7, 2024, to the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the $42.00 in cash per share to be received by Vista Outdoor Stockholders pursuant to the MNC Fourth Indication was inadequate from a financial point of view to Vista Outdoor Stockholders, as more fully described in the section entitled “—Morgan Stanley & Co. LLC—Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154 of this proxy statement/prospectus;
•the oral opinion of Moelis rendered on July 7, 2024, to the Vista Outdoor Independent Directors and the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and other limitations set forth in Moelis’ written opinion, the MNC Fourth Indication Amount (as defined in the section entitled “—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189 of this proxy statement/prospectus) was inadequate from a financial point of view to Vista Outdoor Stockholders as compared to the Transaction Amount (as defined in the section entitled “—Moelis & Company LLC—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189 of this proxy statement/prospectus), as more fully described in the section entitled “—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189 of this proxy statement/prospectus.
On July 21, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the Fourth Merger Agreement Amendment and determined that the Original Merger Agreement and the Original Transaction, in each case as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment and the Fourth Merger Agreement Amendment, are advisable and fair to and in the best interests of Vista Outdoor and the stockholders of Vista Outdoor.
In evaluating the Fourth Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products

Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following:
•that the Fourth Merger Agreement Amendment increases the purchase price for the Sporting Products Business to $2,150,000,000, all payable at Closing, which represents approximately 5x enterprise value to the Sporting Products Business’s FY2024E EBITDA; and
•that distributing excess cash as part of the cash consideration payable to Vista Outdoor stockholders in the Original Transaction (as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment and the Fourth Merger Agreement Amendment) will result in more favorable tax treatment for stockholders than if Revelyst distributes such excess cash as a special dividend following the Closing.
On September 12, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the Fifth Merger Agreement Amendment and determined that the Original Merger Agreement and the Original Transaction, in each case as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment, the Fourth Merger Agreement Amendment and the Fifth Merger Agreement Amendment, are advisable and fair to and in the best interests of Vista Outdoor and the stockholders of Vista Outdoor.
In evaluating the Fifth Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following:
•that Merger Sub Parent agreed to purchase the shares of Revelyst Common Stock at an enterprise value for Revelyst of $2,000,000,000;
•that the $150,000,000 purchase price for the Revelyst Purchased Shares would be passed along to the Vista Outdoor stockholders as part of the Cash Consideration payable under the Original Merger Agreement (as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment, the Fourth Merger Agreement Amendment and the Fifth Merger Agreement Amendment); and
•that the Fifth Merger Agreement Amendment increases the Cash Consideration payable under the Original Merger Agreement (as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment, the Third Merger Agreement Amendment and the Fourth Merger Agreement Amendment) from $24.00 to $28.00 in cash per share of Vista Outdoor Common Stock.
On October 4, 2024, after careful consideration and deliberation, the Vista Outdoor Board (i) determined that the Merger Agreement and the Transaction, in each case as amended by the Sixth Merger Agreement Amendment, the Revelyst Merger Agreement, the Revelyst Transaction and the Amended and Restated Separation Agreement, are advisable to and fair to and in the best interests of, Vista Outdoor and the stockholders of Vista Outdoor, (ii) voted to approve the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the Revelyst Merger Agreement and (iii) authorized and directed Vista Outdoor, in its capacity as sole stockholder of Revelyst, to vote in favor of a proposal to approve and adopt the Revelyst Merger Agreement at a Revelyst stockholder meeting held for the purpose of obtaining such approval and adoption.
As described above in the section entitled “—Background of the Transactions” beginning on page 95, in evaluating the Transaction, as amended by the Sixth Merger Agreement Amendment, the Revelyst Transaction, the Revelyst Merger Agreement and the Amended and Restated Separation Agreement, the Vista Outdoor Board held a number of meetings, consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Prod ucts Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that based on conversations with, and feedback received from, Vista Outdoor stockholders and Vista Outdoor’s proxy solicitor (i) the Transaction was unlikely to be approved by Vista Outdoor stockholders (and therefore Vista Outdoor stockholders would be unable to receive the benefits of the Transaction) unless the Sixth Merger Agreement Amendment, the Revelyst Merger Agreement and the Amended and Restated Separation Agreement were entered into and (ii) many Vista Outdoor stockholders had expressed a strong preference for a transaction or transactions resulting in all-cash consideration for the sale of both the Sporting Products Business and Outdoor Products Business, which would lock in certainty of value for Vista Outdoor stockholders;
•that the Transactions represent an enterprise value of $3.35 billion for Vista Outdoor and will deliver an estimated $45 per share in cash to Vista Outdoor stockholders;
•the Vista Outdoor Board’s process for soliciting offers from third parties for each of the Sporting Products Business and the Outdoor Products Business, which resulted from the Vista Outdoor Board’s extensive review of strategic alternatives beginning in 2021 (which also included the Spin-Off) and included the solicitation of offers from third parties for the Outdoor Products Business as part of the Outdoor Products Process that was included as part of the strategic alternatives review process announced by the Vista Outdoor Board on July 30, 2024, and providing such third parties interested in each of the Sporting Products Business or the Outdoor Products Business (as applicable) with an opportunity to conduct due diligence and meet with members of the Vista Outdoor management team, as described above in the section entitled “—Background of the Transactions” beginning on page 95;
•that despite the processes and reviews summarized above, Vista Outdoor did not receive a proposal to acquire the Outdoor Products Business from any party other than SVP;
•certain of the countervailing factors relating to Outdoor Products’ position as an independent public company considered by the Vista Outdoor Board in its original determination to enter into the Transaction, including:
•the uncertainties regarding the trading price of Outdoor Products Common Stock following the consummation of the Transaction, including the risk of volatility in the price of Outdoor Products Common Stock following consummation of the Transaction due to sales by stockholders whose investment objectives may not be consistent with holding Outdoor Products Common Stock, and the fact that it may take time for Outdoor Products to attract its optimal stockholder base;
•that the Outdoor Products Business may not achieve all the anticipated benefits of the Transaction for a variety of reasons, including, among others, because there may be dis-synergy costs related to the Separation, and because, following the consummation of the Transaction, the Outdoor Products Business may be more susceptible to certain economic and market fluctuations and other adverse events than if it were still a part of Vista Outdoor because it will be less diversified than Vista Outdoor prior to the consummation of the Transaction; and
•the loss of scale and cash flow from the Sporting Products Business and increased costs that Outdoor Products may incur following consummation of the Transaction, noting that, as part of Vista Outdoor, the Outdoor Products Business benefits from Vista Outdoor’s operating diversity, scale, purchasing power, credit rating, borrowing leverage and available capital for investments;
•the Vista Outdoor Board’s belief that, based on discussions with SVP, the Revelyst Purchase Price represented SVP’s best and final offer and the highest proposed purchase price for the Outdoor Products Business that SVP would be willing to pay, and that any request for a higher purchase price for the Outdoor Products Business would have created meaningful risk that SVP might determine not to enter into the

Revelyst Merger Agreement and to terminate negotiations, in which event Vista Outdoor would lose the opportunity to obtain the value offered by the combination of the Transaction and the Revelyst Transaction;
•the Vista Outdoor Board’s belief that, based on discussions with CSG, the Base Purchase Price represented CSG’s best and final offer and the highest proposed purchase price for the Sporting Products Business that CSG would be willing to pay, and that any request for a higher purchase price for the Sporting Products Business would have created meaningful risk that CSG might determine not to enter into the Sixth Merger Agreement Amendment and to terminate the Merger Agreement on October 15, 2024, the end date under the Merger Agreement before the Sixth Merger Agreement Amendment was entered into, in which event Vista Outdoor would lose the opportunity to obtain the value offered by the combination of the Transaction and the Revelyst Transaction;
•the Vista Outdoor Board’s understanding of Vista Outdoor’s businesses, operations, financial condition, earnings, strategy and prospects (including the risks involved in achieving such prospects), as well as its businesses’ historical and projected financial performance and the risks, uncertainties and challenges facing its businesses and the industries in which they compete;
•the oral opinion of Morgan Stanley rendered on October 4, 2024, to the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated October 4, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Aggregate Base Purchase Price (as defined in Morgan Stanley’s written opinion) was, in the aggregate, fair from a financial point of view to the Covered Holders (as defined in Morgan Stanley’s written opinion), as more fully described in the section entitled “—Morgan Stanley & Co. LLC—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161;
•the oral opinion of Moelis rendered on October 4, 2024, to the Vista Outdoor Independent Directors and the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated October 4, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and other limitations set forth in Moelis’ written opinion, the Base Purchase Price set forth in the Merger Agreement, together with the Revelyst Base Purchase Price (as defined in Moelis’ written opinion) set forth in the Revelyst Merger Agreement, were, in the aggregate, fair from a financial point of view to Covered Holders (as defined in Moelis’ written opinion) of Vista Outdoor Common Stock, as more fully described in the section entitled “—Moelis & Company LLC—October 2024 Opinion of Moelis & Company LLC” beginning on page 199;
•the fact that the structure of the Transaction would result in corporate level tax of less than $50 million versus approximately $380 million for a divestiture of the assets of the Sporting Products Business and allow for the tax-efficient return of cash to Vista Outdoor stockholders. For information about the material U.S. federal income tax consequences resulting from the Transaction and the Revelyst Transaction, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 237;
•the likelihood that the Revelyst Transaction would be consummated based on, among other things, (i) the fact that if the Revelyst Merger Agreement is terminated under specified circumstances related to failure to obtain regulatory approval, SVP Parent’s failure to consummate the Revelyst Merger when required pursuant to the terms of the Revelyst Merger Agreement or SVP Parent’s or SVP Merger Sub’s breach or failure to perform in any respect its obligations under the Revelyst Merger Agreement, which uncured breach or failure would give rise to the failure of an applicable closing condition, Revelyst will be entitled to a termination fee of $71,110,000 from SVP Parent, as more fully described in the section entitled “Revelyst Merger Agreement —Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300, (ii) that SVP Parent’s and SVP Merger Sub’s respective obligations to consummate the Revelyst Transaction are not subject to any financing condition or contingency and the acquisition is being entirely financed by fully committed equity financing and (iii) that Vista Outdoor is entitled to specific performance of SVP Parent and SVP Merger Sub’s obligations under the Revelyst Merger

Agreement, as more fully described in the section entitled “Revelyst Merger Agreement—Equitable Relief” beginning on page 301;
•other terms and conditions of the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the Revelyst Merger Agreement, including the covenants applicable to each party to those documents; the conditions to consummation of the Revelyst Merger; the circumstances under which the Revelyst Merger Agreement can be terminated; the size of the termination fees associated with a termination and the circumstances in which such fees would be payable; the limited guarantee provided by the Guarantors (as defined in the Revelyst Merger Agreement) of certain obligations of SVP Parent and SVP Merger Sub under the Revelyst Merger Agreement; and the agreed allocation of liabilities to be transferred to, assumed by or retained by Vista Outdoor and Revelyst pursuant to the Amended and Restated Separation Agreement;
•the fact that the terms of the Sixth Merger Agreement Amendment, the Amended and Restated Separation Agreement and the Revelyst Merger Agreement were the result of extensive arms’-length negotiations; and
•SVP’s business reputation, experience and capabilities.
In reaching the determination described above, the Vista Outdoor Board also considered a variety of countervailing factors, including the following:
•that the estimated $45 per share in cash the Transactions are anticipated to deliver to Vista Outdoor stockholders is an estimate only and this amount may be decreased by higher than expected costs or lower than expected cash generation prior to the Revelyst Merger Closing Date;
•that if offers were to be solicited from third parties for the Outdoor Products Business at a later point in time or in more favorable economic and market conditions, Vista Outdoor might receive a proposal to acquire the Outdoor Products Business at a price that is greater than the Revelyst Purchase Price;
•the risk that a different strategic alternative potentially could be more beneficial to Vista Outdoor stockholders than the Transactions;
•that once the Transactions are consummated Vista Outdoor stockholders will no longer retain the opportunity to benefit from the potential long-term growth prospects of the Outdoor Products Business and any resulting financial upside;
•the Vista Outdoor Board’s assessment of the anticipated benefits and related stockholder value resulting from the separation of the Outdoor Products Business into an independent public company, including that this is expected to (i) enable an enhanced strategic focus with resources to support the Outdoor Products Business’ specific operational needs and growth drivers, (ii) facilitate establishing tailored capital allocation philosophies that are better suited to support the Outdoor Products Business’ distinctive business model and long-term goals, (iii) enhance the Outdoor Products Business’ ability to attract and retain top talent that is ideally suited to execute its strategic and operational objectives, (iv) offer a differentiated and compelling investment opportunity based on the Outdoor Products Business’ particular business model and (v) further cement the Outdoor Products Business’ reputation as the acquirer of choice through continued M&A in the outdoor recreation products marketplace;
•the possibility that the public announcement or pendency of the Revelyst Transaction could have an adverse effect on Vista Outdoor, including on its ability to maintain relationships with its customers and suppliers, its ability to attract and retain key management and personnel or its operating results and businesses generally, as well as other risks and costs to Vista Outdoor during the time period for the pendency of the Revelyst Transaction, including the potential effect of the diversion of management and employee attention from Vista Outdoor’s businesses;
•the potential impact of the restrictions under the Revelyst Merger Agreement on the ability of Vista Outdoor and Revelyst to take certain actions during the pendency of the Revelyst Transaction, as more fully described in the section entitled “Revelyst Merger Agreement—Covenants Relating to Conduct of Business by Revelyst Prior to Consummation of the Revelyst Merger” beginning on page 288;
•that while the Transaction is structured in a tax-efficient manner relative to a divestiture of the assets of the Sporting Products Business, the Transaction still has tax leakage that would not be present in the Spin-Off;
•the fact that the Revelyst Merger Agreement does not permit Vista Outdoor to solicit alternative transactions during the pendency of the Revelyst Transaction;
•the fact that certain provisions of the Revelyst Merger Agreement (in addition to certain provisions of the Merger Agreement) may dissuade third parties from seeking to acquire Vista Outdoor or its businesses prior to the consummation of the Merger or otherwise increase the cost of any such potential acquisition, including the provisions under the Revelyst Merger Agreement providing that Revelyst will be required to pay SVP Parent a termination fee of $28,125,000 under specified circumstances when the Merger Agreement is also terminated and Vista Outdoor is required to pay to CSG the Vista Outdoor Termination Fee, in each case as more fully described in the sections entitled “Merger Agreement—Covenants of Vista Outdoor Regarding Non-Solicitation”, “Merger Agreement—Vista Outdoor Board Recommendation; Superior Proposals; Vista Outdoor Adverse Recommendation Change; Matching Right”, “Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” and “Revelyst Merger Agreement—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on pages 258, 260, 270 and 300 respectively;
•the possibility that the Revelyst Transaction may not be completed in a timely manner or at all and the potential related adverse consequences to Vista Outdoor and Revelyst, including that there can be no assurance that all conditions to the parties’ obligations to consummate the Revelyst Transaction, including the receipt of regulatory approvals from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “The Transactions—The Revelyst Transaction—Regulatory Approvals Related to the Revelyst Transaction” beginning on page 236, will be satisfied or validly waived within the timeframes contemplated by the Revelyst Merger Agreement, and, as a result, the Revelyst Transaction may not be consummated and substantial costs could be incurred as a result;
•the risk of litigation brought by Vista Outdoor stockholders in respect of the Transactions; and
•the risk that Vista Outdoor may be unable to obtain the requisite affirmative vote of Vista Outdoor stockholders to approve the Merger Proposal and that if the requisite affirmative vote of Vista Outdoor stockholders to approve the Merger Proposal is not obtained, the Revelyst Transaction cannot be completed, as the consummation of the Merger is a condition to the closing of the Revelyst Transaction.
This discussion of the information and factors considered by the Vista Outdoor Board in reaching its conclusions and recommendations includes the material factors considered by the Vista Outdoor Board, but is not intended to be exhaustive and may not include all of the factors considered by the Vista Outdoor Board. In view of the wide variety of factors considered in connection with its evaluation of the Transactions, and the complexity of these matters, the Vista Outdoor Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered. Rather, the Vista Outdoor Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of the Vista Outdoor management team and Vista Outdoor’s legal and financial advisors. In addition, individual members of the Vista Outdoor Board may have assigned different weights to different factors.
Certain of Vista Outdoor’s directors and executive officers have interests in the Transactions that may be different from, or in addition to, those of Vista Outdoor stockholders generally. The Vista Outdoor Board was aware of and considered these potential interests, among other matters, in evaluating the Transactions and in making its recommendations to Vista Outdoor stockholders. For a discussion of these interests, see the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221.

The foregoing discussion of the information and factors considered by the Vista Outdoor Board is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 83 and 54, respectively.
Morgan Stanley & Co. LLC
October 2023 Opinion of Morgan Stanley & Co. LLC
Vista Outdoor retained Morgan Stanley to act as its financial advisor in connection with (i) the potential separation of the Revelyst Business into an independent company and (ii) the potential sale of the Sporting Products Business and to provide financial advice and assistance in connection therewith and, upon Vista Outdoor’s request, to render a financial opinion in connection therewith. Vista Outdoor selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Vista Outdoor and the industry in which it operates. At the meeting of the Vista Outdoor Board held on October 15, 2023, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 15, 2023, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Consideration to be received by Vista Outdoor pursuant to the Original Merger Agreement and the Original Separation Agreement (collectively, the “Original Transaction Agreements”) was fair from a financial point of view to Vista Outdoor. As used in this section entitled “—October 2023 Opinion of Morgan Stanley & Co. LLC” beginning on page 174), “opinion” or “written opinion” refers to the written opinion of Morgan Stanley dated October 15, 2023.
The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated October 15, 2023, is attached as Annex G and is incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Vista Outdoor stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Vista Outdoor Board and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the Consideration to be received by Vista Outdoor pursuant to the Original Transaction Agreements. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Original Transaction Agreements or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Original Transaction Agreements or entered into or amended in connection therewith. Morgan Stanley’s opinion did not address the prices at which the Revelyst Common Stock will trade following the consummation of the Transaction or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the Vista Outdoor stockholders should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For purposes of rendering its opinion, Morgan Stanley, among other things:
•reviewed certain publicly available financial statements and other business and financial information of Vista Outdoor;
•reviewed certain internal financial statements and other financial and operating data concerning the Sporting Products Business;
•reviewed the Sporting Products Base Case Projections, the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections (each as defined in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213);

•reviewed certain financial information prepared by Vista Outdoor management relating to, and considered in its analysis, the Transaction having been structured to result in less corporate level tax for Vista Outdoor relative to a sale of the assets of the Sporting Products Business;
•discussed the past and current operations and financial condition and the prospects of the Sporting Products Business with senior executives of Vista Outdoor;
•reviewed the reported prices and trading activity for the Vista Outdoor Common Stock;
•compared the financial performance of the Sporting Products Business with that of certain other publicly traded companies comparable with the Sporting Products Business;
•reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•participated in certain discussions and negotiations among representatives of Vista Outdoor and CSG and certain parties and their financial and legal advisors;
•reviewed the Original Transaction Agreements, drafts of the Signing Date Commitment Letters (as defined in “Description of Debt Financing” beginning on page 244) dated October 15, 2023 (the “Draft Commitment Letters”) and certain related documents; and
•performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Vista Outdoor, and formed a substantial basis for its opinion. With respect to the Sporting Products Projections (as defined in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213), Morgan Stanley assumed, at Vista Outdoor’s direction, that they had been reasonably prepared and that the Sporting Products Base Case Projections reflected the best currently available estimates and judgments of Vista Outdoor as to the future financial performance of the Sporting Products Business. In addition, Morgan Stanley assumed that the Transaction will be consummated in accordance with the terms set forth in the Original Transaction Agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that CSG will obtain financing in accordance with the terms set forth in the Draft Commitment Letters, and that the definitive Original Transaction Agreements will not differ in any material respect from the drafts thereof furnished to Morgan Stanley and that the purchase price adjustments set forth in the Original Transaction Agreements will not result in any adjustment that is material to Morgan Stanley’s analysis. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Transaction. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vista Outdoor’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by Vista Outdoor in the Transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Sporting Products Business, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 15, 2023. Events occurring after October 15, 2023 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Original Transaction Agreements as compared to other business or financial strategies that might be available to Vista Outdoor, nor did it address the underlying business decision of Vista Outdoor to enter into the Original Transaction Agreements or proceed with any other transaction contemplated by the Original Transaction Agreements.

Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of October 15, 2023, to the Vista Outdoor Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those financial analyses.
Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of October 13, 2023, which was the last trading day before Morgan Stanley’s presentation to the Vista Outdoor Board, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, at the direction of the Vista Outdoor Board, Morgan Stanley used and relied upon the Sporting Products Base Case Projections provided by Vista Outdoor management, as more fully described below in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213. For reference only, Morgan Stanley used the Sporting Products Downside Case Projections and Sporting Products Upside Case Projections provided by Vista Outdoor management, as more fully described below in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213. Additionally, based on information provided by Vista Outdoor, Morgan Stanley considered in its analyses, that the Transaction is expected to result in corporate level tax of approximately $50 million relative to corporate level tax of approximately $380 million expected to result from a divestiture of the assets of the Sporting Products Business.
Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
Certain of the following terms are used throughout this summary of financial analyses:
•“AV” refers to aggregate enterprise value, calculated as equity value, plus principal value of total debt (inclusive of finance leases if applicable for the company being analyzed), plus non-controlling interest (as applicable for the company being analyzed), less cash, cash equivalents and marketable securities; and
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Sporting Products Projections has the meaning given to such term in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213 and (ii) otherwise refers to earnings before interest, tax, depreciation and amortization, as adjusted, for the company being analyzed.
Comparable Companies Analysis
Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared the Sporting Products Base Case Projections for the Sporting Products Business with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”). No comparable companies were excluded from Morgan Stanley’s analysis.
For purposes of this analysis, Morgan Stanley analyzed the ratio of AV to Adj. EBITDA estimated for the fiscal years 2024 and 2025 of the Sporting Products Business and using publicly available consensus equity analyst research estimates for comparison purposes with the comparable companies. Results of the analysis for the comparable companies is indicated in the following table:

Sporting Products Business Peers	AV / Estimated 2024 Adj. EBITDA	AV / Estimated 2025 Adj. EBITDA
Olin Corporation	6.6x	5.3x
Smith & Wesson Brands, Inc.	6.9x	6.4x
Sturm, Ruger & Company, Inc.	7.9x	N/A
Vista Outdoor Inc.	5.6x	5.0x
Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV / Adj. EBITDA multiples and applied these ranges of multiples to the estimated Adj. EBITDA for fiscal years 2024 and 2025 from the Sporting Products Base Case Projections. For reference only, Morgan Stanley also applied these ranges of multiples to the estimated Adj. EBITDA for fiscal years 2024 and 2025 from the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections. Morgan Stanley derived the following AV ranges for the Sporting Products Business, rounded to the nearest $25 million:

Fiscal Year Financial Statistic	Selected Multiple Ranges	AV (in millions)
Financial Analyses
Sporting Products Base Case Projections
AV / Estimated 2024 Adj. EBITDA	4.5x–6.5x	$1,775–$2,550
AV / Estimated 2025 Adj. EBITDA	4.0x–6.0x	$1,425–$2,150
For Reference Only
Sporting Products Downside Case Projections
AV / Estimated 2024 Adj. EBITDA	4.5x–6.5x	$1,575–$2,300
AV / Estimated 2025 Adj. EBITDA	4.0x–6.0x	$1,050–$1,550
Sporting Products Upside Case Projections
AV / Estimated 2024 Adj. EBITDA	4.5x–6.5x	$1,775–$2,550
AV / Estimated 2025 Adj. EBITDA	4.0x–6.0x	$1,825–$2,725
No company utilized in the comparable companies analysis is identical to the Sporting Products Business. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Sporting Products Business’s control. These include, among other things, the impact of competition on the Sporting Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business and its industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or a median) is not in itself a meaningful method of using selected company data.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied AV based on estimates of future cash flows for the third and fourth quarters of fiscal year 2024 through end of fiscal year 2028. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Sporting Products Base Case Projections. For reference only, Morgan Stanley also performed this analysis on the estimated future cash flows contained in the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections.

Morgan Stanley based its analysis on the estimated Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213) expected to be generated by the Sporting Products Business. Morgan Stanley calculated terminal values based on a terminal AV / Adj. EBITDA exit multiple ranging from 4.0x to 6.0x and a terminal Adj. EBITDA for the Sporting Products Business of $378 million (which Morgan Stanley based on the average estimated Adj. EBITDA for fiscal year 2025 through fiscal year 2028 as Vista Outdoor management approved for use by Morgan Stanley). For reference only, Morgan Stanley also calculated a terminal Adj. EBITDA of $264 million from the Sporting Products Downside Case Projections and $475 million from the Sporting Products Upside Case Projections (as Vista Outdoor management approved for use by Morgan Stanley). The Unlevered Free Cash Flow from the third and fourth quarters of fiscal year 2024 through end of fiscal year 2028 and terminal values were then discounted to present values as of September 30, 2023 using a range of discount rates of 11.2% to 12.0% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Sporting Products Business’s weighted average cost of capital) to calculate an implied AV range for the Sporting Products Business. Morgan Stanley estimated the weighted average cost of capital for the Sporting Products Business using the capital asset pricing model and took into account, among other things, market risk premium, risk-free rate, predicted beta, effective tax rate as provided by Vista Outdoor management, estimated cost of debt, and based on Morgan Stanley’s professional judgment and experience, a sensitivity adjustment around the cost of equity. Based on the above-described analysis, Morgan Stanley derived the following ranges of implied AV, each rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Sporting Products Base Case Projections	$1,850–$2,375
For Reference Only
Sporting Products Downside Case Projections	$1,350–$1,700
Sporting Products Upside Case Projections	$2,275–$2,925
Leveraged Buyout Analysis
Morgan Stanley analyzed the Sporting Products Business from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial sponsor buyer that would effect a hypothetical leveraged buyout of the Sporting Products Business. Morgan Stanley based its analysis on the Sporting Products Base Case Projections and, for reference only, on the Sporting Products Downside Case Projections and Sporting Products Upside Case Projections. Morgan Stanley assumed a transaction date as of September 30, 2023 and a 4.5-year investment period ending March 30, 2028. Based on its professional judgment and experience, Morgan Stanley assumed (i) leverage of approximately 2.0x normalized last 12-month Adj. EBITDA, based on the annualized first half of fiscal year 2024, (ii) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (iii) a range of exit multiples from 4.0x to 6.0x Adj. EBITDA.
Based on the above-described analysis, Morgan Stanley derived the following ranges of implied AV, each rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Sporting Products Base Case Projections	$1,425–$1,950
For Reference Only
Sporting Products Downside Case Projections	$1,125–$1,450
Sporting Products Upside Case Projections	$1,700–$2,375
Precedent Transactions Analysis
Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the potential transaction. Morgan Stanley selected these transactions based on Morgan Stanley’s professional judgement and experience.
Morgan Stanley reviewed the selected transactions, which are listed below, for, among other things, the approximate ratio of the AV implied by the consideration paid in each transaction to each target company’s approximate Adj. EBITDA for the latest-available last 12-month period at the time of the applicable transaction announcement date (“LTM Adj. EBITDA”).

Announcement Date	Acquiror	Target	AV ($ millions)(1)(2)		AV / LTM Adj. EBITDA
May 2013	Vista Outdoor Inc.	Savage Sports Corporation	$315		5.5x
October 2014	Lloyds Development Capital Limited	Eley Group	$70	(2)	6.9x
August 2017	Clarus Corporation	Sierra Bullets, L.L.C.	$80		6.3x
February 2021	Česká zbrojovka Group SE	Colt Holding Company LLC	$240		4.8x
March 2022	Beretta Holding S.A.	RUAG Ammotec Group	$430	(2)	4.9x
November 2022	Czechoslovak Group a.s.	Fiocchi Munizioni	$780	(2)	7.2x
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(1)Approximate AVs rounded to the nearest $5 million.
(2)AV converted to United States Dollars from another currency.
Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of implied AV / LTM Adj. EBITDA multiples of 4.75x to 7.25x for the transactions and applied this range to the normalized last 12-month Adj. EBITDA of the Sporting Products Business based on the annualized first half of fiscal year 2024. Morgan Stanley calculated the estimated implied AV, rounded to the nearest $25 million, as $1,800 million to $2,750 million.
No company or transaction utilized in the precedent transactions analysis is identical to the Sporting Products Business or the Transaction. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Sporting Products Business’s control. These include, among other things, the impact of competition on the Sporting Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business and its industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected transaction data.
General
In connection with the review of the Transaction by the Vista Outdoor Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Sporting Products Business.
In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Sporting Products Business. These include, among other things, the impact of competition on the Sporting Products Business’s business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business, the industry or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Consideration to be received by Vista Outdoor pursuant to the Original Transaction Agreements and in connection with the delivery of its written opinion, dated October 15, 2023, to the Vista Outdoor Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Revelyst Common Stock might actually trade.
The Consideration to be received by Vista Outdoor pursuant to the Original Transaction Agreements was determined through arm’s length negotiations between Vista Outdoor and CSG and was approved by the Vista Outdoor Board. Morgan Stanley provided financial advice to the Vista Outdoor Board during these negotiations but did not, however, recommend any specific form or amount of consideration to Vista Outdoor or the Vista Outdoor Board or opine that any specific consideration constituted the only appropriate consideration for the Transaction. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Original Transaction Agreements as compared to other business or financial strategies that might be available to Vista Outdoor, nor did it address the underlying business decision of Vista Outdoor to enter into the Original Transaction Agreements or proceed with any other transaction contemplated by the Original Transaction Agreements. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Revelyst Common Stock will trade following the consummation of the Transaction or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how Vista Outdoor stockholders should vote at the Special Meeting.
Morgan Stanley’s opinion and its presentation to the Vista Outdoor Board was one of many factors taken into consideration by the Vista Outdoor Board in deciding to approve the Original Transaction Agreements and the transactions contemplated thereby, including the Separation and the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Vista Outdoor Board with respect to the Consideration or of whether the Vista Outdoor Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of CSG, Vista Outdoor, the Sporting Products Business or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.
Under the terms of its engagement, Morgan Stanley has acted as financial advisor to Vista Outdoor, including providing the Vista Outdoor Board with a written financial opinion, described in this section and attached as Annex G to this proxy statement/prospectus, in connection with the Transaction, and Vista Outdoor has agreed to pay Morgan Stanley a fee of approximately $19 million for its services, of which (i) $2 million was paid to Morgan Stanley upon the announcement of the potential separation of the Revelyst Business into an independent company, (ii) $3 million was paid to Morgan Stanley upon the rendering of its opinion as described herein and (iii) $14 million is contingent upon the closing of the Transaction (or another transaction in which all or substantially all of the assets of the Sporting Products Business is sold). Vista Outdoor has also agreed to reimburse Morgan Stanley for certain of its reasonable and documented out of pocket expenses, including reasonable and documented fees of outside counsel. In addition, Vista Outdoor has agreed to indemnify Morgan Stanley and its affiliates, and its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, related to, arising out of or in connection with Morgan Stanley’s engagement.
As of October 15, 2023, Morgan Stanley or one of its affiliates was a participant in Vista Outdoor’s $600,000,000 senior secured asset-based revolving credit facility, with an aggregate total commitment of approximately $24 million, and received aggregate fees of approximately $190,000 in connection with such services.
Inclusive of the fees associated with Morgan Stanley’s participation in the senior secured asset-based revolving credit facility and of the fees paid to Morgan Stanley upon the announcement of the potential separation of the Revelyst Business into an independent company, in the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates provided financial advisory and financing services for Vista Outdoor and received approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates did not receive any fees from CSG in connection with financial advisory or financing services provided to such entities. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to CSG and Vista Outdoor and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Summary of Morgan Stanley’s Financial Analyses in Connection with the MNC Third Indication
At the meeting of the Vista Outdoor Board held on June 9, 2024, Morgan Stanley presented, solely for informational purposes, its financial analyses regarding the consideration proposed to be received by holders of Vista Outdoor Common Stock pursuant to the MNC Third Indication. Morgan Stanley did not opine on the fairness, from a financial point of view, of the consideration to be received by holders of Vista Outdoor Common Stock pursuant to the MNC Third Indication.
Morgan Stanley’s analyses were not intended to, and do not, constitute an opinion or recommendation as to how the Vista Outdoor stockholders should vote at the Special Meeting.
Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Vista Outdoor, and formed a substantial basis for its analyses. With respect to the Outdoor Products Projections (as defined in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216), Morgan Stanley assumed, at Vista Outdoor’s direction, that they had been reasonably prepared and reflected the best currently available estimates and judgments of Vista Outdoor as to the future financial performance of the Outdoor Products Business.
Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the MNC Third Indication. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Outdoor Products Business, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s analyses were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 9, 2024. Events occurring after June 9, 2024 may affect Morgan Stanley’s analyses and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update or revise its analyses.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its presentation to the Vista Outdoor Board on June 9, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley, nor does the order of analyses described represent the relative importance or weight given to those financial analyses.
In performing its financial analyses summarized below, at the direction of the Vista Outdoor Board, Morgan Stanley used and relied upon the Outdoor Products Projections provided by Vista Outdoor management, as more fully described below in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216. Additionally, based on information provided by Vista Outdoor, Morgan Stanley assumed throughout its analyses that the cash consideration to be received by Vista Outdoor stockholders for the Sporting Products Business is equal to $16.00 per Vista Outdoor share, which is the cash portion of the Merger Consideration that Vista Outdoor stockholders would receive at Closing pursuant to the Original Transaction Agreements (as amended by the First Merger Agreement Amendment) as of the date of Morgan Stanley’s presentation (for purposes of this section entitled “—October 2023 Opinion of Morgan Stanley & Co. LLC” beginning on page 174, the “Sporting Products Per Share Cash Consideration”). Morgan Stanley considered in its analyses that the value of Vista Outdoor per share is equal to the Sporting Products Business Per Share Cash Consideration plus the value of the Outdoor Products Business per Vista Outdoor share (for purposes of this section entitled “—October 2023 Opinion of Morgan Stanley & Co. LLC” beginning on page 174, the “Total Package Value”).
Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s analyses.
Certain of the following terms are used throughout this summary of financial analyses:
•“AV” refers to aggregate enterprise value, calculated as equity value, plus principal value of total debt (inclusive of finance leases if applicable for the company being analyzed), plus non-controlling interest (as applicable for the company being analyzed), less cash, cash equivalents and marketable securities; and
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Outdoor Products Projections has the meaning given to such term in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216 and (ii) otherwise refers to earnings before interest, tax, depreciation and amortization, as adjusted, for the company being analyzed.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied values per share of the Outdoor Products Business based on estimates of future cash flows for fiscal year 2025 through end of fiscal year 2029. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Outdoor Products Projections.
Morgan Stanley based its analysis on the estimated Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216) expected to be generated by the Outdoor Products Business. Morgan Stanley calculated terminal values based on a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x. The Unlevered Free Cash Flow from fiscal year 2025 through end of fiscal year 2029 and terminal values were then discounted to present values as of March 31, 2024 using a range of discount rates of 12.1% to 13.1% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital) to calculate an implied AV range for the Outdoor Products Business. Morgan Stanley estimated the weighted average cost of capital for the Outdoor Products Business using the capital asset pricing model and based on its professional judgment and experience. Based on the above-described analysis, Morgan Stanley derived a range of estimated implied values of the Outdoor Products Business per Vista Outdoor share of $30.50 to $36.10, which resulted in a Total Package Value range of $46.50 to $52.10, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied Per Share Range for Outdoor Products	Total Package Value Range	MNC Third Indication (For Reference)
8.0x - 10.0x LTM Adj. EBITDA, 12.1% - 13.1% WACC	$16.00	$30.50 - $36.10	$46.50 - $52.10	$39.50
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x and a range of discount rates of 12.1% to 13.1% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital). Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $41.90 to $46.40 and an upward adjusted Total Package Value range of $52.00 to $58.80, rounded to the nearest $0.05.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future per share equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share for the Outdoor Products Business.
To calculate the discounted per share equity value for the Outdoor Products Business, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following March 31, 2026. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2026 of 7.0x to 10.0x, and discounted the resulting equity values at a discount rate of 12.1% based on Morgan Stanley’s estimate of the Outdoor Products Business’s current cost of equity. Based on this analysis, Morgan Stanley derived a range of estimated implied values of the Outdoor Products Business per Vista Outdoor share of $26.95 to $35.40, which resulted in a Total Package Value range of $42.95 to $51.40, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied Equity Value Per Share Range for Outdoor Products	Total Package Value Range	MNC Third Indication (For Reference)
7.0x - 10.0x NTM Adj. EBITDA, 12.1% Base Cost of Equity	$16.00	$26.95 - $35.40	$42.95 - $51.40	$39.50
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2024 of 7.0x to 10.0x and a discount rate of 12.1% based on Morgan Stanley’s estimate of the Outdoor Products Business’s then-current cost of equity. Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $40.25 to $47.65 and an upward adjusted Total Package Value range of $47.60 to $57.85, rounded to the nearest $0.05.
Leveraged Buyout Analysis
Morgan Stanley analyzed the Outdoor Products Business from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial sponsor buyer that would effect a hypothetical leveraged buyout of the Outdoor Products Business. Morgan Stanley based its analysis on the Outdoor Products Projections. Morgan Stanley assumed an illustrative transaction date as of March 31, 2024 and a 5-year investment period ending March 30, 2029. Based on its professional judgment and experience, Morgan Stanley assumed (i) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from

8.0x to 10.0x LTM Adj. EBITDA. Based on the above-described analysis, Morgan Stanley derived a range of implied values of the Outdoor Products Business per Vista Outdoor share of $22.45 to $29.35, which resulted in a Total Package Value range of $38.45 to $45.35, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied AV Per Share Range for Outdoor Products	Total Package Value Range	MNC Third Indication (For Reference)
8.0x - 10.0x LTM Adj. EBITDA, 17.5% - 22.5% IRR	$16.00	$22.45 - $29.35	$38.45 - $45.35	$39.50
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming (i) a target range of annualized rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $35.50 to $40.95 and an upward adjusted Total Package Value range of $41.95 to $50.45, rounded to the nearest $0.05.
Comparable Companies Analysis
Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared the Outdoor Products Projections with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”). No comparable companies were excluded from Morgan Stanley’s analysis.
For purposes of this analysis, Morgan Stanley analyzed the ratio of AV to Adj. EBITDA estimated for the Outdoor Products Business fiscal years 2024 and 2025 and using publicly available consensus equity analyst research estimates for comparison purposes with the comparable companies. Results of the analysis for the comparable companies is indicated in the following table:

Outdoor Products Peers	AV / Estimated 2024 Adj. EBITDA	AV / Estimated 2025 Adj. EBITDA
Topgolf Callaway Brands	10.2x	8.7x
Helen of Troy	10.3x	9.7x
Fox Factory Holding(1)	11.1x	10.0x
Yeti Holdings	13.0x	10.7x
Traeger	N/A	10.8x
Acushnet Holdings	15.8x	13.0x
Thule Group	19.9x	16.8x
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(1)Pro forma adjustments made to account for November 2023 acquisition of Marucci.
Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 7.0x to 10.0x Adj. EBITDA and applied this range of multiples to the estimated NTM Adj. EBITDA provided by Vista Outdoor management in the Outdoor Products Projections. Morgan Stanley derived a range of implied values of the Outdoor

Products Business per Vista Outdoor share of $16.30 to $20.85, which resulted in a Total Package Value range of $32.30 to $36.85, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied AV Per Share Range for Outdoor Products	Total Package Value Range	MNC Third Indication (For Reference)
7.0x - 10.0x NTM Adj. EBITDA	$16.00	$16.30 - $20.85	$32.30 - $36.85	$39.50
No company utilized in the comparable companies analysis is identical to the Outdoor Products Business. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Outdoor Products Business’s control. These include, among other things, the impact of competition on the Outdoor Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Outdoor Products Business and its industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or a median) is not in itself a meaningful method of using selected company data.
Based on the application of Morgan Stanley’s professional judgment and experience, Morgan Stanley did not calculate sensitivities as it relates to its comparable companies analysis.
General
In connection with the review of the MNC Third Indication by the Vista Outdoor Board, Morgan Stanley performed a variety of financial and comparative analyses solely for informational purposes. The preparation of financial analyses is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Outdoor Products Business or the Total Package Value.
In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Sporting Products Business or the Outdoor Products Business. These include, among other things, the impact of competition on the Sporting Products Business or the Outdoor Products Business’s business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business or the Outdoor Products Business, the industry or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely for informational purposes. These analyses do not purport to be appraisals of Vista Outdoor Common Stock, the Sporting Products Business or the Outdoor Products Business, or to reflect the price at which shares of Vista Outdoor Common Stock might actually trade.
Morgan Stanley’s analyses and its presentation to the Vista Outdoor Board was one of many factors taken into consideration by the Vista Outdoor Board in deciding to reject the MNC Third Indication. The Vista Outdoor Board was informed by Morgan Stanley that it should not definitively rely upon or use its analyses to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Vista Outdoor Board.

Inadequacy Opinion of Morgan Stanley & Co. LLC
At the meeting of the Vista Outdoor Board held on July 7, 2024, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated July 7, 2024, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the consideration that would be received by the holders of shares of Vista Outdoor Common Stock pursuant to the MNC Fourth Indication was inadequate from a financial point of view to the holders of shares of Vista Outdoor Common Stock. As used in this section entitled “—Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154), “opinion” or “written opinion” refers to the written opinion of Morgan Stanley dated July 7, 2024.
The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated July 7, 2024, is attached as Annex I and is incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Vista Outdoor stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Vista Outdoor Board and addressed only the adequacy, from a financial point of view, as of the date of the opinion, of the consideration that would be received by the holders of Vista Outdoor Common Stock pursuant to the MNC Fourth Indication. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the MNC Fourth Indication or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the MNC Fourth Indication or entered into or amended in connection therewith. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the Vista Outdoor stockholders should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For purposes of the opinion set forth herein, Morgan Stanley, among other things:
•reviewed certain publicly available financial statements and other business and financial information of Vista Outdoor;
•reviewed certain internal financial statements and other financial and operating data concerning the Revelyst Business;
•reviewed certain financial projections prepared by the management of Vista Outdoor for the Revelyst Business;
•reviewed certain financial information prepared by the management of Vista Outdoor, and considered in its analysis, that pursuant to (i) the Original Merger Agreement (as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment), (ii) the Original Separation Agreement and (iii) the Subscription Agreement, Vista Outdoor expects to receive $2,100,000,000 from Merger Sub Parent, which includes $21.00 per share in cash consideration to be received by holders of Vista Outdoor Common Stock as consideration for the sale of the Sporting Products Business;
•discussed the past and current operations and financial condition and the prospects of the Revelyst Business with senior executives of Vista Outdoor;
•reviewed the reported prices and trading activity for the Vista Outdoor Common Stock;
•compared the financial performance of the Revelyst Business with that of certain other publicly traded companies comparable with the Revelyst Business;
•participated in certain discussions and negotiations among representatives of Vista Outdoor and MNC and certain parties and their financial and legal advisors;
•reviewed the draft merger agreement provided by MNC in connection with the MNC Fourth Indication (the “Proposed Merger Agreement”), the draft commitment letters from certain lenders and potential sources of equity substantially in the form of the drafts dated July 7, 2024 (for purposes of this section entitled “—

Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154, the “Commitment Letters”) and certain related documents; and
•performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Vista Outdoor, and formed a substantial basis for its opinion. With respect to the Outdoor Products Projections, Morgan Stanley assumed, at Vista Outdoor’s direction, that they had been reasonably prepared and reflected the best currently available estimates and judgments of Vista Outdoor as to the future financial performance of the Outdoor Products Business.
In addition, Morgan Stanley assumed that the transaction contemplated by the MNC Fourth Indication would be consummated in accordance with the terms set forth in the Proposed Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that MNC will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Proposed Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the transaction contemplated by the transaction contemplated by the MNC Fourth Indication, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the transaction contemplated by the MNC Fourth Indication. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the MNC Fourth Indication. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vista Outdoor’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Vista Outdoor Common Stock in the transaction contemplated by the MNC Fourth Indication. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Outdoor Products Business, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 7, 2024. Events occurring after July 7, 2024 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the MNC Fourth Indication as compared to other business or financial strategies that might be available to Vista Outdoor, nor did it address the underlying business decision of Vista Outdoor to enter into the Proposed Merger Agreement or proceed with any other transaction contemplated by the Proposed Merger Agreement.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of July 7, 2024, to the Vista Outdoor Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those financial analyses.
In performing its financial analyses summarized below and in arriving at its opinion, at the direction of the Vista Outdoor Board, Morgan Stanley used and relied upon the Outdoor Products Projections provided by Vista Outdoor management, as more fully described below in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216. Additionally, based on information provided by Vista Outdoor, Morgan Stanley assumed throughout its analyses that the cash consideration to be received by Vista Outdoor stockholders for the Sporting Products Business is equal to $21.00 per Vista Outdoor share, which is the cash portion of the Merger Consideration that Vista Outdoor stockholders would receive at Closing pursuant to the Original Transaction Agreements (as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment) as of the date of Morgan Stanley’s oral opinion (for purposes of this section entitled “—Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154, the “Sporting Products Per Share Cash Consideration”). Morgan Stanley considered in its analyses that the value of Vista Outdoor per share is equal to the Sporting Products Business Per Share Cash Consideration plus the value of the Outdoor Products Business per Vista Outdoor share (for purposes of this section entitled “—Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 154, the “Total Package Value”).
Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
Certain of the following terms are used throughout this summary of financial analyses:
•“AV” refers to aggregate enterprise value, calculated as equity value, plus principal value of total debt (inclusive of finance leases if applicable for the company being analyzed), plus non-controlling interest (as applicable for the company being analyzed), less cash, cash equivalents and marketable securities; and
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Outdoor Products Projections has the meaning given to such term in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216 and (ii) otherwise refers to earnings before interest, tax, depreciation and amortization, as adjusted, for the company being analyzed.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied values per share of the Outdoor Products Business based on estimates of future cash flows for fiscal year 2025 through end of fiscal year 2029. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Outdoor Products Projections.
Morgan Stanley based its analysis on the estimated Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216) expected to be generated by the Outdoor Products Business. Morgan Stanley calculated terminal values based on a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x. The Unlevered Free Cash Flow from fiscal year 2025 through end of fiscal year 2029 and terminal values were then discounted to present values as of June 30, 2024 using a range of discount rates of 12.2% to 13.2% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital) to calculate an implied AV range for the Outdoor Products Business. Morgan Stanley estimated the weighted average cost of capital for the Outdoor Products Business using the capital asset pricing model and based on its professional judgment and experience. Based on the above-described analysis, Morgan Stanley derived a range of estimated implied values of the Outdoor Products Business per Vista Outdoor share of $29.25 to $34.90, which resulted in a Total Package Value range of $50.25 to $55.90, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied Per Share Range for Outdoor Products	Total Package Value Range	MNC Fourth Indication
8.0x - 10.0x LTM Adj. EBITDA, 12.2% - 13.2% WACC	$21.00	$29.25 - $34.90	$50.25 - $55.90	$42.00
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x and a range of discount rates of 12.2% to 13.2% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital). Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $45.55 to $50.10 and an upward adjusted Total Package Value range of $55.90 to $62.80, rounded to the nearest $0.05.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future per share equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share for the Outdoor Products Business.
To calculate the discounted per share equity value for the Outdoor Products Business, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following March 31, 2026. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2026 of 7.0x to 10.0x, and discounted the resulting equity values at a discount rate of 12.2% based on Morgan Stanley’s estimate of the Outdoor Products Business’s current cost of equity. Based on this analysis, Morgan Stanley derived a range of estimated implied values of the Outdoor Products Business per Vista Outdoor share of $25.75 to $34.40, which resulted in a Total Package Value range of $46.75 to $55.40, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied Equity Value Per Share Range for Outdoor Products	Total Package Value Range	MNC Fourth Indication
7.0x - 10.0x NTM Adj. EBITDA, 12.2% Base Cost of Equity	$21.00	$25.75 - $34.40	$46.75 - $55.40	$42.00
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2024 of 7.0x to 10.0x and a discount rate of 12.2% based on Morgan Stanley’s estimate of the Outdoor Products Business’s then-current cost of equity. Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $43.95 to $51.55 and an upward adjusted Total Package Value range of $51.50 to $62.00, rounded to the nearest $0.05.
Leveraged Buyout Analysis
Morgan Stanley analyzed the Outdoor Products Business from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial sponsor buyer that would effect a hypothetical leveraged buyout of the Outdoor Products Business. Morgan Stanley based its analysis on the Outdoor Products Projections. Morgan Stanley assumed an illustrative transaction date as of June 30, 2024 and a 4.75-year investment period ending March 30, 2029. Based on its professional judgment and experience, Morgan Stanley assumed (i) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Based on the abovedescribed analysis, Morgan Stanley derived a range of implied values of the Outdoor Products Business per Vista Outdoor share of $21.40 to $28.40, which resulted in a Total Package Value range of $42.40 to $49.40, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied AV Per Share Range for Outdoor Products	Total Package Value Range	MNC Fourth Indication
8.0x - 10.0x LTM Adj. EBITDA, 17.5% - 22.5% IRR	$21.00	$21.40 - $28.40	$42.40 - $49.40	$42.00
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming (i) a target range of annualized rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $39.30 to $44.85 and an upward adjusted Total Package Value range of $46.10 to $54.70, rounded to the nearest $0.05.
Comparable Companies Analysis
Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared the Outdoor Products Projections with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”). No comparable companies were excluded from Morgan Stanley’s analysis.
For purposes of this analysis, Morgan Stanley analyzed the ratio of AV to Adj. EBITDA estimated for the Outdoor Products Business fiscal years 2024 and 2025 and using publicly available consensus equity analyst research estimates for comparison purposes with the comparable companies. Results of the analysis for the comparable companies is indicated in the following table:

Outdoor Products Peers	AV / Estimated 2024 Adj. EBITDA	AV / Estimated 2025 Adj. EBITDA
Topgolf Callaway Brands	10.0x	8.5x
Helen of Troy	9.4x	8.8x
Yeti Holdings	11.0x	9.0x
Traeger	N/A	10.1x
Fox Factory Holding(1)	11.6x	10.5x
Acushnet Holdings	15.1x	12.4x
Thule Group	17.6x	15.5x
__________________
(1) Pro forma adjustments made to account for November 2023 acquisition of Marucci.
Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 7.0x to 10.0x Adj. EBITDA and applied this range of multiples to the estimated FY25 Adj. EBITDA provided by Vista Outdoor management in the Outdoor Products Projections. Morgan Stanley derived a range of implied values of the Outdoor Products Business per Vista Outdoor share of $14.70 to $19.20, which resulted in a Total Package Value range of $35.70 to $40.20, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied AV Per Share Range for Outdoor Products	Total Package Value Range	MNC Fourth Indication
7.0x - 10.0x FY25 Adj. EBITDA	$21.00	$14.70 - $19.20	$35.70 - $40.20	$42.00
No company utilized in the comparable companies analysis is identical to the Outdoor Products Business. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Outdoor Products Business’s control. These include, among other things, the impact of competition on the Outdoor Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Outdoor Products Business and its industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or a median) is not in itself a meaningful method of using selected company data.

Based on the application of Morgan Stanley’s professional judgment and experience, Morgan Stanley did not calculate sensitivities as it relates to its comparable companies analysis.
General
In connection with the review of the MNC Fourth Indication by the Vista Outdoor Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Outdoor Products Business or the Total Package Value.
In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Sporting Products Business or the Outdoor Products Business. These include, among other things, the impact of competition on the Sporting Products Business or the Outdoor Products Business’s business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business or the Outdoor Products Business, the industry or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the adequacy, from a financial point of view, of the consideration that would be received by the holders of shares of Vista Outdoor Common Stock pursuant to the MNC Fourth Indication and in connection with the delivery of its written opinion, dated July 7, 2024, to the Vista Outdoor Board. These analyses do not purport to be appraisals of Vista Outdoor Common Stock, the Sporting Products Business or the Outdoor Products Business, or to reflect the price at which shares of Vista Outdoor Common Stock might actually trade.
Morgan Stanley’s opinion and its presentation to the Vista Outdoor Board was one of many factors taken into consideration by the Vista Outdoor Board in deciding to reject the MNC Fourth Indication. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Vista Outdoor Board with respect to the MNC Fourth Indication. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Under the terms of its engagement, Morgan Stanley has acted as financial advisor to Vista Outdoor, including providing the Vista Outdoor Board with a written financial opinion, described in this section and attached as Annex K to this proxy statement/prospectus with respect to the MNC Fourth Indication, and Vista Outdoor has agreed to pay Morgan Stanley a fee of approximately $3 million, which was paid to Morgan Stanley upon the rendering of its opinion as described herein.
In the two years prior to the date of Morgan Stanley’s opinion dated July 7, 2024, Morgan Stanley and its affiliates provided financial advisory and financing services for Vista Outdoor and received approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion dated July 7, 2024, Morgan Stanley and its affiliates provided financing services for majority-controlled affiliates of an entity that has provided an equity commitment letter to MNC, and received approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion dated July 7, 2024, Morgan Stanley and its affiliates did not receive any fees from MNC in connection with financial advisory or financing services provided to such entities. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to MNC and Vista Outdoor and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

October 2024 Opinion of Morgan Stanley & Co. LLC
Vista Outdoor retained Morgan Stanley to act as its financial advisor in connection with (i) the potential separation of the Outdoor Products Business into an independent company, (ii) the potential sale of the Sporting Products Business and (iii) the potential sale of the Outdoor Products Business and to provide financial advice and assistance in connection therewith and, upon Vista Outdoor’s request, to render a financial opinion in connection therewith. Vista Outdoor selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Vista Outdoor and the industry in which it operates. At the meeting of the Vista Outdoor Board held on October 4, 2024, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 4, 2024, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Aggregate Base Purchase Price (for purposes of this section entitled “—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161, as defined in Morgan Stanley’s written opinion dated October 4, 2024) was fair, in the aggregate, from a financial point of view to the Covered Holders (for purposes of this section entitled “—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161, as defined in Morgan Stanley’s written opinion dated October 4, 2024). As used in this section entitled “—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161, “opinion” or “written opinion” refers to the written opinion of Morgan Stanley dated October 4, 2024.
The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated October 4, 2024, is attached as Annex K and is incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Vista Outdoor stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Vista Outdoor Board and addressed only the fairness to the Covered Holders, from a financial point of view, as of the date of the opinion, of the Aggregate Base Purchase Price. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement, the Revelyst Merger Agreement and the Separation Agreement (the “Transaction Agreements”) or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreements or entered into or amended in connection therewith. Morgan Stanley’s opinion did not address the prices at which the Revelyst Common Stock will trade following the consummation of the Merger or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the Vista Outdoor stockholders should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For purposes of rendering its opinion, Morgan Stanley, among other things:
•reviewed certain publicly available financial statements and other business and financial information of Vista Outdoor;
•reviewed certain internal financial statements and other financial and operating data concerning the businesses and operations of the Sporting Products Business and of the Outdoor Products Business;
•reviewed certain financial projections prepared by the management of Vista Outdoor for the Sporting Products Business under three scenarios: the Updated Sporting Products Base Case Projections, the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections (each as defined in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218);
•reviewed certain financial projections prepared by the management of Vista Outdoor for the Outdoor Products Business;

•reviewed certain financial information prepared by Vista Outdoor management relating to, and considered in its analysis, that the Transaction has been structured to result in less corporate level tax for Vista Outdoor relative to a sale of the assets of the Sporting Products Business;
•discussed the past and current operations and financial condition and the prospects of the Sporting Products Business and the Outdoor Products Business with senior executives of Vista Outdoor;
•reviewed the reported prices and trading activity for the Vista Outdoor Common Stock;
•compared the financial performance of the Sporting Products Business and the Outdoor Products Business with that of certain other publicly-traded companies comparable with the Sporting Products Business and the Outdoor Products Business, in each case;
•reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions for the Sporting Products Business and the Outdoor Products Business;
•participated in certain discussions and negotiations among representatives of Vista Outdoor, CSG and SVP and certain parties and their financial and legal advisors;
•reviewed the Transaction Agreements, the draft equity commitment letter from certain funds affiliated with SVP substantially in the form of the draft dated October 4, 2024 (for purposes of this section entitled “—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161, the “Commitment Letter”) and certain related documents; and
•performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Vista Outdoor, and formed a substantial basis for its opinion. With respect to the Updated Sporting Products Projections (as defined in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218) and the Outdoor Products Projections (as defined in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216), Morgan Stanley assumed, at Vista Outdoor’s direction, that they had been reasonably prepared and that the Updated Sporting Products Base Case Projections and the Outdoor Products Projections reflected the best currently available estimates and judgments of Vista Outdoor as to the future financial performance of the Sporting Products Business and the Outdoor Products Business, respectively. At the direction of Vista Outdoor, Morgan Stanley assumed that (i) consummation of the Transaction effectively became contingent upon entry into the Revelyst Merger Agreement due to the anticipated inability to receive stockholder approval of the Merger without entry into the Revelyst Merger Agreement and (ii) consummation of the Revelyst Merger is conditioned upon consummation of the Merger. In addition, Morgan Stanley assumed that the Transactions will be consummated in accordance with the terms set forth in the Transaction Agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that SVP will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the definitive Transaction Agreements will not differ in any material respect from the drafts thereof furnished to Morgan Stanley and that the Purchase Price Adjustments (as defined in Morgan Stanley’s written opinion) will not result in any adjustment that is material to Morgan Stanley’s analysis. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Transactions. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vista Outdoor’s officers, directors or employees, or any class of such persons, relative to the Aggregate Base Purchase Price or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Sporting Products Business or the Outdoor Products Business, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 4, 2024. Events occurring after October 4, 2024 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Transaction Agreements as compared to other business or financial strategies that might be available to Vista Outdoor, nor did it address the underlying business decision of Vista Outdoor to enter into the Transaction Agreements or proceed with any other transaction contemplated by the Transaction Agreements.
Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of October 4, 2024, to the Vista Outdoor Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those financial analyses.
Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of October 3, 2024, which was the last trading day before Morgan Stanley’s presentation to the Vista Outdoor Board, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, at the direction of the Vista Outdoor Board, Morgan Stanley used and relied upon (i) the Updated Sporting Products Base Case Projections provided by Vista Outdoor management for the Sporting Products Business, as more fully described below in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218 and (ii) the Outdoor Products Projections provided by Vista Outdoor for the Revelyst Business, as more fully described below in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216. For reference only, Morgan Stanley used the Updated Sporting Products Downside Case Projections and Updated Sporting Products Upside Case Projections provided by Vista Outdoor management for the Sporting Products Business, as more fully described below in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218. Additionally, based on information provided by Vista Outdoor, Morgan Stanley considered in its analysis, that the Transaction has been structured to result in less corporate level tax for Vista Outdoor relative to a sale of the assets of the Sporting Products Business.
Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
Certain of the following terms are used throughout this summary of financial analyses:
•“AV” refers to aggregate enterprise value, calculated as equity value, plus principal value of total debt (inclusive of finance leases if applicable for the company being analyzed), plus non-controlling interest (as applicable for the company being analyzed), less cash, cash equivalents and marketable securities; and
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Sporting Products Projections or the Outdoor Products Projections has the meaning given to such term in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” or “—Certain Unaudited Prospective Financial Information (Outdoor Products)”, respectively, beginning on pages 218 and 216, respectively, and (ii) otherwise refers to earnings before interest, tax, depreciation and amortization, as adjusted, for the company being analyzed.

Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis on a sum-of-the-parts basis, separately performing its analysis on the Sporting Products Business and the Outdoor Products Business. A discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company.
Sporting Products Business
Morgan Stanley calculated a range of implied AV based on estimates of future cash flows for the last six months of fiscal year 2025 through end of fiscal year 2029. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Updated Sporting Products Base Case Projections. For reference only, Morgan Stanley also performed this analysis on the estimated future cash flows contained in the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections.
Morgan Stanley based its analysis on the estimated Unlevered Free Cash Flow (as set forth in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218) expected to be generated by the Sporting Products Business. Morgan Stanley calculated terminal values based on a terminal AV / Adj. EBITDA exit multiple ranging from 4.0x to 6.0x and a terminal Adj. EBITDA for the Sporting Products Business of $356 million (which Morgan Stanley based on the average estimated Adj. EBITDA for fiscal year 2025 through fiscal year 2029 as Vista Outdoor management approved for use by Morgan Stanley). For reference only, Morgan Stanley also calculated a terminal Adj. EBITDA of $263 million from the Sporting Products Downside Case Projections and $428 million from the Sporting Products Upside Case Projections (as Vista Outdoor management approved for use by Morgan Stanley). The Unlevered Free Cash Flow from the last six months of fiscal year 2025 through end of fiscal year 2029 and terminal values were then discounted to present values as of September 30, 2024 using a range of discount rates of 10.5% to 11.3% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Sporting Products Business’s weighted average cost of capital) to calculate an implied AV range for the Sporting Products Business. Morgan Stanley estimated the weighted average cost of capital for the Sporting Products Business using the capital asset pricing model and took into account, among other things, market risk premium, risk-free rate, predicted beta, effective tax rate as provided by Vista Outdoor management, estimated cost of debt, and based on Morgan Stanley’s professional judgment and experience, a sensitivity adjustment around the cost of equity. Based on the above-described analysis, Morgan Stanley derived the following ranges of implied AV, each rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Updated Sporting Products Base Case Projections	$1,800-$2,300
For Reference Only
Updated Sporting Products Downside Case Projections	$1,250-$1,625
Updated Sporting Products Upside Case Projections	$2,150-$2,750
Outdoor Products Business
Morgan Stanley calculated a range of implied AV based on estimates of future cash flows for the last six months of fiscal year 2025 through end of fiscal year 2029. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Outdoor Products Projections.
Morgan Stanley based its analysis on the estimated Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216) expected to be generated by the Outdoor Products Business. Morgan Stanley calculated terminal values based on a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x and a terminal LTM Adj. EBITDA for the Outdoor Products Business of $242 million. The Unlevered Free Cash Flow from the last six months of fiscal year 2025 through end of fiscal year 2029 and terminal values were then discounted to present values as of September 30, 2024 using a range of discount rates of 11.8% to 12.8% (which Morgan Stanley derived based on Morgan Stanl ey’s estimate of the Outdoor Products Business’s weighted average cost of capital) to calculate an implied AV range for the Outdoor Products Business. Morgan Stanley estimated the weighted average cost of capital for the Outdoor Products Business using the capital asset pricing model and took into account, among other things, market risk premium, risk-free rate, predicted beta, effective tax rate as provided by Vista Outdoor management, estimated cost of debt, and based on Morgan Stanley’s professional judgment and experience, a sensitivity adjustment around the cost of equity. Based on the above-described analysis, Morgan Stanley derived a range of implied AV, each rounded to the nearest $25 million, of $1,525 million to $1,875 million.
Based on the Outdoor Products Projections provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin, and assuming a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x and a range of discount rates of 11.8% to 12.8% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital), Morgan Stanley derived, for reference purposes only, a downward adjusted AV range of $1,250 million to $1,525 million and an upward adjusted AV range of $1,875 million to $2,300 million, rounded to the nearest $25 million.
Morgan Stanley then added the ranges of estimated implied AV for the Sporting Products Business and the Outdoor Products Business to derive aggregate ranges of implied AV for Vista Outdoor (for purposes of this section entitled “—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161, “Implied Package Value AV”), each rounded to the nearest $25 million. At the direction of Vista Outdoor, and based on estimates regarding transaction closing adjustments and timing provided by Vista Outdoor, Morgan Stanley calculated, for reference purposes only, ranges of estimated Implied Package Value AV adjusted to a per share basis (for purposes of this section entitled “—October 2024 Opinion of Morgan Stanley & Co. LLC” beginning on page 161, “Total Package Value per share”), rounded to the nearest $0.05.

Source	Implied Package Value AV (in millions)	Total Package Value per share (reference only)
Financial Analyses
Updated Sporting Products Base Case Projections and Outdoor Products Projections	$3,325-$4,175	$44.60-$58.95
For Reference Only
Updated Sporting Products Downside Case Projections and Outdoor Products Downward Adjustment	$2,500-$3,150	$30.70-$41.65
Updated Sporting Products Upside Case Projections and Outdoor Products Upward Adjustment	$4,025-$5,050	$56.40-$73.70
Morgan Stanley then compared this Implied Package Value AV range to the Aggregate Base Purchase Price of $3,350 million.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis on a sum-of-the-parts basis, separately performing its analysis on the Sporting Products Business and the Outdoor Products Business. A discounted equity value analysis is designed to provide insight into a theoretical estimate of the future implied value of a company’s equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value.
Sporting Products Business
In connection with this analysis, Morgan Stanley calculated a range of implied present equity values for the Sporting Products Business. To calculate the discounted equity value for the Sporting Products Business, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following March 31, 2026. Morgan Stanley based its analysis on the Updated Sporting Products Base Case Projections and, for reference only, on the Updated Sporting Products Downside Case Projections and Updated Sporting Products Upside Case Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV / NTM Adj. EBITDA as of March 31, 2026 of 4.0x to 6.0x, and discounted the resulting equity values at a discount rate of 11.8% based on Morgan Stanley’s estimate of the Sporting Products Business’s then-current cost of equity. Based on the above-described analysis, Morgan Stanley derived the following ranges of implied AV, each rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Updated Sporting Products Base Case Projections	$1,625-$2,225
For Reference Only
Updated Sporting Products Downside Case Projections	$1,100-$1,525
Updated Sporting Products Upside Case Projections	$1,900-$2,625
Outdoor Products Business
In connection with this analysis, Morgan Stanley calculated a range of implied present equity values for the Outdoor Products Business. To calculate the discounted equity value for the Outdoor Products Business, Morgan Stanley utilized estimated NTM Adj. EBITDA following March 31, 2026. Morgan Stanley based its analysis on the Outdoor Products Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV / NTM Adj. EBITDA as of March 31, 2026 of 7.0x to 10.0x, and discounted the resulting equity values at a discount rate of 11.8% based on Morgan Stanley’s estimate of the Outdoor Products Business’s then-current cost of equity. Based on the above-described analysis, Morgan Stanley derived a range of implied AV, rounded to the nearest $25 million, of $1,350 million to $1,875 million.
Based on the Outdoor Products Projections provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin, and assuming a range of multiples of AV / NTM Adj. EBITDA as of March 31, 2024 of 7.0x to 10.0x and a discount rate of 11.8% based on Morgan Stanley’s estimate of the Outdoor Products Business’s then-current cost of equity. Morgan Stanley derived, for reference purposes only, a downward adjusted AV range of $1,175 million to $1,650 million and an upward adjusted AV range of $1,625 million to $2,275 rounded to the nearest $25 million.
Morgan Stanley then added the ranges of estimated implied AV for the Sporting Products Business and the Outdoor Products Business to derive aggregate ranges of Implied Package Value AV for Vista Outdoor, each rounded to the nearest $25 million. At the direction of Vista Outdoor, and based on estimates regarding transaction closing adjustments and timing provided by Vista Outdoor, Morgan Stanley calculated, for reference purposes only, ranges of estimated Total Package Value per share, rounded to the nearest $0.05.

Source	Implied Package Value AV (in millions)	Total Package Value per share (reference only)
Financial Analyses
Updated Sporting Products Base Case Projections and Outdoor Products Projections	$2,975-$4,100	$38.70-$57.70
For Reference Only
Updated Sporting Products Downside Case Projections and Outdoor Products Downward Adjustment	$2,275-$3,175	$26.90-$42.05
Updated Sporting Products Upside Case Projections and Outdoor Products Upward Adjustment	$3,525-$4,900	$48.00-$71.20
Morgan Stanley then compared this Implied Package Value AV range to the Aggregate Base Purchase Price of $3,350 million.
Leveraged Buyout Analysis
Morgan Stanley performed a leveraged buyout analysis on a sum-of-the-parts basis, separately performing its analysis on the Sporting Products Business and the Outdoor Products Business.

Sporting Products Business
Morgan Stanley analyzed the Sporting Products Business from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial sponsor buyer that would effect a hypothetical leveraged buyout of the Sporting Products Business. Morgan Stanley based its analysis on the Updated Sporting Products Base Case Projections and, for reference only, on the Updated Sporting Products Downside Case Projections and Updated Sporting Products Upside Case Projections. Morgan Stanley assumed a transaction date as of September 30, 2024 and a 4.5-year investment period ending March 30, 2029. Based on its professional judgment and experience, Morgan Stanley assumed (i) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 4.0x to 6.0x Adj. EBITDA.
Based on the above-described analysis, Morgan Stanley derived the following ranges of implied AV, each rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Updated Sporting Products Base Case Projections	$1,450-$1,925
For Reference Only
Updated Sporting Products Downside Case Projections	$1,125-$1,450
Updated Sporting Products Upside Case Projections	$1,675-$2,250
Outdoor Products Business
Morgan Stanley analyzed the Outdoor Products Business from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial sponsor buyer that would effect a hypothetical leveraged buyout of the Outdoor Products Business. Morgan Stanley based its analysis on the Outdoor Products Business Projections. Morgan Stanley assumed an illustrative transaction date as of September 30, 2024 and a 4.5-year investment period ending March 30, 2029. Based on its professional judgment and experience, Morgan Stanley assumed (i) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Based on the above-described analysis, Morgan Stanley derived a range of implied AV, rounded to the nearest $25 million, of $1,075 million to $1,500 million.
Based on the Outdoor Products Projections provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin, and assuming (i) a target range of annualized rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Morgan Stanley derived, for reference purposes only, a downward adjusted implied AV range of $875 million to $1,200 and an upward adjusted implied AV range of $1,300 million to $1,825 million, rounded to the nearest $25 million.
Morgan Stanley then added the ranges of estimated implied AV for the Sporting Products Business and the Outdoor Products Business to derive aggregate ranges of Implied Package Value AV for Vista Outdoor, each rounded to the nearest $25 million. At the direction of Vista Outdoor, and based on estimates regarding transaction closing adjustments and timing provided by Vista Outdoor, Morgan Stanley calculated, for reference purposes only, ranges of estimated Total Package Value per share, rounded to the nearest $0.05.

Source	Implied Package Value AV (in millions)	Total Package Value per share (reference only)
Financial Analyses
Updated Sporting Products Base Case Projections and Outdoor Products Projections	$2,525-$3,425	$31.10-$46.30
For Reference Only
Updated Sporting Products Downside Case Projections and Outdoor Products Downward Adjustment	$2,000-$2,650	$22.25-$33.20
Updated Sporting Products Upside Case Projections and Outdoor Products Upward Adjustment	$2,975-$4,075	$38.70-$57.25
Morgan Stanley then compared this Implied Package Value AV range to the Aggregate Base Purchase Price of $3,350 million.
Comparable Companies Analysis
Morgan Stanley performed a comparable companies analysis on a sum-of-the-parts basis, separately performing its analysis on the Sporting Products Business and on the Outdoor Products Business. A comparable companies analysis attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.
Sporting Products Business
Morgan Stanley reviewed and compared the Updated Sporting Products Base Case Projections with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “Sporting Products comparable companies”). No Sporting Products comparable companies were excluded from Morgan Stanley’s analysis.
For purposes of this analysis, Morgan Stanley analyzed the ratio of AV / Adj. EBITDA for the fiscal years 2024 and estimated 2025 of the Sporting Products Business and using publicly available consensus equity analyst research estimates for comparison purposes with the Sporting Products comparable companies. Results of the analysis for the Sporting Products comparable companies is indicated in the following table:

Sporting Products Business Peers	AV / 2024 Adj. EBITDA	AV / Estimated 2025 Adj. EBITDA
Olin Corporation	7.4x	8.5x
Sturm, Ruger & Company, Inc.	9.0x	7.6x
Smith & Wesson Brands, Inc.	8.9x	7.6x
Vista Outdoor Inc.(1)	N/A	5.0x
__________________
(1)As of October 13, 2023, the last trading date before the announcement of the Transaction.
Based on its analysis of the relevant metrics for each of the Sporting Products comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 4.5x to 6.5x AV / Adj. EBITDA multiples and applied this range of multiples to the estimated Adj. EBITDA for fiscal year 2025 provided by Vista Outdoor management in the Updated Sporting Products Base Case Projections. For reference only, Morgan Stanley also applied this range of multiples to the estimated Adj. EBITDA for fiscal year 2025 from the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside

Case Projections. Morgan Stanley derived the following AV ranges for the Sporting Products Business, rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Updated Sporting Products Base Case Projections	$1,500-$2,175
For Reference Only
Updated Sporting Products Downside Case Projections	$1,400-$2,025
Updated Sporting Products Upside Case Projections	$1,800-$2,600
Outdoor Products Business
Morgan Stanley reviewed and compared the Outdoor Products Projections for the Outdoor Products Business with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “Outdoor Products comparable companies”). No Outdoor Products comparable companies were excluded from Morgan Stanley’s analysis.
For purposes of this analysis, Morgan Stanley analyzed the ratio of AV / Adj. EBITDA estimated for the fiscal years 2024 and 2025 of the Outdoor Products Business and using publicly available consensus equity analyst research estimates for comparison purposes with the Outdoor Products comparable companies. Results of the analysis for the Outdoor Products comparable companies is indicated in the following table:

Outdoor Products Business Peers	AV / 2024 Adj. EBITDA	AV / Estimated 2025 Adj. EBITDA
Thule Group AB	19.0x	16.7x
Traeger, Inc.	NM	12.9x
Acushnet Holdings Corp.	14.3x	11.9x
Fox Factory Holdings Corp.(1)	9.9x	11.5x
Yeti Holdings, Inc.	11.7x	9.9x
Topgolf Callaway Brands Corp.	8.7x	8.3x
Helen of Troy Limited	7.2x	7.7x
__________________
(1)Pro forma adjustments made to account for the November 2023 acquisition of Marucci Sports.
Based on its analysis of the relevant metrics for each of the Outdoor Products comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 7.0x to 10.0x AV / Adj. EBITDA multiples and applied this range of multiples to the estimated Adj. EBITDA for fiscal year 2025 provided by Vista Outdoor management in the Outdoor Products Projections. Morgan Stanley derived a range of implied AV, rounded to the nearest $25 million, of $625 million to $900 million.
Morgan Stanley then added the ranges of estimated implied AV for the Sporting Products Business and the Outdoor Products Business to derive aggregate ranges of Implied Package Value AV of Vista Outdoor, each rounded to the nearest $25 million. At the direction of Vista Outdoor, and based on estimates regarding transaction closing adjustments and timing provided by Vista Outdoor, Morgan Stanley calculated, for reference purposes only, ranges of estimated Total Package Value per share, rounded to the nearest $0.05.

Source	Implied Package Value AV (in millions)	Total Package Value per share (reference only)
Financial Analyses
Updated Sporting Products Base Case Projections and Outdoor Products Projections	$2,125-$3,075	$24.35-$40.40
For Reference Only
Updated Sporting Products Downside Case Projections and Outdoor Products Projections(1)	$2,025-$2,925	$22.65-$37.85
Updated Sporting Products Upside Case Projections and Outdoor Products Projections(1)	$2,425-$3,500	$29.40-$47.55
__________________
(1)Vista Outdoor management’s sensitivity adjustments did not apply to fiscal year 2025.
Morgan Stanley then compared this Implied Package Value AV range to the Aggregate Base Purchase Price of $3,350 million.
No company utilized in the comparable companies analysis is identical to the Sporting Products Business or the Outdoor Products Business. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Sporting Products Business or the Outdoor Products Business’s control. These include, among other things, the impact of competition on the Sporting Products Business or the Outdoor Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business or the Outdoor Products Business and its industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or a median) is not in itself a meaningful method of using selected company data.
Precedent Transactions Analysis
Morgan Stanley conducted a precedent transactions analysis on a sum-of-the-parts basis, separately conducting its analysis on the Sporting Products Business and on the Outdoor Products Business. A precedent transactions analysis is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the potential transaction. Morgan Stanley selected these transactions based on Morgan Stanley’s professional judgement and experience.
Sporting Products Business
Morgan Stanley reviewed the selected transactions, which are listed below, for, among other things, the approximate ratio of the AV implied by the consideration paid in each transaction to each target company’s approximate Adj. EBITDA for the latest-available last 12-month period at the time of the applicable transaction announcement date (“LTM Adj. EBITDA”).

Announcement Date	Acquiror	Target	AV / LTM Adj. EBITDA
May 2013	Vista Outdoor Inc.	Savage Sports Corporation	5.5x
October 2014	Lloyds Development Capital Limited	Eley Group	6.9x
August 2017	Clarus Corporation	Sierra Bullets, L.L.C.	6.3x
February 2021	Česká zbrojovka Group SE	Colt Holding Company LLC	4.8x
March 2022	Beretta Holding S.A.	RUAG Ammotec Group	4.9x
November 2022	Czechoslovak Group a.s.	Fiocchi Munizioni	7.2x
December 2023	Colt CZ Group SE	Sellier & Bellot a.s.	8.5x

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of implied AV / LTM Adj. EBITDA multiples of 4.75x to 7.25x for the transactions and applied this range to the estimated Adj. EBITDA of the Sporting Products Business for fiscal year 2025 contained in the Updated Sporting Products Base Case Projections. For reference only, Morgan Stanley also performed this analysis on the estimated Adj. EBITDA for fiscal year 2025 contained in the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections. Based on the above-described analysis, Morgan Stanley derived the following ranges of implied AV, each rounded to the nearest $25 million:

Source	Implied AV (in millions)
Financial Analyses
Updated Sporting Products Base Case Projections	$1,600-$2,425
For Reference Only
Updated Sporting Products Downside Case Projections	$1,475-$2,250
Updated Sporting Products Upside Case Projections	$1,900-$2,900
Outdoor Products Business
Morgan Stanley reviewed the selected transactions, which are listed below, for, among other things, the approximate ratio of the AV implied by the consideration paid in each transaction to each target company’s approximate Adj. EBITDA for the latest-available last 12-month period at the time of the applicable transaction announcement date LTM Adj. EBITDA.

Announcement Date	Acquiror	Target	AV / LTM Adj. EBITDA
July 2015	Vista Outdoor Inc.	CamelBak Products	12.5x
December 2015	Newell Rubbermaid	Jarden Corporation	13.7x
January 2017	Callaway Golf Company	Ogio International	8.4x
May 2017	Kohlberg & Co.	Newell Brands	9.6x
December 2018	Investor Consortium	Amer Sports	18.9x
August 2019	Lew’s Holdings	Fox International	14.8x
March 2020	Compass Diversified	Marucci Sports	14.1x
September 2020	Compass Diversified	BOA Technology	15.1x
May 2021	Centroid Investment Partners	TaylorMade Golf	15.2x
June 2021	Clarus Corporation	Rhino-Rack	11.9x
September 2021	Dometic	Igloo	16.7x
January 2022	KKR & Co.	Accell Group	11.9x
November 2023	Fox Factory Holding	Marucci Sports	11.4x
Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of implied AV / LTM Adj. EBITDA multiples of 10.0x to 14.0x for the transactions and applied this range to the estimated Adj. EBITDA of the Outdoor Products Business for fiscal year 2025. Morgan Stanley calculated a range of implied AV, rounded to the nearest $25 million, of $900 million to $1,250 million.
Morgan Stanley then added the ranges of estimated implied AV for the Sporting Products Business and the Outdoor Products Business to derive aggregate ranges of Implied Package Value AV for Vista Outdoor, each rounded to the nearest $25 million. At the direction of Vista Outdoor, and based on estimates regarding transaction closing adjustments and timing provided by Vista Outdoor, Morgan Stanley calculated, for reference purposes only, ranges of estimated Total Package Value per share, rounded to the nearest $0.05.

Source	Implied Package Value AV (in millions)	Total Package Value per share (reference only)
Financial Analyses
Updated Sporting Products Base Case Projections and Outdoor Products Projections	$2,500-$3,675	$30.70-$50.50
For Reference Only
Updated Sporting Products Downside Case Projections and Outdoor Products Projections(1)	$2,375-$3,500	$28.55-$47.55
Updated Sporting Products Upside Case Projections and Outdoor Products Projections(1)	$2,800-$4,150	$35.75-$58.50
__________________
(1)Vista Outdoor management’s sensitivity adjustments did not apply to fiscal year 2025.
Morgan Stanley then compared this Implied Package Value AV range to the Aggregate Base Purchase Price of $3,350 million.
No company or transaction utilized in the precedent transactions analysis is identical to the Sporting Products Business, the Outdoor Products Business or the Transactions. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Sporting Products Business or the Outdoor Products Business’s control. These include, among other things, the impact of competition on the Sporting Products Business or the Outdoor Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business or the Outdoor Products Business and its industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected transaction data.
General
In connection with the review of the Transactions by the Vista Outdoor Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Sporting Products Business, the Outdoor Products Business or the Aggregate Base Purchase Price.
In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Sporting Products Business or the Outdoor Products Business. These include, among other things, the impact of competition on the Sporting Products Business or the Outdoor Products Business’s business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business or the Outdoor Products Business, the industry or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness to the Covered Holders, from a financial point of view, of the Aggregate Base Purchase Price pursuant to the Transaction Agreements and in connection with the delivery of its written opinion, dated October 4, 2024, to the Vista Outdoor Board. These analyses do not purport to be appraisals of Vista Outdoor Common Stock, the Sporting Products Business, the Outdoor Products Business or to reflect the prices at which shares of Vista Outdoor Common Stock or shares of Revelyst Common Stock might actually trade.
The Aggregate Base Purchase Price was determined through arm’s length negotiations among Vista Outdoor, CSG and SVP and was approved by the Vista Outdoor Board. Morgan Stanley provided financial advice to the Vista Outdoor Board during these negotiations but did not, however, recommend any specific form or amount of consideration to Vista Outdoor or the Vista Outdoor Board or opine that any specific consideration constituted the only appropriate consideration for the Transactions. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Transaction Agreements as compared to other business or financial strategies that might be available to Vista Outdoor, nor did it address the underlying business decision of Vista Outdoor to enter into the Transaction Agreements or proceed with any other transaction contemplated by the Transaction Agreements. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Revelyst Common Stock will trade following the consummation of the CSG Merger or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how Vista Outdoor stockholders should vote at the Special Meeting.
Morgan Stanley’s opinion and its presentation to the Vista Outdoor Board was one of many factors taken into consideration by the Vista Outdoor Board in deciding to approve the Transaction Agreements and the transactions contemplated thereby, including the Separation and the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Vista Outdoor Board with respect to the Aggregate Base Purchase Price or of whether the Vista Outdoor Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of CSG, Vista Outdoor, Outdoor Products, SVP or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Vista Outdoor in connection with the Transactions, may have committed and may commit in the future to invest in private equity funds managed by SVP or its affiliates, or in affiliates of Morgan Stanley that may hold director equity and/or partnership interests in private equity funds managed by SVP or its affiliates.
Under the terms of its engagement, Morgan Stanley has acted as financial advisor to Vista Outdoor, including providing the Vista Outdoor Board with a written financial opinion, described in this section and attached as Annex K to this proxy statement/prospectus, in connection with the Transactions, and Vista Outdoor has agreed to pay Morgan Stanley a fee of approximately $41.5 million for its services, of which (i) $2 million was paid to Morgan Stanley upon the announcement of the potential separation of the Outdoor Products Business into an independent company, (ii) $3 million was paid to Morgan Stanley upon the rendering of its October 15, 2023 opinion, (iii) $3 million was paid to Morgan Stanley upon the rendering of its July 7, 2024 opinion, (iv) $3 million became payable to Morgan Stanley upon the rendering of its opinion as described herein, (v) $14 million is contingent upon the closing of the Merger and (vi) $16.5 million is contingent upon the closing of the Revelyst Merger. Vista Outdoor has also agreed to reimburse Morgan Stanley for certain of its reasonable and documented out of pocket expenses, including reasonable and documented fees of outside counsel. In addition, Vista Outdoor has agreed to indemnify Morgan Stanley and its affiliates, and its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, related to, arising out of or in connection with Morgan Stanley’s engagement.

As of October 4, 2024, Morgan Stanley or one of its affiliates was a participant in Vista Outdoor’s $600,000,000 senior secured asset-based revolving credit facility, with an aggregate total commitment of approximately $24 million, and received aggregate fees of approximately $210,000 in connection with such services, of which approximately $80,000 were received in the two years prior to the date of Morgan Stanley’s opinion. Inclusive of the fees associated with Morgan Stanley’s participation in the senior secured asset-based revolving credit facility, in the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for Vista Outdoor and received approximately $5 million to $10 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates did not receive any fees from CSG in connection with financial advisory or financing services provided to such entities. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to certain affiliates of SVP and their affiliate funds and received approximately $2 million to $5 million in connection with such services. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to CSG, SVP, Vista Outdoor, Revelyst and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Moelis & Company LLC
October 2023 Opinion of Moelis & Company LLC
At a meeting of the Vista Outdoor Board on October 15, 2023 to evaluate and approve the Transaction, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 15, 2023, addressed to the Vista Outdoor Independent Directors and the Vista Outdoor Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, the Base Purchase Price (which, for purposes of this section entitled “—October 2023 Opinion of Moelis & Company LLC beginning on page 174, was $1.91 billion) set forth in the Original Merger Agreement was fair, from a financial point of view, to Vista Outdoor. As used in this section entitled “—October 2023 Opinion of Moelis & Company LLC beginning on page 174, “opinion” or “written opinion” refers to the written opinion of Moelis dated October 15, 2023.
The full text of Moelis’ written opinion dated October 15, 2023, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) as well as for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluation of the Transaction. Moelis’ opinion was limited solely to the fairness, from a financial point of view, of the Base Purchase Price and does not address Vista Outdoor’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•reviewed certain publicly available business and financial information relating to Vista Outdoor;
•reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Sporting Products Business furnished to Moelis by Vista Outdoor, including the Sporting Products Projections as provided to or discussed with Moelis by Vista Outdoor management under three scenarios: the Sporting Products Base Case Projections, the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections;
•conducted discussions with members of the senior management and representatives of Vista Outdoor concerning the information described in the foregoing, as well as the business and prospects of the Sporting Products Business;
•reviewed the reported prices and trading activity for Vista Outdoor Common Stock;

•reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•considered the results of efforts by or on behalf of Vista Outdoor to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Sporting Products Business;
•reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•reviewed (i) a document, labeled “Execution Version”, of the Original Merger Agreement, (ii) a document, labeled “Execution Version”, of the Original Separation Agreement, and (iii) the form, provided on October 15, 2023, of the Subscription Agreement; and
•conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its analysis and opinion, Moelis, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis also relied on the representation of Vista Outdoor management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Sporting Products Projections, Moelis assumed, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that they were reasonably prepared and that the Sporting Products Base Case Projections reflected the best currently available estimates and judgments of Vista Outdoor as to the future performance of the Sporting Products Business. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Vista Outdoor, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address Vista Outdoor’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor and did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the Original Merger Agreement, the Original Separation Agreement or the Subscription Agreement, or any aspect or implication of the Transaction, except for the fairness of the Base Purchase Price from a financial point of view to Vista Outdoor. Moelis expressed no opinion as to what the value of Vista Outdoor Common Stock or Revelyst Common Stock actually will be when issued pursuant to the Transaction or the prices at which Vista Outdoor Common Stock or Revelyst Common Stock may trade at any time. Moelis expressed no opinion as to fair value, viability or the solvency of Vista Outdoor or Revelyst following the closing of the Transaction. In rendering its opinion, Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that the final executed forms of the Original Merger Agreement, the Original Separation Agreement and the Subscription Agreement would not differ in any material respect from the documents referenced above that Moelis reviewed, that the Transaction would be consummated in accordance with their terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Original Merger Agreement, the Original Separation Agreement and the Subscription Agreement were accurate and correct, and that the parties to the Original Merger Agreement, the Original Separation Agreement and the Subscription Agreement would comply with all the material terms of the Original Merger Agreement, the Original Separation Agreement and the Subscription Agreement. Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction would be obtained, except to the extent that could not be material to Moelis’ analysis. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction regarding the Sporting Products Business from any party. However, in reaching its conclusion, Moelis took into consideration the results of the indications of interest received by Vista Outdoor referred to above.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.
Moelis’ opinion did not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Vista Outdoor, other than the fairness of the Base Purchase Price from a financial point of view to Vista Outdoor. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Base Purchase Price or otherwise.
Financial Analyses
The following is a summary of the material financial analyses presented by Moelis to the Vista Outdoor Board at a meeting held on October 15, 2023, in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
For purposes of its analyses, Moelis reviewed a number of financial and operating metrics, including the following:
•“Total Enterprise Value”, which is referred to as “TEV”, was calculated as (a) equity value (calculated (unless the context indicates otherwise) as market value of the relevant company’s diluted common equity (using the treasury stock method) based on its closing stock price on a specified date), plus (b) (i) net debt (calculated as debt, including finance leases, where applicable, less cash and cash equivalents, adjusted for restricted cash, where applicable) and (ii) book value of preferred stock and non-controlling interests, where applicable, minus (c) investments, where applicable (in each of the foregoing cases as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable, except that, with respect to the target companies referred to below under “—October 2023 Opinion of Moelis & Company LLC—Other Information—Selected Precedent Transactions Analysis” beginning on page 178, the relevant balance sheet date used was the most recently reported quarter end immediately prior to announcement of the applicable transaction).
•“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Sporting Products Projections has the meaning given to such term in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213 and (ii) otherwise was calculated as EBITDA, (x) adjusted for company-defined non-recurring and non-cash items and (y) fully burdened by stock-based compensation.
Unless the context indicates otherwise, Moelis performed the analyses below using the closing prices and historical, financial and operating data for the selected public companies and Vista Outdoor based on publicly available information for each company as of October 13, 2023.
Set forth below is a summary of the material financial analyses performed by Moelis in connection with its opinion.

Selected Publicly Traded Companies Analysis
Moelis reviewed financial and stock market information of six publicly traded companies engaged in the ammunition and firearm manufacturing business (the “Selected Public Companies”) whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Sporting Products Business for purposes of Moelis’ analysis, and for which consensus Wall Street analyst estimates (such consensus estimates, the “Wall Street research”) were available. No companies meeting this selection criteria were excluded from the analysis. Moelis reviewed the TEV of each of the Selected Public Companies, as well as Vista Outdoor, as a multiple of estimated Adj. EBITDA for each of calendar years 2023 and 2024 (“CY2023E” and “CY2024E”, respectively), based on consensus Wall Street research available as of October 13, 2023. Moelis also reviewed corresponding information and corresponding multiples for Vista Outdoor based on projections provided by Vista Outdoor management. Financial data for the Selected Public Companies was based on public filings as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable.
This data is summarized in the following table:

TEV/ Adj. EBITDA
	2023E	2024E
Olin Corporation	6.2x	5.5x
Sturm, Ruger & Company, Inc.	8.2x	7.4x
Colt’s Manufacturing Company LLC	8.5x	7.1x
Smith & Wesson Brands, Inc.	7.6x	6.5x
AMMO, Inc.	11.9x	9.2x
Clarus Corporation	7.6x	6.0x
Mean	8.3x	6.9x
Median	7.9x	6.8x
Vista Outdoor Management Estimates	5.9x	5.3x
Vista Outdoor Wall Street Research	5.6x	5.1x
In reviewing the Selected Public Companies data for purposes of determining TEV ranges for the Sporting Products Business, Moelis placed more emphasis on forward-looking multiples and estimated performance of the Selected Public Companies (as opposed to historical multiples and performance). Accordingly, Moelis placed more emphasis on forward-looking TEV/CY2024E Adj. EBITDA multiples given that, at the time of Moelis’ analysis, more than 75% of CY2023E Adj. EBITDA reflected historical performance. Moelis’ TEV range for the Sporting Products Business was informed by the multiples for Vista Outdoor, at the low end, and the averages of the Selected Public Companies, at the high end.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of (i) 5.25x to 7.75x TEV/Adj. EBITDA for CY2023E and (ii) 4.75x to 6.50x TEV/Adj. EBITDA for CY2024E. Moelis then applied such multiples ranges to the corresponding financial data for the Sporting Products Business (CY2023E and CY2024E Adj. EBITDA estimates for the Sporting Products Business, based on the Sporting Products Base Case Projections) to derive ranges of implied TEVs for the Sporting Products Business. This analysis indicated the following implied TEV ranges for the Sporting Products Business, as compared to the Base Purchase Price:

($ in millions)
Implied TEV Ranges based on:		Base Purchase Price
CY2023E Adj. EBITDA	CY2024E Adj. EBITDA
$2,183 - $3,223	$1,748 - $2,392	$1,910

Discounted Cash Flow Analysis
Moelis performed a discounted cash flow analysis of the Sporting Products Business using the Sporting Products Base Case Projections to calculate the present value of the estimated future Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213) projected to be generated by the Sporting Products Business and an estimate of the present value of the terminal value of the Sporting Products Business. In performing its discounted cash flow analysis, Moelis applied a range of discount rates of 10.5% to 15.5%, using its professional judgment as to Vista Outdoor’s estimated weighted average cost of capital. The estimated weighted average cost of capital range was derived using the Capital Asset Pricing Model, as well as a size premium.
Moelis applied this range of discount rates to (i) the estimated after-tax Unlevered Free Cash Flow for the second half of the fiscal year ending March 2024 through the end of fiscal year ending March 2028 (discounted to September 30, 2023, using the mid-year discounting convention) and (ii) a range of estimated terminal values derived by applying a range of multiples of 5.0x to 7.0x (which were based on Vista Outdoor’s EBITDA trading multiple for the next twelve month (“NTM”) period immediately following the latest twelve month (“LTM”) period for which financial information was publicly available) to the Sporting Products Business’s estimated average Adj. EBITDA for fiscal years 2025 through 2028 (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213, which average Adj. EBITDA was $378 million). In determining a range of terminal multiples, Moelis placed less emphasis on (i) the long-term TEV/NTM EBITDA multiples given the cyclical nature of the ammunition and firearm manufacturing industry, as well as the impact of both COVID-19 and political cycles on such multiples and (ii) the current TEV/CY2023E Adj. EBITDA multiples due to such multiples largely reflecting historical, not projected, results. Moelis also noted that the low end of the multiples range was informed by the multiples for Vista Outdoor, and the high end of the multiples range was informed by the averages of the multiples for the Selected Public Companies.
This analysis indicated the following implied TEV range for the Sporting Products Business, as compared to the Base Purchase Price:

($ in millions)
Implied TEV Range	Base Purchase Price
$1,864 - $2,646	$1,910
Other Information
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board the following information that was not considered part of Moelis’ financial analyses with respect to its opinion but was provided for reference purposes:
Selected Precedent Transactions Analysis
Moelis reviewed certain financial information of selected transactions announced since 2013 involving target businesses engaged in the ammunition and firearm manufacturing business (the “Selected Precedent Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Sporting Products Business for purposes of Moelis’ analysis and for which TEV/LTM EBITDA multiples were publicly available. In this analysis, Moelis reviewed implied TEV of each target business, as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction. Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as announced LTM EBITDA for such target businesses. This data is summarized in the following table:

Announcement Date	Target	Acquirer	TEV ($ millions)	TEV/ LTM EBITDA
February 2021	Gunbroker.com business	AMMO, Inc.	$240	6.0x
July 2019	Savage Arms business(1)	Long Range Acquisition LLC	$170	5.7x
August 2017	Sierra Bullets, L.L.C. (“Sierra Bullets”)	Clarus	$79	6.3x
June 2017	Crosman Corporation	Compass Diversified Holdings	$152	7.6x
July 2016	Crimson Trace Corporation(2)	Smith & Wesson Brands, Inc.	$95	5.9x
November 2014	Battenfeld Technologies, Inc.	Smith & Wesson Brands, Inc.	$131	13.7x
August 2013	Gamo Outdoor S.L.U	Bruckman, Rosser, Sherril & Co. Inc.	$133	8.6x
May 2013	Savage Arms business	Vista Outdoor	$315	5.5x

Mean			$164	7.4x
Median			$142	6.2x
__________________
(1)Purchase price reflects inclusion of additional post-closing consideration.
(2)Based on Adj. EBITDA.
In reviewing the Selected Precedent Transactions for purposes of determining EBITDA multiples ranges for the Sporting Products Business, Moelis noted that the comparability of the Selected Precedent Transactions to the Transaction were limited due to several factors, including (i) a lack of recent comparable precedent transactions with publicly available TEV / LTM EBITDA multiples, (ii) the significantly smaller values of the precedent transactions as compared to the Base Purchase Price, (iii) the fact that only one target business, Sierra Bullets, focused primarily on ammunition manufacturing, which represents one hundred percent of the business of the Sporting Products Business, and (iv) the unavailability of NTM EBITDA multiples.
Based on the foregoing and using its professional judgment, Moelis selected a multiples range of 6.0x - 7.0x Adj. EBITDA, which selected range (i) generally reflected the mean of the Selected Precedent Transactions multiples, and (ii) reflected Moelis’ emphasis on the Sierra Bullets acquisition. Moelis then applied such multiples range to the corresponding financial data for the Sporting Products Business for (i) the estimated LTM period ended September 30, 2023 (of approximately $434 million, as provided by Vista Outdoor management) and (ii) the estimated fiscal year 2024, based on the Sporting Products Base Case Projections, to derive TEV ranges. This analysis indicated the following implied TEV ranges for the Sporting Products Business, as compared to the Base Purchase Price:

($ in millions)

Implied TEV Ranges based on:
LTM Adj. EBITDA	Estimated Fiscal Year 2024 Adj. EBITDA	Base Purchase Price
$2,601 - $3,034	$2,354 - $2,747	$1,910
Analyst Price Targets
Moelis reviewed forward stock price targets for Vista Outdoor Common Stock in five recently published, publicly available Wall Street research analysts’ reports as of October 13, 2023, which indicated low and high stock price targets ranging from $29.00 to $47.00 per share, with a mean of $38.40 per share.
Historical TEV to NTM EBITDA Multiples Performance Review
Moelis also reviewed the historical TEV/NTM EBITDA multiples for the Selected Public Companies and Vista Outdoor over certain periods of time. This review indicated high, low, mean and median TEV/NTM EBITDA multiples for the median Selected Public Companies since January 1, 2023, based on publicly available information and Wall Street research, of 7.6x, 5.7x, 6.9x and 6.9x, respectively, as compared to the corresponding multiples for Vista Outdoor over the same time period of 5.4x, 4.6x, 5.2x and 5.2x, respectively.
Breakeven Analysis
Moelis compared the current TEV of Vista Outdoor (which was approximately $2,867 million as of October 13, 2023) to a hypothetical implied TEV of the Revelyst Business, pro forma for the consummation of the Transaction, that would be necessary for the Transaction to be at least value neutral to current holders of Vista Outdoor Common Stock. Assuming proceeds of $1,910 million from the sale of the Sporting Products Business, a resulting Revelyst Business TEV of approximately $957 million would be needed to be value neutral. Such TEV would equate to a TEV/CY2023E Adj. EBITDA multiple of 15.2x and a TEV/CY2024E Adj. EBITDA multiple of 6.3x.
LBO Analysis
Moelis also reviewed theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Sporting Products Business based on (i) the Sporting Products Business’s estimated after-tax Unlevered Free Cash Flow for the second half of the fiscal year ending 2024 and the fiscal years ending 2025 through 2028 and (ii) estimated exit values for the Sporting Products Business derived by applying a range of multiples of 5.0x to 7.0x to the Sporting Products Business’s estimated average Adj. EBITDA for the fiscal years 2025 through 2028 (for the reasons described above under “—October 2023 Opinion of Moelis & Company LLC—Financial Analyses —Discounted Cash Flow Analysis” beginning on page 178), in each case, based on the Sporting Products Base Case Projections, which analysis, assuming total debt/FY2024E Adj. EBITDA for the Sporting Products Business of 2.0x, and required internal rates of return for the financial buyer ranging from 20.0% to 25.0%, indicated an implied TEV range for the Sporting Products Business of $1,603 million to $2,080 million, as compared to the Base Purchase Price of $1,910 million.
Financial Analyses Based on Vista Outdoor Management’s Downside Case Projections and Upside Case Projections
Moelis also performed certain analyses described above but based on the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Sporting Products)” beginning on page 213). The analyses were as follows:
•Selected publicly traded companies analyses for the Sporting Products Business using the Selected Public Companies and selected multiples range as described above, but using the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections, which resulted in implied TEV ranges for the Sporting Products Business of (i) for CY2023E, $2,090 million to $3,085 million and $2,183 million to $3,223 million, respectively, and (ii) for CY2024E, $1,311 million to $1,795 million and $2,074 million to $2,838 million, respectively, as compared to the Base Purchase Price of $1,910 million.
•Discounted cash flow analyses for the Sporting Products Business using the same methodologies as described above but using the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections, which resulted in implied TEV ranges for the Sporting Products Business of $1,359 million to $1,905 million and $2,296 million to $3,279 million, respectively, as compared to the Base Purchase Price of $1,910 million.
•Selected precedent transactions analyses for the Sporting Products Business using the same selected precedent transactions and selected multiples range for FY2024E as described above but using the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections, which resulted in implied TEV ranges for the Sporting Products Business of $2,112 million to $2,464 million and $2,354 million to $2,747 million, respectively, for FY2024E, as compared to the Base Purchase Price of $1,910 million.
•LBO analyses for the Sporting Products Business using the same methodologies as described above but using the Sporting Products Downside Case Projections and the Sporting Products Upside Case Projections,

which resulted in implied TEV ranges for the Sporting Products Business of $1,246 million to $1,561 million and $1,912 million to $2,527 million, respectively, as compared to the Base Purchase Price of $1,910 million.
Review of Solicitation Process
Moelis reviewed the scope and results of the solicitation of interest from other parties with respect to a sale of the Sporting Products Business that was conducted by Morgan Stanley, as discussed more fully under “—Background of the Transactions” beginning on page 95.
Miscellaneous
This summary of the analyses is not a complete description of the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in the analyses described above is identical to the Sporting Products Business or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Vista Outdoor nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
The Base Purchase Price was determined through arm’s length negotiations between the parties to the Original Merger Agreement and was approved by the Vista Outdoor Independent Directors and the Vista Outdoor Board. Moelis did not recommend any specific consideration to Vista Outdoor, the Vista Outdoor Independent Directors or the Vista Outdoor Board, or that any specific amount or type of consideration constituted the only appropriate consideration in connection with the Transaction.
Moelis acted as financial advisor to the Vista Outdoor Independent Directors in connection with the Transaction and became entitled to a fee upon delivery of its report prepared in connection with the Transaction of $3.5 million. Moelis also became entitled to a fee upon delivery of its opinion of $1.0 million. Furthermore, Vista Outdoor has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. The Vista Outdoor Independent Directors selected Moelis as a financial advisor in connection with the Transaction because Moelis has substantial experience in similar transactions and familiarity with Vista Outdoor. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.
Moelis’ affiliates, employees, officers and partners may, at any time, own securities (long or short) of Vista Outdoor and CSG. Moelis has provided investment banking and other services to Vista Outdoor unrelated to the Transaction and in the future may provide such services to Vista Outdoor and CSG and has received and may receive compensation for such services. In the past two years prior to the date of its opinion, Moelis acted as financial advisor to the Vista Outdoor Independent Directors in connection with a review of strategic alternatives, including the proposed Spin-Off (for which it received a fee of $2.0 million in addition to the amounts described above), and during such two year period Moelis otherwise had not been engaged by, or received any fees from, Vista Outdoor or CSG.

Summary of Moelis’ Financial Analyses in Connection with the MNC Third Indication
The following is a summary of the material financial analyses presented by Moelis to the Vista Outdoor Board at a meeting held on June 9, 2024 in connection with the Vista Outdoor Board’s discussion of the status of the MNC Third Indication.
Unless the context indicates otherwise, Moelis calculated (a) each Total Enterprise Value for Vista Outdoor as adjusted to reflect (i) the net proceeds from the sale of Sporting Products Business (consisting of gross proceeds of $1,960 million, less estimated adjustments pursuant to the Original Merger Agreement of approximately $96 million) and (ii) estimated net proceeds of approximately $46 million from the proceeds of the expected divestiture of certain assets, as well as insurance proceeds from the fire at a Fiber Energy Pellet Mill facility for an aggregate adjustment of $1,910 million (collectively, the “Estimated Total Net Sale Proceeds”), (b) each equity value for Vista Outdoor based on debt (less cash and cash equivalents) (“net debt”) as of March 31, 2024 of $660 million and (c) per share amounts for Vista Outdoor Common Stock based on diluted shares outstanding as of March 31, 2024, using the treasury stock method. All such information for Vista Outdoor was provided by management of Vista Outdoor. As used below, “Unaffected Share Price” refers to Vista Outdoor Common Stock’s closing stock price on February 29, 2024, the last trading day prior to public disclosure of the MNC Third Indication.
Selected Publicly Traded Companies Analysis
Moelis reviewed financial and stock market information of ten publicly traded companies engaged in the business of manufacturing sporting and outdoor goods (the “Selected Public Sporting & Outdoor Goods Companies”), one publicly traded company engaged in the business of manufacturing outdoor cooking equipment (“Traeger Inc.”) and two publicly traded companies engaged in the business of manufacturing certain types of consumer electronic products (“Garmin Ltd.” and “GoPro, Inc.” and, collectively with Traeger and the Selected Public Sporting & Outdoor Companies, the “Selected Public Outdoor Companies”), in each case, whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis, and for which consensus Wall Street research was available. No companies meeting this selection criteria were excluded from the analysis. Moelis reviewed the TEV of each of the Selected Public Outdoor Companies, as well as Vista Outdoor, as a multiple of estimated Adj. EBITDA for each of calendar years 2024 and 2025 (“CY2024E” and “CY2025E”, respectively), based on consensus Wall Street research available as of June 6, 2024. Financial data for the Selected Public Outdoor Companies was based on public filings as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable.

This data is summarized in the following table(1):

TEV/ Adj. EBITDA
Selected Sporting & Outdoor Goods Companies	2024E	2025E
Shimano Inc.	19.7x	16.3x
Topgolf Callaway Brands Corp.	9.8x	8.7x
Acushnet Holdings Corp.	14.0x	13.3x
YETI Holdings, Inc.	12.0x	11.0x
Giant Manufacturing Co. Ltd.	13.3x	10.7x
Thule Group AB.	17.6x	15.5x
Dometic Group AB	9.6x	8.5x
Compass Diversified Holdings	9.4x	8.4x
Solo Brands, Inc.	10.8x	8.7x
Globeride, Inc.	6.3x	5.6x
Mean	12.3x	10.7x
Median	11.4x	9.7x
Selected Outdoor Cooking Publicly Traded Companies
Traeger Inc.	NM	30.5x
Selected Consumer Electronic Companies
Garmin Ltd.	20.1x	18.2x
GoPro, Inc.	NM	NM
Selected Public Outdoor Companies
Mean	13.0x	13.0x
Median	12.0x	10.9x
Vista Outdoor Consensus	6.4x	5.8x
__________________
(1) “NM” indicates information not meaningful because EBITDA was negative or de minimis.
In reviewing the Selected Public Outdoor Companies data for purposes of determining TEV ranges for the Outdoor Products Business, Moelis placed more emphasis on the Selected Public Sporting & Outdoor Goods Companies because of the Outdoor Products Business’s large majority of revenue arising from the sporting and outdoor goods sector. Moelis noted, however, that the Selected Public Sporting & Outdoor Goods Companies were limited in comparability because of several factors, including (i) some of them are mono-brand companies, as contrasted to the Outdoor Products Business’s robust portfolio of brands, (ii) different levels of brand recognition and geographic sales distribution, (iii) the Outdoor Products Business’s projected revenue compound annual growth rate (“CAGR”) from CY2023 to CY2025E is below the median of the Selected Public Sporting & Outdoor Goods Companies, (iv) the Outdoor Products Business’s significantly higher projected CY2023 to CY2025E Adj. EBITDA CAGR, and (v) the Outdoor Products Business’s significantly lower CY2024E Adj. EBITDA margin. Overall, Moelis took into account the estimated performance over the entire length of the term of the Outdoor Products Projections, from the near-term lower demand environment to the significant projected improvement in results in the longer term, driven in part by the GEAR Up transformational plan. Moelis’ TEV range for the Outdoor Products Business was informed by a premium to the multiples for Globeride, Inc., at the low end, and a discount to the overall median of the Selected Public Sporting & Outdoor Goods Companies, at the high end, as Adj. EBITDA margins for the Outdoor Products Business approach the current median of the Selected Public Sporting & Outdoor Companies over time.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of (i) 8.5x to 10.5x TEV/Adj. EBITDA for CY2024E and (ii) 7.75x to 9.00x TEV/Adj. EBITDA for CY2025E. Moelis then applied such multiples ranges to the corresponding financial data for the Outdoor Products Business (CY2024E and CY2025E Adj. EBITDA estimates for the Outdoor Products Business, based on the Outdoor Products Projections) to derive ranges of implied TEVs for the Outdoor Products Business. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV ranges for each of the Outdoor Products Business and Vista Outdoor:

		($ in millions)
Implied TEV Ranges based on:		Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$636 - $786	$973 - $1,130	$1,910	$2,546 - $2,696	$2,883 - $3,040
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Third Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Third Indication	Implied Per Share	Reference Range based on:
		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$31.20	$39.50	$31.69 - $34.21	$37.35 - $39.98
Selected Precedent Transactions Analysis
Moelis reviewed financial information of selected transactions involving target businesses engaged in the business of manufacturing sporting and outdoor goods (the “Selected Precedent Outdoor Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis and for which TEV/LTM EBITDA multiples were publicly available. Moelis reviewed implied TEV of each target business as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction (unless otherwise noted). Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as announced LTM EBITDA for such target businesses (unless otherwise noted).

This data is summarized in the following table(2):

Announcement Date	Target	Acquirer	TEV / LTM EBITDA
February 2024	Snow Peak, Inc.	Bain Capital, LP	24.6x
November 2023	Marucci Sports, LLC	Fox Factory Holding Corp.	11.4x
October 2022	Weber Inc.	BDT Capital Partners LLC	NM
July 2022	Simms Fishing Products LLC(3)	Vista Outdoor	18.5x
July 2022	Fox Racing Inc.(4)	Vista Outdoor	12.6x
January 2022	Accell Group N.V.	Kohlberg Kravis Roberts & Co. LP, Teslin Capital Management B.V.	13.4x
September 2021	Igloo Coolers Products Corp.(5)	Dometic Group AB	16.5x
September 2021	WAWGD, Inc. (d/b/a Foresight Sports, Inc.)(6)	Vista Outdoor	11.0x
June 2021	Rhino-Rack Pty Ltd(7)	Clarus Corporation	12.2x
September 2020	Boa Technology, Inc.	Compass Diversified Holdings	18.5x
March 2020	Marucci Sports, LLC	Compass Diversified Holdings	13.8x
August 2019	Fox International Group Limited	Lew’s Holdings Corporation	14.5x
September 2018	Amer Sports, Inc.	Anta Sports Products Ltd., FountainVest Partners, Tencent Holdings Ltd.	22.9x
July 2018	Eyewear Business of Vista Outdoor(8)	Antelope Brands Bidco Inc. (affiliate of undisclosed European private equity fund)	12.0x
May 2017	Newell Brands Inc. Winter Sports Business	Kohlberg & Company, L.L.C.	9.6x
August 2016	5.11 Tactical®	Compass Diversified Holdings	10.5x
February 2016	Steel Technology, LLC(9)	Helen of Troy Limited	<~12.0x
February 2016	Bell Sports Corp.(10)	Vista Outdoor	11.6x
July 2015	CamelBak Products, LLC(11)	Vista Outdoor	11.6x
February 2014	Easton Baseball/Softball Business of Easton-Bell Sports, Inc.	Bauer Performance Sports Ltd.	5.3x
November 2013	Costa Inc.	Essilor International	13.4x
September 2013	Bushnell Corporation(12)	Vista Outdoor	9.7x
All Selected Precedent Transactions
Mean			13.7x
Median			12.4x
Vista Outdoor Transactions
Mean			12.4x
Median			11.6x
Selected Precedent Transactions Excluding Vista Outdoor Transactions
Mean			14.4x
Median			13.4x
___________________
(2)“NM” indicates information not meaningful because EBITDA was negative.
(3)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 20.7x.
(4)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 13.7x.
(5)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 22.0x.
(6)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 12.6x.
(7)TEV/ LTM EBITDA including earn-out is 12.7x.
(8)TEV/ LTM EBITDA provided by Revelyst Management.
(9)Implies a pre-synergy TEV/ LTM EBITDA of less than 12x.
(10)TEV/ LTM EBITDA provided by Revelyst Management.

(11)TEV/ LTM EBITDA provided by Revelyst Management.
(12)TEV/ LTM EBITDA calculated based on 25% of 2012A EBITDA and 75% of 2013E EBITDA; TEV/ CY 2012A EBITDA is 10.6x.
In reviewing the Selected Precedent Outdoor Transactions for purposes of determining EBITDA multiples ranges for the Outdoor Products Business, Moelis noted that the comparability of the Selected Precedent Transactions to the evaluation of the MNC Third Indication were limited due of several factors, including (i) limited recent comparable precedent transactions with publicly available TEV / LTM EBITDA multiples of comparable size and product portfolios, and (ii) the Outdoor Products Business’s significant increase in projected Adj. EBITDA relative to current levels, resulting in difficulty in deriving related comparable precedent multiples in light of the unknown projected EBITDA trajectories for the other recently acquired businesses in the sector.
Moelis further noted that: (i) the recent acquisition of Snow Peak, Inc. was included in the Selected Precedent Outdoor Transactions in light of its recency and similarity to Vista Outdoor in product offerings despite Snow Peak, Inc. not being included in the Selected Public Outdoor Companies because of its relatively smaller scale and focus on non-U.S. end-markets, and (ii) the Outdoor Products Business Adj. EBITDA amounts for FY 2024 used in this analysis did not include pro forma adjustments for cost cutting initiatives related to either the sale of the Sporting Products Business or the Outdoor Products Business’s GEAR Up transformational plan.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of 11.0x - 12.5x LTM Adj. EBITDA, and which selected ranges generally reflected (i) a lower bound informed by the transaction multiples for Vista Outdoor’s acquisitions over the immediately preceding five years, with a particular focus on Foresight Sports, Inc. and a discount to Marucci Sports, LLC / Fox Factory Holding Corp. in light of Marucci Sports, LLC’s significant EBITDA growth since its last acquisition in early 2020 and (ii) an upper bound informed by the median of the Selected Precedent Outdoor Transactions multiples. Moelis then applied such multiples range to the corresponding financial data for the Outdoor Products Business for the LTM period ended March 31, 2024 to derive TEV ranges. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV ranges for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Ranges based on:	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
03/31/2024A Adj. EBITDA		03/31/2024A Adj. EBITDA
$493 - $561	$1,910	$2,403 - $2,471
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Third Indication:

	Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Third Indication	Implied Per Share Reference Range based on:
		03/31/2024A Adj. EBITDA
$31.20	$39.50	$29.28 - $30.41
Discounted Cash Flow Analysis
Moelis performed a discounted cash flow analysis of the Outdoor Products Business using the Outdoor Products Projections to calculate the present value of the estimated future Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216) projected to be generated by the Outdoor Products Business and an estimate of the present value of the terminal value of the Outdoor Products Business. In performing its discounted cash flow analysis, Moelis applied a range of discount rates of 9.75% to 14.75% based on an estimate of the Outdoor Products Business’s weighted average cost of capital. The estimated weighted average cost of capital range was derived using the Capital Asset Pricing Model, as well as a size premium.

Moelis applied this range of discount rates to (i) the estimated after-tax Unlevered Free Cash Flow for the fiscal years ending March 2025 through March 2029 (discounted to March 31, 2024, using the mid-year discounting convention) and (ii) a range of estimated terminal values derived by applying a range of multiples of 8.5x to 10.5x to the Outdoor Products Business’s estimated Adj. EBITDA for fiscal year ending March 2029, as set forth in the Outdoor Products Projections. In determining a range of terminal multiples, Moelis relied on CY2024E Adj. EBITDA multiples for the Selected Public Outdoor Companies as well as a discount to the TEV/NTM EBITDA multiples for the Selected Public Sporting and Outdoor Companies over both the pre-Covid and the 2017-to-current periods. In doing so, Moelis noted that (i) following an increase in demand for consumer discretionary goods during the Covid pandemic, the Selected Public Outdoor Companies have traded at depressed levels since mid-2022 as demand has diminished in part due to higher interest rates and other macro-economic factors, and (ii) the average TEV/NTM EBITDA multiples for the selected publicly traded companies over the 2017-to-current period and pre-Covid period were higher than the average over the last twelve months and 2024 year-to-date periods, respectively. Moelis also noted that the Outdoor Products Projections include 14.0% Adj. EBITDA margins by fiscal year ending March 2027, a significant increase from the fiscal year ending March 2024 Adj. EBITDA margin of 3.4%, and generally in-line with the median of the Selected Public Sporting and Outdoor Companies Adj. EBITDA margins.
Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV range for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Range	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range
$1,446 - $2,059	$1,910	$3,355 - $3,969
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Third Indication:

	Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Third Indication	Implied Per Share Reference Range based on:
$31.20	$39.50	$45.28 - $55.58
LBO Analysis
Moelis also reviewed theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Outdoor Products Business based on (i) the Outdoor Products Business’s estimated after-tax Unlevered Free Cash Flow for the fiscal years ending March 2025 through March 2029 and (ii) estimated exit values for the Outdoor Products Business derived by applying a range of multiples of 8.5x to 10.5x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029 (based, in each case, on the Outdoor Products Projections). In addition, this analysis assumed total debt/FY2024A Adj. EBITDA for the Outdoor Products Business of 4.0x, and required internal rates of return for the financial buyer ranging from 20.0% to 25.0%. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds.
This analysis indicated the following implied TEV range for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Range	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range
$944 - $1,310	$1,910	$2,854 - $3,220
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Third Indication:

	Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Third Indication	Implied Per Share Reference Range
$31.20	$39.50	$36.86 - $43.00
Historical TEV to NTM EBITDA Multiples Performance Review
Moelis also reviewed the historical TEV/NTM EBITDA multiples for the Selected Public Outdoor Companies and Vista Outdoor over certain periods of time. This review indicated high, low, mean and median TEV/NTM EBITDA multiples for the median Selected Public Outdoor Companies since June 6, 2023 (including Weber Inc. until announcement of its pending acquisition by BDT Capital Partners LLC and excluding GoPro, Inc. because of its significant volatility), based on publicly available information and Wall Street research, of 12.4x, 9.8x, 10.9x and 10.7x, respectively, as compared to the corresponding multiples for Vista Outdoor over the same time period of 6.1x, 4.7x, 5.5x and 5.5x, respectively.
Analyst Price Targets
Moelis reviewed forward stock price targets for Vista Outdoor Common Stock in five recently published, publicly available Wall Street research analysts’ reports as of June 6, 2024, which indicated low and high stock price targets ranging from $37.00 to $41.00 per share, with a mean of $39.20 per share.
Correction to Prior Disclosures
In connection with Moelis’ Selected Publicly Traded Companies Analysis for Moelis’ financial analyses in connection with the MNC Third Indication detailed above, Moelis utilized certain financial data for the Outdoor Products Business based on the Outdoor Products Projections, being CY2024E and CY2025E Adj. EBITDA estimates for the Outdoor Products Business (the “Calendarized Adj. EBITDA Estimates”) to derive both ranges of implied TEVs for the Outdoor Products Business and an implied per share reference range for Vista Outdoor Common Stock.
Subsequently an error was identified with respect to Vista Outdoor’s preparation of the Calendarized Adj. EBITDA Estimates provided to Moelis. This error has no impact on any of the financial analyses presented by Moelis to the Vista Outdoor Board in connection with the MNC Third Indication other than the Selected Publicly Traded Companies Analysis. Correcting for the identified error, the implied TEV ranges and implied per share reference ranges presented by Moelis to the Vista Outdoor Board in connection with Moelis’ financial analyses in connection with the MNC Third Indication would be as follows:

($ in millions)
Implied TEV Ranges based on:		Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
~~$636 - $786~~	~~$973 - $1,130~~		~~$2,546 - $2,696~~	~~$2,883 - $3,040~~
$546 - $675	$1,013 - $1,176	$1,910	$2,456 - $2,585	$2,923 - $3,086

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Third Indication	Implied Per Share Reference Range based on:
		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
		~~$31.69 - $34.21~~	~~$37.35 - $39.98~~
$31.20	$39.50	$30.18 - $32.34	$38.01 - $40.75

Inadequacy Opinion of Moelis & Company LLC
At a meeting of the Vista Outdoor Board on July 7, 2024 to, among other things, evaluate the MNC Fourth Indication, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated July 7, 2024, addressed to the Vista Outdoor Independent Directors and the Vista Outdoor Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, MNC’s proposal to acquire Vista Outdoor for $42.00 per share in cash (the “MNC Fourth Indication Amount”) was inadequate from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount (as defined below). As used in this section entitled “—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189, “opinion” or “written opinion” refers to the written opinion of Moelis dated July 7, 2024.
The full text of Moelis’ written opinion dated July 7, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) as well as for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluation of the MNC Fourth Indication. Moelis’ opinion was limited solely to the adequacy, from a financial point of view, of the MNC Fourth Indication Amount as compared to the Transaction Amount and does not address Vista Outdoor’s prior underlying business decision to enter into the Merger Agreement (which, for purposes of this subsection “—Inadequacy Opinion of Moelis & Company LLC” is the Original Merger Agreement, amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment), effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•reviewed certain publicly available business and financial information relating to Vista Outdoor;
•reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Outdoor Products Business furnished to Moelis by Vista Outdoor, including (i) the Outdoor Products Projections provided to or discussed with Moelis by Vista Outdoor management, (ii) estimated Transaction Costs (as defined below), and (iii) estimated Additional Divesture Amounts (as defined below);
•conducted discussions with members of the senior management and representatives of Vista Outdoor concerning the information described in the foregoing, as well as the business and prospects of the Outdoor Products Business;
•reviewed the reported prices and trading activity for Vista Outdoor Common Stock;
•reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•reviewed (i) the Merger Agreement, (ii) the Original Separation Agreement, (iii) the form, provided on October 15, 2023, of the Subscription Agreement, and (iv) the MNC First Indication, the MNC Second Indication, the MNC Third Indication, the MNC Fourth Indication and the letter received by Vista Outdoor on July 1, 2024 from MNC further indicating that the MNC Fourth Indication Amount was its final offer; and

•conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its analysis and opinion, Moelis, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis also relied on the representation of Vista Outdoor management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Outdoor Products Projections, Transactions Costs and Additional Divestiture Amounts, Moelis assumed, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Vista Outdoor as to the future performance of the Outdoor Products Business and the estimated Transaction Costs and Additional Divesture Amounts. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Vista Outdoor, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address Vista Outdoor’s prior underlying business decision to enter into the Merger Agreement to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor and did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the draft merger agreement submitted to Vista Outdoor by MNC together with the MNC Fourth Indication or any aspect or implication of the transaction contemplated by the MNC Fourth Indication, except for the adequacy of the MNC Fourth Indication Amount from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount. Moelis expressed no opinion as to what the value of Vista Outdoor Common Stock or Revelyst Common Stock actually will be when issued pursuant to the Transaction or the prices at which Vista Outdoor Common Stock or Revelyst Common Stock may trade at any time. Moelis expressed no opinion as to fair value, viability or the solvency of Vista Outdoor or Revelyst following the closing of the Transaction. In rendering its opinion, Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that the final executed forms of the Subscription Agreement and the Merger Agreement would not differ in any material respect from the drafts that Moelis reviewed, that the Transaction would be consummated in accordance with their terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Merger Agreement, the Original Separation Agreement and the Subscription Agreement were accurate and correct, and that the parties to the Merger Agreement, the Original Separation Agreement and the Subscription Agreement would comply with all the material terms of the Merger Agreement, the Original Separation Agreement and the Subscription Agreement. Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction would be obtained, except to the extent that could not be material to Moelis’ analysis. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction regarding the Outdoor Products Business, the Vista Outdoor Business or Vista Outdoor as a whole, from any party.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.
Moelis’ opinion did not address the fairness of the Transaction or the transaction contemplated by the MNC Fourth Indication, nor did it address any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Vista Outdoor, other than the adequacy of the MNC Fourth Indication Amount from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to any consideration to be paid or received in connection with the Transaction.
Financial Analyses
The following is a summary of the material financial analyses presented by Moelis to the Vista Outdoor Board at a meeting held on July 7, 2024 in connection with the Vista Outdoor Board’s evaluation of the MNC Fourth Indication.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
For purposes of its analyses, Moelis reviewed a number of financial and operating metrics, including the following:
•“Total Enterprise Value”, which is referred to as “TEV”, was calculated as (a) equity value (calculated (unless the context indicates otherwise) as market value of the relevant company’s diluted common equity (using the treasury stock method) based on its closing stock price on a specified date), plus (b) (i) net debt (calculated as debt, including finance leases, where applicable, less cash and cash equivalents, adjusted for restricted cash, where applicable) and (ii) book value of preferred stock and non-controlling interests, where applicable, minus (c) investments, where applicable (in each of the foregoing cases as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable, except that, with respect to the target companies referred to below under “—Inadequacy Opinion of Moelis & Company LLC—Selected Precedent Transactions Analysis” beginning on page 178, the relevant balance sheet date used was the most recently reported quarter end immediately prior to announcement of the applicable transaction).
•“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Outdoor Products Projections has the meaning given to such term in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216 and (ii) otherwise was calculated as EBITDA, (x) adjusted for company-defined non-recurring and non-cash items and (y) fully burdened by stock-based compensation. In addition, in the context of the Outdoor Products Business, Adjusted EBITDA includes the impact of the Standalone Costs (as defined in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216).
Unless the context indicates otherwise, Moelis calculated (a) each Total Enterprise Value for Vista Outdoor as adjusted to reflect (i) the net proceeds from the sale of Sporting Products Business (consisting of gross proceeds of $2,100 million, less estimated adjustments pursuant to the Merger Agreement of approximately $93 million (the “Transaction Costs”)) and (ii) estimated net proceeds of approximately $12 million from the proceeds of the expected divestiture of certain assets (“Additional Divestiture Amounts”), as well as insurance proceeds from the fire at a Fiber Energy Pellet Mill facility for an aggregate adjustment of $2,019 million (collectively, the “Estimated Total Net Sale Proceeds”, and together with the aggregate enterprise value of the Outdoor Products Business, as adjusted to reflect value on a per share basis, is referred to in this section entitled “—Inadequacy Opinion of Moelis & Company LLC” beginning on page 189 as the “Transaction Amount”), (b) each equity value for Vista Outdoor based on debt (less cash and cash equivalents) (“net debt”) as of June 30, 2024 of $583 million (which net debt amount reflects a decrease of $195 million from December 31, 2023 resulting largely from cash generated by the Kinetic Group and implies an increase in equity value per share of $3.27) and (c) per share amounts for Vista Outdoor Common Stock based on diluted shares outstanding as of June 26, 2024, using the treasury stock method. All such information for Vista Outdoor was provided by management of Vista Outdoor. As used below, “Unaffected Share Price”

refers to Vista Outdoor Common Stock’s closing stock price on February 29, 2024, the last trading day prior to public disclosure of the MNC First Indication.
Selected Publicly Traded Companies Analysis
Moelis reviewed financial and stock market information of ten publicly traded companies engaged in the business of manufacturing sporting and outdoor goods (the “Selected Public Sporting & Outdoor Goods Companies”), one publicly traded company engaged in the business of manufacturing outdoor cooking equipment (“Traeger Inc.”) and two publicly traded companies engaged in the business of manufacturing certain types of consumer electronic products (“Garmin Ltd.” and “GoPro, Inc.” and, collectively with Traeger and the Selected Public Sporting & Outdoor Goods Companies, the “Selected Public Sporting & Outdoor Companies”), in each case, whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis, and for which consensus Wall Street research was available. No companies meeting this selection criteria were excluded from the analysis. Moelis reviewed the TEV of each of the Selected Public Sporting & Outdoor Companies, as well as Vista Outdoor, as a multiple of estimated Adj. EBITDA for each of calendar years 2024 and 2025 (“CY2024E” and “CY2025E”, respectively), based on consensus Wall Street research available as of July 3, 2024. Financial data for the Selected Public Sporting & Outdoor Companies was based on public filings as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable.
This data is summarized in the following table(1):

TEV/ Adj. EBITDA
	2024E	2025E
Selected Sporting & Outdoor Goods Companies
Shimano Inc.	18.9x	15.4x
Topgolf Callaway Brands Corp.	9.7x	8.6x
Acushnet Holdings Corp.	13.4x	12.7x
YETI Holdings, Inc.	10.1x	9.3x
Giant Manufacturing Co. Ltd.	12.6x	10.1x
Thule Group AB.	15.9x	13.9x
Dometic Group AB	8.8x	7.8x
Compass Diversified Holdings	9.3x	8.3x
Solo Brands, Inc.	11.2x	9.1x
Globeride, Inc.	5.8x	5.7x
Mean	11.6x	10.1x
Median	10.7x	9.2x
Selected Outdoor Cooking Publicly Traded Companies
Traeger Inc.	NM	28.6x
Selected Consumer Electronic Companies
Garmin Ltd.	19.8x	17.9x
GoPro, Inc.	NM	NM
Selected Public Sporting & Outdoor Companies
Mean	12.3x	12.3x
Median	11.2x	9.7x
Vista Outdoor Consensus	6.6x	6.0x
___________________
(1) “NM” indicates information not meaningful because EBITDA was negative or de minimis.
In reviewing the Selected Public Sporting & Outdoor Companies data for purposes of determining TEV ranges for the Outdoor Products Business, Moelis placed more emphasis on the Selected Public Sporting & Outdoor Goods

Companies because of the Outdoor Products Business’s large majority of revenue arising from the sporting and outdoor goods sector. Moelis noted, however, that the Selected Public Sporting & Outdoor Goods Companies were limited in comparability because of several factors, including (i) some of them are mono-brand companies, as contrasted to the Outdoor Products Business’s robust portfolio of brands, (ii) different levels of brand recognition and geographic sales distribution, (iii) the Outdoor Products Business’s projected revenue compound annual growth rate (“CAGR”) from CY2023 to CY2025E is below the median of the Selected Public Sporting & Outdoor Goods Companies, (iv) the Outdoor Products Business’s significantly higher projected CY2023 to CY2025E Adj. EBITDA CAGR, and (v) the Outdoor Products Business’s significantly lower CY2024E Adj. EBITDA margin. Overall, Moelis took into account the estimated performance over the entire length of the term of the Outdoor Products Projections, from the near-term lower demand environment to the significant projected improvement in results in the longer term, driven in part by the GEAR Up transformational plan. Moelis’ TEV range for the Outdoor Products Business was informed by a premium to the multiples for Globeride, Inc., at the low end, and a discount to the overall median of the Selected Public Sporting & Outdoor Goods Companies, at the high end, as Adj. EBITDA margins for the Outdoor Products Business approach the current median of the Selected Public Sporting & Outdoor Companies over time.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of (i) 8.5x to 10.0x TEV/Adj. EBITDA for CY2024E and (ii) 7.75x to 8.75x TEV/Adj. EBITDA for CY2025E. Moelis then applied such multiples ranges to the corresponding financial data for the Outdoor Products Business (CY2024E and CY2025E Adj. EBITDA estimates for the Outdoor Products Business, based on the Outdoor Products Projections) to derive ranges of implied TEVs for the Outdoor Products Business. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV ranges for each of the Outdoor Products Business and Vista Outdoor:

		($ in millions)
Implied TEV Ranges based on:		Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$636 - $749	$973 - $1,099	$2,019	$2,656 - $2,768	$2,993 - $3,118
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Fourth Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Fourth Indication	Implied Per Share Reference Range based on:
		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$31.20	$42.00	$34.80 - $36.68	$40.45 - $42.56
Moelis noted however, that it relied primarily on the discounted cash flow analysis as it is the only methodology that fully captures the projected increase in the Outdoor Products Business performance as reflected in the Outdoor Products Projections.
Selected Precedent Transactions Analysis
Moelis reviewed financial information of selected transactions involving target businesses engaged in the business of manufacturing sporting and outdoor goods (the “Selected Precedent Outdoor Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis and for which TEV/LTM EBITDA multiples were publicly available. Moelis reviewed implied TEV of each target business as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction (unless otherwise noted). Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as announced LTM EBITDA for such target businesses (unless otherwise noted).
This data is summarized in the following table(2):

Announcement Date	Target	Acquirer	TEV / LTM EBITDA
February 2024	Snow Peak, Inc.	Bain Capital, LP	24.6x
November 2023	Marucci Sports, LLC	Fox Factory Holding Corp.	11.4x
October 2022	Weber Inc.	BDT Capital Partners LLC	NM
July 2022	Simms Fishing Products LLC(3)	Vista Outdoor	18.5x
July 2022	Fox Racing Inc.(4)	Vista Outdoor	12.6x
January 2022	Accell Group N.V.	Kohlberg Kravis Roberts & Co. LP, Teslin Capital Management B.V.	13.4x
September 2021	Igloo Coolers Products Corp.(5)	Dometic Group AB	16.5x
September 2021	WAWGD, Inc. (d/b/a Foresight Sports, Inc.)(6)	Vista Outdoor	11.0x
June 2021	Rhino-Rack Pty Ltd(7)	Clarus Corporation	12.2x
September 2020	Boa Technology, Inc.	Compass Diversified Holdings	18.5x
March 2020	Marucci Sports, LLC	Compass Diversified Holdings	13.8x
August 2019	Fox International Group Limited	Lew’s Holdings Corporation	14.5x
September 2018	Amer Sports, Inc.	Anta Sports Products Ltd., FountainVest Partners, Tencent Holdings Ltd.	22.9x
July 2018	Eyewear Business of Vista Outdoor(8)	Antelope Brands Bidco Inc. (affiliate of undisclosed European private equity fund)	12.0x
May 2017	Newell Brands Inc. Winter Sports Business	Kohlberg & Company, L.L.C.	9.6x
August 2016	5.11 Tactical®	Compass Diversified Holdings	10.5x
February 2016	Steel Technology, LLC(9)	Helen of Troy Limited	<~12.0x
February 2016	Bell Sports Corp.(10)	Vista Outdoor	11.6x
July 2015	CamelBak Products, LLC(11)	Vista Outdoor	11.6x
February 2014	Easton Baseball/Softball Business of Easton-Bell Sports, Inc.	Bauer Performance Sports Ltd.	5.3x
November 2013	Costa Inc.	Essilor International	13.4x
September 2013	Bushnell Corporation(12)	Vista Outdoor	9.7x
All Selected Precedent Transactions
Mean			13.7x
Median			12.4x
Vista Outdoor Transactions
Mean			12.4x
Median			11.6x
Selected Precedent Transactions Excluding Vista Outdoor Transactions
Mean			14.4x
Median			13.4x
___________________
(2)“NM” indicates information not meaningful because EBITDA was negative.
(3)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 20.7x.
(4)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 13.7x.
(5)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 22.0x.
(6)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 12.6x.

(7)TEV/ LTM EBITDA including earn-out is 12.7x.
(8)TEV/ LTM EBITDA provided by Revelyst Management.
(9)Implies a pre-synergy TEV/ LTM EBITDA of less than 12x.
(10)TEV/ LTM EBITDA provided by Revelyst Management.
(11)TEV/ LTM EBITDA provided by Revelyst Management.
(12)TEV/ LTM EBITDA calculated based on 25% of 2012A EBITDA and 75% of 2013E EBITDA; TEV/ CY 2012A EBITDA is 10.6x.
In reviewing the Selected Precedent Outdoor Transactions for purposes of determining EBITDA multiples ranges for the Outdoor Products Business, Moelis noted that the comparability of the Selected Precedent Transactions to the evaluation of the MNC Fourth Indication were limited due of several factors, including (i) limited recent comparable precedent transactions with publicly available TEV / LTM EBITDA multiples of comparable size and product portfolios, and (ii) the Outdoor Products Business’s significant increase in projected Adj. EBITDA relative to current levels, resulting in difficulty in deriving related comparable precedent multiples in light of the unknown projected EBITDA trajectories for the other recently acquired businesses in the sector.
Moelis further noted that: (i) the recent acquisition of Snow Peak, Inc. was included in the Selected Precedent Outdoor Transactions in light of its recency and similarity to Vista Outdoor in product offerings despite Snow Peak, Inc. not being included in the Selected Public Sporting & Outdoor Companies because of its relatively smaller scale and focus on non-U.S. end-markets, and (ii) the Outdoor Products Business Adj. EBITDA amounts for FY 2024 used in this analysis did not include pro forma adjustments for cost cutting initiatives related to either the sale of the Sporting Products Business or the Outdoor Products Business’s GEAR Up transformational plan.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of 11.0x - 12.5x LTM Adj. EBITDA, and which selected ranges generally reflected (i) a lower bound informed by the transaction multiples for Vista Outdoor’s acquisitions over the immediately preceding five years, with a particular focus on Foresight Sports, Inc. and a discount to Marucci Sports, LLC / Fox Factory Holding Corp. in light of Marucci Sports, LLC’s significant EBITDA growth since its last acquisition in early 2020 and (ii) an upper bound informed by the median of the Selected Precedent Outdoor Transactions multiples. Moelis then applied such multiples range to the corresponding financial data for the Outdoor Products Business for the LTM period ended June 30, 2024 to derive TEV ranges. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV ranges for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Ranges based on:	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
06/30/2024A Adj. EBITDA		CY2025E Adj. EBITDA
$408 - $464	$2,019	$2,427 - $2,483
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Fourth Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Fourth Indication	Implied Per Share Reference Range based on:
		06/30/2024A Adj. EBITDA
$31.20	$42.00	$30.97 - $31.90
Moelis noted however, that it relied primarily on the discounted cash flow analysis as it is the only methodology that fully captures the projected increase in the Outdoor Products Business performance as reflected in the Outdoor Products Projections.

Discounted Cash Flow Analysis
Moelis performed a discounted cash flow analysis of the Outdoor Products Business using the Outdoor Products Projections to calculate the present value of the estimated future Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216 (except that, at the direction of Vista Outdoor Management, Moelis calculated Unlevered Free Cash Flow for the 9 months ending March 2025 as Unlevered Free Cash Flow for the fiscal year ending March 2025E less estimated Unlevered Free Cash Flow for the first quarter of the fiscal year ending March 2025, resulting in Unlevered Free Cash Flow for the 9 months ending March 2025 of $60 million) projected to be generated by the Outdoor Products Business and an estimate of the present value of the terminal value of the Outdoor Products Business. In performing its discounted cash flow analysis, Moelis applied a range of discount rates of 9.75% to 14.75% based on an estimate of the Outdoor Products Business’s weighted average cost of capital. The estimated weighted average cost of capital range was derived using the Capital Asset Pricing Model, as well as a size premium.
Moelis applied this range of discount rates to (i) the estimated after-tax Unlevered Free Cash Flow for the 9 months ending March 2025 and each of the fiscal years ending March 2026 through March 2029 (discounted to June 30, 2024, using the mid-year discounting convention) and (ii) a range of estimated terminal values derived by applying a range of multiples of 8.5x to 10.0x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029, as set forth in the Outdoor Products Projections. In determining a range of terminal multiples, Moelis relied on CY2024E Adj. EBITDA multiples for the Selected Public Sporting & Outdoor Companies as well as a discount to the TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies over both the pre-Covid and the 2017-to-current periods. In doing so, Moelis noted that (i) following an increase in demand for consumer discretionary goods during the Covid pandemic, the Selected Public Sporting & Outdoor Companies have traded at depressed levels since mid-2022 as demand has diminished in part due to higher interest rates and other macroeconomic factors, and (ii) the average TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies over the 2017-to-current period and pre-Covid period were higher than the average over the last twelve months and 2024 year-to-date periods, respectively. Moelis also noted that the Outdoor Products Projections include 14.0% Adj. EBITDA margins by the fiscal year ending March 2027, a significant increase from the fiscal year ending March 2024 Adj. EBITDA margin of 3.4%, and generally in-line with the median of the Selected Public Sporting & Outdoor Companies Adj. EBITDA margins.
Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV range for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Range	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range
$1,480 - $2,013	$2,019	$3,499 - $4,033
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Fourth Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Fourth Indication	Implied Per Share Reference Range based on:
$31.20	$42.00	$48.95 - $57.91
Other Information
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board the following information that was not considered part of Moelis’ financial analyses with respect to its opinion but was provided for reference purposes:

LBO Analysis
Moelis also reviewed theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Outdoor Products Business based on (i) the Outdoor Products Business’s estimated after-tax Unlevered Free Cash Flow for the 9 months ending March 2025 and each of the fiscal years ending March 2026 through March 2029 and (ii) estimated exit values for the Outdoor Products Business derived by applying a range of multiples of 8.5x to 10.0x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029 (based on the Outdoor Products Projections). In addition, this analysis assumed total debt/LTM Adj. EBITDA for the Outdoor Products Business of 4.0x, and required internal rates of return for the financial buyer ranging from 20.0% to 25.0%. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds.
This analysis indicated the following implied TEV range for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Range	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range
$972 - $1,297	$2,019	$2,991 - $3,317
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Fourth Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Fourth Indication	Implied Per Share Reference Range
$31.20	$42.00	$40.43 - $45.89
Historical TEV to NTM EBITDA Multiples Performance Review
Moelis also reviewed the historical TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies and Vista Outdoor over certain periods of time. This review indicated high, low, mean and median TEV/NTM EBITDA multiples for the median Selected Public Sporting & Outdoor Companies since July 3, 2023 (excluding GoPro, Inc. because of its significant volatility), based on publicly available information and Wall Street research, of 12.4x, 9.8x, 10.8x and 10.7x, respectively, as compared to the corresponding multiples for Vista Outdoor over the same time period of 6.4x, 4.7x, 5.6x and 5.6x, respectively.
Analyst Price Targets
Moelis reviewed forward stock price targets for Vista Outdoor Common Stock in five recently published, publicly available Wall Street research analysts’ reports as of July 3, 2024, which indicated low and high stock price targets ranging from $37.00 to $43.00 per share, with a mean of $40.20 per share.
Correction to Prior Disclosures
In connection with Moelis’ Selected Publicly Traded Companies Analysis for the inadequacy opinion detailed above, Moelis utilized certain financial data for the Outdoor Products Business based on the Outdoor Products Projections, being CY2024E and CY2025E Adj. EBITDA estimates for the Outdoor Products Business (the “Calendarized Adj. EBITDA Estimates”) to derive both ranges of implied TEVs for the Outdoor Products Business and an implied per share reference range for Vista Outdoor Common Stock.
Subsequently an error was identified with respect to Vista Outdoor’s preparation of the Calendarized Adj. EBITDA Estimates provided to Moelis. This error has no impact on any of the financial analyses presented by Moelis to the Vista Outdoor Independent Directors and the Vista Outdoor Board in connection with the inadequacy opinion other than the Selected Publicly Traded Companies Analysis. Correcting for the identified error, the implied

TEV ranges and implied per share reference ranges presented by Moelis to the Vista Outdoor Independent Directors and the Vista Outdoor Board in connection with the inadequacy opinion would be as follows:

($ in millions)
Implied TEV Ranges based on:		Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
~~$636 - $749~~	~~$973-1,099~~		~~$2,656 - $2,768~~ 	~~$2,993 - $3,118~~
$546 - $643	$1,013 - $1,143	$2,019	$2,566 - $2,662	$3,032 - $3,163

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Final Indication	Implied Per Share Reference Range based on:
		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
		~~$34.80 - 36.68~~	~~$40.45-42.56~~
$31.20	$42.00	$33.29 - $34.90	$41.12 - $43.31
These corrected implied TEV ranges and implied per share reference ranges did not affect Moelis’ opinion as set forth in the inadequacy opinion.
Miscellaneous
This summary of the analyses is not a complete description of the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of an opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in the analyses described above is identical to the Outdoor Products Business or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Vista Outdoor nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
In addition to the Moelis compensation as described above under the subsection “—Moelis & Company LLC—October 2023 Opinion of Moelis & Company LLC”, as of May 6, 2024, Vista Outdoor and Moelis entered into an updated engagement letter to reflect the additional work Moelis had performed and expected to perform in connection with the Transaction. The updated engagement letter provided that (i) upon delivery of a further report prepared in connection with the Transaction, Moelis would become entitled to a report fee equal to $2.5 million and (ii) in the event that the Vista Outdoor Independent Directors were to request a further opinion from Moelis, Moelis will become entitled to a fee upon delivery of such opinion of $1 million. On May 23, 2024, Moelis delivered a further report prepared in connection with the Transaction and became entitled to a report fee equal to $2.5 million and on July 7, 2024, Moelis delivered a further opinion and became entitled to an opinion fee equal to $1 million.
Moelis has provided investment banking and other services to Vista Outdoor unrelated to the Transaction and the transaction contemplated by the MNC Fourth Indication and in the future may provide such services to Vista Outdoor and CSG and has received and may receive compensation for such services. In addition to the Moelis compensation as described above under the subsection “—October 2023 Opinion of Moelis & Company LLC”, in the two years prior to the date of its opinion, Moelis had not been engaged by, or received any fees from, Vista Outdoor or CSG; provided, however, in such two year period, Moelis acted as financial advisor to certain affiliates and other related parties of a member of the MNC financing consortium, in connection with certain transactions (for which it received aggregate fees of approximately $12.4 million). Moelis is currently engaged to provide financial advisory services to more than one affiliate of the same member of the MNC financing consortium in connection with various potential transactions. If all such potential transactions are completed, Moelis estimates it will receive aggregate fees of approximately $45 million.
October 2024 Opinion of Moelis & Company LLC
At a meeting of the Vista Outdoor Board on October 4, 2024 to evaluate and approve the Transactions, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 4, 2024, addressed to the Vista Outdoor Independent Directors and the Vista Outdoor Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, the Base Purchase Price set forth in the Merger Agreement, together with the Revelyst Base Purchase Price set forth in the Revelyst Merger Agreement, were, in the aggregate, fair, from a financial point of view, to Covered Holders (for purposes of this section entitled “—October 2024 Opinion of Moelis & Company LLC” beginning on page 199, as defined in Moelis’ written opinion) of Vista Outdoor Common Stock. As used in this section entitled “—October 2024 Opinion of Moelis & Company LLC” beginning on page 199, “opinion” or “written opinion” refers to the written opinion of Moelis dated October 4, 2024.
The full text of Moelis’ written opinion dated October 4, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex L to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) and for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluation of the Base Purchase Price and the Revelyst Base Purchase Price, in the aggregate. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Base Purchase Price and the Revelyst Base Purchase Price, in the aggregate, and does not address Vista Outdoor’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•reviewed certain publicly available business and financial information relating to Vista Outdoor;
•reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Sporting Products Business furnished to Moelis by Vista Outdoor, including financial forecasts relating to the Sporting Products Business provided to or discussed with Moelis by the management of Vista Outdoor under three scenarios: the Updated Sporting Products Base Case Projections, the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections;
•reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Outdoor Products Business furnished to Moelis by Vista Outdoor, including the Outdoor Products Projections provided to or discussed with Moelis by the management of Vista Outdoor;
•conducted discussions with members of the senior management and representatives of Vista Outdoor concerning the information described in the foregoing, as well as the business and prospects of each of the Sporting Products Business and the Outdoor Products Business;
•reviewed the reported prices and trading activity for Vista Outdoor Common Stock;
•reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•considered the results of efforts by or on behalf of Vista Outdoor to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Sporting Products Business and/or the Outdoor Products Business;
•considered feedback received by Vista Outdoor from (i) certain holders of Vista Outdoor Common Stock, equity research analysts, proxy advisory firms and third parties contacted in the Outdoor Products Business solicitation process regarding the Outdoor Products Projections, and (ii) certain holders of Vista Outdoor Common Stock regarding their preference for Vista Outdoor to pursue an offer Vista Outdoor received for a sale of the entirety of Vista Outdoor for cash;
•reviewed (i) the Merger Agreement as in effect prior to the Sixth Merger Agreement Amendment, (ii) a document, labeled “Execution Version” of the Sixth Merger Agreement Amendment, (iii) a document, labeled “Execution Version” of the Revelyst Merger Agreement, (iv) a document, labeled “Execution Version” of the Separation Agreement, and (v) the form, provided on October 15, 2023, of the Subscription Agreement (such agreements set forth in clauses (i) through (v) above, for purposes of this section entitled “—October 2024 Opinion of Moelis & Company LLC” beginning on page 199, the “Agreements”); and
•conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its analysis and opinion, Moelis, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis also relied on the representation of Vista Outdoor’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that they were reasonably prepared and that (i) the Updated Sporting Products Base Case Projections reflected the best currently available estimates and judgments of Vista Outdoor as to the future performance of the Sporting Products Business, and (ii) the Outdoor Products Projections reflected the best currently available estimates and judgments of Vista Outdoor as to the future performance of the Outdoor products Business. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based; provided that Moelis took into account the feedback received by Vista Outdoor referred to above from certain holders of Vista Outdoor Common Stock, equity research analysts, proxy advisory firms and third parties contacted in the Outdoor Products Business solicitation process. Moelis, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, assumed that the Transaction were no longer likely to be approved by holders of Vista Outdoor Common Stock without entry into the Revelyst Merger Agreement. Accordingly, in connection with its opinion, and in light of the Revelyst Merger being conditioned upon consummation of the Transaction, Moelis did not assess the Transaction or the Revelyst Merger separately. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Vista Outdoor, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address Vista Outdoor’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Vista Outdoor and did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of any of the Agreements or any aspect or implication of the Transactions, except for the fairness of the Base Purchase Price and the Revelyst Base Purchase Price, in the aggregate, from a financial point of view, to Covered Holders of Vista Outdoor Common Stock. Moelis expressed no opinion as to what the value of Vista Outdoor Common Stock or Revelyst Common Stock actually will be when issued pursuant to the Transactions or the prices at which Vista Outdoor Common Stock or Revelyst Common Stock may trade at any time. Moelis expressed no opinion as to the fair value, viability or solvency of Vista Outdoor or Revelyst following the closing of the Transactions. In rendering its opinion, Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that the Transactions would be consummated in accordance with their terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Agreements were accurate and correct, and that the parties to the Agreements would comply with all the material terms of the Agreements. Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions would be obtained, except to the extent that could not be material to Moelis’ analysis. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction regarding the Sporting Products Business, the Outdoor Products Business or Vista Outdoor as a whole, from any party. However, in reaching its conclusion, Moelis took into consideration the results of the efforts by or on behalf of Vista Outdoor to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Sporting Products Business and/or the Outdoor Products Business.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion. As Vista Outdoor Independent Directors and the Vista Outdoor Board were aware, the credit, financial and stock markets have been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on Vista Outdoor, the Sporting Products Business, the Outdoor Products Business or the Transactions.
Moelis’ opinion did not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Vista Outdoor, other than the fairness of the Base Purchase Price and the Revelyst Base Purchase Price, in the aggregate, from a financial point of view to Covered Holders of Vista Outdoor Common Stock. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Base Purchase Price, the Revelyst Base Purchase Price or otherwise.
Financial Analyses
The following is a summary of the material financial analyses presented by Moelis to the Vista Outdoor Board at a meeting held on October 4, 2024 in connection with the Vista Outdoor Board’s evaluation of the Transactions.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
For purposes of its analyses, Moelis reviewed a number of financial and operating metrics, including the following:
•“Total Enterprise Value”, which is referred to as “TEV”, was calculated as (a) equity value (calculated (unless the context indicates otherwise) as market value of the relevant company’s diluted common equity (using the treasury stock method) based on its closing stock price on a specified date), plus (b) (i) net debt (calculated as debt, including finance leases, where applicable, including operating leases for companies reporting in IFRS, where applicable, less cash and cash equivalents, adjusted for restricted cash, where applicable) and (ii) book value of preferred stock and non-controlling interests, where applicable, minus (c) investments, where applicable (in each of the foregoing cases as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable, except that, with respect to the target companies referred to below under “—October 2024 Opinion of Moelis & Company LLC—Selected

Precedent Transactions Analysis” beginning on page 205, the relevant balance sheet date used was the most recently reported quarter end immediately prior to announcement of the applicable transaction).
•“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Outdoor Products Business has the meaning given to such term in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216, and when used in the context of the Sporting Products Business has the meaning given to such term in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218 and (ii) otherwise was calculated as EBITDA, (x) adjusted for company-defined non-recurring and non-cash items and (y) fully burdened by stock-based compensation. In addition, in the context of the Outdoor Products Business, Adjusted EBITDA includes the impact of the Standalone Costs (as defined in the section entitled“—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216, and in the context of the Sporting Products Business, Adjusted EBITDA includes the impact of the Standalone Costs (as defined in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218), respectively, in light of the Vista Outdoor Board’s belief that the two businesses should be operated as independent companies in the long-term.
Unless the context indicates otherwise, Moelis performed the analyses below using the closing prices and historical, financial and operating data for the selected public companies and Vista Outdoor based on publicly available information for each company as of October 1, 2024. As used below, “Proposed Combined WholeCo Purchase Price” refers to $3,350 million, which is the sum of the Base Purchase Price and the Revelyst Base Purchase Price. Per share amounts referred to below and provided to the Vista Outdoor Independent Directors and the Vista Outdoor Board for informational purposes only do not include fees & expenses, net working capital adjustments, taxes or other transaction related adjustments, which may reduce realized per share value.
Unless the context indicates otherwise, Moelis calculated (a) each equity value for Vista Outdoor based on estimated net debt as of September 30, 2024 of $566 million (which net debt amount reflects estimated insurance proceeds from the fire at a Fiber Energy Pellet Mill facility) and (b) per share amounts for Vista Outdoor Common Stock based on diluted shares outstanding as of August 30, 2024, using the treasury stock method. All such information for Vista Outdoor was provided by management of Vista Outdoor.
Review of Solicitation Processes and Proxy Solicitation Process
Moelis reviewed the scope and results of the solicitation of interest from other parties with respect to a sale of each of the Sporting Products Business and the Outdoor Products Business that was conducted by Morgan Stanley, as discussed more fully under “—Background of the Transactions” beginning on page 95.
Moelis also reviewed feedback received by Vista Outdoor from certain holders of Vista Outdoor Common Stock, equity research analysts, ISS and Glass Lewis, and third parties involved in the Outdoor Products Business solicitation process conducted by Morgan Stanley regarding their perception of the optimistic nature of the Outdoor Products Projections and the significant execution risk related to such projections.
Moelis further noted the expressed preference by certain holders of Vista Outdoor Common Stock for Vista Outdoor to pursue the MNC September 6 proposal, and, accordingly, the Vista Outdoor Board’s conclusion that the Transaction is no longer likely to be approved by holders of Vista Outdoor Common Stock without entry into the Revelyst Merger Agreement.
Selected Publicly Traded Companies Analysis
Sporting Products Business
Moelis reviewed financial and stock market information of five publicly traded companies engaged in the ammunition and firearm manufacturing business (the “Selected Public Ammo & Firearm Companies”) whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Sporting Products Business for purposes of Moelis’ analysis, and for which consensus Wall Street analyst estimates (such consensus estimates, the “Wall Street research”) were available. No companies meeting this selection criteria were excluded from the analysis. Moelis reviewed the TEV of each of the Selected Public Ammo & Firearm Companies, as well as Vista Outdoor, as a multiple of estimated Adj. EBITDA for each of calendar years 2024 and 2025 (“CY2024E” and “CY2025E”, respectively), based on Wall Street research available as of October 1, 2024. Moelis also reviewed corresponding information and corresponding multiples for Vista Outdoor based on Wall Street research. Financial data for the Selected Public Ammo & Firearm Companies and Vista Outdoor was based on public filings as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable.
This data is summarized in the following table:

TEV/ Adj. EBITDA
	2024E	2025E
Olin Corporation	9.0x	6.9x
Colt’s Manufacturing Company LLC	11.4x	9.0x
Smith & Wesson Brands, Inc	7.1x	5.9x
Sturm, Ruger & Company, Inc	8.9x	7.4x
AMMO, Inc	17.4x	7.2x
Mean	10.7x	7.3x
Median	9.0x	7.2x

Vista Outdoor Wall Street Research	6.6x	5.9x
In reviewing the Selected Public Ammo & Firearm Companies data for purposes of determining TEV ranges for the Sporting Products Business, Moelis placed more emphasis on forward-looking multiples and estimated performance of the Selected Public Ammo & Firearm Companies (as opposed to historical multiples and performance). Accordingly, Moelis placed more emphasis on forward-looking TEV/CY2025E Adj. EBITDA multiples given that, at the time of Moelis’ analysis, 75% of CY2024E Adj. EBITDA reflected historical performance. Moelis’ TEV range for the Sporting Products Business in connection with its analysis in October 2023 was informed by the multiples for Vista Outdoor, at the low end, and the averages of the Selected Public Ammo & Firearm Companies, at the high end. Since the October 2023 analysis, forward TEV/Adjusted EBITDA multiples for the Selected Public Ammo & Firearm Companies have increased. However, this increase is largely driven by significant reductions in Wall Street research estimates; TEVs for the Selected Public Ammo & Firearm Companies have declined slightly. In light of these facts, as well as the slight reduction in the Updated Sporting Products Base Case Projections, Moelis maintained its previously selected ranges of TEV/Adj. EBITDA multiples. Moelis placed less emphasis on AMMO, Inc. (despite its significant proportion of revenue from ammunition sales) because of (i) its trading volatility, (ii) significant decrease in Wall Street research EBITDA estimates, and (iii) its significantly smaller size.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of (i) 5.25x to 7.75x TEV/Adj. EBITDA for CY2024E and (ii) 4.75x to 6.50x TEV/Adj. EBITDA for CY2025E. Moelis then applied such multiples ranges to the corresponding financial data for the Sporting Products Business (CY2024E and CY2025E Adj. EBITDA estimates for the Sporting Products Business, based on the Updated Sporting Products Base Case Projections) to derive ranges of implied TEVs for the Sporting Products Business. This analysis indicated the following implied TEV ranges for the Sporting Products Business:

($ in millions)
Implied TEV Ranges based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$1,877 - $2,772	$1,567 - $2,144

Outdoor Products Business
Moelis reviewed financial and stock market information of eleven publicly traded companies engaged in the business of manufacturing sporting and outdoor goods (the “Selected Public Sporting & Outdoor Goods Companies”), one publicly traded company engaged in the business of manufacturing outdoor cooking equipment (“Traeger Inc.”) and two publicly traded companies engaged in the business of manufacturing certain types of consumer electronic products (“Garmin Ltd.” and “GoPro, Inc.” and, collectively with Traeger Inc. and the Selected Public Sporting & Outdoor Goods Companies, the “Selected Public Sporting & Outdoor Companies”), in each case, whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis, and for which Wall Street research was available. No companies meeting this selection criteria were excluded from the analysis. Moelis reviewed the TEV of each of the Selected Public Sporting & Outdoor Companies, as well as Vista Outdoor, as a multiple of estimated Adj. EBITDA for each of calendar years 2024 and 2025 (“CY2024E” and “CY2025E”, respectively), based on Wall Street research available as of October 1, 2024. Financial data for the Selected Public Sporting & Outdoor Companies was based on public filings as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable.
This data is summarized in the following table(1):

TEV/ Adj. EBITDA
	2024E	2025E
Selected Sporting & Outdoor Goods Companies
Shimano Inc.	19.1x	15.7x
Amer Sports, Inc.	20.2x	13.3x
Topgolf Callaway Brands Corp.	9.0x	8.3x
Acushnet Holdings Corp.	12.9x	12.3x
YETI Holdings, Inc.	10.8x	9.8x
Giant Manufacturing Co. Ltd.	11.9x	9.7x
Thule Group AB.	18.0x	15.4x
Dometic Group AB	9.4x	8.0x
Compass Diversified Holdings	9.0x	8.2x
Solo Brands, Inc.	10.9x	8.6x
Globeride, Inc.	6.2x	5.9x
Mean	12.5x	10.5x
Median	10.9x	9.7x
Selected Outdoor Cooking Companies
Traeger Inc.	21.1x	17.2x
Selected Consumer Electronic Companies
Garmin Ltd.	20.2x	18.4x
GoPro, Inc.	NM	NM
Selected Public Sporting & Outdoor Companies
Mean	13.8x	11.6x
Median	11.9x	9.8x

Vista Outdoor Wall Street Research	6.6x	5.9x
______________
(1)“NM” indicates information not meaningful because EBITDA was negative or de minimis.
In reviewing the Selected Public Sporting & Outdoor Companies data for purposes of determining TEV ranges for the Outdoor Products Business, Moelis placed more emphasis on the Selected Public Sporting & Outdoor Goods

Companies because of the Outdoor Products Business’s large majority of revenue arising from the sporting and outdoor goods sector. Moelis noted, however, that the Selected Public Sporting & Outdoor Goods Companies were limited in comparability because of several factors, including (i) some of them are mono-brand companies, as contrasted to the Outdoor Products Business’s robust portfolio of brands, (ii) different levels of brand recognition and geographic sales distribution, (iii) the Outdoor Products Business’s projected revenue compound annual growth rate (“CAGR”) from CY2023 to CY2025E is below the median of the Selected Public Sporting & Outdoor Goods Companies, (iv) the Outdoor Products Business’s significantly higher projected CY2023 to CY2025E Adj. EBITDA CAGR, and (v) the Outdoor Products Business’s significantly lower CY2024E Adj. EBITDA margin. Overall, Moelis took into account the estimated performance over the entire length of the term of the Outdoor Products Projections, from the near-term lower demand environment to the significant projected improvement in results in the longer term, driven in part by the GEAR Up transformational plan. Moelis’ TEV range for the Outdoor Products Business was informed by a premium to the multiples for Globeride, Inc., at the low end, and a discount to the overall median of the Selected Public Sporting & Outdoor Goods Companies, at the high end, as Adj. EBITDA margins for the Outdoor Products Business approach the current median of the Selected Public Sporting & Outdoor Companies over time.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of (i) 8.5x to 10.0x TEV/Adj. EBITDA for CY2024E and (ii) 7.75x to 8.75x TEV/Adj. EBITDA for CY2025E. Moelis then applied such multiples ranges to the corresponding financial data for the Outdoor Products Business (CY2024E and CY2025E Adj. EBITDA estimates for the Outdoor Products Business, based on the Outdoor Products Projections) to derive ranges of implied TEVs for the Outdoor Products Business. This analysis indicated the following implied TEV ranges for the Outdoor Products Business:

($ in millions)
Implied TEV Ranges based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$546 - $643	$1,013 - $1,143
Moelis then derived implied aggregate TEV reference ranges for Vista Outdoor from each of the resulting implied Sporting Products Business TEV ranges and the Outdoor Products Business TEV ranges. This analysis indicated the following implied TEV reference ranges for Vista Outdoor, as compared to the Proposed Combined WholeCo Purchase Price:

($ in millions)
Implied TEV Reference Ranges based on:		Proposed Combined WholeCo Purchase Price
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$2,424 - $3,414	$2,580 - $3,287	$3,350
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board for reference purposes only that the implied TEV reference ranges for Vista Outdoor implied illustrative per share values for Vista Outdoor Common Stock of $30.96 to $47.46 (based on CY2024E Adj. EBITDA) and $33.55 to $45.35 (based on CY2025E Adj. EBITDA), using the net debt and diluted share information described above.
Selected Precedent Transactions Analysis
Sporting Products Business
Moelis reviewed financial information of selected transactions announced since 2013 involving target businesses engaged in the ammunition and firearm manufacturing business (the “Selected Precedent Ammo & Firearm Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Sporting Products Business for purposes of Moelis’ analysis and for which TEV/LTM EBITDA multiples were publicly available. Moelis reviewed implied TEV of each target business as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction. Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as announced LTM EBITDA for such target businesses.

This date is summarized in the following table:

Announcement Date	Target	Acquirer	TEV ($ millions)	TEV / LTM EBITDA
December 2023	Sierra Bullets, L.L.C. (“Sierra Bullets”) and Barnes Bullets – Mona, LLC (“Clarus Precision Sports Segment”)	JDH Capital Company	$175	6.5x
December 2023	Sellier & Bellot JSC	Colt CZ Group SE	$826	8.5x
February 2021	Gunbroker.com business	AMMO, Inc.	$240	6.0x
July 2019	Savage Arms business(1)	Long Range Acquisition LLC	$170	5.7x
August 2017	Sierra Bullets	Clarus Corporation	$79	6.3x
June 2017	Crosman Corporation	Compass Diversified Holdings	$152	7.6x
July 2016	Crimson Trace Corporation(2)	Smith & Wesson Brands, Inc.	$95	5.9x
November 2014	Battenfeld Technologies, Inc.	Smith & Wesson Brands, Inc.	$131	13.7x
August 2013	Gamo Outdoor S.L.U	Bruckman, Rosser, Sherril & Co. Inc.	$133	8.6x
May 2013	Savage Arms business	Vista Outdoor	$315	5.5x
Mean			$232	7.4x
Median			$161	6.4x

July 2024	Sporting Products Business	Czechoslovak Group a.s.	$2,150	5.5x
October 2023	Sporting Products Business	Czechoslovak Group a.s.	$1,910	4.4x
_____________
(1)Purchase price reflects inclusion of additional post-closing consideration.
(2)Based on Adj. EBITDA.
In reviewing the Selected Precedent Ammo & Firearm Transactions for purposes of determining EBITDA multiples ranges for the Sporting Products Business, Moelis noted that the comparability of the Selected Precedent Ammo & Firearm Transactions to the Transaction were limited due to several factors, including (i) the significantly smaller values of the precedent transactions as compared to the Transaction, (ii) the fact that only five of the twelve precedent transactions involved target businesses focused primarily on ammunition manufacturing, which represents one hundred percent of the business of the Sporting Products Business, and (iii) the unavailability of NTM EBITDA multiples.
Based on the foregoing and using its professional judgment, Moelis selected a multiples range of 4.5x to 7.0x Adj. EBITDA, which selected range generally reflected (i) on the low end, the original Transaction, and (ii) on the high end, the Clarus Precision Sports Segment transaction. Moelis then applied such multiples range to the corresponding financial data for the Sporting Products Business for the estimated LTM period ended September 30, 2024 (of approximately $386 million, as provided by Vista Outdoor management), to derive a TEV range. This analysis indicated the following implied TEV range for the Sporting Products Business:

($ in millions)
Implied TEV Range based on:
9/30/2024 Adj. EBITDA
$1,739 - $2,705
Outdoor Products Business
Moelis reviewed financial information of selected transactions announced since 2013 involving target businesses engaged in the business of manufacturing sporting and outdoor goods (the “Selected Precedent Outdoor

Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis and for which TEV/LTM EBITDA multiples were publicly available. Moelis reviewed implied TEV of each target business as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction (unless otherwise noted). Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as announced LTM EBITDA for such target businesses (unless otherwise noted).
This data is summarized in the following table(1)(2):

Announcement Date	Target	Acquirer	TEV ($ millions)	TEV / LTM EBITDA
July 2024	Good Sportsman’s Marketing, LLC (d/b/a GSM Outdoors)	Platinum Equity Advisors, LLC	NA	NA
February 2024	Snow Peak, Inc.	Bain Capital, LP	$378	24.6x
November 2023	Marucci Sports, LLC	Fox Factory Holding Corp.	$572	11.4x
October 2022	Weber Inc.	BDT Capital Partners LLC	$3,564	NM
July 2022	Simms Fishing Products LLC(3)	Vista Outdoor	$173	18.5x
July 2022	Fox Racing Inc.(4)	Vista Outdoor	$540	12.6x
January 2022	Accell Group N.V.	Kohlberg Kravis Roberts & Co. LP, Teslin Capital Management B.V.	$4,452	13.4x
September 2021	Igloo Coolers Products Corp.(5)	Dometic Group AB	$667	16.5x
September 2021	WAWGD, Inc. (d/b/a Foresight Sports, Inc.)(6)	Vista Outdoor	$414	11.0x
June 2021	Rhino-Rack Pty Ltd(7)	Clarus Corporation	$204	12.2x
September 2020	Boa Technology, Inc.	Compass Diversified Holdings	$554	18.5x
March 2020	Marucci Sports, LLC	Compass Diversified Holdings	$200	13.8x
August 2019	Fox International Group Limited	Lew’s Holdings Corporation	$182	14.5x
September 2018	Amer Sports, Inc.	Anta Sports Products Ltd., FountainVest Partners, Tencent Holdings Ltd.	$6,352	22.9x
July 2018	Eyewear Business of Vista Outdoor(8)	Antelope Brands Bidco Inc. (affiliate of undisclosed European private equity fund)	$158	12.0x
May 2017	Newell Brands Inc. Winter Sports Business	Kohlberg & Company, L.L.C.	$240	9.6x
August 2016	5.11 Tactical®	Compass Diversified Holdings	$400	10.5x
February 2016	Steel Technology, LLC(9)	Helen of Troy Limited	$210	<~12.0x
February 2016	Bell Sports Corp.(10)	Vista Outdoor	$400	11.6x
July 2015	CamelBak Products, LLC(11)	Vista Outdoor	$378	11.6x
February 2014	Easton Baseball/Softball Business of Easton-Bell Sports, Inc.	Bauer Performance Sports Ltd.	$330	5.3x
November 2013	Costa Inc.	Essilor International	$273	13.4x

September 2013	Bushnell Corporation(12)	Vista Outdoor	$985	9.7x
All Selected Precedent Outdoor Transactions
Mean			$860	13.7x
Median			$378	12.4x
Vista Outdoor Transactions
Mean			$435	12.4x
Median			$400	11.6x
Selected Precedent Outdoor Transactions Excluding Vista Outdoor Transactions
Mean			$1,072	14.4x
Median			$354	13.4x
______________
(1)”NA” indicates data not available.
(2)“NM” indicates information not meaningful because EBITDA was negative.
(3)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 20.7x.
(4)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 13.7x.
(5)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 22.0x.
(6)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 12.6x.
(7)TEV/ LTM EBITDA including earn-out is 12.7x.
(8)TEV/ LTM EBITDA provided by Revelyst Management.
(9)Implies a pre-synergy TEV/ LTM EBITDA of less than 12x.
(10)TEV/ LTM EBITDA provided by Revelyst Management.
(11)TEV/ LTM EBITDA provided by Revelyst Management.
(12)TEV/ LTM EBITDA calculated based on 25% of 2012A EBITDA and 75% of 2013E EBITDA; TEV/ CY 2012A EBITDA is 10.6x.
In reviewing the Selected Precedent Outdoor Transactions for purposes of determining EBITDA multiples ranges for the Outdoor Products Business, Moelis noted that the comparability of the Selected Precedent Outdoor Transactions to the evaluation of the Revelyst Transaction were limited due of several factors, including (i) limited recent comparable precedent transactions with publicly available TEV / LTM EBITDA multiples of comparable size and product portfolios, and (ii) the Outdoor Products Business’s significant increase in projected Adj. EBITDA relative to current levels, resulting in difficulty in deriving related comparable precedent multiples in light of the unknown projected EBITDA trajectories for the other recently acquired businesses in the sector.
Moelis further noted that the recent acquisition of Snow Peak, Inc. was included in the Selected Precedent Outdoor Transactions in light of its recency and similarity to Vista Outdoor in product offerings despite Snow Peak, Inc. not being included in the Selected Public Sporting & Outdoor Companies because of its relatively smaller scale and focus on non-U.S. end-markets.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of 11.0x to 12.5x LTM Adj. EBITDA, and which selected ranges generally reflected (i) a lower bound informed by the transaction multiples for Vista Outdoor’s acquisitions over the immediately preceding five years, with a particular focus on Foresight Sports, Inc. and a discount to Marucci Sports, LLC / Fox Factory Holding Corp. in light of Marucci Sports, LLC’s significant EBITDA growth since its last acquisition in early 2020 and (ii) an upper bound informed by the median of the Selected Precedent Outdoor Transactions multiples. Moelis then applied such multiples range to the corresponding estimated financial data for the Outdoor Products Business based on the Outdoor Products Projections for the LTM period ending September 30, 2024 (of approximately $37 million, as provided by Vista Outdoor management) to derive TEV ranges. This analysis indicated the following implied TEV ranges for the Outdoor Products Business:

($ in millions)
Implied TEV Range based on:
9/30/2024 Adj. EBITDA
$411 - $467

Moelis then derived an implied aggregate TEV reference range for Vista Outdoor from each of the resulting implied Sporting Products Business TEV range and the Outdoor Products Business TEV range. This analysis indicated the following implied TEV reference range for Vista Outdoor, as compared to the Proposed Combined WholeCo Purchase Price:

($ in millions)
Implied TEV Reference Range based on:	Proposed Combined WholeCo Purchase Price
9/30/2024 Adj. EBITDA
$2,150 - $3,172	$3,350
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board for reference purposes only that the implied TEV reference range for Vista Outdoor implied illustrative per share values for Vista Outdoor Common Stock of $26.39 to $43.42, using the net debt and diluted share information described above.
Discounted Cash Flow Analysis
Sporting Products Business
Moelis performed a discounted cash flow analysis of the Sporting Products Business using the Updated Sporting Products Base Case Projections to calculate the present value of the estimated future Unlevered Free Cash Flow (as set forth in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218 projected to be generated by the Sporting Products Business and an estimate of the present value of the terminal value of the Sporting Products Business. In performing its discounted cash flow analysis, Moelis applied a range of discount rates of 7.75% to 13.5% using its professional judgment as to Vista Outdoor’s estimated weighted average cost of capital. The estimated weighted average cost of capital range was derived using the Capital Asset Pricing Model, as well as a size premium.
Moelis applied this range of discount rates to (i) the estimated after-tax Unlevered Free Cash Flow for the six months ending March 2025 and each of the fiscal years ending March 2026 through March 2029 (discounted to September 30, 2024, using the mid-year discounting convention) and (ii) a range of estimated terminal values derived by applying a range of multiples of 5.0x to 7.0x (which were based on Vista Outdoor’s EBITDA trading multiple for the next twelve month (“NTM”) period immediately following the latest twelve month (“LTM”) period for which financial information was publicly available) to the Sporting Products Business’s estimated average Adj. EBITDA for fiscal years 2025 through 2029 (in each case as set forth in the section entitled “—Additional Unaudited Prospective Financial Information (Sporting Products)” beginning on page 218), which average Adj. EBITDA was $356 million). In determining a range of terminal multiples, Moelis placed less emphasis on the long-term TEV/NTM EBITDA multiples given the cyclical nature of the ammunition and firearm manufacturing industry, as well as the impact of both COVID-19 and political cycles on such multiples. Moelis also noted that the low end of the multiples range was informed by the multiples for Vista Outdoor prior to announcement of the original Transaction, and the high end of the multiples range was informed by the averages of the multiples for the Selected Public Ammo & Firearm Companies.
This analysis indicated the following implied TEV range for the Sporting Products Business:

($ in millions)
Implied TEV Range
$1,891 - $2,762
Outdoor Products Business
Moelis performed a discounted cash flow analysis of the Outdoor Products Business using the Outdoor Products Projections to calculate the present value of the estimated future Unlevered Free Cash Flow (as set forth in the section entitled “—Certain Unaudited Prospective Financial Information (Outdoor Products)” beginning on page 216) (except that, at the direction of Vista Outdoor management, Moelis calculated Unlevered Free Cash Flow for the six months ending March 2025 as Unlevered Free Cash Flow for the fiscal year ending March 2025E less estimated Un levered Free Cash Flow for the first and second quarters of the fiscal year ending March 2025, resulting in Unlevered Free Cash Flow for the six months ending March 2025 of $28 million) projected to be generated by the Outdoor Products Business and an estimate of the present value of the terminal value of the Outdoor Products Business. In performing its discounted cash flow analysis, Moelis applied a range of discount rates of 9.25% to 14.25%, using its professional judgment as to the Outdoor Products Business’s estimated weighted average cost of capital. The estimated weighted average cost of capital range was derived using the Capital Asset Pricing Model, as well as a size premium.
Moelis applied this range of discount rates to (i) the estimated after-tax Unlevered Free Cash Flow for the six months ending March 2025 and each of the fiscal years ending March 2026 through March 2029 (discounted to September 30, 2024, using the mid-year discounting convention) and (ii) a range of estimated terminal values derived by applying a range of multiples of 8.5x to 10.0x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029, in each case as set forth in the Outdoor Products Projections. In determining a range of terminal multiples, Moelis relied on CY2024E Adj. EBITDA multiples for the Selected Public Sporting & Outdoor Companies as well as a discount to the TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies over both the pre-Covid and the 2017-to-current periods. In doing so, Moelis noted that (i) following an increase in demand for consumer discretionary goods during the Covid pandemic, the Selected Public Sporting & Outdoor Companies have traded at depressed levels since mid-2022 as demand has diminished in part due to higher interest rates and other macro-economic factors, and (ii) the average TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies over the 2017-to-current period and pre-Covid period were higher than the average over the last twelve months and 2024 year-to-date periods, respectively. Moelis also noted that the Outdoor Products Projections include 14.0% Adj. EBITDA margins by the fiscal year ending March 2027, a significant increase from the fiscal year ending March 2024 Adj. EBITDA margin of 3.4%, and generally in-line with the median of the Selected Public Sporting & Outdoor Companies Adj. EBITDA margins.
This analysis indicated the following implied TEV range for the Outdoor Products Business:

($ in millions)
Implied TEV Range
$1,526 - $2,067
Although the discounted cash flow analysis is the only financial methodology that fully captures the projected increase in the Outdoor Products Business performance as reflected in the Outdoor Products Projections, Moelis noted and took into account the fact that certain holders of Vista Outdoor Common Stock, equity research analysts, ISS and Glass Lewis, and third parties involved in the Outdoor Products Business solicitation process conducted by Morgan Stanley expressed the view that the Outdoor Products Projections, which were published publicly on June 10, 2024, are optimistic and have significant execution risk. Moelis further noted that the valuation ranges implied by the discounted cash flow analysis were significantly higher than the valuation ranges implied by the other valuation methodologies performed in connection with valuing the Outdoor Products Business.
Moelis then derived an implied aggregate TEV reference range for Vista Outdoor from each of the resulting implied Sporting Products Business TEV range and the Outdoor Products Business TEV range. This analysis indicated the following implied TEV reference range for Vista Outdoor, as compared to the Proposed Combined WholeCo Purchase Price:

($ in millions)
Implied TEV Reference Range	Proposed Combined WholeCo Purchase Price
$3,417 - $4,829	$3,350
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board for reference purposes only that the implied TEV reference range for Vista Outdoor implied illustrative per share values for Vista Outdoor Common Stock of $47.51 to $71.04, using the net debt and diluted share information described above.

Other Information
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board the following information that was not considered part of Moelis’ financial analyses with respect to its opinion but was provided for reference purposes:
Analyst Price Targets
Moelis reviewed forward stock price targets for Vista Outdoor Common Stock in five recently published, publicly available Wall Street research analysts’ reports as of October 1, 2024, which indicated low and high stock price targets ranging from $40.00 to $44.00 per share, with a mean of $42.00 per share.
Historical TEV to NTM EBITDA Multiples Performance Review
Moelis also reviewed the historical TEV/NTM EBITDA multiples for the Selected Public Ammo & Firearm Companies, the Selected Public Sporting & Outdoor Companies, and Vista Outdoor over certain periods of time. This review indicated high, low, mean and median TEV/NTM EBITDA multiples since January 1, 2024, based on publicly available information and Wall Street research, for (i) the Selected Public Ammo & Firearm Companies of 8.1x, 6.7x, 7.3x and 7.4x, respectively, (ii) the Selected Public Sporting & Outdoor Companies of 11.4x, 9.7x, 10.7x and 10.6x, respectively, and (iii) Vista Outdoor of 7.0x, 5.2x, 6.1x and 6.1x, respectively.
LBO Analysis
Sporting Products Business
Moelis also reviewed theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Sporting Products Business based on (i) the Sporting Products Business’s estimated after-tax Unlevered Free Cash Flow for the second half of the fiscal year ending March 2025 and each of the fiscal years ending March 2026 through March 2029 and (ii) estimated exit values for the Sporting Products Business derived by applying a range of multiples of 5.0x to 7.0x to the Sporting Products Business’s estimated average Adj. EBITDA for the fiscal years 2025 through 2029 (for the reasons described above under “—Financial Analyses—Discounted Cash Flow Analysis” beginning on page 178), in each case based on the Updated Sporting Products Base Case Projections. In addition, this analysis assumed total debt of $800mm, and required internal rates of return for the financial buyer ranging from 20.0% to 25.0%. This analysis indicated an implied TEV range for the Sporting Products Business of $1,325 million to $1,805 million.
Outdoor Products Business
Moelis also reviewed theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Outdoor Products Business based on (i) the Outdoor Products Business’s estimated after-tax Unlevered Free Cash Flow for the second half of the fiscal year ending March 2025 and each of the fiscal years ending March 2026 through March 2029 and (ii) estimated exit values for the Outdoor Products Business derived by applying a range of multiples of 8.5x to 10.0x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029, in each case, based on the Outdoor Products Projections. In addition, this analysis assumed total debt/LTM Adj. EBITDA for the Outdoor Products Business of 4.0x, and required internal rates of return for the financial buyer ranging from 20.0% to 25.0%. This analysis indicated an implied TEV ranges for the Outdoor Products Business of $1,006 million to $1,335 million.
Moelis then derived an implied aggregate TEV reference range for Vista Outdoor from each of the resulting implied Sporting Products Business TEV range and the Outdoor Products Business TEV range. This analysis indicated an implied TEV reference range for Vista Outdoor of $2,331 million to $3,141 million, as compared to the Proposed Combined WholeCo Purchase Price of $3,350 million. Moelis also noted that the implied TEV reference range for Vista Outdoor implied illustrative per share values for Vista Outdoor Common Stock of $29.41 to $42.90, using the net debt and diluted share information described above.

Financial Analyses Based on Vista Outdoor Management’s Updated Sporting Products Downside Case Projections and Updated Sporting Products Upside Case Projections
Sporting Products Business
Moelis also performed certain analyses described above but based on the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections provided by Vista Outdoor management. The analyses were as follows:
•Selected publicly traded companies analyses for the Sporting Products Business using the Selected Public Ammo & Firearm Companies and selected multiples range as described above, but using the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections, which resulted in implied TEV ranges for the Sporting Products Business of (i) for CY2024E, $1,823 million to $2,691 million and $2,062 million to $3,044 million, respectively, and (ii) for CY2025E, $1,154 million to $1,580 million and $1,940 million to $2,655 million, respectively. Moelis noted that this analysis resulted in an aggregate TEV reference range for Vista Outdoor of (i) for CY2024E, $2,369 million to $3,334 million and $2,609 million to $3,687 million, respectively, and (ii) for CY2025E, $2,167 million to $2,723 million and $2,953 million to $3,799 million, respectively, as compared to the Proposed Combined WholeCo Purchase Price of $3,350 million. Moelis further noted that this analysis resulted in implied illustrative per share values of Vista Outdoor Common Stock of (i) for CY2024E, $30.05 to $46.12 and $34.04 to $52.01, respectively, and (ii) for CY2025E, $26.68 to $35.94 and $39.78 to $53.87, respectively, in each case, using the net debt and diluted share information described above.
•Discounted cash flow analyses for the Sporting Products Business using the same methodologies as described above but using the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections, which resulted in implied TEV ranges for the Sporting Products Business of $1,331 million to $1,969 million and $2,270 million to $3,316 million, respectively. Moelis noted that this analysis resulted in an aggregate TEV reference range for Vista Outdoor of $2,856 million to $4,036 million and $3,796 million to $5,383 million, respectively, as compared to the Proposed Combined WholeCo Purchase Price of $3,350 million. Moelis further noted that this analysis resulted in implied illustrative per share values of Vista Outdoor Common Stock of $38.17 to $57.82 and $53.82 to $80.27, respectively.
•LBO analyses for the Sporting Products Business using the same methodologies as described above but using the Updated Sporting Products Downside Case Projections and the Updated Sporting Products Upside Case Projections, which resulted in implied TEV ranges for the Sporting Products Business of $953 million to $1,258 million and $1,593 million to $2,199 million, respectively. Moelis noted that this analysis resulted in an aggregate TEV reference range for Vista Outdoor of $1,958 million to $2,593 million and $2,599 million to $3,535 million, respectively, as compared to the Proposed Combined WholeCo Purchase Price of $3,350 million. Moelis further noted that this analysis resulted in implied illustrative per share values of Vista Outdoor Common Stock of $23.20 to $33.78 and $33.87 to $49.47, respectively.
Miscellaneous
This summary of the analyses is not a complete description of the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in the analyses described above is identical to the Sporting Products Business, the Outdoor Products Business or the Transactions. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Vista Outdoor nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
The Proposed Combined WholeCo Purchase Price was determined through arm’s length negotiations between the parties to the Agreements and was approved by the Vista Outdoor Independent Directors and the Vista Outdoor Board. Moelis did not recommend any specific consideration to Vista Outdoor, the Vista Outdoor Independent Directors or the Vista Outdoor Board, or that any specific amount or type of consideration constituted the only appropriate consideration in connection with the Transactions.
In addition to the Moelis compensation as described above in the subsections “—October 2023 Opinion of Moelis & Company LLC” and “—Inadequacy Opinion of Moelis & Company LLC”, as of September 17, 2024, Vista Outdoor and Moelis entered into a further updated engagement letter to reflect the additional work Moelis had performed and expects to perform in connection with the Transactions. The updated engagement letter provides that (i) as compensation for Moelis’s continued services in connection with, among other things, the Transactions, Moelis is entitled to a report fee equal to $1.5 million payable promptly upon execution of the further updated engagement letter, which was executed on September 17, 2024, and (ii) in the event that the Vista Outdoor Independent Directors request a further opinion from Moelis, Moelis would become entitled to a fee upon delivery of such opinion of $1 million. Moelis delivered a further opinion and became entitled to an opinion fee of $1 million on October 4, 2024. No additional fee is payable to Moelis in connection with the Transactions, whether upon consummation of the Transactions or otherwise.
Moelis’ affiliates, employees, officers and partners may, at any time, own securities (long or short) of Vista Outdoor, CSG and SVP. Moelis has provided investment banking and other services to Vista Outdoor unrelated to the Transactions and in the future may provide such services to Vista Outdoor, CSG and SVP and has received and may receive compensation for such services. In the three years prior to the date of its opinion, Moelis acted as financial advisor to the Vista Outdoor Independent Directors in connection with a review of strategic alternatives, including the proposed Spin-Off (for which it received a fee of $2.0 million in addition to the amounts described above), and during such three year period Moelis otherwise had not been engaged by, or received any fees from, Vista Outdoor, CSG or SVP.
Certain Unaudited Prospective Financial Information (Sporting Products)
On an annual basis, Vista Outdoor management prepares non-public, unaudited internal financial projections for the upcoming three year period for each of its Sporting Products business and its Outdoor Products business, which are used by Vista Outdoor’s Management Development and Compensation Committee to set performance targets for Vista Outdoor’s corporate executive officers under Vista Outdoor’s Executive Officer Incentive Plan. Consistent with such practice, Vista Outdoor management prepared non-public, unaudited internal financial projections for fiscal years 2024 through 2026 for Vista Outdoor’s Sporting Products business (the “Sporting Products FY 2024-2026 Projections”) and Vista Outdoor’s Outdoor Products business. In connection with the Vista Outdoor Board’s evaluation of the Transaction, Vista Outdoor management also prepared non-public, unaudited internal financial projections for fiscal years 2027 through 2028 for Vista Outdoor’s Sporting Products business based on an extrapolation of the Sporting Products FY 2024-2026 Projections (together with the Sporting Products FY 2024-2026 Projections, the “Sporting Products Projections”). The Sporting Products Projections include financial projections for the Sporting Products Business under three scenarios: a base case (the “Sporting Products Base Case Projections”), a downside case (the “Sporting Products Downside Case Projections”) and an upside case (the “Sporting Products Upside Case Projections”).
At the direction of the Vista Outdoor Board, Vista Outdoor management provided the Sporting Products Projections on a confidential basis to Morgan Stanley and Moelis, and the Vista Outdoor Board approved and directed Morgan Stanley and Moelis to use the Sporting Products Base Case Projections in connection with their respective financial analyses. In addition, at the direction of the Vista Outdoor Board, Vista Outdoor management provided the Sporting Products Base Case Projections on a confidential basis to CSG and its financial advisors in connection with their due diligence process. The summary of the Sporting Products Projections in this proxy statement/prospectus is presented solely to provide you with access to certain non-public information that was made available to each party, their respective boards of directors and advisors in connection with the parties’ respective evaluations of the Transaction. Such information may not be appropriate for other purposes, and is not intended to influence any stockholder to make any investment decision with respect to the Transaction or for any other purpose.
The Sporting Products Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to financial projections. The Sporting Products Projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. Vista Outdoor management believes that the assumptions used as a basis for the Sporting Products Projections were reasonable based on the information available to Vista Outdoor management at the time such projections were prepared. However, this information is not fact and should not be relied upon in any way as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on any such information.
Neither Vista Outdoor’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Sporting Products Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Sporting Products Projections.
The reports of Vista Outdoor’s independent registered public accounting firm incorporated by reference in this proxy statement/prospectus relate to Vista Outdoor’s historical financial information. The report of the Revelyst Business’s independent registered public accounting firm included in this proxy statement/prospectus relates to the Revelyst Business’s historical combined financial information. None of those reports extends to any of the Sporting Products Projections and should not be read to do so. The summary of the Sporting Products Projections is not being included in this proxy statement/prospectus to influence the decision of any Vista Outdoor stockholders as to whether to approve any of the Proposals, but is being included because the information was among the factors considered by the Vista Outdoor Board in evaluating the Transaction and was provided to Vista Outdoor’s financial advisors for their use and reliance in connection with their respective financial analyses and opinions.
While the Sporting Products Projections were prepared in good faith by Vista Outdoor management, the Sporting Products Projections were based on information available at the time that the Sporting Products Projections were prepared as well as numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Vista Outdoor management. Important factors that may affect actual results and cause the Sporting Products Projections not to be achieved, or that may change the underlying variables and assumptions on which the Sporting Products Projections were based and cause the Sporting Products Projections to be different if prepared at a later date, include, but are not limited to, the availability and costs of raw materials and components, the labor market, consumer demand, the legislative and regulatory environment and general business and economic conditions, in each case that are different from those anticipated within the Sporting Products Projections, as well as other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 54 and 83, respectively. Even if such variables and assumptions prove to be correct, any delay in timing could cause future results to differ materially from projected amounts. In addition, other than to give effect to estimated annual incremental costs that would be required to operate the Sporting Products Business on a standalone basis (the “Standalone Costs”), the Sporting Products Projections were developed without giving effect to the Transaction and therefore do not reflect, among other things, any costs incurred in connection with the Transaction, any costs that may be incurred in connection with taking action to obtain regulatory approval for the Transaction, any changes to strategy or operations of the Sporting Products Business that may be implemented as a result of the Transaction (other than the Standalone Costs) or the effect of any failure to complete the Transaction. The Sporting Products Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Sporting Products Projections. Accordingly, there can be no assurance that any aspect of the Sporting Products Projections will be realized.
The inclusion of the Sporting Products Projections in this proxy statement/prospectus should not be regarded as an indication that any of Vista Outdoor, Revelyst, CSG or their respective affiliates, advisors or other representatives considered that any information contained in those Sporting Products Projections are necessarily indicative of actual future events, and nothing in them should be relied upon as such. Although the Sporting Products Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Sporting Products Projections cover multiple years and such information by its nature becomes less reliable with each successive year. Further, the inclusion of the Sporting Products Projections does not constitute an admission or representation by Vista Outdoor, Revelyst or CSG that this information is material. None of Vista Outdoor, Revelyst or CSG or their respective affiliates, officers, directors, partners, advisors or other representatives can give any assurance that actual results will not differ from the Sporting Products Projections, and none of them has updated or undertakes any obligation, except as required by law, to update or otherwise revise or reconcile them to reflect circumstances existing after the date on which they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
None of Vista Outdoor, Revelyst or CSG or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder regarding the ultimate performance of the Sporting Products Business compared to the information contained in the Sporting Products Projections or that forecasted results will be achieved. None of Vista Outdoor, Revelyst or CSG has made any representation in the Merger Agreement, Separation Agreement or otherwise, concerning the Sporting Products Projections.
A summary of the Sporting Products Projections is set forth below and is subject to the important qualifications, limitations and cautionary considerations described above:

($ in millions)	Q3-Q4 FY2024E	FY2024E		FY2025E	FY2026E	FY2027E	FY2028E
Net Sales
Upside Case	$773	$1,500		$1,590	$1,619	$1,651	$1,681
Base Case	$773	$1,500		$1,500	$1,525	$1,550	$1,566
Downside Case	$673	$1,400		$1,300	$1,306	$1,313	$1,326
Operating Income
Upside Case	$190	$366		$429	$443	$457	$483
Base Case	$190	$366		$333	$355	$365	$370
Downside Case	$149	$326		$236	$240	$244	$248
Adjusted EBITDA (1)
Upside Case	$203	$392		$453	$465	$479	$504
Base Case	$203	$392		$357	$377	$386	$391
Downside Case	$162	$352		$260	$261	$265	$269
Unlevered Free Cash Flow (2)
Upside Case	$180	—	(3)	$283	$317	$325	$359
Base Case	$180	—	(3)	$234	$252	$257	$277
Downside Case	$169	—	(3)	$194	$172	$173	$186
__________________
(1)For purposes of the Sporting Products Projections, Vista Outdoor calculated Adjusted EBITDA as net income before other income/(expense), interest, taxes and depreciation and amortization, (i) excluding non-recurring and non-cash items, except fully burdened by stock-based compensation and (ii) including the impact of the Standalone Costs. In addition, for certain of its financial analyses described above under “—October 2023 Opinion of Moelis & Company LLC—Financial Analyses—Selected Publicly Traded Companies Analysis” beginning on page 177, Moelis used estimated Adjusted EBITDA for Vista Outdoor for calendar years 2023 and 2024 of: (a) Upside Case - $416 in CY2023E and $437 in CY2024E; (b) Base Case - $416 in CY2023E and $368 in CY2024E; and (c) Downside Case - $398 in CY2023E and $276 in CY2024E, each as provided by Vista Outdoor management.
(2)At the direction of Vista Outdoor management, Morgan Stanley and Moelis calculated Unlevered Free Cash Flow (using the information included in the Sporting Products Projections) as Adjusted EBITDA (i) less unlevered taxes (in the case of Morgan Stanley, using a tax rate of 24% as provided by Vista Outdoor management, and in the case of Moelis, using a tax rate of 25% as provided by Vista Outdoor management), (ii) less capital expenditures, (iii) adjusted for changes in other assets and liabilities, (iv) adjusted for changes in net working capital and (v) less after-tax cash pension contributions. Using the methodology and assumptions described above, Morgan Stanley calculated the Unlevered Free Cash Flow figures reflected in the table above and Moelis calculated the following Unlevered Free Cash Flow figures: (a) Upside Case - $178 in Q3-Q4 FY2024E, $279 in FY2025E, $312 in FY2026E, $320 in FY2027E and $354 in FY2028E; (b) Base Case - $178 in Q3-Q4 FY2024E, $231 in FY2025E, $248 in FY2026E, $254 in FY2027E and $274 in FY2028E; and (c) Downside Case - $168 in Q3-Q4 FY2024E, $192 in FY2025E, $169 in FY2026E, $171 in FY2027E and $184 in FY2028E.
(3)Unlevered Free Cash Flow for FY2024E was not calculated for purposes of Morgan Stanley’s and Moelis’ respective financial analyses and opinions.
The Adjusted EBITDA and Unlevered Free Cash Flow measures included in the Sporting Products Projections are non-GAAP financial measures. Investors and other readers should consider non-GAAP financial measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP. Additionally, since the non-GAAP financial measures are not determined in accordance with GAAP, the non-GAAP financial measures have no standardized meaning across companies, or as prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures or measures with the same title used by other companies.
Certain Unaudited Prospective Financial Information (Outdoor Products)
On an annual basis, Vista Outdoor management prepares non-public, unaudited internal financial projections for the upcoming three year period for each of its Sporting Products business and its Outdoor Products business, which are used by Vista Outdoor’s Management Development and Compensation Committee to set performance targets for Vista Outdoor’s corporate executive officers under Vista Outdoor’s Executive Officer Incentive Plan. Consistent with such practice, Vista Outdoor management prepared non-public, unaudited internal financial projections for fiscal years 2025 through 2027 for Vista Outdoor’s Outdoor Products business (the “Outdoor Products FY 2025-2027 Projections”). In connection with the Vista Outdoor Board’s evaluation of the unsolicited indications of interest received from MNC Capital pursuant to which MNC expressed interest in acquiring Vista Outdoor in an all-cash transaction (the “MNC Indications”), Vista Outdoor management also prepared non-public, unaudited internal financial projections for fiscal years 2028 through 2029 for Vista Outdoor’s Outdoor Products business based on an extrapolation of the Outdoor Products FY 2025-2027 Projections (together with the Outdoor Products FY 2025-2027 Projections, the “Outdoor Products Projections”).
At the direction of the Vista Outdoor Board, Vista Outdoor management provided the Outdoor Products Projections on a confidential basis to Morgan Stanley and Moelis, and the Vista Outdoor Board approved and directed Morgan Stanley and Moelis to use the Outdoor Products Projections in connection with their respective financial analyses. In addition, at the direction of the Vista Outdoor Board, Vista Outdoor management provided the Outdoor Products Projections on a confidential basis to CSG and its financial advisors and MNC and its financial advisors. The summary of the Outdoor Products Projections in this proxy statement/prospectus is presented solely to provide you with access to certain non-public information that was made available to each party, their respective boards of directors and advisors in connection with the parties’ respective evaluations. Such information may not be appropriate for other purposes, and is not intended to influence any stockholder to make any investment decision with respect to the Transaction or for any other purpose.
The Outdoor Products Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to financial projections. The Outdoor Products Projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. Vista Outdoor management believes that the assumptions used as a basis for the Outdoor Products Projections were reasonable based on the information available to Vista Outdoor management at the time such projections were prepared. However, this information is not fact and should not be relied upon in any way as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on any such information.
Neither Vista Outdoor’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Outdoor Products Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Outdoor Products Projections.

The reports of Vista Outdoor’s independent registered public accounting firm incorporated by reference in this proxy statement/prospectus relate to Vista Outdoor’s historical financial information. The report of the Revelyst Business’s independent registered public accounting firm included in this proxy statement/prospectus relates to the Revelyst Business’s historical combined financial information. None of those reports extends to any of the Outdoor Products Projections and should not be read to do so. The summary of the Outdoor Products Projections is not being included in this proxy statement/prospectus to influence the decision of any Vista Outdoor stockholders as to whether to approve any of the Proposals, but is being included because the information was among the factors considered by the Vista Outdoor Board in evaluating the MNC Indications and was provided to Vista Outdoor’s financial advisors for their use and reliance in connection with their respective financial analyses and opinions.
While the Outdoor Products Projections were prepared in good faith by Vista Outdoor management, the Outdoor Products Projections were based on information available at the time that the Outdoor Products Projections were prepared as well as numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Vista Outdoor management. Important factors that may affect actual results and cause the Outdoor Products Projections not to be achieved, or that may change the underlying variables and assumptions on which the Outdoor Products Projections were based and cause the Outdoor Products Projections to be different if prepared at a later date, include, but are not limited to, the availability and costs of raw materials and components, the labor market, consumer demand, the legislative and regulatory environment and general business and economic conditions, in each case that are different from those anticipated within the Outdoor Products Projections, as well as other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 54 and 83, respectively. Even if such variables and assumptions prove to be correct, any delay in timing could cause future results to differ materially from projected amounts. In addition, other than to give effect to estimated annual incremental costs that would be required to operate the Outdoor Products Business on a standalone basis (the “Standalone Costs”), the Outdoor Products Projections were developed without giving effect to the Transaction and therefore do not reflect, among other things, any costs incurred in connection with the Transaction, any costs that may be incurred in connection with taking action to obtain regulatory approval for the Transaction, any changes to strategy or operations of the Outdoor Products Business that may be implemented as a result of the Transaction (other than the Standalone Costs) or the effect of any failure to complete the Transaction. The Outdoor Products Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Outdoor Products Projections. Accordingly, there can be no assurance that any aspect of the Outdoor Products Projections will be realized.
The inclusion of the Outdoor Products Projections in this proxy statement/prospectus should not be regarded as an indication that any of Vista Outdoor, Revelyst, CSG or their respective affiliates, advisors or other representatives considered that any information contained in those Outdoor Products Projections are necessarily indicative of actual future events, and nothing in them should be relied upon as such. Although the Outdoor Products Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Outdoor Products Projections cover multiple years and such information by its nature becomes less reliable with each successive year. Further, the inclusion of the Outdoor Products Projections does not constitute an admission or representation by Vista Outdoor, Revelyst or CSG that this information is material. None of Vista Outdoor, Revelyst or CSG or their respective affiliates, officers, directors, partners, advisors or other representatives can give any assurance that actual results will not differ from the Outdoor Products Projections, and none of them has updated or undertakes any obligation, except as required by law, to update or otherwise revise or reconcile them to reflect circumstances existing after the date on which they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
None of Vista Outdoor, Revelyst or CSG or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder regarding the ultimate performance of the Outdoor Products Business compared to the information contained in the Outdoor Products Projections or that forecasted results will be achieved. None of Vista Outdoor, Revelyst or CSG has made any representation in the Merger Agreement, Separation Agreement or otherwise, concerning the Outdoor Products Projections. None of Vista Outdoor, Revelyst or CSG or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder regarding the ultimate performance of the Outdoor Products Business compared to the information contained in the Outdoor Products Projections or that forecasted results will be achieved. None of Vista Outdoor, Revelyst or CSG has made any representation in the Merger Agreement, Separation Agreement or otherwise, concerning the Outdoor Products Projections.
None of Vista Outdoor, Revelyst or CSG or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder regarding the ultimate performance of the Outdoor Products Business compared to the information contained in the Outdoor Products Projections or that forecasted results will be achieved. None of Vista Outdoor, Revelyst or CSG has made any representation in the Merger Agreement, Separation Agreement or otherwise, concerning the Outdoor Products Projections.
A summary of the Outdoor Products Projections is set forth below and is subject to the important qualifications, limitations and cautionary considerations described above:

($ in millions)	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E
Revenue	$1,260	$1,372	$1,502	$1,618	$1,715
Operating Income	$20	$75	$141	$158	$171
Adjusted EBITDA (1)	$90	$145	$210	$228	$242
Unlevered Free Cash Flow (2)	$76	$86	$135	$147	$159
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(1)For purposes of the Outdoor Products Projections, Vista Outdoor calculated Adjusted EBITDA as net income before other income/(expense), interest, taxes and depreciation and amortization, (i) excluding non-recurring and non-cash items, except fully burdened by stock-based compensation and (ii) including the impact of the Standalone Costs.
(2)At the direction of Vista Outdoor management, Morgan Stanley and Moelis calculated Unlevered Free Cash Flow (using the information included in the Outdoor Products Projections) as Adjusted EBITDA (i) less unlevered taxes using a tax rate of 24% as provided by Vista Outdoor management, (ii) less capital expenditures, (iii) adjusted for changes in other assets and liabilities, and (iv) adjusted for changes in net working capital.
The Adjusted EBITDA and Unlevered Free Cash Flow measures included in the Outdoor Products Projections are non-GAAP financial measures. Investors and other readers should consider non-GAAP financial measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP. Additionally, since the non-GAAP financial measures are not determined in accordance with GAAP, the non-GAAP financial measures have no standardized meaning across companies, or as prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures or measures with the same title used by other companies.
Additional Unaudited Prospective Financial Information (Sporting Products)
On an annual basis, Vista Outdoor management prepares non-public, unaudited internal financial projections for the upcoming three year period for each of its Sporting Products business and its Outdoor Products business, which are used by Vista Outdoor’s Management Development and Compensation Committee to set performance targets for Vista Outdoor’s corporate executive officers under Vista Outdoor’s Executive Officer Incentive Plan. Consistent with such practice, Vista Outdoor management prepared non-public, unaudited internal financial projections for fiscal years 2025 through 2027 for Vista Outdoor’s Sporting Products business (the “Sporting Products FY 2025-2027 Projections”) which were approved by the Vista Outdoor Board on March 5, 2024.
On September 29, 2024, in connection with the Vista Outdoor Board’s evaluation of the Transaction and the Revelyst Transaction, Vista Outdoor management also prepared non-public, unaudited internal financial projections for fiscal years 2028 through 2029 for Vista Outdoor’s Sporting Products business based on an extrapolation of the Sporting Products FY 2025-2027 Projections (together with the Sporting Products FY 2025-2027 Projections, the “Updated Sporting Products Projections”). The Updated Sporting Products Projections include financial projections for the Sporting Products Business under three scenarios: a base case (the “Updated Sporting Products Base Case Projections”), a downside case (the “Updated Sporting Products Downside Case Projections”) and an upside case (the “Updated Sporting Products Upside Case Projections”).

At the direction of the Vista Outdoor Board, Vista Outdoor management provided the Updated Sporting Products Projections on a confidential basis to Morgan Stanley and Moelis, and the Vista Outdoor Board approved and directed Morgan Stanley and Moelis to use the Updated Sporting Products Base Case Projections in connection with their respective financial analyses. In addition, at the direction of the Vista Outdoor Board, Vista Outdoor management provided the Sporting Products FY 2025-2027 Projections on a confidential basis to CSG and its financial advisors.
The summary of the Updated Sporting Products Projections in this proxy statement/prospectus is presented solely to provide you with access to certain non-public information that was considered by the Vista Outdoor Board in its evaluation of the Transaction and the Revelyst Transaction. Such information may not be appropriate for other purposes, and is not intended to influence any stockholder to make any investment decision with respect to the Revelyst Transaction, the Transaction or for any other purpose.
The Updated Sporting Products Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to financial projections. The Updated Sporting Products Projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. Vista Outdoor management believes that the assumptions used as a basis for the Updated Sporting Products Projections were reasonable based on the information available to Vista Outdoor management at the time such projections were prepared. However, this information is not fact and should not be relied upon in any way as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on any such information.
Neither Vista Outdoor’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Updated Sporting Products Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Updated Sporting Products Projections.
The reports of Vista Outdoor’s independent registered public accounting firm incorporated by reference in this proxy statement/prospectus relate to Vista Outdoor’s historical financial information. The report of the Revelyst Business’s independent registered public accounting firm included in this proxy statement/prospectus relates to the Revelyst Business’s historical combined financial information. None of those reports extends to any of the Updated Sporting Products Projections and should not be read to do so. The summary of the Updated Sporting Products Projections is not being included in this proxy statement/prospectus to influence the decision of any Vista Outdoor stockholders as to whether to approve any of the Proposals, but is being included because the information was among the factors considered by the Vista Outdoor Board in evaluating the Transaction and the Revelyst Transaction and was provided to Vista Outdoor’s financial advisors for their use and reliance in connection with their respective financial analyses and opinions.
While the Updated Sporting Products Projections were prepared in good faith by Vista Outdoor management, the Updated Sporting Products Projections were based on information available at the time that the Updated Sporting Products Projections were prepared as well as numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Vista Outdoor management. Important factors that may affect actual results and cause the Updated Sporting Products Projections not to be achieved, or that may change the underlying variables and assumptions on which the Updated Sporting Products Projections were based and cause the Updated Sporting Products Projections to be different if prepared at a later date, include, but are not limited to, the availability and costs of raw materials and components, the labor market, consumer demand, the legislative and regulatory environment and general business and economic conditions, in each case that are different from those anticipated within the Updated Sporting Products Projections, as well as other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 54 and 83, respectively. Even if such variables and assumptions prove to be correct, any delay in timing could cause future results to differ materially from projected amounts. In addition, other than to give effect to estimated annual incremental costs that would be required to operate the Sporting Products Business on a standalone basis (the “Standalone Costs”), the Updated Sporting Products Projections were developed without giving effect to the Transaction or the Revelyst Transaction and therefore do not reflect, among other things, any costs incurred in connection with the Tran saction or the Revelyst Transaction, any costs that may be incurred in connection with taking action to obtain regulatory approval for the Transaction or the Revelyst Transaction , any changes to strategy or operations of the Sporting Products Business that may be implemented as a result of the Transaction or the Revelyst Transaction (other than the Standalone Costs) or the effect of any failure to complete the Transaction or the Revelyst Transaction. The Updated Sporting Products Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Updated Sporting Products Projections. Accordingly, there can be no assurance that any aspect of the Updated Sporting Products Projections will be realized.
The inclusion of the Updated Sporting Products Projections in this proxy statement/prospectus should not be regarded as an indication that any of Vista Outdoor, Revelyst, CSG, SVP or their respective affiliates, advisors or other representatives considered that any information contained in those Updated Sporting Products Projections are necessarily indicative of actual future events, and nothing in them should be relied upon as such. Although the Updated Sporting Products Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Updated Sporting Products Projections cover multiple years and such information by its nature becomes less reliable with each successive year. Further, the inclusion of the Updated Sporting Products Projections does not constitute an admission or representation by Vista Outdoor, Revelyst, CSG or SVP that this information is material. None of Vista Outdoor, Revelyst, CSG or SVP or their respective affiliates, officers, directors, partners, advisors or other representatives can give any assurance that actual results will not differ from the Updated Sporting Products Projections, and none of them has updated or undertakes any obligation, except as required by law, to update or otherwise revise or reconcile them to reflect circumstances existing after the date on which they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
None of Vista Outdoor, Revelyst, CSG or SVP or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder regarding the ultimate performance of the Sporting Products Business compared to the information contained in the Updated Sporting Products Projections or that forecasted results will be achieved. None of Vista Outdoor, Revelyst, CSG or SVP has made any representation in the Merger Agreement, Revelyst Merger Agreement, Separation Agreement or otherwise, concerning the Updated Sporting Products Projections.
A summary of the Updated Sporting Products Projections is set forth below and is subject to the important qualifications, limitations and cautionary considerations described above:

($ in millions)	FY2024A	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E
Net Sales
Updated Upside Case	$1,453	$1,460	$1,486	$1,515	$1,543	$1,572
Updated Base Case	$1,453	$1,450	$1,474	$1,498	$1,513	$1,528
Updated Downside Case	$1,453	$1,340	$1,240	$1,246	$1,259	$1,271
Adjusted EBITDA (1)	(2)
Updated Upside Case	$393	$401	$411	$424	$447	$455
Updated Base Case	$393	$335	$352	$361	$365	$368
Updated Downside Case	$393	$310	$248	$249	$252	$254
Unlevered Free Cash Flow (2)
Updated Upside Case	$275	$271	$272	$283	$298	$300
Updated Base Case	$275	$223	$240	$241	$245	$246
Updated Downside Case	$275	$150	$156	$167	$171	$174
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(1)For purposes of the Updated Sporting Products Projections, Vista Outdoor calculated Adjusted EBITDA as net income before other income/(expense), interest, taxes and depreciation and amortization, (i) excluding non-recurring and non-cash items, except fully burdened by stock-based compensation and (ii) including the impact of the Standalone Costs.

(2)At the direction of Vista Outdoor management, Morgan Stanley and Moelis calculated Unlevered Free Cash Flow (using the information included in the Updated Sporting Products Projections) as Adjusted EBITDA (i) less unlevered taxes using a tax rate of 24% as provided by Vista Outdoor management, (ii) less capital expenditures, (iii) adjusted for changes in other assets and liabilities, (iv) adjusted for changes in net working capital and (v) less after-tax cash pension contributions.
The Adjusted EBITDA and Unlevered Free Cash Flow measures included in the Updated Sporting Products Projections are non-GAAP financial measures. Investors and other readers should consider non-GAAP financial measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP. Additionally, since the non-GAAP financial measures are not determined in accordance with GAAP, the non-GAAP financial measures have no standardized meaning across companies, or as prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures or measures with the same title used by other companies.
Interests of Vista Outdoor Directors and Executive Officers in the Transactions
Overview
In considering the recommendation of the Vista Outdoor Board to approve the Merger Proposal and approve the Advisory Compensation Proposal, Vista Outdoor stockholders should be aware that Vista Outdoor’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Vista Outdoor stockholders generally. The members of the Vista Outdoor Board were aware of and considered these interests in reaching the determination to approve the Merger Proposal and to recommend that Vista Outdoor stockholders approve the Merger Proposal.
Revelyst’s executive officers for purposes of the discussion below are Eric Nyman (who is expected to serve as Revelyst’s Chief Executive Officer following the Closing), Andrew J. Keegan (who is expected to serve as Revelyst’s Chief Financial Officer following the Closing), Jung Choi (who is expected to serve as Revelyst’s General Counsel and Corporate Secretary following the Closing) and Joyce Butler (who is expected to serve as Revelyst’s Chief Human Resources Officer following the Closing).
Vista Outdoor’s directors for purposes of the discussion below are Michael Callahan, Gerard Gibbons, Bruce Grooms, Gary L. McArthur, Eric Nyman, Michael D. Robinson, Robert M. Tarola, Lynn M. Utter and Jason R. Vanderbrink.
Vista Outdoor’s executive officers for purposes of the discussion below are Jason R. Vanderbrink (Co-Chief Executive Officer), Eric Nyman (Co-Chief Executive Officer), Andrew J. Keegan (Chief Financial Officer), Mark R. Kowalski (Controller and Chief Accounting Officer), Jeffrey Ehrich (Co-General Counsel and Corporate Secretary) and Jung Choi (Co-General Counsel and Corporate Secretary).
In accordance with SEC rules, this disclosure is also required to cover each person who has been a director or executive officer of Vista Outdoor at any point since April 1, 2023. Accordingly, this disclosure also includes Bradford E. Crandell (former Chief Human Resources Officer), Dylan S. Ramsey (former General Counsel and Corporate Secretary) and Mark Gottfredson (who previously served as a non-employee director of Vista Outdoor but departed in January 2024).
Treatment of Outstanding Vista Outdoor Equity Awards
For information regarding beneficial ownership of shares of Vista Outdoor Common Stock held by each of Vista Outdoor’s directors and executive officers and all of such directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Vista Outdoor” beginning on page 395.
As described further in the section entitled “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248, each Vista Outdoor equity award (other than a Vista Outdoor Rollover RSU) outstanding as of immediately prior to the Effective Time and held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price for each share of Vista Outdoor Common Stock subject to such Vista Outdoor equity award, in the case of Vista Outdoor Options, net of the applicable exercise price. The same treatme nt (for each Vista Outdoor equity award other than a Vista Outdoor Rollover RSU) will apply for purposes of any former employee of Vista Outdoor prior to the Closing. Such individuals will not receive any other severance or enhanced benefits in connection with the Merger as a result of their status as a former executive officer of Vista Outdoor. Each Vista Outdoor Rollover RSU will be canceled and converted into a restricted cash award at the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor RSU, including vesting terms.
For a description of the treatment of Vista Outdoor equity awards held by Revelyst Employees and Continuing Non-Employee Directors, including Messrs. Nyman, Keegan and McArthur and Mses. Choi and Butler, see “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248. For a description of Revelyst equity awards in connection with the Revelyst Merger Agreement, see “Revelyst Merger Agreement— Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283.
As of October 1, 2024 (the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus), and assuming that (i) all Vista Outdoor equity awards are valued based on the Vista Outdoor Pre-Closing Stock Price, which is assumed solely for purposes of this compensation-related disclosure to be $24.64, reflecting the average closing market price of shares of Vista Outdoor Common Stock over the five Business Days following the first public announcement of the Transaction, (ii) the Closing occurs on December 31, 2024, which is the assumed Closing Date only for purposes of this compensation-related disclosure, (iii) Vista Outdoor’s non-employee directors and executive officers do not receive or forfeit any Vista Outdoor equity awards prior to December 31, 2024 and (iv) no Vista Outdoor equity awards will be designated as Vista Outdoor Rollover RSUs, which determination may not be known until immediately prior to the Closing, Vista Outdoor’s current and former non-employee directors (excluding its named executive officers) hold unvested Vista Outdoor equity awards with an aggregate value of $522,614, Vista Outdoor’s former executive officers (excluding its named executive officers) hold unvested Vista Outdoor equity awards with an aggregate value of $185,744, and Mr. Vanderbrink, Mr. Keegan and Mr. Kowalski each hold vested Vista Outdoor Options with aggregate values of $199,883, $24,599 and $30,099, respectively. In addition, using the assumptions described above (including the number of shares of Vista Outdoor Common Stock and the assumed Vista Outdoor Pre-Closing Stock Price), if the Revelyst Merger Closing occurred immediately following the Closing, Revelyst’s executive officers (other than Vista Outdoor’s named executive officers) would hold unvested Revelyst equity awards with an aggregate value of $523,526. See “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Quantification of Payments and Benefits” beginning on page 228 for the value of the Vista Outdoor equity awards held by each of Vista Outdoor’s named executive officers.
Severance Entitlements
Vista Outdoor Income Security Plan for Vista Outdoor Executive Officers
The Vista Outdoor Income Security Plan provides income security protection to certain executive officers of Vista Outdoor in the event of a qualifying termination in connection with a change in control of Vista Outdoor. The Transaction will not constitute a change in control under the Vista Outdoor Income Security Plan for Revelyst Employees. Generally, under the Vista Outdoor Income Security Plan, a qualifying termination includes an involuntary termination of employment without “cause” or a voluntary termination of employment for “good reason,” in each case, as those terms are defined in the Vista Outdoor Income Security Plan, within 24 months following and, in certain circumstances, within six months prior to, a change in control of Vista Outdoor.
Executive officers of Vista Outdoor who participate in Vista Outdoor’s Income Security Plan and experience a qualifying termination would receive:
•a lump sum cash payment in an amount equal to two times the sum of the executive officer’s then current annual base salary and then current target bonus opportunity;
•a pro rata bonus for the year in which the qualifying termination occurs, paid out at target or actual performance depending on when such termination occurs;

•a lump sum cash payment equal to the amount the executive officer would have received under any long-term cash incentive plan, assuming target level performance;
•accelerated vesting of all outstanding unvested equity awards, with performance-based equity awards vesting at target level performance; and
•provided the executive officer timely elects coverage under COBRA, an amount equal to the excess, if any, of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of up to 18 months following such termination.
To receive the post-termination benefits described above, participants in the Vista Outdoor Income Security Plan would also be required to comply with customary non-competition and non-solicitation covenants for a period following termination specified in a general release of claims (typically one or two years), and to comply with general confidentiality and non-disparagement covenants.
The Vista Outdoor Income Security Plan does not have a tax gross-up provision, and the plan automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in a participant receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.
Employment Agreement with Mr. Nyman
Vista Outdoor and Mr. Nyman entered into an employment agreement (the “Nyman Employment Agreement”) on July 20, 2023 for a four-year term. In connection with the Transaction, Vista Outdoor will assign the Nyman Employment Agreement and all its obligations thereunder to Revelyst.
Pursuant to the Nyman Employment Agreement, in the event of Mr. Nyman’s termination without “cause” or a resignation for “good reason” (in each case, as those terms are defined in the Nyman Employment Agreement) prior to a change in control (as defined in the Vista Outdoor 2020 Stock Incentive Plan but excluding the Transaction) or more than 24 months following a change in control, Mr. Nyman would be entitled to receive: (1) continued base salary for 18 months, (2) a lump sum payment equal to one and one-half times Mr. Nyman’s annual target bonus opportunity, (3) health and dental benefits continuation for 18 months, (4) accelerated vesting of (x) any unvested restricted stock units that would have vested based on continued employment through the first anniversary of the date of termination and (y) a sign-on grant of restricted stock units with a grant date value of $3 million (the “Nyman Sign-On Grant”) and (5) pro-rated vesting of performance-based equity awards, with applicable performance goals measured in accordance with the terms of the applicable award agreements. In the event such termination occurs within 24 months following a change in control, Mr. Nyman would instead receive (1) a lump sum payment equal to two times current base salary and annual target bonus opportunity, (2) health and dental benefits continuation for 18 months and (3) accelerated vesting of (x) any unvested RSUs (including the Nyman Sign-On Grant) and (y) any performance-based equity awards, with applicable performance goals deemed achieved at target level of performance. While the Transaction will not constitute a change in control for purposes of the Nyman Employment Agreement, the Revelyst Transaction would constitute a “change in control” of Revelyst.

The Nyman Employment Agreement provides that Mr. Nyman is subject to restrictions on competing with Vista Outdoor and soliciting employees, contractors or business of Vista Outdoor, in each case, for a period of 12 months following the termination of his employment for any reason.
The Nyman Employment Agreement does not have a tax gross-up provision, and the Nyman Employment Agreement automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in Mr. Nyman receiving a greater amount than he would if he received the full amount of the benefit and paid all applicable excise and other taxes.
For additional information on the Nyman Employment Agreement, see “Revelyst Executive Compensation—Anticipated Compensation Programs—Employment Agreement with Mr. Nyman” beginning on page 383.

Revelyst Severance Plans for Revelyst Executive Officers
While the Transaction will not constitute a change in control for any purpose for Revelyst Employees, the Revelyst Transaction would constitute a “change in control” of Revelyst. Following the Closing, absent a change in control of Revelyst, Mr. Keegan and Mses. Choi and Butler would be eligible for severance entitlements under the Revelyst Executive Severance Plan. In the event of a qualifying termination following the Revelyst Merger Closing, Mr. Keegan and Mses. Choi and Butler would be eligible for severance entitlements under the Revelyst Income Security Plan. If the Revelyst Merger Closing occurred immediately following the Closing, Revelyst’s executive officers (other than Vista Outdoor’s named executive officers) would be entitled to receive cash severance and an estimate of continued health benefits under the Revelyst Income Security Plan in an aggregate amount equal to $1,292,500. For a description of severance entitlements expected under the Revelyst Executive Severance Plan and the Revelyst Income Security Plan, see “Revelyst Executive Compensation—Anticipated Compensation Programs—Revelyst Income Security Plan” and “Revelyst Executive Compensation—Anticipated Compensation Programs—Revelyst Executive Severance Plan” beginning on pages 390 and 391, respectively.
Retention Awards
In connection with entering into the Merger Agreement, Vista Outdoor’s Management Development and Compensation Committee approved a cash-based key talent retention program for the benefit of certain employees of Vista Outdoor, including Messrs. Kowalski and Ehrich. The first half of the key talent retention program awards were paid within 30 days following the execution of the Merger Agreement and the remainder will be payable on the date that is 18 months after the execution of the Merger Agreement, regardless of whether the Closing occurs. In the event a participant in the key talent retention program is terminated without cause prior to the payment of the second installment, any unpaid amounts will become subject to accelerated vesting and become payable.
In addition, under the terms of the Merger Agreement and the Revelyst Merger Agreement, Vista Outdoor and Revelyst may establish cash-based retention programs for the benefit of each of Sporting Products Employees and Revelyst Employees. No Vista Outdoor or Revelyst executive officers have been allocated awards under such retention programs as of the date of this proxy statement/prospectus.
In fiscal year 2023, Messrs. Vanderbrink, Keegan, Kowalski and Ehrich received special retention awards in recognition of the extraordinary level of work required by each of them to accomplish the separation of Revelyst from Vista Outdoor (the “Revelyst Separation”) and to recognize the critical role that they play in the success of the Revelyst Separation. The awards are subject to the recipient’s continued employment with Vista Outdoor through the respective vesting dates as follows: 25% are Vista Outdoor RSUs that vested on the first anniversary of the grant date regardless of the execution of the Revelyst Separation, and 75% are Special Retention PSUs that vest on the later of the second anniversary of the grant date and a separation as determined by the Vista Outdoor Board. The Special Retention PSUs are described more fully in the section entitled “Revelyst Executive Compensation—Compensation for Fiscal Year 2024—Other Cash and Equity Awards” beginning on page 367.
Transaction Incentive Awards
On August 7, 2024, in recognition of the contributions of certain executive officers of Vista Outdoor to the Transaction and to incentivize and retain such executive officers as Vista Outdoor explored alternatives for Revelyst and other strategic alternatives in order to maximize value for Vista Outdoor stockholders, the Vista Outdoor Board approved transaction incentive awards in the amount of $500,000 to each of Messrs. Keegan, Kowalski and Ehrich and Ms. Choi and $375,000 to Ms. Butler (the “Executive Officer Transaction Incentive Awards”). The Executive Officer Transaction Incentive Awards were payable 25% upon the grant date, with the remainder payable on completion of a strategic alternative, subject to the executive officer’s continued employment through such date. The amount of the Executive Officer Transaction Incentive Awards payable upon the Closing, excluding those payable to Vista Outdoor’s named executive officers, is equal to $281,250. In addition, on September 6, 2024, in recognition of their significant contributions and extraordinary leadership of Vista Outdoor during Vista Outdoor’s exploration of alternatives for separating the Outdoor Products and Sporting Products segments of Vista Outdoor and other strategic alternatives, including to stockholder value creation, creation of standalone management teams, organizational continuity and collaboration and alignment with other key leaders across Vista Outdoor, the Vista Outdoor Board approved transaction incentive awards in the amount of $1,200,000 to each of Messrs. Vanderbrink and Nyman (the “CEO Transaction Incentive Awards” and, together with the Executive Officer Transaction Incentive Awards, the “Transaction Incentive Awards”). The CEO Transaction Incentive Awards are payable upon completion of a strategic alternative, subject to the executive officer’s continued employment through such date. If the applicable executive officer is terminated without cause prior to the final payment date, any unpaid amount of a Transaction Incentive Award will become payable within 30 days following such termination.
Director Compensation
In recognition of significant contributions and exceptional commitment of time and effort made by Vista Outdoor’s non-employee directors in connection with the separation of the Outdoor Products Business from the Sporting Products Business, the Vista Outdoor Board authorized a one-time cash payment of $95,000 to each of its non-employee directors, payable on April 15, 2024.
In addition, in recognition of their expected ongoing significant contributions and the exceptional commitment of time and effort in fiscal year 2025 spent on the Transaction and Vista Outdoor’s exploration of alternatives for Revelyst and other strategic alternatives, on September 6, 2024, the Vista Outdoor Board authorized a one-time cash payment to each of its non-employee directors equal to: $75,000 for the chair of the transaction committee of the Vista Outdoor Board (the “Transaction Committee”); $60,000 to each other Transaction Committee member; and $40,000 for each other non-employee director of the Vista Outdoor Board that is not a Transaction Committee member.
Treatment of Annual Bonuses
The Merger Agreement provides that each Sporting Products Employee, including each Vista Outdoor executive officer who is a Sporting Products Employee, participating in an annual cash incentive plan will be entitled to a cash bonus after the Closing, consisting of a pre-Closing bonus for the portion of the applicable fiscal year up to the Closing Date, calculated based on projected full-year actual performance, and a post-Closing bonus for the remainder of the fiscal year, calculated as the greater of full-year threshold or actual performance, pro-rated for the portion of the year elapsed between the Closing Date and the end of such fiscal year. If the Closing occurs within the 60 days preceding the end of Vista Outdoor’s fiscal year, the post-Closing bonus will be waived and a full pre-Closing bonus will be provided based on projected full-year actual performance. Merger Sub Parent will, and will cause Vista Outdoor to, pay the pre-Closing bonuses promptly after the Closing and pay the post-Closing bonuses at the same time that such bonuses are typically paid, with exceptions for terminations without cause, death or disability following the Closing but prior to the payment for post-Closing bonuses, in which case such Sporting Products Employee will receive the sum of the pre-Closing bonus and a portion of the post-Closing bonus pro-rated based on the number of days such employee was employed between the Closing Date and the end of the performance period.
The Revelyst Merger Agreement provides that each Revelyst Employee, including each Vista Outdoor executive officer who is a Revelyst Employee, participating in an annual cash incentive plan will be entitled to a cash bonus after the Revelyst Merger Closing, consisting of a pre-closing bonus for the portion of the applicable fiscal year up to the Revelyst Merger Closing Date, calculated based on projected full-year actual performance, and a post-closing bonus for the remainder of the fiscal year, calculated as the greater of full-year threshold or actual performance, pro-rated for the portion of the year elapsed between the Revelyst Merger Closing Date and the end of such fiscal year. If the Revelyst Merger Closing occurs within the 60 days preceding the end of Revelyst’s fiscal year, the post-closing bonus will be waived and a full pre-closing bonus will be provided based on projected full-year actual performance. SVP Parent will, and will cause Revelyst to, pay the pre-closing bonuses promptly after the Revelyst Merger Closing and pay the post-closing bonuses at the same time that such bonuses are typically paid, with exceptions for terminations without cause, death or disability following the Revelyst Merger Closing but prior to the payment for post-closing bonuses, in which case such Revelyst Employee will receive the sum of the pre-closing bonus and a portion of the post-closing bonus pro-rated based on the number of days such employee was employed between the Revelyst Merger Closing Date and the end of the performance period.

Arrangements with CSG and SVP
As of the date of this proxy statement/prospectus, CSG has presented certain key employees of Vista Outdoor, including certain of Vista Outdoor’s executive officers, with potential terms and conditions of continued employment with CSG following the Closing, including with respect to post-Closing compensation and retention grants. CSG and the executive officers have not reached a final agreement reflecting such terms and conditions, which therefore remain subject to negotiation until such an agreement has been entered into between CSG and the applicable executive officer.
As of the date of this proxy statement/prospectus, none of Vista Outdoor’s directors or executive officers has entered into any agreement, arrangement or understanding with SVP or its affiliates regarding employment, or providing for any compensation or benefits, following the Revelyst Effective Time, and the Revelyst Merger is not conditioned upon any such agreement, arrangement or understanding being entered into.
Section 280G Mitigation Actions
As described above in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Severance Entitlements” beginning on page 222 and the section entitled “Revelyst Executive Compensation—Anticipated Compensation Programs” beginning on page 383, all Vista Outdoor executive officers are subject to a 280G best-net cutback. Based on a preliminary analysis conducted after entering into the Merger Agreement, Messrs. Vanderbrink, Nyman and Ehrich (the “Covered Executives”) would each potentially trigger, absent any mitigating actions, the adverse tax consequences imposed by Section 280G of the Code in connection with the Merger, which consist of a 20% excise tax on certain payments that may be received by the executives, significantly reducing their retentive value to Vista Outdoor and Revelyst, and the possibility that Vista Outdoor or Revelyst may lose the benefit of a tax deduction with respect to such payments. Therefore, to mitigate the expected impact of Section 280G of the Code, and to preserve the retentive value of the executives’ equity and other compensation, as well as the ability of Vista Outdoor and Revelyst to potentially claim a tax deduction in respect of such payments, the following actions were approved in accordance with the terms of the Merger Agreement, effective as of December 15, 2023, in order to increase each executive’s threshold for triggering Section 280G of the Code:
•accelerating the payment of a portion of each Covered Executive’s estimated annual bonus for fiscal year 2024 that otherwise would be paid in 2024 ($900,000 for Mr. Vanderbrink, $360,000 for Mr. Nyman and $71,100 for Mr. Ehrich); and
•accelerating the payment of certain time-based restricted stock units for each Covered Executive, which were either scheduled to vest in approximately three months or represent only a portion of future equity vestings ($831,936 for Mr. Vanderbrink, $638,017 for Mr. Nyman and $235,148 for Mr. Ehrich, in each case, based on the closing price for shares of Vista Outdoor common stock on December 15, 2023 of $29.24).
Where compensation subject to performance conditions was accelerated, the acceleration was based on an assumed level of performance that Vista Outdoor determined was substantially certain to be achieved. If actual performance would have resulted in a greater amount being earned, the Covered Executive will be entitled to a true-up once actual performance is determined.
Indemnification of Directors and Officers under the Merger Agreement
Pursuant to and subject to the terms set forth in the Merger Agreement, from and after the Effective Time, Merger Sub Parent is required to cause Vista Outdoor to advance expenses as incurred by, and indemnify, exculpate and hold harmless, in each case, to the fullest extent permitted by applicable law and the organizational documents of Vista Outdoor or any of its subsidiaries as in effect on the date of the Merger Agreement, each present and former director, officer or employee of Vista Outdoor or any of its subsidiaries, in each case when acting in such capacity (collectively, the “Vista Outdoor Indemnified Parties”) against any liabilities incurred in connection with any threatened or actual action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Vista Outdoor or any of its subsidiaries or is or was serving at the request of Vista Outdoor or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of any Transaction Document and the Transaction.
In addition, all rights to indemnification and all limitations on liability in favor of the Vista Outdoor Indemnified Parties in any indemnification agreement in existence on the date of the Merger Agreement will survive the Merger and will continue in full force and effect, and will be honored by Vista Outdoor and its subsidiaries as if they were the indemnifying party, without any amendment thereto.
For a period of six years after the Effective Time, Merger Sub Parent or Vista Outdoor is required to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Vista Outdoor (but may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Vista Outdoor Indemnified Parties) with respect to claims against the Vista Outdoor Indemnified Parties arising from facts or events which occurred at or prior to the Effective Time (including the approval of the Merger Agreement or any other Transaction Document and the Transaction), subject to a premium cap. Alternatively, Merger Sub Parent or Vista Outdoor may (and at the request of Merger Sub Parent, Vista Outdoor will use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Vista Outdoor’s existing directors’ and officers’ insurance policy providing equivalent coverage if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. For additional information on the indemnification provisions in the Merger Agreement, see “Merger Agreement—Directors’ and Officers’ Indemnification; Liability Insurance” beginning on page 263.
Indemnification of Directors and Officers under the Revelyst Merger Agreement
Pursuant to and subject to the terms set forth in the Revelyst Merger Agreement, from and after the Revelyst Merger Effective Time, SVP Parent is required to cause Revelyst to advance expenses as incurred by, and indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of Revelyst or any of its subsidiaries as in effect on the date of the Revelyst Merger Agreement or the certificate of incorporation or bylaws of Revelyst set forth as Exhibit 3.1 and Exhibit 3.2 to the registration statement of which this proxy statement/prospectus forms a part to be effective as of the consummation of the Merger, each present and former director, officer or employee of Revelyst or any of its subsidiaries, in each case when acting in such capacity (collectively, the “Revelyst Indemnified Parties”) against any liabilities incurred in connection with any threatened or actual action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Revelyst Merger Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Revelyst or any of its subsidiaries or is or was serving at the request of Revelyst or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Revelyst Merger Effective Time, including matters, acts or omissions occurring in connection with the approval of any Revelyst Transaction Document and the Revelyst Transaction.
In addition, all rights to indemnification and all limitations on liability in favor of the Revelyst Indemnified Parties in any indemnification agreement in existence on the date of the Revelyst Merger Agreement will survive the Revelyst Merger and will continue in full force and effect, and will be honored by Revelyst and its subsidiaries as if they were the indemnifying party, without any amendment thereto.
For a period of six years after the Revelyst Merger Effective Time, SVP Parent or Revelyst is required to cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by Revelyst as of the consummation of the Merger (which insurance shall be consistent with directors’ and officers’ liability insurance maintained by Vista Outdoor as of the date of the Revelyst Merger Agreement) (but may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Revelyst Indemnified Parties) with respect to claims against the Revelyst Indemnified Parties arising from facts or events which occurred at or prior to the Revelyst Merger Effective Time (including the approval of the Revelyst Merger Agreement or any other Revelyst Transaction Document and the Revelyst Transaction), subject to a premium cap. Alternatively, SVP Parent or Revelyst may (and at the request of SVP Parent, Revelyst will use its reasonable best efforts to) obtain at or prior to the Revelyst Merger Effective Time a six-year “tail” policy under Revelyst’s existing directors’ and officers’ insurance policy providing equivalent coverage if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. For additional information on the indemnification provisions in the Merger Agreement, see “Revelyst Merger Agreement—Directors’ and Officers’ Indemnification; Liability Insurance” beginning on page 293.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of Vista Outdoor’s named executive officers estimates of the amounts of compensation that are payable in connection with or otherwise relate to the Merger. Vista Outdoor stockholders are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on the Vista Outdoor Board or Vista Outdoor. Accordingly, because Vista Outdoor is contractually obligated to pay the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger, if the Merger Approval is approved by Vista Outdoor stockholders, such compensation will be payable regardless of the outcome of the vote on the Advisory Compensation Proposal, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and elsewhere in this section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions” beginning on page 221.
For purposes of Item 402(t) of Regulation S-K, Vista Outdoor’s named executive officers (as defined in Item 402(a) of Regulation S-K) are Jason R. Vanderbrink (Co-Chief Executive Officer), Eric Nyman (Co-Chief Executive Officer), Andrew J. Keegan (Chief Financial Officer), Mark R. Kowalski (Controller and Chief Accounting Officer), Jeffrey Ehrich (Co-General Counsel and Corporate Secretary), Jung Choi (Co-General Counsel and Corporate Secretary) and Gary L. McArthur (former Interim Chief Executive Officer).
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the Merger is consummated on December 31, 2024, (ii) a Vista Outdoor Pre-Closing Stock Price of $24.64, which, consistent with Item 402(t) of Regulation S-K, reflects the average closing market price of shares of Vista Outdoor Common Stock over the first five business days following the first public announcement of the Transaction, (iii) the named executive officers’ salary as in effect as of the date of this proxy statement/prospectus, (iv) the number of unvested Vista Outdoor equity awards held by the named executive officers as of October 1, 2024 (in particular, the amounts below exclude awards that vested as a result of the 280G mitigation actions described above in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Section 280G Mitigation Actions” beginning on page 226), the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, less any awards expected to vest in the ordinary course prior to December 31, 2024, and assuming (A) no additional grants or forfeitures of Vista Outdoor equity awards will be made prior to December 31, 2024 and (B) none of the Vista Outdoor equity awards will be designated as Vista Outdoor Rollover RSUs, which determination may not be known until immediately prior to the Closing and (v) an assumption that each named executive officer who is a Sporting Products Employee (i.e., Messrs. Vanderbrink, Kowalski and Ehrich) experiences a termination of employment immediately following the consummation of the Merger under circumstances that entitle such named executive officer to receive severance. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Potential Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Other ($)(4)	Total ($)
Jason R. Vanderbrink	$5,700,000	$7,823,004	$29,399	$1,200,000	$14,752,403
Eric Nyman (5)	—	—	—	$1,200,000	$1,200,000
Andrew J. Keegan (5)	—	$249,930	—	$375,000	$624,930
Mark R. Kowalski	$1,116,938	$487,993	$15,000	$547,500	$2,167,431
Jeffrey Ehrich	$1,441,750	$1,064,941	$15,000	$572,500	$3,094,191
Y. Jung Choi (5)				375,000	375,000
Gary L. McArthur (5), (6)	—	—	—	—	—
__________________
(1)For Messrs. Vanderbrink, Kowalski and Ehrich, the amounts shown in this column represent the estimated value of, without duplication, (a) the cash severance each named executive officer is eligible to receive under the Vista Outdoor Income Security Plan, which consists of an amount equal to two times the sum of the named executive officer’s then current annual base salary and then current target bonus opportunity as more fully described in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Severance Entitlements” beginning on page 222 and (b) the estimated value of the pro-rated bonuses under Vista Outdoor’s annual cash incentive program in respect of the fiscal year in which Closing occurs, as described more fully in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Treatment of Annual Bonuses” beginning on page 225. Each of Messrs. Vanderbrink, Kowalski and Ehrich’s cash severance payments are “double trigger”, as such amounts will not be payable solely as a result of the occurrence of the Effective Time, but instead upon a termination without cause or a resignation for good reason within 24 months following a change in control of Vista Outdoor. Each of Messrs. Vanderbrink, Kowalski and Ehrich’s pro-rated bonuses are “single trigger”, as such amounts are payable as of the Effective Time pursuant to the terms of the Merger Agreement and not conditioned upon a termination of employment or resignation. The amounts in this column are included in the sub-table below.

Name	Severance Base Salary ($)	Severance Target Bonus ($)	Pro-Rated Bonus ($)	Total ($)
Jason R. Vanderbrink	$2,400,000	$2,400,000	$900,000	$5,700,000
Mark R. Kowalski	$690,000	$310,500	$116,438	$1,116,938
Jeffrey Ehrich	$790,000	$474,000	$177,750	$1,441,750
(2)For Messrs. Vanderbrink, Kowalski and Ehrich, the amounts shown in this column represent the estimated aggregate value of the named executive officer’s unvested Vista Outdoor equity awards. As described in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Treatment of Outstanding Vista Outdoor Equity Awards” beginning on page 221, at the Effective Time, Vista Outdoor equity awards held by Sporting Products Employees will be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price for each share of Vista Outdoor Common Stock subject to such Vista Outdoor equity award, in the case of Vista Outdoor Options, net of the applicable exercise price. Such amounts are “single trigger”, as they are payable as of the Effective Time pursuant to the terms of the Merger Agreement and not conditioned upon a termination of employment or resignation. The Special Retention PSUs are described more fully in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Retention Awards” beginning on page 224. The amounts in this column are included in the sub-table below.

Name	Vista Outdoor RSU Awards ($)	Vista Outdoor PSU Awards ($)	Special Retention PSUs ($)	Total ($)
Jason R. Vanderbrink	$4,865,168	$2,610,855	$346,980	$7,823,003
Mark R. Kowalski	$207,543	$126,647	$154,803	$487,993
Jeffery Ehrich	$854,441	$85,082	$125,418	$1,064,941
(3)The amounts shown in this column represent an estimate of the value of continued health benefits that would be provided to Messrs. Vanderbrink, Kowalski and Ehrich following a qualifying termination, as described more fully in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Severance Entitlements” beginning on page 222. Each of Messrs. Vanderbrink, Kowalski and Ehrich’s continued health benefits are “double trigger”, as such amounts will not be payable solely as a result of the occurrence of the Effective Time, but instead upon a termination without cause or a resignation for good reason within 24 months following a change in control of Vista Outdoor.
(4)The amounts shown in this column represent the value of (i) the second installment of cash-based retention awards granted under the key talent retention program and (ii) the portion of the Transaction Incentive Awards that is payable upon the completion of a strategic transaction, which is 100% of such award for each of Messrs. Vanderbrink and Nyman and 75% of such award for each of Messrs. Keegan, Kowalski and Ehrich and Ms. Choi (in both cases, as described more fully in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Retention Awards” beginning on page 224). The cash-based retention awards are payable on the earlier of the recipient’s termination without cause or the 18-month anniversary of the date of the execution of the Merger Agreement and as such are neither “single trigger” nor “double trigger”, but have been included for completeness. The portion of the Transaction Incentive Awards that is payable upon the completion of a strategic transaction are “single trigger”, as such amounts are payable upon the completion of a strategic alternative and are not conditioned upon a termination of employment or resignation. For purposes of this table, the Closing is assumed to be a strategic alternative triggering payment of any unpaid portion of the Transaction Incentive Awards.
(5)The Transaction (including the Merger) will not constitute a change in control for any compensation or benefit plan in respect of Mr. Nyman, Mr. Keegan, Ms. Choi or Mr. McArthur. However, if the Revelyst Merger Closing occurred immediately following the Closing, Mr. Nyman would be entitled to receive (a) cash severance and an estimate of continued health benefits under the Nyman Employment Agreement in an aggregate amount equal to $5,738,153 and (b) an amount in respect of his outstanding Vista Outdoor equity awards equal to $8,853,702. If the Revelyst Merger Closing occurred immediately following the Closing, Mr. Keegan would be entitled to receive (a) cash severance and an estimate of continued health benefits under the Revelyst Income Security Plan in an aggregate amount equal to $1,880,908 and (b) an amount in respect of his outstanding Vista Outdoor equity awards equal to $1,600,968. If the Revelyst Merger Closing occurred immediately following the Closing, Ms. Choi would be entitled to receive (a) cash severance and an estimate of continued health benefits under the Revelyst Income Security Plan in an aggregate amount equal to $1,781,250 and (b) an amount in respect of her outstanding Vista Outdoor equity awards equal to $595,376. In addition, if the Revelyst Merger Closing occurred immediately following the Closing, Mr. McArthur would be entitled to receive an amount in respect of his outstanding Vista Outdoor equity awards equal to $87,102. As none of the aforementioned potential payments would be contingent on the Merger, they have been excluded from the table above. Cash severance and health benefits that the Revelyst executive officers who are Vista Outdoor named executive officers would be eligible to receive if the Revelyst Closing occurred immediately following the Closing are “double trigger”, as such amounts would not be payable solely as a result of the occurrence of the Revelyst Effective Time, but instead upon a termination without cause or a resignation for good reason within 24 months following a change in control of Revelyst, as more fully described in the section entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Severance Entitlements” beginning on page 222. Amounts in respect of Revelyst equity awards and a prorated annual bonus that the Revelyst executive officers who are Vista Outdoor named executive officers would be eligible to receive if the Revelyst Closing occurred immediately following the Closing if his or her engagement were terminated are “single trigger”, as they are payable as of the Revelyst Effective Time pursuant to the terms of the Revelyst Merger Agreement and not conditioned upon a termination of employment or resignation, as described in the sections entitled “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Treatment of Outstanding Vista Outdoor Equity Awards” beginning on page 221 and “—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Treatment of Annual Bonuses” beginning on page 225.
(6)Mr. McArthur stepped down from his role as Interim Chief Executive Officer of Vista Outdoor, effective December 1, 2023. Mr. McArthur will continue to serve on the Vista Outdoor Board and, following the Closing, the Revelyst Board.
The Transaction
Accounting Treatment
The applicable accounting guidance states that a presumption shall exist that a spin-off transaction will be accounted for based on its legal form, and therefore, the legal spinnor will also be considered the accounting spinnor. That presumption may be overcome. Based on Revelyst’s evaluation of several qualitative and quantitative indicators in accordance with the accounting guidance, including the relative sizes of the legal spinnor and the legal spinnee (Vista Outdoor and Revelyst, respectively), their relative fair values, the external management structure of their business plans, and the length of time Revelyst will be held by investors, Revelyst has determined that the presumption is not overcome. Accordingly, Vista Outdoor will be treated as the accounting spinnor and Revelyst will be treated as the accounting spinnee, as this provides the most accurate depiction of the transaction to shareholders and other users of the financial statements.
Closing; Effective Time
Under the terms of the Merger Agreement, the Closing will take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by law, waiver by the parties entitled to the benefit thereof) of the conditions to the Transaction set forth in the Merger Agreement (other than the condition relating to the consummation of certain pre-Closing steps relating to the Separation, provided that such condition is reasonably capable of being satisfied immediately prior to the Closing, and the other conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied at the Closing).
Regulatory Approvals Related to the Transaction
U.S. Antitrust
Under the HSR Act and related rules, the Transaction may not be completed until notifications have been given and information furnished to the U.S. Federal Trade Commission and to the Antitrust Division of the Department of Justice, and all statutory waiting period requirements have expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period.

Each of Vista Outdoor and CSG filed its Notification and Report form with respect to the Transaction on November 9, 2023. On December 11, 2023, the waiting period under the HSR Act expired.
United Kingdom FDI
Under the United Kingdom National Security and Investment Act 2021, transactions involving entities that carry on specified activities that fall within certain mandatory sectors in the United Kingdom must be notified and approved by ISU before closing.
On November 10, 2023, CSG submitted a notification to the ISU under the United Kingdom National Security and Investment Act 2021 to obtain clearance. On November 20, 2023, the ISU accepted the notification, beginning the period of initial investigation. The ISU has 30 working days following such acceptance to approve the Transaction or call-in the Transaction for further investigation. On January 5, 2024, the ISU approved the Transaction.
CFIUS
Vista Outdoor and CSG filed a joint voluntary notice with CFIUS with respect to the Transaction, which was accepted on December 28, 2023. CFIUS completed its review and investigation of the Transaction on June 25, 2024. Based upon its review and investigation, CFIUS has determined that there are no unresolved national security concerns with respect to the Transaction.
Listing of Revelyst Common Stock
There is currently no public market for Revelyst Common Stock. Revelyst intends to file an application for the listing of Revelyst Common Stock on the NYSE. It is a condition to the obligation of the parties to consummate the Transaction that the shares of Revelyst Common Stock to be issued in connection with the Merger have been approved for quotation on the NYSE, subject to official notice of issuance.
No assurance can be given as to the trading price of Revelyst Common Stock after the Closing. The trading price of shares of Revelyst Common Stock may fluctuate significantly following the Closing. See “Risk Factors” beginning on page 54 for more detail.
U.S. Federal Securities Law Consequences; Resale Restrictions
Revelyst Common Stock issued in connection with the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any person who may be an “affiliate” of Revelyst for purposes of Rule 145 under the Securities Act. Persons who may be “affiliates” of Revelyst after completion of the Transaction include individuals who control, are controlled by or are under common control with Revelyst, as those terms generally are interpreted for U.S. federal securities law purposes.
Delisting and Deregistration of Vista Outdoor Common Stock
If the Transaction is consummated, the Vista Outdoor Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Vista Outdoor will no longer be required to file periodic reports with the SEC in respect of the Vista Outdoor Common Stock.
Appraisal Rights
If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Vista Outdoor Common Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Vista Outdoor Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Vista Outdoor Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement/prospectus serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Vista Outdoor Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Vista Outdoor Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement/prospectus. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.
A holder of record or a beneficial owner of shares of Vista Outdoor Common Stock who, in each case, (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger Proposal or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Vista Outdoor and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Vista Outdoor Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes Vista Outdoor’s notice to its stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Vista Outdoor Common Stock, you must satisfy each of the following conditions: you must deliver to Vista Outdoor a written demand for appraisal of your shares of Vista Outdoor Common Stock before the taking of the vote on the Merger, which demand must reasonably inform Vista Outdoor of the identity of the holder of record of shares of Vista Outdoor Common Stock who intends to demand appraisal of his, her or its shares of Vista Outdoor Common Stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by Vista Outdoor and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the Merger Proposal; you must hold your shares of Vista

Outdoor Common Stock continuously through the Effective Time; and you must comply with the other applicable requirements of Section 262.
A Vista Outdoor stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Attention: General Counsel and Corporate Secretary
A record holder who holds shares of Vista Outdoor Common Stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Vista Outdoor Common Stock covered by such demand. Where the number of shares of Vista Outdoor Common Stock is not expressly stated, the demand will be presumed to cover all shares of Vista Outdoor Common Stock outstanding in the name of such record owner.
Within ten (10) days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to (i) each Vista Outdoor stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal and (ii) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of Vista Outdoor Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal.
Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Vista Outdoor Common Stock held by all persons that have demanded appraisal. There is no present intent on the part of Vista Outdoor or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that Vista Outdoor and the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Vista Outdoor Common Stock. Accordingly, persons who desire to have their shares of Vista Outdoor Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Vista Outdoor Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of holders of such shares. Such statement must be given within ten (10) days after the written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Vista Outdoor Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their shares of Vista Outdoor Common Stock and who hold shares represented by certificates to submit their certificates of shares of Vista Outdoor Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. If immediately before the Merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.
Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Delaware Court of Chancery shall determine the fair value of shares of Vista Outdoor Common Stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Vista Outdoor Common Stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.
When the fair value of the shares of Vista Outdoor Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although Vista Outdoor believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Vista Outdoor Common Stock is less than the Merger Consideration.
In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Vista Outdoor Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Vista Outdoor Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Vista Outdoor stockholders of record at a date prior to the Effective Time.
No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time. If no petition for appraisal is filed with the Delaware Court of Chancery within one hundred twenty (120) days after the Effective Time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights.
Revelyst Transaction
Revelyst Merger Closing; Revelyst Merger Effective Time
Unless Revelyst and SVP Parent otherwise agree in writing, the Revelyst Merger Closing will take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII of the Revelyst Merger Agreement (such conditions, the “Revelyst Merger Closing Conditions”) (other than those conditions that by their nature are to be satisfied at the Revelyst Merger Closing, provided that such conditions are reasonably capable of being satisfied at the Revelyst Merger Closing).

Regulatory Approvals Related to the Revelyst Transaction
U.S. Antitrust
Under the HSR Act and related rules, the Revelyst Transaction may not be completed until notifications have been given and information furnished to the U.S. Federal Trade Commission and to the Antitrust Division of the Department of Justice, and all statutory waiting period requirements have expired. Each of Vista Outdoor and SVP Parent will file its Notification and Report form with respect to the Revelyst Transaction no later than twenty (20) business days after the date of signing of the Revelyst Transaction.
United Kingdom FDI
Under the United Kingdom National Security and Investment Act 2021, transactions involving entities that carry on specified activities that fall within certain mandatory sectors in the United Kingdom must be notified and approved by the UK Investment Security Unit (“ISU”) before closing. SVP Parent will submit a notification to the ISU under the United Kingdom National Security and Investment Act 2021 to obtain clearance no later than twenty (20) business days after the date of signing of the Revelyst Transaction. The ISU has 30 working days following the acceptance of the notification to approve the Revelyst Transaction or call-in the Revelyst Transaction for further investigation.
Austrian Cartel Act 2005 (Kartellgesetz)
Under the Austrian Cartel Act 2005 and related rules, the Revelyst Transaction may not be completed until it has been approved by the Austrian Federal Competition Authority. The Austrian Federal Competition Authority has four (4) calendar weeks following notification to approve, or open an extended investigation into, the Revelyst Transaction.
German Competition Act (Gesetz gegen Wettbewerbsbeschränkungen) (“GWB”)
Under the GWB and related rules, the Revelyst Transaction may not be completed until it has been approved by the Bundeskartellamt. The Bundeskartellamt has one (1) month following notification to approve, or open an extended investigation into, the Revelyst Transaction.
Delisting and Deregistration of Revelyst Common Stock
If the Revelyst Transaction is consummated, the Revelyst Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and Revelyst will no longer be required to file periodic reports with the SEC in respect of the Revelyst Common Stock.
Appraisal Rights
Revelyst stockholders (including Vista Outdoor stockholders who will receive shares of Revelyst Common Stock as part of the Merger Consideration) will not be entitled to dissenters’ rights, appraisal rights or similar rights in connection with the Revelyst Transaction. Vista Outdoor stockholders will not be entitled to dissenters’ rights, appraisal rights or similar rights solely in connection with the Revelyst Transaction, but will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Transaction. Vista Outdoor stockholders who properly exercise appraisal rights in connection with the Transaction will be entitled to have the fair value of their shares of Vista Outdoor Common Stock as of the effectiveness of the Merger determined by the Delaware Court of Chancery.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The following are the material U.S. federal income tax consequences of (i) the Transaction to U.S. Holders and Non-U.S. Holders (each as defined below) of Vista Outdoor Common Stock, (ii) the ownership and disposition of Revelyst Common Stock by Non-U.S. Holders following the Closing and prior to the Revelyst Merger Closing and (iii) the Revelyst Transaction (including the receipt of cash attributable to the Revelyst Cash Adjustment Amount) to U.S. Holders and Non-U.S. Holders of Revelyst Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.
This discussion is limited to U.S. Holders and Non-U.S. Holders of Vista Outdoor Common Stock or Revelyst Common Stock, as applicable, that hold such stock as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a holder in light of that holder’s particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to a holder subject to special rules, such as:
•a financial institution, regulated investment company or insurance company;
•a tax-exempt organization or governmental organization;
•a dealer or broker in securities, commodities or foreign currencies;
•a real estate investment trust;
•a holder that holds its Vista Outdoor Common Stock or Revelyst Common Stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;
•a holder that holds Vista Outdoor Common Stock or Revelyst Common Stock in a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code;
•a holder that acquired Vista Outdoor Common Stock or Revelyst Common Stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or in such holder’s capacity as an employee; or
•a holder that owns, actually or constructively, 5% or more of Vista Outdoor Common Stock or Revelyst Common Stock.
If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Vista Outdoor Common Stock or Revelyst Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding Vista Outdoor Common Stock or Revelyst Common Stock should consult its own tax advisor to determine the particular tax consequences to such partner of the Transaction, the holding and disposing of Revelyst Common Stock and the Revelyst Transaction (including the receipt of cash attributable to the Revelyst Cash Adjustment Amount).
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Vista Outdoor Common Stock or Revelyst Common Stock that is, for U.S. federal income tax purposes:
•a citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
A “Non-U.S. Holder” is a beneficial owner of Vista Outdoor Common Stock or Revelyst Common Stock that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. A non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition, or a former citizen or former resident of the United States should consult a tax advisor regarding the U.S. federal income tax consequences relevant to their particular circumstances.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER OF VISTA OUTDOOR COMMON STOCK OR REVELYST COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
Tax Consequences of the Transaction
General
Subject to the discussion below on the receipt of cash attributable to the Revelyst Cash Adjustment Amount (discussed below under “—Treatment of Cash Attributable to the Revelyst Cash Adjustment Amount” beginning on page 238), the receipt of Revelyst Common Stock and cash in exchange for Vista Outdoor Common Stock in the Transaction will be a taxable transaction for U.S. federal income tax purposes to a U.S. Holder of Vista Outdoor Common Stock. A U.S. Holder of Vista Outdoor Common Stock will generally recognize taxable gain or loss equal to the difference between (a) such U.S. Holder’s adjusted tax basis in its Vista Outdoor Common Stock (which may be reduced as a result of the receipt of cash attributable to the Revelyst Cash Adjustment Amount if such amount is treated as a distribution as described below under “—Treatment of Cash Attributable to the Revelyst Cash Adjustment Amount” beginning on page 238) and (b) the fair market value of the Revelyst Common Stock and the amount of cash received in exchange for Vista Outdoor Common Stock pursuant to the Transaction. A U.S. Holder’s adjusted basis in Vista Outdoor Common Stock generally will equal such U.S. Holder’s purchase price for such Vista Outdoor Common Stock. Such gain or loss must be determined separately for separate blocks of Vista Outdoor Common Stock with differing tax bases and/or holding periods.
Any gains or losses recognized by a U.S. Holder on the receipt of Revelyst Common Stock and cash in exchange for Vista Outdoor Common Stock generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its Vista Outdoor Common Stock for more than one year as of the Closing Date. The deductibility of capital losses is subject to limitations.
The initial tax basis of a U.S. Holder in the Revelyst Common Stock it receives in exchange for such U.S. Holder’s Vista Outdoor Common Stock pursuant to the Transaction will equal the fair market value of such Revelyst Common Stock on the Closing Date. Such U.S. Holder’s holding period in the Revelyst Common Stock it receives pursuant to the Transaction will commence on the day after the Closing Date.
Treatment of Cash Attributable to the Revelyst Cash Adjustment Amount
Revelyst intends to treat the receipt of cash attributable to the Revelyst Cash Adjustment Amount as additional consideration received in exchange for a U.S. Holder’s Revelyst Common Stock, in which case the tax consequences would be the same as described above under “—General” beginning on page 238. However, the matter is not entirely free from doubt and the receipt of such cash may instead be treated as a distribution by Revelyst to the U.S. Holder in respect of its Revelyst Common Stock, in which case such amounts will be treated as dividend income to a U.S. Holder for U.S. federal income tax purposes to the extent it is paid out of Revelyst’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and any amounts of such cash that exceed Revelyst’s current and accumulated earnings and profits will be treated as a tax-free return of a U.S. Holder’s basis in its Revelyst Common Stock until such basis is reduced to zero, and thereafter will be treated as gain from the sale of such stock. If the receipt of cash attributable to the Revelyst Cash Adjustment Amount constitutes a dividend for U.S. federal income tax purposes, for non-corporate U.S. Holders that satisfy certain holding period and other requirements, the receipt of cash attributable to the Revelyst Cash Adjustment Amount will be treated as “qualified dividend income” and will be subject to tax at preferential long-term capital gain tax rates. Certain corporate U.S. Holders may be eligible for the dividends received deduction if the receipt of cash attributable to the Revelyst Cash Adjustment Amount constitutes a dividend for U.S. federal income tax purposes.
The tax consequences to a U.S. Holder on the receipt of cash attributable to the Revelyst Cash Adjustment Amount, are not entirely clear, and U.S. Holders are urged to consult their tax advisors regarding the treatment of the receipt of cash attributable to the Revelyst Cash Adjustment Amount.
Tax Consequences of the Revelyst Transaction
The receipt of cash in exchange for Revelyst Common Stock in the Revelyst Transaction will be a taxable transaction for U.S. federal income tax purposes to a U.S. Holder of Revelyst Common Stock. A U.S. Holder of Revelyst Common Stock will generally recognize taxable gain or loss equal to the difference between (a) such U.S. Holder’s adjusted tax basis in its Revelyst Common Stock and (b) the amount of cash received in exchange for Revelyst Common Stock pursuant to the Revelyst Transaction. The initial tax basis of a U.S. Holder in the Revelyst Common Stock it receives in the Transaction will equal the fair market value of such Revelyst Common Stock on the Closing Date. Such gain or loss must be determined separately for separate blocks of Revelyst Common Stock with differing tax bases and/or holding periods.
Any gains or losses recognized by a U.S. Holder on the receipt of cash in exchange for Revelyst Common Stock generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains only if the U.S. Holder has held its Revelyst Common Stock for more than one year as of the Revelyst Merger Closing. Note that the holding period of Revelyst Common Stock received in the Transaction will commence on the day after the Closing, and therefore a U.S. Holder will be eligible for long-term capital gain treatment with respect to the receipt of cash in exchange for Revelyst Common Stock only if the Revelyst Merger Closing Date is more than one year after the Closing. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Unless a U.S. Holder provides the withholding agent with proof an applicable exemption, a U.S. Holder may be subject to information reporting with respect to certain payments, including: (i) the receipt of shares of Revelyst Common Stock and cash by a U.S. Holder of Vista Outdoor Common Stock in connection with the Transaction and/or (ii) the receipt of cash by a U.S. Holder of Revelyst Common Stock in connection with the Revelyst Transaction. Payments that are subject to information reporting may also be subject to backup withholding unless the applicable U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is timely supplied to the IRS.
Each U.S. Holder should consult its own tax advisor as to the particular tax consequences to such holder of the Transaction and the Revelyst Transaction, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws.
Non-U.S. Holders
Tax Consequences of the Transaction

Subject to the discussion below under “—Non-U.S. Holders—Information Reporting and Backup Withholding” and “—FATCA” respectively beginning on pages 243 and 243, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the exchange of Vista Outdoor Common Stock for Revelyst Common Stock and cash in the Transaction, unless:
•any gain recognized on the exchange is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a U.S. permanent establishment or fixed place of business of the Non-U.S. Holder); or
•the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year that includes the Transaction and certain other conditions are satisfied.
If the Non-U.S. Holder’s gain is described in the first bullet, then the Non-U.S. Holder will generally be subject to U.S. federal income tax under the rules described above as if it were a U.S. Holder of Vista Outdoor Common Stock and, in the case of a foreign corporation, may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
If the Non-U.S. Holder is described in the second bullet, then such Non-U.S. Holder will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder.
Tax Consequences of Holding and Disposing of Revelyst Common Stock Following the Closing and Prior to the Revelyst Merger Closing
Dividends
To the extent that Revelyst makes a distribution of cash or other property (other than certain pro rata distributions of Revelyst Common Stock) in respect of Revelyst Common Stock prior to the Revelyst Merger Closing, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of Revelyst’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds Revelyst’s current and accumulated earnings and profits generally will be treated as a tax-free return of capital that reduces the adjusted tax basis of a Non-U.S. Holder’s common stock. To the extent the amount of the distribution not treated as a dividend for U.S. federal income tax purposes exceeds a Non-U.S. Holder’s adjusted tax basis in its Revelyst Common Stock, the excess will be treated as gain from the disposition of Revelyst Common Stock (the tax treatment of which is discussed below under “—Gain on the Disposition of Revelyst Common Stock” beginning on page 241).
Subject to the discussions below under “—Non-U.S. Holders—Information Reporting and Backup Withholding” and “—FATCA” respectively beginning on pages 243 and 243, dividends paid to a Non-U.S. Holder of Revelyst Common Stock generally will be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the income tax treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. federal withholding tax if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower income tax treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on the Disposition of Revelyst Common Stock
Subject to the discussions below under “—Non-U.S. Holders—Information Reporting and Backup Withholding” and “—FATCA” respectively beginning on pages 243 and 243, a Non-U.S. Holder of Revelyst Common Stock generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Revelyst Common Stock unless:
•the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;
•the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower income tax treaty rate), which may be offset by U.S. source capital losses of the Non-U.S. Holder; or
•Revelyst is or has been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.
Revelyst would be a United States real property holding corporation if at any time the fair market value of Revelyst’s “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of Revelyst’s worldwide real property interests and Revelyst’s other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). Revelyst believes that, as of the Closing, Revelyst will not be a United States real property holding corporation, and Revelyst does not anticipate that it will become a United States real property holding corporation in the foreseeable future. Even if Revelyst were to become a United States real property holding corporation, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of Revelyst Common Stock will not be subject to U.S. federal income tax if Revelyst Common Stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market.
Tax Consequences of the Revelyst Transaction
General
Subject to the discussion below on the receipt of cash attributable to the Revelyst Cash Adjustment Amount under “—Treatment of Cash Attributable to the Revelyst Cash Adjustment Amount” beginning on page 242 and below under “—Non-U.S. Holders—Information Reporting and Backup Withholding” and “—FATCA” respectively beginning on pages 243 and 243, a Non-U.S. Holder of Revelyst Common Stock generally will not be subject to U.S. federal income tax on the exchange of Revelyst Common Stock for cash in the Revelyst Transaction, unless:
•the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;
•the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower income tax treaty rate), which may be offset by U.S. source capital losses of the Non-U.S. Holder; or

•Revelyst is or has been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.
Revelyst would be a United States real property holding corporation if at any time the fair market value of Revelyst’s “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of Revelyst’s worldwide real property interests and Revelyst’s other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). Revelyst believes that, as of the Closing, Revelyst will not be a United States real property holding corporation, and Revelyst does not anticipate that it will become a United States real property holding corporation in the foreseeable future. Even if Revelyst were to become a United States real property holding corporation, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of Revelyst Common Stock will not be subject to U.S. federal income tax if Revelyst Common Stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market.
Treatment of Cash Attributable to the Revelyst Cash Adjustment Amount
Revelyst intends to treat the receipt of cash attributable to the Revelyst Cash Adjustment Amount as additional consideration received in exchange for such Non-U.S. Holder’s Revelyst Common Stock, in which case the tax consequences would be the same as described above under “—General” beginning on page 241. However, the matter is not entirely free from doubt and the receipt of such cash may instead be treated as a distribution of cash by Revelyst to the Non-U.S. Holder in respect of its Revelyst Common Stock, in which case such amounts will be treated as dividend income to such Non-U.S. for U.S. federal income tax purposes to the extent it is paid out of Revelyst’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and any amounts of such cash attributable to the Revelyst Cash Adjustment Amount that exceeds Revelyst’s current and accumulated earnings and profits will be treated as a tax-free return of a Non-U.S. Holder’s basis in its Revelyst Common Stock until such basis is reduced to zero, and thereafter will be treated as gain from the sale of such stock (discussed above under “—Tax Consequences of Holding and Disposing of Revelyst Common Stock Following the Closing and Prior to the Revelyst Merger Closing—Gain on the Disposition of Revelyst Common Stock” beginning on page 241).
Additionally, to the extent the receipt of cash attributable to the Revelyst Cash Adjustment Amount constitutes a dividend for U.S. federal income tax purposes, amounts paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the income tax treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
To the extent the receipt of cash attributable to the Revelyst Cash Adjustment Amount constitutes a dividend for U.S. federal income tax purposes, amounts paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. federal withholding tax if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower income tax treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).
The tax consequences to a Non-U.S. Holder on the receipt of cash attributable to the Revelyst Cash Adjustment Amount are not entirely clear, and Non-U.S. Holders are urged to consult their tax advisors regarding the treatment of the receipt of cash attributable to the Revelyst Cash Adjustment Amount.

Information Reporting and Backup Withholding
With respect to distributions paid to a Non-U.S. Holder (including with respect to the receipt of cash attributable to the Revelyst Cash Adjustment Amount, if treated as a distribution for U.S. federal income tax purposes), the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder will not be subject to backup withholding on distributions received (including with respect to the receipt of cash attributable to the Revelyst Cash Adjustment Amount, if treated as a distribution for U.S. federal income tax purposes) if such holder certifies under penalty of perjury that it is a Non-U.S. Holder, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, as defined under the Code), or such holder otherwise establishes an exemption. With respect to the proceeds of a sale or disposition of Vista Outdoor Common Stock or Revelyst Common Stock made within the United States or conducted through certain U.S.-related financial intermediaries, including proceeds derived from the exchanges of such stock in connection with the Transaction or the Revelyst Transaction, Non-U.S. Holders may be subject to information reporting and, depending on the circumstances, backup withholding, unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.
Backup withholding does not constitute an additional tax, but merely an advance payment which may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is timely supplied to the IRS.
Each Non-U.S. Holder should consult its own tax advisor as to the particular tax consequences and information reporting obligations specific to such Non-U.S. Holder of the Transaction (including with respect to the receipt of cash attributable to the Revelyst Cash Adjustment Amount), holding and disposing of the Revelyst Common Stock and the Revelyst Transaction, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws.
FATCA
Sections 1471 to 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), impose a 30% withholding tax on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing U.S.-source dividends and “foreign passthru payments”. Proposed Treasury regulations that may be relied upon pending adoption of final Treasury regulations have eliminated the withholding tax on gross proceeds. Consequently, FATCA withholding is not expected to apply to gross proceeds from the sale or other disposition of stock. These proposed Treasury regulations also postpone withholding on certain “foreign passthru payments” until two years after final regulations defining foreign passthru payments are published. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Tax Consequences of Holding and Disposing of Revelyst Common Stock Following the Closing and Prior to the Revelyst Merger Closing—Dividends” beginning on page 240, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA to their particular situation.

DESCRIPTION OF DEBT FINANCING
Overview
On February 2, 2024, in connection with the Transaction, CSG entered into a senior secured bridge facility commitment letter (as it may be amended from time to time, the “Senior Commitment Letter”), under which UniCredit S.p.A. and UniCredit Bank Czech Republic and Slovakia, a.s. (“UniCredit CZ” and, together with UniCredit S.p.A., “UniCredit” or the “Senior Commitment Parties”), committed to provide to CSG a senior secured bridge loan facility in an aggregate principal amount of €1,800 million (the “Committed Bridge Facility”), the availability of which is subject to reduction if any debt securities (“Notes”) or term loans (“Other Term Loans”) are issued or obtained, as applicable, as set forth in the Bridge Commitment Letter.
In connection therewith, CSG terminated (i) a senior secured credit facilities commitment and engagement letter, dated October 15, 2023 (the “JPM/Commerzbank Senior Commitment Letter”), under which JPMorgan Chase Bank, N.A. (“JPMorgan”) and COMMERZBANK Aktiengesellschaft, acting through its branch COMMERZBANK Aktiengesellschaft, pobočka Praha, committed to provide to Merger Sub Parent a senior secured bridge loan facility in an aggregate principal amount of $660 million and JPMorgan committed to provide to Merger Sub Parent an asset-based loan facility in an aggregate principal amount of $150 million; and (ii) a PIK facility commitment and engagement letter, dated October 15, 2023 (the “PIK Commitment Letter” and, together with the JPM/Commerzbank Senior Commitment Letter, the “Signing Date Commitment Letters”), under which 4SM Investment Company Limited committed to provide to CSG Elevate I Inc., the direct parent of Merger Sub Parent (“Merger Sub Holdings”), a payment-in-kind loan facility in an aggregate principal amount of up to $450 million.
The material terms of the Committed Bridge Facility are further summarized below.
Committed Bridge Facility
Pursuant to the Senior Commitment Letter, the Senior Commitment Parties have agreed to provide CSG with a 364-day senior secured bridge loan facility, which maturity may be extended by six months at CSG’s discretion, in an aggregate principal amount of €1,800 million. The Committed Bridge Facility is comprised of (i) an acquisition tranche (the “Acquisition Tranche”) in an amount equal to the euro equivalent of $1,110 million (determined at the Committed Bridge Facility’s administrative agent’s spot rate of exchange two business days prior to the Closing Date) and (ii) a refinancing tranche (the “Refinancing Tranche”) in an amount equal to the lesser of (A) the difference between €1,800 million and the euro equivalent of $1,110 million (determined at the Committed Bridge Facility’s administrative agent’s spot rate of exchange two business days prior to the applicable funding date) and (B) €787 million.
The proceeds of the Acquisition Tranche of the Committed Bridge Facility will be used on the Closing Date to fund all or a portion of the cash consideration portion of the Merger Consideration, to directly or indirectly consummate the refinancing of existing debt of Vista Outdoor and to pay fees and expenses incurred in connection with the Transaction and related financings. The obligation of the Senior Commitment Parties to provide the Committed Bridge Facility is subject to customary conditions, including, among others, (i) the accuracy of certain representations and warranties made by Vista Outdoor in the Merger Agreement and by the loan parties, including CSG, as set forth in the definitive loan documentation for the Committed Bridge Facility, (ii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) on Vista Outdoor since the date of the Merger Agreement and (iii) the consummation of the Transaction substantially concurrently with the initial funding of the Committed Bridge Facility.
The terms of the Committed Bridge Facility will be set forth in definitive loan documentation consistent with the terms set forth in the Senior Commitment Letter and specified documentation standards. The interest rate under the Committed Bridge Facility will initially equal a EURIBOR-based rate plus an applicable margin that increases over time up to a specified maximum amount if the bridge loans are not earlier repaid. The Committed Bridge Facility will be subject to affirmative and negative covenants and events of default consistent with the specified documentation standard, including, (i) a maximum total net debt (excluding any restricted cash of CSG and its restricted subsidiaries) to consolidated EBITDA ratio applicable to CSG and its restricted subsidiaries of 3.50:1:00, (ii) a minimum ratio of trailing four quarter consolidated EBITDA to trailing four quarter consolidated cash interest expense of CSG and its subsidiaries of 3.00:1.00 and (iii) a maximum total debt (together with amounts available to be drawn under any committed facility) to consolidated EBITDA ratio (applicable to CSG and its restricted subsidiaries) of 4.00:1:00, in each case, to be measured on a quarterly basis, based on the consolidated financial statements of CSG and its subsidiaries. The Committed Bridge Facility will be jointly and severally guaranteed by (i) Merger Sub Holdings, (ii) Merger Sub Parent, (iii) any intermediate direct or indirect holding company of Merger Sub Parent that is newly formed for purposes of consummating the Transaction and is a restricted subsidiary of CSG, (iv) Vista Outdoor and its wholly-owned U.S. domestic subsidiaries and material subsidiaries, in each case which become subsidiaries of CSG pursuant to the Transaction and (v) material subsidiaries of CSG, in each case subject to the carveouts, materiality thresholds and joinder deadlines to be set forth in the definitive loan documentation consistent with the terms set forth in the Senior Commitment Letter. The obligations under the Committed Bridge Facility will be secured, subject to customary exceptions, by a first priority lien on, among other things, (i) substantially all present and future assets and properties of certain guarantors of the Committed Bridge Facility; (ii) all of the equity interests in the guarantors of the Committed Bridge Facility and CSG; (iii) any shareholder debt owed by CSG to CSG FIN a.s.; (iv) bank accounts of CSG and (v) intragroup receivables owing to any of the guarantors of the Committed Bridge Facility or to CSG.

MERGER AGREEMENT
The following is a summary of certain material provisions of the Merger Agreement. This summary is qualified in its entirety by the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. This summary does not purport to be complete and may not contain all information about the Merger Agreement that is important to you.
You should read the Merger Agreement carefully and in its entirety. This summary of the Merger Agreement has been included to provide information regarding certain of its terms. The rights and obligations of the parties in connection with the Merger are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this proxy statement/prospectus. This summary is not intended to provide any factual information about Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub or CSG. Information about Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub and CSG can be found elsewhere in this proxy statement/prospectus (including the annexes hereto) and in the public filings that Vista Outdoor and Revelyst make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page i.
The Merger Agreement contains representations and warranties of Vista Outdoor that are solely for the benefit of Merger Sub Parent, Merger Sub and CSG and representations and warranties of Merger Sub Parent, Merger Sub and CSG that are solely for the benefit of Vista Outdoor and Revelyst. The representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts. Additionally, the representations and warranties in the Merger Agreement are qualified by reference to confidential disclosure schedules and certain filings with the SEC made by Vista Outdoor and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. This summary and the Merger Agreement are included with this proxy statement/prospectus only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information with respect to Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub or CSG or their respective subsidiaries or businesses. Investors should not rely on the representations and warranties or any description thereof as a characterization of the actual state of facts or condition of Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub or CSG or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in information about Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub or CSG or their respective subsidiaries or businesses contained in this proxy statement/prospectus or other public disclosures.

Amendments
The Original Merger Agreement was amended on May 27, 2024 by the First Merger Agreement Amendment, on June 23, 2024 by the Second Merger Agreement Amendment, on July 7, 2024 by the Third Merger Agreement Amendment, on July 21, 2024 by the Fourth Merger Agreement Amendment, on September 12, 2024 by the Fifth Merger Agreement Amendment and on October 4, 2024 by the Sixth Merger Agreement Amendment. The sections below summarize the terms of the Original Merger Agreement as amended prior to the date of this proxy statement/prospectus.
The Merger
Upon the terms and subject to the conditions set forth in Merger Agreement, following the completion of the Internal Transactions, the Subscription and Contribution (each as more fully described in the section entitled “The Transactions—Structure of the Transaction” beginning on page 93), Merger Sub will be merged with and into Vista Outdoor (holding only the Sporting Products Business), the separate corporate existence of Merger Sub will cease and Vista Outdoor will continue as the surviving corporation in the Merger.
Closing; Effective Time
Unless Vista Outdoor and Merger Sub Parent otherwise agree in writing, the Closing will take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII of the Merger Agreement (such conditions, the “Closing Conditions”) (other than (i) the condition relating to the consummation of certain pre-Closing steps relating to the Separation, provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (ii) those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied at the Closing).
The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of Delaware, or at such later time as Vista Outdoor and Merger Sub Parent agree and specify in the certificate of merger.
Effects of the Merger on Capital Stock; Merger Consideration
At the Effective Time, by virtue of the Merger, the following will occur:
•each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation;
•each share of Vista Outdoor Common Stock that is owned by Vista Outdoor, any of its subsidiaries or Merger Sub Parent (in each case, if any) immediately prior to the Effective Time will be canceled for no consideration;
•each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with the immediately preceding bullet and any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash.

Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan
Prior to the Effective Time, the Vista Outdoor Board or an appropriate committee thereof, and the Revelyst Board, as applicable, will adopt resolutions and take any other actions that may be required to provide for the following:
Vista Outdoor Equity Awards held by Sporting Products Employees
Outstanding Vista Outdoor equity awards held by any Sporting Products Employee (including, solely for this purpose, each former employee of Vista Outdoor prior to the Closing) or any Non-Continuing Non-Employee Director will be treated as follows as of the Effective Time:
Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor RSU Award (other than a Vista Outdoor Rollover RSU) held by a Sporting Products Employee or a Non-Continuing Non-Employee Director will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price. At the Effective Time, each Vista Outdoor Rollover RSU will be canceled and converted into a restricted cash award equal to the Vista Outdoor Pre-Closing Stock Price, subject to the same terms and conditions as the corresponding Vista Outdoor RSU, including vesting terms.
Performance-Based Restricted Stock Unit Awards. At the Effective Time, each Vista Outdoor PSU Award held by a Sporting Products Employee will vest and be canceled in exchange for a lump-sum cash payment equal to the Vista Outdoor Pre-Closing Stock Price, with performance criteria, as applicable, deemed achieved as follows: (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and Special Retention PSUs and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards.
Stock Option Awards. At the Effective Time, each Vista Outdoor Option held by a Sporting Products Employee, whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Vista Outdoor Pre-Closing Stock Price and the exercise price per share of the Vista Outdoor Option.
Deferred Stock Unit Awards. At the Effective Time, each Vista Outdoor DSU Award held by a Non-Continuing Non-Employee Director, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Vista Outdoor Pre-Closing Stock Price.
Vista Outdoor Equity Awards held by Revelyst Employees
Effective immediately prior to the Effective Time, each Vista Outdoor RSU Award, Vista Outdoor PSU Award, Vista Outdoor Option and Vista Outdoor DSU Award held by any Revelyst Employee or any Continuing Non-Employee Director will be assumed by Revelyst and adjusted as provided in the Employee Matters Agreement. The Employee Matters Agreement provides that outstanding Vista Outdoor equity awards held by any Revelyst Employee or any Continuing Non-Employee Director will be treated as follows as of immediately prior to the Effective Time:
Restricted Stock Unit Awards. Each Vista Outdoor RSU Award held as of immediately prior to the Effective Time by any Revelyst Employee or any Continuing Non-Employee Director will be converted immediately prior to the Effective Time into a Substitute Revelyst RSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor RSU Award to which it relates, except that the vesting of the award will be based on continued service with Revelyst.
Performance-Based Restricted Stock Unit Awards. Each Vista Outdoor PSU Award held as of immediately prior to the Effective Time by any Revelyst Employee, other than each Specified Vista Outdoor PSU Award, will be converted immediately prior to the Effective Time into a Substitute Revelyst RSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio, with performance conditions deemed achieved as of the Closing Date, as applicable, at (i) 100% of target performance, in respect of fiscal years 2022-2024 and 2024-2026 awards and Special Retention PSUs and (ii) 33.33% of target performance, in respect of fiscal year 2023-2025 awards. After the Closing, each such Substitute Revelyst RSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor PSU Award to which it relates, except as provided above, and the vesting of the award will be based on continued service with Revelyst.
Each Specified Vista Outdoor PSU Award held as of immediately prior to the Effective Time by any Revelyst Employee will be converted immediately prior to the Effective Time into a Substitute Revelyst PSU Award based on the target number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst PSU Award will be subject to substantially the same terms and conditions, including performance conditions and vesting schedule, as the Specified Vista Outdoor PSU Award to which it relates.
Stock Option Awards. Each Vista Outdoor Option held as of immediately prior to the Effective Time, whether vested or unvested, by any Revelyst Employee, will be converted immediately prior to the Effective Time into a Substitute Revelyst Option Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio and with an exercise price that preserves the fair value of the award following the Transaction. After the Closing, each such Substitute Revelyst Option Award will be subject to substantially the same terms and conditions as the original Vista Outdoor Option to which it relates, and the vesting of the award will be based on continued service with Revelyst.
Deferred Stock Unit Awards. Each Vista Outdoor DSU Award held by a Continuing Non-Employee Director as of immediately prior to the Effective Time will be converted immediately prior to the Effective Time into a Substitute Revelyst DSU Award based on the number of shares subject to such award multiplied by the Revelyst Conversion Ratio. After the Closing, each such Substitute Revelyst DSU Award will be subject to substantially the same terms and conditions as the original Vista Outdoor award to which it relates, and the vesting of the award will be based on continued service with Revelyst.
Vista Outdoor Employee Stock Purchase Plan
Beginning on the date of the Merger Agreement, no Offering Period under the Vista Outdoor ESPP will commence, no new participants may join the Vista Outdoor ESPP during the Existing Offering Period and no participant may increase the amount of his or her payroll deductions with respect to the Existing Offering Period. If the Effective Time occurs prior to the end of the Existing Offering Period, all participant contributions under the Vista Outdoor ESPP will be used to purchase shares of Vista Outdoor Common Stock two Business Days prior to the Effective Time in accordance with the terms of the Vista Outdoor ESPP as if it was the last day of the Existing Offering Period.
The Vista Outdoor ESPP will terminate in its entirety on the Closing Date and no further rights will be granted or exercised under the Vista Outdoor ESPP thereafter.
Appraisal Shares
At the Effective Time, each Appraisal Share will be canceled and holders thereof will be entitled to only those rights provided under Section 262. In the event that a holder fails to perfect or effectively withdraws or loses such holder’s right to appraisal and payment under the DGCL, such holder’s shares of Vista Outdoor Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld under the Merger Agreement and without interest) upon surrender of those shares in the manner provided in the Merger Agreement, and such shares will not be Appraisal Shares.
Merger Sub Parent has agreed to waive any appraisal rights it may have under Section 262 in connection with any shares of Vista Outdoor Common Stock held by it.
Merger Exchange Fund
Vista Outdoor and Revelyst will appoint Computershare Trust Company, N.A. (or one of its affiliates), or another bank or trust company reasonably approved by Merger Sub Parent, to act as agent for the distribution of the Merger Consideration.
At or prior to the Effective Time, Vista Outdoor will deposit or cause to be deposited with the Exchange Agent the shares of Revelyst Common Stock to be distributed as Merger Consideration and Revelyst will deposit or cause to be deposited with the Exchange Agent cash sufficient to pay the cash portion of the aggregate Merger Consideration. All such Revelyst Common Stock and cash deposited with the Exchange Agent for purposes of paying the Merger Consideration is referred to as the “Merger Exchange Fund”.
Any portion of the Merger Exchange Fund that remains undistributed to Vista Outdoor stockholders for 180 days after the Effective Time will be delivered to Revelyst, upon demand, and any Vista Outdoor stockholder who has not yet complied with the requirements of the Merger Agreement to receive the Merger Consideration will thereafter look only to Revelyst for payment of its claim for Merger Consideration and any dividends or distributions to which such holder is entitled, in each case, without any interest thereon.
Exchange Matters
Letter of Transmittal and Exchange Generally
As promptly as practicable after the Effective Time, Vista Outdoor will cause the Exchange Agent to mail to each holder of record of Vista Outdoor Common Stock a letter of transmittal with respect to exchanging shares of Vista Outdoor Common Stock for the Merger Consideration.
Upon, in the case of shares of Vista Outdoor Common Stock represented by a certificate (a “Certificate”), the surrender of such Certificate for cancelation to the Exchange Agent, or, in the case of shares of Vista Outdoor Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case, together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Vista Outdoor Common Stock will be entitled to receive in exchange the Merger Consideration and any dividends or other distributions declared or made with respect to any shares of Revelyst Common Stock with a record date after the Effective Time. If you hold non-certificated book-entry shares of Vista Outdoor Common Stock through the DTC, you will not be required to deliver a stock certificate or letter of transmittal, and you will instead receive your cash payment and Revelyst Common Stock after the Exchange Agent receives the documents requested in the applicable instruction from the DTC.
In the event of a transfer of ownership of Vista Outdoor Common Stock which is not registered in Vista Outdoor’s transfer records, the proper Merger Consideration and any dividends or other distributions which the holder has the right to receive may be issued to a transferee if the Certificate (or, if such Vista Outdoor Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.
No interest will be paid or will accrue on any cash payable upon surrender of any Certificate (or shares of Vista Outdoor Common Stock held in book-entry form).
Treatment of Unexchanged Shares
Until surrendered as contemplated by the foregoing, each share of Vista Outdoor Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Vista Outdoor Common Stock were entitled to receive in respect of such shares.
No dividends or other distributions declared or made with respect to any shares of Revelyst Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or shares of Vista Outdoor Common Stock held in book-entry form with respect to the shares of Revelyst Common Stock issuable upon surrender thereof until the surrender of such Certificate (or shares of Vista Outdoor Common Stock held in book-entry form) in accordance with the Merger Agreement. All dividends and distributions will accrue for the benefit of the holder until such Vista Outdoor Common Stock has been exchanged.
Subject to escheat, tax or other applicable law, following surrender of any such Certificate (or shares of Vista Outdoor Common Stock held in book-entry form), there will be paid to the holder of the shares of Revelyst

Common Stock distributed in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time paid with respect to such shares of Revelyst Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Revelyst Common Stock.
No Further Ownership Rights in Vista Outdoor Common Stock; No Fractional Shares
The shares of Revelyst Common Stock distributed and cash paid upon exchange of any shares of Vista Outdoor Common Stock pursuant to the Merger will be deemed to have been distributed and paid in full satisfaction of all rights pertaining to such shares of Vista Outdoor Common Stock.
From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Vista Outdoor Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Vista Outdoor Common Stock (or shares of Vista Outdoor Common Stock held in book-entry form) are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as summarized above.
No Certificates or scrip representing fractional shares of Revelyst Common Stock will be issued upon the conversion of Vista Outdoor Common Stock pursuant to the Merger.
No Liability; Reversion of Undistributed Portion of Merger Exchange Fund to Revelyst
None of Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub or the Exchange Agent will be liable to any person in respect of any portion of the Merger Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Vista Outdoor Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any governmental authority), will, to the extent permitted by applicable law, become the property of Revelyst, free and clear of all claims or interest of any person previously entitled thereto.
Withholding Rights
The parties to the Merger Agreement and the Exchange Agent are entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable to pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld under applicable law. The applicable withholding party may, subject to applicable law, sell a portion of the Revelyst Common Stock otherwise payable to any person pursuant to the Merger Agreement in order to make any deduction or withholding that is required to be made under applicable law with respect to amounts payable to such person (but only to the extent the required deduction or withholding cannot be satisfied by a deduction or withholding from the cash portion of the Merger Consideration payable to such person).
Charter; Bylaws; Directors and Officers
At the Effective Time, the certificate of incorporation and bylaws of Vista Outdoor, each as in effect immediately prior to the Effective Time, will, by virtue of the Merger, be amended and restated in their entirety to be in the forms agreed by the parties in connection with the signing of the Merger Agreement.
At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation.

Representations and Warranties
The Merger Agreement contains representations and warranties of Merger Sub Parent, Merger Sub and Vista Outdoor, including representations and warranties relating to, among other things:
•valid corporate organization and existence, good standing and power and authority to hold property and conduct their respective businesses;
•authority relative to the execution, delivery and performance of obligations under, and due execution and delivery of, the Transaction Documents;
•no conflicts with organizational documents, contracts, judgments or laws;
•governmental approvals;
•the accuracy of information supplied or to be supplied in connection with this proxy statement/prospectus and the registration statement of which it forms part; and
•absence of brokers’, finders’, financial advisors’ or similar fees or commissions.
In addition, the Merger Agreement contains representations and warranties of Vista Outdoor relating to, among other things:
•the capital structure of Vista Outdoor and the other members of the Sporting Products Group;
•compliance with SEC filing requirements; financial statements; no undisclosed liabilities;
•absence of certain changes or events since June 25, 2023;
•taxes;
•employee benefits matters;
•labor matters;
•litigation;
•compliance with applicable laws; permits;
•environmental matters;
•real property;
•intellectual property and data privacy;
•material contracts; intercompany contracts; government contracts;
•receipt of the fairness opinions from Morgan Stanley and Moelis;
•tangible personal property;
•product and service warranties and liabilities; safety, product recalls and related matters;
•insurance;
•top customers and top vendors;
•the absence of shareholder rights agreements or similar anti-takeover agreements or plans;

•the absence of any material amendments or modifications to the Separation Agreement other than as permitted by the Merger Agreement;
•sufficiency of assets; and
•inventory.
The Merger Agreement also contains representations and warranties of Merger Sub Parent and Merger Sub relating to, among other things:
•their ownership and operations;
•their absence of ownership of Vista Outdoor Common Stock and arrangements with respect thereto;
•the absence of certain arrangements between them and members of Vista Outdoor management, members of the Vista Outdoor Board or beneficial owners of shares of Vista Outdoor Common Stock; and
•their financing arrangements.
The Merger Agreement also contains, in connection with the Guaranty (as defined in the section below entitled “—Guaranty” beginning on page 272), representations and warranties of CSG relating to, among other things:
•valid corporate organization and existence, good standing and power, authority and authorization to execute and deliver the Merger Agreement and perform its obligations thereunder (and enforceability of specified provisions of the Merger Agreement against CSG pursuant to the Guaranty);
•no conflicts with organizational documents, contracts, judgments or laws;
•no conflicts; governmental approvals; and
•financial capacity and availability of funds.
Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or by a “material adverse effect” standard. The Merger Agreement provides that a material adverse effect means, with respect to Merger Sub Parent, any effect, change, event or occurrence that, individually or in the aggregate, would prevent or materially impair or delay Merger Sub Parent’s or Merger Sub’s ability to consummate the Merger Transactions (a “Parent Material Adverse Effect”).
The Merger Agreement provides that a material adverse effect with respect to Vista Outdoor (a “Vista Outdoor Material Adverse Effect”) means any effect, change, event or occurrence that, individually or in the aggregate, (a) would prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transaction or (b) has a material adverse effect on the business, results of operations or financial condition of the Sporting Products Business; however, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, constitute or are taken into account in determining whether a Vista Outdoor Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of section (b) of this paragraph: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Sporting Products Business operates or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to:
•(A) changes in law or in GAAP or in accounting standards, or enforcement of any of the foregoing after the date of the Merger Agreement, or any changes in general legal, regulatory or political conditions (including as a result of any election or campaign in connection therewith);
•(B) the announcement or performance of any Transaction Document, or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;

•(C) acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), riots, public disorder, sabotage or terrorism;
•(D) volcanoes, tsunamis, pandemics, epidemics, earthquakes, hurricanes, tornados, floods or other natural disasters or force majeure events;
•(E) any action taken or refrained from being taken by Vista Outdoor or any of its subsidiaries (1) that is expressly required by any Transaction Document or (2) at Merger Sub Parent’s written request;
•(F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Merger Sub Parent, Merger Sub, the Equity Financing Source (as defined in the section entitled “—Financing” beginning on page 264), or any of their respective affiliates;
•(G) any litigation in connection with the any Transaction Document or the Transaction;
•(H) any “shelter in place”, “stay in home”, shut down, closure, sequestration related law, directive, policy, guideline or recommendation promulgated by any governmental authority after the date of the Merger Agreement;
•(I) any change or prospective change in Vista Outdoor’s or any of its subsidiaries’ credit ratings;
•(J) any decline in the market price, or change in trading volume, of any capital stock or other securities of Vista Outdoor; or
•(K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.
However, the exceptions in (I), (J) and (K) above do not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure constitutes a Vista Outdoor Material Adverse Effect.
Additionally, any effect, change, event or occurrence referred to in (i), (ii)(A), (ii)(C) or (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Vista Outdoor Material Adverse Effect to the extent it has a disproportionate adverse effect on Vista Outdoor and the other members of the Sporting Products Group, taken as a whole, as compared to other participants in the industry in which they operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Vista Outdoor Material Adverse Effect).
Nonsurvival of Representations and Warranties and Covenants and Agreements
None of the representations and warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement (other than any other Transaction Document), or any claim with respect thereto, will survive the Effective Time, and no such claim may be brought after the Effective Time, except to the extent the relevant covenants and agreements contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of the Merger Agreement or the Effective Time. However, nothing in the Merger Agreement is intended to limit the liability of any party to the Merger Agreement resulting from fraud or such party’s willful and material breach of the Merger Agreement or any other Transaction Document.
Covenants Relating to Conduct of Business by Vista Outdoor Prior to Consummation of the Merger
Under the Merger Agreement, Vista Outdoor is subject to certain restrictions on the conduct of business until the earlier of the Closing and the termination of the Merger Agreement in accordance with its terms.
In general, Vista Outdoor has agreed that, until the earlier of the Closing and the termination of the Merger Agreement in accordance with its terms, and except as set forth in the confidential disclosure letter provided by Vista Outdoor in connection with the Transaction, otherwise expressly required, permitted or contemplated by any

Transaction Document, required by applicable law or consented to in writing by Merger Sub Parent (such consent not to be unreasonably withheld, delayed or conditioned), it will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct the Sporting Products Business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent with past practice, use reasonable best efforts to preserve the Sporting Products Business substantially intact, including using reasonable best efforts to maintain existing relationships with customers and suppliers.
In addition, Vista Outdoor has agreed that, until the earlier of the Closing and the termination of the Merger Agreement and subject to the same exceptions described above and certain other agreed exceptions, qualifications and conditions, it will not, and will not permit any of its subsidiaries to, do any of the following:
•in the case of Vista Outdoor and the other members of the Sporting Products Group, (A) issue or sell any equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any equity or voting interests, other than, in each case, pursuant to Vista Outdoor equity awards or rights under the Vista Outdoor ESPP outstanding as of the date of the Merger Agreement in accordance with their terms or granted as permitted by the Merger Agreement, (B) establish a record date for, approve, declare, set aside for payment or pay any dividends or make any other distributions in respect of its equity interests, other than dividends and distributions by any wholly owned subsidiary to its parent, (C) split, combine or reclassify any of its equity interests, or issue or authorize the issuance of any other securities in respect of or in substitution for its equity interests, other than any such transaction by a wholly owned subsidiary that remains a wholly owned subsidiary after consummation of such transaction or (D) purchase, redeem or otherwise acquire or amend the terms of any equity interests or any rights, warrants, options or other equity awards to acquire any such equity interests other than, in each case, pursuant to the cashless exercise of Vista Outdoor Options, the forfeiture of, or withholding of taxes with respect to, Vista Outdoor equity awards or the purchase of shares of Vista Outdoor Common Stock under the Vista Outdoor ESPP;
•in the case of Vista Outdoor and the other members of the Sporting Products Group, amend its organizational documents;
•sell, transfer, acquire or dispose of any interests in real property owned or leased by Vista Outdoor or any other member of the Sporting Products Group or otherwise used in the conduct of the Sporting Products Business, except for the expiration or renewal of any lease, in each case, in accordance with its terms;
•create any subsidiary of Vista Outdoor that is a member of the Sporting Products Group that is not, directly or indirectly, wholly owned by Vista Outdoor;
•with respect to Vista Outdoor or any other member of the Sporting Products Group, acquire, in a single transaction or a series of related transactions, any business organization or division of a business organization or any other person, in each case, that would be owned by Vista Outdoor or any other member of the Sporting Products Group after giving effect to the Separation and with a value or purchase price that, individually or in the aggregate, exceeds $50,000,000;
•sell, transfer or otherwise dispose of in a single transaction or a series of related transactions, any tangible property or asset (other than dispositions of inventory in the ordinary course of business) of the Sporting Products Business with a value or purchase price that, individually or in the aggregate, exceeds $25,000,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Sporting Products Business;
•dispose of any material intellectual property owned by Vista Outdoor or any other member of the Sporting Products Group that is necessary to conduct the Sporting Products Business in all material respects in substantially the same manner as conducted at the date of the Merger Agreement and immediately prior to the Closing, or take any action or fail to take any action if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of such intellectual property, in each case, except for the disposal of any such intellectual property at the end of its statutory life or non-exclusive licenses or sublicenses granted in the ordinary course of business;

•modify in any material respect any of its policies relating to privacy and data security requirements, or any safeguards related to privacy or data security, of Vista Outdoor or the other members of the Sporting Products Group, except to remediate any security issue, to enhance data security or integrity, to comply with privacy and data security requirements or as otherwise directed or required by a governmental authority;
•in the case of Vista Outdoor and the other members of the Sporting Products Group, (A) with respect to the Sporting Products Employees, adopt, enter into, terminate, materially amend or modify, extend or renew any collective bargaining agreement or Vista Outdoor compensation or benefit plan, (B) increase the compensation or benefits of, or pay any bonus to, any former or current Sporting Products Employee, other than with respect to increases made in the ordinary course of business consistent with past practice for employees whose annual base salary would not exceed $200,000, (C) with respect to former or current Sporting Products Employees, (1) secure the payment of compensation or benefits under any Vista Outdoor compensation or benefit plan, (2) accelerate the vesting or payment of any compensation or benefits or (3) make any material determination under any Vista Outdoor compensation or benefit plan not in the ordinary course of business, (D) transfer the sponsorship of any Vista Outdoor compensation or benefit plan to any member of the Revelyst Group or accept the transfer of or retain (as applicable) the sponsorship or liabilities relating to any Revelyst compensation or benefit plan, (E) grant any Vista Outdoor equity award, (F) grant to any Sporting Products Employee any new payments or benefits that could be triggered in connection with the consummation of the Transaction, (G) hire or engage any Sporting Products Employee whose annual base salary would exceed $200,000 or (H) terminate any Sporting Products Employee (other than for cause) whose annual base salary exceeds $200,000, except, in each case, subject to certain exceptions;
•other than in the ordinary course of business, incur any indebtedness or become contingently liable for any indebtedness of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (A) indebtedness solely (1) between or among members of the Sporting Products Group or (2) between or among members of the Revelyst Group, (B) indebtedness incurred under any agreement or instrument existing as of the date of the Merger Agreement, (C) foreign currency hedging arrangements on customary arms’ length commercial terms entered into in the ordinary course of business for bona fide commercial purposes and not for speculative purposes and which would not have fees or costs to unwind that would reasonably be expected to exceed $2,000,000 in the aggregate, (D) indebtedness (1) that, following the Closing, will be an obligation of Revelyst or another member of the Revelyst Group and (2) with respect to which, following the Closing, neither Vista Outdoor nor any other member of the Sporting Products Group will have any liability and (E) any indebtedness that is incurred to refinance any outstanding indebtedness or any of the foregoing, to the extent the amount of such refinancing indebtedness is not greater than the amount of indebtedness being refinanced;
•subject material Sporting Products Assets (as defined in the section entitled “Separation Agreement” beginning on page 273) to any liens other than certain permitted liens;
•except in response to any bona fide casualty loss or property damage or to the extent that any liability for such action will, after the Separation, be assumed or retained in full by Revelyst or the other members of the Revelyst Group, (A) make any loan, advance or capital contribution to, or investment in, any person that, individually or in the aggregate, exceeds $10,000,000 (other than contracts relating to acquisitions or indebtedness) or (B) authorize or make any capital expenditure in an amount, individually or in the aggregate, in excess of $12,000,000 in any fiscal year;
•make any change in its financial accounting methods, principles and practices in effect on the June 25, 2023, in any material respect, except as may be required by a change in GAAP after the date of the Merger Agreement, in each case, except to the extent such action relates only to Revelyst, the other members of the Revelyst Group or the Revelyst Business and such action will, after the Separation, be assumed or retained in full by Revelyst or the other members of the Revelyst Group;

•(A) make, change or revoke any material tax election, (B) file any material amended tax return, (C) settle or compromise any material tax liability, (D) surrender any right to claim a material tax refund, (E) waive or extend any statute of limitations relating to any material tax or material tax return, (F) enter into any voluntary disclosure agreement or program with any governmental authority implicating any material taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign law) with respect to a material tax liability or (H) change any material tax accounting period or any method of tax accounting, in each case, except to the extent such action relates only to Revelyst, the other members of the Revelyst Group or the Revelyst Business;
•adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in relation to Vista Outdoor or any other member of the Sporting Products Group;
•adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transaction;
•settle any action with respect to the Sporting Products Business if such settlement would require any payment by Vista Outdoor or any other member of the Sporting Products Group in an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, or would obligate Vista Outdoor or any of its subsidiaries to take any material action with respect to the Sporting Products Business, or impose any material restrictions on the Sporting Products Business;
•in the case of Vista Outdoor and the other members of the Sporting Products Group, engage in any business other than the Sporting Products Business substantially as conducted as of the date of the Merger Agreement, or the Revelyst Business;
•amend, extend, renew or permit to lapse any material insurance policy held by Vista Outdoor or any of the other members of the Sporting Products Group covering the Sporting Products Business, or enter into new insurance policies binding on the Sporting Products Business, except in either case on such terms and for such amounts as is consistent with past practice;
•other than in the ordinary course of business (and, with respect to any existing material contract, in accordance with the existing terms of such material contract), enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any person other than a member of the Sporting Products Group any material contract, or any contract that would constitute a material contract if in effect as of the date of the Merger Agreement;
•amend or enter into any new engagement letter between Vista Outdoor, on the one hand, and Morgan Stanley or Moelis, on the other hand;
•transfer the employment of any individual to or from Vista Outdoor or another member of the Sporting Products Group to or from Revelyst or another member of the Revelyst Group, except in accordance with the Employee Matters Agreement;
•amend, modify, terminate or take any action that would materially violate certain lease agreements, other than expiration or renewal thereof in accordance with their terms;
•enter into or amend any contract or take any other action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transaction;
•amend or otherwise modify the Separation Agreement in any material respect; or
•authorize any of, or commit or agree to take any of, the foregoing actions.

Vista Outdoor Stockholders’ Meeting
Vista Outdoor has agreed to establish a record date for, duly call, give notice of, convene and hold, in accordance with its organizational documents, a meeting of Vista Outdoor stockholders (such meeting, including any postponements, adjournments or recesses thereof, the “Vista Outdoor Stockholders’ Meeting”) for the purpose of obtaining the Vista Outdoor Stockholder Approval as soon as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part becomes effective.
Vista Outdoor has also agreed to use its reasonable best efforts to solicit the Vista Outdoor Stockholder Approval, unless the Vista Outdoor Board has made an adverse recommendation change in accordance with the Merger Agreement.
Vista Outdoor may adjourn, recess or postpone the Vista Outdoor Stockholders’ Meeting (i) after consultation with Merger Sub Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Vista Outdoor stockholders within a reasonable amount of time in advance of the meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if, as of the time for which the meeting is originally scheduled there are insufficient shares of Vista Outdoor Common Stock represented to constitute the quorum necessary to conduct the business of the meeting or (iv) for a single period not to exceed 15 Business Days and not to end within 10 Business Days of the End Date, to solicit additional proxies, if Vista Outdoor reasonably believes it is necessary to obtain the Vista Outdoor Stockholder Approval.
Covenants of Vista Outdoor Regarding Non-Solicitation
The Merger Agreement contains provisions restricting Vista Outdoor’s ability to solicit an alternative transaction. Under these provisions, Vista Outdoor may not, directly or indirectly, and may not authorize or permit its subsidiaries or their respective representatives to, directly or indirectly:
•solicit, initiate or knowingly assist, facilitate or encourage (including by providing information) any inquiries regarding, or the making or completion of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Vista Outdoor Acquisition Proposal (as defined below); or
•enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or afford any other person access to the facilities, properties, contracts and records of Vista Outdoor and its subsidiaries in connection with, or for the purpose of encouraging or facilitating, a Vista Outdoor Acquisition Proposal or any proposal that would reasonably be expected to lead to a Vista Outdoor Acquisition Proposal.
Vista Outdoor also agreed to cease, and to cause its subsidiaries and its and their respective directors, officers and employees to cease, any solicitation, discussions or negotiations with any persons that may have been ongoing as of the signing of the Merger Agreement with respect to a Vista Outdoor Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Vista Outdoor Acquisition Proposal, and to request the prompt return or destruction of all confidential information previously furnished to any person in connection with a potential Vista Outdoor Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives.
The term “Vista Outdoor Acquisition Proposal” means any inquiry, proposal or offer from any person or group (other than Merger Sub Parent or Merger Sub or any of their respective affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect:
•acquisition of 15% or more of the consolidated assets of Vista Outdoor and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Vista Outdoor Board or any committee thereof), or assets comprising 15% or more of the consolidated revenues, operating income or net income of Vista Outdoor and its subsidiaries, including in any such case through the acquisition of one or more subsidiaries of Vista Outdoor owning such assets;
•acquisition of 15% or more of the outstanding shares of Vista Outdoor Common Stock;

•tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding shares of Vista Outdoor Common Stock; or
•merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Vista Outdoor pursuant to which such person or group (or the shareholders of any person or group) would acquire, directly or indirectly, 15% or more of the aggregate voting power of Vista Outdoor or of the surviving entity in a merger involving Vista Outdoor or the resulting direct or indirect parent of Vista Outdoor or such surviving entity.
Notwithstanding the above, if at any time prior to the Vista Outdoor Stockholder Approval being obtained, Vista Outdoor or its representatives receive a bona fide Vista Outdoor Acquisition Proposal which did not result from any breach in any material respect of the non-solicitation restrictions under the Merger Agreement, Vista Outdoor may contact and engage in discussions with the persons making such proposal or their representatives solely to (i) clarify the terms and conditions thereof or to request that any proposal made orally be made in writing or (ii) notify such persons or their representatives of the non-solicitation restrictions under the Merger Agreement. Furthermore, if the Vista Outdoor Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Vista Outdoor Acquisition Proposal constitutes or would reasonably be expected to lead to a Vista Outdoor Superior Proposal (as defined below) and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then Vista Outdoor and its representatives may:
•enter into, on the terms set forth in the Merger Agreement, a confidentiality agreement with the persons making the Vista Outdoor Acquisition Proposal and furnish them, pursuant to such acceptable confidentiality agreement, with information (including non-public information) with respect to Vista Outdoor and its subsidiaries (provided that Vista Outdoor is required to provide to Merger Sub Parent, substantially simultaneously, any non-public information concerning the Sporting Products Business that was not previously provided to Merger Sub Parent or its representatives and that is being provided to the persons making the Vista Outdoor Acquisition Proposal); and
•subject to the execution of such confidentiality agreement, engage in or otherwise participate in discussions or negotiations with the persons making such Vista Outdoor Acquisition Proposal.
The term “Vista Outdoor Superior Proposal” means any bona fide written Vista Outdoor Acquisition Proposal that (a) is made by an unaffiliated third party after the date of the Merger Agreement, (b) did not result from a breach of the non-solicitation provisions of the Merger Agreement and (c) the Vista Outdoor Board or a duly authorized committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor (i) would be more favorable to Vista Outdoor stockholders from a financial point of view than the Transaction (taking into account any revisions proposed by Merger Sub Parent described below in the discussion of the Matching Rights Procedure (as defined below)) and (ii) is reasonably capable of being completed; provided that for the purposes of this definition references to “15%” in the definition of “Vista Outdoor Acquisition Proposal” will be deemed references to “50%”.
Vista Outdoor is required to promptly (and in any event within 48 hours) notify Merger Sub Parent in writing in the event that it, any of its subsidiaries or its or their respective representatives receives a Vista Outdoor Acquisition Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Vista Outdoor Acquisition Proposal, and must disclose to Merger Sub Parent the material terms and conditions of any such Vista Outdoor Acquisition Proposal, inquiry, request, proposal or offer and the identity of the persons making it, as well as a copy of such Vista Outdoor Acquisition Proposal or inquiry, request, proposal or offer if made in writing (or, with respect to oral proposals, a written summary thereof).
Vista Outdoor is also required to keep Merger Sub Parent reasonably informed of any material developments with respect to any such Vista Outdoor Acquisition Proposal, request, inquiry, proposal or offer (including any material changes thereto) on a prompt basis (and in any event within 48 hours), including providing copies of all written proposals, documents, agreements or correspondence (or, with respect to oral proposals, a written summary thereof) that identify or set forth any additional material terms or conditions thereof and are delivered to Vista

Outdoor or its representatives. Vista Outdoor is prohibited from entering into any agreement with respect to any Vista Outdoor Acquisition Proposal that, by its terms, limits its ability to comply with these obligations to keep Merger Sub Parent informed.
Vista Outdoor Board Recommendation; Superior Proposals; Vista Outdoor Adverse Recommendation Change; Matching Right
Vista Outdoor has agreed that it will, through the Vista Outdoor Board, recommend to its stockholders that they give the Vista Outdoor Stockholder Approval and include such recommendation in this proxy statement/prospectus, and will use its reasonable best efforts to solicit the Vista Outdoor Stockholder Approval, in each case subject to the Vista Outdoor Board’s ability to make a Vista Outdoor Adverse Recommendation Change, as outlined below.
Unless permitted by the terms of the Merger Agreement, neither the Vista Outdoor Board nor any committee thereof will:
•withhold or withdraw (or modify or qualify in a manner adverse to Merger Sub Parent), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Merger Sub Parent), or otherwise fail to include in this proxy statement/prospectus, the recommendation by the Vista Outdoor Board to Vista Outdoor stockholders that they give the Vista Outdoor Stockholder Approval;
•recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt or publicly declare advisable, any Vista Outdoor Acquisition Proposal; or
•publicly propose, commit or agree to take any action set forth in the immediately preceding two bullets
(each of the foregoing, a “Vista Outdoor Adverse Recommendation Change”); or
•execute or enter into (or cause or permit Vista Outdoor or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar contract implementing a Vista Outdoor Acquisition Proposal, other than any acceptable confidentiality agreement permitted by the Merger Agreement as described above (each, a “Vista Outdoor Acquisition Agreement”).
Notwithstanding the foregoing, prior to the time the Vista Outdoor Stockholder Approval is obtained, the Vista Outdoor Board or any duly authorized committee thereof may make a Vista Outdoor Adverse Recommendation Change if each of the following conditions is satisfied (and Vista Outdoor complies with the Matching Rights Procedure):
•the Vista Outdoor Board or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;
•in the case of any Vista Outdoor Adverse Recommendation Change not made in response to a Vista Outdoor Acquisition Proposal, such Vista Outdoor Adverse Recommendation Change is in response to an Intervening Event (as defined below); and
•in the case of a Vista Outdoor Adverse Recommendation Change made in response to a Vista Outdoor Acquisition Proposal, such Vista Outdoor Acquisition Proposal constitutes a Vista Outdoor Superior Proposal (and in which event the Vista Outdoor Board may, subject to compliance with the Matching Rights Procedure, cause Vista Outdoor to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Vista Outdoor Superior Proposal).
An “Intervening Event” is any effect, change, event or occurrence that, irrespective of when it occurred, was not known to, or reasonably foreseeable by, the Vista Outdoor Board prior to the date of the Merger Agreement (or, if known, the consequences of which were not known to, or reasonably foreseeable by, the Vista Outdoor Board), which becomes known to the Vista Outdoor Board after the date of the Merger Agreement and prior to the receipt of the Vista Outdoor Stockholder Approval. However, neither (i) a Vista Outdoor Acquisition Proposal nor a Vista

Outdoor Superior Proposal, nor (ii) the fact alone that Vista Outdoor meets or exceeds any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes after the date of the Merger Agreement in the market price or trading volume of any capital stock or other securities of Vista Outdoor, will constitute, or be taken into account in determining the existence of, an Intervening Event (provided that the underlying cause of such effect, change, event or occurrence (if not otherwise falling within the exceptions outlined above) may constitute, or be taken into account in determining whether there has been, an Intervening Event).
The Vista Outdoor Board and any committee thereof will not, and will cause Vista Outdoor not to, make a Vista Outdoor Adverse Recommendation Change in connection with an Intervening Event or Vista Outdoor Superior Proposal or cause Vista Outdoor to terminate the Merger Agreement to enter into a Vista Outdoor Acquisition Agreement in respect of a Vista Outdoor Superior Proposal unless Vista Outdoor follows the procedure outlined below (such procedure, the “Matching Rights Procedure”):
•Vista Outdoor has given Merger Sub Parent at least four Business Days’ prior written notice of its intention to take such action and furnishes to Merger Sub Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Vista Outdoor Superior Proposal, the identity of the party making the Vista Outdoor Superior Proposal, the material terms and conditions thereof, and attaching a copy of the most current version of the proposed agreement under which such Vista Outdoor Superior Proposal is to be consummated);
•Vista Outdoor has negotiated, and has caused its representatives to negotiate, in good faith with Merger Sub Parent during the notice period described above, to the extent Merger Sub Parent wishes to negotiate, to enable Merger Sub Parent to propose in writing a binding offer to effect revisions to the terms of the Transaction Documents which would result in either the acquisition of the Sporting Products Business as contemplated by the Merger Agreement or, at Merger Sub Parent’s sole discretion, the acquisition of both Vista Outdoor and Revelyst and the Sporting Products Business and the Revelyst Business;
•following the end of the notice period described above, the Vista Outdoor Board or any committee thereof has considered in good faith any such binding offer from Merger Sub Parent and determined, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to continue to be inconsistent with the directors’ fiduciary duties under applicable law if the revisions proposed in such binding offer were to be given effect and, in the case of a Vista Outdoor Adverse Recommendation Change made in response to a Vista Outdoor Acquisition Proposal, the Vista Outdoor Acquisition Proposal would continue to constitute a Vista Outdoor Superior Proposal if the revisions proposed in such binding offer were to be given effect; and
•in the event of any material change to the terms of such Vista Outdoor Superior Proposal (including any change to pricing or any other material amendment or revision), Vista Outdoor delivers to Merger Sub Parent an additional notice consistent with that described in the first bullet above and the notice period described above will have recommenced, except that the notice period will be at least three Business Days (rather than at least four Business Days).
Regulatory Filings; Required Efforts
The Merger Agreement requires the parties to, and to cause each of their respective affiliates to, use reasonable best efforts (unless the Merger Agreement provides for a different efforts standard) to take or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate in doing all things necessary or advisable under the Transaction Documents and applicable law to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to:
•obtain all necessary or advisable consents and governmental approvals, and make all necessary or advisable registrations and filings and take all reasonable steps as may be necessary to obtain consents and governmental approvals from or avoid an action by, any governmental authority;

•defend against any actions challenging any Transaction Document or the consummation of the Transaction; and
•execute and deliver any additional instruments necessary to consummate the Transaction.
The parties have agreed to use reasonable best efforts to ensure that no state takeover or similar law is or becomes applicable to the Transaction or any of the Transaction Documents and if any state takeover or similar law becomes so applicable, use reasonable best efforts to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. The parties have also agreed to keep one another reasonably informed of their respective progress in obtaining any necessary or advisable consents and governmental approvals.
The parties have agreed to and to cause each of their respective affiliates to file all forms that may be required under Review Laws with respect to the Transaction and file with the U.S. Department of State’s Directorate of Defense Trade Controls certain notices pursuant to the International Traffic in Arms Regulations, use reasonable best efforts to supply as promptly as practicable any additional information that may be requested by any governmental authority pursuant to the HSR Act or any other applicable Review Law, use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all governmental approvals under any Review Laws that may be required so as to enable the parties to consummate and make effective, in the most expeditious manner practicable, the Transaction and use reasonable best efforts to cooperate in all respects with each other in connection with any filings or submissions to a governmental authority relating to any Review Law, and keep one another reasonably informed of their progress in obtaining the relevant governmental approvals. See the section entitled “The Transactions—The Transaction—Regulatory Approvals Related to the Transaction” beginning on page 230 for more information on the status of these filings and approvals as of the date of this proxy statement/prospectus.
None of the parties will (and each of the parties will cause each of their respective affiliates not to) voluntarily extend any waiting period under any Review Law or enter into any agreement with any governmental authority to delay or not to consummate the Transaction except with the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).
The parties have also agreed to submit to CFIUS a draft of a joint voluntary notice as contemplated by the DPA with respect to the Transaction for the purpose of obtaining CFIUS approval, have agreed to certain cooperation obligations with one another in relation to the process related thereto, and (subject to the higher efforts standard that applies to CSG, Merger Sub Parent and Merger Sub summarized below) to use reasonable best efforts to take, or cause to be taken, all other actions, and do, or cause to be done, all other things necessary or advisable to obtain CFIUS approval. See the section entitled “The Transactions—The Transaction—Regulatory Approvals Related to the Transaction” beginning on page 230 for more information on the status of this filing as of the date of this proxy statement/prospectus.
Without limiting the obligations summarized above, each of CSG, Merger Sub Parent and Merger Sub have agreed to (and to cause each of their respective affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under each Transaction Document and applicable law to eliminate each and every impediment to obtaining all necessary or advisable governmental approvals, so as to enable the Closing to occur as promptly as practicable, and in any event no later than the End Date, including (subject to the last sentence of this paragraph) (i) agreeing to conditions imposed or requested by any governmental authority and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of CSG, Merger Sub Parent, Merger Sub, the Equity Financing Source or any of their respective affiliates or of Vista Outdoor or any of the other members of the Sporting Products Group and (ii) accepting any operational restrictions (including through a voting trust agreement, proxy agreement or similar arrangement), or otherwise proposing, negotiating, taking or committing to take or not to take actions that limit any of CSG’s, Merger Sub Parent’s, Merger Sub’s, the Equity Financing Source’s or any of their respective affiliates’ (including, after the Effective Time, the Surviving Corporation’s and its subsidiaries’) freedom of action with respect to, or the ability of any of them to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of CSG, Merger Sub Parent, Merger Sub, the Equity Financing Source or any of their respective affiliates or of Vista Outdoor or any of the other members of the Sporting Products Group, in each case as may be required in order to obtain all necessary or advisable governmental approvals or to avoid the entry of, or to effect the lifting, vacating or dissolution of, any order in any action, which would otherwise have the effect of preventing, delaying or making it materially more difficult to consummate the Transaction. Notwithstanding the foregoing, neither Vista Outdoor nor any of its subsidiaries will be required to, and CSG, Merger Sub Parent and Merger Sub will not (and will cause their respective affiliates not to), without Vista Outdoor’s prior written consent, agree or consent to, or offer to agree or consent to, (A) taking any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing, (B) any amendments or modifications to any of the terms of any Transaction Document or (C) any sale, divestiture or disposal of any of the assets, properties, rights or claims of the Revelyst Business (other than as expressly contemplated by the Separation Agreement) or any other action, restriction or limitation with respect to the Revelyst Business. None of the obligations summarized above will be construed to require Vista Outdoor or any of its subsidiaries to pay any consideration to, or grant any accommodations to, any third party from whom any consent or governmental approval is requested.
Merger Sub Parent and Merger Sub will be responsible for all filing fees due in connection with any necessary or advisable governmental approval.
Directors’ and Officers’ Indemnification; Liability Insurance
From and after the Effective Time, Merger Sub Parent is required to cause the Surviving Corporation to advance expenses as incurred by, and indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of Vista Outdoor or any of its subsidiaries as in effect on the date of the Merger Agreement, the Vista Outdoor Indemnified Parties against any liabilities incurred in connection with any threatened or actual action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Vista Outdoor or any of its subsidiaries or is or was serving at the request of Vista Outdoor or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of any Transaction Document and the Transaction, provided that in the case of advancement of expenses, any Vista Outdoor Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Vista Outdoor Indemnified Party is not entitled to indemnification pursuant to the provision summarized above.
All rights to indemnification and all limitations on liability in favor of the Vista Outdoor Indemnified Parties in any indemnification agreement in existence on the date of the Merger Agreement will survive the Merger and will continue in full force and effect, and will be honored by the Surviving Corporation and its subsidiaries as if they were the indemnifying party, without any amendment thereto.
For a period of six years after the Effective Time, Merger Sub Parent or the Surviving Corporation is required to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Vista Outdoor (but may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Vista Outdoor Indemnified Parties) with respect to claims against the Vista Outdoor Indemnified Parties arising from facts or events which occurred at or prior to the Effective Time (including the approval of the Merger Agreement or any other Transaction Document and the Transaction). However, neither Merger Sub Parent nor the Surviving Corporation will be obligated to annually expend an amount in excess of 300% of the current annual premium paid as of the date of the Merger Agreement by Vista Outdoor and its subsidiaries for such insurance (the “Premium Cap”). If the premiums for such insurance would exceed the Premium Cap, then Merger Sub Parent or the Surviving Corporation will cause to be maintained policies of insurance which, in their good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. Alternatively, Merger Sub Parent or Vista Outdoor may (and at the request of Merger Sub Parent, Vista Outdoor will use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Vista Outdoor’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

The obligations of Merger Sub Parent and the Surviving Corporation described above will not be terminated or modified after the Effective Time in a manner adverse to any Vista Outdoor Indemnified Party without the prior written consent of the affected person.
The provisions described above will survive the Effective Time and will be enforceable by each Vista Outdoor Indemnified Party. In the case of mergers, consolidations, asset transfers and similar transactions where Merger Sub Parent or the Surviving Corporation is not the continuing or surviving entity, Merger Sub Parent or the Surviving Corporation, as applicable, will cause its successors and assigns to expressly assume the obligations described above.
Tax Matters
Pursuant to the Merger Agreement, the parties have agreed to an intended tax treatment with respect to the Transaction. The parties have agreed to cooperate and use reasonable best efforts to cause the Transaction to qualify for its intended tax treatment and have generally agreed not take any position inconsistent with the intended tax treatment for tax purposes.
Sole Stockholder Approval
Immediately following the execution of the Merger Agreement, Merger Sub Parent, as the sole stockholder of Merger Sub, was required to execute and deliver a written consent adopting the Merger Agreement in accordance with the DGCL. Such consent was delivered to Vista Outdoor following execution of the Merger Agreement.
Financing
In connection with the Transaction, Merger Sub Parent has delivered to Vista Outdoor a debt commitment letter and fee letters among CSG and the persons identified therein (the “Debt Financing Commitments”) and an equity commitment letter (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”) reflecting the commitments of the person identified therein (together with any persons that become a party to the Equity Financing Commitment after the date of the Merger Agreement in accordance with the terms and conditions of the Equity Financing Commitment, the “Equity Financing Source”) to provide financing in the amounts set forth therein (such financings, the “Debt Financing” and “Equity Financing” respectively, and collectively, the “Financing”).
Each of CSG, Merger Sub Parent and Merger Sub have agreed to (and to cause their respective affiliates to) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, as promptly as reasonably practicable until the earlier to occur of (x) the Closing Date and (y) the valid termination of the Merger Agreement, all things necessary, proper or advisable and reasonably within their control to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Financing Commitments.
The anticipated material terms of the Debt Financing, based on the current expectations of CSG, are described in more detail under the section entitled “Description of Debt Financing” beginning on page 244.
Each of CSG, Merger Sub Parent and Merger Sub have also agreed not to (and to cause their respective affiliates not to), without the prior written consent of Vista Outdoor, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Financing Commitments or the definitive documents relating to the Financing if such termination, amendment, modification or waiver would:
•reduce (or could have the effect of reducing) the aggregate amount of the Financing to an amount less than the amount required by Merger Sub Parent and Merger Sub to consummate the Transaction (not including the Separation) at the Closing;
•impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing or any other provision of the Financing Commitments or the definitive documents relating to the Financing, in each case in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date;

•shorten the expiration date of the Financing Commitments; or
•adversely affect the ability of CSG, Merger Sub Parent or Merger Sub to enforce their rights and remedies against any other party to any Financing Commitment or the definitive documents with respect to the Financing.
Merger Sub Parent is required to keep Vista Outdoor informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide Vista Outdoor with copies (including drafts) of the material definitive documents for the Debt Financing as soon as practicable. Merger Sub Parent is also required to promptly notify Vista Outdoor of:
•any actual or threatened in writing material breach, default, termination or repudiation by any party to any Financing Commitment or definitive documents related to the Financing of which CSG, Merger Sub Parent or Merger Sub becomes aware (or the receipt of any written notice or other written communication from any source of Financing with respect thereto); and
•if and when CSG, Merger Sub Parent or Merger Sub becomes aware that any portion of the Financing contemplated by the Financing Commitments may not be available in the amounts necessary to meet the obligations of Merger Sub Parent or Merger Sub, as applicable, as provided in the Merger Agreement, on the terms and conditions, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.
If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Financing Commitments (after taking into account economic “flex” terms), Merger Sub Parent must promptly notify Vista Outdoor in writing and CSG, Merger Sub Parent and Merger Sub are required use reasonable best efforts to arrange and obtain alternative financing in replacement thereof on commercially reasonable terms in an amount sufficient to replace any unavailable portion of the Financing. However, the failure to obtain alternative financing will not relieve CSG, Merger Sub Parent or Merger Sub of any of their obligations under the Merger Agreement.
Vista Outdoor has agreed to, subject to certain agreed exceptions, qualifications and conditions, use, and cause its subsidiaries and its and its subsidiaries’ representatives to use, reasonable best efforts to provide, in each case at Merger Sub Parent’s sole cost and expense, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Merger Sub Parent, including, among other things, participating in meetings, providing certain required financial information and other information with respect to Vista Outdoor and the other members of the Sporting Products Group, assisting with the preparation of offering materials and other customary financing assistance matters.
Merger Sub Parent will be responsible for all fees and expenses related to the Financing and has agreed to promptly reimburse Vista Outdoor and each of its subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by them in connection with their cooperation in connection with the Financing. Merger Sub Parent has also agreed to indemnify Vista Outdoor and each of its subsidiaries and all of their respective directors, officers, managers, employees and representatives from and against any and all liabilities suffered or incurred by them in connection with the arrangement of the Financing and the assistance provided by them with respect thereto.
Merger Sub Parent’s and Merger Sub’s respective obligations to consummate the Transaction are not subject to any condition or contingency with respect to receipt of the Financing. Additionally, the condition to Merger Sub Parent’s and Merger Sub’s respective obligations to effect the Merger and Merger Sub Parent’s obligation to effect the Subscription which requires Vista Outdoor to have performed its obligations under the Merger Agreement in all material respects shall, with respect to its obligations to cooperate in connection with the Debt Financing, be deemed to be satisfied unless the Debt Financing is not obtained as a result of a material breach by Vista Outdoor of such cooperation obligations.

Existing Vista Outdoor Indebtedness
Vista Outdoor has agreed, with respect to its existing credit agreements, to take all administrative actions required to facilitate (in each case to be effective as of the Closing Date) the termination of commitments, repayment in full of all outstanding loans or other obligations and release of any liens securing such loans or obligations and guarantees in connection therewith. In the case of Vista Outdoor’s existing asset-based revolving credit agreement, Vista Outdoor may alternatively effectuate, in a manner reasonably satisfactory to Merger Sub Parent, the unconditional release of Vista Outdoor and the other members of the Sporting Products Group from their obligations thereunder and the unconditional termination of any liens on any Sporting Products Assets.
With respect to Vista Outdoor’s existing 4.500% senior notes due 2029 (the “Existing Notes”), Vista Outdoor has agreed to, prior to the Effective Time, issue a notice of optional redemption for all of the outstanding aggregate principal amount of the Existing Notes in order to effect a redemption of such notes on the Closing Date, which redemption notice will be subject to and conditioned upon the occurrence of the Effective Time.
Vista Outdoor has also agreed to certain cooperation obligations in favor of Merger Sub Parent to facilitate the redemption of the Existing Notes and also in connection with the termination of any hedge instruments relating to the Existing Notes.
Certain Employee and Benefits Matters
Under the Merger Agreement, Merger Sub Parent has agreed to (and to cause the Surviving Corporation to):
•for a period of not less than one year following the Effective Time, cause the Surviving Corporation to provide each Sporting Products Employee a base salary that is no less favorable than that in effect for such Sporting Products Employee immediately prior to the Effective Time and annual cash incentive and long-term incentive opportunities, severance benefits and employee benefit plans and arrangements (other than base salary) that are substantially comparable in the aggregate to those provided to such Sporting Products Employee immediately prior to the Effective Time (provided that, in lieu of providing equity or equity-related incentives, Merger Sub Parent may satisfy its obligations by providing the cash equivalent thereof); and
•assume and honor the Vista Outdoor compensation or benefit plans in accordance with their terms in effect as of the Effective Time.
Each Sporting Products Employee participating in an annual cash incentive plan will be entitled to a cash bonus after the Closing, consisting of a pre-Closing bonus for the period up to the Closing Date, calculated based on projected full-year actual performance, and a post-Closing bonus for the remainder of the fiscal year, calculated as the greater of full-year threshold or actual performance, pro-rated for the portion of the year elapsed between the Closing Date and the end of such fiscal year. If the Closing occurs within 60 days preceding the end of Vista Outdoor’s fiscal year, the post-Closing bonus will be waived and a full pre-Closing bonus will be provided based on projected full-year actual performance. Merger Sub Parent will, and will cause the Surviving Corporation to, pay the pre-Closing bonuses promptly after the Closing and pay the post-Closing bonuses at the same time that such bonuses are typically paid, with exceptions for terminations without cause, death or disability following the Closing but prior to the payment for post-Closing bonuses, in which case such Sporting Products Employee will receive the sum of the pre-Closing bonus and a portion of the post-Closing bonus pro-rated based on the number of days such employee was employed between the Closing Date and the end of the performance period.
Covenant Not to Compete
Under the Merger Agreement, Revelyst has agreed that, from the Effective Time until the first anniversary of the Closing Date, it will not directly or indirectly (including through any affiliate), within the geographic region of North America, engage in, assist (financially or otherwise) or perform any activity involving the manufacture or sale of ammunition, other than, for the avoidance of doubt, any activity of the Revelyst Business and any reasonable extension or development thereof. However, Revelyst may own, directly or indirectly, solely as a passive investor, no more than 5% of the outstanding stock or other equity interests of or in any publicly traded corporation or other business enterprise that engages in such activities.
Other Covenants and Agreements
The Merger Agreement also contains various other covenants and agreements, including:
•Notices of Certain Defaults and Violations: a requirement for Vista Outdoor to notify Merger Sub Parent of and deliver copies of default or termination notices received with respect to Vista Outdoor’s material contracts or any notices from governmental authorities of violations of law affecting the Sporting Products Business, in each case received after the date of the Merger Agreement and prior to the Closing Date and that would reasonably be expected to be material to the Sporting Products Business taken as a whole.
•Fees and Expenses: except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transaction will be paid by the party incurring such fees or expenses.
•Public Announcements: obligations for the parties to the Merger Agreement to consult with one another with respect to and mutually agree upon any public announcements with respect to the Transaction.
•Access: certain access rights in favor of Merger Sub Parent, its representatives and its financing sources with respect to the Sporting Products Business and the implementation of the Transaction, subject to certain agreed exceptions, qualifications and conditions.
•Appraisal Demands and Transaction Litigation: requirements for Vista Outdoor to (i) notify Merger Sub Parent of demands received for appraisal of any shares of Vista Outdoor Common Stock, withdrawals of such demands and any other instruments served to it pursuant to Section 262 in each case prior to the Effective Time, (ii) notify Merger Sub Parent, and keep Merger Sub Parent informed with respect to the status of, any litigation commenced or, to the knowledge of Vista Outdoor, threatened against Vista Outdoor or its directors relating to the Transaction brought by any Vista Outdoor stockholder and (iii) unless a Vista Outdoor Adverse Recommendation Change has been made, give Merger Sub Parent the opportunity to participate in the defense or settlement of the litigation and appraisal demands outlined above (however, Merger Sub Parent does not have any decision making power or other authority over such litigation or appraisal demands).
•R&W Insurance Policy: certain provisions in connection with a representation and warranty insurance policy procured by Merger Sub Parent in connection with the Transaction, including (i) that all premiums, fees, costs or expenses associated with obtaining such policy will be borne by Merger Sub Parent, (ii) a requirement for Revelyst to use and cause its subsidiaries to use reasonable good faith efforts to reasonably cooperate with Merger Sub Parent (at Merger Sub Parent’s sole cost and expense) in connection with any claim Merger Sub Parent makes under such policy and (iii) a prohibition on Merger Sub Parent amending the subrogation provisions of such policy benefiting Revelyst in a manner adverse to Revelyst without Revelyst’s prior written consent.
•Separation: requirements for Vista Outdoor to keep Merger Sub Parent reasonably apprised of the status of the Separation and for Vista Outdoor and Merger Sub Parent to reasonably cooperate in connection with the activities necessary to implement the Separation.
•Filings: covenants relating to the preparation and filing of this proxy statement/prospectus and the registration statement on Form S-4 of which it forms part.

Conditions Precedent
The respective obligations of each party to effect the Merger, and the respective obligations of Vista Outdoor and Merger Sub Parent to effect the Subscription, are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing Date of the following conditions:
•receipt of the Vista Outdoor Stockholder Approval;
•termination or expiry of any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act, receipt of CFIUS approval and approval under the United Kingdom National Security and Investment Act 2021;
•the absence of any Restraint that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transaction;
•completion of certain pre-Closing steps relating to the Separation in accordance with the Separation Agreement;
•the registration statement on Form S-4 of which this proxy statement/prospectus forms part having become effective under the Securities Act and not being the subject of any stop order; and
•the shares of Revelyst Common Stock to be distributed in connection with the Merger being approved for quotation on the NYSE, subject to official notice of issuance.
The obligations of Vista Outdoor and Revelyst to effect the Merger, and the obligation of Vista Outdoor to effect the Subscription, are further subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing Date of the following conditions:
•the accuracy of the representations and warranties of Merger Sub Parent, Merger Sub and CSG contained in the Merger Agreement, as of the Closing (except for any such representations and warranties that expressly relate to an earlier date), generally subject to a “Parent Material Adverse Effect” or “true and correct in all material respects” standard;
•CSG, Merger Sub Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under each Transaction Document to which they are a party at or prior to the Closing; and
•receipt by Vista Outdoor of a certificate signed on behalf of Merger Sub Parent by an executive officer of Merger Sub Parent certifying the satisfaction of the conditions referred to in the immediately preceding two bullets.
The obligations of Merger Sub Parent and Merger Sub to effect the Merger, and the obligation of Merger Sub Parent to effect the Subscription, are further subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Closing Date of the following conditions:
•the accuracy of the representations and warranties of Vista Outdoor contained in the Merger Agreement, as of the Closing (except for any such representations and warranties that expressly relate to an earlier date), generally subject to a “Vista Outdoor Material Adverse Effect” or “true and correct in all material respects” standard;
•Vista Outdoor and Revelyst having performed in all material respects all obligations required to be performed by them under each Transaction Document to which they are a party at or prior to the Closing;
•that since the date of the Merger Agreement there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Vista Outdoor Material Adverse Effect; and

•receipt by Merger Sub Parent of a certificate signed on behalf of Vista Outdoor by an executive officer of Vista Outdoor certifying the satisfaction of the conditions set forth in the immediately preceding three bullets.
No party to the Merger Agreement may rely on the failure of any of the conditions summarized above to be satisfied if such failure was caused by such party’s (or such party’s affiliate’s) failure to comply with or use the efforts required pursuant to the Transaction Documents to cause the Closing to occur.
Termination, Amendment, Extension and Waiver
Termination
Vista Outdoor and Merger Sub Parent may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent.
Either Vista Outdoor or Merger Sub Parent may terminate the Merger Agreement at any time prior to the Effective Time if:
•the Closing has not occurred on or before the End Date (provided that this termination right will not be available to a party if the failure of the Closing to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Vista Outdoor, Revelyst, and in the case of Merger Sub Parent, CSG or Merger Sub));
•the Vista Outdoor Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the Vista Outdoor Stockholders’ Meeting; or
•if any final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Transaction; however, the party seeking to exercise this termination right (and such party’s affiliates) must have performed in all material respects its obligations under the Merger Agreement with respect to regulatory filings and required efforts to prevent the entry of and to remove such Restraint.
Vista Outdoor may terminate the Merger Agreement prior to the Effective Time if
•CSG, Merger Sub Parent or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document such that the Closing conditions in the Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Merger Sub Parent has received written notice of Vista Outdoor’s intention to terminate pursuant to this termination right; provided that Vista Outdoor shall not have the right to terminate the Merger Agreement pursuant to the foregoing if Vista Outdoor or Revelyst is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any conditions to obligations of Merger Sub Parent and Merger Sub to effect the Transaction set forth in the Merger Agreement; or
•in order to enter into a Vista Outdoor Acquisition Agreement in respect of a Vista Outdoor Superior Proposal (provided that, prior to or concurrently with (and as a condition to) such termination, Vista Outdoor must pay or cause to be paid the Vista Outdoor Termination Fee to the extent due and payable under the Merger Agreement).
Merger Sub Parent may terminate the Merger Agreement prior to the Effective Time if:
•Vista Outdoor or Revelyst breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document such that the Closing conditions in the Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Transaction

Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Vista Outdoor has received written notice of Merger Sub Parent’s intention to terminate pursuant to this termination right; provided that Merger Sub Parent shall not have the right to terminate the Merger Agreement pursuant to the foregoing if CSG, Merger Sub Parent or Merger Sub is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any conditions to obligations of Merger Sub Parent or Merger Sub to effect the Transaction set forth in the Merger Agreement; or
•the Vista Outdoor Board or any committee thereof makes a Vista Outdoor Adverse Recommendation Change.
Effect of Termination
In the event of a valid termination of the Merger Agreement, written notice of such termination will be given to the other party or parties to the Merger Agreement, specifying the provision pursuant to which such termination is made, and the Merger Agreement will become void and have no effect, without any liability on the part of Vista Outdoor, Revelyst, Merger Sub Parent, Merger Sub or their related parties, other than with respect to (i) provisions relating to the parties obligations’ to keep certain information exchanged between the parties confidential in accordance with existing confidentiality agreement arrangements, provisions relating to the payment of fees and expenses and certain general provisions of the Merger Agreement, all of which will survive such termination and continue in full force and effect and (ii) any liability resulting from fraud or willful and material breach by any party to the Merger Agreement or any other Transaction Document.
Termination Fees
Merger Sub Parent has agreed to pay Vista Outdoor $114,600,000 (the “Merger Sub Parent Termination Fee”) if either Merger Sub Parent or Vista Outdoor terminates the Merger Agreement because the Closing did not take place before the End Date, or because a final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Transaction and, at the time of such termination, all the Closing Conditions (other than conditions that are solely conditions to the obligations of Vista Outdoor and Revelyst to effect the Merger and the obligation of Vista Outdoor to effect the Subscription) have been satisfied or waived other than:
•conditions pertaining to receipt of governmental approvals;
•conditions pertaining to the absence of Restraints (to the extent such Restraints arise under the HSR Act, any other Review Law or the DPA);
•conditions that require certain pre-Closing steps relating to the Separation to have been completed (provided such condition would have been reasonably capable of being satisfied on the date the Merger Agreement is terminated, if the Closing occurred on such date); and
•conditions that by their nature are to be satisfied at the Closing (provided that such conditions would have been satisfied on the date the Merger Agreement is terminated, if the Closing occurred on such date).
Vista Outdoor has agreed to pay Merger Sub Parent $47,750,000 (the “Vista Outdoor Termination Fee”) in the event that:
•Merger Sub Parent terminates the Merger Agreement due to a Vista Outdoor Adverse Recommendation Change having been made;
•Vista Outdoor terminates the Merger Agreement in order to enter into a Vista Outdoor Acquisition Agreement in respect of a Vista Outdoor Superior Proposal; or
•(a) either Vista Outdoor or Merger Sub Parent terminates the Merger Agreement due to (i) the Effective Time not occurring by the End Date (but only if the Vista Outdoor Stockholders’ Meeting has not been held by the End Date) or (ii) the Vista Outdoor Stockholder Approval not being obtained due to the failure to obtain the required vote at the Vista Outdoor Stockholders’ Meeting and (b) a Vista Outdoor Acquisition Proposal is publicly made or otherwise becomes publicly known (in each case after the date of the Merger Agreement but prior to its termination) and within 12 months of such termination Vista Outdoor either (i) enters into a definitive agreement with respect to a Vista Outdoor Acquisition Proposal and such proposal is subsequently consummated or (ii) consummates a Vista Outdoor Acquisition Proposal (provided that, for the purposes of the foregoing, references to “15%” in the definition of Vista Outdoor Acquisition Proposal are deemed to be references to “50%”).
If Merger Sub Parent or Vista Outdoor fails to promptly pay the Merger Sub Parent Termination Fee or Vista Outdoor Termination Fee, as applicable, when due, and Vista Outdoor or Merger Sub Parent commences an action against the other resulting in a final, non-appealable order against the other requiring payment of the applicable termination fee, the paying party is required to pay or cause to be paid to the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such action, together with interest on such due and unpaid amount at the rate of (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.
Amendment, Extension and Waiver
The Merger Agreement may be amended by a written instrument signed by each of the parties. The parties may also, by a written instrument signed by the relevant party, agree to extensions or waivers. However, no amendments or waivers of provisions to which the sources of the Debt Financing are expressly made third party beneficiaries are permitted in any manner adverse in any material respect to such sources without their prior written consent.
Governing Law; Jurisdiction
The Merger Agreement and all disputes arising out of or relating to the Merger Agreement or the Transaction will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.
Each of the parties to the Merger Agreement has irrevocably consented to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery is unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all disputes related to the Merger Agreement, any document executed pursuant to it or the transactions contemplated thereby. Each such party has irrevocably and unconditionally waived any right it may have to trial by jury in connection with any litigation arising out of or relating in any way to any Transaction Document or any of the Transaction, the Financing, the Financing Commitments, the definitive documents with respect to the Financing or the performance thereof (including any such action to which any source of Debt Financing is a party).
Each of the parties has also agreed that actions in the Delaware Court of Chancery (and, if the Delaware Court of Chancery is unavailable, any Delaware state court or the federal court sitting in the State of Delaware) afford adequate procedural protections consistent with due process, that such court’s judgments are final and that actions in such court otherwise fulfill all conditions necessary for the enforcement of its judgments in a foreign tribunal and that such party will not contest the foregoing in any such enforcement action in any foreign tribunal.
Equitable Relief
In the event of any actual or threatened breach of the Merger Agreement, the affected party will have the right to specific performance and injunctive or other equitable relief, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. However, under no circumstances will Vista Outdoor, Revelyst, Merger Sub Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and any money damages, including all or any portion of the Merger Sub Parent Termination Fee or the Vista Outdoor Termination Fee, as applicable. The parties have agreed that the remedies at law for any breach or threatened breach of the Merger Agreement, including monetary damages and the termination fees, even if available, would not be an adequate remedy, and to waive any requirements for the securing or posting of any bond with respect to any grant of equitable relief.
Guaranty
Pursuant to a guaranty set forth in the Merger Agreement, CSG has agreed to absolutely, unconditionally and irrevocably guarantee (the “Guaranty”) each and every representation, warranty, covenant, agreement and other obligation of Merger Sub Parent and Merger Sub under the Merger Agreement and the Subscription Agreement (the “Guaranteed Obligations”), including the due, punctual and full payment and performance of the Guaranteed Obligations when due, subject to any and all limitations on the Guaranteed Obligations.
Under the Guaranty, CSG has also agreed not to take any actions with the intent of avoiding or circumventing, or otherwise preventing it, Merger Sub Parent or Merger Sub from fulfilling, their respective representations, warranties, agreements, covenants or other obligations under the Merger Agreement or Subscription Agreement.
The Guaranty is a guarantee of payment and performance, and not of collection, is full and unconditional, and no release or extinguishment of Merger Sub Parent’s and Merger Sub’s liabilities (other than in accordance with the terms of the Merger Agreement or the Subscription Agreement, as applicable), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the Guaranty. CSG has waived (i) any right to require Vista Outdoor or Revelyst, as a condition of payment or performance by CSG of the Guaranteed Obligations, to proceed against Merger Sub Parent or Merger Sub or pursue any other remedy whatsoever in the event that Merger Sub Parent or Merger Sub fails to pay or perform any Guaranteed Obligations and (ii) to the fullest extent permitted by applicable law, any defenses or benefits which limit the liability of or exonerate guarantors or sureties.

SEPARATION AGREEMENT
The following is a summary of certain material provisions of the Separation Agreement. This summary is qualified in its entirety by the complete text of the Separation Agreement, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. See the section entitled “Where You Can Find Additional Information” beginning on page i. This summary does not purport to be complete and may not contain all information about the Separation Agreement that is important to you.
You should read the Separation Agreement carefully and in its entirety. This summary of the Separation Agreement has been included to provide information regarding certain of its terms. The rights and obligations of the parties in connection with the Separation are governed by the express terms of the Separation Agreement and not by this summary or any other information included in this proxy statement/prospectus. This summary is not intended to provide any factual information about Vista Outdoor or Revelyst. Information about Vista Outdoor and Revelyst can be found elsewhere in this proxy statement/prospectus (including the annexes hereto) and in the public filings that Vista Outdoor and Revelyst make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page i.
Descriptions regarding the assets and liabilities to be transferred to, assumed by or retained by Revelyst or Vista Outdoor, as applicable, contained in the Separation Agreement are qualified by certain information that has been exchanged separately between Vista Outdoor and Revelyst and that is not reflected in the Separation Agreement. Accordingly, you should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged separately between Vista Outdoor and Revelyst.
Amendment and Restatement
On October 4, 2024, in connection with the entry into the Revelyst Merger Agreement, Vista Outdoor and Revelyst amended and restated the Separation Agreement to, among other things, reflect certain modifications negotiated among CSG and the parties to the Revelyst Merger Agreement. The sections below summarize the terms of the Separation Agreement, as amended and restated.
Overview
The Separation Agreement sets forth, among other things, the agreement between Revelyst and Vista Outdoor regarding the principal actions necessary to separate the Revelyst Business from the Sporting Products Business. It also sets forth other agreements that govern certain aspects of Revelyst’s relationship with Vista Outdoor following the Closing. As used in this summary, “Group” means either the Revelyst Group or the Sporting Products Group, as the context requires.
Transfer of Assets and Assumption of Liabilities
The Separation Agreement identifies the assets and liabilities to be transferred to, assumed by or retained by Revelyst or Vista Outdoor, as applicable, as part of the Separation, and it provides for when and how such transfers and assumptions will occur. In particular, the Separation Agreement provides, among other things, that, subject to the terms and conditions contained therein:
•the following assets of Vista Outdoor, referred to as the “Revelyst Assets”, will be transferred to Revelyst, in each case subject to certain exceptions:
◦all interests in the capital stock of, or other equity interests in, the members of the Revelyst Group (other than Revelyst), and all other equity, partnership, membership, joint venture and similar interests owned by a member of the Revelyst Group (other than any such interests (i) in a member of the Sporting Products Group or (ii) in a joint venture or minority investment relating to the Sporting Products Business);
◦all assets reflected on the balance sheet of Revelyst as of June 30, 2024, as set forth in the Information Statement filed as an exhibit to the Registration Statement on Form 10 filed by Revelyst with the SEC on September 29, 2023 (the “Revelyst Business Balance Sheet”), and all assets acquired after the date of the Revelyst Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would reasonably and in good faith have been reflected on the Revelyst Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such assets subsequent to the date of the Revelyst Business Balance Sheet;
◦certain assets described in the schedules to the Separation Agreement;
◦any rights to the extent related to the Revelyst portion of any shared contract;
◦all assets that are expressly provided by the Separation Agreement or any Ancillary Agreement as assets to be assigned to or retained by, or allocated to, any member of the Revelyst Group;
◦(i) all rights, interests and claims with respect to information and records that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Revelyst Business; and (ii) a non-exclusive right to, and copies of the portions of, information and records that, as of immediately prior to the Effective Time, are related to, or used or held for use in connection with, the facilities, business or operations of the Revelyst Business (but not primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Revelyst Business); and
◦all assets of Vista Outdoor and its subsidiaries that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Revelyst Business;
•the following liabilities of Vista Outdoor, referred to as the “Revelyst Liabilities”, will be assumed by Revelyst, in each case subject to certain exceptions:
◦all liabilities (including environmental liabilities) to the extent relating to, arising out of or resulting from:
•the facilities, operation or conduct of the Revelyst Business as conducted at any time prior to the Closing (including any liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));
•the facilities, operation or conduct of the Revelyst Business or any other business conducted by Revelyst or any other member of the Revelyst Group at any time after the Closing (including any liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));
•any terminated, divested or discontinued facilities, businesses or operations of the Revelyst Business;
•the Revelyst Assets; or
•certain assets of Vista Outdoor Operations LLC;
◦all liabilities reflected on the Revelyst Business Balance Sheet, and all liabilities arising or assumed after the date of the Revelyst Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing as of such date, would reasonably and in good faith have been reflected on the Revelyst Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the Revelyst Business Balance Sheet;
◦certain liabilities described in the schedules to the Separation Agreement;

◦any liabilities to the extent related to the Revelyst portion of any shared contract;
◦all liabilities of Merger Sub Parent, SVP Parent, Vista Outdoor, Revelyst and their respective subsidiaries in respect of or relating to the Substitute Revelyst DSU Awards, the Substitute Revelyst Option Awards, the Substitute Revelyst PSU Awards or the Substitute Revelyst RSU Awards (in each case, as defined in the Employee Matters Agreement), including the treatment thereof and any payments required to be made to holders thereof in connection with the Revelyst Merger; and
◦all other liabilities that are expressly provided by the Separation Agreement or any Ancillary Agreement as liabilities to be assumed or retained by, or allocated to, any member of the Revelyst Group.
•all of the assets of Vista Outdoor other than the Revelyst Assets (the “Sporting Products Assets”) and all of the liabilities of Vista Outdoor other than the Revelyst Liabilities (the “Sporting Products Liabilities”) will be retained by or transferred to Vista Outdoor, including all liabilities relating to (i) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case with respect to all information contained in, or incorporated by reference into, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (the “Form S-4”), any other registration statement, offering memorandum or other marketing materials relating to the debt to be incurred by Revelyst in prior to the closing of the Revelyst Merger, or any other document filed by Vista Outdoor or Revelyst with the SEC in connection with the Transactions or as contemplated by the Separation Agreement (the “Transaction Filings”), but in all cases excluding information set forth in or omitted from the Form S-4 to the extent provided by or on behalf of SVP Parent, SVP Merger Sub and their respective affiliates (the “SVP Disclosure Sections”), (ii) any litigation against Vista Outdoor or its directors relating to the Transaction Filings (except to the extent relating to SVP Disclosure Sections) or the Transactions brought by any holder of Vista Outdoor Common Stock and (iii) any demands for appraisal of any shares of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time and held by any person who is entitled to demand appraisal rights in connection with the Merger pursuant to Section 262, in each case, subject to certain exceptions.
Delayed Transfers
The Separation Agreement provides that, in the event that it is discovered in the two year period following the Closing that the transfer of any assets or the assumption of any liabilities as provided for in the Separation Agreement was omitted or made to or by the wrong party, the parties will cause such assets to be transferred to or such liabilities to be assumed by the correct party. In addition, the Separation Agreement provides that if the transfer of any assets or the assumption of any liabilities as provided for in the Separation Agreement is not completed prior to the Closing, the parties will effect such transfer or assumption as promptly as reasonably practicable following the Closing. Until such assets or liabilities are able to be transferred or assumed, Revelyst or Vista Outdoor, as applicable, will hold such assets for the use and benefit and at the expense of the other party and retain such liabilities for the account and at the expense of the other party, provided that the other party will reimburse Revelyst or Vista Outdoor, as applicable, for certain reasonable out-of-pocket expenses incurred in connection with the holding of such assets or the retention of such liabilities.
Intercompany Arrangements
All agreements, commitments and understandings, including intercompany accounts payable or accounts receivable, exclusively between Revelyst, on the one hand, and Vista Outdoor, on the other hand, will terminate or will be settled effective as of the Closing, except specified agreements and accounts that are intended to survive the Closing.
Shared Contracts
The Separation Agreement provides that Revelyst and Vista Outdoor will use commercially reasonable efforts to cooperate to divide, partially assign, modify or replicate each agreement relating in any material respect to both the Revelyst Business and the Sporting Products Business such that Revelyst shall be the beneficiary of the rights and responsible for the obligations with respect to the portion of the agreement relating to the Revelyst Business and Vista Outdoor shall be the beneficiary of the rights and responsible for the obligations with respect to the portion of the agreement relating to the Sporting Products Business.
Representations and Warranties
Except as expressly set forth in the Separation Agreement or any other Transaction Document, neither Revelyst nor Vista Outdoor makes any representations or warranties regarding (a) any assets or liabilities transferred or assumed, (b) the sufficiency of any such assets or liabilities to operate the Revelyst Business or the Sporting Products Business, as applicable, (c) any consents or approvals that may be required in connection therewith or in connection with any past transfers or assumptions, (d) the value of, or freedom from any lien or other security interest in, or any other matter concerning, any assets or liabilities of such party, (e) the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other asset of such party or (f) the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement or in any other Transaction Document, all assets will be transferred on an “as is,” “where is” basis.
Closing Adjustments
The Separation Agreement and Merger Agreement provide for certain adjustments to the Base Purchase Price, which adjustments relate to certain cash, working capital, debt, transaction expense and tax items specified in the Separation Agreement.
The Separation Agreement sets forth a procedure to determine these adjustments through (i) the delivery of a draft estimated closing statement from Vista Outdoor to Merger Sub Parent at least five Business Days prior to the delivery of the Estimated Closing Statement and in any event at least 10 Business Days prior to the Closing Date (the “Draft Estimated Closing Statement”), (ii) the delivery of an estimated closing statement (the “Estimated Closing Statement”) from Vista Outdoor to Merger Sub Parent at least five Business Days prior to the Closing Date, and (iii) a final closing statement to be jointly prepared by Vista Outdoor and Revelyst within the later of (x) 30 days following the Closing Date and (y) 5 business days prior to the consummation of the Revelyst Merger (if the Revelyst Merger is consummated), which, upon execution and certification by Vista Outdoor and Revelyst, shall become final and binding on Vista Outdoor and Revelyst. Vista Outdoor shall consider in good faith and implement all reasonable comments provided by Merger Sub Parent to the Draft Estimated Closing Statement and Estimated Closing Statement at least 1 Business Day prior to the delivery of the Draft Estimated Closing Statement and the Closing Date, respectively.
As used in this section, “Estimated Closing Adjustment Amount” means (i) the estimated amount of cash and cash equivalents held by the Sporting Products Group as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date (the “Reference Time”) plus (ii) the estimated amount of working capital of the Sporting Products Group as of the Reference Time minus the target working capital amount minus (iii) the estimated amount of debt of the Sporting Products Group as of the Reference Time minus (iv) the estimated transaction expenses amount minus (v) the estimated Closing taxes amount plus (vi) the estimated Closing transaction tax deductions amount, and “Closing Adjustment Amount” means such adjustment amount as finally determined, in each case, as provided in the Merger Agreement and Separation Agreement, as applicable.
The Subscription Amount payable by Merger Sub Parent to Vista Outdoor pursuant to the Subscription is equal to (i) the Base Purchase Price plus (ii) the Estimated Closing Adjustment Amount plus (iii) the estimated amount of debt of the Sporting Products Group as of the Reference Time minus (iv) the estimated amount of non-cash debt of the Sporting Products Group as of the Reference Time plus (v) the estimated transaction expenses amount plus (vi) the estimated Closing taxes amount, in each case, as provided in the Merger Agreement and Separation Agreement, as applicable.
The Contribution Amount payable by Vista Outdoor to Revelyst pursuant to the Contribution is equal to (i) the Subscription Amount minus (ii) the estimated amount of debt of the Sporting Products Group as of the Reference Time plus (iii) the estimated amount of non-cash debt of the Sporting Products Group as of the Reference Time minus (iv) the estimated transaction expenses amount minus (v) the estimated Closing taxes amount, in each case, as provided in the Merger Agreement and Separation Agreement, as applicable; provided that the Contribution Amount shall be increased by an amount necessary to ensure that, immediately following the payment of the Contribution Amount and the deposit by Revelyst of the cash portion of the Merger Consideration with the Exchange Agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of at least $60,000,000, provided that, if the Contribution Amount is increased in connection with the foregoing, Revelyst will pay to Vista Outdoor an amount equal to such increase on the earlier of (a) the consummation of the Revelyst Merger and (b) the date that is three months after the Closing.
Following the determination of the Closing Adjustment Amount pursuant to the Separation Agreement and the Merger Agreement, if the Closing Adjustment Amount is (i) greater than the Estimated Closing Adjustment Amount, Vista Outdoor is required to pay Revelyst a cash amount equal to such difference, (ii) less than the Estimated Closing Adjustment Amount, Revelyst is required to pay Vista Outdoor a cash amount equal to such difference or (iii) equal to the Estimated Closing Adjustment Amount, then neither Vista Outdoor nor Revelyst is required to make any payment in respect thereof.
Earn-Out
Revelyst has agreed that, subject to the consummation of the Merger and the Revelyst Merger, if the EBITDA of Revelyst for fiscal year 2028 exceeds $200,000,000, Revelyst will pay to Vista Outdoor an earn-out payment in an amount equal to $25,000,000.
Credit Support
Each of Revelyst and Vista Outdoor have agreed to use commercially reasonable efforts to arrange, effective at or prior to the Closing, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support provided by or through the other party or any members of its Group for the benefit of such first party or any members of its Group. To the extent that Revelyst or Vista Outdoor, as applicable, is not able to replace any such credit support, such party will, and will cause any members of its Group that have assumed the liability with respect to such credit support instrument to, indemnify the other party for such liability.
Taxes
Revelyst has generally agreed to indemnify Vista Outdoor and the other members of the Sporting Products Group for any taxes to the extent resulting from, arising out of or relating to the Revelyst Business, the Revelyst Assets or the Revelyst Liabilities (but excluding any such taxes to the extent taken into account in the determination of the Closing Adjustment Amount). Vista Outdoor has generally agreed to indemnify Revelyst and the other members of the Revelyst Group for (i) any taxes that arise out of or relate to the Vista Outdoor Business, the Vista Outdoor Assets or the Vista Outdoor Liabilities and (ii) any taxes attributable to the consummation of the Transaction, including excise taxes imposed on Vista Outdoor as a result of the Transaction pursuant to Section 4501 of the Code. Revelyst’s and Vista Outdoor’s obligations under such indemnification provisions will not be subject to any cap, but any indemnification amounts payable by Revelyst or Vista Outdoor will be reduced by any insurance proceeds or other third-party proceeds that the indemnified party receives.
Mutual Release of Claims
Revelyst has agreed to release the members of the Sporting Products Group, their respective affiliates, successors and assigns, and all persons that at or prior to the Closing have been stockholders, directors, officers, members, agents or employees of any member of the Sporting Products Group, and their respective heirs, executors, administrators, successors and assigns, from any and all Revelyst Liabilities existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred or failed to occur, or any conditions, facts or circumstances existing or alleged to have existed at or before the Closing, including in connection with the Separation and all other activities to implement the Separation and including liabilities under environmental laws.
Vista Outdoor has agreed to release the members of the Revelyst Group, their respective affiliates, successors and assigns, and all persons that at or prior to the Closing have been stockholders, directors, officers, agents or employees of any member of the Revelyst Group, and their respective heirs, executors, administrators, successors and assigns, from any and all Sporting Products Liabilities existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred or failed to occur, or any conditions, facts or circumstances existing or alleged to have existed at or before the Closing, including in connection with the Separation and all other activities to implement the Separation and including liabilities under environmental laws.
These releases do not extend to (a) any liability provided in or resulting from any intercompany agreement or intercompany account that is specified in the Separation Agreement as surviving the Closing, (b) any liability transferred and assumed pursuant to the Separation Agreement or any other Transaction Document, (c) any liability from a contract entered into between a member of the Revelyst Group and a member of the Sporting Products Group following the Closing, (d) any liability that the parties may have with respect to indemnification, contribution or reimbursement pursuant to the Separation Agreement or any other Transaction Document or (e) any liability the release of which would result in the release of a person not otherwise intended to be released pursuant to the mutual release provisions of the Separation Agreement. In addition, the mutual release provisions do not release Revelyst or Vista Outdoor from indemnifying any director, officer or employee of the other party who was a director, officer or employee of Vista Outdoor or any of its Affiliates (as defined in the Separation Agreement) at or prior to the Closing, to the extent that such director, officer or employee was entitled to indemnification pursuant to then-existing obligations.
Indemnification
Revelyst has agreed to indemnify Vista Outdoor, the other members of the Sporting Products Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of them, from and against any and all liabilities arising out of or resulting from (a) the Revelyst Liabilities or (b) any breach by Revelyst or any other member of the Revelyst Group of the Separation Agreement or any Ancillary Agreement.
Vista Outdoor has agreed to indemnify Revelyst, the other members of the Revelyst Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of them, from and against any and all liabilities arising out of or resulting from (a) the Sporting Products Liabilities or (b) any breach by Vista Outdoor or any other member of the Revelyst Group of the Separation Agreement or any Ancillary Agreement.
The amount of either Revelyst’s or Vista Outdoor’s indemnification obligations will be reduced by any insurance proceeds or other amounts recovered from any third party (net of out-of-pocket costs or expenses incurred in, or taxes imposed with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable indemnitee in respect of, the applicable liability, and will be adjusted to take into account any tax benefits or tax costs. The Separation Agreement specifies certain mitigation obligations and procedures regarding claims subject to indemnification.
Exchange of Information; Record Retention
Each of Revelyst and Vista Outdoor has agreed, until the seventh anniversary of the Closing Date, to provide the other party with information relating to pre-Closing time periods that the other party or any other member of its Group reasonably needs (a) to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, (b) for use in judicial, regulatory, administrative and other proceedings or to satisfy audit, accounting, litigation or other similar requirements or (c) to comply with its obligations under the Separation Agreement or any other Transaction Document. Each of Revelyst and Vista Outdoor has also agreed, until the seventh anniversary of the Closing Date, to use commercially reasonable efforts to retain all information in such party’s possession relating to the other party’s businesses, assets or liabilities, the Separation Agreement or any other Transaction Document in accordance with such party’s record retention policies as in effect on the date of the Separation Agreement or such longer period as required by law, the Separation Agreement or any other Transaction Document.

Further Assurances
The parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by the Separation Agreement.
Intellectual Property
Each of Revelyst and Vista Outdoor has agreed that it will not, and will cause each other member of its Group not to, in each case for a period of one year following the Closing, (a) initiate any action against any member of the other party’s Group or its affiliates for infringement, misappropriation or other violation of such first party’s intellectual property rights, (b) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by the other party or its affiliates or their respective licensees for any intellectual property rights of such other party, in each of case (a) and (b) the use of which is consistent with the use consented to under the Separation Agreement or (c) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of any member of the other party’s Group in and to any intellectual property rights of such other party. In addition, each of Revelyst and Vista Outdoor has agreed to grant to the other a customary non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (through multiple tiers in accordance with the Separation Agreement), worldwide license for the use of any shared background intellectual property, solely for use of the same type, of the same scope and to the same extent as used by the licensee in the period from the date of the Original Separation Agreement through the Closing and reasonable extensions thereof, in connection with the applicable business.
Expenses
Except as expressly set forth in the Separation Agreement or in any other Transaction Document, all third-party fees, costs and expenses paid or incurred in connection with the Separation will be paid by the party incurring such fees or expenses, whether or not the Closing is consummated, or as otherwise agreed by the parties, provided that all such third-party fees, costs and expenses that remain unpaid as of the Closing will adjust the Base Purchase Price. See “—Closing Adjustments” beginning on page 276.
Other Matters
Other matters governed by the Separation Agreement include litigation management, confidentiality and insurance.
Termination, Amendment, Extension and Waiver
The Separation Agreement provides that it will terminate automatically if the Merger Agreement has been validly terminated in accordance with its terms prior to the Closing. After the Closing, the Separation Agreement may not be terminated except by an agreement in writing signed by each of Revelyst and Vista Outdoor. The Separation Agreement may not be waived, amended, supplemented or modified except pursuant to an agreement in writing signed by an authorized representative of each of Revelyst and Vista Outdoor and (x) prior to the Closing, an authorized representative of Merger Sub Parent (with such consent of Merger Sub Parent, solely with respect to any amendment, supplement or modification of the Internal Transactions that would not result in new or increased Sporting Products Liabilities or new or increased liabilities of Merger Sub Parent or any of its affiliates, in each case that are not subject to indemnification by Revelyst under the Separation Agreement, not to be unreasonably withheld, conditioned or delayed) and (y) prior to the Revelyst Merger Closing, is consented to in writing by an authorized representative of SVP Parent.
Governing Law and Jurisdiction
The Separation Agreement and all disputes, controversies or other actions arising out of or relating to the Separation Agreement or the Separation, including matters of validity, construction, effect, performance and remedies, will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Each party to the Separation Agreement has irrevocably consented to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery is unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to the Separation Agreement or any document executed pursuant to the Separation Agreement or any of the transactions contemplated thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise.

REVELYST MERGER AGREEMENT
The following is a summary of certain material provisions of the Revelyst Merger Agreement. This summary is qualified in its entirety by the complete text of the Revelyst Merger Agreement, which is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. This summary does not purport to be complete and may not contain all information about the Revelyst Merger Agreement that is important to you.
You should read the Revelyst Merger Agreement carefully and in its entirety. This summary of the Revelyst Merger Agreement has been included to provide information regarding certain of its terms. The rights and obligations of the parties in connection with the Revelyst Merger are governed by the express terms of the Revelyst Merger Agreement and not by this summary or any other information included in this proxy statement/prospectus. This summary is not intended to provide any factual information about Vista Outdoor, Revelyst, SVP Parent or SVP Merger Sub. Information about Vista Outdoor, Revelyst, SVP Parent and SVP Merger Sub can be found elsewhere in this proxy statement/prospectus (including the annexes hereto) and in the public filings that Vista Outdoor and Revelyst make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page i.
The Revelyst Merger Agreement contains representations and warranties of Revelyst and Vista Outdoor that are solely for the benefit of SVP Parent and SVP Merger Sub and representations and warranties of SVP Parent and SVP Merger Sub that are solely for the benefit of Vista Outdoor and Revelyst. The representations and warranties in the Revelyst Merger Agreement were used for the purpose of allocating risk among the parties to the Revelyst Merger Agreement rather than establishing matters as facts. Additionally, the representations and warranties in the Revelyst Merger Agreement are qualified by reference to confidential disclosure schedules and certain filings with the SEC made by Vista Outdoor and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. This summary and the Revelyst Merger Agreement are included with this proxy statement/prospectus only to provide investors with information regarding the terms of the Revelyst Merger Agreement, and not to provide investors with any factual information with respect to Vista Outdoor, Revelyst, SVP Parent or SVP Merger Sub or their respective subsidiaries or businesses. Investors should not rely on the representations and warranties or any description thereof as a characterization of the actual state of facts or condition of Vista Outdoor, Revelyst, SVP Parent or SVP Merger Sub or their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Revelyst Merger Agreement, which subsequent information may or may not be fully reflected in information about Vista Outdoor, Revelyst, SVP Parent or SVP Merger Sub or their respective subsidiaries or businesses contained in this proxy statement/prospectus or other public disclosures.
The Revelyst Merger
Upon the terms and subject to the conditions set forth in Revelyst Merger Agreement, following the consummation of the Merger (as more fully described in the section entitled “The Transactions—Structure of the Transaction” beginning on page 93) and subject to the receipt of regulatory approvals and other customary closing conditions, SVP Merger Sub will be merged with and into Revelyst (holding only the Revelyst Business), the separate corporate existence of SVP Merger Sub will cease and Revelyst will continue as the surviving corporation in the Revelyst Merger (the “Revelyst Surviving Corporation”).
Revelyst Merger Closing; Revelyst Effective Time
Unless Revelyst and SVP Parent otherwise agree in writing, the Revelyst Merger Closing will take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII of the Revelyst Merger Agreement (such conditions, the “Revelyst Merger Closing Conditions”) (other than those conditions that by their nature are to be satisfied at the Revelyst Merger Closing, provided that such conditions are reasonably capable of being satisfied at the Revelyst Merger Closing).
The Revelyst Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of Delaware, or at such later time as Revelyst and SVP Parent agree and specify in the certificate of merger.

Effects of the Revelyst Merger on Capital Stock; Revelyst Merger Consideration
At the Revelyst Merger Effective Time, by virtue of the Revelyst Merger, the following will occur:
•each share of common stock of SVP Merger Sub issued and outstanding immediately prior to the Revelyst Merger Effective Time will be converted into one fully paid and non-assessable share of common stock of the Revelyst Merger Surviving Corporation;
•each share of Revelyst Common Stock that is owned by Revelyst, any of its subsidiaries or SVP Parent (in each case, if any) immediately prior to the Revelyst Merger Effective Time will be canceled for no consideration; and
•each share of Revelyst Common Stock issued and outstanding immediately prior to the Revelyst Merger Effective Time (other than any shares to be canceled in accordance with the immediately preceding bullet) will be converted into the right to receive an amount in cash equal to the Revelyst Merger Consideration (as defined below).
“Revelyst Merger Consideration” means an amount equal to (a) the sum of (x) the Revelyst Purchase Price (as defined below) and (y) the sum of the exercise prices of all Revelyst Options other than out-of-the-money Revelyst Options divided by (b) the sum of (x) the number of shares of Revelyst Common Stock issued and outstanding as of immediately prior to the Revelyst Merger Effective Time (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent as of such time) and (y) the number of shares of Revelyst Common Stock underlying each Revelyst equity award entitled to receive the Revelyst Merger Consideration at the Revelyst Merger Effective Time pursuant to the Revelyst Merger Agreement outstanding as of immediately prior to the Revelyst Merger Effective Time.
“Revelyst Purchase Price” means (a) $1,125,000,000 plus (b) the Revelyst Cash Adjustment Amount (as defined below).
“Revelyst Cash Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Revelyst Closing Cash (as defined below) minus (ii) Revelyst Closing Debt (as defined below) minus (iii) $25,000,000 minus (iv) the proceeds received by Revelyst or any of its subsidiaries from the sale, transfer, assignment, disposition or license (other than licensing in the ordinary course of business for which Revelyst or any of its subsidiaries receives revenue) of any asset (other than inventory in the ordinary course of business) from the date of the Revelyst Merger Agreement through the Revelyst Merger Closing Date (but excluding, for the avoidance of doubt, any proceeds received in connection with the Merger Agreement).
“Revelyst Closing Cash” means cash, cash equivalents and bank deposits (excluding restricted cash) held by Revelyst or its subsidiaries as of 11:59 p.m. the day immediately prior to the closing date of the Revelyst Merger, calculated net of outstanding checks, pending debits and other similar instruments of Revelyst or its subsidiaries.
“Revelyst Closing Debt” includes, with respect to Revelyst and its subsidiaries, as of immediately prior to the closing of the Revelyst Merger
•obligations for borrowed money, deposits or advances (other than trade credit extensions in the ordinary course);
•obligations evidenced by bonds, debentures, notes or similar instruments;
•lease obligations classified (or required to be classified) as capital or finance leases;
•obligations pursuant to securitization or factoring arrangements;
•guarantees (direct or indirect) of any indebtedness of any other person;
•obligations to maintain the financial position or covenants of others or to purchase the obligations or property of others;

•net cash payment obligations under swaps, options, derivatives and other hedging arrangements payable upon termination thereof;
•letters of credit, bank guarantees, surety bonds, performance bonds and similar contractual obligations, to the extent drawn;
•interest, overdraft fees, premiums, penalties, breakage costs and fees related to the any of the bullets above;
•obligations for deferred purchase price as would be accrued on the balance sheet of Revelyst as of the closing of the Revelyst Merger;
•(i) unpaid severance, (ii) obligations for unfunded or underfunded deferred compensation or defined benefit plans and (iii) earned but unpaid bonuses or commissions, including retention, transaction and annual bonuses (in each case, including the employer portion of any applicable taxes payable with respect there to);
•unpaid income taxes for any tax period or portion thereof ending on or prior to the closing of the Revelyst Merger (except for unpaid income taxes taken into account in the Closing Adjustment Amount in accordance with the Separation Agreement);
•unpaid obligations in connection with the Merger purchase price adjustment or the Contribution Amount Increase, if any, contemplated by the Separation Agreement; and
•unpaid transaction fees or expenses incurred in connection with the Revelyst Merger or the Merger.
Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan
Prior to the Revelyst Merger Effective Time (but following the consummation of the Merger), the Revelyst Board or an appropriate committee thereof will adopt resolutions and take any other actions that may be required to provide for the following:
Revelyst Equity Awards
Outstanding Revelyst equity awards will be treated as follows as of the Revelyst Merger Effective Time:
Restricted Stock Unit Awards. At the Revelyst Merger Effective Time, each Revelyst RSU (other than a Revelyst Rollover RSU) will vest and be canceled in exchange for a lump-sum cash payment equal to the product of the number of shares of Revelyst Common Stock underlying such Revelyst RSU immediately prior to the Revelyst Merger Effective Time and the Revelyst Merger Consideration. As of the Revelyst Merger Effective Time, Revelyst Rollover RSUs will vest and be canceled and converted into restricted cash awards representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Revelyst Common Stock underlying such Revelyst RSU as of immediately prior to the Revelyst Merger Effective Time and (ii) the Revelyst Merger Consideration, with the same terms and conditions as the corresponding Revelyst RSU including vesting.
Performance-Based Restricted Stock Unit Awards. At the Revelyst Merger Effective Time, each Revelyst PSU will vest and be canceled in exchange for a lump-sum cash payment equal to the product of the number of shares of Revelyst Common Stock underlying such Revelyst PSU immediately prior to the Revelyst Merger Effective Time and the Revelyst Merger Consideration, with performance conditions deemed achieved as of the Revelyst Merger Effective Time at 100% of target performance. Notwithstanding the foregoing, each Specified Revelyst PSU Award held as of immediately prior to the Revelyst Merger Effective Time by any Revelyst Employee will be canceled and converted into a time- and performance-based restricted cash award representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Revelyst Common Stock underlying such Specified Revelyst PSU Award as of immediately prior to the Revelyst Merger Effective Time and (ii) the Revelyst Merger Consideration, with the same terms and conditions as the corresponding Revelyst PSU including vesting (including time- and performance-based vesting conditions).

Stock Option Awards. At the Revelyst Merger Effective Time, each Revelyst Option, whether vested or unvested, will be canceled in exchange for a lump-sum cash payment equal to the difference between the Revelyst Merger Consideration and the exercise price per share of the Revelyst Option.
Deferred Stock Unit Awards. At the Revelyst Merger Effective Time, each Revelyst DSU, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment equal to the Revelyst Merger Consideration.
Revelyst Employee Stock Purchase Plan
Beginning after the date of the Revelyst Merger Agreement, no Offering Period under the Revelyst ESPP will commence. The Revelyst ESPP will terminate in its entirety on the Revelyst Merger Closing Date and no further rights will be granted or exercised under the Revelyst ESPP thereafter.
Revelyst Merger Exchange Fund
SVP Parent will appoint Computershare Trust Company, N.A. (or one of its affiliates), or another bank or trust company reasonably approved by Revelyst, to act as agent for the distribution of the Revelyst Merger Consideration.
At or prior to the Revelyst Merger Effective Time, SVP Parent will deposit or cause to be deposited (and, if directed by SVP Parent, Revelyst will deposit an amount equal to the Revelyst Cash Adjustment Amount) with the Revelyst Merger Exchange Agent cash sufficient to pay the aggregate Revelyst Merger Consideration. All such cash deposited with the Revelyst Merger Exchange Agent for purposes of paying the Revelyst Merger Consideration is referred to as the “Revelyst Merger Exchange Fund”.
Any portion of the Revelyst Merger Exchange Fund that remains undistributed to Revelyst stockholders for 180 days after the Revelyst Merger Effective Time will be delivered to the Revelyst Merger Surviving Corporation, upon demand, and any Revelyst stockholder who has not yet complied with the requirements of the Revelyst Merger Agreement to receive the Revelyst Merger Consideration will thereafter look only to the Revelyst Merger Surviving Corporation for payment of its claim for Revelyst Merger Consideration and any dividends or distributions to which such holder is entitled, in each case, without any interest thereon.
Exchange Matters
Letter of Transmittal and Exchange Generally
As promptly as practicable after the Revelyst Merger Effective Time, SVP Parent will cause the Revelyst Merger Exchange Agent to mail to each holder of record of Revelyst Common Stock a letter of transmittal with respect to exchanging shares of Revelyst Common Stock for the Revelyst Merger Consideration.
Upon, in the case of shares of Revelyst Common Stock represented by a certificate (a “Certificate”), the surrender of such Certificate for cancelation to the Revelyst Merger Exchange Agent, or, in the case of shares of Revelyst Common Stock held in book-entry form, the receipt of an “agent’s message” by the Revelyst Merger Exchange Agent, in each case, together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Revelyst Merger Exchange Agent, the holder of such shares of Revelyst Common Stock will be entitled to receive in exchange the Revelyst Merger Consideration. If you hold non-certificated book-entry shares of Revelyst Common Stock through the DTC, you will not be required to deliver a stock certificate or letter of transmittal, and you will instead receive your cash payment after the Revelyst Merger Exchange Agent receives the documents requested in the applicable instruction from the DTC.
In the event of a transfer of ownership of Revelyst Common Stock which is not registered in Revelyst’s transfer records, the proper Revelyst Merger Consideration may be issued to a transferee if the Certificate (or, if such Revelyst Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Revelyst Merger Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

No interest will be paid or will accrue on any cash payable upon surrender of any Certificate (or shares of Revelyst Common Stock held in book-entry form).
No Further Ownership Rights in Revelyst Common Stock; No Fractional Shares
The cash paid upon exchange of any shares of Revelyst Common Stock pursuant to the Revelyst Merger will be deemed to have been distributed and paid in full satisfaction of all rights pertaining to such shares of Revelyst Common Stock.
From and after the Revelyst Merger Effective Time, the stock transfer books of Revelyst shall be closed and thereafter there will be no further registration of transfers on the stock transfer books of the Revelyst Surviving Corporation of shares of Revelyst Common Stock that were outstanding immediately prior to the Revelyst Merger Effective Time. If, after the Revelyst Merger Effective Time, any Certificates formerly representing shares of Revelyst Common Stock (or shares of Revelyst Common Stock held in book-entry form) are presented to the Revelyst Merger Surviving Corporation or the Revelyst Merger Exchange Agent for any reason, they will be canceled and exchanged as summarized above.
No Liability; Reversion of Undistributed Portion of Revelyst Merger Exchange Fund to Revelyst Surviving Corporation
None of Revelyst, the Revelyst Merger Surviving Corporation, SVP Parent, SVP Merger Sub or the Revelyst Merger Exchange Agent will be liable to any person in respect of any portion of the Revelyst Merger Exchange Fund or the Revelyst Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Any portion of the Revelyst Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Revelyst Common Stock held in book-entry form) for two years after the Revelyst Merger Effective Time (or immediately prior to such earlier date on which the Revelyst Merger Exchange Fund would otherwise escheat to, or become the property of, any governmental authority), will, to the extent permitted by applicable law, become the property of the Revelyst Merger Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
Withholding Rights
The parties to the Revelyst Merger Agreement and the Revelyst Merger Exchange Agent are entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable to pursuant to the Revelyst Merger Agreement such amounts as may be required to be deducted and withheld under applicable law.
Charter; Bylaws; Directors and Officers
At the Revelyst Merger Effective Time, the certificate of incorporation and bylaws of Revelyst, each as in effect immediately prior to the Revelyst Merger Effective Time, will, by virtue of the Revelyst Merger, be amended and restated in their entirety to be in the forms agreed by the parties in connection with the signing of the Revelyst Merger Agreement.
At the Revelyst Merger Effective Time, the directors and officers of SVP Merger Sub immediately prior to the Revelyst Merger Effective Time shall become the directors and officers of the Revelyst Merger Surviving Corporation.
Representations and Warranties
The Revelyst Merger Agreement contains representations and warranties of SVP Parent, SVP Merger Sub, Revelyst and Vista Outdoor, including representations and warranties relating to, among other things:
•valid corporate organization and existence, good standing and power and authority to hold property and conduct their respective businesses;

•authority relative to the execution, delivery and performance of obligations under, and due execution and delivery of, the Revelyst Transaction Documents;
•no conflicts with organizational documents, contracts, judgments or laws; and
•governmental approvals.
In addition, the Revelyst Merger Agreement contains representations and warranties of SVP Parent, SVP Merger Sub and Revelyst relating to, among other things:
•the accuracy of information supplied or to be supplied in connection with this proxy statement/prospectus and the registration statement of which it forms part; and
•absence of brokers’, finders’, financial advisors’ or similar fees or commissions.
In addition, the Revelyst Merger Agreement contains representations and warranties of Revelyst relating to, among other things:
•the capital structure of Revelyst and each entity that will be a subsidiary of Revelyst as of the completion of the Reorganization and each entity that becomes a subsidiary of Revelyst following the effective time of the Merger (including, in each case, any entities that are merged or consolidated with or into any subsidiary of Revelyst) (the “Revelyst Company Subsidiaries”);
•financial statements; no undisclosed liabilities;
•absence of certain changes or events since June 30, 2024;
•taxes;
•employee benefits matters;
•labor matters;
•litigation;
•compliance with applicable laws; permits;
•environmental matters;
•real property;
•intellectual property and data privacy;
•material contracts; intercompany contracts; government contracts;
•tangible personal property;
•product and service warranties and liabilities; safety, product recalls and related matters;
•insurance;
•top customers and top vendors;
•the absence of any amendments or modifications to the Separation Agreement;
•sufficiency of assets; and
•inventory.

The Revelyst Merger Agreement also contains representations and warranties of SVP Parent and SVP Merger Sub relating to, among other things:
•their ownership and operations;
•their absence of ownership of Revelyst Common Stock and arrangements with respect thereto;
•the absence of certain arrangements between them and the management and board of directors of Revelyst and Vista Outdoor or beneficial owners of shares of Revelyst Common Stock and Vista Outdoor Common Stock;
•the SVP Equity Financing Commitment;
•their guarantors’ delivery of a limited guarantee, guaranteeing certain of their obligations under the Revelyst Merger Agreement, including the SVP Parent Termination Fee (as defined in “—Termination, Amendment, Extension and Waiver—Termination Fees” beginning on page 300);
•their solvency;
•their absence of action on behalf of or control by a foreign person; and
•their absence of interests in competitors of the Revelyst Business.
Certain of the representations and warranties in the Revelyst Merger Agreement are qualified as to “materiality” or by a “material adverse effect” standard. The Revelyst Merger Agreement provides that a material adverse effect means, with respect to SVP Parent, any effect, change, event or occurrence that, individually or in the aggregate, would prevent or materially impair or delay SVP Parent’s or SVP Merger Sub’s ability to consummate the Revelyst Transaction (an “SVP Parent Material Adverse Effect”).
The Revelyst Merger Agreement provides that a material adverse effect with respect to Revelyst (a “Revelyst Material Adverse Effect”) means any effect, change, event or occurrence that, individually or in the aggregate, (a) would prevent or materially impair or delay Revelyst’s ability to consummate the Revelyst Transaction or (b) has a material adverse effect on the business, results of operations or financial condition of (i) the businesses and operations the financial results of which were collectively reported as the “Outdoor Products” segment of Vista Outdoor during the period beginning April 1, 2023 and ending immediately prior to the completion of the Merger and (ii) the business and operations of Revelyst and the Revelyst Company Subsidiaries during the period beginning as of the consummation of the Merger and ending immediately prior to the Revelyst Merger Effective Time (as described in (i) and (ii), collectively, the “Revelyst Company Business”); however, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, constitute or are taken into account in determining whether a Revelyst Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of section (b) of this paragraph: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Revelyst Company Business operates or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to:
•(A) changes in law or in GAAP or in accounting standards, or enforcement of any of the foregoing after the date of the Revelyst Merger Agreement, or any changes in general legal, regulatory or political conditions (including as a result of any election or campaign in connection therewith);
•(B) the announcement or performance of any Revelyst Transaction Document, or the consummation of the Revelyst Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators;
•(C) acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), riots, public disorder, sabotage or terrorism;

•(D) volcanoes, tsunamis, pandemics, epidemics, earthquakes, hurricanes, tornados, floods or other natural disasters or force majeure events;
•(E) any action taken or refrained from being taken by Revelyst or any of its subsidiaries (1) that is expressly required by any Revelyst Transaction Document or (2) at SVP Parent’s written request;
•(F) any change resulting or arising from the identity of, or any facts or circumstances relating to, SVP Parent, SVP Merger Sub, the SVP Equity Financing Sources (as defined in “—Financing” beginning on page 294), or any of their respective affiliates;
•(G) any litigation in connection with the any Revelyst Transaction Document or the Revelyst Transaction;
•(H) any “shelter in place”, “stay in home”, shut down, closure, sequestration related law, directive, policy, guideline or recommendation promulgated by any governmental authority after the date of the Revelyst Merger Agreement;
•(I) any change or prospective change in Revelyst’s or any of its subsidiaries’ credit ratings;
•(J) any decline in the market price, or change in trading volume, of any capital stock or other securities of Revelyst; or
•(K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.
However, the exceptions in (I), (J) and (K) above do not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure constitutes a Revelyst Material Adverse Effect.
Additionally, any effect, change, event or occurrence referred to in (i), (ii)(A), (ii)(C) or (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Revelyst Material Adverse Effect to the extent it has a disproportionate adverse effect on Revelyst and the Revelyst Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which they operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Revelyst Material Adverse Effect).
Nonsurvival of Representations and Warranties and Covenants and Agreements
None of the representations and warranties, covenants or agreements in the Revelyst Merger Agreement or in any instrument delivered pursuant to the Revelyst Merger Agreement (other than any other Revelyst Transaction Document), or any claim with respect thereto, will survive the Revelyst Merger Effective Time, and no such claim may be brought after the Revelyst Merger Effective Time, except to the extent the relevant covenants and agreements contemplate performance after the Revelyst Merger Effective Time or otherwise expressly by their terms survive termination of the Revelyst Merger Agreement or the Revelyst Merger Effective Time. However, nothing in the Revelyst Merger Agreement is intended to limit the liability of any party to the Revelyst Merger Agreement resulting from fraud or such party’s willful and material breach of the Revelyst Merger Agreement or any other Revelyst Transaction Document.
Covenants Relating to Conduct of Business by Revelyst Prior to Consummation of the Revelyst Merger
Under the Revelyst Merger Agreement, Vista Outdoor and Revelyst are subject to certain restrictions on the conduct of business until the earlier of the Revelyst Merger Closing and the termination of the Revelyst Merger Agreement in accordance with its terms.
In general, Revelyst and Vista Outdoor have agreed that, until the earlier of the Revelyst Merger Closing and the termination of the Revelyst Merger Agreement in accordance with its terms, and except as set forth in the confidential disclosure letter provided by Revelyst in connection with the Revelyst Transaction, otherwise expressly required, permitted or contemplated by any Revelyst Transaction Document, the Separation Agreement or the

Employee Matters Agreement, required by applicable law or consented to in writing by SVP Parent (such consent not to be unreasonably withheld, delayed or conditioned), they will, and will cause each of their subsidiaries to, use reasonable best efforts to conduct the Revelyst Company Business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent with past practice, use reasonable best efforts to preserve the Revelyst Company Business substantially intact, including using reasonable best efforts to maintain existing relationships with customers and suppliers.
In addition, Revelyst and Vista Outdoor have agreed that, until the earlier of the Revelyst Merger Closing and the termination of the Revelyst Merger Agreement and subject to the same exceptions described above and certain other agreed exceptions, qualifications and conditions, they will not, and will not permit any of their subsidiaries to, do any of the following:
•in the case of Revelyst and the Revelyst Company Subsidiaries, (A) issue or sell any equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any equity or voting interests, other than, following the effectiveness of the Merger, pursuant to Revelyst equity awards outstanding as of the date of the Revelyst Merger Agreement (in the form of Vista Outdoor equity awards) in accordance with their terms or granted as permitted by the Revelyst Merger Agreement, (B) establish a record date for, approve, declare, set aside for payment or pay any dividends or make any other distributions in respect of its equity interests, other than dividends and distributions by any wholly owned subsidiary to its parent (as defined and described below), (C) split, combine or reclassify any of its equity interests, or issue or authorize the issuance of any other securities in respect of or in substitution for its equity interests, other than any such transaction by a wholly owned subsidiary that remains a wholly owned subsidiary after consummation of such transaction or (D) purchase, redeem or otherwise acquire or amend the terms of any equity interests or any rights, warrants, options or other equity awards to acquire any such equity interests other than, in each case, following the effectiveness of the Merger, pursuant to the cashless exercise of Revelyst Options or the forfeiture of, or withholding of taxes with respect to, Revelyst equity awards;
•in the case of Revelyst and the Revelyst Company Subsidiaries, amend its organizational documents;
•sell, transfer, acquire or dispose of any interests in real property owned or leased by Revelyst or any Revelyst Company Subsidiary or otherwise used in the conduct of the Revelyst Company Business, except for the expiration or renewal of any lease, in each case, in accordance with its terms;
•create any Revelyst Company Subsidiary that is not, directly or indirectly, wholly owned by Revelyst;
•with respect to Revelyst or any Revelyst Company Subsidiary, acquire, in a single transaction or a series of related transactions, any business organization or division of a business organization or any other person, in each case, that would be owned by Revelyst or any Revelyst Company Subsidiary after giving effect to the Separation and with a value or purchase price that, individually or in the aggregate, exceeds $10,300,000;
•sell, transfer or otherwise dispose of in a single transaction or a series of related transactions, any tangible property or asset (other than dispositions of inventory in the ordinary course of business) of the Revelyst Company Business with a value or purchase price that, individually or in the aggregate, exceeds $7,200,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Revelyst Company Business;
•dispose of any material intellectual property owned by Revelyst or any Revelyst Company Subsidiary that is necessary to conduct the Revelyst Company Business in all material respects in substantially the same manner as conducted at the date of the Revelyst Merger Agreement and immediately prior to the Revelyst Merger Closing, or take any action or fail to take any action if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of such intellectual property, in each case, except for the disposal of any such intellectual property at the end of its statutory life or non-exclusive licenses or sublicenses granted in the ordinary course of business;

•modify in any material respect any of its policies relating to privacy and data security requirements, or any safeguards related to privacy or data security, of Revelyst or any Revelyst Company Subsidiary, except to remediate any security issue, to enhance data security or integrity, to comply with privacy and data security requirements or as otherwise directed or required by a governmental authority;
•in the case of Revelyst and the Revelyst Company Subsidiaries, (A) with respect to each Revelyst Employee, adopt, enter into, terminate, materially amend or modify, extend or renew any collective bargaining agreement or Revelyst compensation or benefit plan, (B) increase the compensation or benefits of, or pay any bonus to, any former or current Revelyst Employee, other than with respect to increases made in the ordinary course of business consistent with past practice for employees whose annual base salary would not exceed $200,000, (C) with respect to former or current Revelyst Employees, (1) secure the payment of compensation or benefits under any Revelyst compensation or benefit plan, (2) accelerate the vesting or payment of any compensation or benefits or (3) make any material determination under any Revelyst compensation or benefit plan not in the ordinary course of business, (D) transfer the sponsorship of any Revelyst compensation or benefit plan to any member of the Sporting Products Group or accept the transfer of or retain (as applicable) the sponsorship or liabilities relating to any Vista Outdoor compensation or benefit plan, (E) grant any Vista Outdoor equity award or Revelyst equity award, (F) grant to any Revelyst Employee any new payments or benefits that could be triggered in connection with the consummation of the Revelyst Transaction, (G) hire or engage any Revelyst Employee whose annual base salary would exceed $200,000 or (H) terminate any Revelyst Employee (other than for cause) whose annual base salary exceeds $200,000, except, in each case, subject to certain exceptions;
•other than in the ordinary course of business, incur any indebtedness or become contingently liable for any indebtedness of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (A) indebtedness solely (1) between or among members of the Revelyst Group or (2) between or among members of the Sporting Products Group, (B) indebtedness incurred under any agreement or instrument existing as of the date of the Revelyst Merger Agreement, (C) foreign currency hedging arrangements on customary arms’ length commercial terms entered into in the ordinary course of business for bona fide commercial purposes and not for speculative purposes and which would not have fees or costs to unwind that would reasonably be expected to exceed $2,000,000 in the aggregate, (D) indebtedness (1) that, following the Revelyst Merger Closing, will be an obligation of Vista Outdoor or any subsidiary of Vista Outdoor other than Revelyst and the Revelyst Company Subsidiaries (a “Vista Outdoor Subsidiary”) and (2) with respect to which, following the Revelyst Merger Closing, neither Revelyst nor any Revelyst Company Subsidiary will have any liability and (E) any indebtedness that is incurred to refinance any outstanding indebtedness or any of the foregoing, to the extent the amount of such refinancing indebtedness is not greater than the amount of indebtedness being refinanced;
•subject material Revelyst Assets (as defined in the section entitled “Separation Agreement” beginning on page 273 ) to any liens other than certain permitted liens;
•except in response to any bona fide casualty loss or property damage or to the extent that any liability for such action will, after the Separation, be assumed or retained in full by Vista Outdoor or Vista Outdoor Subsidiary, (A) make any loan, advance or capital contribution to, or investment in, any person that, individually or in the aggregate, exceeds $6,200,000 (other than contracts relating to acquisitions or indebtedness) or (B) authorize or make any capital expenditure in an amount, individually or in the aggregate, in excess of $6,200,000 in any fiscal year;
•(A) make any change in its financial accounting methods, principles and practices in effect on the June 30, 2024, in any material respect, except as may be required by a change in GAAP after the date of the Revelyst Merger Agreement, in each case, except to the extent such action relates only to Vista Outdoor, the Vista Outdoor Subsidiaries or the Sporting Products Business and such action will, after the Separation, be assumed or retained in full by Vista Outdoor or the Vista Outdoor Subsidiaries or (B) delay or postpone the payment of any accounts payable or other obligations or liabilities or accelerate the collection of any accounts receivable outside the ordinary course of business;

•(A) make, change or revoke any material tax election, (B) file any material amended tax return, (C) settle or compromise any material tax liability, (D) surrender any right to claim a material tax refund, (E) waive or extend any statute of limitations relating to any material tax or material tax return, (F) enter into any voluntary disclosure agreement or program with any governmental authority implicating any material taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign law) with respect to a material tax liability or (H) change any material tax accounting period or any method of tax accounting, in each case, except to the extent such action relates only to Vista Outdoor, Vista Outdoor Subsidiaries or the Sporting Products Business;
•adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in relation to Revelyst or any Revelyst Company Subsidiary;
•adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Revelyst Transaction;
•settle any action with respect to the Revelyst Company Business if such settlement would require any payment by Revelyst or any Revelyst Company Subsidiary in an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, or would obligate Revelyst or any Revelyst Company Subsidiary to take any material action with respect to the Revelyst Company Business, or impose any material restrictions on the Revelyst Company Business;
•in the case of Revelyst and the Revelyst Company Subsidiaries, engage in any business other than the Revelyst Company Business substantially as conducted as of the date of the Revelyst Merger Agreement, or the Sporting Products Business;
•amend, extend, renew or permit to lapse any material insurance policy held by Revelyst or any of the Revelyst Company Subsidiaries covering the Revelyst Company Business, or enter into new insurance policies binding on the Revelyst Company Business, except in either case on such terms and for such amounts as is consistent with past practice;
•other than in the ordinary course of business (and, with respect to any existing material contract, in accordance with the existing terms of such material contract), enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any person other than Revelyst or a Revelyst Company Subsidiary any material contract, or any contract that would constitute a material contract if in effect as of the date of the Revelyst Merger Agreement;
•amend or enter into any new engagement letter between Revelyst, on the one hand, and Morgan Stanley or Moelis, on the other hand;
•transfer the employment of any individual to or from (A) Revelyst or a Revelyst Company Subsidiary to Vista Outdoor or a Vista Outdoor Subsidiary or (B) Vista Outdoor or a Vista Outdoor Subsidiary to Revelyst or a Revelyst Company Subsidiary, except as expressly required, permitted or contemplated by the Employee Matters Agreement;
•amend, modify, terminate or take any action that would materially violate certain lease agreements, other than expiration or renewal thereof in accordance with their terms;
•enter into or amend any contract or take any other action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Revelyst Transaction;
•amend or otherwise modify the Separation Agreement or the Employee Matters Agreement; or
•authorize any of, or commit or agree to take any of, the foregoing actions.

From and after the effective time of the Merger, the restrictions on the conduct of business described above shall apply solely to Revelyst and the Revelyst Company Subsidiaries, and Vista Outdoor and its subsidiaries shall not have any obligations with respect to such restrictions.
Regulatory Filings; Required Efforts
The Revelyst Merger Agreement requires the parties to, and to cause each of their respective affiliates to, use reasonable best efforts (unless the Revelyst Merger Agreement provides for a different efforts standard) to take or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate in doing all things necessary or advisable under the Revelyst Transaction Documents and applicable law to consummate and make effective, in the most expeditious manner practicable, the Revelyst Transaction, including using reasonable best efforts to:
•obtain all necessary or advisable consents and governmental approvals, and make all necessary or advisable registrations and filings and take all reasonable steps as may be necessary to obtain consents and governmental approvals from or avoid an action by, any governmental authority;
•defend against any actions challenging any Revelyst Transaction Document or the consummation of the Revelyst Transaction; and
•execute and deliver any additional instruments necessary to consummate the Revelyst Transaction.
The parties have agreed to use reasonable best efforts to ensure that no state takeover or similar law is or becomes applicable to the Revelyst Transaction or any of the Revelyst Transaction Documents and if any state takeover or similar law becomes so applicable, use reasonable best efforts to ensure that the Revelyst Transaction may be consummated as promptly as practicable on the terms contemplated by the Revelyst Transaction Documents. The parties have also agreed to keep one another reasonably informed of their respective progress in obtaining any necessary or advisable consents and governmental approvals.
The parties have agreed to and to cause each of their respective affiliates to file all forms that may be required under Revelyst Merger Review Laws with respect to the Revelyst Transaction and file with the U.S. Department of State’s Directorate of Defense Trade Controls certain notices pursuant to the International Traffic in Arms Regulations, use reasonable best efforts to supply as promptly as practicable any additional information that may be requested by any governmental authority pursuant to the HSR Act or any other applicable Review Law, use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Revelyst Merger Review Laws and to obtain all governmental approvals under any Revelyst Merger Review Laws that may be required so as to enable the parties to consummate and make effective, in the most expeditious manner practicable, the Revelyst Transaction and use reasonable best efforts to cooperate in all respects with each other in connection with any filings or submissions to a governmental authority relating to any Review Law, and keep one another reasonably informed of their progress in obtaining the relevant governmental approvals. See the section entitled “The Transactions—The Revelyst Transaction—Regulatory Approvals Related to the Revelyst Transaction” beginning on page 236 for more information on the status of these filings and approvals as of the date of this proxy statement/prospectus.
None of the parties will (and each of the parties will cause each of their respective affiliates not to) voluntarily extend any waiting period under any Review Law or enter into any agreement with any governmental authority to delay or not to consummate the Revelyst Transaction except with the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).
Without limiting the obligations summarized above, each of SVP Parent and SVP Merger Sub have agreed to (and to cause each of their respective affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under each Revelyst Transaction Document and applicable law to eliminate each and every impediment to obtaining all necessary or advisable governmental approvals, so as to enable the Revelyst Merger Closing to occur as promptly as practicable, and in any event no later than the Revelyst Merger End Date, including (subject to the last sentence of this paragraph) (i) agreeing to conditions imposed or requested by any governmental authority and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of SVP Parent, SVP

Merger Sub or any of their respective affiliates or of Revelyst or any of the Revelyst Subsidiaries and (ii) accepting any operational restrictions (including through a voting trust agreement, proxy agreement or similar arrangement), or otherwise proposing, negotiating, taking or committing to take or not to take actions that limit any of SVP Parent’s, SVP Merger Sub’s or any of their respective affiliates’ (including, after the Revelyst Merger Effective Time, the Revelyst Merger Surviving Corporation’s and its subsidiaries’) freedom of action with respect to, or the ability of any of them to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of SVP Parent, SVP Merger Sub or any of their respective affiliates or of Revelyst or any of the Revelyst Company Subsidiaries, in each case as may be required in order to obtain all necessary or advisable governmental approvals or to avoid the entry of, or to effect the lifting, vacating or dissolution of, any order in any action, which would otherwise have the effect of preventing, delaying or making it materially more difficult to consummate the Revelyst Transaction; provided that nothing in Revelyst Transaction Documents shall require SVP Parent to agree to take any action with respect to (A) any investment fund, investment vehicle or management or advisory entity managed by, advised by, managing, advising or affiliated with SVP Parent; or (B) any portfolio company or other investment of such investment fund, investment vehicle or management or advisory entity, other than with respect to SVP Parent and its subsidiaries.
Notwithstanding the foregoing, the parties have agreed not to (and to cause their respective affiliates not to), without the prior written consent of each other party, agree or consent to, or offer to agree or consent to, (A) taking any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Revelyst Merger Closing, (B) any amendments or modifications to any of the terms of any Revelyst Transaction Document or (C) any hold separate, sale, divestiture, license or disposition of, or restriction or limitation with respect to, any of the assets or businesses of the Sporting Products Business (other than as expressly contemplated by the Merger Agreement) or any other action, restriction or limitation with respect to the Sporting Products Business. None of the obligations summarized above will be construed to require Revelyst or any of its subsidiaries to pay any consideration to, or grant any accommodations to, any third party from whom any consent or governmental approval is requested.
SVP Parent and SVP Merger Sub will be responsible for all filing fees due in connection with any necessary or advisable governmental approval.
Directors’ and Officers’ Indemnification; Liability Insurance
From and after the Revelyst Merger Effective Time, SVP Parent is required to cause the Revelyst Merger Surviving Corporation to advance expenses as incurred by, and indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of Revelyst or any of its subsidiaries as in effect on the date of the Revelyst Merger Agreement or the certificate of incorporation or bylaws of Revelyst set forth as Exhibit 3.1 and Exhibit 3.2 to the registration statement of which this proxy statement/prospectus forms a part to be effective as of the consummation of the Merger, the Revelyst Indemnified Parties against any liabilities incurred in connection with any threatened or actual action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Revelyst Merger Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Revelyst or any of its subsidiaries or is or was serving at the request of Revelyst or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Revelyst Merger Effective Time, including matters, acts or omissions occurring in connection with the approval of any Revelyst Transaction Document and the Revelyst Transaction, provided that in the case of advancement of expenses, any Revelyst Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Revelyst Indemnified Party is not entitled to indemnification pursuant to the provision summarized above.
All rights to indemnification and all limitations on liability in favor of the Revelyst Indemnified Parties in any indemnification agreement in existence on the date of the Revelyst Merger Agreement will survive the Revelyst Merger and will continue in full force and effect, and will be honored by the Revelyst Merger Surviving Corporation and its subsidiaries as if they were the indemnifying party, without any amendment thereto.
For a period of six years after the Revelyst Merger Effective Time, SVP Parent or the Revelyst Merger Surviving Corporation is required to cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by Revelyst as of the consummation of the Merger (which insurance shall be consistent with directors’ and officers’ liability insurance maintained by Vista Outdoor as of the date of the Revelyst Merger Agreement (the “Vista Outdoor D&O Insurance”)) (but may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Revelyst Indemnified Parties) with respect to claims against the Revelyst Indemnified Parties arising from facts or events which occurred at or prior to the Revelyst Merger Effective Time (including the approval of the Revelyst Merger Agreement or any other Revelyst Transaction Document and the Revelyst Transaction). However, neither SVP Parent nor the Revelyst Merger Surviving Corporation will be obligated to annually expend an amount in excess of 300% of the current annual premium paid as of the date of the Revelyst Merger Agreement by Vista Outdoor and its subsidiaries for the Vista Outdoor D&O Insurance (the “Revelyst Premium Cap”). If the premiums for such insurance would exceed the Revelyst Premium Cap, then SVP Parent or the Revelyst Merger Surviving Corporation will cause to be maintained policies of insurance which, in their good faith determination, provide the maximum coverage available at an annual premium equal to the Revelyst Premium Cap. Alternatively, SVP Parent or Revelyst may (and at the request of SVP Parent, Revelyst will use its reasonable best efforts to) obtain at or prior to the Revelyst Merger Effective Time a six-year “tail” policy under Revelyst’s directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Revelyst Premium Cap.
The obligations of SVP Parent and the Revelyst Merger Surviving Corporation described above will not be terminated or modified after the Revelyst Merger Effective Time in a manner adverse to any Revelyst Indemnified Party without the prior written consent of the affected person.
The provisions described above will survive the Revelyst Merger Effective Time and will be enforceable by each Revelyst Indemnified Party. In the case of mergers, consolidations, asset transfers and similar transactions where SVP Parent or the Revelyst Merger Surviving Corporation is not the continuing or surviving entity, SVP Parent or the Revelyst Merger Surviving Corporation, as applicable, will cause its successors and assigns to expressly assume the obligations described above.
Tax Matters
Pursuant to the Revelyst Merger Agreement, the parties have agreed to an intended tax treatment with respect to the Revelyst Transaction. The parties have agreed to cooperate and use reasonable best efforts to cause the Transaction to qualify for its intended tax treatment and have generally agreed not take any position inconsistent with the intended tax treatment for tax purposes.
Stockholder Meeting
Within one business day following the execution of the Revelyst Merger Agreement, Revelyst will, in accordance with its organizational documents, convene and hold a meeting of Vista Outdoor, in its capacity as the sole stockholder of Revelyst (including any postponements, adjournments or recesses thereof, the “Revelyst Stockholder Meeting”) for the purpose of obtaining the approval of the Revelyst Merger Agreement by its sole stockholder. Revelyst has agreed to adjourn, recess or postpone the Revelyst Stockholders’ Meeting if, and only if, Revelyst is (i) directed to do so in writing by SVP Parent or (ii) so required by a court in connection an action in connection with the Revelyst Merger Agreement or the Revelyst Transaction. Vista Outdoor, in its capacity as the sole stockholder of Revelyst, has agreed to waive any right to notice with respect to (1) the Revelyst Stockholder Meeting and (2) the availability of appraisal rights under Section 262(d)(1) of the DGCL. Vista Outdoor has also agreed to (a) cause all Revelyst Common Stock of which Vista Outdoor has the power to vote, or direct the voting of, to be deemed present, in person or by proxy, at, and to be counted for purposes of establishing a quorum at, the Revelyst Stockholder Meeting and (b) cause all such Revelyst Common Stock to be voted at the Revelyst Stockholder Meeting in favor of the Revelyst Stockholder Approval.
Financing
In connection with the Revelyst Transaction, SVP Parent has delivered to Revelyst an equity commitment letter (the “SVP Equity Financing Commitment”) reflecting the commitments of the person identified therein (together with any persons that become a party to the SVP Equity Financing Commitment after the date of the Revelyst Merger Agreement in accordance with the terms and conditions of the SVP Equity Financing Commitment, each a “SVP Equity Financing Source”) to provide to SVP Parent, at the Revelyst Merger Closing, the cash amounts set forth therein (such financing, the “SVP Equity Financing”).
The parties have acknowledged that SVP Parent may attempt to arrange third party debt financing for the purpose of funding the Revelyst Transaction (such financing, the “SVP Debt Financing” and, together with the SVP Equity Financing, the “SVP Financing”). In the event that SVP Parent chooses to seek the SVP Debt Financing, Revelyst has agreed to, subject to certain agreed exceptions, qualifications and conditions, use, and cause its subsidiaries and its and its subsidiaries’ representatives to use, reasonable best efforts to provide, in each case at SVP Parent’s sole cost and expense, such cooperation in connection with the arrangement of the SVP Debt Financing as may be reasonably requested by SVP Parent, including, among other things, participating in meetings, assisting the providers of the SVP Debt Financing in obtaining ratings in connection therewith, making available to SVP Parent, its advisors or its debt financing sources financial and other pertinent information with respect to Revelyst and the Revelyst Company Subsidiaries (as reasonably requested by SVP Parent, its advisors or its debt financing sources), assisting with the preparation of offering materials and other customary financing assistance matters.
SVP Parent will be responsible for all fees and expenses related to the SVP Financing and has agreed to promptly reimburse Revelyst and each of its subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by them in connection with their cooperation in connection with the SVP Financing. SVP Parent has also agreed to indemnify Revelyst and each of its subsidiaries and all of their respective directors, officers, managers, employees and representatives from and against any and all liabilities suffered or incurred by them in connection with the arrangement of the SVP Financing and the assistance provided by them with respect thereto in each case other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such person.
SVP Parent and SVP Merger Sub have agreed that (i) their respective obligations to consummate the Revelyst Transaction are not subject to any condition or contingency with respect to receipt of the SVP Financing and (ii) the condition to SVP Parent’s and SVP Merger Sub’s respective obligations to effect the Revelyst Merger, which requires Revelyst to have performed its obligations under the Revelyst Merger Agreement in all material respects, shall, with respect to its obligations to cooperate in connection with the SVP Debt Financing, be deemed to be satisfied (unless (A) Revelyst has materially breached its obligations with respect to the SVP Financing, (B) SVP Parent has notified Revelyst of such breach in writing in good faith, detailing good faith reasonable steps that comply with such obligations in order to cure such breach and (C) Revelyst has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Revelyst Merger End Date to and the SVP Debt Financing has not been consummated as a result of such breach).
Certain Employee and Benefits Matters
Under the Revelyst Merger Agreement, SVP Parent has agreed to (and to cause the Revelyst Merger Surviving Corporation to):
•for a period of not less than one year following the Revelyst Merger Effective Time, cause the Revelyst Merger Surviving Corporation to provide each Revelyst Employee a base salary that is no less favorable than that in effect for such Revelyst Employee immediately prior to the Revelyst Merger Effective Time and annual cash incentive and long-term incentive opportunities, severance benefits and employee benefit plans and arrangements (other than base salary) that are substantially comparable in the aggregate to those provided to such Revelyst Employee immediately prior to the Revelyst Merger Effective Time (provided that, in lieu of providing equity or equity-related incentives, SVP Parent may satisfy its obligations by providing the cash equivalent thereof); and
•assume and honor the Revelyst compensation or benefit plans in accordance with their terms in effect as of the Revelyst Merger Effective Time.

Each Revelyst Employee participating in an annual cash incentive plan will be entitled to a cash bonus after the Revelyst Merger Closing, consisting of a pre-closing bonus for the portion of the applicable fiscal year up to the Revelyst Merger Closing Date, calculated based on projected full-year actual performance, and a post-closing bonus for the remainder of the fiscal year, calculated as the greater of full-year threshold or actual performance, pro-rated for the portion of the year elapsed between the Revelyst Merger Closing Date and the end of such fiscal year. If the Revelyst Merger Closing occurs within 60 days preceding the end of Revelyst’s fiscal year, the post-closing bonus will be waived and a full pre-closing bonus will be provided based on projected full-year actual performance. SVP Parent will, and will cause the Revelyst Merger Surviving Corporation to, pay the pre-closing bonuses promptly after the Revelyst Merger Closing and pay the post-closing bonuses at the same time that such bonuses are typically paid, with exceptions for terminations without cause, death or disability following the Revelyst Merger Closing but prior to the payment for post-closing bonuses, in which case such Revelyst Employee will receive the sum of the pre-closing bonus and a portion of the post-closing bonus pro-rated based on the number of days such employee was employed between the Revelyst Merger Closing Date and the end of the performance period.
Other Covenants and Agreements
The Revelyst Merger Agreement also contains various other covenants and agreements, including:
•Notices of Certain Defaults and Violations: a requirement for Revelyst to notify SVP Parent of and deliver copies of default or termination notices received with respect to Revelyst’s material contracts or any notices from governmental authorities of violations of law affecting the Revelyst Company Business, in each case received after the date of the Revelyst Merger Agreement and prior to the Revelyst Merger Closing Date and that would reasonably be expected to be material to the Revelyst Company Business taken as a whole.
•Fees and Expenses: except as otherwise expressly provided in any Revelyst Transaction Document, all fees and expenses incurred in connection with the Revelyst Transaction will be paid by the party incurring such fees or expenses.
•Public Announcements: obligations for Revelyst, SVP Parent and SVP Merger Sub to consult with one another with respect to and mutually agree upon any public announcements with respect to the Revelyst Transaction.
•Access: certain access rights in favor of SVP Parent and its representatives with respect to the Revelyst Company Business and the implementation of the Revelyst Transaction, subject to certain agreed exceptions, qualifications and conditions.
•Transaction Litigation: requirements for Revelyst to (i) notify SVP Parent of any litigation commenced or, to the knowledge of Revelyst, threatened against Vista Outdoor, Revelyst or their respective directors relating to the Revelyst Merger brought by any Revelyst or Vista Outdoor stockholder and (ii) give SVP Parent the opportunity to participate in the defense or settlement of the litigation outlined above (however, SVP Parent does not have any decision making power or other authority over such litigation).
•R&W Insurance Policy: certain provisions in connection with a representation and warranty insurance policy in connection with the Revelyst Transaction in the event SVP Parent elects to obtain such policy, including (i) that all premiums, fees, costs or expenses associated with obtaining such policy will be borne by SVP Parent and (ii) a requirement for Revelyst and, until the consummation of the Merger, Vista Outdoor to use and cause its subsidiaries to use reasonable best efforts to provide SVP Parent with information reasonably requested by SVP Parent in connection with obtaining such policy.
•Reorganization: requirements for Vista Outdoor and Revelyst to (and to cause their subsidiaries to, where applicable) (a) undertake the Reorganization, (b) prior to the Revelyst Merger Closing, reasonably consult with SVP Parent in connection with the Reorganization, including providing draft documentation to effect the Reorganization for SVP Parent’s review and comment, considering in good faith SVP Parent’s comments on such documentation or proposed changes to the Reorganization and considering in good faith any changes SVP Parent may request to the Reorganization and (c) keep SVP Parent reasonably apprised of the status of the Reorganization and not make any changes to the Reorganization without SVP Parent’s consent (not to be unreasonably withheld, conditioned or delayed); and for Vista Outdoor, Revelyst and SVP Parent to reasonably cooperate in connection with the activities necessary to implement the Reorganization. The steps of the Reorganization may not be amended, modified or waived in any way without the prior written consent of SVP Parent.
•Delisting and Deregistration: requirements for Revelyst to cooperate with SVP Parent and use its reasonable best efforts to do all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE to cause (a) the delisting of the Revelyst Common Stock from the NYSE as promptly as practicable after the Revelyst Merger Effective Time and (b) the deregistration of the Revelyst Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
•Merger Agreement: requirements for Vista Outdoor and Revelyst not to or agree to amend, modify, supplement or waive any provision of the Merger Agreement, the Separation Agreement or any other Transaction Document without the prior written consent of SVP Parent (not to be unreasonably withheld, delayed or conditioned); and, prior to the Revelyst Merger Closing, requirements for Revelyst to comply with the provisions relating to Closing adjustments in the Separation Agreement.
•Revelyst Cash Adjustment Amount: requirements for Revelyst to (a) deliver to SVP Parent a statement setting forth Revelyst’s calculation of the Revelyst Cash Adjustment Amount, (b) provide SVP Parent and its representatives with reasonable access to the records, representatives, personnel and properties of Revelyst to the extent reasonably relevant to SVP Parent’s review of such statement and (c) adjust the Revelyst Cash Adjustment Amount for any reasonable comments made by SVP Parent.
Conditions Precedent
The respective obligations of each party to effect the Revelyst Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Revelyst Merger Closing Date of the following conditions:
•receipt of the Revelyst Stockholder Approval;
•termination or expiry of any waiting period (and any extension thereof) applicable to the Revelyst Transaction under the HSR Act and approval under the Austrian Cartel Act 2005, the German Act Against Restraints on Competition 2023 and the United Kingdom National Security and Investment Act 2021;
•the absence of any Restraint that is still in effect and prohibits, enjoins or makes illegal the consummation of the Revelyst Transaction; and
•consummation of the Merger in accordance with the Merger Agreement and the Closing Statement (as defined in the Separation Agreement) having become final and binding and the Closing Adjustment Amount (as defined in the Separation Agreement) having been paid in accordance with the Separation Agreement.
The obligations of Revelyst to effect the Revelyst Merger, are further subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Revelyst Merger Closing Date of the following conditions:
•the accuracy of the representations and warranties of SVP Parent and SVP Merger Sub contained in the Revelyst Merger Agreement, as of the Revelyst Merger Closing (except for any such representations and warranties that expressly relate to an earlier date), generally subject to a “SVP Parent Material Adverse Effect” or “true and correct in all material respects” standard;
•SVP Parent and SVP Merger Sub having performed in all material respects all obligations required to be performed by them under each Revelyst Transaction Document to which they are a party at or prior to the Revelyst Merger Closing; and
•receipt by Revelyst of a certificate signed on behalf of SVP Parent by an executive officer of SVP Parent certifying the satisfaction of the conditions referred to in the immediately preceding two bullets.

The obligations of SVP Parent and SVP Merger Sub to effect the Revelyst Merger are further subject to the satisfaction (or, to the extent permitted by law, waiver) on or prior to the Revelyst Merger Closing Date of the following conditions:
•the accuracy of the representations and warranties of Revelyst and Vista Outdoor contained in the Revelyst Merger Agreement, as of the Revelyst Merger Closing (except, in each case, for any such representations and warranties that expressly relate to an earlier date), generally subject to a “Revelyst Material Adverse Effect” or “true and correct in all material respects” standard;
•Vista Outdoor and Revelyst having performed in all material respects all obligations required to be performed by them under each Revelyst Transaction Document to which they are a party at or prior to the Revelyst Merger Closing;
•that since the date of the Revelyst Merger Agreement there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Revelyst Material Adverse Effect;
•receipt by Merger Sub Parent of a certificate signed on behalf of Vista Outdoor by an executive officer of Vista Outdoor certifying the satisfaction of the conditions set forth in the immediately preceding three bullets; and
•completion of the Reorganization.
No party to the Revelyst Merger Agreement may rely on the failure of any of the conditions summarized above to be satisfied if such failure was caused by such party’s (or such party’s affiliate’s) failure to comply with or use the efforts required pursuant to the Revelyst Transaction Documents to cause the Revelyst Merger Closing to occur.
Termination, Amendment, Extension and Waiver
Termination
Revelyst and SVP Parent may terminate the Revelyst Merger Agreement at any time prior to the Revelyst Merger Effective Time by mutual written consent.
Either Revelyst or SVP Parent may terminate the Merger Agreement at any time prior to the Revelyst Merger Effective Time if:
•the Revelyst Merger Closing has not occurred on or before the Revelyst Merger End Date (provided that this termination right will not be available to a party if the failure of the Revelyst Merger Closing to occur on or before the Revelyst Merger End Date is primarily due to the breach by such party of any Revelyst Transaction Document (including, in the case of Revelyst, Vista Outdoor, and in the case of SVP Parent, SVP Merger Sub));
•if any final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Revelyst Transaction; however, the party seeking to exercise this termination right (and such party’s affiliates) must have performed in all material respects its obligations under the Revelyst Merger Agreement with respect to regulatory filings and required efforts to prevent the entry of and to remove such Restraint; or
•the Revelyst Merger Agreement has been validly terminated.
Revelyst may terminate the Revelyst Merger Agreement prior to the Revelyst Merger Effective Time if
•SVP Parent or SVP Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Revelyst Transaction Document such that the Revelyst Merger Closing conditions in the Revelyst Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Revelyst Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the Revelyst Merger End Date or, if reasonably capable of being cured, has not been cured within 30 days after SVP Parent has received written notice of Revelyst’s intention to terminate pursuant to this termination right; provided that Revelyst shall not have the right to terminate the Revelyst Merger Agreement pursuant to the foregoing if Vista Outdoor or Revelyst is then in breach of any representation, warranty or covenant set forth in any Revelyst Transaction Document and such breach would give rise to the failure of any conditions to obligations of SVP Parent and SVP Merger Sub to effect the Revelyst Merger set forth in the Revelyst Merger Agreement; or
•If (A) all of the Revelyst Merger Closing Conditions (other than conditions that are solely conditions to the obligations of Revelyst to effect the Revelyst Merger) have been satisfied or waived (other than (i) the condition that the Reorganization be completed; provided that such condition is reasonably capable of being satisfied immediately prior to the Revelyst Merger Closing and (ii) those conditions that by their nature are to be satisfied at the Revelyst Merger Closing; provided that such conditions are reasonably capable of being satisfied at the Revelyst Merger Closing), (B) Revelyst has irrevocably confirmed by written notice to SVP Parent that (1) all of the conditions that are solely conditions of Revelyst to effect the Revelyst Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the Revelyst Merger Closing) or that it would be willing to waive any such unsatisfied conditions if the Revelyst Merger Closing were to occur and (2) it is ready, willing, and able to consummate the Revelyst Merger Closing and (C) SVP Parent fails to consummate the Revelyst Merger Closing on or prior to the date that is the earlier of (x) three Business Days following the date the Revelyst Merger Closing should have occurred pursuant to the Revelyst Merger Agreement and (y) the Revelyst Merger End Date;
SVP Parent may terminate the Revelyst Merger Agreement prior to the Revelyst Merger Effective Time:
•if Vista Outdoor or Revelyst breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Revelyst Transaction Document such that the Revelyst Merger Closing conditions in the Revelyst Merger Agreement pertaining to (i) the accuracy of the representations and warranties made by them or (ii) their performance in all material respects of their obligations under the Transaction Documents would not be satisfied, and such breach or failure to perform is not reasonably capable of being cured by the Revelyst Merger End Date or, if reasonably capable of being cured, has not been cured within 30 days after Revelyst has received written notice of SVP Parent’s intention to terminate pursuant to this termination right; provided that SVP Parent shall not have the right to terminate the Revelyst Merger Agreement pursuant to the foregoing if SVP Parent or SVP Merger Sub is then in breach of any representation, warranty or covenant set forth in any Revelyst Transaction Document and such breach would give rise to the failure of any conditions to obligations of Revelyst to effect the Revelyst Merger set forth in the Revelyst Merger Agreement; or
•prior to obtaining the Revelyst Stockholder Approval, if the Revelyst Stockholder Approval has not been obtained within twenty-four hours following the execution and delivery of the Revelyst Merger Agreement.
Effect of Termination
In the event of a valid termination of the Revelyst Merger Agreement, written notice of such termination will be given to the other party or parties to the Revelyst Merger Agreement, specifying the provision pursuant to which such termination is made, and the Revelyst Merger Agreement will become void and have no effect, without any liability on the part of Revelyst, SVP Parent, SVP Merger Sub or their related parties, other than with respect to (i) provisions relating to the parties obligations’ to keep certain information exchanged between the parties confidential in accordance with existing confidentiality agreement arrangements, provisions relating to the payment of fees and expenses and certain general provisions of the Revelyst Merger Agreement, all of which will survive such termination and continue in full force and effect, (ii) the confidentiality agreement between Vista Outdoor and SVP and the SVP Limited Guarantee, which shall survive the termination in accordance with their respective terms and (iii) subject to provisions relating to the parties’ respective termination fees as the sole and exclusive remedy (including a cap on Revelyst’s recoveries) in specified circumstances, any liability resulting from fraud or willful and material breach by any party to the Revelyst Merger Agreement or any other Revelyst Transaction Document.

Termination Fees
SVP Parent has agreed to pay Revelyst $71,110,000 (the “SVP Parent Termination Fee”) in the event that:
•either SVP Parent or Revelyst terminates the Revelyst Merger Agreement because the Revelyst Merger Closing did not take place before the Revelyst Merger End Date, or because a final and non-appealable Restraint is in effect which prohibits, enjoins or makes illegal the consummation of the Revelyst Merger and, at the time of such termination, all the Revelyst Merger Closing Conditions (other than conditions that are solely conditions to the obligations of Revelyst to effect the Revelyst Merger) have been satisfied or waived other than:
•conditions pertaining to receipt of governmental approvals;
•conditions pertaining to the absence of Restraints (to the extent such Restraints arise under the HSR Act, any other Review Law);
•conditions that by their nature are to be satisfied at the Revelyst Merger Closing (provided that such conditions would have been satisfied on the date the Revelyst Merger Agreement is terminated, if the Revelyst Merger Closing occurred on such date); or
•(A) Revelyst validly terminates the Revelyst Merger Agreement due to SVP Parent’s or SVP Merger Sub’s breach of the Revelyst Merger Agreement or SVP Parent’s failure to consummate the Revelyst Merger Closing or (B) SVP Parent terminates the Revelyst Merger Agreement in accordance with the terms of the Revelyst Merger Agreement for failure to consummate the Revelyst Merger on or before the Revelyst Merger End Date, if at such time Revelyst could have validly terminated the Revelyst Merger Agreement due to SVP Parent’s or SVP Merger Sub’s breach of the Revelyst Merger Agreement or SVP Parent’s failure to consummate the Revelyst Merger Closing.
Vista Outdoor has agreed to pay (or cause Revelyst to pay) SVP Parent $28,125,000 (the “Revelyst Merger Termination Fee”) if each of the following has occurred:
•the Merger Agreement is terminated;
•the Revelyst Merger Agreement is terminated (x) by SVP Parent for failure of Revelyst to obtain the Revelyst Stockholder Approval within 24 hours of the execution and delivery of the Revelyst Merger Agreement or (y) by SVP Parent or Revelyst for failure to consummate the Revelyst Merger on or before the Revelyst Merger End Date or due to the termination of the Merger Agreement (unless, in the case of termination pursuant to this clause (y), if at such time Revelyst could have validly terminated the Revelyst Merger Agreement due to SVP Parent’s or SVP Merger Sub’s breach of the Revelyst Merger Agreement or SVP Parent’s failure to consummate the Revelyst Merger Closing); and
•Vista Outdoor is, either concurrently with the termination of the Merger Agreement or at any time thereafter, required to pay to CSG the Vista Outdoor Termination Fee pursuant to the terms of the Merger Agreement.
If Vista Outdoor is required to pay the Revelyst Merger Termination Fee pursuant to the terms of the Revelyst Merger Agreement, such fee shall be due simultaneously with the payment by Vista Outdoor of the Vista Outdoor Termination Fee pursuant to the terms of the Merger Agreement.
If SVP Parent or Vista Outdoor fails to promptly pay the SVP Parent Termination Fee or Revelyst Merger Termination Fee, as applicable, when due, and Vista Outdoor or SVP Parent commences an action against the other resulting in a final, non-appealable order against the other requiring payment of the applicable termination fee, the paying party is required to pay or cause to be paid to the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such action, together with interest on such due and unpaid amount at the rate of (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.

Amendment, Extension and Waiver
The Revelyst Merger Agreement may be amended by a written instrument signed by each of the parties. The parties may also, by a written instrument signed by the relevant party, agree to extensions or waivers.
Governing Law; Jurisdiction
The Revelyst Merger Agreement and all disputes arising out of or relating to the Revelyst Merger Agreement or the Revelyst Transaction will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.
Each of the parties to the Revelyst Merger Agreement has irrevocably consented to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery is unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all disputes related to the Revelyst Merger Agreement, any document executed pursuant to it or the transactions contemplated thereby. Each such party has irrevocably and unconditionally waived any right it may have to trial by jury in connection with any litigation, action, proceeding, or counterclaim arising out of or relating in any way to any Revelyst Transaction Document or any of the Revelyst Transaction.
Each of the parties has also agreed that actions in the Delaware Court of Chancery (and, if the Delaware Court of Chancery is unavailable, any Delaware state court or the federal court sitting in the State of Delaware) afford adequate procedural protections consistent with due process, that such court’s judgments are final and that actions in such court otherwise fulfill all conditions necessary for the enforcement of its judgments in a foreign tribunal and that such party will not contest the foregoing in any such enforcement action in any foreign tribunal.
Equitable Relief
In the event of any actual or threatened breach of the Revelyst Merger Agreement, the affected party will have the right to specific performance and injunctive or other equitable relief, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. However, under no circumstances will any party to the Revelyst Merger Agreement be permitted or entitled to receive both a grant of specific performance that results in the Revelyst Merger Closing occurring and any money damages, including all or any portion of the SVP Parent Termination Fee or the Revelyst Merger Termination Fee, as applicable. The parties have agreed that the remedies at law for any breach or threatened breach of the Revelyst Merger Agreement, including monetary damages and the termination fees, even if available, would not be an adequate remedy, and to waive any requirements for the securing or posting of any bond with respect to any grant of equitable relief.
However, each of the parties to the Revelyst Merger Agreement have agreed that Revelyst shall only be entitled to specific performance of SVP Parent’s and SVP Merger Sub’s obligations to consummate the Revelyst Merger Closing and cause the SVP Equity Financing to be funded if, and only if, (i) all the Revelyst Merger Closing Conditions (other than conditions that are solely conditions to the obligations of Revelyst to effect the Revelyst Merger) have been satisfied or waived (other than (A) the condition relating to the completion of the Reorganization (but subject to such condition being able to be satisfied immediately prior to the Revelyst Merger Closing) and (B) those conditions that by their nature are to be satisfied at the Revelyst Merger Closing (but subject to such conditions being able to be satisfied at the Revelyst Merger Closing)) and (ii) Revelyst has irrevocably confirmed by written notice to SVP Parent that if the SVP Equity Financing is funded, then Revelyst is ready, willing and able to consummate the Revelyst Merger Closing.

ADDITIONAL TRANSACTION AGREEMENTS
Employee Matters Agreement
Vista Outdoor and Revelyst have entered into the Employee Matters Agreement, which addresses certain employment, compensation and benefits matters, including the allocation and treatment of certain assets and liabilities relating to their respective employees and compensation and benefit plans and programs in which their respective employees participate prior to the Closing. This summary is qualified in its entirety by the complete text of the Employee Matters Agreement, which is attached as Annex C to this proxy statement/prospectus.
Except as specifically provided in the Employee Matters Agreement, Vista Outdoor will generally remain responsible for (i) all liabilities (A) related to each Sporting Products Employee and each former employee whose last employment was exclusively providing services to the Sporting Products Business and (B) under any existing Vista Outdoor benefit plan and (ii) 50% of the liabilities related to each former employee who provided services to both the Revelyst Business and the Sporting Products Business prior to his or her termination of employment.
The Employee Matters Agreement provides that, as of the Closing, Revelyst Employees will cease active participation in Vista Outdoor’s tax-qualified and non-qualified defined contribution pension plans and defined benefit pension plans. The Employee Matters Agreement provides that Revelyst will establish a 401(k) defined contribution plan in connection with the Transaction, which will assume liabilities and account balances from Vista Outdoor’s 401(k) defined contribution plan in respect of Revelyst Employees. In addition, the Employee Matters Agreement provides that Revelyst will establish a non-qualified defined contribution plan in connection with the Transaction, which will assume liabilities attributable to Revelyst Employees from Vista Outdoor’s non-qualified defined contribution plan. Following the Closing, Vista Outdoor will distribute vested balances to Revelyst Employees under its tax-qualified and non-qualified defined benefit pension plans in accordance with the terms of the applicable plan.
The Employee Matters Agreement also provides that Revelyst will establish health and welfare plans for the benefit of Revelyst Employees. Except as provided in the Employee Matters Agreement, Vista Outdoor will generally remain responsible for any liabilities incurred by Revelyst Employees prior to the Closing under Vista Outdoor’s welfare plans.
For a description of the treatment of Vista Outdoor equity awards in connection with the Transaction, see “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248.
Transition Services Agreement
Vista Outdoor and Revelyst will enter into the Transition Services Agreement on the Closing Date, pursuant to which Vista Outdoor will provide to Revelyst, and Revelyst will provide to Vista Outdoor, specified services for a limited time to help ensure an orderly transition following the Closing. The services to be provided will include certain sales, marketing, procurement, information technology, e-commerce, finance, accounting, tax, human resources, legal and other general, administrative and operational functions. This summary is qualified in its entirety by the complete text of the Transition Services Agreement, the form of which is attached as Annex D to this proxy statement/prospectus.
The Transition Services Agreement specifies the calculation of the costs for the services to be provided by Vista Outdoor or Revelyst, as applicable. The agreed upon charges for such services are generally intended to allow the service provider to recover all costs and expenses of providing such services. The cost of these services has been negotiated between Vista Outdoor and Revelyst and may not necessarily be reflective of prices that each party could have obtained for similar services from an independent third party. The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, which will be no longer than 24 months following the Closing Date.
Each of Revelyst and Vista Outdoor, each in the capacity of service recipient, will agree to indemnify the other party (in its capacity as service provider) and the other party’s former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of them, from any liabilities to the extent arising out of the service provider’s provision of the services unless such damages are the result of the service provider’s breach of the Transition Services Agreement, violation of law, gross negligence or willful misconduct in providing services. The cumulative liability of a party in its capacity as service provider under the Transition Services Agreement will be limited to the aggregate amount paid or payable to it for services under the Transition Services Agreement.

INFORMATION ABOUT VISTA OUTDOOR
Vista Outdoor is a leading global designer, manufacturer and marketer of outdoor recreation and shooting sports products. Vista Outdoor is headquartered in Anoka, Minnesota and has manufacturing and distribution facilities in the United States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. Vista Outdoor has a robust global distribution network serving customers in over 100 countries. Vista Outdoor was incorporated in Delaware on April 24, 2014.
Vista Outdoor operates through four reportable segments: The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology. The Kinetic Group segment consists of Vista Outdoor’s ammunition brands. The Revelyst Outdoor Performance segment consists of Vista Outdoor’s fishing, lifestyle and technical apparel, outdoor accessories, outdoor cooking and performance gear brands. The Revelyst Adventure Sports segment consists of Vista Outdoor’s protective gear & apparel, footwear, hydration and e-mobility brands. The Revelyst Precision Sports Technology segment consists of Vista Outdoor’s golf technology brands.
Vista Outdoor’s brands are well known market leaders in their respective product categories. Many of Vista Outdoor’s brands have a rich, long-standing heritage, such as Remington Ammunition, founded in 1816, Federal Premium, founded in 1922, and Bushnell, founded in 1948. Vista Outdoor’s portfolio also includes newer, high-growth brands that are capturing changing consumer preferences and leading technological advances in their respective fields, such as its golf technology brand, Foresight Sports, its e-bike brand, QuietKat, and its back-country hunting gear, packs and apparel brand, Stone Glacier. Vista Outdoor’s brands hold a strong competitive position in the marketplace.
For a more detailed description of Vista Outdoor’s business and operations, see Vista Outdoor’s Annual Report on Form 10-K for the year ended March 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, attached as Annex M and Annex N, respectively, to this proxy statement/prospectus.

INFORMATION ABOUT THE REVELYST BUSINESS
Leader in the Outdoor Industry
Revelyst is a house of iconic consumer products brands. Revelyst is a collective of makers who design and manufacture performance gear and precision technologies. Revelyst’s category-defining brands leverage meticulous craftsmanship and cross-collaboration to pursue new innovations that redefine what is humanly possible in the outdoors. Revelyst is not defined by the innovations that it makes, but by the wildly human experiences that it makes possible.
Revelyst inspires and equips the ambitious to achieve their greatest experiences in the places they love, serving a diverse range of outdoor enthusiasts across the world. Revelyst designs, develops, manufactures, sources and distributes performance gear and precision technologies for golfers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, hikers, campers, anglers and hunters. Given Revelyst’s broad product offering across its diversified house of iconic outdoor brands, Revelyst believes that its business is well-positioned to continue to capture lifestyle shifts towards the pursuit of outdoor experiences. As Revelyst continues to re-invent, re-ignite and re-imagine its brands through a consumer-first framework, Revelyst expects to further strengthen its market footprint and connection with its consumers through:
•innovative product offerings,
•digital first thinking,
•engaging content and storytelling,
•prioritization of pursuit into global direct-to-consumer priority markets,
•deep consumer insights and analytics driving repeat visits and establishing a world-class data informed culture and
•strategic M&A.
Revelyst’s industry-leading Power Brands, its largest and most iconic brands – Bell, CamelBak, Fox Racing, Giro, Bushnell, Simms Fishing, Bushnell Golf and Foresight Sports – together with Revelyst’s Centers of Empowerment (described below under “—Competitive Strengths—Centers of Empowerment Provide Significant Scale Advantage” beginning on page 313), have enabled Revelyst to drive strong financial performance, as evidenced by a compound annual revenue growth of 14.3% (or 3.8%, excluding the impact of acquisitions) from fiscal year 2020 to fiscal year 2023.
Revelyst is headquartered in Providence, Rhode Island and has manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. Revelyst has a robust global distribution network and footprint, serving customers in over 100 countries. Revelyst’s distribution footprint includes infrastructure in Calgary, Eindhoven and Singapore that Revelyst intends to expand to serve its entire house of iconic brands in support of its international growth strategy. Revelyst is establishing a world class supply chain and operations team. Revelyst’s team has extensive experience that it uses to navigate difficult supply chain issues by utilizing both scale and expertise. Additionally, Revelyst continues to invest in operational and supply chain improvements and optimize its distribution system, including by combining existing distribution centers to achieve cost improvements and rerouting distribution pathways based on customer concentrations to reduce delivery times.
Revelyst believes that over the past eight years it has solidified its position as an industry leader, establishing a firm foundation to springboard into its exciting, transformative strategy as a collective of category-defining maker brands united as one. It is important to reflect on where Revelyst has been as a company to pave the path for where it is going. Acting on its redefined pillars, Revelyst will challenge convention in the spaces which challenge Revelyst, be relentless in the pursuit of innovation and be the catalyst for change as Revelyst envisions not just what it can make, but what it can make possible.

Where Revelyst is Going

House of Iconic Brands	Integrated Business Unit Focused Company

Power Brand Mentality	Geographic Brand Hubs

Global Direct-to-Consumer + Omni-channel	M&A for Strategic Leverage
Revelyst believes that the Vista Outdoor Board’s decision to separate the Revelyst Business from the Sporting Products Business creates a number of compelling benefits. Revelyst will have an enhanced strategic focus with resources to support its specific operational needs and growth drivers along with a strengthened ability to attract and retain top talent.
Revelyst’s Symbol
The dragonfly unites Revelyst’s collective of makers.
Revelyst’s Purpose and Vision
Revelyst’s purpose is to inspire and equip the ambitious to achieve their greatest experiences in the places they love.
Revelyst’s vision is to collaboratively transcend the boundaries of precision, performance and protection to redefine what is humanly possible outdoors. Revelyst is brand led, consumer obsessed and maker fueled.
House of Iconic Outdoor Brands
Revelyst’s collective of category-defining maker brands are well-known market leaders in their respective product categories. Many of Revelyst’s brands have a rich, long-standing heritage and connection to their core consumer market while other brands are newer, high-growth brands that are leading technological advances in their respective fields.
Revelyst’s brand strategy within its reportable segments places an intense focus on driving its Power Brands, its largest and most iconic brands, consisting of Bell, Bushnell, Bushnell Golf, CamelBak, Foresight Sports, Fox Racing, Giro, and Simms Fishing. Revelyst will also nurture its Challenger Brands, which are its brands with high growth potential, consisting of Blackburn, QuietKat, Blackhawk, Camp Chef, Primos and Stone Glacier, over time to create further expansion opportunities.

Revelyst’s Reportable Segments, Power Brands and Challenger Brands
Revelyst manages its business operations through its three operating and reportable segments: Revelyst Adventure Sports, Revelyst Outdoor Performance and Revelyst Precision Sports Technology.
Revelyst Outdoor Performance
The Revelyst Outdoor Performance segment generated approximately 36% of Revelyst’s external sales in fiscal year 2024. This segment consists of Revelyst’s fishing, lifestyle and technical apparel, outdoor accessories, outdoor cooking and performance gear brands.
Power Brands
•Bushnell builds connected systems and high quality, reliable performance optic-solutions to truly immerse people into the natural world to create a deeper connection between the two.
•Simms Fishing allows fishing enthusiasts to stay dry from head to toe with their renowned, extensive product lines which include waders, outerwear, footwear and fishing tools and accessories. The Simms Fishing brand is #1 in waders for the independent retailer market and has a strong position as a premium angling brand.
Challenger Brands
•Camp Chef gathers outdoor lovers around food and fire with their line of versatile outdoor cooking, camping and grilling products that stands up to the demands of the backcountry and back patio.
•Stone Glacier allows hunting enthusiasts to stay dry with their technical and lifestyle apparel and outerwear.
•Primos provides hunting enthusiasts hunting calls and ground blinds.
•Revelyst is also proud to serve military, law enforcement and first responder personnel around the world with industry-leading brands like Blackhawk, Eagle and Stone Glacier.
Revelyst Adventure Sports
The Revelyst Adventure Sports segment generated approximately 46% of Revelyst’s external sales in fiscal year 2024. This segment consists of Revelyst’s protective gear and apparel, footwear, hydration and e-mobility brands.
Power Brands
•Bell inspires and enables athletes through advanced helmet innovation across the motorcycle and bicycle industries. The Bell brand is #1 in cycling helmets.
•CamelBak manufactures hydration packs, water bottles, drinkware and coolers fit for any adventure. The CamelBak brand is #1 in bike and hike hydration packs and #1 in bike water bottles.
•Fox Racing is one of the most recognized and revered brands in motocross and mountain bike protection and the apparel choice of action sports athletes across the world.
•Giro equips enthusiasts on the mountains and on the roads with helmets, goggles, shoes and apparel. The Giro brand is #2 in snow goggles and #2 in snow helmets.
Challenger Brands
•Blackburn is dedicated to making durable, high quality accessories including lights, pumps, bags and other tools designed for the rigors of real-world cycling.

•QuietKat designs and equips outdoor enthusiasts with rugged, all-terrain e-mobility solutions to get to their next adventure or pursuit, faster and quieter.
Revelyst Precision Sports Technology
The Revelyst Precision Sports Technology segment generated approximately 18% of Revelyst’s external sales in fiscal year 2024. This segment consists of Revelyst’s golf technology brands.
Power Brands
•Bushnell Golf is the industry leader in golf distance measuring devices. This includes laser rangefinders, golf audio devices, wrist-worn and handheld GPS and launch monitors. Bushnell Golf is the definitive #1 brand in the distance measuring device market, holding the #1 share position in both the laser rangefinder and GPS category segments.
•Foresight Sports develops cutting-edge technology for golf enthusiasts, including launch monitors, simulators and performance analysis tools. Foresight Sports is recognized by top professional golfers, equipment manufacturers and media outlets as the industry leader in performance measurement systems. Foresight Sports is an industry leader in launch monitors and simulation solutions worldwide and continues to earn awards and accolades for design, accuracy and reliability. The Foresight Sports brand is the #1 in launch monitors on the PGA Tour.

Customers & Marketing
Revelyst serves the outdoor recreation market through a diverse collective of well-recognized brands that provide consumers with a wide range of performance-driven, high-quality and innovative products to enable them to achieve their greatest experiences in the places they love. Revelyst sells its products through big-box, e-commerce, specialty and independent retailers and distributors such as Academy, Amazon, Bass Pro Shops/Cabela’s, Carl’s Golfland, Dick’s Sporting Goods, Golf Galaxy, Nations Best Sports, PGA Tour Superstore, Play Better Sports, Recreational Equipment, Inc., Scheels, Sports Inc., Sports South, Sportsman’s Warehouse, Target, Walmart and Worldwide Golf Shops. Many of Revelyst’s products are also sold directly to consumers through Revelyst’s brands’ websites and retail locations. Revelyst has a scalable, integrated house of brands that allows it to leverage shared deep customer knowledge, product development and innovation, supply chain and distribution, sales and marketing and other essential back-office functions across product categories to better serve its retail partners and consumers.

Sales to Revelyst’s top ten customers accounted for approximately 23% of Revelyst’s combined net sales in fiscal year 2024. In fiscal year 2024, U.S. customers represented approximately 74% of Revelyst’s sales, and customers outside of the U.S. represented approximately 26% of Revelyst’s sales. See Note 18, Operating Segment Information , to the Revelyst audited combined financial statements included elsewhere in this proxy statement/prospectus for further information regarding Revelyst’s customers and geographic information regarding Revelyst’s sales.
Omni-channel marketing and sales have been a major focus of Revelyst’s business, and Revelyst has gained meaningful traction with its various initiatives. Direct-to-consumer channels, including Revelyst’s brands’ direct-to-consumer websites, owned brick and mortar retail, mobile device applications and third-party marketplaces, represent an increasing portion of Revelyst’s sales across all of its brands. Revelyst believes that it is uniquely positioned to become a leader within the global digital commercial channel as it focuses on establishing a stronger direct-to-consumer presence and driving international expansion through a centralized digital commercial strategy that powers commercial alignment, accelerating sales and share growth while continuing to spearhead new partnerships.
Revelyst believes the outdoor recreation industry is led by enthusiasts with a passion for reliable, high-performance products, who rely on a wide variety of media for opinions and recommendations about available products. Revelyst uses paid, earned, shared and owned media to enhance the perception and storytelling of its brands and products and to reinforce its leadership positions in the market. Revelyst supplements this exposure with data-driven print and digital advertising that is designed to maximize reach and return on investment. Revelyst has an industry-leading digital media presence that includes brand sites and influencers across YouTube and other social media platforms. Revelyst’s goal is to strengthen its existing consumers’ brand loyalty while at the same time reaching new users of its products.
Revelyst maintains a disciplined quality assurance process. Revelyst sets stringent metrics to drive year-over-year quality improvements. Revelyst also has customer call centers, which allow Revelyst to collect feedback on its customer service, and robust social media tracking and engagement tools that enable it to collect real-time feedback, communicate with end-users and ensure that Revelyst’s customers and end-consumers are satisfied with Revelyst’s products and customer service.
Compelling Industry Dynamics
Significant Market Opportunity
Revelyst’s penetration of the total addressable market (“TAM”) for outdoor products continues to expand with each new product innovation and adjacent market entered. Revelyst defines TAM as the sum of the entire potential market revenue in the categories in which Revelyst has a presence, independent of its ability to reach and serve that market. TAM is calculated using data from third-party research, publicly available information and Revelyst’s internal research. Revelyst’s core outdoor products TAM in the U.S., which includes product categories where Revelyst’s brands have leadership or meaningful positions, exceeded an estimated $15 billion as of 2022. Revelyst’s global TAM exceeded an estimated $100 billion as of 2022, with a strong outlook as participation in outdoor activities continues to grow, reaching a record 168.1 million participants, or over 50% of the U.S. population over the age of six, as of 2022. The surge of participation brought on by the COVID-19 pandemic has persisted, as the new participants continue to be engaged despite the return of pre-pandemic activities and routines. Given Revelyst’s estimated TAM and its revenue of approximately $1.3 billion for the fiscal year ended March 31, 2024, Revelyst believes it has significant opportunity for future growth.
Fragmented Market
The outdoor recreation industry is expansive and highly fragmented, with a large number of companies operating in specialized areas, many of which are adjacent to the areas in which Revelyst currently operates. Given the scale and diversity of Revelyst’s house of brands, Revelyst believes its business is well-positioned to continue to take advantage of the long-term market trends of the growing consumer interest to pursue outdoor experiences. As Revelyst continues to re-invent, re-ignite and re-imagine its brands through a strong consumer-first framework, Revelyst expects to further strengthen its market footprint and connection with its consumers through innovative product offerings, digital first thinking, entertainment and storytelling, focused pursuit into global direct-to-consumer priority markets, deep consumer insights and analytics to drive repeat visits and establish a world-class data informed culture and strategic M&A.
Secular Tailwinds
The outdoor recreation industry has benefited from strong outdoor participation trends across multiple outdoor activities, including camping, cycling, hunting, fishing and golf. For example, participation in outdoor recreation in the U.S. has been steadily growing since 2014 and hit an all-time high in 2022, as measured by number of participants.
According to the National Golf Foundation, on-course participation in golf has now increased for six straight years, reaching an estimated 26.6 million golfers in 2023, the highest level in more than a decade. Golf participation has also expanded off of the course with an estimated 32.9 million golfers, who are typically younger and more diverse than on course participants, playing off course golf in 2023. Digging into the off course participants further, an estimated 6.2 million Americans are expected to hit golf balls in a golf simulator in 2023, a total that exceeds pre-pandemic levels by 73%. With non-golfers making up more than half of golf simulator users, there is a large opportunity to continue to expand the golf market and attract new users.
An estimated 54.5 million Americans fished in 2022, an increase of 4% from the prior year. The fishing industry has been consistently stable and the national participation rate in fishing has not dropped below 16% since 2007.
Revelyst continues to observe elevated participation rates and expects these trends to continue going forward. According to the Bureau of Economic Analysis, the outdoor industry continues to expand and positively impact the U.S. economy as the gross economic output of the outdoor industry in 2022 was $1.1 trillion and 2.2% of GDP, compared to $862 billion and 1.9% of GDP in 2021. Additionally, approximately 5 million people in the U.S. were supported by outdoor industry jobs in 2022, compared to approximately 4.5 million people in 2021.

~$100B+
Total Revelyst
Addressable Market, Global (3)
~$15B+
Core U.S. Revelyst
Market (2)
~$1.3B
Revelyst
FY 2024 Revenue (1)

Sources:

1. Revelyst revenue for FY 2024 as set forth in the Revelyst combined financial statements, included elsewhere in this proxy statement/prospectus.
2. Represents all categories where Revelyst's brands have leadership or meaningful positions within the U.S. market.
3. Includes adjacent outdoor categories, Golf, outdoor apparel, hiking, camping, and hunting / fishing equipment. International geographies include EU, Australia, Japan, China and Korea.

Competitive Strengths
One of the Largest Houses of Iconic Brands in the Outdoor Products Space
Revelyst’s house of brands includes iconic, market-leading brands and is one of the largest collections in the industry. Revelyst inspires and equips a broad and diverse range of consumers around the globe, including outdoor enthusiasts, golfers, off-road riders, cyclists, backyard grillers, campers, hunters, anglers, recreational shooters, athletes, as well as law enforcement and military professionals. Many of Revelyst’s brands have a rich, long-standing heritage and connection to their core consumer market, while other brands are newer, high-growth brands that are leading technological advances in their respective fields.
Leading Innovation and Product Development Competencies
In the highly competitive industry in which Revelyst operates, Revelyst’s tradenames, service marks and trademarks are important to distinguish its products and services from its competitors. Revelyst relies on trade secrets, continuing technological innovations and licensing arrangements to maintain and improve its competitive position. Revelyst also has a portfolio of over 2,000 U.S. and foreign patents, and Revelyst believes these patents, as well as unpatented research, development, and engineering skills, make important contributions to its business. Revelyst employs on average 80 dedicated design and product development professionals across the organization. Revelyst is not aware of any facts which would negatively impact its continuing use of any of its material tradenames, service marks, trademarks or patents.
By applying its engineering and manufacturing expertise, Revelyst has been able to bring to market new and innovative products that maintain product differentiation while targeting affordability for its end consumers. Recent examples of innovative, market-leading products from Revelyst’s brands include the following:
•Foresight Sports, a global leader in golf launch monitors, simulators and optical technology, recently launched the Foresight Falcon™ overhead launch monitor which delivers a massive hitting area with the utmost shot-measuring accuracy and reliability, courtesy of the same Quadrascopic Technology found in the award-winning GCQuad. The smaller form factor still captures nearly twice the measured data parameters of competitive overhead launch monitors. They also launched the QuadMAX™ launch monitor, which packs even more features into its compact, ruggedized form factor. The QuadMAX™ boasts a touchscreen display, new on-device data parameters, and swing speed training.
•The Cirque LITE Jacket from Stone Glacier strikes the perfect balance between warmth, breathability and weather resistance to create a truly versatile hunting jacket that can be worn across the spectrum of mountain hunting conditions. A hybrid fabric construction places synthetic insulation and a weather-resistant face fabric across the torso for core warmth with highly breathable microgrid fleece in the side panels to purge sweat. The Cirque LITE’s ability to maintain your temperature and move moisture excels in the dynamic conditions experienced on the hunt, whether it’s a stop-and-go stalk on a cool September evening or a savage morning ascent to a snow-swept ridge in late November. The Cirque LITE is a reliable layer that will stay in the lineup all season long.
•With the touch of a button on your smartphone, the Bushnell CelluCORE® LIVE lets you see LIVE video of the deer you manage, the spots you scout, the property you protect or any other scenario that matters to you. And, with Dual SIM Connectivity, it automatically connects to the strongest cellular network signal in your camera’s area. The CelluCORE LIVE connects, receives and sorts high-quality images faster and holds up with rugged reliability season after season. You’ll get clear day and night photos sent right to your devices, plus long battery life and a simple setup. Bushnell + onX integration allows you to add your Bushnell cellular trail cams to your onX hunt account, so you get all your images and info from every camera location in one app. And coming soon, True Target Recognition will make it easy to get notifications when your camera has images of the targets you truly want to scout, not the ones you don’t.
•The QuietKat Apex XD features a groundbreaking five-speed internally geared hub, while the Apex HD comes with a two-speed internally geared hub. Both eBikes boast a custom frame design available in step-over and step-through styles. The frame includes a patent-pending modular rear rack, an optional front rack, and 118 additional mounting points. Other industry leading features include a dropper post with integrated suspension, a fully UL-certified 30Ah battery (up to 90 miles of range on a single charge) and VPO 2.0, which includes new “climb” and “stealth” modes.
•When you’re pushing limits on the bike-physical and mental-you want smart, no-compromise gear that puts you in the comfort zone, competitive zone and, most of all, the high-performance zone. Fox Racing released the groundbreaking V3 RS helmet, marking a new pinnacle in motocross helmet technology and expanding offerings to cater to riders of all levels worldwide.
•The Simms Fishing Challenger 7” deck boot is a purpose-built fishing tool that’s extremely versatile around and off water. From the dock duties to running laps around the deck, the vulcanized-rubber Challenger 7” Boot sets the task-ready standard for guaranteed waterproof protection and comfort. Features include vulcanized rubber outer with neoprene lining; Simms Fishing proprietary rugged deck outsole provides grip and traction on all surfaces; and pull-on loop for easy on and off.
•Unleash your inner DJ with the new Wingman View™ from Bushnell Golf. The Wingman View features an LCD screen that provides GPS distances and music information, along with premium audio quality and an integrated BITE magnet cart mount. The Wingman View offers golfers a “best in class” audio experience both on and off the golf course.
Centers of Empowerment Provide Significant Scale Advantage
Through the GEAR Up transformation program, Revelyst is developing a methodical approach to sharing its expertise across various areas amongst its brands to empower its platforms to grow, which Revelyst refers to as its Centers of Empowerment. Revelyst’s Centers of Empowerment will provide it with significant shared resources that can be leveraged to drive growth in revenue and profitability and will include expertise in distribution, supply chain, direct-to-consumer, information technology and international. Revelyst believes that its Centers of Empowerment will enable it to manufacture and distribute products in a more efficient and strategic manner than its competitors as well as open new doors and sales opportunities. Additionally, Revelyst’s Centers of Empowerment will allow its brands to dedicate a greater portion of their time to creating new, innovative products for consumers and better experiences for customers, enabling Revelyst to better serve their needs and capture market share. The impact of Revelyst’s Centers of Empowerment will continue to grow as Revelyst scales and builds on these competencies, driving further operating leverage.
Supply Chain
Through the GEAR Up transformation program, Revelyst is streamlining its supply chain, which Revelyst expects will allow it to create additional spend leverage with a centralized sourcing and procurement function. Revelyst has a manufacturing footprint that includes nine facilities across the U.S., Mexico and Puerto Rico, and Revelyst expects to expand its manufacturing capability in Puerto Rico and Mexico to support increased business in military and law enforcement and near shore products to reduce cycle times. Revelyst sources finished product both domestically and internationally for global distribution and has teams of local sourcing and quality assurance experts on the ground where its largest suppliers are located. Revelyst constantly evaluates the manufacturing of its products versus buying and sourcing of finished goods to ensure optimal decisions are made for the long-term growth and profitability of the business.
Revelyst continuously seeks to improve its vendor base as well as its in-country support and oversight, and through its integrated supply chain management process, Revelyst seeks to provide year-over-year reductions in product costs. Revelyst believes the scope and scale of the sourcing network that it is creating will be difficult for many of its competitors to replicate. Revelyst’s supply chain and logistics infrastructure will give it the ability to serve a broad array of wholesale and retail customers, many of whom already rely on Revelyst for services such as category management, marketing campaigns, merchandising and inventory replenishment.

Distribution
As part of its GEAR Up transformation program, Revelyst is transitioning to a geographic based distribution network from the nine distribution centers supporting each individual business unit to optimize its cost structure and routes to consumers and retailers. Revelyst expects to leverage its current sites in Calgary, Eindhoven and Singapore to support its international growth, expanding distribution to even more categories and brands. Revelyst expects its improved distribution strategy and expanded footprint to unlock higher efficiency and scale opportunities than its brands could achieve on their own.
Direct-to-Consumer
Direct-to-consumer sales are expected to be a focus of Revelyst’s business, and Revelyst is gaining meaningful traction with its various initiatives. Revelyst has found that the direct-to-consumer channel not only enables it to achieve higher margins, but also benefits the customer by providing the convenience of accessing Revelyst’s full portfolio of products wherever and whenever they want to shop. Revelyst’s global digital commercial strategy will be focused on enhancing its brands. This strategy will involve centralized resources and a consolidated ecosystem that will drive commercial alignment, accelerate revenue and share growth.
Information Technology
As a part of its GEAR Up program, Revelyst is transitioning from a complex, multiple enterprise resource planning (“ERP”) structure to optimize ERP instances. Revelyst is consolidating and streamlining its technical systems to allow for less redundancy, enhanced capabilities and optimized resource allocation. This shared systems and resources model should enable Revelyst to access and share data and analytics across its platforms in real time, further accelerating its innovation and consumer engagement. Additionally, Revelyst expects that its spending will be more efficient, resulting in improved profitability.
International
Revelyst intends to leverage the existing global infrastructure acquired from its purchase of Fox Racing to create a unified and scalable international model. Today, many of Revelyst’s brands are under-indexed in international sales and Revelyst believes there is significant opportunity by creating a unified and scalable international operating model that focuses on accelerating the international penetration of Revelyst’s Power Brands.
Visionary and Experienced Management Team
Revelyst has a highly experienced and proven management team that drives accountability and discipline throughout its organization, resulting in successful execution of Revelyst’s strategy. Eric Nyman, Revelyst’s Chief Executive Officer, has more than 25 years of experience in the consumer products industry, and he previously served as President and Chief Operating Officer for Hasbro, Inc. Mr. Nyman’s time at Hasbro supported significant value creation driven by e-commerce and consumer direct transformation, integration of digital technology into traditional consumer products, media partnerships and global brand building. Mr. Nyman’s unique background and skill set, combined with Revelyst’s unmatched house of iconic brands, resilient operating model and strong balance sheet, position Revelyst to deliver compelling value for its stockholders.
Beyond Mr. Nyman, Revelyst’s leadership team has a breadth of combined experience within the consumer products industry:
•Andrew Keegan, Chief Financial Officer, has more than 15 years of experience in finance, accounting and treasury. Prior to his current role as Vice President and Chief Financial Officer of Vista Outdoor, Mr. Keegan has served in various roles at Vista Outdoor, including as Chief Financial Officer of Vista Outdoor’s Ammunition Business Unit.
•Jung Choi, General Counsel and Corporate Secretary, brings more than 15 years of diversified legal experience and expertise to Revelyst, including roles at publicly traded companies and in private practice.

•Joyce Butler, Chief Human Resources Officer, has a wealth of global corporate and not-for-profit experience in several industries and has developed and helped individuals, teams and organization thrive in her more than 25 years of experience.
•Jon Watters and Scott Werbelow, Co-Presidents of Precision Sports Technology, have over 60 years of combined experience in the golf technology sector. Mr. Watters and Mr. Werbelow co-founded Foresight Sports, where they were integral in growing the brand into an industry leader.
•Jeff McGuane, President of Adventure Sports, has nearly 30 years of experience as an innovative leader of performance brands in the sports and outdoors industries, serving in operating roles across Asia, Europe and North America.
•Jordan Judd, President of Outdoor Performance, has held several management positions at the North American and global level, most recently serving as president and general manager of Salomon North America.
Revelyst prides itself on its culture and its people. Revelyst is committed to upholding a diverse and inclusive work environment with meaningful opportunities for career development and leadership roles.
Robust Strategy to Drive Growth and Shareholder Value
Revelyst’s strategy focuses on its “DragonFly-wheel” to generate powerful momentum across its brands to drive sales and leverage its house of brands to capture cost efficiencies and profitability that would be out of reach for any one brand on its own.
The Revelyst “DragonFly-wheel” Generates Powerful Momentum
Revelyst is building out a strategic, brand focused and consumer informed flywheel that leverages:
•Consumer Products Innovation: Harness advantages of shared resources and authentic makers, to enhance brand product innovation, licensing and collaborations;
•Global Direct-to-Consumer: Prioritize Power Brands for direct-to-consumer and direct sales in global priority markets to become a market leader;
•Social Media, Entertainment & Digital Gaming: Apply digital first thinking, engaging content and storytelling, with marketing innovation and digital gaming to identify new consumer opportunities and reach millions of new and reactivated users; and
•Consumer Insights & Analytics: Leverage data through personalized engagement and direct-to-consumer sales to drive repeat visits and create a world-class data informed culture.
Leveraging House of Brands
Revelyst’s collection of industry-leading Power Brands Bell, CamelBak, Fox Racing, Giro, Bushnell, Simms Fishing, Bushnell Golf and Foresight Sports and Challenger Brands Blackburn, QuietKat, Blackhawk, Camp Chef, Primos and Stone Glacier allow Revelyst to leverage shared learnings and cost efficiencies to achieve performance out of reach for any one brand on its own. Revelyst also intends to pursue further profitability improvement initiatives to drive efficiency through strong execution and streamline its business.
Through Revelyst’s most recent efficiency and cost savings initiative program, called GEAR Up, Revelyst is accelerating growth and transformation, which is driven by the following key elements:
•Simplification of the Business Model: Simplifying Revelyst’s structure accelerates its vision of becoming an integrated house of iconic, high-performing outdoor brands that work together as one cohesive unit to form a globally branded company leveraging shared learnings and Revelyst’s Centers of Empowerment to drive execution on a global, omni-channel growth strategy;

•Increased Efficiency and Profitability: Maximizing efficiency and streamlining Revelyst’s operations through consolidation of current real estate footprint, back-office technology stack, supply chain and organizational structure; and
•Reinvestment in Revelyst’s Highest Potential Brands: Leveraging substantial opportunity to reinvest into Revelyst’s highest potential brands to accelerate their growth and innovation pipelines.
Driving International Expansion
To capture additional market share in Revelyst’s global TAM and expand the reach of its house of brands, Revelyst is accelerating its international penetration with a focus on its Power Brands and profitable direct sales in international markets. Today, many of Revelyst’s brands are under-indexed in international sales and Revelyst believes significant opportunity exists through the creation of a unified and scalable international operating model that leverages the existing infrastructure acquired from its purchase of Fox Racing.
Licensing Partnerships Unlock Additional Value-Creation Opportunities
Revelyst intends to create value through strategic out- and in-licensing partnerships. These partnerships not only unlock an additional stream of revenue, but they also allow the opportunity for Revelyst’s brands to continue to scale and reach new consumers.
House of Brands Operating Model and Structure Provides Infrastructure and Framework to Deliver Value Through Tuck-ins and Strategic M&A
Revelyst’s M&A strategy is focused on enabling its brands to exceed their aspirations. Revelyst targets attractive, strategic opportunities within existing and adjacent spaces that will empower Revelyst’s brands and create new revenue streams to grow Revelyst’s three segments. Revelyst’s strategy also focuses on driving tech-enablement across its house of brands to further its consumer insights and engagement. Revelyst provides the opportunity for acquired companies to leverage Revelyst’s shared resources and support, unlocking an unmatched collaboration opportunity for brands to reach new heights and transcend boundaries. Revelyst’s business is well positioned to drive value and synergies from accretive tuck-ins and strategic M&A due to its three segment structure, simplified business model and cost optimization framework. Revelyst periodically reviews its brand portfolio and evaluates the opportunity to divest brands for an optimum portfolio.
Dynamic Capital Allocation Model Provides Flexibility and Focus on Highest Returns
Revelyst maintains a healthy balance sheet, strong margins and robust cash flow generation to provide financial flexibility and enable Revelyst to thrive and grow at all points in the market demand cycle. Revelyst’s dynamic capital allocation process is based on rigorous analysis that prioritizes long-term returns for its stockholders through:
•organic growth opportunities;
•opportunistic share repurchases when valuation is highly attractive; and
•selective acquisitions at attractive multiples that are accretive to Revelyst’s valuation, have achievable and tangible synergies and allow Revelyst to unlock performance in its existing brands.
Intellectual Property
Revelyst’s brands and new product innovation are supported by strategic investment in the acquisition, maintenance and enforcement of Revelyst’s intellectual property. Revelyst’s trade names, service marks and trademarks are important to distinguish its products and services from those of its competitors. Revelyst relies on trade secrets, continuing technological innovations and licensing arrangements to maintain and improve its competitive position. Revelyst also has a portfolio of over 2,000 U.S. and foreign patents, and Revelyst believes these patents, as well as unpatented research, development and engineering skills, make important contributions to its business. Revelyst is not aware of any facts that would negatively impact its continuing use of any of its trade names, service marks, trademarks or patents. Revelyst’s patents are generally in effect for up to 20 years from the date of the filing of the applicable patent application.
Competition
Competition in the markets in which Revelyst operates is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features and warranties, as well as sales and marketing programs. Given the diversity of Revelyst’s product portfolio, Revelyst has various significant competitors in each of its markets, including: Alpine Stars, Bontrager, Canyon, Schwinn, Shimano, Shoei, Smith, Specialized, Contigo, Hydro Flask, Osprey, Nalgene and Yeti in Revelyst’s Adventure Sports segment; Garmin, Nikon, SkyTrak, Topgolf Callaway and Trackman in Revelyst’s Precision Sports Technology segment; and Huk, Orvis, Patagonia, Caldwell, Covert Optics, Nikon, Leupold, Rhino, Vortex, Wheeler, Coleman, Traeger, Weber, Kuiu, First Lite, Mystery Ranch and Sitka in Revelyst’s Outdoor Performance segment.
Seasonality
Revelyst’s business experiences a certain level of seasonality. Revelyst’s products are used throughout the year in a number of varying activities. For example, during the spring and summer months, sales of products such as golf and mountain biking accessories are in high demand. Similarly, sales of Revelyst’s winter sport accessories increase during the late summer months into the early winter months as customers stock shelves for the upcoming season and reorder during the season. Finally, sales of Revelyst’s premium hunting accessories are generally highest during the months of August through December due to shipments around the fall hunting season and holidays.
Regulatory Matters
Like many other manufacturers and distributors of consumer products, Revelyst is required to comply with numerous laws, rules and regulations, including those involving labor and employment laws, the FCPA and similar international anti-bribery laws, environmental laws, consumer product safety, data privacy and security, workplace safety and the export and import of Revelyst’s products. These laws, rules and regulations currently impose significant compliance requirements on Revelyst’s business, and more restrictive laws, rules and regulations may be adopted in the future. Revelyst believes it is in material compliance with all applicable domestic and international laws and regulations.
Revelyst’s operations are subject to numerous international, federal, state and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation and disposal of hazardous materials and wastes and restoration of damages to the environment, as well as health and safety matters. Revelyst believes that its operations are in material compliance with these laws and regulations and that forward-looking, proper and cost-effective management of air, land and water resources is vital to the long-term success of Revelyst’s business. Revelyst’s environmental policy identifies key objectives for implementing this commitment throughout Revelyst’s operations. Revelyst incurs operating and capital costs on an ongoing basis to comply with environmental requirements and could incur significant additional costs as a result of more stringent requirements that may be promulgated in the future.
As a manufacturer and distributor of consumer products, Revelyst is subject to various domestic and international consumer product safety laws, such as the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to investigate and deem certain of Revelyst’s products as unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission or similar international agencies could ask a court to require Revelyst to repurchase or recall one or more of Revelyst’s products. In addition, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which Revelyst sells its products.
In some cases, the handling of Revelyst’s technical data and the international sale of Revelyst’s products is also regulated by the U.S. Department of State and Department of Commerce. These agencies oversee the export of certain of Revelyst’s products including night vision devices and related technical data, amongst other products. In many instances, Revelyst must obtain export authorizations for international shipments. To date, most of Revelyst’s requests for export licenses have been approved. These agencies can impose civil and criminal penalties, including preventing Revelyst from exporting its products, for failure to comply with applicable laws and regulations.
Revelyst is also regulated by governmental agencies such as the U.S. Department of Transportation, the U.S. Environmental Protection Agency and the U.S. Food and Drug Administration, which regulate the out-bound and in-bound movement of certain of Revelyst’s products, as well as components, parts and materials used in Revelyst’s manufacturing processes. The agencies are authorized to detain and seize shipments, as well as penalize Revelyst for failure to comply with applicable regulations. The agencies also work closely with the U.S. Department of State and the U.S. Department of Commerce to protect national security.
Compliance with government regulations has not had, nor is it expected to have, a material effect upon Revelyst’s competitive position.
Human Capital
People are at the center of Revelyst’s success. As of March 31, 2024, Revelyst employs approximately 2,850 people spread across multiple states, Puerto Rico and numerous countries. Revelyst’s employees lead in the fields of product development, sales, distribution, supply chain management, finance and marketing, among many other talents and specialties. In total, as of March 31, 2024, approximately half of Revelyst’s employees are in hourly production and distribution roles, directly building or distributing world-class outdoor recreation and lifestyle gear and products for Revelyst’s consumers. Revelyst has no union-represented employees, other than those outside of the United States where required by law.
Support for Revelyst’s people drives Revelyst at every level. Revelyst prioritizes employee success and well-being through a strong corporate infrastructure that supports employee engagement, recruiting, professional development, safety, diversity, compensation and benefits. Revelyst’s overall commitment and value proposition for its employees begins with Revelyst’s culture and is rooted in the success of Revelyst’s business. When Revelyst does well, it enables Revelyst to do good for its communities, employees and charitable partners.
Employee Engagement
Revelyst is committed to two-way conversations with employees. Revelyst’s Chief Executive Officer and business unit leaders hold regular employee town hall meetings where they provide updates and take employee questions. Revelyst expects to continue to regularly hold such meetings. Revelyst regularly updates employees with company news, important notices, Revelyst’s philanthropic efforts and employee stories through many channels, including Revelyst’s internal digital hub (InSite), social media and its public-facing website. These employee engagement initiatives are especially important across Revelyst’s diverse network which includes multiple locations across the globe and a diverse set of working environments, including production, office, hybrid and remote.
Recruiting
Revelyst places a large emphasis on recruiting talented people to join Revelyst. Revelyst prioritizes the hiring of smart, energetic and passionate people who not only have the skills Revelyst needs to thrive in the marketplace, but who also have diverse experiences and perspectives. Revelyst has partnered with a variety of organizations to expand its recruiting base so that Revelyst can better attract talented veterans, people of color, women and others with backgrounds who would strengthen Revelyst’s business and underlying culture.
Professional Development
Revelyst takes career development seriously. Revelyst goes to great lengths to make learning and knowledge available to its employees. Revelyst deploys a variety of worker training programs on its factory and production floors, including the use of internal leaders and outside safety trainers. Programs such as tuition reimbursement, internships and employee scholarship programs are some of the ways Revelyst is investing in Revelyst’s people and their knowledge. Revelyst knows that these investments are not only good for people, but they are also good for Revelyst’s business. Revelyst has seen an increase in internal promotions from all levels of the organization.

Safety and Quality
Revelyst operates in a highly regulated environment in the U.S. and international markets. U.S. federal, state and local governmental entities and foreign governments regulate many aspects of Revelyst’s business through product safety standards, laws and regulations.
While employees across Revelyst’s locations work to ensure compliance with the product safety laws and regulations that apply to their products, Revelyst has a team of dedicated professionals who oversee product safety and compliance across all locations. This organizational structure, together with robust internal policies and procedures, helps ensure that Revelyst meets its continuing obligations to regulators and consumers throughout the product life cycles and to keep its employees safe.
Diversity and Inclusion
Revelyst continuously looks for ways to be more diverse and inclusive, from improving its recruiting and marketing efforts to expanding career growth opportunities and external partnerships. Revelyst’s diversity and inclusion metrics as of March 31, 2024 include:

% of U.S. employees identifying as persons of color (non-white)	25%
% of U.S. leadership (manager and above) identifying as persons of color	14%
% of U.S. employees who are female	35%
% of U.S. leadership (manager and above) who are female	32%
% of U.S. employees who are veterans	3%
Compensation
Revelyst believes in equal pay for equal work. Revelyst believes pay and compensation should match the talent, experience and skill set of a person, and nothing else. Revelyst expects to regularly review its compensation practices and benchmark its performance to others in the industry to ensure Revelyst is fulfilling its obligation of fair pay.
Benefits
Revelyst expects that its benefits programs will offer comprehensive coverage to help protect its employees’ health, family and future, and will be an important part of the total compensation Revelyst provides. Revelyst expects to offer both company-provided and optional benefits, including basic life insurance, medical, prescription, telemedicine and an employee product purchase program. Revelyst expects to offer a 401(k) retirement plan.
Properties
Facilities — Revelyst occupies manufacturing, assembly, distribution, warehouse, test, research, development and office facilities. All of Revelyst’s facilities are leased unless noted otherwise below.
As of March 31, 2024, Revelyst had significant operations in the following locations, which include office, manufacturing and distribution facilities:

Revelyst Outdoor Performance	Rantoul, IL; Hyde Park, UT; Bozeman, MT; Mountain View, AR; Seymour, MO; Tijuana, MX; *Richmond, IN; Lares, PR; Overland Park, KS; Olathe, KS; Brookhaven, MS; Manhattan, MT; *Oroville, CA
Revelyst Adventure Sports	Irvine, CA; Petaluma, CA; Stockton, CA; Rantoul, IL; Eagle, CO; Barcelona, Spain; Tijuana, MX

Revelyst Precision Sports Technology	San Diego, CA; Olathe, KS
Enterprise	Anoka, MN
__________________
*denotes owned properties
Revelyst’s properties are well maintained and in good operating condition and are sufficient to meet Revelyst’s near-term operating requirements.
In February 2024, Revelyst announced the GEAR up transformation program that in part aimed to reduce its overall footprint. Revelyst vacated the Petaluma, CA, Overland Park, in fiscal year 2025.

Legal Proceedings
From time to time, Revelyst is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of Revelyst’s business. Revelyst does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its operating results, financial condition or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REVELYST
You should read the following discussion of financial condition and results of operations for the three years ended March 31, 2024, 2023 and 2022 and for the three months ended June 30, 2024 and June 25, 2023 together with the Revelyst financial statements and the notes thereto included elsewhere in this proxy statement/prospectus, as well as the information presented in the sections entitled “Unaudited Pro Forma Revelyst Financial Statements” and “Information About the Revelyst Business” beginning on pages 340 and 305, respectively. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about Revelyst’s industry, business and future financial results. Revelyst’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 54 and 83, respectively. All dollar amounts in this section are presented in thousands.
The discussion within this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Revelyst (“MD&A”) is organized as follows:
•Overview. This section contains background information on Revelyst (for purposes of this MD&A, "we", "us" and "our", a summary of significant themes and events during the fiscal periods covered hereby as well as strategic initiatives, and an outlook along with current trends in order to provide context for management’s discussion and analysis of Revelyst’s financial condition and results of operations.
•Results of operations. This section contains an analysis of Revelyst’s results of operations presented in the accompanying combined statements of operations by comparing the results for the three months ended June 30, 2024 to the results for the three months ended June 25, 2023, the results for the fiscal year ended March 31, 2024 to the results for the fiscal year ended March 31, 2023, and the results for the fiscal year ended March 31, 2023 to the results for fiscal year ended March 31, 2022.
•Financial condition, liquidity and capital resources. This section provides an analysis of Revelyst’s financial condition as of June 30, 2024 compared to June 25, 2023 and annual cash flows for the fiscal year ended March 31, 2024 compared to annual cash flows for the fiscal year ended March 31, 2023, and by setting forth a discussion of Revelyst’s contractual obligations at March 31, 2024.
•Critical accounting estimates. This section contains a discussion of the critical accounting estimates that Revelyst believes are important to Revelyst’s financial condition and results of operations and that require judgment and estimates on the part of management in their application. In addition, all of Revelyst’s significant accounting policies, including critical accounting policies, are summarized in Note 2, Significant Accounting Policies, to the Revelyst audited combined financial statements included elsewhere in this proxy statement/prospectus.
OVERVIEW
Basis of Presentation and Separation from Vista Outdoor Inc. (“Vista Outdoor”)
Revelyst was incorporated in Delaware on August 16, 2022, and was formed for the purpose of effecting a separation from Vista Outdoor. Revelyst is currently a wholly owned subsidiary of Vista Outdoor. On October 15, 2023, Vista Outdoor entered into a definitive agreement (the “Original Merger Agreement”) to sell the Kinetic Group Business (formerly the Sporting Products Business) to CZECHOSLOVAK GROUP a.s. (the “Sporting Products Sale”) for an enterprise value of $1,910,000 (the “base purchase price”) on a cash-free, debt-free basis subject to working capital adjustments. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. simultaneously with the entry into the Original Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst Business”, unless the context otherwise requires, formerly the Outdoor Products business) from the Kinetic Group Business by transferring the assets and liabilities of the Revelyst Business to Revelyst, Inc. following which CSG will merge one of its subsidiaries with Vista Outdoor (holding only the Kinetic Group

Business), with each share of common stock, par value $0.01 per share, of Vista Outdoor (“Vista Outdoor Common Stock”) outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst and (b) $12.90 in cash (the “Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Merger Agreement (the “First Amendment”). The First Amendment:
1.increased the base purchase price from $1,910,000 to $1,960,000;
2.increased the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provided that certain Vista Outdoor restricted stock units held by Vista Outdoor employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and to Vista Outdoor under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
On June 23, 2024, the parties entered into the second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment:
1.increased the base purchase price from $1,960,000 to $2,000,000; and
2.increased the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
On July 7, 2024, the parties entered into the third amendment to the Merger Agreement (the “Third Amendment”). The Third Amendment:
1.increased the base purchase price from $2,000,000 to $2,100,000; and
2.increased the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.
On July 21, 2024, the parties entered into the fourth amendment to the Merger Agreement (the “Fourth Amendment”). The Fourth Amendment:
1.increased the base purchase price from $2,100,000 to $2,150,000; and
2.increased the Cash Consideration from $21.00 to $24.00 in cash per share of Vista Outdoor Common Stock.
On July 30, 2024, Vista Outdoor announced their Board of Directors (the “Vista Outdoor Board”) decided to commence a review of strategic alternatives which includes: (i) the exploration of a full range of alternatives for the Revelyst Business, including a potential sale of the Revelyst Business, (ii) engagement with MNC Capital and its private equity partner with respect to its proposal to acquire Vista Outdoor in an all-cash transaction for $42.00 per share of Vista Outdoor Common Stock, and (iii) continued consideration of the separation of the Revelyst Business and the Kinetic Group Business through a spin-off. CSG was also considering an acquisition of the Revelyst Business with potential partners (in addition to its proposed acquisition of he Kinetic Group Business).
On September 12, 2024, the parties entered into the Fifth Merger Agreement Amendment. The Fifth Merger Agreement Amendment:
1.provided for Revelyst to issue Vista Outdoor additional shares of Revelyst Common Stock in an amount equal to the number of shares of Revelyst Common Stock equal to 7.5% of the fully diluted outstanding shares of Revelyst Common Stock as of the Closing (after giving effect to the Contribution including, for the avoidance of doubt, the shares of Revelyst Common Stock to be transferred by Vista Outdoor to Merger Sub Parent) (the “Revelyst Purchased Shares”) prior to the sale of such shares from Vista Outdoor to Merger Sub Parent;
2.provided that immediately prior to Closing, Merger Sub Parent would purchase from Vista Outdoor the Revelyst Purchased Shares for $150,000 (“Revelyst Purchased Shares Purchase Price”) (the “Revelyst Investment”);
3.provided that following payment of the Revelyst Purchased Shares Purchase Price, Vista Outdoor would contribute such amount to Revelyst to be paid to Vista Outdoor stockholders as part of the Cash Consideration; and
4.increased the Cash Consideration from $24.00 to $28.00 in cash per share of Vista Outdoor Common Stock.
On October 4, 2024, the Parties entered into the Sixth Merger Agreement Amendment. The Sixth Merger Agreement Amendment:
1.increased the Base Purchase Price from $2,150,000 to $2,225,000;
2.changed the Cash Consideration from $28.00 to $25.75 in cash per share of Vista Outdoor Common Stock;
3.extended the End Date to December 11, 2024; and
4.eliminated the Revelyst Investment.
On October 4, 2024, Vista Outdoor completed certain portions of the legal and structural separation of Revelyst, Inc. from Vista Outdoor. To effect the structural separation, Vista Outdoor undertook certain pre-spin-off transactions described below:
1.Vista Outdoor contributed its equity interest in certain of its wholly owned subsidiaries to its wholly owned subsidiary Revelyst, Inc.
The Sporting Products Sale is subject to approval of Vista Outdoor’s stockholders and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
On October 4, 2024, Vista Outdoor entered into an agreement with Revelyst, Cabin Ridge Inc. (“SVP Merger Sub”) and Olibre LLC (“SVP Parent”) (“Revelyst Merger Agreement”) pursuant to which, following the completion of the Sporting Products Sale and subject to the receipt of regulatory approvals and other customary closing conditions, SVP Merger Sub will be merged with and into Revelyst (holding only the Revelyst Business), with Revelyst surviving the merger as a wholly owned subsidiary of SVP Parent. Each share of Revelyst Common Stock issued and outstanding immediately prior to the closing of such transaction (including shares of Revelyst Common Stock received by Vista Outdoor stockholders as part of the Sporting Products Sale) (other than any such shares of Revelyst Common Stock held by Revelyst, its subsidiaries or SVP Parent) will be converted into the right to receive merger consideration in an amount calculated in accordance with the provisions of the Revelyst Merger Agreement, using a base purchase price of $1,125,000. There can be no assurance regarding the ultimate timing of the Revelyst Merger Agreement or that it will be completed.
Revelyst’s combined financial statements reflect Revelyst’s historical financial position, results of operations and cash flows for the periods presented as Revelyst is managed within Vista Outdoor. Revelyst’s combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. Revelyst’s combined financial statements have been prepared in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America. Revelyst’s combined financial statements may not be indicative of Revelyst’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had Revelyst operated as an independent company during the periods presented.
Revelyst’s combined financial statements include expense allocations for certain functions provided by Vista Outdoor, including but not limited to general corporate expenses related to finance, legal, information technology, human resources, communications and insurance. These expenses have been allocated to Revelyst on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of revenue, headcount or other measures. During the three months ended June 30, 2024 Revelyst was allocated $(19,659) of gain on divestiture and $18,759 of general corporate expenses and for the three months ended June 25, 2023 was allocated $12,262 of general corporate expenses. General corporate expenses are included within selling, general and administrative expenses in the condensed combined statements of comprehensive loss. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by Revelyst during the periods presented. The allocations may not, however, reflect the expenses Revelyst would have incurred if Revelyst had been an independent company for the periods presented. Actual costs that may have been incurred if Revelyst had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas such as information technology, supply chain, sales and marketing, operations and infrastructure. Revelyst is unable to determine what such costs would have been had Revelyst been independent. Following the closing of the Sporting Products Sale (the “Closing”), Revelyst may perform these functions using Revelyst’s own resources or purchased services.
Business Overview
Revelyst designs, develops, manufactures, sources and distributes performance gear and precision technologies for golfers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, hikers, campers, anglers and hunters. Revelyst is a house of iconic consumer products brands. Revelyst is a collective of makers who design and manufacture performance gear and precision technologies. Revelyst’s category-defining brands leverage meticulous craftsmanship and cross-collaboration to pursue new innovations that redefine what is humanly possible in the outdoors. Revelyst is not defined by the innovations that it makes, but by the wildly human experiences that it makes possible. Revelyst’s industry-leading brands include Bell, CamelBak, Fox Racing, Giro, Bushnell, Simms Fishing, Bushnell Golf, and Foresight Sports. Revelyst is headquartered in Providence, Rhode Island and has manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe.
Revelyst sells its products through big-box, e-commerce, specialty and independent retailers and distributors such as Academy, Amazon, Bass Pro Shops/Cabela’s, Carl’s Golfland, Dick’s Sporting Goods, Golf Galaxy, Nations Best Sports, PGA Tour Superstore, Play Better Sports, Recreational Equipment, Inc., Scheels, Sports Inc., Sports South, Sportsman’s Warehouse, Target, Walmart and Worldwide Golf Shops. Many of Revelyst’s products are also sold directly to consumers through Revelyst’s brands’ websites and retail locations. Revelyst has a scalable, integrated house of brands that allows it to leverage shared deep customer knowledge, product development and innovation, supply chain and distribution, sales and marketing and other essential back-office functions across product categories to better serve its retail partners and consumers.
Organizational Structure
Revelyst has three operating and reportable segments, based on how its chief operating decision maker (“CODM”), Revelyst’s Chief Executive Officer, allocates resources and makes decisions. See information on Revelyst’s operating segments, included elsewhere in this proxy statement/prospectus. Below is the composition of Revelyst’s segments during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Revelyst.
•Revelyst Outdoor Performance primarily consists of Revelyst’s outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.

•Revelyst Adventure Sports primarily consists of Revelyst’s protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling and snow sports protection and accessories, as well as bike hydration packs and water bottles and e-bikes.
•Revelyst Precision Sports Technology primarily consists of Revelyst’s golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.
•In addition, Revelyst presents a “Corporate” category for purposes of reconciliation, which is not considered a reportable segment.
Management currently considers the following events, results, trends and uncertainties to be most important to understanding Revelyst’s financial condition and operating performance:
Executive Summary
Financial Highlights and Notable Events of the Three Months Ended June 30, 2024
During the three months ended June 30, 2024, Revelyst’s sales decreased 14.7% compared to the prior year period. The decreased was primarily due to pre-order delivery timing and one time royalty revenue in the prior year period as well as unfavorable product mix toward lower price point channels within Revelyst Adventure Sports, lower wholesale volume and order timing within Revelyst Outdoor Performance, and lower volume as a result of strong new product introductions in the prior year for Bushnell Golf and order timing within Revelyst Precision Sports Technology. The decline was partially offset by increased government sales at Revelyst Outdoor Performance and growth at Foresight driven by new product introductions at Revelyst Precision Sports Technology. Revelyst’s reportable segments reported a decrease of $8,646 in operating income for the three months ended June 30, 2024, as compared to the prior fiscal period, primarily due to the 14.1% decrease in gross profit as compared for the same periods, which was offset primarily by Revelyst’s execution of cross collaborations, improvements in channel strategy, and realized cost savings of approximately $5,000 from the GEAR Up transformation program.
Financial Highlights and Notable Events of Fiscal Year 2024
For the fiscal year ended March 31, 2024, net sales decreased $30,519 as compared to the prior fiscal year. During fiscal year 2024, Revelyst was significantly and adversely affected by the high interest rates and pressures posed by inflation, which created an increasingly challenging economic environment for consumers, and affected consumer confidence and purchasing patterns. The decrease in consumer demand during fiscal year 2024 resulted in channel partners remaining cautious and not increasing their purchasing behavior. This dynamic led to slower than expected decrease in the inventory levels, increased discounting, lower volume and unfavorable mix, and, as a result, decreased gross profits. Revelyst reported a decrease of 28.6% in operating income for the fiscal year ended March 31, 2024, as compared to the prior fiscal year. Despite slower than expected inventory decreases at its channel partners, Revelyst had year-over-year inventory reductions of 27%.
Although Revelyst saw signs of improvement in its fourth quarter year over year results, during the third fiscal quarter of 2024, as a result of decreased consumer demand Revelyst lowered its projected revenues and operating income for future periods. The lower projections, combined with the decline in Revelyst’s stock price in the third fiscal quarter of 2024, led it to determine there were indicators of potential impairment, and Revelyst performed an interim quantitative goodwill and indefinite-lived intangible asset impairment analysis during the third fiscal quarter of 2024. During the third fiscal quarter of 2024 Revelyst recorded impairment losses of $218,812, which consisted of $161,714 related to goodwill, $50,300 related to its indefinite-lived trademarks and trade names, and $6,798 related to amortizing intangible assets. For further information, see Note 2, Significant Accounting Policies, and Note 11, Goodwill and Intangible Assets, to the Revelyst combined financial statements included elsewhere in this proxy statement/prospectus.

GEAR Up Transformation Program
During fiscal year 2024, Revelyst initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation, which is driven by the following key elements:
•Simplification of the Business Model: Simplifying Revelyst’s structure to accelerate its becoming an integrated house of iconic, high-performing outdoor brands that work together as one cohesive unit to form a globally branded company leveraging shared learnings and Centers of Empowerment to drive execution on a global, omni-channel growth strategy;
•Increased Efficiency and Profitability: Maximizing efficiency and streamlining operations through consolidation of current real estate footprint, back-office technology stack, supply chain and organizational structure; and
•Reinvestment in the Highest Potential Brands: Leveraging substantial opportunity to reinvest into the highest potential brands of these reportable segments to accelerate their growth and innovation pipelines.
•Revelyst expects GEAR Up to deliver targeted annualized pre-tax operating profit improvements of approximately $100,000. The profit improvements began this fiscal year and Revelyst expects to realize $100,000 of run rate cost savings by fiscal year 2027. Revelyst is estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan and expects these charges to be completed by fiscal year 2027. All restructuring charges will be recorded as corporate expenses and not allocated to Revelyst’s reportable segments. See Note 13, Restructuring, to the Revelyst unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus.
Divestitures
During the first quarter of fiscal year 2025, Revelyst completed the divestiture of the RCBS brand. See Note 6, Divestitures and Acquisitions, to the Revelyst unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus for discussion of the pretax gain recorded related to this divestiture.
Subsequent to June 30, 2024, Revelyst entered into an agreement to sell its wood pellet manufacturing company, Fiber Energy Products. This business was part of the Revelyst Outdoor Performance reportable segment. See Note 6, Divestitures and Acquisitions to the Revelyst unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus, for discussion of impairment recorded during the first fiscal quarter of 2025 related to this business.
RCBS and Fiber Energy Products contributed approximately $30,000 of total combined sales in fiscal year 2024.
OUTLOOK
Outlook
Outdoor Recreation Industry
According to the 2024 Outdoor Participation Trends Report, "the growth of outdoor participation that began in 2016 and accelerated during the COVID pandemic is showing few signs of slow as the outdoor participation base grew larger again this year to a record 175.8 million participants. This represents 57.3% of all Americans aged six and older". The participants increased across demographics and activities as we see new and young recreation participants driving growth and diversity in the participation base, including increasing numbers of women, people of color and seniors. Revelyst believes that it is well positioned to capture additional share of participants' wallets through new, innovative product launches, cross-collaborations and exciting partnerships despite challenges related to market softness. Specifically at Simms Fishing, Revelyst holds a dominant position in waders and it is gaining share in sportswear; at Bushnell Golf, Revelyst continues to set the standard with its leading position; and at Fox, Bell, Giro and CamelBak Revelyst is capturing share across numerous categories, including Helmets, Mountain

Bike Protection and Bike Hydration despite a declining market environment. Revelyst remains focused on driving growth and share gains regardless of market conditions and is poised to revolutionize its future through innovative product and technology offerings, as well as leading partnerships.
RESULTS OF OPERATIONS
Management's Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide a reader of Revelyst’s financial statements with a narrative from the perspective of Revelyst’s management on its financial condition, results of operations, liquidity and certain other factors that may affect its future results. The following information should be read in conjunction with the Revelyst combined financial statements included elsewhere in this proxy statement/prospectus.
Results of Operations
Segment Results for the three months ended June 30, 2024 Compared to the three months ended June 25, 2023:
During the third quarter of fiscal year 2024, Revelyst modified its reportable segments. Accordingly, the three months ended June 25, 2023 have been restated to conform to the change. Its net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income (loss), operating income (loss) as a percentage of net sales (operating income (loss) margin), other expense, net, interest expense, and income tax (benefit) provision by reportable segment and by corporate and other (where applicable) are presented below:

	Three months ended		Change
Net Sales:	June 30, 2024	June 25, 2023	Dollars	Percent
Revelyst Outdoor Performance	$89,969	$111,212	$(21,243)	(19.1)%
Revelyst Adventure Sports	127,278	144,399	(17,121)	(11.9)%
Revelyst Precision Sports Technology	56,973	65,832	(8,859)	(13.5)%
Total	$274,220	$321,443	$(47,223)	(14.7)%
Revelyst Outdoor Performance—The decrease in net sales was a result of lower wholesale volume, order timing, the February 2024 fire at Fiber Energy's main production facility that temporarily shuttered operations and the divestiture of RCBS. These declines were partially offset by increased government sales.
Revelyst Adventure Sports—The decrease in net sales was a result of pre-order sales during the first fiscal quarter of 2024 due to delivery timing delays in Revelyst’s fourth fiscal quarter 2023, that caused these sales to be delayed until the first fiscal quarter of 2024, and these sales were not repeated during the first fiscal quarter of 2025. Unfavorable mix of lower price point channels and lower royalty revenue also contributed to the decrease.
Revelyst Precision Sports Technology—The decrease in net sales was caused by lower volume compared to strong new product introductions for Bushnell Golf in the prior year period and timing of orders, partially offset by growth at Foresight driven by new product introductions.

	Three months ended		Change
Gross Profit:	June 30, 2024	June 25, 2023	Dollars	Percent
Revelyst Outdoor Performance	$21,733	$25,698	$(3,965)	(15.4)%
Revelyst Adventure Sports	34,914	42,684	(7,770)	(18.2)%
Revelyst Precision Sports Technology	24,743	26,344	(1,601)	(6.1)%
Total	$81,390	$94,726	$(13,336)	(14.1)%
Gross profit margin	29.7%	29.5%
Revelyst Outdoor Performance—The decrease in gross profit was primarily caused by lower volume as noted above, partially offset by lower discounting. Gross profit margin was 24.2% compared to 23.1% in the prior fiscal period.

Revelyst Adventure Sports—The decrease in gross profit was primarily caused by the decrease in sales as noted above, partially offset by lower freight costs. Gross profit margin was 27.4% compared to 29.6% in the prior fiscal period.
Revelyst Precision Sports Technology—The decrease in gross profit was primarily caused by lower volume as noted above, partially offset by favorable product mix. Gross profit margin was 43.4% compared to 40.0% in the prior fiscal period.

	Three months ended		Change
Operating income (loss):	June 30, 2024	June 25, 2023	Dollars	Percent
Revelyst Outdoor Performance	$(2,876)	$(1,615)	$(1,261)	(78.1)%
Revelyst Adventure Sports	(6,200)	(1,127)	(5,073)	(450.1)%
Revelyst Precision Sports Technology	7,526	9,838	(2,312)	(23.5)%
Corporate and other	799	(12,393)	13,192	106.4%
Total	$(751)	$(5,297)	$4,546	85.8%
Operating loss margin	(0.3)%	(1.6)%
Revelyst Outdoor Performance—The increase in operating loss was primarily caused lower gross profit, partially offset by decreased selling, general and administrative costs related to GEAR up initiatives. Operating loss margin was (3.2)% compared to (1.5)% in the prior fiscal period.
Revelyst Adventure Sports—The increase in operating loss was primarily caused by lower gross profit, partially offset by decreased selling, general and administrative costs related to GEAR up initiatives. Operating loss margin was (4.9)% compared to (0.8)% in the prior fiscal period.
Revelyst Precision Sports Technology—The decrease in operating income was primarily caused by decreased gross profit. Operating income margin was 13.2% compared to 14.9% in the prior fiscal period.
Corporate and Other—The decrease in operating loss was primarily driven by the gain on divestiture of the RCBS business and lower transition costs, partially offset by impairment and GEAR up restructuring costs.

	Three months ended		Change
Other expense, net:	June 30, 2024	June 25, 2023	Dollars	Percent
Corporate and other	$77	$541	$(464)	(85.8)%
The change in other expense from the prior fiscal period was caused by changes in foreign exchange gains and losses.

	Three months ended
Income tax (benefit) provision:	June 30, 2024	Effective Rate	June 25, 2023	Effective Rate	Change
Corporate and other	$472	(58.0)%	$(438)	7.6%	$910
See Note 14, Income Taxes, to the Revelyst unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus for information regarding income taxes. The decrease in the current period tax rate is primarily due to the change in the valuation allowance, adjusted for foreign taxes over a very small operating loss in the current quarter.
Revelyst’s provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for the three months ended June 30, 2024 of (58.0)% is reflective of the federal statutory rate of 21% decreased due to the impact of the change in valuation allowance.

The effective tax rate for the three months ended June 25, 2023 of 7.6% differs from the federal statutory rate of 21% primarily due to the operating loss in the quarter, which caused the unfavorable tax adjustments to decrease the rate.
Fiscal Year 2024 Compared to Fiscal Year 2023
Revelyst’s net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income, operating income as a percentage of net sales (operating income margin), other expense (income), net, interest expense and income tax (benefit) provision by reportable segment and by corporate and other (where applicable) are presented below:

	Years ended March 31,		Change
Net Sales:	2024	2023	Dollars	Percent
Revelyst Outdoor Performance	$465,294	$477,986	$(12,692)	(2.7)%
Revelyst Adventure Sports	607,711	625,567	(17,856)	(2.9)%
Revelyst Precision Sports Technology	235,854	235,825	29	—%
Total	$1,308,859	$1,339,378	$(30,519)	(2.3)%
Revelyst Outdoor Performance—The decrease in net sales was a result of lower volume and price and increased discounting, primarily in optics, shooting accessories and stoves and stove accessories categories caused by the adverse effects of a challenging economic environment for consumers that reduced demand. These declines were partially offset by sales from Simms Fishing, which was acquired in the second quarter of the prior fiscal year, and increased military product shipments.
Revelyst Adventure Sports—The decrease in net sales was a result of lower volume and increased discounting, primarily in bike, powersports and hydration categories caused by the adverse effects of a challenging economic environment for consumers that reduced demand. These decreases were partially offset by sales from Fox Racing, which was purchased in the second quarter of the prior fiscal year, and increased military product shipments.
Revelyst Precision Sports Technology—The increase in net sales was driven by increased volume in laser ranging category, partially offset by decreased volume in launch monitor category and increased discounting.

	Years ended March 31,		Change
Gross Profit:	2024	2023	Dollars	Percent
Revelyst Outdoor Performance	$107,511	$105,446	$2,065	2.0%
Revelyst Adventure Sports	161,674	168,878	(7,204)	(4.3)%
Revelyst Precision Sports Technology	104,037	111,995	(7,958)	(7.1)%
Corporate and other	—	(9,528)	9,528	100.0%
Total	$373,222	$376,791	$(3,569)	(0.9)%
Gross profit margin	28.5%	28.1%
Revelyst Outdoor Performance—The increase in gross profit was primarily driven by Simms Fishing and efficiencies, partially offset by organic business volume declines and pricing. Gross profit margin was 23.1% compared to 22.1% in the prior fiscal year.
Revelyst Adventure Sports—The decrease in gross profit was primarily caused by lower organic business volume, increased discounting, unfavorable mix and sell through of higher cost inventory, partially offset by sales from Fox Racing and pricing. Gross profit margin was 26.6% compared to 27.0% in the prior fiscal year.
Revelyst Precision Sports Technology—The decrease in gross profit was primarily caused by unfavorable product mix driven by volume shift from launch monitors to laser ranging and, increased discounting and product costs. Gross profit margin was 44.1% compared to 47.5% in the prior fiscal year.

Corporate and Other—Expenses included in gross profit were related to inventory step-up expense from acquisitions in the prior fiscal year.

	Years ended March 31,		Change
Operating income (loss):	2024	2023	Dollars	Percent
Revelyst Outdoor Performance	$(2,590)	$(1,575)	$(1,015)	64.4%
Revelyst Adventure Sports	(7,864)	7,305	(15,169)	(207.7)%
Revelyst Precision Sports Technology	39,061	55,348	(16,287)	(29.4)%
Corporate and other	(291,476)	(429,217)	137,741	32.1%
Total	$(262,869)	$(368,139)	$105,270	(28.6)%
Operating income margin	(20.1)%	(27.5)%
Revelyst Outdoor Performance—The increase in operating loss was primarily caused by increased selling, general, and administrative costs related to an acquired business, partially offset by increased in gross profit and reduced selling costs related to organic businesses. Operating income margin was (0.6)% compared to (0.3)% in the prior fiscal year.
Revelyst Adventure Sports—The decrease in operating income was primarily caused by increased selling, general, and administrative costs related to an acquired business and lower gross profit, partially offset by decreased selling, general, and administrative costs related to organic businesses. Operating income margin was (1.3)% compared to 1.2% in the prior fiscal year.
Revelyst Precision Sports Technology—The decrease in operating income was primarily caused by decreased gross profit and increased research and development and selling costs. Operating income margin was 16.6% compared to 23.5% in the prior fiscal year.
Corporate and Other—The decrease in operating loss was primarily driven by decreased goodwill and intangible impairment, stock-based compensation, annual incentive compensation, inventory step-up, transaction and executive transition expense. These decreases were partially offset by increased non-cash expense related to the estimated fair value of the contingent consideration as compared to the non-cash income recognized in the prior fiscal year and the Separation, GEAR Up transformation costs, transition and post-acquisition compensation expense.

	Years ended March 31,		Change
Other expense (income), net:	2024	2023	Dollars	Percent
Corporate and other	$1,988	$(2,124)	$4,112	(193.6)%
The change from other income in the prior fiscal year to other expense in the current fiscal year was caused by changes in foreign exchange gains and losses.

	Years ended March 31,
Income tax (benefit) provision:	2024	Effective Rate	2023	Effective Rate	Change
Corporate and other	$(22,458)	8.5%	$(29,181)	8.0%	$6,723
See Note 15, Income Taxes, to the Revelyst audited combined financial statements included elsewhere in this proxy statement/prospectus for information regarding income taxes.

The increase in the current period tax rate is primarily due to a smaller current year change of nondeductible impairment of goodwill offset by the impact for establishing the valuation allowance resulting in a slightly higher year over year effective tax rate.

Revelyst’s provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for fiscal year 2024 of 8.5% is reflective of the federal statutory rate of 21% decreased due to the impact of the change in valuation allowance.
The effective tax rate for fiscal year 2023 of 8.0% differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill and state taxes, partially offset by the deduction for foreign derived intangible income.
Fiscal Year 2023 Compared to Fiscal Year 2022
Revelyst’s net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income, operating income as a percentage of net sales (operating income margin), interest expense and income tax provision by reporting segment and by corporate and other (where applicable) are presented below (dollars in thousands):

	Years ended March 31,		Change
Net Sales:	2023	2022	Dollars	Percent
Revelyst Outdoor Performance	$477,986	$579,687	$(101,701)	(17.5)%
Revelyst Adventure Sports	625,567	556,745	68,822	12.4%
Revelyst Precision Sports Technology	235,825	186,065	49,760	26.7%
Total	$1,339,378	$1,322,497	$16,881	1.3%
Revelyst Outdoor Performance—The decrease in net sales was related primarily to reduced purchasing across nearly all channels, partially offset by increased sales from the acquisition of Simms Fishing in the second quarter of fiscal year 2023, Stone Glacier in the fourth quarter of fiscal year 2022 and Fiber Energy in the third quarter in fiscal year 2022, pricing and increased direct-to-consumer sales.
Revelyst Adventure Sports—The increase in net sales was driven by the acquisition of Fox Racing in the second quarter of fiscal year 2023, price and increased direct-to-consumer sales, partially offset by declines in organic brand volume primarily due to reduced purchasing across nearly all channels.
Revelyst Precision Sports Technology—The increase in net sales was driven by the acquisition of Foresight Sports in the third quarter of fiscal year 2022, pricing and increased direct-to-consumer sales, partially offset by declines in organic volume primarily in laser ranging category.

	Years ended March 31,		Change
Gross Profit:	2023	2022	Dollars	Percent
Revelyst Outdoor Performance	$105,446	$154,568	$(49,122)	(31.8)%
Revelyst Adventure Sports	168,878	156,312	12,566	8.0%
Revelyst Precision Sports Technology	111,995	88,567	23,428	26.5%
Corporate and other	(9,528)	(1,991)	(7,537)	(378.6)%
Total	$376,791	$397,456	$(20,665)	(5.2)%
Gross profit margin	28.1%	30.1%
Revelyst Outdoor Performance—The net decrease in gross profit was primarily driven by volume changes as discussed above. Gross profit margin was 22.1% in fiscal year 2023 compared to 26.7% in fiscal year 2022.
Revelyst Adventure Sports—The net increase in gross profit was primarily driven by volume from Fox Racing and improved pricing, which was partially offset by organic businesses’ volume declines and increased product and freight costs. Gross profit margin was 27.0% in fiscal year 2023 compared to 28.1% in fiscal year 2022.
Revelyst Precision Sports Technology—The net increase in gross profit was primarily driven by volume from the acquisition of Foresight Sports as discussed above. Gross profit margin was 47.5% in fiscal year 2023 compared to 47.6% in fiscal year 2022.

Corporate and Other—Expenses included in gross profit were related to inventory step-up expense from acquisitions in fiscal years 2023 and 2022.

	Years ended March 31,		Change
Operating income (loss):	2023	2022	Dollars	Percent
Revelyst Outdoor Performance	$(1,575)	$58,530	$(60,105)	(102.7)%
Revelyst Adventure Sports	7,305	54,528	(47,223)	(86.6)%
Revelyst Precision Sports Technology	55,348	51,436	3,912	7.6%
Corporate and other	(429,217)	(62,073)	(367,144)	(591.5)%
Total	$(368,139)	$102,421	$(470,560)	(459.4)%
Operating income margin	(27.5)%	7.7%
Revelyst Outdoor Performance—The decrease in operating income was primarily driven by the decrease in gross profit of organic businesses and increased selling, general and administrative costs related to Simms Fishing. Operating income margin was (0.3)% in fiscal year 2023, compared to 10.1% in fiscal year 2022.
Revelyst Adventure Sports—The decrease in operating income was primarily driven by increased selling, general and administrative expenses related to Fox Racing, partially offset by the increase in gross profit as discussed above. Operating income margin was 1.2% in fiscal year 2023, compared to 9.8% in fiscal year 2022.
Revelyst Precision Sports Technology—The increase in operating income was primarily driven by the Foresight Sports increased gross profit. Operating income margin was 23.5% in fiscal year 2023, compared to 27.6% in fiscal year 2022.
Corporate and Other—The increase in operating loss was primarily caused by goodwill and tradename impairments, increased Separation costs, reorganization costs, inventory step-up expense, transaction costs and transition costs. The decline was partially offset by a decrease in the fair value of the contingent consideration liabilities and lower incentive compensation expense.

	Years ended March 31,		Change
Other expense (income), net:	2023	2022	Dollars	Percent
Corporate and other	$(2,124)	$—	$(2,124)	—%
The increase in other income, net was caused by foreign exchange gains related to businesses acquired during fiscal year 2023.

	Years ended March 31,
Income tax (benefit) provision:	2023	Effective Rate	2022	Effective Rate	Change
Corporate and other	$(29,181)	(8.0)%	$24,045	(23.5)%	$(53,226)
See Note 15, Income Taxes, to the Revelyst unaudited condensed combined financial statements included elsewhere in this proxy statement/prospectus for information regarding income taxes.
The increase in the fiscal year 2023 tax rate compared to fiscal year 2022 is primarily due to the impact of nondeductible impairment of goodwill.
Our provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for fiscal year 2023 of (8.0)% differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill and state taxes, partially offset by the deduction for foreign derived intangible income.
The effective tax rate for fiscal year 2022 of (23.5)% differs from the federal statutory rate of 21% primarily due to the impact of state taxes and is partially offset by changes in tax contingency.

LIQUIDITY AND CAPITAL RESOURCES
Overview
Historically, Revelyst has operated within Vista Outdoor’s corporate structure, and an important source of liquidity for Revelyst’s business, particularly for the execution of its growth strategy, has been cash generated by the Sporting Products segment of Vista Outdoor. Following the Closing, Revelyst’s capital structure and sources of liquidity will change significantly from its historical capital structure. Revelyst will no longer participate in cash management and funding arrangements with Vista Outdoor. Instead, Revelyst’s ability to fund its cash needs will depend on its ongoing ability to independently generate cash from operations and obtain debt and/or equity financing on acceptable terms. Revelyst believes it will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances and available borrowings through the issuance of third-party debt. Revelyst’s separation from Vista Outdoor’s other businesses may increase the overall cost of debt funding and may decrease the overall debt capacity and commercial credit available to Revelyst.
Prior to the Closing, certain subsidiaries of Revelyst guarantee the obligations of Vista Outdoor under (i) Vista Outdoor’s Amended and Restated Asset-Based Revolving Credit Agreement dated as of August 5, 2022 (the “ABL Facility”) and (ii) the 4.5% Senior Unsecured Notes due 2029 (the “4.5% Notes”) issued by Vista Outdoor on March 3, 2021. The ABL Facility includes a covenant that prohibits the “Planned Separation” (as defined in Vista Outdoor’s Form 10-K filing for the fiscal year ended March 31, 2022) with respect to the separation of Vista Outdoor’s Outdoor Products (currently the Revelyst Business) and Sporting Products (currently the Kinetic Group business) segments or any analogous transaction with respect to any line of business, business segment or division (or any part thereof) of Vista Outdoor or any subsidiary thereof. At the time of the Closing, Vista Outdoor expects to repay all amounts outstanding and, if applicable, terminate all commitments, under the ABL Facility (or, cause the members of the Sporting Products Group to be released from their obligations thereunder) and redeem the 4.5% Notes.
Financial Condition
Cash increased to $29,738 as of June 30, 2024 from $22,946 at March 31, 2024. During the three months ended June 30, 2024, Revelyst used cash generated from operating activities in addition to proceeds received from the sale of Revelyst’s RCBS business to fund capital expenditures, asset acquisitions and for net transfers to parent within financing activities.
Net accounts receivable as of June 30, 2024 decreased $13,457 compared to March 31, 2024, primarily resulting from decreased sales since Revelyst’s fiscal year-end, partially offset by sales during the last month of first fiscal quarter of 2025. Cash used to purchase inventory decreased $9,638 compared to the prior year period as a result Revelyst’s continued focus on decreasing inventory levels.
Net transfers to Parent increased as compared to the prior fiscal year, primarily due to proceeds received from the sale of RCBS, reduced payments for contingent consideration and reduced capital expenditures, partially offset by decreased cash provided by operations. The transfers to Parent represented transactions between Revelyst and Vista Outdoor. These transactions are considered to be effectively settled for cash at the time the transaction is recorded. The components of these transactions (or transfers) include (i) constructive cash transfers from Revelyst to Vista Outdoor, (ii) cash transfers from Vista Outdoor to fund Revelyst’s requirements for working capital commitments, (iii) cash transfers from Vista Outdoor to fund Revelyst’s acquisitions and (iv) an allocation of Vista Outdoor’s corporate expenses.
Walmart represented 18% and 12% of the total trade receivables balance as of June 30, 2024 and March 31, 2024, respectively. No customer contributed more than 10% of sales during the three months ended June 30, 2024 and the fiscal year ended March 31, 2024.

Annual cash flows
Operating Activities
Net cash provided by operating activities increased $115,390 from fiscal year 2023 to fiscal year 2024. The change was primarily driven by improvements in Revelyst’s inventory management in the second half of the current fiscal year and timing of vendor payments, partially offset by increases in accounts receivable due to the timing of customer payments. Net cash provided by operating activities increased $94,735 for fiscal year 2023 as compared to fiscal year 2022. The change was primarily driven by an increase to payments for prepaid expenses and other assets, partially offset by increases in accounts receivable due to the timing of customer payments, and improvement in Revelyst’s inventory management in the second half of fiscal year 2023.
Investing Activities
Cash used for investing activities decreased $744,055 from fiscal year 2023 to fiscal year 2024. The change was primarily driven by the acquisition of Fox Racing and Simms Fishing during fiscal year 2023. Cash used for investing activities increased $215,883 for fiscal year 2023 as compared to fiscal year 2022, driven by the acquisition of Fox Racing and Simms Fishing during fiscal year 2023.
Financing Activities
Cash used for financing activities was $141,733 during fiscal year 2024 compared to cash provided by financing activities of $719,190 in fiscal year 2023. The change is due to a decrease in the net transfers from Parent and increased contingent consideration payments compared to fiscal year 2023. The transfers (to) from Parent represented transactions between Revelyst Business and Vista Outdoor. These transactions are considered to be effectively settled for cash at the time the transaction is recorded. The components of these transactions (or transfers) include (i) constructive cash transfers from Revelyst Business to Vista Outdoor, (ii) cash transfers from Vista Outdoor to fund Revelyst’s Business requirements for working capital commitments, (iii) cash transfers from Vista Outdoor to fund Revelyst’s Business acquisitions and (iv) an allocation of Vista Outdoor’s corporate expenses. The decrease in cash Vista Outdoor provided Revelyst Business in fiscal year 2024 as compared to fiscal year 2023 was due to cash needed to fund Revelyst’s Business acquisitions of Fox Racing and Simms Fishing during fiscal year 2023. Cash provided by financing activities increased $124,145 for fiscal year 2023 as compared to fiscal year 2022. The increase represents an increase in the net transfers from Parent compared to fiscal year 2022, which represented transactions between Revelyst and Vista Outdoor. These transactions are considered to be effectively settled for cash at the time the transaction is recorded. The components of these transactions (or transfers) include (i) constructive cash transfers from Revelyst to Vista Outdoor, (ii) cash transfers from Vista Outdoor to fund Revelyst’s requirements for working capital commitments, (iii) cash transfers from Vista Outdoor to fund Revelyst’s acquisitions and (iv) an allocation of Vista Outdoor’s corporate expenses. The increase in cash Vista Outdoor provided Revelyst as compared to fiscal year 2022 was due to cash needed to fund Revelyst’s acquisitions of Fox Racing and Simms Fishing.
Liquidity
In addition to Revelyst’s normal operating cash requirements, its principal future cash requirements will be to fund strategic acquisitions, capital expenditures, earn-outs related to previous acquisitions, the execution of its GEAR Up transformation program. Revelyst’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain facilities, payment of earn-outs related to previous acquisitions, execution of its GEAR Up transformation program and working capital requirements.
At the time of the Closing, Revelyst expects to have cash and cash equivalents of between approximately $125,000 after giving effect to the contribution from Vista Outdoor, and payout of merger consideration to shareholders.
There can be no assurance that the cost or availability of future borrowings, if any, will not be materially impacted by capital and credit market conditions, including any disruptions to these markets, as a result of natural disasters and public health crises or other significant catastrophic events, or Revelyst’s future financial condition and performance.
Material Cash Requirements
The following tables summarize Revelyst’s material cash requirements as of March 31, 2024:

		Material cash requirements by period
	Total	Less than 1 year	Years 2 - 3	Years 4 - 5	More than 5 years
Operating leases	$166,941	$21,148	$40,028	$32,899	$72,866
Purchase commitments and other	127,552	123,778	3,324	450	—
Total	$294,493	$144,926	$43,352	$33,349	$72,866
The total liability for uncertain tax positions as of June 30, 2024 and March 31, 2024 was approximately $9,508 and $9,039, respectively (see Note 15, Income Taxes, to the Revelyst audited combined financial statements and Note 14, Income Taxes, to the Revelyst unaudited condensed combined financial statements, included elsewhere in this proxy statement/prospectus), none of which is expected to be paid within 12 months. Revelyst is unable to provide a reasonably reliable estimate of the timing of future payments relating to the non-current uncertain tax position obligations. At June 30, 2024, there were no other material changes with respect to the cash requirements described above as of March 31, 2024.
CONTINGENCIES
Litigation
From time-to-time, Revelyst is subject to various legal proceedings, including lawsuits, which arise out of and are incidental to the conduct of Revelyst’s business. Revelyst does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to Revelyst’s business or likely to result in a material adverse effect on Revelyst’s operating results, financial condition or cash flows.
DEPENDENCE ON KEY CUSTOMERS; CONCENTRATION OF CREDIT
Walmart represented 18% and 12% of the total trade receivables balance as of June 30, 2024 and March 31, 2024, respectively. No customer contributed more than 10% of sales during the three months ended June 30, 2024 and the fiscal year ended March 31, 2024.
INFLATION AND CONSUMER SPENDING RISK
Revelyst continues to be exposed to inflationary factors, which may adversely affect its operating results, including higher costs of products and operating costs. Revelyst’s sales to retailers and distributors follow the end consumer spending patterns. If these adverse conditions persist or become more severe, this may continue to have an adverse effect on its operating results if the selling prices of its products are not able to offset these increased costs, or if increased selling prices reduce demand for Revelyst’s products. Changes to interest rates in response to inflationary factors could have adverse impacts on Revelyst’s cash flows and operating results depending on the severity and length of the changes. Revelyst cannot predict the impact of these adverse conditions on its liquidity and financial results.
CRITICAL ACCOUNTING ESTIMATES
Revelyst’s discussion and analysis of Revelyst’s financial condition and results of operations are based on Revelyst’s audited combined financial statements. Revelyst’s audited combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The audited combined financial statements have been prepared in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America. In preparing Revelyst’s audited combined financial statements, Revelyst made estimates and judgments that affect the reported amounts of assets, liabilities, sales, expenses and related disclosure of contingent assets and liabilities. Revelyst reevaluates its estimates on an ongoing basis. Revelyst’s estimates are based on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Revelyst reviews its estimates on an ongoing basis to ensure the estimates appropriately reflect changes in Revelyst’s business and the most recent information available. See Note 2, Significant Accounting Policies, to the audited combined financial statements included elsewhere in this proxy statement/prospectus).

Revelyst believes the critical accounting estimates discussed below affect its most significant estimates and judgments used in the preparation of its combined financial statements. For a complete discussion of all Revelyst’s significant accounting policies, see Note 2, Significant Accounting Policies, to the audited combined financial statements included elsewhere in this proxy statement/prospectus).
Revenue Recognition
The total amount of revenue Revelyst recognizes for the sale of its products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold and timing of new product launches. These adjustments require management to make reasonable estimates of the amount Revelyst expects to receive from the customer. Revelyst estimates sales adjustments by customer or by product category on the basis of its historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and Revelyst’s expectations for the future. Sales taxes, federal excise tax and other similar taxes are excluded from revenue.
Allowance for Estimated Credit Losses
Revelyst maintains an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of Revelyst’s customers to make required payments. Revelyst estimates the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions.
Inventories
Revelyst’s inventories are valued at the lower of cost or net realizable value, which includes a reserve for excess, obsolete and/or unmarketable inventory. Revelyst estimates this reserve based upon current inventory levels, past and future demand, as well as Revelyst’s estimates of market conditions and future demands, all of which are subject to change. In addition, Revelyst considers inventory aging, the promotional environment and technological obsolescence all of which require a significant amount of assumptions and judgment. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold. If these estimates are inaccurate or change, Revelyst may be exposed to adjustments to Revelyst’s inventory reserve which could materially impact its operating results.
Income Taxes
Provisions for federal, state and foreign income taxes are calculated based on reported pre-tax earnings and current tax law. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. Revelyst periodically assesses Revelyst’s liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that Revelyst’s tax position will be sustained, Revelyst’s records the entire resulting tax liability and when it is more likely than not of being sustained, Revelyst records their best estimate of the resulting tax liability. As per Revelyst’s policy, any applicable interest and penalties related to these positions are also recorded in the combined financial statements. To the extent Revelyst’s assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.

Deferred tax assets are assessed to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Significant estimates are required for this analysis. If we determine it is not more likely than not that all of the deferred tax assets will be realized, a valuation allowance will be recorded. Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.
Accounting for Goodwill and Indefinite-lived Intangibles
Annual Testing
Revelyst performed its annual testing of goodwill in accordance with its accounting policies described in Note 2, Significant Accounting Policies, to the audited combined financial statements included elsewhere in this proxy statement/prospectus)
During the annual impairment review process Revelyst has the option to first perform a qualitative assessment (commonly referred to as “step zero”) over relative events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value or to perform a quantitative assessment (“step one”) where we estimate the fair value of each reporting unit using both an income and market approach. We completed a step zero assessment during the fourth fiscal quarter of 2024, and concluded there were no indicators of impairment. See Note 11, Goodwill and Intangible Assets, to the audited combined financial statements included elsewhere in this proxy statement/prospectus.
Indefinite-lived intangibles are not amortized and are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment during the fourth quarter of fiscal year 2024, and concluded there were no indicators of impairment on Revelyst’s indefinite-lived intangibles. See Note 11, Goodwill and Intangible Assets, to the audited combined financial statements included elsewhere in this proxy statement/prospectus.
Interim Testing
During the third quarter of fiscal year 2024, Revelyst completed a quantitative goodwill impairment analysis. Revelyst recognized impairment losses equal to the full carrying value of goodwill of $26,219 and $9,955, related to the former reporting units of Outdoor Cooking and Stone Glacier, respectively, and a partial goodwill impairment loss of $125,540 related to Revelyst’s Golf reporting unit. See Note 11, Goodwill and Intangible Assets, to the audited combined financial statements included elsewhere in this proxy statement/prospectus for additional information on changes to Revelyst’s reporting units during the fourth quarter of fiscal year 2024.
The decline in fair value of Revelyst’s reporting units was significantly impacted by a challenging economic environment for consumers, with higher interest rate expectations continuing, and other factors affecting the market for Revelyst’s products, which resulted in lowered forecasted revenues, operating margins and operating cash flows for the majority of Revelyst’s reporting units. Revelyst’s estimates of the fair values of the reporting units were also influenced by higher discount rates in the income-based valuation approach as a result of increasing company-specific risk premiums and higher treasury rates. The weighted average cost of capital used in the goodwill impairment analysis ranged between 12.5% and 16.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit, modified for each reporting unit based on company risk premiums to reflect the perception of risks of achieving the projected cash flows. Revelyst weighted the valuations of Revelyst’s reporting units using 100% of the income approach, specifically the discounted cash flow method.
The Golf reporting unit comprises the remaining goodwill at March 31, 2024. After impairment losses were recorded during the third quarter of fiscal year 2024, the fair value of the Golf reporting unit was equal to its carrying value. If Revelyst assumed a one percent increase in discount rate, additional goodwill impairment of approximately $35,000 would have been recorded. If the reporting units do not perform to expected levels or there are adverse changes in certain macroeconomic factors, the related goodwill may be at risk for impairment in the future. Revelyst cannot predict the occurrence of certain events or changes in circumstances that might adversely affect the carrying value of goodwill. Revelyst will continue to monitor the evolving macroeconomic landscape. Rising interest and income tax rates could impact the weighted average cost of capital used in Revelyst’s estimates of fair value for Revelyst’s reporting units. Additionally, high inflation may continue to adversely affect the demand and profitability of Revelyst’s products.
In conjunction with Revelyst’s interim quantitative goodwill impairment analysis, Revelyst performed a quantitative step one impairment analysis of indefinite-lived intangible assets and recorded impairment losses of $26,600, $9,600, $6,100, $4,500, $1,800, $1,100 and $600 related to the Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell and Bell Powersports indefinite-lived tradename assets, respectively. The decline in fair value of Revelyst’s indefinite-lived trade name assets was impacted by a reduction in forecasted revenues, related to the factors discussed above. The carrying value of the indefinite lived intangible assets related to Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell and Bell Powersports after the impairment was $58,400, $13,300, $12,000, $25,500, $15,300, $14,900 and $3,500, respectively. Revelyst determined the fair value of the Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell and Bell Powersports indefinite-lived trade names using royalty rates of 3%, 1.5%, 1.5%, 3%, 1.5%, 1% and 1%, respectively.
The assumptions used to develop the discounted cash flow analysis and relief-from-royalty calculations require us to make significant estimates. Revelyst based estimates on assumptions it believes to be reasonable but which are unpredictable and inherently uncertain. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials and other factors that are beyond Revelyst’s control. If the current economic conditions were to deteriorate, or if Revelyst was to lose significant business, it is possible that the estimated fair value of certain reporting units or trade names could fall below their carrying value resulting in the necessity to conduct additional impairment tests in future periods.
Business Combinations
Revelyst allocates the purchase price, including contingent consideration, of Revelyst’s acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their fair values at the date of acquisition. The fair values are primarily based on third-party valuations using Revelyst’s management assumptions that require significant judgments and estimates. The purchase price allocated to intangibles is based on unobservable factors, including but not limited to, projected revenues, expenses, customer attrition rates, royalty rates and weighted average cost of capital, among others. The weighted average cost of capital uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The unobservable factors we use are based upon assumptions believed to be reasonable, but are also uncertain and unpredictable. As a result, these estimates and assumptions may require adjustment in the future if actual results differ from Revelyst’s estimates.
See Note 2, Significant Accounting Policies, to the audited combined financial statements included elsewhere in this proxy statement/prospectus for discussion of new accounting pronouncements.
New Accounting Pronouncements
See Note 2, Significant Accounting Policies, to the Revelyst audited combined financial statements included elsewhere in this proxy statement/prospectus for a discussion of new accounting pronouncements.
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
Revelyst may use derivatives to hedge certain interest rate and foreign currency exchange rate risks, but does not use derivative financial instruments for trading or other speculative purposes. Revelyst conducts business through its subsidiaries in many different countries, and fluctuations in currency exchange rates could have a significant impact on its reported results of operations, which are presented in U.S. dollars. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. Accordingly, significant changes in currency exchange rates, particularly the Euro, the British pound and the Canadian dollar, could cause fluctuations in the reported results of Revelyst’s businesses’ operations that could negatively affect its results of operations. To mitigate the risks from foreign currency exposure, Revelyst enters into hedging transactions, mainly foreign currency forward contracts, through derivative financial instruments that have been authorized pursuant to corporate policies. Additional information regarding these financial instruments is contained in Note 5, Derivative Financial Instruments, to the audited combined financial statements included elsewhere in this proxy statement/prospectus. The gross notional dollar amount of Revelyst’s foreign exchange contracts designated as hedges at June 30, 2024 and March 31, 2024 was not material. Revelyst believes that a hypothetical loss from its foreign currency forward contracts would be partially offset by increases in the value of the underlying transactions being hedged.
Revlyst’s combined balance sheets and statements of comprehensive income (loss) do not include an attribution of Vista Outdoor’s third-party debt and the related interest expense because it is not the primary obligor of such debt and Revelyst will not assume any portion of such debt in connection with the Transaction.

UNAUDITED PRO FORMA REVELYST FINANCIAL STATEMENTS
Pursuant to the Merger Agreement (originally entered into on October 15, 2023, and amended from time to time thereafter), Vista Outdoor has agreed to sell the Sporting Products Business to CSG for an enterprise value of $1,910,000 on a cash-free, debt-free basis, subject to working capital adjustments. To effect the Transaction, Vista Outdoor will first effect a separation pursuant to which, among other things, the businesses and operations of the Outdoor Products reportable segment of Vista Outdoor will be separated from the other businesses and operations of Vista Outdoor. Subsequently, (i) pursuant to the Subscription Agreement, Merger Sub Parent will contribute the Subscription Amount to Vista Outdoor in exchange for shares of Vista Outdoor Common Stock and (ii) immediately thereafter, Vista Outdoor will contribute the Contribution Amount to Revelyst. Following the completion of the foregoing, Merger Sub, a wholly owned indirect subsidiary of CSG, will merge with and into Vista Outdoor (holding only the Sporting Products Business), with each share of Vista Outdoor Common Stock outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) being converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock. Following the closing of the Transaction, Revelyst, holding only the Revelyst Business, will be an independent, publicly traded company, and Vista Outdoor, holding only the Sporting Products Business, will be a wholly owned subsidiary of CSG. Solely for purposes of this “Unaudited Pro Forma Revelyst Financial Statements” section, it has been assumed that the Transaction will be consummated but the Revelyst Transaction will not be consummated, resulting in Revelyst remaining an independent, publicly traded company.

The unaudited pro forma Revelyst financial statements consist of the unaudited pro forma Revelyst income statements for the three months ended June 30, 2024 and the fiscal year ended March 31, 2024 and the unaudited pro forma Revelyst balance sheet as of June 30, 2024. The unaudited pro forma Revelyst financial statements should be read in conjunction with the Revelyst financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Revelyst” beginning on page 321. The unaudited pro forma Revelyst income statements have been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred on, or became effective as of, April 1, 2023. The unaudited pro forma Revelyst balance sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred on, or become effective as of, June 30, 2024.
The unaudited pro forma Revelyst financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended. The unaudited pro forma Revelyst financial statements presented below have been derived from the Revelyst financial statements included elsewhere in this proxy statement/prospectus and do not purport to represent what Revelyst’s financial position and results of operations would have been had the Closing occurred on the dates indicated and are not necessarily indicative of Revelyst’s future financial position and future results of operations. In addition, the unaudited pro forma Revelyst financial statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions Revelyst believes are reasonable; however, such adjustments are subject to change.
Vista Outdoor did not account for Revelyst as, and Revelyst was not operated as, an independent, publicly traded company for the periods presented. The pro forma adjustments are based on currently available information and assumptions that Revelyst management believes, given the information available at this time, are reasonable and reflect changes necessary to reflect Revelyst’s financial condition and results of operations as if Revelyst were a standalone company. The unaudited pro forma Revelyst financial statements have been adjusted to give effect to the following (the “Pro Forma Transactions”):
•the contribution by Vista Outdoor to Revelyst of all the assets and liabilities that comprise the Revelyst Business pursuant to the Separation Agreement;
•the anticipated post-Closing capital structure of Revelyst after giving effect to the Merger, pursuant to which each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive

(a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock;
•the elimination of Vista Outdoor’s net investment in Revelyst;
•autonomous entity adjustments of incremental expense or other charges necessary to reflect the operations and financial position of Revelyst as an independent and separate publicly traded company; and
•to the extent not set forth above, the impact of, and transactions contemplated by, the Merger Agreement, the Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement and other agreements related to the Transaction between Revelyst and Vista Outdoor and the provisions contained therein.
The operating expenses reported in the Revelyst historical combined statements of comprehensive income (loss) include allocations of certain Vista Outdoor costs, such as corporate costs, shared services and other related costs that benefit Revelyst. The Revelyst combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. Accordingly, such financial information reflects an allocation of general corporate costs, such as information technology, finance and accounting, human resources, legal and other expenses that are either specifically identifiable or clearly applicable to Revelyst.
As an independent, publicly traded company, Revelyst expects to incur certain incremental costs resulting from the Transaction that were not included in the Revelyst combined financial statements. These costs include information technology fees that are reflected as autonomous entity adjustments in the unaudited pro forma Revelyst financial statements presented below. In addition, Revelyst has provided a presentation of management adjustments that Revelyst management believes are necessary to enhance an understanding of the pro forma effects of the Transaction. Actual future costs incurred may differ from these estimates.
Subject to the terms of the Merger Agreement and the Separation Agreement, Vista Outdoor will pay all nonrecurring third-party costs and expenses related to the Separation and incurred prior to the Closing. Such nonrecurring amounts are expected to include costs to separate and/or duplicate information technology systems, external advisory fees (other than fees and expenses in connection with any debt financing of Revelyst), third-party legal and accounting fees and similar costs. At the time of the Closing, the Base Purchase Price will be reduced by transaction expenses and tax items specified in the Separation Agreement and be subject to certain other purchase price adjustments resulting in the Contribution Amount payable by Vista Outdoor to Revelyst (see “Separation Agreement—Closing Adjustments” beginning on page 276). After the Closing, subject to the terms of the Merger Agreement and the Separation Agreement, all costs and expenses related to the Separation incurred by either Vista Outdoor or Revelyst will be borne by the party incurring the costs and expenses.

UNAUDITED PRO FORMA REVELYST BALANCE SHEET
AS OF JUNE 30, 2024

(amounts in thousands, except share data)	Revelyst Inc.	Revelyst Business	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$—	$29,738	$100,000	(a)	$—		$129,738
Net receivables	—	196,035	—		—		196,035
Net inventories	—	283,080	—		—		283,080
Prepaid expenses	—	23,318	—		—		23,318
Income tax receivable	—	686	208	(c)	—		894
Other current assets	—	7,757	—		—		7,757
Total current assets	—	540,614	100,208		—		640,822
Net property, plant and equipment	—	49,241	—		—		49,241
Operating lease assets	—	93,957	—		122	(j)	94,079
Goodwill	—	232,145	—		—		232,145
Net intangible assets	—	555,061	—		—		555,061
Other non-current assets, net	—	55,495	—		—		55,495
Total assets	$—	$1,526,513	$100,208		$122		$1,626,843
LIABILITIES AND EQUITY							—
Current liabilities:							—
Accounts payable	$—	$85,166	$—		$—		$85,166
Accrued compensation	—	18,467	8,541	(b)	—		27,008
Accrued income taxes	—	—	—		—		—
Sales and other taxes payable	—	11,297	—		—		11,297
Other current liabilities	—	101,351	(100)	(b)	122	(j)	101,373
Total current liabilities	—	216,281	8,441		122		224,844
Deferred income tax liabilities	—	13,219	(956)	(c)	—		12,263
Long-term operating lease liabilities	—	95,316	—		—		95,316
Other long-term liabilities	—	18,879	(8,090)	(b) (c)	—		10,789
Total liabilities	—	343,695	(605)		122		343,212
EQUITY
Common stock, $0.01 par value, 500,000,000 authorized and 58,363,474 issued and outstanding	—	—	583	(g)	—		583
Issued and outstanding—1,000 shares as of June 30, 2024 and March 31, 2024	—	—	—				—
Stock subscription receivable	—	—	—		—		—
Additional paid-in capital	—	—	1,288,594	(f)	—		1,288,594
Parent company investment	—	1,188,364	(1,188,364)	(f)	—		—
Accumulated other comprehensive loss	—	(5,546)	—		—		(5,546)
Total parent company equity	—	1,182,818	100,813		—		1,283,631
Total liabilities and parent company equity	$—	$1,526,513	$100,208		$122		$1,626,843
See Notes to Revelyst Financial Statements

UNAUDITED PRO FORMA REVELYST INCOME STATEMENT
THREE MONTHS ENDED JUNE 30, 2024

(amounts in thousands, except per share data)	Revelyst Inc.	Revelyst Business	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Sales, net	$—	$274,220	$(476)	(d)	$—		$273,744
Cost of sales	—	192,830	(476)	(d)	—		192,354
Gross profit	—	81,390	—		—		81,390
Operating expenses:
Research and development	—	10,523	—		—		10,523
Selling, general and administrative	—	91,277	—		—		91,277
Gain on divestiture	—	(19,659)	—		—		(19,659)
Operating loss	—	(751)	—		—		(751)
Other expense, net	—	(77)	—		—		(77)
Interest income (expense)	—	14	—		—		14
Loss before income taxes	—	(814)	—		—		(814)
Income tax provision benefit	—	(472)	—	(e)	—	(k)	(472)
Net loss	$—	$(1,286)	$—		$—		$(1,286)
Pro forma earnings per share
Pro forma basic and diluted							$(0.02)	(h)
Pro forma weighted-average shares outstanding
Pro forma basic and diluted							58,312	(h)
See Notes to Revelyst Financial Statements

UNAUDITED PRO FORMA REVELYST INCOME STATEMENT
YEAR ENDED MARCH 31, 2024

(amounts in thousands, except per share data)	Revelyst Inc.	Revelyst Business	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Sales, net	$—	$1,308,859	$(15,423)	(d)	$—		$1,293,436
Cost of sales	—	935,637	(15,423)	(d)	—		920,214
Gross profit	—	373,222	—		—		373,222
Operating expenses:
Research and development	—	42,067	—		—		42,067
Selling, general and administrative	—	375,212	—		400	(i)	375,612
Impairment of goodwill and intangibles	—	218,812	—		—		218,812
Operating loss	—	(262,869)	—		(400)		(263,269)
Other expense, net	—	(1,988)	—		—		(1,988)
Interest income (expense), net	—	117	—		—		117
Loss before income taxes	—	(264,740)	—		(400)		(265,140)
Income tax benefit	—	22,458	—	(e)	—	(k)	22,458
Net loss	$—	$(242,282)	$—		$(400)		$(242,682)

Pro forma earnings per share
Pro forma basic and diluted							(4.19)	(h)
Pro forma weighted-average shares outstanding
Pro forma basic and diluted							57,946	(h)
See Notes to Revelyst Financial Statements

NOTES TO UNAUDITED PRO FORMA REVELYST FINANCIAL STATEMENTS
(Amounts in thousands, except per share data and unless otherwise indicated)
Note 1: Transaction Accounting Adjustments
a.Revelyst expects that, as of the Closing, cash and cash equivalents will be approximately $125,000, due in part to additional cash contributions from Vista Outdoor. Revelyst’s estimate of cash as of the Closing has been calculated as follows: (i) the estimated amount to be contributed by Vista Outdoor to Revelyst at Closing pursuant to the Merger Agreement (which has been calculated in accordance with the Merger Agreement and Separation Agreement by adjusting the Base Purchase Price for the estimated cash, working capital, debt, transaction expense and tax items of the Sporting Products Group as of Closing (see “Separation Agreement—Closing Adjustments” beginning on page 276)) less (ii) the estimated aggregate cash portion of the Merger Consideration calculated by multiplying $25.75 per share of Vista Outdoor Common Stock by the number of shares of Vista Outdoor Common Stock outstanding as of June 30, 2024.
b.Reflects employee-related obligations of active and former employees transferred to Revelyst from Vista Outdoor in connection with the Transaction or retained by Vista Outdoor in connection with the Transaction per the Employee Matters Agreement. The assets and liabilities that are to be transferred to Revelyst are incremental to the amounts in the Revelyst financial statements. The expenses associated with these liabilities have been allocated to Revelyst and are included within the Revelyst financial statements. The assets and liabilities that are to be retained by Vista Outdoor were included in the Revelyst financial statements as Revelyst did manage these assets and liabilities but they will not be transferred to Revelyst per the Employee Matters Agreement. The following represents liabilities transferred to Vista Outdoor or retained by Vista Outdoor upon completion of the Transaction per the Employee Matters Agreement:

Accrued compensation	8,541
Other current liabilities	(100)
Other long-term liabilities	1,418
c.Reflects related net liabilities transferred to Revelyst from Vista Outdoor in connection with the Transaction or retained by Vista Outdoor in connection with the Transaction per the Separation Agreement. The net liabilities that are to be transferred to Revelyst are incremental to the amounts in the Revelyst financial statements. The net liabilities that are to be retained by Vista Outdoor were included in the Revelyst financial statements as Revelyst did manage these net liabilities but they will not be transferred to Revelyst per the Separation Agreement. The following represents net liabilities transferred to Vista Outdoor or retained by Vista Outdoor upon completion of the Transaction per the Separation Agreement:

Income tax receivable	$208
Uncertain tax positions liability	(9,508)
Deferred income tax liabilities	(956)
d.Reflects the effect of the termination of the supply agreement between Revelyst and Vista Outdoor after the Closing. The Revelyst historical combined statement of comprehensive income (loss) reflects certain net sales and cost of goods sold pursuant to pre-existing intercompany arrangements between Revelyst and Vista Outdoor. Sales of product from Revelyst to Vista Outdoor are expected to cease shortly following the Closing. Accordingly, net sales and cost of goods sold has been adjusted for the three months ended June 30, 2024 and the fiscal year ended March 31, 2024 related to these product sales. See Note 16, Related Party Transactions, to the Revelyst audited combined financial statements and Note 17, Related Party Transactions, to the Revelyst unaudited condensed combined financial statements, each included elsewhere in this proxy statement/prospectus, for information regarding these related party sales.
e.The pro forma income tax expense adjustments arising from adjustments to transaction accounting and adjustments to income before income taxes for the three months ended June 30, 2024 and the fiscal year ended March 31, 2024, respectively, reflect a 0% tax rate as a result of the full valuation allowance. Revelyst management believes these tax rates provide a reasonable basis for the pro forma adjustments.
f.Represents the reclassification of Vista Outdoor’s net investment in Revelyst to Additional paid-in capital.
The Additional paid-in capital adjustments are summarized below:

Net parent investment	$1,188,364
Net assets being transferred to Revelyst	100,208
Net liabilities being retained by Vista Outdoor	605
Common stock issuance	(583)
Total pro forma adjustments to Additional paid-in capital	$1,288,594
g.Reflects the issuance of 58,363,474 shares of Revelyst Common Stock pursuant to the Transaction. Revelyst has assumed the number of outstanding shares of Revelyst Common Stock based on 58,363,474 shares of Vista Outdoor Common Stock outstanding as of June 30, 2024, and an exchange ratio of one share of Revelyst Common Stock for every one share of Vista Outdoor Common Stock. The actual number of shares of Revelyst Common Stock issued will not be known until the Closing Date.
h.Pro forma basic and diluted earnings per share and pro forma weighted-average basic shares outstanding for the three months ended June 30, 2024 and the fiscal year ended March 31, 2024 are based on the number of weighted average Vista Outdoor Common Stock shares outstanding during the three months ended June 30, 2024 and the fiscal year ended March 31, 2024, respectively, assuming an exchange ratio of one share of Revelyst Common Stock for every one share of Vista Outdoor Common Stock. Due to the net loss for the three months ended June 30, 2024 and the fiscal year ended March 31, 2024, there are no common shares added to calculate dilutive earnings per share because the effect would be anti-dilutive.
Note 2: Autonomous Entity Adjustments
The unaudited pro forma Revelyst balance sheet as of June 30, 2024 and the fiscal year ended March 31, 2024 and the unaudited pro forma Revelyst income statement for the three months ended June 30, 2024 include the following autonomous entity adjustments:
i.Reflects additional one-time expenses primarily related to the stand-up of Revelyst as a standalone public company, which are expected to be incurred within 12 months following the Closing. These charges primarily consist of incurred but not recorded and estimable costs covered by executed contracts related to system implementation, business separation and other costs. These costs are necessary to establish Revelyst as an autonomous entity after the Transaction. These adjustments are comprised of non-recurring expenses of $400 in Selling, general and administrative expenses for the fiscal year ended March 31, 2024. Actual charges that will be incurred could be different from these estimates.
j.Reflects the net impact of sub-lease arrangements with Vista Outdoor for corporate offices that are expected to be entered into in connection with the Transaction. These adjustments record the operating right-of-use assets and related operating lease liabilities based on the estimated present value of the lease payments over the lease term. There is no income statement impact as lease expense is expected to be consistent with facilities charges included in the Revelyst historical combined statements of operations.
k.The pro forma income tax expense adjustments arising from autonomous entity adjustments for the fiscal year ended March 31, 2024, reflects a 0% tax rate as a result of the full valuation allowance. Revelyst management believes these tax rates provide a reasonable basis for the pro forma adjustments.
Note 3: Management Adjustments
Revelyst management has elected to present management adjustments to the pro forma financial information and included all adjustments necessary for a fair statement of such information. As part of Vista Outdoor, the Revelyst historical combined financial statements include allocations for certain costs of support functions that are provided on a centralized basis, which include finance, human resources, information technology, legal, strategy and other support functions.
Following the Closing, as a standalone company, Revelyst expects to incur incremental one-time and recurring costs in certain corporate support functions based on Revelyst’s design efforts to develop an operating model aligned with the requirements of a standalone company such as system implementation costs, business and facilities separation, applicable employee-related costs, development of Revelyst’s brand and other matters.
Revelyst also expects to incur recurring and ongoing costs required to operate new functions for a public company such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities, branding and insurance.
Revelyst management expects to incur these costs beginning at Closing through a period of approximately six to twelve months post-Closing.
Primarily as a result of the above items, Revelyst expects to incur higher expenses than the historical allocated costs due to dis-synergies in order to operate as a standalone public company. The adjustments below reflect these dis-synergies, which are represented by higher costs of $7,503 for the three months ended June 30, 2024 and $22,505 for the fiscal year ended March 31, 2024.
Revelyst management estimated these dis-synergies by using Vista Outdoor’s fiscal year 2025 corporate budget as a baseline and conducting an incremental assessment for each corporate functional area (financial reporting, tax, legal, risk management, human resources, information technology and other general and administrative functions) and an employee-level census to identify all incremental resources and associated costs, including systems and third-party contracts as noted above, required for Revelyst to operate as a standalone public company. This assessment was performed consistently across all departments and consisted of department leads identifying the frequency, length and sourcing model (in-source, third-party, etc.) needed for the business on an ongoing basis. The employee-level census involved the analysis of employee compensation, benefits and other non-salary related costs based on the number of employees that would be needed to provide corporate services at Revelyst after the Closing. As a result of this assessment, Revelyst management identified both incremental needs to those which are included in the Revelyst historical financial statements and covered by the Transition Services Agreement as well as new needs not previously incurred. Any shortfall of required resource needs will be filled through external hiring or will be supported by Vista Outdoor through transition arrangements.
Additional dis-synergies have been estimated based on assumptions that Revelyst management believes are reasonable. However, actual additional costs that will be incurred and cost savings could be different from the estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third-party vendors, ability to execute on proposed separation plans and strategic decisions made in areas such as human resources, insurance and information technology. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” beginning on page 54 may impact actual costs incurred. If Revelyst decides to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of its future decisions and have not been included in the management adjustments below.

These management adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act. As a result of the full valuation allowance Revelyst has applied a 0% tax rate to the aforementioned adjustments for the three months ended June 30, 2024 and for the year ended March 31, 2024.

	For the three months ended June 30, 2024
	Net loss	Basic and diluted loss per share	Basic and diluted weighted average shares
*Unaudited pro forma combined net loss	$(1,286)	$(0.02)	58,312	(p)
Management adjustments:
Dis-Synergies	(7,503)
Synergies	—
Tax effect	—
Unaudited pro forma combined net loss after management adjustments	$(8,789)	$(0.15)	58,312	(p)

	For the year ended March 31, 2024
	Net loss	Basic and diluted loss per share	Basic and diluted weighted average shares
*Unaudited pro forma combined net loss	$(242,682)	$(4.19)	57,946	(p)
Management adjustments:
Dis-Synergies	(22,505)
Synergies	—
Tax effect	—
Unaudited pro forma combined net loss after management adjustments	$(265,187)	$(4.58)	57,946	(p)
__________________
*As shown in the unaudited pro forma Revelyst income statement

REVELYST MANAGEMENT
Revelyst Executive Officers
The following table and accompanying narrative presents information, as of [          ], 2024, regarding each individual who is expected to serve as an executive officer of Revelyst following the Closing, including employment history. Each Revelyst executive officer identified below is currently an executive officer (other than Joyce Butler) and employee of Vista Outdoor but will cease to hold such position upon the Closing.

Name	Age	Position with Revelyst
Eric Nyman	52	Chief Executive Officer
Andrew J. Keegan	40	Chief Financial Officer
Jung Choi	43	General Counsel and Corporate Secretary
Joyce Butler	54	Chief Human Resources Officer
Eric Nyman. Mr. Nyman has served as Co-Chief Executive Officer of Vista Outdoor since December 2023 and as the Chief Executive Officer of the Outdoor Products segment of Vista Outdoor since August 2023. Mr. Nyman has more than 25 years in the consumer products industry, and prior to joining Vista Outdoor, he most recently served as President and Chief Operating Officer of Hasbro, Inc. (“Hasbro”). Mr. Nyman joined Hasbro in 2003 and prior to his role as President and Chief Operating Officer served as Chief Consumer Officer and Chief Operating Officer of Hasbro Consumer Products, President of Hasbro North America and General Manager and Senior Vice President of Marketing. As President and Chief Operating Officer of Hasbro, Mr. Nyman was responsible for all aspects of Hasbro’s business, including innovation, e-commerce, operations, media and marketing, strategic planning and organizational culture and leadership. Mr. Nyman also has experience in the outdoor industry, serving in brand management and marketing roles for outdoor apparel and footwear brand Timberland. Mr. Nyman currently serves on the Virginia Wesleyan University Board of Trustees and previously sat on the Board of the Roger Williams Park Historical Foundation.
Andrew J. Keegan. Mr. Keegan has served as Vice President and Chief Financial Officer of Vista Outdoor since December 2023 and as Vice President and Chief Financial Officer (Interim) of Vista Outdoor since November 2022. Prior to being appointed Vice President and Chief Financial Officer (Interim) of Vista Outdoor in November 2022, Mr. Keegan served as the Vice President of Corporate FP&A and Treasury of Vista Outdoor from 2020 to 2022; Chief Financial Officer of Vista Outdoor’s Ammunition Business Unit from 2017 to 2020; Vice President of Corporate Accounting of Vista Outdoor from 2015 to 2017; and held increasing roles of responsibility within the finance department at Alliant Techsystems Inc. prior to Vista Outdoor’s spin-off from Alliant Techsystems Inc. Mr. Keegan began his career with Deloitte, where he worked from 2006 to 2012, and joined Vista Outdoor’s predecessor, Alliant Techsystems Inc., in 2012. Mr. Keegan has undergraduate degrees in Accounting and Management from St. John’s University and has more than 15 years of experience in finance, accounting and treasury. Mr. Keegan also serves on the Board of Directors of the Vista Outdoor Foundation.
Jung Choi. Ms. Choi has served as Co-General Counsel and Corporate Secretary of Vista Outdoor since December 2023 and as General Counsel and Corporate Secretary of the Outdoor Products segment of Vista Outdoor since October 2023. Ms. Choi has over 15 years of diversified legal experience at publicly traded companies and in private practice. Prior to joining Vista Outdoor, Ms. Choi most recently served as General Counsel and Secretary of Boxed, Inc., the New York-based e-commerce grocery platform that sells bulk consumables and licenses its e-commerce software to enterprise retailers. Before Boxed, Inc., Ms. Choi held senior roles at Stanley Black & Decker, Inc., a diversified global provider of hand and power tools and industrial applications, and at Bristol-Myers Squibb, a global biopharmaceutical company. Ms. Choi began her legal career as a corporate associate at Davis Polk & Wardwell LLP in New York and Hong Kong. She received her J.D., cum laude, from Georgetown University Law Center, and her B.A. in Political Science and International Studies, cum laude, from Yale University.
Joyce Butler. Ms. Butler has served as Chief Human Resources Officer of Revelyst since December 2023. She has developed leaders, and has helped individuals, teams and organizations thrive since the start of her career. She has built a wealth of global corporate and not-for-profit experience in several industries including health care, technology, play and entertainment. Ms. Butler received her Bachelor of Science degree in Hospitality Sales and Meeting Management from Johnson and Wales University. She worked for Marriott Hotels as an operations manager before moving on to earn a Master of Science in Training and Development from Lesley University, an education that led to more than 25 years in Human Resources. Prior to joining Revelyst, Ms. Butler most recently served as Chief Human Resources Officer for Avid Technology Inc., the Burlington, Massachusetts based technology and multimedia company that develops digital editing systems, video, audio and music notation editing software and management and distribution services. Before Avid Technology Inc., Ms. Butler worked in various human resources and talent management roles for PTC, Unispace, Hasbro, Lifespan and more.
Revelyst Board of Directors
The following table and accompanying narrative presents information, as of [          ], 2024, regarding the individuals who are expected to serve on the Revelyst Board following the Closing and until their respective successors are duly elected and qualified, including a five-year employment history and any directorships held by the Revelyst directors in public companies. Each of the following individuals currently serves as a director on the Vista Outdoor Board but will cease to hold such position upon the Closing.

Name	Age	Position with Revelyst
Michael Callahan	74	Director
Gerard Gibbons	58	Director
Bruce E. Grooms	66	Director
Gary L. McArthur	64	Director and Chair of the Board
Eric Nyman	52	Director and Chief Executive Officer
Michael D. Robinson	59	Director
Robert M. Tarola	74	Director
Lynn M. Utter	62	Director
Michael Callahan. Mr. Callahan currently serves as the Chair of the Vista Outdoor Board. Since 2008, Mr. Callahan has served as the President and Chief Executive Officer of Aspen Partners, a Utah-based consultant to the outdoor sporting industry. From 1990 until 2008, Mr. Callahan served in various merchandising, marketing, management and senior executive positions with Cabela’s, Inc., a specialty retailer of hunting, fishing, boating, camping, shooting and related outdoor recreation merchandise, most recently as Senior Vice President Business Development & International Operations. Prior to joining Cabela’s, Inc., Mr. Callahan spent 15 years working in the outdoor recreation industry. Revelyst believes that Mr. Callahan’s experience serving on the Vista Outdoor Board and his operational, marketing and leadership experience gained through various senior positions in the sporting goods and outdoor industry provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Gerard Gibbons. Mr. Gibbons holds an MBA from the W.P. Carey School of Business at Arizona State University and a BBA with a concentration in Marketing from Howard University. Mr. Gibbons previously spent over 30 years with United Parcel Services (“UPS”) in a variety of commercial roles of increasing responsibility. In 2008, he accepted the assignment as President of U.S. Sales, responsible for UPS’s most profitable small and medium business customer segment. He was later assigned the role of President of U.S. and SMB Marketing, a position he held until his retirement from UPS in 2021. Mr. Gibbons currently serves on the boards of Vista Outdoor, two private equity portfolio companies and Big Brothers/Big Sisters of Metro Atlanta. Revelyst believes that Mr. Gibbons’s business, operational and management expertise, including his experience serving on the boards of Vista Outdoor and other companies, as well as his extensive experience serving in leadership roles at UPS, provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Bruce E. Grooms. Mr. Grooms has brought extensive senior-level executive experience in both the private sector and the U.S. Navy since his appointment to the Vista Outdoor Board in July 2022. Mr. Grooms is a retired Navy Vice Admiral with over 30 years of successful executive leadership. Mr. Grooms is currently the Vice President and General Manager of the Marine Services Division for Delphinus Engineering, a privately held company that specializes in ship repair and maintenance. Prior to working at Delphinus Engineering, he was a Vice President at Raytheon Technologies Corp., heading up all business development activities in support of the Navy and Marine Corps Programs. Until 2015, Mr. Grooms served as a career submarine officer and served as the Commandant of the U.S. Naval Academy. Mr. Grooms has served on non-profit boards and is currently serving as an independent director on the boards of Vista Outdoor and Emcore Corporation, a publicly traded technology company in the aerospace and defense industry. Revelyst believes that Mr. Grooms’s experience serving on the boards of Vista Outdoor and other companies and his extensive leadership, corporate governance and industry experience provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Eric Nyman. For Mr. Nyman’s biography, see “—Revelyst Executive Officers” beginning on page 349. Revelyst believes that Mr. Nyman’s extensive public company, business leadership and management experience in the consumer products industry, including his experience serving in leadership roles at Vista Outdoor and Hasbro and his experience as a director of Vista Outdoor, provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Gary L. McArthur. Mr. McArthur served as Executive Vice President and Chief Financial Officer of CH2M Hill, an engineering company that provides consulting, design and operations services, from 2014 to 2018. Prior to joining CH2M Hill, he worked more than 15 years for Harris Corporation, an international communications and information technology company serving government and commercial markets, where he most recently served as Senior Vice President and Chief Financial Officer. Mr. McArthur has also been associated with Nextel Communications, Inc., Lehman Brothers, Inc. and Deloitte & Touche LLP and served on the boards of Terion, Inc. and Live TV Co. Ltd. Mr. McArthur is also a Certified Public Accountant and Chartered Global Management Accountant and is currently serving as a board member on the Vista Outdoor Board and the University of Utah David Eccles School of Business Advisory Board. Revelyst believes that Mr. McArthur’s business, operational, financial and management expertise, including his experience serving as Chief Financial Officer of CH2M Hill and Harris Corporation and as a director of Vista Outdoor, Terion, Inc. and Live TV Co. Ltd., as well as his financial experience as a Certified Public Accountant and Chartered Global Management Accountant, provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Michael D. Robinson. Mr. Robinson was most recently employed as the Executive Vice President - Customer Experience, Product Management and Digital Revenue at Macy’s Inc. from 2015 to 2018 and was the Senior Vice President - Digital Technology at Macy’s Inc. from 2010 to 2015. Macy’s Inc. is an omni-channel retail organization that operates stores, websites and mobile applications that sells a range of merchandise, including apparel and accessories for men, women and children, cosmetics, home furnishings and other consumer goods. Before joining Macy’s Inc., Mr. Robinson was the Vice President - IT Strategy, Business Planning and Global Corporate Systems Development from 2005 to 2010 at Gap, Inc., an American worldwide clothing and accessories retailer. Prior to his employment at Gap, Inc., he was the Associate Partner - Distribution Sector - Retail and Biotech Industries at IBM Business Consulting Services, which is the professional services arm of IBM, from 2001 to 2005. Mr. Robinson also previously held roles at PricewaterhouseCoopers and Johnson & Johnson. Mr. Robinson currently serves on the Vista Outdoor Board. Revelyst believes that Mr. Robinson’s business, operational and management expertise, including his experience serving in leadership roles at Macy’s Inc. and Gap, Inc. and his experience as a director of Vista Outdoor, provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Robert M. Tarola. Mr. Tarola has served since 2008 as the president of Right Advisory LLC, a financial consulting firm. Mr. Tarola served as a director of mutual funds sponsored by Franklin Resources, Inc., from 2004 to 2021 and was formerly board chair of XBRL International, Inc. and The American Kidney Fund. He is a member of the Board of Visitors for Temple University’s Fox School of Business, and is a past member of the Investor Advisory Group and the Standing Advisory Group of the Public Company Accounting Oversight Board. He served as Chief Financial Officer of W. R. Grace & Co. from 1999 to 2008, MedStar Health, Inc. from 1996 to 1999, The Howard University from 2009 to 2013, Southcoast Health System from 2014 to 2017, Little Company of Mary Healthcare in 2018, and Covenant Health in 2019. Prior to becoming a Chief Financial Officer, Mr. Tarola was a Partner with Price Waterhouse LLP (now PricewaterhouseCoopers). Mr. Tarola is a Certified Public Accountant and Chartered Global Management Accountant. Mr. Tarola is a graduate of the Fox School of Business of Temple University where he was the 2020 recipient of its Lifetime Achievement Award in Accountancy and has been named as one of its Top 100 graduates in its First 100 years. Revelyst believes that Mr. Tarola’s experience serving on the boards of Vista Outdoor and other companies and his extensive management experience and deep financial expertise provide him with the necessary experience, qualifications and skills to serve as a director of Revelyst.
Lynn M. Utter. After leading exceptional B2B companies with iconic consumer brands for the past 35 years, Ms. Utter has transitioned fully to advisory work. In addition to serving as Chief Talent Officer (2018-2021) and Operating Partner (since 2017) for Atlas Holdings, LLC, Ms. Utter currently serves as an independent director for Vista Outdoor, Lincoln National Corporation and two privately held companies. Ms. Utter’s career is grounded in distribution and supply chain excellence, with notable executive roles at Knoll, Coors and PepsiCo/Frito-Lay. Ms. Utter also moderates leadership seminars at The Aspen Institute and teaches in the University of Texas’ Executive Education program. Revelyst believes that Ms. Utter’s business, operational and management expertise, including her experience in leadership roles at Knoll, Coors and PepsiCo/Frito-Lay, as well as her experience serving on the boards of Vista Outdoor and Lincoln National Corporation, provide her with the necessary experience, qualifications and skills to serve as a director of Revelyst.

Committees of the Revelyst Board
Effective upon the Closing, the Revelyst Board is expected to have three standing committees: the Audit Committee (the “Revelyst Audit Committee”), the Nominating and Governance Committee (the “Revelyst Nominating and Governance Committee”) and the Management Development and Compensation Committee (the “Revelyst MDCC”) in connection with the discharge of its responsibilities. The Revelyst Board is expected to adopt a written charter for each of the Revelyst Audit Committee, the Revelyst Nominating and Governance Committee and the Revelyst MDCC.
Revelyst Audit Committee
Revelyst expects that the Revelyst Audit Committee’s duties will include: appointing, compensating, retaining and overseeing Revelyst’s independent registered public accounting firm; reviewing the scope of the audit to be conducted by such firm, as well as the results of its audit; overseeing Revelyst’s financial reporting activities, including Revelyst’s annual and quarterly reports and the accounting standards and principles followed; overseeing Revelyst’s compliance with its Code of Business Ethics; overseeing Revelyst’s financial reporting process; approving audit and non-audit services provided to Revelyst by the independent registered public accounting firm; evaluating requests for waivers related to the Code of Business Ethics; overseeing Revelyst’s legal and regulatory compliance; overseeing Revelyst’s disclosure and internal controls; preparing the report of the Revelyst Audit Committee required by the rules and regulations of the SEC; and having responsibility for oversight of enterprise risks, including the steps Revelyst takes to monitor and mitigate these risks.
Each of the Revelyst Audit Committee members will meet the independence and experience requirements of the NYSE and the SEC and other requirements to be set forth in the Revelyst Audit Committee charter. Revelyst expects that, upon Closing, the members of the Revelyst Audit Committee will be Ms. Utter, Mr. Grooms, Mr. McArthur and Mr. Tarola. The Revelyst Audit Committee is expected to hold four regularly scheduled meetings each fiscal year. The Revelyst Audit Committee is expected to meet separately with the independent auditors and the Revelyst’s internal auditors at regularly scheduled meetings and periodically meet separately with Revelyst management.
Revelyst Management Development and Compensation Committee (MDCC)
Revelyst expects that the Revelyst MDCC’s duties will include: carrying out the responsibilities delegated to it by the Revelyst Board relating to the review and determination of executive compensation and approving or recommending, as applicable, compensation and incentive plans and programs; evaluating the performance of Revelyst’s Chief Executive Officer and other executive officers in light of established Revelyst goals and objectives at least once per year and, based on these evaluations, approving (or making recommendations to the Revelyst Board regarding approval when appropriate) the compensation of Revelyst’s Chief Executive Officer and other executive officers; and having responsibility for overseeing the management of risks relating to Revelyst’s executive compensation plans and arrangements.
Each of the Revelyst MDCC members will meet the independence requirements of the NYSE and the SEC and other requirements to be set forth in the Revelyst MDCC charter. Revelyst expects that, upon Closing, the members of the Revelyst MDCC will be Mr. Robinson, Mr. Callahan, Mr. Gibbons, Mr. Grooms and Ms. Utter. The Revelyst MDCC is expected to hold four regularly scheduled meetings each fiscal year.
Revelyst Nominating and Governance Committee
Revelyst expects that the Revelyst Nominating and Governance Committee’s duties will include: considering and reporting periodically to the Revelyst Board on matters relating to the identification, selection and qualification of members of the Revelyst Board and candidates nominated to the Revelyst Board; advising and making recommendations to the Revelyst Board with respect to corporate governance matters, overseeing annual evaluations of the Revelyst Board and managing board succession planning; receiving and reviewing, in accordance with the Revelyst Bylaws, stockholder recommendations for director candidates; reviewing Revelyst’s policies related to such recommendations; reviewing related person transactions; and, in its role of reviewing and maintaining

Revelyst’s guidelines on corporate governance, managing risks associated with the independence of the Revelyst Board and potential conflicts of interest.
Each of the Revelyst Nominating and Governance Committee members will meet the independence requirements of the NYSE and other requirements to be set forth in the Revelyst Nominating and Governance Committee charter. Revelyst expects that, upon Closing, the members of the Revelyst Nominating and Governance Committee will be Mr. Gibbons, Mr. Callahan, Mr. McArthur, Mr. Robinson and Mr. Tarola. The Revelyst Nominating and Governance Committee is expected to hold four regularly scheduled meetings each fiscal year.
Revelyst Corporate Governance Guidelines
Revelyst is committed to effective corporate governance practices. Prior to the Closing, Revelyst intends to adopt guidelines on corporate governance that describe the governance principles and procedures by which the Revelyst Board will function. The Revelyst Board is expected to annually review and update, if necessary, the guidelines on corporate governance and the Revelyst Board committee charters in response to corporate governance developments, including regulatory changes, and recommendations by directors in connection with Revelyst Board and committee evaluations.
Revelyst Code of Business Ethics
Prior to the Closing, Revelyst intends to adopt a written code of business ethics that is designed to deter wrongdoing and to promote, among other things:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in reports and documents that Revelyst files with, or submits to, the SEC and in its other public communications;
•compliance with applicable governmental laws, rules and regulations;
•the prompt internal reporting of violations of the code of business ethics to an appropriate person or persons identified in the code; and
•accountability for adherence to the code of business ethics.
Communications with Revelyst Directors
Revelyst intends to establish certain processes by which stockholders and other interested third parties may communicate with non-management members of the Revelyst Board.
Revelyst Director Independence
Under the applicable rules of the NYSE, a majority of the Revelyst Board must be independent. The Revelyst Board is expected to affirmatively determine that each of its directors, other than Eric Nyman, Revelyst’s Chief Executive Officer, has no material relationship with Revelyst and is independent. The Revelyst Audit Committee, Revelyst Nominating and Governance Committee and Revelyst MDCC will each be composed solely of independent directors.
Revelyst expects that each year, its directors will be required to complete a questionnaire that is designed to, among other things, provide information to assist the Revelyst Board in determining whether the director is independent. Revelyst expects that any person nominated for election as a director will also be required to complete a questionnaire no later than the date he or she will be recommended for nomination by the Revelyst Nominating and Governance Committee. The Revelyst Nominating and Governance Committee is expected to review all transactions and relationships disclosed in the director questionnaires. Each year, the Revelyst Board is expected to make a formal determination regarding each director’s independence.

In order to qualify as independent, a director must qualify as independent under the applicable rules of the NYSE and the Revelyst Board must also affirmatively determine, in its business judgment and in consideration of all relevant facts and circumstances, that the director has no relationship with Revelyst that is material to that director’s ability to be independent from management. The Revelyst Nominating and Governance Committee and the Revelyst Board are expected to review all transactions and relationships between Revelyst and its directors, their immediate family members and entities with which they are affiliated and determine whether they are made or established in the ordinary course of business and whether the director has a material relationship with Revelyst.
No family relationship exists among any of the individuals expected to serve as directors or executive officers of Revelyst.
Annual Revelyst Director Evaluations
The Revelyst Nominating and Governance Committee is expected to lead an annual self-evaluation of the functioning and effectiveness of the Revelyst Board, each Revelyst Board committee and each Revelyst director. The centerpiece of this process is expected to be the analysis of a comprehensive self-assessment questionnaire completed by each director. The directors’ responses to the questionnaire will provide a critical evaluation by the directors of the Revelyst Board’s performance, including an assessment of its agendas, informational needs, composition, processes, dynamics and effectiveness, as well as a director-by-director evaluation in terms of skill sets and contribution. Revelyst expects that at the end of the process, opportunities for improvement will be identified by the Revelyst Nominating and Governance Committee and the Revelyst Board.
Revelyst expects that periodically, the evaluation process will be administered by its outside counsel. Each director will complete the questionnaire and provide suggestions and feedback to Revelyst’s outside counsel, who will then summarize the results of the assessment and deliver recommendations for improvements to the Revelyst Nominating and Governance Committee and Chair. This process will allow directors to anonymously submit feedback.
Director Qualifications and Selection Process
Revelyst expects that the Revelyst Board will delegate the identification, screening and evaluation of director candidates to the Revelyst Nominating and Governance Committee. The Revelyst Nominating and Governance Committee may retain from time to time a search firm to help identify, screen and evaluate director candidates. The Revelyst Nominating and Governance Committee is also expected to consider qualified candidates for Revelyst Board membership submitted by stockholders, as described below, or by members of the Revelyst Board. The Revelyst Nominating and Governance Committee is expected to interview the candidates who meet the director qualification standards described above, select the candidates who best meet the Revelyst Board’s needs and then recommend to the Revelyst Board the director nominees for election to the Revelyst Board.
In evaluating potential director nominees, the Revelyst Nominating and Governance Committee will seek to ensure that the Revelyst Board includes a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, governmental/regulatory, leadership and industry experience, sufficient to provide sound and prudent guidance with respect to Revelyst’s operations and interests.
The Revelyst Board’s Role in Risk Oversight
While Revelyst management is expected to be responsible for the day-to-day management of risks, Revelyst expects that the Revelyst Board will have broad oversight responsibility for Revelyst’s risk management programs. Revelyst management is expected to be charged with adequately identifying material risks that Revelyst faces in a timely manner; implementing management strategies that are responsive to Revelyst’s risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout Revelyst; and efficiently and promptly transmitting relevant risk-related information to the Revelyst Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight.

The Revelyst Board is expected to exercise risk management oversight and control, both directly and indirectly through committees. The Revelyst Board is expected to regularly review information regarding Revelyst’s credit, liquidity and operations, including the risks associated with each. The Revelyst MDCC is expected to be responsible for overseeing the management of risks relating to Revelyst’s executive compensation plans and arrangements. The Revelyst Audit Committee is expected to be responsible for oversight of financial risks, including the steps that Revelyst takes to monitor and mitigate these risks. The Revelyst Nominating and Governance Committee, in its role of reviewing and maintaining Revelyst’s guidelines on corporate governance, is expected to manage risks associated with the independence of the Revelyst Board, potential conflicts of interest and the governance of Revelyst. While each committee is expected to be responsible for evaluating certain risks and overseeing the management of such risks, the entire Revelyst Board is expected to be regularly informed through committee reports and by Revelyst’s Chief Executive Officer about the known risks to Revelyst’s strategy and business.
The Revelyst Board is expected to receive an annual report on the enterprise risk management review overseen by the Revelyst Audit Committee, which will include, among other things, an evaluation of cybersecurity risks (including cybersecurity risks that Revelyst may have exposure to via its suppliers and service providers), mitigation efforts, incident response preparedness and adequacy of internal controls. In addition, the Revelyst Board is expected to receive in-depth updates from Revelyst’s information technology team on cybersecurity risks on a regular basis.
Revelyst Compensation Committee Interlocks and Insider Participation
During the fiscal year ended March 31, 2023, Revelyst was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who served as Revelyst’s executive officers for that fiscal year were made by Vista Outdoor as described in more detail under the section entitled “Revelyst Executive Compensation” beginning on page 358.
Revelyst Director Compensation
The Vista Outdoor Board has approved an initial compensation program for Revelyst’s non-employee directors, consisting of:
•an annual award of restricted stock units, valued at $140,000 at the time of grant;
•an annual cash retainer of $95,000;
•an additional annual cash retainer of $105,000 for the independent Chair of the Revelyst Board; and
•an additional annual cash retainer of $15,000 for the Chair of the Revelyst Audit Committee, $10,000 for the Chair of the Revelyst MDCC and $10,000 for the Chair of the Revelyst Nominating and Governance Committee.
Revelyst’s non-employee directors will also receive a one-time grant of restricted stock units with a grant-date value of $110,000 upon the effective date of their appointment to the Revelyst Board, which will vest in three equal installments on the first, second and third anniversaries of the grant date.
As described in the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Director Compensation” beginning on page 225, the Vista Outdoor Board authorized a one-time cash payment of $95,000 to each of its non-employee directors, which include Revelyst non-employee directors, payable on April 15, 2024, in recognition for their significant contributions and exceptional commitment of time and effort in connection with the separation of the Revelyst Business from the Sporting Products Business.
In addition, as described in the section entitled “The Transactions—Interests of Vista Outdoor Directors and Executive Officers in the Transactions—Director Compensation” beginning on page 225 in recognition of their expected ongoing significant contributions and the exceptional commitment of time and effort in fiscal year 2025 spent on the Transaction and Vista Outdoor’s exploration of alternatives for Revelyst and other strategic alternatives, on September 6, 2024, the Vista Outdoor Board authorized a one-time cash payment to each of its non-employee directors equal to: $75,000 for the chair of the Transaction Committee, $60,000 to each other Transaction

Committee member; and $40,000 for each other non-employee director of the Vista Outdoor Board that is not a Transaction Committee member.

REVELYST EXECUTIVE COMPENSATION
Executive Summary
Introduction
The following Compensation Discussion and Analysis (“CD&A”) relates to the historical compensation paid to or earned by Revelyst’s named executive officers while Revelyst was owned and operated by Vista Outdoor for the fiscal year ended March 31, 2024 (referred to as “fiscal year 2024”). Accordingly, except as otherwise indicated, the compensation and benefit programs discussed in this CD&A reflect those provided by Vista Outdoor to Revelyst’s named executive officers in fiscal year 2024 and do not necessarily reflect the compensation that Revelyst’s named executive officers will receive from Revelyst for their services on Revelyst’s behalf following the Closing, which will be determined based on the compensation policies, programs and procedures to be established by the Revelyst Board and the Revelyst MDCC. Vista Outdoor’s Management Development and Compensation Committee is referred to herein as the “Vista Outdoor MDCC.”
Revelyst’s named executive officers are: Eric Nyman, who currently serves as Co-Chief Executive Officer of Vista Outdoor and as Chief Executive Officer of Revelyst and is expected to serve as Chief Executive Officer of Revelyst following the Closing; Andrew J. Keegan, who currently serves as Chief Financial Officer of Vista Outdoor and as Chief Financial Officer of Revelyst and is expected to serve as Chief Financial Officer of Revelyst following the Closing; Jung Choi, who currently serves as Co-General Counsel and Corporate Secretary of Vista Outdoor and as Vice President, General Counsel and Corporate Secretary of Revelyst and is expected to serve as General Counsel and Corporate Secretary of Revelyst following the Closing; and Joyce Butler, who currently serves as Chief Human Resources Officer of Revelyst and following the Closing is expected to continue serving as Chief Human Resources Officer of Revelyst. Revelyst currently only has four executive officers, and thus there are only four named executive officers.
The disclosure in this Compensation Discussion and Analysis section and in the Named Executive Officer Compensation Tables that follow describes several arrangements entered into in connection with the Transaction, certain of which (as indicated herein) are contingent upon the Closing. If the Closing does not occur, any such arrangements that are contingent upon the Closing will not be applicable.
Executive Compensation Philosophy and Governance
Vista Outdoor’s Executive Compensation Philosophy
The overall objective of Vista Outdoor’s executive compensation program is to align incentives with the primary goal of operating Vista Outdoor: to enhance long-term stockholder value. The program is intended to provide a competitive compensation package to Vista Outdoor’s executives to attract, motivate and retain a talented executive leadership group that is dedicated to the long-term interests of its stockholders. The Vista Outdoor pay philosophy is to attract the most talented executives and vest them with authority to execute the board-approved strategic and annual plans.

Executive compensation decisions by Vista Outdoor have been based on three fundamental principles:

Compensation Should be Performance-Based	Incentive compensation is designed to drive strong financial performance with the intent of creating long-term stockholder value. Executive compensation varies in relation to Vista Outdoor’s financial performance and stock price performance.

Compensation Should Align Executive and Stockholder Interests
Vista Outdoor will achieve the best results for its stockholders when its executives act and are rewarded as owners in the business.
A significant portion of Vista Outdoor’s total executive pay opportunities comes through equity-based incentives.
Revelyst’s named executive officers, except for Ms. Butler, are required to retain at least 50% of the net shares (remaining after taxes are withheld) of Vista Outdoor common stock acquired as compensation through separation of service or until such named executive officer holds Vista Outdoor common stock having an aggregate market value equal to three to five times base salary.

Compensation Opportunities Should be Competitive to Attract and Retain Quality Talent
Vista Outdoor must offer a competitive total compensation package in order to attract and retain a talented executive leadership group. To ensure that it remains competitive and promotes executive retention, Vista Outdoor regularly reviews competitive market information for both direct and indirect compensation.
Total direct compensation (base salary, annual incentive, long-term incentive) is benchmarked annually against a company specific peer group as well as other third-party compensation surveys to ensure that Vista Outdoor’s executive compensation program is competitive.

Governance of the Executive Compensation Program at Vista Outdoor
The Vista Outdoor MDCC consists entirely of independent directors and was responsible for setting its compensation policies and approving the compensation paid to Vista Outdoor’s executive officers, including Revelyst’s named executive officers. The Vista Outdoor MDCC considers the advice and recommendations of members of the Vista Outdoor executive team in making its determinations regarding executive compensation. All compensation decisions, however, are made by the Vista Outdoor MDCC in its sole discretion. Vista Outdoor strives to ensure that its executive compensation program encompasses best practices in the market and good governance. This reduces risk and increases the alignment between the Vista Outdoor executive compensation program and the interests of the Vista Outdoor stockholders. In establishing its executive compensation program, the Vista Outdoor MDCC has adopted policies and practices that reflect good governance and best practices in the market. Revelyst expects its executive compensation program to include many, if not all, of the same best practices.
The Vista Outdoor MDCC has retained the services of an independent compensation consulting firm, FW Cook, to assist with its responsibilities. FW Cook reports only to the Vista Outdoor MDCC and the only services it provides to Vista Outdoor are pursuant to its engagement as an independent compensation consultant to the Vista Outdoor MDCC. As provided in its charter, the Vista Outdoor MDCC has the authority to determine the scope of FW Cook’s services and may terminate their engagement at any time. The Vista Outdoor MDCC reviewed FW Cook’s independence under SEC and NYSE rules and determined there was no conflict of interest. The consultant provides the Vista Outdoor MDCC with the objective information and expertise necessary to make informed decisions that are in the best long-term interests of the Vista Outdoor business and stockholders, and to keep the Vista Outdoor MDCC informed as to compensation trends and regulatory developments affecting public companies in general and those operating in Vista Outdoor’s industries.

Overview of Compensation Best Practices at Vista Outdoor
The Vista Outdoor MDCC regularly reviews executive compensation best practices and makes changes to Vista Outdoor’s programs as appropriate. Revelyst expects its executive compensation program to include many, if not all, of the same best practices. The Vista Outdoor program reflects best practices as follows:

What Vista Outdoor Does:		What Vista Outdoor Does Not Do:
Emphasize pay for performance to align executive compensation with Vista Outdoor’s business strategy and promote creation of long-term stockholder value.	X	No excessive perquisites are provided to Vista Outdoor executives.
Seek direct feedback from its stockholders on its executive compensation practices and take that feedback into consideration when making compensation decisions.	X	No excessive supplemental retirement benefits.
Ensure that a significant portion of executive compensation is tied to the achievement of pre-determined and measurable performance goals that are tied to Vista Outdoor’s strategic and financial objectives.	X	No front-loaded incentive awards, which would limit the Vista Outdoor MDCC’s ability to adjust future pay opportunities.
Impose a recoupment (clawback) policy that complies with the requirements of the NYSE and the Dodd-Frank Act.	X	No hedging or pledging of Vista Outdoor stock by directors and officers, pursuant to Vista Outdoor’s anti-hedging and anti-pledging policies.
Impose a robust stock ownership requirement for Vista Outdoor’s executive officers.	X	No stock options are granted with an exercise price below market value on the date of grant.
Design compensation programs with controls to mitigate risk.	X	No repricing of equity awards without stockholder approval.
Include a double-trigger provision in its change in control severance plan.	X	No tax gross-ups paid on change in control benefits.
Retain a compensation consultant to provide independent, third-party advice on executive compensation.
Regular competitive benchmarking using multiple sources of data including peer group pay as a reference point to determine total target compensation.
Hold a “say on pay” advisory vote on executive compensation annually.
Determination of Compensation
Before the Vista Outdoor MDCC approves compensation for Vista Outdoor’s executive officers, including Revelyst’s named executive officers, for a fiscal year, it reviews the Vista Outdoor executive compensation program to (1) benchmark ongoing market competitiveness and (2) evaluate the alignment between compensation and overall Vista Outdoor and individual performance.
In consultation with the independent compensation consultant, the Vista Outdoor MDCC developed a peer group of business competitors of comparable size (referred to as the “Compensation Peer Group”) to benchmark executive compensation for officers in similar positions at comparable companies. Key characteristics of the Compensation Peer Group include:
•Size Appropriate - comparable in size (considering revenue, market capitalization and other financial measures).
•Multiple Product Spaces - product lines catering to a wide variety of end-consumers.
•Portfolio of Brands - active management of multiple brands.

•Manufacturing Component - clear in-house manufacturing capabilities and the associated management tasks.
In fiscal year 2024, the Vista Outdoor MDCC, with the guidance of FW Cook, elected to make no changes to the 2023 peer group. This decision was made to maintain year-over-year consistency and to reinforce the continued alignment with Vista Outdoor’s growth profile and business portfolio. Vista Outdoor’s peer group consists of the following 18 companies:

Polaris	Carter’s
Tapestry	Deckers Outdoor
Hanesbrands	Spectrum Brands Holdings
Hasbro	G-III Apparel Group
Brunswick	Energizer Holdings
Mattel	Wolverine World Wide
Under Armour	Helen of Troy
Garmin	Acushnet Holdings
Topgolf Callaway Brands	Tupperware Brands
The 18 companies comprising the fiscal year 2024 Compensation Peer Group have a median revenue of approximately $3.6 billion. The Vista Outdoor MDCC believed that the total median pay opportunity for its Co-Chief Executive Officers, and other officers for whom it leverages proxy pay data, remains within the competitive range compared to the Compensation Peer Group.
The Vista Outdoor MDCC may make changes to the Compensation Peer Group for purposes of evaluating the competitiveness of the Vista Outdoor executive compensation program for future periods. The Vista Outdoor MDCC retains discretion to make adjustments such that the compensation of individual executive officers may be above or below the market references. The level of compensation for the Vista Outdoor’s Co-Chief Executive Officers is determined solely by the Vista Outdoor MDCC, with information and support from its independent compensation consultant.
In addition to the Compensation Peer Group, the Vista Outdoor MDCC also considers reported pay data from leading third-party compensation surveys, as well as assessments of the officers’ performance.
Following the Closing, Revelyst intends to establish its own peer group. The list of companies that Revelyst will ultimately use for its peer group following the Closing is subject to the approval of, and change by, the Revelyst MDCC.

Elements of Vista Outdoor’s Executive Compensation Program
The primary elements of the Vista Outdoor executive compensation program are:

Compensation Element	Fundamental Principle Served	Objective	Competitive Positioning
Base salary	Designed to attract, motivate and retain highly capable talent	To provide a fixed level of cash compensation for sustained individual performance, based on level of responsibility, performance, and experience	Targeted at or around the 50th percentile of the market data described above
Annual incentive	Performance based/aligned with business outcomes and stockholder interests	To focus attention on and reward executives for their contributions to Vista Outdoor’s annual financial and operational performance	Opportunities are targeted at or above the 50th percentile of the market data to emphasize variable compensation
Long-term incentive	Performance based/aligned with stockholder interests and long term retention of key talent
To align management’s interests with those of Vista Outdoor’s stockholders through the use of stock incentive programs that help drive stockholder value over time and support retention of its executives
Award values are targeted at or around the 50th percentile of the market data described above
Benefits	Designed to provide key executives with incentives beyond pay	To provide a competitive total rewards program and support the retention and health of key executive talent	In line with peers and general market
Perquisites	Designed to attract and retain quality talent	Minimal benefits, with careful consideration to only those where perceived benefit by the executive is greater than the cost to Vista Outdoor	In line with peers and general market
The various elements afford Vista Outdoor flexibility in designing an executive compensation package and allow the Vista Outdoor MDCC to focus executive officers’ efforts on both short-term and long-term business objectives. Prior to the beginning of each fiscal year, the Vista Outdoor MDCC meets at a regularly scheduled meeting to establish base salary and annual and long-term incentive compensation levels for its executive officers for the following fiscal year, including Revelyst’s named executive officers. The Vista Outdoor MDCC approves all grants of equity awards to its executive officers, including Revelyst’s named executive officers, and Vista Outdoor does not backdate, reprice or grant equity awards retroactively.
The Vista Outdoor MDCC has designed its executive compensation program to attract, motivate and retain key talent, which is necessary to create long-term stockholder value. The Vista Outdoor MDCC re-examines the design of the program to evaluate its effectiveness and make any changes it determines necessary to better align it with Vista Outdoor’s strategy and compensation philosophy. For fiscal year 2024, the Vista Outdoor MDCC continued to solicit specific feedback from several of its stockholders to gain important insight and help the Vista Outdoor MDCC’s efforts to refine the alignment of Vista Outdoor’s compensation arrangements with the interests of its stockholders. The structure of the Vista Outdoor executive compensation program is outlined below.
Compensation for Fiscal Year 2024
Base Salaries
The Vista Outdoor MDCC conducted its annual review of fiscal year 2024 base salaries at the Vista Outdoor MDCC’s March 2023 meeting for each executive officer, including Mr. Keegan, and considered reviews for Mr. Nyman, Ms. Butler and Ms. Choi when they were hired, and ongoing reviews for Mr. Keegan as Vista Outdoor was finalizing its preparations for the Revelyst Separation. The Vista Outdoor MDCC considered potential base salary actions in light of the Vista Outdoor’s business environment at the time along with market data from the Vista

Outdoor’s peer group and other compensation survey sources. After careful consideration and in light of the strong performance of Vista Outdoor and its named executive officers during fiscal year 2023, including Revelyst’s named executive officers who were also Vista Outdoor named executive officers during such time, or, in connection with promotions or, for Revelyst’s named executives hired during fiscal year 2024, in connection with their hiring, the Vista Outdoor MDCC approved the base salaries for Revelyst’s named executive officers as described below for fiscal year 2024.

Name	Base Salary for FY2024
Eric C. Nyman	$1,200,000
Andrew J. Keegan (1)	$470,000
Y. Jung Choi	$450,000
Joyce A. Butler	$350,000
_______________
(1)Mr. Keegan’s base annual salary was $315,000 with an additional monthly stipend of $12,000 during his term as Chief Financial Officer (Interim) of Vista Outdoor from April 1, 2023 to July 25, 2023, and was increased to the reported amount in recognition of the critical role he plays in the success of Vista Outdoor and his future role with Revelyst upon the Revelyst Separation.
Annual Cash Incentive Compensation for Fiscal Year 2024
Annual cash incentive compensation for Vista Outdoor’s executive officers, including Revelyst’s named executive officers, is paid under Vista Outdoor’s Executive Officer Incentive Plan, a cash-based pay-for-performance plan. As it did in prior years, for fiscal year 2024 the Vista Outdoor MDCC established performance targets for its corporate executive officers (the “Corporate Plan”) based on Vista Outdoor’s consolidated operating income and free cash flow, each adjusted to exclude certain items previously approved by the Vista Outdoor MDCC.
Operating income for Vista Outdoor’s Corporate Plan (and as used in this “Revelyst Executive Compensation” section) is defined as operating income as determined by Generally Accepted Accounting Principles (“GAAP”), excluding the impact of acquisitions during the fiscal year and subject to certain adjustments approved by the Vista Outdoor MDCC and consistent with adjustments applied to Vista Outdoor’s GAAP results for purposes of publicly reporting Vista Outdoor’s non-GAAP operating income for fiscal year 2024. Free cash flow for the Corporate Plan (and as used in this “Revelyst Executive Compensation” section) is defined as cash provided from operations less capital expenditures, excluding the impact of acquisitions during the fiscal year and subject to certain adjustments approved by the Vista Outdoor MDCC and consistent with adjustments applied to Vista Outdoor’s reported results for purposes of publicly reporting Vista Outdoor’s free cash flow for fiscal year 2024.
The performance goals under the Corporate Plan were weighted 70% on Vista Outdoor’s operating income and 30% on Vista Outdoor’s free cash flow.
Of the two targets for the Corporate Plan, the Vista Outdoor MDCC weighted operating income more heavily because the Vista Outdoor MDCC views operating income as the key indicator of financial performance for Vista Outdoor’s business. The Vista Outdoor MDCC continues to believe that free cash flow generation is an important indicator of Vista Outdoor’s working capital efficiency and critical to maintaining conservative financial leverage. The target level of performance established for each performance goal was based on Vista Outdoor’s financial performance expectations for fiscal year 2024. The target levels of performance were considered by the Vista Outdoor MDCC and Vista Outdoor management to be rigorous and challenging but achievable when set.
The fiscal year 2024 Corporate operating income established by the Vista Outdoor MDCC represented a decrease over Vista Outdoor’s 2023 corporate adjusted EBIT achievement, which the Vista Outdoor MDCC believed to be appropriate in light of significant economic and operational uncertainty related to the challenging macroeconomic environment impacting consumer discretionary spending and increases in raw material, shipping costs and other inflationary pressures, which existed at the time the targets were established in April 2023. The fiscal year 2024 corporate free cash flow target established by the Vista Outdoor MDCC reflected a decrease over Vista Outdoor’s fiscal year 2023 free cash flow achievement, reflecting a reduction in net income partially offset by improving working capital position as business normalized. The Vista Outdoor MDCC believes that the free cash flow target, when set, struck an appropriate balance between prioritizing continued cash flow generation and supporting Vista Outdoor’s business needs.
The target levels of performance established for the Corporate Plan were considered by the Vista Outdoor MDCC and Vista Outdoor management to be challenging but achievable when established. In a very challenging year with the macroeconomic impacts reducing demand and significant inflationary pressures on costs, Corporate operating income was 16.7% below its target. Additionally, the Vista Outdoor MDCC believes that the incentives created by the fiscal year 2024 Corporate Plan had a positive effect of aligning pay with performance, as Corporate free cash flow achieved for fiscal year 2024 exceeded the target set by the Vista Outdoor MDCC by 33.3%.
See “—Reconciliation of Certain Non-GAAP Financial Measures” beginning on page 391 for important information about and a reconciliation of certain non-GAAP financial measures included above and elsewhere within the body of this proxy statement/prospectus.
In May 2024, the Vista Outdoor MDCC evaluated Vista Outdoor’s results against each of the performance goals for the Corporate Plan for fiscal year 2024 and determined that Vista Outdoor’s operating income achieved in fiscal year 2024 was below the established target performance goal for operating income and Vista Outdoor’s free cash flow achieved in fiscal year 2024 was above the established maximum performance goal, resulting in an overall payout of 87.5% of target for Messrs. Keegan and Nyman and Mses. Butler and Choi.
Vista Outdoor’s consolidated financial results, as adjusted for purposes of determining achievement under the Vista Outdoor Corporate Plan, were as follows:

Vista Outdoor Corporate Plan (amounts in millions)
Goals ($ in Millions)	Goal Weighting	Threshold Performance Goal	Target Performance Goal	Maximum Performance Goal	Actual Achievement
Operating Income	70%	$345.7	$432.2	$475.4	$360.0
Free Cash Flow	30%	$253.0	$316.3	$347.9	$421.5
See “—Reconciliation of Certain Non-GAAP Financial Measures” beginning on page 391 for important information about and a reconciliation of certain non-GAAP financial measures included above and elsewhere within the body of this proxy statement/prospectus.
The following table sets forth the threshold, target and maximum annual incentive compensation amounts established by the Vista Outdoor MDCC, and the actual cash incentive paid for fiscal year 2024 performance to each of the Revelyst named executive officers:

	FY2024 Annual Cash Incentive Amounts			Actual
	Threshold	Target (1)	Maximum	Incentive Paid (2)	Achievement %
Eric C. Nyman	$300,000	$1,200,000	$2,400,000	$1,050,050	87.5%
Andrew J. Keegan	$82,250	$362,341	$658,000	$317,049	87.5%
Y. Jung Choi	$78,750	$315,000	$630,000	$275,625	87.5%
Joyce A. Butler	$52,500	$210,000	$420,000	$74,808	87.5%
_______________
(1)On July 26, 2023, in connection with his compensation increase, the AIP target for Mr. Keegan was increased from 40% to 70%. Payout for Mr. Keegan was based on his new salary plus the stipend he received for taking on an interim role. In connection with her hiring, Vista Outdoor agreed to pay Ms. Choi’s AIP based on full-year performance.
(2)The amount reflected for Ms. Butler was prorated for the period of December 4, 2023 to March 31, 2024 to reflect her length of service with Vista Outdoor, and includes a discretionary amount of $15,404 to reflect the additional responsibility of leading the GEAR Up transformation effort.

Long-Term Incentive (LTI) Compensation for Fiscal Year 2024
For executive officers who served in their role at the beginning of fiscal year 2024, the Vista Outdoor MDCC continued to grant a majority of the annual LTI awards in the form of performance-based restricted stock units (“PSUs”) to better align the LTI program with the financial and profitability goals of Vista Outdoor’s growth plan. For fiscal year 2024 grants, 60% of the total value of the LTI awards granted to executive officers were made in the PSUs and 40% was granted in the form of restricted stock units (“RSUs”). Mses. Choi and Butler were hired after the start of the fiscal year and therefore only awarded RSUs due to time elapsed since the beginning of the relevant performance period and due to the expected timing of closing the Transaction. See “—Treatment of Outstanding Equity Awards in Connection with the Transactions” beginning on page 368 for the treatment of PSUs to RSUs in connection with and contingent upon the Closing.
The key elements and objectives of the fiscal year 2024 LTI program for Vista Outdoor’s executive officers, including Revelyst’s named executive officers, are shown below. The LTI awards described in the table below (PSUs and RSUs) are intended to form a significant part of each executive officer’s fiscal year 2024 compensation package. The dollar value of fiscal year 2024 RSU awards and fiscal year 2024-2026 PSU awards were approved by the Vista Outdoor MDCC in the final month of fiscal year 2023 and translated into a corresponding number of Vista Outdoor common shares based on the closing stock price on the date the awards were granted. RSU awards for fiscal year 2024 were granted in March of 2023 and thus appear in the Summary Compensation Table as 2023 compensation, and are not included in the Grants of Plan-Based Awards table provided in this proxy statement/prospectus.

Type of Award	LTI Mix (% of Total Opportunity)	Objectives	Key Terms
PSUs	60%	Balancing earnings growth as well as market returns	Service-based vesting conditions and measured over a three-year period: (1) cumulative three-year EPS growth for fiscal years 2024-2026, with payment assessed at the end of the three-year performance period (50% weighting); and (2) net sales growth for fiscal years 2024-2026, with payment assessed at the end of the three year performance period (50% weighting), modified by relative total stockholder return (rTSR): three-year return compared to the S&P Small Cap 600 Index (excluding companies in the Financial sector) (+/- 20%).
RSUs	40%	Retention, with underlying value driven by stock-price performance	Service-based vesting over a three-year period in equal annual installments.
Performance Share Units: Metrics for the Fiscal Year 2024-2026 Performance Period
As noted above, for the fiscal year 2024-2026 performance period, the Vista Outdoor MDCC selected two performance metrics, EPS growth and net sales growth, equally weighted, modified by relative total stockholder return (rTSR), to incentivize management to deliver meaningful progress toward the profitability and other goals of Vista Outdoor’s growth plan. The Vista Outdoor MDCC believes that these performance metrics and their relative weighting provide a strong balance between (a) growth and returns, (b) financial performance and market performance, and (c) absolute performance and relative performance. The metrics and their relative weighting are described in more detail below:

Component	Weight	Metric
EPS Growth	50%	Final payouts under the PSUs are based on average annual achievement against the fiscal year 2024-2026 targets at the end of the performance period. Linear payout scaled from Threshold to Target and from Target to Maximum. The payouts are determined as follows:
			% of Target Payout
		Threshold	25%
		Target	100%
		Maximum	200%

Component	Weight	Metric
Net Sales Growth	50%	Final payouts under the PSUs are based on the average annual achievement against the fiscal year 2024-2026 targets at the end of the performance period. Linear payout scaled from Threshold to Target and from Target to Maximum. The payouts are determined as follows:
			% of Target Payout
		Threshold	25%
		Target	100%
		Maximum	200%

Component	Weight	Metric
rTSR	Modifier
rTSR will be calculated over the three-year performance period using the average of the closing stock prices on the 30 trading days prior to the start and prior to the end of the three-year performance period. The rTSR modifier will not result in a total award payout that exceeds 200% of target and no positive TSR modification will occur if Vista Outdoor’s TSR is negative. Vista Outdoor’s results will be compared to the S&P Small Cap 600 Index (excluding companies in the financial sector) to determine the modifier of the payout as follows:

			Percentile Achievement	Calculated Modifier
		Threshold	At or Below the 25th	(20)%
		Target	26th to 74th	—%
		Maximum	At or Above the 75th	20%
For all measures, no payout will be made if performance falls short of threshold, and the actual amounts payable will be interpolated on a straight-line basis between the threshold and target or between the target and maximum of 200%, as applicable. The target levels of performance were considered by the Vista Outdoor MDCC and Vista Outdoor management to be challenging but achievable when established.
When setting the goals, the Vista Outdoor MDCC also specified that in determining and calculating the performance results at the end of the performance period, adjustments may, in the Vista Outdoor MDCC’s sole discretion, be made to eliminate the negative or positive effects of:
•charges for extraordinary items and other unusual or non-recurring items of loss or gain;
•asset impairments;
•litigation or claim judgments or settlements;

•changes in the Internal Revenue Code or statutory tax rates;
•changes in accounting principles (including the impact of any changes in accounting policies);
•changes in other laws or regulations affecting reported results;
•charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities;
•gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt, including the operating results of any business acquired or disposed of in the year of such acquisition or disposal; and
•foreign currency exchange gains or losses.
The table below shows the total number of fiscal year 2024-2026 PSUs awarded to the Revelyst named executive officers at target performance, and their target total value as approved by the Vista Outdoor MDCC:

Name	Target FY 2024-2026 Performance Share Units: Number of Shares Represented	Target FY 2024-2026 Performance Share Units: Award Value (1)
Eric C. Nyman	98,192	$2,879,971
Andrew J. Keegan (2)	3,751	$92,425
Y. Jung Choi	—	$0
Joyce A. Butler	—	$0
_______________
(1)See the section “—Treatment of Outstanding Equity Awards in Connection with the Transactions” beginning on page 368 for the treatment of PSUs in connection with and contingent upon the Closing.
(2)PSU awards for Mr. Keegan were based on his base salary at the time of the awards, and on July 25, 2023, he received incremental LTI awards solely in the form of RSUs in light of his compensation increases.
Other Cash and Equity Awards
In connection with Mr. Nyman’s appointment as Chief Executive Officer of the Outdoor Products segment of Vista Outdoor, and his commencement of employment with Vista Outdoor, Vista Outdoor granted to Mr. Nyman sign-on equity awards consisting of RSUs with a grant date value of $3 million, which will vest in installments on the first, second, and third anniversaries of Mr. Nyman’s commencement of employment on August 21, 2023, subject to continued employment through such date.
In connection with Ms. Choi’s appointment as General Counsel and her commencement of employment, Vista Outdoor granted to Ms. Choi a one-time cash sign-on award equal to $100,000, subject to repayment if she terminates employment within 24 months, and a one-time sign-on RSU award with a grant date value of $261,500, which will vest in three equal installments on the first, second, and third anniversaries of the grant date and is subject to continued employment through such date (the “Choi Sign-On Award”).
In connection with Ms. Butler’s appointment as Chief Human Resources Officer, she received a one-time sign-on RSU award with a grant date value of $292,400, which will vest in three equal installments on the first, second, and third anniversaries of the grant date and is subject to continued employment through such date (the “Butler Sign-On Award”).
In addition, in connection with promotions or appointments of executive officers who were employed as of the start of fiscal year 2024, during fiscal year 2024, Vista Outdoor granted make-whole awards to such officers to reflect increased long term incentive targets. The timing and amounts of these awards are described in more detail in the “—Named Executive Officer Compensation Tables—Grants of Plan-Based Awards (2024) Table” below beginning on page 375.
In fiscal year 2023, the Vista Outdoor MDCC approved the payment of certain equity awards to Mr. Keegan to help retain talent and ensure a successful Separation (the “Separation Award”). The Separation Award is subject to continued employment with Vista Outdoor, and Revelyst after the Separation, through the respective vesting dates as follows: 25% were RSUs that vested on the first anniversary of the grant date regardless of the execution of the Separation, and 75% are PSUs that vest on the latter of the second anniversary of the grant date, or upon the execution of the Separation (or such other strategic transaction as determined by Vista Outdoor’s Board). The timing and amounts of this award are described in more detail in the “—Named Executive Officer Compensation Tables—Outstanding Equity Awards at Fiscal Year-End (2024) Table” below beginning on page 376.
Treatment of Outstanding Equity Awards in Connection with the Transactions
For a description of the expected treatment of Vista Outdoor equity awards in connection with the Transaction, see the section entitled “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248. For a description of the expected treatment of Revelyst equity awards in connection with the Revelyst Transaction, see the section entitled “Revelyst Merger Agreement—Treatment of Revelyst Equity Awards; Treatment of Revelyst Employee Stock Purchase Plan” beginning on page 283.
280G Mitigation Actions Related to the Transaction
Based on an analysis conducted in connection with the Transaction, both Vista Outdoor and Mr. Nyman would potentially have been subject to the adverse tax consequences imposed by Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) in connection with the Transaction. Therefore, to mitigate the expected impact of these adverse tax consequences and to preserve the retentive value of the executive’s equity and other compensation, the Vista Outdoor MDCC approved the early payment or accelerated vesting, as applicable, in December 2023 to Mr. Nyman of certain amounts he was entitled to receive in calendar year 2024. The Vista Outdoor MDCC made this decision in consultation with a leading 280G consulting firm, its independent compensation consultant and outside legal counsel in executive session without the participation of any affected executive. The amount accelerated or paid early ultimately did not exceed the actual amount to which Mr. Nyman was actually entitled. The Table below shows the value of the equity and annual incentive payments accelerated:

Acceleration
	Type	Accelerated Payout Date	# of Units	Value
Eric C. Nyman	AIP	12/03/2023	N/A	$360,000
	RSUs	12/15/2023	21,820	$638,017
		Total		$998,017
Fiscal Year 2025 Compensation Decisions
Base Salaries for Fiscal Year 2025
The Vista Outdoor MDCC conducted its review of its executive officers’ base salaries, including the Revelyst named executive officers, at the Vista Outdoor MDCC’s March 2024 meeting. The Vista Outdoor MDCC considered potential base salary actions in light of Vista Outdoor’s current business environment and market data from peer group and other compensation survey sources. The compensation analysis presented by the compensation consultant indicated that the total target annual compensation, including base salaries, for several of the named executive officers were close to other companies within Vista Outdoor’s peer group with the exception of Ms. Butler. Therefore, after careful consideration Ms. Butler’s base salary increased in order to get close to the market median, and to reflect the additional responsibility of leading the GEAR Up Transformation effort.

The table below reflects the fiscal year 2025 base salaries for the Revelyst named executive officers.

Name	Base Salary for FY2025
Eric C. Nyman	$1,200,000
Andrew J. Keegan	$470,000
Y. Jung Choi	$450,000
Joyce A. Butler	$375,000
Annual Cash Incentive Compensation for Fiscal Year 2025
In April 2024, the Vista Outdoor MDCC established the performance goals for the annual incentive compensation program for the fiscal year ending March 31, 2025. The Vista Outdoor MDCC decided to set annual performance targets based on Vista Outdoor’s current expectations for fiscal year 2025 for the financial measures described below.
The Vista Outdoor MDCC determined that Vista Outdoor EBITDA and free cash flow are the appropriate measures to incentivize executive officers who participate in Vista Outdoor’s Corporate Plan and drive Vista Outdoor’s strong overall profitability and cash generation in fiscal year 2025. The Vista Outdoor Plan will be 70% EBITDA and 30% Free Cash Flow, with Vista Outdoor EBITDA defined as net income removing the impact of income tax, interest, depreciation and amortization, and free cash flow is defined as cash provided from operations less capital expenditures. The Consolidated Revelyst Plan (based on the combined results of the reportable segments Revelyst Adventure Sports, Revelyst Outdoor Performance and Revelyst Precision Technology) is 70% Revelyst EBITDA and 30% Revelyst free cash flow. Revelyst EBITDA is the operating income removing depreciation and amortization and Revelyst free cash flow is operating cash less capital expenditures.
The performance goals established for Messrs. Nyman and Keegan and Ms. Choi are weighted at 80% consolidated Revelyst Plan and 20% Vista Outdoor Plan. The performance goals established for Ms. Butler are weighted at 100% consolidated Revelyst Plan.
The target level of performance established for each performance goal is based on Vista Outdoor’s financial performance expectations for fiscal year 2025. The target levels of performance were considered by the Vista Outdoor MDCC and management to be challenging but achievable when set. Revelyst is not providing any guidance, nor updating any prior guidance of its future performance, by reference to these targets.
Actual performance will be measured following the end of the performance period or, if earlier, the completion of the Revelyst Separation (in which case projected actual achievement will be prorated). The Vista Outdoor MDCC retains the discretion to adjust incentive payment amounts downward after the adjustments have been calculated.
As part of the annual review of individual executive officer compensation levels, the Vista Outdoor MDCC reviewed and established the annual incentive payment opportunity (expressed as a percentage of base salary) for target performance for each executive officer, including Revelyst’s named executive officers. In order to incentivize the executive officers to continue Vista Outdoor’s strong financial performance, to better align compensation with peer group compensation, to retain and motivate key employees as Vista Outdoor prepares for the Revelyst Separation, and to compensate executives for added responsibilities, for fiscal year 2025 the Vista Outdoor MDCC approved a target annual incentive opportunity for Messrs. Nyman and Keegan and Mses. Butler and Choi as follows:

	Annual Cash Incentive Targets (as % of base salary)
FY25	Threshold	Target	Maximum
Eric C. Nyman	25%	100%	200%
Andrew J. Keegan	25%	100%	200%
Y. Jung Choi	25%	100%	200%
Joyce A. Butler	18.75%	75%	150%

Long-Term Incentive Compensation
As discussed above in “—Compensation for Fiscal Year 2024—Long-Term Incentive (LTI) Compensation for Fiscal Year 2024” beginning on page 365, Vista Outdoor’s LTI grants are ordinarily made in the form of 40% RSUs in March before the beginning of the fiscal year and 60% PSUs in May after the beginning of the fiscal year. However, in consultation with Vista Outdoor’s outside counsel and the Vista Outdoor Board’s independent compensation consultant, due to the difficulty of measuring performance following the Revelyst Separation and the automatic conversation of PSUs into RSUs the Closing (see “—Compensation for Fiscal Year 2024—Treatment of Outstanding Equity Awards in Connection with the Transactions” beginning on page 368), the Vista Outdoor MDCC determined that it would grant LTI for fiscal year 2025 solely in the form of time-based RSUs, which vest in three annual installments beginning on the first anniversary of the date of grant and which would be treated as described in the section “—Compensation for Fiscal Year 2024—Treatment of Outstanding Equity Awards in Connection with the Transactions” beginning on page 368 in connection with and contingent upon the Closing.
Named Executive Officer Target Annual Compensation Mix
The Vista Outdoor MDCC conducted its annual review of its executive officers’ base salaries, including the Revelyst named executive officers, at the Vista Outdoor MDCC’s March 2024 meeting. The Vista Outdoor MDCC considered potential changes to total target annual compensation for Revelyst’s named executive officers in light of Vista Outdoor’s current business environment and market data from peer group and other compensation survey sources. The compensation analysis presented by the compensation consultant indicated that on average, target pay levels are 10% below market median for some Revelyst executives. In light of this, and to continue to motivate and ensure the successful execution of Vista Outdoor’s business objectives including the Revelyst Separation, the Vista Outdoor MDCC approved an increase to the variable compensation for Mr. Keegan and Mses. Choi and Butler.
The total fiscal year 2024 and 2025 target annual compensation package approved by the Vista Outdoor MDCC for each of the Revelyst named executive officers is below:

TOTAL DIRECT COMPENSATION TARGETS
Name	Year	Base Salary/Stipend	Target Annual Cash Incentive	Annual Long-Term Incentive Grant			Total Target Annual Compensation
				RSUs	PSUs	Options
Eric C. Nyman	FY2025	$1,200,000	$1,200,000	$4,800,000	$—	N/A	$7,200,000
	FY2024	$1,200,000	$1,200,000	$1,920,000	$2,880,000	N/A	$7,200,000
Andrew J. Keegan (1)	FY2025	$470,000	$470,000	$1,055,000	$—	N/A	$1,995,000
	FY2024	$470,000	$362,341	$951,050	$103,950	N/A	$1,887,341
Y. Jung Choi	FY2025	$450,000	$450,000	$562,500	$—	N/A	$1,462,500
	FY2024	$450,000	$315,000	$—	$—	N/A	$765,000
Joyce A. Butler	FY2025	$375,000	$281,250	$468,750	$—	N/A	$1,125,000
	FY2024	$350,000	$210,000	$—	$—	N/A	$560,000
_______________
(1)Mr. Keegan’s base annual salary was $315,000 with an additional monthly stipend of $12,000 during his term as Chief Financial Officer (Interim) of Vista Outdoor from April 1, 2023 to July 25, 2023, and was increased to the reported amount in recognition of the critical role he plays in the success of Vista Outdoor and his future role with Revelyst upon the Separation.
Benefits
Vista Outdoor provides certain benefits to Revelyst’s named executive officers in the form of health, welfare, and retirement benefits. Vista Outdoor’s benefit programs offer flexibility and choice. Under its benefit programs, employees have the opportunity to choose which benefits fit their personal family and financial needs.

Health and Welfare Benefits
Revelyst’s named executive officers participate in the same health and welfare programs as all other Vista Outdoor employees.
Qualified Retirement Benefits
Generally, Revelyst’s named executive officers participate in the standard employee retirement programs of Vista Outdoor, which typically consist of participation in the Vista Outdoor Inc. 401(k) Plan (the “401(k) Plan”).
Nonqualified Deferred Compensation
Vista Outdoor offers a nonqualified deferred compensation plan as a tool for Vista Outdoor key employees to plan for their financial future. The Defined Contribution Supplemental Executive Retirement Plan (the “Vista Outdoor DC SERP”) is designed to allow for retirement savings above the limits imposed by the Internal Revenue Service for 401(k) plans on a tax-deferred basis. Specifically, the DC SERP provides for a small 401(k) make-up match, which is included in the Summary Compensation Table, to ensure that named executive officers get the full benefit of Vista Outdoor’s matching contribution, like every other employee, without regard to the IRS compensation limit applicable to the 401(k) plan.
Prior to the Revelyst Separation, Revelyst intends to adopt a defined contribution supplemental executive retirement plan for the benefit of Revelyst employees (the “Revelyst DC SERP”) that is substantially similar to the Vista Outdoor DC SERP and the Revelyst Group will assume all liabilities attributable to the Revelyst employees under the Vista Outdoor DC SERP.
Individual Agreements
In connection with the appointment of Mr. Nyman to the position of Chief Executive Officer of the Outdoor Products segment of Vista Outdoor, on July 20, 2023, Vista Outdoor entered into an employment agreement with Mr. Nyman for a four-year term. In connection with the Transaction, Vista Outdoor will assign Mr. Nyman’s employment agreement and all its obligations thereunder to Revelyst. For a description of the terms of Mr. Nyman’s employment agreement, see “—Potential Payments Upon Termination or Change in Control” beginning on page 378 below. None of Revelyst’s other executive officers are party to individual employment agreements with Vista Outdoor or Revelyst.
Severance
From time to time, Vista Outdoor may provide its named executive officers a severance package in connection with a termination of employment. Revelyst’s named executive officers are eligible to participate in the Vista Outdoor Executive Severance Plan. In certain circumstances, Vista Outdoor may offer additional severance benefits to facilitate successful organizational transitions. The Vista Outdoor Executive Severance Plan is in keeping with competitive norms, and it is periodically benchmarked against the market. Payments that may be made under this plan are described below under the heading “—Potential Payments Upon Termination or Change in Control” beginning on page 378.
Change in Control
Revelyst’s named executive officers participate in the Vista Outdoor Income Security Plan, which provides for severance payments under certain circumstances following a change in control of Vista Outdoor. Vista Outdoor believes this plan helps ensure that its officers will remain focused on the best interests of its stockholders during periods of uncertainty regarding the officers’ future employment prospects. Payments under this plan are not triggered solely by a change in control, but rather by termination of employment (that meets certain conditions specified in the plan) following a change in control. Periodically the Vista Outdoor MDCC reviews the plan design against market competitive practices for such plans. With respect Revelyst Employees, the Transaction will not constitute a change in control under the Vista Outdoor Income Security Plan.

Perquisites
Vista Outdoor provides minimal perquisites to Revelyst’s named executive officers, to help ensure Revelyst’s overall executive rewards are competitive and in keeping with its principal orientation to more direct elements of pay (i.e., base salaries and performance-based incentives). For fiscal year 2024, the perquisite package included the following components:
•Executive disability insurance
•Executive health exams
Neither of the perquisites listed above include a tax gross-up. All perquisites paid to Revelyst’s named executive officers are disclosed in the Summary Compensation Table under the “All Other Compensation” column.
Compensation Outside of the Standard Program
In certain circumstances, such as hiring a new executive officer, Vista Outdoor may provide compensation outside its standard executive compensation program. When Vista Outdoor offers employment to a new executive officer, it follows the guidelines in the Vista Outdoor executive compensation philosophy, unless individual circumstances, combined with competitive market practices, require Vista Outdoor to include additional compensation (e.g., signing bonus or special equity grant) to attract and retain the executive talent it needs. In general, Vista Outdoor does not pay its executives additional compensation for special projects or program results. Vista Outdoor believed that it provides a fair and competitive total compensation package to its executive officers for delivering business results that are expected and subsumed under its pay-for-performance philosophy.
Recoupment (Clawback) Policy
Vista Outdoor has in place a clawback policy, as per the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), which requires that certain incentive compensation paid to any current or former executive officer, including Vista Outdoor’s named executive officers, will be subject to recoupment if (a) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (b) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. In addition, Vista Outdoor’s clawback policy provides that Vista Outdoor may seek recoupment of incentive compensation received by any current or former employee, including Revelyst’s named executive officers that allows or is engaged in certain criminal misconduct, regardless of whether an accounting restatement has occurred for the amount paid during the period in which the criminal misconduct commenced or continued uncured. Incentive compensation subject to the clawback policy refers to compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement). Revelyst intends to adopt a substantially similar clawback policy of its own.
Executive Officer Stock Holding Requirement
Revelyst’s named executive officers, other than Ms. Butler, are required to retain at least 50% of the net shares (remaining after taxes are withheld) of Vista Outdoor common stock acquired as compensation through separation of service or until such named executive officers hold Vista Outdoor common stock having an aggregate market value equal to or greater than five times base salary, in the case of the CEO, or three times base salary, in the case of other executive officers.
The Vista Outdoor MDCC has approved this stock holding requirement to ensure that its executives’ interests and actions are aligned with the interests of Vista Outdoor stockholders. This approach underscores an ownership mentality for its executives, which Vista Outdoor holds as a cornerstone of its overall approach to compensation.
The Vista Outdoor MDCC periodically reviews the holdings of its executives to ensure compliance with the stock holding requirement and has determined that Revelyst’s named executive officers subject to the policy are currently in compliance with the requirement. These shares must be held until each executive leaves Vista Outdoor or is no longer an executive officer, which will include the consummation of the Transaction.
Following the Closing, Revelyst expects to implement stock ownership guidelines that will apply to, among others, Revelyst’s named executive officers, in order to ensure they will effectively pursue stockholders’ long-term interests. Additionally, it is expected that following the Closing, Ms. Butler will become subject to the stock holding requirement in line with the other named executive officers.
No Hedging or Pledging of Vista Outdoor Stock
Vista Outdoor’s Insider Trading Policy prohibits all directors and employees, including Revelyst’s named executive officers, from executing short sales of Vista Outdoor securities and from purchasing or selling options on Vista Outdoor securities of any kind, whether puts, calls or other derivative securities. Vista Outdoor’s Insider Trading Policy also prohibits pledges of Vista Outdoor securities, purchasing Vista Outdoor securities on margin or incurring any indebtedness secured by a margin or similar account in which Vista Outdoor securities are held, without the prior approval of the Vista Outdoor Audit Committee.
In accordance with Vista Outdoor’s practice, Revelyst’s named executive officers have provided written representations to Vista Outdoor that they do not hedge the economic risk of ownership of Vista Outdoor common stock and have not pledged any of their shares of Vista Outdoor common stock during the last fiscal year, except as approved by the Vista Outdoor Audit Committee.
Following the Closing, Revelyst expects to implement an anti-hedging and pledging policy that will apply to, among others, Revelyst’s named executive officers, in order to ensure they will more effectively pursue stockholders’ long-term interests.
Timing of Equity Grants
Currently Vista Outdoor does not grant stock options or stock appreciation rights, and only grants RSUs and PSUs, which are generally approved every March following a scheduled meeting of the Vista Outdoor Board (with PSUs granted in May), except in cases of new hire grants and grants for promotions and compensation increases. As noted elsewhere in this proxy statement/prospectus, the Vista Outdoor MDCC determined that it would grant LTI for fiscal year 2025 solely in the form of time-based RSUs due to the pending Separation. Thus the portion of fiscal year 2025 grants usually made in the form of PSUs in May were granted early and as a result appear on the Summary Compensation Table for fiscal year 2024. Vista Outdoor does not grant stock options or stock appreciation rights in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Vista Outdoor common stock, nor does Vista Outdoor time the public release of such information based on stock option grant dates. In addition, Vista Outdoor does not grant stock options or stock appreciation rights during periods in which there is material nonpublic information about Vista Outdoor, including at any time during the four business days prior to or the one business day following the filing of its periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. Revelyst intends to adopt many of the same policies regarding timing of grants.
Compensation Risk Assessment Process and Conclusion
Vista Outdoor believes that its compensation programs are designed and administered in a manner that discourages excessive or inappropriate risk taking by employees. In consultation with the Vista Outdoor MDCC, members of Vista Outdoor management and the external compensation consultant assessed whether Vista Outdoor compensation policies and practices encourage excessive or inappropriate risk taking by Vista Outdoor employees, including Revelyst’s named executive officers. This assessment included a review of the risk characteristics of Vista Outdoor’s business and the design of Vista Outdoor’s incentive plans and policies. A report of findings was presented to the Vista Outdoor MDCC, and after review and discussion, the Vista Outdoor MDCC concluded that the Vista Outdoor plans and policies do not encourage excessive or inappropriate risk taking.
The Vista Outdoor MDCC performs an annual compensation risk assessment, with support from its external compensation consultant, and has concluded that Vista Outdoor’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on Vista Outdoor.
NAMED EXECUTIVE OFFICER COMPENSATION TABLES
The Summary Compensation Table and other tables below provide information concerning the compensation paid by Vista Outdoor to Revelyst’s named executive officers for the fiscal year ended March 31, 2024, as well as information regarding outstanding equity grants, and non-qualified deferred compensation benefits and potential payments upon termination or a change in control with respect to Vista Outdoor.
SUMMARY COMPENSATION TABLE (2024, 2023 AND 2022)
The following table shows the cash and non-cash compensation awarded to or earned by the Revelyst Chief Executive Officer, Chief Financial Officer and each of the other Revelyst named executive officers during fiscal years 2024, 2023 and 2022. In accordance with the rules of the SEC, compensation information is provided only for the fiscal years for which each individual was a named executive officer of Revelyst.

Name and Principal Position	Year (1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Eric C. Nyman	FY24	$715,385	$—	$12,599,927	$1,050,050	$26,809	$14,392,171
Chief Executive Officer and Director	FY23	$—	$—	$—	$—	$—	$—
Andrew J. Keegan	FY24	$443,989	$—	$2,035,777	$317,049	$47,316	$2,844,131
Chief Financial Officer	FY23	$350,845	$—	$280,098	$145,399	$9,620	$785,962
Y. Jung Choi	FY24	$190,385	$100,000	$823,996	$275,625	$12,600	$1,402,606
Vice President, General Counsel and Corporate Secretary	FY23	$—	$—	$—	$—	$—	$—
Joyce A. Butler	FY24	$107,692	$—	$761,147	$74,808	$5,654	$949,301
Chief Human Resources Officer	FY23	$—	$—	$—	$—	$—	$—
_______________
(1)The years reported are Vista Outdoor’s fiscal years ended March 31, 2024, March 31, 2023, and March 31, 2022, respectively.
(2)Amounts in this column include amounts, if any, deferred at the direction of the executive officer pursuant to the Vista Outdoor 401(k) Plan. The amount for Mr. Keegan reflects a lower base salary plus a monthly supplemental stipend of $12,000 through his term as Interim Chief Financial Officer of Vista Outdoor through July 25, 2023.
(3)The amounts reported in the column for Ms. Choi reflect a sign-on bonus of $100,000 granted in connection with her hiring, which is subject to repayment should she terminate employment within twenty-four months of her hire date.
(4)Amounts in this column reflect (i) fiscal year 2024-2026 PSU awards, which were granted in May 2023, (ii) fiscal year 2025 LTI awards, which were granted in March 2024 solely in the form of RSUs on account of the pending Transactions and (iii) the Nyman Sign-On Award, Choi Sign-On Award, and Butler Sign-On Award each of which was granted in connection with the executive’s commencement of employment.
The aggregate grant date fair value of RSU and PSU awards in this column are computed in accordance with GAAP in the United States. The amounts in this column are determined in accordance with FASB ASC Topic 718, and for RSU awards are calculated based on the number of shares awarded multiplied by the closing price of Vista Outdoor’s common stock on the date the RSUs were granted, other than the Nyman Sign-On Award, which was valued as of August 21, 2023 in connection with Mr. Nyman’s commencement of employment. As required by Item 402(c)(2) of Regulation S-K, the value of the PSUs awarded to the named executive officers assuming a maximum payout level would have been as follows: for Mr. Nyman, $5,759,942; and for Mr. Keegan, $198,127.
(5)For fiscal years 2022, 2023 and 2024, these amounts represent payment of annual incentive compensation earned with respect to each such year. The annual incentive compensation program and payments were based on achievement of performance goals approved by the Vista Outdoor MDCC following an evaluation of Vista Outdoor’s financial performance. For fiscal year 2024, these performance goals are described in further detail above under “—Compensation for Fiscal Year 2024—Annual Cash Incentive Compensation for Fiscal Year 2024” beginning on page 363. Annual cash incentive payments to the named executive officers for fiscal year 2024 were calculated as a function of each named executive officer’s approved base salary and annual cash incentive opportunity. Amounts in this column include amounts, if any, deferred at the direction of the executive officer pursuant to the 401(k) Plan.

Amounts for Mr. Nyman include the portion of his annual incentive compensation that would ordinarily have been paid in calendar year 2024 but was paid in calendar year 2023 to mitigate the potential for adverse tax consequences imposed by Section 280G of the Internal Revenue Code in connection with the Transaction. See “—Compensation for Fiscal Year 2024—280G Mitigation Actions Related to the Transaction” beginning on page 368 for additional information.
(6)The table below shows the components of this column for fiscal year 2024, which include perquisites and Vista Outdoor matching contributions to Vista Outdoor’s defined contribution plans. The amounts represent the amount paid or accrued by, or the incremental cost to, Vista Outdoor.

Name	Disability Insurance Premium	401(k) Plan Contributions	DC SERP Plan Contributions (1)	Other Perquisites (2)
Eric C. Nyman	$1,903	$19,385	$—	$5,521
Andrew J. Keegan	$2,811	$27,392	$17,113	$—
Y. Jung Choi	$314	$11,423	$—	$863
Joyce A. Butler	$—	$5,654	$—	$—
_______________
(1)Reflects contributions for the 2023 plan year, which ended December 31, 2023.
(2)The amounts reflected in this column consist of the costs for executive annual physical examinations, the value of products or other benefits received from Vista Outdoor, and reimbursement for company related expenses.
GRANTS OF PLAN-BASED AWARDS (2024) TABLE
The following table summarizes the grants of equity and non-equity plan-based awards made to the Revelyst named executive officers during the fiscal year ended March 31, 2024. The non-equity awards were granted under the Vista Outdoor Executive Officer Incentive Plan, and the equity awards were granted under the Vista Outdoor 2020 Stock Incentive Plan.

Name	Grant Date (1)	Incentive Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric C. Nyman		Annual (2)	$300,000	$1,200,000	$2,400,000
	8/21/2023	PSU (4)				24,548	98,192	196,384
	8/21/2023	RSU (5)							102,284
	8/21/2023	RSU (5)							65,461
	3/4/2024	RSU (6)							149,300
Andrew J. Keegan		Annual (2)	$82,250	$362,341	$658,000
	5/1/2023	PSU (4)				938	3,751	7,502
	7/25/2023	RSU (7)							30,680
	3/4/2024	RSU (6)							32,814
Y. Jung Choi		Annual (2)	$78,750	$315,000	$630,000
	10/15/2023	RSU (8)							10,000
	3/4/2024	RSU (6)							17,496
Joyce A. Butler		Annual (2)	$52,500	$210,000	$420,000
	12/15/2023	RSU (8)							10,000
	3/4/2024	RSU (6)							14,580
_______________
(1)For RSU awards, the grant date is the date the Vista Outdoor MDCC met and approved the RSU awards included in this table, except for the Nyman Sign-On Award, which was approved by the Vista MDCC in connection with Mr. Nyman’s commencement of employment on August 21, 2023. For PSU awards, the grant date is the date that the Vista Outdoor MDCC met and approved the performance conditions applicable to the awards.
(2)The amounts for each officer reflect the potential cash payout for the fiscal year 2024 annual incentive program if all performance measures are satisfied at the applicable level. The actual amount paid with respect to such plan appears in the Non-Equity Incentive Plan

Compensation column of the Summary Compensation Table above. The material terms of the award are described above in “—Compensation for Fiscal Year 2024—Annual Cash Incentive Compensation for Fiscal Year 2024” beginning on page 363.
(3)This column shows the aggregate grant date fair value of RSU and PSU awards computed in accordance with GAAP in the United States. The amounts in this column are determined in accordance with FASB ASC Topic 718, and were calculated based on the number of RSUs awarded and PSU grants representing Separation Awards, multiplied by the closing price of Vista Outdoor’s common stock on the date the RSUs or PSUs were granted, except for the Nyman Sign-On Award, which was valued in connection with Mr. Nyman’s commencement of employment on August 21, 2023.
(4)The number of PSUs shown in this row represent the number of shares of common stock that may be paid out for the fiscal year 2024-2026 performance period.
(5)These rows represent the Nyman Sign-On Award and the RSU portion of Mr. Nyman’s fiscal year 2024 LTI award. These awards were made pursuant to the employment agreement entered into with Mr. Nyman on July 20, 2023.
(6)In light of the Transaction, the Vista Outdoor Board granted fiscal year 2025 LTI solely in the form of RSUs. The number of RSUs shown in this row represents the actual number of RSUs granted to the named executive officers on March 4, 2024. All RSUs shown in this row vest in three equal annual installments beginning on the first anniversary of the grant date.
(7)These rows represent incremental fiscal year 2024 RSUs granted as a result of new compensatory arrangements entered into after the start of the fiscal year.
(8)These rows represent the Choi Sign-On Award and Butler Sign-On Award, respectively.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2024) TABLE
The following table shows the unexercised stock options, unvested RSUs and unearned PSUs as of March 31, 2024, held by the Revelyst named executive officers.

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Eric C. Nyman	8/21/2023	—	—	$—	-	—	$—	196,384	$6,437,468
	8/21/2023	—	—	$—	-	102,284	$3,352,870	0	$—
	8/21/2023	—	—	$—	-	43,641	$1,430,552	0	$—
	3/4/2024	—	—	$—	-	149,300	$4,894,054	0	$—
Andrew J. Keegan	3/13/2018	2,867	—	$16.06	3/13/2028	—	$—	—	$—
	3/8/2022	—	—	$—	-	1,213	$39,762	—	$—
	8/15/2022	—	—	$—	-	—	$—	5,076	$166,391
	3/31/2023	—	—	$—	-	1,667	$54,644	—	$—
	5/1/2023	—	—	$—	-	—	$—	7,502	$245,916
	7/25/2023	—	—	$—	-	30,680	$1,005,690	—	$—
	3/4/2024	—	—	$—	-	32,814	$1,075,643	—	$—
Y. Jung Choi	10/15/2023	—	—	$—	-	10,000	$327,800	—	$—
	3/4/2024	—	—	$—	-	17,496	$573,519	—	$—
Joyce A. Butler	12/15/2023	—	—	$—	-	10,000	$327,800	—	—
	3/4/2024	—	—	$—	-	14,580	$477,932	—	—
_______________
(1)For a better understanding of this table, Revelyst has included an additional column showing the grant dates of stock options, RSUs and PSUs.
(2)Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.
(3)This column includes RSU awards, which generally vest in three equal annual installments beginning on the first anniversary of the grant date, except that (i) the Separation Award granted to Mr. Keegan on August 15, 2022 vests according to the schedule described above under “—Compensation for Fiscal Year 2024—Other Cash and Equity Awards” beginning on page 367 and (ii) the Nyman Sign-On Award will vest on the first three anniversaries of Mr. Nyman’s commencement of employment on August 21, 2023.

(4)The amounts in this column were calculated using a per share value of $32.78, the closing price of Vista Outdoor’s common stock as reported on the New York Stock Exchange on March 28, 2024, the last trading day of fiscal year 2024.
(5)PSUs in this column include the August 15, 2022 grant for Mr. Keegan which was awarded under the Separation Awards described in “—Compensation for Fiscal Year 2024—Other Cash and Equity Awards” beginning on page 367.
(6)PSU awards for the fiscal year 2024-2026 performance periods are presented at the maximum amount that could be achieved and are subject to financial performance growth targets for Net Sales and EPS that were established by the Vista Outdoor MDCC. Separation Award PSUs granted to Mr. Keegan vest according to the schedule described above under “—Compensation for Fiscal Year 2024—Other Cash and Equity Awards” beginning on page 367.
OPTION EXERCISES AND STOCK VESTED (2024) TABLE
The following table provides information for the Revelyst named executive officers regarding the exercise of stock options and vesting of RSUs during the fiscal year ended March 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Eric C. Nyman	0	$—	21,820	$638,017
Andrew J. Keegan	0	$—	9,410	$276,095
Y. Jung Choi	0	$—	0	$—
Joyce A. Butler	0	$—	0	$—
_______________
(1)The value realized was determined by multiplying the number of vested shares by the closing market price of Vista Outdoor’s stock on the date of vesting. If the vesting fell on a weekend or holiday, the closing market price of Vista Outdoor’s common stock on the business day preceding the vesting date was used to determine the value realized. The number of shares of RSUs that vested for each of the Revelyst named executive officers is as follows:

Awards
Name	Vesting Date (a)	Number of Shares
Eric C. Nyman	12/15/2023	21,820
Andrew J. Keegan	4/23/2023	2,809
	8/15/2023	1,692
	8/17/2023	1,667
	3/8/2024	1,212
	3/8/2024	1,197
	3/31/2024	833
_______________
(a)As described under “—Compensation for Fiscal Year 2024—280G Mitigation Actions Related to the Transaction” beginning on page 368, based on an analysis conducted in connection with the Transaction, both Vista Outdoor and Mr. Nyman would potentially have been subject to the adverse tax consequences imposed by Section 280G of the U.S. Internal Revenue Code in connection with the Transaction. Therefore, to mitigate the expected impact of these adverse tax consequences, and to preserve the retentive value of the executive’s equity and other compensation, the Vista Outdoor MDCC approved the acceleration to Mr. Nyman of certain RSUs into December 2023.
Vista Outdoor withheld shares of common stock from each officer upon vesting having a value equal to the applicable tax withholding requirement.

NONQUALIFIED DEFERRED COMPENSATION (2024) TABLE
The following table provides information for the Revelyst named executive officers named regarding contributions, earnings, distributions and year-end account balances with respect to the contributions to the Vista Outdoor DC SERP.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Eric C. Nyman	Vista Outdoor DC SERP	$—	$—	$—	$—	$—
Andrew J. Keegan	Vista Outdoor DC SERP	$—	$17,113	$1,930	$—	$28,555
Y. Jung Choi	Vista Outdoor DC SERP	$—	$—	$—	$—	$—
Joyce A. Butler	Vista Outdoor DC SERP	$—	$—	$—	$—	$—
_______________
(1)This column reflects contributions for the 2023 plan year, which ended December 31, 2023.
(2)This column reflects earnings and losses (including interest, dividends, market or stock appreciation or depreciation). Since earnings are not “above market” or preferential, the earnings are not reported in the Summary Compensation Table.
(3)The above amounts represent aggregate contributions made by the executive officer or Vista Outdoor for the benefit of the executive officer, plus earnings on such contributions, since the officer’s commencement of participation in the plan through the end of fiscal year 2024, including amounts accrued for the 2023 plan year, which ended December 31, 2023. All such amounts were previously reported in the Summary Compensation Table in this or prior years.
Defined Contribution Supplemental Executive Retirement Plan
Vista Outdoor maintains the Vista Outdoor DC SERP for the benefit of certain highly-compensated employees of Vista Outdoor, including Revelyst’s named executive officers.
Participation in the Vista Outdoor DC SERP is limited to employees who receive eligible compensation in excess of the IRS annual compensation limit and who make the maximum allowable before-tax or Roth 401(k) contributions to the Vista Outdoor 401(k) Plan.
For fiscal year 2024, an annual match allocation equal to a specified percentage of compensation in excess of the IRS compensation limit has been made to a participant’s account if the participant has made the maximum allowable before-tax or Roth 401(k) contributions to the Vista Outdoor 401(k) Plan for the calendar year. For fiscal year 2024, this match allocation was equal to 6% of such compensation. Under the terms of the Vista Outdoor DC SERP, vesting for the match allocation under the Vista Outdoor DC SERP will occur following one year of vesting service. A participant will become fully vested upon death, attainment of age 65, total disability while employed by Vista Outdoor, or upon a change in control. The Vista Outdoor DC SERP is an unfunded plan, meaning that participants’ accounts will be bookkeeping entries only and will not entitle them to ownership of any actual assets. Under the terms of the Vista Outdoor DC SERP, participants’ account balances will be credited with earnings and investment gains and losses by assuming that the allocations were hypothetically invested in one or more investment funds made available by Vista Outdoor from time to time under the Vista Outdoor DC SERP and those investments generally match the investment funds available under the Vista Outdoor 401(k) Plan.
Potential Payments Upon Termination or Change in Control
Vista Outdoor maintains the Vista Outdoor Income Security Plan, the Vista Outdoor Executive Severance Plan and certain other arrangements (collectively, the “Vista Outdoor Executive Officer Separation Arrangements”) that provide for benefits and payments to Vista Outdoor’s executive officers, including Revelyst’s named executive officers, upon termination of their employment with Vista Outdoor.
The benefits and payments that Revelyst’s named executive officers could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows. Vista Outdoor believes that these arrangements provide competitive benefits to senior executives and that they will help protect the interests of Vista Outdoor in the event of an acquisition.
In addition to the benefits and payments described below, the Vista Outdoor MDCC may review its executive officers’ separations on a case-by-case basis and exercise its business judgment to customize the terms of each such separation in consideration of all relevant circumstances, including:
•the reasons for the separation;
•market competitive practices for comparable separation scenarios;
•potential benefits to Vista Outdoor, such as retention of the executive officer’s services for a transition period, maintenance of Vista Outdoor’s positive reputation internally and externally, and preservation of its ability to recruit highly talented executives;
•the executive’s tenure and contributions to Vista Outdoor’s success; and
•the impact of the separation on Vista Outdoor and its stockholders.
In order for Revelyst’s named executive officers to qualify for the termination benefits provided by the Vista Outdoor Income Security Plan, the Vista Outdoor Executive Severance Plan and forms of equity award agreement in the scenarios described below, the named executive officers would be required to execute a general release of claims in favor of Vista Outdoor. To receive the post-termination benefits described below, Revelyst’s named executive officers would also be required to comply with customary non-competition and non-solicitation covenants for a period following termination specified in a general release of claims (typically one or two years), and to comply with general confidentiality and non-disparagement covenants.
Potential Payments Under Certain Termination Scenarios
Voluntary Termination and Termination for Cause
If the employment of a Revelyst named executive officer is voluntarily terminated or terminated “for cause,” then no additional payments or benefits will accrue or be paid to the individual under the Vista Outdoor Executive Officer Separation Arrangements, other than what has been accrued and vested in the benefit plans discussed above under “—Named Executive Officer Compensation Tables—Summary Compensation Table (2024, 2023 and 2022)” and “—Named Executive Officer Compensation Tables—Nonqualified Deferred Compensation (2024) Table” beginning on pages 374 and 378, respectively. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.
Retirement
Under Vista Outdoor’s Executive Officer Incentive Plan, upon retirement of a Revelyst named executive officers, the officer would be entitled to receive a prorated portion of any annual cash incentive award earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period. On retirement, any outstanding unvested RSUs, options or PSUs held by Revelyst’s named executive officers would be forfeited.
Termination Without Cause
Under Vista Outdoor’s Executive Officer Incentive Plan, in the event that a Revelyst named executive officer is terminated without cause, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period.
If the employment of a Revelyst named executive officer is terminated by Vista Outdoor without cause, the officer would be eligible under the Vista Outdoor Executive Severance Plan for a lump sum payment equal to 12 months of base salary, plus an additional lump sum of $15,000 to defray healthcare costs. Vista Outdoor’s severance practices also provide for an estimated $5,000 of outplacement services for Revelyst’s named executive officers upon termination by Vista Outdoor without cause.
The terms of the Separation Awards provide that following a Revelyst named executive officer’s termination without cause, the officer will receive accelerated vesting for any restricted stock award that would have vested within 12 months of the officer’s date of termination.
Vista Outdoor’s RSU award agreements provide that following a termination without cause of a Revelyst named executive officer, the officer will receive accelerated vesting for any RSU award granted to the officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.
Vista Outdoor’s non-qualified stock option award agreements provide that following a termination without cause of a Revelyst named executive officer, the officer will receive accelerated vesting for any stock options granted to the officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.
In addition, Vista Outdoor’s performance share award agreements provide that if a Revelyst named executive officer’s employment is terminated by Vista Outdoor without cause, the officer will receive a portion of the shares of Vista Outdoor common stock that would have been earned based on actual results following the end of the relevant performance period, prorated for the period of employment during the performance period and provided that the officer was employed for at least 90 days during the performance period.
Any other outstanding unvested equity awards held by a Revelyst named executive officer for which vesting does not accelerate as described above would be forfeited.
Termination Due to Disability
Under Vista Outdoor’s Executive Officer Incentive Plan, in the event that a Revelyst named executive officer is terminated due to disability, the officer would be entitled to receive a prorated portion of any annual cash incentive award actually earned, payable at the end of the relevant performance period. The payment would be based on actual performance measured following the end of the performance period and would be prorated for the period of employment prior to termination, provided that the officer completed at least 90 days of employment in the performance period.
Vista Outdoor’s RSU award agreements provide that following a termination due to disability of a Revelyst named executive officer, the officer will receive accelerated vesting for any RSU granted to the officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.
Vista Outdoor’s non-qualified stock option award agreements provide that following a termination due to disability of a Revelyst named executive officer, the officer will receive accelerated vesting for any stock options granted to the officer by Vista Outdoor that would have vested within 12 months of the officer’s date of termination.
In addition, Vista Outdoor’s performance share award agreements provide that if a Revelyst’s named executive officer’s employment is terminated due to disability, the officer will receive a portion of the shares of Vista Outdoor common stock that would have been earned based on actual results following the end of the relevant performance period, prorated for the period of employment during the performance period and provided that the officer was employed for at least 90 days during the performance period.
Any other outstanding unvested equity awards held by Revelyst’s named executive officers for which vesting does not accelerate as described above would be forfeited.

Termination Due to Death
If a Revelyst named executive officer dies, the officer’s estate would be entitled to receive benefits and payments from Vista Outdoor similar to those outlined above under the section entitled “—Potential Payments Upon Termination or Change in Control—Potential Payments Under Certain Termination Scenarios—Termination Due to Disability” beginning on page 380.
Potential Payments Upon Termination Following a Change in Control
Vista Outdoor Income Security Plan
The Vista Outdoor Income Security Plan provides income security protection to certain executives of Vista Outdoor, including Revelyst’s named executive officers, in the event of a qualifying termination in connection with a change in control of Vista Outdoor. The Transaction will not constitute a change in control under the Vista Outdoor Income Security Plan for Revelyst employees. Generally, under the Vista Outdoor Income Security Plan, a qualifying termination includes an involuntary termination of employment without “cause” or a voluntary termination of employment for “good reason”, in each case, as those terms are defined in the Vista Outdoor Income Security Plan, within 24 months following and, in certain circumstances, within six months prior to, a change in control of Vista Outdoor.
Executive officers of Vista Outdoor who participate in the Vista Outdoor Income Security Plan and experience a qualifying termination, including Revelyst’s named executive officers, would receive:
•a lump sum cash payment in an amount equal to two times the sum of the executive officer’s then-current annual base salary and then-current target bonus opportunity;
•a pro rata bonus for the year in which the qualifying termination occurs, paid out at target or actual performance depending on when such termination occurs;
•a lump sum cash payment equal to the amount the executive officer would have received under any long-term cash incentive plan, assuming target level performance;
•accelerated vesting of all outstanding unvested equity awards, with performance-based equity awards vesting at target level performance; and
•provided the executive officer timely elects coverage under COBRA, an amount equal to the excess, if any, of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of up to 18 months following such termination.
The Vista Outdoor Income Security Plan does not have a tax gross-up provision, and the plan automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in a participant receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.
Potential Payments Upon Termination or Change in Control Table (2024)
The following table shows potential payments by Vista Outdoor to Revelyst’s named executive officers at, following or in connection with a termination of employment without cause, for death or disability, or following a change in control of Vista Outdoor. The amounts shown assume that the termination was effective March 31, 2024, the last day of fiscal year 2024, and are estimates of the amounts that would be paid to the executive officers upon termination, in addition to the base salary, annual incentive and long-term incentive earned during fiscal year 2024 and any applicable retirement amounts payable to the executive officers under the Vista Outdoor 401(k) Plan and

Vista Outdoor DC SERP. The actual amounts to be paid can only be determined at the actual time of an officer’s termination. No tax gross-ups are paid to the executive officers upon termination of employment.

	Eric C. Nyman	Andrew J. Keegan	Y. Jung Choi	Joyce A. Butler
Payments Upon Termination Without Cause
Cash Payment (1)	$2,250,050	$787,049	$725,625	$424,808
Equity
Stock Options (2)	$—	$—	$—
RSUs (3)	$3,225,825	$725,247	$300,440	$268,567
PSUs (4)	$3,218,734	$289,349	$—	$—
Health and Welfare Benefits (5)	$38,153	$15,000	$15,000	$15,000
Outplacement (6)	$5,000	$5,000	$5,000	$5,000
Total	$8,737,762	$1,821,645	$1,046,065	$713,375
Payments Upon Death or Disability
Cash Payment (1)	$1,050,050	$317,049	$275,625	$74,808
Equity
Stock Options (2)	$—		$—
RSUs (3)	$6,578,695	725,247	$300,440	$268,567
PSUs (4)	$1,072,911	289,349	$—	$—
Health and Welfare Benefits (5)	$—	$—	$—	$—
Total	$8,701,656	$1,331,645	$576,065	$343,375
Payments Upon Termination following a Change in Control (7)
Cash Payment (1)	$4,950,050	$2,197,049	$2,075,625	$914,808
Equity
Stock Options (2)	$—		$—
RSUs (3)	$9,677,476	$2,175,740	$901,319	$805,732
PSUs (8)	$3,218,734	$289,349	$—	$—
Health and Welfare Benefits (9)	$38,153	$15,000	$15,000	$15,000
Outplacement (6)	$5,000	$5,000	$5,000	$5,000
Total	$17,889,413	$4,682,138	$2,996,944	$1,740,540
_______________
(1)Amounts for each officer include the amount of the annual cash incentive bonus actually received for fiscal year 2024.
(2)For fiscal year 2024 all options have vested.
(3)Values are determined by multiplying the number of shares of RSUs eligible to vest upon qualifying termination by $32.78, the closing market price of Vista Outdoor’s common stock as reported on the New York Stock Exchange on the last trading day of the fiscal year, March 28, 2024. Amounts for Mr. Nyman in the event of termination due to death or disability include full accelerated vesting of the Nyman Sign-On Award.
(4)Values in this row reflect a prorata target level payout pursuant to PSUs for the fiscal year 2024-2026 performance period assuming payout at the target performance level. The value was determined by multiplying the number of PSUs by $32.78, the closing market price of Vista Outdoor’s common stock as reported on the New York Stock Exchange on March 28, 2024, the last trading day of the fiscal year.
(5)The Vista Outdoor Income Security Plan does not have tax gross-up provisions, and automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in the relevant officer receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.
(6)Approximate value of six months of outplacement, which the executive officer can elect in the officer’s discretion.
(7)In connection with and contingent upon the Closing, Vista Outdoor equity-based awards will be treated as set forth in the section “—Compensation for Fiscal Year 2024—Treatment of Outstanding Equity Awards in Connection with the Transactions” beginning on page 368.
(8)Values in this row reflect PSUs for the fiscal year 2024-2026 performance period assuming payout at the target performance level. The value was determined by multiplying the number of PSUs by $32.78, the closing market price of Vista Outdoor’s common stock as reported on the New York Stock Exchange on March 28, 2024, the last trading day of the fiscal year.

(9)For purposes of quantifying health and welfare benefits, amounts are equal to the excess of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of 18 months following termination.
Anticipated Compensation Programs
Overview
As described above, the Revelyst MDCC will not be established until the Closing and therefore has not established a specific set of objectives or principles for Revelyst’s compensation programs following the Closing. The executive compensation programs in place at the time of the Closing will be those established by Vista Outdoor on Revelyst’s behalf. Following the Closing, the Revelyst MDCC will review each of the elements of Revelyst’s compensation programs. Revelyst believes that the Transaction will enable Revelyst to offer its key employees compensation directly linked to the performance of Revelyst’s business, which Revelyst expects will enhance its ability to attract, retain and motivate qualified personnel and serve the interests of Revelyst stockholders.
Employment Agreement with Mr. Nyman
In connection with the appointment of Mr. Nyman to the position of Chief Executive Officer of the Outdoor Products segment of Vista Outdoor, on July 20, 2023, Vista Outdoor entered into an employment agreement with Mr. Nyman for a four-year term. In connection with the Transaction, Vista Outdoor will assign the Nyman Employment Agreement and all its obligations thereunder to Revelyst.
In the event of a termination without “cause” or a resignation for “good reason” (in each case, as those terms are defined in the Nyman Employment Agreement) prior to a Change in Control (as defined in Vista Outdoor’s 2020 Stock Incentive Plan but excluding the Transaction) or more than 24 months following a Change in Control, Mr. Nyman would be entitled to receive: (1) continued base salary for 18 months; (2) a lump sum payment equal to one and one-half times Mr. Nyman’s annual target bonus opportunity; (3) health and dental benefits continuation for 18 months; (4) accelerated vesting of (x) any unvested RSUs that would have vested based on continued employment through the first anniversary of the date of termination and (y) the Nyman Sign-On Award; and (5) prorated vesting of performance-based equity awards, with applicable performance goals measured in accordance with the terms of the applicable award agreements. In the event such termination occurs within 24 months following a Change in Control, Mr. Nyman would instead receive: (1) a lump sum payment equal to two times current base salary and annual target bonus opportunity; (2) health and dental benefits continuation for 18 months; and (3) accelerated vesting of (x) any unvested RSUs (including the Nyman Sign-On Award) and (y) any performance-based equity awards, with applicable performance goals deemed achieved at target level of performance. In the event of Mr. Nyman’s death or disability, Mr. Nyman would be entitled to receive a prorated annual bonus based on actual performance, prorated vesting of RSUs, full accelerated vesting of the Nyman Sign-On Award and prorated vesting of performance-based equity awards, with applicable performance goals measured in accordance with the terms of the applicable award agreements. In the event the Nyman Employment Agreement is not extended at the end of the four-year term on mutually agreed terms, Mr. Nyman would be entitled to receive continued base salary and benefits continuation, in each case, for 18 months.
The Nyman Employment Agreement provides that Mr. Nyman is subject to restrictions on competing with Vista Outdoor and soliciting employees, contractors or business of Vista Outdoor, in each case, for a period of 12 months following the termination of his employment for any reason.
The Nyman Employment Agreement does not have a tax gross-up provision, and the Nyman Employment Agreement automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in Mr. Nyman receiving a greater amount than he would if he received the full amount of the benefit and paid all applicable excise and other taxes.
The foregoing description of the Nyman Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Nyman Employee Agreement filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Revelyst’s Stock Incentive Plan
In connection with the Transaction, Vista Outdoor intends to establish a long-term incentive plan on Revelyst’s behalf, which is referred to herein as Revelyst’s Stock Incentive Plan (the “Revelyst SIP”). The following summary describes the material terms of the Revelyst SIP and is qualified in its entirety by reference to the Revelyst SIP, which is attached as an exhibit to this proxy statement/prospectus. Capitalized terms used but not defined in this section have the meanings assigned thereto in the Revelyst SIP.
Administration
The Revelyst SIP will be administered by the Revelyst MDCC or any successor committee of the Revelyst Board that may be delegated authority in the future. Each member of the Revelyst MDCC must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and an independent director under the rules of any stock exchange on which Revelyst Common Stock may be listed and under any other applicable regulatory requirements.
Subject to the express provisions of the Revelyst SIP and to applicable law, the Revelyst MDCC has full power and authority to: (i) designate Eligible Persons as participants in the Revelyst SIP; (ii) determine the type or types of awards to be granted to each participant in the Revelyst SIP; (iii) determine the number of shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each award; (iv) determine the terms and conditions of any award or award agreement; (v) amend the terms and conditions of any award or award agreement; provided, however, that the Revelyst MDCC may not reprice, adjust or amend the exercise price of options or the grant price of stock appreciation rights or purchase rights previously awarded to any participant, whether through amendment, cancellation and replacement grant, exchange for cash or any other awards, or any other means; (vi) accelerate the exercisability of any award or the lapse of restrictions relating to any award; (vii) determine whether, to what extent and under what circumstances awards may be exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, shares, other securities, other awards, other property and other amounts payable to a participant with respect to an award under the Revelyst SIP may be deferred either automatically or at the election of the holder of the award or the Revelyst MDCC; (ix) interpret and administer the Revelyst SIP and any instrument or agreement, including any award agreement, relating to the Revelyst SIP; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as the Revelyst MDCC deems appropriate for the proper administration of the Revelyst SIP; and (xi) make any other determination and take any other action that the Revelyst MDCC deems necessary or desirable for the administration of the Revelyst SIP. Unless otherwise expressly provided in the Revelyst SIP, all designations, determinations, interpretations and other decisions under or with respect to the Revelyst SIP or any award or award agreement will be within the sole discretion of the Revelyst MDCC, may be made at any time and will be final, conclusive and binding upon any participant in the Revelyst SIP, any holder or beneficiary of any award or award agreement, and any of Revelyst’s or Revelyst’s affiliates’ employees.
Eligible Participants
Any employee, officer, consultant or non-employee director of Revelyst or any of its affiliates whom the Revelyst MDCC determines to be eligible will be eligible to participate in the Revelyst SIP.
Shares Available for Awards
Subject to adjustments and automatic increases as described in the Revelyst SIP, the maximum aggregate number of shares of Revelyst Common Stock for which awards may be issued under the Revelyst SIP is limited to 5% of the issued and outstanding shares of Revelyst common stock upon the Closing. Subject to adjustments as described in the Revelyst SIP, the number of shares of Revelyst common stock available for issuance will be increased on the first day of each fiscal year beginning with the first fiscal year that commences following the Closing, and ending with the fiscal year that commences nine years following the Closing, in an amount equal to the lesser of (i) 5% of the outstanding shares of Revelyst Common Stock on the last day of the immediately preceding fiscal year and (ii) such number of shares of Revelyst Common Stock as determined by the Revelyst MDCC.

Shares of Revelyst common stock to be issued under awards under the Revelyst SIP that terminate, lapse or are canceled or forfeited will be available again for grant under the Revelyst SIP. In addition, if stock appreciation rights are settled in shares upon exercise, the gross number of shares subject to the award (rather than the net number of shares issued upon exercise) will be counted against the number of shares authorized under the Revelyst SIP. Shares purchased on the open market with the cash proceeds from the exercise of stock options will not be added back to the number of shares authorized for issuance under the Revelyst SIP and will not be available for grant under the Revelyst SIP. Notwithstanding the foregoing, any award or portion of an award that, in accordance with the terms of the applicable award agreement, is payable only in cash or is actually settled in cash will not be counted against the number of shares authorized under the Revelyst SIP.
Adjustments
In the event that an equity restructuring, defined as a nonreciprocal transaction between Revelyst and Revelyst stockholders that causes the per-share fair value of the shares underlying an option or similar award to change (e.g., stock dividend, stock split, spin-off, extraordinary cash dividend, etc.), has occurred, the Revelyst MDCC will make an equitable adjustment to (i) the number and type of shares (or other securities) that thereafter may be made the subject of awards, (ii) the number and type of shares (or other securities) subject to outstanding awards, (iii) the purchase or exercise price with respect to any award and (iv) the vesting conditions (including performance goals). If the Revelyst MDCC determines that an event other than an equity restructuring affects the shares such that an adjustment is determined by the Revelyst MDCC to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Revelyst SIP, the Revelyst MDCC will also make similar adjustments as described above, provide for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, cancel and terminate any option or stock appreciation right having a per-share exercise price equal or greater than the fair market value of a share of Revelyst Common Stock subject to such award without any payment or consideration therefor or, in the case of an outstanding stock option or stock appreciation right, establish a date upon which such award will expire unless exercised prior thereof. It is intended that any adjustments will be done in a manner consistent with Section 409A of the Code and (where applicable) Section 424 of the Code.
Award Limitations under the Revelyst SIP
The Revelyst SIP includes the following limitations on awards that may be granted under the Revelyst SIP: (i) the maximum amount of cash compensation and equity awards granted to any non-employee director in any fiscal year will not exceed $500,000; and (ii) the number of shares of Revelyst common stock that may be granted in the form of incentive stock options under the Revelyst SIP may not exceed 5% of the issued and outstanding shares of Revelyst common stock upon the Closing, subject to adjustment and subject to the provisions of Section 422 or Section 424 of the Code or any successor provision.
Awards that May Be Issued under the Revelyst SIP
The Revelyst MDCC may grant stock options, stock appreciation rights, restricted stock and restricted stock units, dividend equivalents, performance awards, stock awards and other-stock based awards under the Revelyst SIP. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Revelyst MDCC or required by applicable law. Awards may be granted either alone or in tandem with or in substitution for any other award, except that incentive stock options may not be granted in tandem with nonqualified stock options. The term of each award will be for a period not longer than 10 years from the date of grant.
Stock Options
The Revelyst MDCC will determine the purchase price per share purchasable under any stock option granted under the Revelyst SIP, which may not be less than 100% of the fair market value of a share on the date of grant of such stock option; provided, however, that the Revelyst MDCC may designate a per share exercise price below fair market value on the date of grant if the option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with Revelyst or any of Revelyst’s affiliates. Stock options granted under the Revelyst SIP may either be incentive stock options or nonqualified stock options. The term of each option will be fixed by the Revelyst MDCC but will not be longer than 10 years from the date of grant. The Revelyst MDCC will also determine the time or times at which an option may be exercised in whole or in part and the method or methods by which and the form or forms in which payment of the exercise price may be made.
Stock Appreciation Rights
A stock appreciation right granted under the Revelyst SIP will confer on the holder thereof a right to receive upon exercise the excess of (i) the fair market value of one share on the date of exercise over (ii) the grant price of the stock appreciation right as specified by the Revelyst MDCC, which price will not be less than 100% of the fair market value of one share on the date of grant of the stock appreciation right; provided, however, that the Revelyst MDCC may designate a per share exercise price below fair market value on the date of grant if the stock appreciation right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with Revelyst or any of Revelyst’s affiliates. No stock appreciation right will become exercisable later than 10 years from the date of grant.
Restricted Stock and Restricted Stock Units
Shares of restricted stock and restricted stock units will be subject to such restrictions as the Revelyst MDCC may impose (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Revelyst MDCC may deem appropriate, provided that in no event will any dividends or dividend equivalents be paid until the vesting of the restricted stock or restricted stock units. The minimum vesting period of any such awards will be one year from the date of grant, although the Revelyst MDCC may permit acceleration of vesting of such awards, including in the event of a participant’s death, disability, retirement, separation from service or change in control. In the case of restricted stock units, no shares will be issued at the time such awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to restricted stock units evidencing the right to receive shares, such shares will be issued and delivered to the holder of the restricted stock units.
Dividend Equivalents
The Revelyst MDCC may grant dividend equivalents under which the participant will be entitled to receive payments (in cash, shares, other securities, other awards or other property as determined in the discretion of the Revelyst MDCC) equivalent to the amount of any cash dividends paid by Revelyst to holders of shares with respect to a number of shares determined by the Revelyst MDCC, provided that no dividend equivalents will be paid until the vesting of the underlying award. In no event will dividend equivalents be granted with respect to stock options, stock appreciation rights or other purchase rights.
Performance Awards
Performance awards granted under the Revelyst SIP will be denominated in shares that may be settled in shares (including, without limitation, restricted stock or restricted stock units) or cash. The Revelyst MDCC may also grant performance awards denominated in cash that may be settled or payable in cash or equivalent shares (including, without limitation, restricted stock or restricted stock units). Performance awards will be conditioned on the achievement of one or more performance goals.
Other Stock-Based Awards
The Revelyst MDCC may grant such other awards, including stock awards, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as are deemed by the Revelyst MDCC to be consistent with the purpose of the Revelyst SIP. Any shares or securities delivered pursuant to a purchase right will be purchased for consideration having a value equal to at least 100% of the fair market value of such shares or other securities on the date the purchase right is granted.

Limits on Transfer
No award and no rights under any such award will be transferable by a participant other than (i) by will or by the laws of descent and distribution or (ii) by transfer of an award back to Revelyst, including a transfer of an award (but not any stock options, stock appreciation rights, purchase rights or restricted stock) to Revelyst in connection with a deferral election under a deferred compensation plan of Revelyst. Awards will be exercisable during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award or right under any such award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance will be void and unenforceable against Revelyst’s or any of Revelyst’s affiliates.
Minimum Vesting Requirements
The Revelyst SIP provides that awards granted under the plan (other than cash-based awards) may vest no earlier than the first anniversary of the grant date, subject to certain exceptions set forth in the plan relating to (i) awards granted in assumption of, or substitute for, outstanding awards previously granted by a company acquired by Revelyst or any of its affiliates or with which Revelyst combines, (ii) shares of common stock delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders and (iv) additional awards granted by the Revelyst MDCC up to a maximum of five percent of the available share reserve authorized for issuance under the plan. The foregoing restriction does not apply to the Revelyst MDCC’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, separation from service, death, disability or a Change in Control, in the terms of the award agreement or otherwise.
Clawback and Recoupment
Awards are subject to forfeiture and recoupment pursuant to Revelyst’s clawback and recoupment policies, and are subject to Revelyst’s share trading and other policies. Revelyst may require a Participant to forfeit, return or reimburse all or a portion of an Award and any amounts paid pursuant to the terms of such clawback or recoupment policies or as necessary or appropriate to comply with applicable laws, including Rule 10D-1 of the Exchange Act and the applicable NYSE Listing Standards implementing such rule.
Change in Control
Unless the award agreement otherwise provides, upon the occurrence of a Change in Control (as defined in the Revelyst SIP or applicable award agreement) prior to the end of the applicable vesting period of an Award, any such Award will remain outstanding and will continue to be subject to the vesting and other restrictions in accordance with its terms, without regard to the occurrence of such Change in Control. However, if the continuing or surviving company following such Change in Control does not assume or substitute an outstanding Award for a substantially equivalent award (including, without limitation, with respect to vesting schedule and intrinsic value as of the Change in Control), as determined by the Revelyst MDCC, the restrictions with respect to any outstanding unvested Award shall vest immediately prior to such Change in Control. In addition, if during the two-year period following a Change in Control, a participant’s employment is terminated by Revelyst without Cause or the participant, who is an executive officer or a participant in the Revelyst Income Security Plan, in either case, as designated by the Revelyst Board, terminates employment for Good Reason, then the restrictions with respect to any outstanding Award shall, subject to any conditions provided in the Award Agreement, lapse upon such termination of employment. Participants who are also participants in the Revelyst Income Security Plan or who are parties to an employment agreement may have award terms governed by such plan or agreements.
For Awards that constitute non-qualified deferred compensation within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes a “change in ownership” of Revelyst, a “change in effective control” of Revelyst or a “change in the ownership of a substantial portion of the assets” of Revelyst, in each case, as defined under Section 409A of the Code, although the Change in Control may result in the accelerated vesting of such Award.

Amendments to and Termination of the Revelyst SIP
The Revelyst SIP will terminate on the tenth anniversary of effectiveness. Notwithstanding the foregoing, the Revelyst Board may amend, alter, suspend, discontinue or terminate the Revelyst SIP but no such action may materially adversely affect the rights of the holder of an outstanding Award without the consent of the participant; provided, further, that, notwithstanding any other provision of the Revelyst SIP or any award agreement, prior approval of the stockholders will be required for any amendment to the Revelyst SIP that (i) requires stockholder approval under any rules or regulations of the principal securities exchange on which shares of Revelyst Common Stock are traded, any other securities exchange or the Financial Industry Regulatory Authority, Inc. that are applicable to Revelyst; (ii) increases the number of shares authorized under the Revelyst SIP; (iii) permits repricing, cancellation and replacement, or exchange of stock options, stock appreciation rights or purchase rights that are prohibited under the Revelyst SIP; or (iv) permits the award of stock options, stock appreciation rights or purchase rights at a price less than 100% of the fair market value of a share on the date of grant of such stock option, stock appreciation right or purchase right.
Subject to the provisions of the Revelyst SIP, the Revelyst MDCC may waive any conditions or rights of Revelyst under any outstanding award, prospectively or retroactively, and may amend, alter, suspend, discontinue or terminate any outstanding award, prospectively or retroactively, but no such action may materially adversely affect the rights of the holder of such award without the consent of the participant or holder or beneficiary thereof.
The Revelyst MDCC may correct any defect, supply any omission or reconcile any inconsistency in the Revelyst SIP or in any award or award agreement in the manner and to the extent it deems desirable to implement or maintain the effectiveness of the Revelyst SIP.
Revelyst Employee Stock Purchase Plan
In connection with the Transaction, Vista Outdoor intends to establish an employee stock purchase plan on Revelyst’s behalf, which is referred to herein to as the Revelyst Employee Stock Purchase Plan (the “Revelyst ESPP”). The following summary discusses what Revelyst anticipates to be the material terms of the Revelyst ESPP and is qualified in its entirety by reference to the Revelyst ESPP, which is attached as an exhibit to this proxy statement/prospectus. Capitalized terms used but not defined in this section have the meanings assigned thereto in the Revelyst ESPP.
Purpose
The Revelyst ESPP will provide Revelyst employees with the opportunity to purchase shares through accumulated payroll deductions at a discount from the market price, thereby providing employees with the ability to acquire an equity interest in Revelyst.
Administration
The Revelyst ESPP will be administered by the Revelyst MDCC. In its capacity as the administrator of the Revelyst ESPP, the Revelyst MDCC will have full authority to adopt administrative rules and procedures and to interpret the provisions of the Revelyst ESPP.
Shares Subject to the Revelyst ESPP
The aggregate number of shares reserved for issuance under the Revelyst ESPP will be the sum of (i) 1,000,000 and (ii) an annual increase on the first day of the fiscal year that commences following the Closing and ending with the fiscal year that commences nine years following the Closing. Such annual increase will be equal to the lesser of (a) 5% of the outstanding shares of Revelyst Common Stock on the last day of the immediately preceding fiscal year and (b) such number of shares determined by the Revelyst MDCC. No more than 5% of the issued and outstanding shares of Revelyst common stock upon the Closing may be issued under the Revelyst ESPP.

Eligibility
An employee of Revelyst (or of any designated subsidiary) is eligible to participate in the Revelyst ESPP if the employee (a) has been employed by Revelyst (or a designated subsidiary) for at least one year and (b) the employee’s customary employment is for at least twenty (20) hours per week. Employees of non-United States subsidiaries are excluded from participation in the Revelyst ESPP, subject to certain limitations.
Participation and Limitations
The Revelyst ESPP permits eligible employees (each, a “Participant”) to elect to set aside an amount, through payroll deductions, to purchase Revelyst common stock. Generally, payroll deductions will be accumulated during three-month periods (“Offering Periods”) beginning on the first day in January, April, July and October and ending on the last trading day in March, June, September, and December, respectively. At the end of each Offering Period, all funds accumulated in a Participant’s account will be used to purchase shares of Revelyst common stock at a purchase price equal to 95 percent of the fair market value of Revelyst common stock on the last trading day of such Offering Period.
No employee may purchase under the Revelyst ESPP, together with any other employee stock purchase plans, shares of Revelyst common stock having an aggregate fair market value in excess of $25,000 in any calendar year, determined as required by Section 423 of the Code. From time to time, Revelyst is permitted to set lower limits during an Offering Period.
Participants are also prohibited from purchasing Revelyst common stock on any Investment Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Section 424(d) of the Code) stock (including options) possessing 5% or more of the total combined voting power of Revelyst.
Withdrawal
Participants may withdraw their participation in the Revelyst ESPP during any Offering Period as long as notice is received more than 15 days prior to the end of an Offering Period. A Participant’s election to withdraw from an Offering Period will not have any effect on his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws as long as the Participant remains eligible to participate in the Revelyst ESPP.
Changes in Capitalization
In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which Revelyst is the surviving corporation or other change in Revelyst’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of Revelyst), the Revelyst MDCC will appropriately adjust the number and kind of shares of stock or securities of Revelyst to be subject to the Revelyst ESPP, the maximum number of shares or securities which may be delivered under the Revelyst ESPP, the selling price and other relevant provisions.
If Revelyst is a party to a consolidation or a merger in which Revelyst is not the surviving corporation, a transaction that results in the acquisition of substantially all of Revelyst’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of Revelyst’s assets, the Revelyst MDCC may take such actions with respect to the Revelyst ESPP as the Revelyst MDCC deems appropriate.
Termination of Employment
If a Participant’s employment is terminated for any reason, he or she is no longer eligible to participate in the Revelyst ESPP. Any payroll deductions that the Participant made for the Offering Period in which his or her employment ends will be refunded and will not be used to purchase shares of Revelyst common stock.

Assignability
No rights under the Revelyst ESPP will be assignable or transferable by the Participant, except by will or the laws of inheritance following a Participant’s death.
Amendment and Termination
The Revelyst MDCC may at any time amend the Revelyst ESPP other than to increase the total number of shares of Revelyst common stock available for issuance under the Revelyst ESPP (unless the increase only reflects a change in capitalization such as a stock dividend or stock split), which will require stockholder approval. Any amendment will be subject to stockholder approval if required by federal or state law or the rules of the NYSE or to satisfy the requirements of Section 423 of the Code. The Revelyst ESPP will terminate on the tenth anniversary of effectiveness, unless earlier terminated by the Revelyst Board.
Under the terms of the Revelyst Merger Agreement, beginning on the date of the Revelyst Merger Agreement, until the earlier of the Revelyst Merger Closing Date and the termination of the Revelyst Merger Agreement, no Offering Period under the Revelyst ESPP will commence. The Revelyst ESPP will terminate in its entirety on the Revelyst Merger Closing Date and no further rights will be granted or exercised under the Revelyst ESPP thereafter.
Revelyst’s Severance Plans
In connection with the Transaction, Revelyst intends to establish two severance plans, which are referred to herein as the Revelyst Income Security Plan and the Revelyst Executive Severance Plan. The following summaries describe what Revelyst anticipates to be the material terms of each of the Revelyst Income Security Plan and the Revelyst Executive Severance Plan and are qualified in their entirety by reference to the Revelyst Income Security Plan and the Revelyst Executive Severance Plan, respectively, which are attached as exhibits to this proxy statement/prospectus. Capitalized terms used but not defined in this section have the meanings ascribed thereto in the Revelyst Income Security Plan or the Revelyst Executive Severance Plan, as applicable.
Revelyst Income Security Plan
The Revelyst Income Security Plan provides for severance payments under certain circumstances following a change in control of Revelyst. Revelyst believes this plan will help ensure that Revelyst’s officers will remain focused on the best interests of Revelyst stockholders during periods of uncertainty regarding the officers’ future employment prospects.
Payments under the Revelyst Income Security Plan are not triggered solely by a change in control, but rather by termination of employment (that meets certain conditions specified in the plan, generally a termination of employment without “cause” or a voluntary termination with “good reason”) following a change in control.
Participants in the Revelyst Income Security Plan include Revelyst’s Section 16 Officers and key employees recommended by Revelyst’s Chief Executive Officer to be eligible, unless such persons are otherwise party to an individual agreement providing for severance benefits as a result of a termination in connection with a change in control.
Under the terms of the Revelyst Income Security Plan, in the event of a qualifying termination, generally within 24 months following and, in certain instances, within six months prior to, a change in control of Revelyst, participants would receive:
•a lump sum cash payment in an amount equal to two times (for Revelyst’s Section 16 Officers) or one-and-a-half times (for all other participants) the sum of the participant’s then-current annual base salary and then-current target bonus opportunity;
•a pro rata bonus for the year in which the qualifying termination occurs, paid out at target or actual performance depending on when such termination occurs;

•a lump sum cash payment equal to the amount the officer would have received under any long-term cash incentive plan, assuming target level performance;
•accelerated vesting of all outstanding unvested equity awards, with performance-based equity awards vesting at target level performance; and
•provided the officer timely elects coverage under COBRA, an amount equal to the excess, if any, of the cost of COBRA continuation coverage over the cost payable for health and dental benefits by active employees for a period of up to 18 months following such termination.
In order for eligible participants to qualify for the termination benefits provided by the Revelyst Income Security Plan, the relevant participant would be required to execute a general release of claims in favor of Revelyst.
The Revelyst Income Security Plan does not have a tax gross-up provision, and the plan automatically reduces the benefits provided to the maximum amount allowed under Section 280G of the Code in order to avoid the imposition of the excise tax provided by Section 4999 of the Code if such reduction would result in a participant receiving a greater amount than they would if they received the full amount of the benefit and paid all applicable excise and other taxes.
Revelyst Executive Severance Plan
The Revelyst Executive Severance Plan provides benefits and payments to eligible employees in the event of a termination of employment by Revelyst without Cause.
Eligible participants in the Revelyst Executive Severance Plan include Revelyst’s Section 16 Officers and any employee with seniority greater than or equal to that of Vice President who reports directly to Revelyst’s Chief Executive Officer in any given year, unless such persons are otherwise party to an individual agreement providing for severance benefits in connection with an involuntary termination for convenience or due to a layoff or reduction in workforce.
In the event of a qualifying termination of employment, eligible participants generally would be eligible to receive a lump sum payment equal to 12 months of base salary, plus an additional lump sum of $15,000 to defray health care costs.
In order for eligible participants to qualify for the termination benefits provided by the Revelyst Executive Severance Plan, the relevant participant would be required to execute a general release of claims in favor of Revelyst.
Revelyst Non-Qualified Defined Contribution Plan
In accordance with the terms of the Employee Matters Agreement, Revelyst intends to establish a non-qualified defined contribution plan in connection with the Transaction, which will assume liabilities attributable to Revelyst Employees from Vista Outdoor’s non-qualified defined plan.
Reconciliation of Certain Non-GAAP Financial Measures
The operating income, earnings before interest and income tax (“EBIT”) and free cash flow results presented below and in this proxy statement/prospectus in connection with the discussion of fiscal year 2024 annual incentive plan achievement are non-GAAP financial measures.
Vista Outdoor defined fiscal year 2024 operating income for annual and long-term incentive plan purposes as operating income with adjustment factors approved by the Vista Outdoor MDCC. For comparison, a calculation of fiscal year 2023 EBIT as operating income plus other income, net excluding, where applicable, the results of Vista Outdoor’s Fox Racing and Simms Fishing business units, which were acquired in fiscal year 2023, has also been presented.

Vista Outdoor defined fiscal year 2024 free cash flow as cash provided from operations less capital expenditures, subject to the same adjustment factors approved by the Vista Outdoor MDCC for purposes of calculating fiscal year 2024 operating income, where applicable. For comparison, a calculation of fiscal year 2023 free cash flow, prepared using the same adjustments factors approved by the Vista Outdoor MDCC for the purposes of calculating the fiscal year 2023 EBIT, has also been presented.
These measures are being presented because they are used by the Vista Outdoor MDCC to measure performance under the Vista Outdoor annual incentive plan as applicable to Revelyst’s named executive officers. Vista Outdoor’s definition may differ from those used by other companies.

	FY2023 Vista Outdoor			FY2024 Vista Outdoor
	EBIT (1)	FCF(2)		Operating Income	FCF (2)
Reported Results	$110.0	$447.4		$50.5	$370.4
(i) charges for extraordinary items and other unusual or non-recurring items of loss or gain		$(44.3)		$1.0	$—
(ii) asset impairments	$374.4	$—		$218.9
(iii) litigation or claim judgments or settlements	$—	$—		$—	$—
(iv) changes in the Internal Revenue Code or tax rates	$—			$—
(v) changes in accounting principles	$—	$—		$—	$—
(vi) changes in other laws, regulations or other provisions affecting reported results	$—	$—		$12.3	$5.8
(vii) charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities	$45.4	$31.0		$62.0	$30.9
(viii) gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt, including the operating results of any business acquired or disposed of in the year of such acquisition or disposal	$(6.7)	$12.4		$15.3	$14.4
(ix) foreign currency exchange gains or losses	$—	$—	$—	$—	$—
(x) Adjustments for divested business units	$—	$—		$—	$—
(xi) changes as a result of Coronavirus	$—	$—		$—	$—

Total Adjustments	$413.1	$(0.9)		$309.5	$51.1

Pro Forma Adjusted Results for Incentive Plan Purposes	$523.1	$446.5		$360.0	$421.5
_______________
(1)Reported EBIT is defined as operating income plus other income, net.
(2)Reported Free Cash Flow (FCF) is defined as cash provided from operations less capital expenditures.

CEO Pay Ratio
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and item 402(u) of the SEC’s Regulation S-K, Revelyst is providing information about the relationship of the annual total compensation of Revelyst’s median employee and the annual total compensation of Revelyst’s principal executive officer, Chief Executive Officer, Eric C. Nyman. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with item 402(u) of the SEC’s Regulation S-K.
Revelyst has estimated the median of the fiscal year 2024 annual total compensation of Revelyst’s employees, excluding Mr. Nyman, selected the median employee pursuant to the analysis described below, and determined that the annual total compensation of the median employee for the period was $67,370. The total fiscal year 2024 compensation of Mr. Nyman was $14,203,370 as disclosed in the Summary Compensation Table. The ratio of the total compensation of Mr. Nyman to the annual total compensation of Revelyst’s median employee was 211 to 1. Revelyst believes this pay ratio is a reasonable estimate calculated in a manner consistent with the rules of the Securities and Exchange Commission. However, Revelyst believes these amounts are artificially inflated because the amounts shown in the Summary Compensation Table include: (i) as discussed in “—Compensation for Fiscal Year 2024—Other Cash and Equity Awards” beginning on page 367, the Nyman Sign-On Award; (ii) as discussed in “—Timing of Equity Grants” beginning on page 373, full LTI grants for fiscal year 2025, the timing and form of which were changed due to the pendency of the Transaction; and (iii) as discussed in “—Compensation for Fiscal Year 2024—280G Mitigation Actions Related to the Transaction” beginning on page 368, amounts ordinarily payable in fiscal year 2025 but advanced to fiscal year 2024 to mitigate the potential adverse tax impact to Vista Outdoor and the executive due to the Transaction.
The following paragraphs provide important context related to Revelyst’s employee population and describe the methodology and the material assumptions, adjustments, and estimates that Revelyst used to determine the median employee and calculate this ratio.
Revelyst selected March 31, 2024, the end of Revelyst’s fiscal year, as the date upon which Revelyst would identify the “median employee,” because it enabled Revelyst to make such identification in a reasonably efficient and economical manner. In accordance with SEC rules, Revelyst chose to reference the annualized compensation of Revelyst’s principal executive officer serving in such position as of such date.
Earnings of Revelyst’s employees outside the United States were converted to U.S. dollars using the currency exchange rates as of March 31, 2024. Under the “de minimis” exemption in Item 402(u)(4)(ii), 484 employees located in Puerto Rico and 272 employees located in Mexico were not included. Revelyst did not make any cost of living adjustments.
To identify the median employee, Revelyst utilized the annualized fiscal year 2024 base salary for Revelyst’s consistently applied compensation measure because Revelyst believes that this measure reasonably reflects the annual compensation of Revelyst’s employees. Revelyst has estimated the median of the fiscal year 2024 annual base salary of Revelyst’s employees, excluding Mr. Nyman, to be $62,379.
Using this measure, Revelyst identified a median employee who is a full-time, hourly distribution employee located in the United States. Once Revelyst identified this median employee, Revelyst totaled all of the elements of the employee’s compensation for fiscal year 2024, including hourly wages and overtime, if any, in accordance with the requirements of the applicable rules of the Securities and Exchange Commission. This resulted in an annual total compensation of $67,370.
The Securities and Exchange Commission’s rules for identifying the median of the annual total compensation of Revelyst’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, Revelyst’s pay ratio may not be comparable to the pay ratio reported by other companies, as other companies could have headquarters and offices in different countries, have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Revelyst Director Compensation
The current Directors of Revelyst, Inc. are Andrew Keegan and Jung Choi. Mr. Keegan and Ms. Choi do not receive additional compensation for their service as Directors. For their full compensation information see “—Named Executive Officer Compensation Tables” beginning on page 374. Upon Closing, it is anticipated that Mr. Keegan and Ms. Choi will cease to serve as Directors of Revelyst and the Revelyst Board will be appointed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF VISTA OUTDOOR
Security Ownership of Certain Beneficial Owners
The following table shows the number of shares of Vista Outdoor Common Stock beneficially owned as of July 1, 2024 by each person known by Vista Outdoor to beneficially own more than 5% of the Vista Outdoor Common Stock.

Name and Address	Amount and Nature of Beneficial Ownership (a)		Percent of Shares Outstanding *
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	9,150,431	(b)	15.8%
Gates Capital Management, L.P. 1177 Avenue of the Americas, 46th Floor New York, New York 10036	5,285,616	(c)	9.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,928,282	(d)	8.5%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas, 78746	4,161,471	(e)	7.2%
	23,525,800		40.8%
__________________
*Calculated based on the 57,984,261 shares of Vista Outdoor Common Stock outstanding as of July 1, 2024.
(a)At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock. Consequently, the number of shares of Vista Outdoor Common Stock set forth in this column next to each Vista Outdoor stockholder’s name is equal to the number of shares of Revelyst Common Stock that such Vista Outdoor stockholder would have received pursuant to the Merger, in each case if the Effective Time had taken place on the applicable date set forth below with respect to such Vista Outdoor stockholder.
(b)Based on a Schedule 13G/A filed with the SEC on January 22, 2024, as of December 31, 2023, BlackRock, Inc., a parent holding company, had sole voting power with respect to 9,032,738 shares of Vista Outdoor Common Stock and sole dispositive power with respect to 9,150,431 shares of Vista Outdoor Common Stock.
(c)Based on a Schedule 13G/A filed with the SEC on February 14, 2024, as of December 31, 2023, Gates Capital Management, L.P., a registered investment adviser, Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates together had shared voting power with respect to 5,285,616 shares of Vista Outdoor Common Stock and shared dispositive power with respect to 5,285,616 shares of Vista Outdoor Common Stock.
(d)Based on a Schedule 13G/A filed with the SEC on February 13, 2024, as of December 31, 2023, The Vanguard Group, a registered investment adviser, had sole voting power with respect to zero shares of Vista Outdoor Common Stock, shared voting power with respect to 38,819 shares of Vista Outdoor Common Stock, sole dispositive power with respect to 4,834,579 shares of Vista Outdoor Common Stock and shared dispositive power with respect to 93,703 shares of Vista Outdoor Common Stock.
(e)Based on a Schedule 13G/A filed with the SEC on February 9, 2024, as of December 31, 2023, Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, had sole voting power with respect to 4,097,017 shares of Vista Outdoor Common Stock and sole dispositive power with respect to 4,161,471 shares of Vista Outdoor Common Stock. Dimensional disclaims beneficial ownership of these securities.

Security Ownership of Directors and Executive Officers
The following table shows the number of shares of Vista Outdoor Common Stock beneficially owned as of July 1, 2024 by (i) each of Vista Outdoor’s directors and nominees, (ii) each of Vista Outdoor’s named executive officers and (iii) all of Vista Outdoor’s directors and named executive officers as a group. Unless otherwise noted, the persons listed in the table have sole voting and investment powers with respect to the shares of Vista Outdoor Common Stock owned by them.

Name of Beneficial Owner	Common Stock(1)	Stock that May Be Acquired Within 60 Days (2)(3)(4)	Total Beneficial Ownership (5)	Percent of Shares Outstanding
Eric C. Nyman	15,199	34,095	49,294	*
Jason R. Vanderbrink	151,982	12,616	164,598	*
Andrew J. Keegan	26,421	2,867	29,288	*
Mark R. Kowalski	67,224	3,508	70,732	*
Jeffrey A. Ehrich	13,276	—	13,276	*
Y. Jung Choi	—	—	—	*
Michael Callahan	55,362	4,871	60,233	*
Gerard Gibbons	6,132	6,143	12,275	*
Bruce E. Grooms	6,132	6,143	12,275	*
Gary L. McArthur	106,502	14,475	120,977	*
Michael D. Robinson	21,430	13,366	34,796	*
Robert M. Tarola	62,468	4,871	67,339	*
Lynn Utter	18,203	22,957	41,160	*
All current directors and executive officers as a group (13 persons)	424,652	79,201	503,853	*
__________________
*Less than 1%
(1)At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock. Consequently, the number of shares of Vista Outdoor Common Stock set forth in this column next to each Vista Outdoor stockholder’s name is equal to the number of shares of Revelyst Common Stock that such Vista Outdoor stockholder would have received pursuant to the Merger, in each case if the Effective Time had taken place on July 1, 2024.
(2)For executive officers, this amount includes shares of Vista Outdoor Common Stock underlying Vista Outdoor Options that are exercisable within 60 days after July 1, 2024 and assumes the issuance of the shares of Vista Outdoor Common Stock covered by the exercisable Vista Outdoor Options held by each person or the group, as applicable. For directors, this amount includes Vista Outdoor RSUs that have vested or will vest within 60 days after July 1, 2024 and Vista Outdoor DSUs for which delivery of the shares of Vista Outdoor Common Stock underlying the stock units is deferred until the director’s service with the Vista Outdoor Board ends.
(3)At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $25.75 in cash, in each case, per share of Vista Outdoor Common Stock. Consequently, the number of shares of Vista Outdoor Common Stock set forth in this column next to each Vista Outdoor stockholder’s name is equal to the number of shares of Revelyst Common Stock that such Vista Outdoor stockholder would have received pursuant to the Merger, in each case (x) if such Vista Outdoor stockholder were to exercise his or her Vista Outdoor stock options and all of his or her Vista Outdoor RSUs were to settle, in each case, prior to the Effective Time and (y) if the Effective Time had taken place on July 1, 2024. However, the Vista Outdoor stock options and Vista Outdoor RSUs will not actually participate in the Merger. See “Merger Agreement—Adjustments in Respect of Equity Awards; Treatment of Employee Stock Purchase Plan” beginning on page 248 for a detailed description of the treatment of Vista Outdoor equity awards in the Transaction.
(4)Excludes Vista Outdoor PSUs that may potentially vest within 60 days of July 1, 2024
(5)Excludes Vista Outdoor RSUs and Vista Outdoor DSUs without voting rights under Vista Outdoor’s 2014 Stock Incentive Plan or 2020 Stock Incentive Plan that will not vest within 60 days of July 1, 2024.

DESCRIPTION OF REVELYST CAPITAL STOCK
General
Prior to the Closing Date, Vista Outdoor, as Revelyst’s sole stockholder, will approve and adopt the Revelyst Charter, and the Revelyst Board will approve and adopt the Revelyst Bylaws. The following summarizes information concerning Revelyst’s capital stock, including material provisions of the Revelyst Charter, the Revelyst Bylaws and certain provisions of Delaware law. You are encouraged to read the forms of the Revelyst Charter and the Revelyst Bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part, for greater detail with respect to these provisions.
Distribution of Securities
During the past three years, Revelyst has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.
Authorized Capital Stock
Immediately following the Transaction, Revelyst’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
Shares Outstanding. Immediately following the Closing, Revelyst estimates that approximately [          ] shares of Revelyst Common Stock will be issued and outstanding, based on approximately [          ] shares of Vista Outdoor Common Stock outstanding as of [          ], 2024. The actual number of shares of Revelyst Common Stock outstanding immediately following the Closing will depend on the actual number of shares of Vista Outdoor Common Stock outstanding immediately prior to the Closing and will reflect any issuance of new shares or exercise of outstanding options pursuant to Vista Outdoor’s equity plans on or prior to the Closing.
Dividends. Holders of shares of Revelyst Common Stock will be entitled to receive dividends when, as and if declared by the Revelyst Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of any dividends will be within the discretion of the Revelyst Board and will depend upon many factors, including Revelyst’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the Revelyst Board. Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future. The Revelyst Board will make all decisions regarding Revelyst’s payment of dividends from time to time in accordance with applicable law. See “Historical Market Price and Dividend Information—Revelyst Dividend Policy” and “Risk Factors— Risks Relating to Revelyst Common Stock—Revelyst does not anticipate paying any regular dividends on its common stock for the foreseeable future, and as a result, your only opportunity to achieve a return on your investment is if the price of Revelyst Common Stock appreciates” beginning on pages 53 and 80, respectively.
Voting Rights. The holders of Revelyst Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.
Other Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon Revelyst’s liquidation, dissolution or winding-up, the holders of Revelyst Common Stock will be entitled to share ratably in Revelyst’s assets legally available for distribution to its stockholders.
Fully Paid. The issued and outstanding shares of Revelyst Common Stock are fully paid and non-assessable. Any additional shares Revelyst Common Stock that Revelyst may issue in the future will also be fully paid and non-assessable.
The holders of Revelyst Common Stock will not have preemptive rights or preferential rights to subscribe for shares of Revelyst capital stock.

Preferred Stock
The Revelyst Charter will authorize the Revelyst Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. The Revelyst Board may fix and determine the designation, relative rights, preferences and limitations of the shares of each such series of preferred stock. There are no present plans to issue any shares of preferred stock.
Certain Provisions of Delaware Law, Revelyst’s Amended and Restated Certificate of Incorporation and Revelyst’s Amended and Restated Bylaws
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Certain provisions in the Revelyst Charter and the Revelyst Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Revelyst Board and in the policies formulated by the Revelyst Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These include provisions that:
•until the fourth annual meeting of Revelyst stockholders following the Closing Date, classify Revelyst directors into three classes with staggered terms;
•allow the Revelyst Board to authorize for issuance, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Revelyst Board and, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that the Revelyst Board does not approve;
•prohibit Revelyst stockholders from taking action by written consent and require that stockholder action must take place at a duly called annual or special meeting of Revelyst stockholders;
•establish how stockholders may present proposals or nominate directors for election at meetings of Revelyst stockholders;
•grant exclusive privilege (subject to certain limited exceptions) to Revelyst’s directors, and not its stockholders, to fill vacancies on the Revelyst Board;
•provide that only the Revelyst Board, Chair of the Revelyst Board, Revelyst’s Chief Executive Officer or, in the absence of Revelyst’s Chief Executive Officer, Revelyst’s President are entitled to call a special meeting of Revelyst stockholders;
•limit Revelyst’s ability to enter into business combination transactions with certain stockholders; and
•permit the Revelyst Bylaws to be adopted, amended or repealed pursuant to the affirmative vote of not less than a majority of the total number of authorized Revelyst directors.
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, subject to certain exceptions. In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Revelyst has not opted out of Section 203 of the DGCL in the Revelyst Charter.

Limitation on Liability of Directors and Indemnification of Directors and Officers
Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Revelyst Charter or the Revelyst Bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except that such provision may not limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payment of dividends or stock purchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any derivative action. The Revelyst Charter will provide that, to the fullest extent permitted under Delaware law, no Revelyst director or officer shall be liable to Revelyst or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.
The Revelyst Bylaws will require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of Revelyst), by reason of the fact that such person is or was a director or officer of Revelyst, or, while a director or officer of Revelyst, is or was serving at the request of Revelyst as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees), judgments, damages, liabilities, losses, penalties, fines and amounts paid in settlement actually incurred or paid by such person in connection with such action, suit or proceeding to the fullest extent permitted by law. In addition, the Revelyst Bylaws will require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Revelyst by reason of the fact that such person is or was a director or officer of Revelyst, or, while a director or officer of Revelyst, is or was serving at the request of Revelyst as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Revelyst; except that no indemnification shall be provided in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Revelyst unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
In addition, the Revelyst Bylaws will provide that expenses incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by Revelyst in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Revelyst as authorized in the Revelyst Bylaws.
The indemnification rights to be provided in the Revelyst Bylaws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.
As permitted by Delaware law, the Revelyst Bylaws will authorize Revelyst to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Revelyst, or is or was serving at the request of Revelyst as a director, officer, employee, partner, member or agent of another enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Revelyst pursuant to the foregoing provisions, Revelyst has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exclusive Forum
The Revelyst Charter will provide that, unless Revelyst consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on Revelyst’s behalf (other than actions arising under the Securities Act or the Exchange Act), (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Revelyst’s directors, officers or other employees to Revelyst or its stockholders, (iii) any action asserting a claim against Revelyst arising pursuant to any provision of the DGCL, the Revelyst Charter or the Revelyst Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case except for any claim where the Delaware Court of Chancery does not have jurisdiction over indispensable parties named as defendants, any claim that is subject to the exclusive jurisdiction of another court or forum and any claim for which the Delaware Court of Chancery does not have subject matter jurisdiction.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Revelyst Charter will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and therefore the Revelyst Charter will further provide that the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar
The transfer agent and registrar for Revelyst Common Stock will be Computershare Trust Company, N.A. (“Computershare”).
New York Stock Exchange Listing
Revelyst intends to file an application to list its common stock on the NYSE under the ticker symbol “GEAR”.

COMPARISON OF THE RIGHTS OF VISTA OUTDOOR STOCKHOLDERS AND REVELYST STOCKHOLDERS
If the Transaction is completed, Vista Outdoor stockholders who receive Revelyst Common Stock as part of the Merger Consideration will become stockholders of Revelyst. Differences in the rights of Vista Outdoor stockholders and the rights of Revelyst stockholders arise from differences between the certificates of incorporation and bylaws of Vista Outdoor and Revelyst. After the closing of the Transaction, the rights of Revelyst stockholders will continue to be governed by Delaware law, including the DGCL, and will be governed by the Revelyst Charter and the Revelyst Bylaws.
The following is a summary of material differences between (i) the current rights of Vista Outdoor stockholders under the Vista Outdoor Charter and the Vista Outdoor Bylaws and (ii) the rights of Revelyst stockholders under the Revelyst Charter and the Revelyst Bylaws that will be in effect upon the Closing. The following summary is not a complete statement of the rights of Vista Outdoor stockholders and the rights of Revelyst stockholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Vista Outdoor’s and Revelyst’s governing documents, which Vista Outdoor and Revelyst urge you to read carefully and in their entirety, and the DGCL. Forms of the Revelyst Charter and the Revelyst Bylaws are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Copies of the Vista Outdoor Charter and the Vista Outdoor Bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find Additional Information” beginning on page i.
Pursuant to the Merger Agreement, Vista Outdoor has agreed to restrictions, applicable between the date of the Merger Agreement and the Effective Time, on its ability to amend its certificate of incorporation or bylaws, other than to change its name in accordance with the terms of any Transaction Document.

Vista Outdoor	Revelyst

Authorized Capital Stock

The authorized capital stock of Vista Outdoor consists of 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

The authorized capital stock of Revelyst will consist of 550,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

Voting Rights

Each holder of Vista Outdoor Common Stock is entitled to one vote per share held of record by such holder on all matters on which stockholders are generally entitled to vote, except as otherwise required by law or the Vista Outdoor Charter.

Each holder of Revelyst Common Stock will be entitled to one vote per share held of record by such holder on all matters on which stockholders are generally entitled to vote, except as otherwise required by law or the Revelyst Charter.

Preferred Stock

The Vista Outdoor Charter provides that the Vista Outdoor Board is authorized, without stockholder approval, to provide, out of the unissued shares of preferred stock, for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The Revelyst Charter provides that the Revelyst Board is authorized, without stockholder approval, to provide, out of the unissued shares of preferred stock, for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

Number of Directors

The Vista Outdoor Charter provides that subject to the rights of holders of any outstanding series of preferred stock, the number of directors shall be fixed from time to time by resolution of the Vista Outdoor Board. As of [          ], 2024, the Vista Outdoor Board had nine directors.

The Revelyst Charter provides that subject to the rights of holders of any outstanding series of preferred stock, the number of directors shall be fixed from time to time by resolution of the Revelyst Board. At the Closing, the Revelyst Board is expected to consist of eight directors.

Classification of Board of Directors and Terms of Directors

The Vista Outdoor Board currently has one class of directors. The Vista Outdoor Charter provided for the classification of the Vista Outdoor Board into three classes, which classification terminated at the 2021 annual meeting of Vista Outdoor stockholders pursuant to the Vista Outdoor Charter. Vista Outdoor’s directors are elected for a term of one year.

Upon the Closing, Revelyst will have a classified board. Pursuant to the Revelyst Charter, directors will be divided into three classes designated as Class I, Class II or Class III. The term of office of the initial Class I directors, comprising Lynn Utter, Michael Callahan and Robert Tarola, shall expire at the first annual meeting of stockholders following the Closing Date, the term of office of the initial Class II directors, comprising Gerard Gibbons and Michael Robinson, shall expire at the second annual meeting of stockholders following the Closing Date and the term of office of the initial Class III directors, comprising Eric Nyman, Gary McArthur and Bruce Grooms, shall expire at the third annual meeting of stockholders following the Closing Date.
Commencing with the fourth annual meeting of stockholders following the Closing Date and at all subsequent annual meetings, the Revelyst Board will no longer be classified under Section 141(d) of the DGCL and all directors shall be elected for a term of office to expire at the next succeeding annual meeting.

Election of Directors

The Vista Outdoor Bylaws provide that a nominee for director, other than any who may be elected by the holders of any series of preferred stock pursuant to the provisions set forth in the Vista Outdoor Charter, shall be elected to the Vista Outdoor Board if the votes cast in favor of such nominee’s election exceed the votes cast against, or withheld with respect to, such nominee.

The Revelyst Bylaws provide that a nominee for director, other than any who may be elected by the holders of any series of preferred stock pursuant to the provisions set forth in the Revelyst Charter, shall be elected to the Revelyst Board if the votes cast in favor of such nominee’s election exceed the votes cast against, or withheld with respect to, such nominee.

Removal of Directors

The Vista Outdoor Charter and Vista Outdoor Bylaws provide that subject to the rights of holders of any outstanding series of preferred stock with respect to the election of directors, a director may be removed from office by the Vista Outdoor stockholders with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Vista Outdoor entitled to vote thereon.

The Revelyst Charter and Revelyst Bylaws provide that subject to the rights of holders of any outstanding series of preferred stock with respect to the election of directors, a director may be removed from office by the Revelyst stockholders (i) until the fourth annual meeting of stockholders following the Closing Date, only for cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Revelyst entitled to vote thereon and (ii) from and including the fourth annual meeting of stockholders following the Closing Date, with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Revelyst entitled to vote thereon.

Vacancies on the Board of Directors

The Vista Outdoor Charter and the Vista Outdoor Bylaws provide that, subject to the rights of holders of any outstanding series of preferred stock with respect to the election of directors, newly created directorships resulting from any increase in the number of directors and vacancies on the Vista Outdoor Board resulting from death, resignation, disqualification, removal or other cause shall only be filled by the Vista Outdoor Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office or, if there is only one remaining director in office, then by such sole remaining director, even though less than a quorum of the Vista Outdoor Board. Such elected director shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until their successor shall have been duly elected and qualified.

The Revelyst Charter and the Revelyst Bylaws provide that, subject to the rights of the holders of any series of preferred stock with respect to the election of directors, newly created directorships resulting from any increase in the number of directors and vacancies on the Revelyst Board resulting from death, resignation, disqualification, removal or other cause shall only be filled by the Revelyst Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office or, if there is only one remaining director in office, by such sole remaining director, even though less than a quorum of the Revelyst Board. Any director elected prior to the fourth annual meeting of stockholders following the Closing Date shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and to which they were appointed and thereafter until such director’s successor shall have been duly elected and qualified. Any director elected from and including the fourth annual meeting of stockholders following the Closing Date shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until such director’s successor shall have been duly elected and qualified.

Stockholder Action by Written Consent

The Vista Outdoor Charter provides that, subject to the rights, if any, of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders, and may not be effected by written consent in lieu of a meeting.

The Revelyst Charter provides that, subject to the rights, if any, of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders, and may not be effected by written consent in lieu of a meeting.

Quorum

The Vista Outdoor Bylaws provide that, except as otherwise provided by law, the Vista Outdoor Charter or the Vista Outdoor Bylaws, the holders of a majority of the voting power of the outstanding capital shares of Vista Outdoor entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the stockholders; provided that, except as otherwise required by law, the Vista Outdoor Charter or the Vista Outdoor Bylaws, if specified business is to be voted on by a class of Vista Outdoor’s capital stock or a series of Vista Outdoor’s capital stock voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such specified business.

The Revelyst Bylaws provide that, except as otherwise provided by law, the Revelyst Charter or the Revelyst Bylaws, the holders of a majority of the voting power of the outstanding capital shares of Revelyst entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the stockholders; provided that, except as otherwise required by law, the Revelyst Charter or the Revelyst Bylaws, if specified business is to be voted on by a class of Revelyst’s capital stock or a series of Revelyst’s capital stock voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such specified business.

Special Meetings of Stockholders

The Vista Outdoor Charter and the Vista Outdoor Bylaws provide that, except as otherwise required by law and subject to the rights of the holders of preferred stock, a special meeting of stockholders may be called at any time only by the Vista Outdoor Board, the Chair of the Vista Outdoor Board, the Chief Executive Officer of Vista Outdoor or, in the absence of the Chief Executive Officer, by the president of Vista Outdoor.

The Revelyst Charter and the Revelyst Bylaws provide that, except as otherwise required by law and subject to the rights of the holders of preferred stock, a special meeting of stockholders may be called at any time only by the Revelyst Board, the Chair of the Revelyst Board, the Chief Executive Officer of Revelyst or, in the absence of the Chief Executive Officer, by the president of Revelyst.

Notice of Stockholder Meetings

The Vista Outdoor Bylaws provide that except as otherwise required by law or by the Vista Outdoor Charter, notice of each meeting of the stockholders, whether annual or special, shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

The Revelyst Bylaws provide that except as otherwise required by law or by the Revelyst Charter, notice of each meeting of the stockholders, whether annual or special, shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Advance Notice Requirements for Stockholder Nominations and Proposals of Business

The Vista Outdoor Charter and the Vista Outdoor Bylaws provide that, to be properly brought before an annual meeting, nominations for director nominations or other business must be either (i) specified in the notice of annual meeting or any supplement to the notice; (ii) otherwise brought before the meeting by or at the direction of the Vista Outdoor Board; or (iii) otherwise properly brought before the meeting by a Vista Outdoor stockholder.
To be timely, a stockholder’s notice of a director nomination or other business to be properly brought before an annual meeting of the stockholders, must be received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting as specified in Vista Outdoor’s first notice of such annual meeting (without regard to any adjournment, postponement or other delay of such annual meeting occurring after such notice was first sent), subject to certain adjustments if the annual meeting is advanced or delayed by more than a certain number of days from such anniversary date.
To be in proper written form, a stockholder’s notice must set forth:
•the name and address of the Vista Outdoor stockholder and of the beneficial owner (if any) on whose behalf the nomination or proposal of other business is made;
•representations that such stockholder is a holder of record of stock of Vista Outdoor and is entitled to vote at such meeting and will appear in person or by proxy at such meeting to propose and vote for such nomination and/or any such other business;

The Revelyst Charter and the Revelyst Bylaws provide that, to be properly brought before an annual meeting, nominations for director nominations or other business must be either (i) specified in the notice of annual meeting or any supplement to the notice; (ii) otherwise brought before the meeting by or at the direction of the Revelyst Board; or (iii) otherwise properly brought before the meeting by a Revelyst stockholder.
To be timely, a stockholder’s notice of a director nomination or other business to be properly brought before an annual meeting of the stockholders, must be received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting as specified in Revelyst’s first notice of such annual meeting (without regard to any adjournment, postponement or other delay of such annual meeting occurring after such notice was first sent), subject to certain adjustments if the annual meeting is advanced or delayed by more than a certain number of days from such anniversary date.
To be in proper written form, a stockholder’s notice must set forth:
•the name and address of the Revelyst stockholder and of the beneficial owner (if any) on whose behalf the nomination or proposal of other business is made;
•representations that such stockholder is a holder of record of stock of Revelyst and is entitled to vote at such meeting and will appear in person or by proxy at such meeting to propose and vote for such nomination and/or any such other business;

•as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) name, age, address and occupation, (ii) class, series and number of shares of Vista Outdoor held of record or beneficially owned, including rights to acquire beneficial ownership in the future, and a description of any pledge with respect to such securities, (iii) a description of any derivative interests held with respect to Vista Outdoor, (iv) the nominee’s consent to (A) being named as a nominee of the nominating stockholder, (B) being named in Vista Outdoor’s form of proxy if the nominating stockholder intends to solicit proxies and (C) serving as a director if elected, (v) a description of any financial arrangement with any third party in connection with the nominee’s candidacy, (vi) any material relationships between the nominee and the nominating stockholder, (vii) certain representations in the form required by Vista Outdoor, (viii) all information required to be disclosed under Regulation 14A of the Exchange Act, (ix) additional information required with respect to Covered Persons (as defined below) and (x) other information reasonably requested by Vista Outdoor;

•as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) name, age, address and occupation, (ii) class, series and number of shares of Revelyst held of record or beneficially owned, including rights to acquire beneficial ownership in the future, and a description of any pledge with respect to such securities, (iii) a description of any derivative interests held with respect to Revelyst, (iv) the nominee’s consent to (A) being named as a nominee of the nominating stockholder, (B) being named in any proxy statement for the applicable meeting and (C) serving as a director if elected, (v) a description of any financial arrangement with any third party in connection with the nominee’s candidacy, (vi) any material relationships between the nominee and the nominating stockholder, (vii) certain representations in the form required by Revelyst, (viii) all information required to be disclosed under Regulation 14A of the Exchange Act, (ix) additional information required with respect to Covered Persons (as defined below) and (x) other information reasonably requested by Revelyst;

•as to any other business that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of such business, (ii) the text of the proposal, (iii) the reasons for conducting such business at the meeting, (iv) any material interest in such business of such stockholder giving the notice, (v) all agreements, arrangements and understandings between the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (vi) all information relating to such proposed business that would be required to be disclosed in connection with solicitations of proxies in support of such proposed business or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (vii) other information reasonably required by Vista Outdoor; and

•as to any other business that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of such business, (ii) the text of the proposal, (iii) the reasons for conducting such business at the meeting, (iv) any material interest in such business of such stockholder giving the notice, (v) all agreements, arrangements and understandings between the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (vi) all information relating to such proposed business that would be required to be disclosed in connection with solicitations of proxies in support of such proposed business or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (vii) other information reasonably required by Revelyst; and

•in all cases, (i) the name of any individual or entity with whom the stockholder, any beneficial owner or any nominee is acting in concert or has any arrangement for the purpose of acquiring, holding, voting or disposing of any capital stock of Vista Outdoor (each, a “Covered Person”) and a description of each such arrangement, (ii) a list of the class, series and number of shares of stock of Vista Outdoor held by each Covered Person, (iii) a list of all derivative interests held with respect to Vista Outdoor, (iv) any significant equity interests or derivative interests in any principal competitor of Vista Outdoor that are held by a Covered Person, (v) any direct or indirect interest of a Covered Person in any contract with Vista Outdoor or any affiliate or competitor of Vista Outdoor, (vi) a description of any voting arrangements, (vii) details of all other material interests of each Covered Person in such nomination or proposal or capital stock of Vista Outdoor, (viii) a description of all economic terms of all derivative interests, voting arrangements and other material interests in Vista Outdoor, (ix) a list of all transactions by each Covered Person involving any shares of capital stock of Vista Outdoor or any derivative interests, voting arrangements or other material interests in Vista Outdoor within the past six months, (x) any material relationship between a Covered Person and Vista Outdoor or any of its officers, directors or affiliates, (xi) any material pending or threatened legal proceeding in which a Covered Person is a party or material participant involving Vista Outdoor or any of its officers, directors or affiliates, (xii) the investment strategy or objective, if any, of such stockholder and any Covered Person with respect to Vista Outdoor and related investment or marking materials, (xiii) a representation as to whether any Covered Person will solicit proxies and (xiv) any other information that would be required to be disclosed (A) in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Section 14 of the Exchange Act and (B) in a Schedule 13D filed under the Exchange Act.

•in all cases, (i) the name of any individual or entity with whom the stockholder, any beneficial owner or any nominee is acting in concert or has any arrangement for the purpose of acquiring, holding, voting or disposing of any capital stock of Revelyst (each, a “Covered Person”) and a description of each such arrangement, (ii) a list of the class, series and number of shares of stock of Revelyst held by each Covered Person, (iii) a list of all derivative interests held with respect to Revelyst, (iv) a description of any short interests held with respect to Revelyst, (v) any significant equity interests, derivative interests, short interests or other material interests in any principal competitor of Revelyst that are held by a Covered Person, (vi) any direct or indirect interest of a Covered Person in any contract with Revelyst or any affiliate or competitor of Revelyst, (vii) a description of any voting arrangements, (viii) details of all other material interests of each Covered Person in such nomination or proposal or capital stock of Revelyst, (ix) a description of all economic terms of all derivative interests, short interests, voting arrangements and other material interests in Revelyst, (x) a list of all transactions by each Covered Person involving any shares of capital stock of Revelyst or any derivative interests, short interests, voting arrangements or other material interests in Revelyst within the past six months, (xi) any material relationship between a Covered Person and Revelyst or any of its officers, directors or affiliates, (xii) any material pending or threatened legal proceeding in which a Covered Person is a party or material participant involving Revelyst or any of its officers, directors or affiliates, (xiii) (A) in the case of a proposed nomination, a representation that the stockholder will (1) solicit proxies from holders of capital stock representing at least 67% of the voting power, (2) include a statement to that effect in its proxy statement, (3) otherwise comply with Rule 14a-19 of the Exchange Act and (4) provide the Secretary of Revelyst at least five days prior to the meeting with reasonable documentary evidence that such stockholder and/or beneficial owner has complied with such representations and (B) in the case of a proposal not involving any such nomination, a representation as to whether any Covered Person will solicit proxies and (xiv) any other information that would be required to be disclosed (A) in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Section 14 of the Exchange Act and (B) in a Schedule 13D filed under the Exchange Act.

Charter Amendments

The Vista Outdoor Charter provides that Vista Outdoor may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of the Vista Outdoor Charter in the manner prescribed by the Vista Outdoor Charter and the DGCL.

The Revelyst Charter provides that Revelyst may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of the Revelyst Charter in the manner prescribed by the Revelyst Charter and the DGCL.

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Amendment of Bylaws

The Vista Outdoor Charter authorizes the Vista Outdoor Board to adopt, repeal, alter or amend the Vista Outdoor Bylaws with the affirmative vote of a majority of the total number of authorized directors, whether or not there exist any vacancies on the Vista Outdoor Board.
The Vista Outdoor Bylaws further provide that the Vista Outdoor Bylaws may be altered, amended or repealed by an affirmative vote of holders of shares of capital stock of Vista Outdoor representing at least a simple majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of Vista Outdoor entitled generally to vote on the election of the directors, voting together as a single class.

The Revelyst Charter authorizes the Revelyst Board to adopt, repeal, alter or amend the Revelyst Bylaws with the affirmative vote of a majority of the total number of authorized directors, whether or not there exist any vacancies on the Revelyst Board.
The Revelyst Bylaws further provide that the Revelyst bylaws may be altered, amended or repealed by an affirmative vote of holders of shares of capital stock of Revelyst representing at least a simple majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of Revelyst entitled generally to vote on the election of the directors, voting together as a single class.

Limitation on Director Liability

The Vista Outdoor Charter provides that, to the fullest extent permitted by the DGCL, a director will not be personally liable either to Vista Outdoor or to any of its stockholders for monetary damages for breach of fiduciary duty as a director.

The Revelyst Charter provides that, to the fullest extent permitted by the DGCL, a director or officer will not be personally liable either to Revelyst or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Indemnification

The Vista Outdoor Bylaws provide that Vista Outdoor will indemnify its directors and officers to the fullest extent permitted by the DGCL, in accordance with and subject to the terms set forth in the Vista Outdoor Bylaws.

The Revelyst Bylaws provide that Revelyst will indemnify its directors and officers to the fullest extent permitted by the DGCL, in accordance with and subject to the terms set forth in the Revelyst Bylaws.

Preemptive Rights

The Vista Outdoor Charter does not grant any preemptive rights.	The Revelyst Charter does not grant any preemptive rights.

Dividends

The Vista Outdoor Bylaws provide that subject to the requirements of the DGCL and the Vista Outdoor Charter, dividends may be declared by the Vista Outdoor Board at any regular or special meeting and such dividends may be paid in cash, in property, or in shares of Vista Outdoor’s capital stock.

The Revelyst Bylaws provide that subject to the requirements of the DGCL and the Revelyst Charter, dividends may be declared by the Revelyst Board at any regular or special meeting and such dividends may be paid in cash, in property, or in shares of Revelyst’s capital stock.

Stockholder Rights Plan

Vista Outdoor does not have a stockholder rights plan in effect.	Revelyst does not have a stockholder rights plan in effect.

Business Combination or Antitakeover Statutes

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder”, unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or certain other exceptions are met. The DGCL allows a corporation’s charter to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

The Vista Outdoor Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so Vista Outdoor is subject to such provision.	The Revelyst Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so Revelyst is subject to such provision.

Forum for Adjudication of Disputes

The Vista Outdoor Charter provides that unless Vista Outdoor otherwise consents in writing, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Vista Outdoor, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Vista Outdoor to Vista Outdoor or Vista Outdoor stockholders, (iii) any action asserting a claim against Vista Outdoor arising pursuant to any provision of the DGCL, the Vista Outdoor Charter or the Vista Outdoor Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

The Revelyst Charter provide that unless Revelyst otherwise consents in writing, (a) the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Revelyst, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Revelyst to Revelyst or Revelyst stockholders, (iii) any action asserting a claim against Revelyst arising pursuant to any provision of the DGCL, the Revelyst Charter or the Revelyst Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Ancillary Agreements
Vista Outdoor and Revelyst have entered into the Employee Matters Agreement, which addresses certain employment, compensation and benefits matters, including the allocation and treatment of certain assets and liabilities relating to their respective employees and compensation and benefit plans and programs in which their respective employees participate prior to the Closing. A summary of Employee Matters Agreement is set forth under “Additional Transaction Agreements—Employee Matters Agreement” beginning on page 302.
Vista Outdoor and Revelyst will enter into the Transition Services Agreement on the Closing Date, pursuant to which Vista Outdoor will provide to Revelyst, and Revelyst will provide to Vista Outdoor, specified services for a limited time to help ensure an orderly transition following the Closing. A summary of Transition Services Agreement is set forth under “Additional Transaction Agreements—Transition Services Agreement” beginning on page 302.
Other Agreements
In addition to the Employee Matters Agreement and the Transition Services Agreement, Vista Outdoor and Revelyst intend to enter into certain other agreements in connection with the Transaction that are intended to continue post-Closing. Vista Outdoor and Revelyst do not consider these agreements to be material.
Transactions between Revelyst and Vista Outdoor
Revelyst is currently a wholly owned subsidiary of Vista Outdoor. The Revelyst combined financial statements (which have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor) reflect the activity between Revelyst and Vista Outdoor during the periods covered thereby, including (i) expenses for certain centralized functions and other programs provided and administered by Vista Outdoor that are charged directly to Revelyst, (ii) the allocation of a portion of Vista Outdoor’s total corporate expenses to Revelyst, (iii) sales of products by Revelyst to other Vista Outdoor businesses, (iv) share-based compensation and (v) other transfers between Revelyst and Vista Outdoor relating to financing activities. The aggregate net effect of related party transactions not historically settled in cash between Revelyst and Vista Outdoor have been reflected in the Revelyst combined balance sheets as “Parent company investment” and in the Revelyst combined statements of cash flows as “Net transfers (to) from Parent” within financing activities. For more information about these related party transactions, including the amounts involved, see Note 16 Related Party Transactions, to the Revelyst audited combined financial statements and Note 14, Related Party Transactions, to the Revelyst unaudited condensed combined financial statements, each included elsewhere in this proxy statement/prospectus.
Policy and Procedures Governing Related Person Transactions
Prior to the Closing, the Revelyst Board will adopt a written policy and procedures for the review and approval of transactions, arrangements or relationships involving Revelyst and its directors, nominees for director, executive officers, any immediate family members of such persons, and any persons known by Revelyst to be beneficial owners of more than 5% of Revelyst’s voting securities. Revelyst expects that pursuant to such policy, the Revelyst Nominating and Governance Committee will be responsible for reviewing any transactions with related persons that would be disclosable pursuant to applicable SEC rules. Revelyst expects that in considering such transactions, the Revelyst Nominating and Governance Committee will consider the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the director’s or officer’s relationship to or interest in the transaction. Revelyst expects that the Revelyst Nominating and Governance Committee will recommend to the Revelyst Board approval of a transaction if it determines, in good faith, that the transaction is in, or is not inconsistent with, the best interests of Revelyst and its stockholders. Revelyst expects the policy to require that any member of the Revelyst Nominating and Governance Committee who has an interest in the transaction under consideration must abstain from voting on the transaction, but may, if so requested by the Chair of the Revelyst Nominating and Governance Committee, participate in all or some of the Revelyst Nominating and Governance Committee’s discussions of the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The rules of the SEC allow Vista Outdoor to deliver a single copy of an annual report or proxy statement, as applicable, to any household at which two or more Vista Outdoor stockholders reside. Vista Outdoor believes this rule, referred to as “householding”, benefits everyone. It eliminates duplicate mailings that Vista Outdoor stockholders living at the same address receive, and it reduces Vista Outdoor’s printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements. If your household would like to receive duplicate rather than single mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.
Each Vista Outdoor stockholder will continue to receive a separate proxy card. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.
Your household may have received a single set of proxy materials. If you would like to receive another copy of the proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.
Vista Outdoor will also undertake to deliver promptly, upon written or oral request, a separate copy to a Vista Outdoor stockholder at a shared address to which a single copy of the proxy materials was delivered.
You may make a written or oral request by sending a notification to Vista Outdoor’s Corporate Secretary, providing your name, your shared address and the address to which Vista Outdoor should direct the additional copy of the proxy materials to: Corporate Secretary, Vista Outdoor Inc., 1 Vista Way, Anoka, MN 55303.

LEGAL MATTERS
The validity of the Revelyst Common Stock to be issued in the Transaction will be passed upon by Cravath, Swaine & Moore LLP.
EXPERTS
The financial statements of Vista Outdoor Inc. as of March 31, 2024 and 2023, and for each of the three years in the period ended March 31, 2024, included in this proxy statement/prospectus, and the effectiveness of Vista Outdoor Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The financial statements of Revelyst, Inc. as of March 31, 2024 and 2023, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Revelyst Business as of March 31, 2024 and 2023, and for each of the three years in the period ended March 31, 2024, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
Future Proposals By Revelyst Stockholders
Assuming consummation of the Transaction, Revelyst stockholders will be entitled to present proposals for consideration at forthcoming meetings of Revelyst stockholders provided that they comply with the proxy rules promulgated by the SEC and the relevant provisions in the Revelyst Charter and the Revelyst Bylaws. Assuming consummation of the Transaction, the deadline for submission of all stockholder proposals to be considered for inclusion in Revelyst’s proxy statement for its next annual meeting will be disclosed in a Form 10-K, Form 10-Q or Form 8-K filed after the consummation of the Transaction.
Future Proposals By Vista Outdoor Stockholders
If the Transaction is completed prior to the time that Vista Outdoor’s annual meeting of stockholders would normally take place in 2024, Vista Outdoor will not hold an annual meeting of stockholders in 2024. If Vista Outdoor holds an annual meeting of stockholders in 2024, Vista Outdoor will provide notice of or otherwise publicly disclose the date on which the meeting will be held.
Stockholder Proposals Intended to be Included in Vista Outdoor’s Proxy Statement; Voting on Proxy Statement Proposals
If you would like to submit a proposal for Vista Outdoor to include in the proxy statement for its 2024 Annual Meeting, you must comply with Rule 14a-8 under the Exchange Act. You must also ensure that Vista Outdoor receives your proposal at its executive offices (sent c/o Corporate Secretary) by February 13, 2024. Any stockholder proposal included in Vista Outdoor’s proxy statement will also be included on its form of proxy so that Vista Outdoor stockholders can indicate how they wish to vote their shares on the proposal.
Stockholder Director Nominations
If you would like to recommend a person for consideration as a nominee for election as a director at Vista Outdoor’s 2025 Annual Meeting, you must comply with the advance notice provisions of the Vista Outdoor Bylaws. These provisions require that Vista Outdoor receive your nomination at its executive offices (sent c/o Corporate Secretary) no earlier than April 25, 2025, and no later than May 25, 2025.
Vista Outdoor Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirement of the Vista Outdoor Bylaws must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
Other Stockholder Proposals; Discretionary Voting on Other Stockholder Proposals
If you would like to present a proposal at Vista Outdoor’s 2025 Annual Meeting without including it in Vista Outdoor’s proxy statement, you must comply with the advance notice provisions of the Vista Outdoor Bylaws. These provisions require that Vista Outdoor receive your proposal at its executive offices (sent c/o Corporate Secretary) no earlier than April 25, 2025, and no later than May 25, 2025. If Vista Outdoor receives an eligible proposal that is not included in its proxy statement, the persons named in Vista Outdoor’s proxy for the 2024 Annual Meeting will have discretionary authority to vote on the proposal using their best judgment, subject to the provisions of Rule 14a-4(c) under the Exchange Act.
General Information
If the presiding officer at Vista Outdoor’s 2024 Annual Meeting determines that a stockholder proposal or stockholder director nomination was not submitted in compliance with the advance notice provisions of the Vista Outdoor Bylaws, the proposal or nomination will be ruled out of order and not acted upon.
The above information is only a summary of some of the requirements of the advance notice provisions of the Vista Outdoor Bylaws. If you would like to receive a copy of the provisions of the Vista Outdoor Bylaws setting forth all of these requirements, you should write to Vista Outdoor’s executive offices, c/o Corporate Secretary.

VISTA OUTDOOR STOCKHOLDER PROPOSALS
PROPOSAL 1: APPROVAL OF THE MERGER PROPOSAL
Vista Outdoor is asking its stockholders to adopt the Merger Agreement pursuant to which, on the terms and conditions set forth therein and in accordance with the DGCL, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent. You should read carefully and in its entirety this proxy statement/prospectus, including the annexes attached hereto, for more detailed information concerning the Merger Proposal and the transactions contemplated thereby. The text of the Merger Agreement is set forth on Annex A to this proxy statement/prospectus.
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock entitled to vote thereon. If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Merger Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Merger Proposal, as applicable, this will have the same effect as a vote “AGAINST” the Merger Proposal. The Transaction cannot be completed unless Vista Outdoor stockholders approve the Merger Proposal.
THE VISTA OUTDOOR BOARD RECOMMENDS THAT THE VISTA OUTDOOR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL 2: ADOPTION OF THE ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, Vista Outdoor is asking its stockholders to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger. As required by those rules, Vista Outdoor is asking its stockholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Vista Outdoor’s named executive officers in connection with the consummation of the Merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
Approval of the Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Advisory Compensation Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Advisory Compensation Proposal, as applicable, this will have no effect on the outcome of the Advisory Compensation Proposal.
The vote on executive compensation payable in connection with the consummation of the Merger is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Vista Outdoor Board or Vista Outdoor; as Vista Outdoor is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the advisory vote.
THE VISTA OUTDOOR BOARD RECOMMENDS THAT THE VISTA OUTDOOR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY COMPENSATION PROPOSAL.

VISTA OUTDOOR STOCKHOLDER PROPOSALS
PROPOSAL 3: APPROVAL OF THE ADJOURNMENT PROPOSAL
Vista Outdoor is asking its stockholders to approve adjournments of the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Vista Outdoor stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) to the extent required by a court of competent jurisdiction, (iii) if there are insufficient shares of Vista Outdoor Common Stock represented to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vista Outdoor Common Stock present or represented by proxy at the Special Meeting and voting thereon (excluding abstentions). If you fail to submit a valid proxy or vote at the Special Meeting, or vote to abstain on the Adjournment Proposal, or do not provide your bank, broker or other financial intermediary with instructions on the Adjournment Proposal, as applicable, this will have no effect on the outcome of the Adjournment Proposal. Consummation of the Transaction is not conditioned on the approval of the Adjournment Proposal.
THE VISTA OUTDOOR BOARD RECOMMENDS THAT THE VISTA OUTDOOR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Vista Outdoor Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Revelyst, Inc. (the "Company") as of March 31, 2024 and 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 28, 2024
We have served as the Company's auditor since 2024.

REVELYST, INC.
BALANCE SHEETS

	March 31,
(Dollar and share amounts in ones)	2024	2023
ASSETS
Cash	$—	$—
Total assets	$—	$—

LIABILITIES AND EQUITY
Liabilities	$—	$—
Total liabilities	—	—

Stockholder equity:
Common stock—$0.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—1,000 shares as of March 31, 2024 and 1,000 shares as of March 31, 2023	10	10
Stock subscription receivable	(10)	(10)
Total stockholder equity	—	—
Total liabilities and stockholder equity	$—	$—
See Notes to the Balance Sheets

REVELYST, INC.
NOTES TO THE BALANCE SHEETS
1. Background and Nature of Operations
Revelyst, Inc. (the “Company”, “Revelyst”) was incorporated in Delaware on August 16, 2022. The Company was formed for the purpose of effecting a separation from Vista Outdoor and is currently a wholly owned subsidiary of Vista Outdoor. On October 15, 2023, Vista Outdoor Inc. (“Vista Outdoor”) entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), (the “Sporting Products Sale”). Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst Business”, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst Business to Revelyst and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group Business), with each share of common stock, par value $0.01 per share, of Vista Outdoor (“Vista Outdoor Common Stock”) outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst (“Revelyst Common Stock”) and (b) $12.90 in cash (the “Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Sporting Products Sale (the “First Amendment”). The First Amendment:
1.increased the base purchase price from $1,910,000 to $1,960,000;
2.increased the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provided that certain Vista Outdoor restricted stock units held by Vista Outdoor employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units , including vesting terms, to the extent necessary to address adverse tax consequences to such employees and Vista Outdoor under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
On June 23, 2024, the parties entered into the second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment:
1.increased the base purchase price from $1,960,000 to $2,000,000; and
2.increased the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
The Sporting Products Sale is expected to close in calendar year 2024, subject to approval of Vista Outdoor’s stockholders and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
Effective October 5, 2023, we filed a Certificate of Amendment of Certification of Incorporation with the Secretary of State of the State of Delaware to change our corporate name from Outdoor Products Spinco Inc. to Revelyst, Inc. Our board of directors approved the name change on the effective date.
2. Basis of Presentation and Accounting
The balance sheets are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Statements of comprehensive income, changes in stockholder equity and cash flows have not been presented because there have been no operations since the Company was formed.

3. Stockholder Equity
As of March 31, 2024, we had 1,000 issued and outstanding shares of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Vista Outdoor Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Revelyst Business (the "Company") as of March 31, 2024 and 2023, and the related combined statements of comprehensive income (loss), parent company equity, and cash flows for each of the three years in the period ended March 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As described in Notes 2 and 17 to the financial statements, the accompanying financial statements have been derived from the consolidated financial statements and accounting records of Vista Outdoor Inc. The financial statements also include expense allocations for certain functions provided by Vista Outdoor Inc. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as an independent company apart from Vista Outdoor Inc.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment of Goodwill – Golf Reporting Unit – Refer to Notes 2 and 11 to the financial statements
The Company tests goodwill for impairment on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. As a result of a downward revision of forecasted cash flows due to lower volume and profitability expectations, combined with the decline in Vista Outdoor Inc.’s stock price in the third quarter of fiscal year 2024, the Company concluded that triggering events had occurred potentially indicating that the fair values of certain reporting units were less than their carrying values. Based on this assessment, the Company recognized a partial goodwill impairment loss of $125.5 million related to the Golf reporting unit. The fair value of the reporting unit was determined considering both an income and market approach. The Company weighted the valuation of their Golf reporting unit using 100% of the income approach, specifically the discounted cash flow method, which required management to make significant estimates and assumptions related to forecasted revenues, operating margins, and the weighted average cost of capital.
We identified the fair value determination used to record the goodwill impairment for the Golf reporting unit as a critical audit matter due to the significant estimates and assumptions in determining forecasted revenues, operating margins, and the weighted average cost of capital. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates related to these assumptions.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to forecasted revenues, operating margins, and the selection of the weighted average cost of capital included the following, among others:
•We tested the effectiveness of internal controls over management’s valuation analysis, including those over the forecasted revenues and operating margins, and selection of the weighted average cost of capital.
•We inquired of appropriate individuals, both within and outside of finance, regarding the forecasted revenues and operating margins.
We evaluated the reasonableness of management’s forecasted revenues and operating margins by comparing the forecasts to:
–Historical sales and growth rates of the Golf reporting unit.
–Historical operating margins of the Golf reporting unit.
–Internal communications to management and the Vista Outdoor Inc. Board of Directors.
–Forecasted information included in analyst and industry reports for Vista Outdoor, Inc. and the Company, applicable market data, and certain of its peer companies.
•With the assistance of our fair value specialists, we evaluated the reasonableness of the weighted average cost of capital by:
–Testing the source information underlying the determination of the weighted average cost of capital and testing the mathematical accuracy of the calculations.
–Developing a range for the weighted average cost of capital based upon our independent estimate and comparing the weighted average cost of capital selected by management to that range.
Impairment of Indefinite-Lived Trade Name – Fox Racing – Refer to Notes 2 and 11 to the financial statements
Indefinite-lived intangibles are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. In conjunction with the Company’s interim quantitative goodwill impairment assessment, they performed a fair value assessment on indefinite-lived trade names and recorded a partial impairment loss of $26.6 million related to the Fox

Racing indefinite-lived trade name. The Company estimates fair value to assess the recoverability of indefinite-lived trade names using a relief from royalty method, which required management to make significant estimates and assumptions related to forecasted revenues, the weighted average cost of capital and the royalty rate.
We identified the fair value determination used to record impairment of the Fox Racing indefinite-lived trade name as a critical audit matter due to the significant estimates and assumptions in determining forecasted revenues, the weighted average cost of capital and the royalty rate. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates related to these assumptions.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to forecasted revenues, the selection of the weighted average cost of capital, and the selection of royalty rate included the following, among others:
•We tested the effectiveness of internal controls over management’s valuation analysis, including those over forecasted revenues, the selection of the weighted average cost of capital, and the selection of the royalty rate.
•We inquired of appropriate individuals, both within and outside of finance, regarding the forecasted revenues.
•We evaluated the reasonableness of management’s forecasted revenues by comparing the forecasts to:
–Historical sales and growth rates of Fox Racing.
–Internal communications to management and the Vista Outdoor Inc. Board of Directors.
–Forecasted information included in analyst and industry reports for Vista Outdoor, Inc. and the Company, applicable market data, and certain of its peer companies.
•With the assistance of our fair value specialists, we evaluated the reasonableness of the weighted average cost of capital and royalty rate by:
–Testing the source information underlying the determination of the weighted average cost of capital and royalty rate and testing the mathematical accuracy of the calculations.
–Developing a range for the weighted average cost of capital based upon our independent estimate and comparing the weighted average cost of capital selected by management to that range.
–Developing a range for the royalty rate based upon our independent estimate and comparing the royalty rate selected by management to that range.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 28, 2024
We have served as the Company’s auditor since 2022.

REVELYST BUSINESS
COMBINED BALANCE SHEETS

	March 31,
(Amounts in thousands)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$22,946	$15,541
Net receivables	209,492	201,848
Net inventories	293,746	403,639
Prepaid expenses	23,094	36,850
Income tax receivable	1,441	—
Other current assets	6,708	5,743
Total current assets	557,427	663,621
Net property, plant, and equipment	61,493	71,344
Operating lease assets	99,705	99,456
Goodwill	232,145	379,603
Net intangible assets	569,314	674,616
Other non-current assets	54,779	61,886
Total assets	$1,574,863	$1,950,526
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$87,038	$66,606
Accrued compensation	19,649	24,549
Accrued income taxes	—	2,214
Sales and other taxes payable	12,622	13,002
Other current liabilities	87,054	97,221
Total current liabilities	206,363	203,592
Deferred income tax liabilities	12,755	27,677
Long-term operating lease liabilities	100,070	97,105
Other long-term liabilities	21,827	36,486
Total liabilities	341,015	364,860
Commitments and contingencies (Note 16)
Parent company equity
Parent company investment	1,239,462	1,593,826
Accumulated other comprehensive loss	(5,614)	(8,160)
Total parent company equity	1,233,848	1,585,666
Total liabilities and parent company equity	$1,574,863	$1,950,526
See Notes to the Combined Financial Statements.

REVELYST BUSINESS
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended March 31,
(Amounts in thousands)	2024	2023	2022
Sales, net (including related party sales of $15,423, $17,502, and $15,767, for the years ended March 31, 2024, 2023, and 2022, respectively)	$1,308,859	$1,339,378	$1,322,497
Cost of sales	935,637	962,587	925,041
Gross profit	373,222	376,791	397,456
Operating expenses:
Research and development	42,067	36,652	21,304
Selling, general, and administrative	375,212	333,923	273,731
Impairment of goodwill and intangibles (Note 11)	218,812	374,355	—
Operating income (loss)	(262,869)	(368,139)	102,421
Other (expense) income	(1,988)	2,124	—
Interest income	117	173	1
Income (loss) before income taxes	(264,740)	(365,842)	102,422
Income tax (provision) benefit	22,458	29,181	(24,045)
Net income (loss)	$(242,282)	$(336,661)	$78,377

Net income (loss) (from above)	$(242,282)	$(336,661)	$78,377
Other comprehensive income (loss), net of tax:
Change in derivative instruments, net of tax (expense) benefit of $(757), $778, and $0	2,434	(2,416)	—
Change in cumulative translation adjustment, net of tax (expense) $(66), $0, and $0	112	(466)	(12)
Total other comprehensive income (loss)	2,546	(2,882)	(12)
Comprehensive income (loss)	$(239,736)	$(339,543)	$78,365
See Notes to the Combined Financial Statements.

REVELYST BUSINESS
COMBINED STATEMENTS OF CASH FLOWS

	Years ended March 31,
(Amounts in thousands)	2024	2023	2022
Operating Activities
Net income (loss)	$(242,282)	$(336,661)	$78,377
Adjustments to net income (loss) to arrive at cash provided by (used for) operating activities:
Depreciation	20,545	19,158	15,930
Amortization of intangible assets	49,908	43,725	26,007
Impairment of goodwill and intangibles (Note 11)	218,812	374,355	—
Impairment of long-lived assets	4,462	—	—
Change in fair value of contingent consideration	5,855	(27,118)	734
Deferred income taxes	(15,149)	(39,852)	3,505
Foreign currency translation gains, net	(624)	(1,249)	—
Loss on disposal of property, plant, and equipment	1,283	788	63
Share-based compensation	5,192	13,281	12,637
Changes in assets and liabilities:
Net receivables	(4,594)	61,631	(4,498)
Net inventories	115,879	25,396	(113,494)
Prepaid expenses	13,756	(9,272)	(18,831)
Accounts payable	20,661	(50,073)	(21,047)
Accrued compensation	(4,920)	(6,304)	4,598
Accrued income taxes	(3,652)	6,882	560
Sales tax	(380)	317	1,133
Other assets and liabilities	(5,552)	(11,194)	(16,599)
Cash provided by (used for) operating activities	179,200	63,810	(30,925)
Investing Activities
Capital expenditures	(14,019)	(12,872)	(13,099)
Acquisition of businesses, net of cash received	(16,478)	(761,589)	(545,467)
Proceeds from the disposition of property, plant, and equipment	134	43	31
Cash used for investing activities	(30,363)	(774,418)	(558,535)
Financing Activities
Net transfers (to) from Parent	(119,160)	719,190	595,045
Payments made for contingent consideration	(22,573)	—	—
Cash (used for) provided by financing activities	(141,733)	719,190	595,045
Effect of foreign currency exchange rate fluctuations on cash	301	(321)	(68)
Increase in cash and cash equivalents	7,405	8,261	5,517
Cash and cash equivalents at beginning of year	15,541	7,280	1,763
Cash and cash equivalents at end of year	$22,946	$15,541	$7,280
Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable and other accrued liabilities	$1,388	$2,286	$1,544
Contingent consideration in connection with business combinations	—	11,400	36,698
See Notes to the Combined Financial Statements.

REVELYST BUSINESS
COMBINED STATEMENTS OF PARENT COMPANY EQUITY

(Amounts in thousands)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance, March 31, 2021	$513,864	$(5,266)	$508,598
Comprehensive income	78,377	(12)	78,365
Net transfers from Parent	606,445	—	606,445
Balance, March 31, 2022	$1,198,686	$(5,278)	$1,193,408
Comprehensive loss	(336,661)	(2,882)	(339,543)
Net transfers from Parent	731,801	—	731,801
Balance, March 31, 2023	$1,593,826	$(8,160)	$1,585,666
Comprehensive loss	(242,282)	2,546	(239,736)
Net transfers to Parent	(112,082)	—	(112,082)
Balance, March 31, 2024	$1,239,462	$(5,614)	$1,233,848
See Notes to the Combined Financial Statements.

REVELYST BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Background
Separation from Vista Outdoor Inc.
Revelyst, Inc. (the “Company”, “Revelyst”) was incorporated in Delaware on August 16, 2022. The Company was formed for the purpose of effecting a separation from Vista Outdoor and is currently a wholly owned subsidiary of Vista Outdoor. On October 15, 2023, Vista Outdoor Inc. (“Vista Outdoor”) entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), (the “Sporting Products Sale”). Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst Business”, “we”, “our”, and “us”, unless the context otherwise requires, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst Business to Revelyst, Inc. and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group Business), with each share of common stock, par value $0.01 per share, of Vista Outdoor (“Vista Outdoor Common Stock”) outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst (“Revelyst Common Stock”) and (b) $12.90 in cash (the “Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Sporting Products Sale (the “First Amendment”). The First Amendment:
1.increased the base purchase price from $1,910,000 to $1,960,000;
2.increased the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provided that certain Vista Outdoor restricted stock units held by Vista Outdoor employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units , including vesting terms, to the extent necessary to address adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
On June 23, 2024, the parties entered into the second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment:
1.increased the base purchase price from $1,960,000 to $2,000,000; and
2.increased the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
The Sporting Products Sale is expected to close in calendar year 2024, subject to approval of our stockholders, and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
2. Significant Accounting Policies
Nature of Operations. The Revelyst Business is a house of iconic consumer product brands serving a diverse range of outdoor enthusiasts across the world. We design, develop, manufacture, source and distribute performance gear and precision technologies for golfers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, hikers, campers, anglers and hunters. We will be headquartered in Providence, Rhode Island and have manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe.
Basis of Combination. These combined financial statements reflect the historical financial position, results of operations and cash flows for the periods presented as we are managed within Vista Outdoor. The combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The combined financial statements have been prepared in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America. The combined financial statements may not be indicative of our future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent company during the periods presented.
The combined financial statements include expense allocations for certain functions provided by Vista Outdoor, including, but not limited to, general corporate expenses related to management, finance, legal, information technology, human resources, communications, supply chain and insurance. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of revenue, headcount or other measures. During the years ended March 31, 2024, 2023, and 2022, we were allocated $72,323, $44,880 and $59,724, respectively, of such general corporate expenses, which were included within selling, general and administrative expenses in the combined statements of comprehensive income (loss). Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expenses we would have incurred if we had been an independent company for the periods presented. Actual costs that may have been incurred if we had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. We are unable to determine what such costs would have been had we been independent. Following the Separation, we may perform these functions using its own resources or purchased services.
All intercompany transactions have been eliminated in the Vista Outdoor consolidation process. Related party transactions between us and Vista Outdoor have been included in these combined financial statements. The aggregate net effect of related party transactions not historically settled in cash between us and Vista Outdoor has been reflected in the combined balance sheets as “Parent company investment” and in the combined statements of cash flows as “Net transfers (to) from Parent” within financing activities.
Vista Outdoor utilizes a centralized approach to cash management and financing its operations. This arrangement is not reflective of the manner in which we would have been able to finance its operations had it been independent from Vista Outdoor. The cash and cash equivalents held by Vista Outdoor at the corporate level are not specifically identifiable to us and therefore have not been reflected in our combined balance sheets. Cash transfers between Vista Outdoor and us are recorded through the Parent company investment account. Cash and cash equivalents in the combined balance sheets represents cash and temporary investments held locally by us.
The combined financial statements include certain assets and liabilities that have historically been held at the Vista Outdoor corporate level but are specifically identifiable or otherwise attributable to us. Vista Outdoor’s third-party debt and the related interest expense have not been allocated to us for any of the periods presented, as we are not the primary obligor of such debt.
Fiscal Year. References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year.
Use of Estimates. The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates. We review our estimates to ensure that these estimates properly reflect changes in our business or as new information becomes available.
Revenue Recognition. For the majority of our contracts with customers, we recognize revenue for our products at a point in time upon the transfer of control of the products to the customer, which typically occurs upon shipment and coincides with our right to payment, the transfer of legal title and the transfer of the significant risks and rewards of ownership of the product. For our contracts that include bundled hardware and software sales, revenue related to delivered hardware and bundled software is recognized when control has transferred to the customer, which typically occurs upon shipment. Revenue allocated to unspecified software update rights is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided.
The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes and other similar taxes are excluded from revenue. Revenue recognition is discussed in further detail in Note 6, Revenue Recognition.
For the immaterial amount of our contracts that have multiple performance obligations, which represent promises within an arrangement that are distinct, we allocate revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, we use observable prices to determine SSPs. When observable prices are not available, SSPs are established that reflect our best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. We allocate revenue and any related discounts to these performance obligations based on their relative SSPs.
Cost of Sales. Cost of sales includes material, labor and overhead costs associated with product manufacturing, including depreciation, amortization, purchasing and receiving, inspection, warehousing, product liability, warranty and inbound and outbound shipping and handling costs.
Research and Development Costs. Research and development costs consist primarily of compensation and benefits and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products. Research and development costs incurred to develop new products and to enhance existing products are charged to expense as incurred.
Selling, General, and Administrative Expense. Selling, general, and administrative expense includes, among other items, administrative salaries, benefits, commissions, advertising, insurance and professional fees.
Advertising Costs. Advertising and promotional costs, including print ads, commercials, catalogs and brochures are expensed in the period when the first advertisement is run. Our co-op program is structured so that certain customers are eligible for reimbursement for certain types of advertisements on qualifying product purchases and are accrued as purchases are made. Advertising costs totaled $49,629, $48,505, and $35,449 for the fiscal years ended March 31, 2024, 2023, and 2022, respectively.
Cash Equivalents. Cash equivalents are all highly liquid cash investments purchased with original maturities of three months or less.
Allowance for Estimated Credit Losses. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions.

Inventories. Inventories are stated at the lower of cost, determined using the first-in, first-out (“FIFO”) method, or net realizable value. Inventory costs associated with work in process inventory and finished goods include material, labor and manufacturing overhead, while costs associated with raw materials and purchased finished goods include material, inbound freight costs and warehousing overhead. We provide inventory allowances for any excess and obsolete inventories and periodically write inventory amounts down to market when costs exceed market value.
Warranty Costs. We provide consumer warranties against manufacturing defects on certain products with warranty periods typically ranging from one year to the expected lifetime of the product. The estimated costs of such product warranties are recorded at the time the sale is recorded. Estimated future warranty costs are accrued at the time of sale based upon actual past experience, our current production environment as well as specific and identifiable warranties, as applicable. See Note 12, Other Current Liabilities, for additional detail.
Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. We measure and disclose the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. This hierarchy requires the use of observable market data when available. The measurement of assets and liabilities at fair value are classified using the following three-tier hierarchy:
Level 1—Quoted prices for identical instruments in active markets.
Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3—One or more significant inputs to the valuation model are unobservable.
See Note 3, Fair Value of Financial Instruments, for additional disclosure regarding fair value of financial instruments.
Goodwill. We test goodwill for impairment on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. Goodwill is assigned to our reporting units, which are our operating segments, or components of an operating segment, which constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.
During the annual impairment review process we have the option to first perform a qualitative assessment (commonly referred to as “step zero”) over relative events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value or to perform a quantitative assessment (“step one”) where we estimate the fair value of each reporting unit using both an income and market approach. We completed a step zero assessment during the fourth quarter of fiscal year 2024, and concluded there were no indicators of impairment. See Note 11, Goodwill and Intangible Assets, for discussion and details.
During the third quarter of fiscal year 2024, as a result of an increasingly challenging economic environment for consumers due to higher interest rate expectations continuing and other factors affecting the market for our products, we reduced our projections for fiscal year 2024 and beyond for the majority of our reporting units. As a result of a downward revision of forecasted cash flows due to lower volume and profitability expectations, combined with the decline in Vista Outdoor's stock price in the third fiscal quarter, we concluded that triggering events had occurred potentially indicating that the fair values of certain reporting units were less than their carrying values. Based on these events, we completed an interim quantitative goodwill impairment analysis and recognized goodwill impairment losses of $161,714, which are included in “Impairment of goodwill and intangibles” on our combined statements of comprehensive income (loss) for the fiscal year 2024. See Note 11. Goodwill and Intangible Assets, for additional information.

For the third quarter fiscal year 2024 interim quantitative goodwill impairment analysis, we determined the estimated fair value of each reporting unit and compared it to their respective carrying amounts, including goodwill. The fair value of each reporting unit was determined considering both an income and market approach. We weighted the valuations using 100% of the income approach, specifically the discounted cash flow method. The weighted average cost of capital used in the income approach ranged between 12.5% and 16.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit.
In developing the discounted cash flow analysis, our assumptions about forecasted revenues and operating margins, capital expenditures and changes in working capital were based on forecasts, as reviewed by the Board of Directors, and assume a terminal growth rate thereafter. A separate discount rate was determined for each reporting unit and these cash flows were then discounted to determine the fair value of the reporting unit. The discounted cash flow analysis is derived from valuation techniques in which one or more significant inputs are not observable (Level 3 fair value measurements).
In order to assess the reasonableness of the calculated fair values of our reporting units, we also compared the sum of the reporting units’ fair values to Vista Outdoor’s market capitalization, adjusted for the sale of The Kinetic Group and calculated an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). We evaluated the control premium by comparing it to control premiums of recent comparable transactions. If the implied control premium was not reasonable in light of this assessment, we would have reevaluated our fair value estimates of the reporting units by adjusting the discount rates and other assumptions as necessary.
Indefinite Lived Intangible Assets. Indefinite-lived intangibles are not amortized and are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment during the fourth quarter of fiscal year 2024, and concluded there was no indicators of impairment on our indefinite-lived intangibles. See Note 11, Goodwill and Intangible Assets, for discussion and details.
In conjunction with our interim quantitative goodwill impairment analysis, we performed a fair value analysis on our indefinite-lived trademarks and trade names, which resulted in impairment losses of $50,300, related to indefinite-lived intangible assets. These losses are included in “Impairment of goodwill and intangibles” on our combined statements of comprehensive income (loss) for the fiscal year of 2024. See Note 11, Goodwill and Intangible Assets, for additional information.
We calculated the fair value of our indefinite-lived intangibles using the relief-from-royalty method which assumes that the asset has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. We estimated the future revenue for the related brands and technology, the appropriate royalty rate and the weighted average cost of capital. We based our fair values and estimates on assumptions we believed to be reasonable, but which are unpredictable and inherently uncertain.
Our assumptions used to develop the discounted cash flow analysis and the relief-from-royalty calculation require us to make significant estimates. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials and other factors that are beyond our control. If the current economic conditions were to deteriorate, or if we were to lose significant business, it is possible that the estimated fair value of certain reporting units or trade names could fall below their carrying value resulting in the necessity to conduct additional impairment tests in future periods. We continually monitor the reporting units and trade names for impairment indicators and update assumptions used in the most recent calculation of the estimated fair value of a reporting unit or trade names as appropriate.
Amortizing Intangible Assets and Long-Lived Assets. Our long-lived assets consist primarily of property, plant, and equipment, amortizing right-of-use assets related to our operating leases and amortizing costs related to cloud computing arrangements. Our primary identifiable intangible assets include trademarks and trade names, patented technology and customer relationships. We periodically evaluate the recoverability of the carrying amount of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value.

In conjunction with our interim quantitative goodwill impairment analysis, we performed recoverability tests of our long-lived assets, including amortizing intangible assets, by comparing the net book value of our long-lived assets or asset groups, to the future undiscounted net cash flows attributable to such assets. Based on the results of the recoverability test, we determined that the fair value of certain definite lived intangibles related to trade names and customer relationships within our former Outdoor Cooking reporting unit were less than their carrying value. The fair value of these intangibles was determined using the cost approach. As a result, we recorded impairment charges totaling $6,798 related to amortizing intangible assets, which are included in “Impairment of goodwill and intangibles” on our combined statements of comprehensive income (loss) for the fiscal year of 2024. See Note 11, Goodwill and Intangible Assets, for additional information.
Business Combinations. We allocate the purchase price, including contingent consideration, of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their fair values at the date of acquisition. The fair values are primarily based on third-party valuations using our management assumptions that require significant judgments and estimates. The purchase price allocated to intangibles is based on unobservable factors, including but not limited to, projected revenues, expenses, customer attrition rates, royalty rates and weighted average cost of capital, among others. The weighted average cost of capital uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The fair value calculation of initial contingent consideration associated with the purchase price also uses unobservable factors such as projected revenues and expenses over the term of the contingent earn-out period, discounted for the period over which the contingent consideration is measured, and volatility rates. Based upon these assumptions, the initial contingent consideration is then valued using a Monte Carlo simulation analysis in a risk-neutral framework. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. See Note 3, Fair Value of Financial Instruments, for additional disclosure regarding fair value of financial instruments. During the measurement period of one year from the acquisition date, we continue to collect information and reevaluate our estimates and assumptions and record any adjustments to these estimates to goodwill. See Note 7, Acquisitions, for additional information.
Derivatives and Hedging. We mitigate the impact of foreign currency and exchange rates with foreign currency contracts that are accounted for as designated hedges pursuant to ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”). ASC Topic 815 requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet, measure those instruments at fair value and recognize changes in the fair value of derivatives in earnings in the period of change unless the derivative qualifies as a designated cash flow hedge that offsets certain exposures. Certain criteria must be satisfied in order for derivative financial instruments to be classified and accounted for as a cash flow hedge. Derivatives that are not elected for hedge accounting treatment are recorded immediately in earnings. We may use derivatives to hedge certain foreign currency exchange rates, but do not use derivative financial instruments for trading or other speculative purposes. We utilize counterparties for our derivative instruments that we believe are creditworthy at the time the transactions are entered into and closely monitor the credit ratings of these counterparties. See Note 5, Derivative Financial Instruments, for additional information.
We would discontinue hedge accounting prospectively (i) if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) if a hedged firm commitment no longer meets the definition of a firm commitment or (v) if it is determined that designation of the derivative as a hedge instrument is no longer appropriate. The fair value of our forward contracts is based on pricing models using current market rates. These contracts are classified under Level 2 of the fair value hierarchy. See Note 3, Fair Value of Financial Instruments, for additional information.
Stock-Based Compensation. We account for our participation in Vista Outdoor’s share-based compensation arrangements in accordance with ASC Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”) which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Vista Outdoor’s share-based compensation plans, which are described more fully in Note 14, Employee Benefit Plans, provide for the grant of various types of share-based incentive awards, including performance awards, performance awards with a TSR modifier, restricted stock/restricted stock units and options to purchase common stock. The types and mix of share-based incentive awards are evaluated on an ongoing basis and may vary based on Vista Outdoor’s overall strategy regarding compensation, including consideration of the impact of expensing stock awards on our results of operations.
Income Taxes. We account for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.
We record net deferred tax assets to the extent that we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. Significant estimates are required for this analysis. If we were to determine that the amount of deferred income tax assets, we would be able to realize in the future had changed, we would make an adjustment to the valuation allowance, which would decrease or increase the provision for income taxes.
The provision for federal, foreign and state and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.
We periodically assess our liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that our tax position will be sustained, we record the entire resulting tax liability, and, when it is more likely than not of being sustained, we record our best estimate of the resulting tax liability. To the extent our assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of change. It is our policy to record interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.
Worker's Compensation. The liability for losses under our worker’s compensation program has been actuarially determined. The balance for worker’s compensation liability was $2,344 and $2,079 as of March 31, 2024 and 2023, respectively.
Translation of Foreign Currencies. Assets and liabilities of foreign subsidiaries are translated at current exchange rates. Income and expenses in foreign currencies are translated at the average exchange rate during the period. Gains and losses from the translation of foreign subsidiary financial statements into U.S. dollars are reported as a component of accumulated other comprehensive loss (“AOCL”) in parent company equity. Gains and losses from assets and liabilities denominated in a currency other than the functional currency of the entity in which they reside are generally recognized during the current period in the combined statements of comprehensive income (loss), as part of other (expense) income, net.
Other (Expense) Income, Net. Other income (expense), net primarily includes gains and losses on foreign currency forward contracts and foreign currency transactions. See Note 5, Derivative Financial Instruments, for additional information.
Accumulated Other Comprehensive Loss. The components of AOCL, net of income taxes, are as follows:

	March 31,
	2024	2023
Derivatives	$18	$(2,416)
Cumulative translation adjustment	(5,632)	(5,744)
Total accumulated other comprehensive loss	$(5,614)	$(8,160)

The following table details the amounts reclassified from AOCL to earnings as well as the changes in derivatives, pension and other postretirement benefits and foreign currency translation, net of income tax:

	Years ended March 31,
	2024			2023
	Derivatives	Cumulative translation adjustment	Total	Derivatives	Cumulative translation adjustment	Total
Beginning of year AOCL	$(2,416)	$(5,744)	$(8,160)	$—	$(5,278)	$(5,278)
Change in fair value of derivatives	199	—	199	(3,782)	—	(3,782)
Income tax impact on derivative instruments	(757)	—	(757)	778	—	778
Net loss reclassified from AOCL	2,992	—	2,992	588	—	588
Net change in cumulative translation adjustment	—	112	112	—	(466)	(466)
End of year AOCL	$18	$(5,632)	$(5,614)	$(2,416)	$(5,744)	$(8,160)
Recent Accounting Pronouncements—In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU improves financial reporting by requiring disclosure of incremental segment information. The new guidance is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. We are currently evaluating the impact of adopting this ASU 2023-07 on our combined financial statements and disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which improves the transparency of income tax disclosures by requiring companies to (1) disclose consistent categories and greater disaggregation of information in the effective rate reconciliation and (2) provide information on income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, although early adoption is permitted. The guidance should be applied on a prospective basis with the option to apply the standard retrospectively. We are currently evaluating the impact of adopting this ASU 2023-09 on our combined financial statements and disclosures.
Accounting Standards Adopted During this Fiscal Year—In September 2022, the FASB issued ASU 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations, which requires a buyer in a supplier finance program to disclose qualitative and quantitative information about its program to allow a user of the financial statements to understand the program’s nature, activity during the period, changes from period to period and potential magnitude. The amendments in ASU 2022-04 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with the exception for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023. The guidance should be applied retrospectively, except for the amendment on roll-forward information, which should be applied prospectively. This ASU was effective for us in the first quarter of fiscal year 2024, with the exception of the amendment on roll-forward information, which will be effective for us in our Form 10-K for fiscal year 2025. We adopted this ASU during the first quarter of fiscal year 2024 and the adoption did not have an impact on our combined financial statements disclosures.
3. Fair Value of Financial Instruments
We measure and disclose our financial assets and liabilities at fair value on a recurring and nonrecurring basis. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified using the three-tier hierarchy. See Note 2, Significant Accounting Policies, for additional information.

The following section describes the valuation methodologies we use to measure our financial instruments at fair value on a recurring basis:
Derivative Financial Instruments
Hedging instruments (See Note 5, Derivative Financial Instruments) are re-measured on a recurring basis using daily market foreign currency rates and are therefore categorized within Level 2 of the fair value hierarchy.
Contingent Consideration
In connection with some of our acquisitions, we recorded contingent consideration liabilities that can be earned by the sellers upon achievement of certain milestones. The liabilities are measured on a recurring basis and recorded at fair value, using a discounted cash flow analysis or a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate and cost of debt, utilizing revenue projections for the respective earn-out period, corresponding targets and approximate timing of payments as outlined in the purchase agreements. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. Changes in the fair value of the contingent consideration obligation result from changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets. The fair value adjustments are recorded in selling, general, and administrative in the combined statements of comprehensive income (loss). The estimated fair values of contingent consideration payable related to our acquisitions of QuietKat, Stone Glacier and Fox Racing as of March 31, 2024 are $750, $2,806, and $0, respectively. See Note 7, Acquisitions, for additional information.
Following is a summary of our contingent consideration liability Level 3 activity during fiscal year 2024:

Balance, March 31, 2023	$20,274
Increase in fair value	5,855
Payments made	(22,573)
Balance, March 31, 2024	$3,556
Contingent consideration liabilities are reported under the following captions in the combined balance sheets:

	March 31,
	2024	2023
Other current liabilities	$750	$8,586
Other long-term liabilities	2,806	11,688
Total	$3,556	$20,274
Disclosures about the Fair Value of Financial Instruments
The carrying amount of our receivables, inventory, accounts payable and accrued liabilities as of March 31, 2024 and March 31, 2023 approximates fair value because of the short maturity of these instruments. The carrying values of cash and cash equivalents as of March 31, 2024 and March 31, 2023 are categorized within Level 1 of the fair value hierarchy.
During the third fiscal quarter of 2024, we recognized impairment losses related to our goodwill and indefinite-lived intangible assets. The fair value of these assets are categorized within Level 3 of the fair value hierarchy. See Note 2, Significant Accounting Policies, and Note 11, Goodwill and Intangible Assets, for discussion and details of the impairment losses recorded in the third fiscal quarter of 2024.
We periodically evaluate the recoverability of the carrying amount of our long-lived assets, including amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value. These assets include long-lived assets that are written down to fair value when they are held for sale or determined to be impaired. See Note 2, Significant Accounting Policies, and Note 11, Goodwill and Intangible Assets, for discussion of an identified trigger event and impairment expense related to certain amortizing intangibles during the third fiscal quarter of 2024. See Note 4. Leases, for discussion of right of use asset (ROU) impairments during the fiscal year. Significant assumptions were used to estimate fair value of long-lived assets, which were categorized within Level 3 of the fair value hierarchy. See Note 13, Restructuring, for discussion of long-lived asset impairments related to our restructuring plan during fiscal 2024.
4. Leases
We lease certain warehouse and distribution space, manufacturing space, office space, retail locations, equipment and vehicles. All of these leases are classified as operating leases. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. These rates are assessed on a quarterly basis. The operating lease assets also include any lease payments made less lease incentives. Leases with an initial term of twelve months or less are not recorded on the balance sheet. For operating leases, expense is recognized on a straight-line basis over the lease term. Variable lease payments associated with our leases are recognized upon occurrence of the event, activity or circumstance in the lease agreement on which those payments are assessed. Tenant improvement allowances are recorded as leasehold improvements with an offsetting adjustment included in our calculation of the right-of-use asset.
Many leases include one or more options to renew, with renewal terms that can extend the lease term up to five years. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term.
The amounts of assets and liabilities related to our operating leases were as follows:

		March 31,
	Balance Sheet Caption	2024	2023
Assets:
Operating lease assets	Operating lease assets	$99,705	$99,456

Liabilities:
Current:
Operating lease liabilities	Other current liabilities	$12,117	$14,010
Long-term:
Operating lease liabilities	Long-term operating lease liabilities	100,070	97,105
Total lease liabilities		$112,187	$111,115
The components of lease expense are recorded to cost of sales and selling, general, and administrative expenses in the combined statements of comprehensive income (loss). The components of lease expense were as follows:

	Years ended March 31,
	2024	2023
Fixed operating lease costs(1)	$22,702	$23
Variable operating lease costs	3,849	3
Operating and Sublease income	(893)	(1)
Net lease costs	$25,658	$25
______________
(1)Includes short-term leases, which are immaterial.

The weighted average remaining lease term and weighted average discount rate is as follows:

	March 31,
	2024	2023
Weighted Average Remaining Lease Term (Years):
Operating leases	9.21	10.13

Weighted Average Discount Rate:
Operating leases	8.68%	8.48%
The approximate future minimum lease payments under operating leases were as follows:

Fiscal year 2025	$21,148
Fiscal year 2026	20,872
Fiscal year 2027	19,156
Fiscal year 2028	16,804
Fiscal year 2029	16,095
Thereafter	72,866
Total lease payments	166,941
Less imputed interest	(54,754)
Present value of lease liabilities	$112,187
Supplemental cash flow information related to leases is as follows:

	Years ended March 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$23,468	$19,146
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$19,816	$34,196
ROU asset re-measurement	(5,840)	10,799
As part of integrating our recent acquisitions and our restructuring plans, we made a strategic decision to close and impair office locations that were no longer being used as intended or weren't able to be subleased. Accordingly, during the years ended March 31 2024 and 2023, we recognized a ROU asset impairment of $3,116 and $1,085, respectively, reducing the carrying value of the lease asset to its estimated fair value.
5. Derivative Financial Instruments
Foreign Exchange Risk
In the normal course of business, we are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to transactions of our international subsidiaries. We use designated cash flow hedges and non-designated hedges in the form of foreign currency forward contracts as part of our strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates and to mitigate the impact of foreign currency translation on transactions that are denominated primarily in British Pounds, Euros and Canadian Dollars.
Cash Flow Hedging Instrument
We use foreign currency forward contracts designated as qualifying cash flow hedging instruments to help mitigate our exposure on our foreign subsidiaries' inventory purchases and intercompany transactions, which is different than their functional currency. Certain U.S. subsidiaries also hedge a portion of their future sales in Canadian Dollars. These contracts generally mature within 12 months to 15 months from their inception. The notional amounts of our foreign currency forward contracts designated as cash flow hedge instruments were approximately $4,064 and $40,615 as of March 31, 2024 and 2023, respectively. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.
As of March 31, 2024, we have no remaining foreign currency forward contracts not designated as cash flow hedge instruments.
During the fiscal years ended 2024, 2023, and 2022, we recorded net foreign currency translation (loss) gain of $(330), $1,249, and $0, respectively, on the combined statements of comprehensive income (loss) within other (expense) income, net.
The following tables summarize the fair value of our derivative instruments as well as the location of the asset and/or liability on the combined balance sheets:

		Asset derivatives fair value as of
		March 31,
Derivatives not designated as hedging instruments	Balance sheet location	2024	2023
Foreign currency forward contracts	Other current assets	$—	$91
Total		$—	$91

		Asset (liability) derivatives fair value as of
		March 31,
Derivatives designated as cash flow hedging instruments	Balance sheet location	2024	2023
Foreign currency forward contracts	Other current liabilities	$(4)	$(3,252)
Total		$(4)	$(3,252)
The following tables summarize the net effect of all cash flow hedges for each of our derivative contracts on the combined financial statements:

	Gain (loss) recognized in other comprehensive income
	Years ended March 31,
Derivatives designated as cash flow hedging instruments	2024	2023	2022
Foreign currency forward contracts	$199	$(3,782)	$—
Total gain (loss)	$199	$(3,782)	$—

		Gain (loss) reclassified from other comprehensive income into earnings
		Years ended March 31,
Derivatives designated as cash flow hedging instruments:	Location	2024	2023	2022
Foreign currency forward contracts	Cost of sales	$(1,349)	$(588)	$—
Foreign currency forward contracts	Other income (expense), net	(1,642)	—	—
Total gain (loss)		$(2,991)	$(588)	$—

6. Revenue Recognition
Our disaggregated revenue is fully disclosed by reportable segments and by geographic area in Note 18, Operating Segment Information.
The principal activities from which we recognize our revenue by reportable segment is discussed below and in Note 2, Significant Accounting Policies.
Typically, our contracts require customers to pay within 30-60 days of product delivery with a discount available to some customers for early payment. In some cases, we offer extended payment terms to customers. However, we do not consider these extended payment terms to be a significant financing component of the contract because the payment terms are less than a year.
In limited circumstances, our contract with a customer may have shipping terms that indicate a transfer of control of the products upon their arrival at the destination rather than upon shipment. In those cases, we recognize revenue only when the product reaches the customer destination, which may require us to estimate the timing of transfer of control based on the expected delivery date. In all cases, however, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.
Incentives in the form of cash paid to the customer (or a reduction of a customer cash payment to us) typically are recognized as a reduction of sales unless the incentive is for a distinct benefit that we receive from the customer, e.g., advertising or marketing.
We pay commissions to some of our employees based on agreed-upon sales targets. We recognize the incremental costs of obtaining a contract as an expense when incurred because our sales contracts with commissions are a year or less.
7. Acquisitions
PinSeeker
During the fourth quarter of fiscal year 2024, we acquired PinSeeker, a leader in virtual network of golfers, allowing players to complete globally in real-time. The results of this business are reported within the Revelyst Precision Sports Technology reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The preliminary fair values of acquired assets and liabilities assumed represent management’s estimate of fair value and are subject to change if additional information, such as post-close working capital adjustments becomes available. We expect to finalize the purchase price allocation as soon as practicable within the measurement period, but not later than one year following the acquisition date. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Simms Fishing
During the second quarter of fiscal year 2023, we acquired Simms Fishing Products, a premium fishing brand and leading manufacturer of waders, outerwear, footwear and technical apparel. The results of this business are reported within the Revelyst Outdoor Performance reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Fox Racing
During the second quarter of fiscal year 2023, we acquired Fox (Parent) Holdings, Inc. (“Fox Racing”), a leader in motocross industry and a growing brand in the mountain bike category. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The results of this business are reported within the Revelyst Adventure Sports reportable segment.
Fox Racing purchase price allocation:

August 5, 2022
Cash consideration to the Seller	$564,134
Fair value of contingent consideration payable	11,400
Total estimated purchase consideration	$575,534
Fair value of assets acquired:
Accounts receivable	$39,174
Inventories	96,142
Intangible assets	255,200
Property, plant, and equipment	23,570
Operating lease assets	16,078
Other current assets	17,145
Other long-term assets	5,347
Total assets	452,656
Fair value of liabilities assumed:
Accounts payable	18,584
Long-term operating lease liabilities	11,971
Deferred income taxes	55,488
Other liabilities	39,292
Other long-term liabilities	41
Total liabilities	125,376
Net assets acquired	327,280
Goodwill	$248,254

	Value	Useful life (years)
Tradenames	$106,200	Indefinite
Customer relationships	149,000	5 to 15
Fox Racing supplemental pro forma data:
Fox Racing's net sales of $180,320 and net income of $4,183 since the acquisition date, August 5, 2022, were included in our combined results for the fiscal year ended March 31, 2023, and are reflected within the Revelyst Adventure Sports reportable segment.

The following unaudited pro forma financial information presents our results as if the Fox Racing acquisition had occurred on April 1, 2021:

	Years ended March 31,
	2023	2022
Sales, net	$1,445,233	$1,622,214
Net income (loss)	(323,959)	66,061
The unaudited supplemental pro forma data above includes the following significant non-recurring adjustments to net income (loss) to account for certain costs which would have been incurred if the Fox Racing acquisition had been completed on April 1, 2021:

	Years ended March 31,
	2023	2022
Fees for advisory, legal, and accounting services(1)	$(6,064)	$6,064
Inventory step-up, net(2)	(7,544)	7,544
Interest(3)	(2,418)	(6,149)
Depreciation(4)	969	2,482
Amortization(5)	4,245	12,257
Management Fees(6)	(530)	(1,413)
Income tax provision (benefit)(7)	2,221	(4,487)
_______________
(1)During the fiscal year ended March 31, 2023, we incurred a total of $6,064 in acquisition related costs, including legal and other professional fees, all of which were reported in selling, general, and administrative expense in the combined statements of comprehensive income (loss). This adjustment is to show the results as if those fees were incurred during the first quarter of fiscal year 2022.
(2)Adjustment reflects the increased cost of goods sold expense resulting from the fair value step-up in inventory, which was expensed over inventory turns.
(3)Adjustment for interest expense recorded by Fox Racing prior to acquisition.
(4)Adjustment for depreciation related to the revised fair-value basis of the acquired property, plant and equipment and change in estimated useful lives.
(5)Adjustment for amortization of acquired intangible assets.
(6)Represents an adjustment for management fees historically charged by the previous owner of Fox Racing under the terms of their management agreement.
(7)Income tax effect of the adjustments made at a blended federal, state and international statutory rate adjusted for any non-deductible acquisition costs.
The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of our future combined results of operations. The pro forma financial information presented above has been derived from our historical combined financial statements and from the historical accounting records of Fox Racing.
Stone Glacier
During the fourth quarter of fiscal year 2022, we acquired Stone Glacier, a premium brand focused on ultralightweight, performance hunting gear designed for backcountry use. The addition of Stone Glacier allows us to enter the packs, camping equipment and technical apparel categories with a fast-growing brand and provides a foundation for us to leverage camping category synergies. The results of this business are reported within the Revelyst Outdoor Performance reportable segment. Contingent consideration with an initial fair value of $9,939 was included in the purchase price. See Note 3, Fair Value of Financial Instruments, for information related to the fair value calculation. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Fiber Energy
During the third quarter of fiscal year 2022, we acquired Fiber Energy Products, a leader in all-natural wood grilling pellets. The results of this business are reported within the Revelyst Outdoor Performance reportable segment. Contingent consideration with an initial fair value of $3,625 was included in the purchase price. See Note 3, Fair Value of Financial Instruments, for more information related to the fair value calculation. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The fair values of acquired assets and liabilities assumed represent management’s estimate of fair value. We finalized the purchase price allocation during the fourth quarter of fiscal year 2022. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Foresight Sports
During the third quarter of fiscal year 2022, we acquired Foresight Sports ("Foresight"), a leading designer and manufacturer of golf performance analysis, entertainment and game enhancement technologies for approximately $470,772. The purchase agreement includes $5,599 related to employee retention payments, which will be accounted for separately from the business combination as post combination compensation expense. Contingent payments of up to $25,000 if certain net sales targets are met will also be accounted for separately from the business combination as post combination compensation expense. We used cash on hand and available liquidity under our 2021 ABL Revolving Credit Facility to complete the transaction. The results of this business are reported within the Revelyst Precision Sports Technology reportable segment.
Foresight's net sales of $61,173 and net income of $18,423 since the acquisition date, September 28, 2021, through March 31, 2022, are included in our combined results and are reflected in the Revelyst Precision Sports Technology reportable segment.
We accounted for the acquisition as a business combination using the acquisition method of accounting. The purchase price allocation below was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the third quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature. The goodwill is deductible for tax purposes.

Foresight purchase price allocation:

September 28, 2021
Total consideration transferred	$470,772
Fair value of assets acquired:
Accounts receivable	$2,806
Inventories	10,780
Intangible assets	131,500
Property, plant, and equipment	1,870
Operating lease assets	6,506
Other assets	2,006
Total assets	155,468
Fair value of liabilities assumed:
Accounts payable	6,177
Customer deposits	2,084
Long-term operating lease liabilities	5,961
Contract liabilities	2,992
Other liabilities	1,729
Other long-term liabilities	9,182
Total liabilities	28,125
Net assets acquired	127,343
Goodwill	$343,429

	Value	Useful life (years)
Tradenames	$42,500	20
Patented technology	19,900	5 to 10
Customer Relationships	69,100	5 to 15
Foresight supplemental pro forma data:
The following unaudited pro forma financial information presents our results as if the Foresight acquisition had been completed on April 1, 2020:

	Years ended March 31,
	2022	2021
Sales, net	$1,366,096	$1,190,506
Net income	90,397	118,756
The unaudited supplemental pro forma data above includes the following significant non-recurring adjustments to net income:

	Years ended March 31,
	2022	2021
Fees for advisory, legal, and accounting services(1)	$(3,080)	$3,080
Inventory step-up, net(2)	(1,247)	$1,247
Depreciation and amortization(3)(4)	4,961	8,122
Income tax provision(5)	3,368	3,507

_______________
(1)During the fiscal year ended March 31, 2022, we incurred a total of $3,080 in acquisition related costs, including legal and other professional fees, related to the acquisition, all of which were reported in selling, general, and administrative expense in the combined statements of comprehensive income (loss). This adjustment is to show the results as if those fees were incurred during the first quarter of fiscal 2021.
(2)Adjustment reflects the increased cost of goods sold expense resulting from the fair value step-up in inventory which was expensed in full during the third quarter of fiscal year 2022. This adjustment is to show the results as if that expense was incurred during the first quarter of fiscal 2021.
(3)Adjustment for depreciation related to the revised fair-value basis of the acquired property, plant and equipment and change in estimated useful lives.
(4)Adjustment for amortization of acquired intangible assets.
(5)Income tax effect of the adjustments made at a blended federal and state statutory rate including the impact of the valuation allowance.
The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of our future combined results of operations. The pro forma financial information presented above has been derived from our historical combined financial statements and from the historical accounting records of Foresight.
QuietKat
During the first quarter of fiscal year 2022, we acquired QuietKat, an electric bicycle company that specializes in designing, manufacturing and marketing rugged, all-terrain eBikes. The results of this business are reported within the Revelyst Adventure Sports reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the first quarter of fiscal year 2023 and no significant changes were recorded from the original estimation. Contingent consideration with an initial fair value of $22,400 was included in the purchase price. See Note 3, Fair Value of Financial Instruments, for information related to the fair value calculation. In addition to the consideration we paid at closing, $13,000 was paid to key members of QuietKat management and is considered compensation that will be expensed over approximately three years, provided the key members continue their employment with us through the respective milestone dates. The acquisition is not significant to our combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
8. Receivables
Our trade accounts receivables are recorded at net realizable value, which includes an appropriate allowance for estimated credit losses as described in Note 2, Significant Accounting Policies. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition, and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions. Receivables that do not share risk characteristics are evaluated on an individual basis, including those associated with customers that have a higher probability of default.
Net receivables are summarized as follows:

	March 31,
	2024	2023
Trade receivables	$206,604	$204,591
Other receivables	12,116	6,215
Less: allowance for estimated credit losses and discounts	(9,228)	(8,958)
Net receivables	$209,492	$201,848

Walmart represented 12% and 14% of the total trade receivables balance as of March 31, 2024 and 2023, respectively.
The following provides a reconciliation of the activity related to the allowance for estimated credit losses and discounts for the periods presented:

Balance, March 31, 2022	$5,383
Provision for credit losses	1,425
Write-off of uncollectible amounts, net of recoveries	(259)
Purchase accounting (Note 7)	2,409
Balance, March 31, 2023	8,958
Provision for credit losses	1,717
Write-off of uncollectible amounts, net of recoveries	(1,447)
Balance, March 31, 2024	$9,228
9. Inventories
Net inventories consist of the following:

	March 31,
	2024	2023
Raw materials	$69,957	$70,567
Work in process	11,186	13,263
Finished goods	212,603	319,809
Net inventories	$293,746	$403,639
We consider inventories to be long-term if they are not expected to be sold within one year. Long-term inventories are presented on the balance sheets net of reserves within other non-current assets and totaled $38,683 and $45,929 as of March 31, 2024 and 2023, respectively.
10. Property, Plant, and Equipment
Property, plant, and equipment is stated at cost and depreciated over estimated useful lives using a straight-line method. Machinery and equipment are depreciated over 1 to 10 years and buildings and improvements are depreciated over 1 to 30 years. Depreciation expense was $20,545, $19,158, and $15,930 in fiscal years 2024, 2023, and 2022, respectively.
As discussed in Note 2, Significant Accounting Policies, we review property, plant, and equipment for impairment when indicators of potential impairment are present. When such impairment is identified, it is recorded as a loss in that period. Maintenance and repairs are charged to expense as incurred. Major improvements that extend useful lives are capitalized and depreciated. The cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.
On February 6, 2024, a fire occurred at our Fiber Energy Seymour, Missouri pellet manufacturing location. There were no injuries or environmental issues from the fire. The damage was principally limited to the inventory, raw materials, plant equipment and building structures. We have adequate property damage and business interruption insurance, subject to an applicable deductible. We completed our final damage assessment, and discussions with the insurance carrier is ongoing. We assessed incurred costs and lost earnings related to business interruption and property damage to our facility, as well as timing of recognition under applicable insurance recovery guidance, and recorded accruals of $3,242 in fiscal year 2024 for insurance recoveries that offset the impairment expense of the damaged fixed assets and inventory of $4,242. The net expense of $1,000 is included in Selling, general, and administrative expenses in the combined statements of comprehensive income (loss).

Property, plant, and equipment consists of the following:

	March 31,
	2024	2023
Land	$2,238	$2,213
Buildings and improvements	24,828	27,812
Machinery and equipment	200,196	195,704
Property not yet in service	8,422	7,945
Gross property, plant, and equipment	235,684	233,674
Less: accumulated depreciation	(174,191)	(162,330)
Net property, plant, and equipment	$61,493	$71,344
11. Goodwill and Intangible Assets
The change in the carrying value of goodwill was as follows:

	Revelyst Precision Sports Technology	Revelyst Adventure Sports	Revelyst Outdoor Performance	Total
Balance, March 31, 2022	$343,429	$12,349	$39,973	$395,751
Acquisitions	—	248,254	68,353	316,607
Impairment	—	(260,603)	(72,152)	(332,755)
Balance, March 31, 2023	343,429	—	36,174	379,603
Acquisitions	14,256	—	—	14,256
Impairment	(125,540)	—	(36,174)	(161,714)
Balance, March 31, 2024	$232,145	$—	$—	$232,145
Increases in goodwill during fiscal year 2024 related to our PinSeeker acquisition. See Note 7, Acquisitions. Decreases in goodwill during fiscal year 2024 related to impairment charges of $161,714 recognized in the third quarter of fiscal year 2024 as discussed below. As of March 31, 2024 there were $125,540, $617,179, and $745,957 of accumulated impairment losses, related to the Revelyst Precision Sports Technology, Revelyst Adventure Sports and Revelyst Outdoor Performance reportable segments, respectively. As of March 31, 2023. there were $0, $617,179, and $709,783 of accumulated impairment losses related to the Revelyst Precision Sports Technology, Revelyst Adventure Sports, and Revelyst Outdoor Performance reportable segments, respectively.
Fiscal year 2024 assessment
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 2, Significant Accounting Policies. We completed a step zero assessment as of January 1, 2024 and concluded there were no indicators of impairment.
During the fourth quarter of fiscal year 2024 we determined there was a change to our reporting units. Our reporting units are now the same as our reportable segments. There was no goodwill recorded in the reporting units affected by the reorganization.
Results of our interim testing
During the third quarter of fiscal year 2024, we concluded that triggering events had occurred, potentially indicating that the fair values of our reporting units were less than their carrying values. We recognized impairment losses equal to the full carrying value of goodwill of $26,219 and $9,955, related to the former reporting units of Outdoor Cooking and Stone Glacier, respectively, and a partial goodwill impairment loss of $125,540 related to our Golf reporting unit. Our Golf reporting unit comprises our remaining goodwill at December 24, 2023. See Note 2,

Significant Accounting Policies, for the discussion of the triggering event and goodwill impairment analysis performed.
Additionally, we recorded impairment losses of $26,600, $9,600, $6,100, $4,500, $1,800, $1,100, and $600 related to the Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports indefinite-lived tradename assets, respectively. The carrying value of the indefinite lived intangible assets related to Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports after the impairment was $58,400, $13,300, $12,000, $25,500, $15,300, $14,900, and $3,500, respectively. We determined the fair value of our Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports indefinite-lived trade names using royalty rates of 3%, 1.5%, 1.5%, 3%, 1.5%, 1%, and 1%, respectively.
Fiscal year 2023 assessment
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 2, Significant Accounting Policies. To perform the annual quantitative goodwill impairment testing, we prepared valuations of our reporting units using both an income and market approach, which were compared with the respective carrying values of the reporting units to determine whether any goodwill impairment existed.
The decline in fair value of our reporting units was significantly impacted by a sudden decline in the demand for products related to certain of our recent acquisitions, which resulted in lower forecasted revenues, operating margins and operating cash flows as compared to our valuation at acquisition date. Our estimates of the fair values of the reporting units were also influenced by higher discount rates in the income-based valuation approach as a result of increasing market to equity risk premiums, company specific risk premiums and higher treasury rates, since the acquisition dates. The weighted average cost of capital used in the goodwill impairment testing ranged between 10.5% and 14.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit.
As a result, we recognized impairment losses equal to the full carrying value of goodwill of $248,254, $68,353, and $12,349 allocated to the former reporting units of Fox Racing, Simms Fishing, and QuietKat, respectively, and partial goodwill impairment charges of $3,799 related to our Stone Glacier reporting unit. We determined that the goodwill relating to our other reporting units was not impaired as the fair value exceeded the carrying value. Our Golf, Stone Glacier and Outdoor Cooking reporting units comprise our remaining goodwill at March 31, 2023. As of the fiscal year 2023 annual testing measurement date, the fair value of our Stone Glacier and Outdoor Cooking reporting units was less than 10% higher than their carrying values.
Before completing our goodwill impairment test, we first tested our indefinite-lived intangible assets. We performed a step zero analysis on four of our indefinite-lived tradenames. We performed a step one analysis on our remaining indefinite-lived tradenames, which resulted in impairment losses of $21,200 and $20,400, related to the Fox Racing and Simms Fishing indefinite-lived tradename assets, respectively. We determined the fair value of the indefinite-lived tradenames related to our Bell Cycling and Giro tradenames was greater or equal to the carrying value, and no impairment was recorded. The carrying value of the indefinite-lived intangible assets related to Fox Racing and Simms Fishing after the impairment was $85,000 and $30,000, respectively at March 31, 2023. We determined the fair value of our Fox Racing, Simms Fishing, Bell Cycling and Giro indefinite-lived tradenames using royalty rates of 3.0%, 3.0%, 1.5%, and 1.5%, respectively.
Fiscal year 2022 assessment
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 2, Significant Accounting Policies. We completed a step zero assessment as of January 1, 2022 and concluded there were no indicators of impairment.
Our indefinite lived intangibles are not amortized and are tested for impairment annually or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment as of January 1, 2022, in accordance with our accounting policies described in Note 2, Significant Accounting Policies, and concluded there were no indicators of impairment.

Net intangibles consisted of the following:

	March 31,
	2024			2023
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Trade names	$112,436	$(37,392)	$75,044	$112,715	$(30,675)	$82,040
Patented technology	36,957	(18,818)	18,139	36,207	(15,897)	20,310
Customer relationships and other	520,760	(189,603)	331,157	527,938	(150,946)	376,992
Total	670,153	(245,813)	424,340	676,860	(197,518)	479,342
Non-amortizing trade names	144,974	—	144,974	195,274	—	195,274
Net intangible assets	$815,127	$(245,813)	$569,314	$872,134	$(197,518)	$674,616
The net decrease in gross carrying amount of amortizing intangible assets in fiscal year 2024 was due to impairment, less increases due to the acquisition of PinSeeker and the impact of foreign exchange rates. See Note 2, Significant Accounting Policies, for discussion of impairment recorded during the fiscal year 2024. We recorded impairment expense related to customer relationship and trade name intangibles within our former Outdoor Cooking reporting unit, net of accumulated amortization of $5,805 and $993, respectively. The decrease in non-amortizing trade names is due to impairment as discussed above. Amortization expense was $49,908, $43,725 and $26,007 in fiscal years 2024, 2023, and 2022, respectively, which is included within cost of sales. The amortizable intangible assets in the table above are being amortized using a straight-line method over a weighted average remaining period of approximately 11.5 years.
We expect amortization expense related to these assets in each of the next five fiscal years and beyond to be incurred as follows:

Fiscal year 2025	$49,753
Fiscal year 2026	46,744
Fiscal year 2027	45,294
Fiscal year 2028	40,124
Fiscal year 2029	33,633
Thereafter	208,792
Total	$424,340
12. Other Current Liabilities
The major categories over 5% of current liabilities are as follows:

	March 31,
	2024	2023
Warranty liability	$8,083	$5,441
Accrual for in-transit inventory	5,328	9,492
Operating lease liabilities	12,117	14,010
Contingent consideration	750	8,586
Other	60,776	59,692
Total other current liabilities	$87,054	$97,221
We provide consumer warranties against manufacturing defects on certain products with warranty periods ranging from one year to the expected lifetime of the product. The estimated costs of such product warranties are recorded at the time the sale is recorded based upon actual past experience, our current production environment as well as specific and identifiable warranties as applicable. The warranty liability recorded at each balance sheet date reflects the estimated liability for warranty coverage for products delivered based on historical information and current trends.
The following is a reconciliation of the changes in our combined current and long-term product warranty liability during the periods presented:

Balance as of March 31, 2022	$9,073
Payments made	(4,676)
Warranties issued	4,827
Changes related to pre-existing warranties and other adjustments	328
Balance as of March 31, 2023	9,552
Payments made	(6,834)
Warranties issued	12,119
Changes related to pre-existing warranties and other adjustments	(3,785)
Balance as of March 31, 2024	$11,052
13. Restructuring
As part of our restructuring plans, we have and will incur severance and employee related costs, professional fees, ROU asset impairments and other exit and disposal costs which are recorded in Selling, general, and administrative in the combined statements of comprehensive income (loss). Severance and employee related costs consist primarily of salary continuation benefits, outplacement services and continuation of health benefits. Severance and employee related benefits are pursuant to our severance plan and are accounted for in accordance with ASC 712, Compensation - Nonretirement Postemployment Benefits, based upon the characteristics of the termination benefits being provided in the restructuring, pursuant to our severance plan. Severance and employee related costs are recognized when the benefits are determined to be probable of being paid and reasonably estimable. Professional fees, contract termination costs and other exit and disposal costs are accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations and are recognized as incurred. Asset impairments are accounted for in accordance with ASC 360-10, Impairment and Disposal of Long-Lived Assets. Restructuring accruals are based upon management estimates at the time and are subject to change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded.
During fiscal year 2024, we initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation. We made changes to the structure of our organization during our third fiscal quarter of 2024. We further finalized plans to centralize certain functions under shared services to better support our business. We also announced plans to geographically consolidate the businesses within Revelyst Adventure Sports, Revelyst Outdoor Performance, and Revelyst Precision Sports Technology. These geographic relocations are expected to be completed during fiscal 2025.
For GEAR Up, we are estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan. We expect these charges to be completed during fiscal 2027. All of pre-tax restructuring charges will be recorded as corporate expense and not allocated to our reportable segments.
During fiscal year 2024, we incurred $8,279, of pre-tax restructuring costs in connection with GEAR Up, which are recorded in selling, general, and administrative expense in the combined statements of comprehensive income (loss). In the fourth quarter of fiscal year 2023, we announced a cost reduction and earnings improvement program. We recorded $5,604 and $11,628 of pre-tax restructuring charges for the fiscal years 2024 and 2023, respectively. These restructuring charges are included in selling, general, and administrative expense in our combined statements of comprehensive income (loss). This program was substantially completed as of March 31, 2024, with immaterial expenses expected in future years.

The following tables summarize restructuring charges recorded as a result of our restructuring programs for the periods presented:

	Years ended March 31,		Incurred since inception
GEAR Up restructuring costs	2024	2023
Employee severance and related expenses	$6,056	$—	$6,056
Professional fees	1,720	—	1,720
Right-of-use asset impairments	129	—	129
Impairment on technology assets	306	—	306
Other	68	—	68
Total	$8,279	$—	$8,279

	Years ended March 31,		Incurred since inception
Cost reduction and earnings improvement program	2024	2023
Other asset impairments	$—	$5,220	$5,220
Employee severance and related expenses	614	4,565	5,179
Right-of-use asset and related expenses	3,825	1,172	4,997
Impairment on technology assets	—	671	671
Contract termination costs	1,165	—	1,165
Total	$5,604	$11,628	$17,232
The tables below present a roll forward of our accruals or (deposits) related to GEAR Up, which are included in Accounts payable, Other current liabilities, or Other current assets:

GEAR Up	Balance as of March 31, 2023	Charges	Payments	Balance as of March 31, 2024
Employee severance and related expenses	$—	$6,056	$(657)	$5,399
Professional fees	—	1,720	(2,688)	(968)
Other	—	68	(61)	7
Total	$—	$7,844	$(3,406)	$4,438

Cost reduction and earnings improvement program	Balance as of March 31, 2023	Charges	Payments	Balance as of March 31, 2024
Employee severance and related expenses	$5,225	$614	$(4,835)	$1,004
Total	$5,225	$614	$(4,835)	$1,004
14. Employee Benefit Plans
Defined Benefit Plan
Certain of our employees participate in a defined benefit plan sponsored by Vista Outdoor (the “Plan”), which include participants of other Vista Outdoor operations that are accounted for by Vista Outdoor in accordance with accounting guidance for defined benefit pension plans. Accordingly, net periodic pension expense for our employees is allocated to us based upon the number of our participants in the Plan and reported in the combined statements of comprehensive income (loss). We do not record an asset or liability to recognize the funded or unfunded status of the Plan. Net periodic pension expense for these employees is recorded within cost of sales and selling, general and administrative expenses in the combined statements of comprehensive income (loss). During the fiscal years ended March 31, 2024, 2023, and 2022, pension cost allocated to us was immaterial in all periods.
Vista Outdoor’s net periodic pension expense and obligations are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and long-term return on plan assets, retirement rates, mortality rates and other factors. Vista Outdoor’s selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions. Actual results that differ from Vista Outdoor’s assumptions are accumulated and amortized over future periods and, therefore, generally affect Vista Outdoor’s recognized expense in such future periods. While Vista Outdoor management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect Vista Outdoor’s net periodic pension expense and obligations. Furthermore, the assumptions used by Vista Outdoor may not be indicative of assumptions which we would have made on a standalone basis.
Share-Based Compensation
Total share-based compensation cost and the associated income tax benefits recognized in the combined statements of comprehensive income (loss) were as follows:
Of the total share-based compensation cost recognized in the fiscal years ended March 31, 2024, 2023, and 2022, $4,243, $4,174, and $3,907, respectively, related directly to our employees, and $949, $9,107 and $8,730, respectively, related to allocations of Vista Outdoor’s corporate and shared employee share-based compensation expenses.
At March 31, 2024, there are no share-based compensation arrangements for our employees that have not been recognized. This amount will be recognized in expense over a weighted-average period of 0 years.
15. Income Taxes
Income (loss) before income taxes is as follows:

	Years ended March 31,
	2024	2023	2022
Current:
U.S.	$(266,337)	$(372,011)	$100,927
Non-U.S.	1,597	6,169	1,495
Income (loss) before income taxes	$(264,740)	$(365,842)	$102,422
Our income tax (provision) benefit consists of:

	Years ended March 31,
	2024	2023	2022
Current:
Federal	$4,490	$(7,362)	$(7,188)
State	3,445	(1,034)	(7,647)
Non-US	(836)	(2,367)	(1,043)
Deferred:
Federal	20,611	34,810	(7,922)
State	(5,467)	4,002	(470)
Non-US	215	1,132	225
Income tax (provision) benefit	$22,458	$29,181	$(24,045)

The items responsible for the differences between the federal statutory rate and our effective rate are as follows:

	Years ended March 31,
	2024	2023	2022
Statutory federal income tax rate	21.0%	21.0%	21.0%
State income taxes, net of federal impact	2.2%	0.8%	4.0%
Nondeductible goodwill impairment	(1.7)%	(15.3)%	—%
Change in tax contingency	1.8%	(0.4)%	0.4%
Valuation allowance	(14.3)%	—%	—%
Foreign Derived Intangible Income (FDII)	—%	—%	(3.1)%
Other	(0.5)%	1.9%	1.2%
Effective income tax rate	8.5%	8.0%	23.5%
The effective tax rate for the current year differs from the federal statutory rate of 21% primarily due to the impact of the change in valuation allowance.
The current year increase in the effective tax rate as compared to the prior fiscal year is primarily due to a smaller current year change of nondeductible impairment of goodwill offset by the impact for establishing the valuation allowance resulting in a slightly higher year over year effective tax rate.
Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. The net effect of these temporary differences between the carrying amounts of assets and liabilities are classified in the combined financial statements of financial position as non-current assets or liabilities. As of March 31, 2024 and 2023, the components of deferred tax assets and liabilities were as follows:

	March 31,
	2024	2023
Deferred tax assets:
Inventories	$11,951	$12,925
Property, plant, equipment	11,557	—
Accounts receivable	4,096	4,170
Accruals for employee benefits	2,216	4,576
Other reserves	3,304	2,488
Loss and credit carryforwards	17,017	7,053
Nondeductible interest	1,167	1,076
Operating lease liabilities	21,833	24,535
Other	850	1,173
Total deferred tax assets	73,991	57,996
Valuation allowance	(41,255)	(51)
Total net deferred assets	32,736	57,945
Deferred tax liabilities:
Intangible assets	(25,326)	(54,884)
Property, plant, and equipment	—	(7,505)
Operating lease assets	(20,165)	(23,233)
Total deferred tax liabilities	(45,491)	(85,622)
Net deferred income tax liabilities	$(12,755)	$(27,677)

In assessing the realizability of our deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will be realized. As a result of the impairment charges in the current year, we are in a cumulative loss position for the three year period ending March 31, 2024. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset that is difficult to overcome when determining whether a valuation allowance is required. Considering the weight of all available positive and negative evidence, we do not believe the positive evidence overcomes the negative evidence of our cumulative loss position. Therefore, we have established a valuation allowance of $41,204 during the current year for a total valuation allowance of $41,255 at March 31, 2024.
As of March 31, 2024, there are federal and state net operating loss and credit carryovers of $8,144, which, if unused, will expire in years March 31, 2025 through March 31, 2044 and $8,873 that may be carried over indefinitely. The carryforwards presented above are net of any applicable uncertain tax positions. The carryforwards expiring in fiscal year 2025 are not material.
We have outside basis differences from foreign subsidiaries for which no deferred tax liability has been recorded, as we intend to indefinitely reinvest these balances. Determination of the amount of any unrecognized deferred income tax liability on the temporary difference for these indefinitely reinvested undistributed earnings is not practicable.
Income taxes paid, net of refunds, totaled $1,084 and $647 in fiscal years 2024 and 2023, respectively.
As of March 31, 2024 and 2023, unrecognized tax benefits, including interest and penalties, that have not been recorded in the financial statements amounted to $9,039 and $13,120, respectively. Of these amounts, inclusive of interest and penalties,$7,379 and $11,673, for fiscal years 2024 and 2023, respectively, would affect the effective tax rate. It is expected that a $0 reduction of the liability for unrecognized tax benefits will occur in the next 12 months.
We have classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	Years ended March 31,
	2024	2023	2022
Unrecognized Tax Benefits—beginning of period	$11,053	$9,907	$9,940
Gross increases—tax positions in prior periods	—	—	152
Gross decreases—tax positions in prior periods	—	—	—
Gross increases—current-period tax positions	806	1,146	3,283
Gross decreases—current-period tax positions	—	—	—
Settlements	—	—	—
Lapse of statute of limitations	(5,176)	—	(3,468)
Unrecognized Tax Benefits—end of period	$6,683	$11,053	$9,907
We report income tax-related interest income within the income tax provision. Penalties and tax-related interest expense are also reported as a component of the income tax provision. As of March 31, 2024 and 2023, $1,020 and $892 of income tax-related interest and $1,337 and $1,175 of penalties were included in accrued income taxes, respectively. As of March 31, 2024, 2023, and 2022, our current tax provision included $1,030, $873, and $443, respectively, of expense related to interest and penalties.
16. Commitments and Contingencies
We lease certain warehouse, distribution and office facilities, vehicles and office equipment under operating leases. These operating lease liabilities represent commitments for minimum lease payments under non-cancelable operating leases in the amount of $166,941. See Note 4, Leases.

As of March 31, 2024, we have known purchase commitments of $127,552 which are defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed minimum or variable price provisions; and the approximate timing of the transaction.
The debt and related interest expense of Vista Outdoor has not been allocated to us, wholly or in part, for any of the periods. See Note 2, Significant Accounting Policies, for additional information. As of March 31, 2024, Vista Outdoor had outstanding long-term debt of $720,000 through its 2022 ABL Revolving Credit Facility (“ABL Facility”) and 4.5% Senior Notes (“Notes”). We and our domestic subsidiaries, together with substantially all domestic subsidiaries of Vista Outdoor, guarantee on a secured basis, jointly and severally and fully and unconditionally, the ABL Facility of Vista Outdoor. Under the Notes obligation, we, together with Vista Outdoor’s existing and future domestic subsidiaries that guarantee the ABL Facility or other indebtedness in an aggregate principal amount in excess of $75,000, fully and unconditionally guarantees, jointly and severally, the Notes. The ABL Facility matures on March 31, 2026 and the Notes mature in 2029.
Litigation
From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of, and, are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial position, or cash flows.
17. Related Party Transactions
The combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The following discussion summarizes activity between us and Vista Outdoor.
Allocation of General Corporate Expenses
The combined statements of comprehensive income (loss) include expenses for certain centralized functions and other programs provided and administered by Vista Outdoor that are charged directly to us. In addition, for purposes of preparing the combined financial statements on a carve-out basis, we have allocated a portion of Vista Outdoor total corporate expense to us. See Note 2, Significant Accounting Policies, for a discussion of the methodology used to allocate corporate-related costs for purposes of preparing these financial statements on a carve-out basis.
Related Party Sales
For the fiscal years ended March 31, 2024, 2023, and 2022, we sold products to other Vista Outdoor businesses in the amount of $15,423, $17,502 and $15,767, respectively, which are included in net sales in the combined statements of comprehensive income (loss).
Share-Based Compensation
Total share-based compensation consists of the following:

	Years ended March 31,
	2024	2023	2022
Total share-based compensation expense (included in selling, general, and administrative)	$5,192	$13,281	$12,637
Income tax benefits related to share based compensation	305	1,422	1,715

Net Transfers To and From Vista Outdoor
Net transfers (to) from Parent are included within Parent Company Investment on the combined statements of parent company equity. The components of the net transfers (to) from Vista Outdoor for the years ended March 31, 2024, 2023, and 2022 are as follows:

	Years ended March 31,
	2024	2023	2022
General financing activities	$(188,648)	$682,747	$543,714
Corporate allocations	71,374	35,773	50,094
Share-based compensation	5,192	13,281	12,637
Total net transfers (to) from Parent	$(112,082)	$731,801	$606,445
18. Operating Segment Information
During the fourth quarter of fiscal year 2024, we changed the names of our reportable segments. The segment name changes did not result in any change to the compositions of our reportable segments and therefore did not result in any change to historical results. We are currently organized into three operating and reportable segments, based on how our chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and makes decisions:
•Revelyst Outdoor Performance primarily consists of our outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.
•Revelyst Adventure Sports primarily consists of our protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling and snow sports protection and accessories, as well as bike hydration packs and water bottles and e-bikes.
•Revelyst Precision Sports Technology primarily consists of our golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.
Our CODM relies on internal management reporting that analyzes our operating segments' operating income. Certain corporate-related costs and other non-recurring costs are not allocated to the segments in order to present comparable results from period to period and are not utilized by management in determining segment profitability. As segment assets are not reported to or used by the CODMs to measure business performance or allocate resources, total segment assets are not presented below.
No customer contributed more than 10% of sales during fiscal years 2024 or 2023. Walmart contributed 10% in fiscal year 2022.
Our sales to foreign customers were $335,540, $391,486, and $329,791 in fiscal years 2024, 2023, and 2022, respectively. During fiscal year 2024, approximately 14% of these sales were in Revelyst Outdoor Performance, 71% were in Revelyst Adventure Sports and 15% were in Revelyst Precision Sports and Technology. Sales to no individual country outside the U.S. accounted for more than 5% of our sales in fiscal years 2024, 2023, and 2022.

The following table contains information used to evaluate our operating segments for the periods presented below:

	Year ended March 31, 2024
	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items(a)	Total
Sales, net	$465,294	$607,711	$235,854	$1,308,859	$—	$1,308,859
Gross profit	107,511	161,674	104,037	373,222	—	$373,222

Operating income (loss)	$(2,590)	$(7,864)	$39,061	$28,607	$(291,476)	$(262,869)
Other expense, net					(1,988)	(1,988)
Interest income, net					117	117
Income (loss) before income taxes	$(2,590)	$(7,864)	$39,061	$28,607	$(293,347)	$(264,740)

Capital expenditures	$3,140	$9,595	$1,284	$14,019	$—	$14,019
Depreciation and amortization	22,844	36,513	10,320	69,677	776	70,453

	Year ended March 31, 2023
	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items(a)	Total
Sales, net	$477,986	$625,567	$235,825	$1,339,378	$—	$1,339,378
Gross profit	105,446	168,878	111,995	386,319	(9,528)	376,791

Operating income (loss)	$(1,575)	$7,305	$55,348	$61,078	$(429,217)	$(368,139)
Other income, net					2,124	2,124
Interest income, net					173	173
Income (loss) before income taxes	$(1,575)	$7,305	$55,348	$61,078	$(426,920)	$(365,842)

Capital expenditures	$4,247	$7,976	$649	$12,872	$—	$12,872
Depreciation and amortization	22,299	30,370	10,159	62,828	55	62,883

	Year ended March 31, 2022
	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items(a)	Total
Sales, net	$579,687	$556,745	$186,065	$1,322,497	$—	$1,322,497
Gross profit	154,568	156,312	88,567	399,447	(1,991)	397,456

Operating income (loss)	$58,530	$54,528	$51,436	$164,494	$(62,073)	$102,421
Interest income, net					1	1
Income (loss) before income taxes	$58,530	$54,528	$51,436	$164,494	$(62,072)	$102,422

Capital expenditures	$5,616	$7,337	$146	$13,099	$—	$13,099
Depreciation and amortization	16,805	17,847	5,239	39,891	2,046	41,937
_______________
(a)includes corporate general and administrative expenses of $64,223, $52,422, and $49,327 for the fiscal years 2024, 2023, and 2022, respectively, plus other non-recurring costs that are not allocated to the segments in order to present comparable results as presented to the CODMs. Reconciling items in fiscal year 2024 included goodwill and intangibles impairment of $220,070, post-acquisition compensation expense of $1,328 allocated from the businesses acquired and change in the estimated fair value of the contingent consideration payable of $5,855. Reconciling items in fiscal year 2023 included inventory fair value step-up expenses related to the Fox Racing and Simms acquisitions of $9,528, goodwill and intangibles impairment of $374,355, restructuring expense of $8,209, transition expense of $4,960, post-acquisition compensation expense of $6,863 allocated from the businesses acquired, and non-cash income for the change in the estimated fair value of the contingent consideration payable of $(27,120) related to our acquisitions. Reconciling items in fiscal year 2022 included inventory fair value step-up expenses related to the Stone Glacier and Foresight acquisitions of $1,991, transition expense of $1,034, post-acquisition compensation expense of $8,987 allocated from the businesses acquired, and non-cash expense for the change in the estimated fair value of the contingent consideration payable of $734 related to our QuietKat acquisition.
Sales, net exclude all intercompany sales between all reporting segments, which were not material for any of the fiscal years presented.
19. Subsequent Event
On May 1, 2024, we completed the divestiture of the RCBS brand. This business was part of The Revelyst Outdoor Performance reportable segment.

REVELYST, INC.
BALANCE SHEETS

Unaudited
(Amounts in thousands except share data)	June 30, 2024	March 31, 2024
ASSETS
Cash	$—	$—
Total assets	$—	$—

LIABILITIES AND EQUITY
Liabilities	$—	$—
Total liabilities	—	—

Stockholder equity:
Common stock—$0.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—1,000 shares as of June 30, 2024 and 1,000 shares as of March 31, 2024	10	10
Stock subscription receivable	(10)	(10)
Total stockholder equity	—	—
Total liabilities and stockholder equity	$—	$—
See Notes to the Balance Sheets

REVELYST, INC.
NOTES TO THE BALANCE SHEETS
1. Background and Nature of Operations
Revelyst, Inc. (the “Company”, “Revelyst”) was incorporated in Delaware on August 16, 2022. The Company was formed for the purpose of effecting a separation from Vista Outdoor and is currently a wholly owned subsidiary of Vista Outdoor. On October 15, 2023, Vista Outdoor Inc. (“Vista Outdoor”) entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), (the “Sporting Products Sale”). Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst Business”, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst Business to Revelyst and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group Business), with each share of common stock, par value $0.01 per share, of Vista Outdoor (“Vista Outdoor Common Stock”) outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst (“Revelyst Common Stock”) and (b) $12.90 in cash (the “Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Merger Agreement (the “First Amendment”). The First Amendment:
1.increases the base purchase price from $1,910,000 to $1,960,000;
2.increases the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provided that certain Vista Outdoor restricted stock units held by Vista Outdoor employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units , including vesting terms, to the extent necessary to address adverse tax consequences to such employees and Vista Outdoor under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
On June 23, 2024, the parties entered into the second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment:
1.increased the base purchase price from $1,960,000 to $2,000,000; and
2.increased the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
On July 7, 2024, the Parties entered into the third amendment to the Merger Agreement (the “Third Amendment”). The Third Amendment:
1.increased the base purchase price from $2,000,000 to $2,100,000; and
2.increased the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.
On July 21, 2024, the Parties entered into the fourth amendment to the Merger Agreement (the “Fourth Amendment”). The Fourth Amendment:
1.increased the base purchase price from $2,100,000 to $2,150,000; and

2.increased the Cash Consideration from $21.00 to $24.00 in cash per share of Vista Outdoor Common Stock.
The Sporting Products Sale is subject to approval of Vista Outdoor’s stockholders and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
Announcement Review of Strategic Alternatives
On July 30, 2024, Vista Outdoor announced their Board of Directors (the “Board”) decided to commence a review of strategic alternatives which includes: (i) the exploration of a full range of alternatives for Revelyst, including a potential sale of Revelyst, (ii) engagement with MNC Capital and its private equity partner with respect to its proposal to acquire Vista Outdoor in an all-cash transaction for $42.00 per share of Vista Outdoor Common Stock, and (iii) continued consideration of the separation of Revelyst and The Kinetic Group through a spin-off. CSG is also considering an acquisition of Revelyst with potential partners (in addition to its proposed acquisition of The Kinetic Group).
There can be no assurance regarding the ultimate timing of the strategic alternatives review process and there can be no assurance that this process will result in Vista Outdoor pursuing any transaction or other strategic alternative.
Vista Outdoor remains bound by the terms of the Merger Agreement with CSG and their Board continues to recommend Vista Outdoor stockholders vote in favor of the proposal to adopt the Merger Agreement with CSG.
2. Basis of Presentation and Accounting
The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of comprehensive income, changes in stockholder equity, and cash flows have not been presented because there have been no operations since the Company was formed.
3. Stockholder Equity
As of June 30, 2024, we had 1,000 issued and outstanding shares of common stock or preferred stock.

REVELYST BUSINESS
CONDENSED COMBINED BALANCE SHEETS

	Unaudited
(Amounts in thousands)	June 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$29,738	$22,946
Net receivables	196,035	209,492
Net inventories	283,080	293,746
Prepaid expenses	23,318	23,094
Income tax receivable	686	1,441
Other current assets	7,757	6,708
Total current assets	540,614	557,427
Net property, plant, and equipment	49,241	61,493
Operating lease assets	93,957	99,705
Goodwill	232,145	232,145
Net intangible assets	555,061	569,314
Other non-current assets	55,495	54,779
Total assets	$1,526,513	$1,574,863
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$85,166	$87,038
Accrued compensation	18,467	19,649
Sales and other taxes payable	11,297	12,622
Other current liabilities	101,351	87,054
Total current liabilities	216,281	206,363
Deferred income tax liabilities	13,219	12,755
Long-term operating lease liabilities	95,316	100,070
Other long-term liabilities	18,879	21,827
Total liabilities	343,695	341,015
Commitments and contingencies (Note 15)
Parent company equity
Parent company investment	1,188,364	1,239,462
Accumulated other comprehensive loss	(5,546)	(5,614)
Total parent company equity	1,182,818	1,233,848
Total liabilities and parent company equity	$1,526,513	$1,574,863
See Notes to the Condensed Combined Financial Statements.

REVELYST BUSINESS
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three months ended
(Amounts in thousands)	June 30, 2024	June 25, 2023
Sales, net (including related party sales of $476 and $4,845 for the three months ended June 30, 2024 and June 25, 2023, respectively)	$274,220	$321,443
Cost of sales	192,830	226,717
Gross profit	81,390	94,726
Operating expenses:
Research and development	10,523	10,364
Selling, general, and administrative	91,277	89,659
Gain on divestiture (Note 6)	(19,659)	—
Operating loss	(751)	(5,297)
Other expense	(77)	(541)
Interest income	14	42
Income loss before income taxes	(814)	(5,796)
Income tax (provision) benefit	(472)	438
Net loss	$(1,286)	$(5,358)

Net loss (from above)	$(1,286)	$(5,358)
Other comprehensive income, net of tax:
Change in derivative instruments, net of tax expense of $0 and $(222)	317	696
Change in cumulative translation adjustment, net of tax of $0 and $0	(249)	664
Total other comprehensive income	68	1,360
Comprehensive loss	$(1,218)	$(3,998)
See Notes to the Condensed Combined Financial Statements.

REVELYST BUSINESS
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (unaudited)

	Three months ended
(Amounts in thousands)	June 30, 2024	June 25, 2023
Operating Activities
Net loss	$(1,286)	$(5,358)
Adjustments to net loss to arrive at cash provided by operating activities:
Depreciation	4,309	4,956
Amortization of intangible assets	12,424	12,648
Impairment of long-lived assets	8,043	—
Gain on sale of business (Note 6)	(19,659)	—
Deferred income taxes	464	516
Foreign currency translation losses (gains), net	55	(1,272)
(Gain) loss on disposal of property, plant, and equipment	396	(60)
Share-based compensation	1,812	1,723
Changes in assets and liabilities:
Net receivables	13,455	(19,291)
Net inventories	2,503	14,310
Prepaid expenses	(224)	7,530
Accounts payable	(4,991)	31,967
Accrued compensation	(1,182)	(742)
Accrued income taxes	755	(105)
Sales tax	(1,325)	(217)
Other assets and liabilities	11,297	16,462
Cash provided by operating activities	26,846	63,067
Investing Activities
Capital expenditures	(232)	(3,445)
Proceeds from the sale of business	33,400	—
Proceeds from the disposition of property, plant and equipment	—	120
Asset acquisition	(263)	—
Cash provided by (used for) investing activities	32,905	(3,325)
Financing Activities
Net transfers to Parent	(51,940)	(36,722)
Payments made for contingent consideration	(750)	(8,585)
Cash used for financing activities	(52,690)	(45,307)
Effect of foreign currency exchange rate fluctuations on cash	(269)	433
Increase in cash and cash equivalents	6,792	14,868
Cash and cash equivalents at beginning of period	22,946	15,541
Cash and cash equivalents at end of period	$29,738	$30,409
Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable and other accrued liabilities	$2,707	$1,596
See Notes to the Condensed Combined Financial Statements.

REVELYST BUSINESS
CONDENSED COMBINED STATEMENTS OF PARENT COMPANY EQUITY (unaudited)

(Amounts in thousands)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance, March 31, 2024	$1,239,462	$(5,614)	$1,233,848
Comprehensive income (loss)	(1,286)	68	(1,218)
Net transfers to Parent	(49,812)	—	(49,812)
Balance, June 30, 2024	$1,188,364	$(5,546)	$1,182,818

Balance, March 31, 2023	$1,593,826	$(8,160)	$1,585,666
Comprehensive income (loss)	(5,358)	1,360	(3,998)
Net transfers to Parent	(34,999)	—	(34,999)
Balance, June 25, 2023	$1,553,469	$(6,800)	$1,546,669
See Notes to the Condensed Combined Financial Statements.

REVELYST BUSINESS
NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (unaudited)
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Background and Basis of Presentation
Separation from Vista Outdoor Inc.
Revelyst, Inc. (the “Company”, “Revelyst”) was incorporated in Delaware on August 16, 2022. The Company was formed for the purpose of effecting a separation from Vista Outdoor and is currently a wholly owned subsidiary of Vista Outdoor. Vista Outdoor Inc. (“Vista Outdoor”) entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), (the “Sporting Products Sale”) for an enterprise value of $1,910,000 (the “base purchase price”) on a cash-free, debt-free basis subject to working capital adjustments. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst Business”, “we”, “our”, and “us”, unless the context otherwise requires, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst business to a wholly owned subsidiary of Vista Outdoor, Revelyst, and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group business), with each share of common stock, par value $0.01 per share, of Vista Outdoor ("Vista Outdoor Common Stock") outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst and (b) $12.90 in cash (“Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Merger Agreement (the “First Amendment”). The First Amendment:
1.increases the base purchase price from $1,910,000 to $1,960,000;
2.increases the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provided that certain Vista Outdoor restricted stock units held by Vista Outdoor employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units , including vesting terms, to the extent necessary to address adverse tax consequences to such employees and Vista Outdoor under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
On June 23, 2024, the parties entered into the second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment:
1.increased the base purchase price from $1,960,000 to $2,000,000; and
2.increased the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
On July 7, 2024, the Parties entered into the third amendment to the Merger Agreement (the “Third Amendment”). The Third Amendment:
1.increased the base purchase price from $2,000,000 to $2,100,000; and
2.increased the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.

On July 21, 2024, the Parties entered into the fourth amendment to the Merger Agreement (the “Fourth Amendment”). The Fourth Amendment:
1.increased the base purchase price from $2,100,000 to $2,150,000; and
2.increased the Cash Consideration from $21.00 to $24.00 in cash per share of Vista Outdoor Common Stock.
The Sporting Products Sale is subject to approval of Vista Outdoor’s stockholders and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
Announcement Review of Strategic Alternatives
On July 30, 2024, Vista Outdoor announced their Board of Directors (the “Vista Outdoor Board”) decided to commence a review of strategic alternatives which includes: (i) the exploration of a full range of alternatives for the Revelyst Business, including a potential sale of the Revelyst Business, (ii) engagement with MNC Capital and its private equity partner with respect to its proposal to acquire Vista Outdoor in an all-cash transaction for $42.00 per share of Vista Outdoor Common Stock, and (iii) continued consideration of the separation of the Revelyst Business and The Kinetic Group through a spin-off. CSG is also considering an acquisition of the Revelyst Business with potential partners (in addition to its proposed acquisition of The Kinetic Group).
There can be no assurance regarding the ultimate timing of the strategic alternatives review process and there can be no assurance that this process will result in Vista Outdoor pursuing any transaction or other strategic alternative.
Vista Outdoor remains bound by the terms of the Merger Agreement with CSG and the Vista Outdoor Board continues to recommend Vista Outdoor stockholders vote in favor of the proposal to adopt the Merger Agreement with CSG.
Nature of Operations. The Revelyst Business is a house of iconic consumer product brands serving a diverse range of outdoor enthusiasts across the world. We design, develop, manufacture, source and distribute performance gear and precision technologies for golfers, cyclists, off-road riders, skiers, snowboarders, backyard grillers, hikers, campers, anglers and hunters. We will be headquartered in Providence, Rhode Island and have manufacturing and distribution facilities in the U.S., Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe.
Basis of Combination. These unaudited condensed combined financial statements reflect the historical financial position, results of operations and cash flows for the periods presented as we are managed within Vista Outdoor. The condensed combined financial statements have been prepared on a “carve-out” basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The condensed combined financial statements have been prepared in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America. The condensed combined financial statements may not be indicative of our future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent company during the periods presented.
The condensed combined financial statements include expense allocations for certain functions provided by Vista Outdoor, including, but not limited to, general corporate expenses related to management, finance, legal, information technology, human resources, communications, supply chain and insurance. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of revenue, headcount or other measures. During the three months ended June 30, 2024 we were allocated $(19,659) of gain on divestiture and $18,759 of general corporate expenses and for the three months ended June 25, 2023 were allocated $12,262 of general corporate expenses. General corporate expenses are included within selling, general and administrative expenses in the condensed combined statements of comprehensive loss. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expenses we would have incurred if we had been an independent company for the periods presented. Actual costs that may have been incurred if we had been an independent company would depend on several factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. We are unable to determine what such costs would have been had we been independent. Following the closing of the Sporting Products Sale (the “Closing”), we may perform these functions using its own resources or purchased services.
All intercompany transactions have been eliminated in the Vista Outdoor consolidation process. Related party transactions between us and Vista Outdoor have been included in these condensed combined financial statements. The aggregate net effect of related party transactions not historically settled in cash between us and Vista Outdoor has been reflected in the condensed combined balance sheets as “Parent company investment” and in the condensed combined statements of cash flows as “Net transfers to Parent” within financing activities.
Vista Outdoor utilizes a centralized approach to cash management and financing its operations. This arrangement is not reflective of the manner in which we would have been able to finance its operations had it been independent from Vista Outdoor. The cash and cash equivalents held by Vista Outdoor at the corporate level are not specifically identifiable to us and therefore have not been reflected in our condensed combined balance sheets. Cash transfers between Vista Outdoor and us are recorded through the Parent company investment account. Cash and cash equivalents in the condensed combined balance sheets represents cash and temporary investments held locally by us.
The condensed combined financial statements include certain assets and liabilities that have historically been held at the Vista Outdoor corporate level but are specifically identifiable or otherwise attributable to us. Vista Outdoor’s third-party debt and the related interest expense have not been allocated to us for any of the periods presented, as we are not the primary obligor of such debt.
Use of Estimates. The preparation of condensed combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates. We review our estimates to ensure that these estimates properly reflect changes in our business or as new information becomes available. See our discussion of Critical Accounting Policies and Estimates in Part I, Item 2 of this Quarterly Report.
2. Fair Value of Financial Instruments
We measure and disclose our financial assets and liabilities at fair value on a recurring and nonrecurring basis. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified using the three-tier hierarchy.
Derivative Financial Instruments
Hedging instruments (See Note 4, Derivative Financial Instruments) are re-measured on a recurring basis using daily market foreign currency rates and are therefore categorized within Level 2 of the fair value hierarchy.
Contingent Consideration
In connection with some of our acquisitions, we recorded contingent consideration liabilities that can be earned by the sellers upon achievement of certain milestones. The liabilities are measured on a recurring basis and recorded at fair value, using a discounted cash flow analysis or a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate and cost of debt, utilizing revenue projections for the respective earn-out period, corresponding targets and approximate timing of payments as outlined in the purchase agreements. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. Changes in the fair value of the contingent consideration obligation result from changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets. The fair value adjustments are recorded in selling, general, and administrative in the condensed combined statements of comprehensive loss. The estimated fair values of contingent consideration payable related to our acquisition of Stone Glacier as of June 30, 2024 is $2,806.
Following is a summary of our contingent consideration liability Level 3 activity during the three months ended June 30, 2024:

Balance, March 31, 2024	$3,556
Payments made	(750)
Balance, June 30, 2024	$2,806
Contingent consideration liabilities are reported under the following captions in the condensed combined balance sheets:

	June 30, 2024	March 31, 2024
Other current liabilities	$2,806	$750
Other long-term liabilities	—	2,806
Total	$2,806	$3,556
Disclosures about the Fair Value of Financial Instruments
The carrying amount of our receivables, inventory, accounts payable and accrued liabilities as of June 30, 2024 and March 31, 2024 approximates fair value because of the short maturity of these instruments. The carrying values of cash and cash equivalents as of June 30, 2024 and March 31, 2024 are categorized within Level 1 of the fair value hierarchy.
Long-lived assets measured on a non-recurring basis
We periodically evaluate the recoverability of the carrying amount of our long-lived assets, including amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value. These assets include long-lived assets that are written down to fair value when they are held for sale or determined to be impaired. See Note 6, Divestitures and Acquisitions, for discussion of impairment recorded during the first fiscal quarter related to a divestiture completed in the second fiscal quarter of 2025. See Note 3. Leases, for discussion of right of use asset (ROU) impairments during the first fiscal quarter of 2025. Significant assumptions were used to estimate fair value of long-lived assets, which were categorized within Level 3 of the fair value hierarchy. See Note 12, Restructuring, for discussion of long-lived asset impairments related to our GEAR Up restructuring plan during the first fiscal quarter of 2025.
3. Leases
We lease certain warehouse and distribution space, manufacturing space, office space, retail locations, equipment and vehicles. All of these leases are classified as operating leases. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. These rates are assessed on a quarterly basis. The operating lease assets also include any lease payments made less lease incentives. Leases with an initial term of twelve months or less are not recorded on the balance sheet. For operating leases, expense is recognized on a straight-line basis over the lease term. Variable lease payments associated with our leases are recognized upon occurrence of the event, activity or circumstance in the lease agreement on which those payments are assessed. Tenant improvement allowances are recorded as leasehold improvements with an offsetting adjustment included in our calculation of the right-of-use asset.
Many leases include one or more options to renew, with renewal terms that can extend the lease term up to five years. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

The amounts of assets and liabilities related to our operating leases were as follows:

	Balance sheet caption	June 30, 2024	March 31, 2024
Assets:
Operating lease assets	Operating lease assets	$93,957	$99,705

Liabilities:
Current:
Operating lease liabilities	Other current liabilities	$12,720	$12,117
Long-term:
Operating lease liabilities	Long-term operating lease liabilities	95,316	100,070
Total lease liabilities		$108,036	$112,187
The components of lease expense are recorded to cost of sales and selling, general, and administrative expenses in the condensed combined statements of comprehensive loss. The components of lease expense were as follows:

	Three months ended
	June 30, 2024	June 25, 2023
Fixed operating lease costs(1)	$5,406	$6,004
Variable operating lease costs	1,085	1,083
Operating and Sublease income	(160)	(192)
Net lease costs	$6,331	$6,895
__________________
(1)Includes short-term leases, which are immaterial.
The weighted average remaining lease term and weighted average discount rate is as follows:

	June 30, 2024	March 31, 2024
Weighted average remaining lease term (years):
Operating leases	9.15	9.21

Weighted average discount rate:
Operating leases	8.73%	8.68%
The approximate future minimum lease payments under operating leases as of June 30, 2024 were as follows:

Remainder of fiscal year 2025	$16,125
Fiscal year 2026	20,136
Fiscal year 2027	18,355
Fiscal year 2028	16,699
Fiscal year 2029	16,095
Thereafter	72,882
Total lease payments	160,292
Less imputed interest	(52,256)
Present value of lease liabilities	$108,036

Supplemental cash flow information related to leases is as follows:

	Three months ended
	June 30, 2024	June 25, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$5,398	$5,948
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$61	$2,751
ROU asset re-measurement	(1,249)	(626)
As part of our GEAR Up restructuring plan, we made a strategic decision to close and impair office locations that were no longer being used as intended or are actively being marketed for sublease. Accordingly, during the first fiscal quarter of 2025, we recognized a ROU asset impairment of $1,612 reducing the carrying value of the lease asset to its estimated fair value, included in selling, general, and administrative on our condensed combined statements of comprehensive loss.
4. Derivative Financial Instruments
Foreign Exchange Risk
In the normal course of business, we are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to transactions of our international subsidiaries. We use designated cash flow hedges in the form of foreign currency forward contracts as part of our strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates and to mitigate the impact of foreign currency translation on transactions that are denominated primarily in British Pounds, Euros and Canadian Dollars.
Cash Flow Hedging Instrument
We use foreign currency forward contracts designated as qualifying cash flow hedging instruments to help mitigate our exposure on our foreign subsidiaries' inventory purchases and intercompany transactions, which is different than their functional currency. Certain U.S. subsidiaries also hedge a portion of their future sales in Canadian Dollars. These contracts generally mature within 12 months to 15 months from their inception. As of June 30, 2024, the notional amounts of our foreign currency forward contracts designated as cash flow hedge instruments were approximately $32,851. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.
During the three months ended June 30, 2024 and June 25, 2023, we recorded net foreign currency translation (loss) gain of $(79) and $239, respectively, on the condensed combined statements of comprehensive loss within other expense, net.
The following tables summarize the fair value of our derivative instruments as well as the location of the asset and/or liability on the condensed combined balance sheets:

		Asset (liability) derivatives fair value as of
Derivatives designated as cash flow hedging instruments	Balance sheet location	June 30, 2024	March 31, 2024
Foreign currency forward contracts	Other current assets	$312	$—
Foreign currency forward contracts	Other current liabilities	—	(4)
Total		$312	$(4)

The following tables summarize the net effect of all cash flow hedges for each of our derivative contracts on the condensed combined financial statements:

	Gain (loss) recognized in other comprehensive loss
	Three months ended
Derivatives designated as cash flow hedging instruments	June 30, 2024	June 25, 2023
Foreign currency forward contracts	$330	$(161)
Total gain (loss)	$330	$(161)

		Gain (loss) reclassified from other comprehensive loss into earnings
		Three months ended
Derivatives designated as cash flow hedging instruments:	Location	June 30, 2024	June 25, 2023
Foreign currency forward contracts	Cost of sales	$—	$(400)
Foreign currency forward contracts	Other income (expense), net	13	(679)
Total gain (loss)		$13	$(1,079)
5. Revenue Recognition
Our disaggregated revenue is fully disclosed by reportable segments and by geographic area in Note 17, Operating Segment Information.
For the majority of our contracts with customers, we recognize revenue for our products at a point in time upon the transfer of control of the products to the customer, which typically occurs upon shipment and coincides with our right to payment, the transfer of legal title, and the transfer of the significant risks and rewards of ownership of the product. For our contracts that include bundled and hardware and software sales, revenue related to delivered hardware and bundled software is recognized when control has transferred to the customer, which typically occurs upon shipment. The immaterial amount of revenue allocated to unspecified software update rights is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided.
Typically, our contracts require customers to pay within 30-60 days of product delivery with a discount available to some customers for early payment. In some cases, we offer extended payment terms to customers. However, we do not consider these extended payment terms to be a significant financing component of the contract because the payment terms are less than a year.
Our contracts with customers may have shipping terms that indicate a transfer of control of the products upon their arrival at the destination rather than upon shipment. In those cases, we recognize revenue only when the product reaches the customer destination, which may require us to estimate the timing of transfer of control based on the expected delivery date. In all cases, however, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.
The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates, and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold, and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes, federal excise taxes, and other similar taxes are excluded from revenue.
For our contracts that have multiple performance obligations, which represent promises within an arrangement that are distinct, we allocate revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, we use observable prices to determine SSPs. When observable prices are not available, SSPs are established that reflect our best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. We allocate revenue and any related discounts to these performance obligations based on their relative SSPs.
Incentives in the form of cash paid to the customer (or a reduction of a customer cash payment to us) typically are recognized as a reduction of sales unless the incentive is for a distinct benefit that we receive from the customer, e.g., advertising or marketing.
We pay commissions to some of our employees based on agreed-upon sales targets. We recognize the incremental costs of obtaining a contract as an expense when incurred because our sales contracts with commissions are a year or less.
6. Divestitures and Acquisitions
Divestitures
Subsequent to June 30, 2024, we executed an agreement to sell our wood pellet manufacturing company, Fiber Energy Products. The assets of this business represented a portion of our Revelyst Outdoor Performance reportable segment. The decision to divest this business triggered a quantitative impairment analysis as of June 30, 2024. We recorded a $6,336 fixed asset impairment during the first quarter of fiscal year 2025 to write down the carrying value of the Fiber Energy facilities and equipment to their fair value, which is included in selling, general, and administrative on our condensed combined statements of comprehensive loss. The key assumption in the fair value analysis was the proposed purchase price as of June 30, 2024. This transaction does not meet the criteria for discontinued operations as it does not represent a strategic shift that will have a major effect on our ongoing operations.
On May 1, 2024, we completed the divestiture of the RCBS brand. The assets of this business represented a portion of our Revelyst Outdoor Performance reportable segment. During the three months ended June 30, 2024 we recognized a pretax gain on this divestiture of approximately $19,659, which is included in gain on divestiture on our condensed combined statements of comprehensive loss. This transaction does not meet the criteria for discontinued operations as it does not represent a strategic shift that will have a major effect on our ongoing operations.
Acquisitions
During the fourth quarter of fiscal year 2024, we acquired PinSeeker, a leader in virtual network of golfers, allowing players to compete globally in real-time. The results of this business are reported within the Revelyst Precision Sports Technology reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The preliminary fair values of acquired assets and liabilities assumed represent management’s estimate of fair value and are subject to change if additional information, such as post-close working capital adjustments becomes available. We expect to finalize the purchase price allocation as soon as practicable within the measurement period, but not later than one year following the acquisition date. The acquisition is not significant to our condensed combined financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
7. Receivables
Our trade accounts receivables are recorded at net realizable value, which includes an appropriate allowance for estimated credit losses. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers’ financial condition, and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions. Receivables that do not share risk characteristics are evaluated on an individual basis, including those associated with customers that have a higher probability of default.
Net receivables are summarized as follows:

	June 30, 2024	March 31, 2024
Trade receivables	$190,495	$206,604
Other receivables	13,797	12,116
Less: allowance for estimated credit losses and discounts	(8,257)	(9,228)
Net receivables	$196,035	$209,492
Walmart represented 18% and 12% of the total trade receivables balance as of June 30, 2024 and March 31, 2024, respectively.
The following provides a reconciliation of the activity related to the allowance for estimated credit losses and discounts for the periods presented:

Balance, March 31, 2024	$9,228
Provision for credit losses	(723)
Write-off of uncollectible amounts, net of recoveries	(248)
Balance, June 30, 2024	$8,257
8. Inventories
Net inventories consist of the following:

	June 30, 2024	March 31, 2024
Raw materials	$63,944	$69,957
Work in process	9,750	11,186
Finished goods	209,386	212,603
Net inventories	$283,080	$293,746
We consider inventories to be long-term if they are not expected to be sold within one year. Long-term inventories are presented on the balance sheet net of reserves within deferred charges and other non-current assets and totaled $38,943 and $38,683 as of June 30, 2024 and March 31, 2024, respectively.
9. Accumulated Other Comprehensive Loss
The components of AOCL, net of income taxes, are as follows:

	June 30, 2024	March 31, 2024
Derivatives	$335	$18
Cumulative translation adjustment	(5,881)	(5,632)
Total AOCL	$(5,546)	$(5,614)

The following tables detail the amounts reclassified from AOCL to earnings as well as the changes in derivatives and foreign currency translation, net of income tax:

	Three months ended
	June 30, 2024			June 25, 2023
	Derivatives	Cumulative translation adjustment	Total	Derivatives	Cumulative translation adjustment	Total
Beginning balance in AOCL	$18	$(5,632)	$(5,614)	$(2,416)	$(5,744)	$(8,160)
Change in fair value of derivatives	330	—	330	(161)	—	(161)
Income tax impact on derivative instruments	—	—	—	(222)	—	(222)
Net (gain) loss reclassified from AOCL	(13)	—	(13)	1,079	—	1,079
Net change in cumulative translation adjustment	—	(249)	(249)	—	664	664
Ending balance in AOCL	$335	$(5,881)	$(5,546)	$(1,720)	$(5,080)	$(6,800)
10. Goodwill and Intangible Assets
The carrying value of goodwill by reportable segments was as follows:

	Revelyst Precision Sports Technology	Total
Balance, March 31, 2024	$232,145	$232,145
Balance, June 30, 2024	$232,145	$232,145
Intangible assets by major asset class consisted of the following:

	June 30, 2024			March 31, 2024
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Trade names	$112,436	$(39,139)	$73,297	$112,436	$(37,392)	$75,044
Patented technology	37,220	(19,590)	17,630	36,957	(18,818)	18,139
Customer relationships and other	520,700	(199,466)	321,234	520,760	(189,603)	331,157
Total	670,356	(258,195)	412,161	670,153	(245,813)	424,340
Non-amortizing trade names	142,900	—	142,900	144,974	—	144,974
Net intangible assets	$813,256	$(258,195)	$555,061	$815,127	$(245,813)	$569,314
The net decrease in the gross intangible assets during the first quarter of fiscal 2025 was due to amortization expense and the divestiture of RCBS non-amortizing trade name. Amortization expense related to these assets was $12,424, $12,648 for the three months ended June 30, 2024 and June 25, 2023, respectively.

As of June 30, 2024, we expect amortization expense related to these assets to be as follows:

Remainder fiscal year 2025	$37,326
Fiscal year 2026	46,764
Fiscal year 2027	45,314
Fiscal year 2028	40,144
Fiscal year 2029	33,660
Thereafter	208,953
Total	$412,161
11. Other Current Liabilities
The major categories over 5% of current liabilities are as follows:

	June 30, 2024	March 31, 2024
Warranty liability	$7,993	$8,083
Accrual for in-transit inventory	19,799	5,328
Operating lease liabilities	12,720	12,117
Contingent consideration	2,806	750
Other	58,033	60,776
Total other current liabilities	$101,351	$87,054
12. Restructuring
As part of our restructuring plans, we have and will incur severance and employee related costs, professional fees, ROU asset impairments and other exit and disposal costs which are recorded in Selling, general, and administrative in the condensed combined statements of comprehensive loss. Severance and employee related costs consist primarily of salary continuation benefits, outplacement services and continuation of health benefits. Severance and employee related benefits are pursuant to our severance plan and are accounted for in accordance with ASC 712, Compensation - Nonretirement Postemployment Benefits, based upon the characteristics of the termination benefits being provided in the restructuring, pursuant to our severance plan. Severance and employee related costs are recognized when the benefits are determined to be probable of being paid and reasonably estimable. Professional fees, contract termination costs and other exit and disposal costs are accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations and are recognized as incurred. Asset impairments are accounted for in accordance with ASC 360-10, Impairment and Disposal of Long-Lived Assets. ROU asset impairments are accounted for in accordance with ASC 842, Leases. Restructuring accruals are based upon management estimates at the time and are subject to change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded.
During fiscal year 2024, we initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation. We made changes to the structure of our organization during the fourth fiscal quarter of 2024, which resulted in our previous Revelyst reportable segment being reorganized into three new reportable segments. We further finalized plans to centralize certain functions under shared services to better support our segments. We also announced plans to geographically consolidate the businesses within our segments. These geographic relocations are expected to be completed during fiscal year 2025.
For GEAR Up, we are estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan. We expect these charges to be completed during fiscal 2027. All pre-tax restructuring charges will be recorded as corporate expense, and not allocated to our reportable segments.
During the three months ended June 30, 2024, we incurred $5,190 of pre-tax restructuring costs in connection with GEAR Up, which are recorded in selling, general, and administrative expense in the condensed combined statements of comprehensive loss. In the fourth quarter of fiscal year 2023, we announced a cost reduction and earnings improvement program. That program was substantially completed as of March 31, 2024, with only immaterial accruals related to employee costs remaining as of June 30, 2024.
The following table summarizes restructuring charges recorded as a result of our restructuring programs for the periods presented:

	Three months ended		Incurred since inception
GEAR Up restructuring costs	June 30, 2024	June 25, 2023
Impairment on technology assets	$—	$—	$306
Employee severance and related expenses	416	—	6,472
Professional fees	967	—	2,687
Right-of-use asset impairments	1,612	—	1,741
Long-lived asset impairments	95	—	95
Contract terminations	1,630	—	1,630
Other	470	—	538
Total	$5,190	$—	$13,469
The table below presents a roll forward of our accruals or (deposits) related to GEAR Up, which are included in Accounts payable, Other current liabilities, or Other current assets:

GEAR Up	Balance as of March 31, 2024	Charges	Payments	Balance as of June 30, 2024
Employee severance and related expenses	$5,399	$416	$(3,564)	$2,251
Professional fees	(968)	967	(2,744)	(2,745)
Contract terminations	—	1,630	(1,198)	432
Other	7	178	(185)	—
Total	$4,438	$3,191	$(7,691)	$(62)
13. Employee Benefit Plans
Defined Benefit Plan
Certain of our employees participate in a defined benefit plan sponsored by Vista Outdoor (the “Plan”), which include participants of other Vista Outdoor operations that are accounted for by Vista Outdoor in accordance with accounting guidance for defined benefit pension plans. Accordingly, net periodic pension expense for our employees is allocated to us based upon the number of our participants in the Plan and reported in the condensed combined statements of comprehensive loss. We do not record an asset or liability to recognize the funded or unfunded status of the Plan. Net periodic pension expense for these employees is recorded within cost of sales and selling, general and administrative expenses in the condensed combined statements of comprehensive loss. During the three months ended June 30, 2024 and June 25, 2023, pension cost allocated to us was immaterial in all periods.
Vista Outdoor’s net periodic pension expense and obligations are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and long-term return on plan assets, retirement rates, mortality rates and other factors. Vista Outdoor’s selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions. Actual results that differ from Vista Outdoor’s assumptions are accumulated and amortized over future periods and, therefore, generally affect Vista Outdoor’s recognized expense in such future periods. While Vista Outdoor management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect Vista Outdoor’s net periodic pension expense and obligations. Furthermore, the assumptions used by Vista Outdoor may not be indicative of assumptions which we would have made on a standalone basis.

Share-Based Compensation
Total share-based compensation cost and the associated income tax benefits recognized in the condensed combined statements of comprehensive loss were as follows:
Of the total share-based compensation cost recognized in the three months ended June 30, 2024 and June 25, 2023, $770 and $662 respectively, related directly to our employees, and $1,042 and $1,061, respectively, related to allocations of Vista Outdoor’s corporate and shared employee share-based compensation expenses.
As of June 30, 2024, there are no share-based compensation arrangements for our employees that have not been recognized. This amount will be recognized in expense over a weighted-average period of 0 years.
14. Income Taxes
Our provision for income taxes includes federal, foreign and state income taxes. Income tax provisions for interim periods are based on the estimated effective annual income tax rates for the current year and the prior year.
The income tax provisions for the three months ended June 30, 2024 and June 25, 2023 represent effective tax rates of (58.0)% and 7.6%, respectively. The decrease in the effective tax rate from the prior year three month period is primarily driven by the change in the valuation allowance adjusted for foreign taxes over a very small operating loss in the current quarter.
The effective tax rate for the three months ended June 30, 2024 differs from the federal statutory rate of 21% primarily due to the impact of the change in valuation allowance. The effective tax rate for the three months ended June 25, 2023 was lower than the statutory rate primarily because of the operating loss in the quarter, which caused the unfavorable tax adjustments to decrease the rate.
Income taxes paid, net of refunds, totaled $(509) and $248 in three months ended June 30, 2024 and June 25, 2023, respectively.
We have classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. The amount of unrecognized tax benefits, including interest and penalties, amounted to $9,508 and $9,039 as of June 30, 2024 and March 31, 2024, respectively. Although the timing and outcome of income tax audit settlements are uncertain, no reduction of the liability for uncertain tax benefits is expected to occur in the next 12 months.
15. Commitments and Contingencies
We lease certain warehouse, distribution and office facilities, vehicles, and office equipment under operating leases. These operating lease liabilities represent commitments for minimum lease payments under non-cancelable operating leases in the amount of $160,292. See Note 3, Leases.
The debt and related interest expense of Vista Outdoor has not been allocated to us, wholly or in part, for any of the periods. As of June 30, 2024, Vista Outdoor had outstanding long-term debt of $635,000 through its 2022 ABL Revolving Credit Facility (“ABL Facility”) and 4.5% Senior Notes (“Notes”). We and our domestic subsidiaries, together with substantially all domestic subsidiaries of Vista Outdoor, guarantee on a secured basis, jointly and severally and fully and unconditionally, the ABL Facility of Vista Outdoor. Under the Notes obligation, we, together with Vista Outdoor’s existing and future domestic subsidiaries that guarantee the ABL Facility or other indebtedness in an aggregate principal amount in excess of $75,000, fully and unconditionally guarantees, jointly and severally, the Notes. The ABL Facility matures on March 31, 2026 and the Notes mature in 2029.
Litigation
From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of, and, are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial position, or cash flows.

16. Related Party Transactions
Allocation of General Corporate Expenses
These condensed combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements and accounting records of Vista Outdoor. The following discussion summarizes activity between us and Vista Outdoor.
Related Party Sales
For the three months ended June 30, 2024 and June 25, 2023, we sold products to other Vista Outdoor businesses in the amount of $476 and $4,845, respectively, which are included in net sales in the condensed combined statements of comprehensive loss.
Share-Based Compensation
Total share-based compensation consists of the following:

	Three months ended
	June 30, 2024	June 25, 2023
Total share-based compensation expense (included in selling, general and administrative)	$1,812	$1,723
Income tax benefits related to share based compensation	139	324
Net Transfers To and From Vista Outdoor
Net transfers to Parent are included within Parent Company Investment on the condensed combined statements of parent company equity. The components of the net transfers to Vista Outdoor are as follows:

	Three months ended
	June 30, 2024	June 25, 2023
General financing activities	$(49,682)	$(48,322)
Corporate allocations	(1,942)	11,600
Share-based compensation	1,812	1,723
Total net transfers to Parent	$(49,812)	$(34,999)
17. Operating Segment Information
During the third quarter of fiscal year 2024, we made changes in our operating and reportable segments. Accordingly fiscal year 2024 has been restated to conform to the change. We are currently organized into three operating and reportable segments, based on how our chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and makes decisions:
•Revelyst Outdoor Performance primarily consists of our outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.
•Revelyst Adventure Sports primarily consists of our protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling and snow sports protection and accessories, as well as bike hydration packs and water bottles and e-bikes.
•Revelyst Precision Sports Technology primarily consists of our golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.

Our CODM relies on internal management reporting that analyzes our operating segments' operating income. Certain corporate-related costs and other non-recurring costs are not allocated to the segments in order to present comparable results from period to period and are not utilized by management in determining segment profitability. As segment assets are not reported to or used by the CODM to measure business performance or allocate resources, total segment assets are not presented below.
No customer contributed more than 10% of sales during the three months ended June 30, 2024 or June 25, 2023.
Our sales to foreign customers were $72,826 and $88,012 during three months ended June 30, 2024 and June 25, 2023, respectively. During the three months ended June 30, 2024, approximately 14% of these sales were in Revelyst Outdoor Performance, 70% were in Revelyst Adventure Sports and 16% were in Revelyst Precision Sports and Technology. Sales to Canada accounted for 6% of our sales during the three months ended June 30, 2024 and June 25, 2023.
The following table contains information used to evaluate our operating segments for the periods presented below:

	Three months ended June 30, 2024
	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items(a)	Total
Sales, net	$89,969	$127,278	$56,973	$274,220	$—	$274,220
Gross profit	21,733	34,914	24,743	81,390	—	81,390

Operating income (loss)	$(2,876)	$(6,200)	$7,526	$(1,550)	$799	$(751)
Other expense, net					(77)	(77)
Interest income, net					14	14
Income (loss) before income taxes	$(2,876)	$(6,200)	$7,526	$(1,550)	$736	$(814)

Depreciation and amortization	$5,339	$8,615	$2,677	$16,631	$102	$16,733

	Three months ended June 25, 2023
	(b) Revelyst Outdoor Performance	(b) Revelyst Adventure Sports	(b) Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items(a)	Total
Sales, net	$111,212	$144,399	$65,832	$321,443	$—	$321,443
Gross profit	25,698	42,684	26,344	94,726	—	94,726

Operating income (loss)	$(1,615)	$(1,127)	$9,838	$7,096	$(12,393)	$(5,297)
Other income, net					(541)	(541)
Interest income, net					42	42
Income (loss) before income taxes	$(1,615)	$(1,127)	$9,838	$7,096	$(12,892)	$(5,796)

Depreciation and amortization	$5,854	$9,136	$2,589	$17,579	$25	17,604
__________________
(a)includes corporate general and administrative expenses of $12,456 and $7,949 for the three months ended June 30, 2024 and June 25, 2023, respectively, plus other non-recurring costs that are not allocated to the segments in order to present comparable results as presented to the CODM. Reconciling items during the three months ended June 30, 2024 included the gain on divestiture of the RCBS business of

$(19,659), fixed asset impairment of $6,336 and post-acquisition compensation expense of $68. Reconciling items for the three months ended June 25, 2023 included post-acquisition compensation expense of $4,332 and contingent consideration fair value adjustment of $112.
(b)During the third quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
Net sales exclude all intercompany sales between all reporting segments, which were not material for any of the periods presented.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER
Dated October 15, 2023
Among
VISTA OUTDOOR INC.
REVELYST, INC.
CSG ELEVATE II INC.
CSG ELEVATE III INC.
and, solely for the purposes of the Guarantor Provisions,
CZECHOSLOVAK GROUP A.S.
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and is the type that the registrant customarily and actually treats as private or confidential.

i

ii

iii

Section 9.12.	Enforcement	97

Section 9.13.	Jurisdiction	98

Section 9.14.	Lender Limitations	99

Section 9.15.	Guaranty.	100

Annex I	Glossary of Defined Terms
Exhibit A	Separation Agreement
Exhibit B	Subscription Agreement
Exhibit C	Employee Matters Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Manhattan Manufacturing and Supply Agreement
Exhibit F	Anoka Sublease
Exhibit G	Bentonville Sublease
Exhibit H	Certificate of Incorporation of the Surviving Corporation
Exhibit I	Bylaws of the Surviving Corporation
iv

THIS AGREEMENT AND PLAN OF MERGER, dated October 15, 2023 (this “Agreement”), is among VISTA OUTDOOR INC., a Delaware corporation (“Company”), REVELYST, INC., a Delaware corporation and a direct wholly owned Subsidiary of Company (“Outdoor Products”), CSG ELEVATE II INC., a Delaware corporation (“Parent”), CSG ELEVATE III INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for the purposes of the Guarantor Provisions, CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic (“Guarantor”).
WHEREAS Company is currently engaged in the Outdoor Products Business and the Company Business;
WHEREAS, upon the terms and subject to the conditions of that certain Separation Agreement by and between Company and Outdoor Products dated on the date of this Agreement and attached as Exhibit A to this Agreement (the “Separation Agreement”), Company shall effect the Separation (as defined in the Separation Agreement) pursuant to which, among other things, the assets and liabilities of the Outdoor Products Business will be transferred to Outdoor Products and thereby separated from the Company Business;
WHEREAS, in connection with the Merger (as defined below), on the Closing Date, Parent and Company shall enter into a subscription agreement, substantially in the form attached as Exhibit B to this Agreement (the “Subscription Agreement”), pursuant to which Parent will subscribe for Company Common Stock upon the terms and subject to the conditions thereof (the “Subscription”);
WHEREAS the parties intend that, following completion of the Pre-Closing Separation and the Subscription, upon the terms and subject to the conditions of this Agreement, (i) Merger Sub shall be merged with and into Company (the “Merger”), with Company surviving the Merger and becoming a wholly owned subsidiary of Parent and (ii) each share of Company Common Stock issued and outstanding immediately prior to the Merger (other than (A) any such shares of Company Common Stock held by Company, its Subsidiaries or by Parent and (B) any Appraisal Shares) shall be converted into the right to receive the Merger Consideration; and
WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Company’s and Outdoor Products’ willingness to enter into this Agreement, Parent has obtained the Financing Commitments.
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
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ARTICLE I
The Subscription and the Merger
Section 1.01.    The Subscription.
(a)    At or before the Closing, each of Company and Parent shall execute and deliver the Subscription Agreement.
(b)    Upon the terms and subject to the conditions set forth in this Agreement and the Subscription Agreement, immediately following the completion of the Internal Transactions, on the Closing Date, but prior to the Effective Time, (i) Parent shall subscribe for the Subscription Amount of Company Common Stock and (ii) immediately following the Subscription, Company shall transfer to Outdoor Products, in exchange for shares of Outdoor Products Common Stock, the Contribution Amount.
(c)    The number of shares of Outdoor Products Common Stock issued to Company pursuant to the Contribution (as defined in the Separation Agreement) shall equal (i) the number of shares of Company Common Stock outstanding on the Closing Date immediately following completion of the Internal Transactions (but excluding all shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and all Appraisal Shares) minus (ii) the number of shares of Outdoor Products Common Stock outstanding at such time, such that the Merger Consideration distributed in accordance with Section 2.03 shall comprise all of the issued and outstanding shares of Outdoor Products Common Stock, all of which shall, immediately prior to such distribution, be held by Company.
Section 1.02.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company. As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation in the Merger. Company, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.
Section 1.03.    Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than (a) the condition set forth in Section 7.01(d); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (b) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, (i) the parties shall not be required to effect the Closing until the earlier of (A) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to Company and (B) the final day of the Marketing Period and (ii) the parties shall not be required to effect the Closing, and this Agreement may be terminated pursuant to and in accordance with Section 8.01(b), in the event that the final day of the Marketing Period shall have not occurred on or before the End Date. Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
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Section 1.04.    Effective Time. On the Closing Date, Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Company and Parent shall agree and specify in the Certificate of Merger in accordance with the DGCL. The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
Section 1.05.    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
Section 1.06.    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Subject to Section 6.05, at the Effective Time, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety, in the form set forth in Exhibit H, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(a).
(b)    Subject to Section 6.05, at the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety, in the form set forth in Exhibit I, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(b).
Section 1.07.    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Each of Company, Merger Sub and Parent shall take all action necessary to implement the provisions of this Section 1.07.
3

ARTICLE II
Conversion of Shares; Exchange of Certificates
Section 2.01.    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Outdoor Products, Parent, Merger Sub or the holder of any shares or securities of Company, Outdoor Products, Parent or Merger Sub:
(a)    each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;
(b)    each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”) that is owned by Company, any of its Subsidiaries or Parent (in each case, if any) immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(c)    subject to Section 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.01(b) and any Appraisal Shares) shall be converted into the right to receive (i) one fully paid and non-assessable share of Outdoor Products Common Stock and (ii) $12.90 (clauses (i) and (ii), together, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form that, in each case, immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate (or evidence of shares of Company Common Stock held in book-entry form) in accordance with Section 2.03, without interest. The right of such holders of shares of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding pursuant to Section 2.06.
Section 2.02.    Agent. Company and Outdoor Products shall appoint (i) Computershare Trust Company, N.A. (or one of its Affiliates) or (ii) another bank or trust company reasonably approved by Parent, to act as agent for the distribution of the Merger Consideration as contemplated by this Article II (the “Agent”) pursuant to the terms of an exchange or paying agent agreement (or similar agreement) among Agent, Company and Outdoor Products, which agreement shall be on terms reasonably acceptable to Company, Outdoor Products and Parent.
Section 2.03.    Distribution of Merger Consideration.
(a)    Deposit of Merger Consideration. At or prior to the Effective Time, (i) Company shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, certificates or evidence of shares in book-entry form representing the shares of Outdoor Products Common Stock to be distributed as Merger Consideration (being all of the issued and outstanding shares of Outdoor Products Common Stock at such time, all of which will be held by Company immediately prior to such deposit) and (ii) Outdoor Products
4

shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, cash sufficient to pay the cash portion of the aggregate Merger Consideration. All such Outdoor Products Common Stock and cash deposited with the Agent for purposes of paying the Merger Consideration pursuant to this Article II is hereinafter referred to as the “Merger Exchange Fund”.
(b)    Letter of Transmittal. As promptly as practicable after the Effective Time, Company shall cause the Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or shares of Company Common Stock held in book-entry form) shall pass, only upon delivery of the Certificates (or shares of Company Common Stock held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Company may reasonably specify), together with instructions thereto. Prior to causing the Agent to mail the Letter of Transmittal, Company shall give Parent and its counsel a reasonable opportunity to review the form of Letter of Transmittal and the form of Letter of Transmittal shall be reasonably acceptable to Company and Parent.
(c)    Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancelation to the Agent or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration which the holder of such shares of Company Common Stock has the right to receive pursuant to Section 2.01 and (ii) any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(d). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the proper Merger Consideration pursuant to Section 2.01 and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.03(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and any dividends or other distributions pursuant to Section 2.03(d)). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).
(d)    Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to any shares of Outdoor Products Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of
5

Outdoor Products Common Stock issuable upon surrender thereof until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the shares of Outdoor Products Common Stock distributed in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Outdoor Products Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Outdoor Products Common Stock.
(e)    No Further Ownership Rights in Company Common Stock. The shares of Outdoor Products Common Stock distributed and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been distributed and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to the Surviving Corporation or the Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(f)    No Fractional Shares. No certificates or scrip representing fractional shares of Outdoor Products Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01.
(g)    Termination of Merger Exchange Fund. Any portion of the Merger Exchange Fund (including any interest or other income received with respect thereto) that remains undistributed to holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Outdoor Products, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Outdoor Products for payment of its claim for Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
(h)    No Liability. None of Company, Outdoor Products, Parent, Merger Sub or the Agent shall be liable to any Person in respect of any portion of the Merger Exchange Fund or the Merger Consideration delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Company Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of Outdoor Products, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    Investment of Merger Exchange Fund. The Agent shall invest any cash in the Merger Exchange Fund as directed by Outdoor Products. 75% of any interest and other
6

income resulting from such investments shall be paid to Outdoor Products with the remaining 25% of such interest and other income paid to Company.
(j)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Outdoor Products, the posting by such Person of a bond, in such reasonable and customary amount as Outdoor Products may direct, as indemnity against any claim that may be made against Outdoor Products with respect to such Certificate, Outdoor Products shall issue or cause the Agent to issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.
(k)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by any Person who is entitled to demand appraisal rights under Section 262 of the DGCL and has properly exercised and perfected their demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, no longer be outstanding and automatically be canceled and cease to exist, and such Person shall be entitled to only those rights provided under Section 262 of the DGCL; provided that, if any such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to appraisal and payment under the DGCL, such Person’s shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.06 and without interest) upon surrender in the manner provided in Section 2.03, and such shares of Company Common Stock shall not be Appraisal Shares. Within 10 Business Days after the Effective Time, the Surviving Corporation shall provide each of the holders of Appraisal Shares with the second notice contemplated by Section 262(d)(1) of the DGCL. Company shall give prompt notice to Parent of any demands received by Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served to it pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent shall waive any appraisal rights it may have under Section 262 of the DGCL in connection with any shares of Company Common Stock held by it.
Section 2.04.    Adjustments in respect of Company Equity Awards; Treatment of Company Employee Stock Purchase Plan. Prior to the Effective Time, the Board of Directors of Company (or if appropriate, any committee administering the Company Stock Plans or Company ESPP) and the Board of Directors of Outdoor Products, as applicable, shall adopt resolutions and take such other actions as may be required to provide for the following:
(a)    Each Vista Outdoor RSU held by a Company Employee or a non-employee director of Company who does not become a non-employee director of Outdoor Products immediately following the Effective Time shall, as of the Effective Time, in each case, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price. As of the Effective Time, all Vista Outdoor RSUs shall cease to be outstanding and shall automatically terminate other than with respect
7

to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(a) in respect thereof.
(b)    Each Vista Outdoor PSU shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor PSU immediately prior to the Effective Time (assuming achievement of the applicable performance goals at the level set forth in Section 2.04(b) of the Company Disclosure Letter) and (ii) the Vista Outdoor Pre-Closing Stock Price. As of the Effective Time, all Vista Outdoor PSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor PSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(b) in respect thereof.
(c)    At the Effective Time, each Vista Outdoor Option, whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, rounding down to the nearest cent and without interest, equal to the product of (i) the number of shares of Company Common Stock for which such Vista Outdoor Option has not been exercised and (ii) the excess, if any, of the Vista Outdoor Pre-Closing Stock Price over the exercise price per share of such Vista Outdoor Option; provided that, for the avoidance of doubt, any Vista Outdoor Option that has an exercise price per share that is greater than or equal to the Vista Outdoor Pre-Closing Stock Price shall be canceled at the Effective Time for no consideration or payment. As of the Effective Time, all Vista Outdoor Options shall cease to be outstanding and shall automatically terminate, and each holder of a Vista Outdoor Option shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(c) in respect thereof.
(d)    At the Effective Time, each Vista Outdoor DSU, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for the right to a receive a cash payment from Parent or the Surviving Corporation equal to the sum of (i) the number of shares of Company Common Stock underlying such Vista Outdoor DSU immediately prior to the Effective Time, multiplied by (ii) the Vista Outdoor Pre-Closing Stock Price. As of the Effective Time, all Vista Outdoor DSUs shall cease to be outstanding and shall automatically terminate, and each holder of a Vista Outdoor DSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(d) in respect thereof.
(e)    Effective as of immediately prior to the Effective Time, each Outdoor Products Equity Award shall, automatically and without any action required on the part of the holder thereof, be assumed by Outdoor Products and adjusted as provided in the Employee Matters Agreement.
(f)    (i) No Offering Period (as defined in the Company ESPP) under the Company ESPP shall be commenced on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Offering Period in existence under the Company ESPP as of the date of this Agreement (such
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payment period, the “Existing Offering Period”), (iii) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Offering Period, (iv) if the Effective Time shall occur prior to the end of the Existing Offering Period, all participant contributions under the Company ESPP shall be used to purchase shares of Company Common Stock two Business Days prior to the Effective Time in accordance with the terms of the Company ESPP as if it was the last day of the Existing Offering Period and (v) the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.
Section 2.05.    Payments With Respect to Vista Outdoor Equity Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i) each Vista Outdoor DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment and (ii) any such payments will be less applicable Tax withholdings.
Section 2.06.    Withholding Rights. Each of the parties to this Agreement and the Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under applicable Law. Subject to applicable Law, and without limiting the foregoing, the applicable withholding party may sell a portion of the Outdoor Products Common Stock otherwise payable to any Person pursuant to this Agreement in order to make any deduction or withholding that is required to be made under applicable Law with respect to amounts payable to such Person; provided that the applicable withholding party shall only do so to the extent any required deduction or withholding cannot be satisfied by deducting or withholding from the cash portion of the Merger Consideration to which such Person is otherwise entitled. Amounts deducted and withheld pursuant to this Section 2.06 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
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ARTICLE III
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub, jointly and severally, represent and warrant to Company and Outdoor Products that, except as disclosed in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Parent to Company (the “Parent Disclosure Letter”):
Section 3.01.    Organization, Standing and Power.
(a)    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Parent has made available to Company true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of Parent and Merger Sub, as amended through, and in full force and effect as of, the date of this Agreement, and neither Parent nor Merger Sub are in violation of any provision of its certificate or articles of incorporation or bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    Each of Parent and Merger Sub is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 3.02.    Ownership and Operations of Merger Sub.
(a)    All the issued and outstanding capital stock of Parent is indirectly owned by Guarantor and all the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Liens, except for (i) Liens created by this Agreement, (ii) Liens arising in connection with the Financing or (iii) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law.
(b)    Each of Parent and Merger Sub was organized solely for the purpose of entering into this Agreement, the other Transaction Documents to which it is or will be a party and consummating the Merger Transactions and has not engaged in any activities or business, and has incurred no Liabilities, in each case, other than those incident or relating to the Financing or otherwise in connection with its formation, organization and the negotiation, evaluation, preparation or execution of this Agreement, the other Transaction Documents to which it is or will be a party, the performance of its obligations, covenants and agreements hereunder and thereunder and the consummation of the Merger Transactions.
Section 3.03.    Authority; Execution and Delivery; Enforceability.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party,
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to perform its obligations thereunder and to consummate the Merger Transactions. The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Merger Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by each of Parent and Merger Sub of each other Transaction Document to which it is or is contemplated to be a party and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Parent has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to and in the best interests of Parent and its stockholders and (ii) approved and declared advisable this Agreement, each other Transaction Document to which Parent is or is contemplated to be a party and the Merger Transactions.
(c)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Merger Transactions and (ii) resolved to recommend adoption of this Agreement to Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(d)    The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and the Merger is the affirmative vote of Parent in its capacity as the sole stockholder of Merger Sub, which adoption shall be provided by the written consent of Parent immediately following the execution of this Agreement.
(e)    No vote or Consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger.
Section 3.04.    No Conflicts; Governmental Approvals.
(a)    The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is a party does not, the execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Parent and Merger Sub of the Merger Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of
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any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, Consents and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    No Governmental Approval is required to be obtained or made by or with respect to Parent, Merger Sub or the Equity Financing Source in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Merger Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 3.04(b) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iii) CFIUS Approval, (iv) notices to be delivered pursuant to Sections 122.4(a) and 122.4(b) of the ITAR and (v) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 3.05.    Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub, Guarantor or the Equity Financing Source for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01 will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Form S-4) or in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied by or on behalf of Company and its Subsidiaries (including Outdoor Products and the Outdoor Products Subsidiaries) for inclusion or incorporation by reference therein.
Section 3.06.    No Ownership of Company Capital Stock. Neither Parent, Merger Sub, Guarantor, the Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) is or has been during the past three years an “interested stockholder” of Company as defined in Section 203 of the DGCL. Neither Parent, Merger Sub, Guarantor, the Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Documents), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.
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Section 3.07.    Certain Arrangements. Other than the Transaction Documents and the Confidentiality Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between (a) Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their Affiliates, on the one hand, and any member of Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to Company, any of its businesses or Subsidiaries, or the Transactions or (b)  Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their Affiliates, on the one hand, and any stockholder of the Company, on the other hand, pursuant to which such stockholder would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which such stockholder agrees to vote to approve the Merger or agrees to vote against or otherwise oppose any Company Superior Proposal.
Section 3.08.    Financing. Parent has delivered to Company true and complete copies of the fully executed debt commitment letters and Redacted Fee Letters, each dated on or about the date of this Agreement (collectively, together with all exhibits, schedules and annexes thereto, the “Debt Financing Commitments”) among Guarantor and the persons identified therein (together with any persons that become a party thereto after the date of this Agreement in accordance with the terms and conditions thereof, the “Debt Financing Sources”), pursuant to which each of the lenders party thereto has committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein (together with any term loans or debt securities issued in lieu of the bridge loan facility contemplated by the Debt Financing Commitments, the “Debt Financing”) for the purpose of, among other things, funding the Subscription Amount and any other amounts required to be paid by Parent or Merger Sub pursuant to this Agreement or the Subscription Agreement at the Closing. Parent has also delivered to Company a true and complete copy of the fully executed equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), from the person identified therein (together with any persons that become a party thereto after the date of this Agreement in accordance with the terms and conditions thereof, the “Equity Financing Source” and, together with the Debt Financing Sources, the “Financing Sources”), reflecting such person’s commitment to provide to Guarantor at the Closing the cash amount set forth therein, subject to the terms and conditions thereof (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Guarantor and, to the knowledge of Parent, the other parties thereto, enforceable against each such party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, and to the knowledge of Parent, no amendment or modification to, or withdrawal, termination or rescission of, the Financing Commitments is currently contemplated (except to the extent amended, supplemented, modified or replaced in a manner not prohibited by the terms of this Agreement), and the commitments contained in the Financing Commitments have not, to the knowledge of Parent, been withdrawn, reduced or rescinded in any respect. No event has occurred that, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a material default or breach on the part of Guarantor or any of its Affiliates or, to knowledge of Parent, any other parties thereto, under any term or condition of the Financing Commitments, and, to the knowledge of Parent, no reasonable basis exists to
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believe that any term or condition precedent to the funding of any of the Financing set forth in the applicable Financing Commitments will not be satisfied on a timely basis, or that any portion of the Financing to be made thereunder will otherwise not be available to Parent on a timely basis to consummate the Transactions at the time required pursuant to the Transaction Documents. Parent or its applicable Affiliate has fully paid or caused to be paid any and all commitment fees or other fees required by the Financing Commitments to be paid thereunder on or prior to the date of this Agreement. Assuming the satisfaction of the conditions set forth in the Financing Commitments and the satisfaction of the closing conditions set forth in Article VII of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, when funded in accordance with the Financing Commitments, together with the Other Sources, will provide Parent with funds sufficient to pay the Subscription Amount and any other amounts required to be paid by Parent or Merger Sub pursuant to this Agreement or the Subscription Agreement, in each case, at the Closing. The obligations to make the Financing available to Guarantor or its applicable Affiliate pursuant to the terms of the Financing Commitments are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) to which Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their respective Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to Company on or prior to the date of this Agreement.
Section 3.09.    Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan SE, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
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ARTICLE IV
Representations and Warranties of Company
Company represents and warrants to Parent and Merger Sub that, except as disclosed (i) in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Company to Parent (the “Company Disclosure Letter”) or (ii) in Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2021, or in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Company and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) filed subsequent to such Form 10-K but prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Statement Regarding Forward-Looking Information” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact; provided that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 4.01, Section 4.02 or Section 4.03:
Section 4.01.    Organization, Standing and Power.
(a)    Each of Company and Outdoor Products is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Company and Outdoor Products has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of Company and Outdoor Products, in each case as amended through, and in full force and effect as of, the date of this Agreement, and Company is not in violation of any provision of its certificate of incorporation or bylaws, other than such violations that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(b)    Each Subsidiary of Company (other than Outdoor Products) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each Subsidiary of Company (other than Outdoor Products) has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Company has made available to Parent true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Company Subsidiary, in each case as amended through, and in full force and effect as of, the date of this Agreement, and no Company Subsidiary is in violation of any provision of its certificate or articles of incorporation, bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(c)    Each of Company and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature
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of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.02.    Company Subsidiaries; Equity Interests.
(a)    Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary and its jurisdiction of organization and each other jurisdiction where such Company Subsidiary is qualified to conduct business (or the equivalent thereof), and the record owners of capital stock (or other equity) of each such Company Subsidiary. All the outstanding shares of capital stock of, or other equity or equity based or voting rights or interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right, warrant or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any Company Material Contract, and are owned by Company or one of its Subsidiaries, free and clear of all Liens.
(b)    Except for its interests in the Company Subsidiaries set forth in Section 4.02(a) of the Company Disclosure Letter and the Outdoor Products Subsidiaries, as of the date of this Agreement, Company does not own, directly or indirectly, any capital stock of, or other equity based or voting rights or interest in, any Person.
Section 4.03.    Capital Structure of Company.
(a)    As of the date of this Agreement, the authorized capital stock of Company consists of 500,000,000 shares of Company Common Stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of October 6, 2023 (the “Capitalization Date”), (i) 58,066,969 shares of Company Common Stock were issued and outstanding, (ii) 5,897,470 shares of Company Common Stock were held by Company in its treasury, (iii) 725,023 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 42,860 shares were issuable upon exercise of outstanding Company Options, (B) 783,495 shares were issuable upon vesting of outstanding Company RSUs, (C) 40,127 shares were issuable upon settlement of outstanding Company DSUs and (D) 921,230 shares were issuable upon vesting of outstanding Company PSUs, assuming achievement of applicable goals and conditions at maximum performance levels, (iv) 826,834 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP, (v) no shares of Company Preferred Stock were issued and outstanding and (vi) no shares of Company Preferred Stock were held by Company in its treasury. All outstanding shares of Company Common Stock are, and all such shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right, warrant or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of Company or any Company Material Contract. There are no bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)
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on any matters on which holders of Company Common Stock or stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, and the capital stock of, or other equity or voting interests in the Company Subsidiaries owned by Company or one of its Subsidiaries, as of the Capitalization Date, (A) there were no shares of capital stock of, or other equity or voting interests in, Company or any Company Subsidiary issued, reserved for issuance or outstanding and (B) there were no options, rights, warrants, convertible or exchangeable securities, “phantom” stock, performance awards, outstanding stock appreciation rights, dividend equivalent rights, rights to receive equity on a deferred basis or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which Company or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (1) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, Company or any Company Subsidiary or any Voting Company Debt, (2) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (3) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock or the holders of the capital stock or any other equity of any Company Subsidiary (the items in clauses (A) and (B), collectively, “Company Securities”). From the Capitalization Date through the date of this Agreement, neither Company nor any of its Subsidiaries has issued any Company Securities, other than pursuant to the Company ESPP, Company Options, Company PSUs, Company RSUs or Company DSUs, in each case, which were outstanding as of the Capitalization Date. There are not any outstanding Contracts of any kind that obligate Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.
(b)    No Subsidiary of Company owns any shares of Company Common Stock. None of Company or any Subsidiary of Company is a party to any stockholder’s agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities, including the disposition, voting or dividends with respect to any Company Securities. The Company Common Stock is the only class of Company Securities registered under the Exchange Act.
(c)    All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned directly or indirectly, beneficially and of record, by Company or its Subsidiaries free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests) except transfer restrictions (i) of general applicability as may be provided under the Securities Act or other applicable securities Law or (ii) under the relevant organizational documents of such Subsidiary. Each outstanding share of capital stock or any other equity interest of each Subsidiary is free of preemptive rights and other rights obligating Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in Company or any Subsidiary of Company (or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities).
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Section 4.04.    Authority; Execution and Delivery; Enforceability.
(a)    Each of Company and Outdoor Products has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party. The execution and delivery by each of Company and Outdoor Products of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of Company and Outdoor Products of the Transactions to which it is a party have been duly authorized by the respective Boards of Directors of Company and Outdoor Products, and except for the Company Stockholder Approval, no other corporate proceedings on the part of either Company or Outdoor Products are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions. Each of Company and Outdoor Products has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Company and Outdoor Products in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Upon the execution and delivery by each of Company and Outdoor Products of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Company has (i) determined that this Agreement is advisable and fair to and in the best interests of, Company and the stockholders of Company, and declared it advisable that Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement, each other Transaction Document to which Company is or is contemplated to be a party, and the consummation of Transactions to which it is a party, (iii) adopted resolutions, subject to Section 6.09(e), recommending that holders of Company Common Stock give the Company Stockholder Approval and (iv) directed that this Agreement be submitted to the stockholders of Company entitled to vote for adoption, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Outdoor Products has approved and declared advisable this Agreement, each other Transaction Document to which Outdoor Products is or is contemplated to be a party and the Transactions to which it is a party, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(d)    The only vote or Consent of holders of any class or series of capital stock of Company necessary to approve the Transactions is the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock represented and entitled to vote thereon at the Company Stockholders’ Meeting or any postponement, adjournment or recess thereof (the “Company Stockholder Approval”).
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Section 4.05.    No Conflicts; Governmental Approvals.
(a)    The execution and delivery by each of Company and Outdoor Products of each Transaction Document to which it is a party does not, the execution and delivery by each of Company and Outdoor Products of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Company and Outdoor Products of the Transactions to which it is a party (and, in the case of the Separation, the consummation by their respective Subsidiaries that are parties to the Separation) and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any Company Assets under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any Company Subsidiary, (ii) any Contract to which Company or any Company Subsidiary is a party, or by which any of their respective properties or assets or the Company Business is bound, relating to the Company Business or (iii) subject to the filings, Consents and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Company or any Company Subsidiary or their respective properties or assets or the Company Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(b)    No Governmental Approval is required to be obtained or made by or with respect to Company or any of its Subsidiaries in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 4.05(b) of the Company Disclosure Letter, (ii) the filing with the SEC of the Proxy Statement in definitive form, the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and compliance with and such other filings under the Securities Act and the Exchange Act as may be required in connection with the Transactions, (iii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State of Delaware, (iv) compliance by Company and Outdoor Products with the rules and regulations of the NYSE, (v) compliance with and filings and approvals under any applicable international, federal or state securities or “blue sky” Laws, (vi)  CFIUS Approval, (vii) notices to be delivered pursuant to Sections 122.4(a) and 122.4(b) of the ITAR and (viii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
Section 4.06.    SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)    Company has timely filed or furnished, as applicable, with the SEC all reports, certifications, prospectuses, amendments, schedules, forms, statements and other documents required to be filed by Company with, or furnished by Company to the SEC pursuant to the Securities Act or the Exchange Act since April 1, 2021 (collectively, the “Company SEC Documents”). As of its respective effective date (in the case of any Company SEC Document that is a registration statement filed pursuant to requirements of the Securities Act or the Exchange Act) and as of its respective SEC filing or furnishing date or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or
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supplement, with respect to the portion that is amended or supplemented (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Document, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date of this Agreement, then on the date of the filing of the amendment or supplement, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01. Company has made available to Parent copies of all comment letters received by Company from the SEC in respect of reporting periods commencing on or after April 1, 2021, and relating to the Company SEC Documents, together with all written responses of Company thereto, other than such comment letters or responses available on EDGAR. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.
(b)    The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included or incorporated by reference in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were derived from the books of account and other financial records of Company and its Subsidiaries, (ii) present fairly in all material respects the financial position of Company and its consolidated Subsidiaries and the consolidated results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material) and (iv) meet the requirements of Regulation S-X in all material respects.
(c)    Company has previously prepared (in accordance with the principles and procedures set forth in Section 4.06(c) of the Company Disclosure Letter) and made available to Parent (i) the unaudited balance sheet of the Company Business as at March 31, 2023 and the related unaudited statements of income for the fiscal year ended March 31, 2023 (collectively, the “Annual Company Business Financial Statements”) and (ii) the unaudited interim balance sheet of the Company Business as at June 25, 2023 (the “Interim Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited interim statements of income for the three months ended June 25, 2023 (collectively, the “Interim Company Business Financial Statements” and, together with the Annual Company Business Financial Statements, the “Historical Company Business Financial Statements”).
(d)    Subject to the principles and procedures set forth in Section 4.06(c) of the Company Disclosure Letter pursuant to which the Historical Company Business Financial Statements were prepared, the Historical Company Business Financial Statements (i) were derived from the books of account and other financial records of Company and its Subsidiaries and (ii) present fairly in all material respects the financial position of the Company Business
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and the results of operations as of the dates thereof and for the periods covered thereby (subject, in the case of the Interim Company Business Financial Statements, to normal year-end adjustments, none of which are expected to be material).
(e)    Except as reflected or reserved against on the most recent consolidated balance sheet of Company included in the Company Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the “Company Balance Sheet”), neither Company nor any of its consolidated Subsidiaries has any Liabilities of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise), except Liabilities (i) incurred after the Balance Sheet Date in the ordinary course of business (none of which are a Liability resulting from a breach of contract, infringement, misappropriation, tort, violation of Law or any Environmental Liability), (ii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iii) that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act or similar Contract where the purpose is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries.
(f)    (A) Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) Company has disclosed since April 1, 2021, to Company’s auditors and the audit committee of Company’s Board of Directors, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the knowledge of Company, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Company has made available to Parent all such disclosures made by management to Company’s auditors and audit committee from April 1, 2021, to the date of this Agreement. Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Company has not, since April 1, 2021, identified any material weaknesses in the design or operation of Company’s internal controls over financial reporting that have not been remediated in all respects. Neither Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Company within the meaning of Section 402 of the Sarbanes-Oxley Act.
(g)    Neither Company nor any Company Subsidiary has applied for or obtained a loan or second draw pursuant to the PPP.
Section 4.07.    Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01 will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act (in the case of the Form S-4) or in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein,
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in light of the circumstances in which they were made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representation or warranty is made by Company with respect to statements included or incorporated by reference therein based on information supplied in writing by or on behalf of Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates specifically for inclusion or incorporation by reference therein.
Section 4.08.    Absence of Certain Changes or Events. Since the Balance Sheet Date through the date of this Agreement, (a) there has not been a Company Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (b) except in connection with execution and performance of this Agreement, the other Transaction Documents or the Transactions, and the discussions and negotiations related thereto, the Company Business has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, (c) Company and its Subsidiaries have not authorized, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective equity interests or securities or otherwise made any payments to equityholders in their capacity as such and (d) Company and its Subsidiaries have not taken any action that, if such sections had been in effect from and after the Balance Sheet Date, would have constituted a breach of, or otherwise required the consent of Parent under, any of the covenants set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xii), (xiii), (xiv), (xv), (xvi) or (xvii) of Section 5.01(b) (or Section 5.01(b)(xxvi) with respect to any of the foregoing).
Section 4.09.    Taxes.
(a)    All material Tax Returns of or relating to Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary required to be filed have been timely filed and all such Tax Returns are true, correct and complete in all material respects.
(b)    Company, each Company Subsidiary, Outdoor Products and each Outdoor Products Subsidiary have timely paid in full all material Taxes required to be paid by any of them (whether or not shown as due on any Tax Return).
(c)    No Liens for Taxes (other than Company Permitted Liens) exist with respect to Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary, or any of their respective assets, and no outstanding claims for material Taxes have been asserted in writing to Company with respect to Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary.
(d)    The Company Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by Company, each Company Subsidiary, Outdoor Products and each Outdoor Products Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).
(e)    No audit or other Action with respect to material Taxes or Tax Returns of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is currently in progress or has been threatened in writing. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Company,
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any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary that has not been settled, paid or withdrawn.
(f)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary (i) in a period for which the statute of limitations for assessment of Tax (taking into account any waivers or extensions) has not expired, has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (or similar state, local or foreign Tax Return) other than such a group the common parent of which was Company or one of its Subsidiaries or (ii) has any material Liability for the Taxes of any Person other than Company or one of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by assumption, by operation of Law or otherwise.
(g)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is a party to or bound by any agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Company and Company Subsidiaries).
(h)    Within the past two years, none of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part for tax-free treatment under Code Section 355 or so much of Code Section 356 as relates to Code Section 355 (or any similar provisions of state, local or foreign Law).
(i)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(j)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary has waived or extended any statute of limitations relating to any material Tax or material Tax Return, which waiver or extension is currently in effect, and no extension of time within which to file any material Tax Return of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is currently in effect (other than any extension of the time to file a Tax Return obtained in the ordinary course).
(k)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the applicable Transactions from qualifying for the Intended Tax Treatment.
(l)    No claim has been made in writing to Company by a Governmental Authority in a jurisdiction where Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary does not file Tax Returns that Company, such Company Subsidiary, Outdoor Products or such Outdoor Products Subsidiary is or may be subject to taxation by or required to file a Tax Return in that jurisdiction.
(m)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary is subject to taxation in any country, other than the country in which it was organized, by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) or other fixed place of business in such other country.
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(n)    Company, each Company Subsidiary, Outdoor Products and each Outdoor Products Subsidiary have withheld and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, client, creditor, customer or other Person and have complied in all material respects with all related reporting requirements in respect of the matters described in the foregoing clause.
(o)    None of Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) executed prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar transaction or account under state, local or foreign Law) entered into or created prior to the Closing or recapture under Treasury Regulations Section 1.1503(d)-6 of dual consolidated losses that arose in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received or deferred revenue accrued prior to the Closing, (vi) election under Section 965(h) of the Code, (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date or (viii) “subpart F income” within the meaning of Section 952 of the Code accruing on or prior to the Closing Date.
(p)    A “domestic use election” has been made (pursuant to Treasury Regulations Section 1.1503(d)-6) with respect to any dual consolidated loss of Outdoor Products or any Outdoor Products Subsidiary in any Pre-Closing Tax Period (as defined in the Separation Agreement).
(q)    No private letter rulings, technical advice memoranda, or similar rulings by, or agreements with, a Governmental Authority have been requested, entered into or issued with respect to the Company, any Company Subsidiary, Outdoor Products or any Outdoor Products Subsidiary.
(r)    Neither Company nor Outdoor Products is or will have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.
(s)    Each of Company, the Company Subsidiaries, Outdoor Products and the Outdoor Products Subsidiaries has complied in all material respects with all escheat and unclaimed property Laws.
Section 4.10.    Employee Benefits Matters.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) such Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Company Benefit Plan (and all schedules and attachments thereto, if any such
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report was required), (iii) the most recent summary plan description for each such Company Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such Company Benefit Plan, (v) the most recent determination, advisory or opinion letter received from the IRS for each such Company Benefit Plan (if applicable) and (vi) all material correspondence with a Governmental Authority relating to such Company Benefit Plan since April 1, 2019.
(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company Benefit Plans are and have been established, maintained, funded, operated, and administered in all respects in compliance with their terms and applicable Law, (ii) all contributions, reimbursements, distributions, and premium payments with respect to each Company Benefit Plan that are required to be made have been timely made or paid in accordance with the Company Benefit Plan’s terms and in compliance with applicable Laws, or have been properly accrued on Company’s audited financial statements and (iii) there are no pending or, to the knowledge of Company, threatened Actions or claims on behalf of or relating to a Benefit Plan (other than routine claims for benefits thereunder).
(c)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, a “Company Welfare Benefit Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Code Section 419(e), (ii) each Company Welfare Benefit Plan that is a “group health plan”, as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each Company Welfare Benefit Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without Liability to any member of the Company Group, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time and (iv) no Company Benefit Plan provides health or life insurance benefits after termination of employment, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and where the premium cost of coverage thereof is borne entirely by the former employee (or his or her eligible dependents).
(d)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, no Controlled Group Liability has been incurred by Company or any Company Subsidiary nor do any circumstances exist that would reasonably be expected to result in Controlled Group Liability for any of Company or any Company Subsidiary following the Closing.
(e)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA and (ii) no Company Benefit Plan is, and no member of the Company Group has any Liability with respect to, a (A) Multiemployer Plan or (B) plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(f)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, a “Company Pension Benefit Plan”), and that is intended to be tax qualified has been the subject of favorable determination letters from the IRS with respect to all Tax Law changes with respect to which
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the IRS has provided a current favorable determination letter to the effect that such Company Pension Benefit Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and no such determination letter has been revoked nor, to the knowledge of Company, has revocation been threatened, and no condition exists that would adversely affect or result in the revocation of any such determination or cause the imposition of any Liability, penalty or Tax under ERISA or the Code with respect to such determination.
(g)    No Company Pension Benefit Plan had, as of the respective last annual valuation date for such Company Pension Benefit Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to Parent, and, to the knowledge of Company, there has been no material adverse change in the financial condition of any Company Pension Benefit Plan since its last such annual valuation date. No Company Pension Benefit Plan or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year of such Company Pension Benefit Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(h)    None of Company or any Company Subsidiary or, to the knowledge of Company, any Company Employee or any trustee, fiduciary or administrator of any Company Benefit Plan, or any related trust, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject Company, any Company Subsidiary or any Company Employee to the Tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any Company Benefit Plan during the last six years.
(i)    The execution and delivery of each Transaction Document to which Company or any of its Subsidiaries is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, directly or indirectly (i) entitle any current or former Company Employee to any bonus, equity or equity-based, non-qualified compensation, severance, termination, retention, transaction, change in control or similar pay or benefits, (ii) accelerate the time of payment, funding or vesting or trigger any payment (whether in cash, property or the vesting of property) or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other obligation pursuant to, any Company Benefit Plan, (iii) result in any breach or violation of, or a default under, any Company Benefit Plan, or (iv) result in any payment that could be considered an “excess parachute payment” within the meaning of Section 280G of the Code. None of Company or any Company Subsidiary is a party to or has any obligation under any Company Benefit Plan to gross-up or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.
(j)    Each Company Benefit Plan that is subject to Section 409A or Section 457A of the Code has been administered in compliance with its terms and Section 409A or Section 457A of the Code, as applicable (including the operational and documentary requirements thereof) and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations). No payment to be made under any Company
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Benefit Plan is, or to the knowledge of Company, will be, subject to additional Taxes under Section 409A(a)(1) or Section 457A(c) of the Code.
(k)    Section 4.10(k) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a complete and accurate list of each outstanding Vista Outdoor Equity Award granted under a Company Equity Plan specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Common Stock subject thereto (assuming achievement of any applicable performance criteria at the maximum level), (iii) the grant date thereof, (iv) the exercise price thereof and (v) the expiration or vesting date thereof, in each case to the extent applicable.
(l)    Company has not issued any Vista Outdoor Option that has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. Each Vista Outdoor Equity Award is evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such outstanding award agreements may differ from such provided forms with respect to certain provisions thereof, but no such different provisions shall impose on Parent any continuing obligations after the Closing. Each Company Equity Award may, by its terms, be treated in accordance with Section 2.04. Each Outdoor Products Equity Award may, by its terms, be treated in accordance with Article VI of the Employee Matters Agreement.
Section 4.11.    Labor Matters.
(a)    Neither Company nor any of the Company Subsidiaries is party to or bound by any collective bargaining agreement or any other Contract with any labor union or other labor organization or employee representative body, in each case, with respect to any Company Employee (each, a “Labor Agreement”) and no Company Employees are represented by any labor union or other labor organization or employee representative body with respect to their employment with Company or any Company Subsidiary.
(b)    (i) Since April 1, 2020, through the date of this Agreement, (A) there have been no labor unions or works councils purporting to represent any Company Employees, nor to the knowledge of Company is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of Company or any Company Subsidiaries or any pending union or works council representation election and (B) there has not been nor is there threatened in writing or, to the knowledge of Company, orally threatened, any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of Company or any Company Subsidiaries, or with respect to the Company Business, and (ii) since April 1, 2021, (A) Company has not received written notice or threat (or, to the knowledge of Company, oral notice or threat) of, and there has not been any pending unfair labor practice charges against Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Authority and (B) Company has not received written notice or threat (or, to the knowledge of Company, oral notice or threat) of, and there has not been any pending Actions against Company or any Company Subsidiary or otherwise in connection with the Company Business, alleging violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices, or any Action alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except in the
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case of each of clauses (i)(A), (i)(B), (ii)(A) and (ii)(B), for any such matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(c)    (i) Except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to labor, employment, and employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings and mass layoffs (including the WARN Act), worker classification (including the classification of exempt and non-exempt employees and of independent contractors), affirmative action, equal pay, worker safety, wages and hours, civil rights, equal employment opportunities, leaves of absence, disability rights or benefits, notice of termination, discrimination, retaliation, immigration (including Form I-9 requirements and any applicable mandatory E-Verify obligations), restrictive covenants, pay transparency, withholding of Taxes, collective bargaining and any other statutory or other obligations owed to employees under applicable Law and (ii) neither Company nor any of the Company Subsidiaries has any Liability, including under or on account of a Company Benefit Plan, arising out of the hiring of Persons to provide services to Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of Company or any Company Subsidiary.
(d)    Since April 1, 2019, neither Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, and no such action with respect to any Company Employees has been planned or announced. Neither the Company nor any Company Subsidiary has incurred any Liability under the WARN Act that remains unsatisfied.
(e)    To the knowledge of Company, Company and the Company Subsidiaries have reasonably investigated all sexual harassment, discrimination and retaliation claims or other similar material allegations since April 1, 2019, against any current or former Company Employee at the level of vice president and above. Neither the Company nor any Company Subsidiary has, since April 1, 2019, entered into any settlement agreement with any current or former Company Employee at the level of vice president and above related to allegations of sexual harassment, sexual misconduct or employment discrimination. Neither the Company nor any Company Subsidiary has any Liability (accrued, contingent or otherwise) with respect to any current or former Company Employee at the level of vice president and above relating to acts of sexual harassment, sexual misconduct or employment discrimination.
(f)    To the knowledge of Company, no Company Employee at the level of vice president and above has any plans to terminate his or her employment or relationship with Company or any of the Company Subsidiaries. To the knowledge of Company, there are no agreements between any Company Employee at the level of vice president and above and any other Person which would restrict, in any manner, such Company Employee’s ability to perform services for the Company Group following the Closing.
Section 4.12.    Litigation. There is no Action pending or, to the knowledge of Company, threatened, in each case, by or against Company or any of its Subsidiaries relating to the Company Business that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole. There is no Judgment
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outstanding against Company or any Company Subsidiary or to which any of their respective properties or assets is subject relating to the Company Business that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole.
Section 4.13.    Compliance with Applicable Laws; Permits.
(a)    With respect to the Company Business and all Company Owned Real Property, Company and its Subsidiaries are, and since April 1, 2021 have at all times been, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. With respect to the Company Business and all Company Owned Real Property, neither Company nor any of its Subsidiaries has received any written communication since April 1, 2021 from a Governmental Authority that alleges that Company or any of its Subsidiaries is not in compliance with any applicable Law, other than any alleged non-compliance that, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. With respect to the Company Business and all Company Owned Real Property, Company and its Subsidiaries possess all Governmental Approvals necessary for their lawful conduct and use as currently conducted and used, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not, and would not reasonably be expected to be material to the Company Business, taken as a whole.
(b)    Company and each Company Subsidiary has all Permits required to own, lease or operate their respective properties and assets and to conduct the Company Business as currently conducted and currently contemplated to be conducted, other than any Permits the absence of which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company Business, taken as a whole (collectively, “Company Group Permits”), which Company Group Permits are set forth on Section 4.13(b) of the Company Disclosure Letter. Except as is not and would not reasonably be expected to be material to the Company Business, (i) each Company Group Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Company Group Permit has been received by Company or a Company Subsidiary. Company and each Company Subsidiary is, and since April 1, 2021, has been, in compliance in all material respects with the terms of each Company Group Permit. To the knowledge of Company, no event or circumstance has occurred which would reasonably be expected to result in (x) the failure of Company or any Company Subsidiary to be in compliance with the terms of any Company Group Permit or (y) the revocation, suspension or non-renewal of any Company Group Permit.
(c)    (i) Company and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the knowledge of Company, proposed for debarment from participating in Government Contracts or Government Bids and (ii) to the knowledge of Company, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.
(d)    Neither Company, any of the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business: (i) used any funds for unlawful contributions, unlawful
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gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made, offered, promised, or authorized any payment or gift of money or anything of value to or for the benefit of any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any government-owned or government-controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization) or anyone else, in each case, for the purpose of securing any improper advantage or action to assist Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or (iii) otherwise violated any applicable Anti-Corruption Laws. Company and the Company Subsidiaries have established and continue to maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws. To the knowledge of Company, neither Company nor any of the Company Subsidiaries (nor any of their respective directors, officers, representatives, agents or employees) is or has been the subject of any enforcement actions, investigations, reviews, audits, notices, or inquiries by or disclosures to any Governmental Authority related to Anti-Corruption Laws, and no investigation, review, audit, notice, or inquiry by or disclosure to any Governmental Authority related to Anti-Corruption Laws is pending or, to the knowledge of Company, threatened.
(e)    Neither Company, any of the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable Global Trade Laws. Neither Company, any Company Subsidiary, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives or agents (i) is a Sanctioned Person, (ii) is or has been, nor is or has engaged in any business or dealings, directly or indirectly, with or for the benefit of, a Sanctioned Person or in a Sanctioned Country in violation of Global Trade Laws, (iii) is or has been engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Global Trade Laws or (iv) is otherwise in violation of applicable Global Trade Laws, including valuation, classification, or duty treatment requirements of imported or exported merchandise, the eligibility requirements of imported or exported merchandise for favorable duty rates or other special treatment, sourcing requirements. Neither Company, the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, is or has been the subject of any investigations, notices, reviews, audits, or inquiries by or disclosures to any Governmental Authority related to Global Trade Laws, and no investigation, review, audit, notice or inquiry by or disclosure to any Governmental Authority related to Global Trade Laws is pending or, to the knowledge of Company, threatened. Company and the Company Subsidiaries have established and continue to maintain compliance policies, procedures, and practices reasonably designed to ensure compliance with Global Trade Laws.
(f)    Neither Company, the Company Subsidiaries, nor, to the knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2021, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable federal, state and local laws governing or otherwise
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regulating the manufacture, marketing, distribution, registration, use, importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including the Gun Control Act of 1968, (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, (Chapter 53 of Title 26, United States Code), the Arms Export Control Act (22 U.S.C. § 2778), and the ITAR and other Laws (including public nuisance or similar Laws) relating to firearms, ammunition and explosives.
Section 4.14.    Environmental Matters. Except for matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole:
(a)    with respect to the Company Business, Company and its Subsidiaries are and, since April 1, 2021 (except for matters that have been fully and finally resolved) have been, in compliance with all Environmental Laws;
(b)    since April 1, 2021, except for matters that have been fully and finally resolved, neither Company nor any of its Subsidiaries has received any written notice that alleges that, with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, Company or any Subsidiary is in violation of, or has any liability under, or is required to take or omit to take any action under, any Environmental Law;
(c)    Company and its Subsidiaries have obtained (or, in the case of a pending modification or expansion, have applied or plan to apply in a timely fashion for) and, since April 1, 2021, have been in compliance with all Environmental Permits necessary for the ownership, use and operation of the Company Business as currently conducted or as currently under modification or expansion in any material respect, and all such Environmental Permits are valid and in full force and effect;
(d)    since April 1, 2021, Company and its Subsidiaries have not received any written notification from any Governmental Authority that any Environmental Permit that Company and its Subsidiaries are required to hold under Environmental Laws in connection with the operation of the Company Business is, or is reasonably expected to be, revoked, suspended or not renewed;
(e)    other than as described in or accounted for in the most recent consolidated financial statements of Company filed with the SEC prior to the date of this Agreement, no material capital expenditures for facility works or upgrading are, to the knowledge of Company, necessary for the Company and its Subsidiaries to secure compliance with Environmental Laws or to maintain or obtain any Environmental Permits for the operation of the Company Business;
(f)    there are no Actions pursuant to Environmental Law pending or, to the knowledge of Company, threatened, in each case, against Company or any of its Subsidiaries relating to the Company Business, the Company Owned Real Property or the Company Leased Real Property or otherwise, and, to the knowledge of Company, no environmental incident or violation has occurred which would reasonably be expected to give rise to such Actions;
(g)    with respect to the Company Business, none of Company or its Subsidiaries (i) are subject to any Judgment pursuant to Environmental Law or (ii) have been subject to any Judgment pursuant to Environmental Law since April 1, 2021, as to which the Company or its Subsidiaries have any outstanding obligations;
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(h)    none of Company or its Subsidiaries are conducting, funding or liable for any cleanup or other remedial action in connection with any Release of Hazardous Materials (“Remedial Action”) at, on, under or from the Company Owned Real Property or the Company Leased Real Property, or any real property formerly owned, operated or leased by Company or its Subsidiaries in connection with the Company Business or any third-party site at which Company or its Subsidiaries has, in connection with the Company Business, disposed or arranged for the disposal of Hazardous Materials;
(i)    neither Company nor its Subsidiaries has (i) stored, treated, handled or processed any Hazardous Materials at any Company Owned Real Property or Company Leased Real Property or (ii) with respect to the Company Business (as currently, or at any prior time, conducted), disposed of, arranged for the disposal of, Released or exposed any Person to any Hazardous Materials in the Environment, in the case of each of clauses (i) and (ii), that has resulted or would reasonably be expected to result in any obligation to conduct or fund any Remedial Action on the part of, or Action against, Company or any of its Subsidiaries under any Environmental Laws; and
(j)    with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, neither Company nor any of its Subsidiaries has contractually assumed or provided a specific indemnity with respect to any Liabilities of any other Person, in each case that would reasonably be expected to result in any obligation to conduct any Remedial Action on the part of, or Action against, Company or any of its Subsidiaries under Environmental Laws or relating to Hazardous Materials.
Section 4.15.    Real Property.
(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property owned in fee simple by Company or any Company Subsidiary, or any right or option to acquire the same, in each case after giving effect to the Separation (collectively, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Company Owned Real Property”). After giving effect to the Separation, (i) Company or a Company Subsidiary will have good and insurable fee simple title to all Company Owned Real Property, in each case free and clear of all Liens other than Company Permitted Liens and (ii) there are no reversion rights, outstanding options or rights of first refusal or other preemptive rights in favor of any other Person to purchase, lease, occupy or otherwise utilize the Company Owned Real Property or any portion thereof or interest therein, in the case of each of clauses (i) and (ii), that would reasonably be expected to materially and adversely affect such Company Owned Real Property and no Person is occupying any Company Owned Real Property other than the Company and the Company Subsidiaries. There is no pending, or to the knowledge of the Company, threatened condemnation or eminent domain proceeding or similar proceedings with respect to any Company Owned Real Property. To the knowledge of Company, there is no uncured violation of any of the easements, covenants or restrictions affecting any Company Owned Real Property that would materially and adversely affect the use or the operation thereof as presently conducted.
(b)    Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property ground leased, leased, subleased, licensed or otherwise occupied by Company or any Company Subsidiary, in each case after giving effect to the Separation (collectively, in each case together
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with all buildings, structures, improvements and fixtures thereon, the “Company Leased Real Property”). After giving effect to the Separation, Company or a Company Subsidiary will have good and valid title to the leasehold estates in all Company Leased Real Property, in each case free and clear of all Liens other than Company Permitted Liens. Company has made available to Parent a true and complete copy of each Lease Agreement under which the Company Leased Real Property is held (including all amendments thereto). There is no default under any such Lease Agreement by Company or any Company Subsidiary or, to the knowledge of Company, by any other party thereto, in each case that would reasonably be expected to materially and adversely affect the use of such Company Leased Real Property.
Section 4.16.    Intellectual Property and Data Privacy.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property owned by Company or a Company Subsidiary after giving effect to the Separation (collectively, the “Company Registered Intellectual Property”). Company or a Company Subsidiary is the sole and exclusive owner of all material Company Registered Intellectual Property owned, or purported to be owned, by Company or a Company Subsidiary free and clear of all Liens other than Company Permitted Liens. Company or a Company Subsidiary owns or has (or following the consummation of the Separation will own or will have) the valid right to use all material Intellectual Property necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by the Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to the Closing (collectively, the “Company Intellectual Property”), free and clear of all Liens other than Company Permitted Liens. The Company Registered Intellectual Property is subsisting and, to the knowledge of Company, valid and enforceable.
(b)    Immediately following the Closing (taking into account the Separation and the other Transactions), and except with respect to any Intellectual Property licensed under the Transition Services Agreement or under Sections 9.02 and 9.03 of the Separation Agreement, Outdoor Products and the Outdoor Products Subsidiaries will not own any Intellectual Property necessary for the conduct of the Company Business.
(c)    Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (i) no Actions are pending or, since April 1, 2021, have been threatened in writing, or to the knowledge of Company, orally threatened, to the Company or the Subsidiaries, in each case against Company or any of the Company Subsidiaries by any Person relating to the Company Business (A) claiming that Company or any of the Company Subsidiaries is infringing, diluting, misappropriating, or otherwise violating, or has infringed, diluted, misappropriated, or otherwise violated, any third-party Intellectual Property or (B) challenging the validity, ownership, patentability, enforceability, ability to register or use by Company or any of its Subsidiaries any Company Intellectual Property (including Actions before the United States Patent and Trademark Office or comparable foreign governmental authorities, but excluding office actions received during prosecution); (ii) to the knowledge of Company, the conduct of the Company Business, including the provision of products and services does not infringe, dilute, misappropriate or violate, and since April 1, 2021, has not, infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of another Person; (iii) since April 1, 2021, none of Company or any of the Company Subsidiaries has filed any Action or threatened in writing any claim against any third Person alleging that such Person infringes, dilutes, misappropriates, or violates any Company Intellectual Property; and (iv) to the
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knowledge of Company, as of the date of this Agreement, no Person is infringing, diluting, misappropriating, or violating any Company Owned Intellectual Property.
(d)    Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, all Persons, including past and present employees and contractors of Company and the Company Subsidiaries, who have contributed to or participated in the conception or development of any material Company Owned Intellectual Property have entered into valid and enforceable written proprietary rights agreements with Company or a Company Subsidiary pursuant to which such Persons assign ownership of all their rights in such Intellectual Property exclusively to Company or its applicable Subsidiary and agree to maintain the confidentiality of such Intellectual Property. To the knowledge of Company, no such Person is in breach of such agreements.
(e)    Company and its Subsidiaries have taken commercially reasonable steps to preserve, protect, and enforce all material Company Owned Intellectual Property, and maintain the confidentiality of all material confidential Company Intellectual Property, including material confidential and proprietary Know-How included in the Company Intellectual Property, and to comply with all duties to protect confidential information provided to Company or a Company Subsidiary by another Person.
(f)    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the IT Systems used by Company and each of the Company Subsidiaries operates and performs in all respects as required to permit Company and Company Subsidiaries to conduct the Company Business as currently conducted, and Company and each of the Company Subsidiaries owns or otherwise has the right to use all such IT Systems, (ii) Company and the Company Subsidiaries have taken reasonable actions necessary and in accordance with industry standards and legal requirements to protect the security, and integrity of the IT Systems used by Company and each of the Company Subsidiaries and the data stored or contained therein or transmitted thereby; and since April 1, 2021, there has not been any failure with respect to any of the IT Systems used by Company and each of the Company Subsidiaries that has not been remedied or replaced in all respects, (iii) Company and the Company Subsidiaries have implemented and maintained disaster recovery and business continuity measures, and (iv) to the knowledge of Company, the IT Systems used by Company and each Company Subsidiary are free from surreptitious computer code or instructions designed to disrupt, disable, harm or provide unauthorized access to such IT Systems.
(g)    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are in compliance with all Privacy and Data Security Requirements; (ii) to the knowledge of Company, since April 1, 2021, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure or corruption of any Personal Information in Company’s or any of the Company Subsidiaries’ possession; (iii) as of the date of this Agreement, neither Company nor any of the Company Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Authority), or alleged violations of any Data Privacy Law; and (iv) to the knowledge of Company, no investigations by any Governmental Authority regarding the Processing of Personal Information by Company or any Company Subsidiary are pending. Company and the
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Company Subsidiaries do not engage in the sale, as such term defined by applicable Law, of Personal Information.
Section 4.17.    Material Contracts; Intercompany Contracts.
(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any of the following Contracts, but excluding any Benefit Plan and Labor Agreement, to which Company or any Company Subsidiary is a party or by which any of their respective properties or assets or the Company Business is otherwise bound:
(i)    any Contract that is or would be required to be filed as an exhibit to Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii)    any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business), in each case, that is material to the Company Business;
(iii)    any Contract that relates to the acquisition or disposition of any business by Company or any Company Subsidiary (whether by merger or the sale of stock, other equity interests, assets or otherwise) for aggregate consideration in excess of $10,000,000 (A) relating to the Company Business that was entered into after April 1, 2021 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Company or any Company Subsidiary of more than $2,500,000 in the aggregate after the date hereof, other than with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability, and in each case under clauses (A) and (B), excluding (x) acquisitions or dispositions of Inventory, supplies, materials or products in the ordinary course of business and (y) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;
(iv)    any Contract with respect to Indebtedness or guarantees of any such Indebtedness with a principal amount or aggregate revolving commitment in excess of $200,000,000 or is secured by a mortgage or deed of trust on any Company Owned Real Property, other than any such Contract (i) solely between or among members of the Company Group, (ii) solely between or among members of the Outdoor Products Group or (iii) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(v)    any Contract that obligates Company or any Company Subsidiary to make any capital expenditure in an amount in excess of $10,000,000 in any calendar year;
(vi)    any Contract with a remaining term of two or more years from the date of this Agreement that requires annual payments in excess of $10,000,000 by
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the Company Business and that is not terminable at the option of Company or a Company Subsidiary by notice of 90 days or less at no cost to Company or any Company Subsidiary, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii), and (iv) above, respectively;
(vii)    any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Company Business may engage or the manner or geographic area in which the Company Business may be engaged in or which contains any material exclusivity provisions relating to the Company Business (in each case other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids);
(viii)    any settlement, conciliation, or similar agreement (A) with any Governmental Authority, or (B) pursuant to which Company or any Company Subsidiary will have any material outstanding obligation after the date of this Agreement, and excluding, in each case under clause (A) or (B), any such agreements with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(ix)    any Contract under which the Company or any Company Subsidiary grant “most-favored nation” rights to any third party, other than Contracts with such restrictions that are not material to the conduct of the Company Business taken as a whole;
(x)    any Contract that grants rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (whether by merger or otherwise) of Company Securities or any material Company Assets;
(xi)    any Contract under which Company or any Company Subsidiary has permitted any material Company Asset to become subject to any Lien (other than a Company Permitted Lien);
(xii)    any Contract that constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging, but excluding any such Contract with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(xiii)    is a Contract (other than a purchase order) with (A) any of the top 10 largest customers of the Company Business, taken as a whole, based on the aggregate dollar value of sales made by the Company Business to such customer for the twelve-month period ended March 31, 2023 (the “Top Customers”) or (B) any of the top 10 largest commercial vendors of the Company Business, taken as a whole, based on the aggregate dollar value of purchases made by the Company Business from such vendor for the 12 months ended March 31, 2023 (the “Top Vendors”);
(xiv)    any Government Contract relating to the Company Business providing for annual payments in excess of $10,000,000;
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(xv)    any Contract that provides for Company or any Company Subsidiary to make a payment upon a change of control of Company or any Company Subsidiary;
(xvi)    any Contract that is a lease under which Company or any Company Subsidiary is lessor of, or permits any third party to hold or operate any, material personal property owned or controlled by Company or any Company Subsidiary and related to the Company Business;
(xvii)    any Contract, except for the organizational documents of Company or any Company Subsidiaries, providing for indemnification of directors or officers of Company or any Company Subsidiary;
(xviii)    any Lease Agreement; and
(xix)    any license or other Contract (A) pursuant to which Company or one of its Subsidiaries is granted by a third-party Person a right to use any Intellectual Property that is material to the operation and conduct of the Company Business, (B) pursuant to which Company or one of its Subsidiaries grants to a third-party Person a right to use any material Company Intellectual Property, (C) relating to the ownership or development of material Company Intellectual Property, or (D) entered into in connection with the resolution of any claim or dispute related to Intellectual Property that is material to the operation and conduct of the Company Business, such as consent-to-use, covenant-not-to-sue, coexistence, concurrent use, or settlement agreements, except, in each case, (1) standard off-the-shelf software license agreements entered into in the ordinary course of business; (2) non-exclusive licenses granted in the ordinary course of business; (3) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (4) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of Company or any of its Subsidiaries; and (5) proprietary rights agreements with employees or contractors on a standard form (or a substantially similar form) of Company or any of its Subsidiaries.
(b)    Each of the Company Material Contracts that are required to be listed in Section 4.17(a) of the Company Disclosure Letter or that are entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Company nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract other than such defaults that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company Business, taken as a whole. True and complete copies of each written Company Material Contract, and a summary of each oral Company Material Contract, listed in Section 4.17(a) of the Company Disclosure Letter (in each case, including all substantive written modifications and amendments thereto) have been made available to Parent.
(c)    Section 4.17(c) of the Company Disclosure Letter sets forth each material Contract between or among Outdoor Products or any Outdoor Products Subsidiary, on the one hand, and Company or any Company Subsidiary, on the other hand, in each case that is in existence as of the date of this Agreement (collectively, the “Intercompany Contracts”).
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(d)    Section 4.17(d) of the Company Disclosure Letter sets forth each Credit Support Instrument (as defined in the Separation Agreement).
Section 4.18.    Government Contracts.
(a)    Except for those matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(i)    the representations, certifications and warranties made by Company or any Company Subsidiary to the applicable Governmental Authority with respect to any material Government Contract entered into on or after April 1, 2021 or that otherwise has unfulfilled obligations, or with respect to any material Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and Company has complied in all material respects with all such certifications;
(ii)    since April 1, 2021, neither Company nor any Company Subsidiary has received written notice of any pending or, to the knowledge of Company, threatened Action brought by a Governmental Authority against Company or any Company Subsidiary relating to any material Government Contract or material Government Bid;
(iii)    since April 1, 2021, neither Company nor any Company Subsidiary has made, nor to the knowledge of Company is Company or any Company Subsidiary required to make, any disclosure to a Governmental Authority, in connection with any material Government Contract or material Government Bid, under FAR Subpart 3.1003 or FAR 52.203-13; and
(iv)    since April 1, 2021, neither Company nor any Company Subsidiary has (A) breached any Government Contract in any material respect, (B) been suspended or debarred from bidding on government contracts by a Governmental Authority, (C) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract or (D) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform.
Section 4.19.    Opinion of Financial Advisor.
(a)    The Board of Directors of Company has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”), as financial advisor to Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Base Purchase Price, subject to adjustment as set forth in this Agreement and the Separation Agreement, to be received by the Company pursuant to this Agreement is fair from a financial point of view to the Company. Company will make available a true and complete copy of such opinion to Parent, for informational purposes only, after receipt of such opinion by the Board of Directors of Company.
(b)    The independent members of the Board of Directors of Company and the Board of Directors of Company have received the opinion of Moelis & Company LLC (“Moelis”), as financial advisor to the independent members of the Board of Directors of Company, to the effect that, as of the date of such opinion, and based upon and subject to the
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factors and assumptions set forth therein, the Base Purchase Price set forth in the Merger Agreement is fair from a financial point of view to the Company. Company will make available a true and complete copy of such opinion to Parent, for informational purposes only, after receipt of such opinion by the independent members of the Board of Directors of Company and the Board of Directors of Company.
Section 4.20.    Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and Moelis, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or any of its Subsidiaries.
Section 4.21.    Tangible Personal Property. Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries have good and valid title to, or have good and valid leasehold interests in, or other rights to use, all material tangible personal property that is used in the conduct of the Company Business, free and clear of all Liens other than Company Permitted Liens, and such material tangible personal property is in good working order, reasonable wear and tear excepted.
Section 4.22.    Product and Service Warranty and Liability; Safety.
(a)    To the knowledge of Company, since April 1, 2021, (i) there has been no pattern of defects in the design, construction, manufacture, packaging or labeling of any product distributed by Company or any Company Subsidiary with respect to the Company Business and (ii) each product sold by Company or any Company Subsidiary with respect to the Company Business that is currently being used has been designed, constructed, manufactured, packaged, installed and labeled in compliance in all material respects with all applicable Laws, and neither Company nor any Company Subsidiary has received any written notice (or to the knowledge of Company, oral notice) of any alleged material noncompliance with any such applicable Law. To the knowledge of Company, there is no reasonable basis for any present or future Action against Company or any Company Subsidiary giving rise to any Liability arising out of or relating to (i) any product or service distributed, provided or sold by Company or any Company Subsidiary with respect to the Company Business, (ii) any material product liability or material warranty claims relating to the Company Business or (iii) any injury to individuals or property as a result of the ownership, possession, or use of any the products or services provided by the Company Business. Neither Company nor any Company Subsidiary has been required to file, and has not filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any of the products sold by or services provided by Company or any Company Subsidiary with respect to the Company Business.
(b)    Section 4.22(b) of the Company Disclosure Letter sets forth, since April 1, 2021, (i) an accurate description of any claim made or threatened in writing to the Company or any Company Subsidiary and that remains unresolved alleging deficiencies in the quality of products or services provided by Company or any Company Subsidiary with respect to the Company Business, in respect of which an amount with respect to such claim, individually or in the aggregate, exceeds $1,000,000 and would reasonably be expected to be payable to any customer of the Company Business to resolve such claim and (ii) an accurate list of any credits for alleged deficiencies in the quality of services provided by Company or any Company Subsidiary with respect to the Company Business, on an individual basis, issued
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by Company or any Company Subsidiary to any customer of the Company Business in the last three years in excess of $1,000,000 (excluding any administrative or billing credits).
(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by Company or the Company Subsidiaries in the conduct of the Company Business.
Section 4.23.    Insurance. Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (a) Company or the Company Subsidiaries own or hold policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company Business, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancelation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies and (e) all premiums due and payable thereon have been paid in full. Section 4.23 of the Company Disclosure Letter sets forth all Specified Group Insurance Policies (as defined in the Separation Agreement).
Section 4.24.    Top Customers and Top Vendors.
(a)    Section 4.24(a) of the Company Disclosure Letter sets forth the names of the Top Customers. Since the Balance Sheet Date, no Top Customer has (i) ceased, or has given written, or, to the knowledge of Company, oral notice to Company that it intends to cease, to acquire, or to change in any material respect the terms or conditions under which it acquires, the services or products of the Company Business, or has substantially reduced or has given written, or, to the knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its acquisition of services and products of the Company Business or (ii) given written or, to the knowledge of Company, oral notice to Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party or to (y) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Company Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Customer.
(b)    Section 4.24(b) of the Company Disclosure Letter sets forth the names of the Top Vendors. Since the Balance Sheet Date, no Top Vendor has (i) ceased, or has given written, or, to the knowledge of Company, oral notice to Company that it intends to cease, to provide, or to change in any material respect the terms or conditions under which it provides, services or products to Company and its Subsidiaries, or has substantially reduced or has given written, or, to the knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its provision of such services or products or (ii) given written or, to the knowledge of Company, oral notice to Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party or (y) to file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Company Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Vendor.
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Section 4.25.    No Shareholder Rights Agreement; Anti-Takeover Provisions. As of the date hereof, Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties set forth in Section 3.06, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law applies or will apply to Company pursuant to this Agreement or the Merger Transactions.
Section 4.26.    Separation Agreement. Each of Outdoor Products and Company have entered into the Separation Agreement, attached hereto as Exhibit A, and no amendment or modification of the Separation Agreement in any material respect has been made other than as permitted under Section 5.01(b)(xxv).
Section 4.27.    Sufficiency of Assets. The rights, properties and other assets of the Surviving Corporation and the Company Subsidiaries (excluding Company Intellectual Property) immediately following the Closing (taking into account the Separation and the other Transactions), together with all other rights of Parent and any of its Affiliates (including Company and the Company Subsidiaries) pursuant to the Transaction Documents immediately following the Closing, will constitute all of the rights, properties and other assets necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by the Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to the Closing.
Section 4.28.    Inventory. Except as reflected or reserved against on the Company Balance Sheet in accordance with GAAP or as would not be material to the Company Business, taken as a whole: (a) all inventories of Company or any Company Subsidiary with respect to the Company Business (the “Inventory”) consist of supplies, raw materials, work in progress and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured and conform in all material respects with all applicable specifications and warranties, (b) all of the Inventory is useable or saleable in the ordinary course of business, (c) none of the Inventory is slow-moving, obsolete, damaged or defective, (d) the quantities of each item of Inventory are not excessive and (e) none of the Inventory is held on consignment, or otherwise, by third parties.
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ARTICLE V
Covenants Relating to Conduct of Business
Section 5.01.    Conduct of Business by Company.
(a)    Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement or any other Transaction Document, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct the Company Business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve the Company Business substantially intact, including using reasonable best efforts to maintain existing relationships with customers and suppliers.
(b)    In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement or any other Transaction Document, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i)    in the case of Company and the Company Subsidiaries (A) issue or sell any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity or voting interests), other than, in each case, pursuant to Company Equity Awards or rights under the Company ESPP outstanding as of the date of this Agreement in accordance with their terms or granted following the date of this Agreement as permitted by this Agreement, (B) establish a record date for, approve, declare, set aside for payment or pay any dividends or make any other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly owned Subsidiary to its parent, (C) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned Subsidiary that remains a wholly owned Subsidiary after consummation of such transaction or (D) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests other than, in each case, pursuant to the cashless exercise of Company Options, the forfeiture of, or withholding of taxes with respect to, Company Equity Awards or the purchase of shares of Company Common Stock under the Company ESPP;
(ii)    in the case of Company and the Company Subsidiaries, amend its certificate or articles of incorporation or bylaws or comparable organizational
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documents, other than to change its name in accordance with the terms of any Transaction Document;
(iii)    sell, transfer, acquire or dispose of, including by entering or terminating any lease with respect to, in a single transaction or a series of related transactions, direct or indirectly any interests in real property owned or leased by Company or any Company Subsidiary or otherwise used in the conduct of the Company Business (including, any Company Owned Real Property or any Company Leased Real Property), except for the expiration or renewal of any lease, in each case, in accordance with its terms;
(iv)    create any Company Subsidiary that is not, directly or indirectly, wholly owned by the Company;
(v)    with respect to Company or any Company Subsidiary, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, in each case that would be owned by Company or any Company Subsidiary after giving effect to the Separation and with a value or purchase price that, individually or in the aggregate, exceeds $50,000,000;
(vi)    sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any tangible property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of Inventory in the ordinary course of business) of the Company Business with a value or purchase price that, individually or in the aggregate, exceeds $25,000,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;
(vii)    transfer, sell, assign, lease, exclusively license, cancel, abandon, fail to maintain or enforce, or allow to lapse or expire, or otherwise dispose of any material Company Intellectual Property owned by Company or a Company Subsidiary, or take any action or fail to take any action, if such action or failure to take any such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property, in each case, except for the disposal of any Company Registered Intellectual Property at the end of its statutory life or non-exclusive licenses or sublicenses granted in the ordinary course of business;
(viii)    modify in any material respect any of its policies related to Privacy and Data Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, of the Company or the Company Subsidiaries, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Privacy and Data Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;
(ix)    in the case of Company and the Company Subsidiaries (A) with respect to the Company Employees, adopt, enter into, terminate, materially amend or modify, extend or renew any Labor Agreement or Company Benefit Plan, (B) increase
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the compensation or benefits of, or pay any bonus to, any former or current Company Employee, other than with respect to increases made in the ordinary course of business consistent with past practice for employees whose annual base salary would not exceed $200,000; provided, however, that subject to clause (I) below, the foregoing shall not restrict Company or any of its Subsidiaries from providing, or making available to, employees who are newly hired in the ordinary course of business compensation and benefit arrangements and Benefit Plans that are substantially consistent with the compensation and benefit arrangements and Benefit Plans previously provided or made available by Company or its applicable Subsidiary to newly hired employees in similar positions, (C) with respect to former or current Company Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (D) with respect to any former or current Company Employees, take any action to accelerate the vesting or payment of any compensation or benefits, (E) with respect to any former or current Company Employees, make any material determination under any Company Benefit Plan that is not in the ordinary course of business, (F) transfer the sponsorship of any Company Benefit Plan to any member of the Outdoor Products Group or accept the transfer of or retain (as applicable) the sponsorship or Liabilities relating to any Outdoor Products Benefit Plan, (G) grant any Company Equity Award, (H) grant to any Company Employee any new change in control, transaction, retention or other payments or benefits that could be triggered in connection with the consummation of the transactions contemplated hereunder, (I) hire or engage any Company Employee whose annual base salary would exceed $200,000 or (J) terminate any Company Employee (other than for cause as reasonably determined by Company) whose annual base salary exceeds $200,000, except in each case, (I) as required to ensure that any Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (II) as expressly required pursuant to the terms of any Benefit Plan or applicable Law, (III) as expressly required by Article VI or the Employee Matters Agreement or (IV) to the extent all Liability for such action will, after the Separation, be assumed or retained by Outdoor Products or the Outdoor Products Subsidiaries;
(x)    other than in the ordinary course of business, incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (A) Indebtedness solely (i) between or among members of the Company Group or (ii) between or among members of the Outdoor Products Group, (B) Indebtedness incurred under or in respect of any Existing Credit Agreement, the Existing Notes or any other agreement or instrument existing as of the date of this Agreement, (C) foreign currency hedging arrangements on customary arms’ length commercial terms entered into in the ordinary course of business for bona fide commercial purposes and not for speculative purposes and which would not have fees or costs to unwind that would reasonably be expected to exceed $2,000,000 in the aggregate, (D) Indebtedness (i) that, following the Closing, will be an obligation of Outdoor Products or an Outdoor Products Subsidiary and (ii) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability and (E) any Indebtedness that is incurred to refinance any Indebtedness outstanding as of the date of this Agreement or any of the foregoing, to the extent the amount of such refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;
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(xi)    encumber or subject material Company Assets to any Liens other than Company Permitted Liens;
(xii)    (A) make any loan, advance or capital contribution to, or investment in, any Person that, individually or in the aggregate, exceeds $10,000,000 (other than Contracts relating to acquisitions or Indebtedness, which are the subject of clauses (v) and (x) above, respectively) or (B) authorize or make any capital expenditure in an amount, individually or in the aggregate, in excess of $12,000,000 in any fiscal year, in the case of each of clauses (A) and (B), except as (1) in response to any bona fide casualty loss or property damage or (2) to the extent that any Liability for such action will, after the Separation, be assumed or retained in full by Outdoor Products or the Outdoor Products Subsidiaries;
(xiii)    make any change in its financial accounting methods, principles and practices in effect on the Balance Sheet Date in any material respect, except as may be required by a change in GAAP after the date hereof, in each case, except to the extent such action relates only to Outdoor Products, the Outdoor Products Subsidiaries or the Outdoor Products Business and such action will, after the Separation, be assumed or retained in full by Outdoor Products or the Outdoor Products Subsidiaries;
(xiv)    (A) make, change or revoke any material Tax election (including any “domestic use election” pursuant to Treasury Regulations Section 1.1503(d)-6), (B) file any material amended Tax Return, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material Tax refund, (E) waive or extend any statute of limitations relating to any material Tax or material Tax Return, (F) enter into any voluntary disclosure agreement or program with any Governmental Authority implicating any material Taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) with respect to a material Tax liability or (H) change any material Tax accounting period or any method of Tax accounting, in each case, except to the extent such action relates only to Outdoor Products, the Outdoor Products Subsidiaries or the Outdoor Products Business;
(xv)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in relation to Company or any Company Subsidiary;
(xvi)    adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;
(xvii)    settle any Action with respect to the Company Business if such settlement would require any payment by Company or any Company Subsidiary in an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, or would obligate Company or any of its Subsidiaries to take any material action with respect to the Company Business, or impose any material restrictions on the Company Business;
(xviii)    in the case of Company and the Company Subsidiaries, engage in any business other than the Company Business substantially as conducted as of the date hereof or the Outdoor Products Business;
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(xix)    amend, extend, renew or permit to lapse any material insurance policy held by Company or any of the Company Subsidiaries covering the Company Business, or enter into new insurance policies binding on the Company Business, except in either case on such terms and for such amounts as is consistent with past practice;
(xx)    other than in the ordinary course of business (and, with respect to any existing Company Material Contract, in accordance with the existing terms of such Company Material Contract), or as otherwise permitted by the terms of this Section 5.01(b), enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any person other than a Company Subsidiary any Company Material Contract, or any Contract that would constitute a Company Material Contract if in effect as of the date of this Agreement;
(xxi)    amend any engagement letter between the Company and any financial advisor listed in Section 4.20, or enter into a new engagement letter with any such financial advisor;
(xxii)    transfer the employment of any individual to or from Company or a Company Subsidiary to or from Outdoor Products or an Outdoor Products Subsidiary, except in accordance with the Employee Matters Agreement;
(xxiii)    amend, modify or terminate any Lease Agreement or take any action in material violation thereof other than the expiration or renewal thereof in each case in accordance with its terms;
(xxiv)    enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;
(xxv)    amend or otherwise modify the Separation Agreement in any material respect; or
(xxvi)    authorize any of, or commit or agree to take any of, the foregoing actions.
Section 5.02.    No Control of Company Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company Business prior to the Effective Time. Prior to the Effective Time, each of Company, Outdoor Products, Merger Sub and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 5.03.    Notices. Company shall promptly deliver to Parent in writing notice and copies of (a) any notice of default or termination with respect to any Company Material Contract from the applicable counterparty thereto and (b) any notice of violation of Law affecting the Company Business from any Governmental Authority, in the case of each of clauses (a) and (b), (i) received by Company or any Company Subsidiary on or after the date of this Agreement and prior to the Closing Date and (ii) that would reasonably be expected to
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be material to the Company Business, taken as a whole; provided, however, that any failure of Company to comply with this Section 5.03 shall not be taken into account for purposes of determining whether the condition to the Closing set forth in Section 7.03(b) is satisfied.
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ARTICLE VI
Additional Agreements
Section 6.01.    Form S-4; Proxy Statement.
(a)    As promptly as reasonably practicable following the date hereof and no later than 100 days after the date hereof, Outdoor Products shall prepare, and file with the SEC, a registration statement on Form S-4 to register under the Securities Act the Outdoor Products Common Stock to be distributed as Merger Consideration (the “Form S-4”), which Form S-4 shall also include a proxy statement to be sent to stockholders of Company relating to the Company Stockholder Approval (the “Proxy Statement”); provided that (i) Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed, and (ii) Company and Outdoor Products will consider in good faith comments made by Parent and its counsel with respect to disclosure in the Proxy Statement of information concerning Parent, Merger Sub, Guarantor, the Equity Financing Source, the Debt Financing Sources or any of their respective Affiliates or describing the Financing or the Transactions. Each of Company and Outdoor Products shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to remain effective through the Closing Date. The parties shall cooperate in preparing and filing with the SEC the Proxy Statement and the Form S-4, in each case together with any necessary amendments or supplements thereto. Parent will furnish all information concerning Parent, Merger Sub, Guarantor, the Equity Financing Source, the Debt Financing Sources or any of their respective Affiliates as may be reasonably requested by Company and Outdoor Products in connection with the preparation, filing and distribution of the Proxy Statement and the Form S-4, in each case together with any necessary amendments or supplements thereto. Company and Outdoor Products shall promptly advise Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and the Form S-4 or for additional information and shall supply Parent with copies of all material correspondence with the SEC or its staff with respect to the Proxy Statement, the Form S-4, the Merger or any of the other Transactions, and the parties shall cooperate in preparing and submitting to the SEC or its staff responses related thereto. Each of Company and Outdoor Products shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.
(b)    If prior to the Effective Time, any event occurs with respect to Parent, Merger Sub, Guarantor, the Equity Financing Source or any of their respective Affiliates, or any change occurs with respect to other information supplied by or on behalf of Parent, Merger Sub, Guarantor, the Equity Financing Source, the Debt Financing Sources or any of their respective Affiliates for inclusion in the Proxy Statement or the Form S-4, in each case which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Form S-4, Parent shall promptly notify Company of such event, and Parent, Company and Outdoor Products shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Form S-4 (as applicable) and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
(c)    If prior to the Effective Time, any event occurs with respect to Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by or on behalf of Company or any of its Subsidiaries for inclusion in the Proxy Statement or the
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Form S-4, in each case which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Company shall promptly notify Parent of such event, and Company, Outdoor Products and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 (as applicable) and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).
Section 6.02.    Company Stockholders’ Meeting.
(a)    Company shall, in accordance with the organizational documents of the Company, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any postponements, adjournments or recesses thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Company shall (i) cause the Proxy Statement to be mailed to Company’s stockholders as reasonably practicable after the Form S-4 is declared effective under the Securities Act (and in any event within ten days of the date the Form S-4 is declared effective under the Securities Act), (ii) hold the Company Stockholders’ Meeting as soon as reasonable practicable after the Form S-4 is declared effective under the Securities Act and (iii) subject to Section 6.09(e), use its reasonable best efforts to solicit the Company Stockholder Approval. Company shall, through its Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Board of Directors of Company shall have made a Company Adverse Recommendation Change as permitted by Section 6.09(e). Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn, recess or postpone the Company Stockholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) for a single period not to exceed 15 Business Days and not to end within 10 Business Days of the End Date, to solicit additional proxies if Company reasonably believes it is necessary to obtain the Company Stockholder Approval.
Section 6.03.    Access to Information; Confidentiality.
Subject to applicable Law and any applicable Judgment, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable written notice Company shall, and shall cause its Subsidiaries to, subject to applicable Law, afford Parent and its Representatives and its Financing Sources reasonable access during normal business hours to (i) Company and its Subsidiaries’ officers and employees and (ii) Company and its Subsidiaries’ facilities, properties, Contracts and Records; provided that Company and its Subsidiaries shall only be required to provide the access contemplated by clauses (i) and (ii) to the extent (A) such officers and employees are engaged in, or such facilities, properties, Contracts and Records relate to, the Company Business and (B) such access is reasonably required in connection with the implementation of the Transactions; provided further that no Person shall be required to provide access of the type
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contemplated by this Section 6.03 if such access would unreasonably interfere with the business or operations of Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section 6.03, no Person shall be required to provide access to information contemplated by this Section 6.03 (1) if such information constitutes proprietary customer or supplier information or (2) if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that, in the case of this clause (2), the withholding party first uses reasonable best efforts to provide such access in a manner that does not violate any such prohibition or would not result in the loss of any such privilege. All information exchanged pursuant to this Section 6.03, as well as all information provided to Parent pursuant to Section 6.09, shall be held by the parties as Evaluation Material, as such term is defined in the letter agreement, dated as of August 15, 2023, between Company and CSGM a.s. (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement.
Section 6.04.    Required Efforts.
(a)    On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to (i) obtain all necessary or advisable Governmental Approvals and make all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and take all reasonable steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (ii) subject to the second sentence of Section 6.04(f), obtain all necessary or advisable Consents, (iii) defend against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws and the DPA, which are the subject of Sections 6.04(b), 6.04(c), 6.04(d) and 6.04(f). In connection with and without limiting the foregoing, each of the parties hereto shall use reasonable best efforts to (A) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 6.04(a).
(b)    In furtherance and not in limitation of the foregoing, each of the parties hereto shall (and shall cause each of their respective Affiliates to) (i) file, or cause to be filed, as promptly as reasonably practicable after the date hereof, all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger
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notification or trade regulation or foreign direct investment Law (other than the DPA) or order of any jurisdiction (collectively, “Review Laws”) with respect to the Transactions; provided that (A) each of the parties hereto shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, all notifications and report forms that may be required under the HSR Act and (B) Guarantor, Parent and Merger Sub shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, the UK NSIA Notice, in the case of each of clauses (A) and (B), no later than 20 Business Days after the date hereof, (ii) use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Review Law and (iii) subject to Sections 6.04(d) and 6.04(f), use reasonable best efforts to take or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions. Each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority by any Person relating to any Review Laws in connection with the Transactions and in connection with any Action relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall (and shall cause each of their respective Affiliates to) keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions. Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall (and shall cause each of their respective Affiliates to) consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Authority by such party or its Affiliates, and, to the extent permitted by the applicable Governmental Authority and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Authorities, in each case in connection with the matters contemplated by this Section 6.04(b). Notwithstanding the foregoing in this Section 6.04(b), each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (x) designate any competitively sensitive material provided to the others under this Section 6.04(b) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (y) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (z) exclude the others from any meeting, conference, videoconference or telephone call (or portion thereof) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (x) and (y). None of the parties hereto shall (and each of the parties hereto shall cause each of their respective Affiliates not to) voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Authority to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).
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(c)    As promptly as reasonably practicable after the date hereof, each of the parties hereto shall (and shall cause their respective Affiliates to) (i) produce and submit to CFIUS a draft of a joint voluntary notice as contemplated by the DPA with respect to the Transactions (the “Joint Notice”) for the purpose of obtaining CFIUS Approval; (ii) reasonably cooperate with one another in order to (A) address and resolve any questions and comments received from CFIUS regarding the draft Joint Notice, (B) file a formal Joint Notice as contemplated by the DPA and (C) use reasonable best efforts to submit to CFIUS any information requested by CFIUS in connection with the CFIUS review (and, if applicable, investigation) of the Joint Notice within the timeframes set forth in the DPA (including any extensions granted in accordance with the DPA); and (iii) subject to Sections 6.04(d) and 6.04(f), use reasonable best efforts to take, or cause to be taken, all other actions, and do, or cause to be done, all other things necessary or advisable to obtain CFIUS Approval so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions. Each of the parties hereto shall (and shall cause their respective Affiliates to) use reasonable best efforts to cooperate in all respects with each other in connection with any filing with or submission to CFIUS in connection with the Transactions. Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall (and shall cause their respective Affiliates to): (A) give each other prompt notice of any material substantive communication made to CFIUS in connection with the Transactions; (B) give each other the right to review in advance any filing made with, or substantive written material submitted to, CFIUS in connection with the Transactions (and consider in good faith the input of the others with respect thereto); (C) as promptly as possible notify each other of any substantive communication from CFIUS in connection with the Transactions; and (D) give each other an opportunity to attend each meeting, conference, videoconference or telephone call with CFIUS in connection with the Transactions (other than purely scheduling and administrative videoconferences or calls). Notwithstanding the foregoing in this Section 6.04(c), each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (x) designate any competitively sensitive material provided to the others under this Section 6.04(c) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (y) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (z) exclude the others from any meeting, conference, videoconference or telephone call (or portion thereof) with CFIUS to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (x) and (y). None of the parties hereto shall (and each of the parties hereto shall cause each of their respective Affiliates not to) withdraw or withdraw and re-file the Joint Notice without the prior written consent of the other parties hereto.
(d)    Without limiting the foregoing, each of Guarantor, Parent and Merger Sub agrees to (and shall cause each of their respective Affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to eliminate each and every impediment to obtaining all necessary or advisable Governmental Approvals, so as to enable the Closing to occur as promptly as practicable, and in any event no later than the End Date, including, subject to Section 6.04(f), (i) agreeing to conditions imposed or requested by any Governmental Authority and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets
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or businesses of Guarantor, Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates or of Company or any of the Company Subsidiaries and (ii) accepting any operational restrictions (including through a voting trust agreement, proxy agreement or similar arrangement), or otherwise proposing, negotiating, taking or committing to take or not to take actions that limit any of Guarantor’s, Parent’s, Merger Sub’s, the Equity Financing Source’s or any of their respective Affiliates’ (including, after the Effective Time, the Surviving Corporation and its Subsidiaries’) freedom of action with respect to, or the ability of any of them to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of Guarantor, Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates or of Company or any of the Company Subsidiaries, in each case as may be required in order to obtain all necessary or advisable Governmental Approvals or to avoid the entry of, or to effect the lifting, vacating or dissolution of, any order in any Action, which would otherwise have the effect of preventing, delaying or making it materially more difficult to consummate the Transactions.
(e)    Parent and Merger Sub shall be responsible for all filing fees due in connection with any necessary or advisable Governmental Approval.
(f)    Neither Company nor any of its Subsidiaries shall be required to, and Guarantor, Parent and Merger Sub shall not (and shall cause their respective Affiliates not to) without the prior written consent of Company, in connection with obtaining any Consents or Governmental Approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement or any other Transaction Document, agree or consent to, or offer to agree or consent to, (A) the taking of any action or the imposition of any terms, conditions, limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing, (B) any amendments or modifications to any of the terms of this Agreement or any other Transaction Document or (C) any sale, divestiture or disposal of any of the assets, properties, rights or claims of the Outdoor Products Business (other than as expressly contemplated by the Separation Agreement) or any other action, restriction or limitation with respect to the Outdoor Products Business. Nothing in this Section 6.04 shall be construed to require Company or any of its Subsidiaries to pay any consideration to, or grant any accommodations to, any third party from whom any Consent or Governmental Approval is requested.
(g)    Without limiting the generality of anything contained in this Section 6.04, each of the parties hereto shall (and shall cause their respective Affiliates to) (i) as promptly as reasonably practicable after the date hereof, prepare and file with DDTC a 60-day notice pursuant to Section 122.4(b) of the ITAR, (ii) use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by DDTC in connection with such 60-day notice and (iii) within five calendar days after the Closing, prepare and file with DDTC a notification of changes pursuant to Section 122.4(a) of the ITAR.
Section 6.05.    Directors’ and Officers’ Indemnification; Liability Insurance.
(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to advance expenses as incurred by, and indemnify, exculpate and hold harmless, in each case, to the fullest extent permitted by applicable Law, the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries as in effect on the date hereof, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity)
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(collectively, the “Company Indemnified Parties”) against any Liabilities incurred in connection with any threatened or actual Action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement or any other Transaction Document and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification pursuant to this Section 6.05. Without limiting the indemnification and other rights provided in this Section 6.05, all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by the Surviving Corporation and its Subsidiaries as if they were the indemnifying party thereunder, without any amendment thereto.
(b)    For a period of six years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the Company Indemnified Parties arising from facts or events which occurred at or prior to the Effective Time (including the approval of this Agreement or any other Transaction Document and the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company and its Subsidiaries for such insurance (the “Premium Cap”), and, if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent or Company may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)    The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.05 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)    The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the
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continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 6.05.
Section 6.06.    Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses.
Section 6.07.    Public Announcements. Company and Outdoor Products, on the one hand, and Guarantor, Parent and Merger Sub, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 6.07, except as may be required by applicable Law or court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed by the parties hereto.
Section 6.08.    Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required to cause any acquisitions or dispositions of Company Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.09.    Covenants of Company Regarding Non-Solicitation.
(a)    Company agrees that, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as expressly permitted by this Section 6.09, Company shall not, and shall cause each of its Subsidiaries and its and their respective directors, officers and employees and shall direct its and their respective other Representatives not to, (A) solicit, initiate or knowingly assist, facilitate or encourage (including by providing information) any inquiries regarding, or the making or completion of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal or (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or afford any other Person access to the facilities, properties, Contracts and Records of Company and its Subsidiaries in connection with, or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or any proposal that would reasonably be expected to lead to a Company Acquisition Proposal. Immediately following the date of this Agreement, Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential
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Company Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.09(a) by any Representative of Company or its Subsidiaries shall constitute a breach of this Section 6.09(a) by Company.
(b)    Notwithstanding anything contained in Section 6.09(a), if at any time prior to obtaining the Company Stockholder Approval, Company or any of its Representatives receives a bona fide Company Acquisition Proposal, which Company Acquisition Proposal did not result from any breach in any material respect of this Section 6.09, (i) Company may contact and engage in discussions with such Person or group of Persons making such Company Acquisition Proposal or its or their Representatives solely to clarify the terms and conditions thereof or to request that any Company Acquisition Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 6.09 and (ii) if the Board of Directors of Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that (A) such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Company Acquisition Proposal and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to Company and its Subsidiaries to the Person or group of Persons who has made such Company Acquisition Proposal; provided that Company shall, substantially simultaneously with any non-public information concerning the Company Business that was not previously provided to Parent or its Representatives being provided to such Person or group of Persons, provide such information to Parent and (y) subject to the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Acquisition Proposal.
(c)    Company shall promptly (and in any event within 48 hours) notify Parent in writing in the event that Company or any of its Subsidiaries or its or their respective Representatives receives a Company Acquisition Proposal, whether or not in breach of Section 6.09(a) or Section 6.09(b), or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal and shall disclose to Parent the material terms and conditions of any such Company Acquisition Proposal, inquiry, request, proposal or offer and the identity of the Person or group of Persons making such Company Acquisition Proposal, inquiry, request, proposal or offer and a copy of such Company Acquisition Proposal or inquiry, request, proposal or offer if made in writing (or, with respect to oral proposals, a written summary thereof). Company shall keep Parent reasonably informed of any material developments with respect to any such Company Acquisition Proposal, request, inquiry, proposal or offer (including any material changes thereto) on a prompt basis (and in any event within 48 hours), including providing copies of all written proposals, documents, agreements or correspondence (or, with respect to oral proposals, a written summary thereof) that identify or set forth any additional material terms or conditions thereof and are delivered to Company or its Representatives. Company shall not enter into any agreement with respect to any Company Acquisition Proposal that, by its terms, limits Company’s ability to comply with its obligations to keep Parent informed pursuant to this Section 6.09(c).
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(d)    Except as permitted by Section 6.09(e), neither the Board of Directors of Company nor any committee thereof shall (i)(A) withhold or withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent), or otherwise fail to include in the S-4, the recommendation by the Board of Directors of Company to the holders of Company Common Stock that they give the Company Stockholder Approval, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt or publicly declare advisable, any Company Acquisition Proposal or (C) publicly propose, commit or agree to take any action set forth in the foregoing clause (A) or (B) (it being understood that the Board of Directors of Company or any committee thereof may (1) make or cause Company to make a customary “stop, look and listen” communication or (2) elect to take no position with respect to a Company Acquisition Proposal that is a tender offer until the close of business on the tenth Business Day after the commencement of such Company Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act) (any action described in this clause (i), other than the actions in the foregoing clauses (1) and (2), being referred to as an “Company Adverse Recommendation Change”) or (ii) execute or enter into (or cause or permit Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar Contract implementing a Company Acquisition Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).
(e)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Stockholder Approval is obtained, the Board of Directors of Company or any duly authorized committee thereof may make a Company Adverse Recommendation Change if the Board of Directors of Company or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) in the case of any Company Adverse Recommendation Change not made in response to a Company Acquisition Proposal, such Company Adverse Recommendation Change is in response to an Intervening Event and (iii) in the case of a Company Adverse Recommendation Change made in response to a Company Acquisition Proposal, such Company Acquisition Proposal constitutes a Company Superior Proposal (and in which event the Board of Directors may, subject to compliance with this Section 6.09(e), cause Company to terminate this Agreement pursuant to Section 8.01(c)(ii) in order to enter into a definitive agreement with respect to such Company Superior Proposal); provided, however, that the Board of Directors of Company or any committee thereof shall not, and shall cause Company not to, (A) make a Company Adverse Recommendation Change in connection with such Intervening Event or Company Superior Proposal or (B) cause Company to terminate this Agreement pursuant to Section 8.01(c)(ii) unless (1) Company has given Parent at least four Business Days’ prior written notice of its intention to take such action and furnishes to Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Company Superior Proposal, the identity of the party making the Company Superior Proposal, the material terms and conditions thereof, and attaching a copy of the most current version of the proposed agreement under which such Company Superior Proposal is to be consummated), (2) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other Transaction Documents which would result in either (x) the acquisition of the Company Business as contemplated by this Agreement
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or, (y) at Parent’s sole discretion, the acquisition of both Company and Outdoor Products and the Company Business and the Outdoor Products Business, (3) following the end of such notice period, the Board of Directors of Company or any committee thereof shall have considered in good faith any such binding offer from Parent and shall have determined, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to continue to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect and, in the case of clause (iii) above, the Company Acquisition Proposal would continue to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the terms of such Company Superior Proposal (including any change to pricing or any other material amendment or revision), Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three Business Days (rather than at least four Business Days as otherwise contemplated by clause (1) above).
(f)    Nothing in this Section 6.09 or elsewhere in this Agreement shall prohibit Company or the Board of Directors of Company or any committee thereof from (i) taking and disclosing to the stockholders of Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and (ii) making any disclosure to the stockholders of Company that is required by applicable Law; provided, however, that neither Company nor the Board of Directors of Company or any duly authorized committee thereof shall, except as expressly permitted by, and pursuant to, Section 6.09(e), effect a Company Adverse Recommendation Change, including in any disclosure document or communication filed, publicly issued or made in connection with compliance with such requirements.
Section 6.10.    Tax Matters.
(a)    For United States federal income Tax purposes, it is intended that, in connection with the Closing: (i) the receipt by holders of the Merger Consideration in exchange for their Company Common Stock (or, in the case of any Appraisal Shares, the receipt by the holders of such Appraisal Shares of the fair value, together with interest, in respect of such Appraisal Shares pursuant to Section 262 of the DGCL or any settlement consideration in lieu thereof) be treated as an exchange to which Sections 302(a) and (b)(3) of the Code applies; (ii) the Merger be treated as a distribution by Company of the Merger Consideration to which Section 311 of the Code applies; (iii) the fair market value of the Company Common Stock treated as exchanged (as described in the foregoing clause (i)) be reduced by the Subscription Amount for purposes of computing the Tax described in Section 4501(a) of the Code, in accordance with Section 4501(c)(3) of the Code; and (iv) the taxable year of the consolidated group for U.S. federal income tax purposes of which Company is the common parent shall terminate at the end of the Closing Date (the foregoing clauses (i), (ii), (iii) and (iv), together with the intended Tax treatment set forth on Schedule 1.01(a) of the Separation Agreement, the “Intended Tax Treatment”). The parties hereto shall cooperate with each other and use reasonable best efforts to cause the applicable Transactions to qualify for the Intended Tax Treatment, including by refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment. The parties hereto shall not take any position inconsistent with the Intended Tax Treatment for any Tax purpose unless otherwise required by a Final Determination.
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(b)    Parent shall not make, and shall cause its Affiliates, including the Company, to not make, any Tax election in connection with the Transactions, including elections under Section 336(e) of the Code and Treasury Regulations Section 1.1502-36(d)(6)(i)(B), without the prior written consent of Outdoor Products; provided that (i) it shall not be a breach of this covenant if an election under Treasury Regulations Section 1.1502-36(d)(6)(v)(C) is deemed to be made and (ii) actions taken in accordance with Section 4.11 of the Separation Agreement shall not be a breach of this covenant.
(c)    On the Closing Date, the Company shall provide a certification complying with the provisions of Treasury Regulations Section 1.897-2(h) to Parent to the effect that the Company has not been a United States real property holding corporation for the five-year period ending on the Closing Date.
(d)    Company shall deliver to Parent, at or prior to the Closing, a properly executed IRS Form W-9 with respect to (i) Federal Cartridge Corporation, a Minnesota corporation; (ii) Ammunition Operations LLC, a Delaware limited liability company; and (iii) Vista Outdoor Inc., a Delaware corporation.
Section 6.11.    Sole Stockholder Approval. Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.
Section 6.12.    Transaction Litigation.
(a)    From the date of this Agreement until the Closing, Company shall provide Parent with reasonably prompt notice of any litigation commenced or, to the knowledge of Company, threatened against Company or its directors relating to the Transactions, brought by any holder of Company Common Stock and keep Parent reasonably informed with respect to the status thereof and shall keep Parent reasonably informed with respect to the status thereof (including by promptly furnishing to Parent and its representatives such information relating to such proceeding as may be reasonably requested).
(b)    Unless the Board of Directors of Company has made a Company Adverse Recommendation Change, Company shall give Parent the opportunity to participate in the defense or settlement of (i) any litigation against Company or its directors relating to the Transactions brought by any holder of Company Common Stock and (ii) any demands for appraisal of any shares of Company Common Stock pursuant to Section 262 of the DGCL. Without limiting in any way the parties’ obligations under Section 6.04, each of Company and Parent shall cooperate, shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in each case in the defense against such litigation or appraisal demand. For purposes of this paragraph, “participate” means Parent being kept reasonably apprised of proposed strategy and other significant decisions with respect to any such litigation or appraisal demands (to the extent attorney-client privilege between Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such litigation or appraisal demands but will not be afforded any decision making power or other authority over such litigation or appraisal demands.
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Section 6.13.    Financing.
(a)    Each of Guarantor, Parent and Merger Sub shall (and shall cause their respective Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, as promptly as reasonably practicable until the earlier to occur of (x) the Closing Date and (y) the valid termination of this Agreement, all things necessary, proper or advisable and reasonably within their control to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Financing Commitments, including using reasonable best efforts to: (i) maintain in effect and comply with the obligations under the Financing Commitments, (ii) promptly negotiate and enter into definitive documents with respect to the Financing on the terms and subject only to the conditions set forth in the Financing Commitments (or on terms and subject to conditions, including any terms and conditions that could affect the conditionality, enforceability, availability, termination or aggregate amount of the Debt Financing, not materially less favorable to Guarantor, Parent and Merger Sub than the terms and conditions set forth in the Financing Commitments taken as a whole), (iii) satisfy on a timely basis all conditions applicable to Guarantor, Parent, Merger Sub and their respective Affiliates in the Financing Commitments and the definitive documents relating to the Financing (including delivering all financial statements of Guarantor to the extent required by the Financing Commitments), (iv) consummate the Financing at or prior to the Closing, including using reasonable best efforts (which shall include taking all actions reasonably within its control) to cause the Debt Financing Sources and the other Persons committing to fund the Financing to fund the Financing at the Closing, (v) enforce its rights and remedies under the Financing Commitments and the definitive documents relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Commitments and the definitive documents relating to the Financing. Each of Guarantor, Parent and Merger Sub shall not (and shall cause their respective Affiliates not to), without the prior written consent of Company, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Financing Commitments or the definitive documents relating to the Financing if such termination, amendment, modification or waiver would (A) reduce (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount less than the amount required by Parent and Merger Sub to consummate the Merger Transactions at the Closing, (B)(1) impose new or additional conditions precedent to the availability of the Financing or (2) otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Commitments or the definitive documents relating to the Financing, in each case in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (C) shorten the expiration date of the Financing Commitments or (D) adversely affect the ability of Guarantor, Parent or Merger Sub to enforce their rights and remedies against any other party to any Financing Commitment or the definitive documents with respect to the Financing; provided that, notwithstanding anything to the contrary herein, no consent from Company or any other party hereto shall be required for (I) any amendment, restatement, amendment and restatement, replacement, supplement or other modification of, or waiver or consent under, the Debt Financing Commitments that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement (including replacement of a Debt Financing Source thereunder) or (II) implementation or exercise of any economic “flex” provision contemplated by the Debt Financing Commitments. Parent shall promptly deliver to Company copies of any amendment, modification or waiver to or under any Financing
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Commitment or the definitive documents relating to the Financing. Parent or its applicable Affiliate will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the Debt Financing Commitments as and when they become due.
(b)    (i) Parent shall keep Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall provide to Company copies (including drafts) of the material definitive documents for the Debt Financing as soon as practicable. Parent shall promptly notify Company (A) of any actual or threatened in writing material breach, default, termination or repudiation by any party to any Financing Commitment or definitive documents related to the Financing of which Guarantor, Parent or Merger Sub becomes aware, (B) of the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened in writing material breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing of any provisions of the Financing Commitments or any definitive document related to the Financing and (C) if and when Guarantor, Parent or Merger Sub becomes aware that any portion of the Financing contemplated by the Financing Commitments may not be available in the amounts necessary to meet the obligations of Parent or Merger Sub, as applicable, as provided in this Agreement, on the terms and conditions, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. Parent shall promptly provide any information reasonably requested by Company relating to any circumstance referred to in the immediately preceding sentence (if applicable).
(ii)    If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Financing Commitments (after taking into account economic “flex” terms), (A) Parent shall promptly notify Company in writing and (B) Guarantor, Parent and Merger Sub shall use reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive documents with respect to, alternative financing, including from alternative sources, on Commercially Reasonable Terms (as defined below) in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”); provided, that the failure to obtain alternative financing shall not relieve Guarantor, Parent or Merger Sub of any obligations hereunder. Parent shall deliver to Company complete copies of all Contracts or other arrangements (including any Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any Alternative Financing.
(iii)    For purposes of this Agreement, (A) references to the “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 6.13 (including any Alternative Financing), (B) references to the “Debt Financing Commitments” shall include such documents as permitted to be amended, modified or replaced by this Section 6.13, (C) references to the “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended, modified or replaced by this Section 6.13 and (D) references to the “Debt Financing Sources” shall include the sources of the Debt Financing as permitted to be amended, modified or replaced by this Section 6.13. “Commercially Reasonable Terms” means debt financing terms available in the market from major international or United States financing institutions to borrowers or issuers with credit ratings comparable to Company (determined after giving pro forma effect to the Merger Transactions) for financing comparable to the
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type of financing contemplated by the Debt Financing Commitments at the time the Alternative Financing is sought, which shall not be less favorable in any material respect to Guarantor, Parent or Merger Sub with respect to conditionality or enforceability.
(iv)    Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Guarantor, Parent or Merger Sub to (A) pay any fees materially in excess of those contemplated by the Financing or (B) agree to economic terms of the Financing that are materially less favorable to Guarantor, Parent or Merger Sub in the aggregate than those contemplated by the Debt Financing Commitments (including any economic “flex” provisions therein).
(c)    Prior to the Effective Time, Company shall use, and shall cause its Subsidiaries to use, reasonable best efforts to provide, and shall use reasonable best efforts to cause any Representatives retained by Company or any of its Subsidiaries to use reasonable best efforts to provide, in each case at Parent’s sole cost and expense, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in a reasonable number of teleconferences, meetings including rating agency meetings, drafting sessions, presentations, road shows and due diligence sessions, in each case upon reasonable advance notice and at mutually agreeable dates and times, (ii) providing to Parent and the Debt Financing Sources by December 31, 2023, or as soon as reasonably practicable thereafter, the Required Financial Information, and using reasonable best efforts to furnish Parent and the Debt Financing Sources with such other information regarding Company and the Company Subsidiaries as may be reasonably requested by Parent that is necessary or customary for the arrangement or marketing of the Debt Financing, (iii) reasonably assisting Parent and the Debt Financing Sources in the preparation of (A) customary offering materials or information memorandum to be used in a syndication of any portion of the Debt Financing by providing such other pertinent information as may be reasonably requested by Parent, including any such information customarily included in an offering memorandum utilized for sales under Rule 144A under the Securities Act (“Rule 144A”), (B) materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Debt Financing and (C) pro forma financial statements (it being understood that Parent, and not Company or any of its Subsidiaries, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments), (iv) reasonably cooperating with marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing, (v) facilitating the granting of a security interest (and perfection thereof) in collateral, including obtaining releases of existing Liens, provided that no security interest and no release of existing Liens shall be effective until the Closing, (vi) assisting in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with Company and the Company Subsidiaries after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive documentation, in each case as may be reasonably required by Parent; provided that any such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing, (vii) executing and delivering (A) customary authorization letters to the Debt Financing Sources authorizing the distribution of information regarding Company to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about Company and its Subsidiaries or their securities, and a
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customary representation as to the accuracy of the written information contained in the disclosure and marketing materials regarding Company and its Subsidiaries, subject to customary exceptions and qualifications, and (B) customary management representation letters and chief financial officer certificates with respect to the financial information of Company and its Subsidiaries included in the marketing materials for any debt offerings; (viii) using reasonable best efforts to cause its independent auditors to (A) provide drafts and executed versions of customary auditor comfort letters (including “negative assurance” comfort and change period comfort) with respect to historical financial information and “negative assurance” comfort with respect to the pro forma financial statements customary and consistent with the accounting policies and procedures of the auditors of Company, in each case, relating to Company as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A) and (B) attend a reasonable number of accounting due diligence sessions and drafting sessions (which may be virtual) at reasonable times and places, (ix) reasonably cooperating in the completion of a commercial field examination and inventory appraisal of Company and the Company Subsidiaries, in each case solely to the extent necessary and customary in connection with any asset based revolving credit facility contemplated by the Debt Financing, and (x) furnishing to Parent and its lenders promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and requested by the Debt Financing Sources in writing at least 10 Business Days prior to the Closing Date. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.13(c) shall require any such cooperation or assistance to the extent that it could result in Company or any of its Subsidiaries being required to (1) pledge any assets as collateral prior to the Effective Time, (2) incur any liability (including payment of fees) in connection with the Debt Financing prior to the Effective Time, (3) take any actions to the extent such actions would, in Company’s reasonable judgment, (I) unreasonably interfere with the ongoing business or operations of Company or any of its Subsidiaries or otherwise unreasonably interfere with the prompt and timely discharge by any employee of Company or any of its Subsidiaries of their normal duties, (II) reasonably be expected to subject any director, manager, officer or employee of Company or any of its Subsidiaries to any actual or potential personal liability, (III) conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation, prior to the Effective Time, of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any provision of (x) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries, (y) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or businesses is bound or (z) any Judgment or Law applicable to Company or any of its Subsidiaries or their respective properties, assets or businesses, (IV) prior to the Effective Time, require any such entity to change any fiscal period, or (V) cause (x) any representation or warranty set forth in Article IV of this Agreement to be inaccurate or breached, (y) any closing condition set forth in Article VII of this Agreement to fail to be satisfied or (z) any other breach of this Agreement or any other Transaction Document, (4) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing, (5) provide access to or disclose information that Company reasonably determines could (I) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege of, or conflict with any confidentiality requirements applicable to, Company or any
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of its Subsidiaries, (II) expose Company or any of its Subsidiaries to risk of liability for disclosure of sensitive or personal information or (III) result in the disclosure of trade secrets or competitively sensitive information to third parties, (6)  cause any director, manager or equivalent of Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith (other than any director, manager or equivalent of Company or any of the Company Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Effective Time, (7) deliver any opinion of counsel (other than customary opinions of counsel delivered in connection with the definitive agreements for the Financing at the Closing) or (8) except for delivery of the Required Financial Information, require Company or any of its Subsidiaries to prepare any financial statements or information that are not available to Company and its Subsidiaries and prepared in the ordinary course of the financial reporting practice of Company and its Subsidiaries.
(d)    Parent shall be responsible for all fees and expenses related to the Financing contemplated hereby. Accordingly, notwithstanding anything to the contrary in Section 6.06, Parent shall promptly reimburse Company and each of its Subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Company or such Subsidiary in connection with their cooperation pursuant to Section 6.13(c) or otherwise in connection with the Financing. Parent shall indemnify and hold harmless Company and each of its Subsidiaries and all of their respective directors, officers, managers, employees and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Financing, their assistance pursuant to this Section 6.13 or otherwise or any information utilized in connection therewith. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, neither Company nor any of its Subsidiaries shall have any Liability under any loan agreement or any related document or any other agreement or document related to the Financing.
(e)    For the avoidance of doubt, Parent and Merger Sub, on behalf of themselves and their respective Affiliates, expressly acknowledge and agree that (i) their respective obligations to consummate the Transactions are not subject to any condition or contingency with respect to receipt of the Financing and (ii) the condition set forth in Section 7.03(b), as applied to the obligations of Company under this Section 6.13, shall be deemed to be satisfied, unless the Debt Financing has not been obtained as a result of a material breach by Company of its obligations under this Section 6.13.
(f)    Company hereby consents to the use of its and its Subsidiaries’ trademarks, trade names and logos, in each case relating to the Company Business, in connection with the Financing; provided that (i) such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Company or its Subsidiaries or the reputation or goodwill of Company or its Subsidiaries and (ii) such use is subject to Company’s reasonable review in advance thereof.
Section 6.14.    Existing Company Indebtedness.
(a)    With respect to the Existing Term Loan Credit Agreement, Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate, in each case to be effective as of the Closing Date, the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith.
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(b)    With respect to the Existing ABL Credit Agreement, Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate, in each case to be effective as of the Closing Date, either (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith and replacement of or cash collateralization of any issued letters of credit or (ii) in a manner reasonably satisfactory to Parent, the unconditional release of Company and the Company Subsidiaries from their obligations thereunder and the unconditional termination of any Liens on any Company Assets.
(c)    Without limiting the generality of Section 6.14(a) and Section 6.14(b), Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver in form and substance reasonably acceptable to Parent, (i) (A) customary payoff letters as may be reasonably requested by Parent or the Financing Sources setting forth the amounts necessary to pay off in full all Closing Debt under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement as of the Closing Date (if applicable) and releasing all related Liens and (B) Uniform Commercial Code termination statements and other similar release documents in connection with the foregoing and (ii) final invoices reflecting the Transaction Expenses under clause (A) of the definition thereof from the applicable payees thereof.
(d)    Prior to the Effective Time, Company shall (i) issue a notice of optional redemption for all of the outstanding aggregate principal amount of the Existing Notes in accordance with the Existing Notes Indenture in order to effect a redemption on the Closing Date (the “Existing Notes Redemption”); provided that such redemption notice shall be subject to and conditioned upon the occurrence of the Effective Time, and (ii) provide any other cooperation reasonably requested by Parent (which shall not require the payment of funds by Company or its Subsidiaries other than for the Existing Notes Redemption) to facilitate the Existing Notes Redemption, effective as of and conditioned upon the occurrence of the Effective Time. Company shall not be required to take any action, to the extent it determines, after consultation with outside counsel, that such action would reasonably be expected to violate the terms of any Contract to which it is a party. Following the date hereof, Company shall not enter into any binding agreements in respect of the Existing Notes without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
(e)    Prior to the Effective Time, Company will, if requested by Parent, use reasonable best efforts to cooperate with and assist Parent in connection with (i) terminating any hedge instruments relating to the Existing Notes at or as promptly as practicable following the Effective Time and (ii) any discussions, negotiations or agreements with the counterparties to such hedge instruments with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with such hedge instruments.
Section 6.15.    Post-Closing Compensation Matters.
(a)    For a period of not less than one year following the Effective Time (or if earlier, the date of termination of such Company Employee), Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee (i) a base salary that is no less favorable than that in effect for such Company Employee immediately prior to the Effective Time and (ii) annual cash incentive and long-term incentive opportunities, severance benefits and employee benefit plans and arrangements (other than base salary) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior
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to the Effective Time; provided that, in lieu of providing equity or equity-related incentives, Parent may satisfy its obligations by providing the cash equivalent thereof.
(b)    Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Benefit Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor and provide all the Company Benefit Plans in accordance with their terms in effect as of the Effective Time, without any amendment or modification in respect of any payments, benefits or rights under any Company Benefit Plan arising as a result of the Transactions (either alone or in combination with any other event).
(c)    Each Company Employee who participates in a Benefit Plan that is an annual cash incentive plan (each, an “Annual Incentive Plan”) shall receive a cash bonus in respect of Company’s fiscal year in which the Closing occurs as follows: (i) with respect to the portion of such fiscal year ending on the Closing Date, an amount equal to the cash bonus calculated under the applicable Annual Incentive Plan based on the projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined prior to the Closing by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), prorated for the portion of the year elapsed between the beginning of such fiscal year and the Closing Date (the “Pre-Closing Bonus”) and (ii) with respect to the remainder of such fiscal year, an amount equal to the greater of full-year threshold or actual performance, prorated for the portion of the year elapsed between the Closing Date and the end of such fiscal year (the “Post-Closing Bonus”), in each case, otherwise in accordance with the terms of the applicable Annual Incentive Plan as in effect for each Company Employee as of the Closing Date; provided that, notwithstanding the foregoing, in the event the Closing occurs within 60 Business Days preceding Company’s fiscal year end, then such Company Employee shall not receive a Post-Closing Bonus but shall receive a Pre-Closing Bonus equal to an amount calculated under the applicable Annual Incentive Plan based on projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), without proration. Parent shall, and shall cause the Surviving Corporation to, (i) pay the Pre-Closing Bonuses to the applicable Company Employees promptly following the Closing (but in any event, no later than the first payroll date that occurs more than five Business Days after the Closing) and (ii) pay the Post-Closing Bonuses to the applicable Company Employees at the same time that such bonuses are typically paid in the ordinary course of business. Notwithstanding the foregoing in this Section 6.15(c), in the event that any Company Employee is terminated by Parent or any of its Affiliates, including the Surviving Corporation or any of its Subsidiaries, without Cause (as defined in the Vista Outdoor 2020 Stock Incentive Plan) or due to death or disability following the Closing but prior to the payment date for Post-Closing Bonuses, if any, Parent shall, and shall cause its Affiliates, including the Surviving Corporation and its Subsidiaries, to, pay to such Company Employee, at the time set forth in the preceding sentence, an amount equal to the sum of (x) the Pre-Closing Bonus and (y) a portion of the applicable Post-Closing Bonus pro-rated based on the number of days the applicable Company Employee was employed between the Closing Date and the end of the performance period.
(d)    The provisions of this Section 6.15 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.15 is intended to, or shall, constitute the establishment, modification, termination or adoption of or an amendment to any
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employee benefit plan for purposes of ERISA or otherwise or limit the ability following the Closing of the Company Group to modify, amend or terminate any benefit or compensation plan, program, contract, policy, agreement or arrangement or shall confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee) any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, and no current or former employee or any other Person associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.
Section 6.16.    R&W Insurance Policy.
(a)    The premium payable to the underwriters in respect of the R&W Insurance Policy, and all other brokerage commissions, Taxes, or similar expenses, fees or costs associated with obtaining the R&W Insurance Policy shall be borne by Parent.
(b)    From and after the Closing, to the extent requested in writing, Outdoor Products shall, and shall cause its Subsidiaries to, at Parent’s sole cost and expense, use good-faith efforts to reasonably cooperate with Parent in connection with any claim made by Parent under the R&W Insurance Policy.
(c)    Parent agrees to not amend the subrogation provisions of the R&W Insurance Policy benefitting Outdoor Products after the Closing in a manner that would adversely affect Outdoor Products without the prior written consent of Outdoor Products. At such time as the Parent obtains the issued R&W Insurance Policy, a copy of such policy shall be provided to Company and Outdoor Products.
Section 6.17.    Separation.    Company shall keep Parent reasonably apprised, in reasonable detail, of the status of the Separation, and shall implement the Separation as contemplated by the Separation Agreement. Company and Parent shall reasonably cooperate in connection with such activities necessary to implement the Separation.
Section 6.18.    Covenant Not to Compete.
(a)    From the Effective Time until the first anniversary of the Closing Date, Outdoor Products will not directly or indirectly (including through any Affiliate), within the geographic region of North America, engage in, assist (financially or otherwise) or perform any Protected Activity. Notwithstanding the foregoing, Outdoor Products may own, directly or indirectly, no more than five percent (5%) of the outstanding stock or other equity interests of or in any publicly traded corporation or other business enterprise that engages in the Protected Activities; provided that such ownership therein is solely as a passive investor. “Protected Activity” means any activity involving the manufacture or sale of ammunition, other than, for the avoidance of doubt, any activity of the Outdoor Products Business and any reasonable extension or development thereof.
(b)    If, at the time of enforcement of the covenants contained in this Section 6.18 (the “Restrictive Covenants”), a court holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. Each party has consulted with legal counsel regarding the
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Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Surviving Corporation and the Company Subsidiaries and the substantial investment made therein by Parent.
Section 6.19.    Title Affidavit. At the reasonable written request of Parent, Company shall use reasonable best efforts to deliver to Parent’s designated, nationally recognized title insurance company owner’s affidavits and non-imputation affidavits, in each case, executed by Company or the applicable Subsidiary (limited, in the case of execution and delivery, solely to officers continuing with Company and the Company Subsidiaries after the Closing), to the extent reasonably required by Parent’s title insurance company in connection with its issuance of title insurance for the Company Owned Real Property to Parent or its Subsidiaries, in each case, in a form reasonably acceptable to Company and such title insurance company. For the avoidance of doubt, (i) neither the delivery of any such affidavits nor the issuance of any such title insurance policies shall constitute a condition to the Closing, (ii) all such title insurance policies shall be subject to Company Permitted Liens and (iii) all new title insurance policies (including any updates to existing policies, any endorsements and all related services and costs) shall be at the sole cost and expense of Parent.
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ARTICLE VII
Conditions Precedent
Section 7.01.    Conditions to Each Party’s Obligation To Effect the Merger Transactions. The respective obligations of each party to effect the Merger, and the respective obligations of Company and Parent to effect the Subscription, are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    the Company Stockholder Approval shall have been obtained;
(b)    any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, CFIUS Approval shall have been received and the Governmental Approvals under Review Laws set forth in Section 7.01(b) of the Company Disclosure Letter shall have been obtained;
(c)    no court of competent jurisdiction or other Governmental Authority shall have issued a Judgment or enacted a Law (each, a “Restraint”) that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions;
(d)    the Pre-Closing Separation shall have been completed in accordance with the Separation Agreement;
(e)    the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order; and
(f)    the shares of Outdoor Products Common Stock to be distributed in connection with the Merger shall have been approved for quotation on the NYSE, subject to official notice of issuance.
Section 7.02.    Conditions to Obligations of Company and Outdoor Products To Effect the Merger Transactions. The obligations of Company and Outdoor Products to effect the Merger, and the obligation of Company to effect the Subscription, are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    (i) the representations and warranties of Parent and Merger Sub set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.08 and Section 3.09 and the representations and warranties of Guarantor set forth in Section 9.15(c)(i), Section 9.15(c)(ii)(A), Section 9.15(c)(iii), Section 9.15(c)(iv) and Section 9.15(c)(vi) shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representation and warranties expressly relate to an earlier date (in which case as of such earlier date) and (ii) all other representations and warranties of Parent, Merger Sub and Guarantor set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (ii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;
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(b)    Guarantor, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing; and
(c)    Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub (as applicable) of the conditions set forth in Sections 7.02(a) and 7.02(b).
Section 7.03.    Conditions to Obligations of Parent and Merger Sub To Effect the Merger Transactions. The obligations of Parent and Merger Sub to effect the Merger, and the obligation of Parent to effect the Subscription, are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    (i) the representations and warranties of Company set forth in Section 4.01, Section 4.03, Section 4.04, Section 4.20 and Section 4.26 shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) all other representations and warranties of Company set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (ii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;
(b)    each of Company and Outdoor Products shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing;
(c)    Parent shall have received a certificate signed on behalf of Company by an executive officer of Company certifying the satisfaction by Company and Outdoor Products (as applicable) of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d); and
(d)    since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 7.04.    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s (or such party’s Affiliate’s) failure to comply with this Agreement or the other Transaction Documents or use the efforts required pursuant to this Agreement or the other Transaction Documents to cause the Closing to occur, including as required by Section 6.04.
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ARTICLE VIII
Termination, Amendment and Waiver
Section 8.01.    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by mutual written consent of Company and Parent;
(b)    by either Company or Parent:
(i)    if the Effective Time has not occurred on or before October 15, 2024 (the “Initial End Date” and, as extended pursuant to the immediately succeeding proviso, the “End Date”); provided that, if on the Initial End Date, all of the conditions set forth in Article VII have been satisfied (other than (A) the condition set forth in Section 7.01(d); provided that such condition would have been reasonably capable of being satisfied on the Initial End Date if the Closing occurred on such date and (B) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on Initial End Date if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act, any other Review Law or the DPA), then the Initial End Date will be automatically extended to January 15, 2025; provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Company, Outdoor Products, and in the case of Parent, Guarantor or Merger Sub).
(ii)    if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a vote taken at the Company Stockholders’ Meeting;
(iii)    if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(iii) (and such party’s Affiliates) shall have performed in all material respects its obligations under this Agreement to prevent the entry of and to remove such Restraint in accordance with its obligations under Section 6.04; or
(c)    by Company:
(i)    if Guarantor, Parent or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Parent has received written notice from Company identifying such breach or failure to perform and stating Company’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i); provided that Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if (x) Company or Outdoor Products is then in breach of any representation, warranty
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or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.03(a) or 7.03(b); or
(ii)    in order to enter into a Company Acquisition Agreement in respect of a Company Superior Proposal in accordance with Section 6.09(e); provided that, prior to or concurrently with (and as a condition to) such termination, Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section 8.03 and in the manner provided for in Section 8.03; or
(d)    by Parent if:
(i)    Company or Outdoor Products breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Company has received written notice from Parent identifying such breach or failure to perform and stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if Guarantor, Parent or Merger Sub is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.02(a) or 7.02(b); or
(ii)    the Board of Directors of Company or any committee thereof makes a Company Adverse Recommendation Change.
Section 8.02.    Effect of Termination. In the event of valid termination of this Agreement as provided in Section 8.01, written notice of such termination shall be given to the other party or parties hereto, specifying the provision of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any Liability on the part of Company, Outdoor Products or any Company Related Party or Parent, Merger Sub or any Parent Related Party, other than (a) the last sentence of Section 6.03, Section 6.06, Section 6.13(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination and continue in full force and effect in accordance with their respective terms, and (b) any Liability resulting from Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document.
Section 8.03.    Termination Fees.
(a)    If either Parent or Company terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and, at the time of such termination, all of the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than (a) the condition set forth in Section 7.01(d); provided that such condition would have been reasonably capable of being satisfied on the date of termination if the Closing occurred on such date and (b) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on the date of termination if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act, any other Review Law or the DPA), then Parent shall pay to Company $114,600,000 (the “Parent Termination Fee”) in immediately available funds to an account designated by Company. Such payment shall be
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due (x) concurrently with termination by Parent or (y) within two Business Days after written notice of termination by Company (as applicable). Parent shall not be obligated to make more than one payment pursuant to this Section 8.03(a).
(b)    If:
(i)    Parent terminates this Agreement pursuant to Section 8.01(d)(ii);
(ii)    Company terminates this Agreement pursuant to Section 8.01(c)(ii);
or
(iii)    (A)  this Agreement is terminated by either Company or Parent pursuant to Section 8.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held by the End Date) or Section 8.01(b)(ii), (B) a Company Acquisition Proposal shall have been publicly made to Company or shall have been made directly to the stockholders of Company or shall have otherwise become publicly known, in each case after the date of this Agreement but prior to such termination, and (C) within 12 months of such termination Company (1) enters into a definitive agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (2) consummates a Company Acquisition Proposal; provided that, for the purposes of this Section 8.03(b)(iii), the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”, then in any such case Company shall pay to Parent $47,750,000 (the “Company Termination Fee”) in immediately available funds to an account designated by Parent. Such payment shall be due (x) in the case of a termination specified in clause (i), within two Business Days after written notice of termination by Parent or (y) in the case of a termination specified in clause (ii) or (iii), at or prior to the earlier of the entering into of the agreement or the consummation of the transaction referred to therein. Company shall not be obligated to make more than one payment pursuant to this Section 8.03(b).
(c)    Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement and each other Transaction Document to which it is a party. Accordingly, if Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 8.03, and, in order to obtain payment of such amount, Parent or Company, as the case may be, commences an Action which results in a final, non-appealable order against the other requiring the payment set forth in this Section 8.03, such paying party shall pay or cause to be paid to the other party, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such Action, together with interest on such due and unpaid amount pursuant to this Section 8.03 at the rate of (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.
(d)    Subject in all respects to Section 8.02, Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Parent Termination Fee is paid to Company in circumstances under
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which the Parent Termination Fee is payable pursuant to Section 8.03(a), payment of the Parent Termination Fee (which, for the avoidance of doubt, shall be payable to Company solely in the circumstances described in Section 8.03(a)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the Debt Financing Sources), managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of the Parent Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions (other than claims for Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document).
(e)    Subject in all respects to Section 8.02, Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Company Termination Fee is paid to Parent in circumstances for which the Company Termination Fee is payable pursuant to Section 8.03(b), payment of the Company Termination Fee (which, for the avoidance of doubt, shall be payable to Company solely in the circumstances described in Section 8.03(b)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Parent, Merger Sub and the Parent Related Parties against Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions (other than claims for Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document).
Section 8.04.    Amendment. Subject to Section 9.09, this Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, no amendments to the provisions of this Agreement to which any Debt Financing Source is expressly made a third-party beneficiary shall be permitted in any manner adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.
Section 8.05.    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything to the contrary contained herein, no waivers to the provisions of this Agreement to which any Debt Financing Source is expressly made a third-party beneficiary shall be permitted
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in any manner adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.
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ARTICLE IX
General Provisions
Section 9.01.    Nonsurvival of Representations and Warranties and Covenants and Agreements. None of the representations and warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than any other Transaction Document), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, except to the extent covenants and agreements contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time. Notwithstanding the foregoing, nothing herein is intended to limit any party’s liability resulting from Fraud or the willful and material breach by such party of this Agreement or any other Transaction Document.
Section 9.02.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) on the date of dispatch by the sender in the case of electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (d) upon the earlier of confirmed receipt and the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:
(i)    if to Company, to:
Vista Outdoor Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:        Jason Vanderbrink, CEO Sporting Products; Jeffrey Ehrich, General Counsel & Corporate Secretary (Interim)
Email:             Jason.Vanderbrink@VistaOutdoor.com; Jeffrey.Ehrich@VistaOutdoor.com
with a copy to, prior to the Closing:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:        Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:             carcella@cravath.com
agruber@cravath.com and
bpfalzgraf@cravath.com
with a copy to, following the Closing:
Clifford Chance Prague LLP
Jungmannova Plaza
Jungmannova 745/24
110 00 Prague 1
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Czech Republic
Attention:       David Kolacek, Nigel Wellings, Alexandra Wilde and David Stringer
Email:             david.kolacek@cliffordchance.com
nigel.wellings@cliffordchance.com
alexandra.wilde@cliffordchance.com and
david.stringer@cliffordchance.com
(ii)    if to Outdoor Products, to:
Revelyst, Inc.
1 Vista Way
Anoka, MN 55303
Attention:        Eric Nyman, Chief Executive Officer
Email:             Eric.Nyman@VistaOutdoor.com
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:       Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:             carcella@cravath.com
agruber@cravath.com and
bpfalzgraf@cravath.com
(iii)    if to Parent, Merger Sub or Guarantor, to:
Czechoslovak Group a.s.
Pernerova 691/42, CZ-186 00
Prague 8, Czech Republic
Attention:        Petr Formánek and Ladislav Štorek
Email:              petr.formanek@csgm.cz and
ladislav.storek@czechoslovakgroup.cz
with a copy to:
Clifford Chance Prague LLP
Jungmannova Plaza
Jungmannova 745/24
110 00 Prague 1
Czech Republic
Attention:        David Kolacek, Nigel Wellings, Alexandra Wilde and David Stringer
Email:             david.kolacek@cliffordchance.com
nigel.wellings@cliffordchance.com
alexandra.wilde@cliffordchance.com and
david.stringer@cliffordchance.com
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Any party hereto may, by notice to the other parties hereto, change the address and identity of the Person to which such notices and copies of such notices are to be given. The parties agree that nothing in this Agreement shall affect each other party’s right to serve process in any other manner permitted by Law.
Section 9.03.    Definitions. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by Company containing provisions that are not less favorable to Company in any material respect than those set forth in the Confidentiality Agreement; provided, that any such confidentiality agreement (i) need not include a standstill provision and (ii) may not contain any provision that would prevent Company from complying with its obligations pursuant to Section 6.09 to provide any required notice (including any information required therein) to Parent with respect to a Company Acquisition Proposal from the applicable counterparty.
“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, examination, proceeding, litigation, audit or investigation by or before any Governmental Authority.
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise. With respect to Parent and Merger Sub, the definition of “Affiliate” shall not include Michal Strnad or CSG FIN a.s..
“Anoka Sublease” means the sublease agreement substantially in the form attached hereto as Exhibit F, to be entered into by Company and Outdoor Products on or prior to the Closing Date, relating to the premises located at One Vista Way, Anoka, Minnesota 55303.
“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering and bribery, including the FCPA and the UK Bribery Act of 2010.
“Base Purchase Price” means $1,910,000,000.
“Benefit Plan” means, with respect to any Person, any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, termination, separation, severance, retention, change in control, salary continuation, life, death benefit, health, welfare, hospitalization, workers’ compensation, sick leave, vacation pay, child bonding leave, educational assistance, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that is sponsored, maintained or contributed to or required to be contributed to by such Person or to which such Person is a party.
“Bentonville Sublease” means the sublease agreement substantially in the form attached hereto as Exhibit G, to be entered into by Company and Outdoor Products on or prior
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to the Closing Date, relating to the premises located at 307 SW 18th Street, Suites 9 and 11, Bentonville, Arkansas 72712.
“Board of Directors” means, with respect to any Person, the board of directors, the board of managers or functionally similar governing body of such Person, as applicable, or, if such Person is limited partnership managed by a general partner, then the “Board of Directors” of such general partner, as applicable.
“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
“CFIUS Approval” means that (i) CFIUS has issued written notice to the parties hereto that the Transactions do not constitute a “covered transaction” as such term is defined in the DPA; (ii) CFIUS has issued written notice to the parties hereto that it has concluded all action under the DPA with respect to the Transactions and determined that there are no unresolved national security concerns with respect to the Transactions; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transactions and either (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions or (y) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the Transactions has expired without any such action being announced or taken.
“Closing Debt” has the meaning given to that term in the Separation Agreement.
“Code” means the U.S. Internal Revenue Code of 1986.
“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent or Merger Sub or any of their respective Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 15% or more of the consolidated assets of Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Company or any committee thereof), or assets comprising 15% or more of the consolidated revenues, operating income or net income of Company and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Company owning such assets, (ii) acquisition of 15% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution
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or similar transaction involving Company pursuant to which such Person or group (or the shareholders of any Person or group) would acquire, directly or indirectly, 15% or more of the aggregate voting power of Company or of the surviving entity in a merger involving Company or the resulting direct or indirect parent of Company or such surviving entity. For the avoidance of doubt, the Transactions shall be deemed to not be a Company Acquisition Proposal.
“Company Assets” has the meaning given to the term “Vista Outdoor Assets” in the Separation Agreement.
“Company Benefit Plan” means any Benefit Plan (or portion thereof) that is sponsored or maintained, or was sponsored or maintained, by any member of the Company Group, or with respect to which any member of the Company Group has or may have liability.
“Company Business” has the meaning given to the term “Vista Outdoor Business” in the Separation Agreement.
“Company DSU” means a deferred stock unit granted under the Company Stock Plans and outstanding and unvested as of immediately prior to the Effective Time.
“Company Employee” means each (i) director, officer, manager or employee of the Company Group (other than each Outdoor Products Employee and each To-Revelyst Employee (as defined in the Employee Matters Agreement)) and (ii) each To-Vista Outdoor Employee (as defined in the Employee Matters Agreement).
“Company Equity Awards” means, collectively, the Company PSUs, Company RSUs, Company Options and Company DSUs.
“Company ESPP” means the Vista Outdoor Inc. Employee Stock Purchase Plan.
“Company Group” means Company and each of its Subsidiaries, but excluding any member of the Outdoor Products Group.
“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, (a) would prevent or materially impair or delay Company’s ability to consummate the Transactions or (b) has a material adverse effect on the business, results of operations or financial condition of the Company Business; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of clause (b) of this definition: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company Business operates or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes in Law or in GAAP or in accounting standards, or enforcement of any of the foregoing after the date hereof, or any changes in general legal, regulatory or political conditions (including as a result of any election or campaign in connection therewith), (B) the announcement or performance of this Agreement or any other Transaction Document, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (C) acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not
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declared), riots, public disorder, sabotage or terrorism, (D) volcanoes, tsunamis, pandemics, epidemics, earthquakes, hurricanes, tornados, floods or other natural disasters or force majeure events, (E) any action taken or refrained from being taken by Company or any of its Subsidiaries (i) that is expressly required by this Agreement or any other Transaction Document or (ii) at Parent’s written request, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Equity Financing Source or any of their respective Affiliates, (G) any litigation in connection with this Agreement or any other Transaction Document or the Transactions, (H) any “shelter in place”, “stay in home”, shut down, closure, sequestration related law, directive, policy, guideline or recommendation promulgated by any Governmental Authority after the date hereof, (I) any change or prospective change in Company’s or any of its Subsidiaries’ credit ratings, (J) any decline in the market price, or change in trading volume, of any capital stock or other securities of Company or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses  (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the other exceptions set forth in this definition) constitutes a Company Material Adverse Effect); provided that any effect, change, event or occurrence referred to in clauses (i), (ii)(A), (ii)(C), or (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
“Company Option” means an option to purchase Company Common Stock granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time.
“Company Owned Intellectual Property” means all Company Intellectual Property owned or purported to be owned (or which, following the consummation of the Separation, will be owned or purported to be owned) by the Company or a Company Subsidiary.
“Company Permitted Liens” means (a) Liens securing Indebtedness reflected on the Company Balance Sheet or incurred since the Balance Sheet Date in the ordinary course of business or as otherwise contemplated or permitted by this Agreement; provided that Liens securing any Indebtedness will be released as and when required by the terms of this Agreement, (b) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which the Company and the Company Subsidiaries comply with in all material respects and which do not materially impair the use of such property as it is presently used in connection with the Company Business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (d) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business, (e) Liens set forth on Section 9.03 of the Company Disclosure Letter, (f) Liens which are non-monetary Liens entered into prior to, on or after the date of this Agreement and consist of utility easements, access easements and other similar Liens entered into in the ordinary course of business consistent with past practice
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and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.
“Company PSU” means a performance stock unit granted under the Company Stock Plans and outstanding and unvested as of immediately prior to the Effective Time.
“Company RSU” means a restricted stock unit (or portion thereof) subject solely to time-based vesting conditions granted under the Company Stock Plans and outstanding and unvested as of immediately prior to the Effective Time.
“Company Stock Plans” means the Alliant Techsystems Inc. 2005 Stock Incentive Plan, the Vista Outdoor 2014 Stock Incentive Plan and the Vista Outdoor 2020 Stock Incentive Plan, each as amended and restated from time to time, and any other similar stock incentive plan adopted by the Company or any Company Subsidiary after the date of this Agreement and prior to the Closing Date.
“Company Subsidiary” means each Subsidiary of Company, other than Outdoor Products and the Outdoor Products Subsidiaries.
“Company Superior Proposal” means any bona fide written Company Acquisition Proposal that (a) is made by an unaffiliated third party after the date hereof, (b)  did not result from a breach in any material respect of Section 6.09 and (c) the Board of Directors of Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, (i) would be more favorable to Company’s stockholders from a financial point of view, than the Transactions (taking into account any binding offer from Parent to effect revisions to the terms of the Transactions delivered by Parent in accordance with Section 6.09(e)) and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial and other aspects of such proposal and of this Agreement; provided, that for the purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.
“Consent” means any consents, waivers, notations, licenses, Permits, certifications, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person other than a member of either Group.
“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.
“Contribution Amount” means (A) the Subscription Amount minus (B) Estimated Closing Debt plus (C) Estimated Closing Non-Cash Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes.
“Controlled Group Liability” means all Liabilities (a) under Section 302 of ERISA, (b) under Title IV of ERISA and (c) under Section 412 or 4971 of the Code, in the case of each of clauses (a), (b) and (c), that are imposed on Company or any Company Subsidiary under or in respect of a Company Benefit Plan solely by reason of the treatment of Company or any Company Subsidiary as a single employer with another Person as a result of the application of Section 414(b) (c), (m) or (o) of the Code or by reason of the treatment of Company or any
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Company Subsidiary as under common control with another Person as a result of the application of Section 4001(b) of ERISA.
“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.
“DGCL” means the General Corporation Law of the State of Delaware.
“dollars” or “$” means lawful money of the United States of America.
“Domain Names” means Internet domain names, URLs and social media identifiers, handles and tags.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950.
“Employee Matters Agreement” means the employee matters agreement, in the form attached hereto as Exhibit C, entered into by Company and Outdoor Products on the date of this Agreement.
“Environment” means: (a) land, including, surface land, sub-surface strata, sea bed and river bed under water and natural structures; (b) water, including, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and (c) air, including, air inside buildings and in other natural and man-made structures above or below ground;
“Environmental Laws” means all applicable Laws and Judgments relating to the protection of the Environment or to Environmental Matters.
“Environmental Liabilities” has the meaning given to that term in the Separation Agreement.
“Environmental Matters” means: (a) pollution or contamination of the Environment; (b) the generation, handling, storage, distribution, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Materials; (c) the exposure of any worker to Hazardous Materials; or (d) the creation of any noise, vibration, radiation, common law or statutory nuisance, in each case of clause (d) that causes a material adverse impact on the Environment.
“Environmental Permit” means any Governmental Approval issued or required pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that would be deemed at any relevant time to be (a) a single employer with Company pursuant to Section 414(b), (c), (m) or (o) of the Code or (b) under common control with Company under Section 4001 of ERISA.
“Estimated Closing Adjustment Amount” has the meaning given to that term in the Separation Agreement.
“Estimated Closing Debt” has the meaning given to that term in the Separation Agreement.
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“Estimated Closing Non-Cash Debt” has the meaning given to that term in the Separation Agreement.
“Estimated Closing Taxes” has the meaning given to that term in the Separation Agreement.
“Estimated Transaction Expenses” has the meaning given to that term in the Separation Agreement.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Information” means (a) any financial statements or information required by Rule 3-05 (unless previously filed by the Company with the SEC), 3-09, 3-10 or 3-16 of Regulation S-X or Regulation S-K Item 302, (b) Compensation Discussion and Analysis or other information required by Regulation S-K Item 402, (c) other information customarily excluded from an offering memorandum for high yield unsecured debt securities issued in a private placement pursuant to Rule 144A-for-life offerings, (d) a “description of notes”, “plan of distribution” and other information customarily provided by the Debt Financing Sources or their counsel, (e) a description of the anticipated Debt Financing or any component thereof, including amounts, interest rates, dividends, fees and expenses related thereto, (f) risk factors relating solely to (x) the anticipated Debt Financing or any component thereof or (y) the Transactions and any component thereof and (g) any post-Closing or pro forma assumed cost savings, synergies or similar adjustments (and the assumptions relating thereto).
“Existing ABL Credit Agreement” means the Amended and Restated Asset-Based Revolving Credit Agreement dated as of August 5, 2022, among Company, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, each lender from time to time party thereto, each L/C issuer from time to time party thereto and Capital One, National Association, as administrative agent, and shall include any refinancing Indebtedness in respect thereof incurred by the Company or any Company Subsidiary following the date of this Agreement and prior to the Closing Date.
“Existing Credit Agreements” means the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement.
“Existing Notes” means Company’s 4.500% senior notes due 2029 outstanding at the date of this Agreement, and shall include any Indebtedness that refinances such notes in full or in part incurred by the Company or any Company Subsidiary following the date of this Agreement and prior to the Closing Date.
“Existing Notes Indenture” means the indenture dated as of March 3, 2021, by and among Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of March 3, 2021, by and among Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Existing Term Loan Credit Agreement” means the Term Loan Credit Agreement dated as of August 5, 2022, among Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and shall include any refinancing Indebtedness in respect thereof incurred by the
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Company or any Company Subsidiary following the date of this Agreement and prior to the Closing Date.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Final Determination” has the meaning given to that term in the Separation Agreement.
“Fraud” means actual fraud under the laws of the State of Delaware with respect to the representations and warranties in this Agreement, including the requisite elements of (i) making a false representation or warranty set forth in Article III, Article IV or Section 9.15(c) of this Agreement, (ii) with knowledge of the falsity of such representation or warranty, (iii) with an intention to induce the party to this Agreement to whom such representation or warranty is made to act or refrain from acting in reliance upon it, (iv) causing such party, in justifiable reliance upon such false representation or warranty, to take or refrain from taking action and (v) causing such party to suffer loss by reason of such reliance.
“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.
“Global Trade Laws” means the Sanctions, export, customs and anti-boycott Laws of any jurisdiction in which Company or any of its Subsidiaries is organized or does business, including (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the ITAR administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by OFAC, (e) United Nations sanctions policies and (f) all relevant regulations promulgated under any of the foregoing.
“Government Bid” means any offer, quotation or bid which, if accepted or awarded, would lead to a Government Contract for the sale of goods or the provision of services.
“Government Contract” means any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement or other commitment or funding vehicle between Company or any Company Subsidiary and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b).
“Governmental Approval” means any notices, reports or other filings to be given to or made with, or any Consents, registrations, permits or licenses to be obtained from, any Governmental Authority.
“Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official, public or private arbitrator or arbitral body, or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.
“Group” means either the Company Group or the Outdoor Products Group, or both, as the context requires.
“Guarantor Provisions” means Section 6.04, Section 6.07, Section 6.13 and Article IX, including Section 9.15 and the Guaranty set forth therein.
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“Hazardous Materials” means (i) any per- or polyfluoroalkyl substances, lead, petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (ii) any other material, substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law; and (iii) any substance that causes pollution or contamination of the Environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, at any date of determination, without duplication and regardless of the maturity or when due or payable, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of such Person to the extent drawn and (ix) all interest, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing.
“Intellectual Property” means any and all intellectual property and intellectual property and proprietary rights existing anywhere in the world, including the following: (a) patents (including utility and design rights and inclusive of all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, issuances and applications (including provisional applications) and statutory invention registrations, (b) Trademarks, (c) copyrights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications for registration therefor, (d) Domain Names, (e) Software, (f) confidential and proprietary Know-How, (g) all tangible embodiments of the foregoing in whatever form or medium and (h) any other legal protections and rights, including moral rights, related to any of the foregoing.
“Internal Transactions” has the meaning given to that term in the Separation Agreement.
“Intervening Event” means any effect, change, event or occurrence that, irrespective of when such effect, change, event or occurrence occurred, was not known to, or reasonably foreseeable by, the Board of Directors of Company prior to the date of this Agreement (or, if known, the consequences of which were not known to, or reasonably foreseeable by, the Board of Directors of Company as of the date of this Agreement), which effect, change, event or
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occurrence, or any consequence thereof, becomes known to the Board of Directors of Company after the date of this Agreement and prior to the receipt of the Company Stockholder Approval; provided that in no event shall (i) a Company Acquisition Proposal or a Company Superior Proposal or (ii) the fact alone that Company meets or exceeds any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes after the date of this Agreement in the market price or trading volume of any capital stock or other securities of Company, constitute, or be taken into account in determining the existence of, an Intervening Event (it being understood that the exceptions in this proviso shall not prevent or otherwise affect a determination that the underlying cause of such event (if not otherwise falling within an exception in this proviso) constitutes an Intervening Event).
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all Software, hardware, electronic data processing equipment, information technology and recordkeeping systems, networks, interfaces, platforms, peripherals, computers, middleware, servers, workstations, routers, hubs, switches, telecommunications systems, data communications lines and other information technology equipment.
“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R Sections 120-130.
“Judgment” means any judgment, order, injunction, ruling, writ, decree or other directive issued, promulgated or entered into by or with any Governmental Authority.
“Know-How” means technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data, technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, marketing, pricing, distribution cost and sales information, customer and supplier names and lists, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings.
“knowledge of Company” means the actual knowledge of each Person set forth in Section 9.03 of the Company Disclosure Letter, after reasonable inquiry of such Person’s direct reports who are Company Employees.
“knowledge of Parent” means the actual knowledge of each Person set forth in Section 9.03 of the Parent Disclosure Letter, after reasonable inquiry of such Person’s direct reports.
“Law” means any statute, law, regulation, ordinance, rule, rule of common law, Judgment, act, code, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.
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“Lease Agreement” means any lease, license or other agreement governing the Company or any Company Subsidiary’s use or occupancy of any Company Leased Real Property, including any amendment or guaranty thereof.
“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, Taxes, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any other Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).
“Lien” means any pledge, lien, charge, mortgage, encumbrance, title defect, easement, hypothecation, right of first refusal, right of first offer, transfer restriction or security interest of any kind or nature whatsoever.
“Manhattan MSA” means the Manufacturing and Supply Agreement, substantially the form attached as Exhibit E to this Agreement, to be entered into by and between Company and Outdoor Products on or prior to the Closing Date.
“Marketing Period” means the first period of 18 consecutive Business Days throughout which Parent shall have the Required Financial Information; provided, however, that such Required Financial Information would not become stale under Regulation S-X during any point during the Marketing Period, in which case it will not be considered Required Financial Information; provided, further, however, that (i) solely for purposes of this definition, November 24, 2023, March 29, 2024, July 5, 2024 and November 29, 2024 shall be deemed not to be Business Days, (ii) if Company delivers the Required Financial Information to Parent on or after (x) November 29, 2023 and prior to January 2, 2024, the Marketing Period shall be deemed to commence on January 2, 2024, (y) July 30, 2024 and prior to September 3, 2024, the Marketing Period shall be deemed to commence on September 3, 2024 or (z) November 25, 2024 and prior to January 2, 2025, the Marketing Period shall be deemed to commence on January 2, 2025, and (iii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, Deloitte & Touche LLP (or any other auditor to the extent financial statements audited by such auditor are be included in the Required Financial Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP (or another nationally-recognized independent public accounting firm); provided, further that if the Company shall in good faith reasonably believe it has provided the Required Financial Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it
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believes such period has commenced), in which case, subject to clause (iii) above, the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within five Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity what Required Financial Information has not been provided) (provided, that it is understood that delivery of such notice from Parent to the Company will not prejudice the Company’s right to assert that the Marketing Period has in fact commenced). For the avoidance of doubt, if after the start of the Marketing Period, the Company shall provide Parent or the Debt Financing Sources with additional financial statements as required by the definition of “Required Financial Information”, the delivery of such additional financial statements shall not, in itself, restart the Marketing Period.
“Merger Transactions” means the transactions contemplated by this Agreement, including the Merger and the Subscription and, in the case of Parent and Merger Sub, the Financing, but excluding the Separation.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“NYSE” means the New York Stock Exchange.
“Other Sources” means cash on hand, undrawn capital commitments or other sources of funds immediately available to Parent, Merger Sub and any of their respective Subsidiaries.
“Outdoor Products Benefit Plan” has the meaning given to the term “Revelyst Benefit Plan” in the Employee Matters Agreement.
“Outdoor Products Business” has the meaning given to the term “Revelyst Business” in the Separation Agreement.
“Outdoor Products Common Stock” means, collectively, the common stock, $0.01 par value per share, of Outdoor Products.
“Outdoor Products Employee” has the meaning given to the term “Revelyst Employee” in the Employee Matters Agreement.
“Outdoor Products Equity Award” means any Company Equity Award other than a Vista Outdoor Equity Award.
“Outdoor Products Group” has the meaning given to the term “Revelyst Group” in the Separation Agreement.
“Outdoor Products Subsidiary” means (a) each Person that will be a Subsidiary of Outdoor Products following the Internal Transactions and the Contribution and immediately prior to the Effective Time, including the entities set forth on Schedule 1.01(c) of the Separation Agreement under the caption “Subsidiaries” and (b) each Person that becomes a Subsidiary of Outdoor Products after the Closing, including in each case any Person that is merged or consolidated with or into Outdoor Products or any Subsidiary of Outdoor Products.
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“Parent Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would prevent or materially impair or delay Parent or Merger Sub’s ability to consummate the Merger Transactions.
“Permit” means any approval, authorization, clearance, license, registration, permit, certificate, exemption or waiver issued by a Governmental Authority, including any Environmental Permit.
“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Personal Information” means (a) any information identifying, describing or relating to, directly or indirectly, an identified or identifiable natural person and (b) any information that constitutes personal information, personally identifiable information or personal data under any Privacy and Data Security Requirement.
“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, the Paycheck Protection Program Flexibility Act of 2020, Division N of the Consolidated Appropriations Act, 2021, the American Rescue Plan Act, and any subsequent amendments or updates to Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)(36)).
“Pre-Closing Separation” has the meaning given to that term in the Separation Agreement.
“Privacy and Data Security Requirements” means, with respect to a party and its Subsidiaries, as applicable to the respective business thereof and any IT Systems, (a) any Laws regulating the creating, recording, receiving, importing, exporting, collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, distributing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, safeguarding, privacy or processing (collectively, “Processing”) of Personal Information or security breach notification requirements (including, as applicable, the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China and other international, foreign, federal, local and state data security and data privacy Laws) (collectively, “Data Privacy Laws”), (b) obligations under all Contracts to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries is bound that relate substantially to the Processing of Personal Information or the protection of IT Systems and (c) all of the current internal and publicly posted written policies of such party or any of its Subsidiaries regarding the Processing of Personal Information.
“Public Official” means: (a) any officer, employee or representative of any Governmental Authority; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Authority or any enterprise or organization identified in clause (a) or (c) above; and (e) any political party, party official or candidate for political office.
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“R&W Insurance Policy” means the buy-side representations and warranties insurance policy obtained by Parent and conditionally bound in connection with the Transactions, substantially in the form provided to Company prior to the date hereof.
“Records” means all books, records and other documents, including all Tax records (including Tax Returns), books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.
“Redacted Fee Letter” means a fee letter from a Debt Financing Source redacted in a manner that is customary and reasonably satisfactory to such Debt Financing Source (including as to economic “flex” terms); provided that such redactions do not relate to any provision that would affect the availability of, provide additional or modified termination rights with respect to, affect the aggregate amount of, impose additional or new conditions on, expand or modify any existing conditions on, impair the validity of or prevent or materially delay the consummation of the Debt Financing at the Closing.
“Registered Intellectual Property” means all patents and patent applications, registered or applied for Trademarks, registered copyrights and copyright applications and Domain Names.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act and the Exchange Act.
“Regulation S-X” means Regulation S-X promulgated under the Securities Act and the Exchange Act.
“Release” means any actual or threatened release, spill, emission, emptying, leaking, dumping, injection, escaping, pumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives. For the purposes of this Agreement, Parent’s Representatives will be deemed to include the R&W Insurance Policy provider.
“Required Financial Information” means (a) the audited historical combined financial statements of the Company Business prepared on a “carve-out” basis (excluding, for the avoidance of doubt, the Outdoor Products Business) for the years ended March 31, 2022, March 31, 2023 and any subsequent fiscal year ended at least 90 days prior to the Closing Date, in each case together with all related notes thereto, and accompanied by the audit reports thereon of Deloitte & Touche LLP (or another nationally-recognized independent public accounting firm) and (b) the unaudited historical condensed combined financial statements of the Company Business prepared on a “carve-out” basis (excluding, for the avoidance of doubt, the Outdoor Products Business) for the interim period beginning on the first day following the last day of the most recent fiscal year for which audited financial statements have been provided as required by clause (a) above and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any year) ended at least 45 days prior to the Closing Date (reviewed by Company’s independent accountants as provided in the procedures specified by
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the Public Company Accounting Oversight Board in AU Section 722, Interim Financial Information), together with all related notes thereto, in the case of each of clauses (a) and (b) above prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-05 (unless previously filed by the Company with the SEC), 3-09, 3-10 and 3-16 of Regulation S-X), (c) all other financial information that may be derived from the Company’s historical books and records and reasonably requested by Parent at least five Business Days prior to the date on which the Marketing Period would otherwise commence (assuming such financial information had not been requested) reasonably necessary to allow Parent to prepare customary pro forma financial statements for the most recent fiscal year, interim period and trailing four quarter period for which historical financial statements are required as set forth above, in each case, that give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act; (d) financial data and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company Business) regarding the Company Business that may be derived from the Company’s historical books and records and reasonably requested by Parent at least five Business Days prior to the date on which the Marketing Period would otherwise commence (assuming such financial data or other information had not been requested), in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort) with respect to the financial information to be included in such offering memorandum; and (e) any replacements or restatements of and supplements to the information specified in clauses (a) through (d) above to the extent reasonably necessary to ensure that such information does not contain a material misstatement or omission; provided that the Required Financial Information shall exclude Excluded Information.
“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Global Trade Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Global Trade Laws including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clauses (a) or (b); or (d) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.
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“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Separation” has the meaning given to that term in the Separation Agreement.
“Software” means any and all (a) computer programs and applications, including software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation including user manuals and other training documentation relating to any of the foregoing.
“Subscription Amount” means (A) the Base Purchase Price plus (B) the Estimated Closing Adjustment Amount plus (C) Estimated Closing Debt minus (D) Estimated Closing Non-Cash Debt plus (E) Estimated Transaction Expenses plus (F) Estimated Closing Taxes.
“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the Board of Directors of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.
“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, filed or required to be filed with any Governmental Authority.
“Taxes” means (a) all taxes or similar duties, fees or charges or assessments imposed by a Governmental Authority, in each case in the nature of a tax, including any income, gross receipts, franchise, profits, value added, real or personal property, transfer, sales, use, ad valorem, license, withholding, payroll, unemployment, social security (or similar), occupation, stamp, excise, severance, premium, windfall profits, estimated, alternative or add-on minimum tax and (b) all interest, penalties and additions imposed with respect to the foregoing amounts.
“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.
“Transaction Documents” means this Agreement, the Subscription Agreement, the Separation Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Manhattan MSA, the Anoka Sublease and the Bentonville Sublease.
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“Transaction Expenses” has the meaning given to that term in the Separation Agreement.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Separation, the Subscription and the Merger.
“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Exhibit D, to be entered into by Company and Outdoor Products on or prior to the Closing Date.
“UK NSIA” means the United Kingdom National Security and Investment Act 2021.
“UK NSIA Notice” means a notice submitted pursuant to the UK NSIA.
“Vista Outdoor DSU” means any Company DSU held by an individual other than a Continuing Non-Employee Director (as defined in the Employee Matters Agreement).
“Vista Outdoor Equity Awards” means, collectively, the Vista Outdoor DSUs, Vista Outdoor PSUs, Vista Outdoor RSUs and Vista Outdoor Options.
“Vista Outdoor Option” means any Company Option held by an individual other than an Outdoor Products Employee.
“Vista Outdoor Pre-Closing Stock Price” has the meaning given to that term in the Employee Matters Agreement.
“Vista Outdoor PSU” means any Company PSU held by an individual other than an Outdoor Products Employee.
“Vista Outdoor RSU” means any Company RSU held by an individual other than an Outdoor Products Employee.
Section 9.04.    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.05.    Interpretation.
(a)    Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include any other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement. Article, Section, Annex, Exhibit or Schedule references are to the articles, sections, annexes, exhibits and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement or the other Transaction Document to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments,
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supplements or modifications set forth herein). Any definition of or reference to any Law shall be construed as referring to such Law as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor Laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All references to “$” or dollar amounts are to the lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions hereof. References herein to a day or number of days shall refer to calendar days, unless such reference is specifically to a “Business Day” and the terms “year” and “years” shall refer to calendar years, unless such reference is specifically to a fiscal year. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on or such act or step shall be required to be taken on or by, as applicable, the next succeeding Business Day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(b)    The words “made available to Company”, “made available to Outdoor Products”, and words of similar import refer to documents delivered in person or electronically to Company, Outdoor Products or their respective Representatives. The words “made available to Parent”, “made available to Merger Sub” and words of similar import refer to documents (i) posted to the Intralinks virtual dataroom by or on behalf of Company or Outdoor Products, (ii) delivered in person or electronically to Parent, Merger Sub or their Representatives or (iii) contained in any Filed SEC Documents.
Section 9.06.    Disclosure Letters. Any matter disclosed in any section of the Parent Disclosure Letter or the Company Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Parent or Merger Sub or Company or Outdoor Products, as applicable, to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the face of such disclosure.
Section 9.07.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 9.08.    Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which counterparts shall be considered one and the same agreement,
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and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each other party hereto. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.
Section 9.09.    Entire Agreement; No Third-Party Beneficiaries; No Other Representations or Warranties.
(a)    This Agreement, taken together with the Parent Disclosure Letter and the Company Disclosure Letter, the other Transaction Documents and the Confidentiality Agreement, and any Annexes, Exhibits and Schedules hereto and thereto, (i) contain the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between such parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies; provided, that the Debt Financing Sources shall be intended third-party beneficiaries of Sections 8.04, 8.05, 9.10, 9.12, 9.13, 9.14 and this Section 9.09(a) and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions that would adversely affect the rights of any Debt Financing Source may be made without the prior written consent of such Debt Financing Source). Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Section 6.05 shall be enforceable by the specified beneficiaries thereof.
(b)    Each of Company and Outdoor Products acknowledges and agrees that, except for the representations and warranties contained in Article III and Section 9.15(c) and in the other Transaction Documents to which such Person is a party, none of Guarantor, Parent, Merger Sub or any of their Subsidiaries or any other Person makes any representation or warranty, express or implied, with respect to Guarantor, Parent or Merger Sub or with respect to any information furnished, disclosed or otherwise made available to Company, Outdoor Products or any of their respective Representatives in the course of their due diligence investigation of Guarantor, Parent or Merger Sub and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, none of Guarantor, Parent or Merger Sub or any other Person shall be subject to any Liability or responsibility whatsoever to Company or Outdoor Products or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Parent’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Company, Outdoor Products or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.
(c)    Each of Guarantor, Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV and in the other Transaction Documents to which such Person is a party, neither Company nor Outdoor Products nor any of their Subsidiaries nor any other Person makes any representation or warranty, express or implied, with respect to Company, the Company Subsidiaries, the
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Company Business, Outdoor Products, the Outdoor Products Subsidiaries or the Outdoor Products Business or with respect to any information furnished, disclosed or otherwise made available to Guarantor, Parent or Merger Sub or any of their respective Representatives in the course of their due diligence investigation of Company or the Company Business or otherwise and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Company or Outdoor Products nor any other Person shall be subject to any Liability or responsibility whatsoever to Guarantor, Parent or Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Company’s, Outdoor Products’ or any of their respective Affiliates or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form to Guarantor, Parent, Merger Sub or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.
Section 9.10.    Governing Law.
(a)    This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, regardless of the Laws that might otherwise govern under applicable conflicts of law principles.
(b)    Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract or tort or otherwise) to which a Debt Financing Source is a party that is in any way related to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Commitments, shall be subject to Section 9.14 of this Agreement.
Section 9.11.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of each other party hereto; however, Parent or Merger Sub may assign (or pledge as security for any financing or assign to any lender as collateral security, including the Debt Financing) any of their respective rights under this Agreement, in whole or in part, without the prior written consent of Company or Outdoor Products, to one or more of their Affiliates at any time, provided that such assignment (or pledge) (a) does not, and would not be reasonably expected to, prevent or impede the Intended Tax Treatment and (b) shall not relieve Parent or Merger Sub of any of their respective obligations hereunder. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment permitted by this Section 9.11 shall release the assigning party from Liability for the full performance of its obligations under this Agreement.
Section 9.12.    Enforcement. In the event of any actual or threatened breach of this Agreement, the affected party shall have the right to specific performance and injunctive or
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other equitable relief, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative; provided that, for the avoidance of doubt, under no circumstances shall Company or Outdoor Products or Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable. The parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages (including any fees payable pursuant to Section 8.03), even if available, would not be an adequate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the Transactions and without such right neither Company or Outdoor Products nor Parent or Merger Sub would have entered into this Agreement.
Section 9.13.    Jurisdiction.
(a)    Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the parties hereto or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise, (ii) agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper or that the forum is inconvenient or any similar objection, claim or argument and (iii) agrees that a final judgment in any Action resolved in accordance with Section 9.12 and this Section 9.13 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO (A) ANY TRANSACTION DOCUMENT OR ANY TRANSACTION AND (B) THE FINANCING, THE FINANCING COMMITMENTS, THE DEFINITIVE DOCUMENTS WITH RESPECT TO THE FINANCING OR THE PERFORMANCE THEREOF (INCLUDING ANY SUCH ACTION TO WHICH ANY DEBT FINANCING SOURCE IS A PARTY).
(b)    Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing or the Debt Financing Commitments, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of this Section 9.13 relating to the waiver of jury trial shall apply to any such Action.
(c)    Each of the parties hereto agrees that (i) actions in the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) (any such court, the “Court”) afford adequate procedural protections consistent with due process, that the Court’s Judgments are
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final and that actions in the Court otherwise fulfill all conditions necessary for the enforcement of its Judgments in a foreign tribunal and (ii) such party shall not contest the foregoing in any such enforcement Action, in the Czech Republic or in any other foreign tribunal.
Section 9.14.    Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, Company and Outdoor Products: (a) agrees that it will not bring or support any Person in any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Merger Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable Law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby shall be exclusively governed by the laws of the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Financing Commitments, (i) the parties hereto hereby acknowledge and agree that no party hereto or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders (x) shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitments or any of the Merger Transactions, or in respect of any other document or any of the Merger Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise, and hereby waives all such rights or claims and (y) agrees not to commence any Action against any Debt Financing Sources or their Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or any of the Merger Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, and (ii) no Debt Financing Source shall have any Liability to any party hereto or its Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders for any Liabilities of any party hereto under this Agreement or for any claim or damages based on, in respect of or by reason of the Merger Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this
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Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 9.14.
Section 9.15.    Guaranty.
(a)    Guarantor, in order to induce Company and Outdoor Products to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Sub, including the due, punctual and full payment and performance when due of Parent’s and Merger Sub’s (including their permitted designees’ and assigns’) representations, warranties, covenants, agreements and other obligations, under this Agreement and the Subscription Agreement, subject to any and all limitations on Parent’s and Merger Sub’s representations, warranties, covenants, agreements and other obligations hereunder or thereunder (the “Guaranteed Obligations”).
(b)    This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Parent’s and Merger Sub’s (or their respective designees’ or assigns’) Liabilities (other than in accordance with the terms of this Agreement or the Subscription Agreement, as applicable), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Guarantor hereby waives (i) any right to require Company or Outdoor Products, as a condition of payment or performance by Guarantor of the Guaranteed Obligations, to proceed against Parent or Merger Sub or pursue any other remedy whatsoever in the event that Parent or Merger Sub fails to pay or perform any Guaranteed Obligations and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate guarantors or sureties.
(c)    Guarantor represents and warrants to each of Company and Outdoor Products that (i) Guarantor is a joint stock company, duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the Czech Republic, and has all requisite corporate power and authority necessary to execute and deliver this Agreement for purposes of the Guarantor Provisions and to perform its obligations hereunder, (ii) the execution, delivery and performance by Guarantor of this Agreement for purposes of the Guarantor Provisions (A) have been authorized and approved by all requisite corporate action and (B) do not contravene any provision of Guarantor’s organizational documents, any Contract to which Guarantor is a party or by which any of its properties or assets is bound or any Judgment or Law applicable to Guarantor or its properties or assets, (iii) no action on the part of Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Agreement for purposes of the Guarantor Provisions, (iv) Guarantor has duly executed and delivered this Agreement for the purposes of the Guarantor Provisions, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation with respect to the Guarantor Provisions, enforceable against Guarantor in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies), (v) no Governmental Approval is required to be obtained or made by or with respect to Guarantor in connection with the execution, delivery and performance of this Agreement for the purposes of the Guarantor Provisions, (vi) assuming the funding of the Debt Financing in accordance with the Debt Financing Commitment, Guarantor has, and will at the Closing have, the financial capacity to pay and perform its obligations under
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the Guarantor Provisions, and all funds necessary for Guarantor to fulfill its obligations under the Guarantor Provisions are available and shall be available to Guarantor for so long as the Guaranty shall remain in effect. Guarantor shall not take any action with the intent of (A) avoiding or circumventing any of Guarantor’s, Parent’s or Merger Sub’s respective representations, warranties, agreements, covenants or other obligations or (B) otherwise preventing Guarantor, Parent or Merger Sub from fulfilling their respective representations, warranties, agreements, covenants and other obligations, in the case of each of clauses (A) and (B), under this Agreement or the Subscription Agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, each of Company, Outdoor Products, Parent, Merger Sub and Guarantor has duly executed this Agreement, all as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Gary L. McArthur
Name: Gary L. McArthur
Title: Chief Executive Officer, Interim
[Signature Page to Agreement and Plan of Merger]

REVELYST, INC.

By:	/s/ Eric Nyman
Name: Eric Nyman
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Petr Formánek
Name: Petr Formánek
Title: Director
[Signature Page to Agreement and Plan of Merger]

CSG ELEVATE III INC.

By:	/s/ Petr Formánek
Name: Petr Formánek
Title: Director
[Signature Page to Agreement and Plan of Merger]

CZECHOSLOVAK GROUP a.s., solely for purposes of the Guarantor Provisions,

By:	/s/ David Chour
Name: David Chour
Title: Vice-Chair of the Board

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Member of the Board
[Signature Page to Agreement and Plan of Merger]

Annex I
Glossary of Defined Terms

Term	Section
$	Section 9.03
Acceptable Confidentiality Agreement	Section 9.03
Action	Section 9.03
Affiliate	Section 9.03
Agent	Section 2.02
Agreement	Preamble
Alternative Financing	Section 6.13(b)(ii)
Annual Company Business Financial Statements	Section 4.06(c)
Annual Incentive Plan	Section 6.15(c)
Anoka Sublease	Section 9.03
Anti-Corruption Laws	Section 9.03
Appraisal Shares	Section 2.03(k)
Balance Sheet Date	Section 4.06(c)
Base Purchase Price	Section 9.03
Benefit Plan	Section 9.03
Bentonville Sublease	Section 9.03
Board of Directors	Section 9.03
Business Day	Section 9.03
Capitalization Date	Section 4.03(a)
CARES Act	Section 9.03
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.04
CFIUS	Section 9.03
CFIUS Approval	Section 9.03
Closing	Section 1.03
Closing Date	Section 1.03
Closing Debt	Section 9.03
Code	Section 9.03
Commercially Reasonable Terms	Section 6.13(b)(iii)
Company	Preamble
Company Acquisition Agreement	Section 6.09(d)
Company Acquisition Proposal	Section 9.03
Company Adverse Recommendation Change	Section 6.09(d)
Company Assets	Section 9.03
Company Balance Sheet	Section 4.06(e)
Company Benefit Plan	Section 9.03
Company Business	Section 9.03
Company Common Stock	Section 2.01(b)
Company Disclosure Letter	Article IV
Company DSU	Section 9.03
Annex I

Term	Section
Company Employee	Section 9.03
Company Equity Awards	Section 9.03
Company ESPP	Section 9.03
Company Financial Statements	Section 4.06(b)
Company Group	Section 9.03
Company Group Permits	Section 4.13(b)
Company Indemnified Parties	Section 6.05(a)
Company Intellectual Property	Section 4.16(a)
Company Leased Real Property	Section 4.15(b)
Company Material Adverse Effect	Section 9.03
Company Material Contract	Section 4.17(a)
Company Option	Section 9.03
Company Owned Intellectual Property	Section 9.03
Company Owned Real Property	Section 4.15(a)
Company Pension Benefit Plan	Section 4.10(f)
Company Permitted Liens	Section 9.03
Company Preferred Stock	Section 4.03(a)
Company PSU	Section 9.03
Company Registered Intellectual Property	Section 4.16(a)
Company Related Parties	Section 8.03(e)
Company RSU	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Securities	Section 4.03(a)
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 4.04(d)
Company Stockholders’ Meeting	Section 6.02(a)
Company Subsidiary	Section 9.03
Company Superior Proposal	Section 9.03
Company Termination Fee	Section 8.03(b)(iii)
Company Welfare Benefit Plan	Section 4.10(c)
Confidentiality Agreement	Section 6.03
Consent	Section 9.03
Contract	Section 9.03
Contribution Amount	Section 9.03
Controlled Group Liability	Section 9.03
Court	Section 9.13(c)
Data Privacy Laws	Section 9.03
DDTC	Section 9.03
Debt Financing	Section 3.08
Debt Financing Commitments	Section 3.08
Debt Financing Sources	Section 3.08
DGCL	Section 9.03
dollars	Section 9.03
Domain Names	Section 9.03
Annex I

Term	Section
DPA	Section 9.03
EDGAR	Article IV
Effective Time	Section 1.04
Employee Matters Agreement	Section 9.03
End Date	Section 8.01(b)(i)
Environment	Section 9.03
Environmental Laws	Section 9.03
Environmental Liability	Section 9.03
Environmental Matters	Section 9.03
Environmental Permit	Section 9.03
Equity Financing	Section 3.08
Equity Financing Commitment	Section 3.08
Equity Financing Source	Section 3.08
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Estimated Closing Adjustment Amount	Section 9.03
Estimated Closing Debt	Section 9.03
Estimated Closing Non-Cash Debt	Section 9.03
Estimated Closing Taxes	Section 9.03
Estimated Transaction Expenses	Section 9.03
Exchange Act	Section 9.03
Excluded Information	Section 9.03
Existing ABL Credit Agreement	Section 9.03
Existing Credit Agreements	Section 9.03
Existing Notes	Section 9.03
Existing Notes Indenture	Section 9.03
Existing Notes Redemption	Section 6.14(d)
Existing Offering Period	Section 2.04(f)
Existing Term Loan Credit Agreement	Section 9.03
FCPA	Section 9.03
Filed SEC Documents	Article IV
Final Determination	Section 9.03
Financing	Section 3.08
Financing Commitments	Section 3.08
Financing Sources	Section 3.08
Form S-4	Section 6.01(a)
Fraud	Section 9.03
GAAP	Section 9.03
GDPR	Section 9.03
Global Trade Laws	Section 9.03
Government Bid	Section 9.03
Government Contract	Section 9.03
Governmental Approval	Section 9.03
Governmental Authority	Section 9.03
Annex I

Term	Section
Group	Section 9.03
Guaranteed Obligations	Section 9.15(a)
Guarantor	Preamble
Guarantor Provisions	Section 9.03
Guaranty	Section 9.15(a)
Hazardous Materials	Section 9.03
Historical Company Business Financial Statements	Section 4.06(c)
HSR Act	Section 9.03
Indebtedness	Section 9.03
Initial End Date	Section 8.01(b)(i)
Intellectual Property	Section 9.03
Intended Tax Treatment	Section 6.10(a)
Intercompany Contracts	Section 4.17(c)
Interim Balance Sheet	Section 4.06(c)
Interim Company Business Financial Statements	Section 4.06(c)
Internal Transactions	Section 9.03
Intervening Event	Section 9.03
Inventory	Section 4.28
IRS	Section 9.03
ITAR	Section 9.03
IT Systems	Section 9.03
Inventory	Section 4.28
Joint Notice	Section 6.04(c)
Judgment	Section 9.03
Know-How	Section 9.03
knowledge of Company	Section 9.03
knowledge of Parent	Section 9.03
Labor Agreement	Section 4.11(a)
Law	Section 9.03
Lease Agreement	Section 9.03
Letter of Transmittal	Section 2.03(b)
Liabilities	Section 9.03
Lien	Section 9.03
Manhattan MSA	Section 9.03
Marketing Period	Section 9.03
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Exchange Fund	Section 2.03(a)
Merger Sub	Preamble
Merger Transactions	Section 9.03
Moelis	Section 4.19(b)
Morgan Stanley	Section 4.19(a)
Multiemployer Plan	Section 9.03
NYSE	Section 9.03
Annex I

Term	Section
OFAC	Section 9.03
Other Sources	Section 9.03
Outdoor Products	Preamble
Outdoor Products Benefit Plan	Section 9.03
Outdoor Products Business	Section 9.03
Outdoor Products Common Stock	Section 9.03
Outdoor Products Employee	Section 9.03
Outdoor Products Equity Award	Section 9.03
Outdoor Products Group	Section 9.03
Outdoor Products Subsidiary	Section 9.03
Parent	Preamble
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Parent Related Parties	Section 8.03(d)
Parent Termination Fee	Section 8.03(a)
Permit	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Post-Closing Bonus	Section 6.15(c)
PPP	Section 9.03
Pre-Closing Bonus	Section 6.15(c)
Pre-Closing Separation	Section 9.03
Premium Cap	Section 6.05(b)
Privacy and Data Security Requirements	Section 9.03
Processing	Section 9.03
Protected Activity	Section 6.18(a)
Proxy Statement	Section 6.01(a)
Public Official	Section 9.03
R&W Insurance Policy	Section 9.03
Records	Section 9.03
Redacted Fee Letter	Section 9.03
Registered Intellectual Property	Section 9.03
Regulation S-K	Section 9.03
Regulation S-X	Section 9.03
Release	Section 9.03
Remedial Action	Section 4.14(h)
Representatives	Section 9.03
Required Financial Information	Section 9.03
Restraint	Section 7.01(c)
Restrictive Covenants	Section 6.18(b)
Review Laws	Section 6.04(b)
Rule 144A	Section 6.13(c)
Sanctioned Country	Section 9.03
Sanctioned Person	Section 9.03
Annex I

Term	Section
Sanctions	Section 9.03
Sarbanes-Oxley Act	Section 9.03
SEC	Section 9.03
Securities Act	Section 9.03
Separation	Section 9.03
Separation Agreement	Recitals
Software	Section 9.03
Subscription	Recitals
Subscription Agreement	Recitals
Subscription Amount	Section 9.03
Subsidiary	Section 9.03
Surviving Corporation	Section 1.02
Tax Return	Section 9.03
Taxes	Section 9.03
Top Customers	Section 4.17(a)(xiii)
Top Vendors	Section 4.17(a)(xiii)
Trademarks	Section 9.03
Transaction Documents	Section 9.03
Transaction Expenses	Section 9.03
Transactions	Section 9.03
Transition Services Agreement	Section 9.03
UK NSIA	Section 9.03
UK NSIA Notice	Section 9.03
Vista Outdoor DSU	Section 9.03
Vista Outdoor Equity Awards	Section 9.03
Vista Outdoor Option	Section 9.03
Vista Outdoor Pre-Closing Stock Price	Section 9.03
Vista Outdoor PSU	Section 9.03
Vista Outdoor RSU	Section 9.03
Voting Company Debt	Section 4.03(a)
Annex I

Exhibit A
SEPARATION AGREEMENT
[***]
Exh. A

Exhibit B
SUBSCRIPTION AGREEMENT
[***]
Exh. B

Exhibit C
EMPLOYEE MATTERS AGREEMENT
[***]
Exh. C

Exhibit D
TRANSITION SERVICES AGREEMENT
[***]
Exh. D

Exhibit E
MANHATTAN MANUFACTURING AND SUPPLY AGREEMENT
[***]
Exh. E

Exhibit F
ANOKA SUBLEASE
[***]
Exh. F

Exhibit G
BENTONVILLE SUBLEASE
[***]
Exh. G

Exhibit H
CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION
[***]
Exh. H

Exhibit I
BYLAWS OF THE SURVIVING CORPORATION
[***]
Exh. I

ANNEX A-2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1, dated May 27, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $1,910,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $12.90 (such cash amount, the “Cash Consideration”).
WHEREAS, CSG has agreed to increase the Base Purchase Price from $1,910,000,000 to $1,960,000,000.
WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $12.90 to $16.00.
WHEREAS, the Merger Agreement currently contemplates that all Vista Outdoor RSUs will be cashed out in connection with the contemplated Transactions.
WHEREAS, the Parties wish that certain Vista Outdoor RSUs held by Company employees be converted into restricted cash awards at Closing, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to avoid adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1. Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$12.90” with a reference to “$16.00”.

2. Section 2.04 of the Merger Agreement is hereby amended by:
a. deleting Section 2.04(a) in its entirety and replacing it with the following:
“(a) Each Vista Outdoor RSU held by a Company Employee or a non-employee director of Company who does not become a non-employee director of Outdoor Products immediately following the Effective Time, and which is a Vista Outdoor Cash-out RSU, shall, as of the Effective Time, in each case, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price. Each Vista Outdoor RSU that is a Vista Outdoor Rollover RSU held by a Company Employee shall, as of the Effective Time, be canceled and converted into a time-based restricted cash award (each, a “Converted Cash Award”) representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU as of immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price, with the same terms and conditions, including with respect to vesting (including any accelerated vesting provisions, including under any Company Benefit Plan applicable to such Vista Outdoor RSU), as were applicable to the corresponding Vista Outdoor RSU immediately prior to the Effective Time. As of the Effective Time, all Vista Outdoor RSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(a) in respect thereof.”
b. deleting Section 2.05 in its entirety and replacing it with the following:
“Payments With Respect to Vista Outdoor Equity Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time, other than with respect to the Converted Cash Awards), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i) each Vista Outdoor DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment,

(ii) each Converted Cash Award shall be paid by the Surviving Corporation or its applicable Affiliate through its payroll systems in accordance with the vesting and settlement terms of such Converted Cash Award (but in any event, no later than the first payroll date that occurs more than five Business Days after the applicable vesting date(s)) and (iii) any such payments will be less applicable Tax withholdings.”
3. Section 9.03 of the Merger Agreement is hereby amended by:
a. replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $1,960,000,000.
b. adding the following definitions after the defined terms “UK NSIA Notice” and “Vista Outdoor PSU” respectively:
“Vista Outdoor Cash-out RSU” means any Vista Outdoor RSU that is not a Vista Outdoor Rollover RSU.
“Vista Outdoor Rollover RSU” means any Vista Outdoor RSU designated by Company as a Vista Outdoor Rollover RSU prior to the Effective Time in accordance with the methodology set forth in Section 9.03 of the Company Disclosure Letter.
4. Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name: Jason Vanderbrink
Title: Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name: Eric Nyman
Title: Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name: Eric Nyman
Title:Chief Executive Officer
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Michal Strnad
Name: Michal Strnad
Title: Chairman of the Board

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Vice-Chairman of the Board
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX A-3
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 2, dated June 23, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $1,960,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $16.00 (such cash amount, the “Cash Consideration”).
WHEREAS, CSG has agreed to increase the Base Purchase Price from $1,960,000,000 to $2,000,000,000.
WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $16.00 to $18.00.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$16.00” with a reference to “$18.00”.
2.Section 9.03 of the Merger Agreement is hereby amended by replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $2,000,000,000.
3.Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink

Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman

Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman

Name:	Eric Nyman
Title:	Chief Executive Officer
[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek

Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek

Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek

Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	/s/ Zdeněk Jurák

Name:	Zdeněk Jurák
Title:	Member of the Board
[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

ANNEX A-4

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 3, dated July 7, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024 and June 23, 2024 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $2,000,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $18.00 (such cash amount, the “Cash Consideration”).
WHEREAS, CSG has agreed to increase the Base Purchase Price from $2,000,000,000 to $2,100,000,000.
WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $18.00 to $21.00.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1. Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$18.00” with a reference to “$21.00”.
2. Section 9.03 of the Merger Agreement is hereby amended by replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $2,100,000,000.

3. Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:
/s/ Jason Vanderbrink
Name: Jason Vanderbrink
Title: Co-Chief Executive Officer

By:
/s/ Eric Nyman
Name: Eric Nyman
Title: Co-Chief Executive Officer

REVELYST, INC.

By:
/s/ Eric Nyman
Name: Eric Nyman
Title: Chief Executive Officer
[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:
/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CSG ELEVATE III INC.

By:
/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CZECHOSLOVAK GROUP a.s.

By:
/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Vice-Chairman of the Board

By:
/s/ Zdeněk Jurák
Name: Zdeněk Jurák
Title: Member of the Board
[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

ANNEX A-5
AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 4, dated July 21, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024 and July 7, 2024 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $2,100,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $21.00 (such cash amount, the “Cash Consideration”).
WHEREAS, CSG has agreed to increase the Base Purchase Price from $2,100,000,000 to $2,150,000,000.
WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $21.00 to $24.00.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$21.00” with a reference to “$24.00”.
2.Section 9.03 of the Merger Agreement is hereby amended by replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $2,150,000,000.
3.Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink

Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman

Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman

Name:	Eric Nyman
Title:	Chief Executive Officer
[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	Ladislav Štorek

Name:	Ladislav Štorek
Title:	Officer

CSG ELEVATE III INC.

By:	Ladislav Štorek

Name:	Ladislav Štorek
Title:	Officer

CZECHOSLOVAK GROUP a.s.

By:	Ladislav Štorek

Name:	Ladislav Štorek
Title:	Vice-Chairman of the Board

By:	Zdeněk Jurák

Name:	Zdeněk Jurák
Title:	Member of the Board
[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]

ANNEX A-6
AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 5, dated September 12, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024, July 7, 2024 and July 21, 2024 (the “Merger Agreement”).
WHEREAS, subject to the terms and conditions contained in the Revelyst Stock Purchase Agreement substantially in the form attached hereto as Exhibit A (the “Revelyst Stock Purchase Agreement”), Purchaser has agreed to purchase, and the Company has agreed to sell to Parent a number of shares of Outdoor Products Common Stock equal to 7.5% of the fully diluted outstanding shares of Outdoor Products Common Stock as of the Closing (after giving effect to the Contribution including, for the avoidance of doubt, the shares of Outdoor Products Common Stock to be transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement ) for an aggregate purchase price of $150,000,000.
WHEREAS, the Merger Agreement currently contemplates that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $24.00 (such cash amount, the “Cash Consideration”).
WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $24.00 to $28.00.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.    Section 1.01(c) of the Merger Agreement is hereby amended and restated as follows:
(c) The number of shares of Outdoor Products Common Stock issued to Company pursuant to the Contribution (as defined in the Separation Agreement) shall equal (i) the number of shares of Company Common Stock outstanding on the Closing Date immediately following completion of the Internal Transactions (but excluding all shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and all Appraisal Shares) plus (ii) the number of shares of Outdoor Products Common Stock to be transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement minus (iii) the number of shares of Outdoor Products Common Stock outstanding at such time, such that the Merger Consideration distributed in accordance with Section 2.03 shall comprise all of the issued and outstanding shares of Outdoor Products Common Stock, all of which shall, immediately prior to such distribution, be held by Company, other than the shares of Outdoor Products Common Stock transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement.
2.    Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$24.00” with a reference to “$28.00”.

3. Section 2.03(a)(i) of the Merger Agreement is hereby amended and restated as follows:
(i) Company shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, certificates or evidence of shares in book-entry form representing the shares of Outdoor Products Common Stock to be distributed as Merger Consideration (being all of the issued and outstanding shares of Outdoor Products Common Stock at such time, all of which will be held by Company immediately prior to such deposit, other than the shares of Outdoor Products Common Stock transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement)
4.    Section 9.03 of the Merger Agreement is hereby amended by:
a.    replacing the existing defined term “Contribution Amount” with the following definition:
“Contribution Amount” means (A) the Subscription Amount minus (B) Estimated Closing Debt plus (C) Estimated Closing Non-Cash Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes plus (F) the Revelyst Stock Purchase Agreement Purchase Price.
b.    adding the following definitions:
“Revelyst Stock Purchase Agreement” means the stock purchase agreement, substantially in the form attached hereto as Exhibit J, to be entered into by Parent, Company and Outdoor Products immediately prior to the Closing.”
“Revelyst Stock Purchase Agreement Purchase Price” means $150,000,000.
5.    Article VI of the Merger Agreement is hereby amended by adding a new Section 6.20 as follows:
SECTION 6.20. Revelyst Stock Purchase Agreement. Immediately prior to the Closing, each of Company, Outdoor Products and Parent shall execute and deliver the Revelyst Stock Purchase Agreement.
6.    The Table of Contents of the Merger Agreement shall be amended by adding a new Exhibit as follows:
Exhibit J Revelyst Stock Purchase Agreement
7.    The Merger Agreement shall be amended by attaching Exhibit A hereto as Exhibit J to the Merger Agreement.
8.     Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name: Jason Vanderbrink
Title: Co-Chief Executive Officer

By:	/s/ Eric Nyman
Name: Eric Nyman
Title: Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name: Eric Nyman
Title: Chief Executive Officer

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

By:	/s/ Zdeněk Jurák
Name: Zdeněk Jurák
Title: Member of the Board

Exhibit A
Revelyst Stock Purchase Agreement

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of [●] (this “Agreement”), is entered into by and between Revelyst, Inc., a Delaware corporation (the “Issuer” or “Revelyst”), Vista Outdoor Inc., a Delaware corporation (the “Seller”), and CSG Elevate II Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement referred to below.
WHEREAS, each of the Seller, the Issuer and the Purchaser have entered into an Agreement and Plan of Merger, dated as of October 15, 2023 (as amended from time to time, the “Merger Agreement”), by and among the Seller, the Issuer, the Purchaser, CSG Elevate III Inc., a Delaware corporation and a direct wholly owned Subsidiary of Purchaser, and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic; and
WHEREAS, in connection with the consummation of the Merger, the Seller, the Purchaser and the Issuer have agreed to enter into this Agreement, pursuant to which the Purchaser shall purchase from the Seller, and the Seller shall sell to the Purchaser, on the terms and subject to the conditions of this Agreement, the Purchased Shares.
NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Seller, the Purchaser and the Issuer hereby agree as follows:
1.PURCHASE AND SALE. Subject to the consummation of the Contribution and the Subscription, and immediately prior to the effectiveness of the Merger, the Purchaser hereby agrees to purchase, and the Seller agrees to sell to the Purchaser, a number of shares of Common Stock equal to 7.5% of the fully diluted outstanding shares of Common Stock on the date hereof (after giving effect to the Contribution including, for the avoidance of doubt, the issuance of the Purchased Shares) (the “Purchased Shares”) for an aggregate purchase price of $150,000,000, payable on the date hereof by wire transfer of immediately available funds to an account designated in writing by the Seller. Upon receipt by the Seller of payment for the Purchased Shares, the Seller shall transfer to the Purchaser the Purchased Shares in accordance with this Agreement and the Merger Agreement. The Purchaser agrees that the Purchased Shares shall be subject to the restrictions on transfer set forth in Section 6(b) of this Agreement.
2.    REPRESENTATIONS AND WARRANTIES OF THE ISSUER.
The Issuer represents and warrants to the Seller and the Purchaser as follows:
(a) The Issuer is duly organized and validly existing under the Laws of the state of Delaware.
(b) The Issuer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Issuer has duly authorized all requisite corporate action with respect to this Agreement and the consummation of the transactions contemplated hereby and, when executed and delivered by the Purchaser and the Seller, this Agreement will constitute the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.
(c) The Purchased Shares, when issued to the Seller in accordance with the provisions of the Separation Agreement, will be duly authorized and validly issued by the Issuer, and will represent fully paid and nonassessable shares of the Issuer without preemptive or other similar rights, free and clear of any liens or other encumbrances.
(d) No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Issuer to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received or the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Issuer’s ability to consummate the transactions contemplated by this Agreement.
(e) Neither the execution and delivery of this Agreement by the Issuer nor the consummation of any of the transactions contemplated hereby will violate or conflict with, or result in a breach of, or constitute a default under (whether upon notice or the passage of time or both) any (i) contract to which the Issuer is a party or (ii) applicable Laws to which the Issuer is subject, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Issuer’s ability to consummate the transactions contemplated by this Agreement.
3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER.
The Seller represents and warrants to the Issuer and the Purchaser as follows:
(a) The Seller holds and has good, valid and marketable title to the Purchased Shares and has the power and authority to transfer and deliver to the Purchaser the Purchased Shares, free and clear of any liens or other encumbrances (other than restrictions pursuant to the terms of this Agreement) and is the record owner thereof. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Purchased Shares, upon receipt by the Seller of the consideration deliverable to the Seller pursuant to Section 1, good, valid and marketable title to the Purchased Shares will pass to the Purchaser, free and clear of any liens or other encumbrances (other than restrictions pursuant to the terms of this Agreement).
(b) The Seller has the requisite corporate or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or similar action. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity). The Seller is a validly existing entity under the Laws of Delaware.
(c) No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Seller to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received or the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.
(d) Neither the execution and delivery of this Agreement by the Seller nor the consummation of any of the transactions contemplated hereby will violate or conflict with, or result in a breach of, or constitute a default under (whether upon notice or the passage of time or both) any (i) contract to which the Seller is a party or (ii) applicable Laws to which the Seller is subject, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.
4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
The Purchaser represents and warrants to the Seller and the Issuer as follows:
(a) The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is acquiring the Purchased Shares for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Purchased Shares, except pursuant to sales registered or exempt from registration under the Securities Act.
(b) The Purchaser acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares. The Purchaser has had an opportunity to ask questions and receive answers from the Issuer regarding the business, properties, prospects and financial condition of the Issuer.
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(c) The Purchaser understands and acknowledges that the Purchased Shares will be “restricted securities” under the U.S. federal securities Laws, as they have been acquired by the Seller from the Issuer in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Purchaser represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(d) The Purchaser has the requisite corporate or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or similar action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity). The Purchaser is a validly existing entity under the Laws of the jurisdiction of its incorporation or formation.
(e) No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Purchaser to execute and deliver this Agreement and to perform its obligations hereunder, except for any that have been received or the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
(f) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of any of the transactions contemplated hereby will (i) cause Purchaser to become the beneficial owner of greater than 9.9% of the issued and outstanding Common Stock or (ii) violate or conflict with, or result in a breach of, or constitute a default under (whether upon notice or the passage of time or both) any (x) contract to which the Purchaser is a party or (y) applicable Laws to which the Purchaser is subject, in the case of clauses (ii)(x) and (ii)(y), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
5.    PURCHASER ACKNOWLEDGMENTS.
The Purchaser further acknowledges the following as of the date hereof:
(a) The offer and sale to the Purchaser of the Purchased Shares have not been registered under the Securities Act nor qualified under any U.S. state securities Laws.
(b) Each security representing any Purchased Share and all Purchased Shares (unless registered under the Securities Act) shall include a legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
6.    PURCHASER COVENANTS.
(a) The Purchaser shall not offer, sell, assign or otherwise transfer any portion of the Purchased Shares except in accordance with an exemption from registration, including under Rule 144 under the Securities Act.
(b) Until the date that is the two-year anniversary of the date hereof (the “Lock-Up Period”), the Purchaser will not (i) Transfer any Purchased Shares or (ii) make any short sale of, grant any option for the purchase
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of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any Purchased Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Purchased Shares. Notwithstanding the foregoing, the Purchaser shall be permitted to Transfer any portion or all of the Purchased Shares at any time under the following circumstances:
(i) Transfers to any third party with the prior written consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned); provided that such third party shall be required to agree in writing to be bound by the covenants of Purchaser set forth in this Section 6 as though made by such third party;
(ii) Transfers in connection with (A) any third party tender or exchange offer involving the Common Stock that has been approved by the Board of Directors of the Issuer or (B) any tender or exchange offer by the Issuer (and, for the avoidance of doubt, if the Purchaser does Transfer Purchased Shares to a third party in connection with such tender or exchange offer, the restrictions set forth in this Section 6(b) shall not apply to such third party with respect to such Purchased Shares); or
(iii) Transfers that have been approved in writing in advance by the Issuer (and, for the avoidance of doubt, if the Purchaser does Transfer Purchased Shares to a third party with such approval, the restrictions set forth in this Section 6(b) shall not apply to such third party with respect to such Purchased Shares).
7. LISTING. The Issuer will use commercially reasonable efforts to (i) procure, at its sole expense, following the expiration of the Lock-Up Period, the listing of such Purchased Shares issuable pursuant to this Agreement on all principal stock exchanges on which shares of Common Stock are then listed or traded and (ii) maintain such listings of the Purchased Shares for so long as shares of Common Stock are so listed or traded.
8.    INTERPRETATION OF THIS AGREEMENT.
(a) Terms Defined. As used in this Agreement, the following terms have the respective meanings set forth below:
“Common Stock” means the Issuer’s common stock, par value $0.01 per share.
“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person. The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.
(b) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person.
(c) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HERETO AGREES (A) TO SUBMIT TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE STATE OR FEDERAL COURTS IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, (B) THAT NON-EXCLUSIVE JURISDICTION AND VENUE SHALL LIE IN THE STATE OR FEDERAL COURTS IN THE STATE OF NEW YORK, AND (C) THAT NOTICE MAY BE SERVED UPON SUCH PARTY AT THE ADDRESS AND IN THE MANNER SET FORTH FOR SUCH PARTY IN SECTION 9(a) HEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY
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UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE TRANSACTION DOCUMENTS (AS DEFINED IN THE MERGER AGREEMENT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.
(e) Construction. This Agreement has been freely and fairly negotiated between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The words “include”, “includes”, and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
9.    MISCELLANEOUS.
(a) Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a nationally recognized next day courier service, in each case with a copy sent concurrently by e-mail. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Issuer, to:

Revelyst, Inc.
P.O. Box 1411
Providence, RI 02901
Attention:	Jung Choi, General Counsel & Secretary
Email:	Jung.Choi@revelyst.com

with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:	carcella@cravath.com
agruber@cravath.com and
bpfalzgraf@cravath.com

If to the Seller, to:

Vista Outdoor Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:	Jason Vanderbrink, CEO Sporting Products; Jeffrey Ehrich, General Counsel & Corporate Secretary (Interim)
Email:	Jason.Vanderbrink@VistaOutdoor.com;
Jeffrey.Ehrich@VistaOutdoor.com
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with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:	carcella@cravath.com
agruber@cravath.com and
bpfalzgraf@cravath.com

If to the Purchaser, to:

c/o Czechoslovak Group a.s.
U Rustonky 714/1
186 00 Prague 8
Czech Republic
Attention:	Petr Formánek and Ladislav Štorek
Email:	petr.formanek@czechoslovakgroup.com and
ladislav.storek@czechoslovakgroup.com

with a copy to:

Clifford Chance Prague LLP
Jungmannova Plaza
Jungmannova 745/24
110 00 Prague 1
Czech Republic
Attention:	David Kolacek, Nigel Wellings and Alexandra Wilde
Email:	david.kolacek@cliffordchance.com
nigel.wellings@cliffordchance.com and
alexandra.wilde@cliffordchance.com
(b) Assignment; Successors. This Agreement is not assignable by any party without the prior written consent of the other parties. This Agreement and the rights, powers and duties set forth herein will inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. The provisions of this Agreement are for the sole benefit of the parties and their successors and permitted assigns, and it will not be construed as conferring any rights on any third party, including any third party beneficiary rights.
(c) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties with respect to the matters covered herein. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto.
(d) Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance is held to be invalid by any court of competent jurisdiction, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid will not be affected thereby. Upon such determination that any provision or the application thereof is invalid, the parties
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hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
(e) Counterparts; Facsimile and PDF Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or portable document format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(f) Withholding. The parties hereto shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under applicable Law[; provided that, the parties hereto agree that no withholding or deduction shall be required on the amounts payable pursuant to this Agreement].
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

REVELYST, INC.

Name:
Title:

VISTA OUTDOOR INC.

Name:
Title:

CSG ELEVATE II INC.

Name:
Title:
[Signature Page to Stock Purchase Agreement]

ANNEX A-7
AMENDMENT NO. 6 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 6, dated October 4, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024 and September 12, 2024 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $2,150,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $28.00 (such cash amount, the “Cash Consideration”).
WHEREAS, the Merger Agreement also contemplates that, subject to the terms and conditions contained in the Revelyst Stock Purchase Agreement, substantially in the form attached as Exhibit J to the Merger Agreement (the “Revelyst Stock Purchase Agreement”), Purchaser shall purchase, and the Company shall sell to Parent a number of shares of Outdoor Products Common Stock equal to 7.5% of the fully diluted outstanding shares of Outdoor Products Common Stock as of the Closing (after giving effect to the Contribution including, for the avoidance of doubt, the shares of Outdoor Products Common Stock to be transferred by Company to Merger Sub Parent pursuant to the Revelyst Stock Purchase Agreement) for an aggregate purchase price of $150,000,000 (the “Revelyst Investment”).
WHEREAS, the Merger Agreement also contemplates that either Company or Parent may terminate the Merger Agreement if the Effective Time has not occurred on or before the End Date, which date is currently October 15, 2024, subject to the terms and conditions contained therein.
WHEREAS, the Merger Agreement further contemplates that the Closing shall take place on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement (the “Closing Conditions”), subject to the terms and conditions contained therein.

WHEREAS, CSG has agreed to increase the Base Purchase Price from $2,150,000,000 to $2,225,000,000.
WHEREAS, the Parties wish to (i) change the amount of the Cash Consideration from $28.00 to $25.75, (ii) eliminate the Revelyst Investment, (iii) extend the End Date to December 11, 2024 and (iv) provide that the Closing shall take place on the earlier of (a) the third Business Day following the satisfaction or waiver of the Closing Conditions and (b) December 11, 2024, assuming the satisfaction or waiver of the Closing Conditions prior to the Closing.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.    Section 1.01(c) of the Merger Agreement is hereby amended and restated as follows:
(c) The number of shares of Outdoor Products Common Stock issued to Company pursuant to the Contribution (as defined in the Separation Agreement) shall equal (i) the number of shares of Company Common Stock outstanding on the Closing Date immediately following completion of the Internal Transactions (but excluding all shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and all Appraisal Shares) minus (ii) the number of shares of Outdoor Products Common Stock outstanding at such time, such that the Merger Consideration distributed in accordance with Section 2.03 shall comprise all of the issued and outstanding shares of Outdoor Products Common Stock, all of which shall, immediately prior to such distribution, be held by Company.
2.    Section 1.03 of the Merger Agreement is hereby amended and restated as follows:
Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the earlier of (a) the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than (i) the condition set forth in Section 7.01(d); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (ii) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) and (b) December 11, 2024, provided that the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than (i)

the condition set forth in Section 7.01(d); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (ii) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) shall have occurred prior to the Closing. Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
3.    Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$28.00” with a reference to “$25.75”.
4.    Section 2.03(a)(i) of the Merger Agreement is hereby amended and restated as follows:
(i)    Company shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, certificates or evidence of shares in book-entry form representing the shares of Outdoor Products Common Stock to be distributed as Merger Consideration (being all of the issued and outstanding shares of Outdoor Products Common Stock at such time, all of which will be held by Company immediately prior to such deposit)
5.    Section 8.01(b)(i) of the Merger Agreement is hereby amended and restated as follows:
(i)    if the Effective Time has not occurred on or before December 11, 2024 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Company, Outdoor Products, and in the case of Parent, Guarantor or Merger Sub).
6.    Section 9.03 of the Merger Agreement is hereby amended by:
(i)    replacing the existing defined term “Contribution Amount” with the following definition:
“Contribution Amount” means (A) the Subscription Amount minus (B) Estimated Closing Debt plus (C) Estimated Closing Non-Cash Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes.

(ii)    replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $2,225,000,000.
(iii) deleting the definitions of “Revelyst Stock Purchase Agreement” and “Revelyst Stock Purchase Agreement Purchase Price”.
7.    Article VI of the Merger Agreement is hereby amended by deleting Section 6.20.
8.    The Table of Contents of the Merger Agreement shall be amended by deleting the reference to Exhibit J.
9.    The Merger Agreement shall be amended by removing Exhibit J.
10.    Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink

Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman

Name:	Eric Nyman
Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman

Name:	Eric Nyman
Title:	Chief Executive Officer
[Signature Page to Amendment No. 6 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By: /s/ Ladislav Štorek

Name: Ladislav Štorek
Title: Officer

CSG ELEVATE III INC.

By: /s/ Ladislav Štorek

Name: Ladislav Štorek
Title: Officer

CZECHOSLOVAK GROUP a.s.

By: /s/ Ladislav Štorek

Name: Ladislav Štorek
Title: Vice-Chairman of the Board

By: /s/ Zdeněk Jurák

Name: Zdeněk Jurák
Title: Member of the Board
[Signature Page to Amendment No. 6 to Agreement and Plan of Merger]

ANNEX B

AMENDED AND RESTATED SEPARATION AGREEMENT
by and between
VISTA OUTDOOR INC.
and
REVELYST, INC.
Dated as of October 4, 2024

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and is the type that the registrant customarily and actually treats as private or confidential.

B-ii

Section 11.08	Headings	75
Section 11.09	Survival of Covenants	75
Section 11.10	Waivers of Default	75
Section 11.11	Remedies	75
Section 11.12	No Admission of Liability	76
Section 11.13	Amendments	76
Section 11.14	Interpretation	76

Schedule 1.01(a)	-	Transaction Steps

Schedule 1.01(b)	-	Revelyst Accounts

Schedule 1.01(c)	-	Equity Interests

Schedule 1.01(d)	-	Revelyst Assets

Schedule 1.01(e)	-	Revelyst Balance Sheet

Schedule 1.01(f)	-	Revelyst Liabilities

Schedule 1.01(g)	-	Shared Contracts

Schedule 1.01(h)	-	Vista Outdoor Accounts

Schedule 1.01(i)	-	Vista Outdoor Retained Assets

Schedule 1.01(j)	-	Vista Outdoor Retained Liabilities

Schedule 2.03(b)	-	Surviving Intercompany Agreements

Schedule 2.06(k)(i)	-	Accounting Principles

Schedule 3.01(a)	-	Surviving Vista Outdoor Credit Support Instruments

Schedule 5.12(a)	-	Revelyst-Managed Actions

Schedule 5.12(b)	-	Vista Outdoor-Managed Actions

Attachment A	-	Revelyst IP

Attachment B	-	Revelyst Marks
B-iii

AMENDED AND RESTATED SEPARATION AGREEMENT, dated as of October 4, 2024, by and between VISTA OUTDOOR INC., a Delaware corporation (“Vista Outdoor”), and REVELYST, INC., a Delaware corporation and a direct wholly owned Subsidiary of Vista Outdoor (“Revelyst”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, Vista Outdoor and Revelyst entered into that certain Separation Agreement, dated as of October 15, 2023 (the “Original Agreement”);
WHEREAS, Vista Outdoor, Revelyst, Olibre LLC, a Delaware limited liability company (“Olibre Parent”), and Cabin Ridge Inc., a Delaware corporation and wholly owned Subsidiary of Olibre Parent (“Olibre Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Revelyst Merger Agreement”), providing for, among other things, the merger of Olibre Merger Sub with and into Revelyst, with Revelyst surviving such merger (the “Revelyst Merger” and, together with the other transactions contemplated by the Revelyst Merger Agreement, the “Revelyst Transactions”) as a wholly owned subsidiary of Olibre Parent;
WHEREAS, in connection with the Revelyst Merger Agreement, Vista Outdoor and Revelyst wish to amend and restate the Original Agreement in its entirety to, among other things, reflect certain modifications negotiated among the parties to the Revelyst Merger Agreement (the “Amendment”);
WHEREAS, in accordance with Section 11.3 of the Original Agreement, Vista Outdoor, Revelyst and CSG Elevate II Inc., a Delaware corporation (“Parent”), have consented to amending and restating the Original Agreement in its entirety as set forth in this Agreement;
WHEREAS, Vista Outdoor, Revelyst, Parent, CSG Elevate III Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for the purposes of the Guarantor Provisions, CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic, have entered into that certain Agreement and Plan of Merger, dated as of October 15, 2023 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into Vista Outdoor, with Vista Outdoor surviving such merger (the “Merger”) as a wholly owned Subsidiary of Parent;
WHEREAS, the transactions identified as the “Pre-Signing Transactions” in Schedule 1.01(a) were completed prior to the time of the execution of this Agreement and the Revelyst Merger Agreement.
WHEREAS, on the terms and subject to the conditions contained herein, prior to the consummation of the Merger, Vista Outdoor shall consummate the Internal Transactions;
WHEREAS, following the consummation of the Internal Transactions, Revelyst will, directly or indirectly, hold the Revelyst Business;

WHEREAS, following the consummation of the Internal Transactions, Parent will subscribe for Vista Outdoor Common Stock in an amount equal to the Subscription Amount on the terms and subject to the conditions set forth in the Merger Agreement (the “Subscription”);
WHEREAS, following the Subscription, on the terms and subject to the conditions contained herein, Vista Outdoor will contribute the Contribution Amount to Revelyst in exchange for newly issued shares of Revelyst Common Stock (the “Contribution”);
WHEREAS, following the Contribution, pursuant to the Merger, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Merger (other than any such shares of Vista Outdoor Common Stock held by Vista Outdoor, any of its Subsidiaries or Parent) shall be converted into the right to receive one fully paid and non-assessable share of Revelyst Common Stock;
WHEREAS, the board of directors of Vista Outdoor has approved and declared advisable and in the best interests of Vista Outdoor and its stockholders this Agreement and the Separation;
WHEREAS, it is a condition to the Merger that, on or prior to the Closing Date, the Pre-Closing Separation be consummated in accordance with the terms of this Agreement; and
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will govern certain matters relating to the Separation and the relationship of Vista Outdoor, Revelyst and their respective Subsidiaries following the Separation and Merger.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
Definitions
Section 1.01    Definitions. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Merger Agreement. In addition, the following terms shall have the following meanings:
“Additional Insurance Policy” has the meaning set forth in Section 7.05.
“Adversarial Action” means (a) an Action by a member of the Vista Outdoor Group, on the one hand, against a member of the Revelyst Group, on the other hand, or (b) an Action by a member of the Revelyst Group, on the one hand, against a member of the Vista Outdoor Group, on the other hand.
“Advisory Estimated Closing Statement” has the meaning set forth in Section 2.06(c).

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that, solely for purposes of this Agreement and the Ancillary Agreements, (a) Revelyst and the other members of the Revelyst Group shall not be considered Affiliates of Vista Outdoor or any of the other members of the Vista Outdoor Group and (b) Vista Outdoor and the other members of the Vista Outdoor Group shall not be considered Affiliates of Revelyst or any of the other members of the Revelyst Group. Notwithstanding the foregoing, solely with respect to clauses (c) through (f) of Section 9.01, the term Affiliate shall only include such Persons that are Affiliates as of the Closing.
“Agreed Tax Principles” has the meaning set forth in Section 4.02(c).
“Agreement” means this Amended and Restated Separation Agreement, including the Schedules hereto.
“Ancillary Agreements” means (a) the Employee Matters Agreement, the Transition Services Agreement and the Anoka Sublease and (b) any other instruments, assignments, documents and agreements executed by the Parties or the members of their respective Groups in connection with the implementation of the transactions contemplated by this Agreement, excluding the Merger Agreement.
“Assets” means all assets, properties, claims and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:
(a)    all accounting and other books, records, files and Personnel Records, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form or medium (“Records”);
(b)    all apparatus, fixtures, machinery, furniture, office and other equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
(c)    all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;
(d)    all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all licenses, easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Lien in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)    all interests in any capital stock of, or other equity interests in, any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;
(f)    all Contracts, including license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, and unfilled orders for the manufacture and sale of products, and all rights arising thereunder;
(g)    all deposits, letters of credit, performance bonds and other surety bonds;
(h)    all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;
(i)    all right, title and interest in and to Intellectual Property;
(j)    all IT Systems;
(k)    all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);
(l)    all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, Judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;
(m)    all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
(n)    all Governmental Approvals (including Environmental Permits) and all pending applications therefor;
(o)    (i) all cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise, and (ii) all bank accounts, lock boxes and other deposit arrangements;
(p)    interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and
(q)    all goodwill as a going concern and other intangible properties.
“Cash Management Arrangements” means all cash management arrangements pursuant to which Vista Outdoor or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of Revelyst or any other member of the Revelyst Group.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.
“Commission” means the Securities and Exchange Commission.
“Contribution” has the meaning set forth in the recitals.
“Cravath” has the meaning set forth in Section 6.10.
“Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“Draft Estimated Closing Statement” has the meaning set forth in Section 2.06(b).
“Earn-Out Payment” has the meaning set forth in Section 2.07(a)(i).
“Earn-Out Threshold” has the meaning set forth in Section 2.07(a)(i).
“Environmental Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from any applicable Environmental Laws, or Environmental Permits, including such Liabilities to the extent relating to, arising out of or resulting from any (a) compliance, or any actual or alleged non-compliance, with any Environmental Law; (b) any actual or alleged presence or Release of, disposal, arrangement for disposal or transportation of, or exposure to, Hazardous Materials; (c) any actual or alleged personal injuries, property or natural resource damages, financial assurance obligations or contractual obligations related to any of the foregoing; and (d) any remediation, investigation or clean-up obligations related to any of the foregoing.
“Excise Taxes” has the meaning set forth in the definition of “Transaction Taxes”.
“Final Determination” means (a) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD, or (b) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Governmental Authority, as long as the responsible Party determines that no action should be taken to recoup that payment and the other Party agrees (such agreement not to be unreasonably withheld, delayed or conditioned).
“Form S-4” means the registration statement on Form S-4 filed by Revelyst with the Commission to register under the Securities Act the shares of Revelyst Common Stock to be issued in connection with the Merger, in the form declared effective by the Commission.

“Group” means either the Vista Outdoor Group or the Revelyst Group, or both, as the context requires.
“Income Taxes” means any Taxes imposed on or determined with reference to gross or net income or profits (including any franchise or withholding Taxes imposed in lieu thereof but excluding any firearms and ammunition excise Taxes).
“Indemnifying Party” has the meaning set forth in Section 5.04(a).
“Indemnitee” has the meaning set forth in Section 5.04(a).
“Indemnity Payment” has the meaning set forth in Section 5.04(a).
“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, Software, Know-How, communications (including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials and other technical, financial, employee or business information or data, documents, correspondence, materials and files.
“Insurance Proceeds” means those monies:
(a)    received by an insured (or its successor-in-interest) from an insurance carrier;
(b)    paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or
(c)    received (including by way of setoff) by or on behalf of the insured (or its successor-in-interest) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;in each such case, net of (i) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in connection with the collection thereof and (iii) any Taxes resulting from the receipt thereof.
“Intercompany Accounts” has the meaning set forth in Section 2.03(a).
“Intercompany Agreements” has the meaning set forth in Section 2.03(a).
“Internal Transactions” means the transactions identified as the “Internal Transactions” in Schedule 1.01(a).
“Managing Party” has the meaning set forth in Section 5.13.
“Merger” has the meaning set forth in the recitals.
“Merger Agreement” has the meaning set forth in the recitals.

“Mixed Action” has the meaning set forth in Section 5.12(d).
“Non-Managing Party” has the meaning set forth in Section 5.13.
“Olibre Disclosure Sections” means all information set forth in the Transaction Filings to the extent provided by or on behalf of Olibre Merger Sub, Olibre Parent or their respective Affiliates.
“Olibre Merger Sub” has the meaning set forth in the recitals.
“Olibre Parent” has the meaning set forth in the recitals.
“Original Agreement” has the meaning set forth in the recitals.
“Party” means either party hereto, and “Parties” means both parties hereto.
“Personnel Records” means all personnel files, data and other personnel information that relates to (a) in the case of the Vista Outdoor Group, any Vista Outdoor Employee, Former Vista Outdoor Employee or Former Shared Services Employee (each, as defined in the Employee Matters Agreement) and any other service provider of the Vista Outdoor Group immediately following the Closing, or (b) in the case of the Revelyst Group, any Revelyst Employee, Former Revelyst Employee (each, as defined in the Employee Matters Agreement) and any other service provider of the Revelyst Group immediately following the Closing and, in each case under clauses (a) and (b), other than files, data and information that are (or is) prohibited from being made available as a result of applicable Laws regarding the safeguarding of data privacy or any other legal obligation to maintain the confidentiality of such files, data or information.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Separation” means (a) the Internal Transactions, (b) the execution and delivery of (i) the Transition Services Agreement and (ii) the Anoka Sublease, (c) any actions to be taken prior to the Contribution pursuant to Sections 2.01(a) and 2.03, and (d) the Contribution.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Returns” has the meaning set forth in Section 4.02(b).
“Retained Information” has the meaning set forth in Section 6.04.
“Revelyst” has the meaning set forth in the preamble.
“Revelyst Account” means any bank, brokerage or similar account owned by Revelyst or any other member of the Revelyst Group, including the Revelyst Accounts listed or described on Schedule 1.01(b).

“Revelyst Assets” means, without duplication, the following Assets of Vista Outdoor and its Subsidiaries as of immediately prior to the Effective Time, whether held directly or indirectly through any Person:
(a)    all interests in the capital stock of, or other equity interests in, the members of the Revelyst Group (other than Revelyst) and all other equity, partnership, membership, joint venture and similar interests owned by a member of the Revelyst Group (other than any such interests (i) in a member of the Vista Outdoor Group or (ii) set forth on Schedule 1.01(c)(iii) under the caption “Joint Ventures and Minority Investments – Owned by Vista Outdoor”), including those set forth on Schedule 1.01(c)(ii) under the caption “Joint Ventures and Minority Investments – Owned by Revelyst”;
(b)    all Assets reflected on the Revelyst Business Balance Sheet, and all Assets acquired after the date of the Revelyst Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would reasonably and in good faith have been reflected on the Revelyst Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Revelyst Business Balance Sheet;
(c)    any additional Assets listed or described on Schedule 1.01(d);
(d)    any rights to the extent related to the Revelyst Portion of any Shared Contract;
(e)    all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the Revelyst Group;
(f)    (i) all rights, interests and claims with respect to Information and Records that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Revelyst Business; and (ii) a non-exclusive right to, and copies of the portions of, Information and Records described in clause (e)(i) of the definition of Vista Outdoor Assets that, as of immediately prior to the Effective Time, are related to, or used or held for use in connection with, the facilities, business or operations of the Revelyst Business (but not primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Revelyst Business), in each case unless otherwise expressly provided in this Agreement; and
(g)    all Assets of Vista Outdoor and its Subsidiaries that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Revelyst Business (unless otherwise expressly provided in this Agreement).Notwithstanding the foregoing, the Revelyst Assets shall not include (i) any Vista Outdoor Retained Assets, (ii) any Tax assets, (iii) any rights to the extent related to the Vista Outdoor Portion of any Shared Contracts or (iv) any Assets of Vista Outdoor and its Subsidiaries that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement).

“Revelyst Bank Debt Incurrence” means any incurrence of indebtedness at or following the Closing but before the closing of the Revelyst Merger (or commitments to provide any such indebtedness) by Revelyst or any member of its Group.
“Revelyst Business” means the businesses and operations whose financial results were collectively reported as the “Outdoor Products” reporting segment of Vista Outdoor during the period beginning on April 1, 2023 and ending immediately prior to the Effective Time.
“Revelyst Business Balance Sheet” means the balance sheet of the Revelyst Business, including the notes thereto, as of June 30, 2024, as set forth on Schedule 1.01(e).
“Revelyst Common Stock” means, collectively, the common stock, $0.01 par value per share, of Revelyst.
“Revelyst Credit Support Instruments” has the meaning set forth in Section 3.02(a).
“Revelyst EBITDA Notice of Disagreement” has the meaning set forth in Section 2.07(b)(i).
“Revelyst EBITDA Statement” has the meaning set forth in Section 2.07(b)(i).
“Revelyst FY28 EBITDA” has the meaning set forth in Section 2.07(a)(ii).
“Revelyst FY28 Financial Statements” has the meaning set forth in Section 2.07(a)(ii).
“Revelyst Group” means (a) Revelyst, (b) each Person that will be a Subsidiary of Revelyst following the Internal Transactions and immediately prior to the Effective Time, including the entities set forth on Schedule 1.01(c) under the caption “Subsidiaries”, and (c) each Person that becomes a Subsidiary of Revelyst after the Closing, including in each case any Person that is merged or consolidated with or into Revelyst or any Subsidiary of Revelyst.
“Revelyst Indemnitees” has the meaning set forth in Section 5.03.
“Revelyst IP” means the Intellectual Property included in the Revelyst Assets, including the Intellectual Property set forth on Attachment A, together with all documentation related thereto, all rights to sue and collect damages for past, present or future infringement, misappropriation or other violation thereof, and all goodwill arising in connection therewith.
“Revelyst Know-How” means the Know-How included in the Revelyst Assets.

“Revelyst Liabilities” means, without duplication, all of the following Liabilities of the Vista Outdoor Group or the Revelyst Group whether arising prior to, at or after the Effective Time:
(a)    all Liabilities (including Environmental Liabilities) to the extent relating to, arising out of or resulting from:
(i)    the facilities, operation or conduct of the Revelyst Business as conducted at any time prior to the Closing (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
(ii)    the facilities, operation or conduct of the Revelyst Business or any other business conducted by Revelyst or any other member of the Revelyst Group at any time after the Closing (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
(iii)    any terminated, divested or discontinued facilities, businesses or operations of the Revelyst Business;
(iv)    the Revelyst Assets; or
(v)    the VOO Subject Assets.
(b)    all Liabilities reflected on the Revelyst Business Balance Sheet, and all Liabilities arising or assumed after the date of the Revelyst Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing as of such date, would reasonably and in good faith have been reflected on the Revelyst Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Revelyst Business Balance Sheet;
(c)    any additional Liabilities listed or described on Schedule 1.01(f);
(d)    any Liabilities to the extent related to the Revelyst Portion of any Shared Contract;
(e)    all Liabilities of Parent, Olibre Parent, Vista Outdoor, Revelyst and their respective Subsidiaries in respect of or relating to the Substitute Revelyst DSU Awards, the Substitute Revelyst Option Awards, the Substitute Revelyst PSU Awards or the Substitute Revelyst RSU Awards (in each case, as defined in the Employee Matters Agreement), including the treatment thereof and any payments required to be made to holders thereof in connection with the Revelyst Merger; and

(f)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Revelyst Group.Notwithstanding the foregoing, the Revelyst Liabilities shall not include (i) any Vista Outdoor Retained Liabilities, (ii) any Liabilities for Taxes, (iii) any Liabilities to the extent related to the Vista Outdoor Portion of any Shared Contract or (iv) any Liabilities of Vista Outdoor and its Subsidiaries as of immediately prior to the Effective Time, to the extent related to the facilities, businesses or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement).
“Revelyst Marks” means the Trademarks included in the Revelyst Assets, including the Trademarks set forth on Attachment B.
“Revelyst Merger” has the meaning set forth in the recitals.
“Revelyst Portion” has the meaning set forth in Section 2.04.
“Revelyst Pre-Closing Taxes” means, without duplication, any Tax of a member of the Revelyst Group or member of the Vista Outdoor Group for a Pre-Closing Tax Period, in each case, to the extent attributable to the conduct of the Revelyst Business, the Revelyst Assets or the Revelyst Liabilities as determined pursuant to Section 4.01(d); provided, however, that Revelyst Pre-Closing Taxes shall not include any Transaction Taxes or Taxes described in clause (iv) of the definition of Vista Outdoor Taxes.
“Revelyst Prepared Returns” has the meaning set forth in Section 4.02(b).
“Revelyst Purchase Price” has the meaning assigned to such term in the Revelyst Merger Agreement.
“Revelyst Sharing Percentage” means the percentage equal to a fraction the numerator of which is the Revelyst Purchase Price and the denominator of which is the Revelyst Purchase Price plus the Contribution Amount plus the amount payable to Revelyst under Section 2.06(f)(i) (if the Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount) or minus the amount payable to Vista Outdoor under Section 2.06(f)(ii) (if the Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount).
“Revelyst Subsidiary Group” means the members of the Revelyst Group other than Revelyst.
“Revelyst Tax Contest” has the meaning set forth in Section 4.08(b).
“Revelyst Tax Returns” means Tax Returns that include a member of the Revelyst Group and do not include any member of the Vista Outdoor Group.
“Revelyst Taxes” means, without duplication, (i) all Revelyst Pre-Closing Taxes, (ii) all Taxes to the extent resulting from, arising out of or relating to the members of the Revelyst Group, the Revelyst Business, the Revelyst Assets or the Revelyst Liabilities for any Post-Closing Tax Period, and (iii) Taxes collected from Vista Outdoor as a result of Revelyst’s failure to pay any Income Tax liability in a taxable period ending after the Closing Date that includes a “recapture tax amount” pursuant to Treasury Regulations Section 1.1503(d)-6(h)(3)(iv)(B), except to the extent any such Taxes were incurred as a result of the failure by Vista Outdoor or any of its Affiliates (other than any member of the Revelyst Group) to timely file a domestic use agreement in accordance with Treasury Regulations Section 1.1503(d)-6(f)(2), and including in each case of clauses (i) through (iv), any such Taxes imposed on any member of any consolidated, affiliated, unitary, aggregate, combined or similar group of which any member of the Revelyst Group is or was a member, including pursuant to Treasury Regulations Sections 1.1502-6 and 1.1502-78, and including any such Taxes imposed as a successor or transferee, by Contract or otherwise; provided that Revelyst Taxes shall not include any Taxes (1) to the extent taken into account in the determination of the Closing Adjustment Amount as finally determined pursuant to Section 2.06) or (2) arising from transactions, actions or elections entered into by the Vista Outdoor Group outside the ordinary course of business on the Closing Date and not (x) otherwise contemplated by this Agreement, the Merger Agreement or the Revelyst Merger Agreement, (y) required by applicable Law or by a Contract entered into by a member of the Vista Outdoor Group prior to the Closing or (z) approved in writing by Revelyst.
“Separation” means (a) (i) the Internal Transactions, (ii) any actions to be taken pursuant to Article II and (iii) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of the Revelyst Group and a member of the Vista Outdoor Group, provided for in this Agreement or in any Ancillary Agreement and (b) the Contribution.
“Shared Background IP” has the meaning set forth in Section 9.02.
“Shared Contract” means any Contract of any member of either Group with a third party that relates in any material respect to both the Revelyst Business and the Vista Outdoor Business, including the contracts and agreements set forth on Schedule 1.01(g); provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any Contract; provided further Shared Contracts shall not include any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof), which shall in each case be Vista Outdoor Assets.
“Shared Pre-Closing Deductions” means all items of loss, deduction or credit arising from (i) any third-party indebtedness issued by (A) the Vista Outdoor Group to the extent such indebtedness was not issued solely to benefit (directly or indirectly) the Vista Outdoor Business or (B) the Revelyst Group to the extent such indebtedness was not issued solely to benefit (directly or indirectly) the Revelyst Business and (ii) any other expenses incurred by (A) the Vista Outdoor Group to the extent not incurred solely for the direct or indirect benefit of the Vista Outdoor Business (including corporate overhead or other similar expenses) or (B) the Revelyst Group to the extent not incurred solely for the direct or indirect benefit of the Revelyst Business, in each case of clauses (i) and (ii), to the extent such items are deductible in a Pre-Closing Tax Period for applicable Tax purposes at a “more-likely-than-not” or higher level of comfort; provided that any deductions attributable to the consummation of the Transactions shall be excluded from this definition.
“Shared Tax Contest” has the meaning set forth in Section 4.08(c).

“Specified Dual Consolidated Loss” means any dual consolidated loss of any separate unit and combined separate unit of Revelyst as determined under Treasury Regulations Section 1.1503(d)-1(b)(4) (including (a) Hydrosport, S. de R.L. de C.V., (b) Advanced Arrow S. de R.L. de C.V., (c) CamelBak Products, LLC (Philippine Representative Office), (d) Bell Sports Inc. –Ireland Branch and (e) any combined separate unit comprised of any combination of the foregoing separate units), for Tax years of Vista Outdoor up to and including the Tax year that includes the Closing Date, for which a “domestic use election” has been made pursuant to Treasury Regulations Section 1.1503(d)-6.
“Specified Group Insurance Policies” has the meaning set forth in Section 7.01.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Surviving Vista Outdoor Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“Tax Indemnified Party” has the meaning set forth in Section 4.01(c).
“Tax Indemnifying Party” has the meaning set forth in Section 4.01(c).
“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Vista Outdoor Group or the Revelyst Group of any claim, or the commencement by any such Person of any Action, against any member of the Vista Outdoor Group or the Revelyst Group.
“Third-Party Proceeds” has the meaning set forth in Section 5.04(a).
“Transaction Filings” means the Form S-4, any registration statement, offering memorandum or other marketing materials relating to the Revelyst Bank Debt Incurrence, or any other document filed by Vista Outdoor or Revelyst with the Commission in connection with the Transactions or the Revelyst Transactions as contemplated by this Agreement.
“Transaction Tax Deductions” means any amounts that are deductible, for Income Tax purposes, at a “more likely than not” or higher level of comfort and relate to or arise from the payments of amounts that are included in Transaction Expenses or Closing Debt (or amounts that would have been included in such definitions but were paid prior to the Closing) and assuming an election was made under Rev. Proc. 2011-29, 2011-18 I.R.B. 746 with respect to any applicable fees.
“Transaction Taxes” means, without duplication, (a) Taxes imposed on Vista Outdoor as a result of the Merger pursuant to Section 4501 of the Code (“Excise Taxes”), (b) Transfer Taxes imposed on Revelyst, Vista Outdoor or any of their respective Subsidiaries attributable to the consummation of the Transactions and (c) any other Taxes imposed on Revelyst, Vista Outdoor or any of their respective Subsidiaries, which are attributable to the consummation of the Transactions.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes.
“Vista Outdoor” has the meaning set forth in the preamble.
“Vista Outdoor Account” means any bank, brokerage or similar account owned by Vista Outdoor or any other member of the Vista Outdoor Group, including the Vista Outdoor Accounts listed or described on Schedule 1.01(h).
“Vista Outdoor Assets” means, without duplication, all Assets of Vista Outdoor and its Subsidiaries as of immediately prior to the Effective Time, whether held directly or indirectly through any Person, other than the Revelyst Assets, including the following Assets of Vista Outdoor and its Subsidiaries:
(a)    the Vista Outdoor Retained Assets;
(b)    all Assets of Vista Outdoor and its Subsidiaries that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement);
(c)    all interests in the capital stock, or other equity interests in, the members of the Vista Outdoor Group (other than Vista Outdoor);
(d)    all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by, or allocated to, any member of the Vista Outdoor Group;
(e)    (i) all rights, interests and claims with respect to Information and Records that, as of immediately prior to the Effective Time, are primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Vista Outdoor Business; and (ii) a non-exclusive right to, and copies of the portions of, Information and Records described in clause (f)(i) of the definition of Revelyst Assets that, as of immediately prior to the Effective Time, are related to, or used or held for use in connection with, the facilities, business or operations of the Vista Outdoor Business (but not primarily related to, or used or held for use primarily in connection with, the facilities, business or operations of the Vista Outdoor Business), in each case unless otherwise expressly provided in this Agreement; and
(f)    any rights to the extent related to the Vista Outdoor Portion of any Shared Contract.
Notwithstanding the foregoing, the Vista Outdoor Assets shall not include any Tax assets.
“Vista Outdoor Business” means the businesses and operations conducted by Vista Outdoor and its Subsidiaries immediately prior to the Effective Time, other than the Revelyst Business.

“Vista Outdoor Common Stock” means, collectively, the common stock, $0.01 par value per share, of Vista Outdoor.
“Vista Outdoor Credit Support Instruments” has the meaning set forth in Section 3.01(a).
“Vista Outdoor Group” means Vista Outdoor and each of its Subsidiaries, but excluding any member of the Revelyst Group.
“Vista Outdoor Indemnitees” has the meaning set forth in Section 5.02.
“Vista Outdoor IP” means the Intellectual Property included in the Vista Outdoor Assets.
“Vista Outdoor Know-How” means the Know-How included in the Vista Outdoor Assets.
“Vista Outdoor Liabilities” means, without duplication, all of the following Liabilities of the Vista Outdoor Group or the Revelyst Group whether arising prior to, at or following the Effective Time:
(a)    all Liabilities (including Environmental Liabilities) to the extent relating to, arising out of or resulting from:
(i)    the facilities, operation or conduct of the Vista Outdoor Business as conducted at any time prior to the Closing (including any Liability to the extent relating to, arising out of or resulting from (x) any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) and (y) the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof));
(ii)    the facilities, operation or conduct of the Vista Outdoor Business or any other business conducted by Vista Outdoor or any other member of the Vista Outdoor Group at any time after the Closing (including any Liability relating to, arising out of or resulting from (x) any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) and (y) the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof));
(iii)    any terminated, divested or discontinued facilities, businesses or operations of Vista Outdoor and its Subsidiaries (other than the Revelyst Business, the Revelyst Group and any terminated, divested or discontinued facilities, businesses or operations of the Revelyst Business); or
(iv)    the Vista Outdoor Assets;
(b)    the Vista Outdoor Retained Liabilities;

(c)    any Liabilities to the extent related to the Vista Outdoor Portion of any Shared Contract;
(d)    all Liabilities of Vista Outdoor and its Subsidiaries, immediately prior to the Effective Time, to the extent related to the facilities, businesses or operations of the Vista Outdoor Business (unless otherwise expressly provided in this Agreement);
(e)    all Liabilities of Vista Outdoor and its Subsidiaries in respect of or relating to the Vista Outdoor Equity Awards, including the treatment thereof and any payments required to be made to holders thereof in connection with the Merger;
(f)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Vista Outdoor Group;
(g)    any Liability to the extent taken into account in the determination of the Closing Adjustment Amount as finally determined pursuant to Section 2.06; and
(h)    all other Liabilities of Vista Outdoor and its Subsidiaries as of immediately prior to the Effective Time (other than the Revelyst Liabilities).
Notwithstanding the foregoing, the Vista Outdoor Liabilities shall not include any Liabilities for Taxes.
“Vista Outdoor Marks” means the Trademarks included in the Vista Outdoor Assets, but excluding, for clarity, any and all Revelyst Marks.
“Vista Outdoor Policy Pre-Closing Insurance Claim” means any (a) claim made against a member of the Revelyst Group or a member of the Vista Outdoor Group and reported to the applicable insurer(s) at or prior to the Closing in respect of an act or omission occurring at or prior to the Closing that results in a Liability under a “claims-made-based” insurance policy of the Vista Outdoor Group in effect at or prior to the Closing or any extended reporting period thereof or (b) Action (whether made prior to, at or following the Closing) in respect of a Liability occurring at or prior to the Closing under an “occurrence-based” insurance policy of any member of the Vista Outdoor Group in effect at or prior to the Closing.
“Vista Outdoor Portion” has the meaning set forth in Section 2.04.
“Vista Outdoor Pre-Closing Taxes” means, without duplication, any Taxes of a member of the Vista Outdoor Group or the Revelyst Group to the extent attributable to the Vista Outdoor Business, the Vista Outdoor Assets or the Vista Outdoor Liabilities, in each case, for a Pre-Closing Tax Period as determined pursuant to Section 4.01(d); provided, however, that Vista Outdoor Pre-Closing Taxes shall not include any Taxes described in clause (iii) of the definition of Revelyst Taxes.
“Vista Outdoor Prepared Returns” has the meaning set forth in Section 4.02(a).

“Vista Outdoor Retained Assets” means any specified Assets set forth on Schedule 1.01(i).
“Vista Outdoor Retained Liabilities” means any specified Liabilities set forth on Schedule 1.01(j).
“Vista Outdoor Sharing Percentage” means 1 minus the Revelyst Sharing Percentage.
“Vista Outdoor Tax Contest” has the meaning set forth in Section 4.08(b).
“Vista Outdoor Taxes” means, without duplication, all (i) Vista Outdoor Pre-Closing Taxes, (ii) Taxes of a member of the Vista Outdoor Group or that arises out of or relates to the Vista Outdoor Business, the Vista Outdoor Assets or the Vista Outdoor Liabilities for any Post-Closing Tax Period, (iii) Transaction Taxes, and (iv) any Taxes that arise from any Tax election made by Vista Outdoor or Parent or any of their respective Affiliates in connection with the Merger (including pursuant to Section 336 or Section 338 of the Code), including in each case of clauses (i) through (iv), any such Taxes of any member of any consolidated, affiliated, unitary, aggregate, combined or similar group of which any member of the Vista Outdoor Group or the Revelyst Group is or was a member prior to the Closing, including pursuant to Treasury Regulations Sections 1.1502-6 and 1.1502-78 and including any such Taxes imposed as a successor or transferee, by Contract or otherwise; provided that Vista Outdoor Taxes shall not include any Taxes arising from transactions, actions or elections entered into by the Revelyst
Group outside the ordinary course of business on the Closing Date and not (x) otherwise contemplated by this Agreement, the Merger Agreement or the Revelyst Merger Agreement, (y) required by applicable Law or by a Contract entered into by a member of the Revelyst Group prior to the Closing or (z) approved in writing by Vista Outdoor.
“VOO” has the meaning set forth in Section 2.01(l).
“VOO Subject Assets” has the meaning set forth in Section 2.01(l).
“VOO Subject Assets Liabilities” has the meaning set forth in Section 2.01(l).
“VOO Subject Assets Transfers” has the meaning set forth in Section 2.01(l).
ARTICLE II
The Separation
Section 2.01    Transfer of Assets and Assumption of Liabilities.
(a)    Prior to the consummation of the Contribution, and subject to Section 2.01(f), Vista Outdoor shall cause the Internal Transactions to be consummated. In connection therewith, Vista Outdoor shall, and shall cause the members of the Vista Outdoor Group and the members of the Revelyst Subsidiary Group to, execute such instruments of assignment or transfer, and take such other corporate actions as are necessary to:
(i)    assign, transfer or convey to one or more members of the Revelyst Subsidiary Group all of the right, title and interest of the Vista Outdoor Group in, to and under all Revelyst Assets not already owned by the Revelyst Subsidiary Group;
(ii)    assign, transfer or convey to one or more members of the Vista Outdoor Group all of the right, title and interest of the Revelyst Subsidiary Group in, to and under all Vista Outdoor Assets not already owned by the Vista Outdoor Group;
(iii)    cause one or more members of the Revelyst Subsidiary Group to assume all of the Revelyst Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Vista Outdoor Group; and
(iv)    cause one or more members of the Vista Outdoor Group to assume all of the Vista Outdoor Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Revelyst Subsidiary Group.
Notwithstanding anything to the contrary in this Agreement, no member of the Vista Outdoor Group or the Revelyst Subsidiary Group shall be required to transfer any Information except as required by Article VI.
(b)    Subject to the satisfaction (or, to the extent permitted by Law, waiver by the Parties entitled to the benefit thereof) of each of the conditions to Closing set forth in Article VIII of the Merger Agreement (other than (i) the condition set forth in Section 7.01(d) of the Merger Agreement and (ii) those conditions that by their nature are to be satisfied at the Closing;
provided that the conditions referred to in this clause (ii) are reasonably capable of being satisfied at the Closing), and subject to Section 2.01(f), Vista Outdoor shall consummate the Contribution immediately prior to the Closing, by contributing the Contribution Amount to Revelyst in exchange for newly issued shares of Revelyst Common Stock.
(c)    In the event that it is discovered in the two (2) year period after the Closing that there was an omission of (i) the transfer or conveyance by Revelyst (or a member of the Revelyst Group) to, or the acceptance or assumption by, Vista Outdoor (or a member of the Vista Outdoor Group) of any Vista Outdoor Asset or Vista Outdoor Liability, as the case may be, (ii) the transfer or conveyance by Vista Outdoor (or a member of the Vista Outdoor Group) to, or the acceptance or assumption by, Revelyst (or a member of the Revelyst Group) of any Revelyst Asset or Revelyst Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Closing, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall, subject to Section 2.01(f), execute, acknowledge and deliver, and cause the members of their respective Groups to execute, acknowledge and deliver, all reasonable further documents in order to effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Effective Time, except as otherwise required by applicable Law or a Final Determination.
(d)    In the event that it is discovered in the two (2) year period after the Closing that there was (i) a transfer or conveyance by Revelyst (or a member of the Revelyst Group) to, or the acceptance or assumption by, Vista Outdoor (or a member of the Vista Outdoor Group) of any Revelyst Asset or Revelyst Liability, as the case may be, or (ii) a transfer or conveyance by Vista Outdoor (or a member of the Vista Outdoor Group) to, or the acceptance or assumption by, Revelyst (or a member of the Revelyst Group) of any Vista Outdoor Asset or Vista Outdoor Liability, as the case may be, the Parties shall, subject to Section 2.01(f), execute, acknowledge and deliver, and cause the members of their respective Groups to execute, acknowledge and deliver, all reasonable further documents in order to transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.
(e)    With respect to any post-Closing transfer of an Asset required by Section 2.01(c), the Party required to make such transfer pursuant to this Agreement, on behalf of itself and the members of its Group, hereby grants to the receiving Party and the members of its Group a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable and transferable right and license (or sublicense, as the case may be) to fully use, practice and otherwise exploit such Asset, effective as of the Effective Time and until such time that the Party required to make such transfer (or the applicable member of its Group) transfers such Asset to the receiving Party (or the applicable member of its Group) in accordance with Section 2.01(c). With respect to any post-Closing transfer back of an Asset required by Section 2.01(d), the Party required to make such transfer back pursuant to this Agreement, on behalf of itself and the members of its Group, hereby grants to the Party that should have retained such Asset and the members of its Group a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sublicensable and transferable right and license (or sublicense, as the case may be) to fully use, practice and otherwise exploit such Asset, effective as of the Effective Time and until such time that the Party required to make such transfer back (or the applicable member of its Group) transfers such Asset back to the Party that should have retained such Asset (or the applicable member of its Group) in accordance with Section 2.01(d).
(f)    To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.04) or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.04) required by this Agreement to be so transferred, conveyed, accepted or assumed, as the case may be, shall not have been completed prior to the Closing, the Parties shall, subject to this Section 2.01(f), execute, acknowledge and deliver, and cause the members of their respective Groups to execute, acknowledge and deliver, all reasonable further documents in order to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable following the Closing. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or Liability) or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that, prior to and following the Closing, the Parties shall use commercially reasonable efforts to obtain and make any Governmental Approvals and other Consents necessary for the transfer, conveyance, acceptance or assumption, as the case may be, of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided, further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or expend any money or take any action that would require the expenditure of money, in order to obtain or make any such Governmental Approval or other Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). In the event that any such transfer, conveyance, acceptance or assumption, as the case may be, has not been completed effective as of the Closing, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit, and at the expense, of the Party or the member of its Group to which such Asset should have been transferred or conveyed pursuant to this Agreement and retain such Liability for the account, and at the expense, of the Party or the member of its Group by which such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party or the member of its Group to which such Asset should have been transferred or conveyed pursuant to this Agreement, or by which such Liability should have been assumed or accepted pursuant to this Agreement, as the case may be, in order to place such Party or such member of its Group, insofar as reasonably possible without violation of the terms of such Asset or Liability (or the terms of any Contract relating to such Asset or Liability) or violation of Law, in substantially the same position as it would have been had such Asset or Liability been transferred, conveyed, accepted or assumed, as the case may be, as contemplated by this Agreement and so that the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain/loss and control over such Asset or Liability, as the case may be, are to inure from and after the Closing to such Party or such member of its Group. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, the Parties shall execute, acknowledge and deliver, and cause the members of their respective Groups to execute, acknowledge and deliver, all reasonable further documents in order to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable.

(g)    The Party retaining any Asset or Liability due to the deferral of the transfer or conveyance of such Asset or the deferral of the acceptance or assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) or expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, Taxes, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group to which such Asset should have been transferred or conveyed pursuant to this Agreement or by which such Liability should have been assumed or accepted pursuant to this Agreement, as applicable, as promptly as reasonably practicable) unless and to the extent that the Party or the member of the Party’s Group to which such Asset should have been transferred or conveyed pursuant to this Agreement or by which such Liability should have been assumed or accepted pursuant to this Agreement, as applicable, advances or agrees to reimburse it for the applicable expenditures. For the avoidance of doubt, reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset intended to replace an Asset in the course of a Party’s obligation under Section 2.01(f).
(h)    To the extent permissible under applicable Law, Revelyst hereby waives compliance by each and every member of the Vista Outdoor Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Revelyst Assets to any member of the Revelyst Group.
(i)    To the extent permissible under applicable Law, Vista Outdoor hereby waives compliance by each and every member of the Revelyst Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Vista Outdoor Assets to any member of the Vista Outdoor Group.
(j)    In the event that Vista Outdoor determines to seek novation with respect to any Revelyst Liability, Revelyst shall reasonably cooperate with, and shall cause the members of the Revelyst Group to reasonably cooperate with, Vista Outdoor and the members of the Vista Outdoor Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Revelyst providing parent guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the Revelyst Group) to cause such novation to be obtained, on terms reasonably acceptable to Revelyst, and to have Vista Outdoor and the members of the Vista Outdoor Group released from all liability to third parties under the applicable Contract arising after the date of such novation and, in the event Revelyst determines to seek novation with respect to any Vista Outdoor Liability, Vista Outdoor shall reasonably cooperate with, and shall cause the members of the Vista Outdoor Group to reasonably cooperate with, Revelyst and the members of the Revelyst Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Vista Outdoor providing parent guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the Vista Outdoor Group) to cause such novation to be obtained, on terms reasonably acceptable to Vista Outdoor, and to have Revelyst and the members of the Revelyst Group released from all liability to third parties under the applicable Contract arising after the date of such novation; provided that neither Party nor any other member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty (other than any parent guaranty expressly contemplated by this Section 2.01(j)) or other financial accommodation) to any Person or expend any money or take any action that would require the expenditure of money, in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group intended to assume such Liability pursuant to this Agreement, as promptly as reasonably practicable).
(k)    The Contribution Amount that is contributed to Revelyst pursuant to Section 2.01(b) shall be increased by an amount necessary to ensure that, immediately following payment of the Contribution Amount and the deposit by Revelyst of the cash portion of the Merger Consideration with the Exchange Agent pursuant to the Merger Agreement, Revelyst shall have cash and cash equivalents, bank deposits and marketable securities of no less than $60,000,000; provided that, if the Contribution Amount is increased pursuant to this Section 2.01(k), Revelyst shall pay to Vista Outdoor the amount of such increase on the earlier of (a) the consummation of the Revelyst Merger and (b) the date that is three months after the Closing.
(l)     The Parties acknowledge and agree that certain Assets of Vista Outdoor Operations LLC (“VOO”) may be subject to the procedures set forth in Section 2.01(f).  In such event, the Parties will cooperate in good faith to promptly identify any such Assets (the “VOO Subject Assets”) and agree on documentation to facilitate the transfer of such VOO Subject Assets to Revelyst (such transfer, the “VOO Subject Assets Transfer”); provided that (i) such VOO Subject Assets Transfer shall be consistent in all respects with Schedule 1.01(a) and (ii) if such documentation will be executed prior to the consummation of the Revelyst Merger, the Parties shall provide Olibre Parent (at the notice address set forth in the Revelyst Merger Agreement) with draft documentation effecting such VOO Subject Assets Transfer for Olibre Parent’s review and comment as soon as reasonably practicable after the date hereof (and in any event, no later than seven (7) Business Days prior to consummation of the Revelyst Merger). The Parties shall consider in good faith Olibre Parent’s comments on such draft documentation so long as such comments are provided by Olibre Parent to the Parties no later than the earlier of (x) five (5) Business Days after receipt of such draft documentation and (y) three (3) Business Days prior to the consummation of the Revelyst Merger.  The Parties will use commercially reasonable efforts to effectuate the VOO Subject Assets Transfer prior to the consummation of the Revelyst Merger.  Prior to the effective time of the Revelyst Merger, Revelyst shall bear (and if applicable, reimburse) any and all out-of-pocket filing fees and expenses, payments made in connection with any third-party consents and authorizations, and legal and other professional advisors fees, in each case that are incurred by any member of the Revelyst Group or any member of the Vista Outdoor Group and are necessary to effectuate the VOO Subject Assets

Transfer.  Following the effective time of the Revelyst Merger, each of Revelyst and Vista Outdoor shall bear (and, if applicable, reimburse) fifty percent (50%) of any and all out-of-pocket filing fees and expenses, payments made in connection with any third-party consents and authorizations, and legal and other professional advisors fees, in each case that are incurred by any member of the Revelyst Group or any member of the Vista Outdoor Group and are necessary to effectuate the VOO Subject Assets Transfer. If Vista Outdoor, Parent or any of their respective Affiliates (excluding, immediately following the Effective Time, the Revelyst Group) remits payments for any such costs and expenses, then within five (5) Business Days following written request from Parent, Revelyst will reimburse such Person via wire transfer of immediately available funds to an account (or accounts) designated by Parent an amount equal to Revelyst’s allocable share of such fees and expenses and if Revelyst, Olibre Parent or any of their respective Affiliates (excluding, immediately following the Effective Time, the Vista Outdoor Group) remits payments for any such costs and expenses, then within five (5) Business Days following written request from Revelyst, Vista Outdoor will reimburse such Person via wire transfer of immediately available fund to an account (or accounts) designated by Revelyst an amount equal to Vista Outdoor’s allocable share of such fees and expenses.  Revelyst shall retain and, if applicable, assume, and shall fully pay, perform, satisfy and discharge when due, any and all Liabilities resulting from, relating to or arising out of any of the VOO Subject Assets, regardless of whether such Liabilities arise prior to, on or after the Effective Time (collectively, the “VOO Subject Asset Liabilities”). Olibre Parent is a third party beneficiary of this Section 2.01(l).
Section 2.02    Certain Matters Governed Exclusively by Ancillary Agreements. On the Closing Date, the Parties shall execute and deliver (i) the Transition Services Agreement and (ii) the Anoka Sublease. Each Party agrees on behalf of itself and the other members of its Group that, except as explicitly provided in this Agreement or in any Ancillary Agreement, (a) the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employees and employee compensation and benefits matters with respect to employees and former employees of members of both the Vista Outdoor Group and the Revelyst Group (except to the extent that employee compensation and benefits-related reimbursements are addressed in the Transition Services Agreement) (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute Revelyst Assets, Revelyst Liabilities, Vista Outdoor Assets or Vista Outdoor Liabilities, as applicable, hereunder and shall be subject to Article V hereof), (b) the Transition Services Agreement shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Closing and (c) the Anoka Sublease shall exclusively govern all matters relating to the Subleased Premises (as defined in the Anoka Sublease).
Section 2.03    Termination of Agreements; Settlement of Intercompany Accounts; Bank Accounts. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 5.01, effective as of the Closing, Revelyst and each other member of the Revelyst Group, on the one hand, and Vista Outdoor and each other member of the Vista Outdoor Group, on the other hand, hereby terminate or settle, as applicable, any and all Contracts exclusively between such parties and in existence as of the Closing (including all Tax allocation or sharing agreements that are exclusively between one or more members of the Revelyst Group, on the one hand, and one or more members of the Vista Outdoor Group, on the other hand) (“Intercompany Agreements”), including all intercompany payables due or receivables owed (“Intercompany Accounts”) between such Parties (including any such payables or receivables which relate to payroll) and in effect or accrued as of the Closing. No such terminated or settled Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement or Intercompany Account to be terminated or settled, as applicable, pursuant to this Section 2.03(a).
(b)    The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) those Intercompany Agreements set forth on Schedule 2.03(b); (iii) any Agreements to which any third party is a party, including Shared Contracts; and (iv) any other Intercompany Agreements or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Closing.
(c)    (i) Vista Outdoor and Revelyst each agrees to take, or cause the members of their respective Groups to take, prior to the Closing, all actions necessary to amend all Contracts governing Revelyst Accounts so that such Revelyst Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any Vista Outdoor Accounts, are de-linked from such Vista Outdoor Accounts effective as of the Closing (or such earlier time as the Parties may agree).
(ii)    Vista Outdoor and Revelyst each agrees to take, or cause the members of their respective Groups to take, prior to the Closing, all actions necessary to amend all Contracts governing the Vista Outdoor Accounts so that such Vista Outdoor Accounts, if linked to any Revelyst Accounts, are de-linked from such Revelyst Accounts effective as of the Closing (or such earlier time as the Parties may agree).
(iii)    With respect to any outstanding checks issued by, or payments made by, Vista Outdoor, Revelyst or any of their respective Subsidiaries prior to the Closing, such outstanding checks shall be honored from and after the Closing by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.
(iv)    As between Vista Outdoor and Revelyst (and the members of their respective Groups), except to the extent prohibited by applicable Law or a Final Determination, all payments and reimbursements received after the Closing by either Party (or any other member of its Group) to which the other Party (or any other member of its Group) is entitled under this Agreement shall be held by such Party (or the applicable member of its Group) in trust for the use and benefit of the Person entitled thereto and, within 60 days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or the applicable member of its Group) the amount of such payment or reimbursement without right of setoff.
(d)    Each Party shall, and shall cause its Subsidiaries to, take all necessary actions to remove each of Revelyst and Revelyst’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the business day immediately prior to the Closing Date.
Section 2.04    Shared Contracts. (a) The Parties shall, and shall cause the members of their respective Groups to, use their respective commercially reasonable efforts to work together (and, if necessary and desirable, from the date of this Agreement until the earlier of two years after the Closing Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract is effected, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (i) a member of the Revelyst Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Revelyst Business (the “Revelyst Portion”), which rights shall be a Revelyst Asset and which obligations shall be a Revelyst Liability, and (ii) a member of the Vista Outdoor Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the Revelyst Business (the “Vista Outdoor Portion”), which rights shall be a Vista Outdoor Asset and which obligations shall be a Vista Outdoor Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Closing as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Closing and until the earlier of two years after the Closing Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the Revelyst Group shall receive the interest in the benefits and obligations of the Revelyst Portion under such Shared Contract and a member of the Vista Outdoor Group shall receive the interest in the benefits and obligations of the Vista Outdoor Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.
(b)    Nothing in this Section 2.04 shall require either Party or any member of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any

Person or expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to the applicable Asset or intended to assume the applicable Liability, as applicable, as promptly as reasonably practicable). For the avoidance of doubt, reasonable out-of-pocket expenses and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.04(a).
Section 2.05    Disclaimer of Representations and Warranties. (a) Each of Vista Outdoor (on behalf of itself and each other member of the Vista Outdoor Group) and Revelyst (on behalf of itself and each other member of the Revelyst Group) understands and agrees that, except as expressly set forth in this Agreement or any other Transaction Document, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred, conveyed, accepted or assumed as contemplated hereby or thereby, as to the sufficiency of such Assets or Liabilities transferred, conveyed, accepted or assumed hereby or thereby for the conduct and operations of the Vista Outdoor Business or Revelyst Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Liens of, or any other matter concerning, any Assets or Liabilities of such Party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof.
(b)    Except as may expressly be set forth herein or in any other Transaction Document, any such Assets are being transferred or conveyed on an “as is”, “where is” basis and the respective transferees shall bear the economic and legal risks that (i) any transfer or conveyance shall prove to be insufficient to vest in the transferee good and marketable title or interest, free and clear of any Lien, and (ii) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or Judgments are not complied with.
Section 2.06    Closing Adjustments. (a) At least five (5) Business Days prior to the Closing Date, Vista Outdoor shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth Vista Outdoor’s good faith estimate of (i) Closing Cash (such estimate, “Estimated Closing Cash”), (ii) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), (iii) Closing Debt (such estimate, “Estimated Closing Debt”), (iv) Transaction Expenses (such estimate, “Estimated Transaction Expenses”), (v) Closing Taxes (such estimate, “Estimated Closing Taxes”), (vi) Closing Transaction Tax Deductions (such estimate, “Estimated Closing Transaction Tax Deductions”), (vii) the Closing Non-Cash Debt (such estimate, “Estimated Closing Non-Cash Debt”) and (viii) the Estimated Closing Adjustment Amount, in each case, together with reasonably detailed schedules with respect to the determination thereof to support the estimates set forth in the Estimated Closing Statement.

The Estimated Closing Statement shall be prepared in accordance with the terms of this Agreement, including the Accounting Principles. The Parties agree that the purpose of preparing the Estimated Closing Statement is to estimate the amounts of Closing Cash, Closing Working Capital, Closing Debt, Transaction Expenses, Closing Taxes, Closing Transaction Tax Deductions and the Closing Adjustment Amount in accordance with the terms of this Agreement, including the Accounting Principles. Vista Outdoor shall consider in good faith and implement all reasonable comments provided by Parent to the Estimated Closing Statement (including the components thereof) at least one Business Day prior to the Closing Date.
(b)    At least five (5) Business Days prior to Vista Outdoor’s delivery of the Estimated Closing Statement, and in any event at least ten (10) Business Days prior to the Closing Date, Vista Outdoor shall prepare and deliver to Parent a good faith non-binding, advisory draft of the Estimated Closing Statement (the “Draft Estimated Closing Statement”), including reasonably detailed schedules with respect to the determination thereof to support the estimates set forth therein. In furtherance of Vista Outdoor’s preparation of the Estimated Closing Statement, Vista Outdoor shall consider in good faith all reasonable comments provided to the Draft Estimated Closing Statement by Parent at least one Business Day prior to delivery of the Estimated Closing Statement.
(c)    Within ten (10) Business Days of the date of this Agreement, Vista Outdoor shall prepare and deliver to Parent a good faith non-binding, advisory draft of the Estimated Closing Statement, including reasonably detailed schedules with respect to the determination thereof to support the estimates set forth therein (an “Advisory Estimated Closing Statement”), assuming, for purposes of creating such Advisory Estimated Closing Statement, a Reference Time of 11:59 p.m. New York City time on September 30, 2024. Within ten (10) Business Days following October 31, 2024, Vista Outdoor shall prepare and deliver to Parent, an Advisory Estimated Closing Statement assuming, for purposes of creating such Advisory Estimated Closing Statement, a Reference Time of 11:59 p.m. New York City time on October 31, 2024. In furtherance of Vista Outdoor’s preparation of the Draft Estimated Closing Statement and the Estimated Closing Statement, Vista Outdoor shall consider in good faith all reasonable comments provided to the Advisory Estimated Closing Statements by Parent at least one (1) Business Day prior to delivery of the Draft Estimated Closing Statement.
(d)    As promptly as practicable, and in any event within the later of (x) thirty (30) days following the Closing Date and (y) five (5) Business Days prior to the consummation of the Revelyst Merger (if such merger is consummated) (the later of (x) and (y), the “Closing Statement Deadline”), Vista Outdoor and Revelyst shall cooperate in good faith and jointly prepare a statement (the “Closing Statement”) setting forth their joint good faith calculation of (i) Closing Cash, (ii) Closing Working Capital, (iii) Closing Debt, (iv) Transaction Expenses, (v) Closing Taxes, (vi) Closing Transaction Tax Deductions and (vii) the Closing Adjustment Amount, in each case, together with reasonably detailed schedules with respect to the determination thereof to support the calculations set forth in the Closing Statement. The Closing Statement shall be prepared in accordance with the terms of this Agreement, including the Accounting Principles. The Parties agree that the purpose of preparing the Closing Statement is to measure and determine the amount of Closing Cash, Closing Working Capital, Closing Debt,

Transaction Expenses, Closing Taxes, Closing Transaction Tax Deductions and the Closing Adjustment Amount in accordance with the terms of this Agreement, including the Accounting Principles. Each of Vista Outdoor and Revelyst shall execute the Closing Statement to certify the calculations set forth therein and upon such certification the Closing Statement shall become final and binding upon the Parties; provided, that, notwithstanding anything to the contrary in this Agreement, in the event that Vista Outdoor and Revelyst do not agree upon and execute the Closing Statement by the Closing Statement Deadline, then the Estimated Closing Statement shall be deemed to be the Closing Statement for all purposes under this Agreement and neither Party nor their respective Affiliates shall have any further obligation pursuant to this Section 2.06.
(e)    In connection with the preparation of the Closing Statement, Vista Outdoor shall, subject to reasonable advance written request (email being sufficient), provide Revelyst and its Representatives with reasonable access during normal business hours, and in such a manner as to not interfere with the normal operations of Vista Outdoor and each other member of the Vista Outdoor Group, to the Records and relevant advisors (subject to the execution of any required customary access letters), personnel and properties of Vista Outdoor and each other member of the Vista Outdoor Group to the extent reasonably relevant to the preparation of the Closing Statement; provided that Revelyst shall, and shall cause its Representatives to, keep any nonpublic information shared with it confidential.
(f)    Within three (3) Business Days after the Closing Statement becomes final and binding upon the Parties in accordance with this Section 2.06, if the Closing Adjustment Amount is:
(i)    greater than the Estimated Closing Adjustment Amount, then Vista Outdoor shall pay Revelyst an amount of cash equal to such difference;
(ii)    less than the Estimated Closing Adjustment Amount, then Revelyst shall pay Vista Outdoor an amount of cash equal to such difference; or
(iii)    equal to the Estimated Closing Adjustment Amount, then neither Party shall have any obligation to make a payment to the other Party in respect thereof.
(g)    Each Party acknowledges that the agreements contained in this Section 2.06 are an integral part of the Transactions, and that, without these agreements, the other Party would not have entered into this Agreement and each other Transaction Document to which it is a party. Accordingly, if a Party fails to promptly pay any amount due pursuant to this Section 2.06 (such Party, the “Defaulting Party”), and, in order to obtain payment of such amount, the other Party commences a legal action which results in an order against the Defaulting Party for such amount, or any portion thereof, the Defaulting Party shall pay to the other Party such other Party’s out-of-pocket, reasonable and documented costs and expenses (including attorneys’ fees) incurred in connection with such legal action, together with interest on such due and unpaid amounts pursuant to this Section 2.06 at a rate equal to (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.

(h)    Vista Outdoor agrees that, from the Closing Date through the date that the Closing Adjustment Amount is finally determined in accordance with this Section 2.06, it shall not, and shall cause each other member of the Vista Outdoor Group not to, take any action with respect to any accounting books, records, policies or procedures on which the Closing Statement is based that would impede or delay the final determination of the Closing Adjustment Amount.
(i)    Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Vista Outdoor or Revelyst, the process set forth in this Section 2.06 shall be the sole and exclusive remedy between the Parties for any disputes related to the items required to be included or reflected in the calculation of Closing Cash, Closing Working Capital, Closing Debt, Transaction Expenses, Closing Taxes, Closing Transaction Tax Deductions and the Closing Adjustment Amount.
(j)    Without the prior written consent of Olibre Parent, none of the time periods set forth in this Section 2.06 shall be extended or waived by any Party. For the avoidance of doubt, from and after the closing of the Revelyst Merger, neither Olibre Parent, Revelyst nor any of their respective Subsidiaries shall have any obligation with respect to this Section 2.06. Each Party agrees that Olibre Parent is a third party beneficiary of this Section 2.06(j).
(k)    For the purposes of this Agreement:
(i)    “Accounting Principles” means the judgments, accounting methodologies, policies, principles, practices, procedures and conventions set forth on Schedule 2.06(k)(i).
(ii)    “Cash” means, with respect to any Person, the aggregate amount of all cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise, held by such Person, including all uncleared checks, drafts, transfers or wires received by such Person but not yet cleared, but net of all checks, drafts, transfers or wires issued by such Person but not yet cleared; provided that “Cash” shall exclude any cash or cash equivalent that is not immediately available for use because it is subject to legal, regulatory, contractual or other restrictions on transfer (including (A) amounts held to collateralize outstanding letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations and (B) amounts held as security deposits, in the case of each of clauses (A) and (B), unless such amounts are included in the calculation of Closing Debt or Transaction Expenses).
(iii)    “Closing Adjustment Amount” means (A) Closing Cash plus (B) Closing Working Capital minus Target Working Capital (which amount may be positive or negative) minus (C) Closing Debt minus (D) Transaction Expenses minus (E) Closing Taxes plus (F) Closing Transaction Tax Deductions.
(iv)    “Closing Cash” means, as of the Reference Time, the aggregate balance of Cash held by Vista Outdoor and each other member of the Vista Outdoor Group, determined in accordance with the Accounting Principles.

(v)    “Closing Debt” means, as of the Reference Time, the aggregate amount, without duplication, of Debt of Vista Outdoor and each other member of the Vista Outdoor Group, determined in accordance with the Accounting Principles, but excluding any amounts included in the calculation of Closing Taxes. For purposes of this Agreement, the Closing Debt attributable to clauses (E), (F) and (K)(2) in the definition of Debt shall be referred to as “Closing Non-Cash Debt”.
(vi)    “Closing Income Taxes” means the amount (which shall not be less than zero) of all unpaid Income Taxes of Vista Outdoor and its Subsidiaries for any Pre-Closing Tax Period for which a Tax Return has not yet been filed as of the Closing Date by reason of such Tax Return not being yet due (whether or not such Taxes are due and payable as of the Closing Date). “Closing Income Taxes” shall be calculated (A) as of the end of the Closing Date, (B) in a manner consistent with the past practices of Vista Outdoor or the applicable Subsidiary to the extent such past practices are supported at a “more likely than not” or higher level of comfort, (C) except as otherwise provided in this definition, by disregarding any deferred Income Tax assets or liabilities, (D) taking into account all Transaction Tax Deductions deductible by Vista Outdoor and its Subsidiaries in a Pre-Closing Tax Period under applicable Law, (E) by disregarding any transactions, actions or elections entered into by members of the Vista Outdoor Group outside the ordinary course of business on the Closing Date after the Closing and not (x) otherwise contemplated by this Agreement or the Merger Agreement, (y) required by applicable Law or by a Contract entered into by a member of the Vista Outdoor Group prior to the Closing or (z) approved in writing by Revelyst and (F) taking into account any “global intangible low-taxed income” within the meaning of Section 951A of the Code and “subpart F income” within the meaning of Section 952 of the Code of any “controlled foreign corporations” for taxable years (or portions thereof) ending on or before the Closing Date but excluding such income for any taxable years of any “controlled foreign corporations” included in the Revelyst Group that do not end on the Closing Date. Except as expressly provided to the contrary in the foregoing sentence, in the case of any Straddle Period, “Closing Income Taxes” shall include an amount of Income Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date, as determined applying the conventions set forth in Section 4.07. Notwithstanding the foregoing, and for the avoidance of doubt, “Closing Income Taxes” shall not include any Income Taxes payable after the Closing Date solely by any member of the Revelyst Group that remain unpaid after the Closing Date.
(vii)    “Closing Taxes” means an amount equal to (A) Closing Income Taxes plus (B) Closing Transaction Taxes, provided that “Closing Taxes” shall be calculated in accordance with the Intended Tax Treatment.
(viii)    “Closing Transaction Tax Deductions” means an amount equal to (A) the amount of Transaction Tax Deductions that are not included in the calculation of Closing Income Taxes and that are deductible by any member of the Vista Outdoor Group multiplied by (B) 25%.

(ix)    “Closing Transaction Taxes” means, without duplication of any amounts taken into account in Closing Income Taxes, the amount of Transaction Taxes. Notwithstanding the foregoing, and for the avoidance of doubt, “Closing Transaction Taxes” shall not include any Taxes payable after the Closing Date solely by any member of the Revelyst Group that remain unpaid after the Closing Date.
(x)    “Closing Working Capital” means, as of the Reference Time, (A) all Vista Outdoor Assets constituting “current” or other assets (which shall include current assets for Taxes), in each case, as set forth in the applicable line items to be determined in accordance with the Accounting Principles minus (B) all Vista Outdoor Liabilities constituting “current” or other liabilities (which, for purposes of this definition of “Closing Working Capital” and notwithstanding anything in this Agreement to the contrary, shall include current liabilities for Taxes), in each case as set forth in the applicable line items to be determined in accordance with the Accounting Principles but, in the case of each of clauses (A) and (B), excluding all items with respect to (1) any assets for Income Taxes or Transaction Taxes, (2) Cash, (3) any liabilities for Income Taxes or Transaction Taxes, (4) any Debt or (5) any deferred Tax assets or deferred Tax liabilities, in each of the foregoing cases, determined in accordance with the Accounting Principles.
(xi)    “Debt” means, with respect to any Person, at any date of determination, without duplication and regardless of the maturity or when due and payable (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment,
(D)    all obligations of such Person pursuant to securitization or factoring programs or arrangements, (E) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by such Person of any Debt of any other Person, (F) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (G) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (H) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of such Person, to the extent drawn, (I) all interest, overdraft fees, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing, (J) all obligations for the deferred purchase price of property, business, assets, securities, goods or services and (K) (1) any outstanding and unpaid severance in respect of any employee terminated prior to the Closing, including, solely to the extent payable upon termination of the relevant employment, any earned but unused vacation, sick leave or other applicable paid time-

off benefits, but excluding any severance costs incurred as a result of a termination of employment at the direction or request of Parent, (2) all obligations with respect to unfunded or underfunded deferred compensation or defined benefit pension plans and (3) any earned but unpaid bonuses or commissions as of the Closing and amounts payable pursuant to Section 6.15(c) of the Merger Agreement as a Pre-Closing Bonus, in the case of each of clauses (1), (2) and (3), together with the employer portion of any applicable Taxes payable with respect thereto and solely to the extent not a Revelyst Employee Liability (as defined in the Employee Matters Agreement).
(xii)    “Estimated Closing Adjustment Amount” means (A) Estimated Closing Cash plus (B) Estimated Closing Working Capital minus Target Working Capital (which amount may be positive or negative) minus (C) Estimated Closing Debt minus (D) Estimated Transaction Expenses minus (E) Estimated Closing Taxes plus (F) Estimated Closing Transaction Tax Deductions.
(xiii)    “Independent Expert” means KPMG LLP or, if such Person is (i) not independent at the time of such appointment or (ii) unable or unwilling to serve, another internationally recognized independent public accounting firm agreed upon by Vista Outdoor and Revelyst in writing.
(xiv)    “Reference Time” means 11:59 p.m. New York City time on the day immediately preceding the Closing Date.
(xv)    “Target Working Capital” means $382,571,901.64.
(xvi)    “Transaction Expenses” means, without duplication, the aggregate amount of (A) all third party fees, costs and expenses payable by Vista Outdoor or any other member of the Vista Outdoor Group in connection with the negotiation of the Transaction Documents or the consummation of the Transactions (including those that become due or payable at or after the Closing pursuant to Contracts in effect at or prior to the Closing), any alternatives to the Transactions and any processes in connection thereto, in each case that have been incurred or established at or prior to the Closing and that remain unpaid as of the Closing, including any fees, costs and other expenses of any broker, investment banker or financial advisor, attorneys, accountants and other consultants and advisors of Vista Outdoor or any other member of the Vista Outdoor Group in connection with the negotiation of the Transaction Documents or the consummation of the Transactions, (B) any “single trigger” or similar change of control, bonus, retention or other payments (including payments in respect of any Vista Outdoor Equity Awards as set forth in Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d) of the Merger Agreement) that are or become payable by the Vista Outdoor Group to any current or former employee, officer, director or other individual service provider of Vista Outdoor or the Vista Outdoor Group as a result of the Transactions, together with the employer portion of any applicable Taxes due with respect to such payments (or due as a result of the accelerated vesting or settlement thereof), in each case of this clause (B), excluding any payments made pursuant to an offer letter or other agreement or arrangement adopted or entered into by Parent (or by a member of the Vista Outdoor Group prior to the Closing at the written direction of Parent), whether prior to, on or following the date of this Agreement and (C) all out-of-pocket fees, costs and expenses (other than Taxes) of the Vista Outdoor Group to settle, repay, capitalize, terminate or cancel any of the Intercompany Accounts and Intercompany Agreements in accordance with Section 2.03, but in each case excluding (I) any fees, costs or expenses incurred by Parent, Merger Sub, the Guarantors or the Equity Financing Sources in connection with the Transactions whether or not billed or accrued (including any fees, costs and expenses of any broker, investment banker or financial advisor, attorneys, accountants and other consultants and advisors retained by or on their behalf), (II) any amounts included in the calculation of Closing Debt, Closing Taxes or Closing Working Capital or (III) any fees, costs or expenses incurred after the Closing (other than those that become due or payable at or after the Closing pursuant to Contracts in effect at or prior to the Closing).
Section 2.07    Earn-Out.
(a)    Payment and Definitions.
(i)    Subject to the provisions of this Section 2.07, if the Revelyst FY28 EBITDA exceeds $200,000,000 (the “Earn-Out Threshold”), then Revelyst shall pay, or shall cause to be paid, to Vista Outdoor (or its designee), by wire transfer of immediately available funds to bank account(s) designated in writing by Vista Outdoor, an amount equal to $25,000,000 (the “Earn-Out Payment”) in accordance with Section 2.07(b)(v). If the Revelyst FY28 EBITDA is equal to or less than the Earn-Out Threshold, no Earn-Out Payment shall be required pursuant to this Section 2.07.
(ii)    “Revelyst FY28 EBITDA” shall mean the consolidated net income of Revelyst and its Subsidiaries before taking into account adjustments for interest, tax, depreciation and amortization, calculated using the values set forth in Revelyst’s audited consolidated financial statements for the fiscal year ending on ending March 31, 2028 (the “Revelyst FY28 Financial Statements”).
(b)    Revelyst FY28 Financial Statements.
(i)    Not later than thirty (30) days after the Revelyst FY28 Financial Statement are completed, Revelyst shall deliver to Vista Outdoor a calculation of the Revelyst FY28 EBITDA (the “Revelyst EBITDA Statement”), including (x) calculation of the amount of the Earn-Out Payment and (y) a copy of the Revelyst FY28 Financial Statements. The Parties agree that the purpose of preparing the Revelyst EBITDA Statement is to measure and determine the amount of Revelyst FY28 EBITDA in accordance with the terms of this Agreement. Vista Outdoor may provide Revelyst with written notice of its disagreement with such Revelyst EBITDA Statement (such notice, a “Revelyst EBITDA Notice of Disagreement”) within thirty (30) days after delivery of the Revelyst EBITDA Statement to Vista Outdoor. The Revelyst EBITDA Notice of Disagreement, if any, shall specify in reasonable detail (based on the information comprising the Revelyst EBITDA Statement) the nature, item and amount of any disagreement so asserted. Any item or amount that Vista Outdoor does not dispute in the Revelyst EBITDA Notice of

Disagreement within such 30-day period will be final, binding and conclusive for all purposes under this Agreement. If a timely Revelyst EBITDA Notice of Disagreement is not received by Revelyst within thirty (30) days after delivery of the Revelyst EBITDA Statement, then the Revelyst EBITDA Statement shall become final and binding upon the Parties. If a Revelyst EBITDA Notice of Disagreement is received by Revelyst, then the Revelyst EBITDA Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (i) the date on which Vista Outdoor and Revelyst resolve in writing any differences they have with respect to the matters specified in such Revelyst EBITDA Notice of Disagreement and (ii) the date on which all such disputed matters are finally resolved in writing by the Independent Expert pursuant to the procedures set forth in this Section 2.07. Following the delivery of a Revelyst EBITDA Notice of Disagreement, for a period of fifteen (15) days, Vista Outdoor and Revelyst shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Revelyst EBITDA Notice of Disagreement. At the end of such 15-day period, Vista Outdoor and Revelyst shall, unless agreed by Vista Outdoor and Revelyst in writing otherwise, submit to the Independent Expert for review any and all matters that remain in dispute and were included in the Revelyst EBITDA Notice of Disagreement. Vista Outdoor and Revelyst shall instruct the Independent Expert to render its decision as to the disputed items and the effect of its decision on the Revelyst EBITDA Notice of Disagreement as promptly as practicable but in no event later than thirty (30) days after the date of such submission. Each of Vista Outdoor and Revelyst shall furnish (subject to the execution of any required customary access letters) to the Independent Expert and to one another, such working papers and other relevant documents and information reasonably relating to the disputed items, and shall provide interviews and answer questions, as the Independent Expert may reasonably request in connection with its determination of such disputed items. In the event Vista Outdoor or Revelyst shall participate in teleconferences or meetings with, or make presentations to, the Independent Expert, both Vista Outdoor and Revelyst shall be entitled to participate in such teleconferences, meetings or presentations. The terms of appointment and engagement of the Independent Expert shall be as agreed upon between Vista Outdoor and Revelyst in writing and such terms shall obligate the Independent Expert to keep any nonpublic information shared with it confidential and not to disclose such information without approval from Vista Outdoor and Revelyst.
(ii)    In resolving any disputed item, the Independent Expert (i) shall act in the capacity of an expert and not as an arbitrator, (ii) shall limit its review to whether matters specifically set forth in the Revelyst EBITDA Notice of Disagreement as a disputed item, other than matters thereafter resolved by mutual written agreement of Vista Outdoor and Revelyst pursuant to Section 2.07(b)(ii), were determined in accordance with the terms of this Agreement, (iii) shall not assign a value to any disputed item greater than the greatest value for such item, or less than the smallest value for such item, claimed in the Revelyst EBITDA Statement or in the Revelyst EBITDA Notice of Disagreement, (iv) shall make its determination based solely on written materials and oral communications made available to the Independent Expert in accordance with Section 2.07 (i.e., not on independent review) and (v) shall not consider any proposals related to settlement of any disputed items made by Vista Outdoor or Revelyst during their negotiations prior to submitting any disputed items to the Independent Expert. The Independent Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Revelyst EBITDA Statement or the Revelyst EBITDA Notice of Disagreement that was not submitted for resolution to the Independent Expert, (B) any determination as to the accuracy of any representation or warranty in this Agreement or any other Transaction Document or (C) any determination as to compliance by either Party of any of its respective covenants in this Agreement or any other Transaction Document. Any dispute not within the scope of disputes to be resolved by the Independent Expert pursuant to this Section 2.07 shall be resolved as otherwise provided in this Agreement. Any determination by the Independent Expert, and any work or analyses performed by the Independent Expert, may not be offered as evidence of a breach of this Agreement (other than a breach of this Section 2.07) in any Action between the Parties.
(iii)    The final determination by the Independent Expert of each matter submitted to it in accordance with Section 2.07 shall (i) be in writing, (ii) include the Independent Expert’s calculation of Revelyst FY28 EBITDA, (iii) include the Independent Expert’s determination of each disputed item submitted to it in accordance with Section 2.07, (iv) include a brief summary of the Independent Expert’s reason for its determination of each disputed item and (v) include a determination of the apportionment of the Independent Expert’s fees and expenses as between Vista Outdoor, on the one hand, and Revelyst, on the other hand, in accordance with the provisions of Section 2.07(b)(iv).
(iv)    The resolution of disputed items by the Independent Expert shall be final and binding (other than in the case of fraud or manifest error) and an order may be entered in respect thereof by a court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Expert pursuant to this Section 2.07(b)(iv) shall be allocated between Vista Outdoor, on the one hand, and Revelyst, on the other hand, in inverse proportion as they may prevail on the final amount of the adjustment of the disputed items submitted to the Independent Expert. For example, in the event that Vista Outdoor asserts that the calculation of Revelyst FY28 EBITDA should have been 10% lower than the amount set forth in the Revelyst EBITDA Statement, and the Independent Expert determines that the final amount of Revelyst FY28 EBITDA is 7% lower than the amount set forth in the Revelyst EBITDA Statement, then 70% of the fees and expenses of the Independent Expert shall be paid by Revelyst and 30% of the fees and expenses of the Independent Expert shall be paid by Vista Outdoor.
(v)    If the Earn-Out Payment is owing, Revelyst shall pay (or cause to be paid) to Vista Outdoor an amount equal to the Earn-Out Payment in accordance with Section 2.07(b)(i) within five (5) Business Days following the final resolution of the amount of Revelyst FY28 EBITDA in accordance with this Section 2.07.

(c)    Acknowledgements.
(i)    Notwithstanding anything in the contrary in this Section 2.07, the obligation of Revelyst to pay the Earn-Out Payment shall be conditioned upon the consummation of both the Merger and the Revelyst Merger. In the event that the Merger and the Revelyst Merger are not consummated and either the Merger Agreement or the Revelyst Merger Agreement is terminated, then Revelyst shall have no further obligation pursuant to this Section 2.07.
(ii)    Vista Outdoor understands and acknowledges that, from and after the closing of the Revelyst Merger Agreement, control of all business decisions of the Revelyst Group shall be conducted in accordance with the directions of Olibre Parent, that Olibre Parent may operate the Revelyst Group in the manner it deems reasonably appropriate in its business judgment and neither Olibre Parent, Revelyst or any other member of the Revelyst Group shall have any obligation to operate the Revelyst Group in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment; provided, however, notwithstanding the foregoing (A) Olibre Parent shall cause the Revelyst Group to maintain the books and records of the Revelyst Group necessary for the calculation of Revelyst FY28 EBITDA; (B) Olibre Parent shall not take any intentional action in bad faith that would have the purpose of reducing the amount of Revelyst FY28 EBITDA (including any such action that would so impact the determination or calculation of the same); (C) divert to any Affiliate of Olibre Parent any revenue producing activities or business in bad faith in a manner that is intended to avoid or reduce the amount of Revelyst FY28 EBITDA; and (D) Olibre Parent shall cause the Revelyst Group to produce the applicable Revelyst FY28 Financial Statements in a timely manner in accordance with its customary past practice.
(iii)    Revelyst makes no representations or warranties regarding the Revelyst FY28 EBITDA, the ability of Revelyst or its Subsidiaries to meet any forecast or projection of Revelyst FY28 EBITDA or whether the Earn-Out Payment will be earned hereunder.
(d)    Sale; Acquisitions; Divestitures.
(i)    If, prior to the determination and payment of the Earn-Out Payment (if any), all or substantially all of the assets of the Revelyst Group are sold or transferred to any Person, then Olibre Parent will provide or cause to be provided in the agreements governing such transaction that such third-party shall assume and agree to perform Revelyst’s obligations under this Section 2.07, including without limitation those set out in Section 2.07(c)(ii) and shall commit to implementing reasonable procedures to permit the Revelyst FY28 EBITDA to be tracked and determined in a manner this is consistent with the procedures and policies in place for such purposes immediately prior to such sale or transfer.
(ii)    To the extent that, after the date hereof, Revelyst or any member of the Revelyst Group acquires another business or entity or disposes of any business or entity outside of the ordinary course of businesses (in each case, whether by merger, stock purchase, asset purchase or otherwise), then the Revelyst FY28 EBITDA shall be determined in a manner that does not take into consideration the financial results of such acquired businesses or entity or the impact of the disposal of such entity or business on the Revelyst FY28 EBITDA so that the Revelyst FY28 EBITDA is determined based on the businesses of the Revelyst Group as of the date hereof; provided, however, that, in the case of a disposal of any business or entity outside of the ordinary course of businesses (whether by merger, stock purchase, asset purchase or otherwise), the amount of earnings before interest, taxes, depreciation and amortization attributable to such business or entity in the audited financial statements of Revelyst for the most recent fiscal year ending prior to such disposal shall be added to the Revelyst FY28 EBITDA (or deducted if such amount was negative).
ARTICLE III
Credit Support
Section 3.01    Replacement of Vista Outdoor Credit Support.
(a)    Revelyst shall use commercially reasonable efforts to arrange, at its sole cost and expense and effective at or prior to the Closing, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support (“Credit Support Instruments”) provided by, through or on behalf of Vista Outdoor or any other member of the Vista Outdoor Group for the benefit of Revelyst or any other member of the Revelyst Group (the “Vista Outdoor Credit Support Instruments”), other than any of the Vista Outdoor Credit Support Instruments set forth on Schedule 3.01(a) (the “Surviving Vista Outdoor Credit Support Instruments”), with alternate arrangements that do not require any credit support from Vista Outdoor or any other member of the Vista Outdoor Group, and shall use commercially reasonable efforts to obtain from the beneficiaries of such Vista Outdoor Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Vista Outdoor Credit Support Instrument to the originating bank and such bank’s confirmation in writing to Vista Outdoor of the cancelation thereof) indicating that Vista Outdoor or such other member of the Vista Outdoor Group will, effective upon the Closing, have no liability with respect to such Vista Outdoor Credit Support Instruments, in each case reasonably satisfactory to Vista Outdoor.
(b)    If Revelyst is unable to obtain, or to cause to be obtained, the termination or replacement of, and corresponding release of Vista Outdoor or such other members of the Vista Outdoor Group from, any Vista Outdoor Credit Support Instrument pursuant to Section 3.01(a) at or prior to the Closing, (i) without limiting Revelyst’s obligations under Article V, Revelyst shall, and shall cause the relevant member of the Revelyst Group that has assumed the Liability with respect to such Vista Outdoor Credit Support Instrument to, indemnify and hold harmless the member of the Vista Outdoor Group that is the guarantor or obligor under such Visa Outdoor Credit Support Instrument for any Liability arising out of, resulting from or relating thereto in accordance with the provisions of Article V and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) if such Vista Outdoor Credit Support Instrument is in the form of a letter of credit or bank guarantee, Revelyst shall provide Vista Outdoor with a letter of credit or guarantee, in each case issued by a bank reasonably acceptable to Vista Outdoor, against losses arising from such Vista Outdoor Credit Support Instrument or, if Vista Outdoor agrees in writing, cash collateralize the full amount of such Vista Outdoor Credit Support Instrument and (iii) with respect to such Vista Outdoor Credit Support Instrument, each Party, on behalf of itself and the members of its Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Closing, not to renew or extend the term of, increase its obligations under or transfer to a third party any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Vista Outdoor Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party. With respect to all Surviving Vista Outdoor Credit Support Instruments, Revelyst shall take the actions set forth in the provisions of clauses (i), (ii) and (iii) of the foregoing sentence.
Section 3.02    Replacement of Revelyst Credit Support.
(a)    Vista Outdoor shall use commercially reasonable efforts to arrange, at its sole cost and expense and effective at or prior to the Closing, the termination or replacement of all Credit Support Instruments provided by, through or on behalf of Revelyst or any other member of the Revelyst Group for the benefit of Vista Outdoor or any other member of the Vista Outdoor Group (the “Revelyst Credit Support Instruments”) with alternate arrangements that do not require any credit support from Revelyst or any other member of the Revelyst Group, and shall use commercially reasonable efforts to obtain from the beneficiaries of such Revelyst Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Revelyst Credit Support Instrument to the originating bank and such bank’s confirmation in writing to Revelyst of the cancelation thereof) indicating that Revelyst or such other member of the Revelyst Group will, effective upon the Closing, have no liability with respect to such Revelyst Credit Support Instruments, in each case reasonably satisfactory to Revelyst.
(b)    If Vista Outdoor is unable to obtain, or to cause to be obtained, the termination or replacement of, and corresponding release of Revelyst or such other members of the Revelyst Group from, any Revelyst Credit Support Instrument pursuant to Section 3.02(a) at or prior to the Closing, (i) without limiting Vista Outdoor’s obligations under Article V, Vista Outdoor shall, and shall cause the relevant member of the Vista Outdoor Group that has assumed the Liability with respect to such Revelyst Credit Support Instrument to, indemnify and hold harmless the member of the Revelyst Group that is the guarantor or obligor under such Revelyst Credit Support Instrument for any Liability arising out of, resulting from or relating thereto in accordance with the provisions of Article V and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) if such Revelyst Credit Support Instrument is in the form of a letter of credit or bank guarantee, Vista Outdoor shall provide Revelyst with a letter of credit or guarantee, in each case issued by a bank reasonably acceptable to Revelyst, against losses arising from such Revelyst Credit Support Instrument or, if Revelyst agrees in writing, cash collateralize the full amount of such Revelyst Credit Support Instrument and (iii) with respect to such Revelyst Credit Support Instrument, each Party, on behalf of itself and the members of its Group, agrees, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Closing, not to renew or extend the term of, increase its obligations under or transfer to a third party any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Revelyst Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.
ARTICLE IV
Taxes
Section 4.01    Tax Indemnification.
(a)    Revelyst shall indemnify, defend and hold harmless Vista Outdoor and each other member of the Vista Outdoor Group from and against any and all Liabilities of Vista Outdoor and such other members of the Vista Outdoor Group relating to, arising out of or resulting from, or constituting, any Revelyst Taxes.
(b)    Vista Outdoor shall indemnify, defend and hold harmless Revelyst and each other member of the Revelyst Group from and against any and all Liabilities of Revelyst and such other members of the Revelyst Group relating to, arising out of or resulting from, or constituting, any Vista Outdoor Taxes.
(c)    If either Party (the “Tax Indemnified Party”) determines that it has the right to receive an indemnification payment from the other Party (the “Tax Indemnifying Party”) pursuant to this Section 4.01, then the Tax Indemnified Party shall provide the Tax Indemnifying Party with a written notice that includes its calculation of the amount of such indemnification payment. Such notice shall provide such detail as is reasonably necessary to permit the Tax Indemnifying Party to understand the calculation of the indemnification payment. Subject to the dispute resolution procedures set forth in Section 4.04, the Tax Indemnifying Party shall make the indemnification payment to the Tax Indemnified Party within ten (10) days after receipt of such notice by the Tax Indemnifying Party.
(d)    Calculation of Pre-Closing Taxes. Revelyst Pre-Closing Taxes of a member of the Vista Outdoor Group or a member of the Revelyst Group shall be calculated (a) as if such member, as applicable, were a standalone taxpayer (or standalone group in the case of Taxes that are determined on a consolidated or combined group basis) that only owns the Revelyst Assets and Revelyst Liabilities and conducts the operations of the Revelyst Business and (b) in the case of Income Taxes, by taking into account an amount of the Shared Pre-Closing Deductions equal to the product of (A) the amount of such Shared Pre-Closing Deductions multiplied by (B) the

Revelyst Sharing Percentage. Vista Outdoor Pre-Closing Taxes of a member of the Vista Outdoor Group or a member of the Revelyst Group shall be calculated (a) as if such member, as applicable, were a standalone taxpayer (or standalone group in the case of Taxes that are determined on a consolidated or combined group basis) that only owns the Vista Outdoor Assets and Vista Outdoor Liabilities and conducts the operations of the Vista Outdoor Business and (b) in the case of Income Taxes, by taking into account an amount of the Shared Pre-Closing Deductions equal to the product of (A) the amount of such Shared Pre-Closing Deductions multiplied by (B) the Vista Outdoor Sharing Percentage.
Section 4.02    Tax Returns.
(a)    Vista Outdoor shall, at its expense, prepare, or cause to be prepared, all Tax Returns that are required to be filed after the Closing Date for any Pre-Closing Tax Period or Straddle Period with respect to Vista Outdoor or any of its Subsidiaries (including, for the avoidance of doubt, any Tax Returns that include members of the Revelyst Group) other than Revelyst Tax Returns (such Tax Returns, “Vista Outdoor Prepared Returns”). To the extent that a Vista Outdoor Prepared Return relates to Revelyst Taxes, Vista Outdoor shall provide Revelyst with a draft of any such Vista Outdoor Prepared Return for review and comment (i) in the case of such Tax Return for Income Taxes at least thirty (30) days prior to the due date thereof taking into account any valid extensions (or, in the case of any Vista Outdoor Prepared Return that is due less than thirty (30) days after the Closing Date, as soon as reasonably practicable) and (ii) in the case of any other such Tax Return as soon as reasonably practicable prior to the filing deadline for such Tax Return, taking into account any valid extensions. Vista Outdoor shall revise such Vista Outdoor Prepared Return to reflect reasonable comments of Revelyst provided at least ten (10) days prior to the due date thereof (taking into account any valid extensions) to the extent such comments are consistent with the Agreed Tax Principles. The applicable Party required by Law to file such Vista Outdoor Prepared Returns shall timely file any such Vista Outdoor Prepared Returns. At least three (3) days prior to the filing of any Vista Outdoor Prepared Return, (i) if a member of the Vista Outdoor Group is the filing party, Revelyst shall pay to Vista Outdoor an amount equal to the amount of Revelyst Taxes due with respect to such Vista Outdoor Prepared Return and (ii) if a member of the Revelyst Group is the filing party, Vista Outdoor shall pay to Revelyst an amount equal to the amount of Vista Outdoor Taxes due with respect to such Vista Outdoor Prepared Return.
(b)    Revelyst shall, at its expense, prepare, or cause to be prepared, all Tax Returns that are required to be filed after the Closing Date for any Pre-Closing Tax Period or Straddle Period with respect to Revelyst or any of its Subsidiaries other than any Vista Outdoor Prepared Returns (such Tax Returns, “Revelyst Prepared Returns” and together with the Vista Outdoor Prepared Returns, “Pre-Closing Tax Returns”). To the extent that a Revelyst Prepared Return relates to Vista Outdoor Taxes, Revelyst shall provide Vista Outdoor a draft of any Revelyst Prepared Return for its review and comment (i) in the case of such Tax Return for Income Taxes at least thirty (30) days prior to the due date thereof taking into account any valid extensions (or, in the case of any Revelyst Prepared Return that is due less than thirty (30) days after the Closing Date, as soon as reasonably practicable) and (ii) in the case of any other such Tax Return as soon as reasonably practicable prior to the filing deadline for such Tax Return, taking into account any valid extensions. Revelyst shall revise such Revelyst Prepared Return to reflect reasonable comments of Vista Outdoor provided at least ten (10) days prior to the due date thereof (taking into account any valid extensions) to the extent such comments are consistent with the Agreed Tax Principles. The applicable Party required by Law to file such Revelyst Prepared Returns shall timely file any such Revelyst Prepared Returns. At least three (3) days prior to the filing of any Revelyst Prepared Return, (i) if a member of the Revelyst Group is the filing party, Vista Outdoor shall pay to Revelyst an amount equal to the amount of Vista Outdoor Taxes due with respect to such Revelyst Prepared Return and (ii) if a member of the Vista Outdoor Group is the filing party, Revelyst shall pay to Vista Outdoor an amount equal to the amount of Revelyst Taxes due with respect to such Revelyst Prepared Return.
(c)    The Parties shall prepare (or cause to be prepared) all Pre-Closing Tax Returns (i) in a manner consistent with (A) the past practice of Vista Outdoor, Revelyst or the applicable Subsidiary to the extent such past practices are supportable at a “more likely than not” or higher level of comfort and (B) the Intended Tax Treatment and (ii) treating Transaction Tax Deductions as accruing immediately before the Closing to the extent such accrual is supportable at a “more likely than not” or higher level of comfort (clauses (i) and (ii), the “Agreed Tax Principles”); provided that, if the Party reviewing the Tax Return objects to whether a position is supportable at a “more likely than not” or higher level of comfort, the Party preparing the Tax Return shall provide confirmation from an internationally recognized public accounting firm or a nationally recognized law firm that such position is supportable at a “more likely than not” or higher level of comfort. Notwithstanding anything in this Section 4.02 or Section 4.04 to the contrary, the applicable Party required (or whose Affiliate is required) by Law to file any Revelyst Prepared Return or Vista Outdoor Prepared Return shall be entitled to timely file (or cause to be filed) such Tax Return (prepared in accordance with this Section 4.02); provided that, following a written agreement signed by the Parties or a final resolution (which cannot be further reviewed or appealed) of the Parties’ dispute as to such Tax Return, the applicable Party shall as promptly as reasonably practicable file an amended Tax Return consistent with such agreement or resolution. Subject to the preceding two sentences, disputes over the preparation of any Pre-Closing Tax Return shall be subject to the procedures set forth in Section 4.04.
(d)    For avoidance of doubt, (A) Vista Outdoor (x) shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to Vista Outdoor or other members of the Vista Outdoor Group that are not Pre-Closing Tax Returns and (y) shall conduct (or cause to be conducted) all Tax Contests relating to Taxes of Vista Outdoor or other members of the Vista Outdoor Group that are not Revelyst Tax Contests or Vista Outdoor Tax Contests and (B) Revelyst (x) shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to Revelyst or other members of the Revelyst Group that are not Pre-Closing Tax Returns and (y) shall conduct (or cause to be conducted) all Tax Contests relating to Taxes of Revelyst or other members of the Revelyst Group that are not Revelyst Tax Contests or Vista Outdoor Tax Contests.

Section 4.03    Intended Tax Treatment; Certain Tax Actions.
(a)    The Parties hereto shall not take any position inconsistent with the Intended Tax Treatment for any Tax purpose unless otherwise required by a Final Determination.
(b)    Except as expressly provided for in this Agreement or any of the other Transaction Documents or the Revelyst Merger Agreement, neither Party shall, nor shall they cause or permit any of their respective Affiliates to, (i) amend or approve or consent to the amendment, re-filing, revocation or other modification of any Tax Return of Vista Outdoor, Revelyst or any of their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period, (ii) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns of Vista Outdoor, Revelyst or any of their respective Subsidiaries relating to a Pre-Closing Tax Period or Straddle Period or (iii) make, change, revoke, approve or consent to any Tax election with respect to Vista Outdoor, Revelyst or any of their respective Subsidiaries for a Pre-Closing Tax Period or Straddle Period, in each case, (A) to the extent doing so is reasonably likely to increase the amount of any Taxes for which the other Party is liable for under this Agreement or (B) without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or anything in this Agreement or any other Transaction Document or the Revelyst Merger Agreement to the contrary, Revelyst and its Affiliates shall be permitted to make an election under Section 338(g) of the Code in connection with the Revelyst Transactions.
Section 4.04    Tax Dispute Resolution. In the event of any disagreement relating to (i) the calculation of the amount of any Taxes in respect of which Revelyst or Vista Outdoor may be liable pursuant to Section 4.01 or Section 4.02, (ii) the determination of which Party is entitled to a Tax Refund or (iii) the preparation of any Pre-Closing Tax Returns, the Parties shall negotiate in good faith for a period of thirty (30) days (or such longer period as may be mutually agreed in writing) to resolve such disagreement. In the event that the Parties have not reached a resolution set forth in a written agreement signed by the Parties at the end of such 30-day period (or such longer period as may be mutually agreed in writing), the Parties shall submit all matters that remain in dispute to an independent, nationally recognized accounting firm mutually agreed to by the Parties (the “Reviewing Accountant”). The Parties shall instruct the Reviewing Accountant to make a determination no later than thirty (30) days following the submission of such dispute to such Reviewing Accountant, based solely on the written submissions of the Parties. The determination of the Reviewing Accountant shall, absent a Final Determination to the contrary, be conclusive and binding on the Parties for all Tax purposes and the Parties, and neither Party shall take any position inconsistent therewith on any Tax Return, in any Tax Refund claim or in any Tax Contest, in each case, unless otherwise required pursuant to a Final Determination. All fees and expenses relating to the work, if any, to be performed by the Reviewing Accountant shall be borne equally by the Parties.
Section 4.05    Tax Refunds. Any Tax refunds received, or any credit against Taxes otherwise payable that is applied in lieu of a Tax refund (“Tax Refunds”), of Revelyst Taxes (excluding any such refunds or credits to the extent taken into account in the determination of the Closing Adjustment Amount as finally determined pursuant to Section 2.06), shall be for the account of Revelyst. Any Tax Refunds of Vista Outdoor Taxes, shall be for the account of Vista Outdoor. The Party who receives a Tax Refund that the other Party is entitled to under this Section 4.05 shall remit any such Tax Refunds to the other Party within ten (10) days of receipt thereof net of any Taxes and reasonable out-of-pocket costs or expenses incurred in connection with the receipt or accrual of such Tax Refund (or making the applicable payment in respect of such Tax Refund under this Section 4.05); provided, however, that if any such Tax Refund is subsequently disallowed by a Governmental Authority, the Party entitled to such Tax Refund shall repay the Party who received such Tax Refund the amount of such Tax Refund, together with any interest, penalties and any additional amounts imposed by such Governmental Authority with respect to such disallowance.
Section 4.06    Treatment of Certain Payments. Any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Closing Date), any payments made pursuant to Section 2.07 and any Closing Adjustment Amount payment shall be treated by Vista Outdoor and Revelyst for all Tax purposes as a reduction of the cash contributed to Revelyst in the Contribution to the extent thereof (if made by Revelyst to Vista Outdoor) or an increase of the cash contributed to Revelyst in the Contribution (if made by Vista Outdoor to Revelyst), except as otherwise required by a change in applicable Tax Law after the date of this Agreement or a Final Determination.
Section 4.07    Straddle Periods. Where it is necessary for purposes of this Agreement to apportion, between Vista Outdoor and Revelyst, Taxes with respect to Vista Outdoor, Revelyst or any of their respective Subsidiaries for a Straddle Period, such Taxes shall be apportioned based on an “interim closing of the books” method as of the end of the day on the Closing Date, except that (i) exemptions, allowances and deductions that are calculated on an annual basis (such as depreciation deductions) and (ii) Taxes that are imposed on a periodic basis (such as real or personal property Taxes) shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis. For purposes of making the determinations necessary to give effect to the allocation set forth in the preceding sentence, if Vista Outdoor, Revelyst or any of their respective Subsidiaries owns an interest in any entity treated for purposes of an applicable Tax Law as a “flow-through” or fiscally transparent entity or a controlled foreign corporation, or in a similar manner, then, except as provided to the contrary in this Agreement, such entity’s taxable year shall be deemed to close at the end of the Closing Date.
Section 4.08    Certain Tax Contests.
(a)    Following the Closing, Vista Outdoor shall notify Revelyst promptly, and in any event within ten (10) days, after receipt by Vista Outdoor or any of its Affiliates of written notice of any audit, examination or other proceeding relating to Taxes (each, a “Tax Contest”) in respect of Revelyst Taxes. Following the Closing, Revelyst shall notify Vista Outdoor promptly, and in any event within ten (10) days, after receipt by Revelyst or any of its Affiliates of written notice of any Tax Contest in respect of Vista Outdoor Taxes. Notwithstanding the foregoing, the failure by a Party to provide such notice in accordance with this Section 4.08(a) shall not relieve the other Party of its indemnification obligations under Section 4.01(a), except to the extent that such other Party is actually prejudiced by such failure.

(b)    Subject to Section 4.08(c), Revelyst shall have the right to control, at its own expense, any Tax Contest relating principally to Revelyst Taxes (a “Revelyst Tax Contest”) and Vista Outdoor shall have the right to control, at its own expense any Tax Contest relating principally to Vista Outdoor Taxes (a “Vista Outdoor Tax Contest”), in each case, as reasonably determined in good faith by the Parties.
(c)    To the extent that (i) a Revelyst Tax Contest relates to Vista Outdoor Taxes, (ii) a Vista Outdoor Tax Contest relates to Revelyst Taxes or (iii) the Parties agree that Revelyst should control a Vista Outdoor Tax Contest or that Vista Outdoor should control a Revelyst Tax Contest (in each case a “Shared Tax Contest”) then (A) the Party that does not control such Shared Tax Contest shall have the right to participate fully, at its own expense, in such Shared Tax Contest either directly or indirectly through its Representatives (including to review in advance and reasonably comment on submissions made in the course of such Shared Tax Contest), (B) the Party controlling such Shared Tax Contest shall (1) keep the other Party promptly informed of any significant developments in such Shared Tax Contest and provide copies of any material written communications with the applicable Governmental Authority related thereto and (2) shall not settle or compromise, or fail to timely exercise any appeal or review rights available under applicable Law in respect of, any such Shared Tax Contest without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 4.08(c), the term “Representatives” shall be deemed to include the provider of any representation and warranty insurance policy that is obtained by Olibre Parent in connection with this Agreement or the Revelyst Merger Agreement.
(d)    This Section 4.08 and not Section 5.05 shall govern the conduct of any Tax Contest relating to Taxes with respect to which indemnification is provided pursuant to Section 4.01.
Section 4.09    Tax Matters Cooperation. From and after the Closing Date, each of Vista Outdoor and Revelyst shall and shall cause their respective Subsidiaries to (a) furnish to the other Party and its Representatives such information, documents, work papers and other materials as the other Party and its Representatives may reasonably request in connection with the filing of any Tax Return or the conduct of any Tax Contest, (b) make their respective Representatives available during normal business hours to provide explanations of any material provided pursuant to this Section 4.09 and (c) reasonably cooperate with the other Party and its Representatives in connection with any of the foregoing Tax matters. If one Party requests the cooperation of the other Party pursuant to this Section 4.09, the requesting Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by the other Party in complying with such request, unless such out-of-pockets costs and expenses would otherwise constitute Liabilities in respect of which indemnification is available pursuant to Section 4.01.
Section 4.10    Domestic Use Agreement. Revelyst shall prepare, or cause to be prepared, and attach to its timely filed (accounting for all applicable extensions) consolidated U.S. federal income Tax Return for its first Tax year beginning after the Closing Date (the “Specified Tax Return”) a new domestic use agreement, as defined in Treasury Regulations Section 1.1503(d)-6(f)(2)(iii) with respect to each Specified Dual Consolidated Loss. Revelyst shall prepare such new domestic use agreements in accordance with Treasury Regulations Section 1.1503(d)-6(f)(2)(iii). Revelyst shall provide Vista Outdoor a draft of any such new domestic use agreements and all associated filings under Treasury Regulations Section 1.1503(d)-1 through -8 with respect to the Specified Dual Consolidated Losses for Vista Outdoor’s review and comment at least thirty (30) days prior to the due date of the Specified Tax Return (accounting for all applicable extensions). Revelyst shall revise such new domestic use agreements and all associated filings to reflect reasonable comments of Vista Outdoor provided at least ten (10) days prior to the due date of the Specified Tax Return. In addition, without limiting Section 4.02, the Parties agree that Vista Outdoor shall file an original elector statement in accordance with Treasury Regulations Section 1.1503(d)-6(f)(2)(iii) with respect to each Specified Dual Consolidated Loss.
Section 4.11    Insurance Policy. Notwithstanding anything herein to the contrary, the Parties acknowledge that the insurer(s) under any representation and warranty insurance policy that is obtained by Olibre Parent in connection with this Agreement or the Revelyst Merger Agreement may have certain rights under such insurance policy in respect of the defense, settlement and/or compromise of a Tax Contest.
Section 4.12    Survival. This Article IV shall survive the Closing until ninety (90) days after the expiration of the statute of limitations (taking into account extensions) applicable to the relevant Tax matter.
ARTICLE V
Mutual Releases; Indemnification; Litigation
Section 5.01    Release of Pre-Closing Claims.
(a)    Except as provided in Section 5.01(d) or elsewhere in this Agreement or in any other Transaction Document, effective as of the Closing, Revelyst does hereby, for itself and each other member of the Revelyst Group, their respective Affiliates and, to the extent it may legally do so, successors and assigns and all Persons who at any time at or prior to the Closing have been stockholders, directors, officers, members, agents or employees of any member of the Revelyst Group (in each case, in their respective capacities as such), remise, release and forever discharge Vista Outdoor and the other members of the Vista Outdoor Group, their respective Affiliates, successors and assigns, and all Persons who at any time at or prior to the Closing have been stockholders, directors, officers, members, agents or employees of any member of the Vista Outdoor Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Revelyst Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred or to have failed to occur, or any conditions, facts or circumstances existing or alleged to have existed at or before the Closing (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen or accrue, in each case before, at or after the Closing), including in connection with the Separation and all other activities to implement the Separation, and including Liabilities arising under CERCLA and other Environmental Laws. This Section 5.01(a) shall not affect Section 6.05 (Directors’ and Officers’ Indemnification; Liability Insurance) of the Merger Agreement.
(b)    Except as provided in Section 5.01(d) or elsewhere in this Agreement or in any other Transaction Document, effective as of the Closing, Vista Outdoor does hereby, for itself and each other member of the Vista Outdoor Group, their respective Affiliates and, to the extent it may legally do so, successors and assigns and all Persons who at any time at or prior to the Closing have been stockholders, directors, officers, agents or employees of any member of the Vista Outdoor Group (in each case, in their respective capacities as such), remise, release and forever discharge Revelyst and the other members of the Revelyst Group, their respective Affiliates, successors and assigns, and all Persons who at any time at or prior to the Closing have been stockholders, directors, officers, agents or employees of any member of the Revelyst Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Vista Outdoor Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred or to have failed to occur, or any conditions, facts or circumstances existing or alleged to have existed at or before the Closing (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen or accrue, in each case before, at or after the Closing), including in connection with the Separation and all other activities to implement the Separation, and including Liabilities arising under CERCLA and other Environmental Laws.
(c)    The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand and acknowledge any federal or state law or right, rule or legal principle of the State of Delaware or any other jurisdiction which provides that a general release does not extend to claims which a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with a debtor. The Parties are hereby deemed to agree that any such or similar federal or state laws or rights, rules or legal principles of the State of Delaware or any other jurisdiction that may be applicable herein are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 5.01(a) and (b).
(d)    Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any other Transaction Document or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate or settle as of the Closing, in each case in accordance with its terms. Nothing contained in Section 5.01(a) and (b) shall release:
(i)    any Person from any Liability provided in or resulting from any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate or settle as of the Closing;

(ii)    any Person from any Liability, contingent or otherwise, assumed, accepted, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;
(iii)    any Person from any Liability provided in or resulting from any other Contract that is entered into after the Closing between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;
(iv)    any Person from any Liability that the Parties may have with respect to indemnification, contribution or reimbursement pursuant to this Agreement or any other Transaction Document for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, members, employees or agents, by third parties, which Liability shall be governed by the provisions of this Article V or, if applicable, the appropriate provisions of the relevant other Transaction Document; or
(v)    any Person from any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 5.01. In addition, nothing contained in Section 5.01(a) shall release: (A) Vista Outdoor from indemnifying any director, officer or employee of the Revelyst Group who was a director, officer or employee of Vista Outdoor or any of its Affiliates at or prior to the Closing, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Vista Outdoor Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Revelyst Liability, Revelyst shall indemnify Vista Outdoor for such Liability (including Vista Outdoor’s costs to indemnify such director, officer or employee) in accordance with the provisions set forth in this Article V; and (B) Revelyst from indemnifying any director, officer or employee of the Vista Outdoor Group who was a director, officer or employee of Vista Outdoor or any of its Affiliates at or prior to the Closing, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Revelyst Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Vista Outdoor Liability, Vista Outdoor shall indemnify Revelyst for such Liability (including Revelyst’s costs to indemnify such director, officer or employee) in accordance with the provisions set forth in this Article V.
(e)    Revelyst shall not make, and shall not permit any other member of the Revelyst Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, indemnification or reimbursement, against Vista Outdoor or any other member of the Vista Outdoor Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a). Vista Outdoor shall not make, and shall not permit any other member of the Vista Outdoor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, indemnification or reimbursement, against Revelyst or any other member of the Revelyst Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).
(f)    It is the intent of each Party, by virtue of the provisions of this Section 5.02, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur, or alleged to have occurred or to have failed to occur, and all conditions, facts or circumstances existing or alleged to have existed at or before the Closing, between or among Revelyst or any other member of the Revelyst Group, on the one hand, and Vista Outdoor or any other member of the Vista Outdoor Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Closing), except as expressly set forth in Section 5.01(d) or elsewhere in this Agreement or in any other Transaction Document. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
Section 5.02    Indemnification by Revelyst. Subject to Section 5.04, Revelyst shall indemnify, defend and hold harmless Vista Outdoor, each other member of the Vista Outdoor Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Vista Outdoor Indemnitees”), from and against any and all Liabilities of the Vista Outdoor Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a)    the Revelyst Liabilities, including the failure of Revelyst or any other member of the Revelyst Group or any other Person to pay, perform or otherwise promptly discharge any Revelyst Liability in accordance with its terms; and
(b)    any breach by Revelyst or any other member of the Revelyst Group of this Agreement (including any breach of the representations in Section 11.01(c)) or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling).
Section 5.03    Indemnification by Vista Outdoor. Subject to Section 5.04, Vista Outdoor shall indemnify, defend and hold harmless Revelyst, each other member of the Revelyst Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Revelyst Indemnitees”), from and against any and all Liabilities of the Revelyst Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
(a)    the Vista Outdoor Liabilities, including the failure of Vista Outdoor or any other member of the Vista Outdoor Group or any other Person to pay, perform or otherwise promptly discharge any Vista Outdoor Liability in accordance with its terms; and

(b)    any breach by Vista Outdoor or any other member of the Vista Outdoor Group of this Agreement (including any breach of the representations in Section 11.01(c)) or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling).
Section 5.04    Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds; Mitigation.
(a)    The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 4.01) will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (which, for the avoidance of doubt, shall include any payment under Section 4.01(a)) (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.
(b)    An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit to which an insurer or any other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 5.12, each member of the Vista Outdoor Group and each member of the Revelyst Group shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article V; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder and such Person shall not be required to seek any Insurance Proceeds or any Third-Party Proceeds prior to seeking indemnification hereunder.
(c)    The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made (as a reduction in cash Taxes otherwise payable for the taxable year in which such liability is incurred, the subsequent taxable year or a prior taxable year) and (ii) increased to take into account any Tax cost actually realized by the Indemnitee resulting from the receipt or accrual of the Indemnity Payment (as an increase in cash Taxes otherwise payable for the taxable year in which the Indemnity Payment is made), including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, and any Taxes imposed on additional amounts payable pursuant to this clause (ii).
(d)    Upon becoming aware of any event that would reasonably be expected to, or does, give rise to any Liability subject to indemnification by Vista Outdoor pursuant to this Agreement, Revelyst shall take, or shall cause the Revelyst Indemnitees entitled to such indemnification to take, commercially reasonable steps to mitigate any such Liability. Upon becoming aware of any event that would reasonably be expected to, or does, give rise to any Liability subject to indemnification by Revelyst pursuant to this Agreement, Vista Outdoor shall take, or shall cause the Vista Outdoor Indemnitees entitled to such indemnification to take, commercially reasonable steps to mitigate any such Liability. The reasonable and documented out-of-pocket costs and expenses of any such mitigation shall constitute Liabilities for purposes of this Agreement. Notwithstanding the foregoing, this Section 5.04(d) shall not require any Party to take any actions inconsistent with such Party’s rights and obligations under Article IV.
Section 5.05    Procedures for Indemnification of Third-Party Claims.
(a)    If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including demand letters and motions, pleadings and other court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.05(a) shall not relieve the Indemnifying Party from which indemnification hereunder is sought of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 5.05(a).
(b)    The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee, which notice shall acknowledge in writing the indemnification obligation, within 30 days after receipt of notice from an Indemnitee in accordance with Section 5.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (x) Mixed Actions shall be managed in accordance with Section 5.12(c) and (y) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (ii) if the Indemnitee has reasonably determined in good faith that the Indemnifying

Party controlling such defense will affect the Indemnitee or its Group in a materially adverse manner.
(c)    If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 5.05(b), such Indemnitee may defend such Third-Party Claim. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.
(d)    If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, (y) the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 5.05(b) or (z) the Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.
(e)    No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the prior written consent of the applicable Indemnitee or Indemnitees; provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of Liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; and (iii) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee (not to be unreasonably withheld, conditioned or delayed) shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee (other than any such injunctive or other non-monetary relief that is immaterial and solely incidental to the granting of money damages).
(f)    Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.06    Additional Matters.
(a)    Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from which indemnification hereunder is sought. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party.
(b)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to, and shall stand in the place of, such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(c)    In the event of an Action with respect to which indemnification may be sought hereunder and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the Parties shall use commercially reasonable efforts to cause the named defendant to allow the Indemnifying Party to manage the Action as set forth in Section 5.12, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
(d)    If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party and (iii) a legal or equitable remedy may be available to the other Party against a third party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such third party.
Section 5.07    Right to Contribution.
(a)    If any right of indemnification contained in Section 5.02 or Section 5.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the other members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.
(b)    Solely for purposes of determining relative fault pursuant to this Section 5.07: (i) any fault associated with the Revelyst Business, the Revelyst Assets or the Revelyst Liabilities (except for the gross negligence or willful misconduct of a member of the Vista Outdoor Group) shall be deemed to be the fault of Revelyst and the other members of the Revelyst Group, and no such fault shall be deemed to be the fault of Vista Outdoor or any other member of the Vista Outdoor Group; and (ii) any fault associated with the Vista Outdoor Business, the Vista Outdoor Assets or the Vista Outdoor Liabilities (except for the gross negligence or willful misconduct of a member of the Revelyst Group) shall be deemed to be the fault of Vista Outdoor and the other members of the Vista Outdoor Group, and no such fault shall be deemed to be the fault of Revelyst or any other member of the Revelyst Group.
Section 5.08    Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Section 5.10 and Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 5.09    Survival of Indemnities. The rights and obligations of Vista Outdoor, Revelyst and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.
Section 5.10    Limitation on Liability. Except as expressly set forth in this Agreement (including, for purposes of clarity, in connection with clause (f) of the definition of Revelyst Liabilities), (x) no member of the Vista Outdoor Group shall in any event have any Liability to any member of the Revelyst Group or any other Revelyst Indemnitee, and (y) no member of the Revelyst Group shall in any event have any Liability to any member of the Vista Outdoor Group or any other Vista Outdoor Indemnitee, in each case under this Agreement (i) with respect to any matter to the extent that the Party seeking indemnification has engaged in any violation of Law or fraud in connection therewith or (ii) for any damages that are not reasonably foreseeable or any punitive damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this clause (ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Vista Outdoor Group or the Revelyst Group, as applicable, for any damages that are not reasonably foreseeable or any punitive damages. Notwithstanding the foregoing, nothing in this Section 5.10 shall limit the Liability of the members of the Vista Outdoor Group to the members of the Revelyst Group and the other Revelyst Indemnitees or the Liability of the members of the Revelyst Group to the members of the Vista Outdoor Group or the other Vista Outdoor Indemnitees, as applicable, with respect to breaches of Section 6.01, Section 6.04, Section 6.05, Section 6.07 or Section 6.09.
Section 5.11    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming on behalf of such Party or such Group shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any Governmental Authority, alleging that: (a) the assumption or acceptance of any Revelyst Liabilities by Revelyst or any other member of the Revelyst Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Vista Outdoor Liabilities by Vista Outdoor or any other member of the Vista Outdoor Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.
Section 5.12    Management of Actions. This Section 5.12 shall govern the management and direction of pending and future Actions in which members of the Vista Outdoor Group or the Revelyst Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 5.12.
(a)    From and after the Closing, the Revelyst Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 5.12(a) and (ii) Actions (other than Actions set forth on Schedule 5.12(a) or Schedule 5.12(b)) that constitute only Revelyst Liabilities or involve only Revelyst Assets.
(b)    From and after the Closing, the Vista Outdoor Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 5.12(b) and (ii) Actions (other than Actions set forth on Schedule 5.12(a) or Schedule 5.12(b)) that constitute only Vista Outdoor Liabilities or involve only Vista Outdoor Assets.
(c)    The Party controlling the defense of any Action will keep the non-controlling Party reasonably advised of the status of such Action, and the Parties shall cooperate with each other in all reasonable respects in connection with the defense of such Action. The Indemnitee shall have the right to participate in the defense of any Action with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense or settlement of, or appoint defense counsel with respect to the defense or settlement of, but may participate in, at its own expense, any Action that (i) seeks a temporary restraining order, a preliminary or permanent injunction, specific performance or equitable relief against the Indemnitee, (ii) involves criminal allegations relating to the Indemnitee Party or any of its affiliates, (iii) seeks to unwind the Transactions or the Revelyst Transactions, (iv) the Indemnifying Party does not diligently conduct the defense of the Action (in the reasonable opinion of the Indemnitee), or (v) there exists a reasonably apparent conflict of interest in the conduct of the defense between the Indemnifying Party and the Indemnitee, other than any conflict of interest arising out of the Parties’ relationship under this Agreement.

(d)    From and after the Closing, any Actions (other than Actions set forth on Schedule 5.12(a) or Schedule 5.12(b)) that involve or constitute both a Vista Outdoor Asset or Vista Outdoor Liability, on the one hand, and a Revelyst Asset or a Revelyst Liability, on the other hand (such Actions, the “Mixed Actions”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article V), as determined in good faith by the Parties; provided that if a Mixed Action involves the pursuit of criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) against the other Party, any other member of the other Party’s Group or any of their respective stockholders, directors, officers, members, agents or employees, the other Party shall be entitled to control the defense of the applicable claims against the other Party, any other member of the other Party’s Group or any of their respective stockholders, directors, officers, members, agents or employees. The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Mixed Actions such that the appropriate Party or member of such Party’s Group is party thereto. The Parties shall reasonably cooperate and consult with each other and, to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. The Party managing a Mixed Action shall, on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to such Mixed Action and provide copies of any material documents, notices or other materials related to such Mixed Action; provided that the failure to provide any such documents, notices or other materials shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent that the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure or respective expected financial recovery, as applicable. In any Mixed Action, each of Vista Outdoor and Revelyst may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Vista Outdoor Business or the Revelyst Business, respectively; provided that each Party shall in good faith make commercially reasonable efforts to avoid adverse effects on the other Party.
(e)    To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.
Section 5.13    Settlement of Actions. No Party managing a Mixed Action or any Action where the Indemnitee is a named party (the “Managing Party”) pursuant to Section 5.12(c) shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”), not to be unreasonably withheld, conditioned or delayed; provided, however, that such Non-Managing Party shall be required to consent to such entry of judgment or to such settlement that the Managing Party may recommend if the judgment or settlement: (i) contains no finding or admission of any violation of Law or any violation of the rights of the Non-Managing Party and its applicable related Persons and otherwise contains no admission of any liability of the Non-Managing Party and such related Persons; (ii) involves only monetary relief which the Managing Party has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party and its applicable related Persons. Notwithstanding the foregoing, in no event shall a Non-Managing Party be required to consent to an entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against any member of the Non-Managing Party’s Group (other than any such injunctive or other non-monetary relief that is immaterial and solely incidental to the granting of money damages).
Section 5.14    Interpretation. This Article V (except for Section 5.04) shall not apply to any indemnification claim in respect of Taxes pursuant to Section 4.01 or any Tax Contest, each of which shall instead be governed by Article IV.
ARTICLE VI
Access to Information; Privilege; Confidentiality
Section 6.01    Agreement for Exchange of Information; Archives.
(a)    Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 6.01(b), from and after the Closing until the seventh anniversary of the Closing Date, each Party, on behalf of its Group, shall provide, or cause to be provided, to the other Party, at any time after the Closing, as soon as reasonably practicable after written request therefor, any Information relating to time periods at or prior to the Closing in the possession or under the control of such Group, which the other Party or any other member of its Group reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on such other Party or any other member of its Group (including under applicable securities Laws) by any national securities exchange or any Governmental Authority having jurisdiction over such other Party or any other member of its Group, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any other Transaction Document; provided, that any request for information pursuant to this Section 6.01 shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request. The receiving Party shall use any Information received pursuant to this Section 6.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.
(b)    In the event that either Vista Outdoor or Revelyst reasonably determines that the disclosure of any Information pursuant to Section 6.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Vista Outdoor and Revelyst shall take all commercially reasonable measures to permit compliance with Section 6.01(a) in a manner that avoids any such harm or consequence. Both Vista Outdoor and Revelyst intend that any provision of access to or the furnishing of Information pursuant to this Section 6.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.
(c)    Each Party agrees, on behalf of itself and each other member of its Group, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups at or prior to the Closing, without providing prompt written notice to and obtaining the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).
(d)    Each Party agrees, on behalf of itself and each other member of its Group, that it will only Process Personal Information provided to it by the other Group in accordance with all applicable Privacy and Data Security Requirements and will implement and maintain at all times commercially reasonable technical and organizational measures to protect such Personal Information against unauthorized or unlawful Processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide commercially reasonable assistance to the other Party in respect of any obligations under applicable Privacy and Data Security Requirements affecting the disclosure of such Personal Information to the other Party and will not knowingly Process such Personal Information in such a way as to cause the other Party to violate any of its obligations under any applicable Privacy and Data Security Requirements.
Section 6.02    Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or in any other Transaction Document, nothing herein shall be construed as granting or conferring rights of license or other rights in any such Information.
Section 6.03    Compensation for Providing Information. Each Party shall reimburse the other Party for the reasonable costs of such other Party, if any, in complying with a request for Information pursuant to this Article VI. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures, but shall not include any mark-up above actual reasonable costs.
Section 6.04    Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, from and after the Closing until the seventh anniversary of the Closing Date, each Party shall use its commercially reasonable efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or any other Transaction Document (the “Retained Information”) in accordance with such Party’s record retention policies as in effect on the date hereof or such longer period as required by Law, this Agreement or any other

Transaction Document. Each Party shall use its commercially reasonable efforts to maintain and continue its Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter.
Section 6.05    Accounting Information. Without limiting the generality of Section 6.01 but subject to Section 6.01(b):
(a)    Until the end of the first full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards or as required by Law), Vista Outdoor shall use commercially reasonable efforts to enable and assist Revelyst to meet its timetable for dissemination of its financial statements and to enable and assist Revelyst’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Vista Outdoor shall authorize and direct its auditors to make available to Revelyst’s auditors, within a reasonable time prior to the date of Revelyst’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Vista Outdoor and (y) work papers related to such annual audits and quarterly reviews, to enable and assist Revelyst’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Vista Outdoor’s auditors as it relates to Revelyst’s auditors’ opinion or report and (ii) Vista Outdoor shall provide reasonable access during normal business hours for Revelyst’s internal auditors, counsel and other designated representatives to (x) the premises of Vista Outdoor and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Vista Outdoor and its Subsidiaries and (y) the officers and employees of Vista Outdoor and its Subsidiaries, so that Revelyst may conduct reasonable audits relating to the financial statements provided by Vista Outdoor and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Vista Outdoor Group.
(b)    Vista Outdoor shall cooperate with Revelyst in such manner as is reasonably necessary to enable the principal executive officer and principal financial officer (as such terms are defined in the rules and regulations of the Commission) of Revelyst to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002. Without limiting the generality of the foregoing, Vista Outdoor shall, within a reasonable period of time following a request from Revelyst in anticipation of filing such reports, cause Vista Outdoor’s principal executive officer and principal financial officer to provide Revelyst with certifications of such officers in support of the certifications of Revelyst’s principal executive officer and principal financial officer required under Section 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Revelyst’s (i) Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Closing Date occurs (unless such quarter is the fourth fiscal quarter), (ii) to the extent applicable, Quarterly Report on Form 10-Q filed with respect to each subsequent fiscal quarter through the third fiscal quarter of the year in which the Closing Date occurs and (iii) Annual Report on Form 10-K filed with respect to the fiscal year during which the Closing Date occurs. Such certifications shall be provided in substantially the same forms and manners as the officers of Vista Outdoor provided prior to the Closing (reflecting any changes in certifications necessitated by the Transactions, the Revelyst Transactions or any other transactions related thereto) or as otherwise agreed upon between the Parties.
Section 6.06    Limitations of Liability.
(a)    Each of Vista Outdoor (on behalf of itself and each other member of the Vista Outdoor Group) and Revelyst (on behalf of itself and each other member of the Revelyst Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement, in each case except to the extent set forth in the Merger Agreement.
(b)    Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Party shall have any Liability to the other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.04.
Section 6.07    Production of Witnesses; Records; Cooperation.
(a)    Without limiting any of the rights or obligations of the Parties pursuant to Section 6.01 or Section 6.04, after the Closing, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each Party shall use its commercially reasonable efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the members of its Group and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Commission comment or review or threatened or contemplated Action, Commission comment or review (including preparation for any such Action, Commission comment or review) in which the other Party or any other member of its Group may from time to time be involved, regardless of whether such Action, Commission comment or review or threatened or contemplated Action, Commission comment or review is a matter with respect to which indemnification may be sought hereunder, in each case, until the later of (x) the statute of limitations applicable, if any, to such Action, Commission comment or review and (y) with respect to any Action, Commission comment or review commenced prior to the applicable statute of limitations, if any, final resolution of such Action, Commission comment or review. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred in connection therewith.
(b)    Without limiting the foregoing, Vista Outdoor and Revelyst shall use their commercially reasonable efforts to reasonably cooperate and consult with each other to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions (including in connection with preparation for any such Action), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c)    The obligation of Vista Outdoor and Revelyst to use their commercially reasonable efforts to make available former, current and future directors, officers, employees and other personnel and agents pursuant to this Section 6.07 is intended, other than in respect of an Adversarial Action or threatened or contemplated Adversarial Action, to be interpreted in a manner to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each Party agrees that neither it nor any member of its Group will take any adverse action against any such former, current or future director, officer, employee or other personnel or agent of its Group based on such individual’s provision of assistance or information to the other Party pursuant to this Section 6.07.
Section 6.08    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Closing (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Vista Outdoor Group and the Revelyst Group, and that each of the members of the Vista Outdoor Group and the Revelyst Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Closing, which services will be rendered solely for the benefit of the Vista Outdoor Group or the Revelyst Group, as the case may be.
(b)    The Parties agree as follows:
(i)    Vista Outdoor shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Vista Outdoor Business and not to the Revelyst Business, whether or not the privileged Information is in the possession or under the control of any member of the Vista Outdoor Group or any member of the Revelyst Group. Vista Outdoor shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Vista Outdoor Assets or Vista Outdoor Liabilities and not any Revelyst Assets or Revelyst Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Vista Outdoor Group or any member of the Revelyst Group; and
(ii)    Revelyst shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that (x) relates solely to the Revelyst Business and not to the Vista Outdoor Business or (y) relates to any of the Transaction Documents, the Transactions or the Revelyst Transactions, in each case whether or not the privileged Information is in the possession or under the control of any member of the Revelyst Group or any member of the Vista Outdoor Group. Revelyst shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Revelyst Assets or Revelyst Liabilities and not any Vista Outdoor Assets or Vista Outdoor Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Revelyst Group or any member of the Vista Outdoor Group.
(c)    Subject to the remaining provisions of this Section 6.08, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of Vista Outdoor or Revelyst, in connection with any Action or threatened or contemplated Action contemplated by this Article VI, other than any Adversarial Action or threatened or contemplated Adversarial Action, Vista Outdoor and Revelyst will enter into a mutually acceptable common interest agreement to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or similar privilege or immunity of any member of either Group. If the Parties do not agree as to whether certain information is privileged Information, then such Information shall be treated as privileged Information, and the Party that believes that such information is privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined by a court of competent jurisdiction that such information is not privileged Information or unless the Parties otherwise agree.
(d)    If any dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.
(e)    Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any of its Group’s members’, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 6.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use commercially reasonable efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to have a reasonable opportunity to review the privileged Information and to assert its rights, under this Section 6.08 or otherwise, to prevent the production or disclosure of such privileged Information.
(f)    The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 6.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.
Section 6.09    Confidential Information.
(a)    Each Party shall hold, and cause the other members of its Group and its and their respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives to hold, in strict confidence, and not release or disclose, and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Closing, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Closing) or furnished by the other Group or its directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of such Party, any other member of its Group or any of its or their directors, officers, employees, agents, accountants, subcontractors, counsel or other advisors or representatives, (ii) lawfully acquired from other sources by such Party, any other member of its Group or any of its or their directors, officers, employees, agents, accountants, counsel or other advisors or representatives, which sources are not themselves bound by a confidentiality obligation to the knowledge of such Party or any other members of its Group, (iii) independently generated without reference to any proprietary or confidential Information of the other Group, or (iv) required to be disclosed by Law; provided, however, that the Person required by Law to disclose such Information gives the applicable Person prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by the requesting Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is required by Law to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each Party may release or disclose, or permit to be released or disclosed, any Information concerning the other Group to its directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information).
(b)    Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document, each Party will, promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.
Section 6.10    Counsel Acknowledgment. Each Party acknowledges, on behalf of itself and each other member of its Group that, notwithstanding Cravath, Swaine & Moore LLP (“Cravath”) acting as counsel to Vista Outdoor prior to the Closing in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, following the Closing, (a) subject to Section 6.08, Cravath will not have any professional obligations to Vista Outdoor arising from the services rendered by Cravath to Vista Outdoor prior to the Closing in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including with respect to confidentiality or conflicts of interest, and any such professional obligations shall be owed to Revelyst, (b) none of Vista Outdoor, Parent or any of their respective Affiliates shall assert that Cravath has any conflicts of interest solely based on Cravath’s representation of Vista Outdoor prior to the Closing and (c) none of Vista Outdoor, Parent or any of their respective Affiliates shall object (i) to Cravath acting as counsel to Revelyst, including in any Action involving Vista Outdoor, Parent or any of their respective Affiliates (including any Action relating to this Agreement, any other Transaction Document or any of the transactions contemplated hereby or thereby), solely based on Cravath’s representation of Vista Outdoor prior to the Closing, or (ii) subject to Section 6.08, to Cravath using any information obtained in its representation of Vista Outdoor prior to the Closing, including information relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Each Party, on behalf of itself and each other member of its Group, further agrees that Cravath and its respective partners and employees are third party beneficiaries of this Section 6.10.

ARTICLE VII
Insurance
Section 7.01    Maintenance of Insurance. During the period beginning as of the date hereof and ending at the Closing, Vista Outdoor shall (i) cause the members of the Revelyst Group and their respective employees, officers and directors to continue to be covered as insured parties under Vista Outdoor’s policies of insurance in a manner that is no less favorable than the coverage provided for members of the Vista Outdoor Group and their respective employees, officers and directors and (ii) permit the members of the Revelyst Group and their respective employees, officers and directors to submit claims relating to, arising out of or resulting from facts, circumstances, events or matters that occurred at or prior to the Closing to the extent permitted under such policies and in a manner consistent with past practice. With respect to any policies currently procured by Revelyst for the sole benefit of the Revelyst Group, Revelyst shall continue to maintain such insurance coverage through the Closing in a manner no less favorable than currently provided. Except as otherwise expressly permitted in this Article VII, Vista Outdoor and Revelyst acknowledge that, prior to the Closing, Vista Outdoor intends to take such action as it may deem necessary or desirable to remove the members of the Revelyst Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Vista Outdoor Group by any insurance carrier effective as of immediately following the Closing. The Revelyst Group will not be entitled following the Closing to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring after the Closing or to the extent any claims are made pursuant to any Vista Outdoor claims-made policies after the Closing. No member of the Vista Outdoor Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, Vista Outdoor shall, and shall cause the other members of the Vista Outdoor Group to, use commercially reasonable efforts to take such actions as are necessary to cause all insurance policies of the Vista Outdoor Group that as of the Closing provide coverage to or with respect to the members of the Revelyst Group and their respective employees, officers and directors (such policies, “Specified Group Insurance Policies”) to continue to provide such coverage with respect to acts, omissions or events occurring at or prior to the Closing in accordance with their terms as if the Closing had not occurred; provided, however, that in no event shall Vista Outdoor or the other members of the Vista Outdoor Group be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the Revelyst Group or first reported to the insurer after the Closing. Notwithstanding anything to the contrary in this Section 7.01, if requested by Olibre Parent in writing prior to the Closing, Vista Outdoor or Revelyst shall, in connection with the consummation of the Closing, purchase a tail, run-off or equivalent policy with respect to any claims-made insurance policy or any claims-made coverage of any insurance policy of the Vista Outdoor Group or the Revelyst Group, as applicable, in each case, if any such policy is available to purchase; provided, that Olibre Parent shall, within five (5) Business Days following such purchase, reimburse Vista Outdoor or Revelyst as applicable for the cost of such tail, run off or equivalent policy. Olibre Parent is a third-party beneficiary of this Section 7.01.

Section 7.02    Claims Under Vista Outdoor Insurance Policies.
(a)    After the Closing, the members of each of the Vista Outdoor Group and the Revelyst Group shall have the right to assert Vista Outdoor Policy Pre-Closing Insurance Claims and the members of the Revelyst Group shall have the right to participate with Vista Outdoor to resolve Vista Outdoor Policy Pre-Closing Insurance Claims under the applicable Vista Outdoor insurance policies up to the full extent of the applicable and then-remaining available limits of liability of such policy, but solely to the extent that such policies provided coverage therefor as of immediately prior to the Closing; provided that such claims shall be made in good faith and in a manner consistent with past practice. Vista Outdoor or Revelyst, as the case may be, shall have primary control over those Vista Outdoor Policy Pre-Closing Insurance Claims for which the Vista Outdoor Group or the Revelyst Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control; provided that only Vista Outdoor shall have the authority to settle or otherwise resolve any Vista Outdoor Policy Pre-Closing Insurance Claims with the applicable insurer(s), subject, in the case of any Vista Outdoor Policy Pre-Closing Insurance Claims for which the Revelyst Group bears the underlying loss, to the prior written consent of Revelyst. If a member of the Revelyst Group is unable to assert a Vista Outdoor Policy Pre-Closing Insurance Claim because it is no longer an “insured” or “additional insured” under a Vista Outdoor insurance policy, then Vista Outdoor shall, to the extent permitted by applicable Law and the terms of such insurance policy, use commercially reasonable efforts to assert such claim in its own name and deliver the Insurance Proceeds to Revelyst.
(b)    With respect to Vista Outdoor Policy Pre-Closing Insurance Claims, whether or not known or reported at or prior to the Closing, Revelyst shall, or shall cause the applicable member of the Revelyst Group to, report such claims arising from the Revelyst Business as soon as practicable to each of Vista Outdoor and the applicable insurer(s), and Revelyst shall, or shall cause the applicable member of Revelyst Group to, individually, and not jointly, assume and be responsible (including, upon the request of Vista Outdoor, by prompt reimbursement to Vista Outdoor for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Vista Outdoor. Each Party shall, and shall cause each member of its Group to, cooperate and assist the applicable member of the other Group with respect to such claims. The applicable member of the Revelyst Group shall provide to Vista Outdoor any collateral (or a letter of credit the face value of which is an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of Vista Outdoor, any other collateral required by the insurers in respect of insurance policies under which Vista Outdoor Policy Pre-Closing Insurance Claims may be recoverable based upon Vista Outdoor’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the Revelyst Group. Vista Outdoor agrees that Vista Outdoor shall, and shall cause the other members of the Vista Outdoor Group to, use commercially reasonable efforts to cause Vista Outdoor Policy Pre-Closing Insurance Claims of members of the Revelyst Group to receive the same priority as Vista Outdoor Policy Pre-Closing Insurance Claims of members of the Vista Outdoor Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.
(c)    With respect to each Vista Outdoor Policy Pre-Closing Insurance Claim for which a claims service company was engaged at or prior to the Closing, each Party agrees to continue to engage the same claims service company after the Closing with respect to such Vista Outdoor Policy Pre-Closing Insurance Claim, provided that a different claims service company may be engaged if both Parties agree, to the extent authorized by the applicable insurer.
Section 7.03    Insurance Proceeds. Any Insurance Proceeds received by the Vista Outdoor Group for members of the Revelyst Group or by the Revelyst Group for members of the Vista Outdoor Group shall be for the benefit, respectively, of the Revelyst Group and the Vista Outdoor Group, as applicable. Any Insurance Proceeds received for the benefit of both the Vista Outdoor Group and the Revelyst Group shall be distributed pro rata based on its Group’s respective share of the underlying loss. Vista Outdoor (or any other member of the Vista Outdoor Group) shall be entitled to deduct from any Insurance Proceeds that it (or such other member) receives any amount owed or otherwise due to it (or such other member) as reimbursement pursuant to the provisions of this Article VII, prior to distributing any such insurance proceeds to any member of the Revelyst Group.
Section 7.04    Claims Not Reimbursed. Vista Outdoor shall not be liable to Revelyst for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Vista Outdoor Group or any member of the Revelyst Group or any defect in such claim or its processing. In the event that insurable claims of both Vista Outdoor and Revelyst (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense, and each Party shall not settle or compromise any such claim without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 7.04 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.
Section 7.05    Additional Insurance. In the event that Parent elects to obtain any additional insurance policy related to the Revelyst Transactions or the Transactions, including a directors’ and officers’ liability insurance policy or contingent risk policy (any such policy, an “Additional Insurance Policy”), Revelyst shall (and shall cause its Subsidiaries to) and, until the Closing Date, Vista Outdoor shall (and shall cause its Subsidiaries to) cooperate with the reasonable requests of Parent and use commercially reasonable efforts to provide Parent with information, in each case as may be reasonably requested by Parent in connection with obtaining any such Additional Insurance Policy.

Section 7.06    Insurance Cooperation. The Parties shall use commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Article VII.
ARTICLE VIII
Further Assurances and Additional Covenants
Section 8.01    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and the other Transaction Documents, each Party shall use commercially reasonable efforts, prior to, at and after the Closing, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.
(b)    Without limiting the foregoing, but subject to the express limitations of this Agreement and the other Transaction Documents, prior to, at and after the Closing, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or cause to be executed and delivered, all instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, Contract, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in each case in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and thereunder and the other transactions contemplated hereby and thereby and the preservation and perfection of rights in such Assets and Liabilities; provided that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or expend any money or take any action that would require the expenditure of money, in connection with the foregoing (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the requesting Party as promptly as reasonably practicable).
(c)    At or prior to the Closing, Vista Outdoor and Revelyst, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Revelyst or any other Subsidiary of Vista Outdoor, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE IX
Intellectual Property
Section 9.01    Consent To Use Intellectual Property And Duty To Cooperate.
(a)    Revelyst (i) consents (on behalf of itself and each other member of the Revelyst Group) to the use and registration of the Vista Outdoor IP in the business and operations conducted by each member of the Vista Outdoor Group and its Affiliates and their respective licensees prior to and as of the Closing and (ii) agrees to use commercially reasonable efforts prior to, at and after the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to effect the transfer, assignment, registration or any related recordation of the Vista Outdoor IP contemplated by this Agreement, on a worldwide basis.
(b)    Vista Outdoor (i) consents (on behalf of itself and each other member of the Vista Outdoor Group) to the use and registration of the Revelyst IP in the business and operations conducted by each member of the Revelyst Group and its Affiliates and their respective licensees prior to and as of the Closing and (ii) agrees to use commercially reasonable efforts prior to, at and after the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to effect the transfer, assignment, registration or any related recordation of the Revelyst IP contemplated by this Agreement, on a worldwide basis.
(c)    Revelyst agrees that it will not, and agrees to cause each other member of the Revelyst Group not to, (i) initiate any Action against any member of the Vista Outdoor Group or its Affiliates for infringement, misappropriation or other violation of any Revelyst IP, (ii) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by the Vista Outdoor Group or its Affiliates or their respective licensees for any Vista Outdoor IP, in each case of (i) and (ii) the use of which is consistent with the use to which Revelyst has consented under this Agreement or (iii) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of Vista Outdoor or any member of the Vista Outdoor Group in and to any Vista Outdoor IP, in each case, for a period of one year after the Closing Date, without the prior written consent of Vista Outdoor.
(d)    Vista Outdoor agrees that it will not, and agrees to cause each other member of the Vista Outdoor Group not to, (i) initiate any Action against any member of the Revelyst Group or its Affiliates for infringement, misappropriation or other violation of any Vista Outdoor IP, (ii) oppose, challenge, petition to cancel, contest or threaten in any way, or assist another party in opposing, challenging, petitioning to cancel, contesting or threatening in any way, any application or registration by Revelyst or its Affiliates or their respective licensees for any Revelyst IP, in each case of (i) and (ii) the use of which is consistent with the use to which Vista Outdoor has consented under this Agreement or (iii) engage in any act, or purposefully omit to perform any act, that impairs or adversely affects the rights of Revelyst or any member of the

Revelyst Group in and to any Revelyst IP, in each case, subject to Section 6.18 of the Merger Agreement and for a period of one year after the Closing Date, without the prior written consent of Revelyst.
(e)    Subject to and without limiting Sections 2.01(c) through 2.01(g) and this Section 9.01, Revelyst hereby acknowledges (on behalf of itself and each other member of the Revelyst Group) Vista Outdoor’s right, title and interest in and to the Vista Outdoor IP, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting any part of such right, title and interest within the business and operations of each member of the Vista Outdoor Group and its Affiliates and their respective licensees, or with respect to goods or services provided in connection with the business and operations conducted by each member of the Vista Outdoor Group and its Affiliates and their respective licensees, in each case for a period of one year after the Closing Date, without the prior written consent of Vista Outdoor.
(f)    Subject to and without limiting Sections 2.01(c) through 2.01(g) and this Section 9.01, Vista Outdoor hereby acknowledges (on behalf of itself and each other member of the Vista Outdoor Group) Revelyst’s right, title and interest in and to the Revelyst IP, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting any part of such right, title and interest within the business and operations conducted by each member of the Revelyst Group and its Affiliates and their respective licensees, or with respect to goods or services provided in connection with the business and operations conducted by each member of the Revelyst Group and its Affiliates and their respective licensees, in each case for a period of one year after the Closing Date, without the prior written consent of Revelyst.
(g)    Prior to, at and after the Closing, (i) Vista Outdoor shall cooperate with Revelyst, without any further consideration, but at the expense of Revelyst, to obtain, or cause to be obtained, the Consents of any third parties necessary to effect the assignment, transfer or license of any Revelyst IP contemplated under this Agreement or any Ancillary Agreement and (ii) Revelyst shall cooperate with Vista Outdoor, without any further consideration, but at the expense of Vista Outdoor, to obtain, or cause to be obtained, the Consents of any third parties necessary to effect the assignment, transfer or license of any Vista Outdoor IP contemplated under this Agreement or any Ancillary Agreement. If, for any reason, the assignment, transfer or license of any Intellectual Property assets or rights contemplated under this Agreement or any Ancillary Agreement is otherwise impossible or ineffective, Vista Outdoor and Revelyst shall, and shall cause each member of the Vista Outdoor Group and the Revelyst Group, respectively, to, use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with any applicable third parties) in an effort to sublicense, divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any planned assignment, transfer or license.
(h)    Prior to, at and after the Closing, Vista Outdoor shall cooperate with Revelyst, without any further consideration and at no expense to Revelyst, to obtain, cause to be obtained or properly record the release of any outstanding Liens attached to any Revelyst IP and to take, or cause to be taken, all actions as Revelyst may reasonably be requested to take in order to obtain, cause to be obtained or properly record such release.

(i)    Vista Outdoor agrees not to use, and agrees to cause each member of the Vista Outdoor Group not to use, any of the Revelyst Marks, including any names, Trademarks or Domain Names that incorporate the Revelyst Marks for any purpose, except where the use is a non-trademark use of “VISTA”, “VISTA OUTDOOR” or “VISTA LABS” (the “Legacy Vista Marks”) (i) in connection with the operation of the Vista Outdoor Retained Assets set forth on Schedule 1.01(i) (the “Legacy Domains”), solely to maintain the legacy information technology infrastructure for Vista Outdoor in a manner not visible to the public until the earlier of (x) the first available opportunity to implement a system upgrade in which it is reasonably practicable to migrate off such Legacy Domains and (y) the date that is five (5) years from the Closing Date, (ii) to maintain the existing (as of the date of this Agreement) legal names of any member of the Vista Outdoor Group; provided Vista Outdoor shall file for such existing legal names to be changed to a name that does not include any Legacy Vista Mark promptly, and in no event within more than sixty (60) days, following Closing, or (iii) on historical legal and business agreements, documents, permits and licenses. Notwithstanding the foregoing and for the avoidance of doubt, (A) Vista Outdoor agrees not to use, and agrees to cause each member of the Vista Outdoor Group not to use, any of the Revelyst Marks in a way that would reasonably be expected to confuse, dilute or tarnish the Revelyst Marks, (B) Vista Outdoor shall not be permitted to transfer or assign the Legacy Domains to any Person, allow the Legacy Domains to expire or otherwise become available for purchase by the public or any third party, or register any other domain names containing or confusingly similar to the Legacy Domains, and (C) at any such time as Vista Outdoor ceases use of a Legacy Domain (and, in any event, as of the expiration of Vista Outdoor’s permitted use thereof in accordance with Section 9.01(i)(i)), Vista Outdoor shall and hereby does assign all right, title and interest in and to such Legacy Domain to Revelyst, and Vista Outdoor shall promptly take all necessary steps to transfer management and operation thereof back to Revelyst.
In the event that, as of the Closing, Revelyst Marks (including any Legacy Vista Marks) appear on any products, signage, vehicles, properties, technical information, stationery, or other publicly available or promoted business or promotional materials used by any member of the Vista Outdoor Group or their Affiliates within the Vista Outdoor Business, Vista Outdoor shall remove, strike or paper over and cease using, and shall cause each member of the Vista Outdoor Group to remove, strike or paper over and cease using, any such marks as soon as reasonably practical following the Closing but in any event within 180 days of the Closing (and with respect to any such prominently appearing marks, sixty (60) days of the Closing Date); provided that, in the case of any such uses of the Revelyst Marks that are non-public-facing, (1) Vista Outdoor will be required to use only commercially reasonable efforts to remove, strike or paper over any such marks in accordance with the foregoing, and (2) subject to compliance with such efforts, Vista Outdoor shall not be in breach of this Section 9.01(i) for any such uses that continue after such 180-day period, so long as such marks are removed, struck or papered over and usage is ceased promptly after discovery, in each case, unless such uses are de minimis or otherwise expressly permitted under this Section 9.01(i).
Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 9.01(i), the Vista Outdoor Group shall have the right, at all times before, during and after the Closing, to retain records and other historical or archived documents containing or referencing (i) the Revelyst Marks to the extent relating to the Vista Outdoor Business strictly for non-trademark uses as permitted by Law, or (ii) to make non-trademark use of a member of the Revelyst Group’s individual name, or of the individual name of anyone in privity with the Revelyst Group, or of a term or device which is descriptive of and used fairly and in good faith, in each case only to describe the goods or services of the Revelyst Group for historical purposes. Any and all goodwill arising in connection with the use of the Revelyst Marks by the Vista Outdoor Group shall inure solely to the benefit of the Revelyst Group.
(j)    Each Party believes its respective Trademarks are sufficiently distinctive and different to ensure consumers will not be confused as to source or sponsorship, and agrees to employ commercially reasonable efforts to use its respective Trademarks in a manner that does not cause actual confusion or a likelihood of confusion as to source or sponsorship of its respective goods or services in its respective channels of trade. If, despite the Parties’ commercially reasonable efforts, any such material actual confusion shall be brought to the attention of personnel of reasonable seniority of either Party with authority or responsibility to address such matters, the Parties agree to cooperate in good faith regarding steps to be taken to mitigate or correct such actual confusion.
(k)    Each Party shall be responsible for policing, protecting and enforcing its own Intellectual Property. Notwithstanding the foregoing, each Party will use commercially reasonable efforts to promptly give notice to the other Party of any actual or threatened material unauthorized use or infringement of the other Party’s Intellectual Property known by personnel of reasonable seniority of either Party with authority or responsibility to address such matters, including infringement of the other Party’s Trademarks, in each case for a period of two (2) years after the Closing Date.
Section 9.02    Intellectual Property Cross-License. The Parties acknowledge that, through the course of a history of integrated operations, they and the members of their respective Groups have each obtained knowledge of and access to Intellectual Property, including certain Know-How, copyrighted content and other unregistered Intellectual Property, in each case other than proprietary Software, Trademarks and any Intellectual Property expressly subject to any Ancillary Agreement (collectively, “Shared Background IP”). With regard to this Shared Background IP, the Parties seek to ensure that each has the freedom to use such Shared Background IP in the future in accordance with this Section 9.02. Accordingly, effective as of the Closing, each Group hereby grants to the other Group a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, sublicenseable (through multiple tiers in accordance herewith), worldwide license to use and exercise rights under any Shared Background IP owned by such Group and used in the other Group’s businesses in the period from the date of the Original Agreement though the Closing (the “License Reference Period”) solely for use of the same type, of the same scope and to the same extent as used by such Group prior to the Closing and reasonable extensions thereof, in connection with such Group’s businesses, including, as and to the extent applicable, both internal business activities and distribution and sublicensing through multiple tiers (but not for the independent use and benefit of any third party) carried out in the ordinary course of business. Such license shall be and is on an “as-is, where-is” basis, and each

Group hereby expressly disclaims all representations and warranties of any type or nature; provided that the disclaimer set forth in this Section 9.02 is expressly limited to this Section 9.02 and does not limit, supersede or modify any other representation or warranty set forth elsewhere in this Agreement or any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, the license to use Shared Background IP that is contemplated by this Section 9.02 may not be terminated by either Party for any reason following the Effective Time and the consummation of the Transactions. In the event of a breach or threatened breach of this Section 9.02 by a Party, the other Party shall have the right to pursue all other remedies permitted at Law or in equity (which, for the avoidance of doubt, may not include termination, revocation, recission or any other remedy that includes cancellation or voiding of such license to Shared Background IP), including the right to pursue an injunction or obtain specific performance, without the necessity of posting any bond or making any show of irreparable harm. With respect to any Shared Background IP that constitutes a trade secret under applicable Law or that otherwise constitutes Information subject to the obligations of confidentiality set forth in Section 6.09, each Party, in its capacity as licensee of such Shared Background IP, shall hold in strict confidence and not release or disclose such Shared Background IP, in each case with at least the same degree of care applied to its own confidential and proprietary information. Each Party as the licensee under this Section 9.02 may assign such licenses to a third party, or permit a third party to assume such licenses, in whole or in relevant part, in connection with the acquisition of such licensee Party or a product or business line thereof (whether by equity or asset sale or merger or otherwise).
Section 9.03    Other Licenses. Vista Outdoor hereby grants to the Revelyst Group a limited, non-exclusive, royalty-free, fully-paid, perpetual, non-sublicenseable, worldwide license to all copyrighted or copyrightable standard procedures and other technical publications included in the Vista Outdoor IP used in the Revelyst Business during the License Reference Period. In the event that, as of the Closing, Vista Outdoor Marks prominently appear on any of the procedures or publications described in the immediately preceding sentence, Revelyst shall remove, strike or paper over, and shall cause each other member of the Revelyst Group to remove, strike or paper over, such marks as soon as reasonably practical following the Closing but in any event within 180 days of the Closing Date. Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 9.03, the Revelyst Group shall have the right, at all times before, during and after the Closing, to (i) retain records and other historical or archived documents containing or referencing the Vista Outdoor Marks to the extent relating to the Revelyst Business strictly for non-trademark uses as permitted by Law, or (ii) to make non-trademark use of a member of the Vista Outdoor Group’s individual name, or of the individual name of anyone in privity with the Vista Outdoor Group, or of a term or device which is descriptive of and used fairly and in good faith, in each case only to describe the goods or services of the Vista Outdoor Group for historical purposes. Any and all goodwill arising in connection with the use of the Vista Outdoor Marks by the Revelyst Group shall inure solely to the benefit of the Vista Outdoor Group.
Section 9.04    Scope. The geographic scope of this Article IX shall be worldwide.

ARTICLE X
Termination
Section 10.01    Termination. Notwithstanding anything herein to the contrary, if the Merger Agreement has been validly terminated in accordance with its terms, this Agreement shall automatically terminate. After the Closing, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.
Section 10.02    Effect of Termination. In the event of any termination of this Agreement prior to the Closing, neither Party (nor any other member of its Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement or the Ancillary Agreements.
ARTICLE XI
Miscellaneous
Section 11.01    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed and delivered in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.
(b)    This Agreement, the other Transaction Documents and any Annexes, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein.
(c)    Vista Outdoor represents on behalf of itself and each other member of the Vista Outdoor Group, and Revelyst represents on behalf of itself and each other member of the Revelyst Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be at or prior to the Closing) duly executed and delivered by it and constitutes (or, in the case of any Ancillary Agreement, will constitute at or prior to the Closing) a valid and binding agreement of it enforceable in accordance with the terms hereof or thereof, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein and as may be limited by equitable principles generally.
Section 11.02    Governing Law; Jurisdiction. This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Separation, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each Party hereby agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper or that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 11.02 and Section 11.11 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT PROVIDED HEREUNDER.
Section 11.03    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party, Parent and Olibre Parent. Notwithstanding the foregoing, after consummation of the Merger, Vista Outdoor may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate without consent of Revelyst; provided that no such assignment shall relieve Vista Outdoor of any of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided, that if Vista Outdoor or Revelyst, as applicable, or any of their respective successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then, in each case, Vista Outdoor or Revelyst, as applicable, will cause proper provision to be made so that the successors and assigns of Vista Outdoor or Revelyst, as applicable, will expressly assume the obligations thereof as set forth in this Agreement. No assignment permitted by this Section 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.04    Third-Party Beneficiaries. Except for (x) the indemnification rights under this Agreement of any Vista Outdoor Indemnitee or Revelyst Indemnitee in their respective capacities as such, (y) the rights of Parent and Olibre Parent pursuant to Section 11.03 and Section 11.13 and (z) the rights of Olibre Parent pursuant to Section 2.01(l), Section 2.06(j), Section 7.01 and Schedule 1.01(a), (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, right to reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
Section 11.05    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) on the date of dispatch by the sender in the case of electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (d) upon the earlier of confirmed receipt and the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:
If to Vista Outdoor, to:
Vista Outdoor Inc.
900 Ehlen Drive
Anoka, MN 55303
Attn:    Jason Vanderbrink, CEO (The Kinetic Group);
Jeffrey Ehrich, General Counsel & Corporate Secretary (The Kinetic Group)
Email:    Jason.Vanderbrink@VistaOutdoor.com;
jehrich@tkghunt.com
with a copy to, prior to the Closing:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attn:    Craig F. Arcella
Aaron M. Gruber
Bethany A. Pfalzgraf
Email:    carcella@cravath.com
agruber@cravath.com
bpfalzgraf@cravath.com

and with copies to, following the Closing:
CSG Elevate II Inc.
CZECHOSLOVAK GROUP a.s.
U Rustonky 714/1, CZ-186 00
Prague 8, Czech Republic
Attn:    Petr Formánek
Ladislav Štorek
Email:    petr.formanek@czechoslovakgroup.com
ladislav.storek@czechoslovakgroup.com and
Clifford Chance US LLP
845 Texas Avenue
Houston, Texas 77002
Attn:    David Stringer
Alexandra Wilde
Christine Kim
Email:    david.stringer@cliffordchance.com
alexandra.wilde@cliffordchance.com
christine.kim@cliffordchance.com
If to Revelyst, to:
Revelyst, Inc.
900 Ehlen Drive
Anoka, MN 5530
Attn:    Eric Nyman, Chief Executive Officer
Jung Choi, General Counsel & Corporate Secretary
Email:    eric.nyman@revelyst.com; and
jung.choi@revelyst.com
with a copy to, prior to the closing of the Revelyst Merger:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attn:    Craig F. Arcella
Aaron M. Gruber
Bethany A. Pfalzgraf
Email:    carcella@cravath.com
agruber@cravath.com
bpfalzgraf@cravath.com

and with copy to, following the closing of the Revelyst Merger:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:    Benjamin M. Goodchild
Robert A. Kindler
Nickolas Bogdanovich
Email:    bgoodchild@paulweiss.com
rkindler@paulweiss.com
nbogdanovich@paulweiss.com
Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law.
Section 11.06    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions or Revelyst Transactions is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 11.07    Expenses. Except as expressly set forth in this Agreement or in any other Transaction Document, all third-party fees, costs and expenses paid or incurred in connection with the Separation will be paid by the Party incurring such fees or expenses, whether or not the Closing is consummated, or as otherwise agreed by the Parties, provided that, for the avoidance of doubt, all such third-party fees, costs and expenses that remain unpaid as of the Closing shall be Transaction Expenses.
Section 11.08    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 11.09    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Closing and shall remain in full force and effect.
Section 11.10    Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary

Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
Section 11.11    Remedies.
(a)    Each Party acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that such Party does not fully and timely perform its obligations under this Agreement in accordance with their terms, including failing to take such actions as are required of such Party under this Agreement to consummate the transactions contemplated hereby. Each Party acknowledges and agrees that: (i) the other Party shall be entitled to receive an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Party is entitled under this Agreement; and (ii) the right to obtain an injunction, specific performance or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law, that an award of specific performance is not an appropriate remedy for any reason at Law or in equity or for any other reason.
(b)    The pursuit of specific performance or other equitable remedies by either Party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such Party may be entitled at any time. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.
Section 11.12    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Vista Outdoor and the other members of the Vista Outdoor Group, on the one hand, and Revelyst and the other members of the Revelyst Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned Subsidiary of Vista Outdoor or Revelyst.
Section 11.13    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party and, (x) prior to the Closing, is consented to in writing by an authorized representative of Parent (with such consent of Parent, solely with respect to any amendment, supplement or modification of Schedule 1.01(a) that would not result in new or increased Vista Outdoor Liabilities or new or increased Liabilities of Parent or any of its Affiliates, in each case, that are not subject to indemnification by Revelyst hereunder, not to be unreasonably withheld, conditioned or delayed) and (y) prior to the closing of the Revelyst Merger, is consented to in writing by an authorized representative of Olibre Parent.
Section 11.14    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include any other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement. Article, Section, Annex, Exhibit or Schedule references are to the articles, sections, annexes, exhibits and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any definition of or reference to any Law shall be construed as referring to such Law as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor Laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof. References herein to a day or number of days shall refer to calendar days, unless such reference is specifically to a “Business Day”, and the terms “year” and “years” shall refer to calendar years, unless such reference is specifically to a fiscal year. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on or such act or step shall be required to be taken on or by, as applicable, the next succeeding Business Day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Separation Agreement to be executed by their duly authorized representatives.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
Name: Jason Vanderbrink
Title: Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
Name: Eric Nyman
Title: Chief Executive Officer
[Signature Page to Amended and Restated Separation Agreement]

Solely for purposes of consenting to the Amendment:

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer
[Signature Page to Amended and Restated Separation Agreement]

Schedule 1.01(a)
Transaction Steps
[***]

Schedule 1.01(b)
Revelyst Accounts
[***]

Schedule 1.01(c)
Equity Interests
[***]

Schedule 1.01(d)
Revelyst Assets
[***]

Schedule 1.01(e)
Revelyst Balance Sheet
[***]

Schedule 1.01(f)
Revelyst Liabilities
[***]

Schedule 1.01(g)
Shared Contracts
[***]

Schedule 1.01(h)
Vista Outdoor Accounts
[***]

Schedule 1.01(i)
Vista Outdoor Retained Assets
[***]

Schedule 1.01(j)
Vista Outdoor Retained Liabilities
[***]

Schedule 2.03(b)
Surviving Intercompany Agreements
[***]

Schedule 2.06(k)(i)
Accounting Principles
[***]

Schedule 3.01(a)
Surviving Vista Outdoor Credit Support Instruments
[***]

Schedule 5.12(a)
Revelyst-Managed Actions
[***]

Schedule 5.12(b)
Vista Outdoor-Managed Actions
[***]

Attachment A
Revelyst IP
[***]

Attachment B
Revelyst Marks
[***]

ANNEX C

EMPLOYEE MATTERS AGREEMENT, dated as of October 15, 2023, by and between VISTA OUTDOOR INC., a Delaware corporation (“Vista Outdoor”), and REVELYST, INC., a Delaware corporation and direct wholly owned subsidiary of Vista Outdoor (“Revelyst”).
WHEREAS, concurrently with the execution of this Agreement, Vista Outdoor and Revelyst are entering into a Separation Agreement (the “Separation Agreement”), pursuant to which Vista Outdoor shall effect the Separation pursuant to which, among other things, the assets and liabilities of the Revelyst Business will be transferred to Revelyst and thereby separated from the Vista Outdoor Business; and
WHEREAS, in connection with the Separation, Vista Outdoor and Revelyst desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement, unless otherwise indicated.
“Agreement” means this Employee Matters Agreement together with those parts of the Separation Agreement referenced herein and all schedules hereto and all amendments, modifications and changes hereto and thereto.
“Benefit Plan” has the meaning set forth in the Merger Agreement.
“Claiming Party” has the meaning set forth in Section 8.10(c).
“Closing Year AIPs” means the annual incentive programs established by the Vista Outdoor Group for Revelyst Employees in respect of the fiscal year in which the Effective Time occurs.
“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any applicable similar state or local laws.
“Company DSU” has the meaning set forth in the Merger Agreement.
“Company Option” has the meaning set forth in the Merger Agreement.
“Company PSU” has the meaning set forth in the Merger Agreement, but excluding each Specified Company PSU.
“Company RSU” has the meaning set forth in the Merger Agreement.
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“Continuing Non-Employee Director” means a non-employee director of Vista Outdoor as of immediately prior to the Effective Time who, immediately following the Effective Time, becomes a non-employee director of Revelyst.
“Separation Agreement” has the meaning set forth in the recitals of this Agreement.
“Effective Time” has the meaning set forth in the Merger Agreement.
“Eric Nyman Employment Agreement” means that certain employment agreement, by and between Eric Nyman and Vista Outdoor, dated as of July 20, 2023.
“ERISA” has the meaning set forth in the Merger Agreement.
“Former Revelyst Employee” means each individual whose employment with the Parties ended prior to the Effective Time and whose last employment immediately prior to termination was exclusively providing services to the Revelyst Business.
“Former Shared Services Employee” means each individual whose employment with the Parties ended prior to the Effective Time and whose last employment immediately prior to termination was providing services to both the Vista Outdoor Business and the Revelyst Business.
“Former Vista Outdoor Employee” means each individual whose employment with the Parties ended prior to the Effective Time and whose last employment immediately prior to termination was exclusively providing services to the Vista Outdoor Business.
“Non-U.S. DC Plan” has the meaning set forth in Section 3.01(f).
“Other Party” has the meaning set forth in Section 8.10(c).
“Party” means either party hereto, and “Parties” means both parties hereto.
“Pension Plan” means any Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA, without regard to Section 4(b)(4) or 4(b)(5) of ERISA.
“Revelyst” has the meaning set forth in the preamble of this Agreement.
“Revelyst 401(k) Plan” has the meaning set forth in Section 3.01(a).
“Revelyst Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Revelyst Group to which any member of the Revelyst Group is party, in either case, immediately after the Effective Time.
“Revelyst CBA” means any collective bargaining, works council or other labor union agreement, contract or arrangement covering Revelyst Employees.
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“Revelyst Conversion Ratio” means a fraction, the numerator of which is the Vista Outdoor Pre-Closing Stock Price, and the denominator of which is the Revelyst Post-Closing Stock Price.
“Revelyst DC SERP” has the meaning set forth in Section 3.02.
“Revelyst Employee” means an individual who (a) is employed by the Revelyst Group immediately prior to the Effective Time, including each To-Revelyst Employee and any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, child bonding, adoption or similar family-related leave, illness, injury or long- or short-term disability) from which such employee is permitted to return to active employment in accordance with the Revelyst Group’s personnel policies, as in effect from time to time, or applicable Law, or (b) is employed by a professional employer organization and exclusively providing services to the Revelyst Business immediately prior to the Effective Time.
“Revelyst Employee Liabilities” means (a) all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits, that arise (i) before, on or after the Effective Time with respect to the employment of any Revelyst Employee or Former Revelyst Employee or (ii) before, on or after the Effective Time under any Revelyst Benefit Plan, (b) fifty percent (50%) of all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits that arise before, on or after the Effective Time with respect to the employment of any Former Shared Services Employee and (c) all actual or potential Liabilities as expressly provided in this Agreement, in each case, including the following:
(1)    all wages and salaries payable to Revelyst Employees or Former Revelyst Employees before, on or after the Effective Time;
(2)    all long-term incentive compensation, commissions, non-U.S. pension benefits and bonuses payable to Revelyst Employees or Former Revelyst Employees before, on or after the Effective Time, without regard to when such long-term incentive compensation, commissions, non-U.S. pension benefits or bonuses are or may have been earned;
(3)    all severance payable to any Former Revelyst Employee before, on or after the Effective Time;
(4)    all expenses and obligations incurred prior to but not paid or owed to any Revelyst Employee or Former Revelyst Employees on or after the Effective Time, including related to relocation, repatriation, transfers, tuition assistance and adoption assistance, sabbatical or similar items;
(5)    all benefits offered exclusively by any member of the Revelyst Group to any Revelyst Employee or Former Revelyst Employee; and
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(6)    all immigration-related, visa, work application or similar rights, obligations and liabilities to the extent they are related to any Revelyst Employees or Former Revelyst Employees.
Notwithstanding the forgoing, (A) liabilities to any Former Revelyst Employee in respect of COBRA as set forth in Section 4.06 on and after the Effective Time and (B) liabilities in respect of equity awards held by Former Revelyst Employees shall be deemed to not be Revelyst Employee Liabilities (the “Specified Vista Outdoor Liabilities”).
For the avoidance of doubt, and notwithstanding anything to the contrary in the foregoing, solely for purposes of the definition of Revelyst Employee Liabilities in this Agreement, Revelyst Benefit Plan shall also include any Benefit Plan sponsored, maintained or contributed to solely by one or more members of the Revelyst Group or entered into solely among one or more members of the Revelyst Group and one or more Revelyst Employees or Former Revelyst Employees, in either case, as in effect on or after the date of this Agreement or after the Effective Time.
“Revelyst FSA” has the meaning set forth in Section 4.07.
“Revelyst Plan HSA” has the meaning set forth in Section 4.08.
“Revelyst Post-Closing Stock Price” means the opening price per share of Revelyst Shares trading on the New York Stock Exchange on the Closing Date (or, if the Closing Date is not a trading day on the New York Stock Exchange, on the first trading day following the Closing Date).
“Revelyst Restricted Individual” means (a) each Former Revelyst Employee or Former Shared Services Employee, in each case, whose employment was terminated after January 1, 2024, but prior to the Effective Time and (b) each Revelyst Employee employed after the Effective Time or whose termination of employment occurs on or after the Effective Time.
“Revelyst Share” means a share of Revelyst common stock, par value $0.01 per share.
“Revelyst Stock Plan” has the meaning set forth in Section 6.01.
“Revelyst Welfare Plans” has the meaning set forth in Section 4.01.
“Revelyst Workers’ Compensation Plan” has the meaning set forth in Section 4.05.
“Specified Company PSU” means each Company PSU identified on Schedule A.
“Substitute Revelyst DSU Award” has the meaning set forth in Section 6.05.
“Substitute Revelyst Option Award” has the meaning set forth in Section 6.04.
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“Substitute Revelyst PSU Award” has the meaning set forth in Section 6.03(b).
“Substitute Revelyst RSU Award” has the meaning set forth in Section 6.02(a).
“Trading Session” means the period of time during any given calendar day, commencing with the determination of the opening price on the New York Stock Exchange and ending on the determination of the closing price on the New York Stock Exchange during the regular trading session, in which trading in Vista Outdoor Shares or Revelyst Shares (as applicable) is permitted on the New York Stock Exchange.
“Tax” has the meaning set forth in the Merger Agreement.
“To-Revelyst Employee” has the meaning set forth in Section 2.02.
“To-Vista Outdoor Employee” has the meaning set forth in Section 2.02.
“Vista Outdoor” has the meaning set forth in the preamble of this Agreement.
“Vista Outdoor 401(k) Plan” means the Vista Outdoor 401(k) Plan.
“Vista Outdoor Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Vista Outdoor Group or to which any member of the Vista Outdoor Group is party.
“Vista Outdoor DB SERP” means the Vista Outdoor Defined Benefit Supplemental Executive Retirement Plan.
“Vista Outdoor DC SERP” means the Vista Outdoor Defined Contribution Supplemental Executive Retirement Plan.
“Vista Outdoor Employee” means an individual who (a) is employed by the Vista Outdoor Group immediately prior to the Effective Time, including each To-Vista Outdoor Employee and any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, child bonding, adoption or similar family-related leave, illness, injury or long- or short-term disability) from which such employee is permitted to return to active employment in accordance with the Vista Outdoor Group’s personnel policies, as in effect from time to time, or applicable Law or (b) is employed by a professional employer organization and exclusively providing services to the Vista Outdoor Business immediately prior to the Effective Time.
“Vista Outdoor Employee Liabilities” means (a) all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits, that arise (i) before, on or after the Effective Time with respect to the employment of any Vista Outdoor Employee or Former Vista Outdoor Employee or (ii) except as otherwise explicitly provided in this Agreement, before, on or after the Effective Time under any Vista Outdoor Benefit Plan (other than a Revelyst Benefit Plan), (b) fifty percent (50%) of all actual or potential Liabilities,
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including Liabilities in connection with providing compensation and benefits that arise before, on or after the Effective Time with respect to the employment of any Former Shared Services Employee and (c) all actual or potential Liabilities as expressly provided under this Agreement. Notwithstanding the forgoing, the Specified Vista Outdoor Liabilities shall be deemed to be Vista Outdoor Employee Liabilities.
“Vista Outdoor ESPP” means the Vista Outdoor Employee Stock Purchase Plan, as amended and restated from time to time.
“Vista Outdoor FSA” has the meaning set forth in Section 4.07.
“Vista Outdoor Pension Plan” has the meaning set forth in Section 3.03.
“Vista Outdoor Plan HSA” has the meaning set forth in Section 4.08.
“Vista Outdoor Pre-Closing Stock Price” means the closing price per share of Vista Outdoor Shares trading “regular way with due bills” during the last full Trading Session immediately prior to the Closing Date.
“Vista Outdoor Restricted Individual” means (a) each Former Vista Outdoor Employee or Former Shared Services Employee, in each case, whose employment was terminated after January 1, 2024, but prior to the Effective Time and (b) each Vista Outdoor Employee employed after the Effective Time or whose termination of employment occurs on or after the Effective Time.
“Vista Outdoor Share” means a share of Vista Outdoor common stock, par value $0.01 per share.
“Vista Outdoor Stock Plans” means the Vista Outdoor 2014 Stock Incentive Plan and the Vista Outdoor 2020 Stock Incentive Plan, each as amended and restated from time to time.
“Vista Outdoor Welfare Plan” means a Welfare Plan that is a Vista Outdoor Benefit Plan.
“Vista Outdoor Workers’ Compensation Plan” means any workers’ compensation plan that is a Vista Outdoor Benefit Plan.
“Welfare Plan” means any Benefit Plan that is an employee welfare plan as defined in Section 3(1) of ERISA, without regard to Section 4(b)(4) or 4(b)(5) of ERISA.
“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim with respect to a Revelyst Employee.
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ARTICLE II
GENERAL ALLOCATION OF LIABILITIES; TRANSITION SERVICES MATTERS
SECTION 2.01.    General Allocation of Employee Liabilities. Except as otherwise expressly provided in this Agreement, effective as of the Effective Time, (a) the members of the Revelyst Group shall assume or retain, and the members of the Revelyst Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, and shall indemnify, defend and hold harmless the members of the Vista Outdoor Group from and against, the Revelyst Employee Liabilities, and (b) the members of the Vista Outdoor Group shall assume or retain, and the members of the Vista Outdoor Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, and shall indemnify, defend and hold harmless the members of the Revelyst Group from and against, the Vista Outdoor Employee Liabilities. For the avoidance of doubt, the members of the Vista Outdoor Group and the members of the Revelyst Group shall share equally all Liabilities associated with Former Shared Services Employees.
SECTION 2.02.    Employee Transfers. In the event that, prior to the Effective Time, Vista Outdoor determines that (i) an employee of the Vista Outdoor Group spends more than 50% of his or her work time in the operation of the Revelyst Business (a “To-Revelyst Employee”) or (ii) an employee of the Revelyst Group spends at least 50% of his or her work time in the operation of the Vista Outdoor Business (a “To-Vista Outdoor Employee”), then the Parties shall use commercially reasonable efforts to transfer the employment of each To-Revelyst Employee to a member of the Revelyst Group and transfer the employment of each To-Vista Outdoor Employee to a member of the Vista Outdoor Group, in each case, as of immediately prior to the Effective Time; provided that, each employee of the Vista Outdoor Group set forth on Schedule B shall be considered a “To-Revelyst Employee” and each employee of the Revelyst Group set forth on Schedule C shall be considered a “to-Vista Outdoor Employee”; provided, further, that prior to the Effective Time, each of Schedules B and C shall be updated to reflect changes on account of any hiring or termination of employees between the date of this Agreement and the Effective Time, in each case, not in violation of Section 5.01(b)(ix)(I) of the Merger Agreement. Effective as of immediately prior to the Effective Time, Vista Outdoor shall take all actions necessary to assign the Eric Nyman Employment Agreement to, and the rights and obligations of Vista Outdoor thereunder shall be assumed by, Revelyst.
SECTION 2.03.    No Employment Obligation. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall create any obligation on the part of the Revelyst Group or the Vista Outdoor Group to continue the employment of any employee for any definite period following the Effective Time or to change the employment status of any employee from “at will”. Unless required pursuant to the terms of the applicable Benefit Plan or applicable Law, the Parties agree that none of the Transactions shall result in any Revelyst Employee or Vista Outdoor Employee being deemed to have incurred a termination of employment or being eligible to receive severance benefits solely as a result of any transfer of employment between any of the Parties on or prior to the Effective Time.
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SECTION 2.04.    Transition Services. Notwithstanding anything in this Agreement to the contrary regarding any obligation of Revelyst to have established any Revelyst Benefit Plans as of the Effective Time or for Revelyst Employees and their dependents to cease participation in Vista Outdoor Benefit Plans as of the Effective Time, the Parties may agree, including through the Transition Services Agreement, to allow for the later establishment of one or more Revelyst Benefit Plans and permit the continued participation of Revelyst Employees and their dependents in the corresponding Vista Outdoor Benefit Plans for a limited period of time following the Effective Time. Notwithstanding anything to the contrary in this Agreement, the Transition Services Agreement shall exclusively govern the allocation of Liabilities related to the provision of transition services.
ARTICLE III
PENSION AND RETIREMENT PLANS
SECTION 3.01.    Qualified Defined Contribution Plans. (a)   Establishment of the Revelyst 401(k) Plan. Effective on or before the Effective Time, Revelyst shall adopt, establish and maintain a defined contribution plan and trust for the benefit of Revelyst Employees that is intended to be qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code (the “Revelyst 401(k) Plan”). The members of the Revelyst Group shall take all necessary and appropriate actions to establish, maintain and administer the Revelyst 401(k) Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempted from Federal income taxable under Section 501(a)(1) of the Code. For the avoidance of doubt, nothing in this Agreement shall be construed to require Revelyst to maintain any investment option that the fiduciaries of the Revelyst 401(k) Plan deem to be imprudent or inappropriate for the Revelyst 401(k) Plan or that cannot be maintained without commercially unreasonable cost or administrative burden for such plan and its administrator.
(b)    Trust to Trust Transfer of Liabilities. Subject to the transfer of Assets described in Section 3.01(c), effective on the Effective Time, members of the Revelyst Group and the Revelyst 401(k) Plan shall assume and be solely responsible for all Liabilities under the Vista Outdoor 401(k) Plan for or relating to the Revelyst Employees. From and after the Effective Time, the members of the Revelyst Group shall be responsible for all ongoing rights of or relating to Revelyst Employees for future participation (including the right to make contributions through payroll deductions) in the Revelyst 401(k) Plan.
(c)    Trust to Trust Transfer of Assets. On or as soon as practicable following the Effective Time, members of the Vista Outdoor Group shall cause (including by exercising their contractual right to receive services under the Transition Services Agreement) the account balances (including outstanding loan balances, if any) in the Vista Outdoor 401(k) Plan (or its related trust) attributable to Revelyst Employees to be transferred in cash and in-kind (including participant loans) to the Revelyst 401(k) Plan (or its related trust), and members of the Revelyst Group shall cause the Revelyst 401(k) Plan (or its related trust) to accept such transfer of accounts and underlying Assets. Such transfers shall be conducted in accordance with Section
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414(l) of the Code, Treasury Regulation 1.414(l)-1 and Section 208 of ERISA. Without limiting the generality of the foregoing, the fiduciaries of the Revelyst 401(k) Plan and the Vista Outdoor 401(k) Plan shall cooperate in good faith to effect the transfers contemplated by this Section 3.01(c) in an efficient and effective manner and in the best interests of participants and beneficiaries, including determining whether and to what extent any investments held under the Vista Outdoor 401(k) Plan (other than participant loans) shall be liquidated prior to the date of such transfer in order to enable the value of such investments to be transferred to the Revelyst 401(k) Plan in cash or cash equivalents.
(d)    Employer 401(k) Plan Contributions. The Vista Outdoor Group shall remain responsible for making all employer contributions under the Vista Outdoor 401(k) Plan with respect to any Revelyst Employee relating to the period prior to the Effective Time; provided that any such employer contributions shall be made by the Vista Outdoor Group prior to any transfer of Liabilities and Assets pursuant to Sections 3.01(b) and (c). The Revelyst Group shall be responsible for all employer contributions under the Revelyst 401(k) Plan with respect to Revelyst Employees relating to the period commencing on the Effective Time.
(e)    Limitation of Liability; Cooperation. The Vista Outdoor Group shall have no Liability with respect to the Revelyst 401(k) Plan following the Effective Time, including responsibility for any failure of Revelyst to properly administer the Revelyst 401(k) Plan in accordance with its terms and applicable Law and any failure to properly administer the accounts of Revelyst Employees and their respective beneficiaries in such Revelyst 401(k) Plan. Subject to the last sentence of Section 2.04, Revelyst shall have no Liability with respect to the Vista Outdoor 401(k) Plan following the Effective Time, including responsibility for any failure of Vista Outdoor to properly administer the Vista Outdoor 401(k) Plan in accordance with its terms and applicable Law and any failure to properly administer the accounts of current or former employees of Vista Outdoor or Revelyst and their respective beneficiaries in such Vista Outdoor 401(k) Plan.
(f)    Non-U.S. Qualified Defined Contribution Plans. Except as otherwise agreed by the Parties, Vista Outdoor and Revelyst agree to use commercially reasonable efforts to treat each Vista Outdoor Benefit Plan that is a defined contribution plan for the benefit of employees outside of the United States (each, a “Non-U.S. DC Plan”) in a manner that is consistent with applicable Law and, to the extent practicable, the general principles of this Section 3.01, such that the members of the Revelyst Group shall assume and be solely responsible for all Liabilities under the Non-U.S. DC Plans for or relating to Revelyst Employees, subject to the transfer of any Assets under such Non-U.S. DC Plan for or relating to Revelyst Employees.
SECTION 3.02.    Non-Qualified Defined Contribution Plans. Effective as of no later than immediately prior to the Effective Time, Revelyst shall adopt, establish and maintain a defined contribution supplemental executive retirement plan for the benefit of Revelyst Employees (the “Revelyst DC SERP”) that is substantially similar to the Vista Outdoor DC SERP. Effective as of immediately prior to the Effective Time, the Revelyst Group shall assume all Liabilities attributable to the Revelyst Employees under the Vista Outdoor DC SERP. Effective as of
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immediately prior to the Effective Time, to the extent permitted by applicable Law, Revelyst shall cause the Revelyst DC SERP to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to the Revelyst Employees who participated under the Vista Outdoor DC SERP until a new election that by its terms supersedes the original election is made by the Revelyst Employee in accordance with applicable Law and the terms and conditions of the Revelyst DC SERP.
SECTION 3.03.    Qualified Defined Benefit Pension Plans. Following the Effective Time, the Vista Outdoor Group shall retain sponsorship of the Vista Outdoor Pension and Retirement Plan (the “Vista Outdoor Pension Plan”), and Vista Outdoor or the Vista Outdoor Pension Plan shall retain all Assets and Liabilities arising out of or relating to the Vista Outdoor Pension Plan, including those relating to each Revelyst Employee and Former Revelyst Employee (and their respective beneficiaries) in connection with his or her service prior to the Effective Time (including the obligation to make all payments or distributions with respect to such Liabilities in accordance with the terms of the Vista Outdoor Pension Plan). Following the Effective Time, the Vista Outdoor Group and the Revelyst Group shall use commercially reasonable efforts to cooperate in administering the Vista Outdoor Pension Plan in connection with providing benefits to Revelyst Employees and Former Revelyst Employees in accordance with the terms of the Vista Outdoor Pension Plan, including by exchanging any necessary participant records. For the avoidance of doubt, in no event shall any Revelyst Employee who is not a participant in, or has not vested in a benefit under, the Vista Outdoor Pension Plan prior to the Effective Time become eligible to receive payments or benefits under the Vista Outdoor Pension Plan following the Effective Time.
SECTION 3.04.    Non-Qualified Defined Benefit Pension Plans. Following the Effective Time, the Vista Outdoor Group shall retain sponsorship of the Vista Outdoor DB SERP, and Vista Outdoor or the Vista Outdoor DB SERP, as applicable, shall retain all Assets and Liabilities arising out of or relating to the Vista Outdoor DB SERP, including those relating to each Revelyst Employee and Former Revelyst Employee (and their respective beneficiaries) in connection with his or her service prior to the Effective Time (including the obligation to make all payments or distributions with respect to such Liabilities in accordance with the terms of the Vista Outdoor DB SERP). Following the Effective Time, the Vista Outdoor Group and the Revelyst Group shall use commercially reasonable efforts to cooperate in administering the Vista Outdoor DB SERP in connection with providing benefits to Revelyst Employees and Former Revelyst Employees in accordance with the terms of the Vista Outdoor DB SERP, including by exchanging any necessary participant records. The payment or distribution of any compensation to which any Revelyst Employee or Former Revelyst Employee (and their respective beneficiaries) is entitled under the Vista Outdoor DB SERP shall occur upon the time or times provided for under the applicable Vista Outdoor DB SERP and such Revelyst Employee’s or Former Revelyst Employee’s deferral or distribution elections, as applicable. For the avoidance of doubt, in no event shall any Revelyst Employee who is not a participant in, or has not vested in a benefit under, the Vista Outdoor DB SERP prior to the Effective Time become eligible to receive payments or benefits under the Vista Outdoor DB SERP following the Effective Time.
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ARTICLE IV
WELFARE PLANS
SECTION 4.01.    Establishment of the Revelyst Welfare Plans. Effective no later than the Effective Time, Revelyst shall have adopted, established and maintained Welfare Plans for the benefit of Revelyst Employees (the “Revelyst Welfare Plans”).
SECTION 4.02.    Coverage of Revelyst Employees. No later than the Effective Time, each Revelyst Employee shall have become eligible to participate in the Revelyst Welfare Plans. To the extent applicable to any Revelyst Welfare Plans in which Revelyst Employees become eligible as of the Effective Time that provide benefits similar to the benefits that had been provided to such persons under a Vista Outdoor Welfare Plan immediately prior to such date, Revelyst shall cause the Revelyst Welfare Plans to recognize all coverage and contribution elections made by the Revelyst Employees under the Vista Outdoor Welfare Plans in effect for the period immediately prior to the Effective Time and shall apply such elections under the Revelyst Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable. All beneficiary designations made by Revelyst Employees under the Vista Outdoor Welfare Plans shall, to the extent applicable, be transferred to, and be in full force and effect under, the Revelyst Welfare Plans until such beneficiary designations are replaced or revoked by the Revelyst Employee who made the beneficiary designation in accordance with the terms of such plans. With respect to each Revelyst Employee, each Revelyst Welfare Plan shall provide that for purposes of determining eligibility to participate, vesting and calculation of, and entitlement to, benefits, service by the Revelyst Employee prior to the Effective Time with Vista Outdoor and its Subsidiaries (including members of the Revelyst Group prior to the Effective Time) shall be treated as service with the Revelyst Group. Revelyst shall cause each Revelyst Welfare Plan to waive any waiting periods, evidence of insurability requirements and the application of any preexisting condition limitations with respect to each Revelyst Employee (and, if applicable, such Revelyst Employee’s participating spouse and/or dependents). Revelyst shall cause each Revelyst Welfare Plan to honor any deductible, co-payment and out-of-pocket maximums incurred by each Revelyst Employee (and, if applicable, such Revelyst Employee’s participating spouse and/or dependents) under the Vista Outdoor Welfare Plans in which such Revelyst Employee participated immediately prior to the Effective Time, if any, in satisfying any deductibles, co-payments or out-of-pocket maximums under the Revelyst Welfare Plans in which such Revelyst Employee is eligible to participate after the Effective Time in the same plan year in which any such deductibles, co-payments or out-of-pocket maximums were incurred. All amounts credited or applied to any annual or lifetime benefit limitation under a Vista Outdoor Welfare Plan with respect to a Revelyst Employee (and, if applicable, such Revelyst Employee’s participating spouse and/or dependents) shall be credited or applied to the annual or lifetime benefit limitation for such Revelyst Employee (and, if applicable, such Revelyst Employee’s participating spouse and/or dependents) under the corresponding Revelyst Welfare Plan.
SECTION 4.03.    Welfare Plan Liabilities. (a)  Revelyst Liabilities. Except as provided in Section 2.02 or Section 4.03(b), the Revelyst Group and the Revelyst Welfare Plans, as
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applicable, shall retain and be responsible for all claims for welfare benefits (and for any Liabilities arising as a result of such claims) incurred with respect to any Revelyst Employee (and, if applicable, such Revelyst Employee’s participating spouse and/or dependents) on or after the Effective Time under the Revelyst Welfare Plans, and no member of the Vista Outdoor Group or the Vista Outdoor Welfare Plans shall assume or retain any such Liabilities.
(b)    Vista Outdoor Liabilities. Following the Effective Time, the Vista Outdoor Group shall retain sponsorship of the Vista Outdoor Welfare Plans and retain the right to any rebate earned in respect of such plans. Except as provided in Sections 4.04, 4.05 and 4.07 and subject to the last sentence of Section 2.04, the Vista Outdoor Group and the Vista Outdoor Welfare Plans shall retain and continue to be responsible for all claims for welfare benefits (and for any Liabilities arising as a result of such claims) incurred prior to the Effective Time with respect to any Revelyst Employee or Former Revelyst Employee (and, if applicable, such Revelyst Employee’s or Former Revelyst Employee’s participating spouse and/or dependents), whether such claims have been paid or remain unpaid as of such date, and the Revelyst Welfare Plans shall not assume or retain any such Liabilities.
(c)    Claims Incurred. Claims for purposes of this Section 4.03 shall be considered to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of hospital confinement), upon provision of such services, materials or supplies and (ii) life, long-term disability, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment, injury, illness, or other event giving rise to such benefits.
SECTION 4.04.    Disability. Revelyst shall assume all Liabilities related to short- and long-term disability benefits payable to any Revelyst Employee or Former Revelyst Employee from and after the Effective Time, even if the disability giving rise to the benefits first occurred before the Effective Time.
SECTION 4.05.    Workers’ Compensation Claims. Effective on or before the Effective Time, Revelyst shall adopt, establish and maintain a workers’ compensation plan of the Revelyst Group (each, a “Revelyst Workers’ Compensation Plan”) for the benefit of Revelyst Employees. In the case of any workers’ compensation claim of any Revelyst Employee in respect of his or her employment with the Vista Outdoor Group or the Revelyst Group, such claim shall be covered (a) under the applicable Vista Outdoor Workers’ Compensation Plan if the Workers’ Compensation Event occurred prior to the Effective Time and (b) under the applicable Revelyst Workers’ Compensation Plan if the Workers’ Compensation Event occurs on or after the Effective Time. If the Workers’ Compensation Event occurs over a period both preceding and following the Effective Time, the claim shall be jointly covered under the Vista Outdoor Workers’ Compensation Plan and the Revelyst Workers’ Compensation Plan and shall be equitably apportioned between them based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Effective Time.
SECTION 4.06.    COBRA. In the event that a Former Revelyst Employee (or his or her qualified beneficiary) was receiving, or was eligible to receive, continuation health
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coverage pursuant to COBRA prior to the Effective Time, Vista Outdoor and the applicable Vista Outdoor Welfare Plans shall be responsible for all such Liabilities to such employee (or his or her eligible dependents) in respect of COBRA. In the event a Revelyst Employee or his or her qualified beneficiary becomes eligible to receive continuation health coverage pursuant to COBRA on or following the Effective Time, Revelyst and the Revelyst Welfare Plans shall be responsible for all Liabilities to such employee or former employee (or his or her eligible dependents) in respect of COBRA. Revelyst shall indemnify, defend and hold harmless the members of the Vista Outdoor Group from and against all Liabilities relating to, arising out of or resulting from COBRA provided by Revelyst, or the failure of Revelyst to meet its COBRA obligations, to Revelyst Employees and their respective eligible dependents. Vista Outdoor shall indemnify, defend and hold harmless Revelyst from and against all Liabilities relating to, arising out of or resulting from COBRA provided by Vista Outdoor, or the failure of Vista Outdoor to meet its COBRA obligations, to any Vista Outdoor Employee, Former Vista Outdoor Employee or Former Revelyst Employee and their respective eligible dependents. The Vista Outdoor Welfare Plans shall not treat the Separation or the Merger as a COBRA qualifying event for any Revelyst Employee (or any eligible dependent of a Revelyst Employee).
SECTION 4.07.    Flexible Spending Accounts. Effective no later than the Effective Time, Revelyst shall have adopted, established and maintained a flexible spending account plan for the benefit of Revelyst Employees (the “Revelyst FSA”). As of the Effective Time, each Revelyst Employee shall become eligible to participate in the Revelyst FSA, subject to the terms of such plan. Effective as of the Effective Time, the Revelyst FSA shall credit or debit the applicable account of each Revelyst Employee who, as of the Effective Time, was a participant in the flexible spending account plan maintained by the Vista Outdoor Group (the “Vista Outdoor FSA”) with an amount equal to the balance of his or her account under the Vista Outdoor FSA as of the Effective Time and shall continue his or her elections thereunder. If the claims made against a Revelyst Employee’s Vista Outdoor FSA account prior to the Effective Time exceed the amounts credited to such account at the Effective Time, Revelyst shall reimburse the Vista Outdoor Group for the aggregate amount of such difference. If the amounts credited to a Revelyst Employee’s Vista Outdoor FSA account at the Effective Time exceed the claims made against such account prior to the Effective Time, the Vista Outdoor Group shall reimburse Revelyst for the aggregate amount of such difference. As of the Effective Time, the Revelyst FSA and the Revelyst Group shall assume responsibility for all outstanding dependent care and medical care claims under the Vista Outdoor FSA of each Revelyst Employee and shall assume and perform the obligations from and after the Effective Time. From and after the Effective Time, the Vista Outdoor Group shall provide Revelyst with such information within the Vista Outdoor Group’s possession that Revelyst may reasonably request to enable it to verify any claims or contribution information pertaining to the Vista Outdoor FSA.
SECTION 4.08.    Health Savings Accounts. Any Revelyst Employee who was contributing to a health savings account in connection with the Outdoor Employee’s participation in the Vista Outdoor Welfare Plans (a “Vista Outdoor Plan HSA”) shall retain ownership of such Vista Outdoor Plan HSA following the Effective Time. Revelyst shall take all actions as are necessary to enable any eligible Revelyst Employee to make health savings account
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contributions in connection with such Revelyst Employee’s participation in the Revelyst Welfare Plans (a “Revelyst Plan HSA”) following the Effective Time. Following the Effective Time, the Parties shall use commercially reasonable efforts to cooperate in transferring the Vista Outdoor Plan HSAs of Revelyst Employees to the respective Revelyst Plan HSAs of such Revelyst Employees.
SECTION 4.09.    PTO Buy Plan. As of the Effective Time, each Revelyst Employee shall cease participation in the paid-time off buy and sell plan maintained by the Vista Outdoor Group (the “Vista Outdoor PTO Buy”) and shall become eligible to participate in a paid-time off buy and sell plan established by Revelyst (the “Revelyst PTO Buy”), subject to the terms of such plan. Effective as of the Effective Time, the Vista Outdoor PTO Buy shall credit or debit the applicable account of each Revelyst Employee who, as of the Effective Time, was a participant in the Vista Outdoor PTO Buy with an amount equal to the balance of his or her account under the Vista Outdoor PTO Buy as of the Effective Time, and shall continue his or her elections thereunder. If the claims made against a Revelyst Employee’s Vista Outdoor PTO Buy account prior to the Effective Time exceed the amounts credited to such account at the Effective Time, Revelyst shall reimburse Vista Outdoor for the aggregate amount of such difference. If the amounts credited to a Revelyst Employee’s Vista Outdoor PTO Buy at the Effective Time exceed the claims made against such account prior to the Effective Time, Vista Outdoor shall reimburse Revelyst for the aggregate amount of such difference. As of the Effective Time, the Revelyst PTO Buy and the Revelyst Group shall assume responsibility for payment of all paid time off purchased by a Revelyst Employee before the Effective Time but unused as of the Effective Time, consistent with the terms of the Revelyst PTO Buy. From and after the Effective Time, Vista Outdoor shall provide Revelyst with such information within Vista Outdoor’s possession that Revelyst may reasonably request to enable it to verify any claims or contribution information pertaining to the Vista Outdoor PTO Buy.
ARTICLE V
CERTAIN OTHER ARRANGEMENTS
SECTION 5.01.    Other Revelyst Benefit Arrangements. Effective on or before the Effective Time, the Revelyst Group may adopt, establish and maintain Benefit Plans (other than Welfare Plans providing post-employment benefits other than COBRA and Pension Plans for the benefit of Revelyst Employees who are principally employed in the United States) for the benefit of Revelyst Employees and shall be solely responsible for all Liabilities with respect to such Revelyst Benefit Plans.
SECTION 5.02.    Annual Bonuses. Effective on the Effective Time, the Revelyst Group shall assume all Liabilities under the Closing Year AIPs with respect to the Revelyst Employees and be responsible for the administration and payment of all such annual incentives earned thereunder and the Vista Outdoor Group shall have no Liability in respect of such annual incentives. Without limiting the foregoing, prior to the Effective Time, the Vista Outdoor board of directors shall determine the level of performance achievement (and applicable annual
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incentive award) for the portion of the fiscal year in which the Effective Time occurs prior to the Effective Time based on prorated full-year performance.
SECTION 5.03.    Severance. On or before the Effective Time, the Revelyst Group shall assume, or enter into, severance plans, agreements or arrangements for Revelyst Employees with respect to all terminations of employment (or similar triggering events) that occur on or after the Effective Time, and shall be solely responsible for administering and paying all benefits under such plans, agreements or arrangements (including an income protection plan). Effective as of the Effective Time, Vista Outdoor shall have no Liability with respect to any severance benefits payable to Revelyst Employees under such plans, agreements or arrangements or otherwise. It is intended that no Revelyst Employee or Vista Outdoor Employee shall be eligible for termination or severance payments or benefits from the Vista Outdoor Group or the Revelyst Group as a result of the transfer or change of employment from one Party to the other or the occurrence of the Separation or the Merger.
SECTION 5.04.    Non-Solicitation / No-Hire. Except as otherwise agreed by the Parties, during the period beginning at the Effective Time and ending on the second anniversary of the Closing Date, (a) no member of the Revelyst Group shall solicit for employment or hire (as an employee, consultant or otherwise) any Vista Outdoor Restricted Individual and (b) no member of the Vista Outdoor Group shall solicit for employment or hire (as an employee, consultant or otherwise) any Revelyst Restricted Individual. Notwithstanding the foregoing, this Section 5.04 shall not restrict an individual’s right of employment, nor does it restrict general, customary employment advertisements and recruiting efforts that are not targeted at, as applicable, Vista Outdoor Restricted Individuals or Revelyst Restricted Individuals. If a final and non-appealable judicial determination is made that any provision of this Section 5.04 constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of this Section 5.04 shall not be rendered void but shall be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.
SECTION 5.05.    Employee Discount Program. The Parties agree that during the period beginning at the Effective Time and ending on the first anniversary of the Closing Date, (a) Vista Outdoor shall, and shall cause each member of the Vista Outdoor Group to, provide the products sold by the Vista Outdoor Business at a discount to any individual who is employed by the Revelyst Group and (b) Revelyst shall, and shall cause each member of the Revelyst Group to, provide the products sold by the Revelyst Business at a discount to any individual who is employed by the Vista Outdoor Group, in each case in accordance with the terms and subject to the limitations set forth on Schedule D.
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ARTICLE VI
STOCK PLANS
SECTION 6.01.    Revelyst Stock Plan. Effective as of no later than immediately prior to the Effective Time, Revelyst shall adopt, establish and maintain an equity compensation plan (the “Revelyst Stock Plan”).
SECTION 6.02.    Restricted Stock Units Awards. Effective as of immediately prior to the Effective Time, each Company RSU held as of immediately prior to the Effective Time by any Revelyst Employee or Continuing Non-Employee Director shall be canceled and replaced with a Revelyst restricted stock unit award granted under the Revelyst Stock Plan (a “Substitute Revelyst RSU Award”). The number of Revelyst Shares subject to each such Substitute Revelyst RSU Award shall be equal to the number of Vista Outdoor Shares that remain subject to the applicable Company RSU as of immediately prior to the Effective Time multiplied by the Revelyst Conversion Ratio, rounded to the nearest whole share. Each Substitute Revelyst RSU Award shall have substantially the same terms and conditions (including vesting schedule) as the corresponding Company RSU to which it relates, except as provided herein, and shall continue to vest based solely on continued service with the Revelyst Group.
SECTION 6.03.    Performance Stock Unit Awards. (a) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU held as of immediately prior to the Effective Time by any Revelyst Employee shall be canceled and replaced with a Substitute Revelyst RSU Award. The number of Revelyst Shares subject to each such Substitute Revelyst RSU Award shall be equal to the number of Vista Outdoor Shares that remain subject to the applicable Company PSU as of immediately prior to the Effective Time assuming achievement of applicable performance goals at the levels set forth on Schedule E multiplied by the Revelyst Conversion Ratio, rounded to the nearest whole share. Each Substitute Revelyst RSU Award shall have substantially the same terms and conditions (including time-vesting schedule) as the corresponding Company PSU to which it relates, except as provided herein, and shall continue to vest based on continued service with the Revelyst Group.
(b)    Specified Company PSU Awards. Effective as of immediately prior to the Effective Time, each Specified Company PSU held as of immediately prior to the Effective Time by any Revelyst Employee shall be converted into a Revelyst performance-based restricted stock unit award granted under the Revelyst Stock Plan (a “Substitute Revelyst PSU Award”). The target number of Revelyst Shares subject to each such Substitute Revelyst PSU Award shall be equal to the target number of Vista Outdoor Shares that remain subject to the applicable Specified Company PSU as of immediately prior to the Effective Time multiplied by the Revelyst Conversion Ratio, rounded to the nearest whole share. Each such Substitute Revelyst PSU Award shall have substantially the same terms and conditions (including performance conditions and vesting schedule) as the corresponding Specified Company PSU to which it relates, except as provided herein.
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SECTION 6.04.    Option Awards. Effective as of immediately prior to the Effective Time, each Company Option held as of immediately prior to the Effective Time, whether vested or unvested, by any Revelyst Employee shall be canceled and replaced with an option to purchase Revelyst Shares granted under the Revelyst Stock Plan (a “Substitute Revelyst Option Award”). The number of Revelyst Shares subject to each such Substitute Revelyst Option Award shall be equal to (a) the number of Vista Outdoor Shares issuable upon the exercise of the applicable Company Option as of immediately prior to the Effective Time multiplied by (b) the Revelyst Conversion Ratio, rounded down to the nearest whole share. Each Substitute Option Award shall have a per-share exercise price equal to the (i) the per-share exercise price of the corresponding Company Option immediately prior to the Effective Time, divided by (ii) the Revelyst Conversion Ratio, rounded up to the nearest cent. Each Substitute Revelyst Option Award shall have substantially the same terms and conditions (including vesting schedule) as the corresponding Company Option to which it relates, except as provided herein, and shall continue to vest based solely on continued service with the Revelyst Group.
SECTION 6.05.    Deferred Stock Units. Effective as of immediately prior to the Effective Time, each Company DSU held as of immediately prior to the Effective Time by any Continuing Non-Employee Director shall be canceled and replaced with a Revelyst deferred stock unit award granted under the Revelyst Stock Plan (a “Substitute Revelyst DSU Award”). The number of Revelyst Shares subject to each such Substitute Revelyst DSU Award shall be equal to the number of Vista Outdoor Shares that remain subject to the applicable Company DSU as of immediately prior to the Effective Time multiplied by the Revelyst Conversion Ratio, rounded to the nearest whole share. Each Substitute Revelyst DSU Award shall have substantially the same terms and conditions (including vesting schedule) as the corresponding Company DSU to which it relates, except as provided herein, and shall continue to vest based solely on continued service with the Revelyst Group.
SECTION 6.06.    Approval and Terms of Equity Awards. The Parties shall adopt and approve the issuance of the canceled and replaced awards provided for herein. Notwithstanding the foregoing, awards made under the Revelyst Stock Plan pursuant to Revelyst’s obligations under this Agreement shall take into account all employment and service with both Vista Outdoor and Revelyst, and their respective Subsidiaries and Affiliates, for purposes of determining when such awards vest and terminate. Revelyst shall be solely responsible for all Liabilities with respect to the Revelyst Stock Plan, including the Substitute Revelyst RSU Awards, the Substitute Revelyst PSU Awards, the Substitute Revelyst Option Awards and the Substitute Revelyst DSU Awards, and shall indemnify, defend and hold harmless each of the Vista Outdoor Indemnitees from and against any and all expenses and losses incurred or suffered by one or more of the Vista Outdoor Indemnitees in connection with, relating to, arising out of or due to, directly or indirectly, any replacement of awards substituted hereunder.
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ARTICLE VII
EMPLOYEE STOCK PURCHASE PLAN
SECTION 7.01.    Revelyst ESPP. Effective as of no later than the Effective Time, Revelyst shall adopt, establish and maintain an employee stock purchase plan (within the meaning of Section 423 of the Code).
ARTICLE VIII
COMPENSATION MATTERS AND GENERAL BENEFIT MATTERS
SECTION 8.01.    Cessation of Participation in Vista Outdoor Benefit Plans. Except as otherwise provided in this Agreement or as required by the terms of any Vista Outdoor Benefit Plan or applicable Law, the Vista Outdoor Group shall take any and all action as shall be necessary or appropriate so that participation in Vista Outdoor Benefit Plans by all Revelyst Employees shall terminate as of the close of business on the date immediately prior to the Closing Date and each member of the Revelyst Group shall cease to be a participating employer under the terms of such Vista Outdoor Benefit Plans as of such time.
SECTION 8.02.    Administrative Complaints/Litigation.
(a)    Except as otherwise provided in this Agreement and as set forth in Section 8.02(b), as of the Effective Time, Revelyst shall assume, conduct the defense of, and be solely liable for, the handling, administration, investigation and defense of, actions related to (i) the Revelyst Liabilities and (ii) any Revelyst Benefit Plan, Revelyst Employee, Former Revelyst Employee or Former Shared Services Employee, arising before, on or after the Effective Time, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against the Vista Outdoor Group or the Revelyst Group by any Person (other than those related to a Vista Outdoor Benefit Plan). Any Liabilities arising from such actions shall be deemed Revelyst Liabilities under the Separation Agreement.
(b)    Except as otherwise provided in this Agreement, as of the Effective Time, Vista Outdoor shall assume, conduct the defense of, and be solely liable for, the handling, administration, investigation and defense of actions related to (i) the Vista Outdoor Liabilities and (ii) any Vista Outdoor Benefit Plan, Vista Outdoor Employee or Former Vista Outdoor Employee, arising before, on or after the Effective Time, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against the Vista Outdoor Group or the Revelyst Group by any Person (other than those related to a Revelyst Benefit Plan). Any Liabilities arising from such actions or as otherwise expressly provided in this Agreement shall be deemed Vista Outdoor Liabilities under the Separation Agreement.
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SECTION 8.03.    Restrictive Covenants in Employment and Other Agreements. To the extent permitted under applicable Law, following the Effective Time, (a) the Revelyst Group shall be considered to be a successor to the Vista Outdoor Group for purposes of all agreements containing restrictive covenants (including confidentiality provisions and invention assignments) between the Vista Outdoor Group and any Revelyst Employee or Former Revelyst Employee executed prior to the Effective Time and (b) the Vista Outdoor Group shall be considered to be a successor to the Revelyst Group for purposes of all agreement containing restrictive covenants (including confidentiality provisions and invention assignments) between the Revelyst Group and any Vista Outdoor Employee executed prior to the Effective Time, in each case, such that the Vista Outdoor Group and the Revelyst Group shall all enjoy the rights and benefits under such agreements, with respect to their respective business operations; provided, however, that (i) in no event shall the Vista Outdoor Group be permitted to enforce any restrictive covenants against any Revelyst Employees or Former Revelyst Employees in their capacity as employees of the Revelyst Group and (ii) in no event shall the Revelyst Group be permitted to enforce any restrictive covenants against any Vista Outdoor Employees or Former Vista Outdoor Employees in their capacity as employees of the Vista Outdoor Group.
SECTION 8.04.    Past Service Credit. With respect to all Revelyst Employees, as of the Effective Time, the Revelyst Group shall recognize all service recognized under the comparable Vista Outdoor Benefit Plans for purposes of determining eligibility, participation, vesting and calculation of benefits under comparable plans and programs maintained by the Revelyst Group; provided that there shall be no duplication of benefits for Revelyst Employees under such Revelyst plans and programs. The Vista Outdoor Group shall provide to Revelyst copies of any records available to the Vista Outdoor Group to document such service, plan participation and membership and cooperate with Revelyst to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to the Revelyst Employees. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such information, the Vista Outdoor Group and Revelyst shall each comply with all applicable Laws, regulations and internal policies and each Party shall indemnify and hold harmless the other Party from and against any and all Liability that arises from a failure (by the indemnifying Party) to so comply with all applicable Laws, regulations and internal policies applicable to such information.
SECTION 8.05.    Paid Time Off. Effective as of the Effective Time, the Revelyst Group shall recognize and assume all Liability for all paid time off, including vacation, holiday, sick leave and personal days off accrued by Revelyst Employees as of the Effective Time, and the Revelyst Group shall credit each Revelyst Employee with such accrued days off.
SECTION 8.06.    Leaves of Absence. The Revelyst Group shall continue to apply all leave of absence policies as in effect immediately prior to the Effective Time to inactive Revelyst Employees who are on an approved leave of absence as of the Effective Time. Leaves of absence taken by Revelyst Employees prior to the Effective Time shall be deemed to have been taken as employees of Revelyst.
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SECTION 8.07.    Collective Bargaining Agreements. To the extent required by applicable Law or any Revelyst CBA, each Party shall cooperate and consult in good faith to provide notice, engage in consultation, and take any similar action that may be required on its part in connection with the Separation.
SECTION 8.08.    Vista Outdoor Assets. Except as otherwise set forth herein, the Vista Outdoor Group or the Vista Outdoor Benefit Plans, as applicable, shall retain all reserves, bank accounts, trust funds or other balances maintained with respect to Vista Outdoor Benefit Plans.
SECTION 8.09.    Further Cooperation; Personnel Records; Data Sharing. The Parties shall provide each other such records and information as reasonably necessary or appropriate to carry out their obligations under applicable Law or this Agreement or for the purposes of administering their respective plans and policies. Subject to the last sentence of Section 2.04, each Party shall be responsible for the accuracy of records and information provided to the other Party pursuant to this Section 8.09 and shall indemnify such other Party for any losses caused by inaccurate information that it has provided (including failure to timely provide such records and information). Subject to applicable Law, all information and records regarding employment and personnel matters of Revelyst Employees and Former Revelyst Employee shall be accessed, retained, held, used, copied and transmitted after the Effective Time by the Vista Outdoor Group and Revelyst, as applicable, in accordance with all Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records. Access to such records after the Effective Time shall be provided to the Vista Outdoor Group and Revelyst, as applicable, in accordance with Article VI of the Separation Agreement. Notwithstanding the foregoing, the Vista Outdoor Group shall retain reasonable access to those records necessary for the Vista Outdoor Group’s continued administration of any plans or programs on behalf of Revelyst Employees and Former Revelyst Employees after the Effective Time, and Revelyst shall retain reasonable access to those records necessary for the Revelyst Group’s administration of any equity award or other compensation or benefit payable or administered by the Revelyst Group after the Effective Time, provided that such access shall be limited to individuals who have a job-related need to access such records. The Vista Outdoor Group shall also retain copies of all confidentiality agreements with any Revelyst Employee or Former Revelyst Employee in which the Vista Outdoor Group has a valid business interest. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all such information, the Vista Outdoor Group and Revelyst shall each comply with all applicable Laws, regulations and internal policies, and each Party shall indemnify and hold harmless the other Party from and against any and all Liability that arises from a failure (by the indemnifying Party) to so comply with all applicable Laws, regulations and internal policies applicable to such information.
SECTION 8.10.    Tax Deductions.
(a)    Except as provided in this Section 8.10, any income Tax deduction arising before or after the Effective Time with respect to (i) the Vista Outdoor Pension Plan and the Vista Outdoor DB SERP shall be claimed solely by Vista Outdoor, (ii) Revelyst Shares received
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in exchange for Vista Outdoor Shares purchased via the Vista Outdoor ESPP shall be claimed solely by Revelyst, and (iii) Substitute Revelyst RSU Awards, Substitute Revelyst PSU Awards, Substitute Revelyst Option Awards and Substitute Revelyst DSU Awards shall be claimed solely by Revelyst.
(b)    The Parties shall reasonably cooperate with each other to provide the information (including information from third parties) necessary for the Party entitled pursuant to Section 8.10(a) to a Tax deduction to claim such Tax deduction.
(c)    If any taxing authority asserts that any of the foregoing income Tax deductions claimed by the Party entitled to such deduction pursuant to Section 8.10(a) (the “Claiming Party”) should have been claimed instead by the other Party (the “Other Party”), then the Claiming Party shall notify the Other Party of such assertion, and the Other Party shall take all actions reasonably necessary or appropriate to claim such deduction (including, if necessary, filing an amended Tax Return and otherwise preventing the applicable statute of limitations from expiring).  If the Other Party successfully claims the income Tax deduction, it shall promptly (but in no event later than 20 business days) pay to the Claiming Party an amount equal to the economic benefit of such deduction (calculated on a “with and without” basis).
ARTICLE IX
GENERAL PROVISIONS
SECTION 9.01.    Employment and Plan Rights. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that (a) this Agreement is not intended to create a service-related contract between any member of the Vista Outdoor Group or the Revelyst Group, on the one hand, and any employee or service provider, on the other, nor may any current or former employee or service provider of the Vista Outdoor Group or the Revelyst Group rely on this Agreement as the basis for any breach of any service-related contract claim against any member of the Vista Outdoor Group or the Revelyst Group, (b) nothing in this Agreement shall be deemed or construed to require any member of the Vista Outdoor Group or the Revelyst Group to continue to employ any particular employee or service provider for any period before or after the Effective Time, (c) nothing in this Agreement shall be deemed or construed to limit the right of any member of the Vista Outdoor Group or the Revelyst Group to terminate the employment or service of any employee or service provider at any time before or after the Effective Time and (d) nothing in this Agreement shall be construed as establishing or amending any Benefit Plan or any other plan, policy, agreement or arrangement for the benefit of any employee or any other person of the Vista Outdoor Group or the Revelyst Group.
SECTION 9.02.    Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith is confidential and is subject to the terms of the confidentiality provisions set forth in Section 6.09 of the Separation Agreement.
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SECTION 9.03.    Reimbursement and Indemnification. With respect to any reimbursements between the Parties that are required under this Agreement, the Parties agree to reimburse each other, within 30 days of receipt from the other Party of appropriate verification, for all costs and expenses which each may incur on behalf of the other as a result of any of the Benefit Plans. All Liabilities retained, assumed or indemnified against by the Revelyst Group pursuant to this Agreement shall be subject to indemnification under Section 5.02 of the Separation Agreement and all Liabilities retained, assumed or indemnified against by the Vista Outdoor Group pursuant to this Agreement shall be subject to indemnification under Section 5.03 of the Separation Agreement, and all such Liabilities shall be subject to the indemnification procedures set forth in Article V of the Separation Agreement.
SECTION 9.04.    Entire Agreement. This Agreement, including any schedules hereto and the sections of the Separation Agreement referenced herein, contains the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein.
SECTION 9.05.    Section 409A. The Parties shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by this Agreement shall not result in adverse tax consequences under Section 409A of the Code to any Revelyst Employee, Former Revelyst Employee, Vista Outdoor Employee, Former Vista Outdoor Employee or Former Shared Services Employee (or any of their respective beneficiaries), in respect of their respective benefits under any Benefit Plan.
SECTION 9.06.    Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.
SECTION 9.07.    Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
SECTION 9.08.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.  This Agreement may be executed by electronic or PDF
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signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.
SECTION 9.09.    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party and Parent. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No assignment permitted by this Section 9.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
SECTION 9.10.    No Third-Party Beneficiaries. No Revelyst Employee, Former Revelyst Employee, Vista Outdoor Employee, Former Vista Outdoor Employee, Former Shared Services Employee or other current or former employee of any member of the Vista Outdoor Group or any member of the Revelyst Group (or his/her spouse, dependent or beneficiary), or any other person not a Party to this Agreement, shall be entitled to assert any claim hereunder. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and there are no third-Party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
SECTION 9.11.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the terms of Section 11.05 of the Separation Agreement.
SECTION 9.12.    Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Party of the nature and extent of any such force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably feasible.
SECTION 9.13.    No Public Announcement. Neither Party hereto shall, without the prior written approval of the other Party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law or the rules of any regulatory body or stock exchange, in which case the other Party shall be advised and the Parties shall use their
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respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and U.S. Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.
SECTION 9.14.    Limited Liability. Notwithstanding any other provision of this Agreement, no Person who is a stockholder, director, employee, officer, agent or representative of Revelyst or Vista Outdoor, in such individual’s capacity as such, shall have any Liability in respect of or relating to the covenants or obligations of Revelyst or Vista Outdoor, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto, and, to the fullest extent legally permissible, each of Revelyst and Vista Outdoor, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable Law.
SECTION 9.15.    Conflicts. Notwithstanding anything in this Agreement to the contrary, in the event of a conflict between any of the provisions hereof with any of the provisions of the Merger Agreement or the Separation Agreement, the terms of this Agreement shall control.
SECTION 9.16.    Effect if Separation Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Closing, this Agreement shall be of no further force and effect.
SECTION 9.17.    Miscellaneous. Except as otherwise expressly set forth in this Agreement, the provisions of Article XI of the Separation Agreement shall apply mutatis mutandis to this Agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

VISTA OUTDOOR INC.

By:	/s/ Gary L. McArthur
	Name:	Gary L. McArthur
	Title:	Chief Executive Officer, Interim

REVELYST, INC.

By:	/s/ Eric Nyman
	Name:	Eric Nyman
	Title:	Chief Executive Officer
[Signature Page to Employee
Matters Agreement]

Schedule A
SPECIFIED COMPANY PSUS
[***]

Schedule B
SPECIFIED TO-REVELYST EMPLOYEES
[***]

Schedule C
SPECIFIED TO-VISTA OUTDOOR EMPLOYEES
[***]

Schedule D
EMPLOYEE DISCOUNT PROGRAM
[***]

Schedule E
COMPANY PSU AWARDS
[***]

ANNEX D

[FORM OF] TRANSITION SERVICES AGREEMENT
by and between
VISTA OUTDOOR INC.
and
REVELYST, INC.
Dated as of [●]
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant customarily and actually treats as private or confidential.

		Page

ARTICLE I

Definitions

SECTION 1.01.	Definitions	1

ARTICLE II

Services

SECTION 2.01.	Provision of Services	4
SECTION 2.02.	Service Managers; Contacts	4
SECTION 2.03.	Personnel; Sub-Contractors	5
SECTION 2.04.	Standard of Performance	5
SECTION 2.05.	DISCLAIMER OF WARRANTIES	6
SECTION 2.06.	Service Amendments and Additions	6
SECTION 2.07.	No Management Authority	7

ARTICLE III

Migration Services

SECTION 3.01.	Migration Services	7

ARTICLE IV

Access and Security

SECTION 4.01.	Access; Cooperation	7
SECTION 4.02.	Security	8

ARTICLE V

Limitations

SECTION 5.01.	Consents	9
SECTION 5.02.	Compliance with Laws	9
SECTION 5.03.	Force Majeure	9
SECTION 5.04.	Interim Basis Only	10
SECTION 5.05.	Third Parties	10

i

ARTICLE VI

Intellectual Property and Data

SECTION 6.01.	Use of Intellectual Property	10
SECTION 6.02.	Ownership of Intellectual Property	10
SECTION 6.03.	Title to Intellectual Property; Title to Data	11
SECTION 6.04.	Third-Party Software	11
SECTION 6.05.	Data Privacy	11

ARTICLE VII

Compensation

SECTION 7.01.	Compensation for Services	12
SECTION 7.02.	Payment Terms	12
SECTION 7.03.	Books and Records	12
SECTION 7.04.	Withholding	13
SECTION 7.05.	No Offset	13

ARTICLE VIII

Term

SECTION 8.01.	Commencement	13
SECTION 8.02.	Service Extension	13
SECTION 8.03.	Termination	14
SECTION 8.04.	Effect of Termination	15
SECTION 8.05.	Return of Books, Records and Files	15

ARTICLE IX

Indemnification; Limitation on Liability

SECTION 9.01.	Indemnification	15
SECTION 9.02.	Limitation on Liability	16

ARTICLE X

Other Covenants

SECTION 10.01.	Attorney-in-Fact	18

ii

Schedule A	-	Services to be Provided to Revelyst, Inc.

Schedule B	-	Services to be Provided to Vista Outdoor Inc.

Schedule C	-	Data Processing Addendum
iii

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], by and between VISTA OUTDOOR INC., a Delaware corporation (“Vista Outdoor”), and REVELYST, INC., a Delaware corporation (“Revelyst”).
RECITALS
WHEREAS, Vista Outdoor and Revelyst are parties to that certain Separation Agreement, dated October 15, 2023 (the “Separation Agreement”), pursuant to which, among other things, the Revelyst Business (as defined in the Separation Agreement) shall be transferred by Vista Outdoor to Revelyst on the terms and subject to the conditions set forth therein;
WHEREAS, Vista Outdoor, Revelyst, CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for the purposes of the Guarantor Provisions (as defined in the Merger Agreement), CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic (“Guarantor”), are parties to that certain Agreement and Plan of Merger, dated October 15, 2023 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Vista Outdoor, with Vista Outdoor surviving as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;
WHEREAS, in connection with the Separation (as defined in the Separation Agreement) and the Merger (as defined in the Merger Agreement), each of Vista Outdoor and Revelyst has agreed to provide to the other certain services, as more particularly described in this Agreement, for a limited period of time following the Closing Date (as defined in the Merger Agreement); and
WHEREAS, each of Vista Outdoor and Revelyst desires to reflect the terms of their agreement with respect to such services.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, Vista Outdoor and Revelyst, for themselves, their successors and assigns, agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Definitions. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Separation Agreement. In addition, the following terms have the following meanings:
“Additional Services” has the meaning ascribed thereto in Section 2.06(b).
“Agreement” has the meaning ascribed thereto in the preamble.
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“Applicable Termination Date” means, with respect to each Service, the date that is specified with respect to such Service in Schedule A or Schedule B, as applicable.
“Benchmark Rate” means (a) Term SOFR, determined on the first day following the due date of the applicable payment and thereafter on the first business day of each succeeding calendar month or (b) upon the occurrence of a Benchmark Replacement Date, such replacement benchmark rate as is mutually agreed by the Parties in accordance with market convention at such time.
“Benchmark Replacement Date” means the date on which the Term SOFR Administrator permanently or indefinitely ceases to publish the Term SOFR Reference Rate for a one month tenor.
“Contact” means either the Provider Contact or the Receiver Contact, as the context requires.
“Cost of Services” means, with respect to each Service, the amount specified with respect to such Service in Schedule A or Schedule B, as applicable.
“Dispute” has the meaning ascribed thereto in Section 11.01.
“Dispute Notice” has the meaning ascribed thereto in Section 11.01.
“Existing Contract” has the meaning ascribed thereto in Section 5.01(a).
“Force Majeure Event” has the meaning ascribed thereto in Section 5.03.
“Function” means a business function identified in Schedule A or Schedule B, as applicable.
“Group” means either the Vista Outdoor Group or the Revelyst Group, as the context requires.
“Indemnitee” means a Vista Outdoor Indemnitee or a Revelyst Indemnitee, as the context requires.
“Merger Agreement” has the meaning ascribed thereto in the recitals.
“Merger Sub” has the meaning ascribed thereto in the recitals.
“Migration Services” has the meaning ascribed thereto in Section 3.01.
“Parent” has the meaning ascribed thereto in the recitals.
“Party” means either party hereto, and “Parties” means both parties hereto.
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“Provider” means any member of the Vista Outdoor Group or the Revelyst Group, as applicable, in its capacity as the provider of any Services to any member of the Revelyst Group or the Vista Outdoor Group, respectively.
“Provider Contact” has the meaning ascribed thereto in Section 2.02(b).
“Receiver” means any member of the Revelyst Group or the Vista Outdoor Group, as applicable, in its capacity as the receiver of any Services from any member of the Vista Outdoor Group or the Revelyst Group, respectively.
“Receiver Contact” has the meaning ascribed thereto in Section 2.02(b).
“Revelyst” has the meaning ascribed thereto in the preamble.
“Sales Taxes” has the meaning ascribed thereto in Section 7.01(c).
“Separation Agreement” has the meaning ascribed thereto in the recitals.
“Service Extension” has the meaning ascribed thereto in Section 8.02.
“Service Manager” has the meaning ascribed thereto in Section 2.02(a).
“Services” means the individual services included within the various Functions identified in Schedule A or Schedule B, as applicable.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Sub-Contractor” has the meaning ascribed thereto in Section 2.03(b).
“Term SOFR” means, on any date of determination, the Term SOFR Reference Rate for a one month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such date of determination, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one month tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.
3

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Vista Outdoor” has the meaning ascribed thereto in the preamble.
ARTICLE II
Services
SECTION 2.01. Provision of Services.
(a) Commencing immediately after the Closing Date, Vista Outdoor shall, and shall cause the applicable members of the Vista Outdoor Group to, (i) provide to Revelyst and the applicable members of the Revelyst Group the Services set forth in Schedule A in accordance with the terms of this Agreement and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Receivers under this Agreement, in each case in accordance with the terms of this Agreement.
(b) Commencing immediately after the Closing Date, Revelyst shall, and shall cause the applicable members of the Revelyst Group to, (i) provide to Vista Outdoor and the applicable members of the Vista Outdoor Group the Services set forth in Schedule B in accordance with the terms of this Agreement and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Receivers under this Agreement, in each case in accordance with the terms of this Agreement.
SECTION 2.02. Service Managers; Contacts.
(a) Each Party agrees to appoint an employee representative (each, a “Service Manager”) who shall have overall responsibility for implementing, managing and coordinating the Services pursuant to this Agreement on behalf of such Party. The Service Managers will use commercially reasonable efforts to meet on a monthly basis, in person or virtually during normal business hours and with reasonable notice, at a time mutually acceptable to both Service Managers, to discuss performance of the Services, any issues relating thereto and plans to address any such issues, during the term of this Agreement.
(b) For each Service or Function set forth on Schedule A and Schedule B, as applicable, the Provider and Receiver shall each appoint an employee representative (each,
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a “Provider Contact” or “Receiver Contact”, respectively) who shall have responsibility for implementing, managing and coordinating such Service or Function pursuant to this Agreement on behalf of the Provider or Receiver, as applicable.
(c) Initially, the Service Managers and Contacts shall be the individuals set forth on Schedule A or Schedule B, as applicable. At any time upon notice given in accordance with Section 11.09, (i) either Party may change its designated Service Manager and (ii) any Provider or Receiver may change any of its designated Contacts.
SECTION 2.03. Personnel; Sub-Contractors.
(a) The Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services shall remain at all times, and be deemed to be, employees or representatives solely of the Provider responsible for providing such Services (or the applicable Affiliate or Sub-Contractor of such Provider) for all purposes, and not to be employees or representatives of the Receiver. Without limiting the Provider’s other obligations under this Agreement, the Provider will use commercially reasonable efforts to assign sufficient resources and qualified personnel as are reasonably required to perform the Services; provided that the Provider will not be required to replace employees or hire additional employees, provide incentives to employees or retain the employment of any particular employee or retain the services of any particular Sub-Contractor. The Provider (or the applicable Affiliate or Sub-Contractor of such Provider) shall be solely responsible for payment of (i) all compensation, (ii) all income, disability, withholding and other employment taxes and (iii) all medical benefit premiums, vacation pay, sick pay and other employee benefits payable to or with respect to personnel who perform Services on behalf of such Provider. All such personnel shall be under the sole direction, control and supervision of the Provider and the Provider has the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such personnel.
(b) The Provider may, at its option, from time to time, (i) delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or (ii) with the written consent of the Receiver (not to be unreasonably withheld, conditioned or delayed), engage the services of any one or more professionals, consultants or other third parties (each, a “Sub-Contractor”) in connection with the performance of the Services; provided, however, that (i) the Provider shall remain ultimately responsible for ensuring that its obligations with respect to the manner, scope, timeframe, nature, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Sub-Contractor and shall be liable for any failure of a Sub-Contractor to so satisfy such obligations (and any breaches of any provision hereof), and (ii) such Sub-Contractor shall agree in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Section 11.04 of this Agreement. Except as agreed by the Parties in Schedule A or Schedule B, as applicable, or otherwise in writing, any costs associated with engaging the services of an Affiliate of the Provider or a Sub-Contractor shall not affect the Cost of Services payable by the Receiver under this Agreement, and the Provider shall remain solely responsible with respect to payment for such Affiliate’s or Sub-Contractor’s costs, fees and expenses.
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SECTION 2.04. Standard of Performance.
(a) The Services shall be performed in a manner, scope, timeframe, nature and quality, with the level of care, and to the extent and service level that, in each case are substantially consistent in all material respects with the Services as provided to the Revelyst Business or the Vista Outdoor Business, as applicable, during the 12 month period immediately prior to the Closing Date, unless the Services are being provided by a Sub-Contractor (in accordance with Section 2.02(b)) who is also providing the same services to the Provider or any other member of the Provider’s Group, in which case the Services performed for the Receiver shall be substantially consistent in all material respects (including with respect to scope, timeframe, nature, quality, level of care, extent and service level) with such services as are being performed for the Provider or such other member of the Provider’s Group, as applicable. If the Provider has not provided such Services (or substantially similar services) during the 12 month period immediately prior to the Closing Date, then the Provider shall use commercially reasonable efforts to perform the Services in a competent and professional manner consistent with industry standards. In all cases, the Services shall be provided in accordance with applicable Law and performed by competent and appropriately qualified personnel.
(b) The Parties acknowledge that the Provider may make changes from time to time in the manner of performing Services if the Provider is making similar changes in performing the same or substantially similar Services for itself or other members of the Provider’s Group; provided, however, that, unless expressly contemplated in Schedule A or Schedule B, such changes shall not affect the Cost of Services for such Services payable by the Receiver under this Agreement or decrease the manner, scope, timeframe, nature, quality or level of the Services provided to the Receiver, except upon prior written approval of the Receiver.
SECTION 2.05. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.04, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.
SECTION 2.06. Service Amendments and Additions.
(a) Subject to this Section 2.06, the Parties agree that, as of the Closing Date, (i) the Services set forth in Schedule A constitute all of the Services to be provided by members of the Vista Outdoor Group to members of the Revelyst Group and (ii) the Services set forth in Schedule B constitute all of the Services to be provided by members of the Revelyst Group to members of the Vista Outdoor Group.
(b) Each Party may request the other Party to provide, or cause the applicable members of the other Party’s Group to provide, amended or additional services that are not the Services identified in Schedule A or Schedule B, as applicable, as of the Closing Date (“Additional Services”). If a Party requests any Additional Services, (i) with respect to any
6

Additional Services that (A) such Party requests within ninety (90) days of the date of this Agreement, (B) such Party reasonably believes is necessary for the continued operation of its business and (C) were provided by the other Party or the applicable members of the other Party’s Group prior to the Closing Date, the other Party shall cooperate in good faith to modify the Schedules or enter into additional Schedules and provide such Additional Services, and (ii) with respect to any Additional Services that do not satisfy the conditions set forth in the foregoing clause (i), the other Party may, in its sole discretion, agree to provide, or cause the applicable members of its Group to provide, such other Additional Services.
(c) If a Party agrees to provide, or cause the applicable members of its Group to provide, Additional Services pursuant to this Section 2.06, then the Parties shall in good faith negotiate an amendment to Schedule A or Schedule B, as applicable, which shall describe in detail the service or function, as applicable, project scope, term, price and payment terms for such Additional Services. Once agreed upon in writing, the amendment to Schedule A or Schedule B, as applicable, shall be deemed part of this Agreement as of the date of such amendment and the Additional Services shall be deemed “Services” or “Functions”, as applicable, provided hereunder, in each case subject to the terms and conditions of this Agreement.
SECTION 2.07. No Management Authority. Notwithstanding anything to the contrary contained in this Agreement (including Schedule A or Schedule B), no Provider (or any Affiliate or Sub-Contractor of such Provider) shall be authorized by, or shall have any responsibility under, this Agreement to make any management, business or regulatory decisions on behalf of any Receiver as part of providing the Services.
ARTICLE III
Migration Services
SECTION 3.01. Migration Services. The Provider shall, and shall use commercially reasonable efforts to cause its Affiliates and Sub-Contractors to, assist the Receiver in connection with the transition from the performance of Services by the Provider to the performance of such Services by the Receiver or third parties engaged by the Receiver, which efforts may include assistance with the transfer of records, segregation and migration of historical data, the transition to non-Provider systems and cooperation with and assistance to any third party consultants engaged by the Receiver in connection with the transition (“Migration Services”), taking into account (a) the need to minimize the cost of such transition and the disruption to the ongoing business activities of the Parties and their respective Affiliates and (b) the Parties’ rights and obligations with respect to protecting confidential Information, personal data and privilege in accordance with Sections 6.01(c), 6.01(d) and 6.09 of the Separation Agreement; provided, however, that (i) the Provider shall not have any obligation to provide any data in any format other than the format in which such data was originally generated and (ii) the Provider shall be reimbursed for its reasonable and documented out-of-pocket costs incurred in connection with providing such Migration Services. This Section 3.01 shall be in addition to, and shall not be deemed to limit, the provisions of Section 6.09(b) of the Separation Agreement and Section 8.05 hereof.
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ARTICLE IV
Access and Security
SECTION 4.01. Access; Cooperation. The Parties shall cooperate in good faith to the extent necessary or appropriate to facilitate the performance and receipt of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (a) each Party shall make available on a timely basis to the other Party all information and materials requested by the other Party to the extent reasonably necessary for the performance or receipt of the Services, provided that neither Party nor any member of its Group shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their respective commercially reasonable efforts to cause any such access to be provided or information to be disclosed in a manner that would not result in such jeopardy or contravention), (b) each Party shall, and shall cause the other members of its Group and their respective Sub-Contractors, if applicable, to, upon reasonable notice, give or cause to be given to the other Party, the other members of the other Party’s Group and their respective Sub-Contractors, if applicable, reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel of such Party to the extent reasonably necessary for the performance or receipt of the Services and (c) each Party shall, and shall cause the other members of its Group and their respective Sub-Contractors, if applicable, to, give the other Party, the other members of the other Party’s Group and their respective Sub-Contractors, if applicable, reasonable access to, and all necessary rights to utilize, the information, facilities, personnel, assets, systems and technologies of such Party and the other members of its Group, in each case to the extent reasonably necessary for the performance or receipt of the Services. Each Party shall, and shall cause the other members of its Group and their respective Sub-Contractors, if applicable, to, when on the property of the other Party, or when given access to any facilities of the other Party, to follow applicable Laws and all of the other Party’s policies and procedures concerning health, safety, conduct and security (which are made known to the Party receiving such access from time to time) in all material respects.
SECTION 4.02. Security.
(a) Each Party shall, and shall cause the other members of its Group, their respective Sub-Contractors, if applicable, and the personnel of the foregoing, to: (i) not attempt to obtain access to, use or interfere with any IT Systems of the other Party or any other member of the other Party’s Group, or any confidential or competitively sensitive information owned, used or processed by the other Party, except to the extent reasonably necessary to do so to provide or receive Services; (ii) maintain reasonable security measures to protect the IT Systems of the other Party and the other members of the other Party’s Group to which it has access pursuant to this Agreement from access by unauthorized third parties; and (iii) not disable, damage, erase, disrupt or impair the normal operation of the IT Systems of the other Party or any other member of the other Party’s Group.
(b) Each Party shall (i) immediately notify the other Party of any confirmed misuse, disclosure or loss of, or inability to account for, any confidential or competitively
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sensitive information of the other Party and any confirmed unauthorized access to such first Party’s facilities, systems or network that could impact the confidential or competitively sensitive information or facilities, systems or network of the other Party; and such first Party shall investigate such confirmed security incidents and reasonably cooperate with the other Party’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident; provided that such other Party agrees to reimburse the first Party for time spent and actual travel expenses incurred in connection with any such investigation relating to a security incident for which the first Party is not at fault; and (ii) subject to applicable Law, use commercially reasonable efforts to comply with any reasonable requests to assist the other Party with its electronic discovery obligations related to the Services; provided that such other Party agrees to reimburse the first Party for time spent and actual travel expenses incurred in connection with such response.
ARTICLE V
Limitations
SECTION 5.01. Consents.
(a) Nothing in this Agreement shall be deemed to require the provision of any Service by any Provider (or any Affiliate or Sub-Contractor of such Provider) to any Receiver if the provision of such Service requires the Consent of any Person (including any Governmental Authority), whether under applicable Law, by the terms of any contract in existence as of the date of this Agreement to which such Provider or any other member of the Provider’s Group is a party or otherwise (each, an “Existing Contract”), unless and until, subject to the last sentence of Section 5.01(c), such Consent has been obtained.
(b) The Provider shall use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person (including any Governmental Authority) or to amend any Existing Contract, as may be necessary for the performance of the Provider’s obligations pursuant to this Agreement; provided that the Provider will not be required to seek any other more favorable terms for the Receiver under any such Existing Contract. Any fees, expenses or costs incurred in connection with obtaining any such Consent or amending any such Existing Contract shall be paid by the Receiver, and the Receiver shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents or amendments.
(c) In the event that the Consent of any Person, if required in order for the Provider to provide Services, is not obtained reasonably promptly after the Closing Date, the Provider shall notify the Receiver and the Parties shall cooperate in devising an alternative manner for the provision of the Services affected by such failure to obtain such Consent and the Cost of Services associated therewith, such alternative manner and Cost of Services to be reasonably satisfactory to both Parties and agreed to in writing; provided that the Provider will not be required to undertake any activities that increase, in any material respect, the resources required of it to perform such affected Services. If the Parties elect such an alternative plan, the Provider shall provide the Services in such alternative manner and the Receiver shall pay for such Services based on the alternative Cost of Services. In the alternative, the Receiver (in its
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sole discretion) may terminate the affected Services without cost, penalty or liability to the Receiver.
SECTION 5.02. Compliance with Laws. The Services shall not include, and no Provider (and no Affiliate or Sub-Contractor of such Provider) shall be obligated to provide, any service the provision of which to the Receiver following the Closing Date would constitute a violation of any Law.
SECTION 5.03. Force Majeure. In the event the performance of any terms or provisions hereof is delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, public health event, strike, labor dispute, fire, explosion, storm, flood, act of God or act of terrorism that is not within the control of the Provider and which by the exercise of reasonable diligence the Provider is unable to prevent, or for any other reason that is not within the control of the Provider and which by the exercise of reasonable diligence the Provider is unable to prevent (each, a “Force Majeure Event”), then upon prompt written notice, stating the date and extent of such interference and the Force Majeure Event that is the cause thereof, by the Provider to the Receiver, the Provider shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against the Provider on account thereof; provided, however, that the Provider shall promptly resume the required performance upon the cessation of the Force Majeure Event or its effects. No Provider shall be excused pursuant to this Section 5.03 from performance of its obligations if such Provider fails to use commercially reasonable efforts to avoid the effects of the Force Majeure Event and remove the cause and effects of the Force Majeure Event. If the Provider’s performance under this Agreement is suspended or rendered impractical by reason of a Force Majeure Event for a period in excess of thirty (30) days during the term of this Agreement, the Receiver shall have the right (but not the obligation) to terminate this Agreement with respect to the disrupted Services immediately upon written notice to the Provider. A Force Majeure Event shall not operate to delay the Applicable Termination Date for the disrupted Services or to limit amounts payable for Services rendered on or prior to the actual date of the Force Majeure Event.
SECTION 5.04. Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is for such Party to receive, and the other Party to provide, the Services on an interim basis and that the Services provided hereunder are transitional in nature.
SECTION 5.05. Third Parties. Notwithstanding anything to the contrary herein, the Provider (and the Affiliates and Sub-Contractors of such Provider) shall not be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other Person other than the Receiver.
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ARTICLE VI
Intellectual Property and Data
SECTION 6.01. Use of Intellectual Property. Each Party, on behalf of itself and the other members of its Group, hereby grants to the members of the other Party’s Group and to their respective Affiliates and Sub-Contractors, if applicable, providing the Services under this Agreement a nonexclusive, nontransferable, world-wide, royalty-free, sublicensable license, for the term of this Agreement, to use the Intellectual Property owned by such Party and the other members of its Group solely to the extent necessary for the other Party, the other members of the other Party’s Group and their respective Affiliates and Sub-Contractors, if applicable, to perform their obligations hereunder.
SECTION 6.02. Ownership of Intellectual Property.
(a) Subject to the terms of the Separation Agreement, the Provider acknowledges and agrees that it shall acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Receiver’s exclusive use and such work product shall remain the exclusive property of the Receiver. To the extent title to any such work product vests in the Provider by operation of Law, the Provider hereby assigns (and shall use commercially reasonable efforts to cause any Affiliate or Sub-Contractor of such Provider to assign) to the Receiver all right, title and interest in and to such work product, including all rights in Intellectual Property therein, and the Provider shall (and shall use commercially reasonable efforts to cause any Affiliate or Sub-Contractor of such Provider to) provide such assistance and execute such documents as the Receiver may reasonably request to assign to such Receiver all right, title and interest in and to such work product.
(b) The Receiver acknowledges and agrees that it shall acquire no right, title or interest (other than a non-exclusive, perpetual, royalty-free worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Receiver’s exclusive use and such work product shall remain the exclusive property of the Provider.
SECTION 6.03. Title to Intellectual Property; Title to Data. The Receiver acknowledges that (a) except as otherwise expressly provided herein, all procedures, methods, systems, strategies and other Intellectual Property used by the Provider in connection with the provision of Services shall remain the property of the Provider and shall at all times be under the sole direction and control of the Provider and (b) it shall acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor that are owned by the Provider or its Affiliates, by reason of the provision of the Services hereunder, except as expressly provided in Section 6.01 and Section 8.05.
SECTION 6.04. Third-Party Software. Each Party acknowledges that it may be necessary to make proprietary and/or third-party software available to the other Party in the course of and for the purpose of performing and receiving the Services. Each Party (a) shall comply with the license restrictions applicable to any and all proprietary or third-party software made available to such Party by the other Party in the course of the provision and receipt of
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Services hereunder, (b) acknowledges receipt of the license terms of use applicable to all proprietary or third-party software in its possession as of the Closing Date and (c) agrees that it shall be responsible for providing to the other Party a copy of the applicable license terms (or, solely with respect to open source software or other software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all proprietary or third-party software first made available to such other Party after the Closing Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any third party.
SECTION 6.05. Data Privacy. Each Party shall, and shall cause the other members of its Group and their respective Sub-Contractors to, comply with all Privacy and Data Security Requirements that may apply in relation to the Processing of Personal Information in connection with the Services. The Data Processing Addendum set forth in Schedule C (the “Data Processing Addendum”) describes the Parties’ respective roles and responsibilities for the Processing and control of Personal Information in connection with the Services. In the event of a conflict between the terms and conditions of the Data Processing Addendum and any other terms and conditions of this Agreement, including any other Schedules, the Data Processing Addendum shall govern and control with respect to the Processing and control of Personal Information in connection with the Services.
ARTICLE VII
Compensation
SECTION 7.01. Compensation for Services.
(a) As compensation for each Service rendered pursuant to this Agreement, each Receiver shall be required to pay to the corresponding Provider the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable.
(b) During the term of this Agreement, the Cost of Service for a Service may increase to the extent of any increase in the applicable Cost of Services during a Service Extension, in accordance with Section 8.02.
(c) The amount of any actual and documented sales tax, value-added tax, goods and services tax or similar tax that is required to be assessed and remitted by a Provider in connection with the Services provided hereunder (“Sales Taxes”) shall be promptly paid to such Provider by the corresponding Receiver in accordance with Section 7.02. Such payment shall be in addition to the Cost of Services set forth in Schedule A or Schedule B, as applicable (unless such Sales Tax is expressly already accounted for in the applicable Cost of Services).
SECTION 7.02. Payment Terms.
(a) Except as otherwise set forth on Schedule A or Schedule B, each Provider shall bill the corresponding Receiver monthly, within 30 days following the end of each month, an amount equal to the aggregate Cost of Services due for all Services provided in such month,
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plus any Sales Taxes. Invoices shall be directed to the Receiver’s Service Manager, or to such other Person designated in writing from time to time by such Service Manager. The Receiver shall pay any undisputed amount in full within 30 days after receipt of each invoice by wire transfer of immediately available funds in U.S. Dollars to the account designated by the Provider for this purpose. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Sales Taxes, for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment of any undisputed amount, if any payment for any undisputed amount is not received by the Provider on or before the date such undisputed amount is due, then a late payment interest charge, calculated at a rate per annum equal to the Benchmark Rate plus two percent (2%), shall immediately begin to accrue and any such late payment interest charges shall become immediately due.
(b) The Parties shall work in good faith to promptly resolve any disputes arising with respect to any objection to the amount of any invoice; provided that any such dispute not resolved within 30 days shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Section 11.01.
SECTION 7.03. Books and Records. Each Party shall, and shall cause the other members of its Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for the Services rendered by it or the other members of its Group and shall make such books available to the other Party, upon reasonable notice, during normal business hours; provided, however, that to the extent that the books of Vista Outdoor or Revelyst, as applicable, or the books of the other members of such Party’s Group, contain Information relating to any other aspect of the Vista Outdoor Business or the Revelyst Business, as applicable, the Parties shall negotiate a procedure to provide the applicable Party with necessary access while preserving the confidentiality of such other records.
SECTION 7.04. Withholding. Any and all payments made under this Agreement by the Receiver shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, except as required by applicable Law. To the extent any taxes are so deducted or withheld and paid over to the appropriate Governmental Authority, such taxes shall be treated as having been paid to the Provider for purposes of this Agreement; provided, however, that the Receiver shall notify the Provider in writing of any anticipated withholding at least 15 business days prior to making any such deduction or withholding and shall use commercially reasonable efforts to cooperate with the Provider in obtaining any available exemption from or reduction of such deduction or withholding. If the Provider is exempt from any such taxes, the Provider shall furnish the Receiver with a valid and properly completed certificate or other documentation required under applicable Law to establish such exemption. The Receiver shall promptly provide to such Provider tax receipts or other documents evidencing the payment of any such deducted or withheld amount to the applicable Governmental Authority. The Parties shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to minimize Sales Taxes and taxes otherwise required to be deducted or withheld by each Receiver hereunder.
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SECTION 7.05. No Offset. No Receiver shall withhold any payments to the corresponding Provider under this Agreement in order to offset payments due to such Receiver pursuant to this Agreement, the Separation Agreement, any other Ancillary Agreement or otherwise, unless such withholding is mutually agreed by the Parties or is provided for in the final ruling of a court having jurisdiction pursuant to Section 11.06. Any required adjustment to payments due hereunder shall be made as a subsequent invoice.
ARTICLE VIII
Term
SECTION 8.01. Commencement. This Agreement is effective as of the date hereof and shall remain in effect with respect to a particular Service until the occurrence of the Applicable Termination Date applicable to such Service (or, subject to the terms of Section 8.02, the expiration of any Service Extension applicable to such Service), unless earlier terminated (a) in its entirety or with respect to a particular Service, in each case in accordance with Section 8.03, or (b) by mutual consent of the Parties. Notwithstanding anything to the contrary contained herein, if the Separation Agreement shall be terminated in accordance with its terms, this Agreement shall be automatically terminated and void ab initio with no further action by the Parties and shall be of no force and effect.
SECTION 8.02. Service Extension. If a Receiver reasonably determines that it will require a Service to continue beyond the Applicable Termination Date or the end of an extension period previously granted pursuant to this Section 8.02, such Receiver may request the corresponding Provider to extend the term of such Service for the desired renewal period(s) (each, a “Service Extension”) by written notice to such Provider no less than 45 days prior to the end of the then-current Service term; provided that no Service shall be extended beyond the date that is 24 months after the Closing Date. The Provider shall respond in its sole discretion to any such request for a Service Extension within 15 days of receipt of such request. The Parties shall amend the terms of Schedule A or Schedule B, as applicable, to reflect the new Service term and Cost of Service to the extent mutually agreed in writing, following such agreement relating to a Service Extension, subject to the conditions set forth in this Section 8.02; provided that the Cost of Service with respect to any new term for a Service shall remain the same as the Cost of Service of the prior term for such Service unless the Provider’s cost of providing such Service has materially changed, in which case the Parties shall work together in good faith to agree to a new Cost of Service which reflects the Provider’s increased cost of providing such Service. Each such amended Schedule A or Schedule B, as applicable, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.
SECTION 8.03. Termination.
(a) Except for any non-payment of Cost of Services which is based on a good faith objection by the Receiver, if a Party materially breaches any of its obligations under this Agreement (and the period for resolution of the Dispute relating to such breach set forth in Section 11.01 has expired), the non-breaching Party may terminate this Agreement with respect to the Service for which such obligations are owed, effective upon not less than 30 days’ written
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notice of termination to the breaching Party, if the breaching Party does not cure such default within 30 days after receiving written notice thereof from the non-breaching Party. The termination of this Agreement with respect to any Service pursuant to this Section 8.03 shall not affect the Parties’ rights or obligations under this Agreement with respect to any other Service.
(b) Except as otherwise provided by Law, either Party may terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party.
(c) Except as otherwise provided in this Agreement or Schedule A or Schedule B, a Receiver shall be entitled to terminate one or more Services being provided by any Provider for any reason or no reason at all, upon, as applicable (i) not less than 30 days’ prior written notice for Services with an Applicable Termination Date (as specified with respect to such Service in Schedule A or Schedule B, as applicable, as of the date hereof) that is less than or equal to 12 months after the Closing Date or (ii) not less than 90 days’ prior written notice for Services with an Applicable Termination Date (as specified with respect to such Service in Schedule A or Schedule B, as applicable, as of the date hereof) that is more than 12 months after the Closing Date; provided that, in the event that the Provider sends a written notice to the Receiver stating that the proposed termination will materially and adversely affect the Provider’s ability to provide any other Services provided by the Provider, the proposed termination shall not be effective unless the Receiver agrees to also terminate such other affected Services.
(d) This Agreement or any Service may be terminated at any time by the mutual written agreement of the Parties.
SECTION 8.04. Effect of Termination. In the event of any termination of this Agreement in its entirety or with respect to any Service, each Provider and Receiver shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Receiver to pay any amounts due to any Provider hereunder. In the event of any termination of this Agreement with respect to any Service by the Receiver prior to the expiration of the term for such Service as set forth on Schedule A or Schedule B, as applicable, as such term may have been extended pursuant to Section 8.02, the Receiver shall be liable for any third-party costs and expenses that the Provider is contractually obligated to pay in connection with such Service with respect to the remainder of the term of such Service; provided that the Provider shall use commercially reasonable efforts to mitigate any such costs and expenses.
SECTION 8.05. Return of Books, Records and Files. Upon the request of the Receiver after the termination of a Service with respect to which the Provider holds books, records or files, including current and archived copies of computer files, (a) owned solely by the Receiver or its Affiliates and used by the Provider in connection with the provision of a Service pursuant to this Agreement or (b) created by the Provider and in the Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Receiver or deleted or destroyed by the Provider, other than such books, records and files electronically preserved or recorded within any
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computerized data storage device or component (including any hard drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel, which such books, records and files shall not be used by the Provider for any other purpose. Upon the request of the Receiver, the Provider shall provide confirmation of such deletion or destruction, if any. The Receiver shall bear the Provider’s reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Provider may make one copy of such books, records or files for its legal files.
ARTICLE IX
Indemnification; Limitation on Liability
SECTION 9.01. Indemnification.
(a) Revelyst, on behalf of each member of the Revelyst Group in its capacity as a Receiver, shall indemnify, defend and hold harmless Vista Outdoor and the other Vista Outdoor Indemnitees from and against any and all Liabilities incurred by such Vista Outdoor Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the Vista Outdoor Group hereunder, except to the extent such Liabilities arise out of a Vista Outdoor Group member’s (i) breach of this Agreement, (ii) violation of any Laws in providing any Services or (iii) gross negligence or willful misconduct in providing any Services.
(b) Vista Outdoor, on behalf of each member of the Vista Outdoor Group in its capacity as a Receiver, shall indemnify, defend and hold harmless Revelyst and the other Revelyst Indemnitees from and against any and all Liabilities incurred by such Revelyst Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the Revelyst Group hereunder, except to the extent such Liabilities arise out of a Revelyst Group member’s (i) breach of this Agreement, (ii) violation of any Laws in providing any Services or (iii) gross negligence or willful misconduct in providing any Services.
SECTION 9.02. Limitation on Liability.
(a) Neither Vista Outdoor, in its capacity as a Provider, nor any other member of the Vista Outdoor Group acting in the capacity of a Provider, nor any Vista Outdoor Indemnitee, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to Revelyst or any other member of the Revelyst Group or any of the Revelyst Indemnitees for any Liabilities arising out of, related to or in connection with or by reason of this Agreement or any Services provided hereunder, except to the extent that such Liabilities arise out of Vista Outdoor’s (or a member of the Vista Outdoor Group’s) (i) breach of this Agreement, (ii) violation of any Laws in providing the Services or (iii) gross negligence or willful misconduct in providing any Services; provided that nothing in this Section 9.02(a) shall be deemed to limit the rights of Revelyst or any other member of the Revelyst Group under Section 9.02(h), in its capacity as a Receiver, regarding Insurance Proceeds in respect of Third-Party Claims.
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(b) Neither Revelyst, in its capacity as a Provider, nor any other member of the Revelyst Group acting in the capacity of a Provider, nor any Revelyst Indemnitee, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to Vista Outdoor or any other member of the Vista Outdoor Group or any of the Vista Outdoor Indemnitees for any Liabilities arising out of, related to or in connection with or by reason of this Agreement or any Services provided hereunder, except to the extent that such Liabilities arise out of Revelyst’s (or a member of the Revelyst Group’s) (i) breach of this Agreement, (ii) violation of any Laws in providing the Services or (iii) gross negligence or willful misconduct in providing any Services; provided that nothing in this Section 9.02(b) shall be deemed to limit the rights of Vista Outdoor or any other member of the Vista Outdoor Group under Section 9.02(i), in its capacity as a Receiver, regarding Insurance Proceeds in respect of Third-Party Claims.
(c) IN NO EVENT SHALL VISTA OUTDOOR, IN ITS CAPACITY AS A PROVIDER, NOR ANY OTHER MEMBER OF THE VISTA OUTDOOR GROUP ACTING IN THE CAPACITY OF A PROVIDER, NOR ANY VISTA OUTDOOR INDEMNITEE, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO REVELYST OR ANY OTHER MEMBER OF THE REVELYST GROUP OR ANY OF THE REVELYST INDEMNITEES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY VISTA OUTDOOR UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.
(d) IN NO EVENT SHALL REVELYST, IN ITS CAPACITY AS A PROVIDER, NOR ANY OTHER MEMBER OF THE REVELYST GROUP ACTING IN THE CAPACITY OF A PROVIDER, NOR ANY REVELYST INDEMNITEE, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO VISTA OUTDOOR OR ANY OTHER MEMBER OF THE VISTA OUTDOOR GROUP OR ANY OF THE VISTA OUTDOOR INDEMNITEES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY REVELYST UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.
(e) THE TOTAL LIABILITY OF THE MEMBERS OF THE VISTA OUTDOOR GROUP, IN THEIR CAPACITY AS PROVIDERS, TO THE REVELYST GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH OR BY REASON OF ANY SERVICES PROVIDED HEREUNDER FOR ANY CLAIM SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID OR PAYABLE TO VISTA OUTDOOR FOR SERVICES UNDER THIS AGREEMENT. THE TOTAL LIABILITY OF THE MEMBERS OF THE REVELYST GROUP, IN THEIR CAPACITY AS PROVIDERS, TO THE VISTA OUTDOOR GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH OR BY REASON OF ANY SERVICES PROVIDED HEREUNDER FOR ANY CLAIM SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL
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TO THE TOTAL AMOUNT PAID OR PAYABLE TO REVELYST FOR SERVICES UNDER THIS AGREEMENT.
(f) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING HEREIN IS INTENDED TO OR SHALL LIMIT IN ANY WAY EITHER PARTY’S LIABILITY FOR ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(g) Each Party understands and agrees that the Parties have allocated responsibilities and risks of loss and limited liabilities of the Parties as stated in this Agreement based on the recognition that neither Party is in the business of providing the Services to third parties. Such allocations and limitations are fundamental elements of the basis of the bargain between the Parties and neither Party would be able or willing to provide the Services without the protections provided by such allocations and limitations. Each Party acknowledges (on behalf of each member of its Group in its capacity as a Receiver, and any Indemnitee thereof) that (i) neither the other Party nor the other members of the other Party’s Group is a commercial provider of the Services provided herein, (ii) the other Party is providing, or causing the other members of its Group to provide, the Services in connection with the Separation and the Merger and (iii) this Agreement is not intended by the Parties to have (A) Vista Outdoor or any other member of the Vista Outdoor Group manage or operate the Revelyst Business, in lieu of Revelyst or any other member of the Revelyst Group or any other Revelyst Indemnitee or (B) Revelyst or any other member of the Revelyst Group manage or operate the Vista Outdoor Business, in lieu of Vista Outdoor or any other member of the Vista Outdoor Group or any other Vista Outdoor Indemnitee. The Parties agree that the foregoing shall be taken into consideration in any claim made under this Agreement.
(h) If Vista Outdoor, in its capacity as a Provider, or any other member of the Vista Outdoor Group acting in the capacity of a Provider, or any Vista Outdoor Indemnitee, shall be liable to any Revelyst Indemnitee for any Liability arising out of a Third-Party Claim arising out of, related to or in connection with or by reason of any Services provided hereunder, Vista Outdoor, at the request of such Revelyst Indemnitee, shall use commercially reasonable efforts to pursue and recover any available Insurance Proceeds under applicable insurance policies. Promptly upon the actual receipt of any such Insurance Proceeds, Vista Outdoor shall pay such Insurance Proceeds (net of any reasonable costs or expenses incurred in the collection of such Insurance Proceeds) to such Revelyst Indemnitee to the extent of the Liability arising out of such Third-Party Claim.
(i) If Revelyst, in its capacity as a Provider, or any other member of the Revelyst Group acting in the capacity of a Provider, or any Revelyst Indemnitee, shall be liable to a Vista Outdoor Indemnitee for any Liability arising out of a Third-Party Claim arising out of, related to or in connection with or by reason of any Services provided hereunder, Revelyst, at the request of such Vista Outdoor Indemnitee, shall use commercially reasonable efforts to pursue and recover any available Insurance Proceeds under applicable insurance policies. Promptly upon the actual receipt of any such Insurance Proceeds, Revelyst shall pay such Insurance Proceeds (net of any reasonable costs or expenses incurred in the collection of such Insurance Proceeds) to
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such Vista Outdoor Indemnitee to the extent of the Liability arising out of such Third-Party Claim.
ARTICLE X
Other Covenants
SECTION 10.01. Attorney-in-Fact. On a case-by-case basis, the Receiver shall execute documents necessary to appoint the Provider as its attorney-in-fact for the sole purpose of executing any and all documents and instruments reasonably required to be executed in connection with the performance by the Provider of any Service under this Agreement.
ARTICLE XI
Miscellaneous
SECTION 11.01. Disputes. Except as otherwise provided in this Agreement, the Parties shall resolve all disputes arising under or in connection with this Agreement (each, a “Dispute”) in accordance with the following procedures (including, for the avoidance of doubt, any Dispute relating to payments with respect to the Services). All Disputes shall be first considered in person, by teleconference or by video conference within five business days after receipt of notice from either Party specifying the nature of the Dispute (a “Dispute Notice”) by the Service Managers and, if such Dispute concerns a particular Service or Function, the Contacts whose names are set forth on Schedule A or Schedule B, as applicable, with respect to such Service or Function. If any Dispute is not resolved by the Service Managers, and such Contacts, if any, within 10 business days after receipt of a Dispute Notice, then, upon the written request of either Party, each Party shall designate a representative who does not spend a substantial portion of his or her time on activities relating to this Agreement to meet in person, by teleconference or by video conference with the other Party’s designated representative for the purpose of resolving the Dispute. The designated representatives shall negotiate in good faith to resolve the Dispute. If they do not resolve the Dispute within 10 business days after the date the Dispute was referred to them, the Parties may pursue any other rights, remedies or actions that may be available to them under this Agreement or at Law.
SECTION 11.02. Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement, on the one hand, and the Separation Agreement or the Merger Agreement, on the other hand, with respect to the subject matter hereof, the terms of this Agreement shall govern.
SECTION 11.03. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between Providers and Receivers or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party and each Provider shall act under this Agreement solely
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as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.
SECTION 11.04. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation (and the obligation of members of its Group) to use and keep confidential such Information of the other Party or its Group shall be governed by Sections 6.01(c) and 6.09 of the Separation Agreement.
SECTION 11.05. Counterparts; Entire Agreement.
(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.
(b) This Agreement, the other Transaction Documents (as defined in the Merger Agreement) and any Annexes, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.
SECTION 11.06. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any Action resolved in accordance with this Section 11.06 be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY SERVICES PROVIDED HEREUNDER.
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SECTION 11.07. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment permitted by this Section 11.07 shall release the assigning party from liability for the full performance of its obligations under this Agreement. Nothing in this Section 11.07 shall affect or impair a Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.03(b).
SECTION 11.08. Third-Party Beneficiaries. The Vista Outdoor Indemnitees and the Revelyst Indemnitees, in their capacities as such, shall be third-party beneficiaries of the indemnification rights provided under this Agreement. Other than as set forth in the immediately preceding sentence, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third-party Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
SECTION 11.09. Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.
SECTION 11.10. Survival. Notwithstanding anything to the contrary contained herein, Section 2.05, Article VII, Article VIII, Article IX and Article XI of this Agreement shall survive the termination of this Agreement.
SECTION 11.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
SECTION 11.12. Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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SECTION 11.13. Waivers of Default. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
SECTION 11.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.
SECTION 11.15. Interpretation. The rules of interpretation set forth in Section 11.14 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

VISTA OUTDOOR INC.

by

Name:
Title:

REVELYST, INC.

by

Name:
Title:
[Signature Page to Transition Services Agreement]

Schedule A
Services to be Provided to Revelyst, Inc.
[***]

Schedule B
Services to be Provided to Vista Outdoor Inc.
[***]

Schedule C
Data Processing Addendum
[***]

ANNEX E
[FORM]
THIS SUBSCRIPTION AGREEMENT, dated as of [●] (this “Agreement”), is between VISTA OUTDOOR INC., a Delaware corporation (“Company”), and CSG ELEVATE II INC., a Delaware corporation (“Parent”).
WHEREAS, Company, Revelyst, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Company, Parent, CSG Elevate III Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent, and, solely for the purposes of the Guarantor Provisions (as defined therein), CZECHOSLOVAK GROUP a.s., a joint stock company incorporated under the laws of the Czech Republic, are parties to that certain Agreement and Plan of Merger dated as of October 15, 2023 (the “Merger Agreement”).
WHEREAS, in connection with the Merger, Parent has agreed to subscribe for and purchase from Company, and Company desires to sell to Parent, 1,000 shares of Company Common Stock (the “Subscription Shares”) for the Subscription Amount, on the terms and subject to the conditions contained herein (collectively, the “Subscription”).
NOW, THEREFORE, in connection therewith, Parent and Company agree as follows:
1.    Definitions. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement, unless otherwise indicated.
2.    Subscription. Parent hereby irrevocably subscribes for and agrees to purchase from Company, and Company hereby agrees to sell to Parent, the Subscription Shares for the Subscription Amount, on the terms and subject to the conditions provided for herein.
3.    Subscription Closing. The closing of the sale of Subscription Shares contemplated hereby (the “Subscription Closing”) is contingent upon the satisfaction or waiver of the conditions to the Closing set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) and shall take place on the Closing Date immediately following the completion of the Internal Transactions, but prior to the Effective Time (the “Subscription Closing Date”). On the Subscription Closing Date, immediately following the satisfaction or waiver of the conditions to the Closing set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), (i) Parent shall deliver to Company the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified on Annex A to this Agreement, (ii) simultaneously with the payment of the Subscription Amount, the Subscription Shares will be issued to Parent, free and clear of any Liens or other restrictions whatsoever (except transfer restrictions (i) of general applicability as may be provided under the Securities Act or other applicable securities Law or (ii) under the certificate of incorporation or bylaws of Company) and (iii) Company shall deliver to Parent a copy of the records of Company’s transfer agent showing Parent as the owner of the Subscription Shares on and as of the Subscription Closing.
4.    Further Assurances. At the Subscription Closing the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably
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may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Agreement.
5.    Company Representations and Warranties. Company represents and warrants to Parent that as of the date hereof:
(a)    Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Subscription. The execution and delivery of this Agreement by Company and the consummation of the Subscription by Company has been duly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the consummation of the Subscription by Company. Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)    The execution and delivery by Company of this Agreement does not, and the consummation by Company of the Subscription and compliance with the terms hereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any Company Assets under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any Company Subsidiary, (ii) any Contract to which Company or any Company Subsidiary is a party, or by which any of their respective properties or assets or the Company Business is bound, relating to the Company Business or (iii) subject to the filings, Consents and other matters referred to in Section 4.05(b) of the Merger Agreement, any Judgment or Law applicable to Company or any Company Subsidiary or their respective properties or assets or the Company Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Company to perform in any material respect its obligations under this Agreement.
(c)    The Subscription Shares have been duly authorized and, when issued and delivered to Parent against full payment therefor in accordance with the terms of this Agreement, the Subscription Shares will be validly issued, fully paid and non-assessable, and will not be subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction in which Company is organized, the certificate of incorporation or bylaws of Company or any Company Material Contract and will be free and clear of all Liens except transfer restrictions (i) of general applicability as may be provided under the Securities Act or
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other applicable securities Law or (ii) under the certificate of incorporation or bylaws of Company.
(d)    The Company Common Stock is currently listed on the NYSE under the trading symbol “VSTO”.
(e)    Assuming the accuracy of Parent’s representations and warranties set forth in Section 6, in connection with the offer, sale and delivery of the Subscription Shares in the manner contemplated by this Agreement, it is not necessary to register the Subscription Shares under the Securities Act.
(f)    Company has not engaged in any form of general solicitation or general advertising (with the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Subscription Shares.
(g)    Company has not, directly or indirectly, made any offers or sales of any Company Securities, or solicited any offers to buy any Company Securities, under circumstances that would require registration of the Subscription Shares under the Securities Act.
6.    Parent Representations and Warranties. Parent represents and warrants to Company that as of the date hereof:
(a)    Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Subscription. The execution and delivery of this Agreement by Parent and the consummation of the Subscription by Parent has been duly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the Subscription by Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)    The execution and delivery by Parent of this Agreement does not, and the consummation by Parent of the Subscription and compliance with the terms hereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Parent, (ii) any Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings, Consents and other matters referred to in Section 3.04(b) of the Merger Agreement, any Judgment or Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that,
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individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent to perform in any material respect its obligations under this Agreement.
(c)    Parent is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).
(d)    Parent understands that the Subscription Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscription Shares have not been registered under the Securities Act. Parent understands that the Subscription Shares may not be resold, transferred, pledged or otherwise disposed of by Parent absent an effective registration statement under the Securities Act except pursuant to an exemption from the registration requirements of the Securities Act and in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and that any certificates representing the Subscription Shares shall contain a legend to such effect. Parent acknowledges that the Subscription Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Parent understands and agrees that the Subscription Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Parent may not be able to readily resell the Subscription Shares and may be required to bear the financial risk of an investment in the Subscription Shares for an indefinite period of time. Parent understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscription Shares.
(e)    Parent will be acquiring the Subscription Shares for its own account, the account of its Affiliates or for accounts over which it has investment authority and for investment purposes only, and will not be purchasing the Subscription Shares for subdivision, fractionalization or distribution; Parent has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or any other Person the Subscription Shares (or any portion thereof) in violation of the Securities Act; and Parent has no present plans or intentions to enter into any such contract, undertaking or arrangement.
(f)    Parent understands and agrees that Parent is purchasing the Subscription Shares directly from Company. Parent further acknowledges that there have been no representations, warranties, covenants or agreements made to Parent by Company, or its officers or directors, expressly or by implication, in relation to the Subscription Shares, other than those representations, warranties, covenants and agreements included in this Agreement and the Merger Agreement.
(g)    Parent became aware of this offering of the Subscription Shares solely by means of direct contact between Parent and Company or a representative of Company, and the Subscription Shares were offered to Parent solely by direct contact between Parent and Company or a representative of Company. Parent did not become aware of this offering of the Subscription Shares, nor were the Subscription Shares offered to Parent, by any other means. Parent acknowledges that Company represents and warrants that the Subscription Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in
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a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities Laws.
7.    Withholding. No withholding will be required with respect to the payment of the Subscription Amount and the delivery of the Subscription Shares.
8.    Legend; Stop Transfer Orders or Notations. The Company may place the following legend on any certificates representing any Subscription Shares, and appropriate stop transfer orders or notations on any Subscription Shares registered in book-entry form, which shall be removed once no longer applicable:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.”
9.    Miscellaneous. Except as otherwise expressly set forth in this Agreement, the provisions of Sections 9.01, 9.02, 9.04, 9.05, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12 and 9.13 of the Merger Agreement shall apply mutatis mutandis to this Agreement.
[Signature Pages Follow]
5

IN WITNESS WHEREOF, each of Parent and Company has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below:

CSG ELEVATE II INC.

by

Name:
Title:
[Signature Pages to Subscription Agreement]

VISTA OUTDOOR INC.

by

Name:
Title:
[Signature Pages to Subscription Agreement]

Annex A
[Bank account details to be inserted]
[Annex A to Subscription Agreement]

ANNEX F

AGREEMENT AND PLAN OF MERGER
Dated October 4, 2024
Among
VISTA OUTDOOR INC.
REVELYST, INC.
CABIN RIDGE INC.
And
OLIBRE LLC

i

ii

iii

Annex I    Glossary of Defined Terms
Exhibit A    Certificate of Incorporation of the Surviving Corporation
Exhibit B    Bylaws of the Surviving Corporation
iv

THIS AGREEMENT AND PLAN OF MERGER, dated October 4, 2024 (this “Agreement”), is among VISTA OUTDOOR INC., a Delaware corporation (“Vista Outdoor”), REVELYST, INC. (the “Company”), OLIBRE LLC, a Delaware limited liability company (“Parent”), and CABIN RIDGE INC., a Delaware corporation and a wholly owned direct Subsidiary of Parent (“Merger Sub”).
WHEREAS, Vista Outdoor is currently engaged in the Company Business and the Vista Outdoor Business;
WHEREAS, upon the terms and subject to the conditions of that certain Amended & Restated Separation Agreement by and between Vista Outdoor and Company, dated as of the date hereof (the “Separation Agreement”), Vista Outdoor shall effect the Separation pursuant to which, among other things, the assets and liabilities of the Company Business will be transferred to Company and thereby separated from Vista Outdoor Business;
WHEREAS, upon the terms and subject to the conditions of that certain Agreement and Plan of Merger, among Vista Outdoor, Company, CSG Elevate II Inc., a Delaware corporation (“CSG Purchaser”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned Subsidiary of CSG Purchaser (“CSG Merger Sub”), and, solely for the purposes of certain provisions set forth therein, CZECHOSLOVAK GROUP a.s. (“CSG”), a joint stock company incorporated under the laws of the Czech Republic, dated October 15, 2023, as amended by those certain amendments dated May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024 and September 12, 2024 (such agreement, as amended, the “CSG-Vista Outdoor Merger Agreement”), (i) CSG Merger Sub shall be merged with and into Vista Outdoor (the “CSG-Vista Outdoor Merger”), with Vista Outdoor surviving the CSG-Vista Outdoor Merger and becoming a wholly owned subsidiary of CSG Purchaser and (ii) except as otherwise set forth therein, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the CSG-Vista Outdoor Merger shall be converted into the right to receive the CSG-Vista Outdoor Merger Consideration;
WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Company’s willingness to enter into this Agreement, the parties listed on Section 3.09 of the Parent Disclosure Letter (each, a “Guarantor” and, together, the “Guarantors”) have duly executed and delivered to Company a limited guarantee, dated as of the date of this Agreement, in favor of Company (the “Limited Guarantee”), guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement as more fully set forth in the Limited Guarantee; and
WHEREAS, concurrently with the execution of this Agreement, as an inducement to and condition of Company’s willingness to enter into this Agreement, Parent has obtained the Equity Financing Commitment;
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER
Section 1.01    [Reserved].
Section 1.02    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company (the “Merger”). As a result of the Merger, at the Effective Time, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation in the Merger. Company, as the surviving corporation following the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”.
Section 1.03    Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing). Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 1.04    Effective Time. On the Closing Date, Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Company and Parent shall agree and specify in the Certificate of Merger in accordance with the DGCL. The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
Section 1.05    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
Section 1.06    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Subject to Section 6.05, at the Effective Time, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety, in the form set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(a).
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(b)    Subject to Section 6.05, at the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety, in the form set forth in Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. Each of Company, Merger Sub and Parent shall take all action necessary to carry out the actions contemplated by this Section 1.06(b).
Section 1.07    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Each of Company, Merger Sub and Parent shall take all action necessary to implement the provisions of this Section 1.07.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Merger Sub or the holder of any shares or securities of Company, Parent or Merger Sub:
(a)    each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;
(b)    each share of common stock, par value $0.01 per share, of Company (“Company Common Stock”) that is owned by Company, any of its Subsidiaries or Parent (in each case, if any) immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(c)    subject to Section 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive the Merger Consideration in cash. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form that, in each case, immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such Certificate (or evidence of shares of Company Common Stock held in book-entry form) in accordance with Section 2.03, without interest. The
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right of such holders of shares of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding pursuant to Section 2.06.
Section 2.02    Agent. Parent shall appoint (i) Computershare Trust Company, N.A. (or one of its Affiliates) or (ii) another bank or trust company reasonably approved by Company, to act as agent for the distribution of the Merger Consideration as contemplated by this Article II (the “Agent”) pursuant to the terms of a paying agent agreement (or similar agreement) among Agent and Parent, which agreement shall be on terms reasonably acceptable to Company and Parent.
Section 2.03    Distribution of Merger Consideration.
(a)    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited (and, if directed by Parent, Company shall deposit an amount equal to the Cash Adjustment Amount (provided that the Cash Adjustment Amount is a positive number)), with the Agent for the benefit of the holders of the shares of Company Common Stock, for exchange in accordance with this Article II through the Agent, cash sufficient to pay the aggregate Merger Consideration. All such cash deposited with the Agent for purposes of paying the Merger Consideration pursuant to this Article II is hereinafter referred to as the “Merger Exchange Fund”. For the avoidance of doubt, (i) in no event shall Parent be required to deposit more than the Base Purchase Price with the Agent and (ii) in the event that Company fails to deposit the entire Cash Adjustment Amount with the Agent (if so directed by Parent), then the Revelyst Purchase Price shall be reduced by the amount of such deficit.
(b)    Letter of Transmittal. As promptly as practicable after the Effective Time, Parent shall cause the Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or shares of Company Common Stock held in book-entry form) shall pass, only upon delivery of the Certificates (or shares of Company Common Stock held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify), together with instructions thereto. Prior to causing the Agent to mail the Letter of Transmittal, Parent shall give Company and its counsel a reasonable opportunity to review the form of Letter of Transmittal and the form of Letter of Transmittal shall be reasonably acceptable to Company and Parent.
(c)    Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancelation to the Agent or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent, the holder of such shares of Company Common Stock shall be entitled to receive in exchange
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therefor the Merger Consideration which the holder of such shares of Company Common Stock has the right to receive pursuant to Section 2.01. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the proper Merger Consideration pursuant to Section 2.01 may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.03(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).
(d)    [Reserved].
(e)    No Further Ownership Rights in Company Common Stock. The cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been distributed and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to the Surviving Corporation or the Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(f)    [Reserved].
(g)    Termination of Merger Exchange Fund. Any portion of the Merger Exchange Fund (including any interest or other income received with respect thereto) that remains undistributed to holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
(h)    No Liability. None of Company, the Surviving Corporation, Parent, Merger Sub or the Agent shall be liable to any Person in respect of any portion of the Merger Exchange Fund or the Merger Consideration delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Exchange Fund which remains undistributed to the holders of Certificates (or shares of Company Common Stock held in book-entry form) for two years after the Effective Time (or immediately prior to
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such earlier date on which the Merger Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    Investment of Merger Exchange Fund. The Agent shall invest any cash in the Merger Exchange Fund as directed by Parent.
(j)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.
Section 2.04    Treatment of Company Equity Awards; Treatment of Company Employee Stock Purchase Plan. Prior to the Effective Time (but following the consummation of the CSG-Vista Outdoor Merger), the Board of Directors of Company (or if appropriate, any committee administering the Company Stock Plan or Company ESPP) shall adopt resolutions and take such other actions as may be required to provide for the following:
(a)    Each Company RSU that is outstanding immediately prior to the Effective Time, and which is a Company Cash-out RSU, shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration. Each Company RSU that is a Company Rollover RSU shall, as of the Effective Time, be canceled and converted into a time-based restricted cash award (each, a “Converted Cash Award”) representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Company RSU as of immediately prior to the Effective Time and (ii) the Merger Consideration, with the same terms and conditions, including with respect to vesting (including any accelerated vesting provisions, including under any Company Benefit Plan applicable to such Company RSU), as were applicable to the corresponding Company RSU immediately prior to the Effective Time. As of the Effective Time, all Company RSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(a) in respect thereof.
(b)    Except as provided in Section 2.04(b) of the Company Disclosure Letter, each Company PSU that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without
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interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Company PSU immediately prior to the Effective Time (assuming achievement of the applicable performance goals at the level set forth in Section 2.04(b) of the Company Disclosure Letter) and (ii) the Merger Consideration. As of the Effective Time, all Company PSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein, and each holder of a Company PSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(b) in respect thereof.
(c)    At the Effective Time, each Company Option, whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, rounding down to the nearest cent and without interest, equal to the product of (i) the number of shares of Company Common Stock for which such Company Option has not been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that, for the avoidance of doubt, any Company Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment. As of the Effective Time, all Company Options shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(c) in respect thereof.
(d)    At the Effective Time, each Company DSU, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be canceled in exchange for the right to receive a cash payment from Parent or the Surviving Corporation equal to the sum of (i) the number of shares of Company Common Stock underlying such Company DSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. As of the Effective Time, all Company DSUs shall cease to be outstanding and shall automatically terminate, and each holder of a Company DSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(d) in respect thereof.
(e)    [Reserved].
(f)    No Offering Period (as defined in the Company ESPP) under the Company ESPP shall be commenced after the date of this Agreement and the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.
Section 2.05    Payments With Respect to Company Equity Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time, other than with respect to the Converted Cash Awards), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as
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Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i) each Company DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment, (ii) each Converted Cash Award shall be paid by the Surviving Corporation or its applicable Affiliate through its payroll systems in accordance with the vesting and settlement terms of such Converted Cash Award (but in any event, no later than the first payroll date that occurs more than five Business Days after the applicable vesting date(s)) and (iii) any such payments will be less applicable Tax withholdings.
Section 2.06    Withholding Rights. Each of the parties to this Agreement and the Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payments under applicable Law. Amounts deducted and withheld pursuant to this Section 2.06 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to Company and Vista Outdoor that, except as disclosed in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Parent to Company (the “Parent Disclosure Letter”):
Section 3.01    Organization, Standing and Power.
(a)    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Parent has made available to Company true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of Parent and Merger Sub, as amended through, and in full force and effect as of, the date of this Agreement, and neither Parent nor Merger Sub are in violation of any provision of its certificate or articles of incorporation or bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    Each of Parent and Merger Sub is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
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Section 3.02    Ownership and Operations of Parent and Merger Sub.
(a)    All the issued and outstanding equity interests in Merger Sub are owned beneficially and of record by Parent, free and clear of all Liens, except for (i) Liens created by this Agreement, (ii) Liens arising in connection with the Financing or (iii) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law.
(b)    Each of Parent and Merger Sub was organized solely for the purpose of entering into this Agreement, the other Transaction Documents to which it is or will be a party and consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities, in each case, other than those incident or relating to the Financing or otherwise in connection with its formation, organization and the negotiation, evaluation, preparation or execution of this Agreement, the other Transaction Documents to which it is or will be a party, the performance of its obligations, covenants and agreements hereunder and thereunder and the consummation of the Transactions.
Section 3.03    Authority; Execution and Delivery; Enforceability.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by each of Parent and Merger Sub of each other Transaction Document to which it is or is contemplated to be a party and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
(b)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Parent has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to and in the best interests of Parent and its equityholders and
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(ii) approved and declared advisable this Agreement, each other Transaction Document to which Parent is or is contemplated to be a party and the Transactions.
(c)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement, each other Transaction Document to which it is or is contemplated to be a party and the Transactions and (ii) resolved to recommend adoption of this Agreement to Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(d)    The only vote or consent of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and the Merger is the affirmative vote of Parent in its capacity as the sole stockholder of Merger Sub, which adoption shall be provided by the written consent of Parent immediately following the execution of this Agreement.
(e)    No vote or Consent of the holders of any equity interests of Parent is necessary to approve this Agreement or the Merger.
Section 3.04    No Conflicts; Governmental Approvals.
(a)    The execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is a party does not, the execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Parent and Merger Sub of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings, Consents and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    No Governmental Approval is required to be obtained or made by or with respect to Parent, Merger Sub or any Equity Financing Source in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth in Section 3.04(b) of the Parent Disclosure Letter, (ii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL in connection with the Merger with the Secretary of State of the State
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of Delaware and (iii) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 3.05    Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub, the Guarantors or the Equity Financing Sources for inclusion or incorporation by reference in the Vista Outdoor Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01 of the CSG-Vista Outdoor Merger Agreement will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or at the date of mailing and at the date of the Vista Outdoor Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Vista Outdoor Proxy Statement based on information supplied by or on behalf of Vista Outdoor or its Subsidiaries (including Company and its Subsidiaries) for inclusion or incorporation by reference therein.
Section 3.06    No Ownership of Company Capital Stock. Neither Parent, Merger Sub, any Guarantor, any Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) is or has been during the past three years an “interested stockholder” of Company or Vista Outdoor as defined in Section 203 of the DGCL. Neither Parent, Merger Sub, any Guarantor, any Equity Financing Source nor any “affiliate” or “associate” thereof (as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement and the other Transaction Documents), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or Vista Outdoor Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock or Vista Outdoor Common Stock.
Section 3.07    Certain Arrangements. Other than this Agreement and the Confidentiality Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between (a) Parent, Merger Sub, any Guarantor, any Equity Financing Source or any of their Affiliates, on the one hand, and any member of management or the Board of Directors of Company or Vista Outdoor or any beneficial owner of shares of Company Common Stock or Vista Outdoor Common Stock, on the other hand, that relate in any way to Company, Vista Outdoor or any of their respective businesses or Subsidiaries, the Transactions or the CSG-Vista Outdoor Transactions or (b) Parent, Merger Sub, any Guarantor, any Equity Financing Source or any of their Affiliates, on the one hand, and any stockholder of Company or Vista Outdoor, on the other hand, pursuant to which such stockholder would be entitled to receive value or
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consideration of a different amount or nature than the Merger Consideration or the CSG-Vista Outdoor Merger Consideration or pursuant to which such stockholder agrees to vote to approve the Merger or the CSG-Vista Outdoor Merger or agrees to vote against or otherwise oppose any Company Superior Proposal (as defined in the CSG-Vista Outdoor Merger Agreement).
Section 3.08    Financing. Parent has delivered to Company a true and complete copy of the fully executed equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment”), from the Persons identified therein (together with any Persons that become a party thereto after the date of this Agreement in accordance with the terms and conditions thereof, each, an “Equity Financing Source”), reflecting such Person’s commitment to provide to Parent at the Closing the cash amount set forth therein, subject to the terms and conditions thereof (the “Equity Financing”). As of the date hereof, the Equity Financing Commitment, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against each such party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). As of the date hereof, the Equity Financing Commitment has not been amended, supplemented or otherwise modified in any respect, and, to the Knowledge of Parent, no amendment or modification to, or withdrawal, termination or rescission of, the Equity Financing Commitment is currently contemplated (except to the extent amended, supplemented, modified or replaced in a manner not prohibited by the terms of this Agreement), and the commitments contained in the Equity Financing Commitment have not, to the Knowledge of Parent, been withdrawn, reduced or rescinded in any respect. Assuming the satisfaction of the closing conditions set forth in Article VII of this Agreement, no event has occurred that, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a material default or breach on the part of Parent or any of its Affiliates or, to the Knowledge of Parent, any other parties thereto, under any term or condition of the Equity Financing Commitment, and, to the Knowledge of Parent, no reasonable basis exists to believe that any term or condition precedent to the funding of any of the Equity Financing set forth in the Equity Financing Commitment will not be satisfied on a timely basis, or that any portion of the Equity Financing to be made thereunder will otherwise not be available to Parent on a timely basis to consummate the Merger at the time required pursuant to this Agreement. Parent or its applicable Affiliate has fully paid or caused to be paid any and all commitment fees or other fees required by the Equity Financing Commitment to be paid thereunder on or prior to the date of this Agreement. Assuming the satisfaction of the conditions set forth in the Equity Financing Commitment and the satisfaction of the closing conditions set forth in Article VIII of this Agreement, the aggregate proceeds contemplated by the Equity Financing Commitment, when funded in accordance with the Equity Financing Commitment, together with all Other Sources, will provide Parent with funds sufficient to pay the amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions. The obligations to make the Equity Financing available to Parent or its applicable Affiliate pursuant to the terms of the Equity Financing Commitment are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth
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in the Equity Financing Commitment. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) to which Parent, Merger Sub, the Guarantors, any Equity Financing Source or any of their respective Affiliates is a party related to the Equity Financing, other than as expressly contained in the Equity Financing Commitments and delivered to Company on or prior to the date of this Agreement.
Section 3.09    Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to Company a true and complete copy of the executed Limited Guarantee, pursuant to which each Guarantor has, severally (and not jointly or jointly and severally), guaranteed its respective portion of the full amount of the Parent Termination Fee, all the fees and expenses payable by Parent or Merger Sub pursuant to this Agreement and all liabilities and damages payable by Parent or Merger Sub pursuant to Section 8.03(a) or Section 8.03(c). The Limited Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of each Guarantor party thereto in favor of Company, enforceable by Company in accordance with its terms. None of the Guarantors are in default or breach under the terms and conditions of the Limited Guarantee, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guarantee. Each Guarantor has access to sufficient capital to satisfy the amount of its guaranteed obligations under the Limited Guarantee in full.
Section 3.10    Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 3.11    Solvency. Neither Parent nor Merger Sub is entering into this Agreement (and the Guarantors are not entering into the Limited Guarantee) with the actual intent to hinder, delay or defraud either present or future creditors of Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to consummate the Merger, the accuracy of the representations and warranties of Company set forth in Article IV hereof and the accuracy of the representations and warranties of Vista Outdoor set forth in Article X hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Equity Awards under this Agreement), and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the applicable Transactions. For the purposes of this Agreement, the term “Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of
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the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 3.12    Foreign Persons. Neither Parent nor Merger Sub is, or is acting on behalf of, a “foreign person”, as such term is defined in Section 721 of the Defense Production Act of 1950 (the “DPA”). Neither Parent nor Merger Sub is an entity over which “control” is exercised or exercisable by a “foreign person”, as such terms are defined in the DPA. Neither Parent nor Merger Sub is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Parent or Merger Sub to obtain through either of them any of the following with respect to the Company or any of its Subsidiaries: (a) access to any “material nonpublic technical information” (as such term is defined in the DPA) in the possession of the Company or any of its Subsidiaries; (b) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors or equivalent governing body of the Company or any of its Subsidiaries; (c) any involvement, other than through voting of shares, in substantive decision-making of the Company or any of its Subsidiaries regarding (i) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by the Company or any of its Subsidiaries, (ii) the use, development, acquisition or release of any “critical technology” (as such term is defined in the DPA) or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA); or (d) “control” (as such term is defined in the DPA) of the Company or any of its Subsidiaries.
Section 3.13    Interest in Competitors. To the Knowledge of Parent, neither Parent nor any of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that directly competes to a material extent with the Company Business to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under the HSR Act or any other Review Law or the receipt of Governmental Approval under any Review Law in connection with the Transactions.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company represents and warrants to Parent and Merger Sub that, except as disclosed (i) in the manner contemplated in Section 9.06, in the letter, dated as of the date of this Agreement, from Company to Parent (the “Company Disclosure Letter”) or (ii) in Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, Vista Outdoor’s Annual Report on Form 10-K for the fiscal year ended April 1, 2021, or in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Company or Vista Outdoor and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) filed subsequent to such Form 10-K but prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Statement Regarding Forward-Looking Information” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact; provided that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 4.01, Section 4.02 or Section 4.03:
Section 4.01    Organization, Standing and Power.
(a)    Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Company has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of Company as amended through, and in full force and effect as of, the date of this Agreement, and Company is not in violation of any provision of its certificate of incorporation or bylaws, other than such violations that, individually or in the aggregate, (i) have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, or (ii) would not prevent or materially impair or delay Company’s ability to consummate the Transactions, including the Merger.
(b)    Each Company Subsidiary is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Company has made available to Parent true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each Company Subsidiary, in each case, as amended through, and in full force and effect as of, the date of this Agreement, and no Company Subsidiary is in violation
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of any provision of its certificate or articles of incorporation, bylaws or comparable organizational documents, other than such violations that, individually or in the aggregate, (A) have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, or (B) would not prevent or materially impair or delay Company’s ability to consummate the transactions contemplated hereby, including the Merger.
(c)    Each of Company and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.02    Company Subsidiaries; Equity Interests.
(a)    Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary and its jurisdiction of organization and each other jurisdiction where such Company Subsidiary is qualified to conduct business (or the equivalent thereof), and the record owners of capital stock (or other equity) of each such Company Subsidiary. All of the outstanding shares of capital stock of, or other equity or equity based or voting rights or interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, non-assessable, and not subject to or issued in violation of any purchase option, put option, call option, right of first refusal, preemptive right, subscription right, warrant or any similar right under any provision of the Laws of the jurisdiction in which it is organized, its certificate of incorporation or bylaws or comparable organizational documents or any Company Material Contract, and are owned by Vista Outdoor or one of its Subsidiaries and, after giving effect to the Reorganization, will be owned by the Company or one of its Subsidiaries, free and clear of all Liens.
(b)    Except for its interests in the other members of the Company Group set forth on Section 4.02(b) of the Company Disclosure Letter, as of the date of this Agreement, Company does not own, directly or indirectly, any capital stock of, or other equity based or voting rights or interest in, any Person.
Section 4.03    Capital Structure of Company.
(a)    As of the date hereof, the authorized capital stock or other equity interests and the number of issued and outstanding shares or other equity interests of the Company are set forth in Section 4.03(a) of the Company Disclosure Letter. All of the outstanding shares or other equity interests of each member of the Company Group (the “Company Equity Interests”) have been duly authorized and validly issued, are fully paid and non-assessable (if applicable) and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal or subscription rights. The Company Equity Interests represent all of the issued and outstanding equity interests of the Company Group. Vista Outdoor is, as of the date of this
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Agreement, and will be, immediately prior to the consummation of the CSG-Vista Outdoor Merger, the sole beneficial owner of record of all of the equity interests of Company, and the equity interests of each other member of the Company Group are solely and beneficially owned (as record owner), as of the date of this Agreement, by the Person identified on Section 4.03(a) of the Company Disclosure Letter.
(b)    There are no options, warrants or rights of conversion or exchange or other similar rights, agreements, arrangements or commitments obligating any member of the Company Group to issue or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement, Article VI of the Employee Matters Agreement, the CSG-Vista Outdoor Merger Agreement and the Separation Agreement. There are no repurchase rights or other similar rights, agreements, arrangements or commitments obligating any member of the Company Group to purchase any shares of its capital stock or other equity interests or securities convertible into or exchangeable for its shares or other equity interests. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Equity Interests, other than as provided for in this Agreement, the CSG-Vista Outdoor Merger Agreement and the Separation Agreement and other than as provided in the certificate or articles of incorporation, bylaws or comparable organizational documents of each member of the Company Group. The Company Group does not have any declared and unpaid dividends or other distributions.
Section 4.04    Authority; Execution and Delivery; Enforceability.
(a)    Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Company of each Transaction Document to which it is or is contemplated to be a party and the consummation by Company of the Transactions has been duly authorized by the Board of Directors of Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of Company are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions. Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by Company of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).
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(b)    In resolutions adopted on or prior to the date of this Agreement, the Board of Directors of Company has (i) determined that this Agreement is advisable, fair to and in the best interests of Company and the sole stockholder of Company, and declared it advisable that Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement, each other Transaction Document to which Company is or is contemplated to be a party, and the consummation of Transactions to which it is a party, (iii) adopted resolutions recommending that the sole stockholder of Company give the Company Stockholder Approval and (iv) directed that this Agreement be submitted to the sole stockholder of Company for adoption, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c)    The only vote or Consent of holders of any class or series of capital stock of Company necessary to approve the Transactions is the Company Stockholder Approval.
Section 4.05    No Conflicts; Governmental Approvals.
(a)    The execution and delivery by Company of each Transaction Document to which it is a party does not, the execution and delivery by Company of each Transaction Document to which it is contemplated to be a party will not, and the consummation by Company of the Transactions and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Company under, any provision of (i) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any Company Subsidiary, (ii) any Contract to which Company or any Company Subsidiary is a party, or by which any of their respective properties or assets is bound, relating to the Company Business (including with respect to any Shared Contract (as defined in the Separation Agreement)) or (iii) subject to the filings, Consents and other matters referred to in Section 4.05(b), and assuming the accuracy of the representations and warranties set forth in Section 3.12, any Judgment or Law applicable to Company, any Company Subsidiary or any of their respective properties or assets or the Company Business, other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, (1) has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole or (2) would not prevent or materially impair or delay Company’s ability to consummate the Transactions, including the Merger.
(b)    No Governmental Approval is required to be obtained or made by or with respect to Company in connection with the execution, delivery and performance by Company of any Transaction Document to which it is a party or the consummation by Company of the Transactions, other than (i) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth on Section 4.05(b) of the Company Disclosure Letter, (ii) the filing of the Certificate of Merger and any other filings or recordings required under the DGCL
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in connection with the Merger with the Secretary of State of the State of Delaware, (iii) compliance by Company with the rules and regulations of NYSE, (iv) compliance with and filings and approvals under any applicable international, federal or state securities or “blue sky” Laws, (v) a notice to be delivered pursuant to Section 122.4(a) of the ITAR and (vi) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, (1) has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, or (2) would not prevent or materially impair or delay Company’s ability to consummate the Transactions, including the Merger.
Section 4.06    Financial Statements; Undisclosed Liabilities.
(a)    The audited condensed combined financial statements and unaudited condensed combined interim financial statements of Company included or incorporated by reference in the Filed SEC Documents filed by Company (the “Company Business Financial Information”) (i) were derived from the books of account and other financial records of Vista Outdoor and its Subsidiaries, (ii) present fairly in all material respects the financial position of the Company Business and the results of operations and changes in cash flows of the Company Business as of the dates thereof and for the periods covered thereby (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material), and (iii) were prepared in accordance with GAAP, applied in all material respects on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which are expected to be material).
(b)    Except as reflected or reserved against in the Company Business Financial Information, neither Company nor any of its consolidated Subsidiaries has any Liabilities of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise), except for Liabilities (i) incurred after the Company Business Balance Sheet Date in the ordinary course of business (none of which are a Liability resulting from a breach of contract, infringement, misappropriation, tort, violation of Law or any Environmental Liability), (ii) as contemplated by this Agreement or the CSG-Vista Outdoor Merger Agreement or otherwise incurred in connection with the Transactions or the CSG-Vista Outdoor Transactions, or (iii) that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(c)    Neither Company nor any Company Subsidiary has applied for or obtained a loan or second draw pursuant to the PPP.
Section 4.07    Information Supplied. None of the information supplied or to be supplied by Vista Outdoor, Company or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Form S-4 or any other filing contemplated by Section 6.01 of the CSG-Vista Outdoor Merger Agreement will, at the time each such document is filed with the SEC or any other Governmental Authority, at any time it is amended or supplemented or, in the case of the Form S-4, at the time it becomes effective under the Securities Act, or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company
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Stockholders’ Meeting (as defined in the CSG-Vista Outdoor Merger Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act except that no representation or warranty is made by Company with respect to statements included or incorporated by reference therein based on information supplied in writing by or on behalf of Parent, Merger Sub, any Guarantor, any Equity Financing Source or any of their respective Affiliates specifically for inclusion or incorporation by reference therein.
Section 4.08    Absence of Certain Changes or Events. Since the Company Business Balance Sheet Date through the date of this Agreement, (a) there has not been a Company Material Adverse Effect or any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (b) except in connection with execution and performance of this Agreement, the other Transaction Documents or the Transactions or the CSG-Vista Outdoor Merger Agreement, the other CSG-Vista Outdoor Transaction Documents or the CSG-Vista Outdoor Transactions, and the discussions and negotiations related thereto, the Company Business has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, (c) other than pursuant to this Agreement, none of Vista Outdoor, the Company nor any of their respective Subsidiaries have authorized, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective equity interests or securities or otherwise made any payments to equityholders in their capacity as such, and (d) none of Vista Outdoor, the Company nor any of their respective Subsidiaries have taken any action that, if such sections had been in effect from and after the Company Business Balance Sheet Date, would have constituted a breach of, or otherwise required the consent of Parent under, any of the covenants set forth in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (x), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii) of Section 5.01(b) (or Section 5.01(b)(xxvi) with respect to any of the foregoing).
Section 4.09    Taxes.
(a)    All material Tax Returns of or relating to Company or any Company Subsidiary required to be filed have been timely filed and all such Tax Returns are true, correct and complete in all material respects.
(b)    Company and each Company Subsidiary have timely paid in full all material Taxes required to be paid by any of them (whether or not shown as due on any Tax Return).
(c)    No Liens for Taxes (other than Company Permitted Liens) exist with respect to Company or any Company Subsidiary or any of their respective assets, and no outstanding claims for material Taxes have been asserted in writing to Company with respect to Company or any Company Subsidiary.
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(d)    The Company Business Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by Company and each Company Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items).
(e)    No audit or other Action with respect to material Taxes or Tax Returns of Company or any Company Subsidiary is currently in progress or has been threatened in writing. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Company or any Company Subsidiary that has not been settled, paid or withdrawn.
(f)    None of Company or any Company Subsidiary (A) in a period for which the statute of limitations for assessment of Tax (taking into account any waivers or extensions) has not expired, has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (or similar state, local or foreign Tax Return) other than such a group the common parent of which was Company or one of the Company Subsidiaries or Vista Outdoor or one of its Subsidiaries, or (B) has any material Liability for the Taxes of any Person other than Company or any of the Company Subsidiaries or Vista Outdoor or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by assumption, by operation of Law or otherwise.
(g)    None of Company or any Company Subsidiary is a party to or bound by any agreement or arrangement the primary purpose of which relates to Taxes (other than such an agreement or arrangement exclusively between or among Company and the Company Subsidiaries or Vista Outdoor and its Subsidiaries).
(h)    Within the past two (2) years, none of Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part for tax-free treatment under Code Section 355 or so much of Code Section 356 as relates to Code Section 355 (or any similar provisions of state, local or foreign Law).
(i)    None of Company or any Company Subsidiary has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(j)    None of Company or any Company Subsidiary has waived or extended any statute of limitations relating to any material Tax or material Tax Return, which waiver or extension is currently in effect, and no extension of time within which to file any material Tax Return of Company or any Company Subsidiary is currently in effect (other than any extension of the time to file a Tax Return obtained in the ordinary course).
(k)    None of Company or any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the applicable Transactions from qualifying for the Intended Tax Treatment.
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(l)    No claim has been made in writing to Company by a Governmental Authority in a jurisdiction where Company or any Company Subsidiary does not file Tax Returns that Company or such Company Subsidiary is or may be subject to taxation by or required to file a Tax Return in that jurisdiction.
(m)    None of Company or any Company Subsidiary is subject to taxation in any country, other than the country in which it was organized, by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) or other fixed place of business in such other country.
(n)    Company and each Company Subsidiary have withheld and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, client, creditor, customer or other Person, and have complied in all material respects with all related reporting requirements in respect of the matters described in the foregoing clause.
(o)    None of Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting, or use of an improper method of accounting, with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) executed prior to the Closing, (C) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar transaction or account under state, local or foreign Law) entered into or created prior to the Closing or recapture under Treasury Regulations Section 1.1503(d)-6 of dual consolidated losses that arose in a Tax period (or portion thereof) ending on or prior to the Closing Date, (D) installment sale or open transaction disposition made prior to the Closing, (E) prepaid amount received or deferred revenue accrued prior to the Closing, (F) election under Section 965(h) of the Code, (G) “global intangible low-taxed income” within the meaning of Section 951A of the Code attributable to a Tax period (or portion thereof) ending on or prior to the Closing Date, or (H) “subpart F income” within the meaning of Section 952 of the Code accruing on or prior to the Closing Date.
(p)    A “domestic use election” has been made by Vista Outdoor (pursuant to Treasury Regulations Section 1.1503(d)-6) with respect to any dual consolidated loss of Company or any Company Subsidiary in any Tax period (or portion thereof) ending on or before the date on which the closing of the CSG-Vista Outdoor Merger occurs.
(q)    No private letter rulings, technical advice memoranda or similar rulings by, or agreements with, a Governmental Authority have been requested, entered into or issued with respect to Company or any Company Subsidiary.
(r)    Company (assuming for this purpose that the Separation has been completed as of the date hereof in accordance with the Separation Agreement) is not and will not
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have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.
(s)    Each of Company and the Company Subsidiaries has complied in all material respects with all escheat and unclaimed property Laws.
Section 4.10    Employee Benefit Matters.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) such Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Company Benefit Plan (and all schedules and attachments thereto, if any such report was required), (iii) the most recent summary plan description for each such Company Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report, if any, for each such Company Benefit Plan, (v) the most recent determination or advisory or opinion letter received from the IRS for each such Company Benefit Plan (if applicable), and (vi) all material correspondence with a Governmental Authority relating to such Company Benefit Plan since April 1, 2019.
(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company Benefit Plans are and have been established, maintained, funded, operated and administered in all respects in compliance with their terms and applicable Law, (ii) all contributions, reimbursements, distributions and premium payments with respect to each Company Benefit Plan that are required to be made have been timely made or paid in accordance with the Company Benefit Plan’s terms and in compliance with applicable Laws, or have been properly accrued on Company’s audited financial statements, and (iii) there are no pending or, to the Knowledge of Company, threatened Actions or claims on behalf of or relating to a Company Benefit Plan (other than routine claims for benefits thereunder).
(c)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) no Company Benefit Plan that is an “employee welfare benefit plan”, as described in Section 3(1) of ERISA (each, a “Company Welfare Benefit Plan”), is funded or insured through a “welfare benefits fund”, as such term is defined in Code Section 419(e), (ii) each Company Welfare Benefit Plan that is a “group health plan”, as such term is defined in Code Section 5000(b)(1), complies with the applicable requirements of Code Section 4980B(f), (iii) each Company Welfare Benefit Plan (in each case, including any such plan covering retirees or other former employees) may be amended or terminated without Liability to any member of the Company Group, other than for claims incurred prior to the date of such termination, on or at any time after the Effective Time, and (iv) no Company Benefit Plan provides health or life insurance benefits after termination of employment, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I
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of ERISA and where the premium cost of coverage thereof is borne entirely by the former employee (or his or her eligible dependents).
(d)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, no Controlled Group Liability has been incurred by Company or any Company Subsidiary nor do any circumstances exist that would reasonably be expected to result in Controlled Group Liability for any of Company or any Company Subsidiary following the Closing.
(e)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) neither Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA, and (ii) no Company Benefit Plan is, and no member of the Company Group has any Liability with respect to, a (1) Multiemployer Plan, or (2) plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(f)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (each, a “Company Pension Benefit Plan”), and that is intended to be tax qualified has been the subject of favorable determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS has provided a current favorable determination letter to the effect that such Company Pension Benefit Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and no such determination letter has been revoked nor, to the Knowledge of Company, has revocation been threatened, and no condition exists that would adversely affect or result in the revocation of any such determination or cause the imposition of any Liability, penalty or Tax under ERISA or the Code with respect to such determination.
(g)    No Company Pension Benefit Plan had, as of the respective last annual valuation date for such Company Pension Benefit Plan, an “unfunded benefit liability”, as such term is defined in Section 4001(a)(18) of ERISA, based on actuarial assumptions that have been made available to Parent, and, to the Knowledge of Company, there has been no material adverse change in the financial condition of any Company Pension Benefit Plan since its last such annual valuation date. No Company Pension Benefit Plan or any trust established thereunder has failed to satisfy the “minimum funding standards” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year of such Company Pension Benefit Plan, except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(h)    None of Company or any Company Subsidiary or, to the Knowledge of Company, any Company Employee or any trustee, fiduciary or administrator of any Company Benefit Plan, or any related trust, has engaged in a “prohibited transaction”, as such term is defined in Section 406 of ERISA or Code Section 4975, or any other breach of fiduciary responsibility that would reasonably be expected to subject Company, any Company Subsidiary
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or any Company Employee to the Tax or penalty on prohibited transactions imposed by such Code Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event”, as such term is defined in Section 4043 of ERISA, with respect to any Company Benefit Plan during the last six (6) years.
(i)    The execution and delivery of each Transaction Document to which Company or any of its Subsidiaries is a party do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, either alone or in connection with any other event, directly or indirectly (A) entitle any current or former Company Employee to any bonus, equity or equity-based, non-qualified compensation, severance, termination, retention, transaction, change in control or similar pay or benefits, (B) accelerate the time of payment, funding or vesting or trigger any payment (whether in cash, property or the vesting of property) or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan, or (D) result in any payment that could be considered an “excess parachute payment” within the meaning of Section 280G of the Code. None of Company or any Company Subsidiary is a party to or has any obligation under any Company Benefit Plan to gross up or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.
(j)    Each Company Benefit Plan that is subject to Section 409A or Section 457A of the Code has been administered in compliance with its terms and Section 409A or Section 457A of the Code, as applicable (including the operational and documentary requirements thereof), and all applicable regulatory guidance thereunder (including, notices, rulings and proposed and final regulations). No payment to be made under any Company Benefit Plan is, or, to the Knowledge of Company, will be, subject to additional Taxes under Section 409A(a)(1) or Section 457A(c) of the Code.
(k)    Section 4.10(k) of the Company Disclosure Letter sets forth, as of the date set forth therein, a complete and accurate list of each outstanding Vista Outdoor Equity Award specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares of Vista Outdoor Common Stock subject thereto (assuming achievement of any applicable performance criteria at the maximum level), (C) the grant date thereof, (D) the exercise price thereof, and (E) the expiration or vesting date thereof, in each case, to the extent applicable.
(l)    Neither Vista Outdoor nor Company has issued any stock option to a Company Employee that has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. Each Vista Outdoor Equity Award is evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except that such outstanding award agreements may differ from such provided forms with respect to certain provisions thereof, but no such different provisions shall impose on Parent any continuing obligations after the Closing. Each Vista Outdoor Equity Award may, by its terms, be treated in
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accordance with the terms of Article VI of the Employee Matters Agreement, and each Company Equity Award may be treated in accordance with the terms of Section 2.04.
Section 4.11    Labor Matters.
(a)    Neither Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or any other Contract with any labor union or other labor organization or employee representative body, in each case, with respect to any Company Employee (each, a “Labor Agreement”), and no Company Employees are represented by any labor union or other labor organization or employee representative body with respect to their employment with Company or any Company Subsidiary.
(b)    (A) Since April 1, 2020 through the date of this Agreement, (1) there have been no labor unions or works councils purporting to represent any Company Employees, nor, to the Knowledge of Company, is there any pending or threatened application for certification of a collective bargaining agent seeking to represent any employees of Company or any Company Subsidiary or any pending union or works council representation election, and (2) there has not been nor is there threatened in writing or, to the Knowledge of Company, orally threatened, any labor strike, work stoppage, organized slowdown, picketing or concerted refusal to work overtime by, or lockout of, any employees of Company or any Company Subsidiaries, or, with respect to the Company Business, and (B) since April 1, 2021, (1) Company has not received written notice or threat (or, to the Knowledge of Company, oral notice or threat) of, and there has not been any pending unfair labor practice charges against Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Authority, and (2) Company has not received written notice or threat (or, to the Knowledge of Company, oral notice or threat) of, and there has not been any pending Actions against Company or any Company Subsidiary or otherwise in connection with the Company Business alleging, violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices, or any Action alleging violation of applicable federal, state or local labor or employment Laws (including human rights Laws), except, in the case of each of clauses (A)(1), (A)(2), (B)(1) and (B)(2), for any such matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole.
(c)    (A) Except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to labor, employment and employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, applicant and employee background checking, health and welfare, retirement or other savings or insurance contributions, plant closings and mass layoffs (including the WARN Act), worker classification (including the classification of exempt and non-exempt employees and of
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independent contractors), affirmative action, equal pay, worker safety, wages and hours, civil rights, equal employment opportunities, leaves of absence, disability rights or benefits, notice of termination, discrimination, retaliation, immigration (including Form I-9 requirements and any applicable mandatory E-Verify obligations), restrictive covenants, pay transparency, withholding of Taxes, collective bargaining and any other statutory or other obligations owed to employees under applicable Law, and (B) neither Company nor any of the Company Subsidiaries has any Liability, including under or on account of a Company Benefit Plan, arising out of the hiring of Persons to provide services to Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of Company or any Company Subsidiary.
(d)    Since April 1, 2019, neither Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act, and no such action with respect to any Company Employees has been planned or announced. Neither Company nor any Company Subsidiary has incurred any Liability under the WARN Act that remains unsatisfied.
(e)    To the Knowledge of Company, Company and the Company Subsidiaries have reasonably investigated all sexual harassment, discrimination and retaliation claims or other similar material allegations since April 1, 2019 against any current or former Company Employee within the management level of “Executive” (consistent with the titles of employees set forth on the employee census referenced in Section 4.11(e) of the Company Disclosure Letter (each, a “Key Employee”)), which investigations have all been closed without material Liability. Neither Company nor any Company Subsidiary has, since April 1, 2019, entered into any settlement agreement with any current or former Key Employee related to allegations of sexual harassment, sexual misconduct or employment discrimination. Neither Company nor any Company Subsidiary has any Liability (accrued, contingent or otherwise) with respect to any current or former Key Employee relating to acts of sexual harassment, sexual misconduct or employment discrimination.
(f)    Section 4.11(f) of the Company Disclosure Letter sets forth, as of the date specified therein, each Company Employee. To the Knowledge of Company, no Key Employee has any plans to terminate his or her employment or relationship with Vista Outdoor, Company or any of their respective Subsidiaries. To the Knowledge of Company, there are no agreements between any Company Employee at the level of vice president and above and any other Person which would restrict, in any manner, such Company Employee’s ability to perform services for the Company Group following the Closing.
Section 4.12    Litigation.
(a)    There is no Action pending or, to the Knowledge of Company, threatened, in each case, by or against (i) Vista Outdoor or any of its Subsidiaries relating to the Company Business or (ii) Company or any Company Subsidiary that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole. There is no Judgment outstanding against (x) Vista Outdoor or any of its Subsidiaries
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relating to the Company Business or (y) Company or any Company Subsidiary or to which any of their respective properties or assets is subject that, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company Business, taken as a whole.
(b)    As of the date of this Agreement (i) there is no material Action pending or, to the Knowledge of Company, threatened against Vista Outdoor, Company or any of their Subsidiaries and (ii) neither Vista Outdoor, Company nor any of their Subsidiaries is subject to any outstanding Judgment relating to the Company Business, except, in the case of each of clauses (i) and (ii), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay Vista Outdoor’s or Company’s ability to consummate the Transactions, including the Merger.
Section 4.13    Compliance with Applicable Laws; Permits.
(a)    With respect to the Company Business and all Company Owned Real Property, Company and the Company Subsidiaries are, and since April 1, 2021 have at all times been, in compliance with all applicable Laws, except for instances of non-compliance that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. With respect to the Company Business and all Company Owned Real Property, neither Company nor any Company Subsidiary has received any written communication since April 1, 2021 from a Governmental Authority that alleges that Company or any Company Subsidiaries is not in compliance with any applicable Law, other than any alleged non-compliance that, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole. With respect to the Company Business and all Company Owned Real Property, Company and the Company Subsidiaries possess all Governmental Approvals necessary for their lawful conduct and use as currently conducted and used, except for any failure to have such Governmental Approvals that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company Business, taken as a whole.
(b)    Company and each Company Subsidiary has, or after giving effect to the Separation will have, all Permits required to own, lease or operate their respective properties and assets and to conduct the Company Business as currently conducted and currently contemplated to be conducted, other than any Permits the absence of which, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company Business, taken as a whole (collectively, “Company Group Permits”), which Company Group Permits are set forth on Section 4.13(b) of the Company Disclosure Letter. Except as is not and would not reasonably be expected to be material to the Company Business, (i) each Company Group Permit is in full force and effect in accordance with its terms, and (ii) no written notice of revocation, cancellation or termination of any Company Group Permit has been received by Company or a Company Subsidiary. Company and each Company Subsidiary is, and since April 1, 2021, has been, in compliance in all material respects with the terms of each Company Group Permit. To the Knowledge of Company, no event or circumstance has occurred which would reasonably be expected to result in (x) the failure of Company or any Company Subsidiary to be in compliance
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with the terms of any Company Group Permit, or (y) the revocation, suspension or non-renewal of any Company Group Permit.
(c)    (i) Company and its principals, as defined by FAR 52.209-5 or other applicable agency regulations, have not been debarred or suspended or, to the Knowledge of Company, proposed for debarment from participating in Government Contracts or Government Bids and (ii) to the Knowledge of Company, no circumstances exist that would warrant the institution of any such debarment or suspension proceedings.
(d)    Neither Company, any of the Company Subsidiaries, nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business: (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made, offered, promised or authorized any payment or gift of money or anything of value to or for the benefit of any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any government-owned or government-controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization) or anyone else, in each case, for the purpose of securing any improper advantage or action to assist Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or (iii) otherwise violated any applicable Anti-Corruption Laws. Company and the Company Subsidiaries have established and continue to maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws. To the Knowledge of Company, neither Company nor any of the Company Subsidiaries (nor any of their respective directors, officers, representatives, agents or employees) is or has been the subject of any enforcement actions, investigations, reviews, audits, notices or inquiries by or disclosures to any Governmental Authority related to Anti-Corruption Laws, and no investigation, review, audit, notice or inquiry by or disclosure to any Governmental Authority related to Anti-Corruption Laws is pending or, to the Knowledge of Company, threatened.
(e)    Neither Company, any of the Company Subsidiaries nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2018, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable Global Trade Laws. Neither Company, any Company Subsidiary nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives or agents (i) is a Sanctioned Person, (ii) is or has been, or is or has engaged in any business or dealings, directly or indirectly, with or for the benefit of, a Sanctioned Person or in a Sanctioned Country in violation of Global Trade Laws, (iii) is or has been engaging in any export, reexport, transfer or provision of any goods, software,
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technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Global Trade Laws, or (iv) is otherwise in violation of applicable Global Trade Laws, including valuation, classification or duty treatment requirements of imported or exported merchandise, the eligibility requirements of imported or exported merchandise for favorable duty rates or other special treatment for sourcing requirements. Neither Company, the Company Subsidiaries nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, is or has been the subject of any investigations, notices, reviews, audits or inquiries by or disclosures to any Governmental Authority related to Global Trade Laws, and no investigation, review, audit, notice or inquiry by or disclosure to any Governmental Authority related to Global Trade Laws is pending or, to the Knowledge of Company, threatened. Company and the Company Subsidiaries have established and continue to maintain compliance policies, procedures and practices reasonably designed to ensure compliance with Global Trade Laws.
(f)    Neither Company, the Company Subsidiaries nor, to the Knowledge of Company, any of their respective directors, officers, employees, representatives, or agents, in each case, acting on behalf of Company or the Company Subsidiaries, has since April 1, 2021, directly or knowingly indirectly, in respect of Company, the Company Subsidiaries or the Company Business, violated any applicable federal, state and local laws governing or otherwise regulating the manufacture, marketing, distribution, registration, use, importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including the Gun Control Act of 1968 (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, (Chapter 53 of Title 26, United States Code), the Arms Export Control Act (22 U.S.C. § 2778) and the ITAR and other Laws (including public nuisance or similar Laws) relating to firearms, ammunition and explosives.
Section 4.14    Environmental Matters. Except for matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole:
(a)    with respect to the Company Business, Company and the Company Subsidiaries are and, since April 1, 2021 (except for matters that have been fully and finally resolved) have been, in compliance with all Environmental Laws;
(b)    since April 1, 2021, except for matters that have been fully and finally resolved, neither Company nor the Company Subsidiaries has received any written notice that alleges that, with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, Company or any Company Subsidiary is in violation of, or has any liability under, or is required to take or omit to take any action under, any Environmental Law;
(c)    Company and the Company Subsidiaries have obtained (or, in the case of a pending modification or expansion, have applied or plan to apply in a timely fashion for) and, since April 1, 2021, have been in compliance with, all Environmental Permits necessary for the
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ownership, use and operation of the Company Business as currently conducted or as currently under modification or expansion in any material respect, and all such Environmental Permits are valid and in full force and effect;
(d)    since April 1, 2021, Company and the Company Subsidiaries have not received any written notification from any Governmental Authority that any Environmental Permit that Company and the Company Subsidiaries are required to hold under Environmental Laws in connection with the operation of the Company Business is, or is reasonably expected to be, revoked, suspended or not renewed;
(e)    other than as described in or accounted for in the Company Business Financial Information, no material capital expenditures for facility works or upgrading are, to the Knowledge of Company, necessary for Company and the Company Subsidiaries to secure compliance with Environmental Laws or to maintain or obtain any Environmental Permits for the operation of the Company Business;
(f)    there are no Actions pursuant to Environmental Law pending or, to the Knowledge of Company, threatened, in each case, against Company or any of the Company Subsidiaries relating to the Company Business, the Company Owned Real Property or the Company Leased Real Property or otherwise, and, to the Knowledge of Company, no environmental incident or violation has occurred which would reasonably be expected to give rise to such Actions;
(g)    with respect to the Company Business, none of Company or the Company Subsidiaries (i) are subject to any Judgment pursuant to Environmental Law, or (ii) have been subject to any Judgment pursuant to Environmental Law since April 1, 2021, as to which Company or the Company Subsidiaries have any outstanding obligations;
(h)    none of Company or the Company Subsidiaries are conducting, funding or liable for any cleanup or other remedial action in connection with any Release of Hazardous Materials (a “Remedial Action”) at, on, under or from the Company Owned Real Property or the Company Leased Real Property, or any real property formerly owned, operated or leased by Company or the Company Subsidiaries in connection with the Company Business or any third-party site at which Company or the Company Subsidiaries has, in connection with the Company Business, disposed or arranged for the disposal of Hazardous Materials;
(i)    neither Company nor the Company Subsidiaries has (i) stored, treated, handled or processed any Hazardous Materials at any Company Owned Real Property or Company Leased Real Property, or (ii) with respect to the Company Business (as currently, or at any prior time, conducted), disposed of, arranged for the disposal of, Released or exposed any Person to any Hazardous Materials in the Environment, in the case of each of clauses (i) and (ii), that has resulted or would reasonably be expected to result in any obligation to conduct or fund any Remedial Action on the part of, or Action against, Company or any of the Company Subsidiaries under any Environmental Laws; and
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(j)    with respect to the Company Business, the Company Owned Real Property or the Company Leased Real Property, neither Company nor any of the Company Subsidiaries has contractually assumed or provided a specific indemnity with respect to any Liabilities of any other Person, in each case, that would reasonably be expected to result in any obligation to conduct any Remedial Action on the part of, or Action against, Company or any of the Company Subsidiaries under Environmental Laws or relating to Hazardous Materials.
Section 4.15    Real Property.
(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property owned in fee simple by Vista Outdoor or one of its Subsidiaries and, after giving effect to the Separation, by the Company or any Company Subsidiary, or any right or option to acquire the same, in each case in connection with, or for the operation of, the Company Business (collectively, in each case, together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto, the “Company Owned Real Property”). (i) As of the date of this Agreement Vista Outdoor or one of its Subsidiaries has, and after giving effect to the Separation Company or a Company Subsidiary will have, good and insurable fee simple title to all Company Owned Real Property, in each case, free and clear of all Liens other than Company Permitted Liens, and (ii) there are no reversion rights, outstanding options or rights of first refusal or other preemptive rights in favor of any other Person to purchase, lease, occupy or otherwise utilize the Company Owned Real Property or any portion thereof or interest therein, in the case of each of clauses (i) and (ii), that would reasonably be expected to materially and adversely affect such Company Owned Real Property, and no Person is occupying any Company Owned Real Property other than Company and the Company Subsidiaries or, prior to the Separation, Vista Outdoor and its Subsidiaries. There is no pending or, to the Knowledge of Company, threatened condemnation or eminent domain proceeding or similar proceedings with respect to any Company Owned Real Property. To the Knowledge of Company, there is no uncured violation of any of the easements, covenants or restrictions affecting any Company Owned Real Property that would materially and adversely affect the use or the operation thereof as presently conducted.
(b)    Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property and interests in real property ground leased, leased, subleased, licensed or otherwise occupied by Vista Outdoor or one of its Subsidiaries and, after giving effect to the Separation, by the Company or any Company Subsidiary, in connection with, or for the operation of, the Company Business (collectively, in each case, together with all buildings, structures, improvements and fixtures thereon, the “Company Leased Real Property”). As of the date of this Agreement Vista Outdoor or one of its Subsidiaries has, and after giving effect to the Separation Company or a Company Subsidiary will have, good and valid title to the leasehold estates in all Company Leased Real Property, in each case, free and clear of all Liens other than Company Permitted Liens. Company has made available to Parent a true and complete copy of each Lease Agreement under which the Company Leased Real Property is held (including all amendments thereto). There is no default
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under any such Lease Agreement by the member of the Vista Outdoor Group or Company Group party thereto or, to the Knowledge of Company, by any other party thereto, in each case, that would reasonably be expected to materially and adversely affect the use of such Company Leased Real Property.
Section 4.16    Intellectual Property and Data Privacy.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property included in the Company Business Owned Intellectual Property (the “Company Business Registered Intellectual Property”). Company or a Company Subsidiary is, or after giving effect to the Separation will be, the sole and exclusive owner of all material Company Business Registered Intellectual Property, free and clear of all Liens other than Company Permitted Liens. Company or a Company Subsidiary owns (or after giving effect to the Separation will own) or has the valid right to use all Company Business Intellectual Property necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to Closing, free and clear of all Liens other than Company Permitted Liens. The Company Business Registered Intellectual Property is subsisting and, to the Knowledge of Company, valid and enforceable.
(b)    Following the consummation of the CSG-Vista Outdoor Merger, and except with respect to any services to be provided under the Transition Services Agreement or any Intellectual Property licensed under Sections 9.02 and 9.03 of the Separation Agreement, the Vista Outdoor Group will not own any Intellectual Property necessary for the conduct of the Company Business.
(c)    Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (i) no Actions are pending or, since April 1, 2021, have been threatened in writing, or, to the Knowledge of Company, orally threatened, to Company or the Company Subsidiaries, in each case, against Company or any of the Company Subsidiaries by any Person relating to the Company Business (A) claiming that Company or any of the Company Subsidiaries is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated, any third-party Intellectual Property, or (B) challenging the validity, ownership, patentability or enforceability of, or the ability by Company or any of the Company Subsidiaries to register or use, any Company Business Intellectual Property (including Actions before the United States Patent and Trademark Office or comparable foreign governmental authorities, but excluding office actions received during prosecution); (ii) to the Knowledge of Company, the conduct of the Company Business, including the provision of products and services, does not infringe, dilute, misappropriate or violate, and since April 1, 2021, has not infringed, diluted, misappropriated or otherwise violated, any Intellectual Property of another Person; (iii) since April 1, 2021, none of Company or any of the Company Subsidiaries has filed any Action or threatened in writing any claim against any third Person alleging that such Person
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infringes, dilutes, misappropriates or violates any Company Business Owned Intellectual Property; and (iv) to the Knowledge of Company, as of the date of this Agreement, no Person is infringing, diluting, misappropriating or violating any Company Business Owned Intellectual Property.
(d)    Except for those matters that, individually or in the aggregate, have not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, all Persons, including past and present employees and contractors of Company and the Company Subsidiaries, who have contributed to or participated in the conception or development of any material Company Business Owned Intellectual Property have entered into valid and enforceable written proprietary rights agreements with Vista Outdoor, Company or a Company Subsidiary pursuant to which such Persons assign ownership of all of their rights in such Intellectual Property exclusively to Company or the applicable Company Subsidiary and agree to maintain the confidentiality of such Intellectual Property. To the Knowledge of Company, no such Person is in breach of such agreements.
(e)    Company and its Subsidiaries have taken commercially reasonable steps to preserve, protect and enforce all material Company Business Owned Intellectual Property, and to maintain the confidentiality of all material confidential Company Business Intellectual Property, including material confidential and proprietary Know-How included in the Company Business Intellectual Property, and to comply with all duties to protect confidential information provided to Company or a Company Subsidiary by another Person.
(f)    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the IT Systems used by Company and each of the Company Subsidiaries operates and performs in all respects as required to permit Company and the Company Subsidiaries to conduct the Company Business as currently conducted, and Company and each of Company Subsidiaries owns or otherwise has the right to use all such IT Systems, (ii) Company and the Company Subsidiaries have taken reasonable actions necessary and in accordance with industry standards and legal requirements to protect the security and integrity of the IT Systems used by Company and each of the Company Subsidiaries and the data stored or contained therein or transmitted thereby, and, since April 1, 2021, there has not been any failure with respect to any of the IT Systems used by Company and each of the Company Subsidiaries that has not been remedied or replaced in all respects, (iii) Company and the Company Subsidiaries have implemented and maintained disaster recovery and business continuity measures and (iv) to the Knowledge of Company, the IT Systems used by Company and each Company Subsidiary are free from surreptitious computer code or instructions designed to disrupt, disable, harm or provide unauthorized access to such IT Systems.
(g)    Except for those matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company Business, taken as a whole, (i) Company and the Company Subsidiaries are in compliance with all Privacy and Data Security Requirements; (ii) to the Knowledge of Company, since April 1, 2021, there have not
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been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or unauthorized acquisition, modification, disclosure or corruption of any Personal Information in Company’s or any of the Company Subsidiaries’ possession; (iii) as of the date of this Agreement, neither Company nor any of the Company Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Authority) or alleged violations of any Data Privacy Law; and (iv) to the Knowledge of Company, no investigations by any Governmental Authority regarding the Processing of Personal Information by Company or any Company Subsidiary are pending. Company and the Company Subsidiaries do not engage in the sale, as such term defined by applicable Law, of Personal Information.
Section 4.17    Material Contracts; Intercompany Contracts.
(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any of the following Contracts, but excluding any Benefit Plan and Labor Agreement, to which Company or any Company Subsidiary is a party or by which any of their respective properties or assets or the Company Business is otherwise bound:
(i)    any Contract that is or would be required to be filed as an exhibit to Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii)    any Contract that relates to the formation, creation, governance or control of any partnership, joint venture or similar arrangement, and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business), in each case, that is material to the Company Business;
(iii)    any Contract that relates to the acquisition or disposition of any business by Company or any Company Subsidiary (whether by merger or the sale of stock, other equity interests, assets or otherwise) for aggregate consideration in excess of $5,000,000 (1) relating to the Company Business that was entered into after April 1, 2021, or (2) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Company or any Company Subsidiary of more than $2,500,000 in the aggregate after the date hereof, other than with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability, and, in each case under clauses (1) and (2), excluding (x) acquisitions or dispositions of Inventory, supplies, materials or products in the ordinary course of business, and (y) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;
(iv)    any Contract with respect to Indebtedness or guarantees of any such Indebtedness with a principal amount or aggregate revolving commitment in excess of $10,000,000 or that is secured by a mortgage or deed of trust on any Company Owned Real
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Property, other than any such Contract (1) solely between or among members of the Company Group, or (2) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(v)    any Contract that obligates Company or any Company Subsidiary to make any capital expenditure in an amount in excess of $5,000,000 in any calendar year;
(vi)    any Contract with a remaining term of two (2) or more years from the date of this Agreement that requires annual payments in excess of $10,000,000 by the Company Business and that is not terminable at the option of Company or a Company Subsidiary by notice of ninety (90) days or less at no cost to Company or any Company Subsidiary, other than Contracts relating to the acquisition or disposition of other businesses or Indebtedness, which are the subject of clauses (iii) and (iv) above, respectively;
(vii)    any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Company Business may engage or the manner or geographic area in which the Company Business may be engaged or which contains any material exclusivity provisions relating to the Company Business (in each case, other than any Contract entered into in the ordinary course of business containing exclusive partnering arrangements with respect to one or more projects or bids);
(viii)    any settlement, conciliation or similar agreement (A) with any Governmental Authority, or (B) pursuant to which Company or any Company Subsidiary will have any material outstanding obligation after the date of this Agreement, and excluding, in each case under clause (A) or (B), any such agreements with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
(ix)    any Contract under which Company or any Company Subsidiary grant “most-favored nation” rights to any third party, other than Contracts with such restrictions that are not material to the conduct of the Company Business taken as a whole;
(x)    any Contract that grants rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (whether by merger or otherwise) of Company Equity Interests or any material Company Assets;
(xi)    any Contract under which Company or any Company Subsidiary has permitted any material Company Asset to become subject to any Lien (other than a Company Permitted Lien);
(xii)    any Contract that constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging, but excluding any such Contract with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability;
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(xiii)    any Contract (other than a purchase order) with (1) any of the top 10 largest customers of the Company Business, taken as a whole, based on the aggregate dollar value of sales made by the Company Business to such customer for the twelve (12)-month period ended June 30, 2024 (the “Top Customers”), or (2) any of the top 10 largest commercial vendors of the Company Business, taken as a whole, based on the aggregate dollar value of purchases made by the Company Business from such vendor for the twelve (12) months ended June 30, 2024 (the “Top Vendors”);
(xiv)    any Government Contract relating to the Company Business providing for annual payments in excess of $5,000,000;
(xv)    any Contract that provides for Company or any Company Subsidiary to make a payment upon a change of control of Company or any Company Subsidiary;
(xvi)    any Contract that is a lease under which Company or any Company Subsidiary is lessor of, or permits any third party to hold or operate any, material personal property owned or controlled by Company or any Company Subsidiary and related to the Company Business;
(xvii)    any Contract, except for the organizational documents of Company or any Company Subsidiaries, providing for indemnification of directors or officers of Company or any Company Subsidiary;
(xviii)    any Lease Agreement; and
(xix)    any license or other Contract (1) pursuant to which Company or one of its Subsidiaries is granted by a third-party Person a right to use any Intellectual Property that is material to the operation and conduct of the Company Business, (2) pursuant to which Company or one of its Subsidiaries grants to a third-party Person a right to use any material Company Business Intellectual Property, (3) relating to the ownership or development of material Company Business Intellectual Property, or (4) entered into in connection with the resolution of any claim or dispute related to Intellectual Property that is material to the operation and conduct of the Company Business, such as consent-to-use, covenant-not-to-sue, coexistence, concurrent use or settlement agreements, except, in each case, (i) standard off-the-shelf software license agreements entered into in the ordinary course of business; (ii) non-exclusive licenses granted in the ordinary course of business; (iii) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (iv) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of Company or any of the Company Subsidiaries; and (v) proprietary rights agreements with employees or contractors on a standard form (or a substantially similar form) of Company or any of the Company Subsidiaries.
(b)    Each of the Company Material Contracts that are required to be listed in Section 4.17(a) of the Company Disclosure Letter is in full force and effect (except to the extent
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that any of them expires in accordance with its terms), and neither Company nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract other than such defaults that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company Business, taken as a whole. True and complete copies of each written Company Material Contract, and a summary of each oral Company Material Contract, listed in Section 4.17(a) of the Company Disclosure Letter (in each case, including all substantive written modifications and amendments thereto) have been made available to Parent.
(c)    Section 4.17(c) of the Company Disclosure Letter sets forth each material Contract between or among Company or any Company Subsidiary, on the one hand, and Vista Outdoor or any Vista Outdoor Subsidiary, on the other hand, in each case, that is in existence as of the date of this Agreement (collectively, the “Intercompany Contracts”).
(d)    Neither Company nor any Company Subsidiary is a party to any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof) and none of Company or any Company Subsidiary controls or participates in the negotiation or performance of any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof). Since January 1, 2015, other than any retailer, sales representative or distributor agreement pursuant to which a Company Subsidiary sold and distributed products of the Company Business and a Vista Outdoor Subsidiary sold and distributed products of the Vista Outdoor Business, (i) neither Company nor any Company Subsidiary has been a party to any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof) and (ii) none of Company or any Company Subsidiary have controlled or participated in the negotiation or performance of any Contract relating to the development, distribution, sale, manufacturing or supply of ammunition or primers (or components thereof).
Section 4.18    Government Contracts. Except for those matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(i)    the representations, certifications and warranties made by Company or any Company Subsidiary to the applicable Governmental Authority with respect to any material Government Contract entered into on or after April 1, 2021 or that otherwise has unfulfilled obligations, or with respect to any material Government Bid pending as of, or made after, the date of this Agreement, were accurate in all material respects as of their effective date, and Company has complied in all material respects with all such certifications;
(ii)    since April 1, 2021, neither Company nor any Company Subsidiary has received written notice of any pending or, to the Knowledge of Company, threatened Action brought by a Governmental Authority against Company or any Company Subsidiary relating to any material Government Contract or material Government Bid;
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(iii)    since April 1, 2021, neither Company nor any Company Subsidiary has made, nor, to the Knowledge of Company, is Company or any Company Subsidiary required to make, any disclosure to a Governmental Authority, in connection with any material Government Contract or material Government Bid, under FAR Subpart 3.1003 or FAR 52.203-13; and
(iv)    since April 1, 2021, neither Company nor any Company Subsidiary has (A) breached any Government Contract in any material respect, (B) been suspended or debarred from bidding on government contracts by a Governmental Authority, (C) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract, or (D) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform.
Section 4.19    Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Moelis & Company LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions (based upon arrangements made by or on behalf of Vista Outdoor or any of its Subsidiaries).
Section 4.20    Tangible Personal Property. Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, Company and the Company Subsidiaries have, or after giving effect to the Separation will have, good and valid title to, or good and valid leasehold interests in, or other rights to use, all material tangible personal property that is used in the conduct of the Company Business, free and clear of all Liens other than Company Permitted Liens, and such material tangible personal property is in good working order, reasonable wear and tear excepted.
Section 4.21    Product and Service Warranty and Liability; Safety.
(a)    To the Knowledge of Company, since April 1, 2021, (i) there has been no pattern of defects in the design, construction, manufacture, packaging or labeling of any product distributed by Company or any Company Subsidiary with respect to the Company Business, and (ii) each product sold by Company or any Company Subsidiary with respect to the Company Business that is currently being used has been designed, constructed, manufactured, packaged, installed and labeled in compliance in all material respects with all applicable Laws, and neither Company nor any Company Subsidiary has received any written notice (or, to the Knowledge of Company, oral notice) of any alleged material non-compliance with any such applicable Law. To the Knowledge of Company, there is no reasonable basis for any present or future Action against Company or any Company Subsidiary giving rise to any Liability arising out of or relating to (A) any product or service distributed, provided or sold by Company or any Company Subsidiary with respect to the Company Business, (B) any material product liability or material warranty claims relating to the Company Business, or (C) any injury to individuals or property as a result of the ownership, possession or use of any of the products or services provided by the Company Business. Neither Company nor any Company Subsidiary has been required to file, and has not
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filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any of the products sold by or services provided by Company or any Company Subsidiary with respect to the Company Business.
(b)    Section 4.21(b) of the Company Disclosure Letter sets forth, since April 1, 2021, (i) an accurate description of any claim made or threatened in writing to Company or any Company Subsidiary and that remains unresolved alleging deficiencies in the quality of products or services provided by Company or any Company Subsidiary with respect to the Company Business, in respect of which an amount with respect to such claim, individually or in the aggregate, exceeds $1,000,000 and would reasonably be expected to be payable to any customer of the Company Business to resolve such claim, and (ii) an accurate list of any credits for alleged deficiencies in the quality of services provided by Company or any Company Subsidiary with respect to the Company Business, on an individual basis, issued by Company or any Company Subsidiary to any customer of the Company Business in the last three (3) years in excess of $1,000,000 (excluding any administrative or billing credits).
(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by Company or the Company Subsidiaries in the conduct of the Company Business.
Section 4.22    Insurance. Except as, individually or in the aggregate, has not been, or would not reasonably be expected to be, material to the Company Business, taken as a whole, (a) Company or the Company Subsidiaries own, hold or are otherwise covered by, or after giving effect to the Separation will own, hold or otherwise be covered by, policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company Business, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancellation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies, and (e) all premiums due and payable thereon have been paid in full. Section 4.22 of the Company Disclosure Letter sets forth all policies of insurance applicable to the Company Business as of the date of this Agreement.
Section 4.23    Top Customers and Top Vendors.
(a)    Section 4.23(a) of the Company Disclosure Letter sets forth the names of the Top Customers. Since the Company Business Balance Sheet Date, no Top Customer has (i) ceased, or has given written, or, to the Knowledge of Company, oral notice to Company that it intends to cease, to acquire or to change in any material respect the terms or conditions under which it acquires, the services or products of the Company Business, or has substantially reduced or has given written or, to the Knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its acquisition of services and products of the Company Business, or (ii) given written or, to the Knowledge of Company, oral notice to
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Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party, or (y) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Subsidiaries of Company are not, and since the Company Business Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Customer.
(b)    Section 4.23(b) of the Company Disclosure Letter sets forth the names of the Top Vendors. Since the Company Business Balance Sheet Date, no Top Vendor has (i) ceased, or has given written, or, to the Knowledge of Company, oral notice to Company that it intends to cease, to provide, or to change in any material respect the terms or conditions under which it provides, services or products to Company and its Subsidiaries, or has substantially reduced or has given written, or, to the Knowledge of Company, oral notice to Company that it intends to substantially reduce the frequency or volume of its provision of such services or products, or (ii) given written or, to the Knowledge of Company, oral notice to Company that it intends to (x) fail or refuse to renew any Company Material Contract to which it is a party, or (y) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. Company and the Company Subsidiaries are not, and since the Company Business Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Vendor.
Section 4.24    Separation Agreement. Each of Vista Outdoor and Company have entered into the Separation Agreement and no amendment or modification of the Separation Agreement has been made as of the date hereof. Section 4.24 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete copy of the Separation Agreement.
Section 4.25    Sufficiency of Assets. The rights, properties and other assets of Company and the Company Subsidiaries (excluding Company Business Intellectual Property) immediately following the Closing (taking into account the Transactions), together with all other rights of Parent and any of its Affiliates (including Company and the Company Subsidiaries) pursuant to the Separation Agreement and Transition Services Agreement immediately following the Closing, will constitute all of the rights, properties and other assets necessary to conduct the Company Business in all material respects in substantially the same manner as conducted by Company and the Company Subsidiaries on the date of this Agreement and as of immediately prior to the Closing.
Section 4.26    Inventory. Except as reflected or reserved against on the Company Business Balance Sheet in accordance with GAAP or as would not be material to the Company Business, taken as a whole: (a) all inventories of Company or any Company Subsidiary with respect to the Company Business (the “Inventory”) consist of supplies, raw materials, work in progress and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured and conform in all material respects with all applicable specifications and warranties, (b) all of the Inventory is useable or saleable in the ordinary course of business, (c) none of the Inventory is slow-moving, obsolete, damaged or defective, (d) the
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quantities of each item of Inventory are not excessive, and (e) none of the Inventory is held on consignment, or otherwise, by third parties.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01    Conduct of Business by Company.
(a)    Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement, any other Transaction Document, the Separation Agreement or the Employee Matters Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Vista Outdoor and Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to conduct the Company Business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve the Company Business substantially intact, including using reasonable best efforts to maintain existing relationships with customers and suppliers.
(b)    In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly required, permitted or contemplated by this Agreement, any other Transaction Document, the Separation Agreement or the Employee Matters Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Vista Outdoor and Company shall not, and shall not permit any of their Subsidiaries to, do any of the following:
(i)    in the case of Company and the Company Subsidiaries (A) issue or sell any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity or voting interests), other than, following the effective time of the CSG-Vista Outdoor Merger, pursuant to Company Equity Awards outstanding as of the date of this Agreement (in the form of Vista Outdoor Equity Awards) in accordance with their terms or granted following the date of this Agreement as permitted by this Agreement, (B) establish a record date for, approve, declare, set aside for payment or pay any dividends or make any other distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly owned Subsidiary to its parent, (C) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned Subsidiary that remains a wholly owned Subsidiary after consummation of such transaction or (D) purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any
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rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests other than, in each case, following the effective time of the CSG-Vista Outdoor Merger, pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of taxes with respect to, Company Equity Awards;
(ii)    in the case of Company and the Company Subsidiaries, amend its certificate or articles of incorporation or bylaws or comparable organizational documents, other than to change its name in accordance with the terms of any Transaction Document;
(iii)    sell, transfer, acquire or dispose of, including by entering or terminating any lease with respect to, in a single transaction or a series of related transactions, direct or indirectly any interests in real property owned or leased by Company or any Company Subsidiary or otherwise used in the conduct of the Company Business (including, any Company Owned Real Property or any Company Leased Real Property), except for the expiration or renewal of any lease, in each case, in accordance with its terms;
(iv)    create any Company Subsidiary that is not, directly or indirectly, wholly owned by the Company;
(v)    with respect to Company or any Company Subsidiary, acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, in each case that would be owned by Company or any Company Subsidiary after giving effect to the Separation and with a value or purchase price that, individually or in the aggregate, exceeds $10,300,000;
(vi)    sell, transfer or otherwise dispose of, including by entering any license with respect to, in a single transaction or a series of related transactions, any tangible property or asset (other than, for the avoidance of doubt, sales, transfers or dispositions of Inventory in the ordinary course of business) of the Company Business with a value or purchase price that, individually or in the aggregate, exceeds $7,200,000, except for dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Company Business;
(vii)    transfer, sell, assign, lease, exclusively license, cancel, abandon, fail to maintain or enforce, or allow to lapse or expire, or otherwise dispose of any material Company Business Intellectual Property owned by Company or a Company Subsidiary, or take any action or fail to take any action, if such action or failure to take any such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Business Intellectual Property, in each case, except for the disposal of any Company Business Registered Intellectual Property at the end of its statutory life or non-exclusive licenses or sublicenses granted in the ordinary course of business;
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(viii)    modify in any material respect any of its policies related to Privacy and Data Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, of the Company or the Company Subsidiaries, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Privacy and Data Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;
(ix)    in the case of Company and the Company Subsidiaries (A) with respect to the Company Employees, adopt, enter into, terminate, materially amend or modify, extend or renew any Labor Agreement or Company Benefit Plan, (B) increase the compensation (i.e., base salary and annual target bonus opportunity) or benefits of, or pay any bonus to, any former or current Company Employee, other than with respect to increases made in the ordinary course of business consistent with past practice for employees whose annual base salary would not exceed $200,000; provided, however, that subject to clause (I) below, the foregoing shall not restrict Company or any of the Company Subsidiaries from providing, or making available to, employees who are newly hired in the ordinary course of business compensation and benefit arrangements and Benefit Plans that are substantially consistent with the compensation and benefit arrangements and Benefit Plans previously provided or made available by Company or the applicable Company Subsidiary to newly hired employees in similar positions, (C) with respect to former or current Company Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (D) with respect to any former or current Company Employees, take any action to accelerate the vesting or payment of any compensation or benefits, (E) with respect to any former or current Company Employees, make any material determination under any Company Benefit Plan that is not in the ordinary course of business, (F) transfer the sponsorship of any Company Benefit Plan to any member of the Vista Outdoor Group or accept the transfer of or retain (as applicable) the sponsorship or Liabilities relating to any Vista Outdoor Benefit Plan, (G) grant any Vista Outdoor Equity Award or any Company Equity Award, (H) grant to any Company Employee any new change in control, transaction, retention or other payments or benefits that could be triggered in connection with the consummation of the transactions contemplated hereunder, (I) hire or engage any Company Employee whose annual base salary would exceed $200,000 or (J) terminate any Company Employee (other than for cause as reasonably determined by Company) whose annual base salary exceeds $200,000, except in each case, (I) as required to ensure that any Benefit Plan in effect on the date hereof is not then out of compliance with applicable Law, (II) as expressly required pursuant to the terms of any Benefit Plan or applicable Law, (III) as expressly required by Article VI or the Employee Matters Agreement or (IV) to the extent all Liability for such action will, after the Separation, be assumed or retained by Vista Outdoor or the Vista Outdoor Subsidiaries;
(x)    other than in the ordinary course of business, incur any Indebtedness, guarantee or otherwise become contingently liable for any Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for (A) Indebtedness solely (i) between or among members of the Company Group or (ii) between or among members of the Vista Outdoor Group, (B)
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Indebtedness incurred under or in respect of the Existing ABL Credit Agreement, the Existing Notes, any other agreement or instrument existing as of the date of this Agreement, (C) foreign currency hedging arrangements on customary arms’ length commercial terms entered into in the ordinary course of business for bona fide commercial purposes and not for speculative purposes and which would not have fees or costs to unwind that would reasonably be expected to exceed $2,000,000 in the aggregate, (D) Indebtedness (i) that, following the Closing, will be an obligation of Vista Outdoor or a Vista Outdoor Subsidiary and (ii) with respect to which, following the Closing, neither Company nor any Company Subsidiary shall have any Liability and (E) any Indebtedness that is incurred to refinance any Indebtedness outstanding as of the date of this Agreement or any of the foregoing, to the extent the amount of such refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;
(xi)    encumber or subject material Company Assets to any Liens other than Company Permitted Liens;
(xii)    (A) make any loan, advance or capital contribution to, or investment in, any Person that, individually or in the aggregate, exceeds $6,200,000 (other than Contracts relating to acquisitions or Indebtedness, which are the subject of clauses (v) and (x) above, respectively) or (B) authorize or make any capital expenditure in an amount, individually or in the aggregate, in excess of $6,200,000 in any fiscal year, in the case of each of clauses (A) and (B), except as (1) in response to any bona fide casualty loss or property damage or (2) to the extent that any Liability for such action will, after the Separation, be assumed or retained in full by Vista Outdoor or the Vista Outdoor Subsidiaries;
(xiii)    (A) make any change in its financial accounting methods, principles and practices in effect on the Company Business Balance Sheet Date in any material respect, except as may be required by a change in GAAP after the date hereof, in each case, except to the extent such action relates only to Vista Outdoor, the Vista Outdoor Subsidiaries or the Vista Outdoor Business and such action will, after the Separation, be assumed or retained in full by Vista Outdoor or the Vista Outdoor Subsidiaries or (B) delay or postpone the payment of any accounts payable or other obligations or liabilities or accelerate the collection of any accounts receivable, in each case outside of the ordinary course of business;
(xiv)    (A) make, change or revoke any material Tax election (including any “domestic use election” pursuant to Treasury Regulations Section 1.1503(d)-6), (B) file any material amended Tax Return, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material Tax refund, (E) waive or extend any statute of limitations relating to any material Tax or material Tax Return, (F) enter into any voluntary disclosure agreement or program with any Governmental Authority implicating any material Taxes, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Law) with respect to a material Tax liability or (H) change any material Tax accounting period or any method of Tax accounting, in each case, except to the extent such action relates only to Vista Outdoor, the Vista Outdoor Subsidiaries or the Vista Outdoor Business;
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(xv)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in relation to Company or any Company Subsidiary;
(xvi)    adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions;
(xvii)    settle any Action with respect to the Company Business if such settlement would require any payment by Company or any Company Subsidiary in an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate, or would obligate Company or any Company Subsidiaries to take any material action with respect to the Company Business, or impose any material restrictions on the Company Business;
(xviii)    in the case of Company and the Company Subsidiaries, engage in any business other than the Company Business substantially as conducted as of the date hereof or the Vista Outdoor Business;
(xix)    amend, extend, renew or permit to lapse any material insurance policy held by Company or any of the Company Subsidiaries covering the Company Business, or enter into new insurance policies binding on the Company Business, except in either case on such terms and for such amounts as is consistent with past practice;
(xx)    other than in the ordinary course of business (and, with respect to any existing Company Material Contract, in accordance with the existing terms of such Company Material Contract), or as otherwise permitted by the terms of this Section 5.01(b), enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any person other than Company or a Company Subsidiary any Company Material Contract, or any Contract that would constitute a Company Material Contract if in effect as of the date of this Agreement;
(xxi)    amend any engagement letter between the Company and any financial advisor listed in Section 4.19, or enter into a new engagement letter with any such financial advisor;
(xxii)    transfer the employment of any individual from (A) Company or a Company Subsidiary to Vista Outdoor or a Vista Outdoor Subsidiary or (B) Vista Outdoor or a Vista Outdoor Subsidiary to Company or a Company Subsidiary, except as expressly required, permitted or contemplated by the Employee Matters Agreement;
(xxiii)    amend, modify or terminate any Lease Agreement or take any action in material violation thereof other than the expiration or renewal thereof in each case in accordance with its terms;
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(xxiv)    enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;
(xxv)    amend or otherwise modify the Separation Agreement or the Employee Matters Agreement; or
(xxvi)    authorize any of, or commit or agree to take any of, the foregoing actions.
Section 5.02    No Control of Company Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company Business prior to the Effective Time. Prior to the Effective Time, each of Company, Merger Sub and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 5.03    Notices. Company shall promptly deliver to Parent in writing notice and copies of (a) any notice of default or termination with respect to any Company Material Contract from the applicable counterparty thereto and (b) any notice of violation of Law affecting the Company Business from any Governmental Authority, in the case of each of clauses (a) and (b), (i) received by Company or any Company Subsidiary on or after the date of this Agreement and prior to the Closing Date and (ii) that would reasonably be expected to be material to the Company Business, taken as a whole; provided, however, that any failure of Company to comply with this Section 5.03 shall not be taken into account for purposes of determining whether the condition to the Closing set forth in Section 7.03(b) is satisfied.
Section 5.04    Vista Outdoor Obligations. Notwithstanding anything to the contrary in Section 5.01, from and after the effective time of the CSG-Vista Outdoor Merger (a) Section 5.01 shall apply solely to the Company and the Company Subsidiaries and (b) neither Vista Outdoor nor any of its Subsidiaries shall have any obligation with respect to Section 5.01.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01    Proxy Statement and Form S-4.
(a)    Parent and its counsel shall be given a reasonable opportunity to review the Vista Outdoor Proxy Statement, the Form S-4 and any other filing contemplated by Section 6.01 of the CSG-Vista Outdoor Agreement and any amendment or supplement thereto (as applicable) before such filing is made (such filings collectively, the “Transaction Filings”) and (b) Company and Vista Outdoor will consider in good faith comments made by Parent and its counsel with respect to disclosure in the Transaction Filings to the extent relating to Parent, Merger Sub, the Guarantors, the Equity Financing Sources or any of their respective Affiliates or the Merger. Parent will furnish to Vista Outdoor and Company all information concerning Parent, Merger Sub, the
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Guarantors, the Equity Financing Sources, any Debt Financing Sources or any of their respective Affiliates as may be reasonably requested by Vista Outdoor and Company in connection with the preparation, filing and distribution of the Transaction Filings. Company and Vista Outdoor shall promptly advise Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Transaction Filings or for additional information and shall supply Parent with copies of all material correspondence with the SEC or its staff with respect to the Transaction Filings, and Company and Vista Outdoor shall consider in good faith comments made by Parent and its counsel with respect to any responses to the SEC or its staff to the extent relating to Parent, Merger Sub, the Guarantors, the Equity Financing Sources or any of their respective Affiliates or the Merger.
(b)    If prior to the Effective Time, any event occurs with respect to Parent, Merger Sub, the Guarantors, the Equity Financing Sources, any Debt Financing Sources or any of their respective Affiliates, or any change occurs with respect to other information supplied by or on behalf of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, any Debt Financing Sources or any of their respective Affiliates for inclusion in the Transaction Filings, in each case which is required to be described in an amendment of, or a supplement to, a Transaction Filing, Parent shall promptly notify Vista Outdoor and Company of such event, and Vista Outdoor and Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to such Transaction Filing and, as required by Law, Vista Outdoor and Company shall cooperate in disseminating the information contained in such amendment or supplement. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
Section 6.02    [Reserved].
Section 6.03    Access to Information; Confidentiality.
Subject to applicable Law and any applicable Judgment, Company, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, and Vista Outdoor, from the date hereof until the earlier of the consummation of the CSG-Vista Outdoor Merger or the termination of this Agreement in accordance with its terms, shall, and shall cause their respective Subsidiaries to, subject to applicable Law and upon reasonable written notice from Parent, afford Parent and its Representatives reasonable access during normal business hours to (i) Vista Outdoor’s, Company’s and their respective Subsidiaries’ officers and employees and (ii) Vista Outdoor’s, Company’s and their respective Subsidiaries’ facilities, properties, Contracts and Records; provided that Vista Outdoor, Company and their Subsidiaries shall only be required to provide the access contemplated by clauses (i) and (ii) to the extent (A) such officers and employees are engaged in, or such facilities, properties, Contracts and Records relate to, the Company Business and (B) such access is reasonably required in connection with the implementation of the Transactions (including with respect to Taxes) or is reasonably required by Parent for any post-Closing Tax planning with respect to Company; provided further that no Person shall be required to provide access of the type contemplated by this Section 6.03 if such access would unreasonably interfere with the business or operations of Vista Outdoor, Company and their Subsidiaries. Notwithstanding
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anything to the contrary in this Section 6.03, no Person shall be required to provide access to information contemplated by this Section 6.03 (1) if such information constitutes proprietary customer or supplier information or (2) if the disclosure of such information is legally or contractually prohibited or would result in the loss of attorney client privilege; provided that, in the case of this clause (2), the withholding party first uses reasonable best efforts to provide such access in a manner that does not violate any such prohibition or would not result in the loss of any such privilege. All information exchanged pursuant to this Section 6.03 shall be held by the parties as Evaluation Material, as such term is defined in the letter agreement listed on Section 6.03 of the Parent Disclosure Letter (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement.
Section 6.04    Required Efforts.
(a)    On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to (i) obtain all necessary or advisable Governmental Approvals and make all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and take all reasonable steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (ii) subject to the second sentence of Section 6.04(f), obtain all necessary or advisable Consents, (iii) defend against any Actions challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents, other than, in the case of each of clauses (i) through (iv), with respect to registrations, filings and other Governmental Approvals relating to Review Laws, which are the subject of Sections 6.04(b) and 6.04(f). In connection with and without limiting the foregoing, each of the parties hereto shall use reasonable best efforts to (A) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the parties hereto shall keep the other parties hereto reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 6.04(a).
(b)    In furtherance and not in limitation of the foregoing, each of the parties hereto shall (and shall cause each of their respective Affiliates to) (i) file, or cause to be filed, as
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promptly as reasonably practicable after the date hereof, all notification and report forms that may be required under the HSR Act or other antitrust, competition or pre-merger notification or trade regulation or foreign direct investment Law or order of any jurisdiction (collectively, “Review Laws”) with respect to the Transactions; provided that (A) each of the parties hereto shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, all notifications and report forms that may be required under the HSR Act and (B) Parent and Merger Sub shall (and shall cause each of their respective Affiliates to) file, or cause to be filed, the UK NSIA Notice, in the case of each of clauses (A) and (B), no later than twenty (20) Business Days after the date hereof, (ii) use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Review Law and (iii) subject to Sections 6.04(c) and 6.04(e), use reasonable best efforts to take or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Review Laws and to obtain all Governmental Approvals under any Review Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate and make effective, in the most expeditious manner practicable, the Transactions. Each of the parties hereto shall (and shall cause each of their respective Affiliates to) use reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority by any Person relating to any Review Laws in connection with the Transactions and in connection with any Action relating to any Review Laws in connection with the Transactions, and each of the parties hereto shall (and shall cause each of their respective Affiliates to) keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Governmental Approvals relating to Review Laws in connection with the Transactions. Subject to applicable Law, and to the extent reasonably practicable, each of the parties hereto shall (and shall cause each of their respective Affiliates to) consult with the other parties hereto in advance with respect to any written materials submitted to any Governmental Authority by such party or its Affiliates, and, to the extent permitted by the applicable Governmental Authority and to the extent reasonably practicable, shall give the other parties hereto the opportunity to attend and participate in any meetings and conferences with Governmental Authorities, in each case in connection with the matters contemplated by this Section 6.04(b). Notwithstanding the foregoing in this Section 6.04(b), each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (x) designate any competitively sensitive material provided to the others under this Section 6.04(b) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (y) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (z) exclude the others from any meeting, conference, videoconference or telephone call (or portion thereof) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (x) and (y). None of the parties hereto shall (and
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each of the parties hereto shall cause each of their respective Affiliates not to) voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Authority to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned).
(c)    Without limiting the foregoing, each of Parent and Merger Sub agrees to (and shall cause each of their respective Affiliates to) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under this Agreement, each other Transaction Document and applicable Law to eliminate each and every impediment to obtaining all necessary or advisable Governmental Approvals, so as to enable the Closing to occur as promptly as practicable, and in any event no later than the End Date, including, subject to Section 6.04(f), (i) agreeing to conditions imposed or requested by any Governmental Authority and proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent, Merger Sub or any of their respective Affiliates or of Company or any of the Company Subsidiaries and (ii) accepting any operational restrictions (including through a voting trust agreement, proxy agreement or similar arrangement), or otherwise proposing, negotiating, taking or committing to take or not to take actions that limit any of Parent’s, Merger Sub’s or any of their respective Affiliates’ (including, after the Effective Time, the Surviving Corporation and its Subsidiaries’) freedom of action with respect to, or the ability of any of them to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of Parent, Merger Sub or any of their respective Affiliates or of Company or any of the Company Subsidiaries, in each case as may be required in order to obtain all necessary or advisable Governmental Approvals or to avoid the entry of, or to effect the lifting, vacating or dissolution of, any order in any Action, which would otherwise have the effect of preventing, delaying or making it materially more difficult to consummate the Transactions; provided, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Section 6.04 or any other provision of any Transaction Documents shall require Parent to agree to take any action with respect to (A) any investment fund, investment vehicle, or management or advisory entity managed by, advised by, managing, advising, or affiliated with Parent; or (B) any portfolio company (as such term is commonly understood in the private equity industry) or other investment of any such investment fund, investment vehicle, or management or advisory entity, other than, in the case of each of clause (A) and clause (B), with respect to Parent and Parent’s Subsidiaries.
(d)    Parent and Merger Sub shall be responsible for all filing fees due in connection with any necessary or advisable Governmental Approval.
(e)    Each party hereto shall not (and shall cause its Affiliates not to) without the prior written consent of each other party hereto, in connection with obtaining any Consents or Governmental Approvals hereunder, or in connection with otherwise complying with any provisions of this Agreement or any other Transaction Document, agree or consent to, or offer to agree or consent to, (A) the taking of any action or the imposition of any terms, conditions,
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limitations or standards of service the effectiveness or consummation of which is not conditional upon the occurrence of the Closing, (B) any amendments or modifications to any of the terms of this Agreement or any other Transaction Document or (C) any hold separate, sale, divestiture, license or disposition of, or restriction or limitation with respect to, any of the assets or businesses of the Vista Outdoor Business (other than as expressly contemplated by the CSG-Vista Outdoor Merger Agreement) or any other action, restriction or limitation with respect to the Vista Outdoor Business. Nothing in this Section 6.04 shall be construed to require Company or any of its Subsidiaries to pay any consideration to, or grant any accommodations to, any third party from whom any Consent or Governmental Approval is requested.
(f)    Without limiting the generality of anything contained in this Section 6.04, each of the parties hereto shall (and shall cause their respective Affiliates to) within five calendar days after the Closing, prepare and file with DDTC a notification of changes pursuant to Section 122.4(a) of the ITAR.
Section 6.05    Directors’ and Officers’ Indemnification; Liability Insurance.
(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to advance expenses as incurred by, and indemnify, exculpate and hold harmless, in each case, to the fullest extent permitted by applicable Law, the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries as in effect on the date hereof or the certificate of incorporation or bylaws of Company set forth as Exhibit 3.1 and Exhibit 3.2 to the Form S-4 as of the date hereof to be effective as of the consummation of the CSG-Vista Outdoor Merger, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any Liabilities incurred in connection with any threatened or actual Action, whether civil, criminal, administrative or investigative, whether arising before, at or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement or any other Transaction Document and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification pursuant to this Section 6.05. Without limiting the indemnification and other rights provided in this Section 6.05, all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by the Surviving Corporation and its Subsidiaries as if they were the indemnifying party thereunder, without any amendment thereto.
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(b)    For a period of six years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by Company as of the consummation of the CSG-Vista Outdoor Merger (which insurance shall be consistent with directors’ and officers’ liability insurance maintained by Vista Outdoor as of the date hereof (the “Vista Outdoor D&O Insurance”)) (provided that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the Company Indemnified Parties arising from facts or events which occurred at or prior to the Effective Time (including the approval of this Agreement or any other Transaction Document and the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Vista Outdoor and its Subsidiaries for the Vista Outdoor D&O Insurance (the “Premium Cap”), and, if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent or Company may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)    The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.05 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)    The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 6.05.
Section 6.06    Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses.
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Section 6.07    Public Announcements. Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 6.07, except as may be required by applicable Law or court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed by the parties hereto.
Section 6.08    Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required to cause any acquisitions or dispositions of Company Common Stock (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.09    Tax Matters. Each party hereto shall cooperate with each other party hereto and use reasonable best efforts to cause the applicable Transactions to qualify for the Intended Tax Treatment, including by refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment. The parties hereto shall not take any position inconsistent with the Intended Tax Treatment for any Tax purpose unless otherwise required by a Final Determination.
Section 6.10    [Reserved].
Section 6.11    Company Stockholder Meeting. Company shall, in accordance with the organizational documents of the Company, within one (1) Business Day following the execution and delivery of this Agreement, convene and hold a meeting of Vista Outdoor, in its capacity as the sole stockholder of the Company (including any postponements, adjournments or recesses thereof, the “Company Stockholder Meeting”), for the purpose of obtaining the Company Stockholder Approval. Company shall, through its Board of Directors, recommend to Vista Outdoor, in its capacity as the sole stockholder of the Company, that Vista Outdoor give the Company Stockholder Approval. Company shall adjourn, recess or postpone the Company Stockholder Meeting if, and only if, Company (i) obtains the prior written consent of Parent to do so or (ii) is required to do so by a court of competent jurisdiction in connection with any Action relating to this Agreement, the Transactions, the CSG-Vista Outdoor Merger Agreement or the CSG-Vista Outdoor Transactions. Vista Outdoor shall, (A) within one (1) Business Day following the execution and delivery of this Agreement, duly execute and deliver to the Company (with a copy delivered substantially concurrently to Parent) (1) a waiver of notice of the Company Stockholder Meeting and (2) a waiver of notice of the availability of appraisal
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rights under Section 262(d)(1) of the DGCL in connection with the Merger, (B) cause all Company Common Stock of which Vista Outdoor has the power to vote, or direct the voting of, to be deemed present, in person or by proxy, at, and to be counted for purposes of establishing a quorum at, the Company Stockholder Meeting and (C) cause all such Company Common Stock to be voted at the Company Stockholder Meeting in favor of the Company Stockholder Approval.
Section 6.12    Transaction Litigation.
(a)    From the date of this Agreement until the Closing, Company shall provide Parent with reasonably prompt notice of any litigation commenced or, to the Knowledge of Company, threatened against Vista Outdoor, Company or their respective directors relating to the Merger, brought by any holder of Company Common Stock or Vista Outdoor Common Stock and shall keep Parent reasonably informed with respect to the status thereof (including by promptly furnishing to Parent and its representatives such information relating to such proceeding as may be reasonably requested).
(b)    Each of Vista Outdoor and Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against Company or its directors relating to the Merger brought by any holder of Company Common Stock. Without limiting in any way the parties’ obligations under Section 6.04, each of Company and Parent shall cooperate, shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in each case in the defense against such litigation. For purposes of this paragraph, “participate” means Parent being kept reasonably apprised of proposed strategy and other significant decisions with respect to any such litigation (to the extent attorney-client privilege between Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such litigation but will not be afforded any decision making power or other authority over such litigation.
Section 6.13    Financing.
(a)    The parties hereto acknowledge that Parent may attempt to arrange third party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and, if Parent so chooses to seek the Debt Financing, prior to the Effective Time, Company shall use, and shall cause its Subsidiaries to use, reasonable best efforts to provide, and shall use reasonable best efforts to cause any Representatives retained by Company or any of its Subsidiaries to use reasonable best efforts to provide, in each case at Parent’s sole cost and expense, such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in a reasonable number of teleconferences, meetings including rating agency meetings, drafting sessions, presentations, road shows and due diligence sessions, in each case upon reasonable advance notice and at mutually agreeable dates and times, and to otherwise assist the providers of the Debt Financing in obtaining ratings in connection with the Debt Financing, (ii) make available to Parent, its advisors or its Debt Financing Sources such financial and other pertinent information regarding Company and the Company Subsidiaries as may be reasonably requested by Parent, its
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advisors or its Debt Financing Sources, including (I) the unaudited financial statements of the Company for each fiscal quarter of the Company ended at least forty-five (45) days prior to the Closing and the audited financial statements of the Company for any fiscal year of the Company ended at least ninety (90) days prior to the Closing and (II) such information as is reasonably necessary to allow Parent, its advisors and its Debt Financing Sources to prepare pro forma financial statements (it being understood that Parent, and not Company or any of its Subsidiaries, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments), (iii) reasonably assisting Parent and the Debt Financing Sources in the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing, (iv) reasonably cooperating and otherwise assisting with marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing, (v) facilitating the granting of a security interest (and perfection thereof) in collateral, including obtaining releases of existing Liens, provided that no security interest and no release of existing Liens shall be effective until the Closing, (vi) assisting in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with Company and the Company Subsidiaries after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents, customary secretary’s certificates and other definitive documentation, in each case as may be reasonably required by Parent; provided that any such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing, (vii) causing the taking of corporate, limited liability or other organizational actions (subject to the occurrence of the Closing) by the Company reasonably necessary to permit the consummation of the Debt Financing, (viii) executing and delivering (A) customary authorization letters to the Debt Financing Sources authorizing the distribution of information regarding Company to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about Company and its Subsidiaries or their securities, and a customary representation as to the accuracy of the written information contained in the disclosure and marketing materials regarding Company and its Subsidiaries, subject to customary exceptions and qualifications, and (ix) furnishing to Parent and its lenders promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230), and requested by the Debt Financing Sources in writing at least ten (10) Business Days prior to the Closing Date. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.13(a) shall require any such cooperation or assistance to the extent that it could result in Company or any of its Subsidiaries being required to (1) pledge any assets as collateral prior to the Effective Time, (2) incur any liability (including payment of fees) in connection with the Debt Financing prior to the Effective Time, (3) take any actions to the extent such actions would or could reasonably be expected to (I) unreasonably interfere with the ongoing business or operations of Company or any of its Subsidiaries, (II) reasonably be expected to subject any director, manager, officer or employee of Company or any of its Subsidiaries to any actual or
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potential personal liability, (III) conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements (other than de minimis increased, additional, accelerated or guaranteed rights or entitlements) of any Person under, or result in the creation, prior to the Effective Time, of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any provision of (x) the certificate or articles of incorporation, bylaws or comparable organizational documents of Company or any of its Subsidiaries (in each case, not entered into in contemplation of this Section 6.13(a)), (y) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or businesses is bound (in each case, not entered into in contemplation of this Section 6.13(a)) or (z) any Judgment or Law applicable to Company or any of its Subsidiaries or their respective properties, assets or businesses, (IV) prior to the Effective Time, require any such entity to change any fiscal period, or (V) cause (x) any representation or warranty set forth in Article IV or Article X of this Agreement to be inaccurate or breached, (y) any closing condition set forth in Article VII of this Agreement to fail to be satisfied or (z) any other breach of this Agreement, any other Transaction Document or any CSG-Vista Outdoor Transaction Document, (4) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing, (5) provide access to or disclose information that Company reasonably determines could (I) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege of, or conflict with any confidentiality requirements applicable to, Company or any of its Subsidiaries, (II) expose Company or any of its Subsidiaries to risk of liability for disclosure of sensitive or personal information or (III) result in the disclosure of trade secrets or competitively sensitive information to third parties, (6) cause any director, manager or equivalent of Company or any of its Subsidiaries to pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith (other than any director, manager or equivalent of Company or any of the Company Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Effective Time, (7) deliver any opinion of counsel (other than customary opinions of counsel delivered in connection with the definitive agreements for the Debt Financing at the Closing) or (8) require Company or any of the Company Subsidiaries or Vista Outdoor or any of its Subsidiaries to prepare any financial statements or other information that is not reasonably available to Company or any of the Company Subsidiaries or Vista Outdoor or any of its Subsidiaries.
(b)    Parent shall be responsible for all fees and expenses related to the Financing contemplated hereby. Accordingly, notwithstanding anything to the contrary in Section 6.06, Parent shall promptly reimburse Company and each of its Subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Company or such Subsidiary in connection with their cooperation pursuant to Section 6.13(a) in connection with the Financing. Parent shall indemnify and hold harmless Company and each of its Subsidiaries and all of their respective directors, officers, managers, employees and Representatives from and against any and all Liabilities suffered or incurred by them in
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connection with the arrangement of the Financing, their assistance pursuant to this Section 6.13 or otherwise or any information utilized in connection therewith, in each case other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, neither Company nor any of its Subsidiaries shall have any Liability under any loan agreement or any related document or any other agreement or document related to the Financing.
(c)    For the avoidance of doubt, Parent and Merger Sub, on behalf of themselves and their respective Affiliates, expressly acknowledge and agree that (i) their respective obligations to consummate the Transactions are not subject to any condition or contingency with respect to receipt of the Financing and (ii) the condition set forth in Section 7.03(b), as applied to the obligations of Company under this Section 6.13, shall be deemed to be satisfied unless (A) Company has materially breached its obligations under this Section 6.13, (B) Parent has notified Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 6.13 in order to cure such breach, and (C) Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date and the Debt Financing has not been consummated as a result of such breach.
(d)    Company hereby consents to the use of its and the Company Subsidiaries’ trademarks, trade names and logos, in each case relating to the Company Business, in connection with the Financing; provided that (i) such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Company or any Company Subsidiaries or the reputation or goodwill of Company or the Company Subsidiaries and (ii) such use is subject to Company’s reasonable review in advance thereof.
Section 6.14    [Reserved].
Section 6.15    Post-Closing Compensation Matters.
(a)    For a period of not less than one year following the Effective Time (or if earlier, the date of termination of such Company Employee), Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee (i) a base salary that is no less favorable than that in effect for such Company Employee immediately prior to the Effective Time and (ii) annual cash incentive and long-term incentive opportunities, severance benefits and employee benefit plans and arrangements (other than base salary) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time; provided that, in lieu of providing equity or equity-related incentives, Parent may satisfy its obligations by providing the cash equivalent thereof.
(b)    Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Benefit Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor and provide all the Company Benefit Plans in
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accordance with their terms in effect as of the Effective Time, without any amendment or modification in respect of any payments, benefits or rights under any Company Benefit Plan arising as a result of the Transactions (either alone or in combination with any other event).
(c)    Each Company Employee who participates in a Benefit Plan that is an annual cash incentive plan (each, an “Annual Incentive Plan”) shall receive a cash bonus in respect of Company’s fiscal year in which the Closing occurs as follows: (i) with respect to the portion of such fiscal year ending on the Closing Date, an amount equal to the cash bonus calculated under the applicable Annual Incentive Plan based on the projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined prior to the Closing by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), prorated for the portion of the year elapsed between the beginning of such fiscal year and the Closing Date (the “Pre-Closing Bonus”) and (ii) with respect to the remainder of such fiscal year, an amount equal to the greater of full-year threshold or actual performance, prorated for the portion of the year elapsed between the Closing Date and the end of such fiscal year (the “Post-Closing Bonus”), in each case, otherwise in accordance with the terms of the applicable Annual Incentive Plan as in effect for each Company Employee as of the Closing Date; provided that, notwithstanding the foregoing, in the event the Closing occurs within 60 Business Days preceding Company’s fiscal year end, then such Company Employee shall not receive a Post-Closing Bonus but shall receive a Pre-Closing Bonus equal to an amount calculated under the applicable Annual Incentive Plan based on projected full-year actual performance under the applicable Annual Incentive Plan as of the Closing, as determined by the Board of Directors of Company (or, if appropriate, any committee administering the Annual Incentive Plan), without proration. Parent shall, and shall cause the Surviving Corporation to, (i) pay the Pre-Closing Bonuses to the applicable Company Employees promptly following the Closing (but in any event, no later than the first payroll date that occurs more than five Business Days after the Closing) and (ii) pay the Post-Closing Bonuses to the applicable Company Employees at the same time that such bonuses are typically paid in the ordinary course of business. Notwithstanding the foregoing in this Section 6.15(c), in the event that any Company Employee is terminated by Parent or any of its Affiliates, including the Surviving Corporation or any of its Subsidiaries, without Cause (as defined in the Vista Outdoor 2020 Stock Incentive Plan) or due to death or disability following the Closing but prior to the payment date for Post-Closing Bonuses, if any, Parent shall, and shall cause its Affiliates, including the Surviving Corporation and its Subsidiaries, to, pay to such Company Employee, at the time set forth in the preceding sentence, an amount equal to the sum of (x) the Pre-Closing Bonus and (y) a portion of the applicable Post-Closing Bonus pro-rated based on the number of days the applicable Company Employee was employed between the Closing Date and the end of the performance period.
(d)    The provisions of this Section 6.15 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.15 is intended to, or shall, constitute the establishment, modification, termination or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise or limit the ability following the Closing of the Company Group to modify, amend or terminate any benefit or compensation plan, program,
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contract, policy, agreement or arrangement or shall confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee) any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, and no current or former employee or any other Person associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.
Section 6.16    R&W Insurance Policy. In the event that Parent elects to obtain a representation and warranties insurance policy (an “R&W Insurance Policy”) in connection with the Transactions, each of Company and, until the consummation of the CSG-Vista Outdoor Merger, Vista Outdoor shall, and shall cause their Subsidiaries to, use reasonable best efforts to provide Parent with such information as may be reasonably requested by Parent in connection with obtaining any such R&W Insurance Policy (subject to the terms and conditions of Section 6.03 of this Agreement). The premium payable to the underwriters in respect of any R&W Insurance Policy, and all other brokerage commissions, Taxes, or similar expenses, fees or costs associated with obtaining the R&W Insurance Policy shall be borne by Parent.
Section 6.17    Reorganization. Prior to the Effective Time, each of Vista Outdoor and Company shall, and shall cause each of their applicable Subsidiaries to, undertake the steps described in Section 1.01(a) of the Separation Agreement in accordance with the terms thereof (such steps, the “Reorganization”). Prior to the Effective Time, each of Vista Outdoor and Company shall reasonably consult with Parent in connection with the Reorganization, including (i) providing copies of the draft documentation required to effect the Reorganization to Parent for Parent’s review and comment and (ii) considering in good faith Parent’s comments on such documentation or Parent’s proposed changes to the Reorganization (including the steps described in Section 1.01(a) of the Separation Agreement). Each of Vista Outdoor and Company shall keep Parent reasonably apprised, in reasonable detail, of the status of the Reorganization and will not make any changes to the steps described in Section 1.01(a) of the Separation Agreement without Parent’s consent, such consent not to be unreasonably withheld, conditioned or delayed. Vista Outdoor, Company and Parent shall reasonably cooperate in connection with such activities necessary to implement the Reorganization prior to the Closing. The steps of the Reorganization may not be amended, modified or waived in any way without the prior written consent of Parent.
Section 6.18    [Reserved].
Section 6.19    [Reserved].
Section 6.20    Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
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Section 6.21    CSG-Vista Outdoor Merger Agreement. Without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), neither Vista Outdoor nor Company shall, or shall agree to, amend, modify, supplement or waive any provision of the CSG-Vista Outdoor Merger Agreement, the Separation Agreement, the Employee Matters Agreement or any other CSG-Vista Outdoor Transaction Document, and any such action that is taken without such prior written consent of Parent shall be null and void ab initio. Prior to Closing, Company shall comply with the terms of Section 2.06 of the Separation Agreement.
Section 6.22    Cash Adjustment Amount. Company shall deliver to Parent, not more than five (5) Business Days, and not less than three (3) Business Days, prior to the Closing Date, a statement setting forth Company’s calculation of the Cash Adjustment Amount, together with reasonably detailed schedules with respect to the determination thereof, which calculation shall be certified in writing by an independent nationally recognized accounting firm (the “Cash Adjustment Calculation Statement”). Following the delivery of the Cash Adjustment Calculation Statement, Company shall, subject to Parent’s reasonable advance written request (email being sufficient), provide Parent and its Representatives with reasonable access during normal business hours, and in such a manner as to not interfere with the normal operations of Company or any Company Subsidiary, to the records and relevant Representatives (subject to the execution of any required customary access letters), personnel and properties of Company and the Company Subsidiaries to the extent reasonably relevant to Parent’s review of the Cash Adjustment Calculation Statement. Company shall adjust the Cash Adjustment Amount to account for any reasonable comments made by Parent with respect thereto.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    the Company Stockholder Approval shall have been obtained;
(b)    any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and the Governmental Approvals under Review Laws set forth in Section 7.01(b) of the Company Disclosure Letter shall have been obtained;
(c)    no court of competent jurisdiction or other Governmental Authority shall have issued a Judgment or enacted a Law (each, a “Restraint”) that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions; and
(d)    the CSG-Vista Outdoor Merger shall have been consummated in accordance with the CSG-Vista Outdoor Merger Agreement and the Closing Statement (as defined in the Separation Agreement) shall have become final and binding and the Closing
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Adjustment Amount (as defined in the Separation Agreement), if any, shall have been paid, in each case in accordance with Section 2.06 of the Separation Agreement.
Section 7.02    Conditions to Obligations of Company To Effect the Merger. The obligations of Company to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    (i) the representations and warranties of Parent and Merger Sub set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.08, Section 3.09 and Section 3.12 shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representation and warranties expressly relate to an earlier date (in which case as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (ii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;
(b)    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing; and
(c)    Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub (as applicable) of the conditions set forth in Sections 7.02(a) and 7.02(b).
Section 7.03    Conditions to Obligations of Parent and Merger Sub To Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:
(a)    (i) the representations and warranties of Company set forth in Section 4.01, Section 4.03 (other than Section 4.03(a)), Section 4.04, Section 4.19 and Section 4.24 and the representations and warranties of Vista Outdoor set forth in Section 10.01(a) and Section 10.01(b) shall be true and correct in all material respects, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), (ii) the representations and warranties of Company set forth in Section 4.03(a) shall be true and correct in all respects other than de minimis inaccuracies, as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (iii) all other representations and warranties of Company and Vista Outdoor set forth in this Agreement shall be true and correct, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein,
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as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), other than, in the case of this clause (iii), any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;
(b)    each of Company and Vista Outdoor shall have performed in all material respects all obligations required to be performed by them under this Agreement, and each other Transaction Document to which they are a party, at or prior to the Closing;
(c)    Parent shall have received a certificate signed on behalf of Company by an executive officer of Company certifying the satisfaction by Company of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d);
(d)    since the date of this Agreement there shall not have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and
(e)    the Reorganization shall have been completed.
Section 7.04    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s (or such party’s Affiliate’s) failure to comply with this Agreement or the other Transaction Documents or use the efforts required pursuant to this Agreement or the other Transaction Documents to cause the Closing to occur, including as required by Section 6.04.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by mutual written consent of Company and Parent;
(b)    by either Company or Parent:
(i)    if the Effective Time has not occurred on or before February 4, 2025 (the “Initial End Date” and, as extended pursuant to the immediately succeeding proviso, the “End Date”); provided that, if on the Initial End Date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on the Initial End Date if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act or any other Review Law), then the Initial End Date will be automatically extended to March 4, 2025; provided further that the right to terminate this Agreement pursuant to this
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Section 8.01(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the End Date is primarily due to the breach by such party of any Transaction Document (including, in the case of Company, Vista Outdoor, and, in the case of Parent, Merger Sub);
(ii)    if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) (and such party’s Affiliates) shall have performed in all material respects its obligations under this Agreement to prevent the entry of and to remove such Restraint in accordance with its obligations under Section 6.04;
(iii)    if the CSG-Vista Outdoor Merger Agreement has been validly terminated; or
(c)    by Company:
(i)    if Parent or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Parent has received written notice from Company identifying such breach or failure to perform and stating Company’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i); provided that Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if (x) Company or Vista Outdoor is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.03(a) or 7.03(b); or
(ii)    if (A) all of the conditions in Section 7.01 and Section 7.03 have been satisfied or waived (other than (I) the condition set forth in Section 7.03(e); provided that such condition is reasonably capable of being satisfied immediately prior to the Closing and (II) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), (B) Company has irrevocably confirmed by written notice to Parent that (1) all conditions set forth in Section 7.02 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that it would be willing to waive any unsatisfied conditions in Section 7.02 if the Closing were to occur, and (2) it is ready, willing, and able to consummate the Closing and (C) Parent fails to consummate the Closing on or prior to the date that is the earlier of (x) three Business Days following the date the Closing should have occurred pursuant to Section 1.03 and (y) the End Date; provided that no party shall be permitted to terminate this Agreement pursuant to Section 8.01(b)(i) during the period expiring on the date set forth in clause (x) or (y) (as applicable); or
(d)    by Parent:
(i)    if Company or Vista Outdoor breaches or fails to perform in any respect any of their respective representations, warranties or covenants set forth in any
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Transaction Document, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (B) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, has not been cured within 30 days after Company has received written notice from Parent identifying such breach or failure to perform and stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if Parent or Merger Sub is then in breach of any representation, warranty or covenant set forth in any Transaction Document and such breach would give rise to the failure of any condition set forth in Section 7.02(a) or 7.02(b); or
(ii)    prior to obtaining the Company Stockholder Approval, if the Company Stockholder Approval has not been obtained at the Company Stockholder Meeting within twenty-four (24) hours following the execution and delivery of this Agreement.
Section 8.02    Effect of Termination. In the event of valid termination of this Agreement as provided in Section 8.01, written notice of such termination shall be given to the other party or parties hereto, specifying the provision of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any Liability on the part of Company or any Company Related Party or Parent, Merger Sub or any Parent Related Party, other than (a) the last sentence of Section 6.03, Section 6.06, Section 6.13(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination and continue in full force and effect in accordance with their respective terms, (b) the Confidentiality Agreement and the Limited Guarantee shall survive such termination in accordance with their respective terms and (c) subject to Sections 8.03(d) and 8.03(e), any Liability resulting from Fraud or willful and material breach by any party hereto of this Agreement or any other Transaction Document.
Section 8.03    Termination Fees.
(a)    If:
(i)    either Parent or Company terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii) and, at the time of such termination, all of the conditions set forth in Sections 7.01 and 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions would have been satisfied on the date of termination if the Closing occurred on such date) or waived, other than those conditions set forth in Section 7.01(b) or 7.01(c) (with respect to Section 7.01(c), solely to the extent that such Restraint arises under the HSR Act or any other Review Law); or
(ii)    (A) Company terminates this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii) or (B) Parent terminates this Agreement pursuant to Section 8.01(b)(i), if at such time Company could have validly terminated this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii);
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then, in either case, Parent shall pay to Company $71,110,000 (the “Parent Termination Fee”) in immediately available funds to an account designated by Company. Such payment shall be due (x) concurrently with termination by Parent or (y) within two Business Days after written notice of termination by Company (as applicable). Parent shall not be obligated to make more than one payment pursuant to this Section 8.03(a).
(b)    If (A) the CSG-Vista Outdoor Merger Agreement is terminated, (B) this Agreement is terminated (x) by Parent pursuant to Section 8.01(d)(ii) or (y) by Parent or Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) (unless, in the case of termination pursuant to this clause (y), at such time Company could have validly terminated this Agreement pursuant to Section 8.01(c)(i) or 8.01(c)(ii)) and (C) Vista Outdoor is, either concurrently with such termination of the CSG-Vista Outdoor Merger Agreement or at anytime thereafter, required to pay to CSG the Vista Outdoor Termination Fee pursuant to Section 8.03(b) of the CSG-Vista Outdoor Merger Agreement, then Vista Outdoor shall pay, or shall cause Company to pay, to Parent $28,125,000 (the “Company Termination Fee”) in immediately available funds to an account designated by Parent. Such payment shall be due simultaneously with the payment of the Vista Outdoor Termination Fee pursuant to Section 8.03(b) of the CSG-Vista Outdoor Merger Agreement. Neither Vista Outdoor nor Company shall be obligated to make more than one payment pursuant to this Section 8.03(b).
(c)    Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement and each other Transaction Document to which it is a party. Accordingly, if Vista Outdoor or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 8.03, and, in order to obtain payment of such amount, Parent or Company, as the case may be, commences an Action which results in a final, non-appealable order against the other requiring the payment set forth in this Section 8.03, such paying party shall pay or cause to be paid to the other party, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such Action, together with interest on such due and unpaid amount pursuant to this Section 8.03 at the rate of (i) the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be paid plus (ii) 2% through the date such payment was actually received.
(d)    Subject in all respects to Section 8.02, Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Parent Termination Fee is paid to Company in circumstances under which the Parent Termination Fee is payable pursuant to Section 8.03(a), payment of the Parent Termination Fee (which, for the avoidance of doubt, shall be payable to Company solely in the circumstances described in Section 8.03(a)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Vista Outdoor, Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the Debt Financing Sources and the Equity Financing Sources), managers, members, directors, officers or Affiliates
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(collectively, the “Parent Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of the Parent Termination Fee, none of the Parent Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions. In no event shall Company be entitled to seek or obtain any recovery or judgment in excess of the aggregate amount of the Parent Termination Fee and any amounts payable pursuant to Section 6.13 or Section 8.03(c) against the Parent, Merger Sub and or any other Parent Related Parties, including for any type of damage relating to this Agreement or the Transactions, whether at law or in equity, in contract, in tort or otherwise.
(e)    Subject in all respects to Section 8.02, Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and Section 8.03(c), in the event the Company Termination Fee is paid to Parent in circumstances under which the Company Termination Fee is payable pursuant to Section 8.03(b), payment of the Company Termination Fee (which, for the avoidance of doubt, shall be payable to Parent solely in the circumstances described in Section 8.03(b)) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of Parent, Merger Sub and the other Parent Related Parties against Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any and all losses, damages, fees, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions.
Section 8.04    Amendment. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.
Section 8.05    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
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ARTICLE IX
GENERAL PROVISIONS
Section 9.01    Nonsurvival of Representations and Warranties and Covenants and Agreements. None of the representations and warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than any other Transaction Document), or any claim with respect thereto, shall survive the Effective Time, and no such claim may be brought by any Person after the Effective Time, except to the extent covenants and agreements contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time. Notwithstanding the foregoing, nothing herein is intended to limit any party’s liability resulting from Fraud or the willful and material breach by such party of this Agreement or any other Transaction Document.
Section 9.02    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) on the date of dispatch by the sender in the case of electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (d) upon the earlier of confirmed receipt and the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:
(i)    if to Company, to:
Revelyst, Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:        Eric Nyman, CEO; and
Jung Choi, General Counsel & Corporate Secretary
Email:             eric.nyman@revelyst.com; and
jung.choi@revelyst.com
with a copy to, prior to the Closing:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:        Craig F. Arcella, Aaron M. Gruber and Bethany A. Pfalzgraf
Email:             carcella@cravath.com;
agruber@cravath.com; and
bpfalzgraf@cravath.com
with a copy to, following the Closing:
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Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:        Benjamin M. Goodchild, Robert A. Kindler, Nickolas Bogdanovich
Email:             bgoodchild@paulweiss.com
rkindler@paulweiss.com; and
nbogdanovich@paulweiss.com
(ii)    if to Vista Outdoor, to:
Vista Outdoor Inc.
900 Ehlen Drive
Anoka, MN 55303
Attention:        Jason Vanderbrink, CEO (The Kinetic Group);
Jeffrey Ehrich, General Counsel & Corporate Secretary
(The Kinetic Group)
Email:             Jason.Vanderbrink@VistaOutdoor.com;
jehrich@tkghunt.com
with a copy to, prior to the consummation of the CSG-Vista Outdoor Merger:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:        Craig F. Arcella, Aaron M. Gruber and Bethany A.
Pfalzgraf
Email:             carcella@cravath.com;
agruber@cravath.com; and
bpfalzgraf@cravath.com
with a copy to, following the consummation of the CSG-Vista Outdoor Merger:
Clifford Chance Prague LLP
Jungmannova Plaza
Jungmannova 745/24
110 00 Prague 1
Czech Republic
Attention:        David Kolacek, Nigel Wellings, Alexandra Wilde and David Stringer
Email:             david.kolacek@cliffordchance.com;
nigel.wellings@cliffordchance.com;
alexandra.wilde@cliffordchance.com; and
david.stringer@cliffordchance.com
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(iii)    if to Parent or Merger Sub, to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:        Benjamin M. Goodchild, Robert A. Kindler, Nickolas Bogdanovich
Email:             bgoodchild@paulweiss.com
rkindler@paulweiss.com; and
nbogdanovich@paulweiss.com
Any party hereto may, by notice to the other parties hereto, change the address and identity of the Person to which such notices and copies of such notices are to be given. The parties agree that nothing in this Agreement shall affect each other party’s right to serve process in any other manner permitted by Law.
Section 9.03    Definitions. For purposes of this Agreement:
“Accelerated Company Equity Awards” means, collectively, each Company PSU, Company Cash-out RSU, Company Option and Company DSU entitled to receive Merger Consideration at the Effective Time pursuant to Section 2.04 and Section 2.05 of this Agreement; provided that, for purposes of determining the number of shares of Company Common Stock subject to such Accelerated Company Equity Awards, the number of shares of Company Common Stock subject to each Company PSU shall be based on the achievement of applicable performance goals at the level set forth in Section 2.04(b) of the Company Disclosure Letter.
“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, examination, proceeding, litigation, audit or investigation by or before any Governmental Authority.
“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.
“Aggregate Option Exercise Price” means the sum of the exercise prices of all Company Options other than the Out-of-the-Money Company Options.
“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering and bribery, including the FCPA and the UK Bribery Act of 2010.
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“Base Purchase Price” means $1,125,000,000.
“Benefit Plan” means, with respect to any Person, any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, termination, separation, severance, retention, change in control, salary continuation, life, death benefit, health, welfare, hospitalization, workers’ compensation, sick leave, vacation pay, child bonding leave, educational assistance, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that is sponsored, maintained or contributed to or required to be contributed to by such Person or to which such Person is a party.
“Board of Directors” means, with respect to any Person, the board of directors, the board of managers or functionally similar governing body of such Person, as applicable, or, if such Person is a limited partnership managed by a general partner, then the “Board of Directors” of such general partner, as applicable.
“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.
“Cash Adjustment Amount” means an amount, which may be positive or negative, equal to (a) the Company Cash minus (b) the Company Debt minus (c) $25,000,000 minus (d) the proceeds received by Company or any Company Subsidiary from the sale, transfer, assignment, disposition or license (other than licensing in the ordinary course of business for which Company or a Company Subsidiary receives revenue) of any asset (other than inventory in the ordinary course of business) from the date of this Agreement through the Closing Date (but excluding, for the avoidance of doubt, any proceeds received in connection with the CSG-Vista Outdoor Merger Agreement).
“Closing Income Taxes” means the amount (which shall not be less than zero) of all unpaid income Taxes of Company and its Subsidiaries for any Tax period (or portion thereof) ending on or prior to the Closing Date for which a Tax Return has not yet been filed as of the
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Closing Date by reason of such Tax Return not being yet due (whether or not such Taxes are due and payable as of the Closing Date), other than any Closing Taxes (as defined in the Separation Agreement). “Closing Income Taxes” shall be calculated (A) as of the end of the Closing Date, (B) in a manner consistent with the past practices of Company or the applicable Subsidiary to the extent such past practices are supported at a “more likely than not” or higher level of comfort, (C) except as otherwise provided in this definition, by disregarding any deferred income Tax assets or liabilities, (D) by disregarding any transactions, actions or elections entered into by members of the Company Group outside the ordinary course of business on the Closing Date after the Closing and not (x) otherwise contemplated by this Agreement or the Separation Agreement, (y) required by applicable Law or by a Contract entered into by a member of the Company Group prior to the Closing or (z) approved in writing by Company, (E) taking into account any estimated income Tax payments and overpayments of income Taxes with respect to any Tax period (or portion thereof) ending on or before the Closing Date as reductions of the liability for income Taxes for such period, (F) taking into account all amounts that are deductible, for income Tax purposes, at a “more likely than not” or higher level of comfort under applicable Law by any member of the Company Group and relate to or arise from the payments of amounts that are included in Company Debt (or amounts that would have been included in such definition but were paid prior to the Closing) and assuming an election was made under Rev. Proc. 2011-29, 2011-18 I.R.B. 746 with respect to any applicable fees, (G) taking into account any “global intangible low-taxed income” within the meaning of Section 951A of the Code and “subpart F income” within the meaning of Section 952 of the Code of any “controlled foreign corporations” for taxable years (or portions thereof) ending on or before the Closing Date and (H) disregarding the effect of any election made with respect to Company under Section 338(g) of the Code. In the case of any taxable period that includes, but does not end on, the Closing Date (such period, a “Straddle Period”), “Closing Income Taxes” shall include an amount of income Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date, based on an “interim closing of the books” method as of the end of the day on the Closing Date, except that (i) exemptions, allowances and deductions that are calculated on an annual basis (such as depreciation deductions) and (ii) Taxes that are imposed on a periodic basis (such as real or personal property Taxes) shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis and if Company or any of their respective Subsidiaries owns an interest in any entity treated for purposes of an applicable Tax Law as a “flow-through” or fiscally transparent entity or a controlled foreign corporation, or in a similar manner, then such entity’s taxable year shall be deemed to close at the end of the Closing Date.
“Code” means the U.S. Internal Revenue Code of 1986.
“Company Assets” has the meaning given to the term “Revelyst Assets” in the Separation Agreement.
“Company Benefit Plan” has the meaning given to the term “Revelyst Benefit Plan” in the Employee Matters Agreement.
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“Company Business” means (i) the businesses and operations the financial results of which were collectively reported as the “Outdoor Products” reporting segment of Vista Outdoor during the period beginning on April 1, 2023 and ending immediately prior to the consummation of the CSG-Vista Outdoor Merger and (ii) the business and operations of Company and the Company Subsidiaries during the period beginning as of the consummation of the CSG-Vista Outdoor Merger and ending immediately prior to the Effective Time.
“Company Business Balance Sheet” means the condensed combined balance sheet of the Company Business, including the notes thereto, as of June 30, 2024, as set forth in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.
“Company Business Balance Sheet Date” means June 30, 2024.
“Company Business Intellectual Property” means, collectively, the Company Business Owned Intellectual Property and all other Intellectual Property used in or otherwise necessary to conduct the Company Business as conducted by Vista Outdoor and its Subsidiaries on the date of this Agreement and Company and the Company Subsidiaries as of immediately prior to Closing.
“Company Business Owned Intellectual Property” means all Intellectual Property owned or purported to be owned (or which, following the consummation of the Separation, will be owned or purported to be owned) by the Company or a Company Subsidiary.
“Company Cash” means all cash, cash equivalents and bank deposits held by Company or any Company Subsidiary as of 11:59pm New York City time on the day immediately preceding the Closing Date; provided, however, that “Company Cash” shall (a) be calculated net of all outstanding checks, other pending debits and any other negotiable instruments used like checks of Company or any Company Subsidiaries and (b) exclude all Restricted Cash.
“Company Cash-out RSU” means any Company RSU that is not a Company Rollover RSU.
“Company Debt” means, with respect to Company and its Subsidiaries, as of immediately prior to the Closing, without duplication and regardless of the maturity or when due and payable (A) all obligations of Company and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind to Company and its Subsidiaries (other than extensions of trade credit to customers of Company and its Subsidiaries in the ordinary course of business consistent with past practice), (B) all obligations of Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (C) all lease obligations of Company and its Subsidiaries classified as capital or finance leases in the Company Business Financial Information or required to be classified as capital or finance leases in accordance with GAAP, (D) all obligations of Company and its Subsidiaries pursuant to securitization or factoring programs or arrangements, (E) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by Company or any of its Subsidiaries of
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any Indebtedness of any other Person, (F) all obligations or undertakings of Company to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (G) net cash payment obligations of Company and its Subsidiaries under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (H) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of Company and its Subsidiaries, to the extent drawn, (I) all interest, overdraft fees, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing, (J) other than any Earn-Out Payment (as defined in the Separation Agreement), all obligations for the deferred purchase price of property, business, assets, securities, goods or services, including all earn-out payments, seller notes, holdbacks, and other similar payments (whether contingent or otherwise), in each case as would be accrued on the condensed combined balance sheet of the Company Business if prepared as of such date in accordance with GAAP, (K) (1) any outstanding and unpaid severance in respect of any employee of Company and its Subsidiaries terminated prior to the Closing, including, solely to the extent payable upon termination of the relevant employment, any earned but unused vacation, sick leave or other applicable paid time-off benefits, but excluding any severance costs incurred as a result of a termination of employment at the direction or request of Parent, (2) all obligations with respect to unfunded or underfunded deferred compensation or defined benefit pension plans and (3) any earned but unpaid bonuses (including, for the avoidance of doubt, any Cash-Based Retention Awards identified in Item 6 of Section 4.10(a) of the Company Disclosure Letter and the transaction incentive award identified in Item 7 of the Section 4.10(a) of the Company Disclosure Letter, in each case, to the extent earned but unpaid) or commissions as of the Closing and amounts payable pursuant to Section 6.15(c) of this Agreement as either a Pre-Closing Bonus or a Post-Closing Bonus (in the case of a Post-Closing Bonus, based on threshold level of performance achievement), in the case of each of clauses (1), (2) and (3), together with the employer portion of any applicable Taxes payable with respect thereto, (L) all Closing Income Taxes, (M) all unpaid obligations of Company and its Subsidiaries pursuant to Section 2.01(k) or Section 2.06 of the Separation Agreement and (N) all unpaid fees, costs, commissions or expenses incurred, payable or reimbursable by or on behalf of Company or any of its Subsidiaries in connection with the preparation, negotiation, execution of this Agreement, the other Transaction Documents, the CSG-Vista Outdoor Merger Agreement or the Separation Agreement, or the consummation or performance of the Transactions or the CSG-Vista Outdoor Merger (including fees, costs and expenses of counsel, accountants, consultants, brokers, investment bankers and other advisors).
“Company DSU” means a deferred stock unit under the Company Stock Plan outstanding as of immediately prior to the Effective Time.
“Company Employee” means (i) prior to the effective time of the CSG-Vista Outdoor Merger, each employee of Vista Outdoor and its Subsidiaries (including any member of the Company Group) whose work time is dedicated to the operation of the Company Business or
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(ii) following the effective time of the CSG-Vista Outdoor Merger, each employee of the Company Group.
“Company Equity Awards” means, collectively, the Company PSUs, Company RSUs, Company Options and Company DSUs.
“Company ESPP” means the Revelyst, Inc. Employee Stock Purchase Plan to be adopted effective immediately prior to the effective time of the CSG-Vista Outdoor Merger.
“Company Group” means Company and each Company Subsidiary, but excluding any member of the Vista Outdoor Group.
“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, (a) would prevent or materially impair or delay Company’s ability to consummate the Transactions or (b) has a material adverse effect on the business, results of operations or financial condition of the Company Business; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of clause (b) of this definition: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company Business operates or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes in Law or in GAAP or in accounting standards, or enforcement of any of the foregoing after the date hereof, or any changes in general legal, regulatory or political conditions (including as a result of any election or campaign in connection therewith), (B) the announcement or performance of this Agreement or any other Transaction Document, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (C) acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), riots, public disorder, sabotage or terrorism, (D) volcanoes, tsunamis, pandemics, epidemics, earthquakes, hurricanes, tornados, floods or other natural disasters or force majeure events, (E) any action taken or refrained from being taken by Company or any of its Subsidiaries (i) that is expressly required by this Agreement or any other Transaction Document or (ii) at Parent’s written request, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, the Equity Financing Sources or any of their respective Affiliates, (G) any litigation in connection with this Agreement or any other Transaction Document or the Transactions, (H) any “shelter in place”, “stay in home”, shut down, closure, sequestration related law, directive, policy, guideline or recommendation promulgated by any Governmental Authority after the date hereof, (I) any change or prospective change in Company’s or any of its Subsidiaries’ credit ratings, (J) any decline in the market price, or change in trading volume, of any capital stock or other securities of Company or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones or budgets or internal or published financial or operating predictions of
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revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the other exceptions set forth in this definition) constitutes a Company Material Adverse Effect); provided that any effect, change, event or occurrence referred to in clauses (i), (ii)(A), (ii)(C), or (ii)(D) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
“Company Option” means an option to purchase Company Common Stock under the Company Stock Plan outstanding as of immediately prior to the Effective Time.
“Company Permitted Liens” means (a) Liens securing Indebtedness reflected on the Company Business Balance Sheet or incurred since the Company Business Balance Sheet Date in the ordinary course of business or as otherwise contemplated or permitted by this Agreement; provided that Liens securing any Indebtedness will be released as and when required by the terms of this Agreement, (b) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which the Company and the Company Subsidiaries comply with in all material respects and which do not materially impair the use of such property as it is presently used in connection with the Company Business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable or which are being contested in good faith and for which adequate reserves have been created in accordance with GAAP, (d) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business, (e) Liens set forth on Section 9.03 of the Company Disclosure Letter, (f) Liens which are non-monetary Liens entered into prior to, on or after the date of this Agreement and consist of utility easements, access easements and other similar Liens entered into in the ordinary course of business consistent with past practice and (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.
“Company PSU” means a performance stock unit under the Company Stock Plan outstanding and unvested as of immediately prior to the Effective Time.
“Company Rollover RSU” means any Company RSU designated by Company as a Company Rollover RSU prior to the Effective Time in accordance with the methodology set forth in Section 9.03 of the Company Disclosure Letter.
“Company RSU” means a restricted stock unit (or portion thereof) subject solely to time-based vesting conditions under the Company Stock Plan outstanding and unvested as of immediately prior to the Effective Time.
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“Company Stock Plan” has the meaning given to the term “Revelyst Stock Plan” in the Employee Matters Agreement.
“Company Stockholder Approval” means the approval of this Agreement by the sole stockholder of Company at the Company Stockholder Meeting.
“Company Subsidiary” means (a) each Person that will be a Subsidiary of Company as of the completion of the Reorganization and (b) each Person that becomes a Subsidiary of Company after the effective time of the CSG-Vista Outdoor Merger, including in each case any person that is merged or consolidated with or into any Subsidiary of Company.
“Consent” means any consents, waivers, notations, licenses, Permits, certifications, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person other than a member of either Group.
“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.
“Controlled Group Liability” means all Liabilities (a) under Section 302 of ERISA, (b) under Title IV of ERISA and (c) under Section 412 or 4971 of the Code, in the case of each of clauses (a), (b) and (c), that are imposed on Company or any Company Subsidiary under or in respect of a Company Benefit Plan solely by reason of the treatment of Company or any Company Subsidiary as a single employer with another Person as a result of the application of Section 414(b), (c), (m) or (o) of the Code or by reason of the treatment of Company or any Company Subsidiary as under common control with another Person as a result of the application of Section 4001(b) of ERISA.
“CSG-Vista Outdoor Merger Consideration” has the meaning given to the term “Merger Consideration” in the CSG-Vista Outdoor Merger Agreement.
“CSG-Vista Outdoor Transaction Documents” has the meaning given to the term “Transaction Documents” in the CSG-Vista Outdoor Merger Agreement.
“CSG-Vista Outdoor Transactions” has the meaning given to the term “Transactions” in the CSG-Vista Outdoor Merger Agreement.
“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.
“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the Transactions, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors,
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employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.
“DGCL” means the General Corporation Law of the State of Delaware.
“dollars” or “$” means lawful money of the United States of America.
“Domain Names” means Internet domain names, URLs and social media identifiers, handles and tags.
“Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of October 15, 2023, by and between Vista Outdoor and the Company, as amended by that certain side letter dated July 25, 2024.
“Environment” means: (a) land, including, surface land, sub-surface strata, sea bed and river bed under water and natural structures; (b) water, including, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and (c) air, including, air inside buildings and in other natural and man-made structures above or below ground.
“Environmental Laws” means all applicable Laws and Judgments relating to the protection of the Environment or to Environmental Matters.
“Environmental Liabilities” has the meaning given to that term in the Separation Agreement.
“Environmental Matters” means: (a) pollution or contamination of the Environment; (b) the generation, handling, storage, distribution, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Materials; (c) the exposure of any worker to Hazardous Materials; or (d) the creation of any noise, vibration, radiation, common law or statutory nuisance, in each case of clause (d) that causes a material adverse impact on the Environment.
“Environmental Permit” means any Governmental Approval issued or required pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that would be deemed at any relevant time to be (a) a single employer with Company pursuant to Section 414(b), (c), (m) or (o) of the Code or (b) under common control with Company under Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing ABL Credit Agreement” means the Amended and Restated Asset-Based Revolving Credit Agreement dated as of August 5, 2022, among Vista Outdoor, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, each
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lender from time to time party thereto, each L/C issuer from time to time party thereto and Capital One, National Association, as administrative agent.
“Existing Notes” means Vista Outdoor’s 4.500% senior notes due 2029 outstanding at the date of this Agreement, and shall include any Indebtedness that refinances such notes in full or in part incurred by Vista Outdoor or any of its Subsidiaries following the date of this Agreement and prior to the Closing Date.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Final Determination” has the meaning given to that term in the Separation Agreement.
“Financing” means the Equity Financing and the Debt Financing.
“Form S-4” means the registration statement on Form S-4 filed by Company with the Commission to register under the Securities Act the shares of Company Common Stock to be issued in connection with the CSG-Vista Outdoor Merger, in the form declared effective by the Commission.
“Fraud” means actual fraud under the laws of the State of Delaware with respect to the representations and warranties in this Agreement, including the requisite elements of (i) making a false representation or warranty set forth in Article III, Article IV or Article X of this Agreement, (ii) with knowledge of the falsity of such representation or warranty, (iii) with an intention to induce the party to this Agreement to whom such representation or warranty is made to act or refrain from acting in reliance upon it, (iv) causing such party, in justifiable reliance upon such false representation or warranty, to take or refrain from taking action and (v) causing such party to suffer loss by reason of such reliance.
“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.
“Global Trade Laws” means the Sanctions, export, customs and anti-boycott Laws of any jurisdiction in which Company or any of its Subsidiaries is organized or does business, including (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the ITAR administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by OFAC, (e) United Nations sanctions policies and (f) all relevant regulations promulgated under any of the foregoing.
“Government Bid” means any offer, quotation or bid which, if accepted or awarded, would lead to a Government Contract for the sale of goods or the provision of services.
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“Government Contract” means any prime contract, subcontract, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement or other commitment or funding vehicle between Company or any Company Subsidiary and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b).
“Governmental Approval” means any notices, reports or other filings to be given to or made with, or any Consents, registrations, permits or licenses to be obtained from, any Governmental Authority.
“Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official, public or private arbitrator or arbitral body, or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.
“Group” means either the Vista Outdoor Group or the Company Group, or both, as the context requires.
“Hazardous Materials” means (i) any per- or polyfluoroalkyl substances, lead, petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (ii) any other material, substance or waste that in relevant form or concentration is listed or defined as hazardous or toxic or that is otherwise listed, defined or regulated under any Environmental Law; and (iii) any substance that causes pollution or contamination of the Environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, at any date of determination, without duplication and regardless of the maturity or when due or payable, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee, direct or indirect, in any manner, by such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, surety bonds, performance bonds and other similar contractual obligations entered into by or on behalf of such Person to the extent drawn and (ix) all interest, premiums, penalties, breakage costs (including on interest rate swaps and any other hedging
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obligations (including foreign currency or exchange contracts)) and fees (including any termination fees) related to any of the foregoing.
“Intellectual Property” means any and all intellectual property and intellectual property and proprietary rights existing anywhere in the world, including the following: (a) patents (including utility and design rights and inclusive of all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, issuances and applications (including provisional applications) and statutory invention registrations, (b) Trademarks, (c) copyrights, works of authorship (whether or not copyrightable, including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications for registration therefor, (d) Domain Names, (e) Software, (f) confidential and proprietary Know-How, (g) all tangible embodiments of the foregoing in whatever form or medium and (h) any other legal protections and rights, including moral rights, related to any of the foregoing.
“Intended Tax Treatment” means the intended tax treatment set forth on Schedule 1.01(a) of the Separation Agreement.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all Software, hardware, electronic data processing equipment, information technology and recordkeeping systems, networks, interfaces, platforms, peripherals, computers, middleware, servers, workstations, routers, hubs, switches, telecommunications systems, data communications lines and other information technology equipment.
“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R Sections 120-130.
“Judgment” means any judgment, order, injunction, ruling, writ, decree or other directive issued, promulgated or entered into by or with any Governmental Authority.
“Know-How” means technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data, technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, marketing, pricing, distribution cost and sales information, customer and supplier names and lists, tools, materials, apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, diagrams, flow charts, models, studies, reports, surveys, analyses and other writings.
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“Knowledge of Company” means the actual knowledge of each Person set forth in Section 9.03 of the Company Disclosure Letter, after reasonable inquiry of such Person’s direct reports who are Company Employees.
“Knowledge of Parent” means the actual knowledge of each Person set forth in Section 9.03 of the Parent Disclosure Letter, after reasonable inquiry of such Person’s direct reports.
“Law” means any statute, law, regulation, ordinance, rule, rule of common law, Judgment, act, code, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.
“Lease Agreement” means any lease, license or other agreement governing Vista Outdoor or one of its Subsidiaries’ and, after giving effect to the Separation, Company or any Company Subsidiary’s use or occupancy of any Company Leased Real Property, including any amendment or guaranty thereof.
“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, Taxes, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any other Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).
“Lien” means any pledge, lien, charge, mortgage, encumbrance, title defect, easement, hypothecation, right of first refusal, right of first offer, transfer restriction or security interest of any kind or nature whatsoever.
“Merger Consideration” means an amount equal to (A) the sum of (x) the Revelyst Purchase Price plus (y) the Aggregate Option Exercise Price divided by (B) the sum of (x) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than any such shares of Company Common Stock held by Company, its Subsidiaries or Parent as of such time) plus (y) the number of shares of Company
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Common Stock underlying Accelerated Company Equity Awards outstanding as of immediately prior to the Effective Time.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“NYSE” means the New York Stock Exchange.
“Other Sources” means cash on hand, undrawn capital commitments or other sources of funds immediately available to Parent, Merger Sub and any of their respective Subsidiaries.
“Out-of-the-Money Company Options” means any Company Option with a strike price that is greater than an amount equal to (A) the Revelyst Purchase Price divided by (B) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than any such shares of Company Common Stock held by Company, its Subsidiaries or Parent as of such time).
“Parent Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would prevent or materially impair or delay Parent or Merger Sub’s ability to consummate the Transactions.
“Permit” means any approval, authorization, clearance, license, registration, permit, certificate, exemption or waiver issued by a Governmental Authority, including any Environmental Permit.
“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.
“Personal Information” means (a) any information identifying, describing or relating to, directly or indirectly, an identified or identifiable natural person and (b) any information that constitutes personal information, personally identifiable information or personal data under any Privacy and Data Security Requirement.
“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, the Paycheck Protection Program Flexibility Act of 2020, Division N of the Consolidated Appropriations Act, 2021, the American Rescue Plan Act, and any subsequent amendments or updates to Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)(36)).
“Privacy and Data Security Requirements” means, with respect to a party and its Subsidiaries, as applicable to the respective business thereof and any IT Systems, (a) any Laws regulating the creating, recording, receiving, importing, exporting, collecting, accessing, using,
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disclosing, transmitting, transferring, securing, sharing, distributing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, safeguarding, privacy or processing (collectively, “Processing”) of Personal Information or security breach notification requirements (including, as applicable, the California Consumer Privacy Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any other Laws implementing the GDPR into national Law, the Personal Information Protection Law of the People’s Republic of China and other international, foreign, federal, local and state data security and data privacy Laws) (collectively, “Data Privacy Laws”), (b) obligations under all Contracts to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries is bound that relate substantially to the Processing of Personal Information or the protection of IT Systems and (c) all of the current internal and publicly posted written policies of such party or any of its Subsidiaries regarding the Processing of Personal Information.
“Public Official” means: (a) any officer, employee or representative of any Governmental Authority; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Authority or any enterprise or organization identified in clause (a) or (c) above; and (e) any political party, party official or candidate for political office.
“Records” means all books, records and other documents, including all Tax records (including Tax Returns), books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.
“Registered Intellectual Property” means all patents and patent applications, registered or applied for Trademarks, registered copyrights and copyright applications and Domain Names.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act and the Exchange Act.
“Regulation S-X” means Regulation S-X promulgated under the Securities Act and the Exchange Act.
“Release” means any actual or threatened release, spill, emission, emptying, leaking, dumping, injection, escaping, pumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants
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and other representatives. For the purposes of this Agreement, Parent’s Representatives will be deemed to include the R&W Insurance Policy provider.
“Restricted Cash” means cash, cash equivalents and bank deposits to the extent not freely usable by Company or the Company Subsidiaries due to limitations, restrictions or Taxes on use or distribution or being otherwise restricted for a particular use, purposes or event, whether by Law, contract or otherwise, including restrictions on dividends or repatriations, other than any cash, cash equivalents or bank deposits that are used to collateralize any letters of credit or bank guarantees (i) set forth on Section 9.03 of the Company Disclosure Letter or (ii) entered into after the date hereof in the ordinary course of business (but, in the case of each of clauses (i) and (ii), only to the extent such collateral would be released upon the issuance of a letter of credit or bank guarantee under a revolving credit facility of Company and the Company Subsidiaries).
“Revelyst Purchase Price” means (i) the Base Purchase Price plus (ii) the Cash Adjustment Amount.
“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Global Trade Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Global Trade Laws including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clauses (a) or (b); or (d) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.
“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Separation” has the meaning given to that term in the Separation Agreement.
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“Software” means any and all (a) computer programs and applications, including software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation including user manuals and other training documentation relating to any of the foregoing.
“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the Board of Directors of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.
“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, filed or required to be filed with any Governmental Authority.
“Taxes” means (a) all taxes or similar duties, fees or charges or assessments imposed by a Governmental Authority, in each case in the nature of a tax, including any income, gross receipts, franchise, profits, value added, real or personal property, transfer, sales, use, ad valorem, license, withholding, payroll, unemployment, social security (or similar), occupation, stamp, excise, severance, premium, windfall profits, estimated, alternative or add-on minimum tax and (b) all interest, penalties and additions imposed with respect to the foregoing amounts.
“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.
“Transaction Documents” means this Agreement, the Equity Financing Commitment, the Limited Guarantee and any other agreements entered into between the parties hereto in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Reorganization.
“Transition Services Agreement” means the transition services agreement to be entered into by Company and Vista Outdoor on or prior to the closing of the CSG-Vista Outdoor Merger.
“UK NSIA” means the United Kingdom National Security and Investment Act 2021.
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“UK NSIA Notice” means a notice submitted pursuant to the UK NSIA. “Vista Outdoor Business” means the business and operations conducted by Vista Outdoor and its Subsidiaries immediately prior to the closing of the CSG-Vista Outdoor Merger, other than the Company Business.
“Vista Outdoor Common Stock” has the meaning given to “Company Common Stock” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Equity Award” means equity-based awards in respect of shares of Vista Outdoor Common Stock granted under the Vista Outdoor Stock Plans held by any Company Employee.
“Vista Outdoor Group” has the meaning given to such term in the Separation Agreement.
“Vista Outdoor Proxy Statement” has the meaning given to the term “Proxy Statement” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Stock Plans” has the meaning given to the term “Company Stock Plans” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Stockholders’ Meeting” has the meaning given to the term “Company Stockholders’ Meeting” in the CSG-Vista Outdoor Merger Agreement.
“Vista Outdoor Subsidiary” means each Subsidiary of Vista Outdoor other than Company and the Company Subsidiaries.
“Vista Outdoor Termination Fee” has the meaning given to the term “Company Termination Fee” in the CSG-Vista Outdoor Merger Agreement.
Section 9.04    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.05    Interpretation.
(a)    Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include any other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Annexes, Exhibits and Schedules hereto) and not to any particular provision of this Agreement. Article, Section, Annex, Exhibit or Schedule references are to the articles, sections, annexes, exhibits and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any other Transaction Document but not otherwise defined therein shall have the meaning as defined in this Agreement or the other Transaction Document to which such
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Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any definition of or reference to any Law shall be construed as referring to such Law as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor Laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All references to “$” or dollar amounts are to the lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions hereof. References herein to a day or number of days shall refer to calendar days, unless such reference is specifically to a “Business Day” and the terms “year” and “years” shall refer to calendar years, unless such reference is specifically to a fiscal year. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on or such act or step shall be required to be taken on or by, as applicable, the next succeeding Business Day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(b)    The words “made available to Company” and words of similar import refer to documents delivered in person or electronically to Vista Outdoor (prior to the consummation of the CSG-Vista Outdoor Merger), Company or their Representatives. The words “made available to Parent”, “made available to Merger Sub” and words of similar import refer to documents (i) posted to the Intralinks virtual dataroom by or on behalf of Vista Outdoor or Company, (ii) delivered in person or electronically to Parent, Merger Sub or their Representatives or (iii) contained in any Filed SEC Documents.
(c)    Notwithstanding anything to the contrary set forth herein, all representations and warranties in Article IV that cover any business or Person acquired by Company or any Company Subsidiary or Vista Outdoor or any of its Subsidiaries on or after April 1, 2020 shall be deemed to be made to the Knowledge of Company with respect to such business or Person for any time period prior to the acquisition of such business or Person.
Section 9.06    Disclosure Letters. Any matter disclosed in any section of the Parent Disclosure Letter or the Company Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Parent or Merger Sub or Company or Vista Outdoor, as applicable, to the extent that the
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relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the face of such disclosure.
Section 9.07    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 9.08    Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each other party hereto. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.
Section 9.09    Entire Agreement; No Third-Party Beneficiaries; No Other Representations or Warranties.
(a)    This Agreement, taken together with the Parent Disclosure Letter and the Company Disclosure Letter, the other Transaction Documents and the Confidentiality Agreement, and any Annexes, Exhibits and Schedules hereto and thereto, (i) contain the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between such parties with respect to the subject matter hereof or thereof other than those set forth or referred to herein or therein (provided that the Parent Disclosure Letter, the Company Disclosure Letter and the Annexes, Exhibits and Schedules hereto are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein) and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies (other than, following the Effective Time, the provisions of Section 6.05, which shall be enforceable by the specified beneficiaries thereof).
(b)    Company acknowledges and agrees that, except for the representations and warranties contained in Article III and in the other Transaction Documents to which such Person is a party, none of Parent, Merger Sub or any of their Subsidiaries or any other Person makes any representation or warranty, express or implied, with respect to Parent or Merger Sub or with respect to any information furnished, disclosed or otherwise made available to Company, Vista Outdoor or any of their respective Representatives in the course of their due diligence
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investigation of Parent or Merger Sub and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, none of Parent or Merger Sub or any other Person shall be subject to any Liability or responsibility whatsoever to Company or its respective Affiliates or its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Parent’s furnishing, disclosing or otherwise making available any information, documents or material in any form to Company or its Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.
(c)    Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV and Article X and in the other Transaction Documents to which such Person is a party, neither Vista Outdoor nor Company nor any of their Subsidiaries nor any other Person makes any representation or warranty, express or implied, with respect to Company, the Company Subsidiaries, the Company Business, Vista Outdoor, the Vista Outdoor Subsidiaries or the Vista Outdoor Business or with respect to any information furnished, disclosed or otherwise made available to Parent or Merger Sub or any of their respective Representatives in the course of their due diligence investigation of Company or the Company Business or otherwise and the negotiation of this Agreement and the other Transaction Documents or otherwise in connection with the Transactions. Except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Company or Vista Outdoor nor any other Person shall be subject to any Liability or responsibility whatsoever to Parent or Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Company’s, Vista Outdoor’s or any of their respective Affiliates or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form to Parent, Merger Sub or their respective Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.
Section 9.10    Governing Law. This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, regardless of the Laws that might otherwise govern under applicable conflicts of law principles.
Section 9.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of each other party hereto;
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however, Parent or Merger Sub may assign (or pledge as security for any financing or assign to any lender as collateral security, including the Debt Financing) any of their respective rights under this Agreement, in whole or in part, without the prior written consent of Company or Vista Outdoor, to one or more of its Affiliates at any time, provided that such assignment (or pledge) shall not relieve Parent or Merger Sub of any of their respective obligations hereunder. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment permitted by this Section 9.11 shall release the assigning party from Liability for the full performance of its obligations under this Agreement.
Section 9.12    Enforcement.
(a)    In the event of any actual or threatened breach of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative; provided that, for the avoidance of doubt, under no circumstances shall any party hereto be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable. The parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages (including any fees payable pursuant to Section 8.03), even if available, would not be an adequate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the Transactions and without such right the parties hereto would not have entered into this Agreement.
(b)    Notwithstanding anything to the contrary in Section 9.12(a), each of the parties hereto agrees that Company shall only be entitled to specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing and cause the Equity Financing to be funded if, and only if, (i) all of the conditions in Section 7.01 and Section 7.03 have been satisfied or waived (other than (A) the condition set forth in Section 7.03(e); but subject to such condition being able to be satisfied immediately prior to the Closing and (B) those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing); and (ii) Company has irrevocably confirmed by written notice to Parent that if the Equity Financing is funded, then Company is ready, willing and able to consummate the Closing
Section 9.13    Jurisdiction.
(a)    Each of the parties hereto (i) irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the parties hereto or any of their respective Subsidiaries, Affiliates, successors and assigns under or related
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to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise, (ii) agrees that it shall not assert, and hereby waives, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper or that the forum is inconvenient or any similar objection, claim or argument and (iii) agrees that a final judgment in any Action resolved in accordance with Section 9.12 and this Section 9.13 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING IN ANY WAY TO ANY TRANSACTION DOCUMENT OR ANY TRANSACTION.
(b)    Each of the parties hereto agrees that (i) actions in the Delaware Court of Chancery (and, if the Delaware Court of Chancery shall be unavailable, any Delaware state court or the federal court sitting in the State of Delaware) (any such court, the “Court”) afford adequate procedural protections consistent with due process, that the Court’s Judgments are final and that actions in the Court otherwise fulfill all conditions necessary for the enforcement of its Judgments in a foreign tribunal and (ii) such party shall not contest the foregoing in any such enforcement Action, in any foreign tribunal.
Section 9.14    Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, Company (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Company Related Parties): (a) agrees that it will not bring or support any Person in any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any commitment letter with respect to the Debt Financing (the “Debt Commitment Letter”), the definitive agreements entered into in connection with the Debt Financing (the “Debt Financing Agreements”) or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable Law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court; (c) agrees that, except as specifically set forth in the Debt Commitment Letter or the Debt Financing Agreements (including as it relates to (I) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (II) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.01(d)(i) or decline to consummate the Closing as a result thereof
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pursuant to Section 7.03(a) and (III) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby shall be exclusively governed by the laws of the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (d) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Commitment Letter or any Debt Financing Agreement, (i) the parties hereto hereby acknowledge and agree that no party hereto or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders (x) shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Agreements or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise, and hereby waives all such rights or claims and (y) agrees not to commence any Action against any Debt Financing Sources or their Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Agreements or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, and (ii) no Debt Financing Source shall have any Liability to any party hereto or its Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders for any Liabilities of any party hereto under this Agreement or for any claim or damages based on, in respect of or by reason of the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 9.14 and this Section 9.14 shall not be amended or waived in a manner adverse in any material respect to any Debt Financing Source without its prior written consent. Notwithstanding
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anything to the contrary contained in this Agreement, nothing in this Section 9.14 shall in any way affect any party’s or any of its Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter and any Debt Financing Agreements.
Section 9.15    [Reserved].
ARTICLE X
REPRESENTATIONS AND WARRANTIES OF VISTA OUTDOOR
Section 10.02    Representations and Warranties of Vista Outdoor. Vista Outdoor hereby represents and warrants to Parent and Merger Sub, as of the date hereof, except as disclosed (i) in the manner contemplated in Section 9.06, in the Company Disclosure Letter or (ii) in the Filed SEC Documents, other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Statement Regarding Forward-Looking Information” and “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or under similarly titled captions or sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact; provided that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 10.01(a):
(a)    Organization, Standing and Power. Vista Outdoor is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Vista Outdoor has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Vista Outdoor has made available to Parent true and complete copies of the organizational documents of Vista Outdoor as amended through, and in full force and effect as of, the date of this Agreement, and Vista Outdoor is not in violation of any provision of its organizational documents, other than such violations that, individually or in the aggregate, would not prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transactions.
(b)    Authority; Execution and Delivery; Enforceability. Vista Outdoor has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Vista Outdoor of each Transaction Document to which it is or is contemplated to be a party and the consummation by Vista Outdoor of the Transactions has been duly authorized by the Board of Directors of Vista Outdoor, as applicable, and no other corporate proceedings on the part of Vista Outdoor are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions, and Vista Outdoor has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Vista Outdoor in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by Vista Outdoor of each other Transaction Document to which
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it is or is contemplated to be a party, and assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).
(c)    No Conflicts; Governmental Approvals.
(i)    The execution and delivery by Vista Outdoor of each Transaction Document to which it is a party does not, the execution and delivery by Vista Outdoor of each Transaction Document to which it is contemplated to be a party will not, and the consummation by Vista Outdoor of the Transactions and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Vista Outdoor under, any provision of (A) the certificate or articles of incorporation, bylaws or comparable organizational documents of Vista Outdoor, (B) any Contract to which Vista Outdoor is a party or by which any of its properties or assets is bound, or (C) subject to the filings, Consents and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Vista Outdoor or its properties or assets, other than, in the case of clauses (B) and (C) above, any such item that, individually or in the aggregate, would not prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transactions.
(ii)    No Governmental Approval is required to be obtained or made by or with respect to Vista Outdoor in connection with the execution, delivery and performance by Vista Outdoor of any Transaction Document to which it is a party or the consummation by Vista Outdoor of the Transactions, other than (A) compliance with and filings and approvals under the HSR Act and the other Review Laws set forth on Section 4.05(b) of the Company Disclosure Letter, (B) compliance by Vista Outdoor with the rules and regulations of NYSE, (C) compliance with and filings and approvals under any applicable international, federal or state securities or “blue sky” Laws, and (D) such other Governmental Approvals, the failure of which to be obtained or made, individually or in the aggregate, would not prevent or materially impair or delay Vista Outdoor’s ability to consummate the Transactions.
[Signature Page Follows]
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IN WITNESS WHEREOF, each of Vista Outdoor, Company, Parent and Merger Sub has duly executed this Agreement, all as of the date first written above.

VISTA OUTDOOR INC.

By	/s/ Jason Vanderbrink
Name:	Jason Vanderbrink
Title:	Co-Chief Executive Officer

REVELYST, INC.

By	/s/ Eric Nyman
Name:	Eric Nyman
Title:	Chief Executive Officer

OLIBRE LLC

By	/s/ Alec Roman
Name:	Alec Roman
Title:	Secretary

CABIN RIDGE INC.

By	/s/ Alec Roman
Name:	Alec Roman
Title:	Secretary

Annex I
Glossary of Defined Terms

Term	Section
Agent	2.02
Agreement	Preamble
Annual Incentive Plan	6.15(c)
Cash Adjustment Calculation Statement	6.22
Certificate	2.01(c)
Certificate of Merger	1.04
Closing	1.03
Closing Date	1.03
Company	Preamble
Company Business Financial Information	4.06(a)
Company Business Registered Intellectual Property	4.16(a)
Company Common Stock	2.01(b)
Company Disclosure Letter	IV
Company Equity Interests	4.03(a)
Company Group Permits	4.13(b)
Company Indemnified Parties	6.05(a)
Company Leased Real Property	4.15(b)
Company Material Contract	4.17(a)
Company Owned Real Property	4.15(a)
Company Pension Benefit Plan	4.10(f)
Company Related Parties	8.03(e)
Company Stockholder Meeting	6.11
Company Termination Fee	8.03(b)
Company Welfare Benefit Plan	4.10(c)
Confidentiality Agreement	6.03
Converted Cash Award	2.04(a)
Court	9.13(b)
CSG	Recitals
CSG Merger Sub	Recitals
CSG Purchaser	Recitals
CSG-Vista Outdoor Merger	Recitals
CSG-Vista Outdoor Merger Agreement	Recitals
Debt Commitment Letter	9.14
Debt Financing	6.13(a)
Debt Financing Agreements	9.14
DPA	3.12
EDGAR	IV
Effective Time	1.04
End Date	8.01(b)(i)
Equity Financing	3.08
Equity Financing Commitment	3.08
E-B-1

Term	Section
Equity Financing Source	3.08
Filed SEC Documents	IV
Guarantor	Recitals
Guarantors	Recitals
Initial End Date	8.01(b)(i)
Intercompany Contracts	4.17(c)
Inventory	4.26
Key Employee	4.11(e)
Labor Agreement	4.11(a)
Letter of Transmittal	2.03(b)
Limited Guarantee	Recitals
Merger	1.02
Merger Exchange Fund	2.03(a)
Merger Sub	Preamble
Parent	Preamble
Parent Disclosure Letter	III
Parent Related Parties	8.03(d)
Parent Termination Fee	8.03(a)(ii)
Post-Closing Bonus	6.15(c)
Pre-Closing Bonus	6.15(c)
Premium Cap	6.05(b)
R&W Insurance Policy	6.16
Remedial Action	4.14(h)
Reorganization	6.17
Restraint	7.01(c)
Review Laws	6.04(b)
Separation Agreement	Recitals
Surviving Corporation	1.02
Top Customers	4.17(a)(xiii)
Top Vendors	4.17(a)(xiii)
Transaction Filings	6.01
Vista Outdoor	Preamble
Vista Outdoor D&O Insurance	6.05(b)
E-B-2

ANNEX G
October 15, 2023
Board of Directors
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Members of the Board:

We understand that (i) Vista Outdoor Inc. (the “Company”), Revelyst, Inc. (“Outdoor Products”), CSG Elevate II Inc. (“Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Parent (“Merger Sub”) and, solely for the purposes of specific provisions therein, Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (the “Guarantor”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 15, 2023 (the “Merger Agreement”) and (ii) the Company and Outdoor Products propose to enter into a Separation Agreement, substantially in the form of the draft dated October 15, 2023 (the “Separation Agreement” and together with the Merger Agreement, the “Transaction Agreements”), which collectively provide, among other things, for (a) the separation (the “Separation”) of the Revelyst Business (as defined in the Separation Agreement) from the Vista Outdoor Business (as defined in the Separation Agreement) with the Revelyst Business to be held by Outdoor Products and the Vista Outdoor Business to be held by the Company, (b) the subscription (the “Subscription”) by Parent for shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company in an amount equal to the $1,910,000,000 (the “Base Purchase Price”), subject to adjustment as set forth in the Transaction Agreements (such adjustments, the “Purchase Price Adjustment”) and (c) the subsequent merger (the “Merger” and together with the Separation and the Subscription, the “Transactions”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than any shares of Company Common Stock owned by Company, any of its Subsidiaries or Parent (in each case, if any) and the Appraisal Shares, will be converted into the right to receive (1) one fully paid and non-assessable share of Outdoor Products common stock, par value $0.01, and (2) $12.90, in each case, per share, all as provided in the Transaction Agreements. We understand that pursuant to the Transaction Agreements, in consideration for the Vista Outdoor Business, the Company will receive the Base Purchase Price in cash, subject to the Purchase Price Adjustment (the “Consideration”). All capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. The terms and conditions of the Transactions are more fully set forth in the Transaction Agreements.
You have asked for our opinion as to whether the Consideration to be received by the Company pursuant to the Transaction Agreements is fair from a financial point of view to the Company.

For purposes of the opinion set forth herein, we have:
1)    Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)    Reviewed certain internal financial statements and other financial and operating data concerning the Vista Outdoor Business;
3)    Reviewed certain financial projections prepared by the management of the Company for the Vista Outdoor Business under three scenarios: a base case (the “Base Case Projections”), a downside case (the “Downside Case Projections”) and an upside case (the “Upside Case Projections”);
4)    Reviewed certain financial information prepared by the management of the Company, and have considered in our analysis, that the Transactions have been structured to result in less corporate level tax for the Company relative to a sale of the assets of the Vista Outdoor Business.
5)    Discussed the past and current operations and financial condition and the prospects of the Vista Outdoor Business with senior executives of the Company;
6)    Reviewed the reported prices and trading activity for the Company Common Stock;
7)    Compared the financial performance of the Vista Outdoor Business with that of certain other publicly-traded companies comparable with the Vista Outdoor Business;
8)    Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
9)    Participated in certain discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;
10)    Reviewed the Transaction Agreements, the draft commitment letters from a certain equity investor and certain lenders substantially in the form of the drafts dated October 15, 2023 (the “Commitment Letters”) and certain related documents; and
11)    Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections for the Vista Outdoor Business, we have assumed, at your direction, that they have been reasonably prepared and that the Base Case Projections reflect the best currently available estimates and judgments of the Company as to the future financial performance of the Vista Outdoor Business. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Transaction Agreements without any
2

waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Transaction Agreements will not differ in any material respect from the drafts thereof furnished to us and that the Purchase Price Adjustment will not result in any adjustment that is material to our analysis. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We do not express any view on, and this opinion does not address, any other term or aspect of the Transaction Agreements or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreements or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the Company in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Vista Outdoor Business, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. This opinion does not address the relative merits of the transactions contemplated by the Transaction Agreements as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Transaction Agreements or proceed with any other transaction contemplated by the Transaction Agreements.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transactions. In addition, Morgan Stanley will receive a fee upon the rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent,
3

the Company, the Vista Outdoor Business or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company or any subsidiary of the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Outdoor Products common stock will trade following the consumption of the Transactions or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Transactions.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the Company pursuant to the Transaction Agreements is fair from a financial point of view to the Company.

Very truly yours,

MORGAN STANLEY & CO. LLC,

By:	/s/ Martin Douglass
Martin Douglass
Managing Director
4

ANNEX H
October 15, 2023
Independent Members of the Board of Directors of Vista Outdoor Inc.
Board of Directors of Vista Outdoor Inc.
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Ladies & Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to Vista Outdoor Inc. (the “Company”) of the Base Purchase Price (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Revelyst, Inc., a direct wholly owned subsidiary of the Company (“Revelyst”), CSG Elevate II Inc. (“Parent”), CSG Elevate III Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., as guarantor.
As more fully described in the Merger Agreement, pursuant to the Separation Agreement by and between the Company and Revelyst (the “Separation Agreement”, and together with the Merger Agreement and the Subscription Agreement (as defined below), the “Agreements”), (i) the Company will separate the Revelyst Business (as defined in the Separation Agreement) from the Vista Outdoor Business (as defined in the Separation Agreement) and (ii) Parent will subscribe (the “Subscription”) for shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company for an amount equal to $1.91 billion (the “Base Purchase Price”), which Base Purchase Price is subject to the adjustments set forth in the Agreements, as to which we express no opinion.
We understand that (i) following the Subscription, Merger Sub will be merged with and into the Company, whereby current holders of Company Common Stock will receive, in exchange for each share of Company Common Stock, one share of Revelyst common stock and $12.90 in cash and (ii) the cumulative effect of the consummation of the transactions contemplated by the Agreements (such series of transactions, collectively, the “Transactions”) will result in the current holders of Company Common Stock owning 100% of the issued and outstanding common stock of Revelyst, and Parent owning 100% of the issued and outstanding Company Common Stock, and thereby 100% of the Vista Outdoor Business.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Vista Outdoor Business furnished to us by the Company, including financial forecasts relating to the Vista Outdoor Business provided to or discussed with us by the management of the Company under three scenarios: a base case (the “Base Case Projections”), a downside case (the “Downside Case Projections”) and an upside case (the “Upside Case Projections”); (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Vista Outdoor Business; (iv) reviewed the reported prices and trading activity for the Company Common Stock; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) considered the results of efforts by or on behalf of the Company to solicit indications of
1

ANNEX H
interest from third parties with respect to a possible acquisition of all or a portion of the Vista Outdoor Business; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed (a) a document, labeled “Execution Version”, of the Merger Agreement, (b) a document, labeled “Execution Version”, of the Separation Agreement, and (c) the form, provided on October 15, 2023, of the Subscription Agreement to be entered into between the Company and Parent in connection with the Subscription (the "Subscription Agreement”); and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts of circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared and that the Base Case Projections reflect the best currently available estimates and judgments of the Company as to the future performance of the Vista Outdoor Business. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreements or any aspect or implication of the Transactions, except for the fairness of the Base Purchase Price from a financial point of view to the Company. We express no opinion as to what the value of Company Common Stock or the common stock of Revelyst actually will be when issued pursuant to the Transactions or the prices at which Company Common Stock or the common stock of Revelyst may trade at any time. We are not expressing any opinion as to fair value, viability or the solvency of the Company or Revelyst following the closing of the Transactions. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Agreements will not differ in any material respect from the documents referenced above that we have reviewed, that the Transactions will be consummated in accordance with their terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreements are accurate and correct, and that the parties to the Agreements will comply with all the material terms of the Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction regarding the Vista Outdoor Business from any party.
2

ANNEX H
However, in reaching our conclusion, we have taken into consideration the results of the indications of interest received by the Company as referred to above.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as the financial advisor to the independent members of the Board of Directors of the Company in connection with the Transactions and are entitled to a fee upon delivery of our report prepared in connection with the Transactions. We are also entitled to a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. We have provided investment banking and other services to the Company unrelated to the Transactions and in the future may provide such services to the Company and Parent and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as financial advisor to the independent members of the Board of Directors of the Company in connection with a review of strategic alternatives, including the proposed spin-off of the business of Revelyst.
This opinion is for the use and benefit of the independent members of the Board of Directors of the Company (solely in their capacity as such) as well as for the use and benefit of the entire Board of Directors of the Company (solely in its capacity as such) in their evaluation of the Base Purchase Price. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. This opinion does not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Base Purchase Price from a financial point of view to the Company. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Base Purchase Price or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Base Purchase Price set forth in the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ MOELIS & COMPANY LLC
3

ANNEX I
July 7, 2024
Board of Directors
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Members of the Board:
We understand that in a letter dated June 26, 2024, MNC Capital (“MNC”) made a proposal to acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Vista Outdoor Inc. (the “Company”) for $42.00 per share, in cash (the “MNC Revised Indication”), subject to the execution of a mutually satisfactory merger agreement. On July 1, 2024, MNC delivered draft commitment letters with respect to the proposed debt and equity financing for the MNC Revised Indication and a draft merger agreement (the “Proposed Merger Agreement”), which provides, among other things, for the proposed merger (the “Proposed Merger”) of a wholly owned subsidiary of MNC (“Merger Sub”), with and into the Company. Pursuant to the Proposed Merger, the Company would become a wholly owned subsidiary of MNC, and each outstanding share of Common Stock, other than shares held in treasury or as to which appraisal rights have been perfected, would be converted into the right to receive $42.00 per share in cash (the “Consideration”). The terms and conditions of the Proposed Merger are more fully set forth in the Proposed Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the MNC Revised Indication is adequate from a financial point of view to the holders of shares of Common Stock.
For purposes of the opinion set forth herein, we have:
1)Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)Reviewed certain internal financial statements and other financial and operating data concerning the businesses and operations of the Outdoor Products reportable segment of the Company (the “Revelyst Business”);
3)Reviewed certain financial projections prepared by the management of the Company for the Revelyst Business;
4)Reviewed certain financial information prepared by the management of the Company, and have considered in our analysis, that pursuant to (i) an agreement and plan of merger (the “CSG Merger Agreement”) by and among the Company, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“CSG Parent”), CSG Elevate III Inc., a wholly owned subsidiary of CSG Parent (“CSG Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s., (ii) a separation agreement by and between the Company and Revelyst and (iii) a subscription agreement by and between CSG Merger Sub and the Company, the Company expects to receive $2,100,000,000 from CSG Merger Sub, which includes $21.00 per share in cash consideration to be received by holders of Common Stock (the “CSG Transaction”) as consideration for the sale of the Vista Outdoor Business (as defined in the Separation Agreement);
5)Discussed the past and current operations and financial condition and the prospects of the Revelyst Business with senior executives of the Company;
6)Reviewed the reported prices and trading activity for the Common Stock;
7)Compared the financial performance of the Revelyst Business with that of certain other publicly-traded companies comparable with the Revelyst Business;

8)Participated in certain discussions and negotiations among representatives of the Company and MNC and certain parties and their financial and legal advisors;
9)Reviewed the Proposed Merger Agreement, the draft commitment letters from certain lenders and potential sources of equity substantially in the form of the drafts dated July 7, 2024 (the “Commitment Letters”) and certain related documents; and
10)Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections for the Revelyst Business, we have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Revelyst Business. In addition, we have assumed that the Proposed Merger would be consummated in accordance with the terms set forth in the Proposed Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that MNC will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Proposed Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Proposed Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Proposed Merger Agreement or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of Common Stock in the Proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Revelyst Business or the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. This opinion does not address the relative merits of the transactions contemplated by the Proposed Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Proposed Merger Agreement or proceed with any other transaction contemplated by the Proposed Merger Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the MNC Revised Indication and will receive a fee for our services, a substantial portion of which is contingent upon the rendering of our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the MNC Revised Indication is adequate from a financial point of view to the holders of shares of Common Stock. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to MNC and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, the Revelyst Business, or any other company, or any currency or commodity, that may be involved in the Proposed Merger, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company or any subsidiary of the Company is required to make with the Securities and Exchange Commission in connection with the Proposed Merger or the CSG Transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the CSG Transaction.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the MNC Revised Indication is inadequate from a financial point of view to the holders of shares of Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Martin Douglass
Martin Douglass
Managing Director

ANNEX J
July 7, 2024
Independent Members of the Board of Directors of Vista Outdoor Inc.
Board of Directors of Vista Outdoor Inc.
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Ladies & Gentlemen:
We understand that Vista Outdoor Inc. (the “Company”) has entered into the Agreement and Plan of Merger dated October 15, 2023 (as amended by Amendment No. 1 dated May 27, 2024, Amendment No. 2 dated June 23, 2024 and Amendment No. 3 dated July 7, 2024, the “Merger Agreement”) among the Company, Revelyst, Inc., a direct wholly owned subsidiary of the Company (“Revelyst”), CSG Elevate II Inc. (“Parent”), CSG Elevate III Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., as guarantor.
As more fully described in the Merger Agreement, pursuant to the Separation Agreement by and between the Company and Revelyst (the “Separation Agreement”, and together with the Merger Agreement and the Subscription Agreement (as defined below), the “Agreements”), (i) it is contemplated that the Company will separate the Revelyst Business (as defined in the Separation Agreement) from the Vista Outdoor Business (as defined in the Separation Agreement) and (ii) Parent will subscribe (the “Subscription”) for shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company for an amount equal to $2.10 billion (the “Base Purchase Price”).
We understand that (i) following the Subscription, it is contemplated that Merger Sub will be merged with and into the Company, whereby current holders of Company Common Stock will receive, in exchange for each share of Company Common Stock, one share of Revelyst common stock and $21.00 in cash and (ii) the cumulative effect of the consummation of the transactions contemplated by the Agreements (such series of transactions, collectively, the “Transactions”) will result in the current holders of Company Common Stock owning 100% of the issued and outstanding common stock of Revelyst, and Parent owning 100% of the issued and outstanding Company Common Stock, and thereby, 100% of the Vista Outdoor Business.
We further understand that (a) on February 19, 2024, the Board of Directors of the Company (the “Board”) received a letter from MNC Capital (“MNC”) containing a proposal to acquire the Company for $35.00 per share in cash (the “MNC First Indication”), (b) on March 25, 2024, the Board received a subsequent letter from MNC indicating a willingness to increase its proposal to acquire the Company to $37.50 per share in cash (the “MNC Second Indication”), (c) on June 6, 2024, the Board received an updated letter from MNC indicating a willingness to increase its proposal to acquire the Company to $39.50 per share in cash (the “MNC Third Indication”), (d) on June 26, 2024, the Board received a further updated letter from MNC reiterating its interest in acquiring the Company (the “MNC Indication of Interest”), indicating a willingness to increase its proposal to acquire the Company to $42.00 per share in cash (the “MNC Indication Amount”) and further indicating such MNC Indication of Interest was its final offer, and (e) on July 1, 2024, the Board received a further letter (the “MNC Final Offer Letter”) from MNC containing the details relating to its final offer of the MNC Indication Amount, including a draft merger agreement (the “Proposed Merger Agreement”), which provides, among other things, for the proposed merger of a wholly owned subsidiary of MNC with and into the Company.

It is currently contemplated the gross proceeds of the Transactions of $2.10 billion will be adjusted for estimated taxes, net working capital, transactions costs and other closing related payments of approximately $93 million (“Transactions Costs”), together with estimated net proceeds from additional contemplated divestitures by the Company of approximately $12 million (“Additional Divestiture Amounts”), resulting in aggregate estimated net proceeds to the Company from the Transactions, other asset sales and certain insurance proceeds of approximately $2.019 billion (the “Estimated Net Transactions and Other Proceeds Amount”). The Estimated Net Transactions and Other Proceeds Amount, together with the aggregate enterprise value of Revelyst, as adjusted to reflect value on a per share basis, is referred to herein as the “Transactions Amount”.
You have requested our opinion as to the adequacy of the MNC Indication Amount from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Revelyst Business furnished to us by the Company, including (a) financial forecasts relating to the Revelyst Business provided to or discussed with us by the management of the Company, (b) estimated Transactions Costs, and (c) estimated Additional Divestiture Amounts; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Revelyst Business; (iv) reviewed the reported prices and trading activity for the Company Common Stock; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed (a) the Merger Agreement, (b) the Separation Agreement, (c) the form, provided on October 15, 2023, of the Subscription Agreement to be entered into between the Company and Parent in connection with the Subscription (the “Subscription Agreement”), and (d) the MNC First Indication, the MNC Second Indication, the MNC Third Indication, the MNC Indication of Interest and the MNC Final Offer Letter; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, the Transactions Costs and the Additional Divestiture Amounts, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company as to the future performance of the Revelyst Business and the estimated Transaction Costs and Additional Divestiture Amounts. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s prior underlying business decision to enter into the Merger Agreement to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Proposed Merger Agreement or any aspect or implication of the transaction contemplated by the MNC Indication of Interest, except for the adequacy of the MNC Indication Amount from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount. We express no opinion as to what the value of Company Common Stock or the common stock of Revelyst actually will be when issued pursuant to the Transactions or the prices at which Company Common Stock or the common stock of Revelyst may trade at any time. We are not expressing any opinion as to fair value, viability or the solvency of the Company or Revelyst following the closing of the Transactions. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Subscription Agreement and the Merger Agreement will not differ in any material respect from the drafts that we have reviewed, that the Transactions will be consummated in accordance with their terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreements are accurate and correct, and that the parties to the Agreements would comply with all the material terms of the Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction regarding the Revelyst Business, the Vista Outdoor Business or the Company as a whole, from any party.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as the financial advisor to the independent members of the Board in connection with its evaluation of the MNC Indication of Interest and are entitled to a fee upon delivery of our report prepared in connection with the MNC Indication of Interest. We are also entitled to a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. We have provided investment banking and other services to the Company unrelated to the Transactions and the transaction contemplated by the MNC Indication of Interest and in the future may provide such services to the Company and Parent and have received and may receive compensation for such services. In the past two years prior to the date hereof, we (i) acted as financial advisor to the independent members of the Board in connection with a review of strategic alternatives, including the proposed spin-off of the business of Revelyst, as well as in connection with entering into the Transactions and (ii) acted, and are currently acting, as financial advisor to certain affiliates and other related parties of a member of the MNC financing consortium, in connection with certain investment banking advisory transactions.
This opinion is for the use and benefit of the independent members of the Board (solely in their capacity as such) as well as for the use and benefit of the entire Board (solely in its capacity as such) in their evaluation of the MNC Indication of Interest. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. This opinion does not address the fairness of the Transactions or the transaction contemplated by the MNC Indication of Interest, nor does it address any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than whether the MNC Indication Amount is adequate from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to any consideration to be paid or received in connection with the Transactions. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the MNC Indication Amount is inadequate from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount.

Very truly yours,

/s/ Moelis & Company LLC

Annex K
October 4, 2024
Board of Directors
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Members of the Board:
We understand that (i) Vista Outdoor Inc. (the “Company”), Revelyst, Inc. (“Outdoor Products”), CSG Elevate II Inc. (“CSG Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Parent (“CSG Merger Sub”) and, solely for the purposes of specific provisions therein, Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (the “CSG Guarantor”), propose to enter into an amendment to the Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024 and September 12, 2024 (the “CSG Merger Agreement”), substantially in the form of the draft dated October 3, 2024 (the CSG Merger Agreement as so amended, the “Amended CSG Merger Agreement”), (ii) the Company and Outdoor Products propose to enter into an Amended and Restated Separation Agreement, substantially in the form of the draft dated October 3, 2024 (the “A&R Separation Agreement”) and (iii) the Company, Outdoor Products, Olibre LLC (“SVP Parent”) and Cabin Ridge Inc., a direct wholly owned subsidiary of SVP Parent (“SVP Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 3, 2024 (the “SVP Merger Agreement” and, together with the Amended CSG Merger Agreement and the A&R Separation Agreement, the “Transaction Agreements”), which collectively provide, among other things, for (a) the separation (the “Reorganization”) of the Revelyst Business (as defined in the Separation Agreement) from the Vista Outdoor Business (as defined in the Separation Agreement) with the Revelyst Business to be held by Outdoor Products and the Vista Outdoor Business to be held by the Company, (b) the subscription (the “Subscription”) by CSG Parent for shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company for an amount equal to $2,225,000,000 (the “Vista Outdoor Base Purchase Price”), subject to adjustment as set forth in the Transaction Agreements (such adjustments, the “Vista Outdoor Purchase Price Adjustment”), (c) the subsequent merger (the “CSG Merger”) of CSG Merger Sub with and into the Company and (d) thereafter, the merger of SVP Merger Sub with and into Outdoor Products (the “SVP Merger” and, together with the Reorganization, the Subscription and the CSG Merger, the “Transactions”).
Pursuant to (1) the Reorganization, the Subscription and the CSG Merger, the Company will become a wholly owned subsidiary of CSG Parent, each outstanding share of Company Common Stock, other than any shares of Company Common Stock owned by the Company, any of its Subsidiaries or CSG Parent (in each case, if any) and the holders of Appraisal Shares (collectively, the “Excluded Company Common Stock Holders”), will be converted into the right to receive (x) one fully paid and non-assessable share of Outdoor Products common stock, par value $0.01 per share (“Outdoor Products Common Stock”), and (y) $25.75, in each case, per share, and the holders of Company Common Stock (other than the Excluded Company Common Stock Holders) will thereby own 100% of the issued and outstanding shares of Outdoor Products Common Stock and (2) the SVP Merger Agreement, Outdoor Products will become a wholly owned subsidiary of SVP Parent and the then current holders of Outdoor Products Common Stock, other than any shares of
Outdoor Products Common Stock owned by Outdoor Products, any of its subsidiaries or SVP Parent (collectively, the “Excluded Outdoor Products Common Stock Holders” and, together with the Excluded Company Common Stock Holders, the “Excluded Holders”), will receive an amount in cash per share, without interest (the “Outdoor Products Merger Consideration”), based on a purchase price of $1,125,000,000 (the “Outdoor Products Base Purchase Price”), subject to adjustment as set forth in the SVP Merger Agreement (the “Outdoor Products Purchase Price Adjustment” and, together with the Vista Outdoor Purchase Price Adjustment, the “Purchase Price Adjustments”), in each case, as provided in the Transaction Agreements. All capitalized terms used but not defined herein shall have the respective meanings set forth in the CSG Merger Agreement or the SVP Merger Agreement, as applicable. The aggregate consideration to be received in connection with the Transactions equals $3,350,000,000

(the “Aggregate Base Purchase Price”), subject to the Purchase Price Adjustments. The terms and conditions of the Transactions are more fully set forth in the Transaction Agreements.
You have asked for our opinion as to whether the Aggregate Base Purchase Price is, in the aggregate, fair from a financial point of view to the holders of Company Common Stock, other than any Excluded Holders (such holders, the “Covered Holders”).
For purposes of the opinion set forth herein, we have:
1)Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)Reviewed certain internal financial statements and other financial and operating data concerning the businesses and operations of the Vista Outdoor Business and the Revelyst Business;
3)Reviewed certain financial projections prepared by the management of the Company for the Vista Outdoor Business under three scenarios: a base case (the “Base Case Projections”), a downside case (the “Downside Case Projections”) and an upside case (the “Upside Case Projections”);
4)Reviewed certain financial projections prepared by the management of the Company for the Revelyst Business;
5)Reviewed certain financial information prepared by the management of the Company, and have considered in our analysis, that the Reorganization, the Subscription and the CSG Merger have been structured to result in less corporate level tax for the Company relative to a sale of the assets of the Vista Outdoor Business;
6)Discussed the past and current operations and financial condition and the prospects of the Vista Outdoor Business and the Revelyst Business with senior executives of the Company;
7)Reviewed the reported prices and trading activity for the Company Common Stock;
8)Compared the financial performance of the Vista Outdoor Business and the Revelyst Business with that of certain other publicly-traded companies comparable with the Vista Outdoor Business and the Revelyst Business, in each case;
9)Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions for the Vista Outdoor Business and the Revelyst Business;
10)Participated in certain discussions and negotiations among representatives of the Company, CSG Parent and SVP Parent and certain parties and their financial and legal advisors;
11)Reviewed the Transaction Agreements, the draft equity commitment letter from certain funds affiliated with SVP Parent substantially in the form of the drafts dated October 3, 2024 (the “Commitment Letter”) and certain related documents; and
12)Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections for the Vista Outdoor Business and the Revelyst Business, we have assumed, at your direction, that they have been reasonably prepared and that the Base Case Projections for the Vista Outdoor Business and the financial projections prepared by management for the Revelyst Business, reflect the best currently available estimates and judgments of the management of the Company of the future financial performance of the Vista Outdoor Business and the Revelyst Business, respectively. At your direction, we have assumed that (i) consummation of the Reorganization, the Subscription and the CSG Merger have effectively become contingent upon entry into the SVP Merger Agreement due to the anticipated inability to receive stockholder approval of the CSG Merger without entry into the SVP Merger Agreement and (ii) consummation of the SVP Merger is conditioned upon consummation of the CSG Merger. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Transaction Agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that SVP Parent will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the definitive Transaction Agreements will not differ in any material respect from the drafts thereof furnished to us and that the Purchase Price Adjustments will not result in any adjustment that is material to our analysis. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We do not express any view on, and this opinion does not address, any other term or aspect of the Transaction Agreements or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Transaction Agreements or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Vista Outdoor Base Purchase Price, the Outdoor Products Base Purchase Price or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Vista Outdoor Business or the Revelyst Business, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. This opinion does not address the relative merits of the transactions contemplated by the Transaction Agreements as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Transaction Agreements or proceed with any other transaction contemplated by the Transaction Agreements.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transactions. In addition, Morgan Stanley will receive a fee upon the rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. In the two years prior to the date hereof, we have provided financing services to certain affiliates of SVP Parent and their affiliated funds and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to CSG Parent, SVP Parent, the Company, Outdoor Products and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CSG Parent, the Company, Outdoor Products, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by SVP Parent or its affiliates, or in affiliates of Morgan Stanley that may hold director equity and/or partnership interests in private equity funds managed by SVP Parent or its affiliates.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company or any subsidiary of the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Outdoor Products Common Stock will trade following consummation of the CSG Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Transactions.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Aggregate Base Purchase Price is, in the aggregate, fair from a financial point of view to the Covered Holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Carmen Molinos

Carmen Molinos
Managing Director

Annex L

October 4, 2024
Independent Members of the Board of Directors of Vista Outdoor Inc.
Board of Directors of Vista Outdoor Inc.
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Ladies & Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to holders of common stock, par value $0.01 per share (“Company Common Stock”), of Vista Outdoor Inc. (the “Company”), other than any such holders (“Excluded Holders”) that (i) are participants in the financing consortium for the proposed acquisition of the Company pursuant to that certain proposal delivered by MNC Capital Partners, L.P. on September 6, 2024, (ii) are any of the Company, its subsidiaries, CSG Parent or SVP Parent (each as defined below), or (iii) exercise appraisal rights (such holders of Company Common Stock other than Excluded Holders, “Covered Holders”), of the aggregate of (i) the Base Purchase Price (as defined below) set forth in the Agreement and Plan of Merger, dated October 15, 2023, as amended on May 27, 2024, June 23, 2024, July 7, 2024, July 21, 2024 and September 12, 2024 (the “Original Kinetic Group Merger Agreement”), among the Company, Revelyst, Inc., a direct wholly owned subsidiary of the Company (“Revelyst”), CSG Elevate II Inc. (“CSG Parent”), CSG Elevate III Inc., a direct wholly owned subsidiary of CSG Parent (“CSG Merger Sub”), and Czechoslovak Group a.s., as guarantor, as to be further amended pursuant to that certain Amendment No. 6 to Agreement and Plan of Merger (the “Kinetic Group Merger Agreement Amendment”; the Original Kinetic Group Merger Agreement, as so further amended, the “Kinetic Group Merger Agreement”) to be entered into by and among the Company, Revelyst, CSG Parent, CSG Merger Sub and Czechoslovak Group a.s., and (ii) the Revelyst Purchase Price (as defined below) set forth in the Agreement and Plan of Merger (the “Revelyst Merger Agreement”) to be entered into among the Company, Revelyst, Olibre LLC (“SVP Parent”) and Cabin Ridge Inc., a wholly owned subsidiary of SVP Parent (“SVP Merger Sub”).
As more fully described in the Kinetic Group Merger Agreement, pursuant to the Amended and Restated Separation Agreement to be entered into by and between the Company and Revelyst (the “Separation Agreement”, and together with the Kinetic Group Merger Agreement and the Subscription Agreement (as defined below), the “Kinetic Group Agreements”), (i) the Company will separate the Revelyst Business (as defined in the Separation Agreement) from the Vista Outdoor Business (as defined in the Separation Agreement) and (ii) CSG Parent will subscribe (the “Subscription”) for shares of Company Common Stock for an amount equal to $2.225 billion (the “Base Purchase Price”), which Base Purchase Price is subject to the adjustments set forth in the Kinetic Group Agreements, as to which we express no opinion.
We understand that (i) following the Subscription, CSG Merger Sub will be merged with and into the Company, and (ii) the effect of the consummation of the transactions contemplated by the Kinetic Group Agreements (such series of transactions, collectively, the “Kinetic Group Transactions”) will result in the holders of Company Common Stock, subject to certain exceptions, owning 100% of the issued and outstanding shares of common stock, par value $0.01 per share (“Revelyst Common Stock”), of Revelyst, and CSG Parent owning 100% of the issued and outstanding Company Common Stock, and thereby, 100% of the Vista Outdoor Business.
We further understand that, as more fully described in the Revelyst Merger Agreement, following consummation of the Kinetic Group Transactions, SVP Merger Sub will be merged with and into Revelyst (the “Revelyst Merger”, and, together with the Kinetic Group Transactions, the “Transactions”), whereby then current holders of Revelyst Common Stock (other than Revelyst, any of its subsidiaries or SVP Parent) will receive cash consideration based on an enterprise value of Revelyst of $1.125 billion (the “Revelyst Purchase Price”), subject to adjustments set forth in the Revelyst Merger Agreement, as to which we express no opinion.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Vista Outdoor Business furnished to us by the Company, including financial forecasts relating to the Vista Outdoor Business provided to or discussed with us by the management of the Company under three scenarios: a base case (the “Base Case Projections”), a downside case (the “Downside Case Projections”) and an upside case (the “Upside Case Projections”); (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Revelyst Business furnished to us by the Company, including financial forecasts relating to the Revelyst Business provided to or discussed with us by the management of the Company (the “Revelyst Projections”); (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of each of the Vista Outdoor Business and the Revelyst Business; (v) reviewed the reported prices and trading activity for the Company Common Stock; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) considered the results of efforts by or on behalf of the Company to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Vista Outdoor Business and/or the Revelyst Business; (ix) considered feedback received by the Company from (a) certain holders of Company Common Stock, equity research analysts, proxy advisory firms and third parties referred to in clause (viii) of this paragraph regarding the Revelyst Projections, and (b) certain holders of Company Common Stock regarding their preference for the Company to pursue an offer the Company received for a sale of the entire Company for cash; (x) reviewed (a) the Original Kinetic Group Merger Agreement, (b) a document, labeled “Execution Version”, of the Kinetic Group Merger Agreement Amendment, (c) a document, labeled “Execution Version”, of the Revelyst Merger Agreement, (d) a document, labeled “Execution Version”, of the Separation Agreement, and (e) the form, provided on October 15, 2023, of the Subscription Agreement to be entered into between the Company and CSG Parent in connection with the Subscription (the “Subscription Agreement”; such agreements set forth in clauses (a) through (e) of this clause (x), the “Agreements”); and (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts of circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared and that (i) the Base Case Projections reflect the best currently available estimates and judgments of the Company as to the future performance of the Vista Outdoor Business, and (ii) the Revelyst Projections reflect the best currently available estimates and judgments of the Company as to the future performance of the Revelyst Business. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based; provided that we have taken into account the feedback received by the Company referred to in clause (ix)(a) of the immediately prior paragraph. We have, at your direction, assumed that the Kinetic Group Transactions are no longer likely to be approved by holders of Company Common Stock without entry into the Revelyst Merger Agreement. Accordingly, in connection with this opinion, and in light of the consummation of the Revelyst Merger being conditioned upon consummation of the Kinetic Group Transactions, we have not assessed the Kinetic Group Transactions or the Revelyst Merger separately. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of any of the Agreements or any aspect or implication of the Transactions, except for the fairness of the Base Purchase Price and the Revelyst Purchase Price, in the aggregate, from a financial point of view, to Covered Holders of Company Common Stock. We express no opinion as to what the value of Company Common Stock or Revelyst Common Stock actually will be when issued pursuant to the Transactions or the prices at which Company Common Stock or Revelyst Common Stock may trade at any time. We are not expressing any opinion as to the fair value, viability or solvency of the Company or Revelyst following the closing of the Transactions. In rendering this opinion, we have assumed, with your consent, that the Transactions will be consummated in accordance with their terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreements are accurate and correct, and that the parties to the Agreements will comply with all the material terms of the Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction regarding the Vista Outdoor Business, the Revelyst Business or the Company as a whole, from any party. However, in reaching our conclusion, we have taken into consideration the results of efforts by or on behalf of the Company to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Vista Outdoor Business and/or the Revelyst Business.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Vista Outdoor Business, the Revelyst Business or the Transactions.
We have acted as the financial advisor to the independent members of the Board of Directors of the Company in connection with the Transactions and are entitled to a fee upon delivery of our report prepared in connection with the Transactions. We are also entitled to a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, CSG Parent and SVP Parent. We have provided investment banking and other services to the Company unrelated to the Transactions and in the future may provide such services to the Company, CSG Parent and SVP Parent, and have received and may receive compensation for such services. In the past three years prior to the date hereof, we acted as financial advisor to the independent members of the Board of Directors of the Company in connection with a review of strategic alternatives, including the proposed spin-off of the Revelyst Business.
This opinion is for the use and benefit of the independent members of the Board of Directors of the Company (solely in their capacity as such) and for the use and benefit of the entire Board of Directors of the Company (solely in its capacity as such) in their evaluation of the Base Purchase Price and the Revelyst Purchase Price, in the aggregate. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. This opinion does not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Base Purchase Price and the Revelyst Purchase Price, in the aggregate, from a financial point of view to Covered Holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Base Purchase Price, the Revelyst Purchase Price or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Base Purchase Price set forth in the Kinetic Group Merger Agreement, together with the Revelyst Purchase Price set forth in the Revelyst Merger Agreement, are, in the aggregate, fair from a financial point of view to Covered Holders of Company Common Stock.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

Annex M

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended March 31, 2024 or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period to
Commission file number 1-36597
Vista Outdoor Inc.
(Exact name of Registrant as specified in its charter)

Delaware	47-1016855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Vista Way
Anoka, MN 55303
(Address of principal executive offices)
Registrant's telephone number, including area code: (763) 433-1000
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	VSTO	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒    No ☐
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐    No ☒
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒    No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐	Non-Accelerated Filer	☐	Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C.7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☒
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued statements.  ☐
Indicated by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant's executive officers during the relevant recovery period pursuant to Section 240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒
As of September 24, 2023 the aggregate market value of the registrant's voting common stock held by non-affiliates was approximately $1.78 billion (based upon the closing price of the common stock on the New York Stock Exchange on September 22, 2023).
As of May 20, 2024, there were 58,335,995 shares of the registrant's voting common stock outstanding.
DOCUMENTS INCORPORATED BY REFERENCE:
Portions of the registrant's definitive Proxy Statement for the 2024 Annual Meeting of Stockholders are incorporated by reference into Part III.

PART I
FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K (“Annual Report”) contains “forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements can be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are based on management's current expectations and assumptions regarding our business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution you not to place undue reliance on any forward-looking statements. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from expectations described in such forward-looking statements, including those discussed in Item 1A of this Annual Report, and summarized below, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file with the Securities and Exchange Commission (the “SEC”). All dollar amounts are presented in thousands except per share data and unless otherwise indicated.
ITEM 1.    BUSINESS
Certain business terms used in this Annual Report are defined in the “Glossary and Acronyms” found at the end of this section, and should be read in conjunction with the consolidated financial statements and related notes included in this Annual Report.
Our Company
Vista Outdoor is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products. We are headquartered in Anoka, Minnesota and have manufacturing and distribution facilities in the United States, Mexico, and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. We have a robust global distribution network serving customers in over 100 countries. We were incorporated in Delaware in 2014.
Our Brands
We have iconic ammunition and consumer products brands. Many of our brands have a rich, long-standing heritage, such as Remington Ammunition, founded in 1816, Federal Premium, founded in 1922 and Bushnell, founded in 1948. Other iconic brands in our portfolio include Bell, CamelBak, Fox Racing, Giro, Bushnell, Simms Fishing, Bushnell Golf and Foresight Sports. Our brands hold a strong competitive position in the marketplace. For example, we believe we hold the No.1 sales position in the U.S. markets for commercial and U.S. Law Enforcement ammunition, golf GPS and rangefinders, launch monitors on PGA tour, bike and hike hydration packs, bike bottles, motocross helmets, biking helmets, hunting and shooting accessories and fly fishing waders. To maintain the strength of our brands and drive revenue growth, we invest in product innovation to continuously improve the performance, quality, and affordability of our products while providing world-class customer support to our retail partners and end consumers. We have received numerous awards for product innovation by respected industry publications and for customer service from our retail customers. Additionally, high-profile professional athletes, sportsmen and sportswomen, as well as sponsored and organic influencers use and endorse our products, which we believe influences the purchasing behavior of recreational consumers.
We operate through four reportable segments: The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology. Information regarding our segments is further discussed below and in Note 19, Operating Segment Information, to the consolidated financial statements in Part II, Item 8 of this Annual Report.
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Reportable Segments and Products
The Kinetic Group
Our The Kinetic Group segment generated approximately 52.9% of our external sales in fiscal year 2024. This segment consists of our ammunition brands.
•Federal, Remington, CCI, HEVI-Shot and Speer. These brands design, develop, distribute and manufacture ammunition, primers and components that serve devoted hunters, recreational shooters, federal and local law enforcement agencies and the military focused on the following categories:
•Centerfire pistol ammunition for use in handguns for training, target shooting and personal protection;
•Centerfire rifle ammunition for use in rifles for hunting, target shooting, training and personal protection;
•Rimfire ammunition for training and recreational target shooting in rifles and handguns;
•Shotshell ammunition for clay target shooting, waterfowl, and upland game hunting; and
•Ammunition components.
Among these categories, we derive the largest portion of our sales from ammunition, which is a consumable, repeat purchase product.
Brand Strategy
Our brand strategy within our Revelyst business reportable segments places an intense focus on driving its Power Brands, its largest and most iconic brands, consisting of Bell, Bushnell, Bushnell Golf, CamelBak, Foresight Sports, Fox Racing, Giro, and Simms Fishing. We will also nurture our Challenger Brands, which are our brands with high growth potential, consisting of Blackburn, Blackhawk, Camp Chef, Primos, QuietKat and Speer and Stone Glacier, over time to create further expansion opportunities.
Revelyst Outdoor Performance
Our Revelyst Outdoor Performance segment generated approximately 16.4% of our external sales in fiscal year 2024. This segment consists of its fishing, lifestyle and technical apparel, outdoor accessories, outdoor cooking and performance gear brands.
Power Brands
•Bushnell builds connected systems and high quality, reliable performance optic-solutions to truly immerse people into the natural world to create a deeper connection between the two.
•Simms Fishing allows fishing enthusiasts to stay dry from head to toe with their renowned, extensive product lines which include waders, outerwear, footwear and fishing tools and accessories. The Simms Fishing brand is #1 in waders for the independent retailer market and has a strong position as a premium angling brand.
Challenger Brands
•Camp Chef gathers outdoor lovers around food and fire with their line of versatile outdoor cooking, camping and grilling products that stands up to the demands of the backcountry and back patio.
•Stone Glacier allows hunting enthusiasts to stay dry with their technical and lifestyle apparel and outerwear.
•Primos provides hunting enthusiasts hunting calls and ground blinds.
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•We are also proud to serve military, law enforcement and first responder personnel around the world with industry-leading brands like Blackhawk, Eagle and Stone Glacier.
Revelyst Adventure Sports
Our Revelyst Adventure Sports segment generated approximately 22.1% of our external sales in fiscal year 2024. This segment consists of its protective gear & apparel, footwear, hydration and e-mobility brands.
Power Brands
•Bell inspires and enables athletes through advanced helmet innovation across the motorcycle and bicycle industries. The Bell brand is #1 in cycling helmets.
•CamelBak manufactures hydration packs, water bottles, drinkware and coolers fit for any adventure. The CamelBak brand is #1 in bike and hike hydration packs and #1 in bike water bottles.
•Fox Racing is one of the most recognized and revered brands in motocross and mountain bike protection and the apparel choice of action sports athletes across the world.
•Giro equips enthusiasts on the mountains and on the roads with helmets, goggles, shoes and apparel. The Giro brand is #2 in snow goggles and #2 in snow helmets.
Challenger Brands
•Blackburn is dedicated to making durable, high quality accessories including lights, pumps, bags and other tools designed for the rigors of real-world cycling.
•QuietKat designs and equips outdoor enthusiasts with rugged, all-terrain e-mobility solutions to get to their next adventure or pursuit, faster and quieter.
Revelyst Precision Sports Technology
Our Revelyst Precision Sports Technology segment generated approximately 8.6% of our external sales in fiscal year 2024. This segment consists of its golf technology brands.
Power Brands
•Bushnell Golf is the industry leader in golf distance measuring devices. This includes laser rangefinders, golf audio devices, wrist-worn and handheld GPS and launch monitors. Bushnell Golf is the definitive #1 brand in the distance measuring device market, holding #1 share position in both the laser rangefinder and GPS category segments.
•Foresight Sports develops cutting-edge technology for golf enthusiasts, including launch monitors, simulators and performance analysis tools. Foresight Sports is recognized by top professional golfers, equipment manufacturers and media outlets as the industry leader in performance measurement systems. Foresight Sports is an industry leader in launch monitors and simulation solutions worldwide and continues to earn awards and accolades for design, accuracy and reliability. The Foresight Sports brand is the #1 in launch monitors on the PGA Tour.
Our Strategic Initiatives
Sale of The Kinetic Group and Planned Separation
On October 15, 2023, we entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), for an enterprise value of $1,910,000 ("the base purchase price") on a cash-free, debt-free basis subject to working capital adjustments, in an all-cash transaction (the “Sporting Products Sale”). The Sporting Products Sale represents the next step in Vista Outdoor’s plan to split Vista Outdoor into two separate entities, which was previously announced
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on May 5, 2022. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. (“Revelyst”) simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst business”, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst business to a wholly owned subsidiary of Vista Outdoor, Revelyst, and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group business), with each share of common stock, par value $0.01 per share, of Vista Outdoor ("Vista Outdoor Common Stock") outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst and (b) $12.90 in cash (“Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Merger Agreement (the “First Amendment”). The First Amendment:
1.increases the base purchase price from $1,910,000 to $1,960,000;
2.increases the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provides that certain Vista Outdoor restricted stock units held by Company employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
The Sporting Products Sale is expected to close in calendar year 2024, subject to approval of our stockholders, receipt of clearance by the Committee on Foreign Investment in the United States and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
GEAR Up Transformation Program
During the fourth fiscal quarter of 2024, we initiated the GEAR Up transformation program (GEAR Up). GEAR Up is an efficiency and cost savings initiative program to accelerate growth and transformation within our Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments, which is driven by the following key elements:
•Simplification of the Business Model: Simplifying the structure of these reportable segments will accelerate them becoming an integrated house of iconic, high-performing outdoor brands that work together as one cohesive unit to form a globally branded company leveraging shared learnings and Centers of Empowerment to drive execution on a global, omni-channel growth strategy;
•Increased Efficiency and Profitability: Maximizing efficiency and streamlining operations through consolidation of current real estate footprint, back-office technology stack, supply chain and organizational structure; and
•Reinvestment in the Highest Potential Brands: Leveraging substantial opportunity to reinvest into the highest potential brands of these reportable segments to accelerate their growth and innovation pipelines.
See GEAR Up Transformation Program in the Executive Summary and Financial Highlights of Part II, Item 7 of this Annual Report for further discussion GEAR Up.
Market Opportunity
We participate in the global market for consumer goods geared toward outdoor recreation and hunting and recreational shooting related products. The hunting and recreational shooting continues to see increased participation
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as NICS has processed more than 1 million checks per month for 57 consecutive months as of April 2024. The outdoor recreation industry has benefited from strong outdoor participation trends across multiple outdoor activities, including camping, cycling, hunting, fishing and golf. For example, participation in outdoor recreation in the U.S. has been steadily growing since 2014 and hit an all-time high in 2022, as measured by number of participants.
According to the National Golf Foundation, on-course participation in golf has now increased for six straight years, reaching an estimated 26.6 million golfers in 2023, the highest level in more than a decade. Golf participation has also expanded off of the course with an estimated 32.9 million golfers, who are typically younger and more diverse than on course participants, playing off course golf in 2023. Digging into the off course participants further, an estimated 6.2 million Americans are expected to hit golf balls in a golf simulator in 2023, a total that exceeds pre-pandemic levels by 73%. With non-golfers making up more than half of golf simulator users, there is a large opportunity to continue to expand the golf market and attract new users.
An estimated 54.5 million Americans fished in 2022, an increase of 4% from the prior year. The fishing industry has been consistently stable and the national participation rate in fishing has not dropped below 16% since 2007.
We continue to observe elevated participation rates and expect these trends to continue going forward. According to the Bureau of Economic Analysis, the outdoor industry continues to expand and positively impact the U.S. economy as the gross economic output of the outdoor industry in 2022 was $1.1 trillion and 2.2% of GDP, compared to $862 billion and 1.9% of GDP in 2021. Additionally, approximately 5 million people in the U.S. were supported by outdoor industry jobs in 2022, compared to approximately 4.5 million people in 2021.
Competitive Strengths
One of the Largest Houses of Iconic Brands in the Outdoor Products Space
Our house of brands includes iconic, market-leading brands and is one of the largest collections in the industry. We inspire and equip a broad and diverse range of consumers around the globe, including outdoor enthusiasts, golfers, off-road riders, cyclists, backyard grillers, campers, hunters, anglers, recreational shooters, athletes, as well as law enforcement and military professionals. Many of ours brands have a rich, long-standing heritage and connection to their core consumer market, while other brands are newer, high-growth brands that are leading technological advances in their respective fields.
Leading Innovation and Product Development Competencies
In the highly competitive business in which we operate, our tradenames, service marks, and trademarks are important to distinguish our products and services from our competitors. We rely on trade secrets, continuing technological innovations, and licensing arrangements to maintain and improve our competitive position. We also have a portfolio of approximately 1,832 U.S. and foreign patents, and we believe these patents, as well as unpatented research, development, and engineering skills make important contributions to our business. We employ on average 100 dedicated design and product development professionals across the organization. We are not aware of any facts which would negatively impact our continuing use of any of our material tradenames, service marks, trademarks, or patents.
By applying our engineering and manufacturing expertise, we have been able to bring to market new and innovative products that maintain product differentiation while targeting affordability for our end consumers. Recent examples of our innovative, market-leading products from our company’s brands include the following:
•Foresight Sports, a global leader in golf launch monitors, simulators and optical technology, recently launched the Foresight Falcon overhead launch monitor which delivers a massive hitting area with the utmost shot-measuring accuracy and reliability, courtesy of the same Quadrascopic Technology found in the award-winning GCQuad. The smaller form factor still captures nearly twice the measured data parameters of competitive overhead launch monitors. The also launched the QuadMAX™ launch monitor which packs even more features into its compact, ruggedized form factor. The QuadMAX™ boasts a touchscreen display, new on-device data parameters, and swing speed training.
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•The Cirque LITE Jacket from Stone Glacier strikes the perfect balance between warmth, breathability and weather resistance to create a truly versatile hunting jacket that can be worn across the spectrum of mountain hunting conditions. A hybrid fabric construction places synthetic insulation and a weather-resistant face fabric across the torso for core warmth with highly breathable microgrid fleece in the side panels to purge sweat. The Cirque LITE’s ability to maintain your temperature and move moisture excels in the dynamic conditions experienced on the hunt, whether it’s a stop-and-go stalk on a cool September evening or a savage morning ascent to a snow-swept ridge in late November. The Cirque LITE is a reliable layer that will stay in the lineup all season long.
•With the touch of a button on your smartphone, the Bushnell CelluCORE™ LIVE lets you see LIVE video of the deer you manage, the spots you scout, the property you protect or any other scenario that matters to you. And, with Dual SIM Connectivity, it automatically connects to the strongest cellular network signal in your camera’s area. The CelluCORE LIVE connects, receives and sorts high-quality images faster and holds up with rugged reliability season after season. You’ll get clear day and night photos sent right to your devices, plus long battery life and a simple setup. Bushnell + onX integration allows you to add your Bushnell cellular trail cams to your onX hunt account, so you get all your images and info from every camera location in one app. And coming soon, True Target Recognition will make it easy to get notifications when your camera has images of the targets you truly want to scout, not the ones you don’t.
•The QuietKat Apex XD features a groundbreaking five-speed internally geared hub, while the Apex HD comes with a two-speed internally geared hub. Both eBikes boast a custom frame design available in step-over and step-through styles. The frame includes a patent-pending modular rear rack, an optional front rack, and 118 additional mounting points. Other industry leading features include a dropper post with integrated suspension, a fully UL-certified 30Ah battery (up to 90 miles of range on a single charge) and VPO 2.0, which includes new “climb” and “stealth” modes.
•When you’re pushing limits on the bike—physical and mental—you want smart, no-compromise gear that puts you in the comfort zone, competitive zone and, most of all, the high-performance zone. Fox Racing released the groundbreaking V3 RS helmet, marking a new pinnacle in Motocross helmet technology and expanding offerings to cater to riders of all levels worldwide.
•The Simms Fishing Challenger 7” deck boot is a purpose-built fishing tool that’s extremely versatile around and off water. From the dock duties to running laps around the deck, the vulcanized-rubber Challenger 7” Boot sets the task-ready standard for guaranteed waterproof protection and comfort. Features include vulcanized rubber outer with neoprene lining; Simms Fishing proprietary rugged deck outsole provides grip and traction on all surfaces; and pull-on loop for easy on and off.
•Unleash your inner DJ with the new Wingman View from Bushnell Golf. The Wingman View features an LCD screen that provides GPS distances and music information, along with premium audio quality and an integrated BITE magnet cart mount. The Wingman View offers golfers a “best in class” audio experience both on and off the golf course.
•Within The Kinetic Group, Federal introduced Fusion Tipped to meet the demands of dedicated whitetail deer hunters seeking improved accuracy and longer ranges without compromising on bullet reliability. Remington expanded its effective big game bullet range with Premier CuT, a rugged copper alloy bullet delivering exceptional accuracy and terminal performance expected by hunters for tipped bullets. CCI, renowned for rimfire ammunition, launched Uppercut, a groundbreaking expanding personal protection option in 22 Long Rifle, setting a new standard in this category.
Centers of Empowerment Provide Significant Scale Advantage
Through the GEAR Up transformation program, we are developing a methodical approach to sharing our expertise across various areas amongst our brands to empower our platforms to grow, which we refer to as our Centers of Empowerment. The Centers of Empowerment will provide us with significant shared resources that can be leveraged to drive growth in revenue and profitability and will include expertise in distribution, supply chain, direct-to-consumer, information technology and international. We believe that our Centers of Empowerment will
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enable us to manufacture and distribute products in a more efficient and strategic manner than our competitors as well as open new doors and sales opportunities. Additionally, our Centers of Empowerment will allow our brands to dedicate a greater portion of their time to creating new, innovative products for consumers and better experiences for customers, enabling us to better serve their needs and capture market share. The impact of our Centers of Empowerment will continue to grow as we scale and build on these competencies, driving further operating leverage.
Supply Chain
Through the GEAR Up transformation program, we are streamlining our supply chain, which we expect will allow us to create additional spending leverage with a centralized sourcing and procurement function. We have a manufacturing footprint that includes nine facilities across the U.S., Mexico and Puerto Rico, and we expect to expand our manufacturing capability in Puerto Rico and Mexico to support increased business in military and law enforcement and near shore products to reduce cycle times. We source finished products both domestically and internationally for global distribution and have teams of local sourcing and quality assurance experts on the ground where its largest suppliers are located. We are constantly evaluating the manufacturing of our products versus buying and sourcing of finished goods to ensure optimal decisions are made for the long-term growth and profitability of the business.
We continuously seek to improve our vendor base as well as our in-country support and oversight, and through our integrated supply chain management process, we seek to provide year-over-year reductions in product costs. We believe the scope and scale of the sourcing network that we are creating will be difficult for many of our competitors to replicate. Our supply chain and logistics infrastructure will give us the ability to serve a broad array of wholesale and retail customers, many of whom already rely on us for services such as category management, marketing campaigns, merchandising and inventory replenishment.
Distribution
As part of our GEAR Up transformation program, we are transitioning the Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology segments to a geographic based network from the nine distribution centers supporting each individual business unit to optimize their structure and routes to consumers and retailers. We also expect to leverage our current sites in Calgary, Eindhoven and Singapore to support these segment's international growth, expanding distribution to even more categories and brands. We expect our distribution strategy and expanded footprint to unlock higher efficiency and scale opportunities than these segment's brands could achieve on their own.
Direct-to-Consumer
Direct-to-consumer sales are expected to be a focus of our business, and we are gaining meaningful traction with our various initiatives. We have found that the direct-to-consumer channel not only enables us to achieve higher margins, but also benefits the customer by providing the convenience of accessing our full portfolio of products wherever and whenever they want to shop. Our global digital commercial strategy will be focused on enhancing our brands. This strategy will involve centralized resources and a consolidated ecosystem that will drive commercial alignment, accelerate revenue and share growth.
Information Technology
As a part of our GEAR Up program, we are transitioning from a complex, multiple enterprise resource planning (“ERP”) structure to optimize ERP instances. We are consolidating and streamlining our technical systems to allow for less redundancy, enhanced capabilities and optimized resource allocation. This shared systems and resources model should enable us to access and share data and analytics across its platforms in real time, further accelerating its innovation and consumer engagement. Additionally, we expect that our spending will be more efficient, resulting in improved profitability.
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International
We intend to leverage the existing global infrastructure acquired from the purchase of Fox Racing to create a unified and scalable international model. Today, many of our brands are under-indexed in international sales and we believe there is significant opportunity by creating a unified and scalable international operating model that focuses on accelerating the international penetration of our brands.
Customers and Marketing
We sell our products through big-box, e-commerce, specialty and independent retailers and distributors such as Academy, Amazon, Bass Pro Shops/Cabela's, Dick's Sporting Goods, Kiesler Police Supply, Nations Best Sports, PGA Tour Superstore, Play Better Sports, Recreational Equipment, Inc., Scheels, Sports Inc., Sports South, Scheels, Sportsman's Warehouse, TJ Morris and Walmart. Many of our products are also sold directly to consumers through our brands’ websites and retail locations.
We have a scalable, integrated portfolio of brands that allows us to leverage our deep customer knowledge, product development and innovation, supply chain and distribution and sales and marketing functions across product categories to better serve our retail partners and consumers.
Sales to our top ten customers accounted for approximately 30% of our consolidated net sales in fiscal year 2024. In fiscal year 2024, U.S. customers represented approximately 83% of our sales and customers outside of the U.S. represented approximately 17% of our sales. Of our fiscal year 2024 sales, approximately 13% were to law enforcement and military professionals. See Note 19, Operating Segment Information, to the consolidated financial statements in Part II, Item 8 of this Annual Report for further information regarding our customers and geographic sales information.
Omni-channel marketing and sales have been a major focus of our business, and we have gained meaningful traction with its various initiatives. Direct-to-consumer channels, including our brands’ direct-to-consumer websites, owned brick and mortar retail, mobile device applications and third-party marketplaces, represent an increasing portion of our sales across many of our brands. We believe that we are uniquely positioned to become a leader within the global digital commercial channel as we focus on establishing a stronger direct-to-consumer presence and driving international expansion through a centralized digital commercial strategy that powers commercial alignment, accelerating sales and share growth while continuing to spearhead new partnerships.
We believe the shooting sports and outdoor recreation industries are led by enthusiasts with a passion for reliable, high-performance products, who rely on a wide variety of media for opinions and recommendations about available products. We use paid, earned, shared, and owned media to enhance the perception of our brands and products and to reinforce our leadership positions in the market. We supplement this exposure with data-driven print and digital advertising that is designed to maximize reach and return on investment. We have an industry-leading digital media presence that includes YouTube and other social media influencers. Our goal is to strengthen our existing consumers' brand loyalty while at the same time reaching new users of our products.
Quality Assurance
We maintain a disciplined quality assurance process. We set stringent metrics to drive year-over-year quality improvements. We also have customer call centers, which allow us to collect feedback on our customer service, and robust social media tracking and engagement tools that enable us to collect real-time feedback, communicate with end-users and ensure that our customers and end consumers are satisfied with our products and customer service.
Competition
Competition in the markets in which we operate is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features, and warranties, as well as sales and marketing programs. Given the diversity of our product portfolio, we have various significant competitors in each of our markets, including: Winchester Ammunition of Olin Corporation, Clarus, CBC Group, Fiocchi Ammunition, Hornady, PMC, and Rio Ammunition in The Kinetic Group segment; Alpine Stars, Bontrager, Canyon, Schwinn,
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Shimano, Shoei, Smith, Specialized, Contigo, Hydro Flask, Osprey, Nalgene and Yeti in Revelyst’s Adventure Sports segment; Garmin, Nikon, SkyTrak, Topgolf Callaway and Trackman in Revelyst’s Precision Sports Technology segment; and Huk, Orvis, Patagonia, Caldwell, Covert Optics, Nikon, Leupold, Rhino, Vortex, Wheeler, Coleman, Traeger, Weber, Kuiu, First Lite, Mystery Ranch and Sitka in Revelyst’s Outdoor Performance segment.
Seasonality
Our business experiences a certain level of seasonality. Our products are used throughout the year in a number of varying activities. For example, during the spring and summer months, sales of our products, such as golf accessories and mountain biking accessories, are in high demand. Similarly, sales of our winter sport accessories increase during the months of October through December. Finally, sales of our ammunition and premium hunting accessories are generally highest during the months of August through December due to shipments around the fall hunting season and holidays.
Regulatory Matters
Like many other manufacturers and distributors of consumer products, we are required to comply with numerous laws, rules, and regulations, including those involving labor and employment law, the FCPA and similar international anti-bribery laws, environmental law, consumer product safety, data privacy and security, workplace safety, and the export and import of our products. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules, and regulations may be adopted in the future. We believe we are in material compliance with all applicable domestic and international laws and regulations.
Our operations are subject to numerous international, federal, state, and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of hazardous materials and wastes, and restoration of damages to the environment, as well as health and safety matters. We believe that our operations are in material compliance with these laws and regulations and that forward-looking, proper and cost-effective management of air, land, and water resources is vital to the long-term success of our business. Our environmental policy identifies key objectives for implementing this commitment throughout our operations. We incur operating and capital costs on an ongoing basis to comply with environmental requirements and could incur significant additional costs as a result of more stringent requirements that may be promulgated in the future.
Some environmental laws, such as the U.S. federal Superfund law and similar state laws, can impose liability, without regard to fault, for the entire cost of the cleanup of contaminated sites on current or former site owners and operators or parties who sent wastes to such sites. We are conducting investigation and/or remediation activities at certain of our current or former sites where impacts from our historical operations have been identified. Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites. While uncertainties exist with respect to the amounts and timing of the ultimate environmental liabilities at these sites, based on currently available information, we do not currently expect that these potential liabilities, individually or in the aggregate, will have a material adverse effect on our operating results, financial condition, or cash flows. We could, however, incur substantial additional costs as a result of any additional obligations imposed or conditions identified at these or other sites in the future.
As a manufacturer and distributor of consumer products, we are subject to various domestic and international consumer product safety laws, such as the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to investigate and deem certain of our products as unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission or similar international agencies could ask a court to require us to repurchase or recall one or more of our products. In addition, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which we sell our products.
While we do not manufacture firearms, we are also subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution, and sale of firearms, explosives, and ammunition. If we fail to comply with these rules and regulations, these agencies may limit our
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growth or business activities, or, in extreme cases, revoke our licenses to do business. Our business, as well as the business of all producers and marketers of ammunition, is also subject to numerous federal, state, local, and foreign laws, regulations and protocols. Applicable laws:
•require the licensing of all persons manufacturing, exporting, importing, or selling ammunition as a business;
•require labeling and tracking the acquisition and disposition of certain types of ammunition, and certain related products;
•regulate the use and storage of gun powder or other energetic materials;
•regulate the interstate sale of certain ammunition;
•limit the mail-order sale of ammunition;
•regulate our employment of personnel with certain criminal convictions; and
•restrict access to ammunition manufacturing facilities for certain individuals from other countries or with criminal convictions.
In some cases, the handling of our technical data and the international sale of our products is also regulated by the U.S. Department of State and Department of Commerce. These agencies oversee the export of certain of our products including ammunition and night vision devices and related technical data, amongst other products. In many instances, we must obtain export authorizations for international shipments. To date, most of our requests for export licenses have been approved. These agencies can impose civil and criminal penalties, including preventing us from exporting our products, for failure to comply with applicable laws and regulations.
We are also regulated by the U.S. Department of Homeland Security, which regulates the out-bound and in-bound movement of certain of our products, as well as components, parts, and materials used in our manufacturing processes. The agency is authorized to detain and seize shipments, as well as penalize us for failure to comply with applicable regulations. The agency also works closely with the Department of State and the Department of Commerce to protect national security.
Human Capital
Our employees are the center of our success. We employ approximately 6,400 individuals in the United States and across the globe. Our employees lead in the fields of manufacturing, brand marketing, distribution, supply chain management, engineering, product development, e-commerce and finance, among many other talents and specialties. In total, 70 percent of our employees are in production roles, directly building or distributing world-class outdoor recreation gear and products for our consumers.
We prioritize employee success and well-being through strong corporate infrastructure and local programming that supports employee engagement, recruiting, professional development, safety, diversity, compensation and benefits. We have no union-represented employees other than those outside the United States as required by law. We believe that our employee relations generally are strong.
Our value proposition for employees begins with our unique culture, which is centered on an unwavering belief that when we do well as a business, we can do good for our communities, employees and charitable partners. Support for our people drives us at every level.
Employee Engagement
The importance of two-way communication with employees is critical in the post-pandemic environment. Our Co-Chief Executive Officers and business unit leaders hold regular employee town hall meetings where they provide updates and address employee questions. We regularly update employees with company news, important notices, our philanthropic efforts and employee stories through several channels, including our intranet hub, social media and
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our public-facing website. Our employee engagement initiatives are especially important across our diverse network, which includes multiple locations across the globe and a diverse set of working environments, including production, office, hybrid and remote. We regularly review our content and cadence of communication to ensure our levels of engagement are hitting the mark and driving continuous improvement.
Recruiting
Recruiting and retaining talented individuals is paramount to our long-term success. We prioritize the hiring of smart, energetic and passionate people who have the skillsets to drive value creation while also injecting diverse experiences and perspectives into our culture and long-term goals. We are active on social media and pursue partnerships with diverse organizations to expand the reach of our employment pool while ensuring that veterans, people of color, women and others with unique backgrounds are introduced to our company and open positions.
Professional Development
We take career development seriously. We go to great lengths to make learning and knowledge available to our employees. We deploy a variety of worker training programs on our factory and production floors, including the use of internal leaders and outside safety trainers. Programs such as tuition reimbursement, internships and employee scholarship programs are some of the ways we invest in our people and their knowledge. We know these investments are good not only for our people but for our business.
Safety
We operate in a highly regulated environment, in the U.S. and internationally. U.S. federal, state and local governmental entities and foreign governments regulate many aspects of our business through product safety standards, laws and regulations.
We have a team of dedicated professionals who oversee various aspects of product safety and compliance in the company. These teams enhance an already robust local safety ethos to help ensure compliance with product safety laws and regulations that apply to their products.
Our product safety and compliance personnel have broad and diverse academic and experience credentials and are often sought out by regulators, law enforcement, other industry participants and internal stakeholders to serve as expert consultants and witnesses. This hybrid organizational structure, together with robust internal policies and procedures, creates checks and balances across the product safety landscape to help ensure that we meet our continuing obligations to regulators and consumers throughout the product life cycles and to keep our employees safe.
On the consumer side, as an outdoor sports and recreation company, we believe that our consumers should be safe when engaging in the outdoor activity of their choice. We partner with a variety of organizations who promote education and safety training, support policies that advance safety initiatives and use our brand platforms to educate and share best practices for the safe use of our products.
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Diversity and Inclusion
We continuously look for ways to be a more diverse and inclusive company, from improving our recruiting and marketing efforts, to listening and educating our employees via local councils, to sponsoring and participation in mentoring programs, to expanding career growth opportunities and external partnerships.

	March 31,
Statistic	2024	2023
% of U.S. employees identifying as persons of color (non-white)	19%	20%
% of U.S. leadership (manager and above) identifying as persons of color	11%	10%
% of U.S. employees who are female	27%	28%
% of U.S. leadership (manager and above) who are female	28%	29%
% of U.S. employees who are veterans	7%	7%
Compensation
We believe in equal pay for equal work. We believe pay and compensation should match the talent, experience and skillset of a person, and nothing else. We regularly review our compensation practices and benchmark our performance with others in the industry to ensure we are fulfilling our obligations of fair pay.
Benefits
Our benefit programs offer comprehensive coverage to help protect our employees’ health, family and future, and are an important part of the total compensation we provide. We offer both company-provided and optional benefits, including basic life insurance, medical, prescription, telemedicine, emotional well-being, earned wage access, and an employee product purchase program. We offer a 401(k) savings plan, with a higher-than-average match for participating employees. Each year we evaluate our program offerings to ensure alignment with market practices that best meet the holistic needs of our employees and their families.
The Vista Outdoor Employee Assistance Fund was created in fiscal year 2021 to help employees who are facing financial hardship immediately following a natural disaster or an unforeseen personal hardship. In fiscal year 2023, the fund aided five employees facing urgent situations. In fiscal year 2024, the fund aided an additional five employees. This fund relies primarily on payroll deductions from employees and support from Vista Outdoor, this gives our employees an opportunity to help their colleagues and for Vista to support people in times of need. These contributions and donations, can provide a tax-free grant to help fellow employees in need when they are facing an unexpected situation.
Available Information
You can find reports on our company filed with the SEC free of charge on our internet site at www.vistaoutdoor.com under the "Investors" heading. These include our annual report on form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We make these reports available as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on our website is not part of this or any other report that we file with or furnish to the SEC. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.
Glossary and Acronyms
2022 ABL Revolving Credit Facility: Refers to the Vista Outdoor Inc. senior secured asset-based credit facility comprised of $600 million revolving credit commitments under the Asset-Based Revolving Credit Agreement, dated as of August 5, 2022, among Vista Outdoor Inc., the Additional Borrowers from time to time party thereto, the Lenders party thereto and Capital One, National Association.
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2022 Term Loan: Refers to the Term Loan Credit Agreement, dated as of August 5, 2022, among Vista Outdoor Inc. and JP Morgan Chase Bank, N.A.
2021 ABL Revolving Credit Facility: Refers to the Vista Outdoor Inc. senior secured asset-based credit facility comprised of $450 million revolving credit commitments under the Asset-Based Revolving Credit Agreement, dated as of March 31, 2021, among Vista Outdoor Inc., the Additional Borrowers from time to time party thereto, the Lenders party thereto and Capital One, National Association.
4.5% Notes: Refers to the Vista Outdoor Inc. secured senior notes due 2029 (the “4.5% Notes”)
Lake City: Refers to the Lake City Army Ammunition Plant operated by a subsidiary of Olin Winchester.
Vista Outdoor, the Company, we, our, and us: Refers to Vista Outdoor Inc.
ATF: Bureau of Alcohol, Tobacco, Firearms and Explosives
NICS: National Instant Criminal Background Check System
PRP: Potentially responsible party
Organic: Organic sales, organic gross-profit and organic operating income is a non-GAAP measure of sales, gross-profit and operating income, excluding the impacts of acquisitions from year-over-year comparisons. Amounts from acquisitions are considered inorganic for the twelve months after acquisition.
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ITEM 1A.    RISK FACTORS
We operate in a rapidly changing business environment that involves numerous risks and uncertainties. The following discussion addresses risks and uncertainties that could cause, or contribute to causing, our actual results to differ from our expectations in material ways. These risks and uncertainties, or other events that we do not currently anticipate or that we currently deem immaterial also may affect our results of operations, cash flows and financial condition. The trading price of our common stock could also decline due to any of these risks. The following information should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in Part II, Item 8, “Financial Statements and Supplementary Data” of this Annual Report.
Risks Related to Our Operations
Significant supplier capacity constraints, supplier production disruptions, supplier quality issues or price increases could increase our operating costs and adversely impact the competitive positions of our products.
Our reliance on third-party suppliers for various product components and finished goods exposes us to volatility in the availability, quality and price of these product components and finished goods. A disruption in deliveries from our third-party suppliers, including as a result of natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak, global conflicts, capacity constraints, production disruptions, price increases or decreased availability of raw materials, gunpowder or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs.
Our inability to obtain sufficient quantities of components, including gun powder, parts, raw materials, and other supplies from independent sources necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our results of operations. Many of the components, parts, raw materials, and other supplies used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with all of our suppliers. As a result, we could be subject to increased costs, supply interruptions and difficulties in obtaining materials. Our suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products that we use in our products. The time lost in seeking and acquiring new sources could have an adverse effect on our business, financial condition or results of operations.
In addition, our supply contracts are generally not exclusive. As a result, supplies we may need may be allocated to other customers, such as where necessary to fulfill priority orders to the government or during times of elevated demand. Additionally, our suppliers may provide similar supplies and materials to our competitors, some of which could potentially purchase these supplies and materials in significantly greater volume than we do. Our competitors could enter into restrictive or exclusive arrangements with these suppliers that could impair or eliminate our access to necessary supplies and materials.
Quality issues experienced by third-party suppliers could also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.
Shortages of, and price increases for, labor, components, parts and other supplies, as well as commodities used in the manufacture and distribution of our products, may delay or reduce our sales and increase our costs, thereby harming our results of operations.
We manufacture a significant portion of our products at plants that we own, including ammunition products. Shortages of, and cost increases for, labor and other inputs to the manufacturing process could delay or reduce our sales and reduce our gross margins and thereby have an adverse effect on our financial condition and results of operations.
Although we manufacture many of the components for our products, we purchase from third-parties certain important components, finished goods, and raw materials. The costs of these components, finished goods, and raw materials are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market
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conditions and other factors that are not predictable or within our control, including natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak. We also use numerous commodity materials in producing and testing our products, including copper, lead, plastics, tungsten, bismuth, steel, wood, and zinc. Commodity prices could increase, and any such increase in commodity prices may harm our results of operations.
Higher prices for electricity, natural gas, microchips metals, gunpowder, transportation and fuel increase our production and shipping costs. A significant shortage, increased prices or interruptions in the availability of these commodities and components would increase the costs of producing and delivering products to our customers and would be likely to negatively affect our earnings. Commodity costs have varied significantly during recent fiscal years and remain a volatile element of our costs.
Seasonality and weather conditions may cause our results of operations to vary from quarter to quarter.
Because many of the products we sell are used for seasonal outdoor sporting activities, our results of operations may be significantly impacted by unseasonable weather conditions. For example, our winter sport accessories sales are dependent on cold winter weather and snowfall, and can be negatively impacted by unseasonably warm or dry weather. Conversely, sales of our spring and summer products, such as golf accessories, can be adversely impacted by unseasonably cold or wet weather. Accordingly, our sales results and financial condition will typically suffer when weather patterns do not conform to seasonal norms.
Sales of our hunting accessories are highest during the months of August through December due to shipments around the fall hunting season and holidays. In addition, sales of our ammunition have historically been lower in our first fiscal quarter. The seasonality of our sales may change in the future. Seasonal variations in our results of operations may reduce our cash on hand, increase our inventory levels and extend our accounts receivable collection periods. This in turn may cause us to increase our debt levels and interest expense to fund our working capital requirements.
Our revenues and results of operations may fluctuate unexpectedly from quarter-to-quarter, which may cause our stock price to decline.
Our revenues and results of operations have fluctuated significantly in the past and may fluctuate significantly in the future due to various factors, including, but not limited to:
•market acceptance of our products and services;
•general economic conditions;
•the timing of large domestic and international orders;
•cancellation of existing orders;
•the outcome of any existing or future litigation;
•adverse publicity surrounding our products, the safety of our products or the use of our products;
•changes in our sales mix;
•new product introduction costs;
•high levels of retailer and distributor inventory;
•complexity in our integrated supply chain;
•increased raw material and/or other commodity expenses;
•changes in amount and/or timing of our operating expenses;
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•natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic, or infectious disease outbreak, in markets in which we, our customers, suppliers and manufacturers operate;
•changes in laws and regulations that may affect the marketability of our products;
•the domestic political environment, including debate over the regulation of ammunition and related products; and
•uncertainties related to changes in macroeconomic and/or global conditions, including as a result of the war in Ukraine and the imposition of sanctions on Russia.
As a result of these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful in the short term, and our performance in a particular period may not be indicative of our performance in any future period.
We are exposed to risks associated with acquisitions, which could adversely affect our future financial results.
Our business strategy includes growth through acquisitions or other transactions. The expected benefits of any future acquisitions or other transactions may not be realized. Costs could be incurred on pursuits or proposed acquisitions that may never close that could significantly impact our business, financial condition or results of operations.
Additionally, after any acquisition, unforeseen issues and/or costs could arise that adversely affect our anticipated returns or that are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual results of operations may vary significantly from initial estimates due to a variety of factors, including general economic conditions affecting the market for our products.
Furthermore, if, due to declining market conditions or other factors, we determine that the carrying value of the goodwill or other intangible assets associated with an acquired business exceeds the fair value of such assets, we may be required to record a significant impairment charge in the period during which such determination was made, which would negatively affect our results of operations. For example, we have recorded impairment charges to goodwill and identifiable indefinite-lived intangible assets during fiscal years 2024 and 2023.
We may engage in other strategic business transactions. Such transactions could result in unanticipated costs and difficulties, may not achieve intended results and may require significant time and attention from management, which could have an adverse impact on our business, financial condition or results of operations.
Risks may also include potential delays in adopting our financial and managerial controls and reporting systems and procedures, greater than anticipated costs and expenses related to the integration of the acquired business with our business, potential unknown liabilities associated with the acquired company, employee retention, challenges inherent in effectively managing an increased number of employees in diverse locations and the challenge of creating uniform standards, controls, procedures, policies, and information systems. These and other risks relating to our acquisitions could have an adverse effect on our business, financial condition or results of operations.
Our results of operations could be materially harmed if we are unable to forecast demand for our products accurately.
We often schedule internal production, place orders, and at times pre-pay for products, components and materials with third-party suppliers before receiving firm orders from our customers. In addition, orders from customers are generally subject to cancellation at any time before acceptance. If we fail to accurately forecast customer demand or if orders are cancelled before delivery, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include:
•an increase or decrease in consumer demand for our products or for the products of our competitors;
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•our failure to accurately forecast customer acceptance of new products;
•new product introductions by competitors;
•changes in our relationships with customers;
•changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers, including as a result of natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic, or infectious disease outbreak;
•changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports;
•weak economic conditions or consumer confidence, which could reduce demand for discretionary items such as our products; and
•the domestic political environment, including debate over the regulation of ammunition and related products.
Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory on less favorable terms, including discounted prices or payment terms, which could have an adverse effect on our business, financial condition or results of operations. If we underestimate demand for our products, our manufacturing facilities or third-party suppliers may not be able to create products to meet customer demand, and this could result in delays in the shipment of products and lost revenues, as well as damage to our reputation and customer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.
A disruption in the service or a significant increase in the cost of our primary delivery and shipping services for our products and component parts or a significant disruption at shipping ports could have a negative impact on our business.
We use various carriers including Federal Express (“FedEx”) for a significant portion of ground shipments of products to our U.S. customers. We use air carriers and ocean shipping services for most of our international shipments of products. Furthermore, many of our finished goods and many of the components we use to manufacture our products are shipped to us via air carrier and shipping services. If there is any significant interruption in service by such providers or at airports or shipping ports in the future, we may be unable to engage alternative suppliers or to receive or ship goods through alternate sites in order to deliver our products or receive finished goods or components in a timely and cost-efficient manner. As a result, we could experience manufacturing delays, increased manufacturing and shipping costs and lost sales as a result of missed delivery deadlines and product demand cycles. Any significant interruption in FedEx services, other ground carriers, air carrier services, ship services or at airports or shipping ports could have a negative impact on our business. Furthermore, if the cost of delivery or shipping services increases significantly and the additional costs cannot be covered by product pricing, our operating results could be materially adversely affected.
We face risks relating to our international business operations that could adversely affect our business, financial condition or results of operations.
Our ability to maintain the current level of operations in our existing international markets and to capitalize on growth in existing and new international markets is subject to risks associated with our doing business internationally, including:
•issues related to managing international operations;
•potentially adverse tax developments;
•lack of sufficient protection for intellectual property in some countries;
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•currency exchange;
•import and export controls;
•social, political, and economic instability in the countries in which we operate;
•changes in economic conditions;
•uncertainties related to changes in macroeconomic and/or global conditions, including as a result of the war in Ukraine and the imposition of sanctions on Russia;
•the occurrence of natural disasters, public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic, or infectious disease outbreak, in countries in which we operate;
•local laws and regulations, including those governing labor, product safety and environmental protection;
•changes to international treaties and regulations; and
•limitations on our ability to efficiently repatriate cash from our foreign operations.
Any one or more of these risks could adversely affect our business, financial condition or results of operations.
Some of our products contain licensed, third-party technology that provides important product functionality and features. The loss or inability to obtain and maintain any such licenses could have a material adverse effect on our business.
Some of our products contain technology licensed from third-parties that provides important product functionality and features. We cannot assure you that we will have continued access to this technology. For example, if the licensing company ceases to exist, either as a result of bankruptcy, dissolution or purchase by a competitor, we may lose access to important third-party technology and may not be able to obtain replacement technology on favorable terms or at all. In addition, legal actions, such as intellectual property actions, brought against the licensing company could impact our future access to the technology. Any of these actions could negatively affect our technology licenses, thereby reducing the functionality and features of our products, and adversely affect our business, financial condition or results of operations.
Failure to attract and retain key personnel could have an adverse effect on our results of operations.
Our future success will depend in part on the continued service of key personnel and our ability to attract, retain and develop key managers, designers, sales and information technology professionals and others. We face intense competition for these individuals worldwide. We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our financial condition, results of operations or cash flows.
Catastrophic events may disrupt our business.
A disruption or failure of our systems or operations in the event of a major earthquake, weather event, public health crisis (such as the global COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak), cyber-attack, terrorist attack, explosion or other catastrophic event could cause delays in producing or procuring products, completing sales, providing services or performing other mission-critical functions. A catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could harm our ability to conduct normal business operations and our results of operations.
In addition, damage or disruption to our manufacturing and distribution capabilities or those of our suppliers, because of a major earthquake, weather event, public health crisis, cyber-attack, terrorist attack, fire or explosion or other catastrophic event could impair our ability, or the ability of our suppliers to manufacture or sell our products. If we do not take steps to mitigate the likelihood or potential impact of such events, or to effectively manage such
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events if they occur, such events could have a material adverse effect on our business, financial condition or results of operations, as well as require additional resources to restore our supply chain.
Some of our products involve the manufacture or handling of a variety of explosive and flammable materials. From time to time, these activities have resulted in incidents that have temporarily shut down or otherwise disrupted some manufacturing processes, causing production delays and resulting in liability for workplace injuries and fatalities. We have safety and loss prevention programs that require detailed pre-construction reviews of process changes and new operations, along with routine safety audits of operations involving explosive materials, to mitigate such incidents, as well as a variety of insurance policies. We cannot assure you, however, that we will not experience similar incidents in the future or that any similar incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.
Risks Related to the Markets for Our Products
Our sales are highly dependent on purchases by several large customers, and we may be adversely affected by the loss of, or any significant decline in sales to, one or more of these customers.
The U.S. retail and distribution industry serving the outdoor sporting and recreation market has become relatively concentrated. Sales to our top ten customers accounted for approximately 30% of our consolidated net sales in fiscal year 2024. Further consolidation in the U.S. retail and distribution industry could increase the concentration of our customer base in the future.
Although we have long-established relationships with many of our customers, as is typical in the markets in which we compete, we generally do not have long-term sales agreements with our customers. As such, we are dependent on individual purchase orders. As a result, prior to acceptance these retail customers are able to cancel their orders, change purchase quantities from forecast volumes, delay purchases, change other terms of our business relationship or cease to purchase our products entirely. In addition, we sell products to our customers on credit, which can expose us to financial risk in the event customers encounter insolvency, credit problems or other financial difficulties. Our customers’ purchasing activity may also be impacted by general economic conditions as well as natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic, or infectious disease outbreak.
The loss of any one or more of our large customers or significant or numerous cancellations, reductions, delays in purchases or payments, or changes in business practices by our retail customers could have an adverse effect on our business, financial condition or results of operations including but not limited to reductions in sales volumes and profits, inability to collect receivables, and increases in inventory levels.
Competition in our industry may hinder our ability to execute our business strategy, maintain profitability or maintain relationships with existing customers.
We operate in a highly competitive industry and we compete against other manufacturers that have well-established brand names and strong market positions. Given the diversity of our product portfolio, we have various significant competitors in each of our markets, including: Winchester Ammunition of Olin Corporation, Clarus, CBC Group, Fiocchi Ammunition, Hornady, PMC, and Rio Ammunition in The Kinetic Group segment; Alpine Stars, Bontrager, Canyon, Schwinn, Shimano, Shoei, Smith, Specialized, Contigo, Hydro Flask, Osprey, Nalgene and Yeti in Revelyst’s Adventure Sports segment; Garmin, Nikon, SkyTrak, Topgolf Callaway and Trackman in Revelyst’s Precision Sports Technology segment; and Huk, Orvis, Patagonia, Caldwell, Covert Optics, Nikon, Leupold, Rhino, Vortex, Wheeler, Coleman, Traeger, Weber, Kuiu, First Lite, Mystery Ranch and Sitka in Revelyst’s Outdoor Performance segment.
Competition in the markets in which we operate is based on a number of factors, including price, quality, product innovation, performance, reliability, styling, product features and warranties, as well as sales and marketing programs. Competition could result in price reductions, reduced profits, extensions of credit, or losses or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations. Certain of our competitors may be more diversified than us or may have financial and marketing resources that are substantially greater than ours, which may allow them to invest more heavily in intellectual
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property, product development and advertising. Since many of our competitors also source their products from third-parties, our ability to obtain a cost advantage through sourcing is reduced.
Certain of our competitors may be willing to reduce prices and accept lower profit margins or extend more credit to compete with us. Further, retailers often demand that suppliers reduce their prices on mature products, which could lead to lower margins.
Our products typically face more competition internationally where foreign competitors manufacture and market products in their respective countries, which allows those competitors to sell products at lower prices, and could adversely affect our competitiveness.
In addition, our products compete with many other sporting and recreational products for the discretionary spending of consumers. Failure to effectively compete with these competitors or alternative products could have a material adverse effect on our performance.
Our success depends upon our ability to introduce new compelling products into the marketplace and respond to customer preferences.
Our efforts to introduce new products into the marketplace may not be successful, and any new products that we introduce may not result in customer or market acceptance. We both develop and source new products and components that we believe will match customer preferences. The development of new products is a lengthy and costly process and may not result in the development of a successful product. In addition, the sourcing of our products and components is dependent, in part, on our relationships with our third-party suppliers, some of whom are also our competitors. If we are unable to maintain these relationships, we may not be able to continue to source products at competitive prices that both meet our standards and appeal to our customers. Failure to develop or source and introduce new products that consumers want to buy could decrease our sales, operating margins and market share and could adversely affect our business, financial condition or results of operations.
Even if we are able to develop or source new products, our efforts to introduce new products may be costly and ineffective. When introducing a new product, we incur expenses and expend resources to market, promote and sell the new product. New products that we introduce into the marketplace may be unsuccessful or may achieve success that does not meet our expectations for a variety of reasons, including failure to predict market demand, delays in introduction, unfavorable cost comparisons with alternative products and unfavorable performance. Significant expenses related to new products that prove to be unsuccessful for any reason will adversely affect our results of operations.
Customer preferences include the choice of sales channels. We may not be able to successfully respond to shifting preferences of the end consumer from brick and mortar retail to online retail. Our efforts to introduce new sales channels to respond to such a shift may be costly and ineffective.
Risks Related to Our Brands and Reputation
Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely have an adverse effect on our business.
Our brand recognition and reputation are critical aspects of our business. We believe that maintaining and enhancing our brands as well as our reputation are critical to retaining existing customers and attracting new customers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we compete continues to develop.
Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations and marketing programs. These brand promotion activities may not yield increased revenue and the effectiveness of these activities will depend on a number of factors, including our ability to:
•determine the appropriate creative message, media mix and markets for advertising, marketing and promotional initiatives and expenditures;
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•identify the most effective and efficient level of spending in each market, medium and specific media vehicle; and
•effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable customer acquisition costs.
We may implement new marketing and advertising strategies with significantly higher costs than our current channels, which could adversely affect our results of operations. Implementing new marketing and advertising strategies could also increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not generate sufficient levels of brand awareness or result in increased revenue. Even if our marketing and advertising expenses result in increased revenue, the increase in revenue might not offset our related marketing and advertising expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more cost-effective channels, our marketing and advertising expenses could increase substantially, our customer base could be adversely affected and our business, financial condition or results of operations could be adversely impacted.
Competitors have imitated and attempted to imitate, and will likely continue to imitate or attempt to imitate, our products and technology, particularly in countries overseas where counterfeiting is more prevalent. If we are unable to protect or preserve our brand image and proprietary rights, our business may be harmed. As we increase our sales overseas, we may experience increased counterfeiting of our products.
In addition, certain of our products and brands benefit from endorsements and support from particular sporting enthusiasts, athletes or other celebrities, and those products and brands may become personally associated with those individuals. As a result, our brands or sales of the endorsed products could be materially and adversely affected if any of those individuals’ images, reputations or popularity were to be negatively impacted.
Our association with the firearms industry may affect our relationships with certain third parties that are critical to our success.
We utilize the services of numerous financial institutions, resellers, credit card issuers, insurance carriers, suppliers, transportation providers and other service providers. Some third parties, as well as some customers and investors, have decided or may in the future decide to cease doing or limit their business with companies associated with the firearms industry or impose unacceptable or costly restrictions on our business due to reputational concerns, pressure from politicians or activists, or high-profile media coverage of events. These decisions could have a material adverse impact on our business, operating results and financial condition.
Use of social media to disseminate negative commentary and boycotts may adversely impact our business.
There has been a substantial increase in the use of social media platforms, including blogs, social media websites, and other forms of internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. Negative commentary regarding us or our brands may be posted on social media platforms at any time and may have an adverse impact on our reputation, business, or relationships with third-parties, including suppliers, customers, investors, and lenders. Consumers value readily available information and often act on such information without further investigation and without regard to its accuracy or context. The harm may be immediate without affording us an opportunity for redress or correction.
Social media platforms also provide users with access to such a broad audience that collective action, such as boycotts, can be more easily organized. Such actions could have an adverse effect on our business, financial condition, results of operations and or cash flows.
Further, we serve the outdoor sports and recreation markets through a diverse portfolio of 41 brands that appeal to a broad range of end consumers. The perspectives of the broad range of consumers we serve are varied and can cause conflicting views across brands.
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Legal and Regulatory Risks
We manufacture and sell products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.
Some of our products are used in applications and situations that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products including allegations of defects in manufacturing, defects in design, deceptive advertising, a failure to warn of dangers inherent in the product or activities associated with the product, negligence and strict liability. If successful, such claims could have a material adverse effect on our business.
Defects in our products could reduce demand for our products and result in a decrease in sales and market acceptance and damage to our reputation.
Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. In addition, we obtain many of our products and component parts from third-party suppliers and may not be able to detect defects in such products or component parts until after they are sold. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, financial condition or results of operations.
Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of our insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.
We may incur substantial litigation costs to protect our intellectual property, and if we are unable to protect our intellectual property, we may lose our competitive advantage. We may be subject to intellectual property infringement claims, which could cause us to incur litigation costs and divert management attention from our business.
Our future success depends in part upon our ability to protect our intellectual property. Our protective measures, including patents, trademarks, copyrights, trade secret protection and internet identity registrations, may prove inadequate to protect our proprietary rights and market advantage. The right to stop others from misusing our trademarks and service marks in commerce depends, to some extent, on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our failure to stop the misuse by others of our trademarks and service marks may lead to our loss of trademark and service mark rights, brand loyalty and notoriety among our customers and prospective customers. The scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. In addition, our patents may be held invalid upon challenge, or others may claim rights in, or ownership of, our patents. Moreover, we may become subject to litigation with parties that claim, among other matters, that we infringed their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on our business and financial position.
Also, any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management's attention from our business. If our products were found to infringe a third-party's proprietary rights, we could be forced to enter into costly royalty or licensing agreements in order to be able to continue to sell our products or discontinue use of the protected technology. Such royalty and licensing agreements may not be available on terms acceptable to us or at all. Rights holders may demand payment for past infringements or force us to accept costly license terms or discontinue use of protected technology or works of authorship.
We may become involved in litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop intellectual property that is similar or superior to our intellectual property, duplicate our intellectual property or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our products. Effective
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intellectual property protection may be unavailable or limited in some foreign countries in which we sell products or from which competing products may be sold.
Unauthorized parties may attempt to copy or otherwise use aspects of our intellectual property and products that we regard as proprietary. Our means of protecting our proprietary rights in the U.S. or abroad may prove to be inadequate, and competitors may be able to develop similar intellectual property independently. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the markets for our products.
Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business could be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, an interference proceeding could result in substantial costs to us and disrupt our business.
In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition or results of operations.
We are subject to extensive regulation and could incur fines, penalties, business disruption and other costs and liabilities under such requirements.
Like other global manufacturers and distributors of consumer products, we are required to comply with a wide variety of federal, state and international laws, rules and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace safety, the environment, the import and export of products, and tax. See Item 1 “Business-Regulatory Matters” of this Annual Report for a description of the various laws and regulations to which our business is subject. Our failure to comply with applicable federal, state and local laws and regulations may result in our being subject to claims, lawsuits, fines, business disruption, and adverse publicity that could have a material adverse effect on our business, results of operations and financial condition. These laws, rules and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules and regulations may be adopted in the future.
Changes in government policies and firearms and ammunition legislation could adversely affect our financial results.
The sale, purchase, ownership and use of firearms and ammunition are subject to numerous and varied federal, state and local governmental regulations. Sales of our ammunition products can be correlated with sales of firearms, and legislation restricting the sale or use of firearms could negatively affect sales of our ammunition products. Federal laws governing firearms and ammunition include the National Firearms Act, the Federal Firearms Act, the Arms Export Control Act and the Gun Control Act of 1968. These laws generally govern the manufacture, import, export, sale and possession of firearms and ammunition. We hold all necessary licenses to legally sell ammunition in the U.S.
In recent years, federal and state courts and legislatures have increased their attention on the regulation of firearms and ammunition. The laws passed and bills proposed to date are extremely varied and include, without limitation, laws and court decisions increasing the age of ownership, imposing additional licensing or registration requirements for the purchase or ownership of firearms or ammunition, curtailing or creating liability for certain types of advertising, and allowing civil causes of action against marketers and sellers of firearms and ammunition arising out of the criminal misuse of their products. These laws and decisions could impose liability on manufacturers of firearms or ammunition or effectively ban or severely limit the sale of certain categories of firearms, which would negatively impact sales of our related ammunition products. We cannot be assured that the regulation of our business activities will not become more restrictive in the future and that any such restrictions will not have a material adverse effect on our business.
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Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as export controls and trade sanctions, could result in fines or criminal penalties.
The international nature of our business exposes us to trade sanctions and other restrictions imposed by the U.S. and other governments. The U.S. Departments of Justice, Commerce, Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of the Foreign Corrupt Practices Act ("FCPA"), export controls, anti-boycott provisions and other federal statutes, sanctions, and regulations and, increasingly, similar or more restrictive foreign laws, rules and regulations, which may also apply to us. In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase their enforcement efforts.
In foreign countries in which we have operations, a risk exists that our associates, contractors or agents could, in contravention of our policies, engage in business practices prohibited by U.S. laws and regulations applicable to us, such as the FCPA, or the laws and regulations of other countries, such as the UK Bribery Act. We maintain a policy, Code of Business Ethics, prohibiting such business practices. Nevertheless, we remain subject to the risk that one or more of our associates, contractors or agents, including those based in or from countries where practices that violate such U.S. laws and regulations or the laws and regulations of other countries may be customary, will engage in business practices that are prohibited by our policies, circumvent our compliance programs and, by doing so, violate such laws and regulations. Any such violations, even if prohibited by our internal policies, could adversely affect our business or financial performance and our reputation.
By virtue of these laws and regulations we may be obliged to limit our business activities, we may incur costs for compliance programs and we may be subject to enforcement actions or penalties for noncompliance. A violation of these laws, sanctions or regulations could result in restrictions on our exports, civil and criminal fines or penalties and could adversely impact our business, financial condition or results of operations.
If our efforts to protect the security of personal information about our customers and consumers are unsuccessful and unauthorized access to that personal information is obtained, or we experience a significant disruption in our computer systems or a cybersecurity breach, we could experience an adverse effect on our operations, we could be subject to costly government enforcement action and private litigation and our reputation could suffer.
Our operations, especially our retail operations, involve the storage and transmission of our customers’ and consumers’ proprietary information, such as credit card and bank account numbers, and security breaches could expose us to a risk of loss of this information, government enforcement action and litigation and possible liability. Our payment services may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards, debit cards or bank account information, identity theft or merchant fraud.
If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and as a result, someone obtains unauthorized access to our customers’ and consumers’ data, our reputation may be damaged, our business may suffer, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security occurs, the public perception of the effectiveness of our security measures could be harmed and we could lose customers and consumers, which could adversely affect our business.
We also rely extensively on our computer systems to manage our ordering, pricing, inventory replenishment and other processes. Our systems could be subject to damage or interruption from various sources, including power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and we may experience loss of critical data and interruptions or delays in
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our ability to perform critical functions, which could adversely affect our business, financial condition or results of operations.
Risks Related to Macro-Economic Conditions
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
A portion of our indebtedness consists of term loans and revolver borrowings with variable rates of interest that expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even if the amount borrowed remains the same, and our net income (loss) and cash flows will correspondingly decrease. Assuming $145 million of variable-rate indebtedness (which was the portion of our indebtedness outstanding as of March 31, 2024, which was not included in our hedged floating-to-fixed interest rate swaps) a change of 1/4 of one percent in interest rates would result in a $0.4 million change in annual estimated interest expense. To mitigate the risks from interest rate exposure, we enter into hedging transactions, mainly interest rate swaps, through derivative financial instruments that have been authorized pursuant to corporate policies. We measure market risk related to holdings of financial instruments based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows, and earnings based on a hypothetical change (increase and decrease) in interest rates. We used current market rates on the debt portfolio to perform the sensitivity analysis.
Changes in U.S. and global trade policies, including new and potential tariffs on goods we import or on products we export to other countries, could increase our cost of goods or limit our access to export markets.
In recent years, protectionist trade policies have been increasing around the world, including in the U.S. It is unclear what additional tariffs, duties, border taxes or other similar assessments on imports might be implemented in the future and what effects these changes may have on retail markets or our operating performance. Additional protectionist trade legislation in either the U.S. or foreign countries, including changes in the current tariff structures, export or import compliance laws, or other trade policies, could reduce our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products, and our ability to import components, parts, and products from foreign suppliers. In particular, increases in tariffs on goods imported into the U.S. could increase the cost to us of such merchandise (whether imported directly or indirectly) and cause increases in the prices at which we sell such merchandise to our customers, which could materially adversely affect the financial performance of our business.
The global economy has been negatively impacted by the war in Ukraine. Furthermore, governments in the U.S., United Kingdom, and European Union have each imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. Although we have no operations in Russia or Ukraine, we may experience shortages in materials and increased costs for transportation, energy, and raw material due in part to the negative impact of the war in Ukraine on the global economy. Further escalation of geopolitical tensions related to the war, including increased trade barriers or restrictions on global trade, could result in, among other things, cyberattacks, supply disruptions, lower consumer demand, and changes to foreign exchange rates and financial markets, any of which may adversely affect our business and supply chain. In addition, the effects of the ongoing conflict could heighten many of our known risks described in this Annual Report.
Our results of operations could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities.
Our business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the allowance of deduction of certain expenses, thereby affecting our income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in our income tax expense.
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In particular, we are affected by the impact of changes to tax laws or related authoritative interpretations. A change in authority interpretation to the U.S. tax code, related tax accounting guidance, and regulatory guidance as well as state tax implications or other legislation changes may cause variability in our future tax rate.
We may need to raise additional capital, and we cannot be sure that additional financing will be available.
We will need to fund our ongoing working capital, capital expenditures and financing requirements through cash flows from operations and new sources of financing. Our ability to obtain future financing will depend on, among other things, our financial condition and results of operations as well as on the condition of the capital markets or other credit markets at the time we seek financing. Increased volatility and disruptions in the financial markets, including as a result of natural disasters and public health crises or other significant catastrophic events, such as the global COVID-19 pandemic or another pandemic, epidemic, or infectious disease outbreak, or geopolitical events, such as the war in Ukraine, could make it more difficult and more expensive for us to obtain financing. In addition, the pendency of the Planned Separation may adversely affect our ability to obtain financing. We cannot assure you that we will have access to the capital markets or other credit markets on terms we find acceptable or at all.
The terms of the agreements governing our debt restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.
Fluctuations in foreign currency exchange rates may adversely affect our financial results.
During the fiscal year ended March 31, 2024, approximately 17% of our revenue was generated from sales outside the U.S. Revenues from foreign operations (and the related expense) are often transacted in foreign currencies or valued based on a currency other than U.S. dollars. For the purposes of financial reporting, this revenue is translated into U.S. dollars. Resulting gains and losses from foreign currency fluctuations are therefore included in our consolidated financial statements. As a result, when the U.S. dollar strengthens against certain foreign currencies, including the Euro, British pound sterling, Canadian dollar, and other major currencies, our reportable revenue in U.S. dollars generated from sales made in foreign currencies may decrease substantially. As a result, we are exposed to foreign currency exchange rate fluctuations, which could have an adverse effect on our financial condition, results of operations and cash flows.
General economic conditions affect our results of operations.
Our revenues are affected by economic conditions and consumer confidence worldwide, but especially in the U.S. In times of economic uncertainty or high inflation, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Moreover, our businesses are cyclical in nature, and their success is impacted by general economic conditions and specific economic conditions affecting the regions and markets we serve, the overall level of consumer confidence in the economy and discretionary income levels. Any substantial deterioration in general economic conditions, including as a result of the COVID-19 pandemic or another pandemic, epidemic, or infectious disease outbreak, high inflation, or the war in Ukraine, that diminishes consumer confidence or discretionary income could reduce our sales and adversely affect our financial results. Moreover, declining economic conditions create the potential for future impairments of goodwill and other intangible and long-lived assets that may negatively impact our financial condition or results of operations, such as the impairment charges we recorded in our fiscal years 2024 and 2023 to the goodwill and indefinite-lived intangible assets. The impact of weak consumer credit markets, corporate restructurings, layoffs, high unemployment rates, declines in the value of investments and residential real estate, higher fuel prices and increases in federal and state taxation can also negatively affect our results of operations.
In addition, in recent periods sluggish economies and consumer uncertainty regarding future economic prospects in our key markets have had an adverse effect on the financial health of certain of our customers, which may in turn have a material adverse effect on our results of operations and financial condition. We extend credit to our customers for periods of varying duration based on an assessment of the customer’s financial condition, generally without requiring collateral, which increases our exposure to the risk of uncollectible receivables. In addition, we face increased risk of order reduction or cancellation when dealing with financially ailing customers or
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customers struggling with economic uncertainty. Our risk of uncollectible receivables and order cancellations has been elevated due to retail store closures in many locations that occurred during the height of the COVID-19 pandemic, which has adversely affected many of our customers, and may be further elevated in the event of bank failures or credit tightening conditions affecting our customers. We may reduce our level of business with customers and distributors experiencing financial difficulties and may not be able to replace that business with other customers, which could have a material adverse effect on our financial condition, results of operations or cash flows. In times of uncertain economic conditions there is also increased risk that inventories may not be liquidated in an efficient manner and may result in us having excess levels of inventory.
Risks Related to Our Common Stock and Indebtedness
Our debt covenants may limit our ability to complete acquisitions, incur debt, make investments, sell assets, merge or complete other significant transactions.
Our 2022 ABL Revolving Credit Facility contains a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limits our ability to engage in actions that may be in our long-term best interests, including restrictions on our, and our subsidiaries', ability to:
•incur or guarantee additional indebtedness or sell disqualified or preferred stock;
•pay dividends on, make distributions in respect of, repurchase or redeem, capital stock;
•make investments or acquisitions;
•sell, transfer or otherwise dispose of certain assets;
•create liens;
•enter into sale/leaseback transactions;
•enter into agreements restricting the ability to pay dividends or make other intercompany transfers;
•consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries' assets;
•enter into transactions with affiliates;
•prepay, repurchase or redeem certain kinds of indebtedness;
•issue or sell stock of our subsidiaries; and
•significantly change the nature of our business.
The indenture governing our 4.5% Notes also contains many of these same restrictions. As a result of all of these restrictions, we may be:
•limited in how we conduct our business and pursue our strategy;
•unable to raise additional debt financing that we may require to operate during general economic or business downturns; or
•unable to compete effectively or to take advantage of new business opportunities.
A failure to comply with the covenants in the 2022 ABL Revolving Credit Facility could result in an event of default under the 2022 ABL Revolving Credit Facility, which could allow our creditors to accelerate the related indebtedness and proceed against the collateral that secures such indebtedness. Similarly, a failure to comply with the covenants in the indenture governing our 4.5% Notes could result in an event of default thereunder, which could allow the holders of the 4.5% Notes to accelerate such notes. The 2022 ABL Revolving Credit Facility and the indenture governing the 4.5% Notes contain cross-default provisions so that noncompliance with the covenants of any of our other debt agreements could cause a default under these debt agreements as well. In the event our
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creditors accelerate the repayment of our borrowings, we may not have sufficient liquidity to repay our indebtedness.
In the event that we incur additional indebtedness in connection with the Planned Separation, we expect that such indebtedness will also include restrictive covenants similar to those described above. See “Risks Related to our Planned Separation—We may incur additional indebtedness in connection with the Planned Separation, and such additional indebtedness could adversely impact our business, financial condition or results of operations.”
Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.
Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These include provisions that:
•allow our Board of Directors to authorize for issuance, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board of Directors and, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board of Directors does not approve;
•prohibit our stockholders from taking action by written consent and require that stockholder action must take place at a duly called annual or special meeting of our stockholders;
•establish how stockholders may present proposals or nominate directors for election at meetings of our stockholders;
•mandate that stockholders may only remove directors for cause;
•grant exclusive privilege (subject to certain limited exceptions) to our directors, and not our stockholders, to fill vacancies on our Board of Directors;
•provide that only our Board of Directors, Chairman of our Board of Directors, our Chief Executive Officer or the President (in the absence of the Chief Executive Officer) are entitled to call a special meeting of our stockholders; and
•limit our ability to enter into business combination transactions with certain stockholders.
These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of us, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price.
Risks Related to Our Announced Transaction
The consummation of the Sporting Products Sale is subject to a number of conditions, many of which are largely outside of the control of the parties to the Merger Agreement, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Sporting Products Sale may not be completed.
The Sporting Products Sale is subject to certain customary closing conditions, including, among other things: (i) the approval of Vista Outdoor’s stockholders; (ii) any waiting period (or any extension thereof) applicable to the Sporting Products Sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having been terminated or having expired, (which waiting period expired on December 11, 2023), CFIUS Approval (as defined in the Merger Agreement) having been received and certain other regulatory approvals or consents having been obtained; (iii) the absence of legal restraints prohibiting the Sporting Products Sale; (iv) the completion of certain actions required to
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be taken pursuant to the Separation Agreement (as defined in the Merger Agreement) prior to consummation of the Sporting Products Sale; (v) the Form S-4 filed by Revelyst having become effective under the Securities Act and not being the subject of any stop order; (vi) the shares of common stock of Revelyst to be distributed in connection with the Sporting Products Sale having been approved for quotation on the New York Stock Exchange, subject to official notice of issuance, and (vii) other customary conditions specified in the Merger Agreement. The failure to satisfy any or all of the required conditions could delay the completion of the Sporting Products Sale by a significant period of time or prevent it from occurring. Any delay in completing the Sporting Products Sale could cause the parties to the Merger Agreement to not realize some or all of the benefits that are expected to be achieved if the Sporting Products Sale is successfully completed within the expected timeframe. There can be no assurance that the conditions to closing of the Sporting Products Sale will be satisfied or waived or that the Sporting Products Sale will be completed within the expected timeframe or at all.
Failure to complete the Sporting Products Sale could adversely affect our stock price and business, results of operations or financial condition.
There can be no assurance that the conditions to the closing of the Sporting Products Sale will be satisfied or waived or that the Sporting Products Sale will be completed. If the Sporting Products Sale is not completed within the expected timeframe or at all, our ongoing business could be adversely affected and we will be subject to a variety of risks and possible consequences associated with the failure to complete the Sporting Products Sale, including the following: (i) we will incur certain transaction costs, including legal, accounting, financial advisor, filing, printing and mailing fees, regardless of whether the Sporting Products Sale closes; (ii) under the Merger Agreement, we are subject to certain restrictions on the conduct of our business during the pendency of the Sporting Products Sale, which may adversely affect our ability to execute certain of our business strategies; (iii) we may lose key employees during the period in which we and CSG are pursuing the Sporting Products Sale, which may adversely affect us in the future if we are not able to hire and retain qualified personnel to replace departing employees; (iv) the Sporting Products Sale, whether or not it closes, will divert the attention of certain of our management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us and (v) that another transaction acceptable to us may not be offered and our business, prospects or results of operation may be adversely impacted as a result. If the Sporting Products Sale is not completed, these risks could materially affect our business, results of operations or financial condition and stock price, including to the extent that the current market price of our common stock is positively affected by a market assumption that the Sporting Products Sale will be completed.
While the Sporting Products Sale is pending, we are subject to business uncertainties and certain contractual restrictions that could adversely affect our business, results of operations or financial condition.
In connection with the Sporting Products Sale, some of our customers, vendors or other third parties may react unfavorably, including by delaying or deferring decisions concerning their business relationships or transactions with us, which could adversely affect our revenues, earnings, cash flows and expenses, regardless of whether the Sporting Products Sale is completed. In addition, due to certain restrictions in the Merger Agreement on the conduct of our business prior to the closing of the Sporting Products Sale, we may be unable to (without CSG’s prior written consent, unless another exception under the Merger Agreement applies), during the pendency of the Sporting Products Sale, pursue certain strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. This may cause us to forego certain opportunities we might otherwise pursue. In addition, the pendency of the Sporting Products Sale may make it more difficult for us to effectively retain and incentivize key personnel and may cause distractions from our strategy and day-to-day operations for our current employees and management.
The termination fee and restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire us or our businesses.
The Merger Agreement prohibits Vista Outdoor from soliciting, initiating or knowingly assisting, facilitating or encouraging any competing acquisition proposals, subject to certain limited exceptions. The Merger Agreement also contains certain termination rights, including, but not limited to, the right of Vista Outdoor to terminate the Merger Agreement to accept a Company Superior Proposal (as defined in the Merger Agreement), subject to and in
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accordance with the terms and conditions of the Merger Agreement, and provides that, if the Merger Agreement is terminated under certain circumstances, including by Vista Outdoor to enter into an alternative acquisition agreement with respect to a Company Superior Proposal, Vista Outdoor will be required to pay CSG a termination fee of $47,750,000 in immediately available funds. The termination fee and non-solicitation restrictions could discourage other companies from trying to acquire Vista Outdoor or its businesses even though those other companies might be willing to offer greater value to Vista Outdoor’s stockholders than is offered in the Sporting Products Sale.
Litigation against Vista Outdoor, CSG, or the members of their respective boards, could prevent or delay the completion of the Sporting Products Sale or result in the payment of damages following completion of the Sporting Products Sale.
It is a condition to the Sporting Products Sale that no court of competent jurisdiction or other governmental authority shall have issued a judgment, order, injunction, ruling, writ, decree or other directive or enacted a law that is in effect that prohibits, enjoins or makes illegal the consummation of the Sporting Products Sale. It is possible that lawsuits may be filed by our stockholders challenging the Sporting Products Sale. The outcome of any such lawsuits cannot be assured, including the amount of fees and costs associated with defending these claims or any other liabilities that may be incurred in connection therewith. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Sporting Products Sale on the agreed-upon terms, such an injunction may delay the consummation of the Sporting Products Sale in the expected timeframe, or may prevent the Sporting Products Sale from being consummated at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert management’s attention and resources from the closing of the Sporting Products Sale and ongoing business activities, which could adversely affect our operations. As of the date of this filing, we have received certain demand letters from stockholders alleging that the registration statement filed by Revelyst on Form S-4 with the SEC on January 16, 2024 in connection with the Sporting Products Sale contained materially misleading and incomplete statements, and demanding that Revelyst disclose additional information.
If the Sporting Products Sale is not consummated by the applicable deadline, either we or CSG Elevate II Inc. (“Merger Sub Parent”) may terminate the Merger Agreement, subject to certain exceptions.
Either we or Merger Sub Parent may terminate the Merger Agreement if the Sporting Products Sale has not been consummated by October 15, 2024 (with such deadline to be automatically extended to January 15, 2025, in the event that all closing conditions except for those relating to regulatory approvals, completion of certain pre-closing steps relating to the separation and those that by their nature are to be satisfied at or immediately prior to closing, have been satisfied by October 15, 2024). However, this termination right will not be available to Vista Outdoor or Merger Sub Parent (as applicable) if the failure to consummate the Sporting Products Sale on or prior to such date is primarily due to the breach by such party, or such party’s affiliates who are party to the Merger Agreement, of any Transaction Document. In the event the Merger Agreement is terminated by either party due to the failure of the Sporting Products Sale to close by October 15, 2024 (or, if applicable, January 15, 2025) or for any other reason provided under the Merger Agreement, we will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities and ongoing business activities without realizing the anticipated benefits of the Sporting Products Sale
ITEM 1B.    UNRESOLVED STAFF COMMENTS
None.
ITEM 1C.    CYBERSECURITY
Risk Management and Strategy
We recognize the importance of being able to assess, effectively respond to, and manage material cybersecurity threats and incidents that may compromise the confidentiality, integrity or availability of our information systems, data, or network resources. To address these concerns, we have developed and implemented company-wide policies and procedures to help raise awareness of, identify, assess, and manage cybersecurity threats. Our Information Security organization has primary responsibility for the implementation of our
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cybersecurity policies and procedures and the management of our responses to information technology and security risks, including risks related to cybersecurity threats.
Risk Identification and Assessment
Risk identification is managed through Information Technology ("IT") programs and service providers that specialize in identifying such risks, employee training, and information security policies. We utilize third-party monitoring services that monitor our vendor relationships for cybersecurity-related issues as well as a third party for vulnerability scanning and monitoring of our environments. The cybersecurity team annually conducts internal and external penetration testing with outside third-party cybersecurity experts. Employee training programs reinforce our information security policies, standards and practices, as well as the expectation that employees comply with these policies. We also train employees on how to identify potential cybersecurity risks and protect our resources and information. Training is mandatory for all relevant employees, on a periodic basis, and is supplemented by company-wide testing initiatives, including periodic phishing tests. We also require relevant employees to take periodic awareness training on data privacy, which includes information about pertinent laws, confidentiality, and security, as well as how to effectively report and respond to unauthorized access to or use of personal information
Risk Management
Based on the risk and impact assessment mentioned above, the Information Security organization forms an Incident Response Team to identify the key responders for the security incident and maintain engagement and communication throughout the incident lifecycle, which may include, among other things, containment, eradication, recovery, and a review of lessons learned.
In addition to the Incident Response Team, we have also formed a Cybersecurity Committee that is notified of information security incidents for the purposes of assessing the potential materiality of any such incident. The Cybersecurity Committee consists of management and other representatives of our IT, Finance, Legal, and Internal Audit teams with assistance of third-party consultants and outside legal counsel as appropriate. When necessary, the Cybersecurity Committee will bring matters to the attention of the Audit Committee of the Board of Directors as discussed more fully below.
Risks Related to Third-party Service Providers
To manage cybersecurity risks related to third-party service providers, we conduct security assessments of certain third-party providers before engagement and have established monitoring procedures related to data breaches or other security incidents originating from third parties. To assist in this effort, we may from time to time engage third-party consultants, legal advisors, and audit firms to evaluate and test our risk management systems and assess and remediate certain potential cybersecurity incidents as appropriate.
Risks from Cybersecurity Threats
To date, we have not identified risks from cybersecurity threats or incidents, including as a result of any previous cybersecurity incidents, that have materially affected the Company or are reasonably likely to materially affect our operations, business strategy, results of operations, or financial condition. However, the sophistication of and risks from cybersecurity threats and incidents continue to increase, and there can be no assurance that our cybersecurity risk management policies and procedures will be fully implemented, complied with or successfully protect against all cybersecurity threats and incidents. For more information on how cybersecurity risk could materially affect our business strategy, results of operations, or financial condition, please refer to “Item 1A Risk Factors- Legal and Regulatory Risks- If our efforts to protect the security of personal information about our customers and consumers are unsuccessful and unauthorized access to that personal information is obtained, or we experience a significant disruption in our computer systems or a cybersecurity breach, we could experience an adverse effect on our operations, we could be subject to costly government enforcement action and private litigation and our reputation could suffer.”
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Governance
Board of Directors Oversight
Our Board of Directors considers cybersecurity risk as part of its risk oversight function and has delegated to the Audit Committee, oversight of cybersecurity and other information security risks.
The Audit Committee receives presentations at least annually regarding our enterprise risk management program, including reports from our Vice President of Internal Audit and our head of Information Technology, on information security matters (such as cybersecurity risk and developments), as well as the steps management takes to monitor and control such exposures.
Management’s Role in Managing Risk and Monitoring Incidents
The leaders of our Information Security organization are responsible for assessing and managing our material risks from cybersecurity threats and supervision of both our internal information security personnel and our retained external cybersecurity consultants.
Other members of our management team, including those from legal, finance, and internal audit, supervise efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants we engage; and alerts and reports produced by security tools deployed in the IT environment.
Our Cybersecurity team has extensive years of collective experience and members hold multiple certifications, including CISSP, CCNP, CISA, and CySA+.
ITEM 2.    PROPERTIES
Facilities—As of March 31, 2024, we occupied manufacturing, assembly, warehouse, test, research, development, and office facilities. All our facilities are leased unless noted otherwise below.
As of March 31, 2024, our four reportable segments had significant operations at the following locations, which include office, manufacturing, and distribution facilities:

The Kinetic Group	*Lewiston, ID; *Anoka, MN; *Lonoke, AR; *Sweet Home, OR
Revelyst Outdoor Performance	Hyde Park, UT; Overland Park, KS; Olathe, KS; Monticello, MS; Manhattan, MT; Lares, PR; *Oroville, CA; Bozeman, MT; Mountain View, AR; Seymour, MO
Revelyst Adventure Sports	Petaluma, CA; Rantoul, IL; Stockton, CA; Irvine, CA; Barcelona, Spain
Revelyst Precision Sports Technology	San Diego, CA; Olathe, KS
Corporate	Anoka, MN
* denotes owned properties
Our properties are well maintained and in good operating condition and are sufficient to meet our near-term operating requirements.
ITEM 3.    LEGAL PROCEEDINGS
From time to time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial condition, or cash flows.
Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites.
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As a PRP, we may be required to pay a share of the costs of the investigation and clean-up of these sites. While uncertainties exist with respect to the amounts and timing of our ultimate environmental liabilities, based on currently available information, we do not currently expect that these potential liabilities, individually or in the aggregate, will have a material adverse effect on our operating results, financial condition, or cash flows.
The description of certain of these environmental matters is contained in Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading, Contingencies, and is incorporated herein by reference.
ITEM 4.    MINE SAFETY DISCLOSURES
Not applicable.
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PART II
ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES (Amount in thousands except price per share)
Vista Outdoor's common stock is listed and traded on the New York Stock Exchange under the symbol "VSTO".
The number of holders of record of Vista Outdoor's common stock as of May 20, 2024 was 2,642.
Equity Compensation Plan Information
See Part III, Item 12 Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, which is incorporated by reference herein for information regarding our equity compensation plans.
Recent Sales of Unregistered Securities
None
Issuer Repurchases of Equity Securities
On February 3, 2022, we announced that the Board of Directors authorized a two-year share repurchase program (the "2022 Share Repurchase Program") pursuant to which we may have repurchased up to $200,000 of our common stock. The 2022 Share Repurchase Program expired on January 24, 2024.
The following table summarizes our share repurchases during the fourth quarter of fiscal year 2024:

Period	Total number of shares repurchased(1)	Average price paid per share(1)
December 25, 2023 - January 21, 2024	8	28.82
January 22, 2024 - February 18, 2024	7	28.89
February 19, 2024 - March 31, 2024	36	32.23
Fiscal quarter ended March 31, 2024	51	31.26
(1) The total number of shares repurchased was 51 shares withheld to pay tax withholding obligations upon vesting of shares of restricted stock units, performance shares, or upon exercise of stock options, which were granted under our equity incentive plans. The repurchase of these awards are in order to satisfy the payroll tax withholding obligations and are not considered as purchases of shares of common stock under any of publicly announced repurchase programs.
(2) There were no share repurchases during fiscal year 2024 under the 2022 Share Repurchase program.
Stockholder Return Performance Graph
The following graph compares, from March 31, 2019 through the March 31, 2024 fiscal year end, the cumulative total return for our common stock with the comparable cumulative total return of two indexes: the Standard & Poor’s 500 Index (“S&P 500”) and the Standard & Poor’s 600 Smallcap Index (“S&P 600”). The S&P 500 tracks the aggregate price performance of equity securities of 500 large-cap companies that are actively traded in the U.S., and is considered to be a leading indicator of U.S. equity securities. The S&P 600 is a market value-weighted index that tracks the aggregate price performance of equity securities from a broad range of small-cap stocks traded in the U.S.
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The graph assumes that on March 31, 2019, $100 was invested in our common stock (at the closing price on that trading day) and in each of the indexes. The comparison assumes that all dividends, if any, were reinvested.

Comparison of Total Return
475
450
425
400
375
350
325
300
275
250
225
200
175
150
125
100
75
50
100
100
110
75
103
400
145
159
445
145
181
346
130
164
409
210
148
03/31/19
03/31/20
03/31/21
03/31/22
03/31/23
03/31/24
Vista Outdoor Inc.
S&P 500
S&P Small Cap 600

ITEM 6.    RESERVED
ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Amounts in thousands except per share data and unless otherwise indicated)
The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and related notes appearing elsewhere in this Annual Report. This section and other sections of this Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. See "Forward-Looking Statements" and Part I, Item 1A. "Risk Factors" included in this Annual Report.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosure of contingent assets and liabilities. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We review our estimates on an ongoing basis to ensure the estimates appropriately reflect changes in our business and the most recent information available.
We believe the critical accounting policies discussed below affect our most significant estimates and judgments used in the preparation of our consolidated financial statements. For a complete discussion of all our significant accounting policies, see Note 1, Significant Accounting Policies, to the consolidated financial statements in Part II, Item 8 of this Annual Report.
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Revenue Recognition
The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates, and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold, and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes, firearms and ammunition excise tax, and other similar taxes are excluded from revenue.
Allowance for Estimated Credit Losses
We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances, and the customers' financial condition and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions.
Inventories
Our inventories are valued at the lower of cost or net realizable value, which includes a reserve for excess, obsolete and/or unmarketable inventory. We estimate this reserve based upon current inventory levels, past and future demand, as well as our estimates of market conditions and future demands, all of which are subject to change. In addition, we consider inventory aging, the promotional environment and technological obsolescence all of which require a significant amount of assumptions and judgment. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold. If these estimates are inaccurate or change, we may be exposed to adjustments to our inventory reserve which could materially impact our operating results.
Income Taxes
Provisions for federal, state, and foreign income taxes are calculated based on reported pre-tax earnings and current tax law. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. We periodically assess our liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that our tax position will be sustained, we record the entire resulting tax liability and when it is more likely than not of being sustained, we record our best estimate of the resulting tax liability. As per our policy, any applicable interest and penalties related to these positions are also recorded in the consolidated financial statements. To the extent our assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.
Deferred tax assets are assessed to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Significant estimates are required for this analysis. If we determine it is not more likely than not that all of the deferred tax assets will be realized, a valuation allowance will be recorded. Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.
Accounting for Goodwill and Indefinite-lived Intangibles
Annual Testing
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 1, Significant Accounting Policies.
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During the annual impairment review process we have the option to first perform a qualitative assessment (commonly referred to as “step zero”) over relative events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value or to perform a quantitative assessment (“step one”) where we estimate the fair value of each reporting unit using both an income and market approach. We completed a step zero assessment during the fourth fiscal quarter of 2024, and concluded there were no indicators of impairment. See Note 11, Goodwill and Intangible Assets, to the consolidated financial statements in Part II, Item 8 of this Annual Report for discussion and details.
Indefinite-lived intangibles are not amortized and are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment during the fourth quarter, and concluded there were no indicators of impairment on our indefinite-lived intangibles. See Note 11, Goodwill and Intangible Assets, to the consolidated financial statements in Part II, Item 8 of this Annual Report for discussion and details.
Interim Testing
During the third fiscal quarter of 2024, we completed an interim quantitative goodwill impairment analysis. We recognized impairment losses equal to the full carrying value of goodwill of $26,219 and $9,955, related to the former reporting units of Outdoor Cooking and Stone Glacier, respectively, and a partial goodwill impairment loss of $125,540 related to our Golf reporting unit. Goodwill relating to the Ammunition reporting unit was not impaired as the fair value exceeded the carrying value.
The decline in fair value of our former Revelyst segment reporting units was significantly impacted by a challenging economic environment for consumers, with higher interest rate expectations continuing, and other factors affecting the market for our products, which resulted in lowered forecasted revenues, operating margins, and operating cash flows for the majority of our reporting units within the former Revelyst reportable segment. See Note 11, Goodwill and Intangible Assets and Note 19, Operating Segment Information, to the consolidated financial statements in Part II, Item 8 of this Annual Report for further information on changes to our reporting units and reportable segments during the fourth quarter of fiscal year 2024. Our estimates of the fair values of the reporting units were also influenced by higher discount rates in the income-based valuation approach as a result of increasing company specific risk premiums and higher treasury rates. The weighted average cost of capital used in the goodwill impairment analysis ranged between 12.5% and 16.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit, modified for each reporting unit based on company risk premiums to reflect the perception of risks of achieving the projected cash flows. We weighted the valuations of our former Revelyst segment reporting units using 100% of the income approach, specifically the discounted cash flow method, and weighted the value of The Kinetic Group reporting unit using 100% of the market approach.
Our Ammunition and Golf reporting units comprise our remaining goodwill as of March 31, 2024. After impairment losses were recorded during the third quarter of fiscal year 2024, the fair value of the Golf reporting unit was equal to its carrying value. If we had assumed a one percent increase in discount rate at that time, we would have recorded additional goodwill impairment of approximately $35,000. If the reporting units do not perform to expected levels or there are adverse changes in certain macroeconomic factors, the related goodwill may be at risk for impairment in the future. We cannot predict the occurrence of certain events or changes in circumstances that might adversely affect the carrying value of goodwill. We continue to monitor the evolving macroeconomic landscape. Rising interest and income tax rates could impact the weighted average cost of capital used in our estimates of fair value for our reporting units. Additionally, high inflation may continue to adversely affect the demand and profitability of our reporting unit products.
In conjunction with our interim quantitative goodwill impairment analysis, we performed a step zero analysis for The Kinetic Group indefinite-lived trade names. Additionally, we performed a quantitative step one impairment analysis on our remaining indefinite-lived intangible assets and recorded impairment losses of $26,600, $9,600, $6,100, $4,500 $1,800, $1,100, and $600 related to the Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports indefinite-lived tradename assets, respectively. The decline in fair value of our indefinite-lived trade name assets was impacted by a reduction in forecasted revenues. The carrying value of the
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indefinite-lived intangible assets related to Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports after the impairment was $58,400, $13,300, $12,000, $25,500, $15,300, $14,900, and $3,500, respectively, at December 24, 2023. We determined the fair value of our Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports indefinite-lived trade names using royalty rates of 3%, 1.5%, 1.5%, 3%, 1.5%, 1%, and 1%, respectively.
Our assumptions used to develop the discounted cash flow analysis and relief-from-royalty calculations, require us to make significant estimates. We based estimates on assumptions we believed to be reasonable, but which are unpredictable and inherently uncertain. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials and other factors that are beyond our control. If the current economic conditions were to deteriorate, or if we were to lose significant business, it is possible that the estimated fair value of certain reporting units or trade names could fall below their carrying value resulting in the necessity to conduct additional impairment tests in future periods.
Business Combinations
We allocate the purchase price, including contingent consideration, of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their fair values at the date of acquisition. The fair values are primarily based on third-party valuations using our management assumptions that require significant judgments and estimates. The purchase price allocated to intangibles is based on unobservable factors, including but not limited to, projected revenues, expenses, customer attrition rates, royalty rates, and weighted average cost of capital, among others. The weighted average cost of capital uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The unobservable factors we use are based upon assumptions believed to be reasonable, but are also uncertain and unpredictable. As a result these estimates, and assumptions may require adjustment in the future if actual results differ from our estimates.
See Note 1, Significant Accounting Policies, to the consolidated financial statements in Part II, Item 8 of this Annual Report, for discussion of new accounting pronouncements.
Executive Summary and Financial Highlights
Vista Outdoor is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products.
We operate through four reportable segments: The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology. During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change. Information regarding our segments is further discussed below and in Note 19, Operating Segment Information, to the consolidated financial statements in Part II, Item 8 of this Annual Report.
•The Kinetic Group consists of our ammunition brands. The primary products of this segment include ammunition used for training, hunting, target shooting and personal protection.
•Revelyst Outdoor Performance primarily consists of our outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.
•Revelyst Adventure Sports primarily consists of our protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling, and snow sports protection and accessories, as well as bike hydration packs and water bottles, and e-bikes.
•Revelyst Precision Sports Technology primarily consists of our golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.
•In addition, we present a “Corporate” category for purposes of reconciliation, which is not considered a reportable segment.
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Management currently considers the following events, results, trends, and uncertainties to be most important to understanding our financial condition, operating performance and significant events:
For the fiscal year ended March 31, 2024, net sales decreased $333,744 as compared to the prior fiscal year. Within The Kinetic Group, these results were caused by lower volume across nearly all categories as channel inventory has normalized, the terminations of the Lake City contract at the beginning of the third quarter of the prior fiscal year, and lower pricing. The Kinetic Group reported a 25.7% decrease in gross profit for the fiscal year ended March 31, 2024 due to decreased volume and price, unfavorable mix, and increased inputs costs due to inflation, as compared to the prior fiscal year. During fiscal year 2024, our Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments were significantly and adversely affected by the high interest rates and pressures posed by inflation, which created an increasingly challenging economic environment for consumers, and affected consumer confidence and purchasing patterns. The decrease in consumer demand during fiscal year 2024 resulted in channel partners remaining cautious and not increasing their purchasing behavior. This dynamic led to slower than expected decrease in the inventory levels, increased discounting, lower volume, and unfavorable mix, and as a result, decreased gross profits. These segments combined reported a 3.5% decrease in gross profit for the fiscal year ended March 31, 2024, as compared to the prior fiscal year, and a decrease of 54.2% in operating income for the same periods. Despite slower than expected inventory decreases at our channel partners, the Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments had year-over-year inventory reduction of 27%.
Although we are seeing these signs of improvement in our fourth quarter year over year results, during the third fiscal quarter of 2024, as a result of decreased consumer demand we lowered our projected revenues and operating income for future periods. The lower projections, combined with the decline in our stock price in the third fiscal quarter of 2024, led us to determine there were indicators of potential impairment within our former Revelyst reportable segment, and we performed an interim quantitative goodwill and indefinite-lived intangible asset impairment analysis during the third fiscal quarter of 2024. During the third fiscal quarter of 2024 we recorded impairment losses of $218,812, which consisted of $161,714 related to goodwill, $50,300 related to our indefinite-lived trademarks and trade names, and $6,798 related to amortizing intangible assets, within the former Revelyst segment. See Note 1, Significant Accounting Policies, and Note 11, Goodwill and Intangible Assets, to the consolidated financial statements in Part II, Item 8 of this Annual Report for further information.
We continue to maintain a strong balance sheet with capital allocation focused on debt paydown. Fiscal year 2024 cash provided by operating activities was $400,887. During this fiscal year, debt decreased by $340,000 to $720,000, with the net paydown of our 2022 ABL Revolving Credit Facility and the 2022 Term Loan being paid in full. Our total debt as a percentage of total capitalization (total debt and stockholders' equity) decreased to 39.0% as of March 31, 2024, compared to 48.4% as of our fiscal year 2023.
GEAR Up Transformation Program
During fiscal year 2024, we initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation within our Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments, which is driven by the following key elements:
•Simplification of the Business Model: Simplifying the structure of these reportable segments will accelerate them becoming an integrated house of iconic, high-performing outdoor brands that work together as one cohesive unit to form a globally branded company leveraging shared learnings and Centers of Empowerment to drive execution on a global, omni-channel growth strategy;
•Increased Efficiency and Profitability: Maximizing efficiency and streamlining operations through consolidation of current real estate footprint, back-office technology stack, supply chain and organizational structure; and
•Reinvestment in the Highest Potential Brands: Leveraging substantial opportunity to reinvest into the highest potential brands of these reportable segments to accelerate their growth and innovation pipelines.
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We expect GEAR Up to deliver targeted annualized pre-tax operating profit improvements of approximately $100,000. The profit improvements began this fiscal year and we expect to realize $100,000 of run rate cost savings by fiscal year 2027. We are estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan and expect these charges to be completed by fiscal year 2027. All restructuring charges will be recorded as corporate expenses, and not allocated to our reportable segments. See Note 13, Restructuring, to the consolidated financial statements in Part II, Item 8 of this Annual Report for additional information .
Sale of The Kinetic Group and Planned Separation
October 15, 2023, we entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), for an enterprise value of $1,910,000 ("the base purchase price") on a cash-free, debt-free basis subject to working capital adjustments, in an all-cash transaction (the “Sporting Products Sale”). The Sporting Products Sale represents the next step in Vista Outdoor’s plan to split Vista Outdoor into two separate entities, which was previously announced on May 5, 2022. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. (“Revelyst”) simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst business”, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst business to a wholly owned subsidiary of Vista Outdoor, Revelyst, and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group business), with each share of common stock, par value $0.01 per share, of Vista Outdoor ("Vista Outdoor Common Stock") outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst and (b) $12.90 in cash (“Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Merger Agreement (the “First Amendment”). The First Amendment:
1.increases the base purchase price from $1,910,000 to $1,960,000;
2.increases the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provides that certain Vista Outdoor restricted stock units held by Company employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units, including vesting terms, to the extent necessary to address adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
The Sporting Products Sale is expected to close in calendar year 2024, subject to approval of our stockholders, receipt of clearance by the Committee on Foreign Investment in the United States and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
Divestiture - Subsequent Event
On May 1, 2024, we completed the divestiture of the RCBS brand. This business was part of the Revelyst Outdoor Performance reportable segment.
Pellet Mill Fire
On February 6, 2024, a fire occurred at our Fiber Energy Seymour, Missouri pellet manufacturing location. There were no injuries or environmental issues from the fire. The damage was principally limited to the inventory, raw materials, plant equipment and building structures. As a consequence of the fire damage, the pellet mill is curtailed, and we do not expect any material revenues from this business in our next fiscal year.
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RCBS and Fiber Energy Products contributed approximately $30,000 of total combined sales in fiscal year 2024.
Outlook
Sporting Products Industry
The Kinetic Group segment continues to benefit from positive participation trends. While macroeconomic conditions pressure consumer purchasing, the firearms industry continues to have a growth trend. For the 57th straight month, NICS data surpassed more than one million firearms checks. The Kinetic Group has a strong order position, but is expected to experience higher commodity input costs, including powder and copper in fiscal year 2025. We are encouraged by strong sell-through trends in fiscal year 2024, and by overall inventory levels, which remained stable during the fourth fiscal quarter of 2024.
Outdoor Recreation Industry
The Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments continue to benefit from strong outdoor participation trends across multiple outdoor activities, including camping, cycling, hunting, fishing and golf. For example, golf participation has expanded into off-course golf, a tremendous growth opportunity where participation reached a new all-time high in 2023 expanding to 33 million participants. With non-golfers making up more than half of these participants, there is a large opportunity to continue to expand the golf market and attract new users. Furthermore, an estimated 54.5 million Americans fished in 2022, an increase of 4% from the prior year. The fishing industry has been consistently stable and the national participation rate in fishing has not dropped below 16% since 2007. We are transforming these segments into the leading global integrated house of brands in the outdoor industry to deliver wildly human experiences for our consumers. We intend to drive growth through innovative product and technology offerings, an enhanced direct-to-consumer channel strategy, and an expanded digital gaming ecosystem. At the end of fiscal year 2024, most of our retailer's inventory levels have come down, but they are managing their inventory tightly as we see more just in time and smaller quantity orders. We expect this dynamic to continue as we head into fiscal year 2025. During fiscal year 2025, we do not expect consumers to meaningfully change purchasing patterns due to ongoing macroeconomic uncertainties. We are expecting that the operational and organizational improvements within these segments, including the GEAR Up transformation program, will continue to positively impact profitability in both the short- and the long-term.
This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to provide a reader of our financial statements with a narrative from the perspective of our management on results of operations, our financial condition, liquidity, and certain other factors that may affect our future results. The following information should be read in conjunction with our consolidated financial statements included in this Annual Report.
Current Economic Conditions
Inflation and Consumer Spending
We are exposed to inflationary factors such as increases in labor, supplier, logistics and overhead costs as well as interest rate exposure, which may adversely affect our operating results. During fiscal year 2024, pressures posed by inflation are causing a decline in consumer disposable income, which has temporarily impacted the demand in our brands, and has also contributed to higher costs of products and operating costs within our Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments. Increased input costs due to inflation have caused decreases in the Kinetic Group segment gross profits during fiscal year 2024. Our sales to retailers and distributors follow the end consumer spending patterns. If these adverse conditions persist or become more severe, this may continue to have an adverse effect on our operating results if the selling prices of our products are not able to offset these increased costs, or if increased selling prices reduce demand for our products. Changes to interest rates in response to inflationary factors could have adverse impacts on our cash flows and operating results depending on the severity and length of the changes. We cannot predict the impact of these adverse conditions on our liquidity and financial results.
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Commodity Price Risk
We have been impacted by changes in the prices of raw materials used in production as well as changes in oil and energy costs. In particular, recent increases in the cost of raw materials used in propellants, along with the volatility of commodity metals, such as copper, zinc and lead continue to impact The Kinetic Group segment. We have a strategic sourcing, pricing and hedging strategy to mitigate risk from commodity price fluctuation. See Note 4, Derivative Financial Instruments, to the consolidated financial statements in Part II, Item 8 of this Annual Report for more detail. We will continue to evaluate the need for future price changes in light of these trends, our competitive landscape, and our financial results. If our sourcing and pricing strategy is unable to offset impacts of the commodity price fluctuations, our future results from operations and cash flows would be materially impacted.
Results of Operations
Fiscal Year 2024 Compared to Fiscal Year 2023
Our net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income, operating income as a percentage of net sales (operating income margin), other expense (income), net, interest expense, and income tax (benefit) provision by reportable segment and by corporate and other (where applicable) are presented below:

	Years ended March 31,		Change
Net Sales:	2024	2023(a)	Dollars	Percent
The Kinetic Group	$1,452,627	$1,757,932	$(305,305)	(17.4)%
Revelyst Outdoor Performance	450,064	460,800	(10,736)	(2.3)%
Revelyst Adventure Sports	607,518	625,250	(17,732)	(2.8)%
Revelyst Precision Sports Technology	235,854	235,825	29	—%
Total	$2,746,063	$3,079,807	$(333,744)	(10.8)%
(a) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
The Kinetic Group—The decrease in net sales was a result of lower volume across nearly all categories as channel inventory has normalized, the termination of the Lake City contract at the beginning of the third quarter of the prior fiscal year, and lower pricing. These decreases were partially offset by increased shipments of primers and lower discounting.
Revelyst Outdoor Performance—The decrease in net sales was a result of lower volume and price and increased discounting, primarily in optics, shooting accessories, and stoves and stove accessories categories caused by the adverse effects of a challenging economic environment for consumers that reduced demand. These declines were partially offset by sales from Simms Fishing, which was acquired in the second fiscal quarter of the prior year, and increased military product shipments.
Revelyst Adventure Sports—The decrease in net sales is a result of lower volume and increased discounting, primarily in bike, powersports and hydration categories caused by the adverse effects of a challenging economic environment for consumers that reduced demand. These decreases were partially offset by sales from Fox Racing, which was purchased in the second fiscal quarter of the prior year, and increased military product shipments.
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Revelyst Precision Sports Technology—The increase in net sales was driven by increased volume in laser ranging category, partially offset by decreased volume in launch monitor category and increased discounting.

	Years ended March 31,		Change
Gross Profit:	2024	2023(a)	Dollars	Percent
The Kinetic Group	$485,763	$653,516	$(167,753)	(25.7)%
Revelyst Outdoor Performance	107,511	105,446	2,065	2.0%
Revelyst Adventure Sports	161,674	168,878	(7,204)	(4.3)%
Revelyst Precision Sports Technology	104,037	112,590	(8,553)	(7.6)%
Corporate and other	—	(9,533)	9,533	100.0%
Total	$858,985	$1,030,897	$(171,912)	(16.7)%
Gross profit margin	31.3%	33.5%
(a) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
The Kinetic Group—The decrease in gross profit was primarily caused by decreased volume and price, unfavorable mix, and increased inputs costs due to inflation. These decreases were partially offset by lower discounting. Gross profit margin was 33.4% compared to 37.2% in the prior fiscal year.
Revelyst Outdoor Performance—The increase in gross profit was primarily driven by Simms Fishing and efficiencies, partially offset by organic business volume declines and pricing. Gross profit margin was 23.9% compared to 22.9% in the prior fiscal year.
Revelyst Adventure Sports—The decrease in gross profit was primarily caused by lower organic business volume, increased discounting, unfavorable mix, and sell through of higher cost inventory, partially offset by sales from Fox Racing and pricing. Gross profit margin was 26.6% compared to 27.0% in the prior fiscal year.
Revelyst Precision Sports Technology—The decrease in gross profit was primarily caused by unfavorable product mix driven by volume shift from launch monitors to laser ranging and, increased discounting and product costs. Gross profit margin was 44.1% compared to 47.7% in the prior fiscal year.
Corporate and Other—Expenses included in gross profit were related to inventory step-up expense from acquisitions in the prior fiscal year.

	Years ended March 31,		Change
Operating income (loss):	2024	2023(a)	Dollars	Percent
The Kinetic Group	$389,960	$552,232	$(162,272)	(29.4)%
Revelyst Outdoor Performance	(2,590)	(825)	(1,765)	213.9%
Revelyst Adventure Sports	(7,864)	7,305	(15,169)	(207.7)%
Revelyst Precision Sports Technology	39,061	55,943	(16,882)	(30.2)%
Corporate and other	(368,114)	(506,800)	138,686	27.4%
Total	$50,453	$107,855	$(57,402)	(53.2)%
Operating income margin	1.8%	3.5%
(a) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
The Kinetic Group—The decrease in operating income was primarily caused by the decrease in gross profit, partially offset by decreased selling costs. Operating income margin was 26.8% compared to 31.4% in the prior fiscal year.
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Revelyst Outdoor Performance—The increase in operating loss was primarily caused by increased selling, general, and administrative costs related to an acquired business, partially offset by increased in gross profit and reduced selling costs related to organic businesses. Operating income margin was (0.6)% compared to (0.2)% in the prior fiscal year.
Revelyst Adventure Sports—The decrease in operating income was primarily caused by increased selling, general, and administrative costs related to an acquired business and lower gross profit, partially offset by decreased selling, general, and administrative costs related to organic businesses. Operating income margin was (1.3)% compared to 1.2% in the prior fiscal year.
Revelyst Precision Sports Technology—The decrease in operating income was primarily caused by decreased gross profit and increased research and development and selling costs. Operating income margin was 16.6% compared to 23.7% in the prior fiscal year.
Corporate and Other—The decrease in operating loss was primarily driven by decreased goodwill and intangible impairment, stock-based compensation, annual incentive compensation, inventory step-up, transaction and executive transition expense. These decreases were partially offset by increased non-cash expense related to the estimated fair value of the contingent consideration as compared to the non-cash income recognized in the prior fiscal year and planned separation, GEAR Up transformation costs, transition and post-acquisition compensation expense.

	Years ended March 31,		Change
Other expense (income), net:	2024	2023	Dollars	Percent
Other expense (income), net	$1,988	$(2,124)	$4,112	(193.6)%
The change from other income in the prior fiscal year to other expense in the current fiscal year was caused by changes in foreign exchange gains and losses.

	Years ended March 31,		Change
Interest expense, net:	2024	2023	Dollars	Percent
Corporate and other	$62,949	$59,317	$3,632	6.1%
The increase in interest expense was due to higher interest rates and debt issuance cost write offs, offset by a decrease in our average debt balance.

	Years ended March 31,
Income tax (benefit) provision:	2024	Effective Rate	2023	Effective Rate	Change
Corporate and other	$(8,979)	62.0%	$60,380	119.2%	$(69,359)
See Note 16, Income Taxes, to the consolidated financial statements in Part II, Item 8 of this Annual Report, for information regarding income taxes.
The decrease in the current period effective tax rate is primarily due to the impact of nondeductible impairment of goodwill.
Our provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for fiscal year 2024 of 62.0% is reflective of the federal statutory rate of 21% increased by the beneficial deductions for foreign derived intangible income and changes in tax contingency, partially offset by nondeductible impairment of goodwill and non-deductible earnouts.
The effective tax rate for fiscal year 2023 of 119.2% differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill and state taxes, partially offset by the deduction for foreign derived intangible income.
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Fiscal Year 2023 Compared to Fiscal Year 2022
Our net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income, operating income as a percentage of net sales (operating income margin), interest expense, and income tax provision by reporting segment and by corporate and other (where applicable) are presented below (dollars in thousands):

	Years ended March 31,		Change
Net Sales:	2023(a)	2022(a)	Dollars	Percent
The Kinetic Group	$1,757,932	$1,737,891	$20,041	1.2%
Revelyst Outdoor Performance	460,800	564,144	(103,344)	(18.3)%
Revelyst Adventure Sports	625,250	556,521	68,729	12.3%
Revelyst Precision Sports Technology	235,825	186,065	49,760	26.7%
Total	$3,079,807	$3,044,621	$35,186	1.2%
(a) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior periods have been restated to conform to the change.
The Kinetic Group—The increase in net sales was driven by improved pricing in all categories and higher volume in primer and rimfire, partially offset by termination of the Lake City contract at the beginning of the third quarter of fiscal year 2023 and volume declines in pistol.
Revelyst Outdoor Performance—The decrease in net sales is related primarily to reduced purchasing across nearly all channels, partially offset by increased sales from the acquisition of Simms Fishing in the second quarter of fiscal year 2023, Stone Glacier in the fourth quarter of fiscal year 2022, and Fiber Energy in the third quarter in fiscal year 2022, pricing and increased direct-to-consumer sales.
Revelyst Adventure Sports—The increase in net sales was driven by the acquisition of Fox Racing in the second quarter of fiscal year 2023, price, and increased direct-to-consumer sales, partially offset by declines in organic brand volume primarily due to reduced purchasing across nearly all channels.
Revelyst Precision Sports Technology—The increase in net sales was driven by the acquisition of Foresight Sports in the third quarter of fiscal year 2022, pricing and increased direct-to-consumer sales, partially offset by declines in organic volume primarily in laser ranging category.

	Years ended March 31,		Change
Gross Profit:	2023(a)	2022(a)	Dollars	Percent
The Kinetic Group	$653,516	$712,160	$(58,644)	(8.2)%
Revelyst Outdoor Performance	105,446	154,565	(49,119)	(31.8)%
Revelyst Adventure Sports	168,878	156,315	12,563	8.0%
Revelyst Precision Sports Technology	112,590	88,567	24,023	27.1%
Corporate and other	(9,533)	(2,375)	(7,158)	(301.4)%
Total	$1,030,897	$1,109,232	$(78,335)	(7.1)%
Gross profit margin	33.5%	36.4%
(a) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
The Kinetic Group—The decrease in gross profit was caused by increased commodity and freight costs and lower volume. The decrease was partially offset by improved pricing. Gross profit margin was 37.2% in fiscal year 2023 compared to 41.0% in fiscal year 2022.
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Revelyst Outdoor Performance—The net decrease in gross profit was primarily driven by volume changes as discussed above. Gross profit margin was 22.9% in fiscal year 2023 compared to 27.4% in fiscal year 2022.
Revelyst Adventure Sports—The net increase in gross profit was primarily driven by volume from Fox Racing and improved pricing, which was partially offset by organic businesses’ volume declines and increased product and freight costs. Gross profit margin was 27.0% in fiscal year 2023 compared to 28.1% in fiscal year 2022.
Revelyst Precision Sports Technology—The net increase in gross profit was primarily driven by volume from the acquisition of Foresight Sports as discussed above. Gross profit margin was 47.7% in fiscal year 2023 compared to 47.6% in fiscal year 2022.
Corporate and Other—Expenses included in gross profit were related to inventory step-up expense from acquisitions in fiscal years 2023 and 2022.

	Years ended March 31,		Change
Operating income (loss):	2023(a)	2022(a)	Dollars	Percent
The Kinetic Group	$552,232	$600,415	$(48,183)	(8.0)%
Revelyst Outdoor Performance	(825)	58,531	(59,356)	(101.4)%
Revelyst Adventure Sports	7,305	54,527	(47,222)	(86.6)%
Revelyst Precision Sports Technology	55,943	51,436	4,507	8.8%
Corporate and other	(506,800)	(118,687)	(388,113)	(327.0)%
Total	$107,855	$646,222	$(538,367)	83.3%
Operating income margin	3.5%	21.2%
(a) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
The Kinetic Group—The decrease in operating income was primarily caused by the decrease in gross profit, partially offset by decreased incentive compensation and marketing costs. Operating income margin was 31.4% in fiscal year 2023 compared to 34.5% in fiscal year 2022.
Revelyst Outdoor Performance—The decrease in operating income was primarily driven by the decrease in gross profit of organic businesses and increased selling, general and administrative costs related to Simms Fishing. Operating income margin was (0.2)% in fiscal year 2023, compared to 10.4% in fiscal year 2022.
Revelyst Adventure Sports—The decrease in operating income was primarily driven by increased selling, general and administrative expenses related to Fox Racing, partially offset by the increase in gross profit as discussed above. Operating income margin was 1.2% in fiscal year 2023, compared to 9.8% in fiscal year 2022.
Revelyst Precision Sports Technology—The increase in operating income was primarily driven by the Foresight Sports increased gross profit. Operating income margin was 23.7% in fiscal year 2023, compared to 27.6% in fiscal year 2022.
Corporate and Other—The increase in operating loss was primarily caused by goodwill and tradename impairments, increased planned separation costs, reorganization costs, inventory step-up expense, transaction costs, and transition costs. The decline was partially offset by a decrease in the fair value of the contingent consideration liabilities and lower incentive compensation expense.

	Years ended March 31,		Change
Other income, net:	2023	2022	Dollars	Percent
Corporate and other	$2,124	$—	$2,124	—%
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The increase in other income, net was caused by foreign exchange gains related to our businesses acquired during fiscal year 2023.

	Years ended March 31,		Change
Interest expense, net:	2023	2022	Dollars	Percent
Corporate and other	$59,317	$25,264	$34,053	134.8%
The increase in interest expense was due to higher interest rates and an increase in our average debt balance.

	Years ended March 31,
Income tax provision:	2023	Effective Rate	2022	Effective Rate	Change
Corporate and other	$60,380	119.2%	$147,732	23.8%	$(87,352)
See Note 16, Income Taxes, to the consolidated financial statements in Part II, Item 8 of this Annual Report, for information regarding income taxes.
The increase in the fiscal year 2023 tax rate compared to fiscal year 2022 is primarily due to the impact of nondeductible impairment of goodwill.
Our provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for fiscal year 2023 of 119.2% differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill and state taxes, partially offset by the deduction for foreign derived intangible income.
The effective tax rate for fiscal year 2022 of 23.8% differs from the federal statutory rate of 21% primarily due to the impact of state taxes and is partially offset by changes in tax contingency.
Liquidity and Capital Resources
We manage our business to maximize operating cash flows as the primary source of liquidity. In addition to cash on hand and cash generated by operations, our sources of liquidity include committed credit facilities and access to the public debt and equity markets. We use our cash primarily to fund investments in our existing businesses and for debt payments, acquisitions, share repurchases, and other activities.
Financial Condition
Cash decreased to $60,271 as of March 31, 2024 from $86,208 at March 31, 2023. We used cash during the year to pay off our 2022 Term Loan and for net paydown of our 2022 ABL Revolving Credit Facility, capital expenditures and our acquisition of PinSeeker. These uses of cash were partially offset by cash provided from our operating activities of $400,887.
Operating Activities
Net cash provided by operating activities decreased $85,298 from the prior fiscal year. The decrease was primarily driven by the timing of accounts receivable collections. Cash used to purchase inventory decreased compared to the prior fiscal year as a result of our successful inventory management programs within our Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments.
Investing Activities
Cash used for investing activities decreased $742,985 from the prior fiscal year. The prior fiscal year cash usage was driven by the acquisition of businesses.
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Financing Activities
Net cash provided by financing activities decreased $747,649 from the prior fiscal year. During the prior fiscal year, we obtained 2022 Term Loan and had net advances on our ABL Revolving Credit Facility. During the current fiscal year, we paid off the 2022 Term Loan, made net repayments on our ABL Revolving Credit Facility and made higher contingent consideration payments as compared to the prior fiscal year.
Liquidity
In addition to our normal operating cash requirements, our principal future cash requirements are to fund capital expenditures, debt repayments, earn-outs related to previous acquisitions, execution of our GEAR Up transformation program and any strategic acquisitions. Our short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain production facilities and working capital requirements. Our debt service requirements over the next two years consist of required interest payments due under our 4.5% Notes and 2022 ABL Revolving Credit Facility. Our 2022 Term Loan was paid in full during the fourth fiscal quarter of fiscal year 2024.
Based on our current financial condition, management believes that our cash position, combined with anticipated generation of cash flows and the availability of funding, if needed, under our 2022 ABL Revolving Credit Facility, access to debt and equity markets, as well as other potential sources of funding including additional bank financing, will be adequate to fund future growth, to service our currently anticipated short-term and long-term debt obligations, make capital expenditures, pay earn-outs related to previous acquisitions, and execute our GEAR Up transformation program over the next 12 months. As of March 31, 2024, based on the borrowing base less outstanding borrowings of $220,000, outstanding letters of credit of $14,612, less the minimum required borrowing base of $57,000 the amount available under the 2022 ABL Revolving Credit Facility was $237,109. Our total debt as a percentage of total capitalization (total debt and stockholders' equity) was 39% as of March 31, 2024. See Note 14, Long-term Debt, to the consolidated financial statements in Part II, Item 8 of this Annual Report, for a detailed discussion of our indebtedness.
There can be no assurance that the cost or availability of future borrowings, if any, will not be materially impacted by capital and credit market conditions, including any disruptions to these markets, as a result of natural disasters and public health crises or other significant catastrophic events, or our future financial condition and performance. Furthermore, because our 2022 ABL Revolving Credit Facility is secured in large part by receivables from our customers, a sustained deterioration in general economic conditions that adversely affects the creditworthiness of our customers could have a negative effect on our future available liquidity under the 2022 ABL Revolving Credit Facility.
Share Repurchases
Additional information regarding our share repurchases during fiscal year 2024 is presented in Part II, Item 5 of this Annual Report.
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Material Cash Requirements
The following tables summarize our material cash requirements as of March 31, 2024:

		Material cash requirements by period
	Total	Less than 1 year	Years 2 - 3	Years 4 - 5	More than 5 years
Long-term debt	$720,000	$—	$220,000	$500,000	$—
Interest on debt	143,068	37,784	60,284	45,000	—
Operating leases	176,314	24,245	44,521	34,681	72,867
Purchase commitments and other	146,733	142,959	3,324	450	—
Pension plan contributions	27,600	4,300	6,600	6,000	10,700
Total	$1,213,715	$209,288	$334,729	$586,131	$83,567
Payments for interest are based on outstanding debt as of March 31, 2024.
Pension plan contributions are an estimate of the contributions we will make to the plans through fiscal 2033 to provide pension benefits for employees based on expected actuarial estimated funding requirements through fiscal 2033.
The total liability for uncertain tax positions as of March 31, 2024, was approximately $24,853 (see Note 16, Income Taxes, to the consolidated financial statements in Part II, Item 8 of this Annual Report), none of which is expected to be paid within 12 months. We are unable to provide a reasonably reliable estimate of the timing of future payments relating to the non-current uncertain tax position obligations.
Contingencies
Litigation
From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of and are incidental to the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial condition, or cash flows.
Environmental Liabilities
Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, as well as applicable foreign laws and regulations, including those governing the discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment. We are obligated to conduct investigation and/or remediation activities at certain sites that we own or operate or formerly owned or operated.
Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites. As a PRP, those former subsidiaries may be required to pay a share of the costs of the investigation and clean-up of these sites. In that event, we would be obligated to indemnify those subsidiaries for such costs. While uncertainties exist with respect to the amounts and timing of the ultimate environmental liabilities, based on currently available information, we do not currently expect that these potential liabilities, individually or in the aggregate, will have a material adverse effect on our operating results, financial condition, or cash flows.
We could incur substantial additional costs, including cleanup costs, resource restoration, fines, and penalties or third-party property damage or personal injury claims, as a result of violations or liabilities under environmental laws or non-compliance with environmental permits. While environmental laws and regulations have not had a material adverse effect on our operating results, financial condition, or cash flows in the past, and we have
49

environmental management programs in place to mitigate these risks, it is difficult to predict whether they will have a material impact in the future.
See Note 17, Commitments and Contingencies, to the consolidated financial statements in Part II, Item 8 of this Annual Report for additional information.
Dependence on Key Customers; Concentration of Credit
No customer contributed more than 10% of sales during fiscal years 2024, 2023, and 2022. If a key customer fails to meet payment obligations, our operating results and financial condition could be adversely affected.
50

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risk from changes in interest rates. A significant portion of our indebtedness consists of revolver borrowings with variable rate interest that exposes us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even if the amount borrowed remains the same, and our net income (loss) and cash flows will correspondingly decrease. Assuming $145 million of variable-rate indebtedness (which was the portion of our indebtedness outstanding as of March 31, 2024, which was not included in our hedged floating-to-fixed interest rate swaps) a change of 1/4 of one percent in interest rates would result in a $0.4 million change in annual estimated interest expense. To mitigate the risks from interest rate exposure, we enter into hedging transactions, mainly interest rate swaps, through derivative financial instruments that have been authorized pursuant to corporate policies. We measure market risk related to holdings of financial instruments based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows, and earnings based on a hypothetical change (increase and decrease) in interest rates. We used current market rates on the debt portfolio to perform the sensitivity analysis.
We may use derivatives to hedge certain interest rates, foreign currency exchange rates, and commodity price risks, but do not use derivative financial instruments for trading or other speculative purposes. Additional information regarding these financial instruments is contained in Note 2, Fair Value of Financial Instruments, to the audited consolidated financial statements included in this Annual Report. Our objective in managing exposure to changes in interest rates is to limit the impact of such changes on earnings and cash flow.
We conduct business through our subsidiaries in many different countries, and fluctuations in currency exchange rates could have a significant impact on the reported results of operations, which are presented in U.S. dollars. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. Accordingly, significant changes in currency exchange rates, particularly the Euro, the British pound, the Chinese renminbi (yuan), and the Canadian dollar, could cause fluctuations in the reported results of our businesses’ operations that could negatively affect our results of operations. To mitigate the risks from foreign currency exposure, we enter into hedging transactions, mainly foreign currency forward contracts, through derivative financial instruments that have been authorized pursuant to corporate policies. Additional information regarding these financial instruments is contained in Note 2, Fair Value of Financial Instruments,
In addition, sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening or weakening of the U.S. dollar could result in unfavorable translation effects.
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ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Vista Outdoor Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Vista Outdoor Inc. and subsidiaries (the "Company") as of March 31, 2024 and 2023, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of March 31, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 29, 2024, expressed an unqualified opinion on the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.
Impairment of Goodwill – Golf Reporting Unit – Refer to Note 11 to the financial statements
The Company tests goodwill for impairment on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. As a result of a downward revision of forecasted cash flows due to lower volume and profitability expectations, combined with the decline in the Company’s stock price in the third quarter of fiscal year 2024, the Company concluded that triggering events had occurred potentially indicating that the fair values of certain reporting units were less than their carrying values. Based on this assessment, the Company recognized a partial goodwill impairment loss of $125.5 million related to the Golf reporting unit. The fair value of the reporting unit was determined considering both an income and market approach. The Company weighted the valuation of their Golf reporting unit using 100% of the income approach,
53

specifically the discounted cash flow method, which required Management to make significant estimates and assumptions related to forecasted revenues, operating margins, and the weighted average cost of capital.
We identified the fair value determination of the Golf goodwill as a critical audit matter due to the significant estimates and assumptions in determining forecasted revenues, operating margins, and the weighted average cost of capital. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates related to these assumptions.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to forecasted revenues, operating margins, and the selection of the weighted average cost of capital included the following, among others:
•We tested the effectiveness of internal controls over management’s valuation analysis, including those over the forecasted revenues and operating margins, and selection of the weighted average cost of capital.
•We inquired of appropriate individuals, both within and outside of finance, regarding the forecasted revenues and operating margins.
•We evaluated the reasonableness of management’s forecasted revenues and operating margins by comparing the forecasts to:
–Historical sales and growth rates of the Golf reporting unit.
–Historical operating margins of the Golf reporting unit.
–Internal communications to management and the Board of Directors.
–Forecasted information included in analyst and industry reports for the Company, applicable market data, and certain of its peer companies.
•With the assistance of our fair value specialists, we evaluated the reasonableness of the weighted average cost of capital by:
–Testing the source information underlying the determination of the weighted average cost of capital and testing the mathematical accuracy of the calculations.
–Developing a range based upon our independent estimate and comparing the weighted average cost of capital selected by management to that range.
Impairment of Indefinite-Lived Trade Name – Fox Racing – Refer to Note 11 to the financial statements
Indefinite-lived intangibles are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. In conjunction with the Company’s interim quantitative goodwill impairment assessment, they performed a fair value assessment on indefinite-lived trade names and recorded an impairment loss of $26.6 million related to the Fox Racing indefinite-lived trade name. The Company estimates fair value to assess the recoverability of indefinite-lived trade names using a relief from royalty method, which required Management to make significant estimates and assumptions related to forecasted revenues, the weighted average cost of capital and the royalty rate.
We identified the fair value determination of the Fox Racing indefinite-lived trade name as a critical audit matter due to the significant estimates and assumptions in determining forecasted revenues, the weighted average cost of capital and the royalty rate. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates related to these assumptions.
54

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to forecasted revenues, the selection of the weighted average cost of capital, and the selection of royalty rate included the following, among others:
•We tested the effectiveness of internal controls over management’s valuation analysis, including those over forecasted revenues, the selection of the weighted average cost of capital, and the selection of the royalty rate.
•We inquired of appropriate individuals, both within and outside of finance, regarding the forecasted revenues.
•We evaluated the reasonableness of management’s forecasted revenues by comparing the forecasts to:
–Historical sales and growth rates of Fox Racing.
–Internal communications to management and the Board of Directors.
–Forecasted information included in analyst and industry reports for the Company, applicable market data, and certain of its peer companies.
•With the assistance of our fair value specialists, we evaluated the reasonableness of the weighted average cost of capital and royalty rate by:
–Testing the source information underlying the determination of the weighted average cost of capital and royalty rate and testing the mathematical accuracy of the calculations.
–Developing a range based upon our independent estimate and comparing the weighted average cost of capital selected by management to that range.
–Developing a range based upon our independent estimate and comparing the royalty rate selected by management to that range.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
May 29, 2024
We have served as the Company’s auditor since 2014.
55

VISTA OUTDOOR INC.
CONSOLIDATED BALANCE SHEETS

	March 31,
(Amounts in thousands except share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$60,271	$86,208
Net receivables	355,903	339,373
Net inventories	609,999	709,897
Income tax receivable	9,113	—
Other current assets	39,836	60,636
Total current assets	1,075,122	1,196,114
Net property, plant, and equipment	201,864	228,247
Operating lease assets	107,007	106,828
Goodwill	318,251	465,709
Net intangible assets	627,636	733,176
Deferred income tax assets	12,895	—
Deferred charges and other non-current assets, net	59,605	68,808
Total assets	$2,402,380	$2,798,882
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$65,000
Accounts payable	163,411	136,556
Accrued compensation	56,983	60,719
Accrued income taxes	—	6,676
Federal excise, use, and other taxes	35,552	38,543
Other current liabilities	129,352	146,377
Total current liabilities	385,298	453,871
Long-term debt	717,238	984,658
Deferred income tax liabilities	—	40,749
Long-term operating lease liabilities	105,699	103,313
Accrued pension and postemployment benefits	22,866	25,114
Other long-term liabilities	44,982	59,384
Total liabilities	1,276,083	1,667,089
Commitments and contingencies (Notes 14 and 17)
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—58,238,276 shares as of March 31, 2024 and 57,085,756 shares as of March 31, 2023	582	570
Additional paid-in-capital	1,653,089	1,711,155
Accumulated deficit	(236,033)	(230,528)
Accumulated other comprehensive loss	(74,348)	(80,802)
Common stock in treasury, at cost—5,726,163 shares held as of March 31, 2024 and 6,878,683 shares held as of March 31, 2023	(216,993)	(268,602)
Total stockholders' equity	1,126,297	1,131,793
Total liabilities and stockholders' equity	$2,402,380	$2,798,882
See Notes to the Consolidated Financial Statements.
56

VISTA OUTDOOR INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended March 31,
(Amounts in thousands except per share data)	2024	2023	2022
Sales, net	$2,746,063	$3,079,807	$3,044,621
Cost of sales	1,887,078	2,048,910	1,935,389
Gross profit	858,985	1,030,897	1,109,232
Operating expenses:
Research and development	49,644	44,209	28,737
Selling, general, and administrative	540,076	504,478	434,273
Impairment of goodwill and intangibles (Note 11)	218,812	374,355	—
Operating income	50,453	107,855	646,222
Other (expense) income, net (Note 4)	(1,988)	2,124	—
Interest expense, net	(62,949)	(59,317)	(25,264)
Income (loss) before income taxes	(14,484)	50,662	620,958
Income tax benefit (provision)	8,979	(60,380)	(147,732)
Net income (loss)	$(5,505)	$(9,718)	$473,226
Earnings (loss) per common share:
Basic	$(0.10)	$(0.17)	$8.27
Diluted	$(0.10)	$(0.17)	$8.00

Weighted-average number of common shares outstanding:
Basic	57,946	56,600	57,190
Diluted	57,946	56,600	59,137

Net income (loss) (from above)	$(5,505)	$(9,718)	$473,226
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $0, $0, and $434	—	—	(1,336)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(704), $(884), and $(1,215)	2,248	2,776	3,744
Valuation adjustment for pension and postretirement benefit plans, net of tax benefit (expense) of $(150), $1,003, and $(1,434)	479	(3,150)	4,683
Change in derivative instruments, net of tax benefit (expense) of $(1,105), $1,707, and $168	3,528	(3,187)	(517)
Change in cumulative translation adjustment, net of tax benefit (expense) of $20, $(317), and $0	199	(562)	(58)
Total other comprehensive income (loss)	6,454	(4,123)	6,516
Comprehensive income (loss)	$949	$(13,841)	$479,742
See Notes to the Consolidated Financial Statements.
57

VISTA OUTDOOR INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31,
(Amounts in thousands)	2024	2023	2022
Operating Activities
Net income (loss)	$(5,505)	$(9,718)	$473,226
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	49,145	48,126	46,094
Amortization of intangible assets	50,146	43,963	26,246
Amortization of deferred financing costs	10,098	6,702	1,411
Impairment of goodwill and intangibles (Note 11)	218,812	374,355	—
Impairment of long-lived assets	4,462	—	—
Change in fair value of contingent consideration	5,855	(27,510)	955
Deferred income taxes	(54,988)	(43,177)	11,857
Gain on foreign exchange	(624)	(1,249)	—
Loss on disposal of property, plant, and equipment	1,326	1,719	796
Share-based compensation	11,450	28,119	27,407
Changes in assets and liabilities:
Net receivables	(13,480)	66,860	(50,631)
Net inventories	105,884	18,537	(172,741)
Accounts payable	29,500	(33,596)	(24,350)
Accrued compensation	(3,847)	(25,803)	14,370
Accrued income taxes	(19,627)	59,679	(3,968)
Federal excise, use, and other taxes	(2,991)	(3,311)	8,111
Pension and other postretirement benefits	1,333	1,988	(1,561)
Other assets and liabilities	13,938	(19,499)	(38,911)
Cash provided by operating activities	400,887	486,185	318,311
Investing Activities
Capital expenditures	(30,534)	(38,810)	(42,782)
Proceeds from note receivable	—	10,683	—
Acquisition of businesses, net of cash received	(16,478)	(761,589)	(545,467)
Proceeds from the disposition of property, plant, and equipment	328	47	411
Cash used for investing activities	(46,684)	(789,669)	(587,838)
Financing Activities
Proceeds from credit facility	204,000	468,000	400,000
Repayments of credit facility	(339,000)	(283,000)	(230,000)
Proceeds from issuance of long-term debt	—	350,000	—
Payments on long-term debt	(205,000)	(145,000)	—
Payments made for debt issue costs and prepayment premiums	(63)	(17,209)	(1,061)
Proceeds from exercise of stock options	162	4,213	533
Payments made for contingent consideration	(22,573)	(706)	—
Purchase of treasury shares	—	—	(113,195)
Payment of employee taxes related to vested stock awards	(17,967)	(9,090)	(7,310)
Cash (used for) provided by financing activities	(380,441)	367,208	48,967
Effect of foreign currency exchange rate fluctuations on cash	301	(100)	(121)
Increase (decrease) in cash and cash equivalents	(25,937)	63,624	(220,681)
Cash and cash equivalents at beginning of year	86,208	22,584	243,265
Cash and cash equivalents at end of year	$60,271	$86,208	$22,584
Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable and other accrued liabilities	$1,529	$4,751	$1,656
Contingent consideration in connection with business combinations	—	(11,400)	(35,964)
See Notes to the Consolidated Financial Statements.
58

VISTA OUTDOOR INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock $.01 Par Value
(Amounts in thousands except share data)	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Total Equity
Balance, March 31, 2021	58,561,016	$585	$1,731,479	$(694,036)	$(83,195)	$(217,836)	$736,997
Comprehensive income	—	—	—	473,226	6,516	—	479,742
Exercise of stock options	28,921	—	(607)	—	—	1,140	533
Share-based compensation	—	—	27,407	—	—	—	27,407
Restricted stock vested and shares withheld	406,691	—	(24,823)	—	—	17,206	(7,617)
Employee stock purchase program	12,799	—	(2)	—	—	504	502
Treasury shares purchased	(2,980,681)	(30)	—	—	—	(113,165)	(113,195)
Other	64,710	5	(2,527)	—	—	2,552	30
Balance, March 31, 2022	56,093,456	560	1,730,927	(220,810)	(76,679)	(309,599)	1,124,399
Comprehensive loss	—	—	—	(9,718)	(4,123)	—	(13,841)
Exercise of stock options	321,260	—	(8,384)	—	—	12,597	4,213
Share-based compensation	—	—	28,119	—	—	—	28,119
Restricted stock vested and shares withheld	602,574	—	(37,409)	—	—	25,729	(11,680)
Employee stock purchase program	23,556	—	(340)	—	—	923	583
Other	44,910	10	(1,758)	—	—	1,748	—
Balance, March 31, 2023	57,085,756	570	1,711,155	(230,528)	(80,802)	(268,602)	1,131,793
Comprehensive income	—	—	—	(5,505)	6,454	—	949
Exercise of stock options	15,120	—	(414)	—	—	576	162
Share-based compensation	—	—	11,450	—	—	—	11,450
Restricted stock vested and shares withheld	1,045,551	—	(65,954)	—	—	47,543	(18,411)
Employee stock purchase program	12,426	—	(119)	—	—	472	353
Other	79,423	12	(3,029)	—	—	3,018	1
Balance, March 31, 2024	58,238,276	$582	$1,653,089	$(236,033)	$(74,348)	$(216,993)	$1,126,297
See Notes to the Consolidated Financial Statements.
59

VISTA OUTDOOR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share data and unless otherwise indicated)
1. Significant Accounting Policies
Nature of Operations. Vista Outdoor Inc. (together with our subsidiaries, "Vista Outdoor", "we", "our", and "us", unless the context otherwise requires) is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products. We made changes to our reporting units and reportable segments during the fourth quarter of fiscal year 2024. See Note 11, Goodwill and Intangible Assets and Note 19, Operating Segment Information, for further information. We operate through four reportable segments, The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology. We are headquartered in Anoka, Minnesota and have manufacturing and distribution facilities in the United States, Mexico, and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. We have a robust global distribution network serving customers in over 100 countries. Vista Outdoor was incorporated in Delaware in 2014.
Basis of Presentation. The consolidated financial statements reflect our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the U.S.
Principles of Consolidation. The consolidated financial statements include our net assets and results of operations as described above. All intercompany transactions and accounts within the businesses have been eliminated.
Fiscal Year. References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year. Our interim quarterly periods are based on 13-week periods and end on Sundays.
Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates. We review our estimates to ensure that these estimates properly reflect changes in our business or as new information becomes available.
Sale of The Kinetic Group and Planned Separation
On October 15, 2023, we entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s. (“CSG”), for an enterprise value of $1,910,000 ("the base purchase price") on a cash-free, debt-free basis subject to working capital adjustments, in an all-cash transaction (the “Sporting Products Sale”). The Sporting Products Sale represents the next step in Vista Outdoor’s plan to split Vista Outdoor into two separate entities, which was previously announced on May 5, 2022. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. (“Revelyst”) simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst business”, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst business to a wholly owned subsidiary of Vista Outdoor, Revelyst, and CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group business), with each share of common stock, par value $0.01 per share, of Vista Outdoor, ("Vista Outdoor Common Stock") outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst and (b) $12.90 in cash (“Cash Consideration”).
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On May 27, 2024, the parties entered into the first amendment to the Sporting Products Sale (the “First Amendment”). The First Amendment:
1.increases the base purchase price from $1,910,000 to $1,960,000;
2.increases the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provides that certain Vista Outdoor restricted stock units held by Company employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units , including vesting terms, to the extent necessary to address adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
The Sporting Products Sale is expected to close in calendar year 2024, subject to approval of our stockholders, receipt of clearance by the Committee on Foreign Investment in the United States and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
Revenue Recognition. For the majority of our contracts with customers, we recognize revenue for our products at a point in time upon the transfer of control of the products to the customer, which typically occurs upon shipment and coincides with our right to payment, the transfer of legal title, and the transfer of the significant risks and rewards of ownership of the product. For our contracts that include bundled and hardware and software sales, revenue related to delivered hardware and bundled software is recognized when control has transferred to the customer, which typically occurs upon shipment. Revenue allocated to unspecified software update rights is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided.
The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates, and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold, and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts and circumstances and our expectations for the future. Sales taxes, firearms and ammunition excise tax, and other similar taxes are excluded from revenue. Revenue recognition is discussed in further detail in Note 5, Revenue Recognition.
For the immaterial amount of our contracts that have multiple performance obligations, which represent promises within an arrangement that are distinct, we allocate revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, we use observable prices to determine SSPs. When observable prices are not available, SSPs are established that reflect our best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. We allocate revenue and any related discounts to these performance obligations based on their relative SSPs.
Cost of Sales. Cost of sales includes material, labor, and overhead costs associated with product manufacturing, including depreciation, amortization, purchasing and receiving, inspection, warehousing, product liability, warranty, and inbound and outbound shipping and handling costs.
Research and Development Costs. Research and development costs consist primarily of compensation and benefits and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products. Research and development costs incurred to develop new products and to enhance existing products are charged to expense as incurred.
Selling, General, and Administrative Expense. Selling, general, and administrative expense includes, among other items, administrative salaries, benefits, commissions, advertising, insurance, and professional fees.
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Advertising Costs. Advertising and promotional costs including print ads, commercials, catalogs, and brochures are expensed in the period when the first advertisement is run. Our co-op program is structured so that certain customers are eligible for reimbursement for certain types of advertisements on qualifying product purchases and are accrued as purchases are made. Advertising costs totaled $58,259, $59,189, and $58,028 for the fiscal years ended March 31, 2024, 2023, and 2022, respectively.
Cash Equivalents. Cash equivalents are all highly liquid cash investments purchased with original maturities of three months or less.
Allowance for Estimated Credit Losses. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances, and the customers' financial condition and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions.
Inventories. Inventories are stated at the lower of cost, determined using the first-in, first-out ("FIFO") method, or net realizable value. Inventory costs associated with work in process inventory and finished goods include material, labor, and manufacturing overhead, while costs associated with raw materials and purchased finished goods include material and inbound freight costs. We provide inventory allowances for any excess and obsolete inventories and periodically write inventory amounts down to market when costs exceed market value.
Warranty Costs. We provide consumer warranties against manufacturing defects on certain products with warranty periods typically ranging from one year to the expected lifetime of the product. The estimated costs of such product warranties are recorded at the time the sale is recorded. Estimated future warranty costs are accrued at the time of sale based upon actual past experience, our current production environment as well as specific and identifiable warranties as applicable. See Note 12, Other Current Liabilities, for additional detail.
Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. We measure and disclose the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. This hierarchy requires the use of observable market data when available. The measurement of assets and liabilities at fair value are classified using the following three-tier hierarchy:
Level 1—Quoted prices for identical instruments in active markets.
Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3—One or more significant inputs to the valuation model are unobservable.
See Note 2, Fair Value of Financial Instruments, for additional disclosure regarding fair value of financial instruments.
Goodwill. We test goodwill for impairment on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. Goodwill is assigned to our reporting units, which are our operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.
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During the annual impairment review process we have the option to first perform a qualitative assessment (commonly referred to as “step zero”) over relative events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value or to perform a quantitative assessment (“step one”) where we estimate the fair value of each reporting unit using both an income and market approach. We completed a step zero assessment during the fourth quarter, and concluded there were no indicators of impairment. See Note 11, Goodwill and Intangible Assets, for discussion and details.
During the third quarter of fiscal year 2024, as a result of an increasingly challenging economic environment for consumers due to higher interest rate expectations continuing, and other factors affecting the market for our products, we reduced our projections for fiscal year 2024 and beyond for the majority of our reporting units within the former Revelyst reportable segment. See Note 11, Goodwill and Intangible Assets and Note 19, Operating Segment Information, for further information on changes to our reporting units and reportable segments during the fourth quarter of fiscal year 2024. As a result of a downward revision of forecasted cash flows due to lower volume and profitability expectations, combined with the decline in our stock price in the third fiscal quarter, we concluded that triggering events had occurred potentially indicating that the fair values of certain reporting units within our former Revelyst reportable segment were less than their carrying values. Based on these events, we completed an interim quantitative goodwill impairment analysis and recognized goodwill impairment losses of $161,714 related to reporting units within our former Revelyst reportable segment, which are included in "Impairment of goodwill and intangibles" on our consolidated statements of comprehensive income (loss) for the fiscal year 2024. See Note 11, Goodwill and Intangible Assets, for further information.
For the third quarter fiscal year 2024 interim quantitative goodwill impairment analysis, we determined the estimated fair value of each reporting unit and compared it to their respective carrying amounts, including goodwill. The fair value of each reporting unit was determined considering both an income and market approach. We weighted the valuations of our former Revelyst segment reporting units using 100% of the income approach, specifically the discounted cash flow method. The weighted average cost of capital used in the income approach ranged between 12.5% and 16.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit. We weighted the value of The Kinetic Group reporting unit using 100% of the market approach, based on the offer accepted in the Sporting Products Sale. This market approach method estimates the price reasonably expected to be realized.
Indefinite-Lived Intangible Assets. Indefinite-lived intangibles are not amortized and are tested for impairment annually on the first day of the fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment during the fourth quarter, and concluded there were no indicators of impairment on our indefinite-lived intangibles. See Note 11, Goodwill and Intangible Assets, for discussion and details.
In conjunction with our interim quantitative goodwill impairment analysis, we performed a fair value analysis on our indefinite-lived trademarks and trade names within the former Revelyst reportable segment, which resulted in impairment losses of $50,300, related to indefinite-lived intangible assets. These losses are included in "Impairment of goodwill and intangibles" on our consolidated statements of comprehensive income (loss) for the fiscal year of 2024. We also performed a step zero analysis on The Kinetic Group indefinite-lived trade names during the third fiscal quarter of 2024. See Note 11, Goodwill and Intangible Assets, for further information.
We calculated the fair value of our indefinite-lived intangibles using the relief-from-royalty method which assumes that the asset has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. We estimated the future revenue for the related brands and technology, the appropriate royalty rate, and the weighted average cost of capital. We based our fair values and estimates on assumptions we believed to be reasonable, but which are unpredictable and inherently uncertain.
Our assumptions used to develop the discounted cash flow analysis and the relief-from-royalty calculation require us to make significant estimates. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials and other factors that are beyond our control. If the current economic conditions were to deteriorate, or if we were to lose significant business, it is possible that the estimated fair value of certain reporting units or trade names could fall below their carrying value resulting in the
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necessity to conduct additional impairment tests in future periods. We continually monitor the reporting units and trade names for impairment indicators and update assumptions used in the most recent calculation of the estimated fair value of a reporting unit or trade names as appropriate.
Amortizing Intangible Assets and Long-Lived Assets. Our long-lived assets consist primarily of property, plant, and equipment, amortizing right-of-use assets related to our operating leases and amortizing costs related to cloud computing arrangements. Our primary identifiable intangible assets include trademarks and trade names, patented technology, and customer relationships. We periodically evaluate the recoverability of the carrying amount of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value.
In conjunction with our interim quantitative goodwill impairment analysis, we performed recoverability tests of our long-lived assets, including amortizing intangible assets, by comparing the net book value of our long-lived assets or asset groups, to the future undiscounted net cash flows attributable to such assets. Based on the results of the recoverability test, we determined that the fair value of certain definite lived intangibles related to trade names and customer relationship within our former Outdoor Cooking reporting unit were less than their carrying value. The fair value of these intangibles was determined using the cost approach. As a result, we recorded impairment charges totaling $6,798 related to amortizing intangible assets, which are included in "Impairment of goodwill and intangibles" on our consolidated statements of comprehensive income (loss) for the fiscal year of 2024. See Note 11, Goodwill and Intangible Assets, for further information.
Business Combinations. We allocate the purchase price, including contingent consideration, of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their fair values at the date of acquisition. The fair values are primarily based on third-party valuations using our management assumptions that require significant judgments and estimates. The purchase price allocated to intangibles is based on unobservable factors, including but not limited to, projected revenues, expenses, customer attrition rates, royalty rates, and weighted average cost of capital, among others. The weighted average cost of capital uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The fair value calculation of initial contingent consideration associated with the purchase price also uses unobservable factors such as projected revenues and expenses over the term of the contingent earn-out period, discounted for the period over which the contingent consideration is measured, and volatility rates. Based upon these assumptions, the initial contingent consideration is then valued using a Monte Carlo simulation analysis in a risk-neutral framework. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. See Note 2, Fair Value of Financial Instruments, for additional disclosure regarding fair value of financial instruments. During the measurement period of one year from the acquisition date, we continue to collect information and reevaluate our estimates and assumptions and record any adjustments to these estimates to goodwill. See Note 7, Acquisitions, for additional information.
Derivatives and Hedging. We mitigate the impact of variable interest rates, foreign currency exchange rates, and commodity prices affecting the cost of raw materials with interest rate swaps, foreign currency, and commodity forward contracts that are accounted for as designated hedges pursuant to ASC Topic 815, “Derivatives and Hedging” ("ASC Topic 815"). ASC Topic 815 requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet, measure those instruments at fair value and recognize changes in the fair value of derivatives in earnings in the period of change unless the derivative qualifies as designated cash flow hedge that offsets certain exposures. Certain criteria must be satisfied in order for derivative financial instruments to be classified and accounted for as a cash flow hedge. Derivatives that are not elected for hedge accounting treatment are recorded immediately in earnings. We may use derivatives to hedge certain variable interest rates, foreign currency exchange rates, and commodity price risks, but do not use derivative financial instruments for trading or other speculative purposes. We utilize counterparties for our derivative instruments that we believe are creditworthy at the time the transactions are entered into and closely monitor the credit ratings of these counterparties. See Note 4, Derivative Financial Instruments, for additional information.
We would discontinue hedge accounting prospectively (i) if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold,
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terminated, or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) if a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if it is determined that designation of the derivative as a hedge instrument is no longer appropriate. The fair value of our forward contracts is based on pricing models using current market rates. These contracts are classified under Level 2 of the fair value hierarchy. See Note 2, Fair Value of Financial Instruments, for further information.
Stock-Based Compensation. We account for our share-based compensation arrangements in accordance with ASC Topic 718, "Compensation—Stock Compensation" ("ASC Topic 718") which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Our stock-based compensation plans, which are described more fully in Note 18, Stockholders' Equity, provide for the grant of various types of stock-based incentive awards, including performance awards, performance awards with a total shareholder return (TSR) modifier, restricted stock units, and options to purchase common stock. The types and mix of stock-based incentive awards are evaluated on an ongoing basis and may vary based on our overall strategy regarding compensation, including consideration of the impact of expensing stock awards on our results of operations.
Income Taxes. We account for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.
We record net deferred tax assets to the extent that we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent results of operations. Significant estimates are required for this analysis. If we were to determine that the amount of deferred income tax assets, we would be able to realize in the future had changed, we would make an adjustment to the valuation allowance, which would decrease or increase the provision for income taxes.
The provision for federal, foreign, and state and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.
We periodically assess our liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that our tax position will be sustained, we record the entire resulting tax liability and when it is more likely than not of being sustained, we record our best estimate of the resulting tax liability. To the extent our assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of change. It is our policy to record interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.
Worker's Compensation. The liability for losses under our worker's compensation program has been actuarially determined. The balance for worker's compensation liability was $9,662 and $8,198 as of March 31, 2024 and 2023, respectively.
Translation of Foreign Currencies. Assets and liabilities of foreign subsidiaries are translated at current exchange rates. Income and expenses in foreign currencies are translated at the average exchange rate during the period. Gains and losses from the translation of foreign subsidiary financial statements into U.S. dollars are reported as a component of accumulated other comprehensive loss ("AOCL") in stockholders' equity. Gains and losses from assets and liabilities denominated in a currency other than the functional currency of the entity in which they reside are generally recognized during the current period in the consolidated statements of comprehensive income (loss), as part of other (expense) income, net.
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Other (Expense) Income, Net. Other (expense) income, net primarily includes gains and losses on foreign currency forward contracts and foreign currency transactions. See Note 4, Derivative Financial Instruments, for additional information.
Accumulated Other Comprehensive Loss. The components of AOCL, net of income taxes, are as follows:

	March 31,
	2024	2023
Derivatives	$(15)	$(3,543)
Pension and other postretirement benefit liabilities	(68,722)	(71,449)
Cumulative translation adjustment	(5,611)	(5,810)
Total accumulated other comprehensive loss	$(74,348)	$(80,802)
The following table details the amounts reclassified from AOCL to earnings as well as the changes in derivatives, pension and other postretirement benefits and foreign currency translation, net of income tax:

	Years ended March 31,
	2024				2023
	Derivatives	Pension and other Postretire-ment Benefits	Cumulative translation adjustment	Total	Derivatives	Pension and other Postretire-ment Benefits	Cumulative translation adjustment	Total
Beginning of year AOCL	$(3,543)	$(71,449)	$(5,810)	$(80,802)	$(356)	$(71,075)	$(5,248)	$(76,679)
Change in fair value of derivatives	2,607	—	—	2,607	(4,829)	—	—	(4,829)
Income tax impact on derivative instruments	(1,104)	—	—	(1,104)	1,707	—	—	1,707
Net loss (gain) reclassified from AOCL	2,025	—	—	2,025	(65)	—	—	(65)
Net actuarial losses reclassified from AOCL(1)	—	2,248	—	2,248	—	2,776	—	2,776
Valuation adjustment for pension and postretirement benefit plans(1)	—	479	—	479	—	(3,150)	—	(3,150)
Net change in cumulative translation adjustment	—	—	199	199	—	—	(562)	(562)
End of year AOCL	$(15)	$(68,722)	$(5,611)	$(74,348)	$(3,543)	$(71,449)	$(5,810)	$(80,802)
(1) Amounts related to our pension and other postretirement benefits that were reclassified from AOCL were recorded as a component of net periodic benefit cost for each period presented. See Note 15, Employee Benefit Plans.
Recent Accounting Pronouncements— In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU improves financial reporting by requiring disclosure of incremental segment information. The new guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. We are currently evaluating the impact of adopting this ASU 2023-07 on our consolidated financial statements and disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which improves the transparency of income tax disclosures by requiring companies to (1) disclose consistent categories and greater disaggregation of information in the effective rate reconciliation and (2) provide information on income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, although early adoption is permitted. The guidance should be applied on a prospective basis with the option to apply the standard retrospectively. We are currently evaluating the impact of adopting this ASU 2023-09 on our consolidated financial statements and disclosures.
Accounting Standards Adopted During this Fiscal Year—In September 2022, the FASB issued ASU 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,
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which requires a buyer in a supplier finance program to disclose qualitative and quantitative information about its program to allow a user of the financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. The amendments in ASU 2022-04 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with the exception for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023. The guidance should be applied retrospectively, except for the amendment on roll-forward information, which should be applied prospectively. This ASU was effective for us in the first quarter of fiscal year 2024, with the exception of the amendment on roll-forward information, which will be effective for us in our Form 10-K for fiscal year 2025. We adopted this ASU during the first quarter of fiscal year 2024 and the adoption did not have an impact on our consolidated financial statement disclosures.
2. Fair Value of Financial Instruments
We measure and disclose our financial assets and liabilities at fair value on a recurring and nonrecurring basis. Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability (the exit price) in the principal and most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified using the three-tier hierarchy. See Note 1, Significant Accounting Policies, for additional information.
The following section describes the valuation methodologies we use to measure our financial instruments at fair value on a recurring basis:
Derivative Financial Instruments
Hedging instruments (see Note 4, Derivative Financial Instruments), are re-measured on a recurring basis using broker quotes, daily market foreign currency rates, and interest rate curves as applicable and are therefore categorized within Level 2 of the fair value hierarchy.
Note Receivable
In connection with the sale of our Firearms business in fiscal year 2020, we received a $12,000 interest-free, five-year pre-payable promissory note, originally due June 2024. Based on the general market conditions and the credit quality of the buyer at the time of the sale, we discounted the Note Receivable at an effective interest rate of 10% and estimated fair value using a discounted cash flow approach. We considered this to be a Level 3 instrument. The note was paid in full during the fourth quarter of fiscal year 2023.
Contingent Consideration
In connection with some of our acquisitions, we recorded contingent consideration liabilities that can be earned by the sellers upon achievement of certain milestones. The liabilities are measured on a recurring basis and recorded at fair value, using a discounted cash flow analysis or a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate, and cost of debt, utilizing revenue projections for the respective earn-out period, corresponding targets and approximate timing of payments as outlined in the purchase agreements. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. Changes in the fair value of the contingent consideration obligation results from changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets. The fair value adjustments are recorded in selling, general, and administrative in the consolidated statement of comprehensive income (loss). The estimated fair values of contingent consideration payable related to our acquisitions of QuietKat, Stone Glacier, and Fox Racing as of March 31, 2024 are $750, $2,806, and $0, respectively. See Note 7, Acquisitions, for additional information.
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Following is a summary of our contingent consideration liability Level 3 activity during fiscal year 2024:

Balance, March 31, 2023	$20,274
Increase in fair value	5,855
Payments made	(22,573)
Balance, March 31, 2024	$3,556
Contingent consideration liabilities are reported under the following captions in the consolidated balance sheets:

	March 31,
	2024	2023
Other current liabilities	$750	$8,586
Other long-term liabilities	2,806	11,688
Total	$3,556	$20,274
Disclosures about the Fair Value of Financial Instruments
The carrying amount of our receivables, inventory, accounts payable, and accrued liabilities as of March 31, 2024 and March 31, 2023 approximates fair value because of the short maturity of these instruments. The carrying values of cash and cash equivalents as of March 31, 2024 and March 31, 2023 are categorized within Level 1 of the fair value hierarchy.
The table below discloses information about carrying values and estimated fair value relating to our financial assets and liabilities:

	March 31,
	2024		2023
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Fixed rate debt(1)	$500,000	$500,865	$500,000	$404,000
Variable rate debt(2)	220,000	220,000	560,000	560,000
(1) Fixed rate debt—In fiscal year 2021, we issued $500,000 aggregate principal amount of 4.5% Senior Notes which will mature on March 15, 2029. These notes are unsecured and senior obligations. The fair value of the fixed-rate debt is based on market quotes for each issuance. We consider these to be Level 2 instruments. See Note 14, Long-term Debt, for information on our credit facilities, including certain risks and uncertainties.
(2) Variable rate debt— The carrying value of the amounts outstanding under our ABL Revolving Credit Facility approximates the fair value because the interest rates are variable and reflective of market rates as of March 31, 2024. The fair value of this debt is categorized within Level 2 of the fair value hierarchy based on the observable market borrowing rates. See Note 14, Long-term Debt, for additional information on our credit facilities, including related certain risks and uncertainties.
During the third fiscal quarter of 2024, we recognized impairment losses related to our goodwill and indefinite-lived intangible assets. The fair value of these assets are categorized within Level 3 of the fair value hierarchy. See Note 1, Significant Accounting Policies, and Note 11, Goodwill and Intangible Assets, for discussion and details of the impairment losses recorded in the third fiscal quarter of 2024.
We periodically evaluate the recoverability of the carrying amount of our long-lived assets, including amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value. These assets include long-lived assets that are written down to fair value when they are held for sale or determined to be impaired. See Note 1, Significant Accounting
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Policies, and Note 11, Goodwill and Intangible Assets, for discussion of an identified trigger event and impairment expense related to certain amortizing intangibles during third fiscal quarter of 2024. See Note 3, Leases, for discussion of right of use asset (ROU) impairments during the fiscal year. Significant assumptions were used to estimate fair value of long-lived assets, which were categorized within Level 3 of the fair value hierarchy. See Note 13, Restructuring, for discussion of long-lived asset impairments related to our restructuring plan during fiscal year 2024.
3. Leases
We lease certain warehouse and distribution space, manufacturing space, office space, retail locations, equipment, and vehicles. All of these leases are classified as operating leases. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. These rates are assessed on a quarterly basis. The operating lease assets also include any lease payments less lease incentives. Leases with an initial term of twelve months or less are not recorded on the balance sheet. For operating leases, expense is recognized on a straight-line basis over the lease term. Variable lease payments associated with our leases are recognized upon occurrence of the event, activity, or circumstance in the lease agreement on which those payments are assessed. Tenant improvement allowances are recorded as leasehold improvements with an offsetting adjustment included in our calculation of its right-of-use asset.
Many leases include one or more options to renew, with renewal terms that can extend the lease term up to five years. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term.
The amounts of assets and liabilities related to our operating leases were as follows:

		March 31,
	Balance sheet caption	2024	2023
Assets:
Operating lease assets	Operating lease assets	$107,007	$106,828

Liabilities:
Current:
Operating lease liabilities	Other current liabilities	$14,673	$16,351
Long-term:
Operating lease liabilities	Long-term operating lease liabilities	105,699	103,313
Total lease liabilities		$120,372	$119,664
The components of lease expense are recorded to cost of sales and selling, general, and administrative expenses in the consolidated statements of comprehensive income (loss). The components of lease expense were as follows:

	Years ended March 31,
	2024	2023
Fixed operating lease costs(1)	$27,212	$28,128
Variable operating lease costs	4,635	3,200
Operating and sublease income	(893)	(602)
Net lease costs	$30,954	$30,726
(1) Includes short-term leases, which are immaterial.
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The weighted average remaining lease term and weighted average discount rate is as follows:

	March 31,
	2024	2023
Weighted average remaining lease term (years):
Operating leases	8.82	9.71

Weighted average discount rate:
Operating leases	8.64%	8.43%
The approximate future minimum lease payments under operating leases were as follows:

Fiscal year 2025	$24,245
Fiscal year 2026	23,457
Fiscal year 2027	21,064
Fiscal year 2028	18,336
Fiscal year 2029	16,345
Thereafter	72,867
Total lease payments	176,314
Less imputed interest	(55,942)
Present value of lease liabilities	$120,372
Supplemental cash flow information related to leases is as follows:

	Years ended March 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$26,817	$22,760
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$22,045	$35,046
ROU asset re-measurement	(5,747)	10,237
As part of our restructuring plans in fiscal years 2024 and 2023, we made strategic decisions to close and impair office locations that were no longer being used as intended or weren't able to be subleased. Accordingly, during fiscal years 2024 and 2023, we recognized ROU asset impairment of $3,116 and $1,812, respectively, reducing the carrying value of the lease asset to its estimated fair value.
4. Derivative Financial Instruments
Commodity Price Risk
We use designated cash flow hedges to hedge our exposure to price fluctuations on lead we purchase for raw material components in our ammunition manufacturing process that are designated and qualify as effective cash flow hedges. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.
The gains and losses on these hedges are included in accumulated other comprehensive loss and are reclassified into earnings at the time the forecasted revenue or expense is recognized. The gains or losses on the lead forward contracts are recorded in inventory as the commodities are purchased and in cost of sales when the related inventory is sold. As of March 31, 2024, we had outstanding lead forward contracts on approximately 6.25 million
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pounds of lead. In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, the related change in fair value of the derivative instrument would be reclassified from accumulated other comprehensive loss and recognized in earnings. The short-term liability related to the lead forward contracts is immaterial and is recorded as part of other current liabilities. The long-term asset related to the lead forward contracts is immaterial and is recorded as part of deferred charges and other non-current assets, net.
Foreign Exchange Risk
In the normal course of business, we are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to transactions of our international subsidiaries. We use designated cash flow hedges and non-designated hedges in the form of foreign currency forward contracts as part of our strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates and to mitigate the impact of foreign currency translation on transactions that are denominated primarily in British Pounds, Euros, and Canadian Dollars.
Cash Flow Hedging Instrument
We use foreign currency forward contracts designated as qualifying cash flow hedging instruments to help mitigate our exposure on our foreign subsidiaries' inventory purchases and intercompany transactions, which is different than their functional currency. Certain U.S. subsidiaries also hedge a portion of their future sales in Canadian Dollars. These contracts generally mature within 12 months to 15 months from their inception. As of March 31, 2024, the notional amounts of our foreign currency forward contracts designated as cash flow hedge instruments were approximately $4,064. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.
As of March 31, 2024, we have no remaining foreign currency forward contracts not designated as cash flow hedge instruments.
During the fiscal years ended 2024, 2023, and 2022, we recorded net foreign currency translation loss of $2,991, $588, and $0, respectively, on the consolidated statements of comprehensive income (loss) within other income (expense), net.
Interest Rate Swaps
During fiscal year 2023, we entered into floating-to-fixed interest rate swaps in order to mitigate the risk of changes in our interest rates on our outstanding variable-rate debt. We will receive variable interest payments from the counterparty lenders in exchange for fixed interest rate payments made by us. As of March 31, 2024, we had the following interest rate swaps outstanding:

	Notional	Fair value	Pay fixed	Receive floating	Maturity date
Non-amortizing swap	$50,000	$73	4.491%	5.324%	Feb 2026
Non-amortizing swap	25,000	(60)	4.650%	5.321%	Mar 2026
The amount paid or received under these swaps is recorded as an adjustment to interest expense. All unrealized gains and losses as shown as of March 31, 2024 will be recognized in the consolidated statements of comprehensive income (loss) in interest expense within the next two fiscal years, at their then-current value.
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The following tables summarize the fair value of our derivative instruments as well as the location of the asset and/or liability on the consolidated balance sheets:

		Asset derivatives fair value as of
		March 31,
Derivatives not designated as hedging instruments	Balance sheet location	2024	2023
Foreign currency forward contracts	Other current assets	$—	$91
Total		$—	$91

		Asset (Liability) derivatives fair value as of
		March 31,
Derivatives designated as cash flow hedging instruments	Balance sheet location	2024	2023
Interest rate swap contract	Deferred charges and other non-current assets, net	$13	$—
Foreign currency forward contracts	Other current liabilities	(4)	(3,252)
Interest rate swap contract	Other long-term liabilities	—	(1,760)
Total		$9	$(5,012)
The following tables summarize the net effect of all cash flow hedges for each of our derivative contracts on the consolidated financial statements:

	Gain (loss) recognized in other comprehensive income
	Years ended March 31,
Derivatives designated as cash flow hedging instruments:	2024	2023	2022
Foreign currency forward contracts	$199	$(3,782)	$—
Lead forward contracts	115	713	—
Interest rate swap contracts	2,293	(1,760)	—
Total gain (loss)	$2,607	$(4,829)	$—

		Gain (loss) reclassified from other comprehensive income into earnings
		Years ended March 31,
Derivatives designated as cash flow hedging instruments:	Location	2024	2023	2022
Foreign currency forward contracts	Cost of sales	$(1,349)	$(588)	$—
Foreign currency forward contracts	Other income (expense), net	(1,642)	—	—
Lead forward contracts	Cost of sales	446	653	—
Interest rate swap contracts	Interest expense, net	520	—	—
Total gain (loss)		$(2,025)	$65	$—
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5. Revenue Recognition
The Company's disaggregated revenue is fully disclosed by reportable segments and by geographic area in Note 19, Operating Segment Information.
The principal activities from which the Company recognizes its revenue by reportable segment is discussed below and in Note 1, Significant Accounting Policies.
Typically, our contracts require customers to pay within 30-60 days of product delivery with a discount available to some customers for early payment. In some cases, we offer extended payment terms to customers. However, we do not consider these extended payment terms to be a significant financing component of the contract because the payment terms are less than a year.
In limited circumstances, our contract with a customer may have shipping terms that indicate a transfer of control of the products upon their arrival at the destination rather than upon shipment. In those cases, we recognize revenue only when the product reaches the customer destination, which may require us to estimate the timing of transfer of control based on the expected delivery date. In all cases, however, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.
Incentives in the form of cash paid to the customer (or a reduction of a customer cash payment to us) typically are recognized as a reduction of sales unless the incentive is for a distinct benefit that we receive from the customer, e.g., advertising or marketing.
We pay commissions to some of our employees based on agreed-upon sales targets. We recognize the incremental costs of obtaining a contract as an expense when incurred because our sales contracts with commissions are a year or less.
6. Earnings Per Share
The computation of basic earnings per share ("EPS") is based on the weighted average number of shares that were outstanding during the period. The computation of diluted EPS is based on the number of basic weighted average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares, such as common stock to be issued upon exercise of options, contingently issuable shares and restricted stock units, using the treasury stock method.
In computing EPS for the fiscal years presented, earnings, as reported for each respective period, is divided by the number of shares below:

	Years ended March 31,
	2024	2023	2022
Numerator:
Net income (loss)	$(5,505)	$(9,718)	$473,226
Denominator:
Weighted-average number of common shares outstanding, basic	57,946	56,600	57,190
Dilutive effect of stock-based awards(1)	—	—	1,947
Diluted shares	57,946	56,600	59,137
Earnings (loss) per common share:
Basic	$(0.10)	$(0.17)	$8.27
Diluted	$(0.10)	$(0.17)	$8.00
(1) Due to the loss from continuing operations for the fiscal year ended March 31, 2024 and 2023, there are no common shares added to calculate dilutive EPS because the effect would be anti-dilutive. Potentially dilutive securities of 300 and 1,504 were excluded from diluted EPS in fiscal years 2024 and 2023, respectively, as we had a net loss. There were no potentially dilutive securities, which were not included in the computation of diluted
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earnings per share, because either the effect would have been anti-dilutive, or the options’ exercise prices were greater than the average market price of the common stock, for the fiscal year ended March 31, 2022.
7. Acquisitions
PinSeeker
During the fourth quarter of fiscal year 2024, we acquired PinSeeker, a leader in virtual network of golfers, allowing players to complete globally in real-time. The results of this business are reported within the Revelyst Precision Sports Technology reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The preliminary fair values of acquired assets and liabilities assumed represent management’s estimate of fair value and are subject to change if additional information, such as post-close working capital adjustments becomes available. We expect to finalize the purchase price allocation as soon as practicable within the measurement period, but not later than one year following the acquisition date. The acquisition is not significant to our consolidated financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Simms Fishing
During the second quarter of fiscal year 2023, we acquired Simms Fishing Products ("Simms"), a premium fishing brand and leading manufacturer of waders, outerwear, footwear and technical apparel. The results of this business are reported within the Revelyst Outdoor Performance reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature. The acquisition is not significant to our consolidated financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Fox Racing
During the second quarter of fiscal year 2023, we acquired Fox (Parent) Holdings, Inc. (“Fox Racing”), a leader in motocross industry and a growing brand in the mountain bike category. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The results of this business are reported within the Revelyst Adventure Sports reportable segment.
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Fox Racing purchase price allocation:

August 5, 2022
Cash consideration to the Seller	$564,134
Fair value of contingent consideration payable	11,400
Total estimated purchase consideration	$575,534
Fair value of assets acquired:
Accounts receivable	$39,174
Inventories	96,142
Intangible assets	255,200
Property, plant, and equipment	23,570
Operating lease assets	16,078
Other current assets	17,145
Other long-term assets	5,347
Total assets	452,656
Fair value of liabilities assumed:
Accounts payable	18,584
Long-term operating lease liabilities	11,971
Deferred income taxes	55,488
Other liabilities	39,292
Other long-term liabilities	41
Total liabilities	125,376
Net assets acquired	327,280
Goodwill	$248,254

	Value	Useful life (years)
Tradenames	$106,200	Indefinite
Customer relationships	149,000	5 to 15
Fox Racing supplemental pro forma data:
Fox Racing's net sales of $180,320 and net loss of $18,857 since the acquisition date, August 5, 2022, were included in our consolidated results for the fiscal year ended March 31, 2023, and are reflected in the Revelyst Adventure Sports reportable segment.
The following unaudited pro forma financial information presents our results as if the Fox Racing acquisition had occurred on April 1, 2021:

	Years ended March 31,
	2023	2022
Sales, net	$3,185,662	$3,344,338
Net income (loss)	(6,930)	433,199
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The unaudited supplemental pro forma data above includes the following significant non-recurring adjustments to net income (loss) to account for certain costs which would have been incurred if the Fox Racing acquisition had been completed on April 1, 2021:

	Years ended March 31,
	2023	2022
Fees for advisory, legal, and accounting services(1)	$(6,064)	$6,064
Inventory step-up, net(2)	(7,544)	7,544
Interest(3)	10,627	30,406
Depreciation(4)	969	2,482
Amortization(5)	4,245	12,257
Management Fees(6)	(530)	(1,413)
Income tax provision (benefit)(7)	(910)	(13,260)
(1) During the fiscal year ended March 31, 2023, we incurred a total of $6,064 in acquisition related costs, including legal and other professional fees, all of which were reported in selling, general, and administrative expense in the consolidated statements of comprehensive income (loss). This adjustment is to show the results as if those fees were incurred during the first quarter of fiscal year 2022.
(2) Adjustment reflects the increased cost of goods sold expense resulting from the fair value step-up in inventory, which was expensed over inventory turns.
(3) Adjustment for the estimated interest expense and debt issuance amortization expense on $580,000 in borrowings from Vista's 2022 ABL Revolving Credit Facility and 2022 Term Loan, used to finance the acquisition of Fox Racing. The interest rate assumed for purposes of preparing this pro forma financial information is 5.58%. This rate is the weighted average interest rate for our borrowings under the 2022 ABL Revolving Credit Facility and 2022 Term Loan during the quarter of the acquisition.
(4) Adjustment for depreciation related to the revised fair-value basis of the acquired property, plant and equipment and change in estimated useful lives.
(5) Adjustment for amortization of acquired intangible assets.
(6) Represents an adjustment for management fees historically charged by the previous owner of Fox Racing under the terms of their management agreement.
(7) Income tax effect of the adjustments made at a blended federal, state, and international statutory rate adjusted for any non-deductible acquisition costs.
The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of our future consolidated results of operations. The pro forma financial information presented above has been derived from our historical consolidated financial statements and from the historical accounting records of Fox Racing.
Stone Glacier
During the fourth quarter of fiscal year 2022, we acquired Stone Glacier, a premium brand focused on ultralightweight, performance hunting gear designed for backcountry use. The addition of Stone Glacier allows us to enter the packs, camping equipment, and technical apparel categories with a fast-growing brand and provide a foundation for us to leverage camping category synergies. The results of this business are reported within the Revelyst Outdoor Performance reportable segment. Contingent consideration with an initial fair value of $9,939 was included in the purchase price. See Note 2, Fair Value of Financial Instruments, for information related to the fair value calculation. We accounted for the acquisition as a business combination using the acquisition method of
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accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the fourth quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The acquisition is not significant to our consolidated financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Fiber Energy
During the third quarter of fiscal year 2022, we acquired Fiber Energy Products, a leader in all-natural wood grilling pellets. The results of this business are reported within the Revelyst Outdoor Performance reportable segment. Contingent consideration with an initial fair value of $3,625 was included in the purchase price. See Note 2, Fair Value of Financial Instruments, for more information related to the fair value calculation. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The fair values of acquired assets and liabilities assumed represent management’s estimate of fair value. We finalized the purchase price allocation during the fourth quarter of fiscal year 2022. The acquisition is not significant to our consolidated financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
Foresight Sports
During the third quarter of fiscal year 2022, we acquired Foresight Sports ("Foresight"), a leading designer and manufacturer of golf performance analysis, entertainment, and game enhancement technologies for approximately $470,772. The purchase agreement includes $5,599 related to employee retention payments, which will be accounted for separately from the business combination as post combination compensation expense. Contingent payments of up to $25,000 if certain net sales targets are met will also be accounted for separately from the business combination as post combination compensation expense. We used cash on hand and available liquidity under our 2021 ABL Revolving Credit Facility to complete the transaction. The results of this business are reported within the Revelyst Precision Sports Technology reportable segment.
Foresight's net sales of $61,173 and net income of $18,423 since the acquisition date, September 28, 2021, are included in our consolidated results for the fiscal year ended March 31, 2022, and are reflected in the Revelyst Precision Sports Technology reportable segment.
We accounted for the acquisition as a business combination using the acquisition method of accounting. The purchase price allocation below was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the third quarter of fiscal year 2023, and no significant changes were recorded from the original estimation. The excess of the consideration transferred over the estimated fair value of the net assets received has been recorded as goodwill. The factors that contributed to the recognition of goodwill primarily relate to acquisition-driven anticipated cost savings and synergies. Assembled workforce is not recognized separate and apart from goodwill as it is neither separable nor contractual in nature. The goodwill is deductible for tax purposes.
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Foresight purchase price allocation:

September 28, 2021
Total consideration transferred	$470,772
Fair value of assets acquired:
Accounts receivable	$2,806
Inventories	10,780
Intangible assets	131,500
Property, plant, and equipment	1,870
Operating lease assets	6,506
Other assets	2,006
Total assets	155,468
Fair value of liabilities assumed:
Accounts payable	6,177
Customer deposits	2,084
Long-term operating lease liabilities	5,961
Contract liabilities	2,992
Other liabilities	1,729
Other long-term liabilities	9,182
Total liabilities	28,125
Net assets acquired	127,343
Goodwill	$343,429

	Value	Useful life (years)
Tradenames	$42,500	20
Patented technology	19,900	5 to 10
Customer Relationships	69,100	5 to 15
Foresight supplemental pro forma data:
The following unaudited pro forma financial information presents our results as if the Foresight acquisition had been completed on April 1, 2020:

	Years ended March 31,
	2022	2021
Sales, net	$3,088,220	$2,296,413
Net income (loss)	515,345	268,547
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The unaudited supplemental pro forma data above includes the following significant non-recurring adjustments to net income (loss):

	Years ended March 31,
	2022	2021
Fees for advisory, legal, and accounting services(1)	$(3,080)	$3,080
Inventory step-up, net(2)	(1,247)	$1,247
Interest(3)	2,203	6,565
Depreciation and amortization(4)(5)	4,961	8,122
Income tax provision(6)	3,520	5,520
(1) During the fiscal year ended March 31, 2022, we incurred a total of $3,080 in acquisition related costs, including legal and other professional fees, related to the acquisition, all of which were reported in selling, general, and administrative expense in the consolidated statements of comprehensive income (loss). This adjustment is to show the results as if those fees were incurred during the first quarter of fiscal 2021.
(2) Adjustment reflects the increased cost of goods sold expense resulting from the fair value step-up in inventory which was expensed in full during the third quarter of fiscal year 2022. This adjustment is to show the results as if that expense was incurred during the first quarter of fiscal 2021.
(3) Adjustment to reflect an increase in interest expense resulting from assumed advances to complete the transaction on our 2018 New Credit Facilities prior to March 31, 2021 and our 2021 ABL Revolving Credit Facility after March 31, 2021.
(4) Adjustment for depreciation related to the revised fair-value basis of the acquired property, plant and equipment and change in estimated useful lives.
(5) Adjustment for amortization of acquired intangible assets.
(6) Income tax effect of the adjustments made at a blended federal and state statutory rate including the impact of the valuation allowance.
The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or of our future consolidated results of operations. The pro forma financial information presented above has been derived from our historical consolidated financial statements and from the historical accounting records of Foresight.
QuietKat
During the first quarter of fiscal year 2022, we acquired QuietKat, an electric bicycle company that specializes in designing, manufacturing, and marketing rugged, all-terrain eBikes. The results of this business are reported within the Revelyst Adventure Sports reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. We finalized the purchase price allocation during the first quarter of fiscal year 2023 and no significant changes were recorded from the original estimation. Contingent consideration with an initial fair value of $22,400 was included in the purchase price. See Note 2, Fair Value of Financial Instruments, for information related to the fair value calculation. In addition to the consideration we paid at closing, $13,000 was paid to key members of QuietKat management and is considered compensation that will be expensed over approximately three years, provided the key members continue their employment with us through the respective milestone dates. The acquisition is not significant to our consolidated financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
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8. Receivables
Our trade accounts receivables are recorded at net realizable value, which includes an appropriate allowance for estimated credit losses as described in Note 1, Significant Accounting Policies. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers' financial condition, and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions. Receivables that do not share risk characteristics are evaluated on an individual basis, including those associated with customers that have a higher probability of default.
Net receivables are summarized as follows:

	March 31,
	2024	2023
Trade receivables	$357,672	$349,424
Other receivables	17,585	8,899
Less: allowance for estimated credit losses and discounts	(19,354)	(18,950)
Net receivables	$355,903	$339,373
Walmart represented 11% and 10% of the total trade receivables balance as of March 31, 2024 and 2023, respectively.
The following provides a reconciliation of the activity related to the allowance for estimated credit losses and discounts for the periods presented:

Balance, March 31, 2022	$14,510
Provision for credit losses	2,289
Write-off of uncollectible amounts, net of recoveries	(259)
Purchase accounting (Note 7)	2,410
Balance, March 31, 2023	18,950
Provision for credit losses	1,915
Write-off of uncollectible amounts, net of recoveries	(1,511)
Balance, March 31, 2024	$19,354
9. Inventories
Net inventories consist of the following:

	March 31,
	2024	2023
Raw materials	$179,308	$199,225
Work in process	57,093	63,652
Finished goods	373,598	447,020
Net inventories	$609,999	$709,897
We consider inventories to be long-term if they are not expected to be sold within one year. Long-term inventories are presented on the balance sheet net of reserves within deferred charges and other non-current assets and totaled $38,683 and $45,929 as of March 31, 2024 and 2023, respectively.
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10. Property, Plant, and Equipment
Property, plant, and equipment is stated at cost and depreciated over estimated useful lives using a straight-line method. Machinery and equipment are depreciated over 1 to 10 years and buildings and improvements are depreciated over 1 to 30 years. Depreciation expense was $49,145, $48,126, and $46,094 in fiscal years 2024, 2023, and 2022, respectively.
As discussed in Note 1, Significant Accounting Policies, we review property, plant, and equipment for impairment when indicators of potential impairment are present. When such impairment is identified, it is recorded as a loss in that period. Maintenance and repairs are charged to expense as incurred. Major improvements that extend useful lives are capitalized and depreciated. The cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.
On February 6, 2024, a fire occurred at our Fiber Energy Seymour, Missouri pellet manufacturing location. There were no injuries or environmental issues from the fire. The damage was principally limited to the inventory, raw materials, plant equipment and building structures. We have adequate property damage and business interruption insurance, subject to an applicable deductible. We completed our final damage assessment, and discussions with the insurance carrier is ongoing. We assessed incurred costs and lost earnings related to business interruption and property damage to our facility, as well as timing of recognition under applicable insurance recovery guidance, and recorded accruals of $3,242 in fiscal year 2024 for insurance recoveries that offset the impairment expense of the damaged fixed assets and inventory of $4,242. The net expense of $1,000 is included in Selling, general, and administrative expenses in the consolidated statements of comprehensive income (loss).
Property, plant, and equipment consists of the following:

	March 31,
	2024	2023
Land	$13,301	$13,276
Buildings and improvements	108,753	108,377
Machinery and equipment	516,337	498,266
Property not yet in service	15,357	22,639
Gross property, plant, and equipment	653,748	642,558
Less: accumulated depreciation	(451,884)	(414,311)
Net property, plant, and equipment	$201,864	$228,247
11. Goodwill and Intangible Assets
The change in the carrying value of goodwill was as follows:

	The Kinetic Group	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Total
Balance, March 31, 2022	$86,105	$39,973	$12,349	$343,430	$481,857
Acquisitions	—	68,353	248,254	—	316,607
Impairment	—	(72,152)	(260,603)	—	(332,755)
Balance, March 31, 2023	86,105	36,174	—	343,430	465,709
Acquisitions	—	—	—	14,256	14,256
Impairment	—	(36,174)	—	(125,540)	(161,714)
Balance, March 31, 2024	$86,105	$—	$—	$232,146	$318,251
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The increase in goodwill in fiscal year 2024 was due to our PinSeeker acquisition. See Note 7, Acquisitions. The decrease in fiscal year 2024 was due to an impairment charge of $161,714 recognized in the third quarter of fiscal year 2024 as discussed below. As of March 31, 2024, there were $745,957, $617,179, and $125,540 of accumulated impairment losses, related to the Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments, respectively. As of March 31, 2023 there were $709,783, $617,179, and $0 of accumulated impairment losses, related to the Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments, respectively. The goodwill recorded within The Kinetic Group segment has no accumulated impairment losses.
Fiscal year 2024 assessment
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 1, Significant Accounting Policies. We completed a step zero assessment during the fourth quarter, and concluded there were no indicators of impairment.
During the fourth quarter of fiscal year 2024 we determined there was a change to our reporting units, based on the change in our reportable segments. See Note 19, Operating Segment Information, for additional information. Our reporting units are now the same as our reportable segments. There was no goodwill recorded in the reporting units affected by the reorganization.
Results of our interim testing
During the third quarter of fiscal year 2024, as a result of an increasingly challenging economic environment for consumers due to higher interest rate expectations continuing, and other factors affecting the market for our products, we reduced our projections for fiscal year 2024 and beyond for the majority of our reporting units within the former Revelyst reportable segment. As a result of a downward revision of forecasted cash flows due to lower volume and profitability expectations, combined with the decline in our stock price in the third fiscal quarter, we concluded that triggering events had occurred potentially indicating that the fair values of certain reporting units within our former Revelyst reportable segment were less than their carrying values. We recognized impairment losses equal to the full carrying value of goodwill of $26,219 and $9,955, related to the former reporting units of Outdoor Cooking and Stone Glacier, respectively, and a partial goodwill impairment loss of $125,540 related to our Golf reporting unit. Goodwill relating to the Ammunition reporting unit was not impaired as the fair value exceeded the carrying value. Our Ammunition and Golf reporting units comprise our remaining goodwill at March 31, 2024.
For the third quarter of fiscal year 2024 interim quantitative goodwill impairment analysis, we determined the estimated fair value of each reporting unit and compared it to their respective carrying amounts, including goodwill. The fair value of each reporting unit was determined considering both an income and market approach. We weighted the valuations of our former Revelyst segment reporting units using 100% of the income approach, specifically the discounted cash flow method. The weighted average cost of capital used in the income approach ranged between 12.5% and 16.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit. We weighted the value of The Kinetic Group reporting unit using 100% of the market approach, based on the offer accepted in the Sporting Products Sale. This market approach method estimates the price reasonably expected to be realized. See Sale of The Kinetic Group and Planned Separation in the Executive Summary and Financial Highlights of Part II, Item 7 of this Annual Report for further discussion of the Sporting Products Sale.
Before completing our interim goodwill impairment test, we performed a fair value analysis on our indefinite-lived trademarks and trade names within the former Revelyst reportable segment, which we recorded impairment losses of $26,600, $9,600, $6,100, $4,500 $1,800, $1,100, and $600 related to the Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports indefinite-lived tradename assets, respectively. The carrying value of the indefinite-lived intangible assets related to Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports after the impairment was $58,400, $13,300, $12,000, $25,500, $15,300, $14,900, and $3,500, respectively, at March 31, 2024. We determined the fair value of our Fox Racing, CamelBak, Bell Cycling, Simms Fishing, Giro, Bushnell, and Bell Powersports indefinite-lived trade names using royalty rates of 3%, 1.5%, 1.5%, 3%, 1.5%, 1%, and 1%, respectively.
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Fiscal year 2023 assessment
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 1, Significant Accounting Policies. To perform the annual quantitative goodwill impairment testing, we prepared valuations of our reporting units using both an income and market approach, which were compared with the respective carrying values of the reporting units to determine whether any goodwill impairment existed.
The decline in fair value of our reporting units was significantly impacted by a sudden decline in the demand of products related to certain of our recent acquisitions, which resulted in lower forecasted revenues, operating margins, and operating cash flows as compared to our valuation at acquisition date. Our estimates of the fair values of the reporting units were also influenced by higher discount rates in the income-based valuation approach as a result of increasing market to equity risk premiums, company specific risk premiums and higher treasury rates, since the acquisition dates. The weighted average cost of capital used in the goodwill impairment testing ranged between 10.5% and 17.0%, which was derived from the financial structures of comparable companies corresponding to the industry of each reporting unit.
As a result, we recognized impairment losses equal to the full carrying value of goodwill of $248,254, $68,353, and $12,349 allocated to the former reporting units of Fox Racing, Simms Fishing, and QuietKat, respectively, and partial goodwill impairment charges of $3,799 related to our former Stone Glacier reporting unit. We determined that the goodwill relating to our other reporting units was not impaired as the fair value exceeded the carrying value. Our Ammunition, Golf, Stone Glacier, and Outdoor Cooking reporting units comprise our remaining goodwill at March 31, 2023. As of the fiscal year 2023 annual testing measurement date, the fair value of our former Stone Glacier and former Outdoor Cooking reporting units was less than 10% higher than their carrying values. In order to assess the reasonableness of the calculated fair values of our reporting units, we also compared the sum of the reporting units’ fair values to our market capitalization and calculated an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). We evaluated the control premium by comparing it to control premiums of recent comparable transactions. If the implied control premium was not reasonable in light of this assessment, we would have reevaluated our fair value estimates of the reporting units by adjusting the discount rates and other assumptions as necessary.
Before completing our goodwill impairment test, we first tested our indefinite-lived intangible assets. We performed a step zero analysis on nine of our indefinite-lived tradenames. We performed a step one analysis on our remaining indefinite-lived tradenames, which resulted in impairment losses of $21,200 and $20,400, related to the Fox Racing and Simms Fishing indefinite-lived tradename assets, respectively. We determined the fair value of the indefinite-lived tradenames related to our Bell Cycling and Giro tradenames was greater or equal to the carrying value, and no impairment was recorded. The carrying value of the indefinite-lived intangible assets related to Fox Racing and Simms Fishing after the impairment was $85,000 and $30,000, respectively at March 31, 2023. We determined the fair value of our Fox Racing, Simms Fishing, Bell Cycling, and Giro indefinite-lived tradenames using royalty rates of 3.0%, 3.0%, 1.5%, and 1.5%, respectively.
Fiscal year 2022 annual assessment
We performed our annual testing of goodwill in accordance with our accounting policies described in Note 1, Significant Accounting Policies. We completed a step zero assessment as of January 1, 2022 and concluded there were no indicators of impairment.
Our indefinite-lived intangibles are not amortized and are tested for impairment annually or upon the occurrence of events or changes in circumstances that indicate that the assets might be impaired. We completed a step zero assessment as of January 1, 2022, in accordance with our accounting policies described in Note 1, Significant Accounting Policies, and concluded there were no indicators of impairment.
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Intangible assets
Net intangibles consisted of the following:

	March 31,
	2024			2023
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Trade names	$113,636	$(37,646)	$75,990	$113,915	$(30,848)	$83,067
Patented technology	37,604	(19,252)	18,352	36,854	(16,313)	20,541
Customer relationships and other	523,059	(190,068)	332,991	530,237	(151,272)	378,965
Total	674,299	(246,966)	427,333	681,006	(198,433)	482,573
Non-amortizing trade names	200,303	—	200,303	250,603	—	250,603
Net intangible assets	$874,602	$(246,966)	$627,636	$931,609	$(198,433)	$733,176
The decrease in the gross carrying amount of amortizing intangible assets in fiscal year 2024 was due to impairment, less increases due to the acquisition of PinSeeker and the impact of foreign exchange rates. See Note 1, Significant Accounting Policies for discussion of impairment recorded during fiscal year 2024. We recorded impairment expense related to customer relationship and trade name intangibles within our former Outdoor Cooking reporting unit, net of accumulated amortization of $5,805 and $993, respectively. The decrease in non-amortizing trade names is due to impairment as discussed above. Amortization expense related to these assets was $50,146, $43,963 and $26,246 in fiscal years 2024, 2023, and 2022, respectively, which is included within cost of sales. The amortizable intangible assets in the table above are being amortized using a straight-line method over a weighted average remaining period of approximately 11.5 years.
We expect amortization expense related to these assets in each of the next five fiscal years and beyond to be incurred as follows:

Fiscal year 2025	$49,991
Fiscal year 2026	46,981
Fiscal year 2027	45,531
Fiscal year 2028	40,361
Fiscal year 2029	33,871
Thereafter	210,598
Total	$427,333
12. Other Current Liabilities
The major categories of current liabilities are as follows:

	March 31,
	2024	2023
Warranty liability	$8,083	$5,441
Accrual for in-transit inventory	5,570	9,810
Operating lease liabilities	14,673	16,351
Contingent consideration	750	8,586
Other	100,276	106,189
Total other current liabilities	$129,352	$146,377
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We provide consumer warranties against manufacturing defects on certain products with warranty periods ranging from one year to the expected lifetime of the product. The estimated costs of such product warranties are recorded at the time the sale is recorded based upon actual past experience, our current production environment as well as specific and identifiable warranties as applicable. The warranty liability recorded at each balance sheet date reflects the estimated current and long-term liability for warranty coverage for products delivered based on historical information and current trends.
The following is a reconciliation of the changes in our combined current and long-term product warranty liability during the periods presented:

Balance as of March 31, 2022	$9,073
Payments made	(4,676)
Warranties issued	4,827
Changes related to pre-existing warranties and other adjustments	328
Balance as of March 31, 2023	9,552
Payments made	(6,834)
Warranties issued	12,119
Changes related to pre-existing warranties and other adjustments	(3,785)
Balance as of March 31, 2024	$11,052
13. Restructuring
As part of our restructuring plans, we have and will incur severance and employee related costs, professional fees, ROU asset impairments and other exit and disposal costs which are recorded in Selling, general, and administrative in the consolidated statements of comprehensive income (loss). Severance and employee related costs consist primarily of salary continuation benefits, outplacement services and continuation of health benefits. Severance and employee related benefits are pursuant to our severance plan and are accounted for in accordance with ASC 712, Compensation - Nonretirement Postemployment Benefits, based upon the characteristics of the termination benefits being provided in the restructuring, pursuant to our severance plan. Severance and employee related costs are recognized when the benefits are determined to be probable of being paid and reasonably estimable. Professional fees, contract termination costs and other exit and disposal costs are accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations and are recognized as incurred. Asset impairments are accounted for in accordance with ASC 360-10, Impairment and Disposal of Long-Lived Assets. Restructuring accruals are based upon management estimates at the time and are subject to change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded.
During fiscal year 2024, we initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation within our Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments. We made changes to the structure of our organization during the fourth fiscal quarter of 2024, which resulted in our previous Revelyst reportable segment being reorganized into three new reportable segments. We further finalized plans to centralize certain functions under shared services to better support our segments. We also announced plans to geographically consolidate the businesses within Revelyst Adventure Sports, Revelyst Outdoor Performance and Revelyst Precision Sports Technology. These geographic relocations are expected to be completed during fiscal 2025.
For GEAR Up, we are estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan. We expect these charges to be completed during fiscal 2027. All of pre-tax restructuring charges will be recorded as corporate expense, and not allocated to our reportable segments.
During fiscal year 2024, we incurred $8,279, of pre-tax restructuring costs in connection with GEAR Up, which are recorded in Selling, general, and administrative expense in the consolidated statements of comprehensive income (loss). In the fourth quarter of fiscal year 2023, we announced a cost reduction and earnings improvement program. We recorded $5,604 and $15,668 of pre-tax restructuring charges for the fiscal years 2024 and 2023,
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respectively. These restructuring charges are included in selling, general, and administrative expense in our consolidated statement of comprehensive income (loss). This program was substantially completed as of March 31, 2024, with immaterial expenses expected in future years.
The following tables summarize restructuring charges recorded as a result of our restructuring programs for the periods presented:

	Years ended March 31,		Incurred since
GEAR Up restructuring costs	2024	2023	inception
Employee severance and related expenses	$6,056	$—	$6,056
Professional fees	1,720	—	1,720
Right-of-use asset impairments	129	—	129
Impairment on technology assets	306	—	306
Other	68	—	68
Total	$8,279	$—	$8,279

	Years ended March 31,		Incurred since
Cost reduction and earnings improvement program	2024	2023	inception
Other asset impairments	$—	$7,628	$7,628
Employee severance and related expenses	614	5,225	5,839
Right-of-use asset impairments	3,825	1,812	5,637
Impairment on technology assets	—	1,003	1,003
Contract termination costs	1,165	—	1,165
Total	$5,604	$15,668	$21,272
The tables below present a roll forward of our accruals or (deposits) related to GEAR Up, which are included in Accounts payable, Other current liabilities, or Other current assets:

GEAR Up	Balance as of March 31, 2023	Charges	Payments	Balance as of March 31, 2024
Employee severance and related expenses	$—	$6,056	$(657)	$5,399
Professional fees	—	1,720	(2,688)	(968)
Other	—	68	(61)	7
Total	$—	$7,844	$(3,406)	$4,438

Cost reduction and earnings improvement program	Balance as of March 31, 2023	Charges	Payments	Balance as of March 31, 2024
Employee severance and related expenses	$5,225	$614	$(4,835)	$1,004
Total	$5,225	$614	$(4,835)	$1,004
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14. Long-term Debt

	March 31,
	2024	2023
2022 ABL Revolving Credit Facility	$220,000	$355,000
2022 Term Loan	—	205,000
Total Principal Amount of Credit Agreements	220,000	560,000
4.5% Senior Notes	500,000	500,000
Total Principal Amount of Long-Term Debt	720,000	1,060,000
Less: unamortized deferred financing costs	(2,762)	(10,342)
Carrying amount of long-term debt	717,238	1,049,658
Less: current portion	—	(65,000)
Carrying amount of long-term debt, excluding current portion	$717,238	$984,658
Credit Agreements—In fiscal year 2023, we refinanced our 2021 ABL Revolving Credit Facility by entering into the 2022 ABL Revolving Credit Facility, which provides for a $600,000 senior secured asset-based revolving credit facility. The amount available under the 2022 ABL Revolving Credit Facility is the lesser of the total commitment of $600,000 or a borrowing base based on percentages of eligible receivables, inventory, and cash, minus certain reserves, but, in each case, subject to the excess availability financial covenant under the 2022 ABL Revolving Credit Facility described below. As of March 31, 2024, the Excess Availability, or the amount available to borrow under the 2022 ABL Revolving Credit Facility, based on the borrowing base less outstanding borrowings of $220,000 and outstanding letters of credit of $14,612, less the minimum required borrowing base of $57,000, was $237,109. The 2022 ABL Revolving Credit Facility matures on March 31, 2026 (the “Maturity Date”), subject to a customary springing maturity in respect of the 4.5% Notes due 2029 (described below). Any outstanding revolving loans under the 2022 ABL Revolving Credit Facility will be payable in full on the Maturity Date.
Concurrently with the effectiveness of the 2022 ABL Revolving Credit Facility, we also obtained a $350,000 senior secured asset-based term loan facility (the “2022 Term Loan”). The 2022 Term Loan was paid off during the fourth quarter of fiscal year 2024.
Borrowings under the 2022 ABL Revolving Credit Facility bear interest at a rate equal to either the sum of a base rate plus a margin ranging from 0.25% to 0.75% or the sum of a Term Secured Overnight Financing Rate ("Term SOFR") plus a credit spread adjustment of 0.10%, plus a margin ranging from 1.25% to 1.75%. The margins vary based on our Average Excess Availability under the 2022 ABL Revolving Credit Facility. As of March 31, 2024, the margin under the 2022 ABL Revolving Credit Facility was 0.50% for base rate loans and 1.50% for Term SOFR loans. We pay a commitment fee on the unused commitments under the 2022 ABL Revolving Credit Facility of 0.175% per annum.
As of March 31, 2024, the weighted average interest rate for our borrowings under the 2022 ABL Revolving Credit Facility was 6.66%.
Debt issuance costs incurred to date related to the 2022 ABL Revolving Credit Facility were approximately $11,310, which includes remaining unamortized debt issuance costs related to the 2021 ABL Credit Facility. The costs are being amortized over the term of the 2022 ABL Revolving Credit Facility, and are included within other current and non-current assets.
Unamortized debt issuance costs of $2,423 related to the 2022 Term Loan were written off during the fourth quarter of fiscal year 2024. This expense is included in interest expense in the consolidated statements of comprehensive income (loss).
Substantially all domestic tangible and intangible assets of Vista Outdoor and our domestic subsidiaries are pledged as collateral under the 2022 ABL Revolving Credit Facility.
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4.5% Notes—In fiscal year 2021, we issued $500,000 aggregate principal amount of 4.5% Notes that mature on March 15, 2029. These notes are unsecured and senior obligations. Interest on the notes is payable semi-annually in arrears on March 15 and September 15 of each year. We had the right to redeem some or all of these notes on or after March 15, 2024 at specified redemption prices. Debt issuance costs of approximately $4,491 are being amortized to interest expense over eight years, the term of the notes.
Rank and guarantees—The 2022 ABL Revolving Credit Facility obligation is guaranteed on a secured basis, jointly and severally and fully and unconditionally by substantially all of our domestic subsidiaries. Vista Outdoor (the parent company issuer) has no independent assets or operations. We own 100% of all of these guarantor subsidiaries. The 4.5% Notes are senior unsecured obligations of Vista Outdoor and will rank equally in right of payment with any future senior unsecured indebtedness and senior in right of payment to any future subordinated indebtedness of Vista Outdoor. The 4.5% Notes are fully and unconditionally guaranteed, jointly and severally, by our existing and future domestic subsidiaries that guarantee indebtedness under our 2022 ABL Revolving Credit Facility that incur or guarantee certain of our other indebtedness, or indebtedness of any subsidiary guarantor, in an aggregate principal amount in excess of $75,000. These guarantees are senior unsecured obligations of the applicable subsidiary guarantors. The guarantee by any subsidiary guarantor of our obligations in respect of the 4.5% Notes will be released in any of the following circumstances:
•if, as a result of the sale of its capital stock, such subsidiary guarantor ceases to be a restricted subsidiary,
•if such subsidiary guarantor is designated as an “Unrestricted Subsidiary”,
•upon defeasance or satisfaction and discharge of the 4.5% Notes, or
•if such subsidiary guarantor has been released from its guarantees of indebtedness under the 2022 ABL Revolving Credit Facility and all capital markets debt securities
Scheduled Minimum Payments—The scheduled minimum payments on outstanding long-term debt were as follows as of March 31, 2024:

Fiscal year 2026	$220,000
Fiscal year 2029	500,000
Total	$720,000
Covenants
2022 ABL Revolving Credit Facility—Our 2022 ABL Revolving Credit Facility imposes restrictions on us, including limitations on our ability to pay cash dividends, incur debt or liens, redeem or repurchase Vista Outdoor stock, enter into transactions with affiliates, make investments, merge or consolidate with others or dispose of assets. The 2022 ABL Revolving Credit Facility contains a financial covenant which requires that Excess Availability under the 2022 ABL Revolving Credit Facility cannot fall below the greater of (a) 10% of the line cap or (b) $57,000. As a result of this financial covenant, we must maintain Excess Availability of at least the greater of 10% of the line cap or $57,000 at all times in order to satisfy the financial covenant. The 2022 ABL Revolving Credit Facility includes a covenant that prohibits the “Planned Separation” (as defined in Vista Outdoor’s Form 10-K filing for the fiscal year ended March 31, 2022) with respect to the separation of Vista Outdoor’s Revelyst and The Kinetic Group segments or any analogous transaction with respect to any line of business, business segment or division (or any part thereof) of Vista Outdoor or any subsidiary thereof. In October 2023, we announced our entry into a definitive agreement to sell The Kinetic Group business to Czechoslovak Group a.s. (“CSG”) on a cash-free, debt-free basis with a normalized level of working capital (the "The Kinetic Group Sale" or the “Sporting Products Sale”). See Sale of The Kinetic Group and Planned Separation in the Executive Summary and Financial Highlights of Part II, Item 7 of this Annual Report for further discussion of the Sporting Products Sale. Vista Outdoor anticipates that the 2022 ABL Revolving Credit Facility will be repaid in full (or amended to unconditionally release all The Kinetic Group entities from their obligations thereunder) prior to or upon the consummation of the Sporting Products Sale. If we do not comply with the covenants in the 2022 ABL Revolving Credit Facility, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding under such facility. As
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noted above, the Excess Availability less the minimum required borrowing base under the 2022 ABL Revolving Credit Facility was $237,109 as of March 31, 2024. Vista Outdoor has the option to increase the amount of the 2022 ABL Revolving Credit Facility in an aggregate principal amount not to exceed $150,000, to the extent that any one or more lenders, whether or not currently party to the 2022 ABL Revolving Credit Facility, commits to be a lender for such amount.
4.5% Notes—The indenture governing the 4.5% Notes contains covenants that, among other things, limit our ability to incur or permit to exist certain liens, sell, transfer or otherwise dispose of assets, consolidate, amalgamate, merge or sell all or substantially all of our assets, enter into transactions with affiliates, enter into agreements restricting our subsidiaries’ ability to pay dividends, incur additional indebtedness, pay dividends, make other distributions, repurchase, or redeem our capital stock, prepay, redeem or repurchase certain debt and make loans and investments.
The 2022 ABL Revolving Credit Facility and the indenture governing the 4.5% Notes contain cross-default provisions so that noncompliance with the covenants within one debt agreement could also cause a default under the other debt agreement. As of March 31, 2024, we were in compliance with the covenants of all of our debt agreements. However, we cannot provide assurance that we will be able to comply with such financial covenants in the future due to various risks and uncertainties, some of which may be beyond our control. Any failure to comply with the restrictions in the 2022 ABL Revolving Credit Facility may prevent us from drawing under these loans and may result in an event of default under the 2022 ABL Revolving Credit Facility, which default may allow the creditors to accelerate the related indebtedness and the indebtedness under our 4.5% Notes and proceed against the collateral that secures such indebtedness. We may not have sufficient liquidity to repay the indebtedness in such circumstances.
Cash Paid for Interest on Debt—Cash paid for interest totaled $57,404, $49,343, and $25,328 in fiscal years 2024, 2023, and 2022, respectively.
15. Employee Benefit Plans
Effective February 9, 2015, we sponsored a qualified defined benefit pension and OPEB plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a SERP plan. These are designed to provide employees with additional security for their retirement. The OPEB Plan was terminated in fiscal 2022 and in fiscal 2018 the pension plan was amended to freeze the accrued benefits and cash balances of the plan, except with respect to additional interest credits required to be made. The SERP plan is immaterial.
Defined Benefit Plan
During fiscal years 2024, 2023, and 2022, we recognized an aggregate net expense for employee defined benefit plans of $951, $1,525, and $426 respectively.
We recognize the funded status of our defined benefit pension plan measured as the difference between the fair value of the plan assets and the benefit obligation. Benefit obligation balances reflect the projected benefit obligation ("PBO") for our pension plan. The weighted average discount rate used to determine the PBO was 5.2% and 4.9% as of March 31, 2024 and 2023, respectively, which decreases the PBO. The fair value of the plan assets was $138,247 and $143,658 as of March 31, 2024 and 2023, respectively. The decrease in fair value from prior year related to benefit payments of $(13,190) partially offset by return on plan assets of $7,779. The benefit obligation was $159,006 and $167,047 as of March 31, 2024 and 2023, respectively. The decrease was related to benefit payments of $(13,190) and actuarial gain of $(2,700) partially offset by interest cost of $7,849. This resulted in an unfunded liability of $20,759 and $23,389 as of March 31, 2024 and 2023, respectively, which is primarily recorded within accrued pension liability on the consolidated balance sheets.
Since 2018, participating employee’s benefits continue to grow based on annual interest credits applied to the employee’s cash balance account until the commencement of the employee’s benefit. Prior to the amendments, the benefits under the affected plans were determined by a cash balance formula that provided participating employees with an annual pay credit as a percentage of their eligible pay based on their age and eligible service.
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The weighted average interest crediting rate was 4% for fiscal years 2024 and 2023, respectively. The plan assets are invested in a variety of financial funds which have investments in a variety of financial instruments including equities, fixed income, and hedge funds. Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long-term. The investment goals are (1) to meet or exceed the assumed actuarial rate of return of 6.25% and 6.5% over the long-term within reasonable and prudent levels of risk as of March 31, 2024 and 2023, respectively, and (2) to preserve the real purchasing power of assets to meet future obligations.
Investments in financial funds are valued by multiplying the fund's net asset value ("NAV") per share with the number of units or shares owned as of the valuation date. NAV per share is determined by the fund's administrator or our custodian by deducting from the value of the assets of the fund all its liabilities and the resulting number is divided by the outstanding number of shares or units. Investments held by the funds are valued on the basis of valuations furnished by a pricing service approved by the fund's investment manager, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the fund's investment manager. For those assets that are invested within hedge funds there are certain restrictions on redemption of those assets including a one-year lockup period from initial investment and thereafter a 65-day notice period prior to redemption. There are no other significant restrictions on redemption of assets within other asset categories.
Employer contributions and distributions—During fiscal year 2024, we made contributions of $0 directly to the pension trust, made contributions of $0 to our other postretirement benefit plans, and made distributions of $0 directly to retirees under our non-qualified supplemental executive retirement plans, respectively. During fiscal year 2023, we made contributions of $0 directly to our pension trust, made contributions of $0 to our other postretirement benefit plans, and made distributions of $0 directly to retirees under our non-qualified supplemental executive retirement plans, respectively. During fiscal year 2022, we made contributions of $1,300 directly to our pension trust, made contributions of $0 to our other postretirement benefit plans, and made distributions of $0 directly to retirees under our non-qualified supplemental executive retirement plans, respectively.
Substantially all contributions made to our pension trust were required by local funding requirements. We currently expect to make contributions of $4,300 during fiscal year 2025. Required future pension contributions are estimated based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets, and legislative changes. Actual future pension costs and required funding obligations will be affected by changes to these assumptions.
The following benefit payments, which reflect expected future service, are expected to be paid primarily out of the pension trust:

Fiscal year 2025	$14,854
Fiscal year 2026	13,488
Fiscal year 2027	13,212
Fiscal year 2028	13,113
Fiscal year 2029	13,439
Fiscal years 2030 through 2034	61,959
Defined Contribution Plan
We sponsor a defined contribution retirement plan, a 401(k) savings plan. The plan is a tax-qualified retirement plan subject to the Employee Retirement Income Security Act of 1974 and covers most employees in the U.S.
Total contributions in fiscal years 2024, 2023, and 2022 were $21,399, $22,298, and $20,462, respectively.
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16. Income Taxes
Income (loss) before income taxes is as follows:

	Years ended March 31,
	2024	2023	2022
Current:
U.S.	$(16,081)	$44,494	$619,464
Non-U.S.	1,597	6,168	1,494
Income (loss) before income taxes	$(14,484)	$50,662	$620,958
Our income tax (provision) benefit consists of:

	Years ended March 31,
	2024	2023	2022
Current:
Federal	$(39,516)	$(94,041)	$(107,429)
State	(6,467)	(9,263)	(28,119)
Non-US	(836)	(324)	(739)
Deferred:
Federal	49,592	42,445	(10,327)
State	5,991	(253)	(1,483)
Non-US	215	1,056	365
Income tax benefit (provision)	$8,979	$(60,380)	$(147,732)
The items responsible for the differences between the federal statutory rate and our effective rate are as follows:

	Years ended March 31,
	2024	2023	2022
Statutory federal income tax rate	21.0%	21.0%	21.0%
State income taxes, net of federal impact	(2.5)%	14.2%	3.9%
Foreign derived intangible income	37.7%	(13.1)%	(1.0)%
Nondeductible goodwill impairment	(30.2)%	110.1%	—%
Nondeductible earnouts	(15.3)%	(7.5)%	0.2%
Change in tax contingency	47.0%	(1.4)%	(0.7)%
Other	4.3%	(4.1)%	0.4%
Effective income tax rate	62.0%	119.2%	23.8%
The effective tax rate for the current year is reflective of the federal statutory rate of 21% increased by the beneficial deductions for foreign derived intangible income and changes in tax contingency, partially offset by nondeductible impairment of goodwill and non-deductible earnouts.
The current year decrease in the effective tax rate as compared to the prior fiscal year is primarily due to the impact of nondeductible impairment of goodwill.
Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. The net effect of these temporary differences between the carrying amounts of assets and liabilities are classified in the consolidated financial statements of
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financial position as non-current assets or liabilities. As of March 31, 2024 and 2023, the components of deferred tax assets and liabilities were as follows:

	March 31,
	2024	2023
Deferred tax assets:
Inventories	$19,123	$18,628
Retirement benefits	4,628	6,228
Accounts receivable	6,503	8,245
Accruals for employee benefits	6,497	9,063
Other reserves	4,146	3,597
Loss and credit carryforwards	6,679	5,368
Capital loss carryforward	19,472	19,390
Operating lease liabilities	22,230	25,922
Other	13,386	9,511
Total deferred tax assets	102,664	105,952
Valuation allowance	(21,605)	(21,382)
Total net deferred assets	81,059	84,570
Deferred tax liabilities:
Intangible assets	(47,428)	(86,956)
Property, plant, and equipment	(273)	(13,970)
Operating lease assets	(20,463)	(24,393)
Total deferred tax liabilities	(68,164)	(125,319)
Net deferred income tax asset (liability)	$12,895	$(40,749)
We have capital loss carryforwards totaling $19,472 as of March 31, 2024, which, if unused, will expire in fiscal year 2025.
As of March 31, 2024, there are federal and state net operating loss and credit carryovers of $5,726, which, if unused, will expire in years March 31, 2025 through March 31, 2045. The carryforwards expiring in fiscal year 2025 are not material.
We have valuation allowances on certain deferred tax assets of $21,605 and $21,382 at March 31, 2024 and 2023, respectively. The increase in valuation allowance from year end 2023 to year end 2024 is primarily due to U.S. state tax attributes.
We have outside basis differences from foreign subsidiaries for which no deferred tax liability has been recorded, as we intend to indefinitely reinvest these balances. Determination of the amount of any unrecognized deferred income tax liability on the temporary difference for these indefinitely reinvested undistributed earnings is not practicable.
Income taxes paid, net of refunds, totaled $65,161 and $43,201 in fiscal years 2024 and 2023, respectively.
As of March 31, 2024 and 2023, unrecognized tax benefits, including interest and penalties, that have not been recorded in the financial statements amounted to $24,853 and $28,692, respectively. Of these amounts, inclusive of interest and penalties,$20,327 and $24,419, for fiscal years 2024 and 2023, respectively, would affect the effective tax rate. It is expected that an $716 reduction of the liability for unrecognized tax benefits will occur in the next 12 months.
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We have classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	Years ended March 31,
	2024	2023	2022
Unrecognized tax benefits—beginning of period	$22,719	$19,455	$18,071
Gross increases—tax positions in prior periods	—	—	304
Gross decreases—tax positions in prior periods	—	—	—
Gross increases—current-period tax positions	2,636	5,258	6,581
Gross decreases—current-period tax positions	—	—	—
Settlements	—	—	—
Lapse of statute of limitations	(6,903)	(1,994)	(5,501)
Unrecognized tax benefits—end of period	$18,452	$22,719	$19,455
We report income tax-related interest income within the income tax provision. Penalties and tax-related interest expense are also reported as a component of the income tax provision. As of March 31, 2024 and 2023, $2,708 and $2,462 of income tax-related interest and $3,691 and $3,509 of penalties were included in accrued income taxes, respectively. As of March 31, 2024, 2023, and 2022, our current tax provision included $2,635, $2,503, and $2,128, respectively, of expense related to interest and penalties.
17. Commitments and Contingencies
We lease certain warehouse, distribution and office facilities, vehicles, and office equipment under operating leases. These operating lease liabilities represent commitments for minimum lease payments under non-cancelable operating leases in the amount of $176,314. See Note 3, Leases.
As of March 31, 2024, we have known purchase commitments of $146,733 which are defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed minimum or variable price provisions; and the approximate timing of the transaction. We also issued guarantees in the form of standby letters of credit of $14,612 as of March 31, 2024.
Litigation
From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial position, or cash flows.
Environmental liabilities
Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, as well as applicable foreign laws and regulations, including those governing the discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment. We are obligated to conduct investigation and/or remediation activities at certain sites that we own or operate or formerly owned or operated.
Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites. As a PRP, those former subsidiaries may be required to pay a share of the costs of the investigation and clean-up of these sites. In that event, we would be obligated to indemnify those subsidiaries for those costs. While uncertainties exist with respect to the amounts and timing of the ultimate environmental liabilities, based on currently available information, we have concluded that these matters, individually or in the aggregate, will not have a material adverse effect on our operating results, financial position,
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or cash flows. We have recorded a liability for environmental remediation of $280 as of March 31, 2024 and $717 as of March 31, 2023.
We could incur substantial additional costs, including cleanup costs, resource restoration, fines, and penalties or third-party property damage or personal injury claims, as a result of violations or liabilities under environmental laws or non-compliance with environmental permits. While environmental laws and regulations have not had a material adverse effect on our operating results, financial condition, or cash flows in the past, and we have environmental management programs in place to mitigate these risks, it is difficult to predict whether they will have a material impact in the future.
18. Stockholders' Equity
We have authorized 50,000,000 shares of preferred stock, par value $1.00, none of which have been issued.
As of March 31, 2024, we maintain an equity incentive plan (the “2020 Vista Outdoor Inc. Stock Incentive Plan” or the “Plan”), which became effective on August 4, 2020. The Plan was established to govern equity awards granted to our employees and directors and provides for awards of incentive stock options, stock appreciation rights, restricted stock and restricted stock units, dividend equivalents, performance awards, stock awards, and other stock-based awards. We issue shares from the Plan upon the vesting of performance awards, restricted stock units, grant of restricted stock, or exercise of stock options and the awards are accounted for as equity-based compensation.
As of August 4, 2020, we were authorized to issue up to 3,351,200 common shares under the Plan. As of March 31, 2024, 251,349 common shares remain available to be granted.
Performance Based Awards
We currently grant two types of stock-based performance based awards: performance awards and performance awards with a TSR award modifier. The number of shares that could be issued range from 0% to 200% of the participant's target award.
Performance awards are awards in which the number of shares ultimately received depends on performance against specified metrics over a two to three-year performance period. These performance metrics are established on the grant date. At the end of the performance period, the number of shares of stock that could be issued is fixed based upon the degree of achievement of the performance goals. Performance awards are initially valued at our closing stock price on the date of grant. Stock compensation expense is recognized on a straight-line basis over the vesting period. The expense recognized over the vesting period is adjusted up or down based on the anticipated performance level during the performance period. If the performance metrics are not probable of achievement during the performance period, compensation expense would be reversed. The awards are forfeited if the threshold performance metrics are not achieved as of the end of the performance period. The performance share vest at the end of the performance period.
Performance awards with a TSR modifier are stock-based awards for which the number of shares ultimately received depends on our performance against specified metrics over a three-year performance period and the performance of our common stock over a three-year period relative to that of our peer group. These performance metrics are established on the grant date. At the end of the performance period, the number of shares of stock that could be issued is based upon the degree of achievement of the performance goals. The participants could earn from 0% up to 200% of the three-year target award shares, subject to continued service through the vesting date. After the number of shares earned based on our performance goals is determined, the relative TSR modifier may either increase or decrease the number of shares earned from +20% to -20%, but not over 200% of target shares, based on the performance of our common stock over a three-year period relative to that of our peer group. The fair value of these awards is derived using the Monte Carlo simulation which utilizes our closing stock price on the date of grant and the stock volatility, dividend yield and market correlation of Vista to its peer group. The expense recognized over the vesting period is adjusted up or down based on the anticipated performance level during the performance period. If the performance metrics are not probable of achievement during the performance period, compensation expense would be reversed. The awards are forfeited if the threshold performance metrics are not achieved as of the end of the performance period. The performance shares vest at the end of the performance period.
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We granted 90,847 performance awards during fiscal year 2024. We granted 258,538 performance awards with a TSR modifier during fiscal year 2024. There were 6,763 performance awards earned during fiscal year 2024. There were 87,124 performance awards with a TSR modifier shares earned during fiscal year 2024 that were subject to a three-year performance period related to certain performance goals. Based on our performance, participants earned 100% of the performance awards granted to them and the TSR modifier was not applicable.
The weighted average grant date fair value for performance based award grants was $27.42, $29.66, and $37.88 in fiscal years 2024, 2023, and 2022, respectively.
A summary of our performance based awards for fiscal year 2024 is presented below:

	Shares	Weighted average grant date fair value
Nonvested as of March 31, 2023	242,904	$35.72
Cancelled/forfeited	(74,888)	30.27
Earned(1)	(93,887)	39.88
Awarded	349,385	27.42
Nonvested as of March 31, 2024	423,514	$29.25
(1) Performance shares are earned and vest at the end of the performance period based on the performance criteria achieved, subject to continued service through the vesting date.
As of March 31, 2024, the unamortized compensation expense related to these awards was $5,840, which is expected to be recognized over a weighted-average period of 1.8 years.
Stock Option Awards
Stock options may be granted periodically, with an exercise price equal to the fair value of common stock on the date of grant, and generally vest from one to three years from the date of grant. Stock options are generally granted with ten-year terms. We recorded compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model. The model uses various assumptions, including a risk-free interest rate, the expected term of the options, the expected stock price volatility, and the expected dividend yield. There were no stock options granted during fiscal years 2024, 2023, and 2022.
A summary of our stock option activity for fiscal year 2024 is presented below:

	Shares	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value
Outstanding and exercisable as of March 31,2023	45,270	$17.86	4.1	$536
Forfeited/expired	(11,056)	35.86
Exercised	(10,915)	14.92
Outstanding and exercisable as of March 31,2024	23,299	$10.71	4.7	$514
There were 10,915, 321,260, and 28,921 options exercised during fiscal years 2024, 2023, and 2022, respectively. The total intrinsic value of options exercised during fiscal years 2024, 2023, and 2022 was $143, $4,828, and $1,102, respectively. Cash received from options exercised during fiscal years 2024, 2023, and 2022 was $162, $4,213, and $533, respectively.
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As of March 31, 2024, there was no unrecognized compensation cost related to stock option awards.
Restricted Stock Units
Restricted stock units granted to certain key employees and non-employee directors totaled 958,618 shares in fiscal year 2024. The weighted average grant date fair value of restricted stock units granted was $30.66, $27.82, and $34.58 in fiscal years 2024, 2023, and 2022, respectively. Restricted stock units vest over periods generally ranging from one to three years from the date of award and are valued at the market price of common stock as of the grant date.
A summary of our restricted stock unit award activity for fiscal year 2024 is presented below.

	Shares	Weighted average grant date fair value
Nonvested as of March 31, 2023	741,023	$27.43
Granted	958,618	30.66
Vested	(423,418)	26.41
Forfeited	(46,595)	29.43
Nonvested as of March 31, 2024	1,229,628	$30.29
As of March 31, 2024, the total unrecognized compensation cost related to non-vested restricted stock units was $29,943 and is expected to be realized over a weighted average period of 1.9 years.
Total pre-tax stock-based compensation expense of $11,450, $28,119, and $27,407 was recognized during fiscal years 2024, 2023, and 2022, respectively. The total income tax benefit recognized in the consolidated statements of comprehensive income (loss) for share-based compensation was $2,023, $6,020, and $4,882 during fiscal years 2024, 2023, and 2022, respectively.
Share Repurchases
Repurchases of shares during fiscal years 2024, 2023, and 2022 were 0, 0, and 2,981, respectively. See Part II, Item 5 of this Annual Report for details on our share repurchase programs.
19. Operating Segment Information
We are currently organized into four operating and reportable segments. During the third fiscal quarter of 2024, we changed the name of the formerly named Outdoor Products reportable segment to Revelyst and our formerly named Sporting Products reportable segment to The Kinetic Group. During the fourth fiscal quarter of 2024, we reorganized the former Revelyst reportable segment into three reportable segments, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology based on brand portfolios. Our segment reporting is based upon the "management approach," i.e., how we organize operating segments for which separate financial information is (1) available and (2) evaluated regularly by the Chief Operating Decision Maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our Chief Operating Decision Makers (CODMs) are our two Co-Chief Executive Officers.
•The Kinetic Group consists of our ammunition brands. The primary products of this segment include ammunition used for training, hunting, target shooting and personal protection.
•Revelyst Outdoor Performance primarily consists of our outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.
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•Revelyst Adventure Sports primarily consists of our protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling, and snow sports protection and accessories, as well as bike hydration packs and water bottles, and e-bikes.
•Revelyst Precision Sports Technology primarily consists of our golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.
Our CODMs rely on internal management reporting that analyzes our segment operating income. Certain corporate-related costs and other non-recurring costs are not allocated to the segments in order to present comparable results from period to period and are not utilized by management in determining segment profitability. As segment assets are not reported to or used by the CODMs to measure business performance or allocate resources, total segment assets are not presented below.
No customer contributed more than 10% of sales during fiscal years 2024, 2023, and 2022.
Our sales to foreign customers were $476,686, $530,197, and $435,175 in fiscal years 2024, 2023, and 2022, respectively. During fiscal year 2024, approximately 30%, 10%, 50%, 10% of these sales were in The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology, respectively. Sales to no individual country outside the U.S. accounted for more than 5% of our sales in fiscal years 2024, 2023, and 2022.
The following table contains information used to evaluate our operating segments for the periods presented below:

	Fiscal year ended March 31, 2024
	The Kinetic Group	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items (a)	Total
Sales, net	$1,452,627	$450,064	$607,518	$235,854	$2,746,063	$—	$2,746,063
Gross profit	485,763	107,511	161,674	104,037	858,985	—	858,985

Operating income	$389,960	$(2,590)	$(7,864)	$39,061	$418,567	$(368,114)	$50,453
Other (expense) income, net							(1,988)
Interest expense, net							(62,949)
Income (loss) before income taxes							$(14,484)

Capital expenditures	$12,192	$3,024	$8,831	$1,267	$25,314	$1,998	$27,312
Depreciation and amortization	25,813	22,844	36,513	10,320	95,490	3,801	99,291
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	Fiscal year ended March 31, 2023
	The Kinetic Group	(b) Revelyst Outdoor Performance	(b) Revelyst Adventure Sports	(b) Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items (a)	Total
Sales, net	$1,757,932	$460,800	$625,250	$235,825	$3,079,807	$—	$3,079,807
Gross profit	653,516	105,446	168,878	112,590	1,040,430	(9,533)	1,030,897

Operating income	$552,232	$(825)	$7,305	$55,943	$614,655	$(506,800)	$107,855
Other (expense) income, net							2,124
Interest expense, net							(59,317)
Income (loss) before income taxes							$50,662

Capital expenditures	$25,886	$4,054	$8,491	$662	$39,093	$2,407	$41,500
Depreciation and amortization	25,087	22,299	30,371	10,159	87,916	4,173	92,089

	Fiscal year ended March 31, 2022
	The Kinetic Group	(b) Revelyst Outdoor Performance	(b) Revelyst Adventure Sports	(b) Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items (a)	Total
Sales, net	$1,737,891	$564,144	$556,521	$186,065	$3,044,621	$—	$3,044,621
Gross profit	712,160	154,565	156,315	88,567	1,111,607	(2,375)	1,109,232

Operating income	$600,415	$58,531	$54,527	$51,436	$764,909	$(118,687)	$646,222
Other (expense) income, net							—
Interest expense, net							(25,264)
Income (loss) before income taxes							$620,958

Capital expenditures	$25,637	$5,699	$7,039	$152	$38,527	$3,907	$42,434
Depreciation and amortization	25,602	17,705	18,802	5,520	67,629	4,711	72,340
(a)includes corporate general and administrative expenses of $140,861, $126,185, and $107,325 for the fiscal years 2024, 2023, and 2022, respectively, plus other non-recurring costs that are not allocated to the segments in order to present comparable results as presented to the CODMs. Reconciling items in fiscal year 2024 included goodwill and intangibles impairment of $220,070, post-acquisition compensation expense of $1,328 allocated from the businesses acquired, and change in the estimated fair value of the contingent consideration payable of $5,855. Reconciling items in fiscal year 2023 included goodwill and intangibles impairment of $374,355, inventory fair value step-up expenses related to the Fox Racing and Simms Fishing acquisitions of $8,079, restructuring expense of $11,620, transition expense of $2,941, post-acquisition compensation expense of $11,130 allocated from the businesses acquired, and non-cash income for the change in the estimated fair value of the contingent consideration payable of $(27,510) related to acquisitions. Reconciling items in fiscal year 2022 included fair value step-up in inventory of $2,375, and post-acquisition compensation expense of $8,987 allocated from businesses acquired.
(b)During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
Sales, net exclude all intercompany sales between our reportable segments, which were not material for any of the fiscal years presented.
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20. Subsequent Event
On May 1, 2024, we completed the divestiture of the RCBS brand. This business was part of The Revelyst Outdoor Performance reportable segment.
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ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
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ITEM 9A.    CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
Our Co-Chief Executive Officers and Chief Financial Officer evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) as of March 31, 2024, and have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms. These disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports we file or submit is accumulated and communicated to management, including the Co-Chief Executive Officers and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Control over Financial Reporting
During fiscal year 2024, there were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management's Report on Internal Control over Financial Reporting
The management of Vista Outdoor prepared and is responsible for the consolidated financial statements and all related financial information contained in this Annual Report. This responsibility includes establishing and maintaining adequate internal control over financial reporting. Vista Outdoor's internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
To comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, Vista Outdoor designed and implemented a structured and comprehensive assessment process to evaluate its internal control over financial reporting. The assessment of the effectiveness of Vista Outdoor's internal control over financial reporting was based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because of its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Management regularly monitors Vista Outdoor's internal control over financial reporting, and actions are taken to correct any deficiencies as they are identified.
Based on our assessment, management has concluded that Vista Outdoor's internal control over financial reporting is effective as of March 31, 2024.
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Our internal control over financial reporting as of March 31, 2024, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.

May 29, 2024
/s/ Eric Nyman
Eric Nyman
(Co-Chief Executive Officer)

/s/ Jason Vanderbrink
Jason Vanderbrink
(Co-Chief Executive Officer)

/s/ Andrew Keegan
Andrew Keegan
Vice President and Chief Financial Officer
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Vista Outdoor Inc.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Vista Outdoor Inc. and subsidiaries (the "Company") as of March 31, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended March 31, 2024, of the Company and our report dated May 29, 2024 expressed an unqualified opinion on those consolidated financial statements.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
May 29, 2024
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ITEM 9B.    OTHER INFORMATION
Regulation S-K, Item 408(a) disclosure: During the fiscal quarter ending March 31, 2024, no director or officer of the Company has adopted or terminated any contract, instruction, or written plan for the purchase or sale of securities of the Company intended to satisfy the affirmative defense conditions of Rule 10b5-1(c), or any non-Rule 10b5-1 trading arrangement.
We have adopted an Insider Trading Policy which is applicable to our directors, officers, and employees that is designed to promote compliance with federal securities laws, rules and regulations, as well as the rules and regulations of the NASDAQ Stock Market. A copy of our Insider Trading Policy is furnished as Exhibit 19.1 to this Annual Report.
ITEM 9C.    DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
None.
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PART III
ITEM 10.    DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Information regarding our directors is incorporated by reference from the section entitled Proposal 1—Election of Directors and under the heading The Vista Outdoor Board of Directors in the section entitled Corporate Governance at Vista Outdoor in our Proxy Statement for the 2024 Annual Meeting of Stockholders to be filed with the SEC not later than 120 days after the close of fiscal year 2024 (the "2024 Proxy Statement"). Information regarding our executive officers incorporated by reference from the section entitled Corporate Governance at Vista Outdoor under the heading Information About Our Executive Officers to be included in the 2024 Proxy Statement.
Information regarding our code of ethics (Vista Outdoor's Code of Business Ethics), which we have adopted for all directors, officers and employees, is incorporated by reference from the section entitled Corporate Governance at Vista Outdoor—Code of Business Ethics to be included in the 2024 Proxy Statement. Our Code of Business Ethics is available on our website at www.vistaoutdoor.com by selecting Investors and then Governance.
Information regarding our Audit Committee, including the Audit Committee's financial expert, is incorporated by reference from the section entitled Corporate Governance at Vista Outdoor—Organization of the Board of Directors—Committees of the Board of Directors—Audit Committee to be included in the 2024 Proxy Statement.
ITEM 11.    EXECUTIVE COMPENSATION
Information regarding the compensation of our named executive officers is incorporated by reference from the section entitled Compensation Discussion and Analysis, Named Executive Officer Compensation Tables, and Compensation Committee Report to be included in the 2024 Proxy Statement.
Information regarding compensation of our directors is incorporated by reference from the section entitled Director Compensation to be included in the 2024 Proxy Statement.
Information regarding the compensation committee interlocks is incorporated by reference from the section entitled Corporate Governance at Vista Outdoor—Compensation Committee Interlocks and Insider Participation to be included in the 2024 Proxy Statement.
ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Information regarding the security ownership of certain beneficial owners and management is incorporated by reference from the section entitled Security Ownership of Certain Beneficial Owners and Security Ownership of Directors and Executive Officers to be included in the 2024 Proxy Statement.
Information regarding the securities authorized for issuance under equity compensation plans is incorporated by reference from the section entitled Securities Authorized for Issuance Under Equity Compensation Plans to be included in the 2024 Proxy Statement.
ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Information regarding transactions with related persons is incorporated by reference from the section entitled Related Person Transactions to be included in the 2024 Proxy Statement.
Information about director independence is incorporated by reference from the section entitled Corporate Governance at Vista Outdoor—Director Independence to be included in the 2024 Proxy Statement.
ITEM 14.    PRINCIPAL ACCOUNTANT FEES AND SERVICES
Information about principal accountant fees and services as well as related pre-approval policies and procedures is incorporated by reference from the section entitled Fees Paid to Independent Registered Public Accounting Firm to be included in the 2024 Proxy Statement.
Our independent registered public accounting firm is Deloitte & Touche LLP (PCAOB ID No. 34).
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PART IV
ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)   Documents filed as part of this Report
1.     Financial Statements
The following is a list of all of the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report.
2.     Financial Statement Schedules
All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because of the absence of the conditions under which they are required or because the information required is shown in the financial statements or notes thereto.
3.     Exhibits
The following exhibits with an exhibit number followed by an asterisk (*) are filed electronically with this report. All other exhibits listed below are incorporated by reference from the document listed.

Exhibit Number		Description of Exhibit (and document from which incorporated by reference, if applicable)
2.1	+
Stock Purchase Agreement, dated as of July 5, 2019, by and among Vista Outdoor Operations LLC, Caliber Company, Long Range Acquisition LLC, and Vista Outdoor Inc. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2019).

2.2	+
Stock Purchase Agreement, dated as of September 9, 2021, by and among Vista Outdoor Inc., the Seller Guarantors named therein, the Sellers named therein, WAWGD, Inc. (d/b/a Foresight Sports, Inc.), WAWGD NEWCO, Inc., and Fortis Advisors LLC, as Seller Representative (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 10, 2021).

2.3	+
Share Purchase Agreement, dated as of June 30, 2022, by and among Fox Parent Holdings, LLC, Fox (Parent) Holdings, Inc., Vista Outdoor Operations LLC and Vista Outdoor Inc. (solely in its capacity as a guarantor) (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 6, 2022).

2.4	+
Agreement and Plan of Merger, dated as of July 22, 2022, by and among Vista Outdoor Operations LLC, Trophy Merger Sub, LLC, Simms Fishing Products LLC, Shareholder Representative Services LLC, as the Equity holder Representative and Vista Outdoor Inc. (solely in its capacity as a guarantor) (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2022).

2.5	+
Agreement and Plan of Merger, dated as of October 15, 2023 by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc., and, solely for the purposes of the Guarantor Provisions, CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2023.

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Exhibit Number		Description of Exhibit (and document from which incorporated by reference, if applicable)
2.6	+
Amendment No. 1 to Agreement and Plan of Merger, dated as of May 27, 2024, by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 28, 2024).

2.7	+
Separation Agreement, dated as of October 15, 2023 by and between Vista Outdoor Inc. and Revelyst, Inc. (Exhibit 2.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2023).

2.8	+
Employee Matters Agreement, dated as of October 15, 2023 by and between Vista Outdoor Inc. and Revelyst, Inc. (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2023).

3.1
Amended and Restated Certificate of Incorporation of Vista Outdoor Inc. (Exhibit 3.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2014).

3.2
Certificate of Amendment to Vista Outdoor Inc. Amended and Restated Certificate of Incorporation (Exhibit 3.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2018).

3.3		Vista Outdoor Amended and Restated Bylaws (Exhibit 3.2 to Vista Outdoor's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 3, 2023).
4.1		Specimen Common Stock Certificate of Vista Outdoor Inc. (Exhibit 4.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2014).
4.2		Description of Common Stock (Exhibit 4.7 to Vista Outdoor Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 23, 2019).
4.3
Indenture, dated as of March 3, 2021, among Vista Outdoor Inc., the subsidiaries of Vista Outdoor Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2021).

4.4
Supplemental Indenture, dated as of March 3, 2021, among Vista Outdoor Inc., the subsidiaries of Vista Outdoor Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2021).

4.5
Form of 4.500% Senior Note due 2029 (included as Exhibit A to the Supplemental Indenture filed as Exhibit 4.2) (Exhibit 4.3 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2021).

10.1	#	Vista Outdoor Inc. Executive Officer Incentive Plan. (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015).
10.2	#
Vista Outdoor Inc. Executive Severance Plan, as Amended and Restated Effective August 10, 2015 (Exhibit 10.1 to Vista Outdoor Inc.’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 12, 2015).

10.3	#	Vista Outdoor Inc. Income Security Plan. (Exhibit 10.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015).
10.4	#
Vista Outdoor Inc. Defined Benefit Supplemental Executive Retirement Plan. (Exhibit 10.4 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015).

10.5	#	Vista Outdoor Inc. Defined Contribution Supplemental Executive Retirement Plan. (Amended and Restated effective July 31, 2017 and First Amendment thereto effective November 11, 2020).
10.6	#
Form of Non-Qualified Stock Option Award Agreement (Installment Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for option grants in the fiscal years ended March 31, 2012 and March 31, 2013. (Exhibit 10.6 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015).

107

Exhibit Number		Description of Exhibit (and document from which incorporated by reference, if applicable)
10.7	#
Form of Non-Qualified Stock Option Award Agreement (Installment Vesting) under the Alliant Techsystems Inc. 2005 Stock Incentive Plan, for option grants in the fiscal year ended March 31, 2014. (Exhibit 10.7 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015).

10.8	#
Form of Amendment to ATK Non-Qualified Stock Option Award Agreement. (Exhibit 10.8 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015).

10.9	#
Form of Vista Outdoor Inc. Restricted Stock Unit Award Agreement. (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2015).

10.10	#	Form of Vista Outdoor Inc. Performance Growth Award Agreement. (Exhibit 10.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2015).
10.11	#
Form of Vista Outdoor Inc. Non-Qualified Stock Option Award Agreement. (Exhibit 10.4 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2015).

10.12	#
Form of Vista Outdoor Inc. Non-Employee Director Restricted Stock Unit Award Agreement (Exhibit 10.26 to Vista Outdoor Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 1, 2015).

10.13	#
Form of Vista Outdoor Inc. Non-Employee Director Deferred Stock Unit Award Agreement (Exhibit 10.28 to Vista Outdoor Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 1, 2015).

10.14	#	Vista Outdoor Inc. 2014 Stock Incentive Plan. (Exhibit 4.3 to Vista Outdoor Inc.’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on February 9, 2015).
10.15	#	Vista Outdoor Inc. Employee Stock Purchase Plan (Exhibit 4.1 to Vista Outdoor Inc.’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on October 31, 2016).
10.16	#	Vista Outdoor Inc. 2020 Stock Incentive Plan (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 7, 2020).
10.17
Asset-Based Revolving Credit Agreement dated as of August 5, 2022 among Vista Outdoor Inc., the additional borrowers from time to time party thereto, each lender from time to time party thereto, each L/C issuer from time to time party thereto and Capital One, National Association, as administrative agent (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2022).

10.18
Term Loan Credit Agreement dated as of August 5, 2022, among Vista Outdoor Inc., the other borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (Exhibit 10.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2022).

10.19	#
Compensation Letter, dated March 31, 2023, by and between Vista Outdoor Inc. and Jason Vanderbrink (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 3, 2023).

10.20	#	Compensation Letter with Gary McArthur, dated May 1, 2023 (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 5, 2023).
10.21	#
Employment Agreement, dated as of July 20, 2023, by and between Vista Outdoor Inc. and Eric Nyman (Exhibit 10.1 to Vista Outdoor Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2023).

10.22	#
Compensation Letter, dated as of July 20, 2023, by and between Vista Outdoor Inc. and Jason Vanderbrink (Exhibit 10.2 to Vista Outdoor Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2023.)

10.23	#
Compensation Letter, dated as of July 26, 2023, by and between Vista Outdoor Inc. and Andrew Keegan (Exhibit 10.1 to Vista Outdoor Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2023).

108

Exhibit Number		Description of Exhibit (and document from which incorporated by reference, if applicable)
10.24	#
Compensation Letter, dated as of September 1, 2023, by and between Vista Outdoor Inc. and Jason Vanderbrink (Exhibit 10.1 to Vista Outdoor Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 5, 2023).

10.25	#
Separation Agreement and General Release of Claims by and between Brad Crandell and Vista Outdoor Operations LLC dated November 1, 2023 (Exhibit 10.1 to Vista Outdoor Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 1, 2023).

19.1	^	Insider Trading Policy
21	*	Subsidiaries of the Registrant as of March 31, 2024.
23	*	Consent of Independent Registered Public Accounting Firm.
31.1	*	Certification of Chief Executive Officer.
31.2	*	Certification of Chief Financial Officer.
32	^	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
97	*	Compensation Recoupment Policy
101	*
The following financial statements from the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, formatted in Inline Extensible Business Reporting Language (iXBRL): (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Comprehensive Income (Loss), (iii) Consolidated Statements of Cash Flows, (iv) Consolidated Statements of Stockholders’ Equity, and (v) Notes to the Consolidated Financial Statements, tagged as blocks of text and including detailed tags.

104	*	The cover page from the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, formatted in Inline Extensible Business Reporting Language (iXBRL) (included as Exhibit 101).
* Filed herewith.
^ Furnished herewith
+ Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Vista Outdoor agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that Vista Outdoor may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.
# Indicates a management contract or compensatory plan or arrangement.
ITEM 16.    FORM 10-K SUMMARY
None.
109

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VISTA OUTDOOR INC.

Date: May 29, 2024	By:	/s/ Andrew Keegan
	Name:	Andrew Keegan
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and indicated on May 29, 2024.

Signature	Title

/s/ Eric Nyman
Eric Nyman	Co-Chief Executive Officer (co-principal executive officer)
/s/ Jason Vanderbrink
Jason Vanderbrink	Co-Chief Executive Officer (co-principal executive officer)
/s/ Andrew Keegan
Andrew Keegan	Chief Financial Officer (principal financial officer)
/s/ Mark R. Kowalski
Mark R. Kowalski	Controller and Chief Accounting Officer (principal accounting officer)
/s/ Michael Callahan
Michael Callahan	Chairman of the Board of Directors and Director
/s/ Gary L. McArthur
Gary L. McArthur	Director
/s/ Robert M. Tarola
Robert M. Tarola	Director
/s/ Michael Robinson
Michael Robinson	Director
/s/ Lynn Utter
Lynn Utter	Director
/s/ Bruce Grooms
Bruce Grooms	Director
/s/ Gerard Gibbons
Gerard Gibbons	Director
110

Annex N

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2024 or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period to
Commission file number 1-36597
Vista Outdoor Inc.
(Exact name of Registrant as specified in its charter)

Delaware	47-1016855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Vista Way
Anoka, MN 55303
(Address of principal executive offices)
Registrant's telephone number, including area code: (763) 433-1000
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	VSTO	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒    No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒
As of August 5, 2024, there were 58,407,653 shares of the registrant's common stock outstanding.

PART I
ITEM 1.    FINANCIAL STATEMENTS
VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share data)	June 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$55,981	$60,271
Net receivables	355,968	355,903
Net inventories	619,531	609,999
Income tax receivable	—	9,113
Other current assets	42,369	39,836
Total current assets	1,073,849	1,075,122
Net property, plant, and equipment	184,774	201,864
Operating lease assets	101,427	107,007
Goodwill	318,251	318,251
Net intangible assets	613,324	627,636
Deferred income tax assets	12,504	12,895
Deferred charges and other non-current assets, net	59,664	59,605
Total assets	$2,363,793	$2,402,380
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$146,745	$163,411
Accrued compensation	49,404	56,983
Accrued income taxes	4,104	—
Federal excise, use, and other taxes	35,282	35,552
Other current liabilities	147,597	129,352
Total current liabilities	383,132	385,298
Long-term debt	632,378	717,238
Long-term operating lease liabilities	100,983	105,699
Accrued pension and postemployment benefits	18,766	22,866
Other long-term liabilities	42,275	44,982
Total liabilities	1,177,534	1,276,083
Commitments and contingencies (Notes 14 and 17)
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—58,363,474 shares as of June 30, 2024 and 58,238,276 shares as of March 31, 2024	583	582
Additional paid-in-capital	1,650,078	1,653,089
Accumulated deficit	(178,913)	(236,033)
Accumulated other comprehensive loss	(73,404)	(74,348)
Common stock in treasury, at cost—5,600,965 shares held as of June 30, 2024 and 5,726,163 shares held as of March 31, 2024	(212,085)	(216,993)
Total stockholders' equity	1,186,259	1,126,297
Total liabilities and stockholders' equity	$2,363,793	$2,402,380
See Notes to the Condensed Consolidated Financial Statements.
1

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(Amounts in thousands except per share data)	June 30, 2024	June 25, 2023
Sales, net	$644,181	$693,333
Cost of sales	433,024	466,576
Gross profit	211,157	226,757
Operating expenses:
Research and development	12,439	12,080
Selling, general, and administrative	137,349	122,491
Gain on divestiture (Note 7)	(19,659)	—
Operating income	81,028	92,186
Other expense, net (Note 4)	(77)	(541)
Interest expense, net	(9,421)	(16,218)
Income before income taxes	71,530	75,427
Income tax provision	(14,410)	(17,327)
Net income	$57,120	$58,100
Earnings per common share:
Basic	$0.98	$1.01
Diluted	$0.97	$0.99

Weighted-average number of common shares outstanding:
Basic	58,312	57,455
Diluted	58,641	58,541

Net income (from above)	$57,120	$58,100
Other comprehensive income, net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(178) and $(176)	565	562
Change in derivative instruments, net of tax expense of $(198) and $(493)	628	1,574
Change in cumulative translation adjustment, net of tax benefit (expense) of $0 and $0	(249)	664
Total other comprehensive income	944	2,800
Comprehensive income	$58,064	$60,900
See Notes to the Condensed Consolidated Financial Statements.
2

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
(Amounts in thousands)	June 30, 2024	June 25, 2023
Operating Activities
Net income	$57,120	$58,100
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	11,209	12,220
Amortization of intangible assets	12,483	12,707
Amortization of deferred financing costs	764	2,078
Impairment of long-lived assets	8,043	—
Gain on sale of business (Note 7)	(19,659)	—
Deferred income taxes	14	576
(Gain)/loss on foreign exchange	55	(1,272)
(Gain)/loss on disposal of property, plant, and equipment	396	(59)
Share-based compensation	4,123	3,307
Changes in assets and liabilities:
Net receivables	(67)	(51,915)
Net inventories	(17,695)	(6,117)
Accounts payable	(20,040)	21,850
Accrued compensation	(6,914)	(14,546)
Accrued income taxes	14,730	16,231
Federal excise, use, and other taxes	(270)	(2,951)
Pension and other postretirement benefits	(3,357)	341
Other assets and liabilities	12,830	23,151
Cash provided by operating activities	53,765	73,701
Investing Activities
Capital expenditures	(2,284)	(7,616)
Proceeds from the sale of business	33,400	—
Asset acquisition	(263)	—
Proceeds from the disposition of property, plant, and equipment	—	129
Cash provided by (used for) investing activities	30,853	(7,487)
Financing Activities
Proceeds from credit facility	63,000	30,000
Repayments of credit facility	(148,000)	(95,000)
Payments on long-term debt	—	(90)
Payments made for debt issue costs and prepayment premiums	—	(31)
Proceeds from exercise of stock options	—	39
Payments made for contingent consideration	(750)	(8,585)
Payment of employee taxes related to vested stock awards	(2,889)	(16,024)
Cash used for financing activities	(88,639)	(89,691)
Effect of foreign currency exchange rate fluctuations on cash	(269)	432
Decrease in cash and cash equivalents	(4,290)	(23,045)
Cash and cash equivalents at beginning of year	60,271	86,208
Cash and cash equivalents at end of year	$55,981	$63,163
Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable and other accrued liabilities	$3,173	$2,313
See Notes to the Condensed Consolidated Financial Statements.
3

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock $.01 Par Value
(Amounts in thousands except share data)	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Total Equity
Balance, March 31, 2024	58,238,276	$582	$1,653,089	$(236,033)	$(74,348)	$(216,993)	$1,126,297
Comprehensive income	—	—	—	57,120	944	—	58,064
Share-based compensation	—	—	4,123	—	—	—	4,123
Restricted stock vested and shares withheld	123,578	—	(7,070)	—	—	4,846	(2,224)
Other	1,620	1	(64)	—	—	62	(1)
Balance, June 30, 2024	58,363,474	$583	$1,650,078	$(178,913)	$(73,404)	$(212,085)	$1,186,259

Balance, March 31, 2023	57,085,756	$570	$1,711,155	$(230,528)	$(80,802)	$(268,602)	$1,131,793
Comprehensive income	—	—	—	58,100	2,800	—	60,900
Exercise of stock options	2,410	—	(55)	—	—	94	39
Share-based compensation	—	—	3,307	—	—	—	3,307
Restricted stock vested and shares withheld	901,094	—	(57,520)	—	—	41,483	(16,037)
Other	8,390	9	(329)	—	—	320	—
Balance, June 25, 2023	57,997,650	$579	$1,656,558	$(172,428)	$(78,002)	$(226,705)	$1,180,002
See Notes to the Condensed Consolidated Financial Statements.
4

VISTA OUTDOOR INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share data and unless otherwise indicated)
1. The Company and Basis of Presentation
Nature of Operations—Vista Outdoor Inc. (together with our subsidiaries, "Vista Outdoor", "we", "our", and "us", unless the context otherwise requires) is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products. We operate through four reportable segments, The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology. We are headquartered in Anoka, Minnesota and have manufacturing and distribution facilities in the United States, Mexico, and Puerto Rico along with international customer service, sales and sourcing operations in Asia and Europe. We have a robust global distribution network serving customers in over 100 countries. Vista Outdoor was incorporated in Delaware in 2014.
Basis of Presentation—Our unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of the Securities and Exchange Commission ("SEC") for interim reporting. As permitted under those rules, certain disclosures and other financial information that normally are required by accounting principles generally accepted in the United States of America have been condensed or omitted. Management is responsible for the unaudited condensed consolidated financial statements included in this report, which in the opinion of management, include all adjustments necessary for a fair presentation of our financial position, results of operations, and cash flows for the periods and dates presented. These unaudited condensed consolidated financial statements should be read in conjunction with our consolidated financial statements and notes included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (“fiscal year 2024”), which was filed with the SEC on May 29, 2024.
Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates. We review our estimates to ensure that these estimates properly reflect changes in our business or as new information becomes available. See our discussion of Critical Accounting Policies and Estimates in Part I, Item 2 of this Quarterly Report.
2. Fair Value of Financial Instruments
The following section describes the valuation methodologies we use to measure our financial instruments at fair value on a recurring basis:
Derivative Financial Instruments
Hedging instruments (see Note 4, Derivative Financial Instruments), are re-measured on a recurring basis using broker quotes, daily market foreign currency rates, and interest rate curves as applicable and are therefore categorized within Level 2 of the fair value hierarchy.
Contingent Consideration
In connection with some of our acquisitions, we recorded contingent consideration liabilities that can be earned by the sellers upon achievement of certain milestones. The liabilities are measured on a recurring basis and recorded at fair value, using a discounted cash flow analysis or a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate, and cost of debt, utilizing revenue projections for the respective earn-out period, corresponding targets and approximate timing of payments as outlined in the purchase agreements. The inputs used to calculate the fair value of the contingent consideration liabilities are considered to be Level 3 inputs due to the lack of relevant market activity and significant management judgment. Changes in the fair value of the contingent consideration obligation results from changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets.
5

The fair value adjustments are recorded in selling, general, and administrative in the condensed consolidated statements of comprehensive income. The estimated fair value of contingent consideration payable related to our acquisition of Stone Glacier as of June 30, 2024 is $2,806.
Following is a summary of our contingent consideration liability Level 3 activity:

March 31, 2024	$3,556
Payments made	(750)
Balance, June 30, 2024	$2,806
Contingent consideration liabilities are reported under the following captions in the condensed consolidated balance sheets:

	June 30, 2024	March 31, 2024
Other current liabilities	$2,806	$750
Other long-term liabilities	—	2,806
Total	$2,806	$3,556
Disclosures about the Fair Value of Financial Instruments
The carrying amount of our receivables, inventory, accounts payable, and accrued liabilities as of June 30, 2024 and March 31, 2024 approximates fair value because of the short maturity of these instruments. The carrying values of cash and cash equivalents as of June 30, 2024 and March 31, 2024 are categorized within Level 1 of the fair value hierarchy.
The table below discloses information about carrying values and estimated fair value relating to our financial assets and liabilities:

	June 30, 2024		March 31, 2024
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Fixed rate debt(1)	$500,000	$501,605	$500,000	$500,865
Variable rate debt(2)	135,000	135,000	220,000	220,000
(1) Fixed rate debt—In fiscal year 2021, we issued $500,000 aggregate principal amount of 4.5% Senior Notes which will mature on March 15, 2029. These notes are unsecured and senior obligations. The fair value of the fixed-rate debt is based on market quotes for each issuance. We consider these to be Level 2 instruments. See Note 14, Long-term Debt, for information on our credit facilities, including certain risks and uncertainties.
(2) Variable rate debt— The carrying value of the amounts outstanding under our ABL Revolving Credit Facility approximates the fair value because the interest rates are variable and reflective of market rates as of June 30, 2024. The fair value of this debt is categorized within Level 2 of the fair value hierarchy based on the observable market borrowing rates. See Note 14, Long-term Debt, for additional information on our credit facilities, including related certain risks and uncertainties.
We periodically evaluate the recoverability of the carrying amount of our long-lived assets, including amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable or exceeds its fair value. These assets include long-lived assets that are written down to fair value when they are held for sale or determined to be impaired. See Note 7, Divestitures and Acquisitions, for discussion of impairment recorded during the first fiscal quarter of 2025 related to divestiture completed in the second fiscal quarter of 2025. See Note 3, Leases, for discussion of right of use asset (ROU) impairments during the first fiscal quarter of 2025. Significant assumptions were used to estimate fair value of long-lived assets, which were categorized within Level 3 of the fair value hierarchy. See Note 13, Restructuring, for
6

discussion of long-lived asset impairments related to our GEAR Up restructuring plan during the first fiscal quarter of 2025.
3. Leases
We lease certain warehouse and distribution space, manufacturing space, office space, retail locations, equipment, and vehicles. All of these leases are classified as operating leases. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. These rates are assessed on a quarterly basis. The operating lease assets also include any lease payments less lease incentives. Leases with an initial term of twelve months or less are not recorded on the balance sheet. For operating leases, expense is recognized on a straight-line basis over the lease term. Variable lease payments associated with our leases are recognized upon occurrence of the event, activity, or circumstance in the lease agreement on which those payments are assessed. Tenant improvement allowances are recorded as leasehold improvements with an offsetting adjustment included in our calculation of its right-of-use asset.
Many leases include one or more options to renew, with renewal terms that can extend the lease term up to five years. The exercise of lease renewal options is at our sole discretion. The depreciable life of assets and leasehold improvements are limited by the expected lease term.
The amounts of assets and liabilities related to our operating leases were as follows:

	Balance sheet caption	June 30, 2024	March 31, 2024
Assets:
Operating lease assets	Operating lease assets	$101,427	$107,007

Liabilities:
Current:
Operating lease liabilities	Other current liabilities	$15,295	$14,673
Long-term:
Operating lease liabilities	Long-term operating lease liabilities	100,983	105,699
Total lease liabilities		$116,278	$120,372
The components of lease expense are recorded to cost of sales and selling, general, and administrative expenses in the condensed consolidated statements of comprehensive income. The components of lease expense were as follows:

	Three months ended
	June 30, 2024	June 25, 2023
Fixed operating lease costs(1)	$6,429	$7,101
Variable operating lease costs	1,247	1,210
Operating and sublease income	(160)	(192)
Net lease costs	$7,516	$8,119
(1) Includes short-term leases, which are immaterial.
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The weighted average remaining lease term and weighted average discount rate is as follows:

	June 30, 2024	March 31, 2024
Weighted average remaining lease term (years):
Operating leases	8.74	8.82

Weighted average discount rate:
Operating leases	8.69%	8.64%
The approximate future minimum lease payments under operating leases were as follows:

Remainder of fiscal year 2025	$18,502
Fiscal year 2026	22,938
Fiscal year 2027	20,431
Fiscal year 2028	18,394
Fiscal year 2029	16,508
Thereafter	72,908
Total lease payments	169,681
Less imputed interest	(53,403)
Present value of lease liabilities	$116,278
Supplemental cash flow information related to leases is as follows:

	Three months ended
	June 30, 2024	June 25, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$6,215	$6,707
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$865	$2,996
ROU asset re-measurement	(1,249)	(626)
As part of our GEAR Up restructuring plan, we made a strategic decision to close and impair office locations that were no longer being used as intended or are actively being marketed for sublease. Accordingly, during the first fiscal quarter of 2025, we recognized a ROU asset impairment of $1,612 reducing the carrying value of the lease asset to its estimated fair value, which is included in selling, general, and administrative on our condensed consolidated statements of comprehensive income.
4. Derivative Financial Instruments
Commodity Price Risk
We use designated cash flow hedges to hedge our exposure to price fluctuations on lead we purchase for raw material components in our ammunition manufacturing process that are designated and qualify as effective cash flow hedges. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.
The gains and losses on these hedges are included in accumulated other comprehensive loss and are reclassified into earnings at the time the forecasted revenue or expense is recognized. The gains or losses on the lead forward contracts are recorded in inventory as the commodities are purchased and in cost of sales when the related inventory is sold. As of June 30, 2024, we had outstanding lead forward contracts on approximately 5 million
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pounds of lead. In the event the underlying forecasted transaction does not occur, or it becomes probable that it will not occur, the related change in fair value of the derivative instrument would be reclassified from accumulated other comprehensive loss and recognized in earnings. The asset related to the lead forward contracts is immaterial and is recorded as part of other current assets.
Foreign Exchange Risk
In the normal course of business, we are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to transactions of our international subsidiaries. We use designated cash flow hedges in the form of foreign currency forward contracts as part of our strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates and to mitigate the impact of foreign currency translation on transactions that are denominated primarily in British Pounds, Euros, and Canadian Dollars.
Cash Flow Hedging Instrument
We use foreign currency forward contracts designated as qualifying cash flow hedging instruments to help mitigate our exposure on our foreign subsidiaries' inventory purchases and intercompany transactions, which is different than their functional currency. Certain U.S. subsidiaries also hedge a portion of their future sales in Canadian Dollars. These contracts generally mature within 12 months from their inception. As of June 30, 2024, the notional amounts of our foreign currency forward contracts designated as cash flow hedge instruments were approximately $32,851. The effectiveness of cash flow hedge contracts is assessed quantitatively at inception and qualitatively thereafter considering the transactions critical terms and counterparty credit quality.
During the three months ended June 30, 2024 and June 25, 2023, we recorded net foreign currency translation (loss) gain of $(79) and $239, respectively, on the condensed consolidated statements of comprehensive income within other expense, net.
Interest Rate Swaps
During fiscal year 2023, we entered into floating-to-fixed interest rate swaps in order to mitigate the risk of changes in our interest rates on our outstanding variable-rate debt. We will receive variable interest payments from the counterparty lenders in exchange for fixed interest rate payments made by us. As of June 30, 2024, we had the following interest rate swaps outstanding:

	Notional	Fair value	Pay fixed	Receive floating	Maturity date
Non-amortizing swap	$50,000	$177	4.491%	5.331%	Feb 2026
Non-amortizing swap	25,000	1	4.650%	5.328%	Mar 2026
The amount paid or received under these swaps is recorded as an adjustment to interest expense. All unrealized gains and losses as shown as of June 30, 2024 will be recognized in the condensed consolidated statements of comprehensive income in interest expense within the next fiscal year, at their then-current value.
The following tables summarize the fair value of our derivative instruments as well as the location of the asset and/or liability on the condensed consolidated balance sheets:

		Asset (Liability) derivatives fair value as of
Derivatives designated as cash flow hedging instruments	Balance sheet location	June 30, 2024	March 31, 2024
Interest rate swap contract	Deferred charges and other non-current assets, net	$178	$13
Foreign currency forward contracts	Other current assets	312	—
Foreign currency forward contracts	Other current liabilities	—	(4)
Total		$490	$9
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The following tables summarize the net effect of all cash flow hedges for each of our derivative contracts on the condensed consolidated financial statements:

	Gain (loss) recognized in other comprehensive income
	Three months ended
Derivatives designated as cash flow hedging instruments:	June 30, 2024	June 25, 2023
Foreign currency forward contracts	$330	$(161)
Lead forward contracts	379	146
Interest rate swap contracts	325	1,271
Total gain (loss)	$1,034	$1,256

		Gain (loss) reclassified from other comprehensive income into earnings
		Three months ended
Derivatives designated as cash flow hedging instruments:	Location	June 30, 2024	June 25, 2023
Foreign currency forward contracts	Cost of sales	$—	$(400)
Foreign currency forward contracts	Other income (expense), net	13	(679)
Lead forward contracts	Cost of sales	35	194
Interest rate swap contracts	Interest expense, net	160	74
Total gain (loss)		$208	$(811)
5. Revenue Recognition
Our disaggregated revenue is fully disclosed by reportable segments and by geographic area in Note 18, Operating Segment Information.
For the majority of our contracts with customers, we recognize revenue for our products at a point in time upon the transfer of control of the products to the customer, which typically occurs upon shipment and coincides with our right to payment, the transfer of legal title, and the transfer of the significant risks and rewards of ownership of the product. For our contracts that include bundled and hardware and software sales, revenue related to delivered hardware and bundled software is recognized when control has transferred to the customer, which typically occurs upon shipment. The immaterial amount of revenue allocated to unspecified software update rights is deferred and recognized on a straight-line basis over the estimated period they are expected to be provided.
Typically, our contracts require customers to pay within 30-60 days of product delivery with a discount available to some customers for early payment. In some cases, we offer extended payment terms to customers. However, we do not consider these extended payment terms to be a significant financing component of the contract because the payment terms are less than a year.
Our contracts with customers may have shipping terms that indicate a transfer of control of the products upon their arrival at the destination rather than upon shipment. In those cases, we recognize revenue only when the product reaches the customer destination, which may require us to estimate the timing of transfer of control based on the expected delivery date. In all cases, however, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.
The total amount of revenue we recognize for the sale of our products reflects various sales adjustments for discounts, returns, refunds, allowances, rebates, and other customer incentives. These sales adjustments can vary based on market conditions, customer preferences, timing of customer payments, volume of products sold, and timing of new product launches. These adjustments require management to make reasonable estimates of the amount we expect to receive from the customer. We estimate sales adjustments by customer or by product category on the basis of our historical experience with similar contracts with customers, adjusted as necessary to reflect current facts
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and circumstances and our expectations for the future. Sales taxes, federal excise taxes, and other similar taxes are excluded from revenue.
For our contracts that have multiple performance obligations, which represent promises within an arrangement that are distinct, we allocate revenue to all distinct performance obligations based on their relative stand-alone selling prices (“SSPs”). When available, we use observable prices to determine SSPs. When observable prices are not available, SSPs are established that reflect our best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. We allocate revenue and any related discounts to these performance obligations based on their relative SSPs.
Incentives in the form of cash paid to the customer (or a reduction of a customer cash payment to us) typically are recognized as a reduction of sales unless the incentive is for a distinct benefit that we receive from the customer, e.g., advertising or marketing.
We pay commissions to some of our employees based on agreed-upon sales targets. We recognize the incremental costs of obtaining a contract as an expense when incurred because our sales contracts with commissions are a year or less.
6. Earnings Per Share
The computation of basic earnings per share ("EPS") is based on the weighted average number of shares that were outstanding during the period. The computation of diluted EPS is based on the number of basic weighted average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares, such as common stock to be issued upon exercise of options, contingently issuable shares and restricted stock units, using the treasury stock method.
In computing EPS for the fiscal years presented, earnings, as reported for each respective period, is divided by the number of shares below:

	Three months ended
	June 30, 2024	June 25, 2023
Numerator:
Net income	$57,120	$58,100
Denominator:
Weighted-average number of common shares outstanding, basic	58,312	57,455
Dilutive effect of stock-based awards(1)	329	1,086
Diluted shares	58,641	58,541
Earnings per common share:
Basic	$0.98	$1.01
Diluted	$0.97	$0.99
(1) Potentially dilutive securities, which were not included in the computation of diluted earnings per share, because either the effect would have been anti-dilutive, or the options’ exercise prices were greater than the average market price of the common stock were 300 and 109, respectively.
7. Divestitures and Acquisitions
Divestitures
Subsequent to June 30, 2024, we executed an agreement to sell our wood pellet manufacturer company, Fiber Energy Products. The assets of this business represented a portion of our Revelyst Outdoor Performance reportable segment. The decision to divest this business triggered a quantitative impairment analysis as of June 30, 2024. We recorded a $6,336 fixed asset impairment during the first quarter of fiscal year 2025 to write down the carrying value of the Fiber Energy facilities and equipment to their fair value, which is included in selling, general, and administrative on our condensed consolidated statements of comprehensive income. The key assumption in the fair
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value analysis was the proposed purchase price as of June 30, 2024. This transaction does not meet the criteria for discontinued operations as it does not represent a strategic shift that will have a major effect on our ongoing operations.
On May 1, 2024, we completed the divestiture of the RCBS brand. The assets of this business represented a portion of our Revelyst Outdoor Performance reportable segment. During the three months ended June 30, 2024, we recognized a pretax gain on this divestiture of approximately $19,659, which is included in gain on divestiture on our condensed consolidated statements of comprehensive income. This transaction does not meet the criteria for discontinued operations as it does not represent a strategic shift that will have a major effect on our ongoing operations.
Acquisitions
During the fourth quarter of fiscal year 2024, we acquired PinSeeker, a leader in virtual network of golfers, allowing players to compete globally in real-time. The results of this business are reported within the Revelyst Precision Sports Technology reportable segment. We accounted for the acquisition as a business combination using the acquisition method of accounting and performed a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The preliminary fair values of acquired assets and liabilities assumed represent management’s estimate of fair value and are subject to change if additional information, such as post-close working capital adjustments becomes available. We expect to finalize the purchase price allocation as soon as practicable within the measurement period, but not later than one year following the acquisition date. The acquisition is not significant to our condensed consolidated financial statements and as such we have not included disclosures of the allocation of the purchase price or any pro forma information.
8. Receivables
Our trade accounts receivables are recorded at net realizable value, which includes an appropriate allowance for estimated credit losses as described in Note 1, The Company and Basis of Presentation. We maintain an allowance for credit losses related to accounts receivable for future expected credit losses resulting from the inability or unwillingness of our customers to make required payments. We estimate the allowance based upon historical bad debts, current customer receivable balances, age of customer receivable balances and the customers' financial condition, and in relation to a representative pool of assets consisting of a large number of customers with similar risk characteristics. The allowance is adjusted as appropriate to reflect differences in current conditions as well as changes in forecasted macroeconomic conditions. Receivables that do not share risk characteristics are evaluated on an individual basis, including those associated with customers that have a higher probability of default.
Net receivables are summarized as follows:

	June 30, 2024	March 31, 2024
Trade receivables	$360,625	$357,672
Other receivables	14,846	17,585
Less: allowance for estimated credit losses and discounts	(19,503)	(19,354)
Net receivables	$355,968	$355,903
Walmart represented 14% and 11% of the total trade receivables balance as of June 30, 2024 and March 31, 2024, respectively.
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The following provides a reconciliation of the activity related to the allowance for estimated credit losses and discounts for the periods presented:

Balance, March 31, 2024	$19,354
Provision for credit losses	(249)
Write-off of uncollectible amounts, net of recoveries	398
Balance, June 30, 2024	$19,503
9. Inventories
Net inventories consist of the following:

	June 30, 2024	March 31, 2024
Raw materials	$189,882	$179,308
Work in process	57,584	57,093
Finished goods	372,065	373,598
Net inventories	$619,531	$609,999
We consider inventories to be long-term if they are not expected to be sold within one year. Long-term inventories are presented on the balance sheet net of reserves within deferred charges and other non-current assets and totaled $38,943 and $38,683 as of June 30, 2024 and March 31, 2024, respectively.
10. Accumulated Other Comprehensive Loss (AOCL)
The components of net AOCL, including income taxes, are as follows:

	June 30, 2024	March 31, 2024
Derivatives	$613	$(15)
Pension and other postretirement benefit liabilities	(68,157)	(68,722)
Cumulative translation adjustment	(5,860)	(5,611)
Total accumulated other comprehensive loss	$(73,404)	$(74,348)
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The following table details the amounts reclassified from AOCL to earnings as well as the changes in derivatives, pension and other postretirement benefits and foreign currency translation, net of income tax:

	Three months ended
	June 30, 2024				June 25, 2023
	Derivatives	Pension and other Postretire-ment Benefits	Cumulative translation adjustment	Total	Derivatives	Pension and other Postretire-ment Benefits	Cumulative translation adjustment	Total
Beginning of year AOCL	$(15)	$(68,722)	$(5,611)	$(74,348)	$(3,543)	$(71,449)	$(5,810)	$(80,802)
Change in fair value of derivatives	1,034	—	—	1,034	1,256	—	—	1,256
Income tax impact on derivative instruments	(198)	—	—	(198)	(493)	—	—	(493)
Net loss (gain) reclassified from AOCL	(208)	—	—	(208)	811	—	—	811
Net actuarial losses reclassified from AOCL(1)	—	565	—	565	—	562	—	562
Net change in cumulative translation adjustment	—	—	(249)	(249)	—	—	664	664
End of period net AOCL	$613	$(68,157)	$(5,860)	$(73,404)	$(1,969)	$(70,887)	$(5,146)	$(78,002)
(1) Amounts related to our pension and other postretirement benefits that were reclassified from AOCL were recorded as a component of net periodic benefit cost for each period presented. See Note 15, Employee Benefit Plans.
11. Goodwill and Intangible Assets
The carrying value of goodwill by reportable segment was as follows:

	The Kinetic Group	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Total
Balance, March 31, 2024	$86,105	$—	$—	$232,146	318,251
Balance, June 30, 2024	$86,105	$—	$—	$232,146	$318,251
Intangible assets by major asset class consisted of the following:

	June 30, 2024			March 31, 2024
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Trade names	$113,636	$(39,412)	$74,224	$113,636	$(37,646)	$75,990
Patented technology	37,867	(20,029)	17,838	37,604	(19,252)	18,352
Customer relationships and other	522,999	(199,966)	323,033	523,059	(190,068)	332,991
Total	674,502	(259,407)	415,095	674,299	(246,966)	427,333
Non-amortizing trade names	198,229	—	198,229	200,303	—	200,303
Net intangible assets	$872,731	$(259,407)	$613,324	$874,602	$(246,966)	$627,636
The net decrease in the gross intangible assets during the first quarter of fiscal 2025 was due to amortization expense and the divestiture of RCBS non-amortizing trade names. Amortization expense related to these assets was $12,483 and $12,707 for the three months ended June 30, 2024 and June 25, 2023 respectively.
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As of June 30, 2024, we expect amortization expense related to these assets to be as follows:

Remainder of fiscal year 2025	$37,504
Fiscal year 2026	47,001
Fiscal year 2027	45,551
Fiscal year 2028	40,381
Fiscal year 2029	33,897
Thereafter	210,761
Total	$415,095
12. Other Current Liabilities
The major categories of current liabilities are as follows:

	June 30, 2024	March 31, 2024
Warranty liability	$7,993	$8,083
Accrual for in-transit inventory	19,967	5,570
Operating lease liabilities	15,295	14,673
Contingent consideration	2,806	750
Other	101,536	100,276
Total other current liabilities	$147,597	$129,352
13. Restructuring
As part of our restructuring plans, we have and will incur severance and employee related costs, professional fees, ROU asset impairments and other exit and disposal costs which are recorded in Selling, general, and administrative in the condensed consolidated statements of comprehensive income. Severance and employee related costs consist primarily of salary continuation benefits, outplacement services and continuation of health benefits. Severance and employee related benefits are pursuant to our severance plan and are accounted for in accordance with ASC 712, Compensation - Nonretirement Postemployment Benefits, based upon the characteristics of the termination benefits being provided in the restructuring, pursuant to our severance plan. Severance and employee related costs are recognized when the benefits are determined to be probable of being paid and reasonably estimable. Professional fees, contract termination costs and other exit and disposal costs are accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations and are recognized as incurred. Asset impairments are accounted for in accordance with ASC 360-10, Impairment and Disposal of Long-Lived Assets. ROU asset impairments are accounted for in accordance with ASC 842, Leases. Restructuring accruals are based upon management estimates at the time and are subject to change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded.
During fiscal year 2024, we initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation within our Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments. We made changes to the structure of our organization during the fourth fiscal quarter of 2024, which resulted in our previous Revelyst reportable segment being reorganized into three new reportable segments. We further finalized plans to centralize certain functions under shared services to better support our segments. We also announced plans to geographically consolidate the businesses within Revelyst Adventure Sports, Revelyst Outdoor Performance and Revelyst Precision Sports Technology. These geographic relocations are expected to be completed during fiscal year 2025.
For GEAR Up, we are estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan. We expect these charges to be completed during fiscal 2027. All pre-tax restructuring charges will be recorded as corporate expense, and not allocated to our reportable segments.
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During the three months ended June 30, 2024, we incurred $5,190 of pre-tax restructuring costs in connection with GEAR Up, which are recorded in Selling, general, and administrative expense in the condensed consolidated statements of comprehensive income. In the fourth quarter of fiscal year 2023, we announced a cost reduction and earnings improvement program. That program was substantially completed as of March 31, 2024, with only immaterial accruals related to employee costs remaining as of June 30, 2024.
The following tables summarize restructuring charges recorded as a result of our restructuring programs for the periods presented:

	Three months ended		Incurred since
GEAR Up restructuring costs	June 30, 2024	June 25, 2023	inception
Impairment on technology assets	$—	$—	$306
Employee severance and related expenses	416	—	6,472
Professional fees	967	—	2,687
Right-of-use asset impairments	1,612	—	1,741
Long-lived asset impairments	95	—	95
Contract terminations	1,630	—	1,630
Other	470	—	538
Total	$5,190	$—	$13,469
The tables below present a roll forward of our accruals or (deposits) related to GEAR Up, which are included in Accounts payable, Other current liabilities, or Other current assets:

GEAR Up	Balance as of March 31, 2024	Charges	Payments	Balance as of June 30, 2024
Employee severance and related expenses	$5,399	$416	$(3,564)	$2,251
Professional fees	(968)	967	(2,744)	(2,745)
Contract terminations	—	1,630	(1,198)	432
Other	7	178	(185)	—
Total	$4,438	$3,191	$(7,691)	$(62)
14. Long-term Debt

	June 30, 2024	March 31, 2024
2022 ABL Revolving Credit Facility	$135,000	$220,000
Total Principal Amount of Credit Agreements	135,000	220,000
4.5% Senior Notes	500,000	500,000
Total Principal Amount of Long-Term Debt	635,000	720,000
Less: unamortized deferred financing costs	(2,622)	(2,762)
Carrying amount of long-term debt	632,378	717,238
Less: current portion	—	—
Carrying amount of long-term debt, excluding current portion	$632,378	$717,238
Credit Agreements—In fiscal year 2023, we refinanced our 2021 ABL Revolving Credit Facility by entering into the 2022 ABL Revolving Credit Facility, which provides for a $600,000 senior secured asset-based revolving credit facility. The amount available under the 2022 ABL Revolving Credit Facility is the lesser of the total commitment of $600,000 or a borrowing base based on percentages of eligible receivables, inventory, and cash, minus certain reserves, but, in each case, subject to the excess availability financial covenant under the 2022 ABL Revolving Credit Facility described below. As of June 30, 2024, the Excess Availability, or the amount available to borrow under the 2022 ABL Revolving Credit Facility, based on the borrowing base less outstanding borrowings of
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$135,000 and outstanding letters of credit of $13,956, less the minimum required borrowing base of $57,000, was $271,256. The 2022 ABL Revolving Credit Facility matures on March 31, 2026 (the “Maturity Date”), subject to a customary springing maturity in respect of the 4.5% Notes due 2029 (described below). Any outstanding revolving loans under the 2022 ABL Revolving Credit Facility will be payable in full on the Maturity Date.
Concurrently with the effectiveness of the 2022 ABL Revolving Credit Facility, we also obtained a $350,000 senior secured asset-based term loan facility (the “2022 Term Loan”). The 2022 Term Loan was paid off during the fourth quarter of fiscal year 2024.
Borrowings under the 2022 ABL Revolving Credit Facility bear interest at a rate equal to either the sum of a base rate plus a margin ranging from 0.25% to 0.75% or the sum of a Term Secured Overnight Financing Rate ("Term SOFR") plus a credit spread adjustment of 0.10%, plus a margin ranging from 1.25% to 1.75%. The margins vary based on our Average Excess Availability under the 2022 ABL Revolving Credit Facility. As of June 30, 2024, the margin under the 2022 ABL Revolving Credit Facility was 0.50% for base rate loans and 1.50% for Term SOFR loans. We pay a commitment fee on the unused commitments under the 2022 ABL Revolving Credit Facility of 0.175% per annum.
As of June 30, 2024, the weighted average interest rate for our borrowings under the 2022 ABL Revolving Credit Facility was 6.49%.
Debt issuance costs incurred to date related to the 2022 ABL Revolving Credit Facility were approximately $11,310, which included remaining unamortized debt issuance costs related to the 2021 ABL Credit Facility. The costs are being amortized over the term of the 2022 ABL Revolving Credit Facility and are included within other current and non-current assets.
Substantially all domestic tangible and intangible assets of Vista Outdoor and our domestic subsidiaries are pledged as collateral under the 2022 ABL Revolving Credit Facility.
4.5% Notes—In fiscal year 2021, we issued $500,000 aggregate principal amount of 4.5% Notes that mature on March 15, 2029. These notes are unsecured and senior obligations. Interest on the notes is payable semi-annually in arrears on March 15 and September 15 of each year. We had the right to redeem some or all of these notes on or after March 15, 2024 at specified redemption prices. Debt issuance costs of approximately $4,491 are being amortized to interest expense over eight years, the term of the notes.
Rank and guarantees—The 2022 ABL Revolving Credit Facility obligation is guaranteed on a secured basis, jointly and severally and fully and unconditionally by substantially all of our domestic subsidiaries. Vista Outdoor (the parent company issuer) has no independent assets or operations. We own 100% of all of these guarantor subsidiaries. The 4.5% Notes are senior unsecured obligations of Vista Outdoor and will rank equally in right of payment with any future senior unsecured indebtedness and senior in right of payment to any future subordinated indebtedness of Vista Outdoor. The 4.5% Notes are fully and unconditionally guaranteed, jointly and severally, by our existing and future domestic subsidiaries that guarantee indebtedness under our 2022 ABL Revolving Credit Facility that incur or guarantee certain of our other indebtedness, or indebtedness of any subsidiary guarantor, in an aggregate principal amount in excess of $75,000. These guarantees are senior unsecured obligations of the applicable subsidiary guarantors. The guarantee by any subsidiary guarantor of our obligations in respect of the 4.5% Notes will be released in any of the following circumstances:
•if, as a result of the sale of its capital stock, such subsidiary guarantor ceases to be a restricted subsidiary,
•if such subsidiary guarantor is designated as an “Unrestricted Subsidiary”,
•upon defeasance or satisfaction and discharge of the 4.5% Notes, or
•if such subsidiary guarantor has been released from its guarantees of indebtedness under the 2022 ABL Revolving Credit Facility and all capital markets debt securities
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Covenants
2022 ABL Revolving Credit Facility—Our 2022 ABL Revolving Credit Facility imposes restrictions on us, including limitations on our ability to pay cash dividends, incur debt or liens, redeem or repurchase Vista Outdoor stock, enter into transactions with affiliates, make investments, merge or consolidate with others or dispose of assets. The 2022 ABL Revolving Credit Facility contains a financial covenant which requires that Excess Availability under the 2022 ABL Revolving Credit Facility cannot fall below the greater of (a) 10% of the line cap or (b) $57,000. As a result of this financial covenant, we must maintain Excess Availability of at least the greater of 10% of the line cap or $57,000 at all times in order to satisfy the financial covenant. The 2022 ABL Revolving Credit Facility includes a covenant that prohibits the “Planned Separation” (as defined in Vista Outdoor’s Form 10-K filing for the fiscal year ended March 31, 2022) with respect to the separation of Vista Outdoor’s Revelyst and The Kinetic Group segments or any analogous transaction with respect to any line of business, business segment or division (or any part thereof) of Vista Outdoor or any subsidiary thereof. In October 2023, we announced our entry into a definitive agreement to sell The Kinetic Group business to Czechoslovak Group a.s. (“CSG”) on a cash-free, debt-free basis with a normalized level of working capital (the "The Kinetic Group Sale" or the “Sporting Products Sale”). See Sale of The Kinetic Group and Planned Separation in the Executive Summary and Financial Highlights of Part I, Item 2 of this Quarterly Report for further discussion of the Sporting Products Sale. Vista Outdoor anticipates that the 2022 ABL Revolving Credit Facility will be repaid in full (or amended to unconditionally release all The Kinetic Group entities from their obligations thereunder) prior to or upon the consummation of the Sporting Products Sale. If we do not comply with the covenants in the 2022 ABL Revolving Credit Facility, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding under such facility. As noted above, the Excess Availability less the minimum required borrowing base under the 2022 ABL Revolving Credit Facility was $271,256 as of June 30, 2024. Vista Outdoor has the option to increase the amount of the 2022 ABL Revolving Credit Facility in an aggregate principal amount not to exceed $150,000, to the extent that any one or more lenders, whether or not currently party to the 2022 ABL Revolving Credit Facility, commits to be a lender for such amount.
4.5% Notes—The indenture governing the 4.5% Notes contains covenants that, among other things, limit our ability to incur or permit to exist certain liens, sell, transfer or otherwise dispose of assets, consolidate, amalgamate, merge or sell all or substantially all of our assets, enter into transactions with affiliates, enter into agreements restricting our subsidiaries’ ability to pay dividends, incur additional indebtedness, pay dividends, make other distributions, repurchase, or redeem our capital stock, prepay, redeem or repurchase certain debt and make loans and investments.
The 2022 ABL Revolving Credit Facility and the indenture governing the 4.5% Notes contain cross-default provisions so that noncompliance with the covenants within one debt agreement could also cause a default under the other debt agreement. As of June 30, 2024, we were in compliance with the covenants of all of our debt agreements. However, we cannot provide assurance that we will be able to comply with such financial covenants in the future due to various risks and uncertainties, some of which may be beyond our control. Any failure to comply with the restrictions in the 2022 ABL Revolving Credit Facility may prevent us from drawing under these loans and may result in an event of default under the 2022 ABL Revolving Credit Facility, which default may allow the creditors to accelerate the related indebtedness and the indebtedness under our 4.5% Notes and proceed against the collateral that secures such indebtedness. We may not have sufficient liquidity to repay the indebtedness in such circumstances.
Cash Paid for Interest on Debt—Cash paid for interest totaled $3,435 and $9,814 for the three months ended June 30, 2024 and June 25, 2023, respectively.
15. Employee Benefit Plans
We recognized an aggregate net loss of $415 and $237 for employee defined benefit plans during the three months ended June 30, 2024 and June 25, 2023, respectively.
Employer contributions and distributions—We made contributions of $3,500 and $0 to our pension trust during the three months ended June 30, 2024 and June 25, 2023, respectively. Substantially all contributions made to our pension trust were required by local funding requirements. We currently expect to make additional contributions
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of $800 during fiscal year 2025. Required future pension contributions are estimated based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets, and legislative changes. Actual future pension costs and required funding obligations will be affected by changes to these assumptions.
For those same periods, we made no contributions to our other postretirement benefit plans, and we made no distributions to retirees under our non-qualified supplemental executive retirement plan. No additional contributions are required, and we are not expecting to make any contributions to our other postretirement benefit plans, or directly to retirees under our non-qualified supplemental executive retirement plans for the remainder of fiscal year 2025.
16. Income Taxes
Our provision for income taxes includes federal, foreign, and state income taxes. Income tax provisions for interim periods are based on the estimated effective annual income tax rates for the current year and the prior year.
The income tax provisions for the three months ended June 30, 2024 and June 25, 2023 represent effective tax rates of 20.1% and 23.0%, respectively. The decrease in the effective tax rate from the prior year three month period is primarily driven by the release of valuation allowance related to capital losses carried forward.
The effective tax rate for the three months ended June 30, 2024 and June 25, 2023 is reflective of the federal statutory rate of 21% increased by the state taxes and reserves for uncertain tax positions and decreased by the deduction for research and development tax credit and the current year release of valuation allowance.
Income taxes paid, net of refunds, totaled $(513) and $251 for the three months ended June 30, 2024 and June 25, 2023, respectively.
We have classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. As of June 30, 2024 and March 31, 2024, the amount of unrecognized tax benefits, including interest and penalties, that have not been recorded in the financial statements amounted to $26,364 and $24,853, respectively. It is expected that a $857 reduction of the liability for unrecognized tax benefits will occur in the next 12 months. The settlement of these unrecognized tax benefits could result in earnings from $0 to $683.
17. Commitments and Contingencies
We lease certain warehouse, distribution and office facilities, vehicles, and office equipment under operating leases. These operating lease liabilities represent commitments for minimum lease payments under non-cancelable operating leases in the amount of $169,681. See Note 3, Leases.
Litigation
From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial position, or cash flows.
Environmental liabilities
Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, as well as applicable foreign laws and regulations, including those governing the discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment. We are obligated to conduct investigation and/or remediation activities at certain sites that we own or operate or formerly owned or operated.
Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites. As a PRP, those former subsidiaries may be required to pay a share of the costs of the investigation and clean-up of these sites. In that event, we would be obligated to indemnify those subsidiaries for those costs. While uncertainties exist with respect to the amounts and timing of the ultimate
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environmental liabilities, based on currently available information, we have concluded that these matters, individually or in the aggregate, will not have a material adverse effect on our operating results, financial position, or cash flows. We have recorded a liability for environmental remediation of $505 as of June 30, 2024 and $280 as of March 31, 2024.
We could incur substantial additional costs, including cleanup costs, resource restoration, fines, and penalties or third-party property damage or personal injury claims, as a result of violations or liabilities under environmental laws or non-compliance with environmental permits. While environmental laws and regulations have not had a material adverse effect on our operating results, financial condition, or cash flows in the past, and we have environmental management programs in place to mitigate these risks, it is difficult to predict whether they will have a material impact in the future.
18. Operating Segment Information
We are currently organized into four operating and reportable segments. During the third fiscal quarter of 2024, we changed the name of the formerly named Outdoor Products reportable segment to Revelyst and our formerly named Sporting Products reportable segment to The Kinetic Group. During the fourth fiscal quarter of 2024, we reorganized the former Revelyst reportable segment into three reportable segments, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology based on brand portfolios. Our segment reporting is based upon the "management approach," i.e., how we organize operating segments for which separate financial information is (1) available and (2) evaluated regularly by the Chief Operating Decision Maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our Chief Operating Decision Makers (CODMs) are our two Co-Chief Executive Officers.
•The Kinetic Group consists of our ammunition brands. The primary products of this segment include ammunition used for training, hunting, target shooting and personal protection.
•Revelyst Outdoor Performance primarily consists of our outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.
•Revelyst Adventure Sports primarily consists of our protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling, and snow sports protection and accessories, as well as bike hydration packs and water bottles, and e-bikes.
•Revelyst Precision Sports Technology primarily consists of our golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.
Our CODMs rely on internal management reporting that analyzes our segment operating income. Certain corporate-related costs and other non-recurring costs are not allocated to the segments in order to present comparable results from period to period and are not utilized by management in determining segment profitability. As segment assets are not reported to or used by the CODMs to measure business performance or allocate resources, total segment assets are not presented below.
No customer contributed more than 10% of sales during three months ended June 30, 2024 and June 25, 2023. Sales to no individual country outside the U.S. accounted for more than 5% of our sales for the three months ended June 30, 2024 and June 25, 2023. Our sales to foreign customers were $105,607 and $120,831 for the three months ended June 30, 2024 and June 25, 2023, respectively. During the three months ended June 30, 2024, approximately 31%, 10%, 48%, and 11% of these sales were in The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology, respectively.
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The following table contains information used to evaluate our operating segments for the periods presented below:

	Three months ended June 30, 2024
	The Kinetic Group	Revelyst Outdoor Performance	Revelyst Adventure Sports	Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items (a)	Total
Sales, net	$370,437	$89,509	$127,262	$56,973	$644,181	$—	$644,181
Gross profit	129,767	21,733	34,914	24,743	211,157	—	211,157

Operating income	$104,396	$(2,876)	$(6,200)	$7,527	$102,847	$(21,819)	$81,028
Other expense, net							(77)
Interest expense, net							(9,421)
Income before income taxes							$71,530

Depreciation and amortization	$6,727	$5,339	$8,615	$2,677	$23,358	$334	$23,692

	Three months ended June 25, 2023
	The Kinetic Group	(b) Revelyst Outdoor Performance	(b) Revelyst Adventure Sports	(b) Revelyst Precision Sports Technology	Reportable segment totals	Corporate and other reconciling items (a)	Total
Sales, net	$376,593	$106,549	$144,359	$65,832	$693,333	$—	$693,333
Gross profit	131,903	25,826	42,684	26,344	226,757	—	226,757

Operating income	$108,464	$(1,487)	$(1,827)	$9,838	$114,988	$(22,802)	$92,186
Other (expense) income, net							(541)
Interest expense, net							(16,218)
Income before income taxes							$75,427

Depreciation and amortization	$6,399	$5,854	$9,136	$2,588	$23,977	$950	$24,927
(a) includes corporate general and administrative expenses of $35,074 and $18,358 for the three months ended June 30, 2024 and June 25, 2023, respectively, plus other non-recurring costs that are not allocated to the segments in order to present comparable results as presented to the CODMs. Reconciling items during the three months ended June 30, 2024 included the gain on divestiture of the RCBS business of $(19,659), fixed asset impairment of $6,336 and post-acquisition compensation expense of $68 allocated from the segments. Reconciling items during the three months ended June 25, 2023 included post-acquisition compensation expense of $4,332 and contingent consideration fair value adjustment of $112.
(b) During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change.
Sales, net exclude all intercompany sales between our reportable segments, which were not material for any of the periods presented.
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ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Amounts in thousands except per share data and unless otherwise indicated)
Forward-Looking Information is Subject to Risk and Uncertainty
Some of the statements made and information contained in this report, excluding historical information, are "forward-looking statements," including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words "believe," "expect," "anticipate," "intend," "aim," "should" and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following:
•supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs;
•the supply, availability and costs of raw materials and components;
•increases in commodity, energy, and production costs;
•seasonality and weather conditions;
•our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses;
•reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products;
•disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports;
•risks associated with diversification into new international and commercial markets, including regulatory compliance;
•our ability to take advantage of growth opportunities in international and commercial markets;
•our ability to obtain and maintain licenses to third-party technology;
•our ability to attract and retain key personnel;
•disruptions caused by catastrophic events;
•risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders;
•our competitive environment;
•our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail;
•our ability to maintain and enhance brand recognition and reputation;
•our association with the firearms industry;
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•others' use of social media to disseminate negative commentary about us, our products, and boycotts;
•the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation;
•our ability to comply with extensive federal, state and international laws, rules and regulations;
•changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations;
•risks associated with cybersecurity and other industrial and physical security threats;
•interest rate risk;
•changes in the current tariff structures;
•changes in tax rules or pronouncements;
•capital market volatility and the availability of financing;
•our debt covenants may limit our ability to complete acquisitions, incur debt, make investments, sell assets, merge or complete other significant transactions;
•foreign currency exchange rates and fluctuations in those rates;
•general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the conflict in the Gaza strip, the COVID-19 pandemic or another pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers;
•risks related to the Sporting Products Sale, including (i) the failure to receive, on a timely basis or otherwise, the required approval of the Sporting Products Sale by Vista Outdoor’s stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the Sporting Products Sale may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Sporting Products Sale (the “Merger Agreement”), including in circumstances that would require Vista Outdoor to pay a termination fee, (v) the effect of the announcement or pendency of the Sporting Products Sale on Vista Outdoor’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally, (vi) risks related to the Sporting Products Sale diverting management’s attention from Vista Outdoor’s ongoing business operations and (vii) that the Sporting Products Sale may not achieve some or all of any anticipated benefits with respect to either business segment and that the Sporting Products Sale may not be completed in accordance with our expected plans or anticipated timelines, or at all; and
•risks related to the review of strategic alternatives announced on July 30, 2024 (“Review”), including (i) the terms, structure, benefits and costs of any transaction that may result from the Review, (ii) the timing of any such transaction that may result from the Review and whether any such transaction will be consummated at all, (iii) the effect of the announcement of the Review on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (iv) risks related to the Review diverting management's attention from our ongoing business operations, (v) the costs or expenses resulting from the Review, (vi) any litigation relating to the Review and (vii) the Review may not achieve some or all of any anticipated benefits of the Review.
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You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2024 and in the filings we make with Securities and Exchange Commission (the "SEC") from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.
Critical Accounting Policies and Estimates
There have been no changes to our critical accounting policies and estimates from the information provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for fiscal year 2024.
Executive Summary and Financial Highlights
Vista Outdoor is a leading global designer, manufacturer, and marketer of outdoor recreation and shooting sports products.
We operate through four reportable segments: The Kinetic Group, Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology. During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change. Information regarding our segments is further discussed below and in Note 18, Operating Segment Information, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report.
•The Kinetic Group consists of our ammunition brands. The primary products of this segment include ammunition used for training, hunting, target shooting and personal protection.
•Revelyst Outdoor Performance primarily consists of our outdoor cooking, fishing, outdoor accessories and technical gear and apparel brands. The primary products of this segment include waders, sportswear, outerwear, footwear and fishing tools and accessories, performance optics, outdoor accessories and outdoor cooking equipment.
•Revelyst Adventure Sports primarily consists of our protective gear and apparel, footwear, hydration and e-mobility brands. The primary products of this segment include motocross, mountain biking, cycling, and snow sports protection and accessories, as well as bike hydration packs and water bottles, and e-bikes.
•Revelyst Precision Sports Technology primarily consists of our golf technology brands. The primary products of this segment include high-performance golf GPS devices, laser rangefinders and launch monitors.
•In addition, we present a “Corporate” category for purposes of reconciliation, which is not considered a reportable segment.
Management currently considers the following events, results, trends, and uncertainties to be most important to understanding our financial condition, operating performance and significant events:
For the three months ended June 30, 2024, net sales decreased $49,152 as compared to the comparable prior year quarter. Within The Kinetic Group, sales decreased by $6,156, which was a result of lower volume across nearly all categories. The Kinetic Group reported a 1.6% decrease in gross profit for the three months ended June 30, 2024 due to decreased volume and increased input costs primarily for copper and powder, as compared to the prior fiscal period. During the three months ended June 30, 2024, our Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (Revelyst segments) sales decreased 13.6% compared to the prior year period primarily due to pre-order delivery timing and one time royalty revenue in the prior year as well as unfavorable product mix toward lower price point channels within Revelyst Adventure Sports, lower wholesale volume and order timing within Revelyst Outdoor Performance, and lower volume as a result of strong new product introductions in the prior year for Bushnell Golf and order timing within Revelyst Precision Sports Technology. The decline was partially offset by increased government sales within Revelyst Outdoor Performance and growth at Foresight driven by new product introductions within Revelyst Precision Sports Technology. The Revelyst segments reported a combined decrease of $8,073 in operating income for the three months ended June 30,
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2024, as compared to the prior fiscal period, primarily due to the 14.2% decrease in gross profit as compared for the same periods, which was partially offset primarily by the Revelyst segments execution of cross collaborations, improvements in channel strategy, and realized cost savings of approximately $5,000 from the GEAR Up transformation program.
We continue to maintain a strong balance sheet with capital allocation focused on debt paydown. Cash provided by operating activities during the three months ended June 30, 2024 was $53,765. During the three months ended June 30, 2024, outstanding borrowings under our 2022 ABL Revolving Credit Facility decreased by $85,000, decreasing our total debt to $635,000. Our total debt as a percentage of total capitalization (total debt and stockholders' equity) decreased to 34.9% as of June 30, 2024, compared to 39.0% as of March 31, 2024. Our ongoing management inventory program and divestiture created a decrease of $10,666 in inventory levels within the Revelyst segments since the prior fiscal year-end.
GEAR Up Transformation Program
During fiscal year 2024, we initiated the GEAR Up transformation program. GEAR Up is an efficiency and cost savings initiative program, to accelerate growth and transformation within our Revelyst Outdoor Performance, Revelyst Adventure Sports, and Revelyst Precision Sports Technology reportable segments. During the first fiscal quarter of 2025, savings from the GEAR Up program contributed $5,000 in cost savings, and we expect to realize $25,000 to $30,000 of savings in Fiscal Year 2025 across our key GEAR Up focus areas. We expect to realize $100,000 of run rate cost savings by fiscal year 2027. We are estimating pre-tax restructuring charges of approximately $40,000 to $50,000 over the duration of the plan and expect these charges to be completed by fiscal year 2027. All restructuring charges will be recorded as corporate expenses, and not allocated to our reportable segments. See Note 13, Restructuring, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report for additional information .
Sale of The Kinetic Group, Planned Separation and Announcement of the Review of Strategic Alternatives
October 15, 2023, we entered into a definitive agreement (the “Merger Agreement”) to sell The Kinetic Group business (formerly the Sporting Products business) to CZECHOSLOVAK GROUP a.s., for an enterprise value of $1,910,000 (the "base purchase price") on a cash-free, debt-free basis subject to working capital adjustments, in an all-cash transaction (the “Sporting Products Sale”). The Sporting Products Sale represents the next step in Vista Outdoor’s plan to split Vista Outdoor into two separate entities, which was previously announced on May 5, 2022. Pursuant to a Separation Agreement entered into between Vista Outdoor and Revelyst, Inc. (“Revelyst”) simultaneously with the entry into the Merger Agreement, Vista Outdoor will separate its Revelyst Outdoor Performance, Revelyst Adventure Sports and Revelyst Precision Sports Technology segments (together, the “Revelyst business”, formerly the Outdoor Products business) from The Kinetic Group business by transferring the assets and liabilities of the Revelyst business to a wholly owned subsidiary of Vista Outdoor, Revelyst, following which CSG will merge one of its subsidiaries with Vista Outdoor (holding only The Kinetic Group business), with each share of common stock, par value $0.01 per share, of Vista Outdoor ("Vista Outdoor Common Stock") outstanding as of immediately prior to the closing of such transaction (other than shares held by Vista Outdoor, its subsidiaries or CSG, which will be canceled, and shares subject to appraisal demands in connection with the Sporting Products Sale) being converted into the right to receive (a) one fully paid and non-assessable share of common stock of Revelyst and (b) $12.90 in cash (“Cash Consideration”).
On May 27, 2024, the parties entered into the first amendment to the Merger Agreement (the “First Amendment”). The First Amendment:
1.increased the base purchase price from $1,910,000 to $1,960,000;
2.increased the Cash Consideration from $12.90 to $16.00 in cash per share of Vista Outdoor Common Stock; and
3.provided that certain Vista Outdoor restricted stock units held by Company employees will be converted into restricted cash awards, subject to the same terms and conditions as the corresponding Vista Outdoor restricted stock units, including vesting terms, to the extent necessary to address adverse tax consequences
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to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time.
On June 23, 2024, the parties entered into the second amendment to the Merger Agreement (the “Second Amendment”). The Second Amendment:
1.increased the base purchase price from $1,960,000 to $2,000,000; and
2.increased the Cash Consideration from $16.00 to $18.00 in cash per share of Vista Outdoor Common Stock.
On July 7, 2024, the Parties entered into the third amendment to the Merger Agreement (the “Third Amendment”). The Third Amendment:
1.increased the base purchase price from $2,000,000 to $2,100,000; and
2.increased the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.
On July 21, 2024, the Parties entered into the fourth amendment to the Merger Agreement (the “Fourth Amendment”). The Fourth Amendment:
1.increased the base purchase price from $2,100,000 to $2,150,000; and
2.increased the Cash Consideration from $21.00 to $24.00 in cash per share of Vista Outdoor Common Stock.
The Sporting Products Sale is subject to approval of our stockholders, and other customary closing conditions. There can be no assurance regarding the ultimate timing of the proposed transaction or that the Sporting Products Sale will be completed.
Announcement of Review of Strategic Alternatives
On July 30, 2024, we announced our Board of Directors (the “Board”) decided to commence a review of strategic alternatives which includes: (i) the exploration of a full range of alternatives for Revelyst, including a potential sale of Revelyst, (ii) engagement with MNC Capital and its private equity partner with respect to its proposal to acquire the Company in an all-cash transaction for $42.00 per share of Vista Outdoor Common Stock, and (iii) continued consideration of the separation of Revelyst and The Kinetic Group through a spin-off. CSG is also considering an acquisition of Revelyst with potential partners (in addition to its proposed acquisition of The Kinetic Group).
There can be no assurance regarding the ultimate timing of the strategic alternatives review process and there can be no assurance that this process will result in the Company pursuing any transaction or other strategic alternative.
We remain bound by the terms of the Merger Agreement with CSG and the Board continues to recommend Vista Outdoor stockholders vote in favor of the proposal to adopt the Merger Agreement with CSG.
Divestitures
During the quarter, we completed the divestiture of the RCBS brand. This business was part of the Revelyst Outdoor Performance reportable segment. See Note 7, Divestitures and Acquisitions, for discussion of the pretax gain recorded during the first fiscal quarter of 2025 related to this divestiture.
Subsequent to June 30, 2024, we entered into an agreement to sell our wood pellet manufacturer company, Fiber Energy Products. This business was part of the Revelyst Outdoor Performance reportable segment. See Note 7, Divestitures and Acquisitions, for discussion of impairment recorded during the first fiscal quarter of 2025 related to this business.
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RCBS and Fiber Energy Products contributed approximately $30,000 of total combined sales in fiscal year 2024.
Outlook
Ammunition Industry
While macroeconomic conditions pressure consumer purchasing, the firearms industry continues to maintain sales levels. For the 59th straight month, NICS data surpassed more than one million firearms checks. The Kinetic Group continues to navigate a dynamic environment, including a global powder shortage, increasing input costs including for copper and powder, and competitive market pricing, with a continued focus on execution and delivering on our financial expectations.
Outdoor Recreation Industry
According to the 2024 Outdoor Participation Trends Report, "the growth of outdoor participation that began in 2016 and accelerated during the COVID pandemic is showing few signs of slow as the outdoor participation base grew larger again this year to a record 175.8 million participants. This represents 57.3% of all Americans aged six and older". The participants increased across demographics and activities as we see new and young recreation participants driving growth and diversity in the participation base, including increasing numbers of women, people of color and seniors. We believe that we are well positioned to capture additional share of participants' wallets through new, innovative product launches, cross-collaborations and exciting partnerships despite challenges related to market softness. Specifically at Simms Fishing, we hold a dominant position in waders and are gaining share in sportswear; at Bushnell Golf, we continue to set the standard with our leading position; and at Fox, Bell, Giro and CamelBak we are capturing share across numerous categories, including Helmets, Mountain Bike Protection and Bike Hydration despite a declining market environment. We remain focused on driving growth and share gains regardless of market conditions and are poised to revolutionize our future through innovative product and technology offerings, as well as leading partnerships.
Current Economic Conditions
Commodity Price Risk
We have been impacted by changes in the prices of raw materials used in production as well as changes in oil and energy costs. In particular, recent increases in the cost of raw materials used in propellants, along with the volatility of commodity metals, such as copper, zinc and lead continue to impact The Kinetic Group segment. We have a strategic sourcing, pricing and hedging strategy to mitigate risk from commodity price fluctuation. See Note 4, Derivative Financial Instruments, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report for more detail. We will continue to evaluate the need for future price changes in light of these trends, our competitive landscape, and our financial results. If our sourcing and pricing strategy is unable to offset impacts of the commodity price fluctuations, our future results from operations and cash flows would be materially impacted.
Inflation and Consumer Spending
We continue to be exposed to inflationary factors, which may adversely affect our operating results, including higher costs of products and operating costs within our Revelyst segments. Increased material costs due to inflation have caused decreases in the Kinetic Group segment's gross profits. Our sales to retailers and distributors follow the end consumer spending patterns. If these adverse conditions persist or become more severe, this may continue to have an adverse effect on our operating results if the selling prices of our products are not able to offset these increased costs, or if increased selling prices reduce demand for our products. Changes to interest rates in response to inflationary factors could have adverse impacts on our cash flows and operating results depending on the severity and length of the changes. We cannot predict the impact of these adverse conditions on our liquidity and financial results.
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Results of Operations
Segment results for the three months ended June 30, 2024 Compared to the three months ended June 25, 2023
During the fourth quarter of fiscal year 2024, we modified our reportable segments. Accordingly, prior comparative periods have been restated to conform to the change. Our net sales, gross profit, gross profit as a percentage of net sales (gross profit margin), operating income, operating income as a percentage of net sales (operating income margin), other expense (income), net, interest expense, and income tax (benefit) provision by reportable segment and by corporate and other (where applicable) are presented below:

	Three months ended		Change
Net Sales:	June 30, 2024	June 25, 2023	Dollars	Percent
The Kinetic Group	$370,437	$376,593	$(6,156)	(1.6)%
Revelyst Outdoor Performance	89,509	106,549	(17,040)	(16.0)%
Revelyst Adventure Sports	127,262	144,359	(17,097)	(11.8)%
Revelyst Precision Sports Technology	56,973	65,832	(8,859)	(13.5)%
Total	$644,181	$693,333	$(49,152)	(7.1)%
The Kinetic Group—The decrease in net sales was a result of lower shipments across nearly all categories, partially offset by increased price.
Revelyst Outdoor Performance—The decrease in net sales was a result of lower wholesale volume, order timing and the February 2024 fire at Fiber Energy's main production facility that temporarily shuttered operations, and divestiture of RCBS. These declines were partially offset by increased government sales.
Revelyst Adventure Sports—The decrease in net sales is a result of pre-order sales during the first fiscal quarter of 2024 that were not repeated during the first fiscal quarter of 2025 because of delivery timing delays in our fourth fiscal quarter 2023, that caused these sales to be delayed until the first fiscal quarter of 2024. Unfavorable mix of lower price point channels and lower royalty revenue also contributed to the decrease.
Revelyst Precision Sports Technology—The decrease in net sales was caused by lower volume compared to strong new product introductions for Bushnell Golf in the prior year period and timing of orders, partially offset by growth at Foresight driven by new product introductions.

	Three months ended		Change
Gross Profit:	June 30, 2024	June 25, 2023	Dollars	Percent
The Kinetic Group	$129,767	$131,903	$(2,136)	(1.6)%
Revelyst Outdoor Performance	21,733	25,826	(4,093)	(15.8)%
Revelyst Adventure Sports	34,914	42,684	(7,770)	(18.2)%
Revelyst Precision Sports Technology	24,743	26,344	(1,601)	(6.1)%
Total	$211,157	$226,757	$(15,600)	(6.9)%
Gross profit margin	32.8%	32.7%
The Kinetic Group—The decrease in gross profit was primarily caused by decreased volume and increased input costs primarily copper and powder, partially offset by increased price. Gross profit margin was remained flat at 35.0% compared to the prior fiscal period.
Revelyst Outdoor Performance—The decrease in gross profit was primarily caused by lower volume as noted above, partially offset by lower discounting. Gross profit margin was 24.3% compared to 24.2% in the prior fiscal period.
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Revelyst Adventure Sports—The decrease in gross profit was primarily caused by the decrease in sales as noted above, partially offset by lower freight costs. Gross profit margin was 27.4% compared to 29.6% in the prior fiscal period.
Revelyst Precision Sports Technology—The decrease in gross profit was primarily caused by lower volume as noted above, partially offset by favorable product mix. Gross profit margin was 43.4% compared to 40.0% in the prior fiscal period.

	Three months ended		Change
Operating income (loss):	June 30, 2024	June 25, 2023	Dollars	Percent
The Kinetic Group	$104,396	$108,464	$(4,068)	(3.8)%
Revelyst Outdoor Performance	(2,876)	(1,487)	(1,389)	(93.4)%
Revelyst Adventure Sports	(6,200)	(1,827)	(4,373)	(239.4)%
Revelyst Precision Sports Technology	7,527	9,838	(2,311)	(23.5)%
Corporate and other	(21,819)	(22,802)	983	4.3%
Total	$81,028	$92,186	$(11,158)	(12.1)%
Operating income margin	12.6%	13.3%
The Kinetic Group—The decrease in operating income was primarily caused by the decrease in gross profit and increased selling, general and administrative costs. Operating income margin was 28.2% compared to 28.8% in the prior fiscal period.
Revelyst Outdoor Performance—The increase in operating loss was primarily caused lower gross profit, partially offset by decreased selling, general and administrative costs related to GEAR up initiatives. Operating loss margin was (3.2)% compared to (1.4)% in the prior fiscal period.
Revelyst Adventure Sports—The increase in operating loss was primarily caused by lower gross profit, partially offset by decreased selling, general and administrative costs related to GEAR up initiatives. Operating loss margin was (4.9)% compared to (1.3)% in the prior fiscal period.
Revelyst Precision Sports Technology—The decrease in operating income was primarily caused by decreased gross profit. Operating income margin was 13.2% compared to 14.9% in the prior fiscal period.
Corporate and Other—The decrease in operating loss was primarily driven by a gain on divestiture and lower transition costs, partially offset by increased planned separation, impairment, and GEAR up restructuring costs.

	Three months ended		Change
Other expense, net:	June 30, 2024	June 25, 2023	Dollars	Percent
Other expense, net	$77	$541	$(464)	(85.8)%
The change in other expense from the prior fiscal period was caused by changes in foreign exchange gains and losses.

	Three months ended		Change
Interest expense, net:	June 30, 2024	June 25, 2023	Dollars	Percent
Corporate and other	$9,421	$16,218	$(6,797)	(41.9)%
The decrease in interest expense was due to a decrease in our average debt balance.
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	Three months ended
Income tax (benefit) provision:	June 30, 2024	Effective Rate	June 25, 2023	Effective Rate	Change
Corporate and other	$14,410	20.1%	$17,327	23.0%	$(2,917)
See Note 16, Income Taxes, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report, for information regarding income taxes.
The decrease in the current period effective tax rate is primarily driven by the release of valuation allowance related to capital losses carried forward that were utilized.
Our provision for income taxes includes federal, state and foreign income taxes. The effective tax rate for three months ended the June 30, 2024 of 20.1% is reflective of the federal statutory rate of 21% increased by the state taxes and reserves for uncertain tax positions and decreased by the deduction for research and development tax credit and the current year release of valuation allowance.
The effective tax rate for the three months ended June 25, 2023 of 23.0% differs from the federal statutory rate of 21% primarily due to the impact of nondeductible impairment of goodwill and state taxes, partially offset by the deduction for foreign derived intangible income.
Financial Condition
Cash decreased to $55,981 as of June 30, 2024 from $60,271 at March 31, 2024. During the three months ended June 30, 2024, we used our cash generated from operating activities in addition to proceeds received from the sale of our RCBS business to pay down our 2022 ABL Revolving Credit Facility and fund capital expenditures.
Net accounts receivable as of June 30, 2024 remained flat compared to March 31, 2024, primarily resulting from increased sales to our customer base with longer payment terms. Cash used to purchase inventory increased $9,409 compared to the prior year period as a result of timing of sales, which was partially offset by our continued focus to reduce inventory within the Revelyst segments.
Liquidity and Capital Resources
In addition to our normal operating cash requirements, our principal future cash requirements are to fund capital expenditures, debt repayments, earn-outs related to previous acquisitions, execution of our GEAR Up transformation program and any strategic acquisitions. Our short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain production facilities and working capital requirements. Our debt service requirements over the next two years consist of required interest payments due under our 4.5% Notes and 2022 ABL Revolving Credit Facility.
Based on our current financial condition, management believes that our cash position, combined with anticipated generation of cash flows and the availability of funding, if needed, under our 2022 ABL Revolving Credit Facility, access to debt and equity markets, as well as other potential sources of funding including additional bank financing, will be adequate to fund future growth, to service our currently anticipated short-term and long-term debt obligations, make capital expenditures, pay earn-outs related to previous acquisitions, and execute our GEAR Up transformation program over the next 12 months. As of June 30, 2024, based on the borrowing base less outstanding borrowings of $135,000, outstanding letters of credit of $13,956, less the minimum required borrowing base of $57,000 the amount available under the 2022 ABL Revolving Credit Facility was $271,256. Our total debt as a percentage of total capitalization (total debt and stockholders' equity) was 35% as of June 30, 2024. See Note 14, Long-term Debt, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report, for a detailed discussion of our indebtedness.
There can be no assurance that the cost or availability of future borrowings, if any, will not be materially impacted by capital and credit market conditions, including any disruptions to these markets, as a result of natural disasters and public health crises or other significant catastrophic events, or our future financial condition and performance. Furthermore, because our 2022 ABL Revolving Credit Facility is secured in large part by receivables
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from our customers, a sustained deterioration in general economic conditions that adversely affects the creditworthiness of our customers could have a negative effect on our future available liquidity under the 2022 ABL Revolving Credit Facility.
Contractual Obligations and Commitments
We lease certain warehouses, distribution and office facilities, vehicles and office equipment under operating leases. As of June 30, 2024, current and long-term operating lease liabilities of $15,295 and $100,983, respectively, were recorded in the accompanying condensed consolidated balance sheets. For further discussion on minimum lease payment obligations, see Note 3, Leases, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report on Form 10-Q for more detail.
Except as discussed in Note 14, Long-term Debt, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report on Form 10-Q, and under Financial Condition above, there have been no material changes with respect to the contractual obligations and commitments or off-balance sheet arrangements described in our Annual Report on Form 10-K for fiscal year 2024.
Contingencies
Litigation
From time-to-time, we are subject to various legal proceedings, including lawsuits, which arise out of and are incidental to the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial condition, or cash flows.
Environmental Liabilities
Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, as well as applicable foreign laws and regulations, including those governing the discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment. We are obligated to conduct investigation and/or remediation activities at certain sites that we own or operate or formerly owned or operated.
Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites. As a PRP, those former subsidiaries may be required to pay a share of the costs of the investigation and clean-up of these sites. In that event, we would be obligated to indemnify those subsidiaries for such costs. While uncertainties exist with respect to the amounts and timing of the ultimate environmental liabilities, based on currently available information, we do not currently expect that these potential liabilities, individually or in the aggregate, will have a material adverse effect on our operating results, financial condition, or cash flows.
We could incur substantial additional costs, including cleanup costs, resource restoration, fines, and penalties or third-party property damage or personal injury claims, as a result of violations or liabilities under environmental laws or non-compliance with environmental permits. While environmental laws and regulations have not had a material adverse effect on our operating results, financial condition, or cash flows in the past, and we have environmental management programs in place to mitigate these risks, it is difficult to predict whether they will have a material impact in the future.
See Note 17, Commitments and Contingencies, to the condensed consolidated financial statements in Part I, Item 1 of this Quarterly Report for additional information.
Dependence on Key Customers; Concentration of Credit
Walmart represented 14% and 11% of the total trade receivables balance as of June 30, 2024 and March 31, 2024, respectively. No customer contributed more than 10% of sales during three months ended June 30, 2024 and
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June 25, 2023. If a key customer fails to meet payment obligations, our operating results and financial condition could be adversely affected.
ITEM 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
For quantitative and qualitative disclosures about market risk, refer to “Quantitative and Qualitative Disclosures About Market Risk” in Item 7A of Part II included in our Annual Report on Form 10-K for fiscal year 2024. Our exposure to market risk has not changed materially since March 31, 2024.
ITEM 6.    EXHIBITS
The following exhibits with an exhibit number followed by an asterisk (*) are filed electronically with this report. All other exhibits listed below are incorporated by reference from the document listed.

Exhibit Number		Description of Exhibit (and document from which incorporated by reference, if applicable)

2.1	+
Stock Purchase Agreement, dated as of July 5, 2019, by and among Vista Outdoor Operations LLC, Caliber Company, Long Range Acquisition LLC, and Vista Outdoor Inc. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2019).

2.2	+
Stock Purchase Agreement, dated as of September 9, 2021, by and among Vista Outdoor Inc., the Seller Guarantors named therein, the Sellers named therein, WAWGD, Inc. (d/b/a Foresight Sports, Inc.), WAWGD NEWCO, Inc., and Fortis Advisors LLC, as Seller Representative (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 10, 2021).

2.3	+
Share Purchase Agreement, dated as of June 30, 2022, by and among Fox Parent Holdings, LLC, Fox (Parent) Holdings, Inc., Vista Outdoor Operations LLC and Vista Outdoor Inc. (solely in its capacity as a guarantor) (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 6, 2022).

2.4	+
Agreement and Plan of Merger, dated as of July 22, 2022, by and among Vista Outdoor Operations LLC, Trophy Merger Sub, LLC, Simms Fishing Products LLC, Shareholder Representative Services LLC, as the Equity holder Representative and Vista Outdoor Inc. (solely in its capacity as a guarantor) (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2022).

2.5	+
Agreement and Plan of Merger, dated as of October 15, 2023 by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc., and, solely for the purposes of the Guarantor Provisions, CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2023.

2.6	+
Amendment No. 1 to Agreement and Plan of Merger, dated as of May 27, 2024, by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 28, 2024).

2.7	+
Amendment No. 2 to Agreement and Plan of Merger, dated as of June 23, 2024, by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2024).

2.8	+
Amendment No. 3 to Agreement and Plan of Merger, dated as of July 7, 2024, by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 8, 2024).

2.9	+
Amendment No. 4 to Agreement and Plan of Merger, dated as of July 21, 2024, by and among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (Exhibit 2.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 22, 2024).

2.10	+
Separation Agreement, dated as of October 15, 2023 by and between Vista Outdoor Inc. and Revelyst, Inc. (Exhibit 2.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2023).

32

Exhibit Number		Description of Exhibit (and document from which incorporated by reference, if applicable)

2.11	+
Employee Matters Agreement, dated as of October 15, 2023 by and between Vista Outdoor Inc. and Revelyst, Inc. (Exhibit 10.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2023).

3.1
Amended and Restated Certificate of Incorporation of Vista Outdoor Inc. (Exhibit 3.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2014).

3.2
Certificate of Amendment to Vista Outdoor Inc. Amended and Restated Certificate of Incorporation (Exhibit 3.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2018).

3.3		Vista Outdoor Amended and Restated Bylaws (Exhibit 3.2 to Vista Outdoor's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 3, 2023).
4.1		Specimen Common Stock Certificate of Vista Outdoor Inc. (Exhibit 4.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2014).
4.2		Description of Common Stock (Exhibit 4.7 to Vista Outdoor Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 23, 2019).
4.3
Indenture, dated as of March 3, 2021, among Vista Outdoor Inc., the subsidiaries of Vista Outdoor Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2021).

4.4
Supplemental Indenture, dated as of March 3, 2021, among Vista Outdoor Inc., the subsidiaries of Vista Outdoor Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.2 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2021).

4.5
Form of 4.500% Senior Note due 2029 (included as Exhibit A to the Supplemental Indenture filed as Exhibit 4.2) (Exhibit 4.3 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2021).

31.1	*	Certification of Chief Executive Officer.
31.2	*	Certification of Chief Financial Officer.
32	^	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101	*
The following financial statements from Vista Outdoor's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, formatted in Inline Extensible Business Reporting Language (iXBRL): (i) Condensed Consolidated Balance Sheets, (ii) Condensed Consolidated Statements of Comprehensive Income (iii) Condensed Consolidated Statements of Cash Flows, (iv) Condensed Consolidated Statements of Stockholders’ Equity, and (v) Notes to the Condensed Consolidated Financial Statements, tagged as blocks of text and including detailed tags.

104	*	The cover page from Vista Outdoor's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, formatted in Inline Extensible Business Reporting Language (iXBRL) (included as Exhibit 101).
* Filed herewith.
^ Furnished herewith
+ Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Vista Outdoor agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that Vista Outdoor may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.
33

ITEM 4.    CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
As of June 30, 2024, our Co-Chief Executive Officers and Chief Financial Officer evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) and have concluded that our disclosure controls and procedures are effective to ensure that information we are required to disclose in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms. These disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports we file or submit is accumulated and communicated to management, including the Co-Chief Executive Officers and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
34

PART II
ITEM 1.    LEGAL PROCEEDINGS
From time to time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our operating results, financial condition, or cash flows.
Certain of our former subsidiaries have been identified as PRPs, along with other parties, in regulatory agency actions associated with hazardous waste sites. As a PRP, we may be required to pay a share of the costs of the investigation and clean-up of these sites. While uncertainties exist with respect to the amounts and timing of our ultimate environmental liabilities, based on currently available information, we do not currently expect that these potential liabilities, individually or in the aggregate, will have a material adverse effect on our operating results, financial condition, or cash flows.
ITEM 1A.    RISK FACTORS
While we attempt to identify, manage and mitigate risks and uncertainties associated with our business, some level of risk and uncertainty will always be present. Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 describes the known material risks and uncertainties associated with our business. These risks and uncertainties have the potential to materially affect our business, financial condition, results of operations, cash flows, projected results, and future prospects. There are no material changes from the disclosure provided in the Form 10-K for the fiscal year ended March 31, 2024 with respect to the Risk Factors, other than the addition of the Risk Factor set forth below.
We cannot assure you that our exploration of strategic alternatives will result in us pursuing a transaction or that any such transaction would be successfully completed, and the process of reviewing strategic alternatives or its conclusion could adversely affect our business and our stockholders.
In July 2024, our Board announced that it will engage in a review of strategic alternatives to maximize value for our stockholders. Risks related to the Review include the terms, structure, benefits and costs of any transaction that may result from the Review. No assurance can be given as to the timeline or outcome of the Review, including whether the Review will achieve some or all of the anticipated benefits, result in a transaction or that any transaction that is agreed to will be completed. Entry into or completion of any potential transaction or other strategic alternatives would be dependent on a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, regulatory approvals and the availability of financing for a potential transaction on reasonable terms. Even if a transaction is entered into, there can be no assurance that it will be successful or have a positive effect on stockholder value. Our Board may also determine that no transaction is in the best interest of our stockholders. We may incur substantial expenses associated with identifying, evaluating and negotiating potential strategic alternatives. The process of reviewing potential strategic alternatives may be time consuming, distracting and disruptive to our business operations and could result in a diversion of management’s attention from our existing business, a failure to achieve financial and operating objectives, adverse effects on our financial condition or results of operations and a failure to retain key personnel, customers, business partners or contracts. We may also incur additional unanticipated expenses in connection with this process. In addition, we may be subject to costly and time-consuming litigation related to the process. In addition, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of the Company could cause our stock price to fluctuate significantly.
ITEM 2.    UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Not applicable.
ITEM 3.    DEFAULTS UPON SENIOR SECURITIES
Not applicable.
35

ITEM 4.    MINE SAFETY DISCLOSURES
Not applicable.
ITEM 5.    OTHER INFORMATION
Regulation S-K, Item 408(a) disclosure: During our last fiscal quarter, no director or officer of the Company has adopted or terminated any contract, instruction, or written plan for the purchase or sale of securities of the Company intended to satisfy the affirmative defense conditions of Rule 10b5-1(c), or any non-Rule 10b5-1 trading arrangement.
36

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VISTA OUTDOOR INC.

Date: August 9, 2024	By:	/s/ Andrew Keegan
	Name:	Andrew Keegan
	Title:	Vice President and Chief Financial Officer
37

ANNEX O

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2024
Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36597	47-1016855
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Vista Way Anoka, Minnesota		55303
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (763) 433-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	VSTO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 7, 2024, in recognition of the contributions of certain executive officers of Vista Outdoor Inc. (the “Company”) to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 15, 2023, among the Company, Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and, solely for purposes of certain provisions, Czechoslovak Group a.s. and that certain Separation Agreement, dated as of October 15, 2023, between the Company and Revelyst Inc. and to incentivize and retain such executive officers as the Company explores alternatives for Revelyst and other strategic alternatives in order to maximize the value for stockholders, the Board of Directors of the Company approved incentive awards in the amount of $500,000 to each of Andrew J. Keegan, Mark R. Kowalski, Jeffrey A. Ehrich and Y. Jung Choi. The incentive awards are payable 25% upon the grant date, with the remainder payable on completion of a strategic alternative, subject to the executive officer’s continued employment through such date. If the executive officer is terminated without cause prior to the final payment date, any unpaid amount will become payable within 30 days following such termination.
The foregoing description of the incentive awards does not purport to be complete and is qualified in its entirety by reference to the Form of Transaction Incentive Award Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Form of Transaction Incentive Award Agreement
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

Date: August 9, 2024	By:	/s/ Jung Choi
		Name:	Jung Choi
		Title:	Co-General Counsel & Secretary

Exhibit 10.1
TRANSACTION INCENTIVE AWARD AGREEMENT
THIS TRANSACTION INCENTIVE AWARD AGREEMENT (this “Agreement”) is entered into as of [●] between [COMPANY NAME] (the “Company”) and [EMPLOYEE NAME] (“Employee”).
RETENTION BONUS
Transaction Incentive Award. Subject to the terms and conditions set forth in this Agreement, Employee shall be entitled to receive a one-time transaction incentive award in the amount of $[●] (the “Incentive Award”), subject to applicable withholdings and deductions, from the Company in accordance with the following provisions.
Payment of Incentive Award.
(a) The Incentive Award shall be paid in two installment payments. The first installment will be 25% of the total incentive award and paid on the next regular payroll date following [●]. The second installment will be 75% of the total incentive award and will be paid on a regular payroll date within 30 days following the effective date of the completion of a strategic transaction as determined by the Vista Outdoor Board of Directors (the “Final Payment Date”).
(b) In the event Employee is involuntarily terminated without Cause prior to the Final Payment Date, Employee shall receive any unpaid portion of the Incentive Award in a single lump sum on a regular payroll date within 30 days following such termination.
(c) In the event Employee is terminated by the Company for Cause or voluntarily resigns prior to the Final Payment Date, he or she shall forfeit any payments hereunder that he or she has not received.
MISCELLANEOUS
Cause. For purposes of this Agreement, “Cause” shall mean any one or more of the following: (i) Employee’s failure to perform his or her duties of employment; (ii) Employee’s engaging in an act of dishonesty, wrongdoing or moral turpitude; (iii) Employee’s failure to comply with any confidentiality, non-solicitation, or non-competition agreement or other obligations he or she has to protect customer trade secrets or confidential or proprietary information; or (iv) Employee’s violation of any Company policy or rule.
Tax Matters. The Company does not make any representation as to the federal, state, local, or jurisdictional tax consequences that may result from receipt of payment under this Agreement. This Agreement shall be administered and interpreted in all respects in a manner such that it is exempt from section 409A of the Internal Revenue Code of 1986, as amended (“Code”) as a short-term deferral within the meaning thereof and, if such exemption is not possible, that it complies with section 409A of the Code.
Amendment and Termination. This Agreement may only be amended or terminated through express written agreement of the parties.
Nonalienation of Benefits. Except as expressly provided herein, Employee shall not have the power or right to transfer, alienate, or otherwise encumber Employee’s interest under this Agreement.
Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which it is required by any law or regulation of any governmental authority.
Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota, without reference to the principles of conflict of laws.

At-Will Employment. Nothing about this Agreement shall be construed to change the at-will nature of a US Employee’s employment with the Company and shall in no way limit the Company’s rights to terminate any Employee’s employment. This letter shall not constitute evidence of any contract of employment.

IN WITNESS WHEREOF, the parties have executed this Transaction Incentive Award Agreement on the date first above written.

[COMPANY NAME]

By:
	Name:	[Manager First and Last Name]
	Title:	[Manager Title]

[EMPLOYEE]

By:
	Name:	[Employee First and Last Name]

ANNEX P

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2024
Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36597		47-1016855

(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1 Vista Way	Anoka	MN	55303

(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (763) 433-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	VSTO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.
On August 23, 2024, Vista Outdoor Inc. (the “Company”) held its 2024 Annual Meeting of Stockholders (the “Annual Meeting”). On July 1, 2024, the record date for the Annual Meeting, there were 58,363,474 shares of Company common stock outstanding, of which 51,412,017 were present or represented by proxy at the Annual Meeting for purposes of establishing a quorum.
At the Annual Meeting, the Company’s stockholders approved the following matters:
a.the election of Michael Callahan, Gerard Gibbons, Bruce E. Grooms, Gary L. McArthur, Eric C. Nyman, Michael D. Robinson, Robert M. Tarola, Lynn M. Utter, and Jason R. Vanderbrink to the Company’s board of directors for terms expiring at the Company’s 2025 annual meeting of stockholders;
b.on an advisory basis, the fiscal year 2024 compensation of the Company’s named executive officers; and
c.the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025.
Set forth below are the number of votes cast for and against or withheld (as applicable) on each matter presented at the Annual Meeting, as well as the number of abstentions and broker non-votes, as applicable, with respect to each matter:

	Votes For	Against	Votes Withheld	Broker Non-Votes
(1) Election of Directors
Michael Callahan	43,272,930	1,565,723	638,934	5,934,430
Gerard Gibbons	38,780,191	5,995,572	701,824	5,934,430
Bruce E. Grooms	44,463,757	372,410	641,420	5,934,430
Gary L. McArthur	43,386,094	1,451,156	640,337	5,934,430
Eric C. Nyman	44,352,589	486,139	638,859	5,934,430
Michael D. Robinson	43,236,349	1,600,857	640,381	5,934,430
Robert M. Tarola	44,296,126	536,660	644,801	5,934,430
Lynn M. Utter	44,152,817	684,453	640,317	5,934,430
Jason R. Vanderbrink	44,195,586	642,005	639,996	5,934,430

	Votes For	Against	Abstain	Broker Non-Votes
(2) Advisory Vote on 2024 Named Executive Officer Compensation	43,111,960	2,165,876	199,751	5,934,430
2

	Votes For	Against	Abstain	Broker Non-Votes
(3) Ratification of the Appointment of Deloitte & Touche LLP for the fiscal year ending March 31, 2025	50,965,088	359,814	87,115	N/A
Item 9.01. Financial Statements and Exhibits
(d)Exhibits

Exhibit No.	Description
104	The cover page from the Company's Current Report on Form 8-K formatted in Inline XBRL.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

		By:	Jung Choi
		Name:	/s/ Jung Choi
		Title:	Co-General Counsel & Secretary

Date:	August 23, 2024
1

ANNEX Q

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2024
Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36597		47-1016855
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1 Vista Way	Anoka	MN	55303
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (763) 433-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $.01	VSTO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 6, 2024, in recognition of their significant contributions and extraordinary leadership of Vista Outdoor Inc. (the “Company”) during the Company’s exploration of alternatives for separating the Revelyst and The Kinetic Group segments of the Company and other strategic alternatives, including to shareholder value creation, creation of stand-alone management teams, organizational continuity and collaboration and alignment with other key leaders across the Company, the Board of Directors of the Company approved transaction incentive awards in the amount of $1,200,000 to each of Jason Vanderbrink and Eric Nyman. The awards are payable on completion of a strategic alternative, subject to the executive’s continued employment through such date. If the executive is terminated without cause prior to the payment date, any unpaid amount will become payable within 30 days following such termination.
The foregoing description of the transaction incentive awards does not purport to be complete and is qualified in its entirety by reference to the Form of CEO Transaction Incentive Award Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
(d)Exhibits

Exhibit No.	Description

10.1	Form of CEO Transaction Incentive Award Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

		By:	Jung Choi
		Name:	/s/ Jung Choi
		Title:	Co-General Counsel & Secretary

Date:	September 11, 2024
1

Exhibit 10.1
TRANSACTION INCENTIVE AWARD AGREEMENT
THIS TRANSACTION INCENTIVE AWARD AGREEMENT (this “Agreement”) is entered into as of [●] between Vista Outdoor Inc. (the “Company”) and [●] (“Employee”).
RETENTION BONUS
Transaction Incentive Award. Subject to the terms and conditions set forth in this Agreement, Employee shall be entitled to receive a one-time transaction incentive award in the amount of $[●] (the “Incentive Award”), subject to applicable withholdings and deductions, from the Company in accordance with the following provisions.
Payment of Incentive Award.
(a) The Incentive Award shall be paid within 30 days following the effective date of the completion of a strategic transaction as determined by the Vista Outdoor Board of Directors (the “Vesting Date”).
(b) In the event Employee is involuntarily terminated without Cause prior to the Vesting Payment Date, Employee shall receive any unpaid portion of the Incentive Award in a single lump sum on a regular payroll date within 30 days following such termination.
(c) In the event Employee is terminated by the Company for Cause or voluntarily resigns prior to the Vesting Payment Date, he or she shall forfeit any payments hereunder that he or she has not received.
MISCELLANEOUS
Cause. For purposes of this Agreement, “Cause” shall mean any one or more of the following: (i) Employee’s failure to perform his duties of employment; (ii) Employee’s engaging in an act of dishonesty, wrongdoing or moral turpitude; (iii) Employee’s failure to comply with any confidentiality, non-solicitation, or non-competition agreement or other obligations he has to protect customer trade secrets or confidential or proprietary information; or (iv) Employee’s violation of any Company policy or rule.
Tax Matters. The Company does not make any representation as to the federal, state, local, or jurisdictional tax consequences that may result from receipt of payment under this Agreement. This Agreement shall be administered and interpreted in all respects in a manner such that it is exempt from section 409A of the Internal Revenue Code of 1986, as amended (“Code”) as a short-term deferral within the meaning thereof and, if such exemption is not possible, that it complies with section 409A of the Code.
Amendment and Termination. This Agreement may only be amended or terminated through express written agreement of the parties.
Nonalienation of Benefits. Except as expressly provided herein, Employee shall not have the power or right to transfer, alienate, or otherwise encumber Employee’s interest under this Agreement.
Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which it is required by any law or regulation of any governmental authority.
Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota, without reference to the principles of conflict of laws.
At-Will Employment. Nothing about this Agreement shall be construed to change the at-will nature of a US Employee’s employment with the Company and shall in no way limit the Company’s rights to terminate
1

any Employee’s employment. This Agreement shall not constitute evidence of any contract of employment.
2

IN WITNESS WHEREOF, the parties have executed this Transaction Incentive Award Agreement on the date first above written.

VISTA OUTDOOR INC.

By:
	Name:	[Name]
	Title:	[Title]

[EMPLOYEE]

By:
	Name:	[Employee Name]
3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.
Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Revelyst Charter or the Revelyst Bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except that such provision may not limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payment of dividends or stock purchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any derivative action. The Revelyst Charter will provide that, to the fullest extent permitted under Delaware law, no Revelyst director or officer shall be liable to Revelyst or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.
The Revelyst Bylaws will require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of Revelyst), by reason of the fact that such person is or was a director or officer of Revelyst, or, while a director or officer of Revelyst, is or was serving at the request of Revelyst as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees), judgments, damages, liabilities, losses, penalties, fines and amounts paid in settlement actually incurred or paid by such person in connection with such action, suit or proceeding to the fullest extent permitted by law. In addition, the Revelyst Bylaws will require indemnification, to the fullest extent permitted under Delaware law, of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of
Revelyst by reason of the fact that such person is or was a director or officer of Revelyst, or, while a director or officer of Revelyst, is or was serving at the request of Revelyst as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, employee benefit plan or other legal entity or enterprise (including the heirs, executors, administrators or estate of such person), against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Revelyst; except that no indemnification shall be provided in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Revelyst unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
In addition, the Revelyst Bylaws will provide that expenses incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by Revelyst in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Revelyst as authorized in the Revelyst Bylaws.
The indemnification rights to be provided in the Revelyst Bylaws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.
As permitted by Delaware law, the Revelyst Bylaws will authorize Revelyst to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Revelyst, or is or was serving at the request of Revelyst as a director, officer, employee, partner, member or agent of another enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.
Item 21.     Exhibits and Financial Statement Schedules.
The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of October 15, 2023, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (included as Annex A to the proxy statement/prospectus which is a part of this registration statement)†

2.2
Amended and Restated Separation Agreement, dated as of October 4, 2024, by and between Vista Outdoor Inc. and Revelyst, Inc. (included as Annex B to the proxy statement/prospectus which is a part of this registration statement)†

2.3
Employee Matters Agreement, dated as of October 15, 2023, by and between Vista Outdoor Inc. and Revelyst, Inc. (included as Annex C to the proxy statement/prospectus which is a part of this registration statement)†

2.4**
Stock Purchase Agreement, dated as of September 9, 2021, by and among Vista Outdoor Inc., the Seller Guarantors named therein, the Sellers named therein, WAWGD, Inc. (d/b/a Foresight Sports, Inc.), WAWGD NEWCO, Inc. and Fortis Advisors LLC, as Seller Representative†

2.5**
Share Purchase Agreement, dated as of June 30, 2022, by and among Fox Parent Holdings, LLC, Fox (Parent) Holdings, Inc., Vista Outdoor Operations LLC and Vista Outdoor Inc. (solely in its capacity as a guarantor)†

2.6**
Agreement and Plan of Merger, dated as of July 22, 2022, by and among Vista Outdoor Operations LLC, Trophy Merger Sub, LLC, Simms Fishing Products LLC, Shareholder Representative Services LLC, as the Equityholder Representative and Vista Outdoor Inc. (solely in its capacity as a guarantor)†

2.7
Amendment No. 1 to Agreement and Plan of Merger, dated May 27, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s (included as Annex A-2 to the proxy statement/prospectus which is a part of this registration statement)

2.8
Amendment No. 2 to Agreement and Plan of Merger, dated June 23, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s (included as Annex A-3 to the proxy statement/prospectus which is a part of this registration statement)

2.9
Amendment No. 3 to Agreement and Plan of Merger, dated July 7, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s (included as Annex A-4 to the proxy statement/prospectus which is a part of this registration statement)

2.10
Amendment No. 4 to Agreement and Plan of Merger, dated July 21, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s (included as Annex A-5 to the proxy statement/prospectus which is a part of this registration statement)

2.11
Amendment No. 5 to Agreement and Plan of Merger, dated September 12, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s (included as Annex A-6 to the proxy statement/prospectus which is a part of this registration statement)

2.12
Amendment No. 6 to Agreement and Plan of Merger, dated October 4, 2024, among Vista Outdoor Inc., Revelyst, Inc., CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s (included as Annex A-7 to the proxy statement/prospectus which is a part of this registration statement)

2.13
Agreement and Plan of Merger, dated as of October 4, 2024, among Vista Outdoor Inc., Revelyst, Inc., Cabin Ridge Inc. and Olibre LLC (included as Annex F to the proxy statement/prospectus which is a part of this registration statement)

3.1**	Form of Amended and Restated Certificate of Incorporation of Revelyst, Inc.

3.2**	Form of Amended and Restated Bylaws of Revelyst, Inc.

5.1**	Opinion of Cravath, Swaine & Moore LLP as to the validity of the securities being registered

10.1	Form of Transition Services Agreement between Vista Outdoor Inc. and Revelyst, Inc. (included as Annex D to the proxy statement/prospectus which is a part of this registration statement)†

10.2**	Form of Revelyst, Inc. Stock Incentive Plan

10.3**	Form of Revelyst, Inc. Employee Stock Purchase Plan

10.4**	Form of Revelyst, Inc. Income Security Plan

10.5**	Form of Revelyst, Inc. Executive Severance Plan

10.6**	Employment Agreement, dated as of July 20, 2023, by and between Vista Outdoor Inc. and Eric Nyman

21.1	List of subsidiaries of Revelyst, Inc.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Vista Outdoor Inc.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Revelyst, Inc.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Revelyst Business

23.4	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1 hereto)

24.1**	Power of Attorney

99.3**	Form of Vista Outdoor Inc. Proxy Card

99.4	Opinion of Morgan Stanley & Co. LLC dated October 15, 2023 (included as Annex G to the proxy statement/prospectus which is a part of this registration statement)

99.5	Opinion of Moelis & Company LLC dated October 15, 2023 (included as Annex H to the proxy statement/prospectus which is a part of this registration statement)

99.6	Consent of Morgan Stanley & Co. LLC

99.7	Consent of Moelis & Company LLC

99.8**	Consent of Michael Callahan to be named as director

99.9**	Consent of Gerard Gibbons to be named as director

99.10**	Consent of Bruce Grooms to be named as director

99.11**	Consent of Gary L. McArthur to be named as director

99.12**	Consent of Eric Nyman to be named as director

99.13**	Consent of Michael D. Robinson to be named as director

99.14**	Consent of Robert M. Tarola to be named as director

99.15**	Consent of Lynn M. Utter to be named as director
99.16	Opinion of Morgan Stanley & Co. LLC dated July 7, 2024 (included as Annex I to the proxy statement/prospectus which is a part of this registration statement)

99.17	Opinion of Moelis & Company LLC dated July 7, 2024 (included as Annex J to the proxy statement/prospectus which is a part of this registration statement)

99.18	Opinion of Morgan Stanley & Co. LLC dated October 4, 2024 (included as Annex K to the proxy statement/prospectus which is a part of this registration statement)

99.19	Opinion of Moelis & Company LLC dated October 4, 2024 (included as Annex L to the proxy statement/prospectus which is a part of this registration statement)

107**	Filing Fee Table
__________________
*To be filed by amendment.
**Previously filed.
†Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) or 601(b)(10), as applicable, of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.
Item 22.     Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
•to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement); and
•to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
•any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
•the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
•any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(d)The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(f)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(g)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the [8th] day of October, 2024.

REVELYST, INC.

By:	/s/ Eric Nyman
Name: Eric Nyman
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on October [8], 2024:

Signature	Title

Principal Executive Officer

/s/ Eric Nyman	President and Chief Executive Officer
Eric Nyman

Principal Financial and Accounting Officer

*	Chief Financial Officer
Andrew J. Keegan

Directors

*	Director
Andrew J. Keegan

*	Director
Jung Choi

*	Signed pursuant to Power of Attorney dated January 16, 2024, included as part of the signature page to the Registration Statement on Form S-4 for Revelyst, Inc. filed on January 16, 2024.

By:	/s/ Eric Nyman
Eric Nyman
Attorney-in-fact
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